As filed with the Securities and Exchange Commission on April 21, 2025
No. 333-285881
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
IKENA ONCOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2836 (Primary Standard Industrial Classification Code Number)	81-1697316 (I.R.S. Employer Identification No.)

Ikena Oncology, Inc.
645 Summer Street, Suite 101
Boston, MA 02210
(857) 273-8343
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Jotin Marango, M.D., Ph.D.
Chief Financial Officer, Chief Operating Officer and Head of Corporate Development
Ikena Oncology, Inc.
645 Summer Street, Suite 101
Boston, MA 02210
(857) 273-8343
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of all communications, including communications sent to agent for service, should be sent to:

Richard A. Hoffman, Esq. John T. Haggerty, Esq. Stephanie Richards, Esq. Amanda Gill, Esq. Lauren Visek, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Patrick Loofbourrow, Esq. Rama Padmanabhan, Esq. Asa M. Henin, Esq. Cooley LLP 10265 Science Center Drive San Diego, CA 92121 (858) 550-6000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED APRIL 21, 2025

PROPOSED MERGER
YOUR VOTE IS VERY IMPORTANT
To the Stockholders of Ikena Oncology, Inc.,
Ikena Oncology, Inc., a Delaware corporation (“Ikena”), and Inmagene Biopharmaceuticals, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (“Inmagene”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) on December 23, 2024, pursuant to which, among other matters, Insight Merger Sub I, a direct, wholly owned subsidiary of Ikena (“Merger Sub I”), will merge with and into Inmagene, with Inmagene surviving as a wholly owned subsidiary of Ikena (such transaction, the “First Merger”), and immediately after the First Merger, the surviving entity will merge with and into Insight Merger Sub II, a direct, wholly owned subsidiary of Ikena (“Merger Sub II”), with Merger Sub II surviving as a wholly owned subsidiary of Ikena (such transaction, the “Second Merger” and, collectively with the First Merger, as appropriate, the “Merger”). The surviving corporation following the Merger is referred to herein as the “combined company.”
At the effective time of the First Merger (the “first effective time”), (i) each ordinary share of Inmagene, par value $0.00005 per share (“Inmagene ordinary shares”), and each preferred share of Inmagene, par value $0.00005 per share (“Inmagene preferred shares” and, together with the Inmagene ordinary shares, “Inmagene shares”), (other than shares held as treasury shares and shares with respect to which the holder thereof has validly exercised and not effectively withdrawn or lost such holder’s right to dissent from the Merger in accordance with Section 238 of the Companies Act (As Revised) of the Cayman Islands (the “CICA”) (“Dissenting Shares”)) will be converted into the right to receive a number of shares of common stock of Ikena, par value $0.001 per share (“Ikena common stock”), calculated by reference to the Exchange Ratio (as defined and described in more detail in the section titled “The Merger Agreement—Exchange Ratio” beginning on page 195 of the accompanying proxy statement/prospectus) and (ii) each then outstanding and unexercised option to purchase Inmagene ordinary shares will be converted into an option to purchase shares of Ikena common stock, with the number of shares and exercise price adjusted to reflect the Exchange Ratio. The Exchange Ratio formula is derived based upon an Inmagene fixed valuation of $150 million and an Ikena equity value of $120 million, and the final Exchange Ratio is subject to adjustment prior to the first effective time based upon, among other things, Ikena’s net cash (as defined and described in more detail in the section titled “The Merger Agreement—Determination of Ikena’s Net Cash” beginning on page 196 of the accompanying proxy statement/prospectus). As a result, Ikena stockholders could own more, and Inmagene securityholders could own less, or vice versa, of the combined company. Based on Ikena’s and Inmagene’s capitalization as of March 31, 2025, and assuming Ikena’s net cash is $100 million, the Exchange Ratio was estimated to be equal to 0.037259 shares of Ikena common stock for each share of Inmagene ordinary shares, which estimated Exchange Ratio did not give effect to the proposed reverse stock split described elsewhere in this proxy statement/prospectus.
The following table illustrates a range of Exchange Ratios (including a high and a low range) at various figures of Ikena net cash, which estimated Exchange Ratios do not give effect to the proposed reverse stock split or any other Ikena Legacy Proceeds (as defined in the Merger Agreement):

Ikena Net Cash	Exchange Ratio
$102.00 million (high range).	0.035780
$101.75 million	0.035780
$100.00 million (target)	0.037259
$96.75 million	0.037259
$95.00 million (low range)	0.038806

In connection with the Merger, at the first effective time, each outstanding and unexercised option to purchase Inmagene ordinary shares will be converted into an option to purchase shares of Ikena common stock, with the number of shares and exercise price being appropriately adjusted to reflect the Exchange Ratio between Ikena common stock and Inmagene shares, determined in accordance with the Merger Agreement.
Each share of Ikena common stock issued and outstanding at the time of the Merger will remain issued and outstanding, and, subject to the proposed reverse stock split and any acceleration of equity awards provided for in connection with the Merger, will be unaffected by the Merger.

Prior to the closing of the Merger, Ikena’s board of directors (the “Ikena board”) will adopt appropriate resolutions and take all other actions necessary and appropriate to provide that the vesting of each unexpired, unexercised and unvested option to purchase Ikena common stock (each, an “Ikena option”) will be accelerated in full effective as of immediately prior to the first effective time, contingent on the occurrence of the closing, and each unexpired, unexercised and fully vested Ikena option (i) granted under the Ikena 2021 Stock Option and Incentive Plan (each, a “2021 Ikena option”) will automatically be cancelled and extinguished as of the first effective time and, in exchange therefor, each former holder of any such 2021 Ikena option will have the right to receive from Ikena or the combined company a number of shares of Ikena common stock equal to the Option Value (as defined below), and (ii) granted under the Ikena 2016 Stock Incentive Plan (each, a “2016 Ikena option”) will remain outstanding pursuant to its terms, unless the holder of such 2016 Ikena option will have agreed for such 2016 Ikena option to be cancelled and extinguished as of the first effective time and, in exchange therefor, each former holder of any such 2016 Ikena option will have the right to receive from Ikena or the combined company a number of shares of Ikena common stock equal to the Option Value. As of the first effective time, each unexpired and unexercised Ikena option with a per share exercise price or strike price that is equal to or greater than $2.3647 (the “Ikena In-the-Money Price”) will be cancelled for no consideration.
“Option Value” is equal to (A) the product of (x) the aggregate number of shares of Ikena common stock subject to or underlying such Ikena option multiplied by (y) (i) the Ikena In-the-Money Price, minus (ii) the exercise or strike price of the Ikena option, divided by (B) the Ikena In-The-Money Price. Notwithstanding anything herein to the contrary, the tax withholding obligations required by law for each holder receiving shares of Ikena common stock in accordance with the preceding sentence will be satisfied by Ikena withholding from issuance that number of shares of Ikena common stock calculated by multiplying the required statutory withholding rate for such holder in connection with such issuance by the number of shares of Ikena common stock to be issued in accordance with the preceding sentence, and rounding up to the nearest whole share and remitting such withholding in cash to the appropriate taxing authorities.
In addition, on December 23, 2024, Ikena entered into subscription agreements (“subscription agreements”) with certain investors, pursuant to which Ikena has agreed to sell, and such investors have agreed to purchase, shares of Ikena common stock at a purchase price per share equal to the Aggregate Valuation (as defined below) divided by Post-Closing Ikena Shares (as defined below), for an aggregate purchase price of $75 million, immediately following the effective time of the Second Merger (such transaction, the “Ikena concurrent financing”). Ikena and the investors participating in the Ikena concurrent financing have also agreed to enter into a registration rights agreement (“registration rights agreement”) at the closing of the Ikena concurrent financing, pursuant to which, among other things, the combined company will agree to provide for the registration and resale of certain shares of Ikena common stock that are held by the investors participating in the Ikena concurrent financing from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act,” and such rule, “Rule 415”). The closing of the Ikena concurrent financing is conditioned upon the satisfaction or waiver of each of the conditions to the closing of the Merger as well as certain other conditions. Ikena will immediately contribute the proceeds from the Ikena concurrent financing to Merger Sub II (which Inmagene will be merged into) as a capital contribution to fund the development of IMG-007, Inmagene's anti-OX40 monoclonal antibody asset, and for working capital and general corporate purposes. The Ikena concurrent financing is more fully described in the section titled “The Merger Agreement—Subscription Agreements and Registration Rights Agreement” beginning on page 216 of the accompanying proxy statement/prospectus.
Immediately after the First Merger, based on the estimated Exchange Ratio, it is expected that (i) the Inmagene securityholders immediately before the First Merger will own approximately 55.6% of the aggregate number of shares of the combined company’s common stock and (ii) Ikena securityholders immediately before the First Merger will own approximately 44.4% of the aggregate number of shares of the combined company’s common stock, in each case, on a fully diluted basis calculated using the treasury stock method. Immediately after the Merger and the Ikena concurrent financing, based on the estimated Exchange Ratio, it is expected that (i) the Inmagene securityholders immediately before the First Merger will own approximately 43.5% of the aggregate number of shares of the combined company’s common stock, (ii) Ikena securityholders immediately before the First Merger will own approximately 34.6% of the aggregate number of shares of the combined company’s common stock, in the case of clause (i) and this clause (ii), on a fully diluted basis calculated using the treasury stock method, and (iii) the investors in the Ikena concurrent financing will own approximately 21.9% of the aggregate number of shares of the combined company’s common stock.

Shares of Ikena common stock are currently listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “IKNA.” Ikena has filed an initial listing application for the combined company with Nasdaq. After completion of the Merger, Ikena will be renamed “ImageneBio, Inc.” and it is expected that the common stock of the combined company will trade on Nasdaq under the symbol “IMA.” On   , 2025, the last trading day before the date of the accompanying proxy statement/prospectus, the closing sale price of Ikena common stock was $   per share.
Ikena stockholders are cordially invited to attend the 2025 annual meeting of Ikena stockholders (the “Ikena annual meeting”). The Ikena annual meeting is being held on  , 2025, at    Eastern Time, unless postponed or adjourned to a later date, in order to obtain the stockholder approvals necessary to complete the Merger, the Ikena concurrent financing and related matters. The Ikena annual meeting will be held entirely online. Ikena stockholders will be able to attend and participate in the Ikena annual meeting by registering at www.virtualshareholdermeeting.com/IKNA2025 where they will be able to listen to the meeting live, submit questions and vote. At the Ikena annual meeting, Ikena will ask its stockholders to:
1.
Approve the issuance of shares of Ikena common stock to (i) the securityholders of Inmagene, pursuant to the terms of the Merger Agreement, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus, and (ii) certain investors in the Ikena concurrent financing, pursuant to the terms of the subscription agreements, the form of which is filed as Exhibit 10.26 to this registration statement, which will (a) represent more than 20% of the shares of Ikena common stock outstanding immediately prior to the Merger and (b) result in the change of control of Ikena, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively (the “Nasdaq Stock Issuance Proposal” or “Proposal No. 1”);

2.
Approve an amendment to Ikena’s fifth amended and restated certificate of incorporation (“Ikena’s charter”) to effect a reverse stock split of Ikena’s issued and outstanding common stock at a ratio in the range from 1:    to 1:    , inclusive, with the final ratio to be mutually agreed to by Ikena and Inmagene, in the form attached as Annex I to the accompanying proxy statement/prospectus (the “Reverse Stock Split Proposal” or “Proposal No. 2”);

3.
Elect three Class I directors to the Ikena board to hold office until the 2028 Ikena annual meeting and until his or her respective successor has been duly elected and qualified, or until his or her earlier death, resignation or removal (the “Director Election Proposal” or “Proposal No. 3”);

4.
Ratify the appointment of Ernst & Young LLP as Ikena’s independent registered public accounting firm for the fiscal year ending December 31, 2025, provided that PricewaterhouseCoopers LLP is expected to be appointed for that fiscal year if the Merger is completed (the “Auditor Ratification Proposal” or “Proposal No. 4”);

5.
Approve the 2025 Plan (as defined in the accompanying proxy statement/prospectus) in the form attached as Annex J to the accompanying proxy statement/prospectus, which will become effective as of and contingent on the completion of the Merger (the “2025 Plan Proposal” or “Proposal No. 5”);

6.
Approve the ESPP (as defined in the accompanying proxy statement/prospectus) in the form attached as Annex K to the accompanying proxy statement/prospectus, which will become effective as of and contingent on the completion of the Merger (the “ESPP Proposal” or “Proposal No. 6”);

7.
Approve an adjournment of the Ikena annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Nasdaq Stock Issuance Proposal and/or the Reverse Stock Split Proposal (the “Adjournment Proposal” or “Proposal No. 7”); and

8.	Transact such other business as may properly come before the stockholders at the Ikena annual meeting or any adjournment or postponement thereof.
As described in the accompanying proxy statement/prospectus, certain Ikena stockholders who in the aggregate owned approximately 25.80% of the outstanding shares of Ikena capital stock as of February 28, 2025, and certain Inmagene shareholders who in the aggregate owned approximately 76.14% of the outstanding Inmagene shares as of February 28, 2025, are parties to support agreements with Ikena and Inmagene, respectively, whereby such stockholders or shareholders, as applicable, have agreed to vote (i) in the case of Ikena stockholders, in favor of (a) the issuance of shares of Ikena common stock that represent (or are convertible into) more than 20% of the shares of Ikena common stock outstanding immediately prior to the Merger to the securityholders of Inmagene in connection with the contemplated transactions, pursuant to the Nasdaq rules, (b) the change of control of Ikena resulting from the Merger pursuant to the Nasdaq rules, (c) the approval and adoption of the 2025 Plan and the ESPP, and (d) if deemed necessary or appropriate by the parties or as otherwise required by applicable law, an amendment to Ikena’s certificate of incorporation to effect the reverse stock split or to approve an increase in the number of authorized shares of Ikena common stock, and (ii) in the case of Inmagene shareholders, in favor of the Merger and the transactions contemplated thereby, in each case, subject to the terms of the support agreements. Following the effectiveness of the registration statement on Form S-4 of which the accompanying proxy statement/prospectus is a part, and pursuant to the Merger Agreement, Inmagene shall seek to obtain approval for the Merger Agreement and the transactions contemplated thereby from shareholders holding a sufficient number of Inmagene shares to adopt and approve such matters at an extraordinary general meeting of Inmagene’s shareholders.
After careful consideration, each of the Ikena board and Inmagene’s board of directors (the “Inmagene board”) have approved the Merger Agreement and the transactions contemplated thereby and have determined that it is advisable to consummate the Merger. The Ikena board has approved the proposals described in the accompanying proxy statement/prospectus and unanimously recommends that its stockholders vote “FOR” the proposals described in the accompanying proxy statement/prospectus.
More information about Ikena, Inmagene, the Merger Agreement and transactions contemplated thereby, and the foregoing proposals is contained in the accompanying proxy statement/prospectus. Ikena urges you to read the accompanying proxy statement/prospectus carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 29 OF THE ACCOMPANYING PROXY STATEMENT/ PROSPECTUS.
Ikena is excited about the opportunities the Merger brings to Ikena’s stockholders and thanks you for your consideration and continued support.
Mark Manfredi, Ph.D.
President and Chief Executive Officer
Ikena Oncology, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The accompanying proxy statement/prospectus is dated   , 2025, and is first being mailed to Ikena’s stockholders on or about     , 2025.

IKENA ONCOLOGY, INC.
645 Summer Street, Suite 101
Boston, MA 02210
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To the stockholders of Ikena Oncology, Inc.:
On behalf of the Ikena board, we are pleased to deliver this proxy statement/prospectus for the proposed Merger between Ikena and Inmagene, pursuant to which, among other matters, Merger Sub I will merge with and into Inmagene, with Inmagene surviving as a wholly owned subsidiary of Ikena, and immediately after, the surviving entity will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of Ikena.
The Ikena annual meeting will be held on   , 2025 at    Eastern Time, unless postponed or adjourned to a later date. The Ikena annual meeting will be held entirely online. You will be able to attend and participate in the Ikena annual meeting by registering at www.virtualshareholdermeeting.com/IKNA2025. Upon entry of your control number and other required information, you will receive further instructions via email that provide you access to the Ikena annual meeting and to vote and submit questions during the Ikena annual meeting. The Ikena annual meeting will be held for the following purposes, which are collectively referred to as the “Proposals”:
1.
To approve the issuance of shares of Ikena common stock to (i) the securityholders of Inmagene, pursuant to the terms of the Merger Agreement, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus, and (ii) certain investors in the Ikena concurrent financing, pursuant to the terms of the subscription agreements, the form of which is filed as Exhibit 10.26 to this registration statement, which will (a) represent more than 20% of the shares of Ikena common stock outstanding immediately prior to the Merger and (b) result in the change of control of Ikena, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively;

2.
To approve an amendment to Ikena’s charter to effect a reverse stock split of Ikena’s issued and outstanding common stock at a ratio in the range from 1:    to 1:   , inclusive, with the final ratio to be mutually agreed to by Ikena and Inmagene, in the form attached as Annex I to the accompanying proxy statement/prospectus;

3.
To elect three Class I directors to the Ikena board to hold office until the 2028 Ikena annual meeting and until his or her respective successor has been duly elected and qualified, or until his or her earlier death, resignation or removal;

4.
To ratify the appointment of Ernst & Young LLP as Ikena’s independent registered public accounting firm for the fiscal year ending December 31, 2025, provided that PricewaterhouseCoopers LLP is expected to be appointed for that fiscal year if the Merger is completed;

5.	To approve the 2025 Plan in the form attached as Annex J to the accompanying proxy statement/ prospectus;
6.	To approve the ESPP in the form attached as Annex K to the accompanying proxy statement/prospectus;
7.
To approve an adjournment of the Ikena annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Nasdaq Stock Issuance Proposal and/or the Reverse Stock Split Proposal; and

8.	To transact such other business as may properly come before the stockholders at the Ikena annual meeting or any adjournment or postponement thereof.
The Ikena board has fixed   , 2025 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Ikena annual meeting and any adjournment or postponement thereof. Only holders of record of shares of Ikena common stock at the close of business on the record date are entitled to notice of, and to vote at, the Ikena annual meeting. At the close of business on the record date, Ikena had    shares of common stock outstanding and entitled to vote.

Your vote is important. The affirmative vote of a majority of the total votes cast by the holders of Ikena common stock entitled to vote at the Ikena annual meeting, assuming a quorum is present, is required for the approval of Proposal Nos. 1, 5 and 6. The affirmative votes cast by holders of Ikena common stock entitled to vote at the Ikena annual meeting must exceed the votes cast against by such holders for approval of Proposal No. 2, assuming a quorum is present. The affirmative vote of a plurality of the votes properly cast by the holders of Ikena common stock entitled to vote at the Ikena annual meeting, assuming a quorum is present, is required for the election of each director nominated via Proposal No. 3. The affirmative vote of a majority of the votes properly cast for and against by the holders of Ikena common stock entitled to vote at the Ikena annual meeting, assuming a quorum is present, is required for approval of Proposal Nos. 4 and 7. Each of Proposal No. 1 and Proposal No. 2 is a condition to completion of the Merger. The closing of the Ikena concurrent financing is conditioned upon the satisfaction or waiver of each of the conditions to the closing of the Merger as well as certain other conditions. Therefore, the Merger and the Ikena concurrent financing cannot be consummated without the approval of Proposal Nos. 1 and 2. The issuance of Ikena common stock in connection with the Merger and the Ikena concurrent financing and the change of control of Ikena resulting from the Merger and the Ikena concurrent financing will not take place unless Proposal Nos. 1 and 2 are approved by Ikena stockholders and the reverse stock split is effected and the Merger is consummated. The amendment to Ikena’s charter to effect a reverse stock split of Ikena’s issued and outstanding common stock will not take place unless Proposal No. 2 is approved by the requisite Ikena stockholders. Ikena may still elect to proceed with the reverse stock split if Proposal No. 2 is approved by Ikena stockholders even if Proposal No. 1 is not approved, or even if approved, the Merger is not consummated. Additionally, Proposal No. 5 and Proposal No. 6 are each conditioned on the consummation of the Merger. Therefore, if Proposal No. 1 and Proposal No. 2 are not approved and the Merger is not consummated, Proposal No. 5 and Proposal No. 6 will each have no effect, even if one or both are approved by Ikena stockholders.
Even if you plan to virtually attend the Ikena annual meeting, Ikena requests that you sign and return the enclosed proxy or vote by mail, by phone or online to ensure that your shares will be represented at the Ikena annual meeting if you are unable to virtually attend. You may change or revoke your proxy at any time before it is voted at the Ikena annual meeting.
THE IKENA BOARD HAS UNANIMOUSLY DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF IKENA AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE IKENA BOARD UNANIMOUSLY RECOMMENDS THAT IKENA STOCKHOLDERS VOTE “FOR” EACH SUCH PROPOSAL.
The proxy statement/prospectus and annual report to stockholders are available at
www.virtualshareholdermeeting.com/IKNA2025
By Order of the Ikena Board of Directors,
Mark Manfredi, Ph.D.
President and Chief Executive Officer

     , 2025

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates certain information about Ikena Oncology, Inc. that is not included in or delivered with this document. You may obtain this information without charge through the Securities and Exchange Commission (“SEC”) website (www.sec.gov) or upon your oral or written request by contacting the Corporate Secretary of Ikena by calling 857-273-8342 or via mail to 645 Summer Street, Suite 101, Boston, Massachusetts 02210, Attention: Corporate Secretary.
To ensure timely delivery of these documents, any request should be made no later than      , 2025, which is five business days prior to the date of the Ikena annual meeting, in order to receive them before the Ikena annual meeting.
For additional details about where you can find information about Ikena, please see the section titled “Where You Can Find More Information” beginning on page 391 of this proxy statement/prospectus.

i

QUESTIONS AND ANSWERS
Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus does not give effect to the proposed reverse stock split described in Proposal No. 2 of this proxy statement/prospectus.
The following section provides answers to frequently asked questions about the Merger. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.
Q:	What is the Merger?
A:
On December 23, 2024, Ikena, Inmagene, Merger Sub I and Merger Sub II entered into the Merger Agreement, a copy of which is attached as Annex A. The Merger Agreement contains the terms and conditions of the proposed Merger. Pursuant to the Merger Agreement, Merger Sub I will merge with and into Inmagene, with Inmagene surviving as a wholly owned subsidiary of Ikena, and immediately after, the surviving entity will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of Ikena. These transactions are collectively referred to in this proxy statement/prospectus as the “Merger.” At the effective time of the Second Merger (the “second effective time”), Ikena will be renamed “ImageneBio, Inc.” The surviving corporation following the Merger is referred to herein as the “combined company.”

At the first effective time, (i) any Inmagene ordinary shares held as treasury shares immediately prior to the first effective time will be cancelled and will cease to exist with no consideration delivered in exchange therefor, (ii) each Inmagene share outstanding immediately prior to the first effective time (excluding Inmagene shares held as treasury shares and Dissenting Shares) will be automatically converted solely into the right to receive such number of validly issued, fully paid and nonassessable shares of Ikena common stock equal to the Exchange Ratio described in more detail in the section titled “The Merger Agreement—Exchange Ratio” beginning on page 195 of the accompanying proxy statement/prospectus and (iii) each then outstanding and unexercised option to purchase Inmagene ordinary shares will be converted into an option to purchase shares of Ikena common stock, with the number of shares and exercise price adjusted to reflect the Exchange Ratio.
If any Inmagene shares outstanding immediately prior to the first effective time are unvested or are subject to a repurchase option or a risk of forfeiture, then the shares of Ikena common stock issued in exchange for such Inmagene shares will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Ikena common stock shall accordingly be marked with appropriate legends. No fractional shares of Ikena common stock will be issuable to Inmagene shareholders pursuant to the Merger, and no certificates or scrip for any such fractional shares shall be issued, with no cash being paid for any fractional share eliminated by such rounding.
Each share of Ikena common stock issued and outstanding at the time of the Merger will remain issued and outstanding, and, subject to the proposed reverse stock split and any acceleration of equity awards provided for in connection with the Merger, will be unaffected by the Merger.
Prior to the closing, the Ikena board will adopt appropriate resolutions and take all other actions necessary and appropriate to provide that the vesting of each unexpired, unexercised and unvested Ikena option will be accelerated in full, effective as of immediately prior to the first effective time, contingent on the occurrence of the closing, and each unexpired, unexercised and fully vested (i) 2021 Ikena option will automatically be cancelled and extinguished as of the first effective time and, in exchange therefor, each former holder of any such 2021 Ikena option will have the right to receive from Ikena or the combined company a number of shares of Ikena common stock equal to the Option Value and (ii) 2016 Ikena option will remain outstanding pursuant to its terms, unless the holder of such 2016 Ikena option will have agreed for such 2016 Ikena option to be cancelled and extinguished as of the first effective time and, in exchange therefor, each former holder of any such 2016 Ikena option will have the right to receive from Ikena or the combined company a number of shares of Ikena common stock equal to the Option Value. As of the first effective time, each unexpired and unexercised Ikena option with a per share exercise price or strike price that is equal to or greater than the Ikena In-the-Money Price will be cancelled for no consideration.
Immediately after the First Merger, based on the estimated Exchange Ratio, it is expected that (i) the Inmagene securityholders immediately before the First Merger will own approximately 55.6% of the aggregate number of shares of the combined company’s common stock and (ii) Ikena securityholders immediately before the First

Merger will own approximately 44.4% of the aggregate number of shares of the combined company’s common stock, in each case, on a fully diluted basis calculated using the treasury stock method. Immediately after the Merger and the Ikena concurrent financing, based on the estimated Exchange Ratio, it is expected that (i) the Inmagene securityholders immediately before the First Merger will own approximately 43.5% of the aggregate number of shares of the combined company’s common stock, (ii) Ikena securityholders immediately before the First Merger will own approximately 34.6% of the aggregate number of shares of the combined company’s common stock, in the case of clause (i) and this clause (ii), on a fully diluted basis calculated using the treasury stock method, and (iii) the investors in the Ikena concurrent financing will own approximately 21.9% of the aggregate number of shares of the combined company’s common stock.
Q:	Why are the two companies proposing to merge?
A:
Ikena and Inmagene believe that combining the two companies will result in a substantially capitalized, clinical-stage biotechnology company advancing the development of innovative and differentiated therapies for immunological and inflammatory (“I&I”) diseases, including Inmagene’s lead asset, IMG-007, a non-depleting anti-OX40 monoclonal antibody initially being evaluated in atopic dermatitis (‘‘AD”). For a more complete description of the reasons for the Merger, please see the sections titled “The Merger—Ikena’s Reasons for the Merger” and “The Merger—Inmagene’s Reasons for the Merger” beginning on pages 168 and 171, respectively, of this proxy statement/prospectus.

Q:	Why am I receiving this proxy statement/prospectus?
A:	You are receiving this proxy statement/prospectus because you have been identified as a stockholder of Ikena as of the record date. This document serves as:
•	a proxy statement of Ikena used to solicit proxies for the Ikena annual meeting to vote on the matters set forth herein; and
•	a prospectus of Ikena used to offer shares of Ikena common stock in exchange for Inmagene shares in the Merger.
Q:	What is the Ikena concurrent financing?
A:
On December 23, 2024, Ikena entered into the subscription agreements with certain investors, pursuant to which Ikena has agreed to sell, and such investors have agreed to purchase, shares of Ikena common stock at a purchase price per share equal to the Aggregate Valuation divided by Post-Closing Ikena Shares, for an aggregate purchase price of $75.0 million, immediately following the second effective time. Ikena and the investors participating in the Ikena concurrent financing have also agreed to enter into the registration rights agreement at the closing of the Ikena concurrent financing, pursuant to which, among other things, the combined company will agree to provide for the registration and resale of certain shares of Ikena common stock that are held by the investors participating in the Ikena concurrent financing from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”). The closing of the Ikena concurrent financing is conditioned upon the satisfaction or waiver of the conditions set forth in the subscription agreements and of each of the conditions to the closing of the Merger. Ikena will immediately contribute the proceeds from the Ikena concurrent financing to Merger Sub II (which Inmagene will be merged into) as a capital contribution to fund the development of IMG-007, Inmagene's anti-OX40 monoclonal antibody asset, and for working capital and general corporate purposes. Immediately following the Merger and the closing of the Ikena concurrent financing and based on the assumed Exchange Ratio, the investors in the Ikena concurrent financing are expected to own approximately 21.9% of the outstanding shares of the combined company.

Q:	What proposals will be voted on at the Ikena annual meeting in connection with the Merger?
A:
Pursuant to the terms of the Merger Agreement, the following proposals must be approved by the Required Insight Stockholder Vote (as defined in the Merger Agreement) at the Ikena annual meeting in order for the Merger to close:

•	Proposal No. 1—The Nasdaq Stock Issuance Proposal to approve the issuance of shares of Ikena common stock to (i) the securityholders of Inmagene, pursuant to the terms of the Merger Agreement, and

(ii) certain investors in the Ikena concurrent financing, pursuant to the terms of the subscription agreements, which will (a) represent more than 20% of the shares of Ikena common stock outstanding immediately prior to the Merger and (b) result in the change of control of Ikena, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively; and
•
Proposal No. 2—The Reverse Stock Split Proposal to approve an amendment to Ikena’s charter to effect a reverse stock split of Ikena’s issued and outstanding common stock at a ratio in the range from 1:   to 1:   , inclusive, with the final ratio to be mutually agreed to by Ikena and Inmagene, in the form attached as Annex I to the accompanying proxy statement/prospectus.

Each of Proposal Nos. 1 and 2 is a condition to the completion of the Merger. The closing of the Ikena concurrent financing is conditioned upon the satisfaction or waiver of each of the conditions to the closing of the Merger as well as certain other conditions. The issuance of Ikena common stock in connection with the Merger and the Ikena concurrent financing and the change of control of Ikena resulting from the Merger and the Ikena concurrent financing will not take place unless Proposal No. 1 and Proposal No. 2 are approved by the required Ikena stockholders and the Merger is consummated. The amendment to Ikena’s charter to effect a reverse stock split of Ikena’s issued and outstanding common stock will not take place unless Proposal No. 2 is approved by the required Ikena stockholders. Ikena may still elect to proceed with the reverse stock split if Proposal No. 2 is approved by Ikena’s stockholder even if Proposal No. 1 is not approved, or even if approved, the Merger is not consummated.
In addition to the requirement of obtaining the approval of the required Ikena stockholders of Proposal Nos. 1 and 2, the closing of the Merger is subject to the satisfaction or waiver of each of the other closing conditions set forth in the Merger Agreement. In the event of a waiver of a condition, the Ikena board will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of stockholder approval is necessary. For a more complete description of the closing conditions under the Merger Agreement, please see the section titled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 199 of this proxy statement/prospectus.
The presence of the holders of a majority of the shares of Ikena common stock entitled to vote, present in person or represented by proxy, at the Ikena annual meeting is necessary to constitute a quorum at the meeting for the Proposals.
Q:	What proposals are to be voted on at the Ikena annual meeting, other than the Nasdaq Stock Issuance Proposal and the Reverse Stock Split Proposal?
A:	At the Ikena annual meeting, the holders of Ikena common stock will also be asked to consider the following proposals:
•
Proposal No. 3—The Director Election Proposal to elect three Class I directors to the Ikena board to hold office until the 2028 Ikena annual meeting and until his or her respective successor has been duly elected and qualified, or until his or her earlier death, resignation or removal;

•
Proposal No. 4—The Auditor Ratification Proposal to ratify the appointment of Ernst & Young LLP as Ikena’s independent registered public accounting firm for the fiscal year ending December 31, 2025, provided that PricewaterhouseCoopers LLP is expected to be appointed for that fiscal year if the Merger is completed;

•	Proposal No. 5—The 2025 Plan Proposal to approve the 2025 Plan in the form attached as Annex J to the accompanying proxy statement/prospectus;
•	Proposal No. 6—The ESPP Proposal to approve the ESPP in the form attached as Annex K to the accompanying proxy statement/prospectus; and
•
Proposal No. 7—The Adjournment Proposal to approve an adjournment of the Ikena annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Nasdaq Stock Issuance Proposal and/or the Reverse Stock Split Proposal.

The approval of Proposals No. 3, 4, 5, 6 and 7 are not conditions to the Merger. Ikena does not expect that any matter other than the Proposals will be brought before the Ikena annual meeting.

The presence of the holders of a majority of the shares of Ikena common stock entitled to vote, present in person or represented by proxy, at the Ikena annual meeting is necessary to constitute a quorum at the meeting for the purpose of approving the Proposals.
As of the date of this proxy statement/prospectus, the Ikena board does not know of any business to be presented at the Ikena annual meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the Ikena annual meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.
Q:	What stockholder votes are required to approve the Proposals at the Ikena annual meeting?
A:
The presence of the holders of a majority of the shares of Ikena common stock entitled to vote, present in person or represented by proxy, at the Ikena annual meeting is necessary to constitute a quorum at the meeting. Abstentions or “WITHHOLD” votes and broker non-votes will be counted towards the presence of a quorum. The affirmative vote of a majority of the total votes cast by the holders of Ikena common stock entitled to vote at the Ikena annual meeting, assuming a quorum is present, is required for the approval of Proposal Nos. 1, 5 and 6. The affirmative votes cast by holders of Ikena common stock entitled to vote at the Ikena annual meeting must exceed the votes cast against by such holders for approval of Proposal No. 2, assuming a quorum is present. The affirmative vote of a plurality of the votes properly cast by the holders of Ikena common stock entitled to vote at the Ikena annual meeting, assuming a quorum is present, is required for the election of each director nominated via Proposal No. 3. The affirmative vote of a majority of the votes properly cast for and against by the holders of Ikena common stock entitled to vote at the Ikena annual meeting, assuming a quorum is present, is required for approval of Proposal Nos. 4 and 7. Each of Proposal No. 1 and Proposal No. 2 is a condition to completion of the Merger. The closing of the Ikena concurrent financing is conditioned upon the satisfaction or waiver of each of the conditions to the closing of the Merger as well as certain other conditions. Therefore, the Merger and the Ikena concurrent financing cannot be consummated without the approval of Proposal Nos. 1 and 2. The issuance of Ikena common stock in connection with the Merger and the Ikena concurrent financing and the change of control of Ikena resulting from the Merger and the Ikena concurrent financing will not take place unless Proposal Nos. 1 and 2 are approved by Ikena stockholders and the reverse stock split is effected and the Merger is consummated. The amendment to Ikena’s charter to effect a reverse stock split of Ikena’s issued and outstanding common stock will not take place unless Proposal No. 2 is approved by the requisite Ikena stockholders. Ikena may still elect to proceed with the reverse stock split if Proposal No. 2 is approved by Ikena’s stockholders even if Proposal No. 1 is not approved, or even if approved, the Merger is not consummated. Additionally, Proposal No. 5 and Proposal No. 6 are each conditioned on the consummation of the Merger. Therefore, if Proposal No. 1 and Proposal No. 2 are not approved and the Merger is not consummated, Proposal No. 5 and Proposal No. 6 will each have no effect, even if one or both are approved by Ikena stockholders.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions or “WITHHOLD” votes (as applicable), and broker non-votes. Abstentions or “WITHHOLD” votes and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Ikena annual meeting, but will not be counted as votes cast and will have no effect on the outcome of the vote for each proposal.
As of February 28, 2025, the directors and executive officers of Ikena owned or controlled no outstanding shares of Ikena common stock entitled to vote at the Ikena annual meeting. As of February 28, 2025, the Ikena stockholders that are party to a support agreement, including the directors and executive officers of Ikena, owned an aggregate number of shares of Ikena common stock representing approximately 25.80% of the outstanding shares of Ikena common stock. Each stockholder that entered into an Ikena support agreement, including the directors and executive officers of Ikena, has agreed to vote all shares of Ikena common stock owned by him, her or it as of the record date in favor of (i) the issuance of shares of Ikena common stock that represent (or are convertible into) more than 20% of the shares of Ikena common stock outstanding immediately prior to the Merger to the securityholders of Inmagene in connection with the contemplated transactions, pursuant to the Nasdaq rules, (ii) the change of control of Ikena resulting from the Merger pursuant to the Nasdaq rules, (iii) the approval and adoption of the 2025 Plan and the ESPP, and (iv) if deemed necessary or appropriate by the parties or as otherwise required by applicable law, an amendment to Ikena’s certificate of incorporation to effect the reverse stock split or to approve an increase in the number of authorized shares of Ikena common stock, and against any alternative acquisition proposals.
Q:	Who is entitled to vote?
A:
Only holders of record of Ikena common stock at the close of business on the record date of   , 2025, are entitled to notice of, and to vote at, the Ikena annual meeting. At the close of business on the record date, there were     registered holders of record of Ikena common stock and there were    shares of Ikena common stock issued and outstanding. Each share of Ikena common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval.

Q:	As an Ikena stockholder, how does the Ikena board recommend that I vote?
A:	After careful consideration, the Ikena board unanimously recommends that Ikena stockholders vote “FOR” all of the Proposals.
•
The Ikena board has determined and believes that the issuance of shares of Ikena’s common stock pursuant to the Merger Agreement and the subscription agreements is fair to, advisable and in the best interests of Ikena and its stockholders and has approved such issuance. The Ikena board unanimously recommends that Ikena stockholders vote “FOR” the Nasdaq Stock Issuance Proposal.

•
The Ikena board has determined and believes that it is fair to, advisable and in the best interests of Ikena and its stockholders to approve the amendment to Ikena’s charter to effect the reverse stock split, as described in this proxy statement/prospectus. The Ikena board unanimously recommends that Ikena stockholders vote “FOR” the Reverse Stock Split Proposal.

•
The Ikena board has determined and believes that it is fair to, advisable and in the best interests of Ikena and its stockholders to elect each of Iain Dukes, D.Phil., Maria Koehler, M.D., Ph.D. and Otello Stampacchia, Ph.D. to hold office until the 2028 Ikena annual meeting and until his or her respective successor has been duly elected and qualified, or until his or her earlier death, resignation or removal, as described in this proxy statement/prospectus. The Ikena board unanimously recommends that Ikena stockholders vote “FOR” each of the director nominees named in the Director Election Proposal.

•
The Ikena board has determined and believes that it is fair to, advisable and in the best interests of Ikena and its stockholders to ratify the appointment of Ernst & Young LLP as Ikena’s independent registered public accounting firm for the fiscal year ending December 31, 2025, provided that PricewaterhouseCoopers LLP is expected to be appointed for that fiscal year if the Merger is completed, as described in this proxy statement/prospectus. The Ikena board unanimously recommends that Ikena stockholders vote “FOR” the Auditor Ratification Proposal.

•
The Ikena board has determined and believes that it is fair to, advisable and in the best interests of Ikena and its stockholders to approve the 2025 Plan. The Ikena board unanimously recommends that Ikena stockholders vote “FOR” the 2025 Plan Proposal.

•
The Ikena board has determined and believes that it is fair to, advisable and in the best interests of Ikena and its stockholders to approve the ESPP. The Ikena board unanimously recommends that Ikena stockholders vote “FOR” the ESPP Proposal.

•
The Ikena board has determined and believes that adjourning the Ikena annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Nasdaq Stock Issuance Proposal and/or the Reverse Stock Split Proposal is fair to, advisable and in the best interests of Ikena and its stockholders and has approved and adopted the proposal. The Ikena board unanimously recommends that Ikena stockholders vote “FOR” the Adjournment Proposal, if necessary.

Q:	What are Ikena contingent value rights (“Ikena CVRs”)?
A:
Immediately prior to the first effective time, Ikena and the designated rights agent are expected to enter into a Contingent Value Rights Agreement (the “Ikena CVR Agreement”), pursuant to which Ikena stockholders of record as of the close of business on the last business day prior to the day on which the first effective time occurs will receive one contingent value right (each, an “Ikena CVR”) for each outstanding share of Ikena common stock held by such stockholder on such date.
Pursuant to the Ikena CVR Agreement, each Ikena CVR holder will be entitled to certain rights to receive (i) 100% of the net proceeds, if any, received by Ikena as a result of contingent payments (“Ikena CVR Payments”) made to Ikena, such as milestone, royalty or earnout payments, received under any disposition agreements related to Ikena’s pre-Merger assets, including but not limited to IK-595, (the “Ikena CVR Assets”), including pursuant to any out-license agreements, entered into prior to the closing date of the Merger and (ii) 90% of the net proceeds, if any, received by Ikena as a result of Ikena CVR Payments received under any disposition agreements related to the Ikena CVR Assets entered into after the closing date of the Merger and prior to the first anniversary of the closing of the Merger (such period, the “Disposition Period”). Such proceeds are subject to certain permitted deductions, including for applicable tax payments, certain expenses incurred by Ikena or its affiliates, and losses incurred or reasonably expected to be incurred by Ikena or its affiliates due to a third-party proceeding in connection with a disposition and certain wind-down costs.
During and following the Disposition Period, the combined company has no obligation to attempt to sell or dispose of the Ikena CVR Assets.
The Ikena CVR Payments, if any, will become payable to the designated rights agent for subsequent distribution to the Ikena CVR holders. In the event that no such proceeds are received during the CVR Term (as defined in the Ikena CVR Agreement), holders of the Ikena CVRs will not receive any payment pursuant to the Ikena CVR Agreement. There can be no assurance that any Ikena CVR holders will receive any Ikena CVR Payments.
The right to the contingent payments contemplated by the Ikena CVR Agreement is a contractual right only and is not transferable, except in the limited circumstances specified in the Ikena CVR Agreement. The Ikena CVRs are not evidenced by a certificate or any other instrument and are not registered with SEC. The Ikena CVRs do not have any voting or dividend rights and do not represent any equity or ownership interest in Ikena or any of its respective affiliates. No interest will accrue on any amounts payable in respect of the Ikena CVRs.
Q:	What are Inmagene contingent value rights (“Inmagene CVRs”)?
A:
Immediately prior to the first effective time, Ikena, Inmagene and the designated rights agent are expected to enter into a Contingent Value Rights Agreement (the “Inmagene CVR Agreement”), pursuant to which Inmagene shareholders of record as of the close of business on the last business day prior to the day on which the first effective time occurs will receive one contingent value right (each, an “Inmagene CVR”) for each outstanding Inmagene share held by such shareholder on such date.

Pursuant to the Inmagene CVR Agreement, each Inmagene CVR holder will be entitled to certain rights to receive (i) 100% of the net proceeds, if any, received by Ikena as a result of contingent payments (“Inmagene CVR Payments”) made to Ikena under any disposition agreement related to the programs and projects controlled by Inmagene any time prior to the closing date of the Merger (other than its anti-OX40 monoclonal antibody asset, IMG-007) (the “Inmagene CVR Assets”), which agreement is entered into prior to the closing date of the Merger and (ii) 90% of the net proceeds, if any, received by Ikena as a result of Inmagene CVR Payments received under any disposition agreement related to the Inmagene CVR Assets entered into during the Disposition Period. Such proceeds are subject to certain permitted deductions, including for applicable tax payments, certain expenses incurred by Ikena or its affiliates, and losses incurred or reasonably expected to be incurred by Ikena or its affiliates due to a third-party proceeding in connection with a disposition.
During and following the Disposition Period, the combined company has no obligation to attempt to sell or dispose of the Inmagene CVR Assets.
The Inmagene CVR Payments, if any, will become payable to the designated rights agent for subsequent distribution to the Inmagene CVR holders. In the event that no such proceeds are received during the CVR Term (as defined in the Inmagene CVR Agreement), holders of Inmagene CVRs will not receive any payment pursuant to the Inmagene CVR Agreement. There can be no assurance that any Inmagene CVR holders will receive any Inmagene CVR Payments.
The right to the contingent payments contemplated by the Inmagene CVR Agreement is a contractual right only and is not transferable, except in the limited circumstances specified in the Inmagene CVR Agreement. The

Inmagene CVRs are not evidenced by a certificate or any other instrument and are not registered with SEC. The Inmagene CVRs do not have any voting or dividend rights and do not represent any equity or ownership interest in Ikena, Inmagene or any of their respective affiliates. No interest will accrue on any amounts payable in respect of the Inmagene CVRs.
Q:	What is an Inmagene Legacy Transaction?
A:
Under the terms of the Merger Agreement, at any time prior to the closing of the Merger, Inmagene may engage in the sale, license, transfer, spinout, divestiture or other monetization transaction (i.e., a royalty transaction) or other disposition of any Inmagene legacy assets other than IMG-007 (each such transaction, an “Inmagene Legacy Transaction”). Inmagene intends to consummate an Inmagene Legacy Transaction with respect to the non-IMG-007 programs and projects controlled by Inmagene immediately prior to and contingent upon, the consummation of the Merger.

Q:	What will Ikena stockholders receive in the Merger?
A:
Ikena stockholders will continue to own and hold their existing shares of Ikena common stock. Each share of Ikena common stock issued and outstanding at the time of the Merger will remain issued and outstanding, and, subject to the proposed reverse stock split and any acceleration of equity awards provided for in connection with the Merger, will be unaffected by the Merger.

Prior to the closing, the vesting of each unexpired, unexercised and unvested Ikena option will be accelerated in full, effective as of immediately prior to the first effective time, contingent on the occurrence of the closing, and each unexpired, unexercised and fully vested (i) 2021 Ikena option will automatically be cancelled and extinguished as of the first effective time and, in exchange therefor, each former holder of any such 2021 Ikena option will have the right to receive from Ikena or the combined company a number of shares of Ikena common stock equal to the Option Value and (ii) 2016 Ikena option will remain outstanding pursuant to its terms, unless the holder of such 2016 Ikena option will have agreed for such 2016 Ikena option to be cancelled and extinguished as of the first effective time and, in exchange therefor, each former holder of any such 2016 Ikena option will have the right to receive from Ikena or the combined company a number of shares of Ikena common stock equal to the Option Value. As of the first effective time, each unexpired and unexercised Ikena option with a per share exercise price or strike price that is equal to or greater than $2.3647 will be cancelled for no consideration.
Further, Ikena stockholders of record as of the close of business on the last business day prior to the day on which the first effective time occurs will receive one Ikena CVR for each outstanding share of Ikena common stock held by such stockholder on such date, as described in more detail in the section titled “Agreements Related to the Merger—Ikena Contingent Value Rights Agreement.”
For a more complete description of the treatment of Ikena securities (as defined below) in the Merger, please see the sections titled “The Merger Agreement—Merger Consideration and Exchange Ratio” and “Market Price and Dividend Information” beginning on pages 194 and 152, respectively, of this proxy statement/prospectus. For a description of the effect of the Ikena concurrent financing on Ikena’s current stockholders, please see the section titled “Agreements Related to the Merger—Subscription Agreements and Registration Rights Agreement” beginning on page 216 of this proxy statement/prospectus.
Q:	What will Inmagene securityholders receive in the Merger?
A:
Inmagene shareholders will receive shares of Ikena common stock, and Inmagene optionholders’ outstanding and unexercised options to purchase shares of Inmagene ordinary shares as of immediately prior to the first effective time will be assumed by Ikena and will be converted into options to purchase shares of Ikena’s common stock, with appropriate adjustments to reflect the Exchange Ratio, as determined in accordance with the Merger Agreement. Immediately after the First Merger, based on the estimated Exchange Ratio, it is expected that (i) the Inmagene securityholders immediately before the First Merger will own approximately 55.6% of the aggregate number of shares of the combined company’s common stock and (ii) Ikena securityholders immediately before the First Merger will own approximately 44.4% of the aggregate number of shares of the combined company’s common stock, in each case, on a fully diluted basis calculated using the treasury stock method. Immediately after the Merger and the Ikena concurrent financing, based on the estimated Exchange Ratio, it is expected that (i) the Inmagene securityholders immediately before the First Merger will own approximately 43.5% of the aggregate number of shares of the combined company’s common stock, (ii) Ikena securityholders immediately before the First Merger will own approximately 34.6% of the aggregate number of shares of the combined company’s common stock, in the case of clause (i) and this clause (ii), on a fully diluted basis calculated using the treasury stock method, and (iii) the investors in the Ikena concurrent financing will own approximately 21.9% of the aggregate number of shares of the combined company’s common stock. The Exchange Ratio, and the aforementioned pro forma ownerships, will be adjusted to, among other things, (i) account for the effect of the proposed reverse stock split, and (ii) reflect a dollar-to-dollar adjustment to the extent that Ikena’s net cash is less than or greater than $100 million (and as a result, Ikena securityholders could own more or less of the combined company). To the extent that, following the final determination of net cash, the amount of the Ikena Valuation (as defined below) exceeds $122 million, then prior to the closing, Ikena has the right to distribute the excess of the amount by which the Ikena Valuation exceeds $122 million to stockholders of Ikena as of a record date prior to the closing.
Further, Inmagene shareholders of record as of the close of business on the last business day prior to the day on which the first effective time occurs will receive one Inmagene CVR for each outstanding Inmagene share held by such shareholder on such date, as described in more detail in the section titled “Agreements Related to the Merger—Inmagene Contingent Value Rights Agreement.”
For a more complete description of the treatment of Inmagene shares and Inmagene options in the Merger, please see the sections titled “The Merger Agreement—Merger Consideration” and “The Merger Agreement—Exchange Ratio” beginning on pages 194 and 195, respectively, of this proxy statement/prospectus. For a description of the effect of the Ikena concurrent financing on Inmagene’s current securityholders, please see the section titled “Agreements Related to the Merger—Subscription Agreements and Registration Rights Agreement” beginning on page 216 of this proxy statement/prospectus.
Q:	Will the common stock of the combined company trade on an exchange?
A:
Shares of Ikena common stock are currently listed on Nasdaq under the symbol “IKNA.” Ikena has filed an initial listing application for the common stock of the combined company with Nasdaq. At the second effective time, Ikena will be renamed “ImageneBio, Inc.” and it is expected that the common stock of the combined company will trade on Nasdaq under the symbol “IMA”; however, the parties may waive the closing condition in the Merger Agreement that the common stock of the combined company be approved for listing on Nasdaq prior to the closing. For a description of the effect of a waiver of the Nasdaq listing closing condition, please see the section titled “Risk Factors—Risks Related to the Combined Company” beginning on page 144 of this proxy statement/prospectus. On      , 2025, the last trading day before the date of this proxy statement/prospectus, the closing sale price of Ikena common stock was $   per share.

Q:	Who will be the directors of the combined company following the Merger?
A:
Immediately following the Merger, the combined company’s board of directors will be composed of seven members, consisting of two members designated by Ikena and three members designated by Inmagene, one member (who will be independent of the parties) to be mutually agreed upon by the parties, and one member designated by the lead investor in the Ikena concurrent financing. All of Ikena’s current directors, other than    and   , are expected to resign from their positions as directors of Ikena, effective as of the first effective time.

Q:	Who will be the executive officers of the combined company immediately following the Merger?
A:
Immediately following the Merger, the executive management team of the combined company is expected to consist of individuals mutually agreed upon by Inmagene and Ikena (and not from either Inmagene or Ikena in the case of the chief executive officer), including:

Name	Title
Chief Executive Officer
Erin Butler	Vice President, Finance and Administration (Principal Accounting Officer)
Yufang Lu, M.D., Ph.D.	Chief Medical Officer

Q:	What risks should I consider in deciding whether to vote in favor of the Merger?
A:	You should carefully review the section titled “Risk Factors” beginning on page 29 of this proxy statement/

prospectus and the documents incorporated by reference herein, which set forth certain risks and uncertainties related to the Merger, risks and uncertainties to which the combined company’s business will be subject, and risks and uncertainties to which each of Ikena and Inmagene, as independent companies, are subject.
Q:	When do you expect the Merger to be consummated?
A:	The Merger is anticipated to close in mid-2025, but the exact timing cannot be predicted.
For more information, please see the section titled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 199 of this proxy statement/prospectus.
Q:	What are the material U.S. federal income tax consequences of the Merger to holders of Ikena common stock?
A:
Ikena stockholders will not sell, exchange or dispose of any shares of Ikena common stock as a result of the Merger. Thus, there will be no material U.S. federal income tax consequences to Ikena stockholders as a result of the Merger.

Q:	What are the material U.S. federal income tax consequences of the Merger to United States holders of Inmagene ordinary shares?
A:
Subject to the limitations and qualifications described in the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” each of Ikena and Inmagene intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). If the Merger so qualifies, holders of Inmagene capital stock will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of shares of Ikena common stock in exchange for Inmagene capital stock in the Merger. For a more detailed discussion of the material U.S. federal income tax consequences of the Merger, see “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 190.

Q:	What are the material U.S. federal income tax consequences of the issuance of the Ikena CVRs, including any distributions of Ikena common stock under the Ikena CVRs?
A:
Although the U.S. federal income tax treatment of the Ikena CVRs is uncertain and the matter is not free from doubt, Ikena intends to treat a holder’s receipt of the Ikena CVRs as a distribution of property with respect to the holder’s existing shares of Ikena common stock for U.S. federal income tax purposes. Please review the information in the section titled “Agreements Related to the Merger—Ikena Contingent Value Rights Agreement—Material U.S. Federal Income Tax Consequences of the Ikena CVRs to Holders of Ikena Common Stock” for a discussion of the material U.S. federal income tax consequences of the Ikena CVRs to holders of Ikena common stock.

Q:	What are the material U.S. federal income tax consequences of the issuance of the Inmagene CVRs, including any distributions of Inmagene ordinary shares under the Inmagene CVRs?
A:
Although the U.S. federal income tax treatment of the Inmagene CVRs is uncertain and the matter is not free from doubt, Inmagene intends to treat a holder’s receipt of the Inmagene CVRs as a distribution of property with respect to the holder’s existing shares of Inmagene ordinary shares for U.S. federal income tax purposes. Please review the information in the section titled “Agreements Related to the Merger—Inmagene Contingent Value Rights Agreement—Material U.S. Federal Income Tax Consequences of the Inmagene CVRs to Holders of Inmagene Ordinary Shares” for a discussion of the material U.S. federal income tax consequences of the Inmagene CVRs to holders of Inmagene ordinary shares.

Q:	What are the material U.S. federal income tax consequences of the reverse stock split to holders of Ikena common stock?
A:
A holder of Ikena common stock should not recognize gain or loss upon the reverse stock split, except to the extent such holder receives cash in lieu of a fractional share of Ikena common stock, and subject to the discussion in the section titled “Proposal No. 2—The Reverse Stock Split Proposal.” Please review the information in the section titled “Proposal No. 2—The Reverse Stock Split Proposal—Material U.S. Federal Income Tax Consequences of the Reverse Stock Split” for a more complete description of the material U.S. federal income tax consequences of the reverse stock split to holders of Ikena common stock.
Q:	What do I need to do now?
A:	Ikena urges you to read this proxy statement/prospectus carefully, including the annexes and the documents incorporated by reference, and to consider how the Merger affects you.
If you are an Ikena stockholder of record, as of the record date, you may provide your proxy instructions in one of four different ways:
•
You can vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card before the Ikena annual meeting, Ikena will vote your shares in accordance with the proxy card.

•	You can vote by proxy over the internet, follow the instructions provided on the proxy card.
•	You can vote by telephone by calling the toll-free number found on the proxy card.
•
You may attend the Ikena annual meeting online and vote by registering at www.virtualshareholdermeeting.com/IKNA2025. Upon entry of your control number and other required information, you will receive further instructions via email that provide you access to the Ikena annual meeting and information on how to vote and submit questions during the Ikena annual meeting. Simply attending the Ikena annual meeting will not, by itself, vote your shares or revoke your proxy.

If you hold your shares in “street name” (as described below), you may provide your proxy instructions by following the instructions on your vote instruction form provided by your broker, bank or other agent. Please provide your proxy instructions only once, unless you are revoking a previously delivered proxy instruction, and as soon as possible so that your shares can be voted at the Ikena annual meeting.
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from Ikena. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote at the Ikena annual meeting, you may visit www.virtualshareholdermeeting.com/IKNA2025, press the “Attend Meeting” button and follow the instructions. You may be instructed to obtain a legal proxy from your broker, bank, or other nominee and submit a copy in advance of the meeting. Further instructions will be provided to you via email.
Whether or not you plan to attend the Ikena annual meeting, Ikena encourages you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Ikena annual meeting, you may still attend the Ikena annual meeting and vote. In such case, your previously submitted proxy will be disregarded.
Q:	What happens if I do not return a proxy card or otherwise vote or provide proxy instructions, as applicable?
A:
If you are an Ikena stockholder, the failure to return your proxy card or otherwise vote or provide proxy instructions will reduce the aggregate number of votes required to approve each of the Proposals (other than Proposal No. 3).

Q:	May I attend the Ikena annual meeting and vote?
A:
Stockholders of record as of    , 2025 will be able to attend and participate in the Ikena annual meeting online by accessing www.virtualshareholdermeeting.com/IKNA2025. To join the Ikena annual meeting, you will need to have your control number which is included on your proxy card. If your shares are held in “street name,” you should contact your bank, broker or other nominee if you did not receive a control number. If your shares are held in “street name” you will also need to provide a legal proxy to vote during the meeting.

Q:	Who counts the votes?
A:
Broadridge Financial Solutions (“Broadridge”) has been engaged as Ikena’s inspector of election. If you are a stockholder of record, your executed proxy card is returned directly to Broadridge for tabulation. If you hold your shares through a broker, your broker returns one proxy card to Broadridge on behalf of all its clients.

Q:	If my Ikena shares are held in “street name” by my broker, will my broker vote my shares for me?
A:
If you hold shares beneficially in street name and do not provide your broker or other agent with voting instructions, your shares may constitute “broker non-votes.” A “broker non-vote” occurs when shares held by a broker or other agent are not voted with respect to a particular proposal because the broker or other agent does not have or did not exercise discretionary authority to vote on the matter and has not received voting instructions from its clients. Matters for which the broker does not have discretionary authority to vote are referred to as “non-routine” matters.

Proposal Nos. 1, 3, 5, 6 and 7 are considered to be “non-routine” matters, and thus an Ikena stockholder’s broker, bank or other agent may not vote shares on those proposals in the absence of such holders’ voting instructions. If an Ikena stockholder does not instruct their broker how to vote with respect to these proposals, those votes will be counted as broker “non-votes,” and will have no effect on the outcome of each proposal. Proposal Nos. 2 and 4 are considered to be “routine” matters, and thus if an Ikena stockholder does not return voting instructions to their broker, such holder’s shares may be voted by his or her broker in its discretion. To make sure that your vote is counted, you should instruct your broker or other agent to vote your shares, following the procedures provided by your broker.
Q:	What are broker non-votes and do they count for determining a quorum?
A:
Generally, a “broker non-vote” occurs when shares held by a broker are not voted with respect to a particular proposal because the broker does not have or did not exercise discretionary authority to vote on the matter and has not received voting instructions from its clients.

Broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Ikena annual meeting. Broker non-votes will not be counted as “votes cast” and will therefore have no effect on the outcome of each proposal.
Q:	May I change my vote after I have submitted a proxy or provided proxy instructions?
A:
Ikena stockholders of record, unless such stockholder’s vote is subject to a support agreement, may change their vote at any time before their proxy is voted at the Ikena annual meeting in one of four ways:

•	You may submit another properly completed proxy with a later date by mail or via the internet.
•	You can provide your proxy instructions via telephone at a later date.
•
You may send an instrument in writing revoking the proxy or another duly executed proxy bearing a later date to Ikena’s corporate secretary. Any written notice of revocation or subsequent proxy card must be received by the corporate secretary prior to the taking of the vote at the annual meeting. Such written notice of revocation or subsequent proxy card should be sent to Ikena’s Corporate Secretary at Ikena Oncology, Inc., 645 Summer Street, Suite 101, Boston, MA 02210, Attention: Corporate Secretary.

•
You may attend the Ikena annual meeting online and vote by registering at www.virtualshareholdermeeting.com/IKNA2025. Upon entry of your control number and other required information, you will receive further instructions via email that provide you access to the Ikena annual meeting and information on how to vote and submit questions during the Ikena annual meeting. Simply attending the Ikena annual meeting will not, by itself, vote your shares or revoke your proxy.

All properly executed proxies that are not revoked will be voted at the Ikena annual meeting and at any adjournments or postponements of the Ikena annual meeting in accordance with the instructions contained in the proxy. If a holder of Ikena common stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” all of the proposals in accordance with the recommendations of the Ikena board.
If an Ikena stockholder who owns Ikena shares in “street name” has instructed a broker to vote its shares of Ikena common stock, the stockholder must follow directions received from its broker to change those instructions.
Q:	Who is soliciting and paying for this proxy solicitation?
A:
Ikena and Inmagene are each paying 50% of the cost of filing, printing, mailing and distributing this proxy statement/prospectus and the proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Ikena common stock for the forwarding of solicitation materials to the beneficial owners of Ikena common stock. Ikena will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. Ikena has retained MacKenzie Partners, Inc. (“MacKenzie Partners”) to assist it in soliciting proxies using the means referred to above. Ikena will pay the fees of MacKenzie Partners, which Ikena expects to be approximately $9,500, plus reimbursement of reasonable and customary out-of-pocket expenses. In addition to solicitation by mail, the directors, officers, employees and agents of Ikena may solicit proxies from Ikena stockholders by personal interview, telephone, email, fax or otherwise.
Q:	Who can help answer my questions?
A:
If you are an Ikena stockholder and would like additional copies of this proxy statement/prospectus without charge or if you have questions about the Merger or related matters, including the procedures for voting your shares, you should contact Ikena’s proxy solicitor, MacKenzie Partners, at the following address, telephone number or email address:

7 Penn Plaza
New York, New York 10001
Call Toll Free: (800) 322-2885
Email: proxy@mackenziepartners.com

PROSPECTUS SUMMARY
This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Merger and the proposals being considered at the Ikena annual meeting, you should read this entire proxy statement/prospectus carefully, including the Merger Agreement and the other annexes to which you are referred in this proxy statement/prospectus, and the documents incorporated by reference therein. For more information, please see the section titled “Where You Can Find More Information” beginning on page 391 of this proxy statement/prospectus. Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus does not give effect to the proposed reverse stock split described in Proposal No. 2 of this proxy statement/prospectus.
The Companies
Ikena
Ikena is historically a targeted oncology company focused on developing differentiated therapies for patients in need that target nodes of cancer growth, spread, and therapeutic resistance. In May 2024, after an in-depth assessment of the value proposition of Ikena’s programs for both patients and company stakeholders, Ikena announced its intention to seek strategic alternatives for the business in an effort to maximize value for shareholders. At that time, Ikena discontinued development of IK-930, its selective Hippo pathway inhibitor. While dedicating efforts towards this corporate strategy, Ikena allocated resources to continue the development of our RAS pathways program, IK-595. IK-595 is a molecular glue designed to trap MEK and RAF in an inactive complex to more completely inhibit RAS signals than existing inhibitors.
After a comprehensive review of strategic alternatives, including identifying and reviewing potential candidates for a strategic transaction, on December 23, 2024, Ikena entered into the Merger Agreement with Inmagene, pursuant to which Merger Sub I will merge with and into Inmagene, with Inmagene surviving as a wholly owned subsidiary of Ikena, and immediately after, the surviving entity will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of Ikena. As further described in “The Merger—Background of the Merger,” in December 2024, the Merger was unanimously approved by the Ikena board, and the Ikena board resolved to recommend approval of the Merger Agreement to Ikena’s stockholders. The closing of the Merger is subject to approval by Ikena stockholders of Proposal Nos. 1 and 2 and approval by Inmagene’s shareholders, as well as other customary closing conditions, including the effectiveness of a registration statement filed with the SEC in connection with the transaction and Nasdaq’s approval of the listing of the shares of the Ikena common stock to be issued in connection with the transaction. If the Merger is completed, the business of Inmagene will continue as the business of the combined company.
Ikena’s future operations are highly dependent on the success of the Merger and there can be no assurances that the Merger will be successfully consummated. If the Merger is unsuccessful, its board may decide to pursue another strategic transaction or a dissolution and liquidation of Ikena.
Ikena’s principal executive offices are located at 645 Summer Street, Suite 101, Boston, MA 02210, and its telephone number is (857) 273-8343. Ikena’s website address is www.ikenaoncology.com. Ikena’s website is included as an inactive textual reference, and except as specifically incorporated by reference into this proxy statement/prospectus, information on or accessible from Ikena’s website is not part of this proxy statement/prospectus.
Inmagene
Inmagene is a clinical-stage biopharmaceutical company focused on developing innovative and differentiated therapies for immunological and inflammatory (“I&I”) diseases. Inmagene’s lead asset, IMG-007, a non-depleting anti-OX40 monoclonal antibody, is being developed to potentially treat multiple I&I disorders, and initially being evaluated in atopic dermatitis (“AD”). In January 2025, Inmagene reported that in its Phase 2a AD proof-of-concept (“POC”) trial, four-week treatment with IMG-007 resulted in a rapid onset, marked, and durable clinical activity based on multiple outcome measures. In addition, durable inhibition of serum inflammatory markers of diverse T helper (Th) cells, including Th1, Th2 and Th17 cells, were observed. IMG-007 was overall well-tolerated. The integrated clinical and pharmacodynamic activities as well as the well-tolerated profile have provided sufficient information to guide further clinical development.
Inmagene has developed an innovative therapeutic candidate, IMG-007, which targets the OX40 receptor for the treatment of various I&I conditions. As the first step to build a “pipeline-in-a-program,” Inmagene’s initial goal is to demonstrate a differentiated clinical profile and competitive dose regimen of IMG-007 in moderate-to-severe AD. Inmagene has achieved POC for IMG-007 in AD in a Phase 2a study and plans to commence a Phase 2b dose-finding AD study in the second quarter of 2025. However, POC does not provide a guarantee of clinical effectiveness. OX40-OX40L signaling is important in driving the pathogenesis of a spectrum of I&I diseases and Inmagene plans to explore additional indications with IMG-007 including alopecia areata (“AA”), asthma and chronic obstructive pulmonary disease (“COPD”). Inmagene licenses the technology underlying IMG-007 from Hutchmed (as defined below) pursuant to the Hutchmed Agreement (as defined below) and it relies on WuXi Biologics (as defined below), pursuant to the Cell Line License Agreement (as defined below), to supply the active pharmaceutical ingredients and drug product for IMG-007.
Inmagene plans to consummate an Inmagene Legacy Transaction with respect to the Inmagene programs and projects other than IMG-007 immediately prior to, and contingent upon, the consummation of the Merger. Accordingly, following the Merger, IMG-007 will be the only product candidate of the combined company in clinical development and the only product candidate the combined company plans to initially develop.
Inmagene’s principal executive offices are located at 12526 High Bluff Drive, Suite 345, San Diego, CA 92130, and its telephone number is (858) 345-6265. Inmagene’s website address is https://inmagenebio.com/. Inmagene’s website is included as an inactive textual references and the information contained on, or that can be accessed through, Inmagene’s website is not a part of this proxy statement/prospectus.
Merger Sub I
Merger Sub I is a direct, wholly owned subsidiary of Ikena and was formed solely for the purpose of carrying out the Merger. Merger Sub I’s principal executive offices are located at 645 Summer Street, Suite 101, Boston, MA 02210, and its telephone number is (857) 273-8343.
Merger Sub II
Merger Sub II is a direct, wholly owned subsidiary of Ikena and was formed solely for the purpose of carrying out the Merger. Merger Sub’s principal executive offices are located at 645 Summer Street, Suite 101, Boston, MA 02210, and its telephone number is (857) 273-8343.
The Merger (see page 156)
On December 23, 2024, Ikena, Merger Sub I, Merger Sub II and Inmagene entered into the Merger Agreement. Subject to the terms and conditions in the Merger Agreement, at the first effective time, Merger Sub I will be merged with and into Inmagene with Inmagene surviving as a wholly-owned subsidiary of Ikena. At the second effective time, Inmagene will be merged with and into Merger Sub II with Merger Sub II surviving as a wholly-owned subsidiary of Ikena.
Ikena and Inmagene expect the Merger to be consummated in mid-2025, subject to the satisfaction or waiver of certain conditions to the closing, including, among other things, approval by Ikena’s stockholders of the Nasdaq Stock Issuance Proposal and the Reverse Stock Split Proposal.
Immediately after the First Merger, based on the estimated Exchange Ratio, it is expected that (i) the Inmagene securityholders immediately before the First Merger will own approximately 55.6% of the aggregate number of shares of the combined company’s common stock and (ii) Ikena securityholders immediately before the First Merger will own approximately 44.4% of the aggregate number of shares of the combined company’s common stock, in each case, on a fully diluted basis calculated using the treasury stock method. Immediately after the Merger and the Ikena concurrent financing, based on the estimated Exchange Ratio, it is expected that (i) the Inmagene securityholders immediately before the Merger will own approximately 43.5% of the aggregate number of shares of the combined company’s common stock, (ii) Ikena securityholders immediately before the Merger will own approximately 34.6% of the aggregate number of shares of the combined company’s common stock, in the case of clause (i) and this clause (ii), on a fully diluted basis calculated using the treasury stock method, and (iii) the investors in the Ikena concurrent financing will own approximately 21.9% of the aggregate number of shares of the combined company’s common stock. For a more complete description of the Merger and the Exchange Ratio, please see the section titled “The Merger Agreement—Merger Consideration and Exchange Ratio.”
Ikena’s Reasons for the Merger (see page 168)
In the course of its evaluation of the Merger, the Merger Agreement and the contemplated transactions, the Transaction Committee and the Ikena board each held numerous meetings, consulted with Ikena management, its legal counsel and its financial advisor and reviewed and assessed a significant amount of information and, in reaching its decision to approve the Merger, the Merger Agreement and the contemplated transactions, the Ikena board considered the following factors:
•
Ikena’s business, financial performance (both past and prospective) and its financial condition, results of operations (both past and prospective), business and strategic objectives (including the clinical results, rate of enrollment and pace of value accreting milestones in IK-930, IK-595, IK-412, IK-175, PY314, PY159, and PY265), as well as the risks of accomplishing those objectives;

•	Ikena’s business and financial prospects if it were to remain an independent company;
•
the possible alternatives to the Merger, the range of possible benefits and risks to the Ikena stockholders of those alternatives and the timing and the likelihood of accomplishing the goal of any of such alternatives and the Ikena board’s assessment that the Merger presented a superior opportunity to such alternatives for Ikena’s stockholders, including a liquidation of Ikena and the distribution of any available cash to stockholders;

•
the Ikena board’s assessment of the potential merger candidates, in particular, the Ikena board’s view that Inmagene was the most attractive and promising candidate and the Ikena board’s belief that the Merger would create more value for Ikena’s stockholders than any of the other proposals that the Ikena board had received or that Ikena could create as a standalone company;

•
the process undertaken by the Transaction Committee (as defined below) and the Ikena board in connection with pursuing a strategic transaction through the strategic review process and the terms and conditions of the proposed Merger, in each case considering the current market dynamics;

•
the Ikena board’s belief, based in part on the clinical and scientific diligence process conducted by Ikena’s management and reviewed with the Ikena board, that Inmagene’s product candidate, IMG-007, presents a market opportunity with the potential to create meaningful value for the stockholders of the combined company and an opportunity for Ikena’s stockholders to participate in the future potential growth of the combined company; and

•
the potential for Ikena’s stockholders to receive certain cash payments following the closing of the Merger pursuant to the Ikena CVR Agreement, from a sale or other disposition of an Ikena Legacy Asset (as defined below).

In its deliberations relating to the Merger, the Merger Agreement and the contemplated transactions, the Transaction Committee and Ikena board also considered a variety of risks and other countervailing factors including:
•
the possibility that the Merger will not be consummated and the potential negative effect of the public announcement of the Merger on Ikena's business, including the possible volatility of the share price of Ikena common stock resulting from the announcement of the Merger;

•
the possibility that the remaining Ikena Legacy Assets may not be monetized and the consequential potential that Ikena's stockholders will not receive any consideration related to transactions under the Ikena CVRs and the Ikena CVRs may otherwise expire valueless;

•
the fact that under certain circumstances Ikena may be required to pay to Inmagene a termination fee of $5 million and/or an expense reimbursement of up to $1 million, and the potential effects of such termination fee and/or expense reimbursement;

•	the possibility of disruptive stockholder litigation following announcement of the Merger; and
•
the risks and delays associated with, and uncertain value and costs to Ikena stockholders of, liquidating Ikena, including, without limitation, the uncertainties of continuing cash burn while contingent liabilities are resolved and uncertainty of timing of release of cash until contingent liabilities are resolved.

For additional information, please see the section titled “The Merger—Ikena’s Reasons for the Merger” beginning on page 168 of this proxy statement/prospectus.
Inmagene’s Reasons for the Merger (see page 171)
In the course of reaching its decision to approve the Merger, the Inmagene board held meetings and conducted discussions, consulted with Inmagene’s senior management and legal counsel, and considered a wide variety of factors.

Ultimately, the Inmagene board concluded that a merger with Ikena together with the Ikena concurrent financing, was the best option to generate capital resources to support the advancement of IMG-007 and fund the combined company.
Additional factors the Inmagene board considered included the following:
•
the Merger will provide Inmagene’s current shareholders with greater liquidity by owning publicly-traded stock, and expanding the range of investors potentially available as a public company, compared to the investors Inmagene could otherwise gain access to if it continued to operate as a privately-held company;

•	the historical and current information concerning Inmagene’s business, including its financial performance and condition, operations, management and pre-clinical and clinical data;
•	the competitive nature of the industry in which Inmagene operates;
•
the Term Loan Advances (as defined below) to be provided to Inmagene by Ikena pursuant to the Loan Agreement (as defined below) and the ability of Inmagene to use the proceeds therefrom to advance development of IMG-007;

•
the ability of Inmagene to sell, license, transfer, spinout, divest, or enter into other monetization transactions or otherwise dispose of Inmagene’s legacy assets other than IMG-007 and the potential benefits to Inmagene’s shareholders under the Inmagene CVR Agreement;

•
the Inmagene’s board’s belief that no alternatives to the Merger and the Ikena concurrent financing were reasonably likely to create greater value for Inmagene’s shareholders, after reviewing the various financing and other strategic options to enhance shareholder value that were considered by the Inmagene board;

•
the projected financial position, operations, management structure, geographic locations, operating plans and cash burn rate of the combined company, including the expected cash resources of the combined company (including the ability to support the combined company’s current and planned clinical trials and operations);

•	the net cash of Ikena that would be available to the combined company after the Merger; and
•	the terms and conditions of the Merger Agreement.
For additional information, please see the section titled “The Merger—Inmagene’s Reasons for the Merger” beginning on page 171 of this proxy statement/prospectus.
Recommendation of the Ikena Board
•
The Ikena board has determined and believes that the issuance of shares of Ikena’s common stock pursuant to the Merger Agreement and the subscription agreements is fair to, advisable and in the best interests of Ikena and its stockholders and has approved such issuance. The Ikena board unanimously recommends that Ikena stockholders vote “FOR” the Nasdaq Stock Issuance Proposal.

•
The Ikena board has determined and believes that it is fair to, advisable and in the best interests of Ikena and its stockholders to approve the amendment to Ikena’s charter to effect the reverse stock split, as described in this proxy statement/prospectus. The Ikena board unanimously recommends that Ikena stockholders vote “FOR” the Reverse Stock Split Proposal.

•
The Ikena board has determined and believes that it is fair to, advisable and in the best interests of Ikena and its stockholders to elect each of Iain Dukes, D.Phil., Maria Koehler, M.D., Ph.D. and Otello Stampacchia, Ph.D. to hold office until the 2028 Ikena annual meeting and until his or her respective successor has been duly elected and qualified, or until his or her earlier death, resignation or removal, as described in this proxy statement/prospectus. The Ikena board unanimously recommends that Ikena stockholders vote “FOR” each of the director nominees named in the Director Election Proposal.

•
The Ikena board has determined and believes that it is fair to, advisable and in the best interests of Ikena and its stockholders to ratify the appointment of Ernst & Young LLP as Ikena’s independent registered public accounting firm for the fiscal year ending December 31, 2025, provided that PricewaterhouseCoopers LLP is expected to be appointed for that fiscal year if the Merger is completed, as described in this proxy statement/prospectus. The Ikena board unanimously recommends that Ikena stockholders vote “FOR” the Auditor Ratification Proposal.

•
The Ikena board has determined and believes that it is fair to, advisable and in the best interests of Ikena and its stockholders to approve the 2025 Plan. The Ikena board unanimously recommends that Ikena stockholders vote “FOR” the 2025 Plan Proposal.

•
The Ikena board has determined and believes that it is fair to, advisable and in the best interests of Ikena and its stockholders to approve the ESPP. The Ikena board unanimously recommends that Ikena stockholders vote “FOR” the ESPP Proposal.

•
The Ikena board has determined and believes that adjourning the Ikena annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Nasdaq Stock Issuance Proposal and/or the Reverse Stock Split Proposal is fair to, advisable and in the best interests of Ikena and its stockholders and has approved and adopted the proposal. The Ikena board unanimously recommends that Ikena stockholders vote “FOR” the Adjournment Proposal, if necessary.

Interests of Ikena’s Directors and Executive Officers in the Merger (see page 181)
In considering the recommendation of the Ikena board with respect to issuing shares of Ikena common stock in the Merger and other matters to be acted upon by the Ikena stockholders at the Ikena annual meeting, the Ikena stockholders should be aware that Ikena’s directors and executive officers have interest in the Merger that are different from, or in addition to, the interests of Ikena stockholders generally. These interests include the following:
•
Each of    and     will continue to serve as a director of the combined company, and following the closing of the Merger, will be compensated as a non-employee director of the combined company pursuant to its non-employee director compensation policy;

•	Under the Merger Agreement, Ikena’s directors and executive officers are entitled to continued indemnification, expense advancements and insurance coverage;
•	In connection with the Merger, each Ikena option held by Ikena’s directors and executive officers as of the first effective time will vest in full upon the closing of the Merger;
•	Certain of Ikena’s executive officers and directors are expected to receive one-time retention bonuses upon the closing of the Merger; and
•	Each Ikena executive officer may be eligible to receive enhanced severance benefits pursuant to their respective employment agreements with Ikena.
These interests are discussed in more detail in the section titled “The Merger—Interests of Ikena’s Directors and Executive Officers in the Merger” beginning on page 181 of this proxy statement/prospectus. The Ikena board was aware of these potential conflicts of interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that the Ikena stockholders approve the proposals to be presented to the Ikena stockholders for consideration at the Ikena annual meeting as contemplated by this proxy statement/prospectus.
Interests of Inmagene’s Directors and Executive Officers in the Merger (see page 187)
In considering the recommendation of the Inmagene board with respect to approving the Merger, Ikena stockholders should be aware that Inmagene’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Inmagene shareholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below:
•
As of February 28, 2025, Jonathan Wang, Ph.D., MBA, Inmagene’s current Chief Executive Officer beneficially owned, in the aggregate, approximately 24.4% of the Inmagene shares and the directors and executive officers of Inmagene as a group beneficially owned in the aggregate approximately 31.3% of the Inmagene shares, excluding, in each case, certain shares over which Dr. Wang only holds a power of attorney to vote such shares;

•
Under the terms of the Merger Agreement, each option to purchase Inmagene shares that is outstanding and unexercised immediately prior to the first effective time under the Inmagene 2019 Stock Incentive Plan (the “2019 Plan”), whether or not vested, will be converted into an option to purchase shares of Ikena common stock;

•
Certain of Inmagene’s executive officers hold vested options to purchase Inmagene shares that will become exercisable upon consummation of the Merger. See the section titled “Inmagene Executive and Director Compensation―Outstanding Equity Awards as of December 31, 2024”;

•	Certain of Inmagene’s directors and executive officers are expected to become directors and executive officers of the combined company upon the closing of the Merger; and
•	Under the Merger Agreement, Inmagene’s directors and executive officers are entitled to continued indemnification, expense advancement and insurance coverage.
These interests are discussed in more detail in the section titled “The Merger—Interests of Inmagene’s Directors and Executive Officers in the Merger” beginning on page 187 of this proxy statement/prospectus. The Inmagene board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that the Inmagene shareholders approve the Merger.
Opinion of Leerink Partners LLC (see page 173)
Ikena retained Leerink Partners as its exclusive financial advisor in connection with the Merger and the other transactions contemplated by the Merger Agreement, collectively referred to herein as the “Merger.” On December 23, 2024, Leerink Partners rendered to the Ikena board its oral opinion, which was subsequently confirmed by delivery of a written opinion to the Ikena board dated December 23, 2024, that, as of such date and based upon and subject to the various assumptions made, and the qualifications and limitations upon the review undertaken by Leerink Partners in preparing its opinion, the Exchange Ratio proposed to be paid by Ikena pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to Ikena.
Given Leerink Partners’ experience and qualifications, its understanding of Ikena's and Inmagene's industry, Ikena determined that an additional opinion from another third-party financial advisor was not necessary or required as a legal matter in this context and that doing so would have been an inefficient use of Ikena's limited funds.
The full text of the written opinion of Leerink Partners, dated December 23, 2024, which describes the assumptions made and the qualifications and limitations upon the review undertaken by Leerink Partners in preparing its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. Leerink Partners’ financial advisory services and opinion were provided for the information and assistance of the Ikena board (in their capacity as directors and not in any other capacity) in connection with and for purposes of the Ikena board’s consideration of the Merger and the opinion of Leerink Partners addressed only the fairness, from a financial point of view, as of the date thereof, to Ikena of the Exchange Ratio proposed to be paid by Ikena pursuant to the terms of the Merger Agreement. The opinion of Leerink Partners did not address any other term or aspect of the Merger Agreement or the Merger and does not constitute a recommendation to any stockholder of Ikena or Inmagene as to whether or how such holder should vote with respect to the Merger or otherwise act with respect to the Merger or any other matter.
The full text of the written opinion of Leerink Partners should be read carefully in its entirety for a description of the assumptions made and qualifications and limitations upon the review undertaken by Leerink Partners in preparing its opinion.
The Merger Agreement
Merger Consideration and Exchange Ratio (see page 194)
At the first effective time, (i) any Inmagene ordinary shares held as treasury shares immediately prior to the first effective time will be cancelled and will cease to exist with no consideration delivered in exchange and (ii) each Inmagene share outstanding immediately prior to the first effective time (excluding Inmagene shares held as treasury shares and Dissenting Shares) will be automatically converted solely into the right to receive such number of validly issued, fully paid and nonassessable shares of Ikena common stock equal to the Exchange Ratio.
If any Inmagene shares outstanding immediately prior to the first effective time are unvested, then the shares of Ikena common stock issued in exchange for such Inmagene shares will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Ikena common stock shall accordingly be marked with appropriate legends. No fractional shares of Ikena common stock will be issuable to Inmagene shareholders pursuant to the Merger, and no certificates or scrip for any such fractional shares shall be issued, with no cash being paid for any fractional share eliminated by such rounding.

The Exchange Ratio formula is derived based upon an Inmagene fixed valuation of $150 million and an Ikena equity value of $120 million and is subject to certain adjustments, including based upon Ikena net cash. The Exchange Ratio is calculated using a formula intended to allocate to Inmagene shareholders (on a fully-diluted basis), a percentage of the combined company. Based on Ikena’s and Inmagene’s capitalization as of March 31, 2025, the Exchange Ratio was estimated to be equal to approximately 0.037259 shares of Ikena common stock for each Inmagene share and is subject to adjustment based upon, among other things, (i) the effect of the reverse stock split and (ii) the effect of a dollar-to-dollar adjustment to the extent that Ikena’s net cash is less than or greater than $100.0 million. To the extent that, following the final determination of net cash, the amount of the Ikena Valuation (as defined below) exceeds $122 million, then prior to the closing, Ikena has the right to distribute the excess of the amount by which the Ikena Valuation exceeds $122 million to stockholders of Ikena as of a record date prior to the closing. As a result, Ikena stockholders could own more or less of the combined company.
Immediately after the First Merger, based on the estimated Exchange Ratio, it is expected that (i) the Inmagene securityholders immediately before the First Merger will own approximately 55.6% of the aggregate number of shares of the combined company’s common stock and (ii) Ikena securityholders immediately before the First Merger will own approximately 44.4% of the aggregate number of shares of the combined company’s common stock, in each case, on a fully diluted basis calculated using the treasury stock method. Immediately after the Merger and the Ikena concurrent financing, based on the estimated Exchange Ratio, it is expected that (i) the Inmagene securityholders immediately before the Merger will own approximately 43.5% of the aggregate number of shares of the combined company’s common stock, (ii) Ikena securityholders immediately before the Merger will own approximately 34.6% of the aggregate number of shares of the combined company’s common stock, in the case of clause (i) and this clause (ii), on a fully diluted basis calculated using the treasury stock method, and (iii) the investors in the Ikena concurrent financing will own approximately 21.9% of the aggregate number of shares of the combined company’s common stock. For a more complete description of the Merger and the Exchange Ratio, please see the section titled “The Merger Agreement—Merger Consideration and Exchange Ratio.”
Treatment of Ikena Equity Awards (see page 197)
Prior to the closing, the Ikena board will adopt appropriate resolutions and take all other actions necessary and appropriate to provide that the vesting of each unexpired, unexercised and unvested Ikena option will be accelerated in full, effective as of immediately prior to the first effective time, contingent on the occurrence of the closing, and each unexpired, unexercised and fully vested (i) 2021 Ikena option will automatically be cancelled and extinguished as of the first effective time and, in exchange therefor, each former holder of any such 2021 Ikena option will have the right to receive from Ikena or the combined company a number of shares of Ikena common stock equal to the Option Value and (ii) each 2016 Ikena option will remain outstanding pursuant to its terms, unless the holder of such 2016 Ikena option will have agreed for such 2016 Ikena option to be cancelled and extinguished as of the first effective time and, in exchange therefor, each former holder of any such 2016 Ikena option will have the right to receive from Ikena or the combined company a number of shares of Ikena common stock equal to the Option Value. As of the first effective time, each unexpired and unexercised Ikena option with the Ikena In-the-Money Price will be cancelled for no consideration.
Treatment of Inmagene Options (see page 197)
In connection with the Merger, at the fist effective time, each outstanding and unexercised option to purchase Inmagene ordinary shares, will be converted into an option to purchase shares of Ikena common stock, with the number of shares and exercise price being appropriately adjusted to reflect the Exchange Ratio between Ikena common stock and Inmagene shares, determined in accordance with the Merger Agreement.
Certain of Inmagene’s executive officers hold vested options to purchase Inmagene shares that will become exercisable upon consummation of the Merger. See the section titled “The Merger—Interests of Inmagene’s Directors and Executive Officers in the Merger” for more information.
Conditions to the Completion of the Merger (see page 199)
To complete the Merger, Ikena stockholders must approve Proposal Nos. 1 and 2 and Inmagene shareholders must adopt the Merger Agreement and approve the Merger and the related transactions contemplated by the Merger Agreement. Additionally, each party’s obligation to complete the Merger is subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the parties, at or prior to the closing, of various closing conditions set forth in the Merger Agreement.

No Solicitation (see page 202)
The Merger Agreement contains non-solicitation provisions prohibiting Ikena and Inmagene from inquiring about or seeking a competing transaction. Each of Ikena and Inmagene have agreed that, subject to certain exceptions, neither it nor any of its subsidiaries shall, nor will either party or any of its subsidiaries authorize any of its representatives to, directly or indirectly (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any acquisition proposal (as defined in the section of this proxy statement/prospectus entitled “The Merger Agreement—No Solicitation”) or acquisition inquiry (as defined in the section of this proxy statement/prospectus entitled “The Merger Agreement—No Solicitation”) or take any action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry; (ii) furnish any non-public information with respect to it to any person in connection with or in response to an acquisition proposal or acquisition inquiry; (iii) engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry; (iv) approve, endorse or recommend any acquisition proposal; (v) execute or enter into any letter of intent or any contract contemplating or otherwise relating to an acquisition proposal; or (vi) publicly propose to do any of the foregoing.
Board Recommendation Change (see page 203)
Neither the Ikena board nor the Inmagene board may withhold, amend, withdraw or modify (or publicly propose to withhold, amend, withdraw or modify) its recommendation in a manner adverse to the other party, except that prior to receipt by such party of its stockholder or shareholder approval (as applicable), such party’s board of directors may effect a change in recommendation if (i) (a) such party receives a superior offer or (b) an Ikena intervening event (as defined below) or an Inmagene intervening event (as defined below) has occurred, and (ii) certain conditions are satisfied as described in the Merger Agreement.
Termination of the Merger Agreement (see page 213)
Either Ikena or Inmagene may terminate the Merger Agreement under certain circumstances, which would prevent the Merger from being consummated.
Termination Fee (see page 214)
If the Merger Agreement is terminated under certain circumstances, Ikena will be required to pay Inmagene a termination fee of $5.0 million, and if the Merger Agreement is terminated under certain other circumstances, Inmagene will be required to pay Ikena a termination fee of $4.5 million, plus, in each case, up to a maximum of $1 million in the reimbursement of reasonable out-of-pocket fees and expenses (credited against the payment of any termination fee).
Inmagene Legacy Transaction (see page 212)
At any time prior to the closing of the Merger, Inmagene may engage in the sale, license, transfer, spinout, divestiture or other monetization transaction (i.e., a royalty transaction) or other disposition of any Inmagene legacy assets other than IMG-007 (each such transaction, an “Inmagene Legacy Transaction”). Inmagene intends to consummate an Inmagene Legacy Transaction with respect to the non-IMG-007 programs and projects controlled by Inmagene immediately prior to, and contingent upon, the consummation of the Merger.
Support Agreements (see page 216)
Concurrently with the execution of the Merger Agreement, (i) certain shareholders of Inmagene (solely in their respective capacities as Inmagene shareholders) holding approximately 76.14% of the outstanding Inmagene shares have entered into support agreements with Ikena and Inmagene to vote all of their Inmagene shares in favor of the adoption and approval of the Merger Agreement and the contemplated transactions and against any alternative acquisition proposals (the “Inmagene support agreements”), and (ii) certain stockholders of Ikena holding approximately 25.80% of the outstanding shares of Ikena common stock have entered into support agreements with Ikena and to vote all of their shares of Ikena common stock in favor of (a) the issuance of shares of Ikena common stock that represent (or are convertible into) more than 20% of the shares of Ikena common stock outstanding immediately prior to the Merger to the securityholders of Inmagene in connection with the contemplated transactions, pursuant to the Nasdaq rules, (b) the change of control of Ikena resulting from the Merger pursuant to the Nasdaq rules, (c) the approval and adoption of the 2025 Plan and the ESPP, and (d) if deemed necessary or appropriate by the parties or as otherwise required by applicable law, an amendment to Ikena’s certificate of incorporation to effect the reverse stock split or to approve an increase in the number of authorized shares of Ikena common stock, and against any alternative acquisition proposals (the “Ikena support agreements,” and, together with the Inmagene support agreements, the “support agreements”). The support agreements shall terminate if the Merger Agreement is terminated or if the board of directors or any committee of the board of either Ikena or Inmagene withholds, amends, withdraws or modifies its recommendation in a manner adverse to the other party or adopts, approves or recommends (or publicly proposes to adopt, approve or recommend) any other acquisition proposal.
The foregoing descriptions of the support agreements do not purport to be complete and are qualified in their entirety by the full text of the forms of support agreements, which are attached hereto as Annex C and Annex D.
Lock-Up Agreements (see page 216)
Concurrently with the execution of the Merger Agreement, certain executive officers, directors and greater than 5% stockholders of Inmagene have entered into lock-up agreements (the “Lock-Up Agreements”) pursuant to which, subject to specified exceptions, they have agreed not to transfer their shares of Ikena common stock (other than shares purchased in the Ikena concurrent financing) for the 180-day period following the second effective time. Concurrently with the closing, certain directors of Ikena who are continuing in such capacity will enter into Lock-Up Agreements.
The Inmagene shareholders who have executed Lock-Up Agreements as of February 28, 2025, owned in the aggregate, approximately 54.16% of the shares of Inmagene’s outstanding capital stock.
The foregoing description of the Lock-Up Agreements does not purport to be complete and is qualified in its entirety by the full text of the forms of Lock-Up Agreements, which are attached hereto as Annex E.
Subscription Agreements and Registration Rights Agreement (see page 216)
Concurrently with the execution and delivery of the Merger Agreement, Ikena entered into subscription agreements with the lead investor, Deep Track Biotechnology Master Fund, Ltd. (“Deep Track Master Fund”), and certain other investors pursuant to which Ikena has agreed to sell, and such investors have agreed to purchase, shares of Ikena common stock at a purchase price per share equal to the Aggregate Valuation divided by Post-Closing Ikena Shares, representing an aggregate purchase price of $75.0 million, in the Ikena concurrent financing. Pursuant to the subscription agreements with each of Omega Fund VI, L.P. (“Omega Fund”) and OrbiMed Private Investment VI, LP (“OPI VI”), each of whom are affiliated with current directors of Ikena, Omega Fund has agreed to purchase $8 million of shares of Ikena common stock and OPI VI has agreed to purchase $2.5 million of shares of Ikena common stock. The Ikena concurrent financing is expected to be consummated immediately following the second effective time. Ikena and the investors participating in the Ikena concurrent financing have also agreed to enter into a registration rights agreement (the “registration rights agreement”) at the closing of the Ikena concurrent financing, pursuant to which, among other things, the combined company will agree to provide for the registration and resale of certain shares of Ikena common stock that are held by the investors participating in the Ikena concurrent financing from time to time pursuant to Rule 415. The closing of the Ikena concurrent financing is conditioned upon the satisfaction or waiver of the conditions set forth in the subscription agreements and of each of the conditions to the closing of the Merger. Ikena will immediately contribute the proceeds from the Ikena concurrent financing to Merger Sub II (which Inmagene will be merged into) as a capital contribution to fund the development of IMG-007 and for working capital and general corporate purposes.
Ikena Contingent Value Rights Agreement (see page 218)
Immediately prior to the first effective time, Ikena and the designated rights agent are expected to enter into the Ikena CVR Agreement, pursuant to which Ikena stockholders of record as of the close of business on the last business day prior to the day on which the first effective time occurs will receive one Ikena CVR for each outstanding share of Ikena common stock held by such stockholder on such date.
Pursuant to the Ikena CVR Agreement, each Ikena CVR holder will be entitled to certain rights to receive (i) 100% of the Ikena CVR Payments made to Ikena, such as milestone, royalty or earnout payments, received under any disposition agreements related to the Ikena CVR Assets, including pursuant to any out-license agreements, entered into prior to the closing date of the Merger Agreement and (ii) 90% of the net proceeds, if any, received by Ikena as a result of Ikena CVR Payments received under any disposition agreements related to the Ikena CVR Assets, entered into after the closing date of the Merger and prior to the first anniversary of the closing of the Merger (the “Disposition Period”). Such proceeds are subject to certain permitted deductions, including for applicable tax payments, certain expenses incurred by Ikena or its affiliates, and losses incurred or reasonably expected to be incurred by Ikena or its affiliates due to a third-party proceeding in connection with a disposition and certain wind-down costs.
During and following the Disposition Period, the combined company has no obligation to attempt to sell or dispose of the Ikena CVR Assets.
The Ikena CVR Payments, if any, will become payable to the designated rights agent for subsequent distribution to the Ikena CVR holders. In the event that no such proceeds are received during the CVR Term (as defined in the Ikena CVR Agreement), holders of the Ikena CVRs will not receive any payment pursuant to the Ikena CVR Agreement. There can be no assurance that any Ikena CVR holders will receive any Ikena CVR Payments.
The right to the contingent payments contemplated by the Ikena CVR Agreement is a contractual right only and is not transferable, except in the limited circumstances specified in the Ikena CVR Agreement. The Ikena CVRs are not evidenced by a certificate or any other instrument and are not registered with SEC. The Ikena CVRs do not have any voting or dividend rights and do not represent any equity or ownership interest in Ikena or any of its respective affiliates. No interest will accrue on any amounts payable in respect of the Ikena CVRs.
Inmagene Contingent Value Rights Agreement (see page 218)
Immediately prior to the first effective time, Ikena, Inmagene and the designated rights agent are expected to enter into the Inmagene CVR Agreement, pursuant to which Inmagene shareholders of record as of the close of business on the last business day prior to the day on which the first effective time occurs will receive one Inmagene CVR for each outstanding Inmagene share held by such shareholder on such date.
Pursuant to the Inmagene CVR Agreement, each Inmagene CVR holder will be entitled to certain rights to receive (i) 100% of the net proceeds, if any, received by Ikena as a result of contingent payments made to Ikena under any disposition agreement related to the programs and projects controlled by Inmagene any time prior to the closing date of the Merger (other than its anti-OX40 monoclonal antibody asset, IMG-007), which agreement is entered into prior to the closing date of the Merger and (ii) 90% of the net proceeds, if any, received by Ikena as a result of Inmagene CVR Payments received under any disposition agreements related to the Inmagene CVR Assets entered into during the Disposition Period. Such proceeds are subject to certain permitted deductions, including for applicable tax payments, certain expenses incurred by Ikena or its affiliates, and losses incurred or reasonably expected to be incurred by Ikena or its affiliates due to a third-party proceeding in connection with a disposition.
During and following the Disposition Period, the combined company has no obligation to attempt to sell or dispose of the Inmagene CVR Assets.
The Inmagene CVR Payments, if any, will become payable to the designated rights agent for subsequent distribution to the Inmagene CVR holders. In the event that no such proceeds are received during the CVR Term, holders of Inmagene CVRs will not receive any payment pursuant to the Inmagene CVR Agreement. There can be no assurance that any Inmagene CVR holders will receive any Inmagene CVR Payments.
The right to the contingent payments contemplated by the Inmagene CVR Agreement is a contractual right only and is not transferable, except in the limited circumstances specified in the Inmagene CVR Agreement. The Inmagene CVRs are not evidenced by a certificate or any other instrument and are not registered with SEC. The Inmagene CVRs do not have any voting or dividend rights and do not represent any equity or ownership interest in Ikena, Inmagene or any of their respective affiliates. No interest will accrue on any amounts payable in respect of the Inmagene CVRs.
Loan and Security Agreement (see page 219)
On December 23, 2024, Ikena entered into a Loan and Security Agreement (the “Loan Agreement”) with Inmagene, pursuant to which Ikena has agreed to lend to Inmagene up to $22.5 million, consisting of (i) a term loan of $7.5 million, which was funded in December 2024 and (ii) additional term loans in increments of $7.5 million, subject to certain drawdown conditions (collectively, the “Term Loan Advances”).
The Term Loan Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to 6.0% per annum, and may be prepaid at any time without premium or penalty. The Term Loan Advances shall be secured by all assets held or owned by Inmagene Biopharmaceuticals in respect of anti-OX40 monoclonal antibody asset, IMG-007. If the Merger Agreement is terminated, the Term Loan Advances shall mature and the Loan Agreement shall terminate on the date that is six months following the termination of the Merger Agreement. Upon consummation of the Merger, all Obligations (as defined in the Loan Agreement) shall be automatically forgiven and the Loan Agreement shall terminate. Any Term Loan Advances, including any interest accrued therewith, shall be added to Ikena’s net cash for purposes of the Merger Agreement, including the calculation of the Exchange Ratio and the closing conditions.
The Loan Agreement contains customary covenants that, among other things, restrict, subject to certain exceptions, the ability of Inmagene and its subsidiaries to grant liens on their assets, incur indebtedness, sell assets, engage in acquisitions, mergers or consolidations, or pay dividends and make other restricted payments. The Loan Agreement also contains certain customary affirmative covenants and events of default. The occurrence and continuance of an event of default after the termination of the Merger Agreement will enable Ikena to accelerate the loans.
Management Following the Merger (see page 188)
Effective as of the closing of the Merger, the combined company’s executive officers are expected to be individuals mutually agreed upon by Inmagene and Ikena (and not from either Inmagene or Ikena in the case of the chief executive officer), including:

Name	Title
Chief Executive Officer
Erin Butler	Vice President, Finance and Administration (Principal Accounting Officer)
Yufang Lu, M.D., Ph.D.	Chief Medical Officer

Material U.S. Federal Income Tax Consequences of the Merger (see page 190)
Subject to the limitations and qualifications described in the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” each of Ikena and Inmagene intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Since the Ikena stockholders will not sell, exchange or dispose of any shares of Ikena common stock as a result of the Merger, there will be no material U.S. federal income tax consequences to Ikena stockholders as a result of the Merger.
Risk Factors (see page 29)
Both Ikena and Inmagene are subject to various risks associated with their businesses and their industries. In addition, the Merger, including the possibility that the Merger may not be completed, poses a number of risks to each company and its respective securityholders, including the following risks:
Risks Related to the Merger
•
The Exchange Ratio will not be adjusted based on the market price of Ikena common stock, so the consideration at the closing of the Merger may have a greater or lesser value than at the time the Merger Agreement was signed;

•	If the conditions to the closing of the Merger are not met, the Merger may not occur;
•	The Merger may be completed even though a material adverse effect may result from the announcement of the Merger, industry-wide changes and/or other causes;
•
Some executive officers and directors of Ikena and Inmagene have interests in the Merger that are different from the stockholders of Ikena and that may influence them to support or approve the Merger without regard to the interests of the stockholders of Ikena;

•
Ikena stockholders and Inmagene shareholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger, including the issuance of shares of Ikena common stock in the Ikena concurrent financing;

•	If the Merger is not completed, Ikena’s stock price may decline significantly;

•
Ikena and Inmagene securityholders will generally have a reduced ownership and voting interest in, and will exercise less influence over the management of, the combined company following the completion of the Merger as compared to their current ownership and voting interests in the respective companies;

•	Ikena cannot be sure if or when the Merger will be completed;
•	Lawsuits may be filed against Ikena and the members of the Ikena board arising out of the proposed Merger, which may delay or prevent the proposed Merger;
•
During the pendency of the Merger Agreement, Ikena and Inmagene may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses;

•
Certain provisions of the Merger Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement;

•
Because the lack of a public market for the Inmagene shares makes it difficult to evaluate the fairness of the Merger, the shareholders of Inmagene may receive consideration in the Merger that is less than the fair market value of the Inmagene shares or Ikena may pay more than the fair market value of the Inmagene shares;

•
The Financial Projections for Inmagene included in this proxy statement/prospectus under the section titled “The Merger—Certain Unaudited Prospective Financial Information,” which were considered by the Ikena board in evaluating the Merger and used by Ikena’s financial advisor in rendering its fairness opinion and performing its related financial analyses, reflect numerous variables, estimates and assumptions and are inherently uncertain. If any of these variables, estimates and assumptions prove to be wrong, such as the assumptions relating to the approval of IMG-007, the actual results for the combined company’s business may be materially different than the results reflected in the Financial Projections.

•	The opinion delivered by Leerink Partners to the Ikena board prior to the entry into the Merger Agreement does not reflect changes in circumstances that may occur after the date thereof;
•	If the Merger does not qualify as a reorganization under the Code, U.S. holders of Ikena common stock may be taxed on the full amount of the consideration received in the Merger;
•	Ikena or Inmagene may waive one or more of the conditions to the Merger without recirculation of this proxy statement/prospectus or resoliciting stockholder approval;
•	Transfers of the combined company’s securities utilizing Rule 144 of the Securities Act (“Rule 144”) may be limited;
•
Ikena’s winddown of its historical operations, the sale of assets, the suspension of development activities and the proposed Merger, resulting in the conversion of Inmagene into a public company, will make Ikena subject to the SEC requirements applicable to reporting shell company business combinations. As a result, the combined company will be subject to more stringent reporting requirements, offering limitations and resale restrictions;

•	Ikena stockholders and/or Inmagene shareholders may not receive any payment on the Ikena CVRs and/or Inmagene CVRs and the Ikena CVRs and/or Inmagene CVRs may otherwise expire valueless; and
•	The tax treatment of the Ikena CVRs and Inmagene is uncertain.
Risks Related to Ikena
•	Failure to complete, or delays in completing, the proposed Merger with Inmagene could materially and adversely affect Ikena’s results of operations, business, financial results and/or stock price;
•
If Ikena does not successfully consummate the Merger or another strategic transaction, the Ikena board may decide to pursue a dissolution and liquidation of the company. In such an event, the amount of cash available for distribution to Ikena’s stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities, as to which Ikena can give you no assurance;

•	Ikena is substantially dependent on its remaining employees to facilitate the consummation of the Merger;
•	Even if Ikena is successful in completing a strategic transaction, it may be exposed to other operational and financial risks;
•	If Ikena does not complete the Merger, it may face substantial competition for attractive counterparties for any proposed strategic transactions;
•
Ikena has never paid and, other than in connection with the Merger, does not intend to pay any cash dividends in the foreseeable future, so any returns will be limited to the value of its capital stock;

•
Ikena may become involved in litigation, including securities class action litigation, which could divert management’s attention and harm its business, and insurance coverage may not be sufficient to cover all costs and damages;

•	Ikena is a targeted oncology company with a limited operating history;
•
Ikena has incurred significant net losses since its inception and, if it continues to progress the development of its product candidates, anticipates that it will continue to incur losses for the foreseeable future;

•	Ikena has no products approved for commercial sale and has not generated any revenue from product sales;
•
Ikena may require additional capital to finance its operations, which may not be available on acceptable terms, or at all. If Ikena continues to progress the development of its product candidates and is unable to raise capital when needed or on terms acceptable to it, Ikena would be forced to delay, reduce or eliminate some of its efforts;

•	Raising additional capital may cause dilution to Ikena’s stockholders, restrict its operations or require it to relinquish rights to its technologies or product candidates;
•
Ikena has recently undertaken internal restructuring activities, and may do so again in the future. The assumptions underlying these activities may prove to be inaccurate, or it may fail to achieve the expected benefits therefrom;

•
If Ikena continues to progress the development of its product candidates, it may not be able to successfully complete clinical trials for its ongoing targeted oncology program or its current product candidate;

•
Ikena’s lead program is focused on the development of oncology therapeutics for patients with genetically defined or biomarker-driven cancers, which is a rapidly evolving area of science, and the approach it has taken to discover and develop drugs is novel and may never lead to approved or marketable products;

•	Clinical product development involves a lengthy and expensive process, with an uncertain outcome;
•
If the market opportunities for Ikena’s programs and product candidates are smaller than it estimates or if any regulatory approval that it obtains is based on a narrower definition of the patient population, Ikena’s revenue and ability to achieve profitability will be adversely affected, possibly materially;

•
Ikena relies, and expects to continue to rely, on third parties to conduct its clinical trials as well as investigator-sponsored clinical trials of its product candidates. If these third parties do not successfully carry out their contractual duties, comply with regulatory requirements or meet expected deadlines, Ikena may not be able to obtain regulatory approval for or commercialize its product candidates and its business could be substantially harmed;

•
If Ikena is unable to obtain and maintain patent and other intellectual property protection for its technology and product candidates or if the scope of the intellectual property protection obtained is not sufficiently broad, Ikena’s competitors could develop and commercialize technology and drugs similar or identical to its own, and Ikena’s ability to successfully commercialize its technology and drugs may be impaired; and

•	The dual class structure of Ikena’s common stock may limit its stockholders’ ability to influence corporate matters and may limit visibility with respect to certain transactions.
Risks Related to Inmagene
•	Inmagene is a clinical-stage biopharmaceutical company with a limited operating history, which may make it difficult to evaluate its current business and predict its future performance;

•	Inmagene expects to incur significant losses for the foreseeable future and may never achieve or maintain profitability;
•
Inmagene will need to obtain substantial additional funding to complete the development and any commercialization of IMG-007 and any future product candidates, which may cause dilution to its shareholders. If Inmagene is unable to raise this capital when needed, it may be forced to delay, reduce or eliminate its research and development programs or other operations;

•
Inmagene’s financial statements contain disclosure regarding the substantial doubt about its ability to continue as a going concern. Inmagene will need additional financing to execute its business plan, to fund its operations and to continue as a going concern;

•	Inmagene’s indebtedness resulting from the Loan Agreement could adversely affect its financial condition or restrict its future operations;
•	Following the Merger Inmagene’s business will be entirely dependent on the success of IMG-007 for the treatment of AD and for other potential indications;
•	Clinical trials are expensive, time-consuming, difficult to design and implement, and have an uncertain outcome. Further, Inmagene may encounter substantial delays in its clinical trials;
•	Inmagene’s rights to develop and commercialize IMG-007 are subject, in part, to the terms and conditions of licenses granted to it by others;
•
If Inmagene breaches its current or future licenses or other intellectual property-related agreements for IMG-007 or any future product candidates or otherwise experiences disruptions to its business relationships with its current or future licensors, Inmagene could lose the ability to continue the development and commercialization of its product candidates;

•	Inmagene faces substantial competition from other pharmaceutical and biotechnology companies, and its operating results may suffer if it fails to compete effectively;
•
The regulatory approval process of the United States Food and Drug Administration (“FDA”) and comparable foreign regulatory authorities are lengthy, time-consuming and inherently unpredictable, and even if Inmagene completes the necessary clinical trials, it cannot predict when, or if, it will obtain regulatory approval for IMG-007 or any future product candidates, and any such regulatory approval may be for a more narrow indication than Inmagene seeks;

•
Even if Inmagene receives regulatory approval of IMG-007 or any future product candidates, it will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and Inmagene may be subject to penalties if it fails to comply with regulatory requirements or experiences unanticipated problems with IMG-007 or any future product candidates;

•
If Inmagene is unable to obtain and maintain patent protection for IMG-007 or any future product candidates or if the scope of the patent protection obtained is not sufficiently broad, it may not be able to compete effectively in its markets; and

•
Inmagene has identified a material weakness in its internal control over financial reporting. If Inmagene fails to remediate this material weakness, or if it identifies additional material weaknesses in the future or otherwise fails to maintain effective internal control over financial reporting in the future, Inmagene may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect investor confidence in Inmagene and, as a result, the value of the combined company’s common stock following the completion of the Merger.

Risks Related to the Combined Company
•	The combined company will need to raise additional financing in the future, which may not be available to it on favorable terms, or at all;
•	Following the Merger, Ikena and Inmagene may be unable to successfully integrate their businesses and realize the anticipated benefits of the Merger;
•	The market price of the combined company’s common stock is expected to be volatile, and the market price of the common stock may drop following the Merger;

•	The combined company will incur costs and demands upon management as a result of complying with the laws, rules and regulations affecting public companies;
•
If the combined company fails to attract and retain management and other key personnel, it may be unable to continue to successfully develop or commercialize its product candidates or otherwise implement its business plan;

•
If the assets subject to the Ikena CVR Agreement or Inmagene CVR Agreement are not disposed of in a timely manner, the combined company may have to incur time and resources to wind down or dispose of such assets;

•
Nasdaq may delist the combined company’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject the combined company to additional trading restrictions;

•	Ikena and Inmagene do not anticipate that the combined company will pay any cash dividends in the foreseeable future;
•	An active trading market for the combined company’s common stock may not develop and its stockholders may not be able to resell their shares of common stock for a profit, if at all;
•	Future sales of shares by existing stockholders could cause the combined company’s stock price to decline;
•
If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about the combined company, its business or its market, its stock price and trading volume could decline; and

•
The unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the completion of the Merger.

These risks and other risks are discussed in greater detail under the section titled “Risk Factors” beginning on page 29 of this proxy statement/prospectus. Ikena and Inmagene both encourage you to read and consider all of these risks carefully.
Regulatory Approvals (see page 190)
Neither Ikena nor Inmagene is required to make any filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the Merger. In the United States, Ikena and Inmagene must comply with applicable federal and state securities laws and the Nasdaq rules in connection with the issuance of shares of Ikena common stock in the Merger and Ikena concurrent financing, including the filing with the SEC of this proxy statement/prospectus and the required stockholder approval for the resulting “change of control” of Ikena under the Nasdaq rules.
Nasdaq Listing (see page 192)
Pursuant to the Merger Agreement, Ikena has agreed to (i) use commercially reasonable efforts to maintain its existing listing on Nasdaq until the first effective time and to obtain approval of the listing of the combined company on Nasdaq, (ii) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the shares of Ikena common stock being issued in the Merger, (iii) use commercially reasonable efforts to cause such shares to be approved for listing (subject to official notice of issuance) on the Nasdaq market at or prior to the first effective time, and (iv) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial Nasdaq Listing Application for the Ikena common stock on Nasdaq and to use commercially reasonable efforts to cause such listing application to be conditionally approved prior to the first effective time.
Anticipated Accounting Treatment (see page 193)
The Merger is expected to be treated by Ikena as a reverse merger and will be accounted for as a reverse recapitalization in accordance with generally accepted accounting principles in the U.S. (“GAAP”). For accounting purposes, Inmagene is considered to be acquiring the assets and liabilities of Ikena in this transaction based on the terms of the Merger Agreement and other factors, including that: (i) Inmagene’s largest shareholder will retain the largest interest in the combined company; and (ii) certain members of Inmagene’s executive management team will become the management of the combined company. The combined company will be named “ImageneBio, Inc.” and will be headquartered in San Diego, California. Accordingly, the Merger is expected to be treated as the equivalent of Inmagene issuing shares to acquire the net assets of Ikena. As a result of the Merger, the net assets of Ikena will be recorded at their acquisition-date fair value in the financial statements of Inmagene and the reported operating results prior to the Merger will be those of Inmagene. See the “Unaudited Pro Forma Condensed Combined Financial Information” elsewhere in this proxy statement/prospectus for additional information.
Appraisal Rights and Dissenters’ Rights (see page 193)
Holders of Ikena common stock are not entitled to appraisal rights in connection with the Merger under the Delaware General Corporate Law (the “DGCL”).
Under Cayman Islands law, Inmagene shares that are issued and outstanding immediately prior to the first effective time and that are held by shareholders who have validly exercised and not effectively withdrawn or lost such holder’s right to dissent from the Merger (the “Dissenter’s Rights”) in accordance with Section 238 of the CICA (such shares, the “Dissenting Shares,” and the holders of Dissenting Shares collectively being referred to as “Dissenting Shareholders”) shall as of the first effective time be cancelled and cease to exist, and no Dissenting Shareholder shall be entitled to receive any merger consideration, and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them in accordance with the provisions of Section 238 of the CICA. See “Appraisal Rights and Dissenter Rights” elsewhere in this proxy statement/prospectus for additional information.
Comparison of Stockholder Rights (see page 373)
Ikena is incorporated under the laws of the State of Delaware and, accordingly, the rights of its stockholders are currently, and will continue to be, governed by the DGCL. If the Merger is completed, Inmagene shareholders will become Ikena stockholders, and their rights will be governed by the DGCL, the amended and restated bylaws of Ikena (“Ikena’s bylaws”) and Ikena’s charter, as may be further amended by Proposal No. 2 if approved by the Ikena stockholders at the Ikena annual meeting. The rights of Ikena stockholders contained in Ikena’s charter and Ikena’s bylaws differ from the rights of Inmagene shareholders under the fourth amended and restated memorandum and articles of association of Inmagene (“Inmagene M&A”) and the third amended and restated shareholder agreement, dated as of March 8, 2021, by and among Inmagene, certain of its subsidiaries and certain of its shareholders (“Inmagene SHA”), as more fully described under the section titled “Comparison of Rights of Holders of Ikena Capital Stock and Inmagene Capital Stock” beginning on page 373 of this proxy statement/prospectus.

RISK FACTORS
The combined company will be faced with a market environment that cannot be predicted and that involves significant risks, many of which will be beyond its control. In addition to the other information contained or incorporated by reference in this proxy statement/prospectus, you should carefully consider the material risks described below before deciding how to vote your shares of Ikena common stock. You should also read and consider the other information in this proxy statement/prospectus. Please see the section titled “Where You Can Find More Information” beginning on page 391 of this proxy statement/prospectus for further information.
Risks Related to the Merger
The Exchange Ratio will not be adjusted based on the market price of Ikena common stock, so the consideration at the closing of the Merger may have a greater or lesser value than at the time the Merger Agreement was signed.
The Exchange Ratio will not change based on changes in the trading price of Ikena common stock. Therefore, if before the completion of the Merger, the market price of Ikena common stock increases from the market price on the date of the Merger Agreement, Inmagene stockholders could then receive merger consideration with substantially higher value for their Inmagene shares than the parties had negotiated when they established the Exchange Ratio. The Merger Agreement does not include a price-based termination right. Immediately after the First Merger, based on the estimated Exchange Ratio, it is expected that (i) the Inmagene securityholders immediately before the First Merger will own approximately 55.6% of the aggregate number of shares of the combined company’s common stock and (ii) Ikena securityholders immediately before the First Merger will own approximately 44.4% of the aggregate number of shares of the combined company’s common stock, in each case, on a fully diluted basis calculated using the treasury stock method. Immediately after the Merger and the Ikena concurrent financing, based on the estimated Exchange Ratio, it is expected that (i) the Inmagene securityholders immediately before the First Merger will own approximately 43.5% of the aggregate number of shares of the combined company’s common stock, (ii) Ikena securityholders immediately before the First Merger will own approximately 34.6% of the aggregate number of shares of the combined company’s common stock, in the case of clause (i) and this clause (ii), on a fully diluted basis calculated using the treasury stock method, and (iii) the investors in the Ikena concurrent financing will own approximately 21.9% of the aggregate number of shares of the combined company’s common stock. The estimated Exchange Ratio will be adjusted based on, among other things, Ikena net cash. Ikena net cash includes, among other things, a credit for cash proceeds that Ikena receives from an Ikena Legacy Transaction (as defined below). If Ikena net cash is below $100 million then the Exchange Ratio may be adjusted such that the percentage of the combined company’s common stock owned by Inmagene’s security holders following the Merger and the Ikena concurrent financing is increased while the percentage owned by Ikena’s securityholders is decreased. If Ikena net cash is greater than $100 million but less than $102 million then the Exchange Ratio may be adjusted such that the percentage of the combined company’s common stock owned by Ikena’s security holders following the Merger and the Ikena concurrent financing is increased while the percentage owned by Inmagene’s securityholders is decreased. To the extent that, following the final determination of net cash, the amount of the Ikena Valuation exceeds $122 million then prior to the closing, Ikena has the right to distribute the excess of the amount by which the Ikena Valuation exceeds $122 million to stockholders of Ikena as of a record date prior to the closing. For a more complete description of the Merger, please see the section titled “The Merger Agreement—Merger Consideration and Exchange Ratio.”
If the conditions to the closing of the Merger are not met, the Merger may not occur.
Even if Proposal Nos. 1 and 2 are approved by the stockholders of Ikena, specified conditions must be satisfied or, to the extent permitted by applicable law, waived to complete the Merger. These conditions are set forth in the Merger Agreement and each material condition to the completion of the Merger is described in the section titled “The Merger Agreement—Conditions to the Completion of the Merger.” Ikena and Inmagene cannot assure you that all of the conditions will be satisfied or waived. If the conditions are not satisfied or waived, the Merger may not occur or will be delayed, and Ikena and Inmagene each may lose some or all the intended benefits of the Merger.
The Merger may be completed even though a material adverse effect may result from the announcement of the Merger, industry-wide changes and/or other causes.
In general, either Ikena or Inmagene can refuse to complete the Merger if there is an Inmagene Material Adverse Effect (as defined in the Merger Agreement) or an Ikena Material Adverse Effect (as defined in the Merger Agreement), as applicable, between December 23, 2024, the date of the Merger Agreement, and the closing of the

Merger. However, certain types of changes do not permit either party to refuse to complete the Merger, even if such change could be said to have a material adverse effect on Ikena or Inmagene unless such change disproportionately affects such party and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which such party operates, including:
•
any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing;

•	any epidemic or pandemic in the United States or any other country or region in the world, or any escalation of the foregoing;
•	any change in U.S. GAAP or applicable law or the interpretation thereof; and
•	general economic or political conditions or conditions generally affecting the industries in which Ikena or Inmagene and its subsidiaries operate.
If a material adverse change occurs with respect to either party or both parties and Ikena and Inmagene still complete the Merger, the stock price of the combined company following the closing of the Merger may suffer and may reduce the value of the Merger to the stockholders of Ikena or shareholders of Inmagene or both.
Some executive officers and directors of Ikena and Inmagene have interests in the Merger that are different from the stockholders of Ikena and that may influence them to support or approve the Merger without regard to the interests of the stockholders of Ikena.
Some officers and directors of Ikena and Inmagene are parties to arrangements that provide them with interests in the Merger that are different from, or in addition to, the stockholders of Ikena. These interests with respect to Ikena’s directors and executive officers may include, among others, acceleration of stock option vesting, retention bonus payments, extension of exercisability periods of previously issued stock option grants, severance payments if employment is terminated in a qualifying termination in connection with the Merger and rights to continued indemnification, expense advancement and insurance coverage. Two members of the Ikena board will continue as directors of the combined company after the first effective time, and, following the closing of the Merger, will be eligible to be compensated as non-employee directors of the combined company. These interests with respect to Inmagene’s directors and executive officers may include, among others, certain of Inmagene’s directors and executive officers have options, subject to vesting, to purchase Inmagene shares which, after the first effective time, will be converted into and become options to purchase shares of the common stock of the combined company; certain of Inmagene’s executive officers hold vested options to purchase Inmagene shares that will become exercisable upon consummation of the Merger; and all of Inmagene’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement.
In addition, certain of Ikena’s directors are affiliated with investment funds which are participating in the Ikena concurrent financing. See “Certain Relationships and Related Party Transactions of the Combined Company—Ikena Transactions—Concurrent Financing” for more information.
The Ikena and Inmagene boards were aware of and considered those interests, among other matters, in reaching their decisions to approve and adopt the Merger Agreement, approve the Merger, and recommend the approval of the Merger Agreement to Ikena stockholders and Inmagene shareholders. These interests, among other factors, may have influenced the directors and executive officers of Ikena and Inmagene to support or approve the Merger.
For more information regarding the interests of the Ikena executive officers and directors in the Merger, see the section titled “The Merger—Interests of the Ikena’s Directors and Executive Officers in the Merger.” For more information regarding the interests of the Inmagene executive officers and directors in the Merger, see the section titled “The Merger—Interests of the Inmagene’s Directors and Executive Officers in the Merger.”

Ikena stockholders and Inmagene shareholders may not realize a benefit from the Merger commensurate with the ownership dilution they will experience in connection with the Merger, including the issuance of shares of Ikena common stock in the Ikena concurrent financing.
If the combined company is unable to realize the full strategic and financial benefits currently anticipated from the Merger, Ikena stockholders and Inmagene shareholders will have experienced substantial dilution of their ownership interests without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the combined company is able to realize only part of the strategic and financial benefits currently anticipated from the Merger.
If the Merger is not completed, Ikena’s stock price may decline significantly.
The market price of Ikena common stock is subject to significant fluctuations. During the 12-month period ended December 23, 2024, the closing sales price of Ikena’s common stock on Nasdaq ranged from a high of $2.10 on December 27, 2023 to a low of $1.24 on April 17, 2024. Market prices for securities of pharmaceutical, biotechnology and other life science companies have historically been particularly volatile. In addition, the market price of Ikena common stock will likely be volatile based on whether stockholders and other investors believe that Ikena can complete the Merger or otherwise raise additional capital to support Ikena’s operations if the Merger is not consummated and another strategic transaction cannot be identified, negotiated and consummated in a timely manner, if at all. The volatility of the market price of Ikena common stock is exacerbated by low trading volume.
Additional factors that may cause the market price of Ikena common stock to fluctuate include:
•	the entry into, or termination of, key agreements, including commercial partner agreements;
•	announcements by commercial partners or competitors of new commercial products, clinical progress or lack thereof, significant contracts, commercial relationships or capital commitments;
•	the loss of key employees;
•	future sales of its common stock;
•	general and industry-specific economic conditions that may affect its research and development expenditures;
•	the failure to meet industry analyst expectations; and
•	period-to-period fluctuations in financial results.
Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of Ikena common stock. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against such companies.
Ikena and Inmagene securityholders will generally have a reduced ownership and voting interest in, and will exercise less influence over the management of, the combined company following the completion of the Merger as compared to their current ownership and voting interests in the respective companies.
After the completion of the Merger, the current securityholders of Ikena and Inmagene will generally own a smaller percentage of the combined company than their ownership of their respective companies prior to the Merger. Immediately after the First Merger, based on the estimated Exchange Ratio, it is expected that (i) the Inmagene securityholders immediately before the First Merger will own approximately 55.6% of the aggregate number of shares of the combined company’s common stock and (ii) Ikena securityholders immediately before the First Merger will own approximately 44.4% of the aggregate number of shares of the combined company’s common stock, in each case, on a fully diluted basis calculated using the treasury stock method. Immediately after the Merger, Ikena stockholders as of immediately prior to the Merger are expected to own approximately 34.6% of the combined company, former Inmagene securityholders are expected to own approximately 43.5% of the outstanding shares of the combined company, in each case of Inmagene and Ikena, on a fully diluted basis calculated using the treasury stock method, and the investors who are issued shares of Ikena common stock in the Ikena concurrent financing are expected to own approximately 21.9% of the outstanding shares of the combined company, subject to adjustments (i) to account for the effect of the proposed reverse stock split, and (ii) to the extent that Ikena’s net cash immediately prior to the closing is less than or greater than $100 million (and as a result, Ikena stockholders could own more or less of the combined company). To the extent that, following the final determination of net cash, the amount of the Ikena Valuation exceeds $122 million, then prior to the closing, Ikena has the right to distribute the excess of the amount by which the Ikena Valuation exceeds $122 million to stockholders of Ikena as of a record date prior to the closing.
Ikena cannot be sure if or when the Merger will be completed.
The consummation of the Merger is subject to the satisfaction or waiver of various conditions, including the authorization of the Merger by Ikena’s stockholders and Inmagene’s shareholders. Ikena cannot guarantee that the closing conditions set forth in the Merger Agreement will be satisfied. If Ikena is unable to satisfy certain closing conditions or if other mutual closing conditions are not satisfied, Inmagene will not be obligated to complete the Merger. Under certain circumstances, Ikena would be required to pay Inmagene a termination fee of $5 million, plus expense reimbursement of Inmagene of up to $1 million (credited against the payment of any termination fee).
If the Merger is not completed, the Ikena board, in discharging its fiduciary obligations to Ikena’s stockholders, would evaluate other strategic alternatives or financing options that may be available, which alternatives may not be as favorable to Ikena’s stockholders as the Merger, including a liquidation and dissolution. Any future sale or merger, financing or other transaction, including a liquidation or dissolution, may be subject to further stockholder approval. Ikena may also be unable to find, evaluate or complete other strategic alternatives, which may have a materially adverse effect on Ikena’s business. Until the Merger is completed, the Merger Agreement restricts Inmagene and Ikena from taking specified actions without the consent of the other party and requires Ikena to operate in the ordinary course of business consistent with past practice. These restrictions may prevent Inmagene and Ikena from making appropriate changes to their respective businesses or pursuing attractive business opportunities that may arise prior to the completion of the Merger. Further, if Ikena’s net cash at closing is lower than anticipated, either because expenses exceed current estimates or due to delays prior to closing, then the pre-closing stockholders of Ikena will own less of the combined company pursuant to the Exchange Ratio adjustment set forth in the Merger Agreement. Any delay in completing the proposed Merger may materially and adversely affect the timing and benefits that are expected to be achieved from the proposed Merger.
Lawsuits may be filed against Ikena and the members of the Ikena board arising out of the proposed Merger, which may delay or prevent the proposed Merger.
Putative stockholder complaints, including stockholder class action complaints, and other complaints may be filed against Ikena, the Ikena board, Inmagene, the Inmagene board and others in connection with the transactions contemplated by the Merger Agreement. The outcome of litigation is uncertain, and Ikena may not be successful in defending against any such future claims. Lawsuits that may be filed against Ikena, the Ikena board, Inmagene, or the Inmagene board could delay or prevent the Merger, divert the attention of Ikena’s management and employees from Ikena’s day-to-day business and otherwise adversely affect Ikena’s financial condition.
During the pendency of the Merger Agreement, Ikena and Inmagene may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Merger Agreement, which could adversely affect their respective businesses.
Covenants in the Merger Agreement impede the ability of Ikena and Inmagene to make acquisitions, subject to specified exceptions relating to fiduciary duties, or complete other mergers, sales of assets or other business combinations pending completion of the Merger. As a result, if the Merger is not completed, the parties may be at a disadvantage to their competitors during that period. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, initiating, knowingly encouraging or entering into specified extraordinary transactions, such as a merger, sale of assets or other business combination, with any third party, subject to specified exceptions, even if any such transaction could be favorable to such party’s stockholders or shareholders, as applicable. For a more complete description of the restrictions on pursuing alternative transactions please see the section titled “The Merger Agreement.”
Certain provisions of the Merger Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.
The terms of the Merger Agreement prohibit each of Ikena and Inmagene from soliciting competing proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances in which such party’s board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that an unsolicited competing proposal constitutes, or is reasonably likely to result in, a superior offer and, based on the advice its outside legal counsel, that failure to take such action is inconsistent with the fiduciary duties of such party’s board of directors. Even in such circumstances, while the Ikena board or Inmagene board may change its recommendation to its stockholders or shareholders, as applicable, Ikena will be obligated to hold the Ikena annual meeting to approve the Insight Stockholder Matters (as defined in the Merger Agreement) and Inmagene will be required to solicit the approval of its shareholders of the Company Shareholders Matters (as defined in the Merger Agreement) and neither party may terminate the Merger Agreement in order to enter into an agreement with respect to a superior offer. In addition, if Ikena and Inmagene terminate the Merger Agreement under specified circumstances, including terminating because of a decision of the Ikena board or Inmagene board to recommend a superior offer, Ikena may be required to pay Inmagene a termination fee of $5.0 million and/or up to $1 million in expense reimbursements (credited against the payment of any termination fee) or Inmagene may be required to pay Ikena a termination fee of $4.5 million, and/or up to $1 million in expense reimbursements (credited against the payment of any termination fee), as defined and described under “The Merger Agreement—Termination and Termination Fee.” This termination fee may discourage third parties from submitting competing proposals to Ikena or its stockholders or Inmagene or its shareholders and may cause the Ikena board or the Inmagene board, as the case may be, to be less inclined to recommend a competing proposal.
Because the lack of a public market for the Inmagene shares makes it difficult to evaluate the fairness of the Merger, the shareholders of Inmagene may receive consideration in the Merger that is less than the fair market value of the Inmagene shares or Ikena may pay more than the fair market value of the Inmagene shares.
The outstanding Inmagene shares are privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of the Inmagene shares. Because the percentage of Ikena equity to be issued to Inmagene shareholders was determined based on negotiations between the parties, it is possible that the value of the Ikena common stock to be received by Inmagene shareholders will be less than the fair market value of the Inmagene shares, or Ikena may pay more than the aggregate fair market value for the Inmagene shares.
The Financial Projections for Inmagene included in this proxy statement/prospectus under “The Merger—Certain Unaudited Prospective Financial Information,” which were considered by the Ikena board in evaluating the Merger and used by Ikena’s financial advisor in rendering its fairness opinion and performing its related financial analyses, reflect numerous variables, estimates and assumptions and are inherently uncertain. If any of these variables, estimates and assumptions prove to be wrong, such as the assumptions relating to the approval of IMG-007, the actual results for the combined company’s business may be materially different than the results reflected in the Financial Projections.
As further described below in the section entitled “The Merger—Certain Unaudited Prospective Financial Information,” in connection with the Ikena board’s evaluation of the Merger, preliminary internal Financial Projections for Inmagene were prepared by the management of Ikena, solely for use by Ikena’s financial advisor, Leerink Partners, in connection with the rendering of its fairness opinion and performing its related financial analyses, as described below under “The Merger—Opinion of Ikena’s Financial Advisor.” Although presented with numerical specificity, these Financial Projections reflect numerous variables, estimates, and assumptions made by Ikena’s management at the time the initial Financial Projections were prepared by Ikena. If any of these variables, estimates and assumptions prove to be wrong, the actual results for the combined company’s business may differ materially from the results reflected in the Financial Projections. These assumptions include assumptions as to the timing and likelihood of IMG-007 receiving marketing authorization and are subject to the risk that the Inmagene product candidate does not receive marketing authorization on the timeline assumed in the projections or at all, generate the revenue anticipated or any revenue, reflected in the Financial Projections. If IMG-007 or any potential future product candidate of Inmagene does not receive marketing authorization when anticipated, for the indications anticipated, or at all, or the other assumptions reflected in the estimates as to probability of success prove untrue, the actual results of the combined company’s business will differ materially from the results reflected in the Financial Projections.
In addition, the Financial Projections cover a significant period of time, specifically 2025 through 2045. This extended period was used in light of the anticipated timing for regulatory approval and the initiation of commercial sales of the Inmagene product candidate and the anticipated period of patent exclusivity for each product candidate. However, the risks and uncertainties regarding the Financial Projections, including the potential for adverse developments such as delays in obtaining or failure to obtain regulatory approvals or additional competition or changes in the competitive or regulatory landscape, increase with each successive year and the likelihood that the actual results will differ materially from the projected results increase with each successive year. The Financial Projections also do not reflect general business, economic, market and financial conditions and any changes in any of these conditions over the period of the projections could result in the actual results differing materially from the results reflected in the Financial Projections.
The opinion delivered by Leerink Partners to the Ikena board prior to the entry into the Merger Agreement does not reflect changes in circumstances that may occur after the date thereof.
The Ikena board has not obtained an updated opinion either as of the date of this proxy statement/prospectus or as of any other date subsequent to the date of the opinion of Leerink Partners, Ikena’s financial advisor. Changes in circumstances, including without limitation the operations and prospects of Ikena or Inmagene, stock prices, general market and economic conditions and other factors, some or all of which may be beyond the control of Ikena and Inmagene, are not reflected in the opinion of Leerink Partners. The opinion of Leerink Partners does not speak as of any date other than the date thereof.
If the Merger does not qualify as a reorganization under the Code, U.S. holders of Ikena common stock may be taxed on the full amount of the consideration received in the Merger.
As discussed more fully under the section titled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” each of Ikena and Inmagene intend that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the Merger so qualifies, no gain will be recognized by U.S. holders of Inmagene shares will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of shares of Ikena common stock in exchange for Inmagene shares in the Merger. It is not, however, a condition to the parties’ obligation to complete the transactions that the Merger so qualifies. None of the parties to the Merger Agreement have sought or intend to seek any ruling from the Internal Revenue Service (“IRS”) regarding the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code. If the Merger does not qualify for the U.S. federal income tax treatment described herein, U.S. holders of Inmagene shares may be taxed on any gain realized up to the full fair market value of any Ikena common stock received in the Merger.
Ikena or Inmagene may waive one or more of the conditions to the Merger without recirculation of this proxy statement/prospectus or resoliciting stockholder approval.
Conditions to Ikena’s or Inmagene’s obligations to complete the Merger may be waived, in whole or in part, to the extent permitted by law, in certain circumstances unilaterally or by agreement of Ikena and Inmagene. In the event of a waiver of a condition, the Ikena board will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of stockholder approval is necessary.
In the event that the Ikena board, in its own reasonable discretion, determines any such waiver is not significant enough to require recirculation of this proxy statement/prospectus and re-solicitation of its stockholders, it will have the discretion to complete the Merger without seeking further stockholder approval, which decision may have a material adverse effect on the Ikena stockholders. For example, if Ikena and Inmagene agree to waive the requirement that the shares of Ikena common stock to be issued in the Merger have been approved for listing (subject to official notice of issuance) on Nasdaq as of the closing of the Merger, and their respective boards of directors elect to proceed with the closing of the Merger, Nasdaq may notify the combined company of its determination to delist the company’s securities based upon the failure to satisfy the initial inclusion criteria in the Nasdaq application. The combined company may appeal the determination to a hearings panel but such appeal will not stay the suspension and delisting action and Nasdaq may notify the combined company that its common stock will be immediately suspended from trading and delisted.
In addition, in order to meet the initial listing requirements of Nasdaq or as otherwise determined in the discretion of the combined company board pursuant to the terms of the Lock-Up Agreements, the Ikena board or combined company board may release stockholders from their Lock-Up Agreements and waive the requirement that such Lock-Up Agreements be in full force and effect immediately following the Effective Time. Such release would increase the number of shares that may be sold in the public market immediately after the Merger and any such sales could cause the combined company’s stock price to decline.
Transfers of the combined company’s securities utilizing Rule 144 of the Securities Act may be limited.
A significant portion of the combined company’s securities will be restricted from immediate resale. Holders should be aware that transfers of Ikena’s securities pursuant to Rule 144 may be limited as Rule 144 is not available, subject to certain exceptions, for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have previously been a shell company. Ikena’s winddown of its historical operations, the suspension of development activities and the proposed Merger will make Ikena subject to the SEC requirements applicable to reporting shell company business combinations. Ikena anticipates that following the consummation of the Merger, the combined company will no longer be a shell company. As a result, Ikena anticipates that holders of restricted securities of the combined company, including affiliates of the combined company and the investors in the Ikena concurrent financing, will not be able to sell such securities pursuant to Rule 144 without registration until one year after the combined company files the Current Report on Form 8-K following the closing that includes the required Form 10 type information that reflects that the combined company is no longer a shell company. For more information, see the section entitled “Securities Act Restrictions on Resale of Combined Company Common Stock—Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies.”
Ikena’s winddown of its historical operations, the sale of assets, the suspension of development activities and the proposed Merger, resulting in the conversion of Inmagene into a public company, will make Ikena subject to the SEC requirements applicable to reporting shell company business combinations. As a result, the combined company will be subject to more stringent reporting requirements, offering limitations and resale restrictions.
According to SEC guidance, the requirements applicable to reporting shell company business combinations apply to any company that sells or otherwise disposes of its historical assets or operations in connection with or as part of a plan to combine with a non-shell private company in order to convert the private company into a public one. Ikena has suspended its development activities and, as such, Ikena’s plan to merge with Inmagene, resulting in the conversion of Inmagene into a public company, will be subject to the SEC requirements applicable to reporting shell company business combinations, which are as follows:
•
the combined company will need to file a Current Report on Form 8-K to report the Form 10 type information (“Super 8-K”) after closing of the Merger reflecting its status as an entity that is not a shell company;

•	the combined company will not be eligible to use a Form S-3 until 12 full calendar months after closing of the Merger;
•	the combined company will need to wait at least 60 calendar days after the filing of the Super 8-K to file a Form S-8 for any equity plans or awards, such as the 2025 Plan and the ESPP;
•
the combined company will be an “ineligible issuer” for three years following the closing of the Merger, which will prevent the combined company from (i) incorporating by reference in its Form S-1 filings, (ii) using a free writing prospectus or (iii) taking advantage of the well-known seasoned issuer (“WKSI”) status, even if otherwise eligible based on its public float;

•
investors who (i) were affiliates of Inmagene at the time the Merger was submitted for the vote or consent of Inmagene’s shareholders, (ii) receive securities of the combined company in the Merger and (iii) publicly offer or sell such securities will be deemed to be engaged in a distribution of such securities, and therefore would be underwriters with respect to resales of those securities, and accordingly such securities may not be included in the any resale shelf registration statement unless such securities are sold only in a fixed price offering in which such investors are named as underwriters in the prospectus; and

•
Rule 144(i)(2) will limit the ability of holders of restricted securities, the investors in the Ikena concurrent financing, and any affiliates of the public company to publicly resell Rule 145(c) securities per Rule 145(d), as well as any other “restricted” or “control” securities of the combined company per Rule 144, until one year after the Form 10 information is filed with the SEC. Non-affiliate Ikena stockholders prior to the Merger will not be subject to such restrictions on public resales of their shares.

The foregoing SEC requirements will increase the combined company’s time and cost of raising capital, offering stock under equity plans, and complying with securities laws. Furthermore, such requirements will add burdensome restrictions on the resale of the combined company common stock by affiliates of Inmagene and any holders of “restricted” or “control” securities of the combined company.
For more information about the conditions to the completion of the Merger, see the section titled “The Merger Agreement—Conditions to the Completion of the Merger.”

Ikena stockholders and/or Inmagene shareholders may not receive any payment on the Ikena CVRs and/or Inmagene CVRs and the Ikena CVRs and/or Inmagene CVRs may otherwise expire valueless.
The right of Ikena stockholders and Inmagene shareholders to receive any future payment for or derive any value from the Ikena CVRs and Inmagene CVRs, respectively, will be contingent solely upon Ikena’s and Inmagene’s (or the combined company’s) ability to monetize all or any part of the Ikena CVR Assets or the Inmagene CVR Assets, respectively, pursuant to a disposition agreement entered into within the time periods specified in the Ikena CVR Agreement and Inmagene CVR Agreement, respectively, and the timing and amount of the consideration received thereunder. If Ikena and/or Inmagene or the combined company are not successful in entering into disposition agreements related to the Ikena CVR Assets and/or the Inmagene CVR Assets or receiving payments thereunder, in each case, within the time periods specified in the Ikena CVR Agreement and/or Inmagene CVR Agreement, respectively, or if such payments are not sufficient to result in the payment of any Ikena CVR Payments and/or Inmagene CVR Payments as a result of permitted deductions thereto, no payments will be made in respect of the Ikena CVRs and/or Inmagene CVRs, and such the Ikena CVRs and/or Inmagene CVRs will expire valueless.
Following the first effective time, the combined company will have sole authority over whether and how to pursue the continued development of the Ikena CVR Assets and/or Inmagene CVR Assets (if at all), and the combined company’s only obligations will be to carry out the obligations set forth in the Ikena CVR Agreement and Inmagene CVR Agreement.
Furthermore, the Ikena CVRs and Inmagene CVRs will be unsecured obligations of the combined company and all payments under the Ikena CVRs and Inmagene CVRs, all other obligations under the Ikena CVR Agreement and Inmagene CVR Agreement and the Ikena CVRs and Inmagene CVRs and any rights or claims relating thereto will be subordinated in right of payment to the prior payment in full of all current or future senior obligations of the combined company.
The tax treatment of the Ikena CVRs and Inmagene CVRs is uncertain.
We and Inmagene intend to treat the issuance of the Ikena CVRs and Inmagene CVRs to the persons who prior to completion of the Merger were our stockholders or Inmagene shareholders, as applicable, as a distribution of property with respect to Ikena common stock and Inmagene shares, as applicable. However, the U.S. federal income tax treatment of the Ikena CVRs and Inmagene CVRs is uncertain. There is no legal authority directly addressing the U.S. federal income tax treatment of contingent value rights with characteristics similar to the Ikena CVRs and Inmagene CVRs. Therefore, it is possible that the issuance of the Ikena CVRs and Inmagene CVRs may be treated as a distribution of equity with respect to our stock and/or the Inmagene shares, as applicable, as an “open transaction,” or as a “debt instrument” for U.S. federal income tax purposes, and such questions are inherently factual in nature.
Risks Related to the Reverse Stock Split
The reverse stock split may not increase the combined company’s stock price over the long-term.
The principal purposes of the reverse stock split are to (i) increase the per-share market price of Ikena’s common stock above the minimum bid price requirement under the Nasdaq rules so that the listing of the combined company and the shares of Ikena common stock being issued in the Merger on Nasdaq will be approved and (ii) increase the number of authorized and unissued shares available for future issuance in connection with the Merger. It cannot be assured, however, that the reverse stock split will accomplish these objectives for any meaningful period of time. While it is expected that the reduction in the number of outstanding shares of common stock will proportionally increase the market price of Ikena’s common stock, it cannot be assured that the reverse stock split will increase the market price of its common stock by a multiple of the reverse stock split ratio mutually agreed by Ikena and Inmagene, or result in any permanent or sustained increase in the market price of Ikena’s common stock, which is dependent upon many factors, including Ikena’s business and financial performance, general market conditions and prospects for future success. Thus, while the stock price of Ikena might meet the listing requirements for Nasdaq initially, it cannot be assured that it will continue to do so.
The reverse stock split may decrease the liquidity of the combined company’s common stock.
Although the Ikena board believes that the anticipated increase in the market price of the combined company’s common stock resulting from the proposed reverse stock split could encourage interest in its common stock and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for the combined company’s common stock. In addition, the reverse stock split may not result in an increase in the combined company’s stock price necessary to satisfy Nasdaq’s initial listing requirements for the combined company.
The reverse stock split may lead to a decrease in the combined company’s overall market capitalization.
Should the market price of the combined company’s common stock decline after the reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in the combined company’s overall market capitalization. If the per share market price does not increase in proportion to the reverse stock split ratio, then the value of the combined company, as measured by its stock capitalization, will be reduced. In some cases, the per-share stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse split levels, and accordingly, it cannot be assured that the total market value of the combined company’s common stock will remain the same after the reverse stock split is effected, or that the reverse stock split will not have an adverse effect on the combined company’s stock price due to the reduced number of shares outstanding after the reverse stock split.
Risks Related to Ikena
Unless otherwise indicated or the context otherwise requires, references in this section to “Ikena,” the “Company,” “we,” “us,” “our” and other similar terms refer to Ikena and its subsidiaries.
Risks Related to Our Strategic Alternatives Review Process
Failure to complete, or delays in completing, the proposed Merger with Inmagene could materially and adversely affect our results of operations, business, financial results and/or stock price.
We undertook a comprehensive review of strategic alternatives, including identifying and reviewing potential candidates for a merger.
On December 23, 2024, we entered into the Merger Agreement with Merger Sub I, Merger Sub II, and Inmagene, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, at the first effective time, Merger Sub I will be merged with and into Inmagene with Inmagene surviving as our wholly-owned subsidiary, and at the second effective time, Inmagene will be merged with and into Merger Sub II with Merger Sub II surviving as our wholly-owned subsidiary.
Subject to the terms and conditions of the Merger Agreement, at the closing of the Merger and related transactions, (a) each then-outstanding share of Inmagene (including shares of Inmagene ordinary shares issued upon conversion of Inmagene preferred shares) will be converted into the right to receive a number of shares of our common stock calculated in accordance with the Merger Agreement and (b) each then-outstanding option to purchase Inmagene ordinary shares will be converted into an option to purchase our common stock, subject to adjustment as set forth in the Merger Agreement.
The closing of the Merger is subject to approval by our stockholders and shareholders of Inmagene as well as other customary closing conditions. If the Merger is completed, the business of the combined company will be centered around advancing Inmagene’s product candidate, IMG-007, in AD and additional immunology and inflammatory indications. Any failure to satisfy a required condition to closing may prevent, delay or otherwise materially and adversely affect the completion of the Merger, which could materially and adversely affect our results of operations, business, financial results and/or stock price. We cannot predict with certainty whether or when any of the required closing conditions will be satisfied or if another uncertainty may arise and cannot assure you that the proposed Merger will be successfully consummated or that we will be able to successfully consummate the proposed Merger as currently contemplated under the Merger Agreement or at all.
Risks related to the failure to consummate, or delay in consummating, the proposed Merger with Inmagene include, but are not limited to, the following:
•	we would not realize any or all of the potential benefits of the Merger, which could have a negative effect on our results of operations, business or stock price;

•
under some circumstances, we may be required to pay a termination fee to Inmagene of $5.0 million, with expense reimbursement of up to $1.0 million credited against the payment of any such termination fee;

•	we would remain liable for significant transaction costs, including legal, accounting, financial advisory and other costs relating to the Merger regardless of whether the Merger is consummated;
•	the trading price of our common stock may decline to the extent that the current market price for our common stock reflects a market assumption that the Merger will be completed;
•
the attention of our management and employees may have been diverted to the Merger rather than to our historical operations and the pursuit of other opportunities that could have been beneficial to us;

•	we could be subject to litigation related to any failure to complete the Merger;
•	we could potentially lose key personnel during the pendency of the Merger; and
•
under the Merger Agreement, we are subject to certain customary restrictions on the conduct of our business prior to completing the Merger, which restrictions could adversely affect our ability to conduct our business as we otherwise would have done if we were not subject to these restrictions.

The occurrence of any of these events individually or in combination could materially and adversely affect our results of operations, business, and our common stock price.
If we do not successfully consummate the Merger or another strategic transaction, our board of directors may decide to pursue a dissolution and liquidation of our company. In such an event, the amount of cash available for distribution to our stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities, as to which we can give you no assurance.
There can be no assurance that the Merger will be completed. If the Merger is not completed, the Ikena board may decide to pursue a dissolution and liquidation of our company. In such an event, the amount of cash available for distribution to our stockholders will depend heavily on the timing of such decision and, ultimately, such liquidation, since the amount of cash available for distribution continues to decrease as we fund our operations while pursuing the Merger. In addition, if the Ikena board were to approve and recommend, and our stockholders were to approve, a dissolution and liquidation of the company, we would be required under Delaware corporate law to pay our outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to stockholders. Our commitments and contingent liabilities may include obligations under our employment and related agreements or policies with certain employees that provide for severance and other payments following a termination of employment occurring for various reasons, including a change in control of the company, litigation against us, and other various claims and legal actions arising in the ordinary course of business, and other unexpected and/or contingent liabilities. As a result of this requirement, a portion of our assets would need to be reserved pending the resolution of such obligations.
In addition, we may be subject to litigation or other claims related to a dissolution and liquidation of our company. If a dissolution and liquidation were to be pursued, our board of directors, in consultation with our advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of our common stock could lose all or a significant portion of their investment in the event of a liquidation, dissolution or winding up of the company. A liquidation would be a lengthy and uncertain process with no assurance of any value ever being returned to our stockholders.
We are substantially dependent on our remaining employees to facilitate the consummation of the Merger.
Our ability to consummate a strategic transaction depends upon our ability to retain our remaining employees required to consummate such a transaction, the loss of whose services may adversely impact the ability to consummate such transaction. In January and May 2024, we undertook a strategic realignment that significantly reduced our workforce in order to conserve our capital resources. As of February 28, 2025, we had only ten full-time employees. Our ability to successfully complete the Merger depends in large part on our ability to retain these remaining personnel. Despite our efforts to retain these employees, one or more may terminate their employment with us on short notice. Our cash conservation activities may yield other unintended consequences, such as reduced employee morale, which may cause remaining employees to seek alternative employment. The loss of the services of certain employees could potentially harm our ability to consummate the Merger, to run our day-to-day business operations, as well as to fulfill our reporting obligations as a public company.

Even if we are successful in completing a strategic transaction, we may be exposed to other operational and financial risks.
Although there can be no assurance that a strategic transaction will result from the process we have undertaken to identify and evaluate strategic alternatives, the negotiation and consummation of any such transaction will require significant time on the part of our management, and the diversion of management’s attention may disrupt our business.
The negotiation and consummation of any such transaction may also require more time or greater cash resources than we anticipate and exposes us to other operational and financial risks, including:
•	increased near-term and long-term expenditures;
•	exposure to unknown liabilities;
•	higher than expected transaction costs;
•	difficulty and cost in combining the operations and personnel of any acquired business with our operations and personnel;
•	impairment of relationships with third parties of any acquired business due to changes in management and ownership;
•	inability to retain our key employees or those of any acquired business; and
•	possibility of future litigation.
Any of the foregoing risks could have a material adverse effect on our business, financial condition and prospects.
If we do not complete the Merger, we may face substantial competition for attractive counterparties for any proposed strategic transactions.
There can be no assurance that the Merger will be completed. If the Merger is not completed, our board of directors may decide to pursue an alternative strategic transaction. We may face substantial competition for attractive counterparties for any proposed strategic transactions. For example, there may be many other biotechnology and pharmaceutical companies that halt development of their programs and instead choose to pursue strategic transactions like the ones we have been exploring in connection with our strategic review process. These companies may possess greater financial and managerial resources than we do, and they may have more attractive product candidates, intellectual property or other assets. As a result, these other companies may prove to be more attractive than us to counterparties pursuing strategic transactions. There can be no assurance that its strategic review process will result in us pursuing a transaction, or that any transaction, if pursued, will be completed on terms favorable to us and our stockholders.
We have never paid and, other than in connection with the Merger, do not intend to pay any cash dividends in the foreseeable future, so any returns will be limited to the value of our capital stock.
We have never paid cash dividends on any of our capital stock. We currently anticipate that we will retain future earnings and do not anticipate declaring or paying any cash dividends for the foreseeable future, other than any dividend contemplated under the Merger Agreement. In addition, we may enter into agreements that prohibit us from paying cash dividends without prior written consent from our contracting parties, or with other terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. Any return to stockholders will therefore be limited to the appreciation of their stock, which may never occur.
We may become involved in litigation, including securities class action litigation, which could divert management’s attention and harm our business, and insurance coverage may not be sufficient to cover all costs and damages.
In the past, litigation, including securities class action litigation, has often followed certain significant business transactions, such as the sale of a company or announcement of any other strategic transaction, or the announcement of negative events, such as negative results from clinical trials. These events may also result in investigations by the SEC. We may be exposed to such litigation even if no wrongdoing occurred. Litigation is usually expensive and diverts management’s attention and resources, which could adversely affect our business and cash resources and our ability to consummate a potential strategic transaction or the ultimate value its stockholders receive in any such transaction.
Risks Related to Our Limited Operating History, Financial Position, and Capital Requirements
We are a targeted oncology company with a limited operating history.
We commenced operations in 2016 and are a targeted oncology company with a limited operating history. Biopharmaceutical product development is a highly speculative undertaking and involves a substantial degree of risk. Since our inception, we have devoted substantially all of our efforts to organizing and staffing our company, acquiring intellectual property, business planning, raising capital, conducting discovery, research and development activities, and providing general and administrative support for these operations. We have no products approved for commercial sale and therefore, have never generated any revenue from product sales, and we do not expect to in the foreseeable future. We have not obtained regulatory approvals for any of our product candidates, and there is no assurance that we will obtain approvals in the future. If we continue to progress the development of our product candidates, we expect to continue to incur expenses and operating losses for the foreseeable future. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders’ equity and working capital.
We have incurred significant net losses since our inception and, if we continue to progress the development of our product candidates, anticipate that we will continue to incur losses for the foreseeable future.
Our net losses were $49.2 million and $68.2 million for the years ended December 31, 2024 and 2023, respectively. We had an accumulated deficit of $331.6 million as of December 31, 2024. Substantially all of our net losses have resulted from costs incurred in connection with our research and development programs and from general and administrative costs associated with our operations. If we continue to progress the development of our product candidates, we expect that our research and development expenses could increase significantly. In addition, if we obtain regulatory approval for our product candidates, we will incur significant sales, marketing, and manufacturing expenses. As a public company, we will continue to incur additional costs for the foreseeable future that we did not incur as a private company. Because of the numerous risks and uncertainties associated with developing pharmaceutical products, we are unable to predict the extent of any future losses or when we will become profitable, if at all. Even if we do become profitable, we may not be able to sustain or increase our profitability on a quarterly or annual basis.
The amount of our future losses is uncertain and our quarterly and annual operating results may fluctuate significantly or may fall below the expectations of investors or securities analysts, each of which may cause our stock price to fluctuate or decline. If we continue to progress the development of our product candidates, our quarterly and annual operating results may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control and may be difficult to predict, including the following:
•	our ability to attract, hire, and retain qualified personnel as necessary;
•
the timing and success or failure of clinical trials for our product candidates or competing product candidates, or any other change in the competitive landscape of our industry, including consolidation among our competitors or partners;

•	our ability to successfully open clinical trial sites and recruit and retain subjects for clinical trials, and any delays caused by difficulties in such efforts;
•	our ability to obtain regulatory approval for our product candidates, and the timing and scope of any such approvals we may receive;
•	the timing and cost of, and level of investment in, research and development activities relating to our product candidates, which may change from time to time;
•
the cost of manufacturing our product candidates and products, should they receive regulatory approval, which may vary depending on the quantity of production and the terms of our agreements with manufacturers; expenditures that we may incur to develop product candidates;

•	the level of demand for our products should they receive regulatory approval, which may vary significantly;

•	the risk/benefit profile, cost and reimbursement policies with respect to our product candidates, if approved, and existing and potential future therapeutics that compete with our product candidates;
•	the changing and volatile U.S. and global economic environments; and
•	future accounting pronouncements or changes in our accounting policies.
The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when we have met any previously publicly stated guidance we may provide.
We have no products approved for commercial sale and have not generated any revenue from product sales.
Our ability to become profitable depends upon our ability to generate revenue. To date, we have generated minimal collaborative revenue from our product candidates and have not generated revenue from product sales, and we do not expect to generate any revenue from the sale of products in the near future. We do not expect to generate significant revenue unless and until we obtain regulatory approval of, and begin to sell, one or more of our product candidates. If we continue to progress the development of our product candidates, our ability to generate revenue will depend on a number of factors, including, but not limited to, our ability to:
•	successfully complete clinical studies for our IK-595 program;
•
timely file and obtain clearance of Investigational New Drug applications (“INDs”) by the FDA or comparable clinical trial applications by foreign regulatory authorities, for any programs in order to commence future clinical trials;

•	successfully enroll subjects in, and complete, our ongoing clinical trial;
•	initiate and successfully complete all safety and efficacy studies required to obtain U.S. and foreign regulatory approval for our product candidates;
•	establish commercial manufacturing capabilities or make arrangements with third-party manufacturers for clinical supply and commercial manufacturing;
•	obtain and maintain patent and trade secret protection or regulatory exclusivity for our product candidates;
•	launch commercial sales of our products, if and when approved, whether alone or in collaboration with others;
•	obtain and maintain acceptance of the products, if and when approved, by patients, the medical community, and third-party payors;
•	position our products to effectively compete with other therapies;
•	obtain and maintain healthcare coverage and adequate reimbursement;
•	enforce and defend intellectual property rights and claims; and
•	maintain a continued acceptable safety profile of our products following approval.
If we do not achieve one or more of these factors in a timely manner or at all, we could experience significant delays or an inability to successfully commercialize our product candidates, which would materially harm our business. If we do not develop and receive regulatory approvals for our product candidates, we may not be able to continue our operations.
We may require additional capital to finance our operations, which may not be available on acceptable terms, or at all. If we continue to progress the development of our product candidates and are unable to raise capital when needed or on terms acceptable to us, we would be forced to delay, reduce or eliminate some of our efforts.
The development of pharmaceutical products is capital-intensive. We are conducting clinical trials for multiple product candidates. We expect our expenses to significantly increase if we continue to progress the development of our product candidates. In addition, depending on the status of regulatory approval or, if we obtain regulatory approval for any of our product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. We may also need to raise additional funds sooner if we choose to pursue additional indications and/or geographies for our current or future product candidates or otherwise expand more rapidly than we presently anticipate. We also continue to incur additional costs associated with operating as a public company. Accordingly, we may need to obtain additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce, or eliminate certain of our research and development or future commercialization efforts.
On May 17, 2023, we completed an underwritten registered offering (“URO”), of common stock pursuant to which we issued and sold 6,110,000 shares of our common stock at a purchase price of $6.55 per share. On August 4, 2023, we acquired Pionyr Immunotherapeutics, Inc. (“Pionyr”), in accordance with the terms of the Agreement and Plan of Merger, dated August 4, 2023 (the “Pionyr Merger Agreement”). Under the terms of the Pionyr Merger Agreement, at the closing of the acquisition, we acquired all of Pionyr’s assets, including approximately $48.0 million in net cash at the time of closing, and we issued the holders of Pionyr common stock a total of 1,800,652 shares of the our common stock (including 153,121 shares of our non-voting common stock) at the purchase price of $7.15 per share and 4,153,439 shares of Series A Preferred Stock, also at the purchase price of $7.15 per share, each share of which was subsequently converted into one share of the our common stock at a special shareholders meeting on October 11, 2023. As a result of the January Restructuring (as defined below) that we completed in the first quarter of 2024 and the May Restructuring (as defined below) that we completed in the third quarter of 2024, and the associated anticipated reduction in our operating expenses, we expect that our cash, cash equivalents and marketable securities are sufficient to fund our operations for at least 12 months following the date of this filing. However, our future capital requirements will depend on and could increase significantly as a result of many factors, including:
•	the scope, progress, results and costs of development and clinical trials for our product candidates;
•	the costs, timing, and outcomes of regulatory reviews of our product candidates;
•	our ability to establish and maintain additional collaborations on favorable terms, if at all;
•	the achievement of milestones or occurrence of other developments that trigger payments under any collaboration agreements we may establish;
•	the extent to which we are obligated to reimburse, or entitled to reimbursement of, clinical trial costs under future collaboration agreements, if any;
•	the costs of preparing, filing, and prosecuting patent applications, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;
•	the extent to which we acquire or in-license other product candidates and technologies;
•	the costs of securing manufacturing arrangements for clinical and commercial production;
•	costs related to the development of any companion diagnostics we may use in the future; and
•	the costs of establishing or contracting for sales and marketing capabilities if we obtain regulatory approvals to market our product candidates.
Identifying potential product candidates and conducting preclinical development testing and clinical trials is a time-consuming, expensive, and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain regulatory approval and achieve product sales. In addition, our product candidates, if developed and approved, may not achieve commercial success. Commercial revenue, if any, will be derived from sales of products that we do not expect to be commercially available for many years, if at all. Accordingly, we may need to continue to rely on additional financing to achieve our business objectives.
Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our product candidates. Disruptions in the financial markets in general and the recent volatility in the capital markets may make equity and debt financing more difficult to obtain and may have a material adverse effect on our ability to meet our fundraising needs. We cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all.

If we are unable to obtain funding on a timely basis or on acceptable terms, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product that has received regulatory approval or be unable to expand our operations or otherwise capitalize on our business opportunities as desired, which could materially affect our business, financial condition and results of operations.
Raising additional capital may cause dilution to our stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.
Until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through a combination of private and public equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements and other strategic transactions. We do not have any committed external source of funds. The terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. To the extent that we raise additional capital through the sale of common stock or securities convertible or exchangeable into common stock, our stockholders’ ownership interest will be diluted, and the terms of those securities may include liquidation or other preferences that may materially adversely affect our stockholders’ rights. Debt financing, if available, would increase our fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, acquiring, selling, or licensing intellectual property rights, and making capital expenditures, declaring dividends or other operating restrictions that could adversely impact our ability to conduct our business. We could also be required to meet certain milestones in connection with debt financing and the failure to achieve such milestones by certain dates may force us to relinquish rights to some of our technologies or product candidates or otherwise agree to terms unfavorable to us which could have a material adverse effect on our business, operating results, and prospects.
We also could be required to seek funds through arrangements with additional collaborators or otherwise at an earlier stage than otherwise would be desirable. If we raise funds through additional collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our intellectual property, future revenue streams, research programs or product candidates, grant licenses on terms that may not be favorable to us or grant rights to develop and market our product candidates that we may otherwise develop and market ourselves, any of which may have a material adverse effect on our business, operating results and prospects.
Furthermore, based on our public float as of March 6, 2025, the date of the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and for so long as our public float is less than $75.0 million, the amount we can raise through primary public offerings of securities in any twelve-month period using shelf registration statements is limited to an aggregate of one-third of our public float pursuant to Instruction I.B.6. to Form S-3, which is referred to as the “baby shelf” rule.
We have recently undertaken internal restructuring activities, and may do so again in the future. The assumptions underlying these activities may prove to be inaccurate, or we may fail to achieve the expected benefits therefrom.
In light of recent macroeconomic conditions and our strategic decisions, we have made, and will continue to make, judgments as to whether we should further reduce or otherwise change our workforce. For example, in the first quarter of 2024, we implemented a plan to reduce our workforce by approximately 35%, to align our workforce with our strategy to focus on our clinical stage, targeted oncology programs, IK-930 and IK-595 (the “January Restructuring”). Furthermore, in the second quarter of 2024, we implemented a plan to discontinue the clinical development of IK-930, continue clinical development of IK-595, and reduce our workforce by approximately 53% (the “May Restructuring” and, together with the January Restructuring, the “Restructurings”). Such workforce reductions, and any other future reductions, and the attrition that may occur following them, may result in the loss of institutional knowledge and expertise and the reallocation and combination of certain roles and responsibilities across the organization, all of which could adversely affect our operations. Furthermore, the Restructurings, and other additional measures we might take to reduce costs, could strain our workforce, divert management attention, yield attrition beyond our intended reduction in force, reduce employee morale, cause us to delay, limit, reduce or eliminate certain development plans, or otherwise interfere with our ability to operate and grow our business effectively, each of which could have an adverse impact on our business, operating results, and financial condition. We may not complete current or any future restructuring activities on the anticipated timetable, and even if successfully completed, we may not achieve the anticipated cost savings, operating efficiencies, or other benefits of such activities.

Risks Related to the Development of our Targeted Oncology and Other Programs and Product Candidates
If we continue to progress the development of our product candidates, we may not be able to successfully complete clinical trials for our ongoing targeted oncology program or our current product candidate.
To date, we have limited experience with completing clinical trials. We have not yet demonstrated our ability to successfully complete later-stage clinical trials, including large-scale, pivotal clinical trials, obtain regulatory approvals, manufacture a commercial scale product, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful commercialization. Before commencing certain clinical trials, we may finalize the trial design based on discussions with the FDA and other regulatory authorities. Any guidance we receive from the FDA or other regulatory authorities is subject to change. These regulatory authorities could change their positions, including, but not limited to, regarding the acceptability of our trial designs or the clinical endpoints selected, which may require us to complete additional clinical trials or result in the composition of stricter approval conditions than we currently expect. Successful completion of our clinical trials is a prerequisite to submitting a new drug application (“NDA”) to the FDA, the MAA, the European Medical Agency (“EMA”), or other marketing applications to regulatory authorities in other jurisdictions, for each product candidate and, consequently, the regulatory approval of each product candidate.
If we continue to progress the development of our product candidates and are required to conduct additional preclinical studies or clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of our product candidates or other testing, if the results of these trials or tests are not positive, or are only modestly positive, or, if there are safety concerns, we may:
•	not obtain regulatory approval at all;
•	be delayed in obtaining regulatory approval for our product candidates;
•	obtain regulatory approval for indications or patient populations that are not as broad as intended or desired;
•	continue to be subject to post-marketing testing requirements; or
•	experience having the product removed from the market after obtaining regulatory approval.
Our lead program is focused on the development of oncology therapeutics for patients with genetically defined or biomarker-driven cancers, which is a rapidly evolving area of science, and the approach we have taken to discover and develop drugs is novel and may never lead to approved or marketable products.
The discovery and development of oncology therapeutics for patients with genetically defined or biomarker-driven cancers is an emerging field, and the scientific discoveries that form the basis for our efforts to discover and develop product candidates are relatively new. The scientific evidence to support the feasibility of developing product candidates based on these discoveries is both preliminary and limited. Although we believe, based on our preclinical work, that the genetic alterations targeted by our programs drive the formation and spread of cancer, clinical results may not confirm this hypothesis or may only confirm it for certain alterations or certain tumor types. The patient populations for our product candidates are limited to those with specific target alterations and may not be completely defined but are substantially smaller than the general treated cancer population, and if we continue to progress the development of our product candidates, we will need to screen and identify these patients with targeted alterations. Successful identification of patients is dependent on several factors, including achieving certainty as to how specific alterations respond to our product candidates and the ability to identify such alterations. Furthermore, even if we are successful in identifying patients with specific target alterations, we cannot be certain that the resulting patient populations for each mutation will be large enough to allow us to successfully obtain approval for each mutation type, commercialize our product candidates and achieve profitability.
Clinical product development involves a lengthy and expensive process, with an uncertain outcome.
Our ongoing clinical trials, and future clinical trials if we continue to progress the development of our product candidates, may not be successful. It is impossible to predict when, or if, any of our product candidates will prove effective and safe in humans or will receive regulatory approval. Before obtaining regulatory approval from regulatory authorities for the sale of any product candidate, we must complete preclinical studies and then conduct extensive clinical trials to demonstrate the safety and efficacy of our product candidates in humans. Clinical testing is expensive, difficult to design and implement, can take many years to complete and outcomes are uncertain. A failure of one or more clinical trials can occur at any stage of testing. The outcome of preclinical development testing and early clinical trials may not be predictive of the success of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. Moreover, preclinical and clinical data are often susceptible to varying interpretations and analyses, and many companies that have believed their product candidates performed satisfactorily in preclinical studies and clinical trials have nonetheless failed to obtain regulatory approval of their product candidates. Our future and ongoing clinical trials may not be successful.
If we continue to progress the development of our product candidates and are unable to successfully validate, develop and obtain regulatory approval for companion diagnostic tests for our product candidates that require or would commercially benefit from such tests, or experience significant delays in doing so, we may not realize the full commercial potential of these product candidates.
If we continue to progress the development of our product candidates, in connection with the clinical development of our product candidates for certain indications, we may engage third parties to develop or otherwise obtain access to in vitro companion diagnostic tests to identify patient subsets within a disease category who may derive selective and meaningful benefit from our product candidates. Such companion diagnostics would be used during our clinical trials as well as in connection with the commercialization of our products that receive regulatory approval. To be successful, we or our collaborators will need to address a number of scientific, technical, regulatory, and logistical challenges. The FDA and comparable foreign regulatory authorities regulate in vitro companion diagnostics as medical devices and, under that regulatory framework, will likely require the conduct of clinical trials to demonstrate the safety and effectiveness of any diagnostics we may develop, which we expect will require separate regulatory clearance or approval prior to commercialization.
If we continue to progress the development of our product candidates, we intend to rely on third parties for the design, development, and manufacture of companion diagnostic tests for our therapeutic product candidates that may require such tests. If we enter into such collaborative agreements, we will be dependent on the sustained cooperation and effort of our future collaborators in developing and obtaining approval for these companion diagnostics. It may be necessary to resolve issues such as selectivity/specificity, analytical validation, reproducibility, or clinical validation of companion diagnostics during the development and regulatory approval processes. Moreover, even if data from preclinical studies and early clinical trials appear to support development of a companion diagnostic for a product candidate, data generated in later clinical trials may fail to support the analytical and clinical validation of the companion diagnostic. We and our future collaborators may encounter difficulties in developing, obtaining regulatory approval for, manufacturing and commercializing companion diagnostics similar to those we face with respect to our therapeutic product candidates themselves, including issues with achieving regulatory clearance or approval, production of sufficient quantities at commercial scale and with appropriate quality standards, and in gaining market acceptance. If we are unable to successfully develop companion diagnostics for these therapeutic product candidates, or experience delays in doing so, the development of these therapeutic product candidates may be adversely affected, these therapeutic product candidates may not obtain regulatory approval, and we may not realize the full commercial potential of any of these therapeutic products that obtain regulatory approval. As a result, our business, results of operations and financial condition could be materially harmed. In addition, a diagnostic company with whom we contract may decide to discontinue selling or manufacturing the companion diagnostic test that we anticipate using in connection with development and commercialization of our product candidates or our relationship with such diagnostic company may otherwise terminate. We may not be able to enter into arrangements with another diagnostic company to obtain supplies of an alternative diagnostic test for use in connection with the development and commercialization of our product candidates or do so on commercially reasonable terms, which could adversely affect and/or delay the development or commercialization of our therapeutic product candidates.
Interim, top-line, and preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to confirmation, audit and verification procedures that could result in material changes in the final data.
From time to time, we may publicly disclose interim, top-line, or preliminary data from our clinical trials, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data. We also make assumptions, estimations, calculations, and conclusions as part of our analyses of data, and we may not have received all of the necessary data or had the opportunity to fully and carefully evaluate all data. As a result, the interim, top-line or preliminary results that we report may differ from future results of the same trials, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Interim data from clinical trials are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Preliminary, interim, or top-line data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary top-line data we previously published. As a result, preliminary, interim, and top-line data should be viewed with caution until the final data are available. Adverse differences between preliminary or interim data and final data could significantly harm our business prospects and may cause the price of our common stock to fluctuate or decline.
Further, regulatory agencies and others may not accept or agree with our assumptions, estimates, calculations, conclusions, or analyses, or may interpret or weigh the importance of data differently, which could adversely impact the potential of the particular program, the likelihood of obtaining regulatory approval of the particular product candidate, commercialization of any approved product and the business prospects of our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is derived from information that is typically extensive, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure.
If the preliminary, interim, or top-line data that we report differ from actual results, or if regulatory authorities or others, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, our product candidates may be significantly impaired, which could materially harm our business, operating results, prospects, or financial condition.
If we continue to progress the development of our product candidates, we may incur additional costs or experience delays in initiating or completing, or ultimately be unable to complete, development and commercialization.
We may experience delays in initiating or completing clinical trials, including as a result of delays in obtaining, or failure to obtain, the FDA’s clearance to initiate clinical trials under future INDs. Additionally, if we continue to progress the development of our product candidates, we cannot be certain that nonclinical studies or clinical trials for our product candidates will not be delayed, require redesign, will enroll an adequate number of subjects on time, or will be completed on schedule, if at all. We may experience numerous unforeseen events during, or as a result of, nonclinical studies and clinical trials that could delay or prevent our ability to receive regulatory approval or commercialize our product candidates if development continues to progress, including:
•	we may receive feedback from regulatory authorities that require us to modify the design or implementation of our nonclinical studies or clinical trials or to delay or terminate a clinical trial;
•
regulators, institutional review boards (“IRBs”) or ethics committees may delay or may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•
we may experience delays in reaching, or fail to reach, agreement on acceptable terms with prospective trial sites and prospective contract research organizations (“CROs”), the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•
nonclinical studies or clinical trials of our product candidates may fail to show safety or efficacy or otherwise produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional preclinical studies or clinical trials, or we may decide to abandon product development programs;

•	nonclinical studies or clinical trials of our product candidates may not produce differentiated or clinically significant results across tumor types or indications;
•
the number of patients required for clinical trials of our product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or participants may drop out of these clinical trials or fail to return for post-treatment follow-up at a higher rate than we anticipate;

•
our third party contractors may fail to comply with regulatory requirements, fail to maintain adequate quality controls, be unable to provide us with sufficient product supply to conduct or complete nonclinical studies or clinical trials, fail to meet their contractual obligations to us in a timely manner, or at all, or may deviate from the clinical trial protocol or drop out of the trial, which may require that we add new clinical trial sites or investigators;

•
we may elect to, or regulators or IRBs or ethics committees may require us or our investigators to, suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements or a finding that the participants in our clinical trials are being exposed to unacceptable health risks;

•	the cost of clinical trials of our product candidates may be greater than we anticipate;
•	the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate;
•
our product candidates may have undesirable side effects or other unexpected characteristics, causing us or our investigators, regulators or IRBs or ethics committees to suspend or terminate the trials, or reports may arise from nonclinical or clinical testing of other cancer therapies that raise safety or efficacy concerns about our product candidates; and

•	regulators may revise the requirements for approving our product candidates, or such requirements may not be as we currently anticipate.
We could encounter delays if a clinical trial is suspended or terminated by us, including upon the recommendation of the Safety Monitoring Committee (“SMC”) if applicable for such trial, by the IRBs of the institutions at which such trials are being conducted, or by the FDA or other regulatory authorities. Such authorities may impose such a suspension or termination or clinical hold due to a number of factors, including, but not limited to, failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, adverse findings upon an inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a product, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. Many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates. Further, the FDA may disagree with, among other considerations, our clinical trial design or our interpretation of data from clinical trials or may change the requirements for approval even after it has reviewed and commented on the design for our clinical trials.
Moreover, principal investigators for our current and future clinical trials may serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the FDA or comparable foreign regulatory authorities. The FDA or comparable foreign regulatory authority may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected the interpretation of the study. The FDA or comparable foreign regulatory authority may therefore question the integrity of the data generated at the applicable clinical trial site, and the utility of the clinical trial itself may be jeopardized. Such an outcome could result in a delay in approval, or rejection, of our marketing applications by the FDA or comparable foreign regulatory authority, as the case may be, and may ultimately lead to the denial of regulatory approval of one or more of our product candidates.
Our product development costs will also increase if we continue to progress development and experience delays in testing or regulatory approvals. We do not know whether any of our future clinical trials will begin as planned, or whether any of our current or future clinical trials will need to be restructured or will be completed on schedule, if at all. Significant preclinical study or clinical trial delays could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do, which would impair our ability to successfully commercialize our product candidates and may significantly harm our business, operating results, financial condition and prospects.
If we continue to progress the development of our product candidates and experience delays or difficulties in the enrollment of patients in clinical trials, our receipt of necessary regulatory approvals could be delayed or prevented.
If we continue to progress the development of our product candidates, we may not be able to initiate or continue clinical trials for our product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials as required by the FDA or comparable foreign regulatory authorities, or as needed to provide appropriate statistical power for a given trial. For example, because we are focused on patients with specific genetic mutations or biomarkers for the development of our targeted oncology program, our ability to enroll eligible patients may be limited or may result in slower enrollment than we anticipate.
We may experience difficulties with identifying specific patient populations for any biomarker-defined trial cohorts. The patient eligibility criteria defined in our trial protocols, including biomarker-driven identification may limit the patient populations eligible for our clinical trials to a greater extent than competing clinical trials for the same indication that do not have biomarker-driven patient eligibility criteria. We will also rely on the willingness and ability of clinicians to screen their patients for biomarkers to indicate which patients may be eligible for enrollment in our clinical trials.
In addition, some of our competitors have ongoing clinical trials for product candidates that treat the same indications as do our product candidates, and patients who would otherwise be eligible for our clinical trials may instead enroll in clinical trials of our competitors’ product candidates.
In addition to the competitive trial environment, the eligibility criteria of our ongoing clinical trials will further limit the pool of available study participants as we will require that patients have specific characteristics that we can measure to assure their cancer is either severe enough or not too advanced to include them in a study. Additionally, the process of finding patients may prove costly. We also may not be able to identify, recruit, or enroll a sufficient number of patients to complete our clinical studies because of the perceived risks and benefits of the product candidates under study, the availability and efficacy of competing therapies and clinical trials, the proximity and availability of clinical trial sites for prospective patients, and the patient referral practices of physicians. If patients are unwilling to participate in our studies for any reason, the timeline for recruiting patients, conducting studies, and obtaining regulatory approval of potential products may be delayed.
We may also engage third parties to develop companion diagnostics for use in our clinical trials, but such third parties may not be successful in developing such companion diagnostics, limiting our ability to identify patients with the targeted genetic mutations for our clinical trials. Further, if we are required to develop companion diagnostics and are unable to include patients with the targeted genetic mutations, this could compromise our ability to seek participation in the FDA’s expedited review and development programs, including breakthrough therapy designation and fast track designation, or otherwise seek to accelerate clinical development and regulatory timelines. Patient enrollment may be affected by other factors, including:
•	the severity of the disease under investigation;
•	the efforts to obtain and maintain patient consents and facilitate timely enrollment in clinical trials;
•	the ability to monitor patients adequately during and after treatment;
•	the risk that patients enrolled in clinical trials will drop out of the clinical trials before clinical trial completion;
•	the ability to recruit clinical trial investigators with the appropriate competencies and experience;
•	reporting of the preliminary results of any of our clinical trials; and
•	factors we may not be able to control that may limit patients, principal investigators or staff or clinical site availability.
If we continue to progress the development of our product candidates, we anticipate that certain product candidates will be used in combination with third-party drugs or biologics, some of which are still in development, and we have limited or no control over the supply, regulatory status, or regulatory approval of such drugs or biologics.
If we continue to progress the development of our product candidates, certain product candidates have the potential to be administered in combination with other targeted therapies or checkpoint inhibitor immunotherapies, and other standards of care, like chemotherapies, or radiotherapy. Our ability to develop and ultimately commercialize product candidates used in combination with osimertinib, or checkpoint inhibitor immunotherapies or other targeted therapies, will depend on our ability to access such drugs or biologics on commercially reasonable terms for the clinical trials and their availability for use with our commercialized product, if approved. We cannot be certain that current or potential future commercial relationships will provide us with a steady supply of such drugs or biologics on commercially reasonable terms or at all.
Any failure to maintain or enter into new successful commercial relationships, or the expense of purchasing targeted therapies checkpoint inhibitor immunotherapies or other comparator therapies in the market, may delay our development timelines, increase our costs and jeopardize our ability to develop our current product candidates and any future product candidates as commercially viable therapies. If any of these occur, our business, financial condition, operating results, stock price and prospects may be materially harmed.

Moreover, the development of product candidates for use in combination with another product or product candidate may present challenges that are not faced for single agent product candidates. The FDA, other U.S. regulatory agencies and/or comparable foreign regulatory authorities may require us to use more complex clinical trial designs in order to evaluate the contribution of each product and product candidate to any observed effects. It is possible that the results of such trials could show that any positive previous trial results are attributable to the combination therapy and not our current product candidates and any future product candidates. Moreover, following product approval, the FDA, other U.S. regulatory agencies and/or comparable foreign regulatory authorities may require that products used in conjunction with each other be cross labeled for combined use. To the extent that we do not have rights to the other product, this may require us to work with a third party to satisfy such a requirement. Moreover, developments related to the other product may impact our clinical trials for the combination as well as our commercial prospects should we receive regulatory approval. Such developments may include changes to the other product’s safety or efficacy profile, changes to the availability of the other product, quality, manufacturing and supply issues with respect to the other product, and changes to the standard of care.
In the event that any future collaborator or supplier cannot continue to supply their products on commercially reasonable terms, we would need to identify alternatives for accessing targeted therapies, checkpoint inhibitor immunotherapies or other combination agents. Additionally, should the supply of products from any current or future collaborator or supplier be interrupted, delayed or otherwise be unavailable to us, our clinical trials may be delayed. In the event we are unable to source an alternative supply, or are unable to do so on commercially reasonable terms, our business, financial condition, operating results, stock price, and prospects may be materially harmed.
Results from early preclinical studies and clinical trials of our programs and product candidates are not necessarily predictive of the results of later preclinical studies and clinical trials of our programs and product candidates. If we continue to progress the development of our product candidates and cannot replicate the results from our earlier preclinical studies and clinical trials of our programs and product candidates in our later preclinical studies and clinical trials, we may be unable to successfully develop, obtain regulatory approval for and commercialize our product candidates.
Any results from our early preclinical studies and clinical trials of our targeted oncology programs may not necessarily be predictive of the results from later preclinical studies and clinical trials. Similarly, even if we are able to complete our planned preclinical studies and clinical trials of our product candidates according to our current development timeline, the results from such preclinical studies and clinical trials of our product candidates may not be replicated in subsequent preclinical studies or clinical trial results.
Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in late-stage clinical trials after achieving positive results in early-stage development, and we cannot be certain that we will not face similar setbacks. These setbacks have been caused by, among other things, preclinical and other nonclinical findings made while clinical trials were underway, or safety or efficacy observations made in preclinical studies and clinical trials, including previously unreported adverse events. Moreover, preclinical, nonclinical, and clinical data are often susceptible to varying interpretations and analyses and many companies that believed their product candidates performed satisfactorily in preclinical studies and clinical trials nonetheless failed to obtain regulatory approval.
If we continue to progress the development of our product candidates, we may not be able to file INDs, or similar applications for our programs to commence clinical trials on the timelines we expect, and even if we are able to, the FDA or other regulatory authorities may not permit us to proceed.
If we continue to progress the development of our product candidates we plan to progress candidates to INDs or similar applications, however, we may not be able to file such INDs or similar applications on the timelines we expect. Additionally, even if the FDA agrees with the design and implementation of the clinical trials set forth in an IND, we cannot guarantee that it will not change its requirements in the future. These considerations also apply to new clinical trials we may submit as amendments to existing INDs or similar applications to a new IND or similar application. Any failure to file INDs or similar applications on the timelines we expect or to obtain regulatory approvals for our clinical trials may prevent us from initiating or completing our clinical trials or commercializing our product candidates on a timely basis, if at all.

Our clinical trials or those of our current or future collaborators may reveal significant adverse events not seen in our preclinical or nonclinical studies and may result in a safety profile that could inhibit regulatory approval or market acceptance of any of our product candidates.
Before obtaining regulatory approvals for the commercial sale of any products, we must demonstrate through lengthy, complex, and expensive preclinical studies and clinical trials that our product candidates are both safe and effective for use in each target indication. Clinical testing is expensive and can take many years to complete, and outcomes are inherently uncertain. Failure can occur at any time during the clinical trial process. Because our targeted oncology programs and our product candidates are in an early stage of development, there is a high risk of failure, and we may never succeed in developing marketable products. There is typically an extremely high rate of attrition from the failure of product candidates proceeding through clinical trials. Product candidates in later stages of clinical trials also may fail to show the desired safety and efficacy profile despite having progressed through nonclinical studies and initial clinical trials. If the results of our clinical trials are inconclusive with respect to the safety and efficacy of our product candidates, if we do not meet the clinical endpoints with statistical and clinically meaningful significance, or if there are safety concerns associated with our product candidates, we may be prevented from, or delayed in, obtaining regulatory approval for such product candidates. In some instances, there can be significant variability in safety or efficacy results between different clinical trials of the same product candidate due to numerous factors, including changes in trial procedures set forth in protocols, differences in the size and type of the patient populations, changes in and adherence to the clinical trial protocols and the rate of dropout among clinical trial participants. It is likely, as is the case with many oncology therapies, that there may be side effects associated with the use of our product candidates. Results of our trials could reveal a high and unacceptable severity and prevalence of side effects. In such an event, our trials could be suspended or terminated, and the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny approval of our product candidates for any or all targeted indications. Treatment-related side effects could also affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims.
Further, our product candidates could cause undesirable side effects in clinical trials related to on-target toxicity. If on-target toxicity is observed, or if our product candidates have characteristics that are unexpected, we may need to abandon their development or limit development to more narrow uses or subpopulations in which the undesirable side effects or other characteristics are less prevalent, less severe, or more acceptable from a risk-benefit perspective. In addition, our product candidates could cause undesirable side effects that we have not yet observed. Many compounds that initially showed promise in early-stage testing for treating cancer have later been found to cause side effects that prevented further development of the compound. Most product candidates that commence clinical trials are never approved as products, and there can be no assurance that any of our current or future clinical trials will ultimately be successful or support further clinical development or regulatory approval of any of our product candidates.
We plan to develop certain of our product candidates, in combination with one or more cancer therapies. The uncertainty resulting from the use of our product candidates, in combination with other cancer therapies, may make it difficult to accurately predict side effects in future clinical trials. As is the case with many treatments for cancer and rare diseases, it is likely that there may be side effects associated with the use of our product candidates. If significant adverse events or other side effects are observed in any of our clinical trials, we may have difficulty recruiting patients to our clinical trials, patients may drop out of our trials, or we may be required to abandon the trials or our development efforts of one or more product candidates altogether. We, the FDA or other applicable regulatory authorities, or an IRB may suspend or terminate clinical trials of a product candidate at any time for various reasons, including a belief that subjects in such trials are being exposed to unacceptable health risks or adverse side effects. Some potential therapeutics developed in the biotechnology industry that initially showed therapeutic promise in early-stage trials have later been found to cause side effects that prevented their further development. Even if the side effects do not preclude the product from obtaining or maintaining regulatory approval, undesirable side effects may inhibit market acceptance of the approved product due to its tolerability versus other therapies. Any of these developments could materially harm our business, operating results, financial condition, and prospects.
Some of our product candidates modulate pathways for which there are currently no approved or effective therapies, and utilize novel binding locations, which may result in greater research and development expenses, regulatory issues that could delay or prevent approval, or discovery of unknown or unanticipated adverse effects.
Some of our product candidates modulate pathways for which there are currently no approved or effective therapies, which may result in uncertainty if development continues to progress. We have historically selected programs for cancer driver targets based on compelling biological rationale. We have also explored new programs based on extensive preclinical data analysis which sometimes cannot predict efficacy or safety in humans.
Some of our product candidates utilize novel binding locations, which may result in greater research and development expenses, regulatory issues that could delay or prevent approval, or discovery of unknown or unanticipated adverse effects. We utilize structural biology in tight integration with our medicinal chemistry and biology capabilities to predict and design the compounds that will achieve the most desirable characteristics, including potency, selectivity, bioavailability, and drug-like properties. A disruption in any of these capabilities may have significant adverse effects in our ability to expand our pipeline if we continue to progress the development of our product candidates, and we cannot predict whether we will continue to have access to these capabilities in the future to support our potential pipeline development. In addition, there can be no assurance that we will be able to rapidly identify, design and synthesize the necessary compounds or that these or other problems related to the development of product candidates will not arise in the future, which may cause significant delays or we raise problems we may not be able to resolve.
Regulatory approval of novel product candidates such as ours can be more expensive, riskier, and take longer than for other, more well-known or extensively studied pharmaceutical or biopharmaceutical product candidates due to our and regulatory agencies’ lack of experience with them. The novelty of the mechanism of action of any of our product candidates may lengthen the regulatory review process, require us to conduct additional studies or clinical trials, increase our development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of our product candidates or lead to significant post-approval limitations or restrictions. The novel mechanism of action also means that fewer people are trained in or experienced with product candidates of this type, which may make it more difficult to find, hire and retain personnel for research, development, and manufacturing positions. If our inhibitors utilize a novel mechanism of action that has not been the subject of extensive study compared to more well-known product candidates, there is also an increased risk that we may discover previously unknown or unanticipated adverse effects during our preclinical studies and clinical trials. Any such events could adversely impact our business prospects, operating results and financial condition.
We currently conduct clinical trials for our product candidates outside the United States, and the FDA, the EMA, the MHRA and comparable foreign regulatory authorities may not accept data from such trials.
We currently conduct additional clinical trials outside the United States, including in the United Kingdom (“UK”), Australia, and other foreign jurisdictions. The acceptance of trial data from clinical trials conducted outside the United States by the FDA may be subject to certain conditions. In cases where data from clinical trials conducted outside the United States are intended to serve as the sole basis for regulatory approval in the United States, the FDA will generally not approve the application on the basis of foreign data alone unless (i) the data are applicable to the United States population and United States medical practices, (ii) the trials were performed by clinical investigators of recognized competence, and (iii) the data may be considered valid without the need for an on-site inspection by the FDA or, if the FDA considers such an inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means. Additionally, the FDA’s clinical trial requirements, including sufficient size of patient populations and statistical powering, must be met. The EMA, the MHRA and many other comparable foreign regulatory bodies have similar approval requirements. In addition, such foreign trials are subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA, the EMA, the MHRA, or any comparable foreign regulatory authority will accept data from trials conducted outside of the United States, the EU, the UK, or the applicable jurisdiction. If the FDA, the EMA, or the MHRA, or any comparable foreign regulatory authority does not accept such data, it would result in the need for additional trials, which would be costly and time-consuming and delay aspects of our business plan, and which may result in our product candidates not receiving regulatory approval or clearance for commercialization in the applicable jurisdiction.
If we continue to progress the development of our product candidates, we may fail to identify viable new product candidates for clinical development for a number of reasons. If we fail to identify additional product candidates, our business could be materially harmed.
If we continue to progress development, research programs to pursue the development of our product candidates for additional indications and disease targets require substantial technical, financial and human resources whether or not they are ultimately successful. Our research programs may initially show promise in identifying potential indications, yet fail to yield results for clinical development for a number of reasons, including:

•	the research methodology used may not be successful in identifying potential indications;
•	potential product candidates may, after further study, be shown to have harmful adverse effects or other characteristics that indicate they are unlikely to be effective products; or
•
it may take greater human and financial resources than we will possess to identify additional therapeutic opportunities for our product candidates, thereby limiting our ability to develop, diversify and expand our product portfolio.

Because we have limited financial and human resources, we initially focused on research programs and product candidates for a limited set of indications. As a result, opportunities with other product candidates or for other indications that later prove to have greater commercial potential or a greater likelihood of success were not prioritized. Our resource allocation decisions may cause us to fail to capitalize on viable commercial products or profitable market opportunities.
Accordingly, if we continue to progress the development of our product candidates, there can be no assurance that we will ever be able to identify additional therapeutic opportunities, which could materially adversely affect our future growth and prospects. We may focus our efforts and resources on other potential programs that ultimately prove to be unsuccessful.
If we continue to progress the development of our product candidates and are not able to obtain, or if there are delays in obtaining, required regulatory approvals for our product candidates, we will not be able to commercialize, or will be delayed in commercializing, our product candidates, and our ability to generate revenue will be materially impaired.
Our product candidates and the activities associated with their development and commercialization, including their design, testing, manufacture, safety, efficacy, recordkeeping, labeling, storage, approval, advertising, promotion, sale, distribution, import and export are subject to comprehensive regulation by the FDA and other regulatory agencies in the United States and by comparable foreign regulatory authorities. Before we can commercialize any of our product candidates, we must obtain regulatory approval. Currently, all of our product candidates are in discovery, preclinical or clinical development, and we have not received approval to market any of our product candidates from regulatory authorities in any jurisdiction. It is possible that our product candidates, if we seek to develop them in the future, will never obtain regulatory approval. We have limited experience in filing and supporting the applications necessary to gain regulatory approvals and expect to rely on third-party CROs and/or regulatory consultants to assist us in this process. Securing regulatory approval requires the submission of extensive preclinical and clinical data and supporting information to the various regulatory authorities for each therapeutic indication to establish the product candidate’s safety and efficacy. Securing regulatory approval also requires the submission of information about the product manufacturing process to, and inspection of manufacturing facilities by, the relevant regulatory authority. Our product candidates may not be effective, may be only moderately effective, or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude our obtaining regulatory approval or prevent or limit commercial use. In addition, regulatory authorities may find fault with our manufacturing process or facilities or that of third-party contract manufacturers. We may also face greater than expected difficulty in manufacturing our product candidates.
The process of obtaining regulatory approvals, both in the United States and abroad, is expensive and often takes many years. If we continue to progress the development of our product candidates and the FDA or a comparable foreign regulatory authority requires that we perform additional preclinical studies or clinical trials, approval may be delayed, if obtained at all. The length of such a delay varies substantially based upon a variety of factors, including the type, complexity and novelty of the product candidate involved. Changes in regulatory approval policies during the development period, changes in or enactment of additional statutes or regulations, or changes in regulatory review policies for each submitted NDA, premarket approval application (“PMA”), or equivalent application types, may cause delays in the approval or rejection of an application. The FDA and comparable foreign regulatory authorities have substantial discretion in the approval process and may refuse to accept any application or may decide that our data are insufficient for approval and require additional preclinical, clinical or other studies. Our product candidates could be delayed in receiving, or fail to receive, regulatory approval for many reasons, including the following:
•	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;
•	we may not be able to enroll a sufficient number of patients in our clinical studies;

•
we may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for its proposed indication or a related companion diagnostic is suitable to identify appropriate patient populations;

•	the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;
•	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;
•	the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;
•
the data collected from clinical trials of our product candidates may not be sufficient to support the submission of an NDA or other submission or to obtain regulatory approval in the United States or elsewhere;

•
the FDA or comparable foreign regulatory authorities may find deficiencies with or fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change such that our clinical data are insufficient for approval.
Even if we were to complete development and obtain regulatory approval, regulatory authorities may approve any product candidates for fewer or more limited indications than we request, thereby narrowing the commercial potential of the product candidate. In addition, regulatory authorities may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates.
If we continue to progress the development of our product candidates and experience delays in obtaining, or if we fail to obtain, approval, the commercial prospects for our product candidates may be harmed and our ability to generate revenue will be materially impaired.
Pandemics, epidemics, or any outbreak of an infectious disease, may materially and adversely affect our business and our financial results and could cause a disruption to the continued development of our product candidates.
Public health crises such as pandemics or similar outbreaks could adversely impact our business. Such global outbreaks of infectious diseases could materially and adversely impact our operations, including, without limitation, our nonclinical studies or clinical trial operations and our ability to recruit and retain patients and principal investigators and site staff. For example, if we continue to progress the development of our product candidates we may experience delays in initiating IND-enabling studies, enrolling our clinical trials, or dosing of patients in our clinical trials, and activating new trial sites, as well as protocol deviations. Any negative impact a public health crisis has on patient enrollment or treatment or the execution of our clinical trials could cause costly delays to clinical trial activities, which could adversely affect our ability to obtain regulatory approval for and to commercialize our product candidates, increase our operating expenses, and have a material adverse effect on our financial results.
These, and other factors related to any such disruptions that are unforeseen, could have a material adverse effect on our business and our results of operation and financial condition. Further, uncertainty around these and related issues could lead to adverse effects on global economies and financial markets, which could impact our ability to raise the necessary capital needed to develop and commercialize our programs and product candidates.
If we continue to progress the development of our product candidates, we may need to reformulate our product candidates which could require additional nonclinical studies or clinical trials and delay the development or regulatory approval of such product candidates.
New risks, pharmacokinetic variability, and side effects associated with our product candidates may be discovered during clinical testing. Our product candidates also may experience stability issues. For these or other reasons, if we continue to progress the development of our product candidates we may need to reformulate them. Such reformulation may require us to conduct additional nonclinical studies or clinical trials to bridge or demonstrate the comparability of our modified product candidate to earlier versions, which could delay our clinical development plan or marketing approval for our product candidate. Reformulating a product candidate may also result in a delay in continuing a clinical trial. There can be no assurance that we will not experience delays in the completion of a clinical trial or in the commencement and completion of our future trials due to the need to reformulate our product candidates and subsequently discuss with or receive authorization from regulatory authorities to implement these changes in clinical trials. Additionally, reformulating a product candidate may cause us to experience a shortage in supply or cause the cost to manufacture our product candidate to increase. Any reformulation of our product candidates could substantially increase the costs and expenses of developing our product candidates and delay such development and marketing approval.
Risks Related to Commercialization
We face substantial competition, which may result in others discovering, developing, or commercializing products before or more successfully than we do if we continue to progress development.
The development and commercialization of new products in the biopharmaceutical and related industries is highly competitive. We compete in the segments of the pharmaceutical, biotechnology, and other related markets that address structural biology-guided chemistry-based drug design to develop therapies in the fields of cancer and genetic diseases. There are other companies focusing on targeted oncology to develop therapies in the fields of cancer and other diseases. We also compete more broadly across the market for cost-effective and reimbursable cancer treatments. Some of these competitive products and therapies are based on scientific approaches that are the same as or similar to our approach, and others are based on entirely different approaches. These companies include divisions of large pharmaceutical companies and biotechnology companies of various sizes. We face competition with respect to product candidates from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. Potential competitors also include academic institutions, government agencies and other public and private research organizations that conduct research, seek patent protection, and establish collaborative arrangements for research, development, manufacturing, and commercialization.
Any product candidates that we successfully develop and commercialize will compete with currently approved therapies and new therapies that may become available in the future from segments of the pharmaceutical, biotechnology and other related markets. Key product features that would affect our ability to effectively compete with other therapeutics include the efficacy, safety, and convenience of our products. We believe principal competitive factors to our business include, among other things, our ability to identify biomarkers, ability to successfully transition research programs into clinical development, ability to raise capital, and the scalability of the platform, pipeline, and business.
Many of the companies that we compete against or which we may compete against in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals, and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical, biotechnology, and diagnostic industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. If these or other barriers to entry do not remain in place, other companies may be able to more directly or effectively compete with us.
Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we or our collaborators may develop. Our competitors also may obtain FDA or other regulatory approval for their products sooner than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we or our collaborators are able to enter the market. The key competitive factors affecting the success of all of our product candidates, if approved, are likely to be their efficacy, safety, convenience, price, level of generic competition and availability of reimbursement from government and other third-party payors.

If the market opportunities for our programs and product candidates are smaller than we estimate or if any regulatory approval that we obtain is based on a narrower definition of the patient population, our revenue and ability to achieve profitability will be adversely affected, possibly materially.
The incidence and prevalence for target patient populations of our programs and product candidates have not been established with precision. Our IK-595 program candidate is an oral, small molecule MEK-RAF molecular glue. KRAS mutations in the RAS signaling pathway occur in approximately 26% of all cancers. Our projections of both the number of people who have these diseases, as well as the subset of people with these diseases who have the potential to benefit from treatment with our current program and product candidate, are based on our estimates.
The total addressable market opportunity will ultimately depend upon, among other things, the diagnosis criteria included in the final label, the indications for which our product candidates are approved for sale, acceptance by the medical community and patient access, product pricing, and reimbursement. The number of patients with the cancers and solid tumors for which our product candidates may be approved as treatment may turn out to be lower than expected, patients may not be otherwise amenable to treatment with our products, or new patients may become increasingly difficult to identify or gain access to, all of which would adversely affect our results of operations and our business. If we continue to progress development of our product candidates, our prioritization of development of certain product candidates over others may prove to be the wrong choice and adversely affect our business.
If we continue to progress the development of our product candidates and our product candidates do not achieve broad market acceptance, the revenue that we generate from their sales may be limited, and we may never become profitable.
We have never commercialized a product candidate for any indication. Even if we continue to progress development and our current product candidates and any future product candidates are approved by the appropriate regulatory authorities for marketing and sale, they may not gain acceptance among physicians, patients, third-party payors, and others in the medical community. If any product candidates for which we obtain regulatory approval do not gain an adequate level of market acceptance, we may not generate significant revenue and may not become profitable or may be significantly delayed in achieving profitability. Market acceptance of our current product candidates and any future product candidates by the medical community, patients and third-party payors will depend on a number of factors, some of which are beyond our control. For example, physicians are often reluctant to switch their patients, and patients may be reluctant to switch, from existing therapies even when new and potentially more effective or safer treatments enter the market. If public perception is influenced by claims that the use of targeted oncology is unsafe, whether related to our or our competitors’ products, our products may not be accepted by the general public or the medical community. Future adverse events in targeted oncology, immune-oncology or the biopharmaceutical industry could also result in greater governmental regulation, stricter labeling requirements, and potential regulatory delays in the testing or approvals of our product candidates.
In the United States and markets in other countries, patients generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payors is critical to new product acceptance. Our ability to successfully commercialize our product candidates will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers, and other organizations. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to realize a sufficient return on our investment. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels.
Efforts to educate the medical community and third-party payors on the benefits of our current product candidates and any future product candidates may require significant resources and may not be successful. If our current product candidates or any future product candidates are approved but do not achieve an adequate level of market acceptance, we could be prevented from or significantly delayed in achieving profitability. The degree of market acceptance of any of our current product candidates and any future product candidates will depend on a number of factors, including:
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the efficacy of our current product candidates and any future product candidates as single agents and in combination with marketed checkpoint inhibitor immunotherapies, targeted agents, and other combination agents;

•	the commercial success of the checkpoint inhibitor immunotherapy drugs, targeted agents, and other combination agents with which our products may be co-administered;
•	the prevalence and severity of adverse events associated with our current product candidates and any future product candidates or those products with which they may be co-administered;
•	the clinical indications for which our product candidates are approved and the approved claims that we may make for the products;
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limitations or warnings contained in the product’s FDA-approved labeling or those of comparable foreign regulatory authorities, including potential limitations or warnings for our current product candidates and any future product candidates that may be more restrictive than other competitive products;

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changes in the standard of care for the targeted indications for our current product candidates and any future product candidates, which could reduce the marketing impact of any claims that we could make following FDA approval or approval by comparable foreign regulatory authorities, if obtained;

•	the relative convenience and ease of administration of our current product candidates and any future product candidates and any products with which they are co-administered;
•	the cost of treatment compared with the economic and clinical benefit of alternative treatments or therapies;
•	the availability of adequate coverage or reimbursement by third party payors, including government healthcare programs such as Medicare and Medicaid and other healthcare payors;
•	the price concessions required by third-party payors to obtain coverage;
•	the willingness of patients to pay out-of-pocket in the absence of adequate coverage and reimbursement;
•	the extent and strength of our marketing and distribution of our current product candidates and any future product candidates;
•	the safety, efficacy, and other potential advantages over, and availability of, alternative treatments already used or that may later be approved;
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distribution and use restrictions imposed by the FDA or comparable foreign regulatory authorities with respect to our current product candidates and any future product candidates or to which we agree as part of a risk evaluation and mitigation strategy (“REMS”) or voluntary risk management plan;

•	the timing of market introduction of our current product candidates and any future product candidates, as well as competitive products;
•	our ability to offer our current product candidates and any future product candidates for sale at competitive prices;
•	the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;
•	the extent and strength of our third-party manufacturer and supplier support;
•	the actions of companies that market any products with which our current product candidates and any future product candidates may be co-administered;
•	the approval of other new products;
•	adverse publicity about our current product candidates and any future product candidates or any products with which they are co-administered, or favorable publicity about competitive products; and
•	potential product liability claims.
There is significant uncertainty related to the insurance coverage and reimbursement of newly approved products. In the United States, the principal decisions about reimbursement by government authorities for new products are typically made by the Centers for Medicare & Medicaid Services (“CMS”), since CMS decides whether and to what extent a new product will be covered and reimbursed under Medicare. Private payers tend to follow CMS to a substantial degree. However, one payer’s determination to provide coverage for a product does not assure that other payers will also provide coverage for the drug product. Further, a payer’s decision to provide coverage for a drug product does not imply that the payor will provide adequate reimbursement. Reimbursement agencies in the EU may be more conservative than CMS. Factors payors consider in determining reimbursement are based on whether the product is:
•	a covered benefit under its health plan;
•	safe, effective and medically necessary;
•	appropriate for the specific patient;
•	cost-effective; and
•	neither experimental nor investigational.
Additionally, net prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Increasingly, third-party payors are requiring that drug companies provide them with predetermined discounts from list prices and are challenging the prices charged for medical products. We cannot be sure that reimbursement will be available for any product candidate that we develop and commercialize and, if reimbursement is available, the level of reimbursement. In addition, many pharmaceutical manufacturers must calculate and report certain price reporting metrics to the government, such as average sales price and best price. Penalties may apply in some cases when such metrics are not submitted accurately and timely. Further, these prices for drugs may be reduced by mandatory discounts or rebates required by government healthcare programs.
In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the EU provides options for its Member States to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product candidate to currently available therapies. A Member State may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our product candidates. Historically, products launched in the EU do not follow price structures of the U.S. and generally prices tend to be significantly lower.
Risks Related to Our Reliance on Third Parties
We rely, and expect to continue to rely, on third parties to conduct our clinical trials as well as investigator-sponsored clinical trials of our product candidates. If these third parties do not successfully carry out their contractual duties, comply with regulatory requirements or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.
We do not have the ability to independently conduct clinical trials. We rely and expect to continue to rely on medical institutions, clinical investigators, contract laboratories and other third parties, such as CROs, to conduct or otherwise support clinical trials for our product candidates.
We rely and expect to continue to rely heavily on these parties for execution of clinical trials for our product candidates and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the applicable protocol, legal and regulatory requirements, and scientific standards, and our reliance on CROs will not relieve us of our regulatory responsibilities. For any violations of laws and regulations during the conduct of our clinical trials, we could be subject to warning letters or enforcement action that may include civil penalties up to and including criminal prosecution.
We, our principal investigators and our CROs are required to comply with regulations, including good clinical practices (“GCPs”) for conducting, monitoring, recording, and reporting the results of clinical trials to ensure that the data and results are scientifically credible and accurate, and that the trial patients are adequately informed of the potential risks of participating in clinical trials and their rights are protected. These regulations are enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area (“EEA”) and comparable foreign regulatory authorities for any products in clinical development. The FDA enforces GCP regulations through periodic inspections of clinical trial sponsors, principal investigators, and trial sites. If we, our principal investigators or our CROs fail to comply with applicable GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure that, upon inspection, the FDA will determine that any of our future clinical trials will comply with GCPs. In addition, our clinical trials must be conducted with product candidates produced in accordance with current Good Manufacturing Practice (“cGMP”) regulations. Our failure or the failure of our principal investigators or CROs to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process, significantly increase our expenditures and could also subject us to enforcement action. We also are required to register ongoing clinical trials and post the results of completed clinical trials on a government-sponsored database, ClinicalTrials.gov, within certain timeframes. Failure to do so can result in fines, adverse publicity and civil and criminal sanctions.
Although we designed clinical trials, these trials are conducted by CROs and we expect CROs will conduct all of our future clinical trials. As a result, many important aspects of our development programs, if pursued, including their conduct and timing, are outside of our direct control. Our reliance on third parties to conduct future clinical trials also results in less direct control over the management of data developed through clinical trials than would be the case if we were relying entirely upon our own staff. Communicating with outside parties can also be challenging, potentially leading to mistakes as well as difficulties in coordinating activities. Outside parties may:
•	have staffing difficulties;
•	fail to comply with contractual obligations;
•	experience regulatory compliance issues;
•	undergo changes in priorities or become financially distressed; or
•	form relationships with other entities, some of which may be our competitors.
These factors may materially adversely affect the willingness or ability of third parties to conduct our clinical trials and may subject us to unexpected cost increases that are beyond our control. If the principal investigators or CROs do not perform clinical trials in a satisfactory manner, breach their obligations to us, or fail to comply with regulatory requirements, the development, regulatory approval and commercialization of our product candidates may be delayed, we may not be able to obtain regulatory approval and commercialize our product candidates or our development programs may be materially and irreversibly harmed. If we are unable to rely on clinical data collected by our principal investigators or CROs, we could be required to repeat, extend the duration of, or increase the size of any clinical trials we conduct and this could significantly delay commercialization and require significantly greater expenditures.
If any of our relationships with these third-party principal investigators or CROs terminate, we may not be able to enter into arrangements with alternative CROs. If principal investigators or CROs do not successfully carry out their contractual obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, any clinical trials such principal investigators or CROs are associated with may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize, our product candidates. As a result, we believe that our financial results and the commercial prospects for our product candidates in the subject indication would be harmed, our costs could increase and our ability to generate revenue could be delayed.
We may also rely on academic and private non-academic institutions to conduct and sponsor clinical trials relating to our product candidates. We will not control the design or conduct of the investigator-sponsored trials, and it is possible that the FDA or non-U.S. regulatory authorities will not view these investigator-sponsored trials as providing adequate support for future clinical trials, whether controlled by us or third parties, for any one or more reasons, including elements of the design or execution of the trials or safety concerns or other trial results.
Such arrangements will likely provide us certain information rights with respect to the investigator-sponsored trials, including access to and the ability to use and reference the data, including for our own regulatory filings, resulting from the investigator-sponsored trials. However, we would not have control over the timing and reporting of the data from investigator-sponsored trials, nor would we own the data from the investigator-sponsored trials. If we are unable to confirm or replicate the results from the investigator-sponsored trials or if negative results are obtained, we would likely be further delayed or prevented from advancing further clinical development of our product candidates. Further, if investigators or institutions breach their obligations with respect to the clinical development of our product candidates, or if the data proves to be inadequate compared to the first-hand knowledge we might have gained had the investigator-sponsored trials been sponsored and conducted by us, then our ability to design and conduct any future clinical trials ourselves may be adversely affected.
We have entered into collaborations and may enter into additional collaborations in the future, and we might not realize the anticipated benefits of such collaborations.
Research, development, commercialization and/or strategic collaborations are subject to numerous risks, which include the following:
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collaborators may have significant control or discretion in determining the efforts and resources that they will apply to a collaboration, and might not commit sufficient efforts and resources or might misapply those efforts and resources;

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we may have limited influence or control over the approaches to research, development, and/or commercialization of product candidates in the territories in which our collaboration partners lead research, development and/or commercialization;

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collaborators might not pursue research, development, and/or commercialization of collaboration product candidates or might elect not to continue or renew research, development and/or commercialization programs based on nonclinical and/or clinical trial results, changes in their strategic focus, availability of funding or other factors, such as a business combination that diverts resources or creates competing priorities;

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collaborators might delay, provide insufficient resources to, or modify or stop research or clinical development for collaboration product candidates or require a new formulation of a product candidate for clinical testing;

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collaborators with sales, marketing and distribution rights to one or more product candidates might not commit sufficient resources to sales, marketing and distribution or might otherwise fail to successfully commercialize those product candidates;

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collaborators might not properly maintain or defend our intellectual property rights or might use our intellectual property improperly or in a way that jeopardizes our intellectual property or exposes us to potential liability;

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collaboration activities might result in the collaborator having intellectual property covering our activities or product candidates, which could limit our rights or ability to research, develop and/or commercialize our product candidates;

•	collaborators might not be in compliance with laws applicable to their activities under the collaboration, which could impact the collaboration and us;
•	disputes might arise between a collaborator and us that could cause a delay or termination of the collaboration or result in costly litigation that diverts management attention and resources; and
•	collaborations might be terminated, which could result in a need for additional capital to pursue further research, development, and/or commercialization of our product candidates.
In addition, funding provided by a collaborator might not be sufficient to advance product candidates under the collaboration.
If a collaborator terminates a collaboration or a program under a collaboration, including by failing to exercise a license or other option under the collaboration, whether because we fail to meet a milestone or otherwise, any potential revenue from the collaboration would be significantly reduced or eliminated. In addition, we will likely need to either secure other funding to advance research, development and/or commercialization of the relevant product candidate or abandon that program, the development of the relevant product candidate could be significantly delayed, and our cash expenditures could increase significantly if we are to continue research, development and/or commercialization of the relevant product candidates.

Any one or more of these risks, if realized, could reduce or eliminate revenue from product candidates under our collaborations, and could have a material adverse effect on our business, financial condition, results of operations, and/or growth prospects.
We contract with third parties for the manufacture of our product candidates for preclinical development and clinical testing, and expect to continue to do so for commercialization. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or products or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.
We do not currently own or operate, nor do we have any plans to establish in the future, any manufacturing facilities. We rely, and expect to continue to rely, on third parties for the manufacture of our product candidates for preclinical development and clinical testing, as well as for the commercial manufacture of our products if any of our product candidates receive regulatory approval. This reliance on third parties increases the risk that we will not have sufficient quantities of our product candidates or products or such quantities at an acceptable cost or quality, which could delay, prevent or impair our development or commercialization efforts.
The facilities used by our contract manufacturers to manufacture our product candidates must be inspected by the FDA pursuant to pre-approval inspections that will be conducted after we submit our marketing applications to the FDA. We do not control the manufacturing process of, and will be completely dependent on, our contract manufacturers for compliance with cGMP in connection with the manufacture of our product candidates. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or others, they will not be able to pass regulatory inspections and/or maintain regulatory compliance for their manufacturing facilities. In addition, we have no control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable foreign regulatory authority finds deficiencies with or does not approve these facilities for the manufacture of our product candidates or if it finds deficiencies or withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved.
If we continue to progress the development of our product candidates and any contract manufacturing organizations (“CMO”) with whom we contract fails to perform its obligations, we may be forced to enter into an agreement with a different CMO, which we may not be able to do on reasonable terms, if at all. In such a scenario, our clinical trials supply could be delayed significantly as we establish alternative supply sources. In some cases, the technical skills required to manufacture our products or product candidates may be unique or proprietary to the original CMO and we may have difficulty, or there may be contractual restrictions prohibiting us from, transferring such skills to a back-up or alternate supplier, or we may be unable to transfer such skills at all. In addition, if we are required to change CMOs for any reason, we will be required to verify that the new CMO maintains facilities and procedures that comply with quality standards and with all applicable regulations. We will also need to verify, such as through a manufacturing comparability study, that any new manufacturing process will produce our product candidate according to the specifications previously submitted to the FDA or another regulatory authority. The delays associated with the verification of a new CMO could negatively affect our ability to develop product candidates or commercialize our products in a timely manner or within budget. Furthermore, a CMO may possess technology related to the manufacture of our product candidate that such CMO owns independently. This would increase our reliance on such CMO or require us to obtain a license from such CMO in order to have another CMO manufacture our product candidates. In addition, changes in manufacturers often involve changes in manufacturing procedures and processes, which could require that we conduct bridging studies between our prior clinical supply used in our clinical trials and that of any new manufacturer. We may be unsuccessful in demonstrating the comparability of clinical supplies which could require the conduct of additional clinical trials.
Further, our failure, or the failure of our third party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including clinical holds, fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or products, if approved, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect our business and supplies of our product candidates.
We may be unable to establish any additional agreements with third-party manufacturers or do so on acceptable terms. Reliance on third-party manufacturers entails additional risks, including:
•	reliance on the third party for regulatory compliance and quality assurance;

•	the possible breach of the manufacturing agreement by the third party;
•	the possible misappropriation of our proprietary information, including our trade secrets and know-how; and
•	the possible termination or nonrenewal of the agreement by the third party at a time that is costly or inconvenient for us.
Our product candidates may compete with other product candidates and approved products for access to manufacturing facilities. There are a limited number of manufacturers that operate under cGMP regulations and that might be capable of manufacturing for us.
Any performance failure on the part of our existing or future manufacturers could delay clinical development or regulatory approval. If our current contract manufacturers cannot perform as agreed, we may be required to replace such manufacturers. We may incur added costs and delays in identifying and qualifying any such replacement.
Our current and anticipated future dependence upon others for the manufacture of our product candidates or products may adversely affect our future profit margins and our ability to commercialize any products that receive regulatory approval on a timely and competitive basis.
The third parties upon whom we rely for the supply of the active pharmaceutical ingredients used in our product candidates are our sole source of supply, and if we continue to progress the development of our product candidates, the loss of any of these suppliers could significantly harm our business.
The active pharmaceutical ingredients (“API”) used in our product candidates are supplied to us from single-source suppliers. Our ability to successfully develop our product candidates, and to ultimately supply our commercial products in quantities sufficient to meet the market demand, depends in part on our ability to obtain the API for these products in accordance with regulatory requirements and in sufficient quantities for clinical testing and commercialization.
We are also unable to predict how changing global economic conditions or potential global health concerns will further affect our third-party suppliers and manufacturers. Any negative impact of such matters on our third-party suppliers and manufacturers may also have an adverse impact on our results of operations or financial condition.
If we continue to progress the development of our product candidates, we intend to identify and qualify additional manufacturers to provide such API prior to submission of an NDA to the FDA and/or an MAA to the EMA. We are not certain, however, that our single-source suppliers will be able to meet our demand for their products, either because of the nature of our agreements with those suppliers, our limited experience with those suppliers or our relative importance as a customer to those suppliers. It may be difficult for us to assess their ability to timely meet our demand in the future based on past performance. While our suppliers have generally met our demand for their products on a timely basis in the past, they may subordinate our needs in the future to their other customers.
Establishing additional or replacement suppliers for the API used in our product candidates, if required, may not be accomplished quickly. If we are able to find a replacement supplier, such replacement supplier would need to be qualified and may require additional regulatory inspection or approval, which could result in further delay. While we seek to maintain adequate inventory of the API used in our product candidates, any interruption or delay in the supply of components or materials, or our inability to obtain such API from alternate sources at acceptable prices in a timely manner could impede, delay, limit, or prevent our development efforts, which could harm our business, results of operations, financial condition and prospects.
We may seek to establish additional collaborations, and, if we are not able to establish them on commercially reasonable terms, or at all, we may have to alter our development and commercialization plans.
Our product development programs and the potential commercialization of our product candidates will require substantial additional cash to fund expenses. For some of our product candidates, we may decide to collaborate with additional pharmaceutical and biotechnology companies for the development and potential commercialization of those product candidates.
We face significant competition in seeking appropriate collaborators. Whether we reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s own evaluation of a potential collaboration. Such factors a potential collaborator will use to evaluate a collaboration may include the design or results of clinical trials, the likelihood of approval by the FDA or comparable foreign regulatory authorities, the potential market for the subject product candidate, the costs and complexities of manufacturing and delivering such product candidate to patients, the potential of competing products, the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge and industry and market conditions generally. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate. The terms of any additional collaborations or other arrangements that we may establish may not be favorable to us.
We may also be restricted under collaboration agreements from entering into future agreements on certain terms with potential collaborators. Collaborations are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future collaborators.
We may not be able to negotiate additional collaborations on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of the product candidate for which we are seeking to collaborate, reduce or delay its development program or one or more of our other development programs, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our product candidates or bring them to market and generate product revenue.
In addition, any future collaborations that we enter into may not be successful. The success of our collaboration arrangements will depend heavily on the efforts and activities of our collaborators. Collaborators generally have significant discretion in determining the efforts and resources that they will apply to these collaborations. Disagreements between parties to a collaboration arrangement regarding clinical development and commercialization matters can lead to delays in the development process or commercializing the applicable product candidate and, in some cases, termination of the collaboration arrangement. These disagreements can be difficult to resolve if neither of the parties has final decision-making authority. Collaborations with pharmaceutical or biotechnology companies and other third parties often are terminated or allowed to expire by the other party. Any such termination or expiration would adversely affect us financially and could harm our business reputation.
Risks Related to Our Intellectual Property
If we are unable to obtain and maintain patent and other intellectual property protection for our technology and product candidates or if the scope of the intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize technology and drugs similar or identical to ours, and our ability to successfully commercialize our technology and drugs may be impaired.
Our commercial success depends in part on our ability to obtain and maintain proprietary or intellectual property protection in the U.S. and other countries for our current or future product candidates, as well as for their respective compositions, formulations, methods used to manufacture them, and methods of treatment, in addition to successfully defending these patents against third-party challenges. We seek to protect our proprietary and intellectual property position by, among other methods, filing patent applications in the U.S. and abroad related to our proprietary technology, inventions, and improvements that are important to the development and implementation of our business. Our ability to stop unauthorized third parties from making, using, selling, offering to sell, or importing our product candidates is dependent upon the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. We also rely on trade secrets, know-how and continuing technological innovation to develop and maintain our proprietary and intellectual property position.
The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. The degree of patent protection we require to successfully commercialize our current or future product candidates may be unavailable or severely limited in some cases and may not adequately protect our rights or permit us to gain or keep any competitive advantage. We cannot provide any assurances that any of our patents have, or that any of our pending patent applications that mature into issued patents will include, claims with a scope sufficient to protect our current or future product candidates. In addition, if the breadth or strength of protection provided by our patent applications or any patents we may own or in-license is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.
In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the U.S. For example, in jurisdictions outside the U.S., a license may not be enforceable unless all the owners of the intellectual property agree or consent to the license. Accordingly, any actual or purported co-owner of our patent rights could seek monetary or equitable relief requiring us to pay it compensation for, or refrain from, exploiting these patents due to such co-ownership. Furthermore, patents have a limited lifespan. In the U.S., and most other jurisdictions in which we have undertaken patent filings, the natural expiration of a patent is generally twenty years after it is filed, assuming all maintenance fees are paid. Various extensions may be available, on a jurisdiction-by-jurisdiction basis; however, the life of a patent, and thus the protection it affords, is limited. Given the amount of time required for the development, testing, and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, patents we may own or in-license may not provide us with adequate and continuing patent protection sufficient to exclude others from commercializing drugs similar or identical to our current or future product candidates, including generic versions of such drugs.
Other parties have developed technologies that may be related or competitive to our own, and such parties may have filed or may file patent applications, or may have received or may receive patents, claiming inventions that may overlap or conflict with those claimed in our own patent applications or issued patents, with respect to either the same compounds, methods, formulations or other subject matter, in either case that we may rely upon to dominate our patent position in the market. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the U.S. and other jurisdictions are typically not published until at least 18 months after the earliest priority date of patent filing, or, in some cases, not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in patents we may own or in-license patents or pending patent applications, or that we were the first to file for patent protection of such inventions. As a result, the issuance, scope, validity, enforceability, and commercial value of our patent rights cannot be predicted with any certainty.
In addition, the patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Further, with respect to certain pending patent applications covering our current or future product candidates, prosecution has yet to commence. Patent prosecution is a lengthy process, during which the scope of the claims initially submitted for examination by the relevant patent office(s) may be significantly narrowed by the time they issue, if they ever do. It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Moreover, in some circumstances, we may not have the right to control the preparation, filing, and prosecution of patent applications, or to maintain the patents, covering technology that we license from or to third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business.
Even if we acquire patent protection that we expect should enable us to establish and/or maintain a competitive advantage, third parties may challenge the validity, enforceability, or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the U.S. and abroad. We may become involved in post-grant proceedings such as opposition, derivation, reexamination, inter partes review, post-grant review, or interference proceedings challenging our patent rights or the patent rights of others from whom we may in the future obtain licenses to such rights, in the United States Patent and Trademark Office (“USPTO”), the European Patent Office (“EPO”), or in other countries. In addition, we may be subject to a third-party submission to the USPTO, the EPO, or elsewhere, that may reduce the scope or preclude the granting of claims from our pending patent applications. Competitors may allege that they invented the inventions claimed in our issued patents or patent applications prior to us, or may file patent applications before we do. Competitors may also claim that we are infringing their patents and that we therefore cannot practice our technology as claimed under our patents or patent applications. Competitors may also contest our patents by claiming to an administrative patent authority or judge that the invention was not patent-eligible, was not original, was not novel, was obvious, and/or lacked inventive step, and/or that the patent application filing failed to meet relevant requirements relating to description, basis, enablement, and/or support; in litigation, a competitor could claim that our patents, if issued, are not valid or are unenforceable for a number of reasons. If a court or administrative patent authority agrees, we would lose our protection of those challenged patents.
In addition, we may in the future be subject to claims by our former employees or consultants asserting an ownership right in our patents or patent applications, as a result of the work they performed on our behalf. Although we generally require all of our employees, consultants, and advisors and any other third parties who have access to our proprietary know-how, information or technology to assign or grant similar rights to their inventions to us, we cannot be certain that we have executed such agreements with all parties who may have contributed to our intellectual property, nor can we be certain that our agreements with such parties will be upheld in the face of a potential challenge, or that they will not be breached, for which we may not have an adequate remedy.
An adverse determination in any such submission or proceeding may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and drugs, without payment to us, or could limit the duration of the patent protection covering our technology and current or future product candidates. Such challenges may also result in our inability to manufacture or commercialize our current or future product candidates without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates.
Even if they are unchallenged, our issued patents and our pending patent applications, if issued, may not provide us with any meaningful protection or prevent competitors from designing around our patent claims to circumvent patents we may own or in-license by developing similar or alternative technologies or drugs in a non-infringing manner. For example, a third-party may develop a competitive drug that provides benefits similar to one or more of our current or future product candidates, but that has a different composition that falls outside the scope of our patent protection. If the patent protection provided by the patents and patent applications we hold or pursue with respect to our current or future product candidates is not sufficiently broad to impede such competition, our ability to successfully commercialize our current or future product candidates could be negatively affected, which would harm our business.
Furthermore, even if we are able to issue patents with claims of valuable scope in one or more jurisdictions, we may not be able to secure such claims in all relevant jurisdictions, or in a sufficient number to meaningfully reduce competition. Our competitors may be able to develop and commercialize their products, including products identical to ours, in any jurisdiction in which we are unable to obtain, maintain, or enforce such patent claims.
Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, deadlines, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated if we fail to comply with these requirements. We may miss a filing deadline for patent protection on these inventions.
The USPTO and foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment, and other similar provisions during the patent application process and after issuance of any patent. In addition, periodic maintenance fees, renewal fees, annuity fees and/or various other government fees are required to be paid periodically. While an inadvertent lapse can, in some cases, be cured by payment of a late fee, or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. Noncompliance events that could result in abandonment or lapse of a patent include, but are not limited to, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. In such an event, our competitors might be able to enter the market with similar or identical products or platforms, which could have a material adverse effect on our business prospects and financial condition.

If our trademarks and trade names for our products or company name are not adequately protected in one or more countries where we intend to market our products, we may delay the launch of product brand names, use different trademarks or tradenames in different countries, or face other potentially adverse consequences to building our product brand recognition.
Our trademarks or trade names may be challenged, infringed, diluted, circumvented, or declared generic or determined to be infringing on other marks. We intend to rely on both registration and common law protection for our trademarks. We may not be able to protect our rights to these trademarks and trade names or may be forced to stop using these names, which we need for name recognition by potential partners or customers in our markets of interest. During the trademark registration process, we may receive Office Actions from the USPTO or from comparable agencies in foreign jurisdictions objecting to the registration of our trademark. Although we would be given an opportunity to respond to those objections, we may be unable to overcome such rejections. In addition, in the USPTO and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and/or to seek the cancellation of registered trademarks. Opposition or cancellation proceedings may be filed against our trademark applications or registrations, and our trademark applications or registrations may not survive such proceedings. If we are unable to obtain a registered trademark or establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our business may be adversely affected.
If we are unable to adequately protect and enforce our trade secrets, our business and competitive position would be harmed.
In addition to the protection afforded by patents we may own or in-license, we seek to rely on trade secret protection, confidentiality agreements, and license agreements to protect proprietary know-how that may not be patentable, processes for which patents are difficult to enforce and any other elements of our product discovery and development processes that involve proprietary know-how, information, or technology that may not be covered by patents. Although we require all of our employees, consultants, advisors, and any third parties who have access to our proprietary know-how, information, or technology to enter into confidentiality agreements, trade secrets can be difficult to protect and we have limited control over the protection of trade secrets used by our collaborators and suppliers. We cannot be certain that we have or will obtain these agreements in all circumstances and we cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary information.
Moreover, any of these parties might breach the agreements and intentionally or inadvertently disclose our trade secret information and we may not be able to obtain adequate remedies for such breaches. In addition, competitors may otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Furthermore, the laws of some foreign countries do not protect proprietary rights and trade secrets to the same extent or in the same manner as the laws of the U.S. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the U.S. and abroad. If we are unable to prevent unauthorized material disclosure of our intellectual property to third parties, we will not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, financial condition, results of operations and future prospects.
Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. If we choose to go to court to stop a third-party from using any of our trade secrets, we may incur substantial costs. These lawsuits may consume our time and other resources even if we are successful. Although we take steps to protect our proprietary information and trade secrets, including through contractual means with our employees and consultants, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets or disclose our technology. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third-party, we would have no right to prevent them from using that technology or information to compete with us.
Thus, we may not be able to meaningfully protect our trade secrets. It is our policy to require our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information concerning our business or financial affairs developed or made known to the individual or entity during the course of the party’s relationship with us is to be kept confidential and not disclosed to third parties except in specific circumstances. In addition, we take other appropriate precautions, such as physical and technological security measures, to guard against misappropriation of our proprietary technology by third parties. In the case of employees, the agreements provide that all inventions conceived by the individual, and which are related to our current or planned business or research and development or made during normal working hours, on our premises or using our equipment or proprietary information, are our exclusive property. Although we require all of our employees to assign their inventions to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Such claims could have a material adverse effect on our business, financial condition, results of operations, and prospects.
We may initiate, become a defendant in, or otherwise become party to lawsuits to protect or enforce our intellectual property rights, which could be expensive, time-consuming, and unsuccessful.
Competitors may infringe any patents we may own or in-license. In addition, any patents we may own or in-license also may become involved in inventorship, priority, validity or unenforceability disputes. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. In addition, in an infringement proceeding, a court may decide that one or more of any patents we may own or in-license is not valid or is unenforceable or that the other party’s use of our technology that may be patented falls under the safe harbor to patent infringement under 35 U.S.C. § 271(e)(1). There is also the risk that, even if the validity of these patents is upheld, the court may refuse to stop the other party from using the technology at issue on the grounds that any patents we may own or in-license do not cover the technology in question or that such third-party’s activities do not infringe our patent applications or any patents we may own or in-license. An adverse result in any litigation or defense proceedings could put one or more of any patents we may own or in-license at risk of being invalidated, held unenforceable, or interpreted narrowly and could put our patent applications at risk of not issuing. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing, patient support or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace.
Post-grant proceedings provoked by third-parties or brought by the USPTO may be necessary to determine the validity or priority of inventions with respect to our patent applications or any patents we may own or in-license. These proceedings are expensive and an unfavorable outcome could result in a loss of our current patent rights and could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. In addition to potential USPTO post-grant proceedings, we may become a party to patent opposition proceedings in the EPO, or similar proceedings in other foreign patent offices or courts where our patents may be challenged. The costs of these proceedings could be substantial and may result in a loss of scope of some claims or a loss of the entire patent. An unfavorable result in a post-grant challenge proceeding may result in the loss of our right to exclude others from practicing one or more of our inventions in the relevant country or jurisdiction, which could have a material adverse effect on our business. Litigation or post-grant proceedings within patent offices may result in a decision adverse to our interests and, even if we are successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent, misappropriation of our trade secrets or confidential information, particularly in countries where the laws may not protect those rights as fully as in the U.S.
Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.
We may not be able to detect infringement against any patents we may own or in-license. Even if we detect infringement by a third-party of any patents we may own or in-license, we may choose not to pursue litigation against or settlement with the third-party. If we later sue such third-party for patent infringement, the third-party may have certain legal defenses available to it, which otherwise would not be available except for the delay between when the infringement was first detected and when the suit was brought. Such legal defenses may make it impossible for us to enforce any patents we may own or in-license against such third-party.
Intellectual property litigation and administrative patent office patent validity challenges in one or more countries could cause us to spend substantial resources and distract our personnel from their normal responsibilities.
Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing, patient support or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. As noted above, some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could compromise our ability to compete in the marketplace, including compromising our ability to raise the funds necessary to continue our clinical trials, continue our research program, license necessary technology from third parties, or enter into development collaborations that would help us commercialize our current or future product candidates, if approved. Any of the foregoing events would harm our business, financial condition, results of operations and prospects.
We may be subject to damages or settlement costs resulting from claims that we or our employees have violated the intellectual property rights of third parties, or are in breach of our agreements. We may be accused of, allege or otherwise become party to lawsuits or disputes alleging wrongful disclosure of third-party confidential information by us or by another party, including current or former employees, contractors or consultants. In addition to diverting attention and resources to such disputes, such disputes could adversely impact our business reputation and/or protection of our proprietary technology.
The intellectual property landscape relevant to our product candidates and programs is crowded, and third parties may initiate legal proceedings alleging that we are infringing, misappropriating or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on the success of our business. Our commercial success depends upon our ability to develop, manufacture, market and sell our current and future product candidates and use our proprietary technologies without infringing, misappropriating or otherwise violating the intellectual property rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries, as well as administrative proceedings for challenging patents, including derivation, interference, reexamination, inter partes review and post grant review proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. We or any of our current or future licensors or strategic partners may be party to, exposed to, or threatened with, future adversarial proceedings or litigation by third parties having patent or other intellectual property rights alleging that our current or future product candidates and/or proprietary technologies infringe, misappropriate or otherwise violate their intellectual property rights. We cannot assure you that our current or future product candidates and other technologies that we have developed, are developing or may develop in the future do not or will not infringe, misappropriate or otherwise violate existing or future patents or other intellectual property rights owned by third parties. For example, many of our employees were previously employed at other biotechnology or pharmaceutical companies. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s former employer. We may also be subject to claims that patents and applications we have filed to protect inventions of our employees, consultants and advisors, even those related to one or more of our current or future product candidates, are rightfully owned by their former or concurrent employer. Litigation may be necessary to defend against these claims.
While certain activities related to development and clinical testing of our current or future product candidates may be subject to safe harbor of patent infringement under 35 U.S.C. §271(e)(1), upon receiving FDA approval for such candidates we or any of our future licensors or strategic partners may immediately become party to, exposed to, or threatened with, future adversarial proceedings or litigation by third parties having patent or other intellectual property rights alleging that such product candidates infringe, misappropriate or otherwise violate their intellectual property rights. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing our current or future product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our current or future product candidates may give rise to claims of infringement of the patent rights of others. Moreover, it is not always clear to industry participants, including us, which patents cover various types of drugs, products or their methods of use or manufacture. Thus, because of the large number of patents issued and patent applications filed in our fields, there may be a risk that third parties may allege they have patent rights encompassing our current or future product candidates, technologies or methods.
If a third party claims that we infringe, misappropriate or otherwise violate its intellectual property rights, we may face a number of issues, including, but not limited to:
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infringement, misappropriation and other intellectual property claims which, regardless of merit, may be expensive and time-consuming to litigate and may divert our management’s attention from our core business and may impact our reputation;

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substantial damages for infringement, misappropriation or other violations, which we may have to pay if a court decides that the product candidate or technology at issue infringes, misappropriates or violates the third party’s rights, and, if the court finds that the infringement was willful, we could be ordered to pay treble damages and the patent owner’s attorneys’ fees;

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a court prohibiting us from developing, manufacturing, marketing or selling our current product candidates, or from using our proprietary technologies, unless the third-party licenses its product rights to us, which it is not required to do, on commercially reasonable terms or at all;

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if a license is available from a third party, we may have to pay substantial royalties, upfront fees and other amounts, and/or grant cross-licenses to intellectual property rights for our products, or the license to us may be non-exclusive, which would permit third parties to use the same intellectual property to compete with us;

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redesigning our current or future product candidates or processes so they do not infringe, misappropriate or violate third-party intellectual property rights, which may not be possible or may require substantial monetary expenditures and time; and

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there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and, if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations or could otherwise have a material adverse effect on our business, results of operations, financial condition and prospects. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition, results of operations or prospects.

We may choose to challenge the patentability of claims in a third-party’s U.S. patent by requesting that the USPTO review the patent claims in an ex-parte re-exam, inter partes review or post-grant review proceedings. These proceedings are expensive and may consume our time or other resources. We may choose to challenge a third-party’s patent in patent opposition proceedings in the EPO, or other foreign patent office. The costs of these opposition proceedings could be substantial, and may consume our time or other resources. If we fail to obtain a favorable result at the USPTO, EPO or other patent office then we may be exposed to litigation by a third-party alleging that the patent may be infringed by our current or future product candidates or proprietary technologies.
Third parties may assert that we are employing their proprietary technology without authorization. Patents issued in the U.S. by law enjoy a presumption of validity that can be rebutted in U.S. courts only with evidence that is “clear and convincing,” a heightened standard of proof. There may be issued third-party patents of which we are currently unaware with claims to compositions, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our current or future product candidates. Patent applications can take many years to issue. In addition, because some patent applications in the U.S. may be maintained in secrecy until the patents are issued and patent applications in the U.S. and many foreign jurisdictions are typically not published until 18 months after their earliest priority filing date, and publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications covering our current or future product candidates or technology. If any such patent applications issue as patents, and if such patents have priority over our patent applications or patents we may own or in-license, we may be required to obtain rights to such patents owned by third parties which may not be available on commercially reasonable terms or at all, or may only be available on a non-exclusive basis. There may be currently pending third-party patent applications which may later result in issued patents that our current or future product candidates may infringe. It is also possible that patents owned by third parties of which we are aware, but which we do not believe are relevant to our current or future product candidates or other technologies, could be found to be infringed by our current or future product candidates or other technologies. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. Moreover, we may fail to identify relevant patents or incorrectly conclude that a patent is invalid, not enforceable, exhausted, or not infringed by our activities. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of our current or future product candidates, molecules used in or formed during the manufacturing process, or any final product itself, the holders of any such patents may be able to block our ability to commercialize the product candidate unless we obtained a license under the applicable patents, or until such patents expire or they are finally determined to be held invalid or unenforceable. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, including combination therapy or patient selection methods, the holders of any such patent may be able to block our ability to develop and commercialize the product candidate unless we obtained a license or until such patent expires or is finally determined to be held invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all. If we are unable to obtain a necessary license to a third-party patent on commercially reasonable terms, or at all, our ability to commercialize our current or future product candidates may be impaired or delayed, which could in turn significantly harm our business. Even if we obtain a license, it may be nonexclusive, thereby giving our competitors access to the same technologies licensed to us.
Parties making claims against us may seek and obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize our current or future product candidates. Defense of these claims, regardless of their merit, could involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement, misappropriation or other violation against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need or may choose to obtain licenses from third parties to advance our research or allow commercialization of our current or future product candidates. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize our current or future product candidates, which could harm our business significantly.
We may be unable to obtain patent or other intellectual property protection for our current or future product candidates or our future products, if any, in all jurisdictions throughout the world, and we may not be able to adequately enforce our intellectual property rights even in the jurisdictions where we seek protection.
We may not be able to pursue patent coverage of our current or future product candidates in all countries. Filing, prosecuting and defending patents on current or future product candidates in all countries throughout the world would be prohibitively expensive, and intellectual property rights in some countries outside the U.S. can be less extensive than those in the U.S. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the U.S. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the U.S., or from selling or importing products made using our inventions in and into the U.S. or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but where enforcement is not as strong as that in the U.S. These products may compete with our current or future product candidates and in jurisdictions where we do not have any issued patents our patent applications or other intellectual property rights may not be effective or sufficient to prevent them from competing. Much of our patent portfolio is at the very early stage. We will need to decide whether and in which jurisdictions to pursue protection for the various inventions in our portfolio prior to applicable deadlines.
Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to pharmaceutical products, which could make it difficult for us to stop the infringement of any patents we may own or in-license or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce any rights we may have in our patent applications or any patents we may own or in-license in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put any patents we may own or in-license at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.
Many countries have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we are forced to grant a license to third parties with respect to any patents we may own or license that are relevant to our business, our competitive position may be impaired, and our business, financial condition, results of operations, and prospects may be adversely affected.
We may not obtain or grant licenses or sublicenses to intellectual property rights in all markets on equally or sufficiently favorable terms with third parties.
It may be necessary for us to use the patented or proprietary technology of third parties to commercialize our products, in which case we would be required to obtain a license from these third parties. The licensing of third-party intellectual property rights is a competitive area, and more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. More established companies may have a competitive advantage over us due to their size, capital resources and greater clinical development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment or at all. If we are unable to license such technology, or if we are forced to license such technology on unfavorable terms, our business could be materially harmed. If we are unable to obtain a necessary license, we may be unable to develop or commercialize the affected current or future product candidates, which could materially harm our business, and the third parties owning such intellectual property rights could seek either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties or other forms of compensation. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. Any of the foregoing could harm our competitive position, business, financial condition, results of operations and prospects.
If we fail to comply with our obligations in any agreements under which we may license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose license rights that are important to our business.
We may from time to time be party to license and collaboration agreements with third parties to advance our research or allow commercialization of current or future product candidates. Such agreements may impose numerous obligations, such as development, diligence, payment, commercialization, funding, milestone, royalty, sublicensing, insurance, patent prosecution, enforcement and other obligations on us and may require us to meet development timelines, or to exercise commercially reasonable efforts to develop and commercialize licensed products, in order to maintain the licenses. In spite of our best efforts, our licensors might conclude that we have materially breached our license agreements and might therefore terminate the license agreements, thereby removing or limiting our ability to develop and commercialize products and technologies covered by these license agreements.

Any termination of these licenses, or if the underlying patents fail to provide the intended exclusivity, could result in the loss of significant rights and could harm our ability to commercialize our current or future product candidates, and competitors or other third parties would have the freedom to seek regulatory approval of, and to market, products identical to ours and we may be required to cease our development and commercialization of certain of our current or future product candidates. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations, and prospects.
Disputes may also arise between us and our licensors regarding intellectual property subject to a license agreement, including:
•	the scope of rights granted under the license agreement and other interpretation-related issues;
•	whether and the extent to which our technology and processes infringe, misappropriate or otherwise violate intellectual property rights of the licensor that is not subject to the licensing agreement;
•	our right to sublicense patent and other rights to third parties under collaborative development relationships;
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our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our current or future product candidates, and what activities satisfy those diligence obligations;

•	the priority of invention of any patented technology; and
•	the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our future licensors and us and our partners.
In addition, the agreements under which we may license intellectual property or technology from third parties are likely to be complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations and prospects. Moreover, if disputes over intellectual property that we may license prevent or impair our ability to maintain future licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected current or future product candidates, which could have a material adverse effect on our business, financial conditions, results of operations and prospects.
Any granted patents we may own or in-license covering our current or future product candidates or other valuable technology could be narrowed or found invalid or unenforceable if challenged in court or before administrative bodies in the U.S. or abroad, including the USPTO and the EPO. A patent asserted in a judicial court could be found invalid or unenforceable during the enforcement proceeding. Administrative or judicial proceedings challenging the validity of our patents or individual patent claims could take months or years to resolve.
If we or our licensors or strategic partners initiate legal proceedings against a third-party to enforce a patent covering one of our current or future product candidates, the defendant could counterclaim that the patent covering our product candidate, as applicable, is invalid and/or unenforceable. In patent litigation in the U.S., defendant counterclaims alleging invalidity and/or unenforceability are commonplace, and there are numerous grounds upon which a third-party can assert invalidity or unenforceability of a patent. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of patentable subject matter, lack of written description, lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, in the process of obtaining the patent during patent prosecution. Third parties may also raise similar claims before administrative bodies in the U.S. or abroad, even outside the context of litigation. Such mechanisms include re-examination, inter partes review, post grant review and equivalent proceedings in foreign jurisdictions (such as opposition proceedings). Such proceedings could result in revocation or amendment to our patent applications or any patents we may own or in-license in such a way that they no longer cover our current or future product candidates. The outcome following legal assertions of invalidity and unenforceability is unpredictable. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate or render unenforceable, any rights we may have from our patent applications or any patents we may own or in-license, allow third parties to commercialize our current or future product candidates or other technologies and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights. Moreover, we may have to participate in interference proceedings declared by the USPTO to determine priority of invention or in post-grant challenge proceedings, such as oppositions in a foreign patent office, that challenge our or our future licensors’ priority of invention or other features of patentability with respect to our patent applications and any patents we may own or in-license. Such challenges may result in loss of patent rights, loss of exclusivity, or in patent claims being narrowed, invalidated, or held unenforceable, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our current or future product candidates and other technologies. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we or our future licensing partners and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, or if we are otherwise unable to adequately protect our rights, we would lose at least part, and perhaps all, of the patent protection on our current or future product candidates. Such a loss of patent protection could have a material adverse impact on our business and our ability to commercialize or license our technology and current or future product candidates.
Such proceedings also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us. If we are unsuccessful in any such proceeding or other priority or inventorship dispute, we may be required to obtain and maintain licenses from third parties, including parties involved in any such interference proceedings or other priority or inventorship disputes. Such licenses may not be available on commercially reasonable terms or at all, or may be non-exclusive. If we are unable to obtain and maintain such licenses, we may need to cease the development, manufacture, and commercialization of one or more of the current or future product candidates we may develop. The loss of exclusivity or the narrowing of our patent application claims could limit our ability to stop others from using or commercializing similar or identical technology and products. Any of the foregoing could have a material adverse effect on our business, results of operations, financial condition and prospects.
Changes in patent law could diminish the value of patents in general, thereby impairing our ability to protect our current or future product candidates.
As is the case with other biopharmaceutical companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involve both technological and legal complexity and is therefore costly, time consuming and inherently uncertain. Patent reform legislation in the U.S. and other countries could increase those uncertainties and costs. For example, the Leahy-Smith Act, signed into law in 2011, introduced provisions that affect the way patent applications are prosecuted, redefine prior art and provide more efficient and cost-effective avenues for competitors to challenge the validity of patents. In addition, the Leahy-Smith Act has transformed the U.S. patent system into a “first inventor to file” system. The Leahy-Smith Act and its implementation could make it more difficult to obtain patent protection for our inventions and increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could harm our business, results of operations and financial condition.
The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. Additionally, there have been recent proposals for additional changes to the patent laws of the U.S. and other countries that, if adopted, could impact our ability to obtain patent protection for our proprietary technology or our ability to enforce our proprietary technology. Depending on future actions by the U.S. Congress, the U.S. courts, the USPTO and the relevant law-making bodies in other countries, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future.
We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might subject us to infringement claims or adversely affect our ability to develop and market our current or future product candidates.
We cannot guarantee that any of our or our licensors’ patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending patent application in the U.S. and abroad that is relevant to or necessary for the commercialization of our current or future product candidates in any jurisdiction. For example, U.S. patent applications filed before November 29, 2000 and certain U.S. patent applications filed after that date that will not be filed outside the U.S. remain confidential until patents issue. As mentioned above, patent applications in the U.S. and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our current or future product candidates could have been filed by third parties without our knowledge. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover our current or future product candidates or the use of our current or future product candidates. The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect, which may negatively impact our ability to market our current or future product candidates. We may incorrectly determine that our current or future product candidates are not covered by a third-party patent or may incorrectly predict whether a third party’s pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the U.S. or abroad that we consider relevant may be incorrect, which may negatively impact our ability to develop and market our current or future product candidates. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our current or future product candidates.
If we fail to identify and correctly interpret relevant patents, we may be subject to infringement claims. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we fail in any such dispute, in addition to being forced to pay damages, which may be significant, we may be temporarily or permanently prohibited from commercializing any of our current or future product candidates that are held to be infringing. We might, if possible, also be forced to redesign current or future product candidates so that we no longer infringe the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business and could adversely affect our business, financial condition, results of operations and prospects.
Intellectual property rights do not guarantee commercial success of current or future product candidates or other business activities. Numerous factors may limit any potential competitive advantage provided by our intellectual property rights.
The degree of future protection afforded by our intellectual property rights, whether owned or in-licensed, is uncertain because intellectual property rights have limitations, and may not adequately protect our business, provide a barrier to entry against our competitors or potential competitors, or permit us to maintain our competitive advantage. Moreover, if a third-party has intellectual property rights that cover the practice of our technology, we may not be able to fully exercise or extract value from our intellectual property rights. The following examples are illustrative:
•	patent applications that we own or may in-license may not lead to issued patents;
•	patents, should they issue, that we may own or in-license, may not provide us with any competitive advantages, may be narrowed in scope, or may be challenged and held invalid or unenforceable;
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others may be able to develop and/or practice technology, including compounds that are similar to the chemical compositions of our current or future product candidates, that is similar to our technology or aspects of our technology but that is not covered by the claims of any patents we may own or in-license, should any patents issue;

•	third parties may compete with us in jurisdictions where we do not pursue and obtain patent protection;
•	we, or our future licensors or collaborators, might not have been the first to make the inventions covered by a patent application that we own or may in-license;
•	we, or our future licensors or collaborators, might not have been the first to file patent applications covering a particular invention;
•	others may independently develop similar or alternative technologies without infringing, misappropriating or otherwise violating our intellectual property rights;
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our competitors might conduct research and development activities in the U.S. and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights, and may then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	we may not be able to obtain and/or maintain necessary licenses on reasonable terms or at all;

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third parties may assert an ownership interest in our intellectual property and, if successful, such disputes may preclude us from exercising exclusive rights, or any rights at all, over that intellectual property;

•	we may choose not to file a patent in order to maintain certain trade secrets or know-how, and a third-party may subsequently file a patent covering such trade secrets or know-how;
•	we may not be able to maintain the confidentiality of our trade secrets or other proprietary information;
•	we may not develop or in-license additional proprietary technologies that are patentable; and
•	the patents of others may have an adverse effect on our business.
Should any of these events occur, they could significantly harm our business, financial condition, results of operations and prospects.
Risks Related to Government Regulation
Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions.
We may also submit marketing applications in other countries. Regulatory authorities in jurisdictions outside of the United States have requirements for approval of product candidates with which we must comply prior to marketing in those jurisdictions. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we fail to comply with the regulatory requirements in international markets and/or receive applicable regulatory approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.
Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, while a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants regulatory approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional nonclinical studies or clinical trials as clinical trials conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In short, the foreign regulatory approval process involves all of the risks associated with FDA approval. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we may intend to charge for our products will also be subject to approval.
We may seek priority review designation for one or more of our other product candidates, but we might not receive such designation, and even if we do, such designation may not lead to a faster regulatory review or approval process.
If the FDA determines that a product candidate offers a treatment for a serious condition and, if approved, the product would provide a significant improvement in safety or effectiveness, the FDA may designate the product candidate for priority review. A priority review designation means that the goal for the FDA to review an application is six months, rather than the standard review period of ten months. We may request priority review designation for our product candidates. The FDA has broad discretion with respect to whether or not to grant priority review status to a product candidate, so even if we believe a particular product candidate is eligible for such designation or status, the FDA may decide not to grant it. Moreover, a priority review designation does not necessarily result in an expedited regulatory review or approval process or necessarily confer any advantage with respect to approval compared to conventional FDA procedures. Receiving priority review from the FDA does not guarantee approval within the six-month review cycle or at all.
We may seek orphan drug designation for certain of our product candidates, and we may be unsuccessful or may be unable to maintain the benefits associated with orphan drug designation, including the potential for market exclusivity.
As part of our business strategy, we may seek orphan drug designation for certain of our product candidates, and we may be unsuccessful. Regulatory authorities in some jurisdictions, including the United States and Europe, may designate drugs for relatively small patient populations as orphan drugs. Under the Orphan Drug Act, the FDA may designate a drug or biologic as an orphan drug if it is a product intended to treat a rare disease or condition, which is generally defined as a patient population of fewer than 200,000 individuals annually in the United States, or a patient population of more than 200,000 in the United States where there is no reasonable expectation that the cost of developing the product will be recovered from sales in the United States. In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers.
Similarly, in the EU, the European Commission, upon the recommendation of the EMA’s Committee for Orphan Medicinal Products, grants an orphan designation in respect of a product if its sponsor can show that: (1) the product is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition; (2) either (i) such condition affects no more than five in 10,000 persons in the EU when the application is made, or (ii) it is unlikely that, without the benefits derived from orphan status, sales of the product in the EU would generate sufficient return in the EU to justify the necessary investment in its development; and (3) there must be no satisfactory method of diagnosis, prevention or treatment of such condition authorized for marketing in the EU, or, if such a method exists, the product would be of a significant benefit to those affected by that condition. In the EU, orphan designation entitles a party to financial incentives such as reduction of fees or fee waivers.
Generally, if a product with an orphan designation subsequently receives the first regulatory approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the FDA or the EMA from approving another marketing application for the same product and indication for that time period, except in limited circumstances. The applicable period is seven years in the United States and ten years in EU. The EU market exclusivity period can be reduced to six years if, at the end of the fifth year, a product no longer meets the criteria for orphan designation or if the product is sufficiently profitable so that market exclusivity is no longer justified. Proposed amendments to EU regulations regarding orphan medicines are under consideration that, if implemented, could reduce the current ten-year marketing exclusivity period in the EU for certain orphan medicines. Even if we obtain orphan drug exclusivity for any product candidate, that exclusivity may not effectively protect our product candidate from competition because different products can be approved for the same condition.
Even after an orphan drug is approved, the FDA can subsequently approve the same product for the same condition if the FDA concludes that the later product is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care. In addition, a designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the indication for which it received orphan designation. Moreover, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the product to meet the needs of patients with the rare disease or condition. Orphan drug designation neither shortens the development time or regulatory review time of a product nor gives the product any advantage in the regulatory review or approval process. While we may seek orphan drug designation for our product candidates, we may never receive such designations. Even if we do receive such designations, there is no guarantee that we will enjoy the benefits of those designations.
A breakthrough therapy designation and fast track designation by the FDA, even if granted, may not lead to a faster development, regulatory review or approval process, and each designation does not increase the likelihood that any of our product candidates will receive regulatory approval in the United States.
We may seek a breakthrough therapy designation for some of our product candidates. A breakthrough therapy is defined as a drug or biologic that is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug or biologic may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. For product candidates that have been designated as breakthrough therapies, interaction and communication between the FDA and the sponsor of the trial can help to identify the most efficient path for clinical development while minimizing the number of patients placed in ineffective control regimens. Products designated as breakthrough therapies by the FDA may also be eligible for priority review and accelerated approval. Designation as a breakthrough therapy is within the discretion of the FDA. Accordingly, even if we believe one of our product candidates meets the criteria for designation as a breakthrough therapy, the FDA may disagree and instead determine not to make such designation. In any event, the receipt of a breakthrough therapy designation for a product candidate may not result in a faster development process, review or approval compared to therapies considered for approval under conventional FDA procedures and does not assure ultimate approval by the FDA. In addition, even if one or more of our product candidates qualify as breakthrough therapies, the FDA may later decide that such product candidates no longer meet the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.
If a drug or biologic is intended for the treatment of a serious or life-threatening condition and the drug or biologic demonstrates the potential to address unmet medical needs for this condition, the sponsor may apply for fast track designation. We may seek fast track designation for some of our other product candidates. The FDA has broad discretion whether or not to grant this designation, so even if we believe another particular product candidate is eligible for this designation, we cannot assure you that the FDA would decide to grant it. Even if we do receive fast track designation, we may not experience a faster development process, review or approval compared to conventional FDA procedures. The FDA may withdraw fast track designation if it believes that the designation is no longer supported by data from our clinical development program. Fast track designation alone does not guarantee qualification for the FDA’s priority review procedures.
Accelerated approval by the FDA, even if granted for our current or any other future product candidates, may not lead to a faster development or regulatory review or approval process and it does not increase the likelihood that our product candidates will receive regulatory approval.
We may seek accelerated approval of our current or future product candidates using the FDA’s accelerated approval pathway. A product may be eligible for accelerated approval if it treats a serious or life-threatening condition and generally provides a meaningful advantage over available therapies. In addition, it must demonstrate an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality (“IMM”) that is reasonably likely to predict an effect on IMM or other clinical benefit. As a condition of approval, the FDA generally requires that a sponsor of a drug or biologic receiving accelerated approval perform adequate and well-controlled post approval confirmatory clinical trials, which must be completed with due diligence. The Food and Drug Omnibus Reform Act of 2022 (“FDORA”) gives the FDA increased authority to withdraw approval of a drug or biologic granted accelerated approval on an expedited basis if the sponsor fails to conduct such trials in a timely manner or if such post-approval trials fail to verify the drug’s predicted clinical benefit. Under the FDORA, the FDA is empowered to take action, such as issuing fines, against companies that fail to conduct with due diligence any post-approval confirmatory trial or submit timely reports to the agency on their progress. In addition, the FDA currently requires, unless otherwise informed by the agency, pre-approval of promotional materials for products receiving accelerated approval, which could adversely impact the timing of the commercial launch of the product. Even if we do receive accelerated approval, we may not experience a faster development or regulatory review or approval process, and receiving accelerated approval does not provide assurance of ultimate FDA approval.
The FDA, the EMA, the MHRA and other regulatory authorities may implement additional regulations or restrictions on the development and commercialization of our product candidates, and such changes can be difficult to predict.
The FDA, the EMA, the MHRA and regulatory authorities in other countries have each expressed interest in further regulating biotechnology products. Agencies at both the federal and state level in the United States, as well as the U.S. Congressional committees and other governments or governing agencies, have also expressed interest in further regulating the biotechnology industry. Such action may delay or prevent commercialization of some or all of our product candidates. Adverse developments in clinical trials of products conducted by others may cause the FDA or other oversight bodies to change the requirements for approval of any of our product candidates. These regulatory review agencies and committees and the new requirements or guidelines they promulgate may lengthen the regulatory review process, require us to perform additional studies or trials, increase our development costs, lead to changes in regulatory positions and interpretations, delay or prevent approval and commercialization of our product candidates or lead to significant post-approval limitations or restrictions. As we advance our product candidates, we will be required to consult with these regulatory agencies and comply with applicable requirements and guidelines. If we fail to do so, we may be required to delay or discontinue development of such product candidates. These additional processes may result in a review and approval process that is longer than we otherwise would have expected. Delays as a result of an increased or lengthier regulatory approval process or further restrictions on the development of our product candidates can be costly and could negatively impact our ability to complete clinical trials and commercialize our current and future product candidates in a timely manner, if at all.

Changes in the FDA, other government agencies or comparable foreign regulatory authorities could hinder their ability to hire and retain key leadership and other personnel, prevent new products and services from being developed or commercialized in a timely manner or otherwise prevent those agencies from performing normal business functions on which the operation of our business may rely, which could negatively impact our business.
The ability of the FDA or comparable foreign regulatory authorities to review and approve new products can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory and policy changes. Average review times at the FDA have fluctuated in recent years as a result. In addition, government funding of other government agencies or comparable foreign regulatory authorities on which our operations may rely, including those that fund research and development activities, is subject to the political process, which is inherently fluid and unpredictable.
Disruptions at the FDA, other government agencies or comparable foreign regulatory authorities may also slow the time necessary for new drugs to be reviewed and/or approved by necessary government agencies, which would adversely affect our business if we continue to progress the development of our product candidates. For example, over the last several years the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical employees and stop critical activities. If a prolonged government shutdown occurs, including as a result of reaching the debt ceiling, it could significantly impact the ability of the FDA to timely review and process our regulatory submissions, which could have a material adverse effect on our business if we continue to progress the development of our product candidates. Further, government shutdowns could impact our ability to access the public markets and obtain additional capital in the future.
Healthcare legislative reform measures may have a material adverse effect on our business and results of operations.
Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of our products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business. In addition, the U.S. Supreme Court’s July 2024 decision to overturn established case law giving deference to regulatory agencies’ interpretations of ambiguous statutory language has introduced uncertainty regarding the extent to which the FDA’s regulations, policies and decisions may become subject to increasing legal challenges, delays, and/or changes.
We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our current or future product candidates or additional pricing pressures. In particular any policy changes through CMS as well as through local state Medicaid programs could have a significant impact on our business. For more information, please see the section titled “Ikena’s Business—Governmental Regulation—Current and Future Healthcare Reform Legislation.”
We expect that healthcare reform measures that may be adopted in the future may result in additional reductions in Medicare and other healthcare funding, more rigorous coverage criteria, lower reimbursement, and new payment methodologies, beyond those reductions which have already gone into effect. Such additional reductions could potentially lower the price that we receive for our products. Any denial in coverage or reduction in reimbursement from Medicare or other government-funded programs may result in a similar denial or reduction in payments from private payors, which may prevent us from being able to generate sufficient revenue, attain profitability or commercialize our products. It is not clear how other future potential changes to existing legislation, or other similar measures, will change the reimbursement model and market outlook for our current and future product candidates.
Our revenue prospects could be affected by changes in healthcare spending and policy in the United States and abroad. We operate in a highly regulated industry and new laws, regulations or judicial decisions, or new interpretations of existing laws, regulations or decisions, related to healthcare availability, the method of delivery or payment for healthcare products and services could negatively impact our business, operations and financial condition.

If we continue to progress the development of our product candidates, our relationships with customers and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, exclusion from government healthcare programs, contractual damages, reputational harm and diminished profits and future earnings.
Although we do not currently have any products on the market, we will be subject to additional healthcare statutory and regulatory requirements and enforcement by the federal government and the states and foreign governments in which we conduct our business if we continue to progress development of and begin commercializing our product candidates. Healthcare entities, physicians and other providers, and third-party payors play a primary role in the recommendation and prescription of any product candidates for which we obtain regulatory approval. Our future arrangements with third-party payors and customers may expose us to broadly applicable federal and state fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute our product candidates for which we obtain regulatory approval. In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry, are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commission(s), certain customer incentive programs and other business arrangements generally. Activities subject to these laws also involve the improper use of information obtained in the course of patient recruitment for clinical trials. For more information, please see the section titled “Ikena’s Business—Governmental Regulation—Other Healthcare Laws.”
The scope and enforcement of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Federal and state enforcement has led to an increasing number of investigations, prosecutions, convictions and settlements in the healthcare industry. Ensuring that our internal operations and future business arrangements with third parties comply with all applicable healthcare laws and regulations will involve substantial costs. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations, agency guidance or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of the laws described above or any other governmental laws and regulations that may apply to us, we may be subject to significant penalties, including administrative, civil and criminal penalties, damages, fines, disgorgement, the exclusion from participation in federal and state healthcare programs, reputational harm, and the curtailment or restructuring of our operations, as well as additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws. Further, defending against any such actions would likely be costly and time consuming, and may require significant financial and personnel resources. Therefore, even if we are successful in defending against, settling and/or otherwise resolving any such actions that may be brought against us, our business may be impaired. If any of the physicians or other providers or entities with whom we expect to do business are found to not be in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions, including exclusions from government funded healthcare programs and individual imprisonment. If any of the above occur, our ability to operate our business and our results of operations could be adversely affected.
If we fail to comply with environmental, health and safety laws and regulations, we could become subject to fines or penalties or incur costs that could have a material adverse effect on the success of our business.
We are subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. Our operations involve the use of hazardous and flammable materials, including chemicals and biological and radioactive materials. Our operations also produce hazardous waste products. We generally contract with third parties for the disposal of these materials and wastes. We cannot eliminate the risk of contamination or injury from these materials. In the event of contamination or injury resulting from our use of hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties.
Although we maintain workers’ compensation insurance to cover us for costs and expenses, we may incur due to injuries to our employees resulting from the use of hazardous materials, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials.

Even if we continue to progress the development of and receive regulatory approval for any of our product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates, if developed and approved, could be subject to post-market study requirements, marketing and labeling restrictions, and even recall or market withdrawal if unanticipated safety issues are discovered following approval. In addition, we may be subject to penalties or other enforcement action if we fail to comply with regulatory requirements.
If the FDA or a comparable foreign regulatory authority approves any of our product candidates, the manufacturing processes, labeling, packaging, distribution, import, export, adverse event reporting, storage, advertising, promotion, monitoring, and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, establishment registration and listing, as well as continued compliance with cGMP and GCP for any clinical trials that we conduct post-approval. Any regulatory approvals that we receive for our product candidates may also be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing studies, including Phase 4 clinical trials, and surveillance to monitor the safety and efficacy of the product. The FDA may also require a REMS in order to approve our product candidates, which could entail requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, manufacturers and manufacturers’ facilities are required to comply with extensive FDA, and comparable foreign regulatory authority requirements, including ensuring that quality control and manufacturing procedures conform to cGMP regulations and applicable product tracking and tracing requirements. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:
•	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or product recalls;
•	manufacturing delays and supply disruptions where regulatory inspections identify observations of noncompliance requiring remediation;
•	revisions to the labeling, including limitation on approved uses or the addition of additional warnings, contraindications or other safety information, including boxed warnings;
•	imposition of a REMS which may include distribution or use restrictions;
•	requirements to conduct additional post-market clinical trials to assess the safety of the product;
•	clinical trial holds;
•	fines, warning letters or other regulatory enforcement action;
•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or suspension or revocation of approvals;
•	product seizure or detention, or refusal to permit the import or export of products; and
•	injunctions or the imposition of civil or criminal penalties.
The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any regulatory approval that we may have obtained, which would adversely affect our business, prospects and ability to achieve or sustain profitability.
European data collection is governed by restrictive regulations governing the use, processing and cross-border transfer of personal information.
We conduct clinical trials in the UK and continue to enroll subjects in our ongoing or future clinical trials, and therefore will be subject to additional privacy restrictions. Most notably, in the EEA and the UK, the collection, use, storage, disclosure, transfer, or other processing of personal data, including personal health data, is subject to the European Union General Data Protection Regulation (“EU GDPR”) (with regards to the EEA) and the United Kingdom’s GDPR (“UK GDPR”) (with regards to the UK) (collectively, “GDPR”), as well as applicable national data protection legislation and requirements in force within the EEA Member States and the UK (including the UK Data Protection Act 2018). “GDPR” refers to both the EU GDPR and the UK GDPR, unless specified otherwise. The GDPR are wide-ranging in scope and impose numerous requirements on companies that process personal data, including requirements relating to ensuring an appropriate legal basis or condition applies to the processing of personal data, the processing of sensitive data (such as health data), obtaining consent (if required) of the individuals to whom the personal data relates, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches, requirements to conduct data protection impact assessments and taking certain measures when engaging third-party processors. Failure to comply with the requirements of the GDPR may result in warning letters, mandatory audits, orders to cease/change the use of data, and financial penalties, including fines of up to 4% of global revenues, or 20 million Euro (£17.5 million for the UK), whichever is greater. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR.
The GDPR provides that EEA Member States may make their own further laws and regulations in relation to the processing of genetic, biometric or health data. In the UK, the UK Data Protection Act 2018 complements the UK GDPR in this regard. This could result in differences in the law that applies to the processing of such personal data across EEA Member States and the UK, which may, limit our ability to use and share personal data or could cause our costs to increase, and harm our business and financial condition.
The GDPR also imposes strict rules on the transfer of personal data to countries outside the EEA and UK not deemed adequate for the transfer of such personal data by competent data protection authorities (“third countries”), including the United States in certain circumstances, unless a derogation exists or we incorporate a GDPR transfer mechanism (such as the European Commission approved standard contractual clauses or the UK International Data Transfer Addendum (“IDTA”)) into our agreements with third parties to govern such transfers of personal data and carry out transfer impact assessments. Further, the EU and United States have adopted its adequacy decision for the EU-U.S. Data Privacy Framework (“Framework”), which entered into force on July 11, 2023. The international transfer obligations under the EEA and UK data protection regimes will require effort and cost and may result in us needing to make strategic considerations around where EEA/UK personal data is located and which service providers we can utilize for the processing of EEA/UK personal data. Any inability to transfer personal data from the EEA and UK to the United States in compliance with data protection laws may impede our ability to conduct trials and may adversely affect our business and financial position.
Although the UK is regarded as a third country under the EU GDPR, the European Commission has issued an “Adequacy Decision” recognizing the UK as providing adequate protection under the EU GDPR and, therefore, transfers of personal data subject to the EU GDPR to the UK remain unrestricted. The UK government has confirmed that personal data transfers from the UK to the EEA remain free flowing. The UK’s data protection regime is independent from but aligned to the EU’s data protection regime. However, following the UK’s exit from the EU (“Brexit”), there will be increasing scope for divergence in application, interpretation and enforcement of the data protection laws between these territories. For example, the UK Government has now introduced a Data Protection and Digital Information Bill (the “UK Bill”) into the UK legislative process with the intention for this bill to reform the UK’s data protection regime following Brexit. If passed, the final version of the UK Bill may have the effect of further altering the similarities between the UK and EU data protection regime and threaten the UK Adequacy Decision from the EU Commission, which. may lead to additional compliance costs and could increase our overall risk. The lack of clarity on future UK laws and regulations and their interaction with EU laws and regulations could add legal risk, uncertainty, complexity and cost to our handling of European personal data and our privacy and data security compliance programs and could require us to implement different compliance measures for the UK and the EEA. Further, data protection authority activity differs across the EEA and the UK, with certain authorities applying their own agenda which shows there is uncertainty in the manner in which data protection authorities will seek to enforce compliance with GDPR. Enforcement uncertainty and the costs associated with ensuring GDPR compliance are onerous and may adversely affect our business, financial condition, results of operations and prospects.
Compliance with the GDPR will be a rigorous and time-intensive process that may increase our cost of doing business or require us to change our business practices, and despite those efforts, there is a risk that we may be subject to fines and penalties, litigation, and reputational harm in connection with our European and UK-based activities. Similar comprehensive data protection requirements exist in many other jurisdictions around the world and will have any impact on any plans for expansion outside of the United States.

Laws and regulations governing any international operations we may have in the future may preclude us from developing, manufacturing and selling certain products outside of the United States and require us to develop and implement costly compliance programs.
If we expand our operations outside of the United States, we must dedicate additional resources to comply with numerous laws and regulations in each jurisdiction in which we plan to operate. The Foreign Corrupt Practices Act (“FCPA”) prohibits any U.S. individual or business from paying, offering, authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with certain accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.
Compliance with the FCPA is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, the FCPA presents particular challenges in the pharmaceutical industry, because, in many countries, hospitals are operated by the government, and doctors and other hospital employees are considered foreign officials. Certain payments to hospitals in connection with clinical trials and other work have been deemed to be improper payments to government officials and have led to FCPA enforcement actions.
Various laws, regulations and executive orders also restrict the use and dissemination outside of the United States, or the sharing with certain non-U.S. nationals, of information classified for national security purposes, as well as certain products and technical data relating to those products. If we expand our presence outside of the United States, it will require us to dedicate additional resources to comply with these laws, and these laws may preclude us from developing, manufacturing, or selling certain products and product candidates outside of the United States, which could limit our growth potential and increase our development costs.
The failure to comply with laws governing international business practices may result in substantial civil and criminal penalties and suspension or debarment from government contracting. The SEC also may suspend or bar issuers from trading securities on U.S. exchanges for violations of the FCPA’s accounting provisions.
Risks Relating to Employee Matters and Managing Growth
Our future success depends on our ability to retain key executives and experienced scientists and to attract, retain and motivate qualified personnel.
We are highly dependent on many of our key employees and members of our executive management team as well as the other principal members of our management, scientific and clinical team. Although we have entered into employment letter agreements with certain of our executive officers, each of them may terminate their employment with us at any time. We do not maintain “key person” insurance for any of our executives or other employees. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain high quality personnel, our ability to pursue our current strategy will be limited.
Recruiting and retaining qualified scientific, clinical, manufacturing and general and administrative personnel will also be critical to our success. The loss of the services of our executive officers or other key employees, including temporary loss due to illness, could impede the achievement of our research, development and commercialization objectives and seriously harm our ability to successfully implement our business strategy. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to successfully develop, gain regulatory approval of and commercialize products. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these key personnel on acceptable terms given the competition among numerous pharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. Failure to succeed in clinical trials may make it more challenging to recruit and retain qualified scientific personnel.
In particular, we have experienced a very competitive hiring environment in Boston, Massachusetts, where we are headquartered. Many of the other pharmaceutical companies that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. If we continue to progress the development of our product candidates and are unable to continue to attract and retain high-quality personnel, the rate and success with which we can discover and develop product candidates and our business will be limited.
We and our third-party providers may be unable to adequately protect our information systems from cyberattacks, which could result in the disclosure of confidential or proprietary information, including personal data, damage our reputation, and subject us to significant financial and legal exposure.
We rely on information technology systems that we or our third-party providers operate to process, transmit and store electronic information in our day-to-day operations. In connection with our business, we may collect and use a variety of personal data, such as names, mailing addresses, email addresses, phone numbers and clinical trial information. A successful cybersecurity incident or data breach could result in the theft or destruction of intellectual property, data, or other misappropriation of assets, or otherwise compromise our confidential or proprietary information and disrupt our operations. Cybersecurity incidents are increasing in their frequency, sophistication and intensity, and have become increasingly difficult to detect. We may not be able to anticipate all types of security threats, and we may not be able to implement preventive measures effective against all such security threats. The techniques used by cyber criminals change frequently, may not be recognized until launched, and can originate from a wide variety of sources, including outside groups such as external service providers, organized crime affiliates, terrorist organizations or hostile foreign governments or agencies. Cybersecurity incidents could include industrial espionage, wire fraud and other forms of cyber fraud, the deployment of harmful malware, including ransomware, denial-of-service, social engineering fraud or other means to threaten data security, confidentiality, integrity and availability. Like other companies in our industry, we, and third parties related to us, have experienced, and will continue to experience, threats and cybersecurity incidents relating to our information technology systems and infrastructure. A successful cybersecurity incident or data breach could cause serious negative consequences for us, including, without limitation, the disruption of operations, the misappropriation of confidential business information, including financial information, trade secrets, financial loss and the disclosure of corporate strategic plans. Although we develop and maintain systems and controls designed to prevent these events from occurring, there can be no assurance our internal information technology systems or those of our third-party vendors will be sufficient to protect against breakdowns, service disruption, data deterioration or loss in the event of a system malfunction, or prevent data from being stolen or corrupted in the event of a cyberattack, information security incident, data breach, or insider threat attacks. If we were to experience an attempted or successful cybersecurity attack on our information systems or a data breach, the costs associated with the investigation, remediation and potential notification of the attack to counterparties, data subjects, regulators or others, including costs to deploy additional personnel and protection technologies, train employees, and engage third-party experts and consultants, could be material. In addition, following any such attack, our remediation efforts may not be successful. Any failure to prevent or mitigate security breaches or improper access to, use of, or disclosure of our clinical data or patients’ personal data could result in significant liability under state (e.g., state breach notification laws), federal (e.g., the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”)), and international law (e.g., the GDPR) and may cause a material adverse impact to our reputation, affect our ability to conduct new studies, and potentially disrupt our business.
If we or our third-party providers fail to maintain or protect our information technology systems and data integrity effectively or fail to anticipate, plan for or manage significant disruptions to our information technology systems, we or our third-party providers could have difficulty preventing, detecting and controlling such cyber-attacks and any such attacks could result in the losses described above as well as disputes with physicians, patients and our partners, regulatory sanctions or penalties, increases in operating expenses, expenses or lost revenue or other adverse consequences, any of which could have a material adverse effect on our business, results of operations, financial condition, prospects and cash flows. Any failure by us or such third parties to prevent or mitigate security breaches or improper access to or disclosure of such information could have similarly adverse consequences for us. If we are unable to prevent or mitigate the impact of such security or data privacy incidents, we could be exposed to litigation and governmental investigations, which could lead to a potential disruption to our business. By way of example, the California Consumer Privacy Act (“CCPA”), as amended by the California Privacy Rights Act creates individual comprehensive privacy rights for California consumers and increases the privacy and security obligations of entities handling certain personal data. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation.

Additionally, the CCPA marked the beginning of a trend toward more stringent privacy legislation in the United States, which could increase our potential liability and adversely affect our business. Similar comprehensive privacy laws have been passed in numerous other states. While these new state laws incorporate many similar concepts, there are also several key differences in the scope, application, and enforcement of the law that will change the operational practices of regulated businesses. The new laws will, among other things, impact how regulated businesses collect and process personal sensitive data, conduct data protection assessments, transfer personal data to affiliates, and respond to consumer rights requests. In addition to these comprehensive consumer privacy laws, a small number of states have also enacted laws focused on particular aspects of privacy. For example, the state of Washington has enacted a law, which went into effect on March 31, 2024, that regulates the privacy of medical and health related information not subject to HIPAA, and the law also has a private right of action, which further increases the relevant compliance risk. Connecticut and Nevada have also passed similar laws regulating consumer health data. A small number of states have also passed laws that regulate biometric information.
In addition, a number of other states have proposed new comprehensive privacy laws, some of which are similar to the above discussed recently passed laws. Such proposed legislation, if enacted, may add additional complexity, variation in requirements, restrictions and potential legal risk, require additional investment of resources in compliance programs, impact strategies and the availability of previously useful data and could result in increased compliance costs and/or changes in business practices and policies. The existence of comprehensive privacy laws in different states in the country would make our compliance obligations more complex and costly and may increase the likelihood that we may be subject to enforcement actions or otherwise incur liability for noncompliance. At the federal level, there is discussion of a new comprehensive data privacy law which, if passed, would help to streamline certain of our privacy obligations but would also introduce new stringent privacy and data security obligations that would apply to personal data collected from throughout the United States.
Regulators and legislators in the U.S. are increasingly scrutinizing and restricting certain personal data transfers and transactions involving foreign countries. For example, the Biden Administration’s executive order Preventing Access to Americans’ Bulk Sensitive Personal Data and United States Government-Related Data by Countries of Concern as implemented by Department of Justice regulations issued in December 2024, prohibits data brokerage transactions involving certain sensitive personal data categories, including health data, genetic data, and biospecimens, to countries of concern, including China. The regulations also restrict certain investment agreements, employment agreements and vendor agreements involving such data and countries of concern, absent specified cybersecurity controls. Actual or alleged violations of these regulations may be punishable by criminal and/or civil sanctions, and may result in exclusion from participation in federal and state programs.
All of these evolving compliance and operational requirements impose significant costs, such as costs related to organizational changes, implementing additional protection technologies, training employees and engaging consultants and legal advisors, which are likely to increase over time. In addition, such requirements may require us to modify our data processing practices and policies, utilize management’s time and/or divert resources from other initiatives and projects.
If we or third-party CMOs, CROs or other contractors or consultants fail to comply with U.S. and foreign and/or privacy data protection laws and regulations, it could result in government enforcement actions (which could include civil or criminal penalties), private litigation, and/or adverse publicity and could negatively affect our operating results and business. Moreover, clinical trial subjects about whom we or our potential collaborators obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.
Artificial intelligence presents risks and challenges that can impact our business including by posing security risks to our confidential information, proprietary information, and personal data.
Issues in the development and use of artificial intelligence (“AI”), combined with an uncertain regulatory environment, may result in reputational harm, liability, or other adverse consequences to our business operations. As with many technological innovations, artificial intelligence presents risks and challenges that could impact our business. We may adopt and integrate generative artificial intelligence tools into our systems for specific use cases reviewed by legal and information security. Our vendors may incorporate generative artificial intelligence tools into their offerings without disclosing this use to us, and the providers of these generative artificial intelligence tools may not meet existing or rapidly evolving regulatory or industry standards with respect to privacy and data protection and may inhibit our or our vendors’ ability to maintain an adequate level of service and experience. Additionally, we expect to see increasing government and supranational regulation related to artificial intelligence use and ethics, which may also significantly increase the burden and cost of research, development and compliance in this area. For example, in the U.S., a number of states have proposed and passed laws regulating various uses of AI. In Europe, the EU’s Artificial Intelligence Act (“AI Act”) — the world’s first comprehensive AI law — which entered into force on August 1, 2024 and, with some exceptions, will begin to apply as of August 2, 2026 — imposes significant obligations on providers and deployers of high risk artificial intelligence systems and encourages providers and deployers of artificial intelligence systems to account for EU ethical principles in their development and use of these systems.
If we develop or use AI systems that are governed by the AI Act, it may necessitate ensuring higher standards of data quality, transparency, and human oversight, as well as adhering to specific and potentially burdensome and costly ethical, accountability, and administrative requirements. If we, our vendors, or our third-party partners experience an actual or perceived breach or privacy or security incident because of the use of generative artificial intelligence, we may lose valuable intellectual property and confidential information and our reputation and the public perception of the effectiveness of our security measures could be harmed. Further, bad actors around the world use increasingly sophisticated methods, including the use of artificial intelligence, to engage in illegal activities involving the theft and misuse of personal information, confidential information, and intellectual property. Any of these outcomes could damage our reputation, result in the loss of valuable property and information, and adversely impact our business.
We may be unable to successfully integrate acquisitions, which may adversely impact our operations.
We have in the past and in the future may continue to acquire complementary businesses or technologies. Acquired technologies, products or businesses may not perform as we expect, and we may fail to realize anticipated synergies or results. In addition, our acquisition strategy may divert management’s attention away from our existing business, and expose us to unanticipated problems or legal liabilities, including responsibility as a successor for undisclosed or contingent liabilities of acquired businesses or assets.
We have successfully integrated our past acquisitions of Arrys Therapeutics, Inc., Amplify Medicines, Inc. and Pionyr, however, if we are unsuccessful in integrating any future acquisitions, it could impede us from realizing all of the benefits of those acquisitions and could weaken our business operations or future prospectus. The integration process may disrupt our business and, if new technologies, products or businesses are not implemented effectively, may preclude the realization of the full benefits expected by us and could harm our results of operations. In addition, the overall integration of new technologies, products or businesses may result in unanticipated problems, expenses, liabilities and competitive responses. The difficulties of integrating an acquisition include, among other things:
•	issues in integrating the target company’s technologies, product candidates or capabilities with ours;
•	maintaining employee morale and retaining key employees;
•	integrating the culture of the target company with ours;
•	preserving important strategic relationships and collaborations; and
•	consolidating corporate and administrative infrastructures and eliminating duplicative operations.
In addition, even if the operations of an acquisition are integrated successfully, we may not realize the full benefits of the acquisition, including the synergies, pipeline expansion or growth opportunities that we expect. These benefits may not be achieved within the anticipated time frame, or at all.
If we continue to progress the development of our product candidates, expand our development and regulatory capabilities and potentially implement sales, marketing and distribution capabilities, we may encounter difficulties in managing our growth, which could disrupt our operations.
As of February 28, 2025, we had ten full-time employees. If we advance our development programs in the future, we will be required to increase the number of our employees and the scope of our operations, particularly as we function as a public company and grow in the areas of product development, regulatory affairs and, if any of our product candidates receives regulatory approval, sales, marketing and distribution. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited financial resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.
We may acquire additional businesses or products, form strategic alliances or create joint ventures with third parties that we believe will complement or augment our existing business. If we acquire businesses with promising markets or technologies, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and company culture. We may encounter numerous difficulties in developing, manufacturing and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent us from realizing their expected benefits or enhancing our business. We cannot assure you that, following any such acquisition, we will achieve the expected synergies to justify the transaction.
Risks Related to Our Common Stock
The dual class structure of our common stock may limit our stockholders’ ability to influence corporate matters and may limit visibility with respect to certain transactions.
The dual class structure of our common stock may limit our stockholders’ ability to influence corporate matters. Holders of our common stock are entitled to one vote per share, while holders of our non-voting common stock are not entitled to any votes. Nonetheless, each share of our non-voting common stock may be converted at any time into one share of our common stock at the option of its holder by providing written notice to us, subject to the limitations provided for in our amended and restated certificate of incorporation that entities affiliated with or managed by certain of our stockholders will hold an aggregate of 6,368,586 shares of our non-voting common stock, out of a total of 6,368,586 shares of our non-voting common stock issued and outstanding. Upon written notice, these entities could convert a portion of these shares of non-voting common stock into up to an aggregate of 9.99% of our shares of common stock. Upon 61 days’ prior written notice, these entities could convert all of their respective shares of non-voting common stock into shares of common stock. Consequently, the holders of our non-voting common stock who have exercised their option to make this conversion, will have the effect of increasing the relative voting power of those prior holders of our non-voting common stock, and correspondingly decreasing the voting power of the holders of our common stock, which may limit our stockholders’ ability to influence corporate matters. Additionally, stockholders who hold, in the aggregate, more than 10% of our common stock and non-voting common stock, but 10% or less of our common stock, and are not otherwise a company insider, may not be required to report changes in their ownership due to transactions in our non-voting common stock pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may not be subject to the short-swing profit provisions of Section 16(b) of the Exchange Act.
Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.
Under Section 382 and Section 383 of the Code if a corporation undergoes an “ownership change” (generally defined as one or more shareholders or groups of shareholders who own at least five percent of the corporation’s equity increasing their equity ownership in the aggregate by a greater than 50 percentage point change (by value) over a three-year period), the corporation’s ability to use its pre-change net operating loss carryforwards and certain other pre-change tax attributes to offset its post-change income may be limited. We may have experienced such ownership changes in the past, and we may experience ownership changes in the future or subsequent shifts in our stock ownership, some of which are outside our control. As of December 31, 2024, we had federal and state net operating loss carryforwards of approximately $191.5 million and $205.5 million, respectively, and our ability to utilize those net operating loss carryforwards could be limited by an “ownership change” as described above, which could result in increased tax liability to us. Furthermore, our ability to utilize our net operating losses or credits is conditioned upon our attaining profitability and generating U.S. federal and state taxable income. As a result, the amount of the net operating loss and tax credit carryforwards presented in our consolidated financial statements could be limited and may expire unutilized. Under the current law, federal net operating loss carryforwards generated in taxable years beginning after December 31, 2017 will not be subject to expiration. However, any such net operating loss carryforwards may only offset 80% of our annual taxable income in taxable years beginning after December 31, 2020. State net operating loss carryforwards and other tax attributes may be similarly limited. Any such limitations may result in increased tax liabilities that could adversely affect our business, results of operations, financial position and cash flows.

We have commenced an at-the-market (“ATM”) offering program to raise capital. Increased volatility and decreases in market prices of equity securities generally and of our common shares in particular may have an adverse impact on our willingness and/or ability to continue to sell our common shares through our ATM Program. Decreases in these sales would/could affect the cost or availability of equity capital, which could in turn have an adverse effect on our business, including current operations, future growth, revenues, net income and the market prices of our common shares.
In April 2022, we commenced the ATM Program to raise capital. Under the ATM Program, we have entered into a sales agreement to sell common shares, up to a maximum aggregate market value of $100.0 million, through one or more ATM offerings. Given the decrease in the market price of our common shares and volatility in the capital markets, we may not be willing or able to continue to raise equity capital through the ATM Program. We may, therefore, need to turn to other sources of funding that may have terms that are not favorable to us, or reduce our business operations given capital constraints.
Alternative financing arrangements, if we pursue any, could involve issuances of one or more types of securities, including common stock, preferred stock, convertible debt, warrants to acquire common stock, or other securities. These securities could be issued at or below the then prevailing market price for our common shares. In addition, if we issue debt securities, the holders of the debt would have a claim to our assets that would be superior to the rights of stockholders until the principal, accrued and unpaid interest, and any premium or make-whole has been paid. In addition, if we borrow funds and/or issue debt securities through a subsidiary, the lenders and/or holders of those debt securities would have a right to payment that would be effectively senior to our equity ownership in the subsidiary, which would adversely affect the rights of holders of both our equity securities and our debt and debt securities.
Interest in any newly-issued debt securities and/or newly-incurred borrowings would increase our operating costs and increase our net loss, and these impacts may be material. If the issuance of new securities results in diminished rights to holders of our common stock, the market price of our common shares could be materially and adversely affected. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could result in a material adverse effect on our business, operating results, financial condition and prospects.
Changes in tax legislation could adversely affect our business and financial condition.
The rules dealing with U.S. federal, state and local income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely affect us or holders of our common stock. In recent years, many such changes have been made and changes are likely to continue to occur in the future. For example, under Section 174 of the Code, currently in taxable years beginning after December 31, 2021, expenses that are incurred for research and development in the U.S. will be capitalized and amortized, which may have an adverse effect on our cash flow. More recently, however, there have been proposals to retroactively reinstate deductibility under Section 174 of the Code. It cannot be predicted whether, when, in what form, or with what effective dates, new tax laws may be enacted, or regulations and rulings may be promulgated or issued under existing or new tax laws, which could result in an increase in our or our shareholders’ tax liability or require changes in the manner in which we operate in order to minimize or mitigate any adverse effects of changes in tax law or in the interpretation thereof.
Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.
Our fifth amended and restated certificate of incorporation and amended and restated bylaws, contain provisions that could delay or prevent a change of control of our company or changes in the Ikena board that our stockholders might consider favorable. Some of these provisions include:
•	a board of directors divided into three classes serving staggered three-year terms, such that not all members of the board will be elected at one time;
•	a prohibition on stockholder action through written consent, which requires that all stockholder actions be taken at a meeting of our stockholders;
•
a requirement that special meetings of the stockholders may be called only by the Ikena board acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, and special meetings of stockholders may not be called by any other person or persons;

•	advance notice requirements for stockholder proposals and nominations for election to the Ikena board;
•
a requirement that no member of the Ikena board may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two-thirds (2/3) of all outstanding shares of our voting stock then entitled to vote in the election of directors;

•
a requirement of approval of not less than a majority of all outstanding shares of our voting stock to amend any bylaws by stockholder action and not less than two-thirds (2/3) of all outstanding shares of our voting stock to amend specific provisions of our certificate of incorporation; and

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the authority of the Ikena board to issue preferred stock on terms determined by the Ikena board without stockholder approval, which preferred stock may include rights superior to the rights of the holders of common stock.

In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporate Law, which may prohibit certain business combinations with stockholders owning 15% or more of our outstanding voting stock. These anti-takeover provisions and other provisions in our fourth amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult for stockholders or potential acquirers to obtain control of the Ikena board or initiate actions that are opposed by the then-current board of directors and could also delay or impede a merger, tender offer or proxy contest involving our company. These provisions could also discourage proxy contests and make it more difficult for our stockholders to elect directors of their choosing or cause us to take other corporate actions that they desire. Any delay or prevention of a change of control transaction or changes in the Ikena board could cause the market price of our common stock to decline.
Our bylaws designate specific courts as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us.
Pursuant to our bylaws, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or our amended and restated certificate of incorporation or our amended and restated bylaws (including the interpretation, validity or enforceability thereof) or (iv) any action asserting a claim that is governed by the internal affairs doctrine (the “Delaware Forum Provision”). The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act or the Exchange Act. Our amended and restated bylaws will further provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (the “Federal Forum Provision”). In addition, our amended and restated bylaws provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock is deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision; provided, however, that stockholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder.
The Delaware Forum Provision and the Federal Forum Provision in our bylaws may impose additional litigation costs on stockholders in pursuing any such claims. Additionally, these forum selection clauses in our amended and restated bylaws may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage the filing of such lawsuits against us and our directors, officers and employees even though an action, if successful, might benefit our stockholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce our Federal Forum Provision. If the Federal Forum Provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The Federal Forum Provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the federal district courts of the United States may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

General Risk Factors
We are subject to certain U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations. We can face serious consequences for violations.
Among other matters, U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions, and other trade laws and regulations, which are collectively referred to as “Trade Laws,” prohibit companies and their employees, agents, CROs, legal counsel, accountants, consultants, contractors, and other partners from authorizing, promising, offering, providing, soliciting, or receiving directly or indirectly, corrupt or improper payments or anything else of value to or from recipients in the public or private sector. Violations of Trade Laws can result in substantial criminal fines and civil penalties, imprisonment, the loss of trade privileges, debarment, tax reassessments, breach of contract and fraud litigation, reputational harm, and other consequences. We have direct or indirect interactions with officials and employees of government agencies or government-affiliated hospitals, universities, and other organizations. We also expect our non-U.S. activities to increase in time. We plan to engage third parties for clinical trials and/or to obtain necessary permits, licenses, patent registrations, and other regulatory approvals and we can be held liable for the corrupt or other illegal activities of our personnel, agents, or partners, even if we do not explicitly authorize or have prior knowledge of such activities.
Unfavorable global economic or political conditions could adversely affect our business, financial condition or results of operations.
Our business could be adversely affected by unstable economic and political conditions within the United States and foreign jurisdictions, including as a result of an economic downturn and geopolitical events, such as changes in U.S. federal policy that affect the geopolitical landscape. Changes to policy implemented by the U.S. Congress, the Trump administration or any new administration have impacted and may in the future impact, among other things, the U.S. and global economy, international trade relations, unemployment, immigration, healthcare, taxation, the U.S. regulatory environment, inflation and other areas. For example, during the prior Trump administration, increased tariffs were implemented on goods imported into the U.S., particularly from China, Canada, and Mexico. On February 1, 2025, the U.S. imposed a 25% tariff on imports from Canada and Mexico, which were subsequently suspended for a period of one month, and a 10% additional tariff on imports from China. Historically, tariffs have led to increased trade and political tensions, between not only the U.S. and China, but also between the U.S. and other countries in the international community. In response to tariffs, other countries have implemented retaliatory tariffs on U.S. goods. Political tensions as a result of trade policies could reduce trade volume, investment, technological exchange and other economic activities between major international economies, resulting in a material adverse effect on global economic conditions and the stability of global financial markets. Any changes in political, trade, regulatory, and economic conditions, including U.S. trade policies, could have a material adverse effect on our financial condition or results of operations. Until we know what policy changes are made, whether those policy changes are challenged and subsequently upheld by the court system and how those changes impact our business and the business of our competitors over the long term, we will not know if, overall, we will benefit from them or be negatively affected by them.
In addition, inflation rates, particularly in the United States, have increased recently to levels not seen in years. Increased inflation may result in increased operating costs (including our labor costs), reduced liquidity, and limitations on our ability to access credit or otherwise raise debt and equity capital. The United States Federal Reserve has raised, and may again raise, interest rates in response to concerns about inflation. Increases in interest rates, especially if coupled with reduced government spending and volatility in financial markets, may have the effect of further increasing economic uncertainty and heightening these risks, which may impact our ability to raise additional capital in the future. Potential instability throughout the banking industry and their potential near- and long-term effects on the biotechnology industry and its participants such as our vendors, suppliers, and investors, may also adversely affect our operations and stock price.
U.S. and global markets have also generally experienced volatility and disruption following the 2024 presidential election in the U.S., escalation of geopolitical tensions, the start of the military conflict between Russia and Ukraine, and evolving events in Israel and Gaza. On February 24, 2022, a full-scale military invasion of Ukraine by Russian troops began. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine has led to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain disruptions. Various of Russia’s actions have led to sanctions and other penalties being levied by the United States, Australia, the EU, and other countries, as well as other public and private actors and companies, against Russia and certain other geographic areas, including agreement to remove certain Russian financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system and restrictions on imports of Russian oil, liquified natural gas and coal. Additional potential sanctions and penalties have also been proposed and/or threatened. Russian military actions and the resulting sanctions could disrupt or otherwise adversely impact our operations and the operations of third parties upon which we rely, as well as the global economy and financial markets, and lead to instability and lack of liquidity in capital markets, potentially making it more difficult for us to obtain additional funds. Related sanctions, export controls or other actions that may be initiated by nations including the United States, the EU or Russia (e.g., potential cyberattacks, disruption of energy flows), which could adversely affect our business and/or our supply chain, our CROs, CMOs and other third parties with which we conduct business. A severe or prolonged economic downturn, inflationary environment, rising interest rates, or political unrest could result in a variety of risks to our business, including, weakened demand for our product candidates and our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption, or cause our customers to delay making payments for our services. The extent and duration of the military action, sanctions, and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions may also magnify the impact of other risks described in this proxy statement/prospectus.
Our employees, principal investigators, CROs and consultants may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements and insider trading.
We are exposed to the risk that our employees, principal investigators, CROs and consultants may engage in fraudulent conduct or other illegal activity. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violate the regulations of the FDA and other regulatory authorities, including those laws requiring the reporting of true, complete and accurate information to such authorities; healthcare fraud and abuse laws and regulations in the United States and abroad; or laws that require the reporting of financial information or data accurately. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Activities subject to these laws also involve the improper use of information obtained in the course of clinical trials or creating fraudulent data in our preclinical studies or clinical trials, which could result in regulatory sanctions and cause serious harm to our reputation. We have adopted a code of conduct applicable to all of our employees, but it is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. Additionally, we are subject to the risk that a person could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of civil, criminal and administrative penalties, damages, monetary fines, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and a “smaller reporting company” as defined in the Exchange Act and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies, which could make our common stock less attractive to investors and adversely affect the market price of our common stock.
We are an “emerging growth company,” as defined in the JOBS Act. We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) December 31, 2026; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:
•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404;

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

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providing only two years of audited financial statements in addition to any required unaudited interim financial statements and a correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

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the requirement to provide detailed compensation discussion and analysis in proxy statements and reports filed under the Exchange Act and instead provide a reduced level of disclosure regarding executive compensation; and

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exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved and some of the disclosure requirements of the Dodd-Frank Act relating to compensation of executive officers.

We have taken advantage of reduced reporting burdens in this proxy statement/prospectus. In particular, we have provided only two years of audited financial statements and have not included all of the executive compensation information that would be required if we were not an emerging growth company. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for new or revised accounting standards during the period in which we remain an emerging growth company; however, we may adopt certain new or revised accounting standards early.
We have elected to avail ourselves of this exemption and, therefore, we are not subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, changes in GAAP rules or their interpretation, the adoption of new guidance or the application of existing guidance to changes in our business could significantly affect our financial position and results of operations. In addition, our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as we qualify as an “emerging growth company,” which may increase the risk that material weaknesses or significant deficiencies in our internal control over financial reporting go undetected. Likewise, so long as we qualify as an “emerging growth company,” we may elect not to provide you with certain information, including certain financial information and certain information regarding compensation of our executive officers, that we would otherwise have been required to provide in filings we make with the SEC, which may make it more difficult for investors and securities analysts to evaluate our company. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile and may decline.
Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to continue to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.
We will continue to incur costs as a result of operating as a public company, and our management will be required to devote substantial time to compliance initiatives.
As a public company, and particularly after we are no longer an “emerging growth company” or a “smaller reporting company,” we will continue to incur significant legal, accounting, and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC and Nasdaq have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance.
Pursuant to Section 404, we will be required to furnish a report by our management on our internal control over financial reporting, including an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. However, while we remain an emerging growth company or a smaller reporting company, we will not be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that neither we nor our independent registered public accounting firm will be able to conclude within the prescribed timeframe that our internal control over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, if we are not able to continue to meet these requirements, we may not be able to remain listed on Nasdaq.
Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
We are subject to the periodic reporting requirements of the Exchange Act. We designed our disclosure controls and procedures to reasonably assure that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.
If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our stock, the price of our stock could decline.
The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We may never obtain research coverage by industry or financial analysts. If no or few analysts commence coverage of us, the trading price of our stock would likely decrease. Even if we do obtain analyst coverage, if one or more of the analysts covering our business downgrade their evaluations of our stock, the price of our stock could decline. If one or more of these analysts cease to cover our stock, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline.
Risks Related to Inmagene
Unless otherwise indicated or the context otherwise requires, references in this section to “Inmagene,” the “Company,” “we,” “us,” “our” and other similar terms refer to Inmagene and its subsidiaries.
Risks Related to Our Limited Operating History, Financial Position and Need for Additional Capital
We are a clinical-stage biopharmaceutical company with a limited operating history, which may make it difficult to evaluate our current business and predict our future performance.
We are a clinical-stage biopharmaceutical company with a limited operating history. Our operations to date have focused on organizing and staffing our operations, business planning, raising capital, establishing our intellectual property portfolio and conducting preclinical studies and clinical trials of IMG-007. We have not yet demonstrated an ability to successfully manufacture, obtain marketing approvals for or commercialize IMG-007. We have no products approved for commercial sale and have not generated any revenue from product sales. Consequently, any predictions about our future success or viability may not be as accurate as they could be if we had a longer operating history.
We are focused on the discovery and development of innovative drugs for the treatment of various I&I diseases. Our limited operating history, particularly in light of the rapidly evolving drug research and development industry in which we operate and the changing regulatory and market environments we encounter, may make it difficult to evaluate our prospects for future performance. As a result, any assessment of our future performance or viability is subject to significant uncertainty. We will encounter risks and difficulties frequently experienced by early-stage companies in rapidly evolving fields as we seek to transition to a company capable of supporting commercial activities. If we do not address these risks and difficulties successfully, our business will suffer.
We expect to incur significant losses for the foreseeable future and may never achieve or maintain profitability.
Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and the significant risk that product candidates will fail to demonstrate adequate efficacy or an acceptable safety profile, gain regulatory approval or become commercially viable. For the years ended December 31, 2023 and 2024, our net losses were $21.2 million and $36.6 million, respectively. As of December 31, 2024, we had an accumulated deficit of $179.9 million. Substantially all of our losses have resulted from expenses incurred in connection with our research and development programs and from general and administrative costs associated with our operations.
We expect to continue to incur significant expenses and additional operating losses for the foreseeable future as we seek to advance IMG-007 through clinical development, expand our research and development activities, develop new product candidates, complete clinical trials, seek regulatory approval and, if we receive regulatory approval, commercialize our products. Furthermore, the costs of advancing product candidates into each succeeding clinical phase tend to increase substantially over time. The total costs to advance IMG-007 or any future product candidate to regulatory approval in even a single jurisdiction would be substantial. Because of the numerous risks and uncertainties associated with product development, we are unable to accurately predict the timing or amount of increased expenses or when, or if, we will be able to generate any revenue from the commercialization of any approved products or achieve or maintain profitability. Our expenses will also increase substantially as we operate as a public company following the Merger and add clinical, scientific, operational, financial and management information systems and personnel, including personnel to support our product development and planned future commercialization efforts.
We cannot generate any revenue from product sales unless and until we obtain regulatory approvals for IMG-007 and any future product candidates in our desired jurisdictions, successfully manufacture IMG-007 and any future product candidates, and successfully build a commercial organization. These activities will require substantial investment and significant marketing efforts. Our expenses could increase beyond expectations if we are required by the FDA, the EMA, the competent authorities of individual EU Member States or comparable foreign regulatory authorities to perform additional preclinical studies and clinical trials and/or to modify any of our manufacturing processes or make other changes to IMG-007 or any future product candidates than those that we currently anticipate. As a result, we expect to continue to incur net losses and negative cash flows for the foreseeable future. These net losses and negative cash flows have had, and will continue to have, an adverse effect on our shareholders' equity and working capital.
As we continue to build our business, we expect our financial condition and operating results may fluctuate significantly from quarter to quarter and year to year due to a variety of factors, many of which are beyond our control. Accordingly, you should not rely upon the results of any particular quarterly or annual period as indications of future operating performance. If we are unable to develop, obtain regulatory approval, and successfully commercialize IMG-007 or any future product candidate either alone or with collaborators, or if revenues from IMG-007 and any future product candidates that receive regulatory approval are insufficient, we will not achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability. If we are unable to achieve and then maintain profitability, the value of our securities will be adversely affected.

We will need to obtain substantial additional funding to complete the development and any commercialization of IMG-007 and any future product candidates, which may cause dilution to our shareholders. If we are unable to raise this capital when needed, we may be forced to delay, reduce or eliminate our research and development programs or other operations.
The development of biopharmaceutical product candidates is capital-intensive. We expect to spend substantial amounts to advance IMG-007 and any future product candidate into clinical development and to complete the clinical development of, seek regulatory approvals for and commercialize IMG-007 and any future product candidate, if approved. In addition, as IMG-007 progresses through development and toward commercialization, we will need to make certain milestone payments to HUTCHMED Limited (formerly known as Hutchinson Medipharma Limited) (“Hutchmed”) under a collaboration, option and license agreement with Hutchmed (as amended, the “Hutchmed Agreement”) and tiered royalties from commercial sales of IMG-007, if approved. We will require additional capital following the Merger and the Ikena concurrent financing, which we may raise through public or private equity or debt financings or other capital sources, which may include strategic collaborations and other strategic arrangements with third parties, to enable us to complete the development and potential commercialization of IMG-007 and any future product candidates. Furthermore, following the Merger, we expect to incur additional costs associated with operating as a public company. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would have a negative effect on our financial condition and our ability to pursue our business strategy. In addition, attempting to secure additional financing may divert the time and attention of our management from day-to-day activities and harm our development efforts. If we are unable to raise capital when needed or on acceptable terms, we would be forced to delay, reduce or eliminate certain of our research and development programs.
Our operations have consumed significant amounts of cash since inception. As of December 31, 2024, our cash and cash equivalents were $12.1 million. Based on our current development plans and related assumptions, we believe that our cash position upon completion of the Merger and the Ikena concurrent financing will be sufficient to fund our operating expenses and capital expenditure requirements through 2027. These development plans may change and the related assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Changing circumstances could cause us to consume capital significantly faster than we currently anticipate, and we may need to spend more than currently expected because of circumstances beyond our control. Because the length of time and activities associated with successful development of IMG-007 and any future product candidates are highly uncertain, we are unable to estimate the actual funds we will require for development and any marketing and commercialization activities.
Our future funding requirements, both near- and long-term, will depend on many factors, including, but not limited to:
•	the type, number, scope, progress, expansions, results, costs and timing of, discovery, preclinical studies and clinical trials of IMG-007 and any future product candidates;
•	the costs and timing of manufacturing for IMG-007 and any future product candidates, including if we develop our own manufacturing capabilities;
•	the outcome, timing and cost of meeting regulatory requirements established by the FDA and comparable foreign regulatory authorities;
•	the cost of obtaining, maintaining and protecting our intellectual property portfolio, including filing, prosecuting, defending and enforcing our patent claims and other intellectual property rights;
•	the cost of establishing a sales, marketing and distribution infrastructure to commercialize IMG-007 and any future product candidates for which we may obtain regulatory approval;
•	the timing and amount of royalty, milestone or other payments made to our current or future suppliers, collaborators or licensors;
•	the timing and amount of the milestone or other payments made to us under our current or any future collaboration or licensing agreements;
•	costs associated with growing our workforce and retaining and motivating our employees;
•	the initiation, progress, timing and results of our commercialization of IMG-007 and any future product candidates, if approved for commercial sale;

•	costs associated with any products or technologies that we may in-license or acquire;
•	the costs associated with being a public company; and
•	our implementation of additional internal systems and infrastructure, including operational, financial and management information systems.
In addition, we may seek additional capital due to favorable market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a holder of our equity securities. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may be required to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.
Our financial statements contain disclosure regarding the substantial doubt about our ability to continue as a going concern. We will need additional financing to execute our business plan, to fund our operations and to continue as a going concern.
Based on our expected operating losses and negative cash flows, there is substantial doubt about our ability to continue as a going concern for the 12 months following the date our audited financial statements were available to be issued. If we are unable to successfully complete the Merger and the Ikena concurrent financing or raise sufficient capital when needed, our business, financial condition and results of operations will be materially and adversely affected, and we will need to significantly modify our operational plans to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements. The inclusion of a going concern explanatory paragraph by our auditors, our lack of cash resources and our potential inability to continue as a going concern may materially adversely affect our share price and our ability to raise new capital or to enter into critical contractual relations with third parties.
Our indebtedness resulting from the Loan Agreement could adversely affect our financial condition or restrict our future operations.
On December 23, 2024, we entered into the Loan Agreement with Ikena, pursuant to which Ikena agreed to lend us up to $22.5 million in term loans, $7.5 million of which has been funded as of December 31, 2024, with the remainder to be funded in increments of $7.5 million, subject to certain drawdown conditions, which are collectively referred to as the “Term Loan Advances.” There is no assurance that any additional Term Loan Advances will become available.
Our obligations under the Loan Agreement are secured by all assets held or owned by Inmagene Biopharmaceuticals in respect of anti-OX40 monoclonal antibody asset, IMG-007.
The Loan Agreement contains customary covenants that, among other things, restrict, subject to certain exceptions, the use of proceeds from the Term Loan Advances and our ability to grant liens on our assets, incur indebtedness, sell assets, engage in acquisitions, mergers or consolidations, or pay dividends and make other restricted payments. The Loan Agreement also contains certain customary affirmative covenants and events of default. The occurrence and continuance of an event of default after the termination of the Merger Agreement will enable Ikena to accelerate the Term Loan Advances. In addition, if the Merger Agreement is terminated, the Term Loan Advances shall mature and the Loan Agreement shall terminate on the date that is six months following the termination of the Merger Agreement.
Although the Term Loan Advances and accrued interest thereon will be automatically forgiven upon completion of the Merger, if there is an event of default prior to the completion of the Merger or the Merger Agreement is terminated, we will be required to repay the outstanding Term Loan Advances and accrued interest thereon. Adequate financing may not be available if and when we need it or may not be available on terms acceptable to us. If we are unable to raise additional capital to repay such debt obligations when they become due and payable on acceptable terms or at all, Ikena may foreclose on our assets securing our debt obligations, which would materially and adversely affect our business operations and financial condition.
Risks Related to the Discovery and Development of our Product Candidates
Following the Merger our business will be entirely dependent on the success of IMG-007 for the treatment of AD and for other potential indications.
Pursuant to the terms of the Merger Agreement, prior to the closing of the Merger we may engage in the sale, license, transfer, spinout, divestiture or other monetization transaction (i.e., a royalty transaction) or other disposition of any of our pre-Merger assets other than IMG-007. We plan to consummate an Inmagene Legacy Transaction with respect to the non-IMG-007 programs and projects controlled by Inmagene immediately prior to, and contingent upon, the Merger. Accordingly, following the closing of the Merger, our business will be entirely dependent on the success of IMG-007 for the treatment of AD and other potential indications. IMG-007 is currently in Phase 2 development for the treatment of moderate-to-severe AD. We may also develop IMG-007 for other I&I diseases such as alopecia areata, asthma and COPD. We cannot give any assurance that we will generate preclinical, clinical or other data for IMG-007 for the treatment of AD or other I&I diseases sufficiently supportive to receive regulatory approval, which will be required before IMG-007 can be commercialized. We may, among other things, experience difficulties with patient recruitment, enrollment and retention, quality and provision of materials and supplies necessary to manufacture sufficient quantities of drug product to meet our current or future preclinical study and clinical trial needs on a timely basis, or safety signals or pharmacodynamic, pharmacokinetic or efficacy data that does not align with our target profile for IMG-007. IMG-007 will require significant further clinical development, regulatory review and approval, substantial investment, access to sufficient commercial manufacturing capacity, and significant marketing efforts before we can generate any revenue from product sales.
The success of our business, including our ability to finance our company and generate any revenue in the future, will primarily depend on the successful development, regulatory approval and commercialization of IMG-007, which may never occur. If we are unable to develop, or obtain regulatory approval for, or, if approved, successfully commercialize IMG-007, we may not be able to generate sufficient revenue to continue our business and our business would be materially harmed.
Interim, topline and preliminary data from our preclinical studies or clinical trials that we announce or publish from time to time may not be predictive of future results and may change as more patient data become available and are subject to audit and verification procedures, which could result in material changes to the final data.
From time to time, we may publicly disclose interim, topline or preliminary data from our preclinical studies, clinical trials or planned clinical trials, which is based on a preliminary analysis of then-available data. The results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the interim, topline or preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Interim, topline and preliminary data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, such data should be viewed with caution until the final data are available. From time to time, we may also disclose interim data from our clinical trials. Interim, topline, or preliminary data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse differences between interim, topline or preliminary data and final data could significantly harm our business prospects.
Further, others, including regulatory authorities, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value, approvability or commercialization of IMG-007 or any future product candidate, and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular product, product candidate or our business. If the interim, topline or preliminary data that we report differ from actual results, or if others including comparable foreign regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for, and commercialize, IMG-007 or any future product candidates may be harmed, which could harm our business, operating results, prospects or financial condition.
Moreover, results from previous preclinical studies or clinical trials are not necessarily predictive of future clinical trial results, and interim results of a clinical trial are not necessarily indicative of final results. IMG-007 or any future product candidates may fail to show the desired safety and efficacy in clinical development despite positive results in preclinical studies of such product candidates or having successfully advanced through initial clinical trials.
Clinical trials are expensive, time-consuming, difficult to design and implement, and have an uncertain outcome. Further, we may encounter substantial delays in our clinical trials.
The clinical trials and manufacturing of IMG-007 and any future product candidates are subject to extensive and rigorous review and regulation by numerous government authorities in the United States and in other countries where we intend to test and market IMG-007 and any future product candidates. Before obtaining regulatory approvals for the commercial sale of any of IMG-007 or any future product candidates, we must demonstrate through lengthy, complex and expensive preclinical testing and clinical trials that such product candidates are both safe and effective for use in each target indication. In particular, because IMG-007 is subject to regulation as a biological drug product, we will need to demonstrate that it is safe, pure and potent for use in its target indications. IMG-007 and each future product candidates must demonstrate an adequate risk versus benefit profile in its intended patient population and for its intended use.
Clinical testing is expensive and takes many years to complete, and is subject to uncertainty. Our planned clinical trials may not be conducted as planned or completed on schedule, if at all. Delays and failures can occur at any time during the clinical trial process. Even if our future clinical trials are completed as planned, their results may not support the safety and effectiveness of IMG-007 or any future product candidates for their targeted indications or support continued clinical development of such product candidates. Our future clinical trial results may not be successful.
In addition, even if our planned trials are successfully completed, the FDA or comparable foreign regulatory authorities may not interpret the results as we do, and more trials could be required before we submit IMG-007 or any future product candidates for approval. To the extent that the results of the trials are not satisfactory to the FDA or comparable foreign regulatory authorities for support of a marketing application, we may be required to expend significant resources, which may not be available to us, to conduct additional trials in support of potential approval of IMG-007 or any future product candidates.
To date, we have not completed any pivotal clinical trials required for the approval of IMG-007. We may experience delays in conducting any clinical trials, and we do not know whether our clinical trials will begin on time, will need to be redesigned, will recruit and enroll patients on time or have data readouts or be completed on schedule, or at all. Events that may prevent successful or timely commencement, readouts, and completion of clinical development and preclinical studies include:
•	inability to generate sufficient preclinical, toxicology, or other in vivo or in vitro data to support the initiation of clinical trials;
•	delays in sufficiently developing, characterizing or controlling a manufacturing process suitable for advanced clinical trials, or failure to do so;
•	delays in reaching agreement with the FDA, or other comparable foreign regulatory authorities as to the design or implementation of our clinical trials, or failure to do so;
•	delays in or failure to obtain regulatory approval to commence a clinical trial;
•
delays in or failure to reach an agreement on acceptable terms with clinical trial sites or prospective CROs the terms of which can be subject to extensive negotiation and may vary significantly among different clinical trial sites;

•	delays in or failure to obtain IRB approval or positive ethics committee opinion at each site;
•	delays in or failure to recruit suitable patients to participate in a clinical trial;
•	delays in or failure to have patients complete a clinical trial or return for post-treatment follow-up;

•	clinical sites, CROs or other third parties deviating from trial protocol or dropping out of a trial;
•	failure to perform in accordance with the FDA's GCP requirements, or applicable regulatory guidelines in other countries;
•
the serious, life-threatening diseases of the patients enrolled in our clinical trials, who may die or suffer adverse medical events during the course of the trials for reasons that may not be related to IMG-007 or any future product candidates;

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failure in addressing patient safety concerns that arise during the course of a trial, including occurrence of adverse events associated with IMG-007 or any future product candidate that are viewed to outweigh its potential benefits;

•	failure to add a sufficient number of clinical trial sites; or
•	failure to manufacture sufficient quantities of IMG-007 or any future product candidates for use in clinical trials.
We may experience numerous unforeseen events during, or as a result of, clinical trials that could delay or prevent our ability to receive marketing approval or commercialize IMG-007 or any future product candidates or significantly increase the cost of such trials, including:
•	we may experience changes in regulatory requirements or guidance, or receive feedback from regulatory authorities that requires us to modify the design of our clinical trials;
•
clinical trials of IMG-007 or any future product candidates may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon development programs;

•
the number of patients required for clinical trials of IMG-007 or any future product candidates may be larger than we anticipate, enrollment in these clinical trials may be slower than we anticipate or participants may drop out of these clinical trials at a higher rate than we anticipate;

•	the ability to monitor patients adequately during or after treatment;
•	our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all;
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we or our investigators might have to suspend or terminate clinical trials of IMG-007 or any future product candidates for various reasons, including non-compliance with regulatory requirements, a finding that IMG-007 or any future product candidates have undesirable side effects or other unexpected characteristics, a finding that the participants are being exposed to unacceptable health risks;

•	adverse events suffered by clinical trial participants that may ultimately be determined to be unrelated to IMG-007 or any future product candidates;
•	the cost of clinical trials of IMG-007 or any future product candidates may be greater than we anticipate and we may elect not to cover the costs;
•	the supply or quality of IMG-007 or any future product candidates or other materials necessary to conduct clinical trials of IMG-007 or any future product candidates may be insufficient or inadequate;
•	regulators may revise the requirements for approving IMG-007 or any future product candidates, or such requirements may not be as we anticipate; and
•	any future collaborators that conduct clinical trials may face any of the above issues, and may conduct clinical trials in ways they view as advantageous to them but that are suboptimal for us.
If we are required to conduct additional clinical trials or other testing of IMG-007 or any future product candidates beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of IMG-007 or any future product candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:
•	incur unplanned costs;

•	be delayed in obtaining marketing approval for IMG-007 or any future product candidates or not obtain marketing approval at all;
•	obtain marketing approval in some countries and not in others;
•	obtain marketing approval for indications or patient populations that are not as broad as intended or desired;
•	obtain marketing approval with labeling that includes significant use or distribution restrictions or safety warnings, including boxed warnings;
•	be subject to additional post-marketing testing requirements; or
•	have the product removed from the market after obtaining marketing approval.
We could encounter delays if a clinical trial is suspended or terminated by us, by the IRBs or ethics committees of the institutions in which such trials are being conducted, by the Data Safety Monitoring Board (“DSMB”) for such trial or by the FDA or comparable foreign regulatory authorities. These authorities may impose such a suspension or termination due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or comparable foreign regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.
IMG-007 will require extensive clinical testing before we are prepared to submit a biologics license application (“BLA”) or marketing authorization application (“MAA”) for regulatory approval. We cannot predict with any certainty if or when we might complete the clinical development for IMG-007 or any future product candidates and submit a BLA or MAA for regulatory approval of IMG-007 or any future product candidates or whether any such BLA or MAA will be approved. We may also seek feedback from the FDA, or other comparable foreign regulatory authorities on our clinical development program, and the FDA or such other comparable foreign regulatory authorities may not provide such feedback on a timely basis, or such feedback may not be favorable, which could further delay our development of IMG-007 or any future product candidates.
We also cannot predict with any certainty whether or when we might complete a given clinical trial. If we experience delays in the commencement or completion of our clinical trials, or if we terminate a clinical trial prior to completion, the commercial prospects of IMG-007 or any future product candidates could be harmed, and our ability to generate revenues from IMG-007 or any future product candidates may be delayed. In addition, any delays in our clinical trials could increase our costs, slow down the development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may harm our business, financial condition and results of operations. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of IMG-007 or any future product candidates.
IMG-007 or any future product candidates may cause serious adverse events (“SAEs”) or undesirable side effects or have other properties that may delay or prevent regulatory approval, cause us to suspend or discontinue clinical trials, limit the commercial profile of an approved label, or result in significant negative consequences following marketing approval, if any.
There may be undesirable side effects and adverse events associated with IMG-007 or any future product candidates. Undesirable side effects or adverse events that may be caused by IMG-007 or any future product candidates could cause us or regulatory authorities to interrupt, delay or halt clinical trials and could result in a more restrictive label than anticipated or the delay or denial of regulatory approval by the FDA or comparable foreign regulatory authorities. Results of our clinical trials could reveal a high and unacceptable severity and prevalence of side effects or unexpected characteristics.
While the data reported to date from our Phase 1 and Phase 2a clinical trials indicate that IMG-007 was generally well tolerated, there remains a risk that clinical trial results could reveal high and unacceptable severity and prevalence of previously unreported side effects or unexpected characteristics. Any such findings could cause delays in completion or cancellation of our clinical trials or require us to abandon or limit our development of IMG-007.
If unacceptable treatment-related side effects or deaths arise in the development of IMG-007 or any future product candidates, we, the FDA, the IRBs or ethics committees at the institutions in which our studies are conducted, DSMB or comparable foreign regulatory authorities could suspend or terminate our clinical trials or the FDA or comparable foreign regulatory authorities could order us to cease clinical trials or deny approval of IMG-007 or any future product candidates for any or all targeted indications. Further undesirable side effects, dose-limiting toxicity events, or deaths in clinical trials with IMG-007 or any future product candidates may cause the FDA or comparable foreign regulatory authorities to place a clinical hold on the associated clinical trials, to require additional studies, dose de-escalation, or additional protocol amendments, or otherwise to delay or deny approval of IMG-007 or any future product candidates for any or all targeted indications. Treatment-related side effects could also affect site initiation, patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly.
Enrollment and retention of patients in clinical trials is an expensive and time-consuming process subject to various external factors beyond our control that may cause delays or complications.
The timely completion of clinical trials in accordance with their protocols depends, among other things, on our ability to enroll a sufficient number of patients who remain in the trial until its conclusion. We may not be able to initiate or continue clinical trials for IMG-007 or any future product candidates if we are unable to locate and enroll a sufficient number of eligible patients to participate in these trials to such trials' conclusion as required by the FDA or other comparable foreign regulatory authorities. We may experience difficulty in patient enrollment in our clinical trials for a number of reasons. The enrollment of patients depends on many factors, including:
•	the patient eligibility criteria defined in the protocol;
•	the size and nature of the patient population required for analysis of the trial's endpoints;
•	the proximity of patients to study sites;
•	the design of the trial;
•	our ability to recruit clinical trial investigators with appropriate competencies and experience;
•
clinicians' and patients' perceptions as to the potential advantages of the product candidate being studied in relation to other available therapies, including new products that may be approved for the indications we are investigating;

•	our ability to obtain and maintain patient consents for participation in our clinical trials; and
•	the risk that patients enrolled in clinical trials will not remain in the trial through the completion of evaluation.
Competing with numerous ongoing trials and established therapies poses a challenge in recruiting patients. Our clinical trials may also compete with other clinical trials of product candidates that are targeting the same indications as IMG-007 or any future product candidates, and this competition could reduce the number and types of patients available to us, because some patients who might have opted to enroll in our trials may instead opt to enroll in a trial being conducted by one of our competitors. Additionally, the number of qualified clinical investigators is limited, so we may conduct some of our clinical trials at the same clinical trial sites that some of our competitors use, which will reduce the number of patients who are available for our clinical trials at such clinical trial site. Recent announcements of clinical trial plans by various companies targeting I&I diseases could intensify future competition for investigators and patients. Failure to enroll a sufficient number of patients promptly could lead to delays or failure in completing our trials, hindering the development and commercialization of IMG-007 or any future product candidates within certain patient subgroups or altogether.
We may not identify or discover other product candidates and may fail to capitalize on product candidates that may present a greater commercial opportunity or for which there is a greater likelihood of success.
Our business depends upon our ability to identify, develop and commercialize product candidates. A key element of our strategy is to develop IMG-007 for the treatment of AD and other potential indications targeting I&I diseases. We are seeking to do so through our internal research and development capabilities and may also explore additional strategic collaborations for the discovery of new product candidates. Research programs to identify product candidates require substantial technical, financial and human resources, whether or not any product candidates are ultimately identified. In addition, targets for different I&I diseases may require changes to the manufacturing processes of our CDMOs or require us to identify new CDMOs to manufacture our product candidates, which may slow down development of or make it impossible to manufacture our product candidates. Our research programs may initially show promise in identifying potential product candidates, yet fail to yield product candidates for clinical development for many reasons, including the following:
•	the research methodology or technology platform used may not be successful in identifying potential product candidates;
•	competitors may develop alternatives that render our product candidates obsolete or less attractive;
•	choosing to cease development if we determine that clinical results do not show promise;
•	product candidates we develop may nevertheless be covered by third parties' patents or other exclusive rights;
•	a product candidate may be shown to have harmful side effects or other characteristics that indicate it is unlikely to be effective or otherwise does not meet applicable regulatory criteria; and
•	a product candidate may not be accepted as safe and effective by patients, the medical community or third-party payors.
Because we have limited resources, we must choose to pursue and fund the development of specific types of treatment, or treatment for a specific type of I&I disease, and we may forego or delay pursuit of opportunities with certain product candidates or for indications that later prove to have greater commercial potential. Our estimates regarding the potential market for IMG-007 or any future product candidates could be inaccurate, and if we do not accurately evaluate the commercial potential for a particular product candidate, we may relinquish valuable rights to that product candidate through strategic collaboration, licensing or other arrangements in cases in which it would have been more advantageous for us to retain sole development and commercialization rights to such product candidate. Alternatively, we may allocate internal resources to a product candidate in a therapeutic area in which it would have been more advantageous to enter into a partnering arrangement.
If any of these events occur, we may be forced to abandon or delay our development efforts with respect to a particular product candidate or indication or fail to develop a potentially successful product candidate.
Our future preclinical programs may experience delays or may never advance to clinical trials, which would adversely affect our ability to obtain regulatory approvals or commercialize these programs on a timely basis or at all.
In order to obtain FDA or comparable foreign regulatory authority approval to market a new biological product we must demonstrate proof of safety, purity and potency, or efficacy, in humans. To meet these requirements, we will have to conduct adequate and well-controlled clinical trials. Following consummation of the Merger and the Inmagene Legacy Transaction IMG-007 will be our only product candidate in clinical development. Before we can commence clinical trials for any future product candidates, we must complete extensive preclinical testing and studies that support INDs in the United States and comparable applications outside the United States.
We cannot be certain of the timely completion or outcome of our preclinical testing and studies and cannot predict if the FDA or comparable foreign regulatory authorities will accept our proposed clinical programs or if the outcome of our preclinical testing and studies will ultimately support the further development of our programs. As a result, we may not submit INDs or similar applications for our preclinical programs within our anticipated timelines, if at all, and submission of INDs or similar applications may not result in the FDA or comparable foreign regulatory authorities allowing clinical trials to begin.
Conducting preclinical testing is a lengthy, time-consuming and expensive process. The length of time may vary substantially according to the type, complexity and novelty of the program, and often can be several years or more per program. Any delays in preclinical testing and studies conducted by us or potential future partners may cause us to incur additional operating expenses. The commencement and rate of completion of preclinical studies for a product candidate may be delayed by many factors, including, for example:
•	inability to generate sufficient preclinical or other in vivo or in vitro data to support the initiation of clinical trials;
•	delays in reaching a consensus with regulatory authorities on study design; and

•
the FDA, or other comparable foreign regulatory authorities, not allowing us to rely on previous findings of safety and efficacy for other similar but approved products and published scientific literature.

Moreover, because standards for pre-clinical assessment are evolving and may change rapidly, even if we reach an agreement with the FDA on a pre-IND proposal for a future product candidate, the FDA may not accept the IND submissions as presented and thus, our clinical trial timelines could be delayed.
The affected populations for IMG-007 or any future product candidates may be smaller than we or third parties currently project, which may affect the addressable markets for IMG-007 or any future product candidates.
We select the indications for the development of IMG-007 and any future product candidates based on a number of factors, including the estimated patient populations where we believe there is a meaningful addressable market opportunity. However, our projections of the number of people who have the diseases we are seeking to treat, as well as the subset of people with these diseases who have the potential to benefit from treatment with IMG-007 or any future product candidates, are estimates based on our knowledge and understanding of these diseases. The total addressable market opportunity for IMG-007 or any future product candidates will ultimately depend upon a number of factors, including the diagnosis and treatment criteria included in the final label, if approved for sale in specified indications, acceptance by the medical community, patient access, alternative therapies and product pricing and reimbursement. For example, we intend to prioritize evaluation and seeking approval IMG-007 for the treatment of AD. Incidence and prevalence estimates are frequently based on information and assumptions that are not exact and may not be appropriate, and the methodology is forward-looking and speculative. The process we have used in developing an estimated incidence and prevalence range for the indications we are targeting has involved collating limited data from multiple sources. Accordingly, our incidence and prevalence estimates should be viewed with caution. Further, our data and statistical information, including estimates derived from them, may differ from information and estimates made by our competitors or from current or future studies conducted by independent sources.
Disruptions at the FDA and other government agencies or comparable foreign regulatory authorities caused by funding shortages, statutory, regulatory and policy changes, or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, cleared or approved or commercialized in a timely manner or at all, which could negatively impact our business.
The ability of the FDA to review and approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory and policy changes including executive orders, the FDA's ability to hire and retain key personnel and accept the payment of user fees, and other events that may otherwise affect the FDA's ability to perform routine functions. Average review times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.
In addition, any pandemic, epidemics or other public health crisis may lead to inspectional and administrative delays by the FDA or comparable foreign regulatory authorities. For example, in response to the COVID-19 pandemic, the FDA postponed most inspections of domestic and foreign manufacturing facilities at various points. If a prolonged government shutdown occurs or other public health crisis were to occur that prevented the FDA or comparable foreign regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or comparable foreign regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business.
Tariffs and trade restrictions may increase our research and development costs, delay our clinical development timeline, and limit our ability to commercialize our product candidates.
As a pre-revenue life sciences company focused on the development of IMG-007, we are particularly vulnerable to disruptions in international trade and supply chains. We rely on certain specialized laboratory equipment and research materials sourced from multiple countries to advance our research and development efforts. While we have not yet established commercial-scale manufacturing capabilities, our current research operations and planned clinical trials depend on globally sourced materials and equipment that may be subject to tariffs and trade restrictions.

Recent geopolitical tensions have resulted in the implementation of various tariffs and other trade barriers between major economies, creating uncertainty in global trade relationships. These developments could adversely impact our business in several ways:
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Increased R&D Costs: Tariffs on specialized laboratory equipment and research materials could significantly increase our research and development expenses, accelerating our cash burn rate at a critical pre-revenue stage.

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Clinical Trial Delays: Trade restrictions affecting the import of materials needed for manufacturing clinical trial supplies could delay the initiation or completion of our ongoing or planned clinical trials, potentially extending our timeline to key development milestones.

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Inability to or Delay of Scale Manufacturing Processes: As we advance toward commercialization, tariffs on specialized manufacturing equipment and raw materials could hinder our ability to establish cost-effective production capabilities, negatively impacting our long-term financial projections.

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Competitive Disadvantage: Increased development costs resulting from tariffs could place us at a competitive disadvantage compared to companies operating in regions with more favorable trade relationships.

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Financing Challenges: Extended development timelines or increased costs due to trade-related issues could reduce investor confidence, complicating our ability to secure additional financing on favorable terms.

In addition, political tensions as a result of trade policies could reduce trade volume, investment, technological exchange, and other economic activities between major international economies, resulting in a material adverse effect on global economic conditions and the stability of global financial markets. Any changes in political, trade, regulatory, and economic conditions, could have a material adverse effect on our financial condition or results of operations.
We continue to monitor global trade developments and are exploring mitigation strategies, including identifying alternative suppliers in different regions, potentially redesigning certain aspects of our processes to utilize domestically available materials, and evaluating the feasibility of establishing research capabilities in multiple jurisdictions. However, given our pre-revenue status and finite capital resources, our ability to implement comprehensive mitigation strategies is limited, and we may not be able to fully offset the impacts of significant changes in trade policies.
The ultimate impact of current or future tariffs remains uncertain, particularly as we progress toward commercialization. Any changes in political, trade, regulatory, and economic conditions, could have a material adverse effect on our financial condition, results of operations and prospects.
Risks Related to Manufacturing and Our Reliance on Third Parties
If we breach our current or future licenses or other intellectual property-related agreements for IMG-007 or any future product candidates or otherwise experience disruptions to our business relationships with our current or future licensors, we could lose the ability to continue the development and commercialization of our product candidates.
Unless and until we acquire and identify any new product candidates, following the consummation of the Merger and the Inmagene Legacy Transaction, our business will rely solely on our ability to develop and commercialize IMG-007 for AD and other potential indications. We license rights to IMG-007 from Hutchmed pursuant to the Hutchmed Agreement and we also license certain rights from WuXi Biologics to manufacture a component of IMG-007 pursuant to our Cell Line License Agreement and may enter into future licenses or other intellectual property-related agreements for IMG-007 or any future product candidates. Our licenses may not cover all intellectual property rights owned or controlled by our licensors or other third parties and relevant to IMG-007 or any future product candidates. If we have not obtained a license to all intellectual property rights owned or controlled by our licensors or other third parties that are relevant to IMG-007 or any future product candidate, we may need to obtain additional licenses to such intellectual property rights which may not be available on an exclusive basis, on commercially reasonable terms or at all. In addition, if our licensors breach such agreements, we may not be able to enforce such agreements against our licensors or their parent entity or affiliates. Under our Hutchmed Agreement, in exchange for licensing to us the right to develop and commercialize IMG-007, Hutchmed will be eligible to receive from us certain milestone payments and tiered royalties from commercial sales of IMG-007, if approved. In addition, under our Cell Line License Agreement, if we manufacture all of our commercial supplies of WuXi Biologics Licensed Products (as defined below) with a manufacturer other than WuXi Biologics or its affiliates, we are required to make royalty payments to WuXi Biologics in an amount equal to a fraction of a single digit percentage of global net sales of WuXi Biologics Licensed Products manufactured by a third-party manufacturer. Our license agreements also require us to comply with other obligations, including development and diligence obligations, providing certain information regarding our activities with respect to IMG-007 and/or maintaining the confidentiality of information we receive from our licensors. For example, under our Hutchmed Agreement, we are required to use commercially reasonable efforts to conduct the clinical, regulatory and other activities necessary to develop and commercialize IMG-007 in the U.S., EU and mainland China, and Hutchmed may terminate the agreement if we materially breach these obligations or if we fail to conduct any material development or commercialization with respect to IMG-007 for a continuous period of longer than 24 months, subject to certain exceptions. Any future license or intellectual property-related agreements may also contain similar provisions.
If we fail to meet any of our obligations under our license agreements, our licensors may have the right to terminate our licenses and, upon the effective date of such termination, have the right to re-obtain the licensed technology and intellectual property. If any of our licensors terminates any of our licenses, we will lose the right to develop and commercialize our applicable product candidates and other third parties may be able to market product candidates similar or identical to ours. In such case, we may be required to provide a grant back license to the licensors of our own intellectual property with respect to the terminated products. For example, if our Hutchmed Agreement terminates for any reason, we are required to grant Hutchmed an exclusive license to certain of our intellectual property rights that cover inventions and know-how owned or controlled by us or are used or applied as of the date of such termination in our development, manufacture or commercialization of IMG-007 or any future product candidates incorporating a licensed compound. While we would expect to exercise all rights and remedies available to us, including seeking to cure any breach by us, and otherwise seek to preserve the intellectual property rights licensed to us, we may not be able to do so in a timely manner, at an acceptable cost or at all. In particular, some of the milestone payments are payable upon our product candidates reaching development milestones before we have commercialized, or received any revenue from, sales of such product candidate, and we cannot guarantee that we will have sufficient resources to make such milestone payments. Any uncured, material breach under the license agreements could result in our loss of exclusive rights and may lead to a complete termination of our rights to the applicable product candidate. Any of the foregoing could have a material adverse effect on our business, financial conditions, results of operations and prospects.
Our ability to generate revenue and achieve profitability from third party licensed product candidates also depends upon our ability to obtain and retain exclusivity on the licensed product candidates and related product candidates controlled by the licensor.
In addition, disputes may further arise regarding intellectual property subject to a license agreement, including, but not limited to:
•	the scope of rights granted under the license agreement and other interpretation-related issues;
•	the extent to which our technology and processes infringe, misappropriate or otherwise violate intellectual property of the licensor that is not subject to the license agreement;
•	the sublicensing of patent and other rights under our collaborative development relationships;
•	our diligence obligations under the license agreement and what activities satisfy those diligence obligations;
•	the inventorship and ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and
•	the priority of invention of patented technology.
Our licenses from Hutchmed and Wuxi Biologics are limited to intellectual property rights owned or controlled by such licensors. To the extent any of our licensors lose ownership of or control over any of the intellectual property rights we license from them for any reason, we will no longer be licensed to such intellectual property rights to use, develop and otherwise commercialize our related product candidates. Any of the foregoing would have a material adverse effect on our business, financial conditions, results of operations and prospects.
In addition, the agreements under which we currently license intellectual property or technology from third parties are complex, and certain provisions in such agreements may be susceptible to multiple interpretations. The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement, either of which could have a material adverse effect on our business, financial condition, results of operations, and prospects. Moreover, if disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on commercially acceptable terms, we may be unable to successfully develop and commercialize IMG-007, or any other product candidates, which could have a material adverse effect on our business, financial conditions, results of operations and prospects.
If we experience disruptions to our business relationships with our licensors, we could lose the ability to continue to source, develop and commercialize IMG-007 or any future product candidates including ultimately losing our rights to such product candidates, which would have a material adverse effect on our business, financial conditions, results of operations and prospects.
We depend on our licensors or patent owners of our in-licensed patent rights to prosecute and maintain certain patents and patent applications that are material to our business. Any failure by our licensors or such patent owners to effectively protect these patent rights could adversely impact our business and operations.
We have licensed certain patent rights from for IMG-007 from Hutchmed and may in the future license other patent rights from third parties. As a licensee of third parties, we may rely on these third parties to file and prosecute patent applications and maintain patents and otherwise protect the licensed intellectual property under certain of our license agreements. In addition, we may not have primary control over these activities for certain of our patents or patent applications and other intellectual property rights that we may jointly own with certain of our licensors. We cannot be certain that these patents and patent applications have been or will be prepared, filed, prosecuted or maintained by such third parties in compliance with applicable laws and regulations, in a manner consistent with the best interests of our business, or in a manner that will result in valid and enforceable patents or other intellectual property rights that cover IMG-007 or other product candidates. If our licensors fail to prepare, prosecute or maintain such patent applications and patents, or lose rights to those patent applications or patents, the rights we have licensed may be reduced or eliminated, and our right to develop and commercialize IMG-007 or other product candidates could be adversely affected.
Pursuant to the terms of the license agreements with certain of our licensors, the licensors may have the right to control enforcement of our licensed patents or defense of any claims asserting the invalidity or unenforceability of these patents.
Even if we are permitted to pursue the enforcement or defense of our licensed patents, we will require the cooperation of our licensors and any applicable patent owners and such cooperation may not be provided to us. We cannot be certain that our licensors will allocate sufficient resources or prioritize their or our enforcement of such patents or defense of such claims to protect our interests in the licensed patents. Even if we are not a party to these legal actions, an adverse outcome could harm our business because it might prevent us from continuing to license intellectual property that we may need to operate our business. If we lose any of our licensed intellectual property, our right to develop and commercialize IMG-007 or other product candidates could be adversely affected.
Our rights to develop and commercialize IMG-007 are subject, in part, to the terms and conditions of licenses granted to us by others.
We rely on licenses to certain patent rights and other intellectual property from third parties that are important or necessary to the development of IMG-007. These and other licenses may not provide exclusive rights to use such intellectual property in all relevant fields of use and in all territories in which we may wish to develop or commercialize IMG-007. As a result, we may not be able to prevent competitors from developing and commercializing competitive product candidates in territories included in all our licenses.
In addition, our licensors may have relied on third-party consultants or collaborators or on funds from third parties such that our licensors are not the sole and exclusive owners of the patents we in-license. If other third parties have ownership rights or other rights to our in-licensed patents, they may be able to license such patents to our competitors, and our competitors could market competing products. Any of these events could have a material adverse effect on our competitive position, business, financial conditions, results of operations and prospects.
In spite of our best efforts, our licensors might conclude that we have materially breached our license agreements and might therefore terminate the license agreements, thereby removing our ability to develop and commercialize IMG-007. If such licenses are terminated, we may be required to seek alternative in-license arrangements, which may not be available on commercially reasonable terms or at all, or may be non-exclusive. If these in-licenses are terminated, or if the underlying patents fail to provide the intended exclusivity, we may need to modify or cease the development, manufacture and commercialization of IMG-007, and competitors would have the freedom to seek regulatory approval of and to market products identical to ours. In addition, we may seek to obtain additional licenses from our licensors and, in connection with obtaining such licenses, we may agree to amend our existing licenses in a manner that may be more favorable to the licensors, including by agreeing to terms that could enable third parties (potentially including our competitors) to receive licenses to a portion of the intellectual property that is subject to our existing licenses. Any of these events could have a material adverse effect on our competitive position, business, financial conditions, results of operations and prospects.
We rely on third parties for the manufacture of IMG-007 for preclinical and clinical development and expect to continue to do so for the foreseeable future. This reliance on third parties increases the risk that we will not have sufficient quantities of IMG-007 or such quantities at an acceptable cost, which could delay, prevent or impair our development or commercialization efforts.
We do not own or operate manufacturing facilities and have no plans to build our own clinical or commercial scale manufacturing capabilities. We rely, and expect to continue to rely, on third parties for the manufacture of IMG-007 and any future product candidates and related raw materials for preclinical and clinical development, as well as for commercial manufacture if IMG-007 or any future product candidates that receive marketing approval. This reliance increases the risk that we will not have sufficient quantities of our product candidates or products, if approved, or such quantities at an acceptable cost or quality, which could delay, prevent or impair our development or commercialization efforts. Our active pharmaceutical ingredients and drug product for IMG-007 are currently provided by a single-source supplier, WuXi Biologics, and we expect to rely on this supplier for the foreseeable future. Contract manufacturing organizations may become subject to legislation, trade restrictions, sanctions, tariffs and other regulatory requirements by the U.S. government, which could restrict or even prohibit our ability to work with such entities or otherwise substantially increase our manufacturing costs, thereby potentially disrupting the supply of material to us or requiring us to scale back our manufacturing activities. For example, the House of Representatives of the prior Congress (the “118th Congress”) passed the BIOSECURE Act, which proposed prohibiting U.S. government contracts, grants, and loans to entities that use equipment and services from certain named Chinese biotech companies, which currently include WuXi AppTec and WuXi Biologics and certain of their respective subsidiaries and affiliates, and authorizes the U.S. government to include additional Chinese biotechnology companies of concern. This version of the BIOSECURE Act included a grandfathering provision allowing biotechnology equipment and services provided or produced by named biotechnology companies of concern under a contract or agreement entered into before the effective date until January 1, 2032. The BIOSECURE Act did not become law in the 118th Congress. It is unclear whether the current Congress (the “119th Congress”) will introduce the BIOSECURE Act or similar legislation in this congressional session and, if so, how the scope, prohibitions, or designated biotechnology companies of concern may differ from the version of the BIOSECURE Act passed by the House in the prior 118th Congress. In addition, the Trump administration’s recent and evolving tariffs imposed on imports from China as well as China’s retaliatory tariffs on U.S. goods are expected to increase our manufacturing costs and may further disrupt our supply chain and reduce our competitiveness in the marketplace. Any additional U.S. executive action, legislative action or potential sanctions with China or increased tariffs imposed on Chinese imports could materially impact entities that work with Chinese biotechnology companies. U.S. executive agencies have the ability to designate entities and individuals on various governmental prohibited and restricted parties lists. Depending on the designation, potential consequences can range from a comprehensive prohibition on all transactions or dealings with designated parties, or a limited prohibition on certain types of activities, such as exports and financing activities, with designated parties. Such disruption could have adverse effects on the development of our product candidates. We currently have no plans to pursue contracts with alternative suppliers or manufacturers outside of China for our active pharmaceutical ingredients and drug product for IMG-007. Accordingly, there is a risk that, if supplies are interrupted, or the quality of ingredients provided by our single source provider is not to our specification or higher tariffs are imposed on Chinese goods, it would cause delays in our supply chain and increase the cost of manufacturing our drugs, which could materially harm our business.
Furthermore, we do not have complete control over all aspects of the manufacturing process of, and are dependent on, our contract manufacturing partners for compliance with cGMP regulations for manufacturing both active drug substances and finished drug products. Third-party manufacturers may not be able to comply with cGMP regulations or similar regulatory requirements outside of the United States. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the

FDA and others, they will not be able to secure and/or maintain marketing approval for their manufacturing facilities. In addition, we do not have control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or an applicable foreign authority does not approve these facilities for the manufacture of our product candidates or if the FDA or applicable foreign authority, withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain marketing approval for or market IMG-007 or any future product candidates, if approved. Any replacement of our manufacturers could require significant effort and expertise because there may be a limited number of qualified replacements, and we may not be able to enter into new manufacturing arrangements on commercially reasonable terms or at all. In some cases, the technical skills or technology required to manufacture IMG-007 or any future product candidates may be unique or proprietary to the original manufacturer and we may have difficulty transferring such skills or technology to another third-party and a feasible alternative may not exist. In addition, under our Cell Line License Agreement, if we manufacture all of our commercial supplies of WuXi Biologics Licensed Products with a manufacturer other than WuXi Biologics or its affiliates, we are required to make royalty payments to WuXi Biologics in an amount equal to a fraction of a single digit percentage of global net sales of WuXi Biologics Licensed Products manufactured by a third-party manufacturer. Our failure, or the failure of our third-party manufacturers, to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of product candidates or drugs, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect supplies of our product candidates or drugs and harm our business and results of operations.
Some of our suppliers may experience disruption to their respective supply chain due to the effects of macroeconomic conditions, which could delay, prevent or impair our development or commercialization efforts.
We obtain certain active pharmaceutical ingredients, drug product and certain other research materials in countries affected by macroeconomic events and conditions, including inflation, interest rate fluctuations, uncertainty with respect to the federal budget and debt ceiling and potential government shutdowns related thereto, increasing financial market volatility and uncertainty, the impact of war or military conflict, including regional conflicts around the world, and public health pandemics. Supply chain disruptions and delays as a result of any new tariff policies or trade restrictions could also negatively impact our cost of materials and production processes. For example, during the prior Trump administration, increased tariffs were implemented on goods imported into the United States, particularly from China, Canada, and Mexico. On February 1, 2025, the United States imposed a 25% tariff on imports from Canada and Mexico, which were subsequently suspended for a period of one month, and a 10% additional tariff on imports from China, and on April 2, 2025, the United States announced a baseline 10% tariff on all foreign goods, with goods imported from specified nations, including China and those in the European Union, taxed at higher rates. If we are unable to obtain our active pharmaceutical ingredients, drug product or other certain research materials in sufficient quantity and in a timely manner due to disruptions in the global supply chain caused by macroeconomic events and conditions, the development, testing and clinical trials of that drug candidate may be delayed or infeasible, and regulatory approval or commercial launch of any resulting product may be delayed or not obtained, which could significantly harm our business.
Our current and anticipated future dependence upon others for the manufacture of IMG-007 or any future product candidates may adversely affect our future profit margins and our ability to commercialize any product candidates that receive marketing approval on a timely and competitive basis.
In the event that any of our manufacturers fails to comply with applicable requirements or to perform its obligations to us in relation to quality, timing or otherwise, or if our supply of components or other materials becomes limited or interrupted for other reasons, including due to the impact of future global pandemics, we may be forced to manufacture the materials ourselves, for which we currently do not have the capabilities or resources, or enter into an agreement with another third party, which we may not be able to do on commercially reasonable terms, if at all. In particular, any replacement of our manufacturers could require significant effort and expertise because there may be a limited number of qualified replacements. In some cases, the technical skills or technology required to manufacture IMG-007 or any future product candidates may be unique or proprietary to the original manufacturer and we may have difficulty transferring such skills or technology to another third party and a feasible alternative may not exist. These factors would increase our reliance on our third-party manufacturers or require us to obtain a license from such manufacturers in order to have another third-party manufacture IMG-007 or any future product candidates. If we are required to or voluntarily change manufacturers for any reason, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. We will also need to verify, such as through a manufacturing comparability study, that any product produced by the new manufacturer is equivalent to that produced in a prior facility. The delays associated with the verification of a new manufacturer and equivalent product could negatively affect our ability to develop product candidates in a timely manner or within budget.
Our or a third party’s failure to execute on our manufacturing requirements on commercially reasonable terms and timelines, if at all, and comply with cGMP requirements could adversely affect our business in a number of ways, including:
•	inability to meet our drug specifications and quality requirements consistently;
•	delay or inability to procure or expand sufficient manufacturing capacity;
•	issues related to scale-up of manufacturing;
•	costs and validation of new equipment and facilities required for scale-up;
•	failure to comply with cGMP or similar foreign standards;
•	inability to negotiate manufacturing agreements with third parties under commercially reasonable terms, if at all;
•	reliance on single source manufacturers for drug substances and drug products;
•	lack of qualified backup suppliers for those components that are currently purchased from a sole or single source supplier;
•	misappropriation of proprietary information, including our trade secrets and know-how;
•	the mislabeling of clinical supplies, potentially resulting in the wrong dose amounts being supplied or study drug or placebo not being properly identified;
•	clinical supplies not being delivered to clinical sites on time, leading to clinical trial interruptions;
•	operations of our third-party manufacturers or suppliers could be disrupted by conditions unrelated to our business or operations, including the bankruptcy of the manufacturer or supplier; and
•	carrier disruptions or increased costs that are beyond our control.
In addition, we do not have any long-term commitments or supply agreements with our third-party manufacturers. We may be unable to establish any supply agreements with our third-party manufacturers or do so on acceptable terms, which increases the risk of timely obtaining sufficient quantities of our product candidates or such quantities at an acceptable cost, which may harm our business and results of operations.
We rely on third parties to conduct, supervise and monitor our discovery research, preclinical studies and clinical trials. If third parties do not satisfactorily carry out their contractual duties or fail to meet expected deadlines, the development of IMG-007 or any future product candidates may be delayed or subject to increased costs, each of which may have an adverse effect on our business and prospects.
We do not currently have the ability to independently conduct certain discovery research, preclinical studies and clinical trials for our IMG-007 or any future product candidates. We rely on CROs and clinical trial sites to ensure the proper and timely conduct of our preclinical studies and clinical trials, and we expect to have limited influence over their actual performance. We rely upon CROs to monitor and manage data for our clinical programs, as well as the execution of future nonclinical studies. We expect to control only certain aspects of our CROs’ activities. Nevertheless, we will be responsible for ensuring that each of our preclinical studies or clinical trials are conducted in accordance with the applicable protocol, legal, regulatory and scientific standards and our reliance on the CROs does not relieve us of our regulatory responsibilities.
We and our CROs will be required to comply with the good laboratory practice (“GLPs”) and GCPs, which are regulations and guidelines enforced by the FDA and applicable foreign authorities in the form of International Conference on Harmonization guidelines for any of our product candidates that are in preclinical and clinical development. The regulatory authorities enforce GCPs through periodic inspections of trial sponsors, principal investigators and clinical trial sites. Although we will rely on CROs to conduct GLP-compliant preclinical studies and GCP-compliant clinical trials, we remain responsible for ensuring that each of our GLP preclinical studies and clinical trials is conducted in accordance with its investigational plan and protocol and applicable laws and regulations, and our reliance on the CROs does not relieve us of our regulatory responsibilities. If we or our CROs fail to comply with GCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or applicable foreign authorities may require us to perform additional clinical trials before approving our marketing applications. Accordingly, if our CROs fail to comply with these regulations or fail to recruit a sufficient number of participants or ensure the collection of requisite data by clinical sites, we may be required to enroll additional participants or repeat clinical trials, which would delay the marketing approval process.
While we will have agreements governing their activities, our CROs will not be our employees, and we will not control whether or not they devote sufficient time and resources to our future clinical and nonclinical programs. These CROs may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials, or other drug development activities which could harm our business. We face the risk of potential unauthorized disclosure or misappropriation of our intellectual property by CROs, which may reduce our trade secret protection and allow our potential competitors to access and exploit our proprietary technology. If our CROs do not successfully carry out their contractual duties or obligations, fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for any other reasons, our clinical trials may be extended, delayed or terminated, and we may not be able to obtain marketing approval for, or successfully commercialize any product candidate that we develop. As a result, our financial results and the commercial prospects for any product candidate that we develop would be harmed, our costs could increase, and our ability to generate revenue could be delayed.
In addition, quarantines, shelter-in-place, and similar government orders, or the perception that such orders, shutdowns or other restrictions on the conduct of business operations could occur, which could disrupt our clinical timelines, which could have a material adverse impact on our business, prospects, financial condition, and results of operations. If our relationship with these CROs terminates, we may not be able to enter into arrangements with alternative CROs or do so on commercially reasonable terms. Switching or adding additional CROs involves substantial cost and requires management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can negatively impact our ability to meet our desired clinical development timelines. Though we intend to carefully manage our relationships with our CROs, we may encounter challenges or delays in the future and we cannot assure you that these delays or challenges will not have a negative impact on our business, financial condition and prospects.
Moreover, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the FDA or applicable foreign authorities. The FDA or applicable foreign authorities may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected interpretation of the trial. The FDA or applicable foreign authorities may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, refusal to accept or rejection, of our marketing applications by the FDA or applicable foreign authorities and may ultimately lead to the denial of marketing approval of IMG-007 or any future product candidates.
We have entered into, and may in the future enter into, collaboration agreements and strategic alliances to maximize the potential of IMG-007 and any future product candidates, and we may not realize the anticipated benefits of such collaborations or alliances. We expect to continue to form collaborations in the future with respect to IMG-007 and any future product candidates, but may be unable to do so or to realize the potential benefits of such transactions, which may cause us to alter or delay our development and commercialization plans.
We entered into the Hutchmed Agreement pursuant to which we collaborated with Hutchmed with respect to certain research and development activities, including related to IMG-007. We may also form or seek further strategic alliances, create joint ventures or collaborations, or enter into additional licensing arrangements with third parties that we believe will complement or augment our development and commercialization efforts with respect to IMG-007 and any future product candidates that we may develop, including in territories outside the United States or for certain indications. These transactions can entail numerous operational and financial risks, including exposure to unknown liabilities, disruption of our business and diversion of our management’s time and attention in order to manage a collaboration or develop acquired products, product candidates or technologies, incurrence of substantial debt or dilutive issuances of equity securities to pay transaction consideration or costs, higher than expected collaboration, acquisition or integration costs, write-downs of assets or goodwill or impairment charges, increased amortization expenses, difficulty and cost in facilitating the collaboration or combining the operations and personnel of any acquired business, impairment of relationships with key suppliers, manufacturers or customers of any acquired business due to changes in management and ownership and the inability to retain key employees of any acquired business. As a result, if we enter into acquisition or license agreements or strategic partnerships, we may not be able to realize the benefit of such transactions if we are unable to successfully integrate them with our existing operations and company culture. We also cannot be certain that, following a strategic transaction or license, we will achieve the revenue or other anticipated benefits that led us to enter into the arrangement.
Research and development collaborations are subject to numerous risks, which may include the following:
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collaborators have significant discretion in determining the efforts and resources that they will apply to a collaboration, and may not commit sufficient efforts and resources, or may misapply those efforts and resources;

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collaborators may not pursue development and commercialization of IMG-007 or any future product candidates or may elect not to continue or renew development or commercialization of such product candidates based on clinical trial results or changes in their strategic focus;

•	collaborators may delay, provide insufficient resources to, or modify or stop clinical trials for IMG-007 or any future product candidates;
•	collaborators could develop or acquire products outside of the collaboration that compete directly or indirectly with IMG-007 or any future product candidates;
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collaborators may not properly maintain or defend our intellectual property rights or may use our intellectual property or proprietary information in a way that gives rise to actual or threatened litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential liability;

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disputes may arise between us and a collaborator that cause the delay or termination of the research, development or commercialization of IMG-007 or any future product candidates, or that result in costly litigation or arbitration that diverts management attention and resources;

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collaborations may be terminated and, if terminated, may result in a need for additional capital and personnel to pursue further development or commercialization of IMG-007 or any future product candidates; and

•
collaborators may own or co-own intellectual property covering IMG-007 or any future product candidates that results from our collaborating with them, and in such cases, we may not have the exclusive right to commercialize such intellectual property.

In addition, we face significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. We may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for IMG-007 or any future product candidates because they may be deemed to be at too early of a stage of development for collaborative effort and third parties may not view IMG-007 or any future product candidates as having the requisite potential to demonstrate safety and efficacy. If and when we collaborate with a third party for development and commercialization of a product candidate, we can expect to relinquish some or all of the control over the future success of that product candidate to the third party. Our ability to reach a definitive agreement for a collaboration will depend, among other things, upon our assessment of the collaborator’s resources and expertise, the terms and conditions of the proposed collaboration and the proposed collaborator’s evaluation of our technologies, product candidates and market opportunities. The collaborator may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate. We may also be restricted under any license agreements from entering into agreements on certain terms or at all with potential collaborators. For example, under our Hutchmed Agreement, Hutchmed has a right of first negotiation with respect to certain commercialization activities for our licensed products thereunder in mainland China.
As a result of these risks, we may not be able to realize the benefit of our existing collaborations or any future collaborations or licensing agreements we may enter into. In addition, there have been a significant number of recent business combinations among large pharmaceutical and biomedical companies that have resulted in a reduced number of potential future collaborators and changes to the strategies of the combined company. As a result, we may not be able to negotiate collaborations on a timely basis, on acceptable terms, or at all. In addition, we may face regulatory obstacles in completing such transactions. If we are unable to do so, we may have to reduce or delay the development of IMG-007 or any future product candidate, delay the potential commercialization or reduce the scope of any planned sales or marketing activities for such product candidate, or increase our expenditures and undertake development, manufacturing or commercialization activities at our own expense. If we elect to increase our expenditures to fund development, manufacturing or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop IMG-007 in one or more indications or any future product candidates or bring them to market and generate revenue.
Additionally, we may sometimes collaborate with academic institutions to accelerate our preclinical research or development under written agreements with these institutions. If collaborations occur, these institutions provide us with an option to negotiate a license to any of the institution’s rights in technology resulting from the collaboration. Regardless of such option, we may be unable to negotiate a license within the specified timeframe or under terms that are acceptable to us. If we are unable to do so, the institution may offer the intellectual property rights to other parties, potentially blocking our ability to pursue development of IMG-007 or any future product candidates. If we are unable to successfully obtain rights to required third-party intellectual property or to maintain the existing intellectual property rights we have, we may have to abandon development of such product candidates and our business and financial condition could suffer.
We may also seek to in-license third-party technologies to enhance IMG-007 or any future product candidates and we may be unable to in-license such rights at a reasonable cost, on reasonable terms or at all, which could harm our business. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to develop or license replacement technology in order to establish or maintain our competitive position in the market. Any delays in entering into new collaborations or strategic partnership agreements related to IMG-007 or any future product candidates could delay the development and commercialization of such product candidates in certain geographies or indications or limit our ability to discover and develop new product candidates, which could harm our business prospects, financial condition, and results of operations.
Risks Related to Commercialization of Our Product Candidates
We face substantial competition from other pharmaceutical and biotechnology companies, and our operating results may suffer if we fail to compete effectively.
The development and commercialization of new drug products is highly competitive. If we successfully develop and commercialize IMG-007 or any future product candidate, we and any future collaborators will face significant competition from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide. Many of the entities developing and marketing potentially competing products have significantly greater financial resources and expertise than we do in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals and commercialization. Even if we are able to successfully develop and commercialize a product, our commercial opportunity will be reduced or eliminated if our competitors develop and commercialize products that are more effective, have fewer side effects, are more convenient or are less expensive than our product.
We are developing IMG-007 for the treatment of moderate-to-severe AD. The key competitive factors affecting the success of IMG-007, if approved, are likely to be its safety and tolerability, efficacy, frequency of dosing, method of administration, convenience, price, and the availability of coverage and reimbursement from government and other third-party payors. There are several approved products for moderate-to-severe AD, such as DUPIXENT® (dupilumab), an IL-4Rα mAb marketed by Sanofi/Regeneron, ADBRY®(tralokinumab-ldrm), an IL-13 mAb marketed by Leo Pharmaceuticals, and EBGLYSSTM (lebrikizumab-lbkz), an IL-13 mAb marketed by Eli Lilly. There are several approved treatments that target JAK1 and/or JAK2 to treat AD, including CIBINQO® (abrocitinib)marketed by Pfizer, RINVOQ® (upadacitinib) by AbbVie and OLUMIANT® (baricitinib) by Eli Lilly. These approved products have all demonstrated clinically significant efficacy results.
In addition, clinical stage monoclonal antibodies targeting OX-40 or OX40L for the AD indication include rocatinlimab, an antiX40 receptor mAb with an enhanced antibody-dependent cellular cytotoxicity (“ADCC”) in development by Amgen, amlitelimab, an anti-OX40L mAb in development by Sanofi, STAR-0310, an anti-OX40 mAb by Astria Therapeutics, and APG990, an anti-OX40L mAb by Apogee Therapeutics. Rocatinlimab and amlitelimab are both ahead of IMG-007 in development. We are also aware of additional programs in development for AD which are focused largely on biologic approaches.
The enrollment and retention of patients in clinical trials for IMG-007 may be disrupted or delayed as a result of clinicians’ and patients’ perceptions as to the potential advantages of IMG-007 in relation to commercially available therapies and other programs in development, including approved products as well as any other new products that may be approved in the future, for the treatment of AD.
Our competitors may succeed in developing, acquiring or licensing technologies and drug products that are more effective, have fewer or more tolerable side effects, have more convenient dosing regimens, or are less costly than any product candidates that we may develop, which could render any future product candidates obsolete and noncompetitive.
Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we, or any future collaborators, may develop. Our competitors also may obtain FDA or other marketing approval for their products before we, or any future collaborators, are able to obtain approval for ours, which could result in our competitors establishing a strong market position before we, or any future collaborators, are able to enter the market.
Our potential future competitors may have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining marketing approvals and commercializing approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies, or as a result of the development of drug products that have more convenient dosing regimens. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our development of IMG-007 and any future product candidates.
We currently have no marketing and sales organization and have no experience as a company in commercializing products, and we may have to invest significant resources to develop these capabilities. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our products, we may not be able to generate product revenue.
We have no internal sales, marketing or distribution capabilities, nor have we commercialized a product. If IMG-007 or any of our future product candidates ultimately receives regulatory approval, we must build a marketing and sales organization with technical expertise and supporting distribution capabilities to commercialize each such product in major markets, which will be expensive and time consuming, or collaborate with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. We have no prior experience as a company in the marketing, sale and distribution of biopharmaceutical products and there are significant risks involved in building and managing a sales organization, including our ability to hire, retain and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products. We may not be able to enter into collaborations or hire consultants or external service providers to assist us in sales, marketing and distribution functions on acceptable financial terms, or at all. In addition, our product revenues and our profitability, if any, may be lower if we rely on third parties for these functions than if we were to market, sell and distribute any products that we develop ourselves. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our products effectively. If we are not successful in commercializing our products, either on our own or through arrangements with one or more third parties, we may not be able to generate any future product revenue and we would incur significant additional losses.

Coverage and reimbursement may be limited or unavailable in certain market segments for IMG-007 or any future product candidates, which could make it difficult for us to sell for IMG-007 or any future product candidates, if approved, profitably.
Successful sales of our product candidates, if approved, depend on the availability of coverage and adequate reimbursement from third-party payors including governmental healthcare programs, such as Medicare and Medicaid, managed care organizations and commercial payors, among others. Significant uncertainty exists as to the coverage and reimbursement status of any product candidates for which we obtain regulatory approval. For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may also be particularly difficult because of the higher prices often associated with such drugs. Patients who are provided medical treatment for their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Obtaining coverage and adequate reimbursement from third-party payors is critical to new product acceptance.
Third-party payors decide which drugs and treatments they will cover and the amount of reimbursement. Reimbursement by a third-party payor may depend upon a number of factors, including, but not limited to, the third-party payor's determination that use of a product is:
•	a covered benefit under its health plan;
•	safe, effective and medically necessary;
•	appropriate for the specific patient;
•	cost-effective; and
•	neither experimental nor investigational.
Obtaining coverage and reimbursement of a product from a government or other third-party payor is a time-consuming and costly process that could require us to provide to the payor supporting scientific, clinical and cost-effectiveness data for the use of our products. Even if we obtain coverage for a given product, if the resulting reimbursement rates are insufficient, hospitals may not approve our product for use in their facility or third-party payors may require co-payments that patients find unacceptably high. Patients are unlikely to use IMG-007 or any future product candidates unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of such product candidates. Separate reimbursement for the product itself may or may not be available. Instead, the hospital or administering physician may be reimbursed only for providing the treatment or procedure in which our product is used. Further, from time to time, CMS revises the reimbursement systems used to reimburse healthcare providers, including the Medicare Physician Fee Schedule and Outpatient Prospective Payment System, which may result in reduced Medicare payments. In some cases, private third-party payors rely on all or portions of Medicare payment systems to determine payment rates. Changes to government healthcare programs that reduce payments under these programs may negatively impact payments from private third-party payors, and reduce the willingness of physicians to use IMG-007 or any future product candidates.
In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. Therefore, coverage and reimbursement for products can differ significantly from payor to payor. Further, one payor's determination to provide coverage for a product does not assure that other payors will also provide coverage for the product. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. Further, coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.
We intend to seek approval to market our product candidates in both the United States and in selected foreign jurisdictions. If we obtain approval in one or more foreign jurisdictions for our product candidates, we will be subject to rules and regulations in those jurisdictions. Outside the United States, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific products and therapies. In some foreign countries, particularly those in Europe, the pricing of biologics is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after obtaining marketing approval of a product candidate. The EU provides options for EU Member States to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. An EU Member State may approve a specific price for the medicinal product, it may refuse to reimburse a product at the price set by the manufacturer or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. Many EU Member States also periodically review their reimbursement procedures for medicinal products, which could have an adverse impact on reimbursement status. Moreover, in order to obtain reimbursement for our products in some European countries, including some EU Member States, we may be required to compile additional data comparing the cost-effectiveness of our products to other available therapies. This Health Technology Assessment (“HTA”) of medicinal products is becoming an increasingly common part of the pricing and reimbursement procedures in some EU Member States, including those representing the larger markets. The HTA process is the procedure to assess therapeutic, economic and societal impact of a given medicinal product in the national healthcare systems of the individual country. The outcome of an HTA will often influence the pricing and reimbursement status granted to these medicinal products by the competent authorities of individual EU Member States. The extent to which pricing and reimbursement decisions are influenced by the HTA of the specific medicinal product currently varies between EU Member States. The downward pressure on healthcare costs has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country. Even if a pharmaceutical product obtains a marketing authorization in the EU, there can be no assurance that reimbursement for such product will be secured on a timely basis or at all.
The marketability of IMG-007 or any future product candidates for which we receive regulatory approval for commercial sale may suffer if government and other third-party payors fail to provide coverage and adequate reimbursement. We expect downward pressure on pharmaceutical pricing to continue. Further, coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.
Clinical trial subject injury and product liability lawsuits against us could cause us to incur substantial liabilities and could limit commercialization of IMG-007 or any future product candidates that we may develop.
The use of IMG-007 or any future product candidates in clinical trials and the sale of any products for which we obtain marketing approval exposes us to the risk of clinical trial subject injury and product liability claims. Product liability claims might be brought against us by consumers, healthcare professionals, pharmaceutical companies or others selling or otherwise coming into contact with our products. On occasion, large judgments have been awarded in class action lawsuits based on products that had unanticipated adverse effects. If we cannot successfully defend against product liability claims, we could incur substantial liability and costs. In addition, regardless of merit or eventual outcome, product liability claims may result in:
•	impairment of our business reputation and significant negative media attention;
•	withdrawal of participants from our clinical trials;
•	significant costs to defend the related litigation and related litigation;
•	distraction of management's attention from our primary business;
•	substantial monetary awards to patients or other claimants;
•	inability to commercialize our IMG-007 or any future product candidates;
•	product recalls, withdrawals or labeling, marketing or promotional restrictions;
•	decreased demand for IMG-007 or any future product candidates, if approved for commercial sale; and
•	loss of revenue.
Risks Related to Government Regulation
The regulatory approval process of the FDA and comparable foreign regulatory authorities are lengthy, time-consuming and inherently unpredictable, and even if we complete the necessary clinical trials, we cannot predict when, or if, we will obtain regulatory approval for IMG-007 or any future product candidates, and any such regulatory approval may be for a more narrow indication than we seek.
The research, testing, manufacturing, labeling, approval, selling, import, export, marketing, and distribution of drug products, including biologics, are subject to extensive regulation by the FDA and comparable foreign regulatory authorities in and outside the United States. We are not permitted to market any biological drug product in the United

States or outside the United States until we receive approval of a BLA from the FDA or similar approvals from comparable foreign regulatory authorities. We have not previously submitted a BLA to the FDA, or similar approval filings to comparable foreign authorities. A BLA and similar applications must include extensive preclinical and clinical data and supporting information to establish the product candidate's safety and effectiveness for each desired indication. The BLA and similar applications must also include significant information regarding the chemistry, manufacturing and controls for the product, including with respect to chain of identity and chain of custody of the product.
IMG-007 or any future product candidates could fail to receive regulatory approval from the FDA or a comparable foreign regulatory authority for many reasons, including:
•	disagreement with the design or conduct of our clinical trials;
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failure to demonstrate to the satisfaction of regulatory authorities that IMG-007 or any future product candidates are safe and effective, or have a positive benefit/risk profile for its proposed indication;

•	failure of clinical trials to meet the level of statistical significance required for approval;
•	disagreement with our interpretation of data from preclinical studies or clinical trials;
•	the insufficiency of data collected from clinical trials of IMG-007 or any future product candidates to support the submission and filing of a BLA or other submission or to obtain regulatory approval;
•	failure to obtain approval of our manufacturing processes or facilities of third-party manufacturers with whom we contract for clinical and commercial supplies or our own manufacturing facility; or
•	changes in the approval policies or regulations that render our preclinical and clinical data insufficient for approval.
This lengthy approval process as well as the unpredictability of future clinical trial results may result in our failing to obtain regulatory approval to market IMG-007 or any future product candidates, which would significantly harm our business, results of operations and prospects. The FDA or a comparable foreign regulatory authority may require more information, including additional preclinical or clinical data to support approval, which may delay or prevent approval and our commercialization plans, or we may decide to abandon the development program. If we were to obtain approval, regulatory authorities may approve IMG-007 or any future product candidates for fewer or more limited indications than we request (including failing to approve the most commercially promising indications), may grant approval contingent on the performance of costly post-marketing clinical studies, or may approve a product candidate with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that product candidate. Even if IMG-007 or any future product candidates meet their safety and efficacy endpoints in clinical trials, the regulatory authorities may not complete their review processes in a timely manner, or we may not be able to obtain regulatory approval.
The FDA may also require a panel of experts, referred to as an “Advisory Committee,” to deliberate on the adequacy of the safety and efficacy data to support licensure. The opinion of the Advisory Committee, although not binding, may have a significant impact on our ability to obtain licensure of the product candidates based on the completed clinical trials, as the FDA often adheres to the Advisory Committee's recommendations. Similar requirements may apply outside the United States.
In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action, or changes in regulatory authority policy during the period of product development, clinical trials and the review process. Accordingly, the regulatory approval pathway for IMG-007 or any future product candidates may be uncertain, complex, expensive and lengthy, and approval may not be obtained. For instance, the regulatory landscape related to clinical trials in the EU recently evolved. The EU Clinical Trials Regulation, (“CTR”), which was adopted in April 2014 and repeals the EU Clinical Trials Directive, became applicable on January 31, 2022. The CTR allows sponsors to make a single submission to both the competent authority and an ethics committee in each EU Member State, leading to a single decision for each EU Member State. The assessment procedure for the authorization of clinical trials has been harmonized as well, including a joint assessment by all EU Member States concerned, and a separate assessment by each EU Member State with respect to specific requirements related to its own territory, including ethics rules. Each EU Member State's decision is communicated to the sponsor via the centralized EU portal. Once the clinical trial approved, clinical study development may proceed. The CTR foresees a three-year transition period. On January 31, 2025, all ongoing trials became subject to the provisions of the CTR. Compliance with the CTR requirements by us and our third-party service providers, such as CROs, may impact our developments plans.
In addition, the EU pharmaceutical legislation is currently the subject of proposals for a complete review, in the context of the Pharmaceutical Strategy for Europe initiative, launched by the European Commission in November 2020. On April 26, 2023, the European Commission adopted a proposal for a new Directive and Regulation to revise the existing pharmaceutical legislation. If adopted in the form proposed, the recent European Commission proposals to revise the existing EU laws governing authorization of medicinal products may result in a decrease in data and market exclusivity opportunities for our product candidates in the EU and make them open to generic or biosimilar competition earlier than is currently the case with a related reduction in reimbursement status. The proposed revisions remain to be agreed and adopted by the European Parliament and European Council and the proposals may therefore be substantially revised before adoption, the date of which cannot currently be anticipated. The revisions may however have a significant impact on the pharmaceutical industry and our business in the long term.
Regulatory authorities also may approve a product candidate for more limited indications than requested or they may impose significant limitations in the form of narrow indications, warnings or a REMS or comparable foreign strategies. These regulatory authorities may require labeling that includes precautions or contra-indications with respect to conditions of use, or they may grant approval subject to the performance of costly post-marketing clinical trials. In addition, regulatory authorities may not approve the labeling claims that are necessary or desirable for the successful commercialization of our product candidates. Any of the foregoing scenarios could materially harm the commercial prospects for our product candidates and materially adversely affect our business, financial condition, results of operations and prospects.
We have conducted and intend to conduct certain of our clinical trials globally. However, the FDA and other foreign equivalents may not accept data from such trials, in which case our development plans may be delayed, which could materially harm our business.
We have conducted certain of our clinical trials globally including in Canada and Australia and intend to continue conducting certain of our clinical trials globally. The acceptance by the FDA or other regulatory authorities of data from clinical trials conducted outside of their respective jurisdictions may be subject to certain conditions or may not be accepted at all. In cases where data from foreign clinical trials are intended to serve as the sole basis for marketing approval in the United States, the FDA will generally not approve the application on the basis of foreign data alone unless (i) the data are applicable to the U.S. population and U.S. medical practice, (ii) the trials were performed by clinical investigators of recognized competence and pursuant to GCP regulations and (iii) the data may be considered valid without the need for an on-site inspection by the FDA, or if the FDA considers such inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means.
In addition, even where foreign clinical trial data are not intended to serve as the sole basis for approval, the FDA will not accept the data as support for an application for marketing approval unless the clinical trial is well-designed and well-conducted in accordance with GCP requirements and the FDA is able to validate the data from the trial through an onsite inspection if deemed necessary. Many foreign regulatory authorities have similar approval requirements. In addition, such foreign trials would be subject to the applicable local laws of the foreign jurisdictions where the trials are conducted. There can be no assurance that the FDA or any comparable foreign regulatory authority will accept data from trials conducted outside of the United States or the applicable jurisdiction. If the FDA or any comparable foreign regulatory authority does not accept such data, it could result in the need for additional trials, which could be costly and time-consuming, and which may result in IMG-007 or any future product candidates that we may develop not receiving approval for commercialization in the applicable jurisdiction.
Conducting clinical trials outside the United States also exposes us to additional risks, including risks associated with:
•	additional foreign regulatory requirements;
•	foreign exchange fluctuations;
•	compliance with foreign manufacturing, customs, shipment and storage requirements;
•	cultural differences in medical practices and clinical research;

•	diminished protection of intellectual property in some countries; and
•	interruptions or delays in our trials resulting from geopolitical events, such as war or terrorism.
We may seek special designations by the regulatory authorities to expedite regulatory approvals, but may not be successful in receiving these designations, and even if received, they may not benefit the development and regulatory approval process.
We may seek various designations by regulatory authorities, such as Fast Track Designation or PRIority MEdicine (“PRIME”) Designation from regulatory authorities, for IMG-007 or any future product candidates that we develop. If a drug is intended for the treatment of a serious or life-threatening condition or disease, and nonclinical or clinical data demonstrate the potential to address an unmet medical need, the product may qualify for Fast Track Designation, for which sponsors must apply. The FDA has broad discretion whether or not to grant this designation. If granted, fast track designation makes a drug eligible for more frequent interactions with FDA to discuss the development plan and clinical trial design, as well as rolling review of the application, which means that the company can submit completed sections of its marketing application for review prior to completion of the entire submission. Products with Fast Track designation may also be eligible for accelerated approval and priority review, if the relevant criteria are met.
Innovative products that target an unmet medical need and are expected to be of major public health interest may be eligible for a number of expedited development and review programs, such as the PRIME scheme, which provides incentives similar to the breakthrough therapy designation in the U.S. PRIME is a voluntary scheme aimed at enhancing the EMA's support for the development of medicinal products that target unmet medical needs. Eligible products must target conditions for which there is an unmet medical need (there is no satisfactory method of diagnosis, prevention or treatment in the EU or, if there is, the new medicinal product will bring a major therapeutic advantage) and they must demonstrate the potential to address the unmet medical need by introducing new methods of therapy or improving existing ones. Benefits accrue to sponsors of product candidates with PRIME designation, including but not limited to, early and proactive regulatory dialogue with the EMA, frequent discussions on clinical trial designs and other development program elements, and potentially accelerated MAA assessment once a dossier has been submitted.
Seeking and obtaining these designations is dependent upon results of our clinical program, and we cannot guarantee whether and when we may have the data from our clinical program to support an application to obtain any such designation. The FDA and the EMA, as applicable, have broad discretion whether or not to grant any of these designations, so even if we believe a particular product candidate is eligible for one or more of these designations, the applicable regulatory authority may determine not to grant it. Even if we do receive the designations we may apply for, we may not experience a faster development process, review or approval compared to conventional FDA or EMA procedures, as applicable. The FDA or EU, as applicable, may rescind any granted designations if it believes that the designation is no longer supported by data from our clinical development program. Additionally, qualification for any expedited review procedure does not ensure that we will ultimately obtain regulatory approval for such product candidate.
Obtaining and maintaining regulatory approval of IMG-007 or any future product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of IMG-007 or any future product candidates in other jurisdictions.
Obtaining and maintaining regulatory approval of IMG-007 or any future product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, while a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable foreign regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies or clinical trials as clinical studies conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.
We may also submit marketing applications in other countries. Regulatory authorities in jurisdictions outside of the United States have requirements for approval of product candidates with which we must comply prior to marketing in those jurisdictions. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we fail to comply with the regulatory requirements in international markets and/or receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of IMG-007 and any future product candidates will be harmed.
Even if we receive regulatory approval of IMG-007 or any future product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with IMG-007 or any future product candidates.
Any regulatory approvals that we receive for IMG-007 or any future product candidates will require surveillance to monitor the safety and efficacy of such product candidate. The FDA may also require a REMS in order to approve IMG-007 or any future product candidates, which could entail requirements for a medication guide, physician communication plans or additional elements to ensure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. In addition, if the FDA or a comparable foreign regulatory authority approves IMG-007 or any future product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion, import, export and recordkeeping for IMG-007 or any future product candidates will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with cGMPs and GCPs for any clinical trials that we conduct post-approval. As such, we and our contract manufacturers will be subject to continual review and inspections to assess compliance with cGMP and adherence to commitments made in any BLA, other marketing application and previous responses to inspectional observations. Accordingly, we and others with whom we work must continue to expend time, money and effort in all areas of regulatory compliance, including manufacturing, production and quality control. In addition, the FDA or comparable foreign regulatory authorities could require us to conduct another study to obtain additional safety or biomarker information.
Further, we will be required to comply with FDA and comparable foreign regulatory authorities' promotion and advertising rules, which include, among others, standards for direct-to-consumer advertising, restrictions on promoting products for uses or in patient populations that are not described in the product's approved uses (known as “off-label use”), limitations on industry-sponsored scientific and educational activities and requirements for promotional activities involving the internet and social media. Although the FDA and comparable foreign regulatory authorities do not regulate a physician's choice of drug treatment made in the physician's independent medical judgment, they do restrict promotional communications from companies or their sales force with respect to off-label uses of products for which marketing clearance has not been issued. Later discovery of previously unknown problems with IMG-007 or any future product candidates, including adverse events of unanticipated severity or frequency, or with our third-party suppliers or manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS or similar foreign program. Other potential consequences include, among other things:
•	restrictions on the marketing or manufacturing of IMG-007 or any future product candidates, withdrawal of the product from the market or voluntary or mandatory product recalls;
•	fines, untitled letters, warning letters or holds on clinical trials;
•
the FDA or comparable foreign regulatory authority may require revisions to the labeling, including limitations on approved uses or the addition of additional warnings, contraindications or other safety information, including boxed warnings;

•	the FDA or comparable foreign regulatory authority may require the conduct of an additional post-market clinical trial or trials to assess the safety of the product;
•	refusal by the FDA or comparable foreign regulatory authority to approve pending applications or supplements to approved applications submitted by us or suspension or revocation of license approvals;
•	product seizure or detention, or refusal to permit the import or export of IMG-007 or any future product candidates; and
•	injunctions or the imposition of civil or criminal penalties.

FDA and comparable foreign regulatory authorities' policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of IMG-007 or any future product candidates. For example, the U.S. Supreme Court’s June 2024 decision in Loper Bright Enterprises v. Raimondo overturned the longstanding Chevron doctrine, under which courts were required to give deference to regulatory agencies’ reasonable interpretations of ambiguous federal statutes. The Loper decision could result in additional legal challenges to regulations and decisions issued by federal agencies, including the FDA, on which we rely. Any such legal challenges, if successful, could have a material impact on our business. Additionally, the Loper decision may result in increased regulatory uncertainty, inconsistent judicial interpretations, and other impacts to the agency rulemaking process, any of which could adversely impact our business and operations. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative or executive action, either in the United States or abroad. Certain policies of any administration may impact our business and industry. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.
We and any of our third-party manufacturers or suppliers may use potent chemical agents and hazardous materials, and any claims relating to improper handling, storage or disposal of these materials could be time consuming or costly.
We may and our third-party manufacturers or suppliers and current or potential future collaborators will use biological materials, potent chemical agents and may use hazardous materials, including chemicals and biological agents and compounds that could be dangerous to human health and safety of the environment. The operations of our third-party manufacturers and suppliers also produce, and our operations may produce, hazardous waste products. Federal, state and local laws and regulations govern the use, generation, manufacture, storage, handling and disposal of these materials and wastes. Compliance with applicable environmental laws and regulations may be expensive, and current or future environmental laws and regulations may impair our product development efforts. In addition, we cannot eliminate the risk of accidental injury or contamination from these materials or wastes. We do not carry specific biological or hazardous waste insurance coverage, and our property, casualty and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. In the event of contamination or injury, we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended. Although we maintain workers’ compensation insurance for certain costs and expenses we may incur due to injuries to our employees resulting from the use of hazardous materials or other work-related injuries, this insurance may not provide adequate coverage against potential liabilities. We do not maintain insurance for toxic tort claims that may be asserted against us in connection with the storage or disposal of biologic, hazardous or radioactive materials.
In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations, which have tended to become more stringent over time. These current or future laws and regulations may impair our research, development or production efforts. Failure to comply with these laws and regulations also may result in substantial fines, penalties or other sanctions or liabilities, which could materially adversely affect our business, financial condition, results of operations and prospects.
Our relationships with customers, physicians, other healthcare professionals and third-party payors are subject, directly or indirectly, to federal, state, local and foreign healthcare fraud and abuse laws, false claims laws, transparency laws, health information privacy and security laws and other healthcare laws and regulations. If we or our employees, independent contractors, consultants, commercial partners and vendors violate these laws, we could face substantial penalties.
Healthcare professionals and third-party payors in the United States and elsewhere will play a primary role in the recommendation and prescription of IMG-007 or any future product candidates for which we obtain marketing approval. Our current and future arrangements with healthcare professionals, third-party payors, customers and others may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations. These laws may impact, among other things, our clinical research program, as well as our proposed and future sales, marketing and education programs. In particular, the promotion, sales and marketing of healthcare items and services is subject to extensive laws and regulations designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive and other business arrangements. We may also be subject to federal, state and foreign laws governing the privacy and security of identifiable patient information. The U.S. healthcare laws and regulations that may affect our ability to operate include, but are not limited to:

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the federal Anti-Kickback Statute, which prohibits, among other things, any person or entity from knowingly and willfully, offering, paying, soliciting or receiving any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, the purchasing, leasing, ordering or arranging for the purchase, lease, or order of any item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly and require strict compliance in order to offer protection. Practices that may be alleged to be intended to induce prescribing, purchases or recommendations, including any payments of more than fair market value, may be subject to scrutiny if they do not qualify for an exception or safe harbor. In addition, a person or entity does not need to have actual knowledge of this statute or specific intent to violate it in order to have committed a violation;

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federal civil and criminal false claims laws, including the federal civil False Claims Act (“FCA”) and civil monetary penalties laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment or approval from Medicare, Medicaid, or other federal government programs that are false or fraudulent or knowingly making a false statement to improperly avoid, decrease or conceal an obligation to pay money to the federal government, including federal healthcare programs. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA. Private individuals, commonly known as “whistleblowers,” can bring federal civil FCA qui tam actions, on behalf of the government and such individuals and may share in amounts paid by the entity to the government in recovery or settlement;

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HIPAA, which created new federal criminal statutes that prohibit knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, including private third-party payors and knowingly and willfully falsifying, concealing or covering up by any trick, scheme or device, a material fact or making any materially false, fictitious or fraudulent statements in connection with the delivery of, or payment for, healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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HIPAA, as amended by HITECH, and their respective implementing regulations, which impose requirements on covered entities, including certain healthcare providers, health plans and healthcare clearinghouses, and their respective business associates that perform services for them that involve creating, receiving maintaining or transmitting protected health information (“PHI”) and their subcontractors that use, disclose, access, or otherwise process PHI, relating to the privacy, security and transmission of individually identifiable health information. Penalties for HIPAA violations can be significant. They vary greatly depending on the nature of violation, and could include civil monetary or criminal penalties. HIPAA also authorizes state attorneys general to file suit under HIPAA on behalf of state residents. Courts can award damages, costs and attorneys' fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for HIPAA violations, its standards have been used as the basis for a duty of care claim in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI; the federal Physician Payments Sunshine Act, which requires certain manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children's Health Insurance Program (with certain exceptions) to report annually to CMS information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), certain non-physician practitioners (physician assistants, nurse practitioners, clinical nurse specialists, certified registered nurse anesthetists and anesthesiologist assistants, and certified nurse midwives), and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members; and

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers.

Additionally, we may be subject to state, local and foreign equivalents of each of the healthcare laws described above, among others, some of which may be broader in scope. For example, in the EU, interactions between pharmaceutical companies and healthcare professionals and healthcare organizations are also governed by strict laws, regulations, industry self-regulation codes of conduct and physicians' codes of professional conduct both at EU level and in the individual EU Member States. The provision of benefits or advantages to physicians to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of pharmaceutical products is prohibited in the EU. Relationships with healthcare professionals and associations are subject to stringent anti-gift statutes and anti-bribery laws, the scope of which differs across the EU. In addition, national “Sunshine Acts” may require pharmaceutical companies to report/publish transfers of value provided to healthcare professionals and associations on a regular (e.g., annual) basis.
Also, we may be subject to the following: state and foreign anti-kickback and false claims laws that may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental, third-party payors, including private insurers, or that apply regardless of payor; state and foreign laws that require pharmaceutical companies to comply with the pharmaceutical industry's voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government; state and local laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare professionals or marketing expenditures; state and foreign laws that require the reporting of information related to drug pricing; state and local laws requiring the registration of pharmaceutical sales representatives; and state and foreign laws governing the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.
Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available, it is possible that some of our business activities, could be subject to challenge under one or more of such laws. If we or our employees, independent contractors, consultants, commercial partners and vendors violate these laws, we may be subject to investigations, enforcement actions and/or significant penalties. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant civil, criminal and administrative penalties, damages, disgorgement, monetary fines, imprisonment, possible exclusion from participation in Medicare, Medicaid and other federal healthcare programs, contractual damages, reputational harm, diminished profits and future earnings, additional reporting requirements and/or oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of non-compliance with these laws, and curtailment of our operations, any of which could adversely affect our ability to operate our business and our results of operations. In addition, the approval and commercialization of any of IMG-007 or any future product candidates outside the United States will also likely subject us to foreign equivalents of the healthcare laws mentioned above, among other foreign laws.
IMG-007 will be regulated as a biologic, and therefore they may be subject to competition sooner than anticipated.
The Biologics Price Competition and Innovation Act of 2009 (“BPCIA”) established an abbreviated pathway for the approval of biosimilar and interchangeable biological products. The regulatory pathway establishes legal authority for the FDA to review and approve biosimilar biologics, including the possible designation of a biosimilar as “interchangeable” based on its similarity to an approved biologic. Under the BPCIA, an application for a biosimilar product cannot be approved by the FDA until 12 years after the reference product was approved under a BLA.
We believe that any of the product candidates we develop that is approved in the United States under a BLA should qualify for the 12-year period of exclusivity. However, there is a risk that this exclusivity could be shortened due to congressional action or otherwise, or that the FDA will not consider the subject product candidates to be reference products for competing products, potentially creating the opportunity for generic competition sooner than anticipated.
In the EU, there is a special regime for biosimilars, or biological medicinal products that are similar to a reference medicinal product but that do not meet the definition of a generic medicinal product.
For such products, the results of appropriate preclinical or clinical trials must be provided in support of an application for MA. Guidelines from the EMA detail the type of quantity of supplementary data to be provided for different types of biological product.

The approval of a biosimilar to one of our products could have a material adverse impact on our business as it may be significantly less costly to bring to market and may be priced significantly lower than our products.
Even if we obtain regulatory approval of IMG-007 or any future product candidates, the products may not gain market acceptance among physicians, patients, hospitals and others in the medical community.
The use of IMG-007 for the treatment of moderate-to-severe AD or other potential indications or any of our future product candidates may not become broadly accepted by physicians, patients, hospitals and others in the medical community. Factors that will influence whether IMG-007 or any future product candidates are accepted in the market include:
•	the clinical indications for which IMG-007 or any future product candidates are approved;
•	physicians, hospitals and patients considering IMG-007 or any future product candidates as a safe and effective treatment;
•	the potential and perceived advantages of IMG-007 or any future product candidates over alternative treatments;
•	the incidence and severity of any side effects;
•	product labeling or product insert requirements of the FDA or comparable foreign regulatory authorities;
•	limitations or warnings contained in the labeling approved by the FDA or comparable foreign regulatory authorities;
•	the timing of market introduction of IMG-007 or any future product candidates as well as competitive products;
•	the cost of treatment in relation to alternative treatments;
•	our pricing and the availability of coverage and adequate reimbursement by third-party payors, including government authorities;
•	the willingness of patients to pay out-of-pocket in the absence of coverage and adequate reimbursement by third-party payors, including government authorities;
•	relative convenience, frequency and ease of administration, including as compared to alternative treatments and competitive therapies; and
•	the effectiveness of our sales and marketing efforts.
If IMG-007 or any future product candidates are approved but fail to achieve market acceptance among physicians, patients, hospitals or others in the medical community, we will not be able to generate significant revenue. Even if our products achieve market acceptance, we may not be able to maintain that market acceptance over time if new products or technologies are introduced that are more favorably received than our products, are more cost effective or render our products obsolete.
The advancement of healthcare reform may negatively impact our ability to profitably sell IMG-007 or any future product candidates, if approved.
Third-party payors, whether domestic or foreign, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system that could impact our ability to profitably sell IMG-007 or any future product candidates, if approved. In particular, in 2010 the Affordable Care Act was enacted which, among other things, revised the methodology by which rebates owed by manufacturers to the state and federal government for covered outpatient drugs and certain biologics, including IMG-007, under the Medicaid drug rebate program are calculated, increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid drug rebate program, extended the Medicaid drug rebate program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations, subjected manufacturers to new annual fees and taxes for certain branded prescription drugs, and provided incentives to programs that increase the federal government's comparative effectiveness research. Additionally, the Affordable Care Act allowed states to implement expanded eligibility criteria for Medicaid programs, imposed a new Medicare Part D coverage gap discount program, expanded the entities eligible for discounts under the Public Health Service pharmaceutical pricing program and implemented a new Patient-Centered Outcomes Research Institute.
Since its enactment, there have been executive, judicial and political challenges and amendments to certain aspects of the Affordable Care Act. For example, on August 16, 2022, the Inflation Reduction Act of 2022 (“IRA”) was signed into law, which among other things, extends enhanced subsidies for individuals purchasing health insurance coverage in ACA marketplaces through plan year 2025. The IRA also eliminates the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost and creating a new manufacturer discount program. It is unclear how other healthcare reform measures of the second Trump administration, if any, will impact our business.
Other legislative changes have been proposed and adopted since the Affordable Care Act was enacted, including aggregate reductions to Medicare payments to providers, which went into effect beginning on April 1, 2013 and due to subsequent legislative amendments to the statute will stay in effect through 2032, unless additional Congressional action is taken. Additionally, on March 11, 2021, the American Rescue Plan Act of 2021 was signed into law, which eliminated the statutory Medicaid drug rebate cap, which was previously set at 100% of a drug's average manufacturer price, for single source and innovator multiple source drugs, which began on January 1, 2024. In addition, Congress is considering health reform measures as part of other health reform initiatives.
There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability, or commercialize our products. Such reforms could have an adverse effect on anticipated revenue from product candidates that we may successfully develop and for which we may obtain regulatory approval and may affect our overall financial condition and ability to develop product candidates.
In addition, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. For example, IRA, among other things, (i) directs the U.S. Department of Health and Human Services (“HHS”) to negotiate the price of certain high-expenditure, single-source biologics that have been on the market for 11 years covered under Medicare, and subject drug manufacturers to civil monetary penalties and a potential excise tax by offering a price that is not equal to or less than the negotiated “maximum fair price” for such drugs and biologics under the law (the “Medicare Price Negotiation Program”), and (ii) imposes rebates with respect to certain drugs and biologics covered under Medicare Part B or Medicare Part D to penalize price increases that outpace inflation. The IRA permits HHS to implement many of these provisions through guidance, as opposed to regulation, for the initial years. These provisions began to take effect progressively in fiscal year 2023. On August 15, 2024, HHS announced the agreed-upon price of the first ten drugs that were subject to price negotiations, although the Medicare Drug Price Negotiation Program is currently subject to legal challenges. On January 17, 2025, HHS selected fifteen additional products covered under Part D for price negotiation in 2025. Each year thereafter more Part B and Part D products will become subject to the Medicare Drug Price Negotiation Program. Further, on December 7, 2023, an initiative to control the price of prescription drugs through the use of march-in rights under the Bayh-Dole Act was announced.
Individual states in the United States have also become increasingly active in passing legislation and implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures and, in some cases, designed to encourage importation from other countries and bulk purchasing.
In the EU, similar developments may affect our ability to profitably commercialize IMG-007 or any future product candidates, if approved. In addition to continuing pressure on prices and cost containment measures, legislative developments at the EU or Member State level may result in significant additional requirements or obstacles that may increase our operating costs. The delivery of healthcare in the EU, including the establishment and operation of health services and the pricing and reimbursement of medicinal products, is almost exclusively a matter for national, rather than EU, law and policy. National governments and health service providers have different priorities and approaches to the delivery of health care and the pricing and reimbursement of products in that context. In general, however, the healthcare budgetary constraints in most EU Member States have resulted in restrictions on the pricing and reimbursement of medicinal products by relevant health service providers. Coupled with ever-increasing EU and national regulatory burdens on those wishing to develop and market products, this could prevent or delay marketing approval of IMG-007 or any future product candidates, restrict or regulate post-approval activities and affect our ability to commercialize our product candidates, if approved. In markets outside of the United States and EU, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific products and therapies.
On December 13, 2021, Regulation No 2021/2282 on HTA amending Directive 2011/24/EU, was adopted in the EU. This Regulation, which entered into force in January 2022 and applies as of January 2025, is intended to boost cooperation among EU Member States in assessing health technologies, including new medicinal products, and providing the basis for cooperation at EU level for joint clinical assessments in these areas. The Regulation foresees a three-year transitional period and will permit EU Member States to use common HTA tools, methodologies and procedures across the EU, working together in four main areas, including joint clinical assessment of the innovative health technologies with the most potential impact for patients, joint scientific consultations whereby developers can seek advice from HTA authorities, identification of emerging health technologies to identify promising technologies early, and continuing voluntary cooperation in other areas. Individual EU Member States will continue to be responsible for assessing non-clinical (e.g., economic, social, ethical) aspects of health technologies, and making decisions on pricing and reimbursement. If we are unable to maintain favorable pricing and reimbursement status in EU Member States for product candidates that we may successfully develop and for which we may obtain regulatory approval, any anticipated revenue from and growth prospects for those products in the EU could be negatively affected.
We cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare and/or impose price controls may adversely affect:
•	the demand for IMG-007 or any future product candidates, if we obtain regulatory approval;
•	our ability to set a price that we believe is fair for our products;
•	our ability to generate revenue and achieve or maintain profitability;
•	the level of taxes that we are required to pay; and
•	the availability of capital.
Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors, which may adversely affect our future profitability.
We and the third parties with whom we work are subject to stringent and evolving U.S. and foreign laws, regulations, and rules, contractual obligations, industry standards, policies and other obligations related to data privacy and security. Our (or the third parties with whom we work) actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions, litigation (including class claims) and mass arbitration demands, fines and penalties, disruptions of our business operations, reputational harm, loss of revenue or profits, and other adverse business consequences.
In the ordinary course of business, we collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, secure, dispose of, transmit, and share (collectively, “process”) personal data and other sensitive information, including proprietary and confidential business data, trade secrets, intellectual property, data we collect about trial participants in connection with clinical trials, and sensitive third-party data. Our data processing activities subject us to numerous data privacy and security obligations, such as various laws, regulations, guidance, industry standards, external and internal privacy and security policies, contractual requirements and other obligations relating to data privacy and security, including in connection with clinical trials in the United States and abroad.
In the United States, federal state, and local governments have enacted numerous data privacy and security laws, including data breach notification laws, health information privacy laws, personal data privacy laws, consumer protection laws (e.g., Section 5 of the Federal Trade Commission Act), and other similar laws (e.g., wiretapping laws). For example, HIPAA imposes specific requirements relating to the privacy, security, and transmission of individually identifiable protected health information. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) which may be subject to privacy and security requirements under HIPAA. Depending on the facts and circumstances, we could be subject to significant penalties if we violate HIPAA.

Numerous U.S. states have enacted comprehensive privacy laws that impose certain obligations on covered businesses, including providing specific disclosures in privacy notices and affording residents with certain rights concerning their personal data. As applicable, such rights may include the right to access, correct, or delete certain personal data, and to opt-out of certain data processing activities, such as targeted advertising, profiling, and automated decision-making. The exercise of these rights may impact our business and ability to provide our products and services. Certain states also impose stricter requirements for processing certain personal data, including sensitive information, such as conducting data privacy impact assessments. These state laws allow for statutory fines for noncompliance. For example, the CCPA applies to personal data of consumers, business representatives, and employees who are California residents, and requires businesses to provide specific disclosures in privacy notices and honor requests of such individuals to exercise certain privacy rights. The CCPA provides for fines and allows private litigants affected by certain data breaches to recover significant statutory damages. The CCPA and other comprehensive U.S. state privacy laws exempt some data processed in the context of clinical trials, but these developments further complicate compliance efforts, and increase legal risk and compliance costs for us, the third parties with whom we work (including our collaborators). Similar laws have passed and are being considered in several other states, as well as at the federal and local levels, and we expect more states to pass similar laws in the future. Regulators in the United States such as the Department of Justice are also increasingly scrutinizing certain personal data transfers and have proposed and enacted certain data localization or transfer requirements, for example, the Preventing Access to U.S. Sensitive Personal Data and Government-Related Data by Countries of Concern or Covered Persons rule finalized by the Department of Justice, enacting the Biden Administration’s executive order Preventing Access to Americans’ Bulk Sensitive Personal Data and United States Government-Related Data by Countries of Concern. Compliance with such requirements may require changes in our operations; and non-compliance with such requirements could lead to fines and penalties (including criminal).
Outside the United States, an increasing number of laws, regulations, and industry standards govern data privacy and security. For example, the GDPR, Brazil’s General Data Protection Law (Lei Geral de Proteção de Dados Pessoais, or “LGPD”) (Law No. 13,709/2018), Australia’s Privacy Act, and China’s Personal Information Protection Law (“PIPL”) impose strict requirements for processing personal data. For example, under the GDPR, companies face temporary or definitive bans on data processing and other corrective actions; fines of up to 20 million Euros under the EU GDPR, 17.5 million pounds sterling under the UK GDPR or, in each case, 4% of annual global revenue, whichever is greater; or private litigation related to processing of personal data brought by classes of data subjects or consumer protection organizations authorized at law to represent their interests.
In Canada, the Personal Information Protection and Electronic Documents Act (“PIPEDA”) and various related provincial laws, as well as Canada’s Anti-Spam Legislation (“CASL”), apply to our operations. Australia’s Privacy Act also applies to our operations. We also conduct studies in Asia and may be subject to new and emerging data privacy regimes in Asia, including China’s Personal Information Protection Law, Korea’s Personal Information Protection Act (“PIPA”). For example, China’s PIPL imposes a set of specific obligations on covered businesses in connection with their processing and transfer of personal data and imposes fines of up to RMB 50 million or 5% of the prior year’s total annual revenue of the violator. India’s new privacy legislation, the Digital Personal Data Protection Act (“DPDP”), also apply to our operations.
In the ordinary course of business, we may transfer personal data from Europe and other jurisdictions to the United States or other countries. Europe and other jurisdictions have enacted laws requiring data to be localized or limiting the transfer of personal data to other countries. In particular, the EEA and the UK have significantly restricted the transfer of personal data to the United States and other countries whose privacy laws it generally believes are inadequate. Other jurisdictions may adopt or have already adopted similarly stringent data localization and cross-border data transfer laws.
Although there are currently various mechanisms that may be used to transfer personal data from the EEA and UK to the United States in compliance with law, such as the EEA standard contractual clauses, the UK’s International Data Transfer Agreement / Addendum, and the EU-U.S. Data Privacy Framework and the UK extension thereto (which allows for transfers to relevant U.S.-based organizations who self-certify compliance and participate in the Framework), these mechanisms are subject to legal challenges, and there is no assurance that we can satisfy or rely on these measures to lawfully transfer personal data to the United States.
If there is no lawful manner for us to transfer personal data from the EEA, the UK or other jurisdictions to the United States, or if the requirements for a legally-compliant transfer are too onerous, we could face significant adverse consequences, including the interruption or degradation of our operations, the need to relocate part of or all of our business or data processing activities to other jurisdictions (such as Europe) at significant expense, increased exposure to regulatory actions, substantial fines and penalties, the inability to transfer data and work with partners, vendors and other third parties, and injunctions against our processing or transferring of personal data necessary to operate our business. Additionally, companies that transfer personal data out of the EEA and UK to other jurisdictions, particularly to the United States, are subject to increased scrutiny from regulators, individual litigants, and activist groups. Some European regulators have ordered certain companies to suspend or permanently cease certain transfers out of Europe for allegedly violating the GDPR’s cross-border data transfer limitations.
In addition to data privacy and security laws, we are and may become contractually subject to industry standards adopted by industry groups. We are also bound by contractual obligations related to data privacy and security, and our efforts to comply with such obligations may not be successful. Moreover, clinical trial subjects about whom we or the third parties with whom we work obtain information may contractually limit our ability to use and disclose such information.
We publish privacy policies, marketing materials, whitepapers, and other statements, concerning data privacy, and security. Regulators in the United States are increasingly scrutinizing these statements, and if these policies, materials or statements are found to be deficient, lacking in transparency, deceptive, unfair, misleading, or misrepresentative of our practices, we may be subject to investigation, enforcement actions by regulators or other adverse consequences.
Obligations related to data privacy and security (and individuals' data privacy expectations) are quickly changing, becoming increasingly stringent, and creating uncertainty. Additionally, these obligations may be subject to differing applications and interpretations, which may be inconsistent or conflict among jurisdictions. Preparing for and complying with these obligations requires us to devote significant resources, which may necessitate changes to our services, information technologies, systems and practices and to those of any third parties that process personal data on our behalf.
We may at times fail (or be perceived to have failed) in our efforts to comply with our data privacy and security obligations. Moreover, despite our efforts, our personnel or third parties with whom we work may fail to comply with such obligations, which could negatively impact our business operations. If we, or the third parties with whom we work (including our collaborators and third-party providers) fail, or are perceived to have failed, to address or comply with applicable data privacy and security obligations, we could face significant consequences, including but not limited to: government enforcement actions (e.g., investigations, fines, penalties, audits, inspections, and similar); litigation (including class-action claims) and mass arbitration demands; additional reporting requirements and/or oversight; bans or restrictions on processing personal data; orders to destroy or not use personal data; and imprisonment of company officials.
In particular, plaintiffs have become increasingly more active in bringing privacy-related claims against companies, including class claims and mass arbitration demands. Some of these claims allow for the recovery of statutory damages on a per violation basis, and, if viable, carry the potential for monumental statutory damages, depending on the volume of data and the number of violations.
Any of these events could have a material adverse effect on our reputation, business, or financial condition, including but not limited to: loss of customers; interruptions or stoppages in our business operations (including, our clinical trials); inability to process personal data or to operate in certain jurisdictions; limited ability to develop or commercialize our products; expenditure of time and resources to defend any claim or inquiry; adverse publicity; or substantial changes to our business model or operations.
Our business activities may be subject to the FCPA and similar anti-bribery and anti-corruption laws of other countries in which we operate, as well as U.S. and certain foreign export controls, trade sanctions and import laws and regulations. Compliance with these legal requirements could limit our ability to compete in foreign markets and subject us to liability if we violate them.
If we expand our operations outside of the United States, we must dedicate additional resources to comply with numerous laws and regulations in each jurisdiction in which we plan to operate. Our business activities may be subject to the FCPA and similar anti-bribery or anti-corruption laws, regulations or rules of other countries in which we operate. The FCPA generally prohibits companies and their employees and third party intermediaries from offering, promising, giving or authorizing the provision of anything of value, either directly or indirectly, to a

non-U.S. government official in order to influence official action or otherwise obtain or retain business. The FCPA also requires public companies to make and keep books and records that accurately and fairly reflect the transactions of the corporation and to devise and maintain an adequate system of internal accounting controls.
Our business is heavily regulated and therefore involves significant interaction with public officials, including officials of non-U.S. governments. Additionally, in many other countries, hospitals owned and operated by the government, and doctors and other hospital employees would be considered foreign officials under the FCPA. There is no certainty that all of our employees, agents or contractors, or those of our affiliates, will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers or our employees, disgorgement and other sanctions and remedial measures, and prohibitions on the conduct of our business. Any such violations could include prohibitions on our ability to offer our product in one or more countries and could materially damage our reputation, our brand, our international activities, our ability to attract and retain employees and our business.
In addition, our product and activities may be subject to U.S. and foreign export controls, trade sanctions and import laws and regulations. Governmental regulation of the import or export of our product, or our failure to obtain any required import or export authorization for our product, when applicable, could harm our international sales and adversely affect our revenue. Compliance with applicable regulatory requirements regarding the export of our product may create delays in the introduction of our product in international markets or, in some cases, prevent the export of our product to some countries altogether. Furthermore, U.S. export control laws and economic sanctions prohibit the shipment of certain products and services to countries, governments and persons targeted by U.S. sanctions. If we fail to comply with export and import regulations and such economic sanctions, penalties could be imposed, including fines and/or denial of certain export privileges. Moreover, any new export or import restrictions, new legislation or shifting approaches in the enforcement or scope of existing regulations, or in the countries, persons, or product targeted by such regulations, could result in decreased use of our product by, or in our decreased ability to export our product to existing or potential customers with international operations. Any decreased use of our product or limitation on our ability to export or sell access to our product would likely significantly harm our business, financial condition, results of operations and prospects.
Our activities may subject us to various laws relating to U.S. and foreign investment and our failure to comply with these laws could subject us to substantial fines, penalties and even injunctions, the imposition of which on us could have a material adverse effect on the success of our business.
We are subject to U.S. laws that regulate foreign investments in U.S. businesses. These laws include Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment Risk Review Modernization Act of 2018, and the regulations at 31 C.F.R. Parts 800 and 801, as amended, administered by the Committee on Foreign Investment in the United States. In addition, the Outbound Investment Security Program (the “OISP”) issued to implement the Executive Order on Addressing United States Investments in Certain National Security Technologies and Products in Countries of Concern, took effect on January 2, 2025. The OISP prohibits or requires notification of certain transactions involving U.S. persons and persons with a qualifying nexus to China (including Hong Kong and Macau) and specified covered activities in the semiconductors and microelectronics, quantum information technology, and artificial intelligence sectors. The OISP is a highly complex program with the potential for broad application, even with respect to entities and transactions outside of China.
Application of these laws may negatively impact our business in various ways, including by restricting our access to capital and markets; limiting mergers and acquisitions, investments, or collaborations we may pursue; increasing our costs and the time necessary to obtain required authorizations and to ensure compliance; and threatening monetary fines, government investigations, business disruption, reputation harm, and other penalties if we do not.
Risks Related to Our Intellectual Property
If we are unable to obtain and maintain patent protection for IMG-007 or any future product candidates or if the scope of the patent protection obtained is not sufficiently broad, we may not be able to compete effectively in our markets.
We rely, and will continue to rely, upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to IMG-007. Our success depends in large part on our ability to secure and maintain patent protection in the United States and other countries with respect to IMG-007 and any future product candidates we may develop. We seek to protect our proprietary position by filing or collaborating with our licensors to file patent applications in the United States and abroad related to IMG-007 or any future product candidates. The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Moreover, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain.
Composition of matter patents for biological and pharmaceutical product candidates often provide a strong form of intellectual property protection for those types of products, as such patents provide protection without regard to any method of use. Although our licensing partner Hutchmed received a composition of matter patent in the U.S. and Taiwan for IMG-007, we cannot be certain that the claims in Hutchmed’s pending patent applications directed to composition of matter of IMG-007 will be considered patentable by patent offices in other foreign countries. Method of use patents protect the use of a product for the specified method. This type of patent does not prevent a competitor from making and marketing a product that is identical to our product for an indication that is outside the scope of the patented method.
It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Therefore, these patents and patent applications may not be prosecuted and enforced in a manner consistent with the best interests of our business. The patent applications that we own or in-license may fail to result in issued patents with claims that cover IMG-007 and any future product candidates we may develop in the United States or in other foreign countries, in whole or in part. Alternately, the existing patents that we own or in-license and any future patents we obtain may not be sufficiently broad to prevent others from developing competing products and technologies. It is possible that not all potentially relevant prior art relating to our patents and patent applications has been found, which can prevent a patent from issuing from a pending patent application or later invalidate or narrow the scope of an issued patent. For example, publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing or, in some cases, not at all. Therefore, we cannot know with certainty whether we were the first to make the inventions claimed in our patents or pending patent applications, or that we were the first to file for patent protection of such inventions. Even if patents do successfully issue and even if such patents cover IMG-007 and any future product candidates we may develop, third parties may challenge their validity, ownership, enforceability or scope thereof, which may result in such patents being narrowed, invalidated, or held unenforceable or circumvented. Any successful challenge to these patents or any other patents owned by or licensed to us could deprive us of rights necessary for the successful commercialization of IMG-007 or any future product candidates. In addition, the issuance of a patent does not give us the right to practice the patented invention. Third parties may have blocking patents that could prevent us from marketing IMG-007 or any future product candidates, if approved, or practicing our own patented technology. Our competitors may be able to circumvent our patents by developing similar or alternative product candidates in a non-infringing manner. Further, if we encounter delays in regulatory approvals, the period of time during which we could market IMG-007 or any future product candidate under patent protection could be reduced. If any of our patents expire or are challenged, invalidated, circumvented or otherwise limited by third parties prior to the commercialization of IMG-007 or any future product candidates, and if we do not own or have exclusive rights to other enforceable patents protecting IMG-007 or any future product candidates, competitors and other third parties could market products and use processes that are substantially similar, or superior, to ours and our business would suffer.
If the patent applications we hold or have in-licensed with respect to IMG-007 or any future product candidates fail to issue, if their validity, breadth or strength of protection is threatened, or if they fail to provide meaningful exclusivity for any of IMG-007 or any future product candidates, it could dissuade companies from collaborating with us to develop product candidates, encourage competitors to develop competing products or technologies and threaten our ability to commercialize future product candidates. Any such outcome could harm our business.
We are a party to the Hutchmed Agreement which is important to our business, and we may enter into additional license agreements in the future. Our Hutchmed Agreement imposes, and we expect that future license agreements will impose, various diligence, milestone payments, royalties and other obligations on us. See “Inmagene Business—Summary of License and Collaboration Agreements.” If we fail to comply with our obligations under these agreements, or we are subject to a bankruptcy, or, in some cases, under other circumstances, the licensor may have the right to terminate the license, in which event we would not be able to market product candidate(s) covered by the license.

The patent position of biotechnology and pharmaceutical companies is generally highly uncertain, involves complex legal, scientific and factual questions, and is characterized by the existence of large numbers of patents and frequent litigation based on allegations of patent or other intellectual property infringement or violation. The standards that the USPTO and its foreign counterparts use to grant patents are not always applied predictably or uniformly. In addition, the laws of jurisdictions outside the United States may not protect our rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting and defending such rights in foreign jurisdictions. For example, European patent law restricts the patentability of methods of treatment of the human body more than United States law does. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection. Since patent applications in the United States and other jurisdictions are confidential for a period of time after filing, we cannot be certain that we were the first to file for patents covering our inventions. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in the issuance of patents, or may result in the issuance of patents which fail to protect IMG-007 or any future product candidates, in whole or in part, or which fail to effectively prevent others from commercializing competitive technologies and products.
The issuance of a patent is not conclusive as to its inventorship, ownership, scope, validity or enforceability and our owned and licensed patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products. We may become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging our owned or licensed patent rights. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or products and compete directly with us, without payment to us. Thus, even if our patent applications issue as patents, they may not issue in a form that will provide us with meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage.
Moreover, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is filed. Various extensions may be available; however, the life of a patent and the protection it affords, is limited. Without patent protection for IMG-007 or any future product candidates, we may be open to competition from biosimilar versions of such products. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.
Third parties may assert claims against us alleging infringement of their patents and proprietary rights, or we may need to become involved in lawsuits to defend or enforce our patents, either of which could result in substantial costs or loss of productivity, delay or prevent the development and commercialization of IMG-007 or any future product candidates, prohibit our use of proprietary technology or sale of products or put our patents and other proprietary rights at risk.
Our commercial success depends, in part, upon our ability to develop, manufacture, market and sell IMG-007 and any future product candidates without alleged or actual infringement, misappropriation or other violation of the patents and proprietary rights of third parties. However, our research, development and commercialization activities may be subject to claims that we infringe or otherwise violate patents or other intellectual property rights owned or controlled by third parties. Litigation relating to infringement or misappropriation of patent and other intellectual property rights in the pharmaceutical and biotechnology industries is common, including patent infringement lawsuits, interferences, derivation and administrative law proceedings, inter partes review and post-grant review before the USPTO, as well as oppositions and similar processes in foreign jurisdictions. The various markets in which we plan to operate are subject to frequent and extensive litigation regarding patents and other intellectual property rights. Our competitors in both the United States and abroad, many of which have substantially greater resources and have made substantial investments in patent portfolios and competing technologies, may have applied for or obtained or may in the future apply for or obtain, patents that will prevent, limit or otherwise interfere with our ability to make, use and sell, if approved, IMG-007 or any future product candidates. In addition, many companies in intellectual property-dependent industries, including the biotechnology and pharmaceutical industries, have employed intellectual property litigation as a means to gain an advantage over their competitors. Numerous U.S., EU and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing IMG-007 or any future product candidates, and as the biotechnology and pharmaceutical industries expand and more patents are issued, and as we gain greater visibility and market exposure as a public company, the risk increases that IMG-007 or any future product candidates may be subject to claims of infringement of the intellectual property rights of third parties. Some claimants may have substantially greater resources than we do and may be able to sustain the costs of complex intellectual property litigation to a greater degree and for longer periods of time than we could. In addition, patent holding companies that focus solely on extracting royalties and settlements by enforcing patent rights may target us.
We may be subject to third-party claims including patent infringement, interference or derivation proceedings, post-grant review and inter partes review before the USPTO or similar adversarial proceedings or litigation in other jurisdictions. Even if such claims are without merit, a court of competent jurisdiction could hold that these third-party patents are valid, enforceable and infringed, and the holders of any such patents may be able to block our ability to commercialize the applicable product candidate unless we obtained a license under the applicable patents, or until such patents expire or are finally determined to be invalid or unenforceable. There may be third-party patents or patent applications with claims to compositions, formulations, or methods of treatment, prevention use, or manufacture of IMG-007 or any future product candidates or technologies. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that IMG-007 or any future product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover aspects of our compositions, formulations, or methods of treatment, prevention or use, the holders of any such patents may be able to prohibit our use of those compositions, formulations, methods of treatment, prevention or use or other technologies, effectively blocking our ability to progress the clinical development of or commercialize the applicable product candidate until such patent expires or is finally determined to be invalid or unenforceable or unless we obtained a license.
We also may be subject to third party claims arising from prior employment agreements and/or consulting agreements entered into by our officers, employees, independent contractors and/or consultants. Claims may include breach of nondisclosure, nonuse, noncompetition and non-solicitation provisions, intellectual property assignment and ownership, and misuse or misappropriation of intellectual property, trade secrets and other confidential information, among others. If a court of competent jurisdiction finds that we breached the provisions of third-party consulting agreements, we may be prohibited from using certain intellectual property, trade secrets and confidential information, effectively blocking our ability to seek patent protection for our inventions and halting the progress of our clinical development and commercialization efforts.
In addition, defending such claims would cause us to incur substantial expenses and, if successful, could cause us to pay substantial damages if we are found to be infringing a third party's intellectual property rights. These damages potentially include increased damages and attorneys' fees if we are found to have infringed such rights willfully. Further, if a patent infringement suit is brought against us or our third-party service providers, our development, manufacturing or sales activities relating to the product or product candidate that is the subject of the suit may be delayed or terminated, as parties making claims against us may obtain injunctive or other equitable relief. As a result of patent infringement claims, or in order to avoid potential infringement claims, we may choose to seek, or be required to seek, a license from the third party, which may require payment of substantial royalties or fees, or require us to grant a cross-license under our intellectual property rights. These licenses may not be available on reasonable terms or at all. Even if a license can be obtained on reasonable terms, the rights may be nonexclusive, which would give our competitors access to the same intellectual property rights. If we are unable to enter into a license on acceptable terms, we could be prevented from commercializing IMG-007 or any future product candidates, or forced to modify such product candidates, or to cease some aspect of our business operations, which could harm our business significantly. We might also be forced to redesign or modify IMG-007 or any future product candidates so that we no longer infringe the third-party intellectual property rights, which may result in significant cost or delay to us, or which redesign or modification could be impossible or technically infeasible. Even if we were ultimately to prevail, any of these events could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business. Intellectual property litigation, regardless of its outcome, may cause negative publicity, adversely impact prospective customers, cause product shipment delays, or prohibit us from manufacturing, importing, marketing or otherwise commercializing our products, services and technology. In addition, if the breadth or strength of protection provided the patents and patent applications we own or in-license is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize IMG-007 or any future product candidates.

Competitors may infringe our patents or other intellectual property. If we or one of our licensors were to initiate legal proceedings against a third party to enforce a patent covering IMG-007 or any future product candidates, the defendant could counterclaim that our patent is invalid or unenforceable. In patent litigation in the United States and in Europe, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, for example, lack of novelty, obviousness lack of written description, or non-enablement. Third parties might allege unenforceability of our patents because during prosecution of the patent an individual connected with such prosecution withheld relevant information or made a misleading statement. Interference or derivation proceedings provoked by third parties or brought by us or declared by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications. The outcome of proceedings involving assertions of invalidity and unenforceability during patent litigation is unpredictable. With respect to the validity of patents, for example, we cannot be certain that there is no invalidating prior art of which we and the patent examiner were unaware during prosecution, but that an adverse third party may identify and submit in support of such assertions of invalidity. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on IMG-007 or any future product candidates. Our patents and other intellectual property rights also will not protect our technology if competitors design around our protected technology without infringing our patents or other intellectual property rights.
Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities. In addition, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments and if securities analysts or investors view these announcements in a negative light, the price of our shares could be adversely affected. Such litigation or proceedings could substantially increase our operating losses and reduce our resources available for development activities. We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have an adverse effect on our ability to compete in the marketplace.
We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might adversely affect our ability to develop, manufacture and market IMG-007 or any future product candidates.
It is possible that our or our licensors' patent searches or analyses, including but not limited to the identification of relevant patents, analysis of the scope of relevant patent claims or determination of the expiration of relevant patents, are not complete or thorough. It is also possible that we have not identified each and every third-party patent and pending application in the United States, Europe and elsewhere that is relevant to or necessary for the commercialization of IMG-007 or any future product candidates in any jurisdiction. Patent applications in the United States, the EU and elsewhere are published approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering IMG-007 or any future product candidates could be filed by others without our knowledge. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover IMG-007 or any future product candidates or the use of such product candidates. After issuance, the scope of patent claims remains subject to construction as determined by an interpretation of the law, the written disclosure in a patent and the patent's prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect, which may negatively impact our ability to market IMG-007 or any future product candidates. We may incorrectly determine that IMG-007 or any future product candidates are not covered by a third-party patent or may incorrectly predict whether a third party's pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States, the EU or elsewhere that we consider relevant may be incorrect, which may negatively impact our ability to develop and market IMG-007 or any future product candidates. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market IMG-007 or any future product candidates, if approved.
If we fail to identify or correctly interpret relevant patents, we may be subject to infringement claims. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we fail in any such dispute, in addition to being forced to pay monetary damages, we may be temporarily or permanently prohibited from commercializing IMG-007 or any future product candidates. We might, if possible, also be forced to redesign IMG-007 or any future product candidates in a manner that no longer infringes third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.
Changes in patent laws or patent jurisprudence could diminish the value of patents in general, thereby impairing our ability to protect IMG-007 or any future product candidates.
As is the case with other biotechnology companies, our success is heavily dependent on our intellectual property, particularly our patents. Obtaining and enforcing patents in the biotechnology industry involves both technological and legal complexity. Therefore, obtaining and enforcing biotechnology patents is costly, time-consuming and inherently uncertain. In addition, the Leahy-Smith America Invents Act (“AIA”) which was passed in September 2011, resulted in significant changes to the U.S. patent system.
An important change introduced by the AIA is that, as of March 16, 2013, the United States transitioned from a “first-to-invent” to a “first-to-file” system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. Under a “first-to-file” system, assuming the other requirements for patentability are met, the first inventor to file a patent application generally will be entitled to a patent on the invention regardless of whether another inventor had made the invention earlier. A third party that files a patent application in the USPTO after that date but before us could therefore be awarded a patent covering an invention of ours even if we made the invention before it was made by the third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application and be diligent in filing patent applications, but circumstances could prevent us from promptly filing patent applications on our inventions.
Among some of the other changes introduced by the AIA are changes that limit where a patentee may file a patent infringement suit and providing opportunities for third parties to challenge any issued patent in the USPTO. This applies to all of our U.S. patents, even those issued before March 16, 2013. Because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action.
Accordingly, a third party may attempt to use the USPTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action. It is not clear what, if any, impact the AIA will have on the operation of our business. However, the AIA and its implementation could increase the uncertainties and costs surrounding the prosecution of our or our licensors' patent applications and the enforcement or defense of our or our licensors' issued patents.
The U.S. Supreme Court has ruled on several patent cases in recent years either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations, and there are other open questions under patent law that courts have yet to decisively address. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways and could weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future. In addition, the European patent system is relatively stringent in the type of amendments that are allowed during prosecution, but, the complexity and uncertainty of European patent laws has also increased in recent years. Complying with these laws and regulations could limit our ability to obtain new patents in the future that may be important for our business.
Further, on June 1, 2023, the European Patent Package (“EU Patent Package”) regulations were implemented with the goal of providing a single pan-European Unitary Patent and a new European Unified Patent Court (“UPC”), for litigation involving European patents. Under the UPC, all European patents, including those issued prior to ratification of the European Patent Package, will by default automatically fall under the jurisdiction of the UPC. The UPC provides our competitors with a new forum to centrally revoke our European patents, and allows for the possibility of a competitor to obtain pan-European injunctions. It will be several years before we will understand the scope of patent rights that will be recognized and the strength of patent remedies provided by the UPC. As the UPC is a new court system, there is no precedent for the court, increasing the uncertainty of any litigation. We will have the right to opt our patents out of the UPC over the first seven years of the court's existence, but doing so may preclude us from realizing the benefits, if any, of the new unified court.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.
The USPTO, European and other patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In addition, periodic maintenance and annuity fees on any issued patent are due to be paid to the USPTO, European and other patent agencies over the lifetime of the patent. While an inadvertent failure to make payment of such fees or to comply with such provisions can in many cases be cured by additional payment of a late fee or by other means in accordance with the applicable rules, there are situations in which non-compliance with such provisions will result in the abandonment or lapse of the patent or patent application, and the partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents within prescribed time limits. If we or our licensors fail to maintain the patents and patent applications covering IMG-007 or any future product candidates or if we or our licensors otherwise allow our patents or patent applications to be abandoned or lapse, it can create opportunities for competitors to enter the market, which would hurt our competitive position and could impair our ability to successfully progress clinical development of or commercialize IMG-007 or any future product candidates in any indication for which they may be approved.
We enjoy only limited geographical protection with respect to certain patents and we may not be able to protect our intellectual property rights throughout the world.
Filing, prosecuting and defending patents covering IMG-007 or any future product candidates in all countries throughout the world would be prohibitively expensive, and even in countries where we have sought protection for our intellectual property, such protection can be less extensive than those in the United States. The requirements for patentability may differ in certain countries, particularly developing countries, and the breadth of patent claims allowed can be inconsistent. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. In-licensing patents covering IMG-007 or any future product candidates in all countries throughout the world may similarly be prohibitively expensive, if such opportunities are available at all. And in-licensing or filing, prosecuting and defending patents even in only those jurisdictions in which we develop or commercialize IMG-007 or any future product candidates may be prohibitively expensive or impractical. Competitors may use our and our licensors' technologies in jurisdictions where we have not obtained patent protection or licensed patents to develop their own products and, further, may export otherwise infringing products to territories where we and our licensors have patent protection, but where enforcement is not as strong as that in the United States or the EU. These products may compete with IMG-007 or any future product candidates, and our or our licensors' patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.
In addition, we may decide to abandon national and regional patent applications while they are still pending. The grant proceeding of each national or regional patent is an independent proceeding which may lead to situations in which applications may be rejected by the relevant patent office, while substantively similar applications are granted by others. For example, relative to other countries, China has a heightened requirement for patentability with respect to written description and experimental data in support of a claimed drug or medical use. Furthermore, generic drug manufacturers or other competitors may challenge the scope, validity or enforceability of our or our licensors' patents, requiring us or our licensors to engage in complex, lengthy and costly litigation or other proceedings. Generic drug manufacturers may develop, seek approval for and launch generic versions of our products. It is also quite common that depending on the country, the scope of patent protection may vary for the same product candidate or technology.
The laws of some jurisdictions do not protect intellectual property rights to the same extent as the laws or regulations in the United States and the EU and many companies have encountered significant difficulties in protecting and defending proprietary rights in such jurisdictions. Moreover, the legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets or other forms of intellectual property, particularly those relating to biotechnology products, which could make it difficult for us to prevent competitors in some jurisdictions from marketing competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, are likely to result in substantial costs and divert our efforts and attention from other aspects of our business, and additionally could put at risk our or our licensors' patents of being invalidated or interpreted narrowly, could increase the risk of our or our licensors' patent applications not issuing, or could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, while damages or other remedies may be awarded to the adverse party, which may be commercially significant. If we prevail, damages or other remedies awarded to us, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license. Furthermore, while we intend to protect our intellectual property rights in our expected significant markets, we cannot ensure that we will be able to initiate or maintain similar efforts in all jurisdictions in which we may wish to market IMG-007 or any future product candidates. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate, which may have an adverse effect on our ability to successfully commercialize IMG-007 or any future product candidates in all of our expected significant foreign markets. If we or our licensors encounter difficulties in protecting, or are otherwise precluded from effectively protecting, the intellectual property rights important for our business in such jurisdictions, the value of these rights may be diminished and we may face additional competition in those jurisdictions.
In some jurisdictions including EU countries, compulsory licensing laws compel patent owners to grant licenses to third parties. In addition, some countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of such patent. If we or any of our licensors are forced to grant a license to third parties under patents relevant to our business, or if we or our licensors are prevented from enforcing patent rights against third parties, our competitive position may be substantially impaired in such jurisdictions.
If we do not obtain patent term extension in the United States under the Hatch-Waxman Act and in foreign countries under similar legislation, thereby potentially extending the term of marketing exclusivity for IMG-007 or any future product candidates, our business may be harmed.
In the United States, a patent that covers an FDA-approved drug or biologic may be eligible for a term extension designed to restore the period of the patent term that is lost during the premarket regulatory review process conducted by the FDA. Depending upon the timing, duration and conditions of FDA marketing approval of IMG-007 or any future product candidates, one or more of our U.S. patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984 (the “Hatch-Waxman Act”), which permits a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, and only claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. In the EU, IMG-007 and any future product candidates may be eligible for term extensions based on similar legislation. In either jurisdiction, however, we may not receive an extension if we fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Even if we are granted such extension, the duration of such extension may be less than our request. If we are unable to obtain a patent term extension, or if the term of any such extension is less than our request, the period during which we can enforce our patent rights for that product will be in effect shortened and our competitors may obtain approval to market competing products sooner. The resulting reduction of years of revenue from applicable products could be substantial.
Our proprietary rights may not adequately protect IMG-007 or any future product candidates, and do not necessarily address all potential threats to our competitive advantage.
The degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, or permit us to maintain our competitive advantage. The following examples are illustrative:
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others may be able to make products that are the same as or similar to IMG-007 or any of our future product candidates but that are not covered by the claims of the patents that we own or have exclusively licensed;

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others, including inventors or developers of our owned or in-licensed patented technologies who may become involved with competitors, may independently develop similar technologies that function as alternatives or replacements for any of our technologies without infringing our intellectual property rights;

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we or our licensors or our other collaboration partners might not have been the first to conceive and reduce to practice the inventions covered by the patents or patent applications that we own, license or will own or license;

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we or our licensors or our other collaboration partners might not have been the first to file patent applications covering certain of the patents or patent applications that we or they own or have obtained a license, or will own or will have obtained a license;

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we or our licensors may fail to meet obligations to the U.S. government with respect to in-licensed patents and patent applications funded by U.S. government grants, leading to the loss of patent rights;

•	it is possible that our or our licensors’ pending patent applications will not result in issued patents;
•	it is possible that there are prior public disclosures that could invalidate our or our licensors' patents;
•	issued patents that we own or exclusively license may not provide us with any competitive advantage, or may be held invalid or unenforceable, as a result of legal challenges by our competitors;
•	we may not exclusively license our patents and, therefore, may not have a competitive advantage if such patents are licensed to others;
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our competitors might conduct research and development activities in countries where we do not have patent rights, or in countries where research and development safe harbor laws exist, and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

•	ownership, validity or enforceability of our or our licensors' patents or patent applications may be challenged by third parties; and
•	the patents of third parties or pending or future applications of third parties, if issued, may have an adverse effect on our business.
Our reliance on third parties may require us to share our trade secrets, which increases the possibility that our trade secrets will be misappropriated or disclosed, and confidentiality agreements with employees and third parties may not adequately prevent disclosure of trade secrets and protect other proprietary information.
We consider trade secrets and confidential know-how to be important to our business. We may rely on trade secrets and confidential know-how to protect our technology, especially where patent protection is believed by us to be of limited value. However, trade secrets and confidential know-how are difficult to protect, and we have limited control over the protection of trade secrets and confidential know-how used by our licensors, collaborators and suppliers. Because we rely on third parties to manufacture IMG-007, may continue to do so in the future and expect to collaborate with third parties on the development of IMG-007 or any future product candidates we develop, we may, at times, share trade secrets and confidential know-how with them. We also conduct joint research and development programs that may require us to share trade secrets and confidential know-how under the terms of our research and development partnerships or similar agreements. Under such circumstances, trade secrets and confidential know-how can be difficult to maintain as confidential.
To protect this type of information against disclosure or appropriation by competitors, our policy is to require our employees, consultants, contractors and advisors to enter into confidentiality agreements and, if applicable, material transfer agreements, consulting agreements or other similar agreements with us prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, including our trade secrets. However, current or former employees, consultants, contractors and advisers may unintentionally or willfully disclose our confidential information to competitors, and confidentiality agreements may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. The need to share trade secrets and other confidential know-how increases the risk that such trade secrets and confidential know-how become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Given that our competitive position is based, in part, on our confidential know-how and trade secrets, a competitor's discovery of our trade secrets and/or confidential know-how or other unauthorized use or disclosure would impair our competitive position and may have an adverse effect on our business and results of operations. Enforcing a claim that a third party obtained illegally and is using trade secrets and/or confidential know-how is expensive, time consuming and unpredictable, and the enforceability of confidentiality agreements may vary from jurisdiction to jurisdiction. Courts outside the United States are sometimes less willing to protect proprietary information, technology and know-how. Further, we may need to share our trade secrets and confidential know-how with future business partners, collaborators, contractors and others located in countries at heightened risk of theft of trade secrets, including through direct intrusion by private parties or foreign actors, and those affiliated with or controlled by state actors.
In addition, these agreements typically restrict the ability of our advisors, employees, third-party contractors and consultants to publish data potentially relating to our trade secrets or confidential know-how, although our agreements may contain certain limited publication rights. Despite our efforts to protect our trade secrets and confidential know-how, our competitors may discover them, either through breach of our agreements with third parties, independent development or publication of information by any of our third-party collaborators. A competitor's discovery of our trade secrets and/or confidential know-how would impair our competitive position and have an adverse impact on our business.
If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected.
If our trademarks and trade names are not adequately protected, then we may not be able to build name recognition in our markets of interest and our business may be adversely affected. We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our unregistered trademarks or trade names. Over the long term, if we are unable to successfully register our trademarks and trade names and establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources and could adversely impact our financial condition or results of operations.
We may need to license additional intellectual property from third parties, and any such licenses may not be available or may not be available on commercially reasonable terms.
The growth of our business may depend in part on our ability to acquire or in-license additional proprietary rights. For example, IMG-007 or any future product candidates may require the use of additional proprietary rights held by third parties. IMG-007 or any future product candidates may also require specific formulations to work effectively and efficiently. These formulations may be covered by intellectual property rights held by others. We may develop products containing our compositions and pre-existing pharmaceutical compositions. These pharmaceutical products may be covered by intellectual property rights held by others. We may be unable to acquire or in-license any relevant third-party intellectual property rights that we identify as necessary or important to our business operations. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all, which would harm our business. We may need to cease use of the compositions or methods covered by such third-party intellectual property rights, and may need to seek to develop alternative approaches that do not infringe on such intellectual property rights which may entail additional costs and development delays, even if we were able to develop such alternatives, which may not be feasible. Even if we are able to obtain a license under such intellectual property rights, any such license may be non-exclusive, which may allow our competitors access to the same technologies licensed to us.
We may fail to obtain or enforce assignments of intellectual property rights from our employees and contractors.
While it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing an enforceable agreement with each party who in fact conceives or develops intellectual property that we regard as our own. Furthermore, our assignment agreements may not be self-executing or may be breached, and we may be forced to bring or defend claims to determine the ownership of what we regard as our intellectual property, and we may not be successful in such claims. If we fail in bringing or defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights. Such an outcome could materially adversely affect our business, financial condition, results of operations and growth prospects. Even if we are successful in defending against such claims, litigation could result in substantial costs and distraction to management and other employees.

Confidentiality agreements with employees and third parties may not prevent unauthorized disclosure of trade secrets and other proprietary information.
In addition to the protection afforded by patents, we rely on trade secret protection and confidentiality agreements to protect trade secrets, confidential know-how, processes for which patents are difficult to enforce, and any other elements of our product discovery and development processes that involve proprietary information or technology that is not covered by patents. Trade secrets, however, may be difficult to protect. Although we require all of our employees to assign their inventions to us, and require all of our employees and key consultants who have access to our confidential know-how, information, or technology to enter into confidentiality agreements, we cannot be certain that our trade secrets and other confidential information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Furthermore, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent unauthorized material disclosure of our intellectual property to third parties, we will not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, operating results and financial condition.
We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of their former employers or other third parties.
We do and will continue to employ individuals who were previously employed at universities or other biotechnology or pharmaceutical companies, including our licensors, competitors or potential competitors. Although we seek to protect our ownership of intellectual property rights by ensuring that our agreements with our employees, consultants, collaborators, independent contractors and other third parties with whom we do business include provisions requiring such parties to assign rights in inventions to us and to not use the know-how or confidential information of their former employer or other third parties, we may be subject to claims that we or our employees, consultants, collaborators or independent contractors have inadvertently or otherwise used or disclosed know-how or confidential information of their former employers or other third parties. We may also be subject to claims that former employers or other third parties have an ownership interest in our patents.
Litigation may be necessary to defend against these claims. We may not be successful in defending these claims, and if we do fail in defending any such claims, in addition to paying monetary damages, we may lose valuable personnel or intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property, which could result in customers seeking other sources for the technology, or in ceasing from doing business with us. Any such intellectual property rights could be awarded to a third party, and we could be required to obtain a license from such third party to progress our clinical development programs or commercialize IMG-007 or any future product candidates. Such a license may not be available on commercially reasonable terms or at all. Even if we are successful, litigation could result in substantial cost and reputational loss and be a distraction to our management and other employees. Moreover, any such litigation or the threat thereof may adversely affect our reputation, our ability to form strategic alliances or sublicense our rights to collaborators, engage with scientific advisors or hire employees or consultants, each of which would have an adverse effect on our business, results of operations and financial condition.
Risks Related to our Industry and Business
We will need to expand our organization, and we may experience challenges in managing this growth as we build our capabilities, which could disrupt our operations.
As of December 31, 2024, we had 25 full-time employees. We will need to expand our organization, and we may have difficulty identifying, hiring and integrating new personnel. Future growth would impose significant additional responsibilities on our management, including the need to identify, recruit, maintain, motivate and integrate additional employees, consultants and contractors. Also, our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, give rise to operational mistakes, loss of business opportunities, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of IMG-007 or any future product candidates. If our management is unable to effectively manage our growth, our expenses may increase more than expected, our ability to generate and/or grow revenues could be reduced, and we may not be able to implement our business strategy. Our future financial performance and our ability to commercialize IMG-007 or any future product candidates and compete effectively will depend, in part, on our ability to effectively manage any future growth.
Our future success depends on our ability to retain our key personnel and to attract, retain and motivate qualified personnel.
Our industry has experienced a high rate of turnover of management personnel in recent years. We are highly dependent on our executive officers, as well as the other members of our management, scientific and clinical teams. We do not have formal employment agreements with our executive officers and they may terminate their employment with us at any time. In addition our executive officers have entered into severance rights agreements with us that entitle them to receive certain severance benefits in connection with their voluntary resignation of employment for good reason, as defined in the severance rights agreements. Additional details regarding these arrangements can be found in the section titled “Inmagene Executive and Director Compensation.”
If we lose one or more of our executive officers or key employees, our ability to implement our business strategy successfully could be seriously harmed. Furthermore, replacing executive officers and key employees may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of highly specialized skills and experience required to develop, gain regulatory approval of and commercialize our product candidates successfully. Competition to hire from this limited pool is intense, and we may be unable to hire, train, retain or motivate these additional key personnel on acceptable terms given the competition among numerous biopharmaceutical and biotechnology companies for similar personnel. We also experience competition for the hiring of scientific and clinical personnel from universities and research institutions. In addition, we rely on consultants and advisors, including scientific and clinical advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be engaged by entities other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us. If we are unable to continue to attract and retain high quality personnel, our ability to advance the clinical development of and commercialize product candidates will be limited.
If our information technology systems or those third parties with whom we work or our data are or were compromised, we could experience adverse consequences resulting from such compromise, including, but not limited to, interruptions to our operations such as our clinical trials, claims that we breached our data protection obligations, harm to our reputation, a loss of customers or sales, regulatory investigations or actions, litigation, fines and penalties, disruptions of our business operations, reputational harm, loss of revenue or profits, loss of customers or sales, and other adverse consequences.
In the ordinary course of our business, we and the third parties with whom we work process confidential and sensitive data, including intellectual property, pre-clinical and clinical trial data, trade secrets, proprietary business information and personal information of employees, business partners and service providers (collectively, “sensitive information”) necessary to conduct our business in our and the third parties' with whom we work data centers and networks. The secure processing, maintenance and transmission of this sensitive information is critical to our operations. Cyber-attacks, malicious internet-based activity, online and offline fraud, and other similar activities threaten the confidentiality, integrity, and availability of our sensitive information and information technology systems, and those of the third parties with whom we work (including our current and future CROs). Such threats are prevalent, continue to rise, are increasingly difficult to detect and come from a variety of sources, including traditional computer “hackers,” threat actors, “hacktivists,” organized criminal threat actors, personnel, sophisticated nation states and nation-state supported actors, including via advanced persistent threat intrusions.
Some actors now engage and are expected to continue to engage in cyber-attacks, including without limitation nation-state actors for geopolitical reasons and in conjunction with military conflicts and defense activities. During times of war and other major conflicts, we, the third parties with whom we work, may be vulnerable to a heightened risk of these attacks, including retaliatory cyber-attacks, that could materially disrupt our systems and operations, supply chain, and ability to produce, sell and distribute our goods and services.
We, and the third parties with whom we work are subject to a variety of evolving threats, including but not limited to social engineering attacks (including through deep fakes, which are increasingly more difficult to identify as fake, and phishing attacks), malicious code (such as viruses and worms), malware (including as a result of advanced threat intrusions), ransomware attacks, supply-chain attacks, denial-of-service attacks, credential stuffing attacks, credential harvesting, server malfunction, software bugs, hardware failures, loss of data or other information technology assets, adware, attacks enhanced or facilitated by artificial intelligence (“AI”), natural disasters (such as earthquakes, fires, and floods), terrorism, war and telecommunication and electrical failures or other similar threats.
In particular, severe ransomware attacks are becoming increasingly prevalent and severe and can lead to significant interruptions, delays, or outages in our operations, loss of data (including sensitive information), loss of income, significant extra expenses to restore data or systems, reputational harm and the diversion of funds. Extortion payments may alleviate the negative impact of a ransomware attack, but we may be unwilling or unable to make such payments due to, for example, applicable laws or regulations prohibiting such payments.
It may be difficult and/or costly to detect, investigate, mitigate, contain, and remediate a security incident. Our efforts to do so may not be successful. Actions taken by us or the third parties with whom we work to detect, investigate, mitigate, contain, and remediate a security incident could result in outages, data losses, and disruptions of our business. Threat actors may also gain access to other networks and systems after a compromise of our networks and systems. Remote work has increased risks to our information technology systems and data, as our employees utilize network connections, computers and devices outside our premises or network, including working at home, while in transit and in public locations.
Future or past business transactions (such as acquisitions or integrations) could expose us to additional cybersecurity risks and vulnerabilities, as our systems could be negatively affected by vulnerabilities present in acquired or integrated entities' systems and technologies. Furthermore, we may discover security issues that were not found during due diligence of such acquired or integrated entities, and it may be difficult to integrate companies into our information technology environment and security program.
We rely on third parties to operate critical business systems to process sensitive information in a variety of contexts, including, without limitation, cloud-based infrastructure, data center facilities, encryption and authentication technology, employee email, clinical trials and other functions. Our ability to monitor these third parties' information security practices is limited, and the third parties with whom we work may not have adequate information security measures in place. If these parties experience a security incident or other interruption, we could experience adverse consequences. While we may be entitled to damages if the third parties with whom we work fail to satisfy their data privacy or security-related obligations to us, any award may be insufficient to cover our damages, or we may be unable to recover such award. In addition, supply-chain attacks have increased in frequency and severity, and we cannot guarantee that third parties’ infrastructure in our supply chain or that of the third parties with whom we work have not been compromised.
While we have implemented security measures designed to protect against security incidents, there can be no assurance that these measures will be effective. We take steps designed to detect, mitigate and remediate vulnerabilities in our information technology systems (such as our hardware and/or software and those of third parties with whom we work). We have not, and may not in the future, however, detect and remediate all such vulnerabilities including on a timely basis. Further, we may experience delays in developing and deploying remedial measures and patches designed to address identified vulnerabilities. Vulnerabilities could be exploited and result in a security breach.
Certain of the previously identified or similar threats have in the past and may in the future cause a security incident or other interruption that could result in unauthorized, unlawful, or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of, or access to our sensitive information or our information technology systems, or those of the third parties with whom we work. A security incident or other interruption could disrupt our ability (and that of third parties with whom we work) to provide our services.
We may expend significant resources or modify our business activities (including our clinical trial activities) to try to protect against security incidents. Certain data privacy and security obligations have required us to implement and maintain specific security measures or industry-standard or reasonable security measures designed to protect our information technology systems and sensitive information. Applicable data privacy and security obligations may require us, or we may voluntarily choose, to notify relevant stakeholders, including affected individuals, regulators and investors, of security incidents or to take other actions, such as providing credit monitoring and identity theft protection services. Such disclosures and related actions are costly, and the disclosure or the failure to comply with such applicable requirements could lead to adverse consequences.

If we (or the third parties with whom we work) experience a security incident or are perceived to have experienced a security incident, we could face adverse consequences, such as government enforcement actions (for example, investigations, fines, penalties, audits, and inspections), additional reporting requirements and/or oversight, restrictions on processing sensitive information (including personal data), litigation (including class claims), indemnification obligations, monetary fund diversions, diversion of management attention, negative publicity; reputational harm financial loss, interruptions in our operations (including availability of data), disruptions to our operations and cause a loss of confidence in us and our ability to conduct clinical trials, which could adversely affect our reputation. For example, the loss of preclinical study or clinical trial data from completed, ongoing or planned trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. Additionally, theft of our sensitive information could require substantial expenditures to remedy. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of sensitive information, we could incur liability, and the further development of IMG-007 or any future product candidates could be delayed. Further, our insurance coverage may not be sufficient to cover the financial, legal, business or reputational losses that may result from an interruption or breach of our systems.
Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our data privacy and security obligations. In addition to experiencing a security incident, third parties may gather, collect, or infer sensitive information about us from public sources, data brokers, or other means that reveals competitively sensitive details about our organization and could be used to undermine our competitive advantage or market position. Additionally, our sensitive information could be leaked, disclosed, or revealed as a result of or in connection with our employees’, personnel’s, or vendors’ use of generative AI technologies.
Our business is subject to risks arising from pandemic and epidemic diseases.
The COVID-19 worldwide pandemic presented substantial public health and economic challenges and affected our employees, patients, physicians and other healthcare providers, communities and business operations, as well as the U.S. and global economies and financial markets. Any future pandemic or epidemic disease outbreaks could disrupt the supply chain and the manufacture or shipment of IMG-007 or any future product candidates for use in our clinical trials and research and preclinical studies and, delay, limit or prevent our employees and CROs from continuing research and development activities, impede our clinical trial initiation and recruitment and the ability of patients to continue in clinical trials, alter the results of the clinical trial due to disease progression in participants, impede testing, monitoring, data collection and analysis and other related activities, any of which could delay our preclinical studies and clinical trials and increase our development costs, and have a material adverse effect on our business, financial condition and results of operations. Any future pandemic or epidemic disease outbreak could also potentially further affect the business of the FDA or other comparable foreign regulatory authorities, which could result in delays in meetings related to our ongoing or planned clinical trials, as well have an adverse impact on global economic conditions, which could have an adverse effect on our business and financial condition, including impairing our ability to raise capital when needed.
Our business could be affected by litigation, government investigations, and enforcement actions.
We currently operate in a number of jurisdictions in a highly regulated industry, and we could be subject to litigation, government investigation and enforcement actions on a variety of matters in the United States or foreign jurisdictions, including, without limitation, intellectual property, regulatory, product liability, environmental, whistleblower, false claims, data privacy and security, anti-kickback, anti-bribery, securities, commercial, employment and other claims and legal proceedings that may arise from conducting our business. Any determination that our operations or activities are not in compliance with existing laws or regulations could result in the imposition of fines, civil and criminal penalties, equitable remedies, including disgorgement, injunctive relief and/or other sanctions against us, and remediation of any such findings could have an adverse effect on our business operations.
Legal proceedings, government investigations and enforcement actions can be expensive and time-consuming. An adverse outcome resulting from any such proceedings, investigations or enforcement actions could result in significant damages awards, fines, penalties, exclusion from the federal healthcare programs, healthcare debarment, injunctive relief, product recalls, reputational damage and modifications of our business practices, which could have a material adverse effect on our business and results of operations. Even if such a proceeding, investigation, or enforcement action is ultimately decided in our favor, the investigation and defense thereof could require substantial financial and management resources.

Our employees and independent contractors, including consultants, vendors and any third parties we may engage in connection with development and commercialization may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements, which could harm our business.
Misconduct by our employees and independent contractors, including consultants, vendors and any third parties we may engage in connection with development and commercialization, could include intentional, reckless or negligent conduct or unauthorized activities that violate: (i) the laws and regulations of the FDA, EU and comparable foreign regulatory authorities, including those laws that require the reporting of true, complete and accurate information to such authorities; (ii) manufacturing standards; (iii) data privacy and security laws, and fraud and abuse and other healthcare laws and regulations; or (iv) other laws that require the reporting of true, complete and accurate financial information and data. Specifically, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Activities subject to these laws could also involve the improper use or misrepresentation of information obtained in the course of clinical trials, creation of fraudulent data in preclinical studies or clinical trials or illegal misappropriation of drug product, which could result in regulatory sanctions and cause serious harm to our reputation. It is not always possible to identify and deter misconduct by employees and other third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to comply with such laws or regulations. Additionally, we are subject to the risk that a person or government could allege fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant civil, criminal and administrative penalties, damages, monetary fines, disgorgements, possible exclusion from participation in Medicare, Medicaid, other U.S. federal healthcare programs or healthcare programs in other jurisdictions, integrity oversight and reporting obligations to resolve allegations of non-compliance, imprisonment, other sanctions, contractual damages, reputational harm, diminished profits and future earnings and curtailment of our operations.
Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.
We have incurred losses during our history, we expect to continue to incur significant losses for the foreseeable future, and we may never achieve profitability. Under current law, U.S. federal net operating losses (“NOLs”) incurred in taxable years beginning after December 31, 2017, can be carried forward indefinitely, but the deductibility of such U.S. federal NOLs in a taxable year is limited to 80% of taxable income in such year.
As of December 31, 2024, we had federal net operating loss carryforwards of approximately $1.3 million and state net operating loss carryforwards of $9.1 million. All of our federal net operating loss carryforwards as of December 31, 2024 can be carried forward indefinitely. State net operating loss carryforwards begin to expire in 2039. Our NOL carryforwards are subject to review and possible adjustment by the U.S. and state tax authorities.
In addition, under Sections 382 and 383 of the Code, and corresponding provisions of state law, if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership over a rolling three-year period, the corporation's ability to use its pre-change NOL carryforwards, research and development (“R&D”) credits and certain other tax attributes to offset its post-change income or taxes may be limited. This could limit the amount of NOLs, R&D credit carryforwards or other applicable tax attributes that we can utilize annually to offset future taxable income or tax liabilities. We have not completed a Section 382 ownership change analysis. If ownership changes have occurred or occur in the future, the amount of remaining tax attribute carryforwards available to offset taxable income and income tax expense in future years may be restricted or eliminated. Changes to U.S. tax rules in respect of the utilization of NOLs, R&D credits and other applicable tax attributes could further affect our ability to use our tax attributes in the future. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. As a result, we may be unable to use all or a material portion of our NOL carryforwards and other tax attributes, which could adversely affect our future cash flows.

Changes in tax laws or regulations that are applied adversely to us or our customers may have a material adverse effect on our business, cash flow, financial condition or results of operations.
New income, sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could adversely affect our business operations and financial performance. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. For example, legislation informally titled the Tax Cuts and Jobs Act (the “Tax Act”), the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and the Inflation Reduction Act enacted many significant changes to the U.S. tax laws. Future guidance from the Internal Revenue Service and other tax authorities with respect to such legislation may affect us, and certain aspects of such legislation could be repealed or modified in future legislation. In addition, it is uncertain if and to what extent various states will conform to such legislation or any newly enacted federal tax legislation. Changes in corporate tax rates, the realization of net deferred tax assets relating to our operations, the taxation of foreign earnings and the deductibility of expenses or future reform legislation could have a material impact on the value of our deferred tax assets, could result in significant one-time charges and could increase our future U.S. tax expense.
General Risk Factors
We have identified a material weakness in our internal control over financial reporting. If we fail to remediate this material weakness, or if we identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of the combined company’s common stock following the completion of the Merger.
In connection with the preparation of our financial statements for the years ended December 31, 2023 and 2024, a material weakness was identified in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.
We did not design and maintain effective controls related to the period-end financial reporting process to ensure adequate segregation of duties, including controls related to account reconciliations and journal entries. Specifically, certain personnel have incompatible duties including the ability to (i) create and post manual journal entries without an independent review and (ii) prepare and review account reconciliations. The material weakness did not result in a misstatement to our financial statements.
However, this material weakness could result in a misstatement of substantially all of our accounts or disclosures that would result in a material misstatement of our annual or interim financial statements that would not be prevented or detected.
To remediate the material weakness, we plan to design and implement control activities in response to the risks posed as a result of the lack of segregation of duties related to journal entries and account reconciliations, including general controls over information systems. The material weakness will not be considered remediated until management completes the design and implementation of the measures described above and the controls operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. The measures we have taken to date, and are continuing to design and implement, may not be sufficient to remediate the material weakness we have identified or avoid potential future material weaknesses. If the steps we take do not correct this material weakness in a timely manner, we will be unable to conclude that we maintain effective internal control over financial reporting. Accordingly, there could continue to be a reasonable possibility that a material misstatement of our financial statements would not be prevented or detected on a timely basis.
If we fail to remediate the existing material weakness or identify new material weaknesses in our internal control over financial reporting, if we are unable to comply with the disclosure and attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes Oxley Act”) in a timely manner, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and the market price of the combined company’s common stock following the completion of the Merger could be negatively affected. As a result, we could also become subject to investigations by Nasdaq, the SEC or other regulatory authorities, and become subject to litigation from investors and stockholders, which could harm our reputation and financial condition or divert financial and management resources from its regular business activities.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
As a public reporting company post-Merger, we will be subject to certain reporting requirements of the Exchange Act. Our disclosure controls and procedures are designed to reasonably assure that information required to be disclosed by us in reports we file or furnish under the Exchange Act is accumulated and communicated to management, recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements or insufficient disclosures due to error or fraud may occur and not be detected.
Unstable market and economic conditions, including any adverse macroeconomic conditions or geopolitical events, may have serious adverse consequences on our business, financial condition and stock price.
The global credit and financial markets have experienced extreme volatility and disruptions in the past several years, including severely diminished liquidity and credit availability, rising inflation and monetary supply shifts, rising interest rates, supply chain constraints, labor shortages, declines in consumer confidence, declines in economic growth, increases in unemployment rates, recession risks and uncertainty about economic stability. The financial markets and the global economy may also be adversely affected by the current or anticipated impact of public health crises, military conflict, including the conflict between Russia and Ukraine and the ongoing conflict in the Middle East, terrorism or other geopolitical events. For example, the COVID-19 pandemic resulted in widespread unemployment, economic slowdown and extreme volatility in the capital markets. Sanctions imposed by the United States and other countries in response to military conflicts, including the one in Ukraine, may also adversely impact the financial markets and the global economy, and any economic countermeasures by the affected countries or others could exacerbate market and economic instability. The extent of the impact of these conditions on our operational and financial performance, including our ability to execute our business strategies and initiatives in the expected timeframe, as well as that of third parties upon whom we rely, will depend on future developments which are uncertain and cannot be predicted. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. Our general business strategy may be adversely affected by any such economic downturn, volatile business environment or continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon clinical development plans. In addition, there is a risk that one or more of our current service providers, manufacturers and other partners may not survive an economic downturn, which could directly affect our ability to attain our operating goals on schedule and on budget.
We could be subject to securities class action litigation.
In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biopharmaceutical companies have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management's attention and resources, which could harm our business. Additionally, the increase in the cost of directors' and officers' liability insurance may cause us to opt for lower overall policy limits or to forgo insurance that we may otherwise rely on to cover significant defense costs, settlements and damages awarded to plaintiffs.
We or the third parties upon whom we depend may be adversely affected by a fire and earthquake or other man-made or natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.
Our principal executive offices are located in San Diego, California and are vulnerable to fires and earthquakes. Any unplanned event, such as a flood, fire, explosion, earthquake, extreme weather condition, epidemic or pandemic, power outage, telecommunications failure or other natural or manmade accidents or incidents that result in us being unable to fully utilize our facilities may have a material and adverse effect on our ability to operate our business, particularly on a daily basis, and have significant negative consequences on our financial and operating conditions. Any similar impacts of natural or man-made disasters on our third-party CMOs and CROs, could cause delays in our clinical trials and may have a material and adverse effect on our ability to operate our business and have significant negative consequences on our financial and operating conditions. If a natural disaster, power outage or other event occurred that prevented us from using our clinical sites, impacted clinical supply or the conduct of our clinical trials, that damaged critical infrastructure, such as the manufacturing facilities of our third-party CMOs, or that otherwise disrupted operations, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time. The disaster recovery and business continuity plans we and our CMOs and CROs have in place may prove inadequate in the event of a serious disaster or similar event. In the event of an accident or incident at these facilities, we cannot assure you that the amounts of insurance we currently carry will be sufficient to satisfy any damages and losses. If our facilities, or the manufacturing facilities of our CMOs or CROs, are unable to operate because of an accident or incident or for any other reason, even for a short period of time, any or all of our development programs may be harmed. Any business interruption could adversely affect our business, financial condition, results of operations and prospects.
Our insurance policies may be inadequate, may not cover all of our potential liabilities and may potentially expose us to unrecoverable risks.
We do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include property, general liability, employee benefits liability, workers' compensation, clinical trials/products liability, cybersecurity liability, directors' and officers' and employment practices insurance. We do not know, however, if we will be able to maintain insurance with adequate levels of coverage. No assurance can be given that an insurance carrier will not seek to cancel or deny coverage after a claim has occurred. Any significant uninsured liability may require us to pay substantial amounts, which would adversely affect our financial position and results of operations. We anticipate that we will need to increase our insurance coverage each time we commence a clinical trial and if we successfully commercialize any product candidate. Insurance availability, coverage terms and pricing continue to vary with market conditions. We endeavor to obtain appropriate insurance coverage for insurable risks that we identify. However, we may fail to correctly anticipate or quantify insurable risks, we may not be able to obtain appropriate insurance coverage and insurers may not respond as we intend to cover insurable events that may occur. Any significant uninsured liability may require us to pay substantial amounts, which would materially adversely affect our business, financial condition, results of operations and growth.
In addition, although we are dependent on certain key personnel, we do not have key person life insurance policies on any such individuals. Therefore, if any of our key personnel die or become disabled, the loss of such person could materially adversely affect our business, financial condition, results of operations and growth prospects.
Conflicts of interest may arise because some members of our board of directors are representatives of our principal shareholders.
Certain of our principal shareholders or their affiliates are venture capital funds or other investment vehicles that could invest in entities that directly or indirectly compete with us. As a result of these relationships, when conflicts arise between the interests of the principal shareholders or their affiliates and the interests of other shareholders, members of our board of directors that are representatives of the principal shareholders may not be disinterested.
The increasing use of social media platforms presents new risks and challenges.
Social media is increasingly being used to communicate about our clinical development program and the diseases IMG-007 is being developed to treat. We intend to utilize appropriate social media in connection with communicating about our development programs. Social media practices in the biopharmaceutical industry continue to evolve and regulations relating to such use are not always clear. This evolution creates uncertainty and risk of noncompliance with regulations applicable to our business. For example, patients may use social media channels to report an alleged adverse event during a clinical trial. When such disclosures occur, we may fail to monitor and comply with applicable adverse event reporting obligations, or we may not be able to defend our business or the public's legitimate interests in the face of the political and market pressures generated by social media due to restrictions on what we may say about our investigational products. There is also a risk of inappropriate disclosure of sensitive information or negative or inaccurate posts or comments about us on any social networking website, or a risk that a post on a social networking website by any of our employees may be construed as inappropriate promotion. If any of these events were to occur or we otherwise fail to comply with applicable regulations, we could incur liability, face regulatory actions, or incur other harm to our business.
Risks Related to the Combined Company
The combined company will need to raise additional financing in the future to fund its operations, which may not be available to it on favorable terms or at all.
The combined company will require substantial additional funds to complete the development and potential commercialization of IMG-007 and any future product candidate. The combined company’s future capital requirements will depend upon a number of factors, including: the type, number, scope, progress, expansions, results, costs and timing of, discovery, preclinical studies and clinical trials of IMG-007 and any future product candidates; the costs and timing of manufacturing for IMG-007 and any future product candidates, including if the combined company develops its own manufacturing capabilities; the outcome, timing and cost of meeting regulatory requirements established by the FDA and comparable foreign regulatory authorities; the cost of obtaining, maintaining and protecting the combined company’s intellectual property portfolio, including filing, prosecuting, defending and enforcing its patent claims and other intellectual property rights; the cost of establishing a sales, marketing and distribution infrastructure to commercialize IMG-007 and any future product candidates for which the combined company may obtain regulatory approval; the cost and timing of completion of commercial-scale manufacturing activities; the timing and amount of royalty, milestone or other payments made to the combined company’s suppliers, collaborators or licensors; the timing and amount of the milestone or other payments made to the combined company under its collaboration or licensing agreements; costs associated with growing the combined company’s workforce and retaining and motivating its employees; the initiation, progress, timing and results of the combined company’s commercialization of IMG-007 and any future product candidates, if approved for commercial sale; costs associated with any products or technologies that the combined company may in-license or acquire; the costs associated with being a public company; and the combined company’s implementation of additional internal systems and infrastructure, including operational, financial and management information systems.
Raising additional capital may be costly or difficult to obtain and could significantly dilute stockholders’ ownership interests or inhibit the combined company’s ability to achieve its business objectives. If the combined company raises additional funds through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely the rights of its common stockholders. Further, to the extent that the combined company raises additional capital through the sale of common stock or securities convertible or exchangeable into common stock, its stockholder’s ownership interest in the combined company will be diluted. In addition, any debt financing may subject the combined company to fixed payment obligations and covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If the combined company raises additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, the combined company may have to relinquish certain valuable intellectual property or other rights to IMG-007 and any future product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to it. Even if the combined company were to obtain sufficient funding, there can be no assurance that it will be available on terms acceptable to the combined company or its stockholders.
Following the Merger, the combined company may be unable to integrate successfully the businesses of Ikena and Inmagene and realize the anticipated benefits of the Merger.
The Merger involves the combination of two companies which currently operate as independent companies. Following the merger, the combined company will be required to devote significant management attention and resources to integrating its business practices and operations. The combined company may fail to realize some or all of the anticipated benefits of the Merger if the integration process takes longer than expected or is more costly than expected. Potential difficulties the combined company may encounter in the integration process include the following:
•
the inability to successfully combine the businesses of Ikena and Inmagene in a manner that permits the combined company to achieve the anticipated benefits from the merger, which would result in the anticipated benefits of the Merger not being realized partly or wholly in the time frame currently anticipated or at all;

•	creation of uniform standards, controls, procedures, policies and information systems; and

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Merger.
In addition, Ikena and Inmagene have operated and, until the completion of the Merger, will continue to operate, independently. It is possible that the integration process also could result in the diversion of each company’s management’s attention, the disruption or interruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect the combined company’s ability to maintain its business relationships or the ability to achieve the anticipated benefits of the merger, or could otherwise adversely affect the business and financial results of the combined company.
The market price of the combined company’s common stock is expected to be volatile, and the market price of the common stock may drop following the Merger.
The market price of the combined company’s common stock following the Merger could be subject to significant fluctuations. Market prices for securities of early-stage pharmaceutical, biotechnology and other life sciences companies have historically been particularly volatile. Some of the factors that may cause the market price of the combined company’s common stock to fluctuate include:
•	the ability of the combined company to obtain regulatory approvals for IMG-007 and any future product candidates, and delays or failures to obtain such approvals;
•	failure of IMG-007 or any of the combined company’s future product candidates, if approved, to achieve commercial success;
•	failure by the combined company to maintain its existing third-party license and supply agreements;
•	failure by the combined company or its licensors to prosecute, maintain, or enforce its intellectual property rights;
•	changes in laws or regulations applicable to IMG-007 or the combined company’s future product candidates;
•	any inability to obtain adequate supply of IMG-007 or the combined company’s future product candidates or the inability to do so at acceptable prices;
•	adverse regulatory authority decisions;
•	introduction of new products, services or technologies by the combined company’s competitors;
•	failure to meet or exceed financial and development projections the combined company may provide to the public;
•	failure to meet or exceed the financial and development projections of the investment community;
•	the perception of the pharmaceutical industry by the public, legislatures, regulators and the investment community;
•	announcements of significant acquisitions, strategic collaborations, joint ventures or capital commitments by the combined company or its competitors;
•	disputes or other developments relating to proprietary rights, including patents, litigation matters, and the combined company’s ability to obtain patent protection for its technologies;
•	additions or departures of key personnel;
•	significant lawsuits, including patent or stockholder litigation;
•	if securities or industry analysts do not publish research or reports about the combined company’s business, or if they issue an adverse or misleading opinion regarding its business and stock;
•	changes in the market valuations of similar companies;
•	general market or macroeconomic conditions;
•	sales of its common stock by the combined company or its stockholders in the future;
•	trading volume of the combined company’s common stock;

•	failure to maintain compliance with the listing requirements of The Nasdaq Global Market;
•	announcements by commercial partners or competitors of new commercial products, clinical progress or the lack thereof, significant contracts, commercial relationships or capital commitments;
•	adverse publicity generally, including with respect to other products and potential products in such markets;
•	the introduction of technological innovations or new therapies that compete with potential products of the combined company;
•	changes in the structure of health care payment systems; and
•	period-to-period fluctuations in the combined company’s financial results.
Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the combined company’s common stock.
In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm the combined company’s profitability and reputation.
Additionally, a decrease in the stock price of the combined company may cause the combined company’s common stock to no longer satisfy the continued listing standards of Nasdaq. If the combined company is not able to maintain the requirements for listing on Nasdaq, it could be delisted, which could have a materially adverse effect on its ability to raise additional funds as well as the price and liquidity of its common stock.
The combined company will incur costs and demands upon management as a result of complying with the laws, rules and regulations affecting public companies.
The combined company will incur significant legal, accounting and other expenses that Inmagene did not incur as a private company, including costs associated with public company reporting requirements.
The combined company will also incur costs associated with corporate governance requirements, including requirements under the laws, rules and regulations of the SEC as well as the Nasdaq rules. These laws, rules and regulations are expected to increase the combined company’s legal and financial compliance costs and to make some activities more time consuming and costly. For example, the combined company’s management team will include executive officers of Inmagene prior to the Merger, some of whom have not previously managed and operated a public company. These executive officers and other personnel will need to devote substantial time to gaining expertise regarding operations as a public company and compliance with applicable laws and regulations. These laws, rules and regulations also may make it difficult and expensive for the combined company to obtain directors’ and officers’ liability insurance. As a result, it may be more difficult for the combined company to attract and retain qualified individuals to serve on the combined company board or as executive officers of the combined company, which may adversely affect investor confidence in the combined company and could cause the combined company’s business or stock price to suffer.
If the combined company fails to attract and retain management and other key personnel, it may be unable to continue to successfully develop or commercialize IMG-007 or any future product candidates or otherwise implement its business plan.
The combined company’s ability to compete in the highly competitive pharmaceuticals industry depends on its ability to attract and retain highly qualified managerial, scientific, medical, legal, sales and marketing and other personnel. The combined company will be highly dependent on its management and scientific personnel. The loss of the services of any of these individuals could impede, delay, or prevent the successful development of IMG-007 or any future product candidates, completion of its planned clinical trials, commercialization of IMG-007 or any future product candidates or in-licensing or acquisition of new assets and could impact negatively its ability to implement successfully its business plan. If the combined company loses the services of any of these individuals, it might not be able to find suitable replacements on a timely basis or at all, and its business could be harmed as a result. The combined company might not be able to attract or retain qualified management and other key personnel in the future due to the intense competition for qualified personnel among biotechnology, pharmaceutical and other businesses.

If the assets subject to the Ikena CVR Agreement or Inmagene CVR Agreement are not disposed of in a timely manner, the combined company may have to incur time and resources to wind down or dispose of such assets.
In connection with the Merger, Ikena stockholders and Inmagene shareholders as of the close of business on the last business day prior to the first effective time will receive one Ikena CVR or one Inmagene CVR, as applicable, for each outstanding share of Ikena common stock or Inmagene share, as applicable. Each Ikena CVR and Inmagene CVR will entitle the holder thereof to certain payments in respect of certain pre-Merger legacy assets of each company. Please see the section titled “Agreements Related to the Merger—Ikena Contingent Value Rights Agreement” and “Agreements Related to the Merger—Inmagene Contingent Value Rights Agreement.” If Ikena or Inmagene, as applicable, do not enter into disposition agreements related to such pre-Merger legacy assets prior to the closing of the Merger, the combined company may need to allocate time and resources to wind down or dispose of such assets. In addition, certain proceeds from such disposition agreements entered into prior to or following the closing of the Merger, will be distributed to the holders of Ikena CVRs or Inmagene CVRs, as applicable, pursuant to the Ikena CVR Agreement and Inmagene CVR Agreement, respectively. As a result, the combined company’s stockholders may receive no or limited benefits from any time or resources allocated to such pre-Merger legacy assets and such activities may be a distraction to the combined company’s management and employees. As a result, the combined company’s operations and financial condition may be adversely affected.
Nasdaq may delist the combined company’s securities from trading on its exchange, which could limit investors’ ability to make transactions in its securities and subject the combined company to additional trading restrictions.
Currently, Ikena’s common stock is publicly traded on The Nasdaq Global Market. In connection with the proposed Merger, Inmagene will file an initial listing application with Nasdaq pursuant to Nasdaq’s “reverse merger” rules. The combined company will be required to meet the initial listing requirements for its securities to be listed on Nasdaq.
If Ikena and Inmagene fail to meet the Nasdaq listing requirements and their respective boards choose to close the Merger without Nasdaq’s approval, then Nasdaq may notify the combined company of its determination to delist the company’s securities based upon the failure to satisfy the criteria in the Nasdaq application. For more information, refer to the section titled “Risk Factors Related to the Merger—Ikena or Inmagene may waive one or more of the conditions to the Merger without recirculation of this proxy statement/prospectus or resoliciting stockholder approval.”
We cannot assure you that the combined company will be able to meet those initial listing requirements. Even if the combined company’s securities are so listed, the combined company may be unable to maintain the listing of its securities in the future. In order to continue listing its securities on Nasdaq following the proposed Merger, the combined company will be required to maintain certain financial, distribution and stock price levels. If Nasdaq delists the combined company’s securities from trading on its exchange at closing of the Merger (or thereafter) and the combined company is not able to list its securities on another national securities exchange or regain compliance with Nasdaq, the combined company’s securities could be quoted on an over-the-counter market. If this were to occur, the combined company could face significant material adverse consequences, including:
•	a limited availability of market quotations for its securities;
•	reduced liquidity for its securities;
•
a determination that the combined company’s common stock is a “penny stock” which will require brokers trading in the combined company’s common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts states from regulating the sale of certain securities, which are referred to as “covered securities.” Since Ikena’s common stock is listed on Nasdaq, they are covered securities. Although states are preempted from regulating the sale of covered securities, the federal statute does allow states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then states can regulate or bar the sale of covered securities in a particular case. If Ikena was no longer listed on Nasdaq, its securities would not be covered securities and it would be subject to regulation in each state in which it offers its securities, including in connection with the Merger.

Anti-takeover provisions in the combined company’s charter documents and under Delaware law could make an acquisition of the combined company more difficult and may prevent attempts by the combined company stockholders to replace or remove the combined company management.
Provisions in the combined company’s certificate of incorporation and bylaws may delay or prevent an acquisition or a change in management. In addition, because the combined company will be incorporated in Delaware, it is governed by the provisions of Section 203 of the DGCL, which prohibits stockholders owning in excess of 15% of the outstanding combined company voting stock from merging or combining with the combined company. Although Ikena and Inmagene believe these provisions collectively will provide for an opportunity to receive higher bids by requiring potential acquirors to negotiate with the combined company’s board of directors, they would apply even if the offer may be considered beneficial by some stockholders. In addition, these provisions may frustrate or prevent any attempts by the combined company’s stockholders to replace or remove then current management by making it more difficult for stockholders to replace members of the board of directors, which is responsible for appointing the members of management.
The combined company’s bylaws designate specific courts as the exclusive forum for certain litigation that may be initiated by the combined company’s stockholders, which could limit the combined company’s stockholders’ ability to obtain a favorable judicial forum for disputes with the combined company.
The combined company’s bylaws will provide that, unless the combined company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for state law claims for (i) any derivative action or proceeding brought on behalf of the combined company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of the combined company’s directors, officers, or other employees to the combined company or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or the combined company’s amended and restated certificate of incorporation or its amended and restated bylaws (including the interpretation, validity or enforceability thereof) or (iv) any action asserting a claim that is governed by the internal affairs doctrine, which is referred to as the “Delaware Forum Provision.” The Delaware Forum Provision will not apply to any causes of action arising under the Securities Act or the Exchange Act. The combined company’s amended and restated bylaws will further provide that unless the combined company consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, which is referred to as the “Federal Forum Provision.” In addition, the combined company’s amended and restated bylaws will provide that any person or entity purchasing or otherwise acquiring any interest in shares of its capital stock is deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision; provided, however, that stockholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder.
The Delaware Forum Provision and the Federal Forum Provision that will be in the combined company’s bylaws may impose additional litigation costs on stockholders in pursuing any such claims. Additionally, these forum selection clauses that will be set forth in the combined company’s amended and restated bylaws may limit its stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with the combined company or its directors, officers or employees, which may discourage the filing of such lawsuits against the combined company and its directors, officers and employees even though an action, if successful, might benefit the combined company’s stockholders. In addition, while the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court are “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce the Federal Forum Provision. If the Federal Forum Provision is found to be unenforceable, the combined company may incur additional costs associated with resolving such matters. The Federal Forum Provision may also impose additional litigation costs on stockholders who assert that the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the federal district courts of the United States may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to the combined company than its stockholders.

Ikena and Inmagene do not anticipate that the combined company will pay any cash dividends in the foreseeable future.
The current expectation is that the combined company will retain its future earnings, if any, to fund the development and growth of the combined company’s business. As a result, capital appreciation, if any, of the common stock of the combined company will be its stockholders’ sole source of gain, if any, for the foreseeable future.
An active trading market for the combined company’s common stock may not develop and its stockholders may not be able to resell their shares of common stock for a profit, if at all.
Prior to the Merger, there had been no public market for the Inmagene shares. An active trading market for the combined company’s shares of common stock may never develop or be sustained. If an active market for its common stock does not develop or is not sustained, it may be difficult for its stockholders to sell their shares at an attractive price or at all.
Future sales of shares by existing stockholders could cause the combined company’s stock price to decline.
If existing stockholders of Ikena or Inmagene sell, or indicate an intention to sell, substantial amounts of the combined company’s common stock in the public market after legal restrictions on resale discussed in this proxy statement/prospectus lapse, the trading price of the common stock of the combined company could decline. Neither Ikena nor Inmagene is able to predict the effect that sales may have on the prevailing market price of the combined company’s common stock.
If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about the combined company, its business or its market, its stock price and trading volume could decline.
The trading market for the combined company’s common stock will be influenced by the research and reports that equity research analysts publish about it and its business. Equity research analysts may elect not to provide research coverage of the combined company’s common stock after the completion of the Merger, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, the combined company will not have any control over the analysts, or the content and opinions included in their reports. The price of the combined company’s common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of the combined company or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.
The unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the completion of the Merger.
The unaudited pro forma condensed combined financial statements contained in this proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the Merger for several reasons. The unaudited pro forma condensed combined financial statements have been derived from the historical audited financial statements of Ikena and Inmagene for the year ended December 31, 2024 and certain adjustments and assumptions have been made regarding the combined company after giving effect to the Merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with accuracy. Moreover, the unaudited pro forma condensed combined financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the Merger. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the unaudited pro forma condensed combined financial statements. As a result, the actual financial condition of the combined company following the Merger may not be consistent with, or evident from, these unaudited pro forma condensed combined financial statements. The assumptions used in preparing the unaudited pro forma condensed combined financial statements may not prove to be accurate, and other factors may affect the combined company’s financial condition following the Merger. For more information, please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus.
If the combined company fails to maintain proper and effective internal controls, its ability to produce accurate financial statements on a timely basis could be impaired.
The combined company will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq. The Sarbanes-Oxley Act requires, among other things, that the combined company maintain effective disclosure controls and procedures and internal control over financial reporting. The combined company must perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its Annual Report on Form 10-K filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. As a private company, Inmagene has never been required to test its internal controls within a specified period. This will require that the combined company incur substantial professional fees and internal costs to expand its accounting and finance functions and that it expends significant management efforts. The combined company may experience difficulty in meeting these reporting requirements in a timely manner.
The combined company may discover weaknesses in its system of internal financial and accounting controls and procedures that could result in a material misstatement of its financial statements. The combined company’s internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.
If the combined company is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, or if it is unable to maintain proper and effective internal controls, the combined company may not be able to produce timely and accurate financial statements. If that were to happen, the market price of its common stock could decline and it could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.
The combined company is expected to take advantage of reduced disclosure and governance requirements applicable to emerging growth companies and smaller reporting companies, which could result in its common stock being less attractive to investors.
Following the Merger, the combined company is expected to have a public float of less than $250 million and therefore will qualify as a smaller reporting company under the rules of the SEC. In addition, the combined company is expected to be an emerging growth company until the earlier of (i) the last day of the fiscal year in which the combined company has total annual gross revenues of $1.235 billion or more; (ii) December 31, 2026; (iii) the date on which the combined company has issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which the combined company is deemed to be a large accelerated filer under the rules of the SEC, which means the market value of the combined company's common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th. As an emerging growth company and/or a smaller reporting company, the combined company will be able to take advantage of reduced disclosure requirements, such as simplified executive compensation disclosures and reduced financial statement disclosure requirements in its SEC filings. Decreased disclosures in the combined company’s SEC filings due to its status as an emerging growth company and/or a smaller reporting company may make it harder for investors to analyze its results of operations and financial prospects. Ikena and Inmagene cannot predict if investors will find the combined company’s common stock less attractive if it relies on these exemptions. If some investors find its common stock less attractive as a result, there may be a less active trading market for its common stock and its stock price may be more volatile. Even after the combined company no longer qualifies as an emerging growth company, it may still take advantage of the reporting exemptions applicable to a smaller reporting company until it is no longer a smaller reporting company, which status would end once it has a public float greater than $250 million. In that event, the combined company could still be a smaller reporting company if its annual revenues were below $100 million and it has a public float of less than $700 million.
Changes in tax laws may materially adversely affect the combined company’s business, prospects, financial condition and operating results.
New tax laws, statutes, rules, regulations or ordinances could be enacted at any time, which could adversely affect the combined company’s business, prospects, financial condition and operating results. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to the combined company. For example, the Tax Act, the CARES Act, and the IRA enacted many significant changes to the U.S. tax laws. Future guidance from the Internal Revenue Service and other tax authorities with respect to such legislation may affect the combined company, and certain aspects of such legislation could be repealed or modified in future legislation. Such tax law changes could have a material adverse impact on the combined company. In addition, it is uncertain if and to what extent various states will conform to newly enacted federal tax legislation.

While it is too early to assess the overall impact of these changes, as these and other tax laws and related regulations are revised, enacted, and implemented, the combined company’s financial condition, results of operations, and cash flows could be materially adversely impacted.
The combined company’s ability to use net operating loss carryforwards and other tax attributes may be limited, including as a result of the Merger.
Each of Ikena and Inmagene has incurred losses during its history, and the combined company does not expect to become profitable in the near future and may never achieve profitability. To the extent that the combined company continues to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire, if at all. As of December 31, 2024, Ikena had NOL carryforwards and state NOL carryforwards of $191.5 million and $205.5 million, respectively, and Inmagene had U.S. federal NOL carryforwards of approximately $1.3 million and $9.1 million. Under current law, U.S. federal NOL carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such NOL carryforwards is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to federal law. In addition, under Sections 382 and 383 of the Code, federal NOL carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in ownership. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. The combined company’s ability to utilize its NOL carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including potential changes in connection with the Merger or other transactions. Similar rules may apply under state tax laws. If the combined company earns taxable income, such limitations could result in increased future income tax liability to the combined company, and the combined company’s future cash flows could be adversely affected.

MARKET PRICE AND DIVIDEND INFORMATION
The Ikena common stock is currently listed on The Nasdaq Global Market under the symbol “IKNA.” The closing price of the Ikena common stock on December 20, 2024, the last day of trading prior to the announcement of the Merger, as reported on The Nasdaq Global Market, was $1.55 per share. The closing price of the Ikena common stock on      , 2025, the last practicable date before the date of this proxy statement/prospectus, as reported on The Nasdaq Global Market, was $    per share.
Because the market price of the Ikena common stock is subject to fluctuation, the market value of the shares of the Ikena common stock that the Inmagene shareholders will be entitled to receive in the Merger may increase or decrease.
Inmagene is a private company and Inmagene shares are not publicly traded.
Assuming approval of Proposal Nos. 1 and 2, successful application for initial listing with The Nasdaq Global Market and the closing of the Merger, following the consummation of the Merger, the Ikena common stock will trade on The Nasdaq Global Market under Ikena’s new name, “ImageneBio, Inc.,” and new trading symbol “IMA.”
As of   , 2025, the record date for the Ikena annual meeting, there were approximately registered holders of record of the Ikena common stock. As of   , 2025, Inmagene had    holders of record of Inmagene ordinary shares and    holders of record of Inmagene preferred shares. For detailed information regarding the beneficial ownership of certain Ikena stockholders and Inmagene shareholders, see the sections of this proxy statement/prospectus titled “Principal Stockholders of Ikena” and “Principal Stockholders of Inmagene.”
Dividends
Ikena has never declared or paid any cash dividends on the Ikena common stock and does not anticipate paying cash dividends on the Ikena common stock for the foreseeable future, other than any dividend contemplated under the Merger Agreement. Notwithstanding the foregoing, any determination to pay cash dividends subsequent to the Merger will be at the discretion of the combined organization’s then-current board of directors and will depend upon a number of factors, including the combined organization’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the then-current board of directors deems relevant.
Inmagene has never paid or declared any cash dividends on the Inmagene shares. If the Merger does not occur, Inmagene does not anticipate paying any cash dividends on the Inmagene shares in the foreseeable future, and Inmagene intends to retain all available funds and any future earnings to fund the development and expansion of its business. Any future determination to pay dividends will be at the discretion of the Inmagene board and will depend upon a number of factors, including its results of operations, financial condition, future prospects, contractual restrictions, and restrictions imposed by applicable laws and other factors the Inmagene board deems relevant.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains or incorporates statements that constitute forward-looking statements within the meaning of the federal securities laws in relation to Ikena, Inmagene, the Merger and the other proposed transactions contemplated thereby. Any express or implied statements that do not relate to historical or current facts or matters are forward-looking statements. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “would,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “forecasts,” “seeks,” “target,” “endeavor,” “potential,” “continue” or the negative of these terms or other comparable terminology, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting Ikena, Inmagene or the proposed transaction will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Ikena’s or Inmagene’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. In addition to other factors and matters contained in or incorporated by reference in this document, Ikena believes the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:
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the risk that the conditions to the closing of the transaction are not satisfied, including the failure to timely obtain shareholder or stockholder (as applicable) approval for the Merger Agreement and the transactions contemplated thereby, if at all;

•	Ikena’s and Inmagene’s ability to meet expectations regarding the timing and completion of the Merger;
•	the risk that the Ikena concurrent financing is not completed in a timely manner or at all;
•	uncertainties as to the timing of the consummation of the Merger and the ability of each of Ikena and Inmagene to consummate the Merger, including the Ikena concurrent financing;
•	risks related to Ikena’s continued listing on the Nasdaq Global Stock Market until closing of the proposed transaction and ability for the combined company to list on Nasdaq;
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expectations regarding the strategies, prospects, plans, expectations and objectives of management of Ikena or Inmagene for future operations of the combined company following the closing of the Merger;

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the ability of the combined company to recognize the benefits that may be derived from the Merger, including the commercial or market opportunity of the product candidates of Ikena, Inmagene and the combined company;

•	the possibility that Ikena CVR holders and Inmagene CVR holders may never receive any proceeds pursuant to the Ikena CVR Agreement and Inmagene CVR Agreement;
•	the risk that as a result of adjustments to the Exchange Ratio, Ikena stockholders and Inmagene shareholders could own more or less of the combined company than is currently anticipated;
•	risks related to the market price of Ikena common stock relative to the value suggested by the Exchange Ratio;
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risks related to Ikena’s and Inmagene’s ability to correctly estimate their respective operating expenses and expenses associated with the transaction, uncertainties regarding the impact any delay in the closing would have on the anticipated cash resources of the combined company upon closing and other events and unanticipated spending and costs that could reduce the combined company’s cash resources;

•	the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement;
•	the fact that under the terms of the Merger Agreement, Ikena and Inmagene are restrained from soliciting other acquisition proposals during the pendency of the Merger, except in certain circumstances;

•
the effect of the announcement or pendency of the Merger on Ikena’s or Inmagene’s business relationships, operating results and business generally, including disruption of Ikena’s and Inmagene’s management’s attention from ongoing business operations due to the Merger and potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction;

•	the risk that the Merger Agreement may be terminated in circumstances that require Ikena or Inmagene to pay a termination fee;
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the outcome of any legal proceedings that may be instituted against Ikena, Inmagene or any of their respective directors or officers related to the Merger Agreement or the transactions contemplated thereby;

•	the ability of Ikena or Inmagene to maintain and protect their respective intellectual property rights;
•	competitive responses to the Merger;
•	legislative, regulatory, political and economic developments beyond the parties’ control;
•	the ability of Inmagene or the combined company to raise significant additional capital to proceed with the development and commercialization of IMG-007 and any future product candidates;
•	the initiation, timing and success of clinical trials for IMG-007 and any future product candidates of Inmagene and unexpected costs that may result therefrom;
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risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market;

•	success in recruiting and retaining, or changes required in, Ikena’s and Inmagene’s officers, key employees or directors;
•	Ikena’s public securities’ potential liquidity and trading;
•	regulatory actions with respect to IMG-007 or any future product candidates of Inmagene or its competitors’ products and product candidates;
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Inmagene’s ability to manufacture IMG-007 and any future product candidates in conformity with the FDA’s requirements and to scale up manufacturing of its product candidates to commercial scale, if approved;

•	Inmagene’s reliance on third-party contract development and manufacturing organizations (“CDMOs’’) to manufacture and supply IMG-007 and any future product candidates;
•	the risk that Inmagene may not be able to establish collaborations on commercially reasonable terms or realize the anticipated benefits of any collaboration;
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Inmagene’s ability to successfully commercialize IMG-007 and any future product candidates, if approved, the rate and degree of market acceptance of IMG-007 and any future product candidates and the favorability of pricing regulations, reimbursement practices from third-party payors or healthcare reform initiatives in the United States and abroad;

•	Inmagene’s ability to successfully identify and validate new product candidates or additional indications for IMG-007;
•	the risk of lawsuits related to IMG-007 or any future product candidates of Inmagene;
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the risk that Inmagene, or its CROs, CDMOs, service providers, current and potential future partners or other third parties upon which it relies, could experience a security incident, system disruption or failure, data loss, cyberattack, or similar event that could compromise the confidentiality, integrity and availability of systems and data;

•	the sufficiency of Inmagene’s internal controls and procedures and its ability to remediate any material weaknesses;
•	developments and projections relating to Inmagene’s competitors, its industry or the market opportunities for IMG-007 or any future product candidates; and

•	regulatory, political, environmental and public health developments in the United States and foreign countries, including but not limited to the Russia-Ukraine conflict and associated sanctions.
Should one or more of these risks or uncertainties materialize, or should any of Ikena’s or Inmagene’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. There may be additional risks that Ikena considers immaterial or which are unknown. You are urged to carefully review the disclosures Ikena and Inmagene make concerning these risks and other factors that may affect Ikena’s and Inmagene’s business and operating results under the section titled “Risk Factors” beginning on page 29 of this proxy statement/prospectus. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Ikena. Please see the section titled “Where You Can Find More Information” beginning on page 391 of this proxy statement/prospectus. There can be no assurance that the Merger will be completed, or if it is completed, that it will be completed within the anticipated time period or that the expected benefits of the Merger will be realized.
If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, the results of Ikena, Inmagene or the combined company could differ materially from the forward-looking statements. Any public statements or disclosures by Ikena and Inmagene following this proxy statement/prospectus that modify or impact any of the forward-looking statements contained in this proxy statement/prospectus will be deemed to modify or supersede such statements in this proxy statement/prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Ikena and Inmagene do not intend, and undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless required by law to do so.

THE MERGER
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation of or among the representatives of Ikena, Inmagene, and other parties. In addition to formal Ikena board and Transaction Committee (as defined below) meetings, Ikena management had informal discussions with the Ikena board and Transaction Committee members throughout the process. Further, the Transaction Committee routinely held executive sessions without members of Ikena’s management in attendance. The terms of the Merger Agreement are the result of extensive arm’s-length negotiations among Ikena’s and Inmagene’s management and members of the Ikena board and the Inmagene board, along with Ikena’s financial advisor and their respective legal counsel.
The Ikena board, together with Ikena’s senior management and with the assistance of Ikena’s advisors, regularly review and discuss Ikena’s near- and long-term operating and strategic priorities. Among other things, these reviews and discussions focus on the opportunities and risks associated with Ikena’s operations, financial performance, competitive position, strategic relationships and potential long-term strategic options. In July 2020, the Ikena board established a standing transaction committee (the “Transaction Committee”) to review and make recommendations to the Ikena board with respect to matters related to potential acquisitions and financings involving Ikena. As of January 2024, the Transaction Committee consisted of Owen Hughes, the Chairman of the Ikena board, Jean-Francois Formela and David Bonita. The Transaction Committee and the Ikena board, together with Ikena’s senior management and its counsel, Goodwin Procter LLP (“Goodwin”), regularly reviews potential strategic alternatives and opportunities to enhance stockholder value.
Ikena historically was a clinical stage, targeted oncology company, focused on developing differentiated therapies for patients in need that target nodes of cancer growth, spread, and therapeutic resistance in the Hippo and RAS onco-signaling network.
In November 2023, Ikena received initial data from the ongoing dose escalation portion of its Phase I clinical trial of IK-930 (Ikena’s selective Hippo pathway inhibitor). While generally supportive of Ikena’s approach, the data was perceived as insufficient as a basis for Ikena to raise additional capital.
On January 17, 2024, the Ikena board held a meeting at which it reviewed Ikena’s progress on its two lead targeted oncology assets, IK-930 and IK-595 (Ikena’s RAS pathways program), and determined to implement a restructuring to reallocate resources from exploratory research to focus on the clinical development of IK-930 and IK-595, which included a 35% workforce reduction. The Ikena board directed Ikena management to accelerate and expand enrollment in the IK-930 clinical trials in order to receive more actionable data. On January 18, 2024, Ikena issued a press release publicly announcing the restructuring and related reallocation of resources.
On March 26, 2024, the Ikena board held a meeting at which it reviewed Ikena’s clinical development programs and the expected timing of data from its clinical trials. During this meeting it was noted that enrollment to date in the IK-930 trial was challenging and the timing to achieve mature data read outs from either IK-930 or IK-595 would potentially leave Ikena in a position of insufficient cash reserves at the time of a next potential capital raise. At this meeting, the Ikena board discussed various cash preservation strategies and the possibility of exploring a strategic transaction, such as an equity financing, a license, a collaboration transaction with a large pharmaceutical company or a reverse merger transaction. The Ikena board directed Ikena management to consider potential strategic alternatives and potential transaction counterparties and report back to the Ikena board and to reach out to potential investment bankers that could advise Ikena on a strategic process.
On April 17, 2024, the Ikena board held a meeting at which it reviewed Ikena’s clinical development programs and further discussed timing and process for reviewing Ikena’s strategic alternatives. At this meeting, Ikena management briefed the Ikena board on four potential counterparties that had previously been identified by members of the Ikena Board to express interest in exploring a potential strategic transaction. Ikena management also reviewed with the Ikena board the terms of a proposed engagement letter with Leerink Partners to act as its financial advisor in connection with a strategic review for a potential transaction, and noted Leerink Partners’ qualifications, professional reputation, experience and expertise as a financial advisor for transactions in the biopharmaceutical industry. Based on these factors, the Ikena board approved and directed management to execute on behalf of Ikena. Following discussion, the Ikena board directed management to work with Leerink Partners to develop a plan for reviewing potential strategic alternatives and a list of potential counterparties. As part of the plan for reviewing potential strategic counterparties, the Ikena board and Ikena management identified criteria that Ikena considered important in reviewing potential counterparties in a reverse merger transaction, including the strength of the scientific and industry reputation of the company’s management team, the company’s board of directors, its investor syndicate, the potential for differentiated products addressing meaningful unmet needs, the timing and likelihood of meaningful clinical and regulatory data inflection points, investor overlap and additional financing needs to further its pipeline, among other factors (the “Criteria”).
Later on April 17, 2024, Ikena entered into an engagement letter with Leerink Partners pursuant to which Ikena engaged Leerink Partners as its exclusive financial advisor with respect to any strategic transaction.
On May 8, 2024, the Ikena board held a meeting by videoconference, at which members of Ikena management and representatives of Leerink Partners and Goodwin were present. At this meeting, Ikena management provided the Ikena board with an update on the status of the strategic review process, timing of a potential transaction and 28 potential strategic counterparties that had been preliminarily identified by Leerink Partners and Ikena management (including the four discussed at the April 17 board meeting). The Ikena board directed Leerink Partners and Ikena management to continue its efforts in identifying potential counterparties for a potential strategic transaction and to work closely with the Transaction Committee for this process.
On May 16, 2024, the Transaction Committee held a meeting by videoconference, at which members of Ikena management and representatives of Leerink Partners and Goodwin were present. At this meeting, representatives of Leerink Partners reviewed with the Transaction Committee 24 potential counterparties which appeared on a preliminary review to have the potential to meet the Criteria and the status of outreach to each of them.
On May 23, 2024, the Ikena board held a meeting by videoconference, at which members of Ikena management and representatives of Goodwin were present. At this meeting, the Ikena board reviewed the status of the strategic review process and reviewed the status of Ikena’s clinical development programs. In light of the clinical data to date and the enrollments challenge for mesothelioma in general in the IK-930 trial, the Ikena board determined that it would discontinue IK-930 and reallocate resources to focus on the development of IK-595. In addition, the Ikena board discussed the potential counterparties identified by Leerink Partners and Ikena management and, based on the Ikena board’s views on which candidates may provide stockholder value, directed Ikena management to direct Leerink Partners to contact 18 of the 24 potential counterparties noted above, which the Ikena board believed had the potential to meet the Criteria, to evaluate their interest in a potential strategic transaction. On May 28, 2024, Ikena issued a press release publicly announcing the discontinuation of IK-930, the realignment of its strategic focus and the commencement of its review of strategic alternatives.
Over the course of April 2024 through June 2024, at the direction of the Ikena board, representatives of Leerink Partners and Ikena contacted, or were contacted by, approximately 40 potential counterparties, which included the 18 potential counterparties discussed above, regarding their interest in a potential strategic transaction with Ikena. The list of 40 potential counterparties was developed by Ikena management and representatives from Leerink Partners and approved by the Transaction Committee. Counterparties were primarily privately-held pre-commercial drug development companies that were identified based on their need to obtain financing and/or their interest in becoming a public company with access to the public capital markets. Representatives of Leerink Partners distributed process letters on behalf of Ikena to 29 companies that the Transaction Committee determined to be the most viable counterparty candidates for a potential reverse merger transaction based on the Criteria, requesting that the potential counterparties submit non-binding indications of interest with respect to a business combination transaction with Ikena. Of the 29 process letters sent by Leerink Partners to potential counterparties, 18 potential counterparties (including Inmagene) executed customary confidentiality agreements with Ikena, none of which contained any standstill restrictions, and 16 of such potential counterparties ultimately submitted non-binding indications of interest.
From late May 2024 to September 2024, Ikena received 16 non-binding indications of interest, and after reviewing and evaluating those 16 proposals, the following 13 bidders were prioritized based on the Ikena board’s belief that these 13 bidders had the potential to meet the Criteria and invited to schedule management presentations to Ikena management and select members of the Ikena board:
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On May 28, 2024, the Ikena board received an initial indication of interest for a reverse merger from a biotechnology company, which we refer to as Party A. Party A’s indication of interest proposed an equity valuation of Ikena of $120 million, assuming Ikena’s net cash at closing would be $110 million, and valued Party A at a $385 million equity valuation, with a $50 to $75 million PIPE financing. Party A proposed that Party A’s current stockholders would own 69% of the outstanding common stock of the combined company, Ikena’s current stockholders would own 22% of the outstanding stock of the combined company and the investors in such PIPE financing would own 9% of the outstanding common stock of the combined company. Party A indicated that it would be open to discussing the composition of the board of directors of the combined company, with Ikena being able to appoint a certain number of directors.
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On May 28, 2024, the Ikena board received an initial indication of interest for a stock acquisition by way of a stock-for-stock exchange of all of the outstanding shares of a private biotechnology company, which we refer to as Party B. Party B’s indication of interest proposed an equity valuation of Ikena of $130 million, assuming Ikena’s net cash at closing would be $120 million, and valued Party B at a $200 million equity valuation. Party B proposed that Party B’s current stockholders would own 61% of the outstanding common stock of the combined company and Ikena’s current stockholders would own 39% of the outstanding common stock of the combined company. Under Party B’s proposal, the board of directors of the combined company would consist of ten members, five of whom would be designated by Party B, three of whom would be designated by Ikena and two of whom would be independent directors.

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On May 29, 2024, the Ikena board received an initial indication of interest for a reverse merger from a biotechnology company, which we refer to as Party C. Party C’s indication of interest proposed an equity valuation of Ikena of $110 million, assuming Ikena’s net cash at closing would be $100 million, and valued Party C at a $200 million equity valuation, with a $50 million PIPE financing. Party C proposed that Party C’s current stockholders would own 56% of the outstanding common stock of the combined company, Ikena’s current stockholders would own 31% of the outstanding stock of the combined company and the investors in such PIPE financing would own 14% of the outstanding common stock of the combined company. Under Party C’s proposal, a majority of the board of directors of the combined company would be comprised of legacy Party C directors but will include representation selected by Ikena and reasonably acceptable to Party C.

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On May 30, 2024, the Ikena board received an initial indication of interest for a reverse merger from a biotechnology company, which we refer to as Party D. Party D’s indication of interest proposed an equity valuation of Ikena of $115 million, assuming Ikena’s net cash at closing would be $100 million, and valued Party D at a $260 million equity valuation, with a $40 million PIPE financing. Party D proposed that Party D’s current stockholders would own 63% of the outstanding common stock of the combined company, Ikena’s current stockholders would own 28% of the outstanding stock of the combined company and the investors in such PIPE financing would own 10% of the outstanding common stock of the combined company. Under Party D’s proposal, a majority of the board of directors of the combined company would be comprised of legacy Party D directors and Party D would have the right to appoint the chairman of the board of directors of the combined company. Party D also indicated that it would be open to discussing contingent value rights representing the contingent right of Ikena’s stockholders to receive cash payments upon the receipt of proceeds from the disposition of Ikena’s assets or revenue received from the license of such assets.

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On June 10, 2024, the Ikena board received an initial indication of interest for a public-to-public stock merger from a biotechnology company, which we refer to as Party E. Party E’s indication of interest proposed that all of the outstanding shares of common stock of Ikena would be exchanged for shares of Party E, resulting in a valuation of Ikena of $140 million (assuming $100 to $120 million of net cash at closing) and valued Party E at $200 to $330 million equity valuation. Party E proposed that Party E’s current stockholders would own 59-70% of the outstanding common stock of the combined company and Ikena’s current stockholders would own 30-41% of the outstanding stock of the combined company. Under Party E’s proposal, Ikena would have the right to designate two members of the board of directors of the combined company.

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On June 13, 2024, the Ikena board received an initial indication of interest for a reverse merger from a biotechnology company, which we refer to as Party F. Party F’s indication of interest proposed an equity valuation of Ikena of $125 million, assuming Ikena’s net cash at closing would be $110 million, and valued Party F at a $350 million equity valuation. Party F proposed that Party F’s current stockholders would own 74% of the outstanding common stock of the combined company and Ikena’s current stockholders would own 26% of the outstanding stock of the combined company. Party F indicated that it would be interested in discussing continued development of IK-595 and potential employment opportunities for certain Ikena employees associated with that program.

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On June 17, 2024, the Ikena board received an initial indication of interest for a reverse merger from a biotechnology company, which we refer to as Party G. Party G’s indication of interest proposed an equity valuation of Ikena of $130 million, assuming Ikena’s net cash at closing would be $120 million, and valued Party G at a $310 million equity valuation, with a $100 million PIPE financing. Party G proposed that Party G’s current stockholders would own 57% of the outstanding common stock of the combined company, Ikena’s current stockholders would own 24% of the outstanding stock of the combined company and the investors in such PIPE financing would own 19% of the outstanding common stock of the combined company. Under Party G’s proposal, Ikena would designate members to the board of directors of the combined company proportional to the final equity split.

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On June 27, 2024, the Ikena board received an initial indication of interest for a reverse merger from a biotechnology company, which we refer to as Party H. Party H’s indication of interest proposed an equity valuation of Ikena of $130 million, assuming Ikena’s net cash at closing would be $110 million, and valued Party H at a $234 million equity valuation, with a $60 million PIPE financing. Party H proposed that Party H’s current stockholders would own 55% of the outstanding common stock of the combined company, Ikena’s current stockholders would own 31% of the outstanding stock of the combined company and the investors in such PIPE financing would own 14% of the outstanding common stock of the combined company. Under Party H’s proposal, a majority of the board of directors of the combined company would be designated by Party H. Party H also indicated that it would be open to discussing contingent value rights representing the contingent right of Ikena’s stockholders to receive cash payments upon the receipt of proceeds from the disposition of Ikena’s assets or revenue received from the license of such assets, including IK-595.

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On July 8, 2024, the Ikena board received an initial indication of interest for a reverse merger from a biotechnology company, which we refer to as Party I. Party I’s indication of interest proposed an equity valuation of Ikena of $144 million, assuming Ikena’s net cash at closing would be $120 million, and valued Party I at a $150 million equity valuation. Party I proposed that Party I’s current stockholders would own 51% of the outstanding common stock of the combined company and Ikena’s current stockholders would own 49% of the outstanding stock of the combined company. Under Party I’s proposal, Ikena would have the right to designate four members of the board of directors of the combined company. Party I indicated that it would be interested in discussing potential employment opportunities for certain Ikena employees.

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On July 9, 2024, the Ikena board received an initial indication of interest for a reverse merger from a biotechnology company, which we refer to as Party J. Party J’s indication of interest proposed an equity valuation of Ikena of $120 million, assuming Ikena’s net cash at closing would be $110 million, and valued Party J at a $190 million equity valuation, with a $100 to $150 million PIPE financing. Party J proposed that Party J’s current stockholders would own 44% of the outstanding common stock of the combined company, Ikena’s current stockholders would own 28% of the outstanding stock of the combined company and the investors in such PIPE financing would own 29% of the outstanding common stock of the combined company. Under Party J’s proposal, Ikena would have the right to designate two members of the board of directors of the combined company. Party J also indicated that it would be open to discussing contingent value rights representing the contingent right of Ikena’s stockholders to receive cash payments upon the receipt of proceeds from the disposition of Ikena’s assets or revenue received from the license of such assets, including IK-595.

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On July 10, 2024, the Ikena board received an initial indication of interest for a reverse merger from a biotechnology company, which we refer to as Party K. Party K’s indication of interest proposed an equity valuation of Ikena of $112 million, assuming Ikena’s net cash at closing would be between $100 million and $120 million, and valued Party K at a $270 million equity valuation. Party K proposed that Party K’s current stockholders would own 71% of the outstanding stock of the combined company and Ikena’s current stockholders would own 29% of the outstanding stock of the combined company. Under Party K’s proposal, Ikena would have the right to designate two members of the board of directors of the combined company. Party K indicated that it would be interested in discussing potential employment opportunities for certain Ikena employees.

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On August 28, 2024, the Ikena board received an initial indication of interest for a reverse merger from a biotechnology company, which we refer to as Party L. Party L’s indication of interest proposed an equity valuation of Ikena of $100 million, assuming Ikena’s net cash at closing would be $100 million, and valued

Party L at a $116 million equity valuation. Party L proposed that Party L’s current stockholders would own 54% of the outstanding stock of the combined company and Ikena’s current stockholders would own 46% of the outstanding stock of the combined company. Party L indicated that it contemplates a $25 million PIPE financing, which could be expanded to allow Ikena investors to participate. Under Party L’s proposal, Ikena would have the right to designate three members of the board of directors of the combined company. Party L also proposed that each party’s stockholders would be entitled to contingent value rights representing the contingent right of such party’s stockholders to receive cash payments upon the receipt of proceeds from the disposition of such party’s assets or revenue received from the license of such assets.
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On September 10, 2024, Ikena received an indication of interest from Inmagene. Inmagene’s indication of interest proposed an equity valuation of Ikena of $118 million, assuming Ikena’s net cash at closing would be $100 million, and valued Inmagene at a $236 million equity valuation. Inmagene proposed that Inmagene’s current shareholders would own 66% of the outstanding common stock of the combined company and Ikena’s current stockholders would own 33% of the outstanding stock of the combined company. Inmagene also proposed that Ikena would designate two members to a seven-member board of directors of the combined company. Inmagene’s proposal was conditioned upon Ikena entering into a 30-day exclusivity period.

On June 13, 2024, the Transaction Committee held a meeting by videoconference, at which members of Ikena management and representatives of Leerink Partners and Goodwin were present. At this meeting, the Transaction Committee reviewed the status of the strategic review process and the six non-binding indications of interest received to date, which were from Party A, Party B, Party C, Party D, Party E and Party F. Based on this review, the Transaction Committee determined that consideration of the proposals from Party A, Party B, Party C, Party D, Party E and Party F warranted further discussion and diligence of these potential counterparties should be prioritized given that they each provided proposals that had the potential to meet the Criteria. The Transaction Committee directed Ikena management and Leerink Partners to schedule management presentations with those potential counterparties and to continue efforts to solicit bids from additional parties.
At the direction of the Transaction Committee, between June, 2024 and August, 2024, Leerink Partners contacted these priority potential counterparties as well as four additional parties which also had the potential to meet the Criteria that did not previously submit written proposals to Ikena to schedule management presentations to Ikena senior management and select members of the Ikena board.
On July 10, 2024, the Transaction Committee held a meeting by videoconference, at which members of Ikena management and representatives of Leerink Partners and Goodwin were present. At this meeting, the Transaction Committee reviewed the status of the strategic review process, the management presentations held to date and the five additional non-binding indications of interest received since the prior Transaction Committee meeting, which were from Party G, Party H, Party I, Party J and Party K. Ikena management also briefed the Transaction Committee on discussions with Party L, which had contacted Leerink Partners to express interest in a potential transaction. Based on this review, the Transaction Committee determined that consideration of the proposals from Party A, Party C, Party D, Party F, Party G, Party I, Party J and Party K warranted further discussion and should be prioritized, and the Transaction Committee directed Ikena management and Leerink Partners to schedule management presentations with those potential counterparties and to continue efforts to solicit a proposal from Party L. Also based on this review, the Transaction Committee decided to prioritize the other potential counterparties and not to advance Party B, Party E and Party H and instructed Leerink Partners to communicate the decision to such parties.
Between June 18, 2024 and September 3, 2024, each of the remaining 17 potential counterparties (including Inmagene) met with and presented their corporate presentations to the Transaction Committee, members of Ikena management and representatives of Leerink Partners. During this period, the Ikena board declined to move forward with Party A, Party C, Party D, Party F, Party G, Party I and Party K as further diligence indicated that these parties would not meet the Criteria.
On August 8, 2024, the Transaction Committee held a meeting by videoconference, at which members of Ikena management and representatives of Leerink Partners and Goodwin were present. At this meeting, the Transaction Committee reviewed the results of the management presentations and the indications of interest that had been received. Based on this review, the Transaction Committee determined to prioritize discussions with Party J and Party L and directed management and Leerink Partners to finalize their evaluation and diligence review of those two parties. In addition, the Transaction Committee discussed the fact that Party L was partially financed by Atlas

Ventures, which is affiliated with Mr. Formela, a member of the Transaction Committee, and Party K was partially financed by OrbiMed, which is affiliated with Mr. Bonita, a member of the Transaction Committee. In light of these relationships, Mr. Formela and Mr. Bonita indicated an intent to withdraw from the Transaction Committee.
On August 23, 2024, the Ikena board, acting by unanimous written consent, approved the resignations of Mr. Formela and Mr. Bonita from the Transaction Committee and appointed Otello Stampacchia and Maria Koehler, each of whom the Ikena board determined to be disinterested, to be members of the Transaction Committee. The Ikena board authorized the Transaction Committee to oversee the exploration of strategic alternatives and evaluation of a potential strategic transaction, and among other things: (i) consider and evaluate all proposals received in connection with a potential strategic transaction, (ii) participate in and oversee management in the negotiation of the material terms and conditions of a potential strategic transaction, (iii) consider any alternatives to a potential strategic transaction, (iv) authorize the execution of non-binding term sheets and (v) recommend to the Ikena board any potential strategic transaction.
On August 27, 2024, the Transaction Committee held a meeting by videoconference, at which members of Ikena management and representatives of Leerink Partners and Goodwin were present. At this meeting, the Transaction Committee reviewed the status and results of management’s review of the two prioritized potential counterparties, Party J and Party L, noting that certain diligence requests made to the counterparties remained open. Representatives of Leerink Partners raised the possibility of introducing Ikena to Inmagene, with whom Leerink Partners had a pre-existing relationship with respect to a possible equity financing in 2023, to assess whether Inmagene had any interest in exploring a potential strategic transaction. The Transaction Committee directed Ikena management and Leerink Partners to finalize the diligence reviews with respect to Party J and Party L and to contact Inmagene with respect to a potential strategic transaction.
On August 27, 2024, Leerink Partners, on behalf of Ikena, contacted representatives of Inmagene to suggest exploring a potential business combination transaction.
On August 29, 2024, Ikena and Inmagene executed a customary confidentiality agreement, which did not include standstill obligations.
From late August 2024 until mid-September 2024, Inmagene management and Ikena management conducted several meetings with respect to a potential business combination transaction. These meetings covered a variety of topics including financial budgeting and discussions of fundamental technologies and pipeline products, including IMG-007. After these meetings, Ikena management believed that Inmagene had the most potential to meet the Criteria, in particular because of the strength of its fundamental technologies and pipeline products and absence of meaningful competitors with respect to Inmagene’s pipeline products. Further, Ikena management believed the competitor products targeting OX-40 and OX40L that were further along had shown proof of concept for OX-40 and OX40L targeting in inflammatory and immunological disease settings, but believed that there were potential mechanistic advantages to IMG-007 that could address some of the shortcomings observed in the results to date from such competitor products.
On September 10, 2024, Inmagene delivered to Ikena the above-described non-binding indication of interest proposing a reverse merger transaction.
On September 18, 2024, the Ikena board held a meeting by videoconference, at which members of Ikena management and representatives of Leerink Partners and Goodwin were present. At this meeting, the Ikena board discussed the status of the strategic review process, the bids received and the potential counterparties considered potentially viable by the Transaction Committee as well as the non-binding indications of interest received from Party L on August 28, 2024 and Inmagene on September 10, 2024. The Ikena board also directed Ikena management and Leerink Partners to end discussions with Party J and Party L based on the conclusion of its diligence review of their fundamental technologies, the competitive landscape of each party and the Ikena board’s determination that Party J and Party L would each not meet the Criteria.
On September 23, 2024, the Transaction Committee held a meeting by videoconference, at which members of Ikena management and representatives of Leerink Partners and Goodwin were present. At this meeting, the Transaction Committee reviewed the non-binding indication of interest from Inmagene and discussed the terms of a counterproposal, which the Transaction Committee directed Leerink Partners to deliver to Inmagene.
On September 24, 2024, at the direction of the Transaction Committee, on behalf of Ikena, Leerink Partners sent Inmagene a counterproposal to its initial indication of interest, which proposed (i) following the closing, a post-closing ownership split of 59.3% for Inmagene and 40.7% for Ikena and (ii) following the closing of the PIPE financing, a post-closing ownership split of 51% for Inmagene, 35% for Ikena and 14% for investors in a PIPE financing, based on respective valuations of $175 million and $120 million (assuming Ikena’s net cash at closing would be $100 million) and a $50 million PIPE financing, with at least 50% of the financing amount from new investors. Under Ikena’s proposal, there would be no minimum net cash closing condition, and Ikena’s valuation would be adjusted dollar-for-dollar based on Ikena’s actual net cash at the closing. Ikena also proposed that it would designate three members of the board of directors of the combined company, Inmagene would designate three members and one member would be named by the lead independent investor in the PIPE financing. Ikena also proposed that the management team of the combined company would be mutually agreed upon by Ikena and Inmagene.
On September 25, 2024, representatives of Inmagene sent Ikena a counterproposal to the terms included in Ikena’s counterproposal received from Ikena on the previous day. Inmagene’s revised proposal proposed a closing condition requiring that Ikena have a minimum of $95 million of net cash at the closing. Inmagene also proposed that Ikena would designate two members of the board of directors of the combined company, Imagene would designate three members, one member would be named by the lead independent investor in the PIPE financing and one member would be independent and mutually agreed by Ikena and Inmagene.
On October 1, 2024, the Transaction Committee held a meeting by videoconference, at which members of Ikena management and representatives of Leerink Partners and Goodwin were present. At this meeting, the Transaction Committee discussed the revised proposal from Inmagene. The Transaction Committee agreed upon a counterproposal, which it directed Leerink Partners to deliver.
On October 2, 2024, at the direction of the Transaction Committee, on behalf of Ikena, representatives of Leerink Partners sent a counterproposal to Inmagene, which proposed a post-closing ownership split of 40.7% for Ikena and 59.3% for Inmagene, based on respective valuations of $120 million and $175 million, subject to adjustment based on the final valuation of the $50 million PIPE financing. Ikena agreed to include a closing condition requiring that Ikena have a minimum of $95 million of cash at the closing. Ikena also proposed again that Ikena would designate three members of the board of directors of the combined company, Imagene would designate three members and one member would be named by the lead independent investor in the PIPE financing. Ikena indicated that it would be prepared to enter into a 30-day exclusivity period if agreement was reached upon these terms.
On October 3, 2024, representatives of Inmagene sent a counterproposal to the terms included in Ikena’s counterproposal received from Ikena on the previous day. Inmagene agreed to Ikena’s terms regarding the post-ownership split and valuation of Ikena and Imagene but proposed again that the composition of the board of directors of the combined company would consist of two members appointed by Ikena, three members appointed by Inmagene, one member appointed by the lead investor in the PIPE financing and one independent member to be mutually agreed upon by Inmagene and Ikena.
On October 7, 2024, at the request of the Ikena board, Goodwin sent Cooley LLP, in its capacity as counsel to Inmagene (“Cooley”), a draft exclusivity agreement that provided for a 30-day exclusivity period and included a term sheet reflecting the agreed upon terms of the transaction between Ikena and Inmagene: (i) a post-closing ownership split of 40.7% for Ikena and 59.3% for Inmagene, based on respective valuations of $120 million and $175 million, subject to adjustment based on the final valuation of the $50 million PIPE financing, (ii) a closing condition requiring that Ikena have a minimum of $95 million of cash at closing, (iii) the composition of the board of directors of the combined company would consist of two members appointed by Ikena, three members appointed by Inmagene, one member appointed by the lead investor in the PIPE financing and one independent member to be mutually agreed upon by Inmagene and Ikena and (iv) the management team of the combined company would be mutually agreed upon by Inmagene and Ikena.
On October 7, 2024, Jonathan Wang, Chief Executive Officer of Inmagene and Mark Manfredi, Ph.D., President and Chief Executive Officer of Ikena discussed via telephone Dr. Wang’s request that Ikena provide to Inmagene a $10 million to $15 million bridge loan upon the execution of a definitive agreement to cover Inmagene’s operations through the second quarter of 2025. Dr. Manfredi indicated that he would consider the request and discuss it with the other members of the Ikena board.
On October 8, 2024, Inmagene shared a revised draft of the exclusivity agreement with Leerink Partners and Ikena that provided for a 45-day exclusivity period and other minor revisions to the original draft proposed by Ikena.

Also, on October 8, 2024, Leerink Partners shared a revised draft of the exclusivity agreement with Inmagene that provided for a 30-day exclusivity period with a one-week extension if the parties continued to negotiate in good faith.
On October 9, 2024, Dr. Wang and Dr. Manfredi discussed Leerink Partners potentially acting as the lead placement agent in the PIPE transaction contemplated in connection with the proposed transaction in light of Leerink Partners’ experience in similar private placements involving pre-clinical biotechnology companies and its knowledge of the business of both Ikena and Inmagene. Subsequently, Dr. Manfredi raised this possibility with representatives of Leerink Partners and discussed the fact that, in 2023, Inmagene had engaged Leerink Partners to act as a placement agent to raise capital for Inmagene unrelated to the proposed transaction, as an independent company, though no such financing transaction ever occurred and Leerink Partners received no compensation from Inmagene in connection with this engagement.
Later on October 9, 2024, acting by written consent, the Transaction Committee recommended that the Ikena board approve, and the Ikena board approved, an exclusivity agreement between Ikena and Inmagene providing for exclusive negotiations between the parties until the first to occur of (i) 11:59 p.m. Eastern Time on November 7, 2024, which would automatically be extended to November 14, 2024 if Ikena and Inmagene were both continuing to negotiate in good faith to enter into a definitive agreement, and (ii) the date on which Ikena and Inmagene entered into a definitive agreement with respect to the proposed transaction (the “Exclusivity Agreement”). Later that day, Ikena and Inmagene executed the Exclusivity Agreement.
Following execution of the Exclusivity Agreement, management of each of Ikena and Inmagene, and the two companies’ respective counsel, commenced a due diligence review of the other company.
From October 11, 2024 through October 24, 2024, Inmagene management shared with Ikena management, on a confidential basis, certain interim clinical data with respect to atopic dermatitis and alopecia areata. In the opinion of Ikena management, the alopecia areata study was limited by the design of the study and therefore had limited activity.
On October 17, 2024, the Ikena board held a meeting by videoconference, at which members of Ikena management and representatives of Leerink Partners and Goodwin were present. Members of Ikena management briefed the Ikena board on the interim clinical data with respect to atopic dermatitis and alopecia areata and ongoing clinical due diligence.
On October 18, 2024, representatives of Leerink Partners shared a draft engagement letter with Ikena management for Ikena to engage Leerink Partners as placement agent in the contemplated PIPE financing and a draft supplemental agreement with Ikena and Inmagene pursuant to which, among other things, Leerink Partners acknowledged and agreed that it was not, and would not be, entitled to any fees under the engagement letter between Leerink Partners and Inmagene in which Leerink Partners acted as Inmagene’s exclusive financial advisor in connection with a possible equity financing for Inmagene in October 2023 in connection with the PIPE financing (the “Leerink Supplemental Agreement”). Thereafter, during the period between October 18 until November 11, representatives of Mintz, on behalf of Leerink Partners, and representatives of Goodwin and Cooley, on behalf of Ikena and Inmagene, respectively, exchanged drafts of the Leerink Supplemental Agreement and negotiated (i) Leerink Partners’ role as placement agent and advisor only with respect to Ikena in the PIPE financing and (ii) other confidentiality and information sharing provisions.
Also on October 18, 2024, representatives of Cooley sent a draft subscription agreement to representatives of Goodwin. Thereafter, from October 18, 2024 until November 25, 2024, representatives of Goodwin, on behalf of Ikena, and representatives of Cooley, on behalf of Inmagene, conducted a number of conference calls to negotiate terms of the subscription agreement and exchanged drafts of the subscription agreement.
On October 23, 2024, the Transaction Committee held a meeting by videoconference, at which members of Ikena management and representatives of Leerink Partners and Goodwin were present. At this meeting, the Transaction Committee expressed concern as to certain recently disclosed data from Amgen and potential limitations from Inmagene’s alopecia areata clinical trial data, which it believed impacted the value of Inmagene. Following discussion, the Transaction Committee determined to propose to Inmagene changing the terms of the transaction to reflect a $125 million valuation for Inmagene and increased representation for Ikena on the board of the post-closing company. Thereafter, following the departure of the representatives of Leerink Partners, representatives of Goodwin reviewed Leerink Partners’ customary disclosures regarding Leerink Partners’ prior relationship with Inmagene.

Later on October 23, 2024, Mr. Hughes, Mr. Bonita and Dr. Wang had a telephone call to convey Ikena’s proposal to reduce Inmagene’s valuation from $175 million to $125 million in light of the recent clinical data with respect to alopecia areata.
On October 27, 2024, in response to Ikena’s proposal regarding Inmagene’s valuation, the Inmagene board sent a revised proposal to the Ikena board, which proposed (i) a post-closing ownership split of 42.7% for Ikena and 57.3% for Inmagene, based on an equity valuation of Ikena of $112 million and an equity valuation of Inmagene of $150 million, (ii) that prior to the closing, Inmagene’s assets other than the IMG-007 program, including IMG-004 and IMG-017, Inmagene’s residual cash and its three existing out licensing partnerships would be spun out into a separate and, post-closing, non-affiliated entity and (iii) Inmagene would cancel the existing but ungranted ESOP in Inmagene’s 2019 Stock Incentive Plan.
On October 28, 2024, the Ikena board held a meeting by videoconference, at which members of Ikena management and representatives of Leerink Partners and Goodwin were present. At this meeting, the Ikena board discussed the revised proposal received from Inmagene, including the Inmagene request for a loan to be advanced between signing and closing and the proposal to spin-off all other Inmagene assets other than the IMG-007 program. In particular, Ikena management noted that the IMG-004 product candidate was further behind in development compared to competitors and IMG-017 was preclinical and it was in too early a stage to make an assessment as to its marketability. Based on this discussion, the Ikena board directed management and Leerink Partners to convey the below described counterproposal to Inmagene. In addition, following the departure of the representatives of Leerink Partners, the Ikena board discussed Leerink Partners’ 2023 engagement by Inmagene and directed Ikena management to obtain assurances on the matters ultimately memorialized in the Leerink Partners Supplemental Agreement before it would engage Leerink Partners as its placement agent for the PIPE financing. Representatives of Goodwin also reviewed Leerink Partners’ customary disclosures regarding Leerink Partners’ prior relationship with Inmagene. The Ikena board concluded that such relationship would not interfere with Leerink Partners’ ability to provide financial advisory services to Ikena or act as its placement agent for the PIPE financing.
On October 28, 2024, the Ikena board sent a revised proposal to the Inmagene board, which proposed (i) a post-closing ownership split of 44.4% for Ikena and 55.6% for Inmagene, based on an equity valuation of Ikena of $120 million and an equity valuation of Inmagene of $150 million and (ii) the board of directors of the combined company comprise seven directors with three directors to be designated by Inmagene, three directors to be designated by Ikena and one director to be named by the lead investor in the PIPE financing. Following the delivery of such proposal, representatives of Ikena and Inmagene had discussions regarding the proposal and the utilization of contingent value rights to provide additional value to their respective equityholders.
On November 1, 2024, representatives of Goodwin sent a draft of an amendment to the Exclusivity Agreement to representatives of Cooley, which provided for an extension of the exclusivity period until 11:59 p.m. Eastern Time on November 20, 2024, which would automatically be extended to December 4, 2024 if Ikena and Inmagene are both continuing to negotiate in good faith to enter into a definitive agreement. The amendment also included a revised term sheet that provided for (i) an equity valuation of Ikena of $120 million and an equity valuation of Inmagene of $150 million, (ii) a closing condition requiring that Ikena have a minimum of $95 million of cash if closing occurs by March 31, 2025, (iii) each party issuing contingent value rights with respect to its legacy assets (other than, with respect to Inmagene, IMG-007) to its legacy stockholders at the closing, (iv) the composition of the board of directors of the combined company consisting of seven members, three of which are designated by Inmagene, two of which are designated by Ikena, one of which is an independent director to be mutually agreed upon by Inmagene and Ikena and one of which is to be named by the lead investor in the PIPE financing and (v) the management team of the combined company would be mutually agreed upon by Ikena and Inmagene.
On November 3, 2024, representatives of Cooley sent a draft of an amendment to the Exclusivity Agreement to representatives of Goodwin, which included a revised term sheet that provided for (i) a new interim CEO of Inmagene and such CEO being considered for the CEO position for the combined company, (ii) Inmagene’s current management team with modifications to be mutually agreed upon by Ikena and Inmagene to be the initial management team of the combined company and (iii) a loan from Ikena to Inmagene of up to $15 million immediately upon the signing of a definitive agreement, with a 12-month term and 6% annual interest rate and other customary terms, which would be paid back if the proposed Merger did not occur.

From November 3, 2024 through November 9, representatives of Goodwin, with input from the Ikena board, the Transaction Committee and Ikena management, and representatives of Cooley, with input from the Inmagene board and its management, exchanged drafts of the amendment to the Exclusivity Agreement and term sheet.
On November 5, 2024, the Transaction Committee held a meeting by videoconference, at which members of Ikena management and representatives of Leerink Partners and Goodwin were present. At the meeting, the Transaction Committee determined that Ikena should proceed with negotiating a potential strategic transaction with Inmagene on the basis of the revised term sheet and directed management to enter into the amended exclusivity agreement.
On November 9, 2024, acting by written consent, the Transaction Committee recommended that the Ikena board approve, and the Ikena board approved an amendment to the Exclusivity Agreement, which provided for the extension of the exclusivity period until the first to occur of (i) 11:59 p.m. Eastern Time on December 4, 2024, which would automatically be extended to December 11, 2024 if Ikena and Inmagene are both continuing to negotiate in good faith to enter into a definitive agreement, and (ii) the date on which Ikena and Inmagene enter into a definitive agreement with respect to the proposed transaction (the “First Amendment of Exclusivity Agreement”). The First Amendment of Exclusivity Agreement also revised the term sheet to provide for (i) an equity valuation of Ikena of $120 million and an equity valuation of Inmagene of $150 million, (ii) a closing condition requiring that Ikena have a minimum of $95 million of cash if closing occurs by April 30, 2025, (iii) each party issuing contingent value rights with respect to its legacy assets (other than, with respect to Inmagene, IMG-007) to its legacy stockholders at the closing, (iv) the composition of the board of directors of the combined company consisting of seven members, three of which are designated by Inmagene, two of which are designated by Ikena, one of which is an independent director to be mutually agreed upon by Inmagene and Ikena and one of which is to be named by the lead investor in the PIPE financing, (v) the management team of the combined company would be derived from existing teams at Ikena and Inmagene, with modifications as mutually agreed upon by Ikena and Inmagene and (vi) a loan from Ikena of up to $15 million to Inmagene at a 6% annual interest rate at signing of a definitive agreement, with a term ending at the earlier of (A) 12 months from signing and (B) six months after the termination of the transaction, and other customary terms.
On November 11, 2024, Ikena, Inmagene and Leerink Partners executed the Leerink PIPE Engagement Letter and the Leerink Supplemental Agreement.
Also on November 11, 2024, representatives of Leerink Partners initiated outreach to potential investors in a PIPE financing on behalf of Ikena. Between November 11, 2024 and December 23, 2024, representatives of Leerink Partners and Inmagene began marketing discussions regarding the proposed PIPE financing with potential investors that had responded positively to such initial outreach and representatives of Goodwin, on behalf of Ikena, and representatives of Cooley, on behalf of Inmagene, subsequently negotiated subscription agreements with such investors.
Later on November 11, 2024, representatives of Goodwin provided an initial draft of the merger agreement to representatives of Cooley. The initial draft included the following terms: (i) a traditional reverse merger structure, (ii) a mechanism for contingent payments to both Ikena’s stockholders and Inmagene shareholders via CVRs and CVR agreements with respect to the disposition of legacy asset sales (other than, with respect to Inmagene, IMG-007) consummated by the closing, (iii) a calculation of Ikena’s net cash that included a ticking fee concept that increased Ikena’s net cash by a certain dollar amount each day after December 15, 2024 that Inmagene failed to deliver its audited financial statements required to be included in this proxy statement/prospectus (such provision, the “Ticking Fee Provision”), (iv) a PIPE financing into Ikena at closing, (v) typical reciprocal representations and warranties and interim operating covenants with respect to Ikena and Inmagene, (vi) the right of Ikena to terminate the agreement to accept an unsolicited superior proposal, (viii) two members of the board of directors of the combined company designated by Ikena and (ix) termination fees payable by each of Ikena and Inmagene upon termination in certain specified circumstances, as well as reciprocal rights to expense reimbursement under specified circumstances.
On November 13, 2024, representatives of Cooley sent a registration rights agreement to representatives of Goodwin. Thereafter, from November 13, 2024 until November 25, 2024, representatives of Goodwin, on behalf of Ikena, and representatives of Cooley, on behalf of Inmagene, conducted a number of conference calls to negotiate terms of the registration rights agreement and exchanged drafts of the registration rights agreement.
On November 20, 2024, representatives of Cooley provided representatives of Goodwin with a revised draft of the merger agreement. This revised draft included, among other matters, the following terms: (i) agreement with respect to the reverse merger transaction, (ii) revised definitions for the calculation of Ikena’s net cash and transaction expenses, including the removal of the Ticking Fee Provision, (iii) a cap on Ikena’s valuation for purposes of the exchange ratio of $122 million, (iv) elimination of the right of Ikena to terminate the merger agreement in the event the Ikena board changed its recommendation in favor of the transaction, including to support an alternative transaction, accompanied by an obligation to call a stockholder meeting to vote on the transaction (a so-called “Force the Vote” approach), (v) a stepdown of minimum cash required at closing if closing occurs after April 30, 2025, (vi) a termination fee payable by Ikena of 8.6% of Ikena’s equity value and a termination fee payable by Inmagene of 3.4% of Inmagene’s equity value upon termination in certain specified circumstances, as well as reciprocal expense reimbursement of $1 million under specified circumstances.
Later on November 20, 2024, representatives of Goodwin provided an initial draft of the loan and security agreement to representatives of Cooley. Thereafter, from November 22, 2024 until December 13, 2024, representatives of Goodwin, on behalf of Ikena, and representatives of Cooley, on behalf of Inmagene, conducted a number of conference calls and exchanged drafts of the loan and security agreement. The items negotiated with respect to the loan and security agreement included, among other things: (i) the amount of each term loan increment, (ii) conditions to the funding of each tranche, (iii) the security granted, (iv) key affirmative and negative covenants, including use of loan proceeds based on an agreed budget, (v) certain events of default and (vi) termination right of lender for failure to fund.
Also, on November 20, 2024, Ikena and Inmagene acknowledged that both parties were continuing to negotiate in good faith to enter into a definitive agreement and, as a result, the exclusivity period under the Exclusivity Agreement automatically was extended until December 11, 2024.
Thereafter, during the period between November 20, 2024 and December 23, 2024, representatives of Goodwin, on behalf of Ikena, and representatives of Cooley, on behalf of Inmagene, conducted a number of conference calls and exchanged drafts of the merger agreement and drafts of the corresponding disclosure schedules. The items negotiated with respect to the merger agreement and related documents included, among other things: (i) the representations and warranties to be made by the parties, (ii) the restrictions on the conduct of the parties’ businesses until completion of the transaction, (iii) the definitions of material adverse effect, (iv) the conditions to completion of the merger, (iv) the determination of Ikena’s net cash, (v) the terms of the concurrent financing and the aggregate amount of the concurrent financing proceeds, (vi) the provisions regarding Ikena’s employee benefit plans, severance and other compensation matters, (vii) the composition of the board of directors and executive management team of the combined company post-closing, (viii) the deadline for Inmagene to deliver required audited financial statements and the consequences of failing to deliver them by such deadline, including the Ticking Fee Provision, (ix) the deal protection provisions, (x) the remedies available to each party under the merger agreement, including the ability for the parties to terminate the Merger Agreement, the triggers and amounts of the termination fee and expense reimbursement payable by each of the parties and (xi) which equity holders of each of the parties would be required to execute and deliver support agreements and lock-up agreements concurrent with the execution of the merger agreement.
On November 21, 2024, representatives of Goodwin provided an initial draft of the Ikena support agreement and lock-up agreement to representatives of Cooley. Thereafter, from November 21, 2024 until December 11, 2024, representatives of Goodwin, on behalf of Ikena, and representatives of Cooley, on behalf of Inmagene, conducted a number of conference calls and exchanged drafts of the support agreements and lock-up agreements to be executed by certain equity holders of each party.
On November 22, 2024, representatives of Goodwin provided an initial draft of the form of Ikena contingent value rights agreement to representatives of Cooley. Thereafter, from November 22, 2024 until December 12, 2024, representatives of Goodwin, on behalf of Ikena, and representatives of Cooley, on behalf of Inmagene, conducted a number of conference calls and exchanged drafts of the CVR agreements for each party. The items negotiated with respect to the CVR agreement included, among other things: (i) the scope of the legacy assets subject to the CVR agreement, (ii) the definition of CVR payment, (iii) the term of the CVR agreement, (iv) the disposition period, (iv) the definition of gross proceeds, (v) any obligations of the combined company to dispose of any such legacy assets, including any resources required to be expended by the combined company to maintain any such legacy assets, and (vi) termination rights, including a potential buyout of the CVR upon a change of control.
On November 25, 2024, representatives of Leerink sent drafts of the subscription agreement and registration rights agreements to the potential investors that indicated interest in participating in the PIPE financing, including the lead investor, DeepTrack Master Fund. Thereafter, from November 25, 2024 until December 12, 2024, representatives of Goodwin, on behalf of Ikena, representatives of Cooley, on behalf of Inmagene, and representatives of the potential investors in the PIPE financing and their respective counsel, exchanged drafts of the subscription agreement and registration rights agreement.
On November 26, 2024, the Transaction Committee held a meeting by videoconference, at which members of Ikena management and representatives of Leerink Partners and Goodwin were present. At this meeting, Ikena management briefed the Transaction Committee on the status of negotiating the definitive transaction documentation with Inmagene.
On December 9, 2024, the Transaction Committee held a meeting by videoconference, at which members of Ikena management and representatives of Leerink Partners and Goodwin were present. At this meeting, Ikena management briefed the Transaction Committee on the status of negotiating the definitive transaction documentation with Inmagene, the open issues and the related disclosure schedules.
On December 10, 2024, the Ikena board held a meeting by videoconference, at which members of Ikena management and representatives of Leerink Partners and Goodwin were present. At this meeting, Ikena management briefed the Ikena board on the status of negotiating the definitive transaction documentation with Inmagene, the open issues and the related disclosure schedules. In addition, the Ikena board discussed the expiration of the Exclusivity Agreement and directed Ikena management to request an extension to the exclusivity period to December 16, 2024.
On December 10, 2024, Dr. Wang and Dr. Manfredi discussed via telephone an extension to the exclusivity period until December 16, 2024.
On December 11, 2024, Ikena and Inmagene entered into a second amendment to the Exclusivity Agreement, which provided for the extension of the exclusivity period until the first to occur of (i) 11:59 p.m. Eastern Time on December 16, 2024 and (ii) the date on which Ikena and Inmagene enter into a definitive agreement with respect to the proposed transaction.
Also on December 11, 2024, representatives Leerink sent the potential investors in the PIPE financing their PIPE allocations, which were sufficient to achieve the proposed $50 million PIPE financing.
On December 12, 2024, the Transaction Committee and the Ikena board held a joint meeting by videoconference, at which members of Ikena management and representatives of Leerink Partners and Goodwin were present. At the meeting, Leerink Partners reviewed with the Transaction Committee and Ikena board its financial analysis of the exchange ratio proposed to be paid by Ikena pursuant to the terms of the Merger Agreement. Representatives of Goodwin reviewed the terms of the transaction documents that had been negotiated with Inmagene. The Transaction Committee and Ikena board discussed the limited number of open issues with respect to the definitive documentation and the Ikena board’s views on the threshold of Inmagene shareholders that would need to execute the Inmagene support agreements and lock up agreements in order for the Ikena board to approve the transaction.
Thereafter, from December 12, 2024 until December 23, 2024, representatives of Cooley, on behalf of Inmagene, provided regular updates to representatives of Goodwin, on behalf of Ikena, with respect to the status of obtaining the required signatures to the Inmagene support agreements and lock up agreements.
On December 20, 2024, the Transaction Committee and Ikena board held a joint meeting by videoconference, at which members of Ikena management and representatives of Leerink Partners and Goodwin were present. At this meeting, Ikena management, Leerink Partners and Goodwin updated the Ikena board on the resolution of open issues and the status of obtaining the required signatures to the Inmagene support agreements and lock up agreements.
In the morning of December 23, 2024, the Transaction Committee and the Ikena board held a joint meeting by videoconference, at which members of Ikena management and representatives of Leerink Partners and Goodwin were present. At the meeting, representatives of Goodwin reviewed the key terms of the transaction documents that had been negotiated with Inmagene. At the request of the Ikena board, Leerink Partners rendered to the Ikena board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated December 23, 2024, that, as of such date and based upon and subject to the various assumptions made, and the qualifications and limitations upon the review undertaken by Leerink Partners in preparing its opinion, the exchange ratio proposed to be paid by Ikena pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to Ikena. After further discussion, based on the factors cited in “—Reasons for the Merger,” the Transaction Committee unanimously adopted resolutions recommending to the Ikena board that the Ikena board: (i) determines that the transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Ikena and its stockholders, (ii) approves and declares advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the issuance of shares of Ikena common stock to the shareholders of Inmagene pursuant to the terms of the Merger Agreement, and (iii) determines to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement, that the stockholders of Ikena vote to approve the Ikena Stockholder Matters and such other actions as contemplated by the Merger Agreement. Thereafter, based upon the unanimous recommendation of the Transaction Committee, the members of the Ikena board unanimously (i) determined that the transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Ikena and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the issuance of shares of Ikena common stock to the shareholders of Inmagene pursuant to the terms of the Merger Agreement, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement, that the stockholders of Ikena vote to approve the Ikena Stockholder Matters and such other actions as contemplated by the Merger Agreement.
Subsequently, on December 23, 2024, Ikena and Inmagene entered into the Merger Agreement and the Loan Agreement, certain Ikena stockholders executed and delivered the Ikena support agreements and Ikena lock-up agreement, certain Inmagene shareholders executed and delivered the Inmagene support agreements and Imagene lock-up agreements and Ikena entered into the subscription agreement for the Concurrent Financing.
Later on December 23, 2024, before opening of The Nasdaq Stock Market for trading that day, Ikena and Inmagene issued a joint press release announcing the execution of the Merger Agreement, the Loan Agreement and the subscription agreement. Ikena also filed a current report on Form 8-K with the SEC announcing, among other things, the execution of the Merger Agreement.
Ikena’s Reasons for the Merger
In the course of its evaluation of the Merger, the Merger Agreement and the contemplated transactions, the Transaction Committee and the Ikena board each held numerous meetings, consulted with Ikena management, its legal counsel and its financial advisor and reviewed and assessed a significant amount of information and, in reaching its decision to approve the Merger, the Merger Agreement and the contemplated transactions, the Ikena board considered the following factors:
•
Ikena’s business, financial performance (both past and prospective) and its financial condition, results of operations (both past and prospective), business and strategic objectives (including the clinical results, rate of enrollment and pace of value accreting milestones in IK-930, IK-595, IK-412, IK-175, PY314, PY159, and PY265), as well as the risks of accomplishing those objectives;

•	Ikena’s business and financial prospects if it were to remain an independent company;
•
the possible alternatives to the Merger, the range of possible benefits and risks to the Ikena stockholders of those alternatives and the timing and the likelihood of accomplishing the goal of any of such alternatives and the Ikena board’s assessment that the Merger presented a superior opportunity to such alternatives for Ikena’s stockholders, including a liquidation of Ikena and the distribution of any available cash to stockholders;

•
the Ikena board’s assessment of the potential merger candidates, in particular, the Ikena board’s view that Inmagene was the most attractive and promising candidate and the Ikena board’s belief that the Merger would create more value for Ikena’s stockholders than any of the other proposals that the Ikena board had received or that Ikena could create as a standalone company;

•
the process undertaken by the Transaction Committee and the Ikena board in connection with pursuing a strategic transaction through the strategic review process and the terms and conditions of the proposed Merger, in each case considering the current market dynamics;

•
the Ikena board’s belief, based in part on the clinical and scientific diligence process conducted by Ikena’s management and reviewed with the Ikena board, that Inmagene’s product candidate, IMG-007, presents a market opportunity with the potential to create meaningful value for the stockholders of the combined company and an opportunity for Ikena’s stockholders to participate in the future potential growth of the combined company;

•
the potential for Ikena’s stockholders to receive certain cash payments following the closing of the Merger pursuant to the Ikena CVR Agreement, from a sale or other disposition of an Ikena Legacy Asset (as defined below);

•	financial market conditions at the time of the signing of the Merger Agreement, including market prices, volatility and trading information with respect to Ikena common stock;
•
the financial analysis presented by Leerink Partners to the Ikena board on December 23, 2024 and Leerink Partners’ opinion, dated December 23, 2024, to the Ikena board that, as of December 23, 2024 and based upon and subject to the various assumptions made, and the qualifications and limitations upon the review undertaken by Leerink Partners in preparing its opinion, the exchange ratio proposed to be paid by Ikena pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to Ikena (as more fully described in the section titled “The Merger—Opinion of Ikena’s Financial Advisor”);

•	that the combined company will be led by a board of directors with representation from each of the current boards of directors of Ikena and Inmagene;
•
the strength of the balance sheet of the combined organization, which includes Ikena’s anticipated net cash at closing, plus the aggregate commitment represented in the Ikena concurrent financing of approximately $75 million;

•
the prospects of and risks associated with the other strategic candidates that had made proposals for a strategic transaction with Ikena based on the business, scientific, regulatory, intellectual property, financial, accounting and legal due diligence conducted by the Transaction Committee, Ikena management and Ikena’s advisors;

•
the Ikena board’s belief that the terms of the Merger Agreement and the related agreements, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination rights of the parties, are reasonable under the circumstances;

•
the belief that, as a result of arm’s-length negotiations with Inmagene, which resulted in an improvement in the Exchange Ratio, Ikena and its representatives negotiated the highest Exchange Ratio to which Inmagene was willing to agree, and that the other terms of the Merger Agreement include the most favorable terms to Ikena in the aggregate to which Inmagene was willing to agree;

•
the calculation of the Exchange Ratio, net cash at closing and the estimated number of shares of Ikena common stock to be issued in the Merger, and the fact that the relative valuations of Ikena and Inmagene, and thus the relative percentage ownership of Ikena’s stockholders and Inmagene’s shareholders immediately following the closing is subject to change based on the amount of Ikena net cash at closing;

•	the number and nature of the conditions to Ikena’s and Inmagene’s respective obligations to complete the Merger and the likelihood that the Merger will be completed on a timely basis;
•	the ability of Ikena under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should Ikena receive a superior offer;
•
the belief by the Ikena board of the reasonableness of the potential termination fee of $5 million, in the case of the fee payable by Ikena, or $4.5 million, in the case of the fee payable by Inmagene, and related reimbursement of certain transaction expenses of up to $1 million, which could become payable by either Ikena or Inmagene to the other party if the Merger Agreement is terminated in certain circumstances;

•
the Lock-Up Agreements, pursuant to which certain executive officers, directors and stockholders of Inmagene and continuing directors of Ikena have agreed not to transfer their shares of Ikena common stock for the 180-day period after the second effective time;

•
the Inmagene Support Agreements, pursuant to which certain shareholders of Inmagene, solely in their capacities as shareholders, have agreed, to vote all of their shares of Inmagene shares in favor of the Merger and against any alternative acquisition proposals, and the fact that shareholders holding the necessary votes have entered into Inmagene Support Agreements;

•
the Ikena Support Agreements, pursuant to which certain stockholders of Ikena, solely in their capacities as stockholders, have agreed, to vote all of their shares of Ikena common stock in favor of the Proposals and against any alternative acquisition proposals;

•	the agreement of Inmagene to provide the written consent of Inmagene shareholders necessary to adopt the Merger Agreement and approve the Merger and the contemplated transactions; and
•
the fact that Ikena has the right under the Merger Agreement to distribute the excess of any amount by which the Ikena Valuation (as defined below) exceeds $122 million to the existing Ikena stockholders.

In the course of its deliberations, the Ikena board also considered, among other things, a variety of risks and other countervailing factors related to entering into the Merger, the Merger Agreement and the contemplated transactions, including:
•
the possibility that the Merger will not be consummated and the potential negative effect of the public announcement of the Merger on Ikena’s business, including the possible volatility of the share price of Ikena common stock resulting from the announcement of the Merger;

•
the possibility that the remaining Ikena Legacy Assets (as defined below) may not be monetized and the consequential potential that Ikena’s stockholders will not receive any consideration related to transactions under the Ikena CVRs and the Ikena CVRs may otherwise expire valueless;

•	the possibility that Ikena will not be able to complete the Ikena concurrent financing;
•
the fact that certain provisions of the Merger Agreement could have the effect of discouraging competing proposals involving Ikena, including the restrictions on Ikena’s ability to solicit proposals for competing transactions involving Ikena;

•
the fact that under certain circumstances Ikena may be required to pay to Inmagene a termination fee of $5 million and/or an expense reimbursement of up to $1 million, and the potential effects of such termination fee and/or expense reimbursement;

•
the strategic direction of the combined company following the completion of the Merger, which will be determined by a board of directors initially comprised of seven directors with only two of them designated by Ikena;

•	the scientific, technical, regulatory and other risks and uncertainties associated with development and commercialization of IMG-007;
•
the need for the parties to identify and hire a new chief executive officer and fill other leadership positions for the post-closing company, which new hires will have a significant effect on the execution of combined company’s post-closing business plan;

•
the early-stage nature of IMG-007 and the risks and uncertainties associated with development and commercialization of IMG-007, including that IMG-007 may not generate acceptable clinical data in the future or be successfully developed into products that are marketed and sold;

•	the substantial fees and expenses associated with completing the Merger, including the costs associated with any potential related litigation;
•	the possibility of disruptive stockholder litigation following announcement of the Merger;
•
the risk that the Merger may not be completed despite the parties’ efforts or that the closing may be unduly delayed and the effects on Ikena as a standalone company because of such failure or delay, including that a more limited range of alternative strategic transactions may be available to Ikena in such an event and that Ikena may experience significant challenges associated with its need to raise additional capital through the public or private sale of equity securities;

•
the fact that under certain circumstances, Ikena will not be entitled to receive a termination fee from Inmagene even in the event that the Merger are not consummated as a result of circumstances which are not under Ikena’s control;

•
the risks and delays associated with, and uncertain value and costs to Ikena stockholders of, liquidating Ikena, including, without limitation, the uncertainties of continuing cash burn while contingent liabilities are resolved and uncertainty of timing of release of cash until contingent liabilities are resolved;

•	the dilution to the existing stockholders of Ikena upon the consummation of the Merger;
•
the fact that Ikena’s valuation cannot exceed $122 million for purposes of calculating Ikena’s net cash, as more fully described below under the caption “The Merger Agreement—Calculation of Ikena’s Net Cash” in this proxy statement/prospectus, and thus the ownership of Ikena’s existing stockholders in the combined company is limited;

•
the possibility that Ikena’s net cash, as more fully described below under the caption “The Merger Agreement—Calculation of Ikena’s Net Cash” in this proxy statement/prospectus, may be lower at the determination time than currently anticipated, which would reduce the ownership of Ikena’s existing stockholders in the combined company;

•
the fact that Ikena has loaned to Inmagene an initial term loan of $7.5 million and has agreed to, pursuant to the Loan Agreement, lend to Inmagene, in aggregate, up to an additional $15 million, subject to certain drawdown conditions, prior to the consummation of the Merger; and

•	the various other risks associated with the combined company and the Merger, including those described in the sections entitled “Risk Factors” in this proxy statement/prospectus.
In light of the variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Ikena board did not find it useful or practicable to and did not attempt to, quantify, assign or rank any relative or specific weights to the various factors that it considered in reaching its determination that the Merger, the Merger Agreement and the contemplated transactions are advisable and in best interests of Ikena and Ikena’s stockholders. In addition, the Ikena board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Ikena board, but rather the Ikena board conducted an overall analysis of the factors described above, including discussions with and questioning of Ikena management, Goodwin and Leerink Partners.
Inmagene’s Reasons for the Merger
The following discussion sets forth material factors considered by the Inmagene board in reaching its determination to approve the terms and authorize the execution of the Merger Agreement for the purpose of implementing the Merger; however, it may not include all of the factors considered by the Inmagene board. In light of the number and wide variety of factors considered in connection with its evaluation of the Merger Agreement, the Inmagene board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Inmagene board viewed its position and determinations as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.
In the course of reaching its decision to approve the Merger, the Inmagene board held meetings and conducted discussions, consulted with Inmagene’s senior management and legal counsel, and considered a wide variety of factors in connection with its evaluation of the Merger Agreement. Ultimately, the Inmagene board concluded that a merger with Ikena together with the Ikena concurrent financing, was the best option to generate capital resources to support the advancement of IMG-007 and fund the combined company.
Additional factors the Inmagene board considered included, among others, the following:
•
the Merger will provide Inmagene’s current shareholders with greater liquidity by owning publicly-traded stock, and expanding the range of investors potentially available as a public company, compared to the investors Inmagene could otherwise gain access to if it continued to operate as a privately-held company;

•	the historical and current information concerning Inmagene’s business, including its financial performance and condition, operations, management and pre-clinical and clinical data;
•
Inmagene’s prospects if it were to remain an independent privately held company, including its need to obtain additional financing and the terms on which it would be able to obtain such financing, if at all;

•	the competitive nature of the industry in which Inmagene operates;

•	the Term Loan Advances provided and available to Inmagene by Ikena pursuant to the Loan Agreement and the ability of Inmagene to use the proceeds therefrom to advance the development of IMG-007;
•
the ability of Inmagene to sell, license, transfer, spinout, divest, or enter into other monetization transactions or otherwise dispose of Inmagene’s legacy assets other than IMG-007 prior to or subsequent to the Merger and the potential benefits to Inmagene’s shareholders with respect to any such disposition;

•
the Inmagene’s board’s belief that, after reviewing the various financing and other strategic options to enhance shareholder value that were considered by the Inmagene board, no alternatives to the Merger and Ikena concurrent financing were reasonably likely to create greater value for Inmagene’s shareholders;

•
the projected financial position, operations, management structure, geographic locations, operating plans and cash burn rate of the combined company, including the expected cash resources of the combined company at the closing of the Merger (including the ability to support the combined company’s current and planned clinical trials and operations);

•	the net cash of Ikena that would be available to the combined company after the Merger;
•
the availability of Dissenter’s Rights under Section 238 of the CICA to holders of Inmagene shares who comply with the required procedures under the CICA, which allow such holders to dissent from the Merger and receive the fair value of their Inmagene shares instead of the merger consideration;

•	the terms and conditions of the Merger Agreement, including the following:
○
the determination that the expected relative percentage ownership of Ikena’s securityholders and Inmagene’s securityholders in the combined company was appropriate, based on the Inmagene board’s judgment and assessment of the approximate valuations of Ikena (including the value of the net cash Ikena is expected to provide to the combined company) and Inmagene;

○
the Exchange Ratio used to establish the number of shares of Ikena common stock to be issued to Inmagene shareholders in the Merger is reasonable and appropriately measures the per share value of Ikena and Inmagene, including by accounting for adjustments due to Ikena’s net cash and Ikena’s and Inmagene’s respective outstanding capital stock or share capital (as applicable) at the first effective time (subject to certain limitations);

○	the expectation that the Merger will be treated as a reorganization for U.S. federal income tax purposes;
○	the limited number and nature of the conditions of the obligation of Ikena to consummate the Merger;
○	the rights of Inmagene under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should Inmagene receive a superior offer;
○
the fact that Ikena’s obligation to call and hold the Ikena annual meeting would not be limited or otherwise affected by any commencement, disclosure, announcement or submission of any superior offer or acquisition proposal, or by any withdrawal or modification of the Ikena board recommendation change;

○
the conclusion of the Inmagene board that the potential termination fees payable by either of Ikena or Inmagene to the other party, and the circumstances when such fee may be payable, were reasonable; and

○
the belief that the other terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, were reasonable in light of the entire transaction;

•
the shares of Ikena common stock issued to Inmagene’s shareholders will be registered on a Form S-4 registration statement and will become freely tradable for Inmagene’s shareholders who are not affiliates of the combined company and who are not parties to Lock-Up Agreements;

•
the support agreements, pursuant to which certain directors, officers and stockholders or shareholders of Ikena and Inmagene, respectively, have agreed, solely in their capacity as stockholders or shareholders of Ikena and Inmagene, respectively, to vote all of their shares of Ikena common stock or Inmagene shares (as applicable) in favor of the adoption or approval, respectively, of the Merger Agreement;

•	the ability to obtain a Nasdaq listing and the change of the combined company’s name to ImageneBio, Inc. upon the closing of the Merger; and
•	the likelihood that the Merger will be consummated on a timely basis.
The Inmagene board also considered a number of uncertainties and risks in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following:
•
the possibility that the Merger might not be completed, and the potential adverse effect of the public announcement of the Merger on the reputation of Inmagene and the ability of Inmagene to obtain financing in the future in the event the Merger is not completed;

•
the risk that future sales of common stock by existing Ikena stockholders may cause the price of Ikena common stock to fall, thus reducing the potential value of Ikena common stock received by Inmagene shareholders following the Merger;

•
the termination fee payable by Inmagene to Ikena upon the occurrence of certain events, and the potential effect of such termination fee in deterring other potential acquirers from proposing an alternative transaction that may be more advantageous to Inmagene shareholders;

•	the ability of Ikena to foreclose on certain assets of Inmagene if there is an event of default under the Loan Agreement and Inmagene is unable to timely repay the Term Loan Advances;
•	the potential reduction of Ikena’s net cash prior to the closing;
•
the possibility that Ikena could, under certain circumstances, consider unsolicited acquisition proposals if superior to the Merger or change its recommendation to approve the Merger upon certain events;

•	the risk that the Merger might not be consummated in a timely manner or at all;
•
the costs involved in connection with completing the Merger, the time and effort of Inmagene senior management required to complete the Merger, the related disruptions or potential disruptions to Inmagene’s business operations and future prospects, including its relationships with its employees, suppliers, licensors and partners and others that do business or may do business in the future with Inmagene, and related administrative challenges associated with combining the companies;

•	the risk that the potential benefits of the Merger may not be realized;
•
the additional expenses and obligations to which Inmagene’s business will be subject following the Merger that Inmagene has not previously been subject to, and the operational changes to Inmagene’s business, in each case that may result from being a public company;

•	the fact that the representations and warranties in the Merger Agreement do not survive the closing of the Merger and the potential risk of liabilities that may arise post-closing; and
•	various other risks associated with the combined organization and the Merger, including the risks described in the section entitled “Risk Factors” in this proxy statement/prospectus.
The foregoing information is not intended to be exhaustive but summarizes the material factors considered by the Inmagene board in its consideration of the Merger Agreement and the transactions contemplated thereby. The Inmagene board concluded that the benefits, advantages and opportunities of a potential transaction outweighed the uncertainties and risks described above. After considering these and other factors, the Inmagene board unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.
Opinion of Leerink Partners LLC (Ikena’s Financial Advisor)
The following information in this section does not give effect to the reverse stock split.

Introduction
Ikena retained Leerink Partners as its exclusive financial advisor in connection with the Merger. In connection with this engagement, the Ikena board requested that Leerink Partners evaluate the fairness, from a financial point of view, to Ikena of the Exchange Ratio proposed to be paid by Ikena pursuant to the terms of the Merger Agreement. On December 23, 2024, Leerink Partners rendered to the Ikena board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated December 23, 2024, that, as of such date and based upon and subject to the various assumptions made, and the qualifications and limitations upon the review undertaken by Leerink Partners in preparing its opinion, the Exchange Ratio proposed to be paid by Ikena pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to Ikena. In providing its opinion, Leerink Partners noted that the Exchange Ratio is subject to certain adjustments set forth in the Merger Agreement, and Leerink Partners expressed no opinion as to any such adjustments.
Given Leerink Partner's experience and qualifications, its understanding of Ikena's and Inmagene's industry, Ikena determined that an additional opinion from another third-party financial advisor was not necessary or required as a legal matter in this context and that doing so would have been an inefficient use of Ikena's limited funds.
The full text of the written opinion of Leerink Partners, dated December 23, 2024, which describes the assumptions made and the qualifications and limitations upon the review undertaken by Leerink Partners in preparing its opinion, is attached as Annex B to this proxy statement/prospectus and is incorporated herein by reference. The summary of the written opinion of Leerink Partners set forth below is qualified in its entirety by the full text of the written opinion attached hereto as Annex B. Leerink Partners’ financial advisory services and opinion were provided for the information and assistance of the Ikena board (in their capacity as directors and not in any other capacity) in connection with and for purposes of the Ikena board’s consideration of the Merger, and the opinion of Leerink Partners addressed only the fairness, from a financial point of view, as of the date thereof, to Ikena of the Exchange Ratio proposed to be paid by Ikena pursuant to the terms of the Merger Agreement. The opinion of Leerink Partners did not address any other term or aspect of the Merger Agreement or the Merger and does not constitute a recommendation to any stockholder of Ikena or Inmagene as to whether or how such stockholder should vote with respect to the Merger or otherwise act with respect to the Merger or any other matter.
The full text of the written opinion of Leerink Partners should be read carefully in its entirety for a description of the assumptions made and the qualifications and limitations upon the review undertaken by Leerink Partners in preparing its opinion.
In connection with rendering the opinion described above and performing its related financial analyses, Leerink Partners reviewed, among other things:
•	the proposed execution version of the Merger Agreement, as provided to Leerink Partners by Ikena on December 22, 2024;
•	Ikena’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed by Ikena with the SEC;
•	Ikena’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 2024, as filed by Ikena with the SEC;
•	certain Current Reports on Form 8-K, as filed by Ikena with, or furnished by Ikena to, the SEC;
•
certain internal information, primarily related to expense forecasts, relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Ikena, as furnished to Leerink Partners by the management of Ikena; and

•
certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Inmagene, including certain financial forecasts relating to Inmagene prepared by management of Ikena (which are referred to in this summary of the opinion of Leerink Partners as the “Inmagene Forecast”), as furnished to, and approved for use by, Leerink Partners for purposes of Leerink Partners’ analysis, as described below under “The Merger—Certain Unaudited Prospective Financial Information,” and which are collectively referred to in this summary of the opinion of Leerink Partners as the “Internal Data.”

Leerink Partners also conducted discussions with members of the senior management of Ikena and Inmagene and their respective advisors and representatives regarding the Internal Data as well as the past and current business, operations, financial condition and prospects of each of Ikena and Inmagene. Leerink Partners also conducted such other financial studies and analyses and took into account such other information as Leerink Partners deemed appropriate.
Leerink Partners assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Leerink Partners for purposes of its opinion and have, with Ikena’s consent, relied upon such information as being complete and accurate. In that regard, Leerink Partners was advised by Ikena, and Leerink Partners assumed, at Ikena’s direction, that the Internal Data (including, without limitation, the Inmagene Forecast) were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Ikena and Inmagene as to the matters covered thereby and Leerink Partners relied, at Ikena’s direction, on the Internal Data for purposes of its analysis and its opinion. Leerink Partners expressed no view or opinion as to the Internal Data (including, without limitation, the Inmagene Forecast) or the assumptions on which the Internal Data was based. The Ikena board was aware that Ikena’s management did not provide Leerink Partners with, and Leerink Partners did not otherwise have access to, financial forecasts regarding Ikena’s business, other than the expense forecasts described above. Accordingly, Leerink Partners did not perform a discounted cash flow analysis or any multiples-based analysis with respect to Ikena. In addition, at Ikena’s direction, Leerink Partners did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Ikena or Inmagene, nor was Leerink Partners furnished with any such evaluation or appraisal, and Leerink Partners was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of Ikena or Inmagene.
Leerink Partners assumed, at Ikena’s direction, that the final executed Merger Agreement would not differ in any respect material to Leerink Partners’ analysis or its opinion from the last version of the Merger Agreement reviewed by Leerink Partners. Leerink Partners also assumed, at Ikena’s direction, that the representations and warranties made by Inmagene, Ikena, Merger Sub I and Merger Sub II in the Merger Agreement were and would continue to be true and correct in all respects material to Leerink Partners’ analysis. Leerink Partners assumed, at Ikena’s direction, that the Merger would be consummated on the terms set forth in the Merger Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Leerink Partners’ analysis or its opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction, condition or other change would be imposed, the effect of which would be material to Leerink Partners’ analysis or its opinion. Leerink Partners did not evaluate and did not express any opinion as to the solvency or fair value of Ikena or Inmagene, or their respective abilities to pay their obligations when they come due, or as to the impact of the Merger on such matters, under any state, federal or other laws relating to bankruptcy, insolvency, or similar matters. Leerink Partners is not a legal, regulatory, tax or accounting advisor, and Leerink Partners expressed no opinion as to any legal, regulatory, tax or accounting matters. Leerink Partners expressed no view or opinion as to the price or range of prices at which the shares of stock or other securities or instruments of Ikena or any third party may trade at any time, including subsequent to the announcement or consummation of the Merger.
Leerink Partners expressed no view as to, and Leerink Partners’ opinion did not address, Ikena’s underlying business decision to proceed with or effect the Merger, or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to Ikena or in which Ikena might engage. The opinion of Leerink Partners was limited to and addressed only the fairness, from a financial point of view, as of the date of its opinion, to Ikena of the Exchange Ratio proposed to be paid by Ikena pursuant to the terms of the Merger Agreement. Leerink Partners was not asked to, nor did Leerink Partners express any view on, and Leerink Partners’ opinion did not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby, including, without limitation, the structure or form of the Merger, or any other agreements or arrangements contemplated by the Merger Agreement or entered into in connection with or otherwise contemplated by the Merger, including, without limitation, the fairness of the Merger or any other term or aspect of the Merger to, or any consideration to be received in connection therewith by, or the impact of the Merger on, the holders of any class of securities, creditors or other constituencies of Ikena, Inmagene or any other party. In addition, Leerink Partners expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Ikena, Inmagene or any other party, or class of such persons in connection with the Merger, whether relative to the Exchange Ratio proposed to be paid by Ikena pursuant to the terms of the Merger Agreement or otherwise. Leerink Partners’ opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Leerink Partners as of, the date of its written opinion, and Leerink Partners does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of its opinion. Leerink Partners’ opinion does not constitute a recommendation to any stockholder of Ikena or Inmagene as to whether or how such stockholder should vote with respect to the Merger or otherwise act with respect to the Merger or any other matter.
Leerink Partners’ financial advisory services and its opinion were provided for the information and assistance of the Ikena board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Merger. Leerink Partners’ opinion was authorized by the Leerink Partners LLC Fairness Opinion Review Committee.
Summary of Financial Analyses
The following is a summary of the material financial analyses prepared by Leerink Partners and reviewed with the Ikena board in connection with its opinion, which was delivered orally to the Ikena board on December 23, 2024, and subsequently confirmed in its written opinion, dated December 23, 2024. For purposes of the analyses described below, Leerink Partners was directed to rely upon the Internal Data, including the Inmagene Forecast. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Leerink Partners, nor does the order of the analyses described below represent the relative importance or weight given to those analyses by Leerink Partners. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, Leerink Partners did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Accordingly, Leerink Partners believes that its analyses must be considered as a whole and that selecting portions of such analyses and factors without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying Leerink Partners’ financial analyses and its opinion.
Leerink Partners may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analyses summarized below should not be taken to be the view of Leerink Partners as to the actual value of Ikena or Inmagene. In its analyses, Leerink Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Ikena or any other parties to the Merger. None of Ikena, Inmagene, Merger Sub I, Merger Sub II, Leerink Partners or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of Ikena or Inmagene do not purport to be appraisals or reflect the prices at which these companies may actually be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 23, 2024, and is not necessarily indicative of current market conditions.
Leerink Partners’ financial analyses and opinion were only one of many factors taken into consideration by the Ikena board in its evaluation of the Merger, as described under “The Merger—Ikena’s Reasons for the Merger.” Consequently, the analyses described below should not be viewed as determinative of the views of the Ikena board or management of Ikena with respect to the Exchange Ratio or as to whether the Ikena board would have been willing to determine that a different Exchange Ratio was fair. The Exchange Ratio, as well as the type of consideration payable in the Merger, was determined through arm’s-length negotiations between Ikena and Inmagene and was approved by the Ikena board. Leerink Partners provided advice to Ikena during these negotiations. However, Leerink Partners did not recommend any specific Exchange Ratio or other financial terms to Ikena or the Ikena board or that any specific Exchange Ratio or other financial terms constituted the only appropriate consideration for the Merger.
In preparing its analysis, Leerink Partners took into account that the Exchange Ratio contained in the Merger Agreement is calculated by attributing equity values of $120.0 million and $150.0 million to Ikena and Inmagene, respectively, subject to certain adjustments related to Ikena’s net cash set forth in the Merger Agreement. For a more complete description of the adjustments related to Ikena’s net cash, please see the sections titled “The

Merger—Determination of Ikena’s Net Cash” beginning on page 188, of this proxy statement/prospectus. Leerink Partners expressed no opinion as to any such adjustments. The analysis and written opinion of Leerink Partners also do not take into account the contemplated reverse stock split of Ikena common stock that is anticipated to be effected prior to the consummation of the Merger. For purposes of its analysis, Leerink Partners utilized the estimated Exchange Ratio of 0.037259 based on the fully diluted capitalization of Ikena as of December 12, 2024 and of Inmagene as of November 5, 2024 (calculated in both cases using the treasury stock method). For additional information, see “The Merger Agreement—Exchange Ratio.”
Discounted Cash Flow Analysis
A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset or set of assets by calculating the “present value” of estimated future cash flows of the asset or set of assets. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. A discounted cash flow analysis is a widely accepted valuation methodology for development stage biotechnology companies, including valuations of companies whose primary product candidate is still in development and for which regulatory authorization to market the applicable product candidate may not be obtained, if at all, until several years into the future. For purposes of its discounted cash flow analysis, at the direction of the Ikena board, Leerink Partners relied upon the Inmagene Forecast. Leerink Partners was advised by Ikena management, and assumed, at Ikena’s management’s direction, that the Inmagene Forecast was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Ikena as to the matters covered thereby. Leerink Partners was also advised by Ikena management that the Inmagene Forecast included assumptions regarding probabilities of the success of Inmagene’s lead product candidate, IMG-007, and that Ikena management believed these probabilities of success were reasonable based on a review of publicly available studies, industry practice and Ikena management’s professional experience. The Inmagene Forecast, which Ikena management directed Leerink Partners to use in deriving its financial analyses, includes cash flows through 2045, which is the year that Ikena management assumed patent protections for IMG-007 will expire. Ikena advised Leerink Partners that it believed it was reasonable to forecast revenues through the patent life of IMG-007.
Leerink Partners’ discounted cash flow analysis calculated the estimated present value of the risk-adjusted standalone, unlevered, after-tax free cash flows that Ikena management forecasted that Inmagene may generate from January 1, 2025, through December 31, 2045, which risk-adjusted unlevered, after-tax free cash flows are reflected in the Inmagene Forecast. These risk-adjusted cash flows were discounted to present value as of December 31, 2024, using a discount rate ranging from 11% to 13%, derived from a weighted average cost of capital calculation for Inmagene, which Leerink Partners determined by utilizing the capital asset pricing model with inputs that Leerink Partners determined were relevant based on publicly available data and Leerink Partners’ professional judgment, and adjusted for Inmagene’s estimated net cash balance of $2.0 million as of the anticipated closing date of the Merger, as provided by management of Inmagene, in order to derive an implied equity value range for Inmagene. This analysis resulted in an implied equity value for Inmagene of approximately $430 million to $580 million and a corresponding implied exchange ratio of approximately 0.103903x to 0.143082x (i.e., an implied exchange ratio greater than the estimated Exchange Ratio of 0.037259 proposed to be paid by Ikena pursuant to the Merger Agreement).
General
Leerink Partners LLC is a full-service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. Leerink Partners is also serving as a placement agent to Ikena in connection with the Ikena concurrent financing, and Leerink Partners will receive a fee in connection therewith. Except for its services in connection with the Merger and the Ikena concurrent financing, during the past two years Leerink Partners has not rendered investment banking or financial advisory services to, or received fees or compensation from, Ikena. During the past two years, except for services as a placement agent to Inmagene unrelated to the Merger, for which Leerink Partners did not receive any fees or compensation, Leerink Partners has not rendered investment banking or financial advisory services to, or received fees or compensation from, Inmagene. In the ordinary course of business, Leerink Partners may, in the future, provide investment banking services to Ikena,

Inmagene or their respective affiliates and would expect to receive customary fees for the rendering of such services. In the ordinary course of its trading and brokerage activities, Leerink Partners has in the past and may in the future hold positions, for its own account or the accounts of its customers, in equity, debt or other securities of Ikena, Inmagene or their respective affiliates.
Consistent with applicable legal and regulatory requirements, Leerink Partners has adopted policies and procedures to establish and maintain the independence of its research department and personnel. As a result, Leerink Partners’ research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Ikena, Inmagene and the Merger and other participants in the Merger that differ from the views of Leerink Partners’ investment banking personnel.
The Ikena board selected Leerink Partners as its exclusive financial advisor in connection with the Merger based on Leerink Partners’ qualifications, reputation, experience and expertise in the biopharmaceutical industry, its knowledge of and involvement in recent transactions in the biopharmaceutical industry and its familiarity with Ikena and its business. Leerink Partners is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.
In connection with Leerink Partners’ services as the exclusive financial advisor to Ikena and for acting as a placement agent in connection with the Ikena concurrent financing, Ikena has agreed to pay Leerink Partners an aggregate fee of approximately $6.87 million, $1.0 million of which became payable upon the rendering by Leerink Partners of its opinion on December 23, 2024, and the remainder of which is payable contingent upon consummation of the Merger and the Ikena concurrent financing. In addition, Ikena has agreed to reimburse certain of Leerink Partners’ expenses arising, and to indemnify Leerink Partners against certain liabilities that may arise, out of Leerink Partners’ engagement. The terms of the fee arrangements between Leerink Partners and Ikena, which are customary in transactions of this nature, were negotiated at arm’s-length between Leerink Partners and Ikena, and the Ikena board was aware of these arrangements, including the fact that a significant portion of the fees payable to Leerink Partners is contingent upon the completion of the Merger and the Ikena concurrent financing.
Certain Unaudited Prospective Financial Information
As a matter of course, neither Ikena nor Inmagene publicly discloses long-term projections of future financial results due to the inherent unpredictability and subjectivity of underlying assumptions and estimates. However, in connection with its evaluation of the Mergers, the Ikena board considered certain unaudited, non-public financial projections with respect to Inmagene as developed by Ikena management, based on discussions with and materials provided by Inmagene to Ikena management. On September 11, 2024, Ikena management received a corporate overview of Inmagene and its anti-OX40 monoclonal antibody asset, IMG-007, which is initially being evaluated as a treatment for AD, the estimated AD population in the U.S. and outline of the limitation and unmet needs with current therapy for AD, as well as the rationale for the scientific and clinical potential for IMG-007, how its profile compares to other marketed and in-development competitors and a preliminary forecast model of Inmagene, which was shared with Ikena’s financial advisor, Leerink Partners. Ikena management evaluated this information and publicly available medical publications and primary market research with key opinion leaders with expertise in the treatment of AD and development of biologics therein, and applied Ikena management’s judgment to finalize its view regarding the prospective revenue and free cash flows of Inmagene. Ikena management assessed the AD indication for IMG-007, potential market size and revenue potential of IMG-007, the costs to be incurred in launching such programs, and their risk profile in order to prepare the financial forecast for each of the fiscal years ending December 31, 2025 through December 31, 2045, which are referred to as the “Financial Projections.” Inmagene did not provide, review, or have any input on the Financial Projections. The Financial Projections were provided to the Ikena board and Leerink Partners. A summary of the Financial Projections is set forth below.
The inclusion of the Financial Projections should not be deemed an admission or representation by Ikena, Inmagene, their respective financial advisors or any of their respective officers, directors, affiliates, advisors, or other representatives with respect to such Financial Projections. The Financial Projections are not included to influence your views on the Mergers but solely to provide Ikena stockholders access to certain non-public information prepared by Ikena management and considered by the Ikena board in connection with its evaluation of the Mergers and by Ikena’s financial advisor to assist with its financial analyses as described in the section titled “The Merger—Opinion of Ikena’s Financial Advisor.” The information from the Financial Projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Ikena and Inmagene in this Form S-4.

The prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, Ikena’s management. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP. Neither Ernst & Young LLP nor PricewaterhouseCoopers LLP has audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Financial Projections and, accordingly, Ernst & Young LLP and PricewaterhouseCoopers LLP do not express an opinion or any other form of assurance with respect thereto. The Ernst & Young LLP report incorporated by reference into this proxy statement/prospectus and the PricewaterhouseCoopers LLP report included in this proxy statement/prospectus relate to Ikena’s and Inmagene Biopharmaceuticals’ previously issued financial statements, respectively. Such reports do not extend to the Financial Projections and should not be read to do so. The SEC rules, which otherwise would require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to a board of directors or financial advisors in connection with a proposed business combination transaction such as the Mergers if the disclosure is included in a document such as this Form S-4. In addition, reconciliations of non-GAAP financial measures to a GAAP financial measure were not provided to or relied upon by the Ikena board or Leerink Partners in connection with the Mergers. Ikena has not provided a reconciliation of the financial measures included in the Financial Projections to the relevant GAAP financial measures. The Financial Projections may differ from published analyst estimates and forecasts, and do not take into account any events or circumstances after the date they were prepared, including the announcement of the Mergers.
Unlevered free cash flow contained in the Financial Projections set forth below is a “non-GAAP financial measure,” which is a financial performance measure that is not calculated in accordance with GAAP. Non-GAAP financial measures should not be viewed as a substitute for GAAP financial measures and may be different from non- GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation. Accordingly, non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures prepared in accordance with GAAP.
The Financial Projections were prepared solely for internal use and in connection with Ikena’s financial advisor’s work and are subjective in many respects. As a result, the Financial Projections are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Although Ikena believes its assumptions about Inmagene to be reasonable, all financial projections are inherently uncertain, and Ikena expects that differences will exist between actual and projected results. Although presented with numerical specificity, the Financial Projections reflect numerous variables, estimates, and assumptions made by Ikena management at the time they were prepared, and also reflect general business, economic, market, and financial conditions and other matters, all of which are difficult to predict and many of which are beyond Ikena’s control. In addition, the Financial Projections cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. Accordingly, there can be no assurance that the estimates and assumptions made in preparing the Financial Projections will prove accurate or that any of the Financial Projections will be realized.
The Financial Projections are subject to many risks and uncertainties, and you are urged to review the section titled “Risk Factors” beginning on page 29 of this Form S-4 for a description of risk factors relating to the Merger and Inmagene’s business. You should also read the section titled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 153 of this Form S-4 for additional information regarding the risks inherent in forward-looking information such as the Financial Projections. Financial Projections were not reviewed or approved by Inmagene management, its board of directors or its advisors.
The inclusion of the Financial Projections herein should not be regarded as an indication that Ikena, Inmagene, their respective financial advisors or any of their respective affiliates or representatives considered or consider the Financial Projections to be necessarily indicative of actual future events, and Financial Projections should not be relied upon as such. The Financial Projections do not take into account any circumstances or events occurring after the date they were prepared. Ikena and the combined company do not intend to, and disclaim any obligation to, update, correct, or otherwise revise the Financial Projections to reflect circumstances existing or arising after the date the Financial Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions or other information underlying the Financial Projections are shown to be in error.

Furthermore, the Financial Projections do not take into account the effect of any failure of the Mergers to be consummated and should not be viewed as accurate or continuing in that context. The statements set forth in this and the foregoing six paragraphs are referred to as the “Projections Statements.”
In light of the foregoing factors and the uncertainties inherent in financial projections, stockholders are cautioned not to place undue reliance, if any, on the Financial Projections.
Financial Projections
The following table, which is subject to the Projections Statements above, presents a summary of the Financial Projections that were prepared by Ikena management and made available to the Ikena board and Ikena’s financial advisor. The Financial Projections reflect certain assumptions relating to, among other things, Ikena management’s expectations, which may not prove to be accurate, based on certain information provided by Inmagene, as well as primary and secondary market research conducted by Ikena management, relating to the AD indication of IMG-007, including addressable market size and geography, anticipated launch date, and anticipated operating costs associated with Inmagene’s IMG-007 drug candidate. In particular, in calculating total net revenue and gross profit for IMG-007, Ikena management assumed the following: a 2030 launch date for IMG-007 in the U.S. and a 2031 launch date for IMG-007 in the rest of the world (“ROW”); a peak market share percentage of 20% in 2036; a cumulative probability of success at 22%, representing the likelihood of regulatory approval of IMG-007; loss of exclusivity for the AD indication in 2045, which assumes the expiry of the patent family covering the subcutaneous formulation; gross price at launch of IMG-007 drug of $22,400 assuming five (5) injections per year; a gross-to-net discount at 35%; certain assumptions related royalty rates based on the achievement of net sales thresholds; and cost of goods sold (“COGS”) equal to 12% of the net sales. Additionally, the Financial Projections assumed that research and development expenses (“R&D”) will cost Inmagene approximately $220 million from 2025 through the U.S. launch of IMG-007 in 2030, which then assumes a 10% annualized R&D growth rate in 2031, a 5% annualized R&D growth rate from 2032 to 2037, and a $79 million annual R&D cost from 2037 to 2045. The Financial Projections assumed that sales, general, and marketing expenses (“SG&A”) will cost Inmagene approximately $100 million (in aggregate) from 2025 to 2028, and approximately $175 million (in aggregate) from 2029 to 2030. After the U.S. launch of IMG-007, the Financial Projections assumed that SG&A in the U.S. will cost Inmagene 30% of its annual net sales in the U.S. from 2031 through 2033, and 25% of its annual net sales in the U.S. from 2034 through 2045. The Financial Projections assumed that SG&A for ROW will be equivalent to approximately 30% of the SG&A in the U.S. in 2030, 30% of the net sales in ROW from 2031 through 2033, and 10% of the net sales in ROW from 2034 through 2045. The Financial Projections also assumed that income taxes payable will be at a tax rate of 25%, and assumed a year-over-year change in net working capital equal to 10% of the year-over-year change in net revenue. The Financial Projections further assumed that (i) costs from depreciation and amortization and capital expenditure will be negligible and (ii) the combined company would benefit from net operating loss generation and usage.

	FORECAST YEAR
$ IN MILLIONS	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
IMG-007 Total Net Revenue	—	—	—	—	—	$281	$603	$996	$1,468	$1,900	$2,351
Gross Profit(1)	—	—	($5)	—	($15)	$173	$449	$786	$1,116	$1,493	$1,785
Total Operating Expenses	(45)	(48)	(58)	(72)	(93)	(182)	(270)	(376)	(490)	(524)	(621)
Total Operating Income(2)	(45)	(48)	(63)	(72)	(108)	(8)	179	409	626	970	1,164
Net Income (Loss)(3)	($45)	($48)	($63)	($72)	($108)	($8)	$170	$357	$469	$727	$873
Unlevered Free Cash Flow(4)	($45)	($48)	($63)	($72)	($108)	($36)	$138	$318	$422	$684	$828

	FORECAST YEAR
$ IN MILLIONS	2036	2037	2038	2039	2040	2041	2042	2043	2044	2045
IMG-007 Total Net Revenue	$2,822	$2,984	$3,053	$3,123	$3,195	$3,269	$3,344	$3,421	$3,500	$3,581
Gross Profit(1)	$2,212	$2,338	$2,392	$2,447	$2,503	$2,561	$2,619	$2,680	$2,741	$2,804
Total Operating Expenses	(724)	(749)	(772)	(795)	(820)	(846)	(874)	(904)	(936)	(969)
Total Operating Income(2)	1,488	1,589	1,621	1,652	1,683	1,714	1,745	1,776	1,805	1,835
Net Income (Loss)(3)	$1,116	$1,192	$1,215	$1,239	$1,262	$1,286	$1,309	$1,332	$1,354	$1,376
Unlevered Free Cash Flow(4)	$1,069	$1,176	$1,209	$1,232	$1,255	$1,278	$1,301	$1,324	$1,346	$1,368

(1)	Gross profit is defined as net revenue less COGS less milestones and royalties owed.
(2)	Total operating income is defined as gross profit less R&D expenses less SG&A expenses less depreciation and amortization and capital expenditure.
(3)	Net income (loss) is defined as total operating income less non-operating expenses and income taxes.
(4)	Unlevered free cash flow is defined as net income (loss) less changes in net working capital.

Interests of Ikena’s Directors and Executive Officers in the Merger
In considering the recommendation of the Ikena board with respect to issuing shares of Ikena common stock in the Merger and other matters to be acted upon by the Ikena stockholders at the Ikena annual meeting, Ikena stockholders should be aware that Ikena’s directors and executive officers have interest in the Merger that are different from, or in addition to, the interests of Ikena’s stockholders generally. These interests include the following:
•
Each of    and     will continue to serve as a director of the combined company, and following the closing of the Merger, will be compensated as a non-employee director of the combined company pursuant to its non-employee director compensation policy;

•	Under the Merger Agreement, Ikena’s directors and executive officers are entitled to continued indemnification, expense advancements and insurance coverage;
•	In connection with the Merger, each Ikena option held by Ikena’s directors and executive officers as of the first effective time will vest in full upon the closing of the Merger;
•	Certain of Ikena’s executive officers and directors are expected to receive one-time retention bonuses upon the closing of the Merger; and
•	Each Ikena executive officer may be eligible to receive enhanced severance benefits pursuant to their respective employment agreements with Ikena.
The Ikena board was aware of these potential conflicts of interests and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that the Ikena stockholders approve the proposals to be presented to the Ikena stockholders for consideration at the Ikena annual meeting as contemplated by this proxy statement/prospectus.
Ownership Interests
As of February 28, 2025, no shares were beneficially owned by Ikena’s current directors and executive officers, excluding for the purposes this subsection any Ikena common stock issuable upon exercise or settlement of Ikena stock options. The affirmative vote of a majority of the total votes cast by the holders of Ikena common stock entitled to vote at the Ikena annual meeting, assuming a quorum is present, is required for the approval of Proposal Nos. 1, 5 and 6. The affirmative votes cast by holders of Ikena common stock entitled to vote at the Ikena annual meeting must exceed the votes cast against by such holders for approval of Proposal No. 2, assuming a quorum is present. The affirmative vote of a plurality of the votes properly cast by the holders of Ikena common stock entitled to vote at the Ikena annual meeting, assuming a quorum is present, is required for the election of each director nominated via Proposal No. 3. The affirmative vote of a majority of the votes properly cast for and against by the holders of Ikena common stock entitled to vote at the Ikena annual meeting, assuming a quorum is present, is required for approval of Proposal Nos. 4 and 7. As of February 28, 2025, certain Ikena stockholders who in the aggregate owned approximately 25.80% of the outstanding shares of Ikena common stock have entered into a support agreement in connection with the Merger. For a more detailed discussion of the support agreements, please see the section titled “Agreements Related to the Merger—Support Agreements” beginning on page 216 of this proxy statement/prospectus.
Certain Ikena stockholders affiliated with Ikena’s directors also currently hold shares of Ikena common stock. The table below sets forth the ownership of Ikena common stock by affiliates of Ikena’s directors as of February 28, 2025.

Stockholder	Number of Voting Shares	Number of Non-Voting Shares
Entities affiliated with Atlas Venture(1)	5,018,178	—
Entities affiliated with OrbiMed Advisors LLC(2)	3,539,358	6,368,586
Omega Fund VI, L.P.(3)	2,249,123	—

(1)
Information herein is based on the Schedule 13D filed with the SEC on February 11, 2022 by (i) Atlas Venture Fund X, L.P., a Delaware limited partnership (“Atlas X”), (ii) Atlas Venture Associates X, L.P., a Delaware limited partnership (“AVA X LP”), (iii) Atlas Venture Associates X, LLC, a Delaware limited liability company (“AVA X LLC” and together with Atlas X and AVA X LP, the “Fund X Reporting Persons”), (iv) Atlas Venture Fund XI, L.P., a Delaware limited partnership (“Atlas XI”), (v) Atlas Venture Associates XI, L.P., a Delaware limited partnership (“AVA XI LP”), (vi) Atlas Venture Associates XI, LLC, a Delaware limited liability company (“AVA XI LLC” and together with Atlas XI and AVA XI LP, the “Fund XI Reporting Persons”) (vii) Atlas Venture Opportunity Fund I, L.P., a Delaware limited partnership (“AVOF”), (viii) Atlas Venture Associates Opportunity I, L.P., a Delaware limited partnership (“AVAO LP”) and (ix) Atlas Venture Associates Opportunity I, LLC, a Delaware limited liability company (“AVAO LLC” and together with AVOF, AVAO LP, the Fund X Reporting Persons and the Fund XI Reporting Persons, the “Atlas Reporting Persons”). Atlas X is the record owner of 2,901,609 shares of common stock. AVA X LP is the general partner of Atlas X and AVA X LLC is the general partner of AVA X LP. Each of Atlas X, AVA X LP and AVA X LLC has shared voting and dispositive power over the shares held by Atlas X. As such, each of Atlas X, AVA X LP and AVA X LLC may be deemed to beneficially own the shares held by Atlas X. Atlas XI is the record owner of 1,241,935 shares of common stock. AVA XI LP is the general partner of Atlas XI and AVA XI LLC is the general partner of AVA XI LP. Each of Atlas XI, AVA XI LP and AVA XI LLC has shared voting and dispositive power over the shares held by Atlas XI. As such, each of Atlas XI, AVA XI LP and AVA XI LLC may be deemed to beneficially own the shares held by Atlas XI. AVOF is the record owner of 874,634 shares of common stock. AVAO LP is the general partner of AVOF and AVAO LLC is the general partner of AVAO LP. Each of AVOF, AVAO LP and AVAO LLC has shared voting and dispositive power over the shares held by AVOF. As such, each of AVOF, AVAO LP and AVAO LLC may be deemed to beneficially own the shares held by AVOF. The address of the principal place of business of each of the Atlas Reporting Persons is c/o 300 Technology Square, 8th Floor, Cambridge, MA 02139.

(2)
Information herein is based on the Schedule 13D/A filed with the SEC on September 21, 2023 and the Form 4/A filed with the SEC on September 21, 2023 by OrbiMed Advisors LLC (“OrbiMed Advisors”), OrbiMed Capital GP VI LLC (“OrbiMed GP”), OrbiMed Genesis GP LLC (“OrbiMed Genesis GP”), and OrbiMed Capital LLC (“OrbiMed Capital”) , except that the number of non-voting shares of common stock as disclosed on the Schedule 13D/A has been revised in the table above because it exceeds the number of non-voting shares outstanding by one share. OrbiMed Advisors has shared voting and dispositive power over 2,542,303 voting shares of common stock, comprised of: (a) 2,451,289 voting shares of common stock held by OPI VI, of which 353,192 shares were acquired in connection with our acquisition of Pionyr, and over which OrbiMed GP has shared voting and dispositive power, and (b) 91,014 voting shares of common stock held by OrbiMed Genesis Master Fund, L.P. (“OrbiMed Genesis”), over which OrbiMed Genesis GP has shared voting and dispositive power. Worldwide Healthcare Trust PLC (“WWH”) holds 997,055 voting shares of common stock, which may be deemed to be beneficially owned by OrbiMed Capital. Additionally, OPI VI holds 5,582,144 shares of non-voting common stock, OrbiMed Genesis holds 157,288 shares of non-voting common stock, and WWH holds 629,155 shares of non-voting common stock. OrbiMed GP is the general partner of OPI VI, pursuant to the terms of the limited partnership agreement of OPI VI, and OrbiMed Advisors is the managing member of OrbiMed GP, pursuant to the terms of the limited liability company agreement of OrbiMed GP. As a result, OrbiMed Advisors and OrbiMed GP share power to direct the vote and disposition of the shares held by OPI VI and may be deemed directly or indirectly, including by reason of their mutual affiliation, to be the beneficial owners of the shares held by OPI VI. OrbiMed Advisors exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and W. Carter Neild, each of whom disclaims beneficial ownership of the shares held by OPI VI. OrbiMed Genesis GP is the general partner of OrbiMed Genesis, pursuant to the terms of the limited partnership agreement of OrbiMed Genesis, and OrbiMed Advisors is the managing member of OrbiMed Genesis GP, pursuant to the terms of the limited liability company agreement of OrbiMed Genesis GP. As a result, OrbiMed Advisors and OrbiMed Genesis GP share power to direct the vote and disposition of the shares held by OrbiMed Genesis and may be deemed, directly or indirectly, including by reason of their mutual affiliation, to be the beneficial owners of the shares held by OrbiMed Genesis. OrbiMed Advisors exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and W. Carter Neild, each of whom disclaims beneficial ownership of the shares held by OrbiMed Genesis. OrbiMed Capital is the investment advisor of WWH. As a result, OrbiMed Capital has the power to direct the vote and disposition of the shares held by WWH and may be deemed directly or indirectly, including by reason of mutual affiliation, to be the beneficial owner of the shares held by WWH. OrbiMed Capital exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and W. Carter Neild, each of whom disclaims beneficial ownership of the shares held by WWH. The principal business address of each of these entities and individuals is c/o OrbiMed Advisors LLC, 601 Lexington Avenue 54th Floor, New York, NY 10022.

(3)
Information herein is based on the Schedule 13G/A filed with the SEC on February 14, 2024 by Omega Fund, Omega Fund VI GP, L.P. (“Omega GP”), Omega Fund VI GP Manager, Ltd. (“Omega Ltd”), Claudio Nessi (“Nessi”), Otello Stampacchia (“Stampacchia”), and Anne-Mari Paster (“Paster”) (together, the “Omega Reporting Persons”). Omega Ltd serves as the general partner of Omega GP, which serves as the general partner of Omega Fund, and each of Omega GP and Omega Ltd may be deemed to own beneficially the shares held by Omega Fund. Nessi, Stampacchia, and Paster are the directors of Omega Ltd and may be deemed to beneficially own the shares held by Omega Fund. Each of the Omega Reporting Persons disclaims beneficial ownership of the shares of common stock held by Omega Fund except to the extent of his, her or its pecuniary interest therein. The address of the principal business office of each of the Omega Reporting Persons is c/o Omega Fund Management, LLC, 888 Boylston Street, Suite 1111, Boston, MA 02199.

Treatment of Ikena Options
Prior to the closing, the Ikena board will adopt appropriate resolutions and take all other actions necessary and appropriate to provide that the vesting of each unexpired, unexercised and unvested Ikena option will be accelerated in full, effective as of immediately prior to the first effective time, contingent on the occurrence of the closing, and each unexpired, unexercised and fully vested (i) 2021 Ikena option will automatically be cancelled and extinguished as of the first effective time and, in exchange therefor, each former holder of any such 2021 Ikena option will have the right to receive from Ikena or the combined company a number of shares of Ikena common stock equal to the Option Value (as defined below) and (ii) 2016 Ikena option will remain outstanding pursuant to its terms, unless the holder of such 2016 Ikena option will have agreed for such 2016 Ikena option to be cancelled and extinguished as of the first effective time and, in exchange therefor, each former holder of any such 2016 Ikena option will have the right to receive from Ikena or the combined company a number of shares of Ikena common stock equal to the Option Value. As of the first effective time, each unexpired and unexercised Ikena option with a per share exercise price or strike price that is equal to or greater than the Ikena In-the-Money Price will be cancelled for no consideration.
Ikena estimates that the aggregate amount that would be payable, net of exercise price, to each of the individuals who are or were at any point during 2024 fiscal year, Ikena’s executive officers as a group and to Ikena’s current non-employee directors as a group if they exercised their Ikena options on February 28, 2025, whether vested or unvested, and immediately sold the common stock of Ikena acquired upon exercise is $1,294,466 and $248,305, respectively. The amounts in the preceding sentence were determined using a per share Ikena stock price of $1.582, which is the average closing trading price of Ikena common stock over the first five business days following the first public announcement of the transactions contemplated by the Merger Agreement.
The table below sets forth information regarding the Ikena options held as of February 28, 2025, before giving effect to any vesting acceleration provided for in the applicable option award agreement or the Merger Agreement (including any adjustment to the shares underlying such options in connection with the Merger) and the proposed reverse stock split, by each of the individuals who are or were at any point during the 2024 fiscal year, Ikena’s executive officers and Ikena’s current non-employee directors. The number of shares of Ikena common stock underlying such Ikena options and the applicable exercise prices of such Ikena options will be adjusted appropriately to reflect the proposed reverse stock split.

Name	Number of Vested Ikena Options Held	Weighted Average Exercise Price of Vested Ikena Options	Number of Unvested Ikena Options Held	Weighted Average Exercise Price of Unvested Ikena Options
Executive Officers
Mark Manfredi, Ph.D.	1,924,743	$5.86	393,499	$2.87
Caroline Germa, M.D.	277,485	$1.47	301,615	$1.47
Jotin Marango, M.D., Ph.D.	385,056	$4.84	698,143	$2.40
Jeffrey Ecsedy, Ph.D.	499,950	$5.62	136,834	$2.83
Non-Employee Directors
David Bonita, M.D.	41,562	$8.12	20,316	$3.56
Iain Dukes, D. Phil.	285,898	$4.24	22,400	$4.62
Jean-Francois Formela, M.D.	41,562	$8.12	20,316	$3.56
Otello Stampacchia, Ph.D.	41,562	$8.12	20,316	$3.56
Maria Koehler, M.D., PhD.	68,400	$12.18	20,316	$3.56
Richard Wooster, Ph.D.	60,139	$8.35	17,520	$1.75
Owen Hughes	40,880	$4.29	29,200	$2.10

Director Positions Following the Merger
The Ikena board currently consists of eight members and is currently divided into three classes of directors, with three directors in each of Class I and Class II and two directors in Class III. Each director serves for a term ending on the date of the third annual meeting following the annual meeting at which he or she was elected and until his or her successor is duly elected and qualified. The terms and members of each class of directors are as follows:
•	the Class I directors are Iain Dukes, D.Phil., Maria Koehler, M.D., Ph.D. and Otello Stampacchia, Ph.D., and their terms will expire at the Ikena annual meeting;
•	the Class II directors are David P. Bonita, M.D., Jean-François Formela, M.D. and Richard Wooster, Ph.D., and their terms will expire at Ikena’s 2026 annual meeting; and
•	the Class III directors are Owen Hughes and Mark Manfredi, Ph.D., and their terms will expire at Ikena’s 2027 annual meeting.
The combined company’s board of directors will initially be fixed at seven members, consisting of two members designated by Ikena and three members designated by Inmagene, one member (who will be independent of the parties) to be mutually agreed upon by the parties, and one member as designated by Deep Track Master Fund, the lead investor in the Ikena concurrent financing.

There are no family relationships among any of the current Ikena directors and executive officers, and there are no family relationships among any of the proposed combined company directors and officers.
Indemnification and Insurance
For a discussion of the indemnification and insurance provisions related to the Ikena directors and officers under the Merger Agreement, please see the section titled “The Merger Agreement—Limitations of Liability and Indemnification” beginning on page 187 below.
Director Compensation
Under Ikena’s director compensation program, Ikena pays its non-employee directors a cash retainer for service on the board of directors and for service on each committee on which the director is a member. The chairman of each committee receives a higher retainer for such service. These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director is not serving on the Ikena board.
Pursuant to the director compensation program, non-employee directors are also eligible to receive initial and annual grants of stock options. Each initial stock option granted to Ikena directors vest in equal annual installments over three years from the date of grant, subject to the director’s continued service on the Ikena board through such vesting date. Each annual stock option award vests in full on the earlier of (i) the first anniversary of the grant date or (ii) Ikena’s next annual meeting of stockholders, subject to the director’s continued service on the Ikena board through such date. Such awards are subject to full accelerated vesting upon the sale of the Company, subject to such director’s continued service to us through the date of such sale.
Executive Employment, Retention and Severance Arrangements
Retention Bonuses
Ikena entered into retention award agreements with Dr. Manfredi and Dr. Marango in July 2024 (the “Retention Agreements”), and the Retention Agreements remain outstanding. The Retention Agreements generally provide for a one-time discretionary bonus to be paid within two business days of a material transaction involving Ikena (as determined by the Ikena board and which will include the Merger). In order to be eligible to receive the retention bonus, each executive officer must be actively employed by Ikena on the scheduled pay date; provided, however, that should Ikena choose to terminate the executive’s employment earlier, and provided such termination does not arise out of a violation of Ikena’s Code of Business Conduct and Ethics, the remaining amount would be paid in full on the date that such termination became effective. All outstanding retention bonus amounts will become due and payable upon the closing of the Merger.

Executive Officer	Outstanding Retention Bonus Amounts
Mark Manfredi, Ph.D.	$300,000
Jotin Marango, M.D., Ph.D.	$85,000

On January 10, 2025, the Ikena board approved an amendment to the Retention Agreements with Dr. Manfredi and Dr. Marango to provide that, in addition to the existing payment terms above, each of Dr. Manfredi and Dr. Marango will be entitled to receive their retention bonuses upon a termination (i) occurring for any reason after the filing of this prospectus (the “Initial Filing”) so long as such individual remained employed through the date that the registration statement of which this proxy statement/prospectus forms a part is filed with the SEC (“the Initial Filing”) or (ii) by the Company without cause prior to the Initial Filing.
In addition, the Ikena board approved additional retainer payments to the Chairman of the Board, Owen Hughes in the amount of $300,000, with $100,000 paid immediately and $200,000 to be paid at the closing of the Merger. The Ikena board also approved an additional retention bonus for Dr. Marango in the amount of $70,000 to be paid on the earlier of (i) the effective time of the Merger, or, at the discretion of our Chief Executive Officer, the completion of an out-licensing, sale or other winddown progress of our IK-595 program and assets, (ii) August 31, 2025, and (iii) Dr. Marango’s termination of service with us without cause, provided that, for each of clauses (i), (ii) and (iii), Dr. Marango remains an active service provider with us through each such date.

Employment Agreements and Severance Arrangements
Dr. Mark Manfredi
In March 2021, Ikena entered into a new employment agreement with Dr. Manfredi (the “Manfredi Agreement”). In the event that Dr. Manfredi’s service with Ikena is terminated without “cause” or for “good reason” (in each case, as defined in the Manfredi Agreement), on or within 12 months after the closing of a “change in control” (as defined in the Manfredi Agreement), Dr. Manfredi will be entitled to the following severance benefits, subject to Dr. Manfredi executing a separation agreement and it becoming effective, (i) a lump-sum payment equal to 1.5 times the sum of (a) Dr. Manfredi’s then-current base salary or the base salary in effect immediately prior to the change in control, if higher, plus (b) Dr. Manfredi’s annual target bonus for the then-current year; (ii) immediate acceleration of all time-based stock options and other stock-based awards subject to time-based vesting held by Dr. Manfredi, effective as of the later of the date of termination or the effective date of the separation agreement and release; and (iii) up to 18 months of the employer portion of COBRA premium payments.
In the event that Dr. Manfredi’s service with Ikena is terminated without “cause” or for “good reason” (in each case, as defined in the Manfredi Agreement), other than in connection with a “change in control,” Dr. Manfredi would be entitled to the following severance benefits, subject to Dr. Manfredi executing a separation agreement and release and it becoming effective: (i) payments equal to 12 months of Dr. Manfredi’s then-current base salary and (ii) up to 12 months of the employer portion of COBRA premium payments.
Dr. Caroline Germa
In February 2024, Ikena entered into an employment agreement with Dr. Germa (the “Germa Agreement”). In the event that Dr. Germa’s service with the Ikena is terminated “without cause” or for “good reason” (in each case, as defined the Germa Agreement), on or within three months preceding or 12 months after the closing of a “change in control” (as defined in the Germa Agreement), Dr. Germa will be entitled to the following severance benefits, subject to Dr. Germa executing a separation agreement and it becoming effective, (i) a lump sum payment equal to the sum of (a) 15 months of Dr. Germa’s then-current base salary or the base salary in effect immediately prior to the “change in control,” if higher, plus (b) Dr. Germa’s annual target bonus for the then-current year or the target bonus in effect immediately prior to the “change in control,” if higher, (ii) immediate acceleration of all time-based stock options and other stock-based awards subject to time-based vesting held by Dr. Germa, effective as of the later of the date of termination or the effective date of the separation agreement and release, and (iii) up to 15 months of the employer portion of COBRA premium payments.
In the event that Dr. Germa’s service with the Ikena is terminated without “cause” or for “good reason” (in each case, as defined in the Germa Agreement), other than in connection with a “change in control” (as defined in the Germa Agreement), Dr. Germa will be entitled to the following severance benefits, subject to Dr. Germa executing a separation agreement and release and it becoming effective: (i) payment equal to 12 months of Dr. Germa’s then-current base salary, (ii) immediate acceleration of the portion of Dr. Germa’s unvested time-based equity awards that would become vested had Dr. Germa maintained a continuous service relationship through the first anniversary of the date of termination, and (iii) up to 12 months of the employer portion of COBRA premium payments.
Dr. Germa entered into a separation agreement with Ikena, dated February 13, 2025 (the “Germa Separation Agreement”). Pursuant to the terms of the Germa Separation Agreement, Dr. Germa’s employment terminated effective February 3, 2025, and in exchange for a general release of claims, she became entitled to receive (i) a lump sum payment in an amount equal to 12 months of her base salary, (ii) up to 12 months of the employer portion of COBRA premium payments, and (iii) immediate acceleration of the portion of her outstanding unvested time-based equity that would have become vested had she maintained a continuous service relationship through the first anniversary of the date of her separation (or the effective date of her separation agreement, if later). In addition, the Germa Separation Agreement provides that in the event a “change in control” occurs within three months of her separation date, she would be eligible for the additional payments set forth in the Germa Agreement, as described above.
Dr. Germa entered into a consulting agreement with Ikena on February 4, 2025, pursuant to which she agreed to provide consulting, advisory and related services to and for Ikena until July 31, 2025. Pursuant to such agreement, Dr. Germa will receive a consulting fee of $600 per hour (not to exceed forty hours per month without prior approval of Ikena) and shall continue to earn and vest on her stock option awards. The consulting agreement can be terminated by either party upon not less than thirty days notice.

Dr. Jotin Marango
In April 2022, Ikena entered into an employment agreement with Dr. Marango (the “Marango Agreement”). In the event that Dr. Marango’s service with Ikena is terminated “without cause” or for “good reason” (in each case, as defined in the Marango Agreement), on or within 45 days immediately preceding or 12 months after the closing of a “change in control” (as defined in the Marango Agreement), Dr. Marango will be entitled to the following severance benefits, subject to Dr. Marango executing a separation agreement and it becoming effective, (i) a lump-sum payment equal to the sum of (a) Dr. Marango’s then-current base salary or the base salary in effect immediately prior to the “change in control,” if higher, plus (b) Dr. Marango’s annual target bonus for the then-current year or the target bonus in effect immediately prior to the “change in control,” if higher; and (ii) up to 12 months of the employer portion of COBRA premium payments.
In the event that Dr. Marango’s service with Ikena is terminated without “cause” or for “good reason” (in each case, as defined in the Marango Agreement), other than in connection with a “change in control” (as defined in the Marango Agreement), Dr. Marango will be entitled to the following severance benefits, subject to Dr. Marango executing a separation agreement and release and it becoming effective: (i) a lump-sum payment equal to nine months of Dr. Marango’s then-current base salary and (ii) up to nine months of the employer portion of COBRA premium payments.
Dr. Jeffrey Ecsedy
In March 2021, Ikena entered into an employment agreement with Dr. Ecsedy (the “Ecsedy Agreement”). In the event that Dr. Ecsedy’s service with Ikena is terminated “without cause” or for “good reason” (in each case, as defined in the Ecsedy Agreement), on or within 12 months after the closing of a “change in control” (as defined in the Ecsedy Agreement), Dr. Ecsedy will be entitled to the following severance benefits, subject to Dr. Ecsedy executing a separation agreement and it becoming effective, (i) a lump sum payment equal to the sum of (a) Dr. Ecsedy’s then-current base salary or the base salary in effect immediately prior to the “change in control,” if higher, plus (b) Dr. Ecsedy’s annual target bonus for the then-current year or the target bonus in effect immediately prior to the “change in control,” if higher, (ii) immediate acceleration of the portion of Dr. Ecsedy’s unvested time-based equity awards that would become vested had Dr. Ecsedy maintained a continuous service relationship through the first anniversary of the date of termination, and (iii) up to 12 months of the employer portion of COBRA premium payments.
In the event that Dr. Ecsedy’s service with the Company is terminated without “cause” or for “good reason” (in each case, as defined in the Ecsedy Agreement), other than in connection with a “change in control” (as defined in the Ecsedy Agreement), Dr. Ecsedy will be entitled to the following severance benefits, subject to Dr. Ecsedy executing a separation agreement and release and it becoming effective: (i) an amount equal to nine months of Dr. Ecsedy’s base salary, and (ii) up to nine months of the employer portion of COBRA premium payments.
Upon the occurrence of a change of control, all payments and benefits received by the executive officers in connection with a change of control that constitute “excess parachute payments” under Section 280G of the Code will be subject to a modified economic cutback treatment such that the “excess parachute payments” to be received by the executive will either be (i) paid in full or (ii) reduced below such executive officer’s threshold amount under Section 280G of the Code in order to avoid triggering the excise tax that would otherwise be payable on such “excess parachute payment” amounts.
The table below summarizes the potential cash severance benefits for each of Ikena executive officers.

	Cash Severance		Estimated Cost of Benefits Continuation
Executive	Salary	Target Bonus
Mark Manfredi, Ph.D.	$887,640	$295,880	$51,600
Caroline Germa, M.D.	$650,000	$208,000	$43,000
Jotin Marango, M.D., Ph.D.	$488,800	$195,520	$34,400
Jeffrey Ecsedy, Ph.D.	$433,368	$173,347	$34,400

Limitations of Liability and Indemnification
Ikena’s charter contains provisions that limit the liability of its directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, Ikena’s directors will not be personally liable to Ikena or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•	any breach of their duty of loyalty to Ikena or its stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
•	any transaction from which they derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of Ikena’s directors will be further limited to the greatest extent permitted by the DGCL.
In addition, Ikena adopted bylaws which provide that Ikena will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of Ikena’s directors or officers or is or was serving at Ikena’s request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Ikena’s bylaws provide that Ikena may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of Ikena’s employees or agents or is or was serving at Ikena’s request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Ikena’s bylaws also provide that Ikena must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.
Ikena has entered into agreements to indemnify its directors and executive officers. These agreements, among other things, require Ikena to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in Ikena’s right, on account of any services undertaken by such person on behalf of Ikena or that person’s status as a member of the Ikena board to the maximum extent allowed under the DGCL.
Interests of Inmagene’s Directors and Executive Officers in the Merger
In considering the recommendation of the Inmagene board with respect to approving the Merger, Ikena stockholders should be aware that Inmagene’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Inmagene’s shareholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.
The Inmagene board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that the Inmagene shareholders approve the Merger.
Ownership Interests
As of February 28, 2025, Dr. Wang, Inmagene’s current Chief Executive Officer, beneficially owned, in the aggregate, approximately 24.4% of the Inmagene shares and the directors and executive officers of Inmagene as a group beneficially owned in the aggregate approximately 31.3% of the Inmagene shares, excluding, in each case, certain shares over which Dr. Wang only holds a power of attorney to vote such shares. In addition, Dr. Wang and entities affiliated with Dr. Wang, and an entity affiliated with Mr. Yu, as well as Inmagene shareholders who granted Dr. Wang a power of attorney to vote such shareholders’ Inmagene shares, also entered into a support agreement in connection with the Merger. For a more detailed discussion of the support agreements, please see the section titled “Agreements Related to the Merger—Support Agreements.”
Treatment of Inmagene Options
In connection with the Merger, at the first effective time, each outstanding and unexercised option to purchase Inmagene ordinary shares will be converted into an option to purchase shares of Ikena common stock, with the number of shares and exercise price being appropriately adjusted to reflect the Exchange Ratio between Ikena common stock and Inmagene shares, determined in accordance with the Merger Agreement. Ikena will assume the Inmagene 2019 Stock Incentive Plan (the “2019 Plan”), and each such outstanding option to purchase Inmagene ordinary shares in accordance with the terms (as in effect as of the date of the Merger Agreement) of the 2019 Plan and the terms of the stock option agreement by which such option to is evidenced.
Certain of Inmagene’s executive officers hold vested options to purchase Inmagene shares that will become exercisable upon consummation of the Merger. See the section titled “Inmagene Executive and Director Compensation―Outstanding Equity Awards as of December 31, 2024.”
As of February 28, 2025, Yufang Lu, M.D., Ph.D., Inmagene’s Chief Medical Officer, held options to purchase 25,005,000 Inmagene ordinary shares granted pursuant to the 2019 Plan, all of which are subject to vesting. Erin Butler, Inmagene’s Vice President, Finance and Administration, held options to purchase 1,250,000 Inmagene ordinary shares granted pursuant to the 2019 Plan, all of which are subject to vesting.
Management Following the Merger
As described in the section captioned “Management Following the Merger” beginning on page 349 of this proxy statement/prospectus, certain of Inmagene and Ikena’s directors are expected to become the directors of the combined company, and individuals mutually agreed upon by Inmagene and Ikena (and not from either Inmagene or Ikena in the case of the chief executive officer) are expected to become executive officers of the combined company upon the closing of the Merger.
Indemnification and Insurance
For a discussion of the indemnification and insurance provisions related to the Inmagene directors and officers under the Merger Agreement, please see the section titled “The Merger Agreement—Limitations of Liability and Indemnification” beginning on page 187 of this proxy statement/prospectus.
Form of the Merger
Subject to the terms and conditions of the Merger Agreement, and in accordance with the CICA, Merger Sub I , a wholly owned subsidiary of Ikena formed by Ikena in connection with the Merger, will merge with and into Inmagene, with Inmagene surviving as a wholly owned subsidiary of Ikena, and immediately after, the surviving entity will merge with and into Merger Sub II, a wholly owned subsidiary of Ikena formed by Ikena in connection with the Merger, with Merger Sub II surviving as a wholly owned subsidiary of Ikena.
Merger Consideration
At the first effective time, (i) any Inmagene ordinary shares held as treasury shares immediately prior to the first effective time will be cancelled and will cease to exist with no consideration delivered in exchange therefor and (ii) each Inmagene share outstanding immediately prior to the first effective time (excluding Inmagene shares held as treasury shares and Dissenting Shares) will be automatically converted solely into the right to receive such number of validly issued, fully paid and nonassessable shares of Ikena common stock equal to the Exchange Ratio.
If any Inmagene shares outstanding immediately prior to the first effective time are unvested, then the shares of Ikena common stock issued in exchange for such Inmagene shares will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Ikena common stock shall accordingly be marked with appropriate legends. No fractional shares of Ikena common stock will be issuable to Inmagene shareholders pursuant to the Merger, and no certificates or scrip for any such fractional shares shall be issued, with no cash being paid for any fractional share eliminated by such rounding.
Determination of Ikena’s Net Cash
Under the Merger Agreement, Ikena’s “net cash” is defined as, in Ikena’s determination in a manner consistent with the manner in which such items were historically determined (and in event consistent with U.S. GAAP) and in accordance with Ikena’s audited financial statements and unaudited interim balance sheet (without duplication), (i) Ikena’s and its subsidiaries’ aggregate unrestricted cash (“Cash”), cash equivalents, restricted cash and marketable securities; provided, that if the date that is at least fifteen days prior to the Insight Stockholder Meeting (the “Determination Date”) is on or after May 1, 2025, the Determination Date, solely for purposes of this clause (i), shall be April 30, 2025, plus (ii) accounts, interest and other receivables and deposits (including any tax refund claims pending as of the date of the Merger Agreement), plus (iii) any Cash or cash equivalents drawn from under the Loan Agreement and interest accrued with respect thereto, minus (iv) all of Ikena’s transaction costs that are unpaid as of the close of business on the last Business Day prior to the anticipated closing date, minus (v) all accounts payable and expenses accrued under U.S. GAAP (other than accrued expenses which are included in Ikena’s Transaction Costs (as defined in the Merger Agreement)), including any such accounts payable (other than as set forth on the Ikena disclosure schedule) or expenses accrued under U.S. GAAP associated with the termination of any Ikena contracts which were in effect prior to the first effective time (even if the applicable expenses are due and payable after the first effective time), less any prepaid amounts available to reduce such payments, minus (vi) amounts attributable to future payments under Ikena contracts which will be payable after the first effective time, minus (vii) all payables or obligations required by U.S. GAAP to be on Ikena’s balance sheet related to Ikena’s lease obligations (net of payments to be received by Ikena relating to the property subject to such lease obligation under the sublease agreements listed on the Ikena disclosure schedule), minus (viii) all unpaid short and long-term liabilities accrued under U.S. GAAP by Ikena prior to the first effective time or relating to the winding down of Ikena’s prior research and development activities, including with respect to any Ikena Legacy Transaction, plus (ix) all prepaid Ikena expenses of the types set forth on of the Ikena disclosure schedule, minus (x) 50% of the aggregate costs for obtaining the D&O tail insurance policy under Section 6.8(d) of the Merger Agreement, plus (xi) the amount of any Ikena Legacy Proceeds received for all Ikena Legacy Transactions in accordance with Section 5.1(c) of the Merger Agreement. Net cash will be deducted by the amount, if any, by which Ikena’s aggregate operating costs incurred on and after May 1, 2025 exceed the product of $600,000 multiplied by the number of months (prorated for partial months) between and including May 1, 2025 and the closing date. For the avoidance of doubt, the above aggregate operating costs incurred on and after May 1, 2025 will exclude (a) any expenses which have already been deducted in the determination of net cash, including but not limited to Transaction Costs and lease obligations and (b) any non-cash expenses. For purposes of determining net cash:
“Ikena Legacy Transaction” means any sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) and/or winding down of Ikena’s business as conducted immediately prior to the date of the Merger Agreement and/or the sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) or other disposition of any Ikena Legacy Assets.
“Ikena Legacy Assets” means all assets, technology and intellectual property of Ikena as they existed at any time prior to the date of the Merger Agreement that are primarily used in or primarily related to (a) Ikena’s targeted oncology programs, IK-930 and IK-595, (b) Ikena’s kynurenine degrading enzyme program, IK-412, (c) Ikena’s antibody assets PY314, PY159, and PY265, and (d) Ikena’s aryl hydrocarbon receptor antagonist program, IK-175.
Ikena’s net cash at the Determination Date is subject to numerous factors, many of which are outside of Ikena’s control. If Ikena and Inmagene cannot agree on the amount net cash, the amount of net cash will be determined by an independent auditor of national standing jointly selected by Ikena and Inmagene as set forth in the Merger Agreement. Furthermore, the Exchange Ratio is subject to adjustment based upon, among other things, (i) the effect of the proposed reverse stock split and (ii) the effect of a dollar-to-dollar adjustment to the extent that Ikena’s net cash is less than or greater than $100.0 million. To the extent that, following the final determination of net cash, the amount of the Ikena Valuation (as defined below) exceeds $122 million, then prior to the closing, Ikena has the right to distribute the excess of the amount by which the Ikena Valuation exceeds $122 million to stockholders of Ikena as of a record date prior to the closing. As a result, Ikena stockholders could own more or less of the combined company. See “The Merger Agreement—Merger Consideration and Exchange Ratio.”
Procedures for Exchanging Share Certificates
Prior to the closing date, Ikena will select an exchange agent and, at the first effective time, Ikena will deposit with the exchange agent evidence of book-entry shares representing the shares of Ikena common stock issuable pursuant to the terms of the Merger Agreement in exchange for Inmagene shares.
Promptly after the first effective time, the exchange agent will mail to each record holder of Inmagene shares converted into the right to receive the merger consideration (i) a letter of transmittal, if requested by the exchange agent, and (ii) instructions for effecting the surrender the record holder’s share certificates in exchange for the merger consideration. Upon delivery to the exchange agent of a duly executed letter of transmittal (if applicable) in accordance with the exchange agent’s instructions, the surrender of the record holder’s share certificates (including electronic surrender) to the exchange agent and delivery to the exchange agent of such other documents as may be reasonably required by the exchange agent or Ikena, the record holder of such share certificates, will be entitled to receive in exchange therefor book-entry shares representing the number of whole shares of Ikena common stock issuable to such holder pursuant to the Merger Agreement. The surrendered certificates representing Inmagene shares will be canceled.
After the first effective time, each certificate representing Inmagene shares that has not been surrendered will represent only the right to receive shares of Ikena common stock representing the merger consideration.
Effective Time of the Merger
The Merger Agreement requires the parties to consummate the Merger as promptly as practicable (and in any event within two business days) after all of the conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived, including the approval and authorization of the Merger Agreement and the transactions contemplated thereby by the Inmagene shareholders and the approval by the Ikena stockholders of the issuance of Ikena common stock and the other transactions proposed under the Merger Agreement, other than those conditions that by their nature are to be satisfied at the closing of the Merger. The Merger will become effective upon the filing with the Registrar of Companies of the Cayman Islands (“Registrar of Companies”) of a plan of merger for each of the First Merger and the Second Merger on the date such plan of merger is registered by the Registrar of Companies or at such later date as may be specified in such plan of merger in accordance with the CICA and with the consent of Ikena and Inmagene. Neither Ikena nor Inmagene can predict the exact timing of the consummation of the Merger.
Regulatory Approvals
In the United States, Ikena must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of Ikena common stock to Inmagene’s shareholders in connection with the transactions contemplated by the Merger Agreement and the filing of this proxy statement/prospectus with the SEC. Ikena does not intend to seek any regulatory approval from antitrust authorities to consummate the transactions.
Material U.S. Federal Income Tax Consequences of the Merger
The following is a discussion of certain material U.S. federal income tax consequences of the Merger that are applicable to U.S. holders (as defined below) who exchange Inmagene shares for shares of Ikena common stock in the Merger, assuming that the Merger is consummated in the manner described in the Merger Agreement and in this proxy statement/prospectus. This discussion does not purport to be a complete analysis of all potential tax consequences of the Merger and is based upon current provisions of the Code, existing Treasury regulations, judicial decisions and published rulings and administrative pronouncements of the IRS, all in effect as of the date hereof and all of which are subject to differing interpretations or change. Any such change or differing interpretation, which may be retroactive, could alter the tax consequences to Inmagene shareholders as described in this summary.
This discussion does not address all U.S. federal income tax consequences relevant to a Inmagene shareholder. In addition, it does not address consequences relevant to Inmagene shareholders that are subject to particular U.S. or non-U.S. tax rules, including, without limitation, to Inmagene shareholders that are:
•	persons who do not hold their Inmagene shares as a “capital asset” within the meaning of Section 1221 of the Code;
•	brokers, dealers or traders in securities, banks, insurance companies, other financial institutions or mutual funds;
•	real estate investment trusts; regulated investment companies; tax-exempt organizations or governmental organizations;
•	pass-through entities such as partnerships, S corporations, disregarded entities for federal income tax purposes and limited liability companies (and investors therein);
•	persons who hold their shares as part of a hedge, wash sale, synthetic security, conversion transaction or other integrated transaction;
•	persons that have a functional currency other than the U.S. dollar;

•	traders in securities who elect to apply a mark-to-market method of accounting;
•	persons who hold Inmagene shares that may constitute “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;
•	persons who acquired their Inmagene shares in a transaction subject to the gain rollover provisions of Section 1045 of the Code;
•	persons deemed to sell Inmagene shares under the constructive sale provisions of the Code;
•	persons holding Inmagene shares who exercise dissenters’ rights;
•
persons who acquired their Inmagene shares pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or through the exercise of a warrant or conversion rights under convertible instruments; and

•	certain expatriates or former citizens or long-term residents of the United States.
If an entity that is treated as a partnership for U.S. federal income tax purposes (or any other pass-through entity) holds Inmagene shares, the U.S. federal income tax treatment of a partner in the partnership or other pass-through entity will generally depend upon the status of the partner, the activities of the partnership or other pass-through entity and certain determinations made at the partner level. If you are a partner of a partnership or other pass-through entity holding Inmagene shares, you should consult your tax advisors regarding the tax consequences of the Merger.
In addition, the following discussion does not address: (a) the tax consequences of transactions effectuated before, after or at the same time as the Merger, whether or not they are in connection with the Merger, including, without limitation, transactions in which Inmagene shares are acquired or disposed of other than in exchange for shares of Ikena common stock in the Merger; (b) the tax consequences to holders of options issued by Inmagene that are assumed in connection with the Merger; (c) the tax consequences of the ownership of shares of Ikena common stock following the Merger; (d) any U.S. federal non-income tax consequences of the Merger, including estate, gift or other tax consequences; (e) any state, local or non-U.S. tax consequences of the Merger; or (f) the Medicare contribution tax on net investment income, the alternative minimum tax or the special accounting rules of Section 451(b) of the Code. No ruling from the IRS, has been or will be requested in connection with the Merger. Inmagene shareholders should be aware that the IRS could adopt a position contrary to that set forth in this discussion and which could be sustained by a court.
INMAGENE SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of “U.S. Holder”
For purposes of this discussion, a “U.S. holder” is a beneficial owner of Inmagene capital stock that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•	a corporation or any other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•
a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) is authorized or has the authority to control all substantial decisions of such trust, or (ii) the trust was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.

Tax Characterization of the Merger
Ikena and Inmagene intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. However, no opinion of counsel has been obtained or will be obtained regarding the treatment of the Merger as a tax-free reorganization.
If the Merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, then each U.S. holder would recognize gain or loss on the exchange of Inmagene shares for Ikena common stock in the Merger equal to the difference between (x) the fair market value of the shares of Ikena common stock received in exchange for the Inmagene shares and (y) such Inmagene shareholder’s adjusted tax basis in the Inmagene shares surrendered. The remainder of this discussion assumes that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code.
U.S. Tax Treatment of Inmagene shareholders in the Merger
If the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, U.S. holders will not recognize gain or loss upon the exchange of their Inmagene shares for Ikena common stock. A U.S. holder will obtain an aggregate tax basis in the Ikena common stock such holder receives in the Merger equal to the holder’s aggregate adjusted tax basis in the Inmagene shares exchanged therefor. The holding period of the shares of Ikena common stock received by a U.S. holder in the Merger will include the holding period of the Inmagene shares surrendered in exchange therefor.
U.S. holders who acquired Inmagene shares on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares to the Ikena common stock they receive in the Merger. Holders of Inmagene shares are urged to consult their tax advisors regarding the U.S. federal income tax consequences of the Merger in light of their personal circumstances and the consequences to them under state, local and non-U.S. tax laws and other federal tax laws.
Reporting Requirements
If the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, each U.S. holder who receives shares of Ikena common stock in the Merger is required to retain permanent records pertaining to the Merger and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of the Inmagene shares exchanged and the amount of Ikena common stock received in exchange therefor. U.S. holders who owned immediately before the Merger at least one percent (by vote or value) of the total outstanding Inmagene shares are required to attach a statement to their tax returns for the year in which the Merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the U.S. holder’s tax basis in such holder’s Inmagene shares surrendered in the Merger, the fair market value of such shares, the date of the Merger and the name and employer identification number of each of Inmagene and Ikena. U.S. holders are urged to consult with their tax advisors to comply with these rules.
The foregoing summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular Inmagene shareholder. This summary does not take into account your particular circumstances and does not address consequences that may be particular to you. Therefore, you should consult your tax advisor regarding the particular consequences of the Merger to you.
Nasdaq Stock Market Listing
Shares of Ikena common stock are currently listed on Nasdaq under the symbol “IKNA.” Pursuant to the Merger Agreement, Ikena has agreed to (i) use commercially reasonable efforts to maintain its existing listing on Nasdaq until the first effective time and to obtain approval of the listing of the combined company on Nasdaq, (ii) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the shares of Ikena common stock being issued in the Merger, (iii) use commercially reasonable efforts to cause such shares to be approved for listing (subject to official notice of issuance) on the Nasdaq market at or prior to the first effective time, and (iv) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial Nasdaq Listing Application for the Ikena common stock on Nasdaq and to use commercially reasonable efforts to cause such listing application to be conditionally approved prior to the first effective time.
In addition, under the Merger Agreement, each of Ikena’s and Inmagene’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the Merger, of various conditions, including that the shares of Ikena common stock to be issued in the Merger have been approved for listing (subject to official notice of issuance) on Nasdaq as of the closing of the Merger.
If the Nasdaq listing application is accepted, Ikena anticipates that the common stock of the combined company will be listed on Nasdaq following the closing of the Merger under the trading symbol “IMA.” In order for the Nasdaq listing application to be accepted, among other requirements, the combined company must maintain a bid price of $4.00 or higher for a certain period of time following the proposed reverse stock split. As of February 28, 2025, the bid price of Ikena’s common stock was $1.34.
Anticipated Accounting Treatment
The Merger is expected to be treated by Ikena as a reverse merger and will be accounted for as a reverse recapitalization in accordance with GAAP. For accounting purposes, Inmagene is considered to be acquiring the assets and liabilities of Ikena in this transaction based on the terms of the Merger Agreement and other factors, including that: (i) Inmagene’s largest stockholder will retain the largest interest in the combined company; and (ii) certain members of Inmagene’s executive management team will become the management of the combined company. The combined company will be named “ImageneBio, Inc.” and will be headquartered in San Diego, California. Accordingly, the Merger is expected to be treated as the equivalent of Inmagene issuing stock to acquire the net assets of Ikena. As a result of the Merger, the net assets of Ikena will be recorded at their acquisition-date fair value in the financial statements of Inmagene and the reported operating results prior to the Merger will be those of Inmagene. See the “Unaudited Pro Forma Condensed Combined Financial Information” elsewhere in this proxy statement/prospectus for additional information.
Appraisal Rights and Dissenters’ Rights
Under the DGCL, Ikena stockholders are not entitled to appraisal rights in connection with the Merger.
Under Cayman Islands law, Inmagene shares that are issued and outstanding immediately prior to the first effective time and that are held by shareholders who have validly exercised and not effectively withdrawn or lost such holder’s Dissenters Rights in accordance with Section 238 of the CICA shall as of the first effective time be cancelled and cease to exist, and no Dissenting Shareholder shall be entitled to receive any merger consideration, and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them in accordance with the provisions of Section 238 of the CICA. An Inmagene shareholder who desires to exercise this entitlement must give to Inmagene, before the vote on the First Merger, written objection to the action. Such objection must include a statement that the shareholder proposes to demand payment for that shareholder’s Inmagene shares if the First Merger is authorized by the vote. Within 20 days immediately following the date on which the vote of Inmagene shareholders giving authorization for the First Merger is made, Inmagene shall give written notice of the authorization to each Inmagene shareholder who made a written objection. An Inmagene shareholder who elects to dissent shall, within 20 days immediately following the date on which the written notice from Inmagene, as referred to above, is given, give to Inmagene a written notice of that shareholder’s decision to dissent, stating (a) such shareholder’s name and address; (b) the number and classes of Inmagene shares in respect of which that shareholder dissents; and (c) a demand for payment of the fair value of that shareholder’s Inmagene shares. An Inmagene shareholder who dissents must do so in respect of all Inmagene shares held by such shareholder. Upon the giving of a notice of dissent above, the Inmagene shareholder to whom the notice relates shall cease to have any of the rights of a shareholder except (i) the right to be paid the fair value of that shareholder’s Inmagene shares, (ii) the right to participate fully in all proceedings until the determination of fair value is reached, and (iii) the right to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

THE MERGER AGREEMENT
The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Merger Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Ikena, Inmagene, Merger Sub I, or Merger Sub II (together with Merger Sub I, the “Merger Subs”). You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger Agreement.
The Merger Agreement contains representations and warranties that Ikena and the Merger Subs, on the one hand, and Inmagene, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if such statements prove to be incorrect. In addition, the assertions made in the representations and warranties are qualified by the information in confidential disclosure schedules exchanged by the parties in connection with the signing of the Merger Agreement. While Ikena and Inmagene do not believe that these disclosure schedules contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Ikena, Inmagene, or the Merger Subs, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Ikena and the Merger Subs, on the one hand, and Inmagene on the other hand, and are modified by the disclosure schedules.
Structure
Subject to the terms and conditions in the Merger Agreement, at the first effective time, Merger Sub I will be merged with and into Inmagene with Inmagene surviving as a wholly-owned subsidiary of Ikena (the “First Surviving Company”). At the second effective time, the First Surviving Company will be merged with and into Merger Sub II with Merger Sub II surviving as a wholly-owned subsidiary of Ikena, and the separate corporate existence of the First Surviving Company will cease.
Substantially concurrently with the completion of the Merger, Ikena will be renamed “ImageneBio, Inc.” and expects to trade on Nasdaq under the symbol “IMA.”
Effective Time
The Merger Agreement requires the parties to consummate the Merger as promptly as practicable (and in any event within two business days) after all of the conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived, including the approval by Ikena’s stockholders of the issuance of Ikena common stock in the Merger and the change of control resulting from the Merger, the amended and restated certificate of incorporation of Ikena effecting the reverse stock split, and effecting such other changes as are mutually agreeable to Ikena and Inmagene. The Merger will become effective upon the filing of a plan of merger with the Registrar of Companies or at such later date as is agreed by Ikena and Inmagene and specified in the plan of merger. Neither Ikena nor Inmagene can predict the exact timing of the consummation of the Merger.
Merger Consideration and Exchange Ratio
Merger Consideration
At the first effective time, (a) any Inmagene ordinary shares held as treasury shares immediately prior to the first effective time will be cancelled and will cease to exist with no consideration delivered in exchange therefor and (b) each Inmagene share outstanding immediately prior to the first effective time (excluding Inmagene shares held as treasury stock and Dissenting Shares), will be automatically converted solely into the right to receive such number of validly issued, fully paid and nonassessable shares of Ikena common stock equal to the Exchange Ratio, as described in more detail below.
If any Inmagene shares outstanding immediately prior to the first effective time are unvested or are subject to a repurchase option or a risk of forfeiture, then the shares of Ikena common stock issued in exchange for such Inmagene shares will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Ikena common stock shall accordingly be marked with appropriate legends. No fractional shares of Ikena common stock will be issuable to Inmagene shareholders pursuant to the Merger, and no certificates or scrip for any such fractional shares will be issued, with no cash being paid for any fractional share eliminated by such rounding.
Exchange Ratio
The Exchange Ratio formula is derived based upon an Inmagene fixed valuation of $150 million and an initial Ikena equity value of $120 million and is subject to certain adjustments, including based upon Ikena net cash. The Exchange Ratio is calculated using a formula intended to allocate to Inmagene shareholders (on a fully-diluted basis), a percentage of the combined company based on Ikena’s and Inmagene’s capitalization as of March 31, 2025, the Exchange Ratio was estimated to be equal to approximately 0.037259 pre-split shares of Ikena common stock for each share of Inmagene capital stock, subject to (a) adjustment to account for the effect of the reverse stock split and (b) a dollar-to-dollar adjustment to the extent that Ikena’s net cash immediately prior to the closing is less than or greater than $100 million (and as a result, Ikena stockholders could own more or less of the combined company). To the extent that, following the final determination of net cash, the amount of the Ikena Valuation (as defined below) exceeds $122 million, then prior to the closing, Ikena has the right to distribute the excess of the amount by which the Ikena Valuation exceeds $122 million to stockholders of Ikena as of a record date prior to the closing.
Immediately after the First Merger, based on the estimated Exchange Ratio, it is expected that (i) the Inmagene securityholders immediately before the First Merger will own approximately 55.6% of the aggregate number of shares of the combined company’s common stock and (ii) Ikena securityholders immediately before the First Merger will own approximately 44.4% of the aggregate number of shares of the combined company’s common stock, in each case, on a fully diluted basis calculated using the treasury stock method. Immediately after the Merger and the Ikena concurrent financing, based on the Exchange Ratio, it is expected that (a) the Inmagene securityholders immediately before the Merger will own approximately 43.5% of the aggregate number of shares of the combined company’s common stock following the Merger, (b) Ikena stockholders immediately before the Merger will own approximately 34.6% of the aggregate number of shares of the combined company’s common stock, in the case of clause (a) and this clause (b), on a fully diluted basis calculated using the treasury stock method, following the Merger and (c) the investors in the Ikena concurrent financing will own approximately 21.9% of the aggregate number of shares of the combined company’s common stock following the Merger.
The “Exchange Ratio” means the following ratio (rounded to six decimal places): the quotient obtained by dividing (a) the Inmagene Merger Shares by (b) the Inmagene Outstanding Shares. For the purposes of calculating the Exchange Ratio:
•	“Aggregate Valuation” means the sum of (a) the Inmagene Valuation, plus (b) the Ikena Valuation.
•	“Post-Closing Ikena Shares” means the quotient determined by dividing (a) the Ikena Outstanding Shares by (b) the Ikena Allocation Percentage.
•	“Ikena Allocation Percentage” means the quotient (rounded to two decimal places) determined by dividing (a) the Ikena Valuation by (b) the Aggregate Valuation.
•	“Ikena In-the-Money Price” means $2.3647 per share of Ikena common stock.
•
“Ikena Outstanding Shares” means the total number of shares of Ikena common stock outstanding immediately prior to the first effective time, expressed on a fully-diluted and as-converted to Ikena common stock basis, and assuming, without limitation or duplication, the issuance of shares of Ikena common stock in respect of all Ikena options or other rights to receive shares of Ikena common stock with an exercise price that is less than the Ikena In-the-Money Price, calculated using the treasury stock method, in each case, that is or will become vested and exercisable as of the first effective time. For clarity, no shares issued in connection with the Ikena concurrent financing will be included in the Ikena Outstanding Shares. For a more complete description of the treatment of Ikena securities being converted to Ikena common stock in the Merger, please see the section titled “Treatment of Equity Awards—Treatment of Ikena Equity Awards” below.

•
“Ikena Valuation” means the sum of (a) $120 million, minus (b) the amount (if any) by which Ikena’s net cash is less than Target Net Cash, plus (c) the amount (if any) by which Ikena’s net cash exceeds Target Net Cash; provided, that in no event will the Ikena Valuation exceed $122 million. To the extent that, following the final determination of net cash, the amount of the Ikena Valuation exceeds $122 million, then prior to the closing, Ikena has the right to distribute the excess of the amount by which the Ikena Valuation exceeds $122 million to stockholders of Ikena as of a record date prior to the closing (the “Excess Dividend”).
•	“Target Net Cash” means $100 million.
•	“Inmagene Allocation Percentage” means the quotient (rounded to two decimal places) determined by dividing (a) the Inmagene Valuation by (b) the Aggregate Valuation.
•	“Inmagene Merger Shares” means the product determined by multiplying (a) the Post-Closing Ikena Shares by (b) the Inmagene Allocation Percentage.
•
“Inmagene Outstanding Shares” means the total number of Inmagene ordinary shares outstanding immediately prior to the first effective time, expressed on a fully-diluted and as-converted to Inmagene ordinary shares basis, and assuming, without limitation or duplication, the issuance of Inmagene ordinary shares in respect of all Inmagene options, warrants or other rights to receive such shares, in each case, that will be outstanding immediately after the first effective time, calculated using the treasury stock method. For clarity, no shares to be issued in connection with the Ikena concurrent financing will be included in the Inmagene Outstanding Shares.

•	“Inmagene Valuation” means $150 million.
Determination of Ikena’s Net Cash
Under the Merger Agreement, Ikena’s “net cash” is defined as, in Ikena’s determination in a manner consistent with the manner in which such items were historically determined (and in event consistent with U.S. GAAP) and in accordance with Ikena’s audited financial statements and unaudited interim balance sheet (without duplication), (i) Ikena’s and its subsidiaries’ Cash, cash equivalents, restricted cash and marketable securities; provided, that if the Determination Date is on or after May 1, 2025, the Determination Date, solely for purposes of this clause (i), will be April 30, 2025, plus (ii) accounts, interest and other receivables and deposits (including any tax refund claims pending as of the date of the Merger Agreement), plus (iii) any Cash or cash equivalents drawn from under the Loan Agreement and interest accrued with respect thereto, minus (iv) all of Ikena’s Transaction Costs (as defined in the Merger Agreement) that are unpaid as of the close of business on the last Business Day prior to the anticipated closing date, minus (v) all accounts payable and expenses accrued under U.S. GAAP (other than accrued expenses which are included in Ikena’s Transaction Costs (as defined in the Merger Agreement)), including any such accounts payable (other than as set forth on the Ikena disclosure schedule) or expenses accrued under U.S. GAAP associated with the termination of any Ikena contracts which were in effect prior to the first effective time (even if the applicable expenses are due and payable after the first effective time), less any prepaid amounts available to reduce such payments, minus (vi) amounts attributable to future payments under Ikena contracts which will be payable after the first effective time, minus (vii) all payables or obligations required by U.S. GAAP to be on Ikena’s balance sheet related to Ikena’s lease obligations (net of payments to be received by Ikena relating to the property subject to such lease obligation under the sublease agreements listed on the Ikena disclosure schedule), minus (viii) all unpaid short and long-term liabilities accrued under U.S. GAAP by Ikena prior to the first effective time or relating to the winding down of Ikena’s prior research and development activities, including with respect to any Ikena Legacy Transaction, plus (ix) all prepaid Ikena expenses of the types set forth on the Ikena disclosure schedule, minus (x) 50% of the aggregate costs for obtaining the D&O tail insurance policy, plus (xi) the amount of any Ikena Legacy Proceeds received for all Ikena Legacy Transactions. Net cash will be deducted by the amount, if any, by which Ikena’s aggregate operating costs incurred on and after May 1, 2025 exceed the product of $600,000 multiplied by the number of months (prorated for partial months) between and including May 1, 2025 and the closing date. For the avoidance of doubt, the above aggregate operating costs incurred on and after May 1, 2025 will exclude (a) any expenses which have already been deducted in the determination of net cash, including but not limited to Transaction Costs (as defined in the Merger Agreement) and lease obligations and (b) any non-cash expenses.
Ikena’s net cash at the Determination Date is subject to numerous factors, many of which are outside of Ikena’s control. If Ikena and Inmagene cannot agree on the amount net cash, the amount of net cash will be determined by an independent auditor of national standing jointly selected by Ikena and Inmagene as set forth in the Merger Agreement. Furthermore, the Exchange Ratio at the completion of the Merger will be subject to adjustment (i) to account for the effect of the proposed reverse stock split and (ii) to the extent that Ikena’s net cash immediately prior to the closing is less than or greater than $100 million (and as a result, Ikena stockholders could own more or less of the combined company), as described under “The Merger Agreement—Merger Consideration and Exchange Ratio.”
Treatment of Equity Awards
Treatment of Inmagene Options
Under the terms of the Merger Agreement, each option to purchase Inmagene ordinary shares that is outstanding and unexercised immediately prior to the first effective time, whether or not vested, will be converted into and become an option to purchase shares of Ikena common stock. Ikena will assume Inmagene’s 2019 Stock Incentive Plan and each such Inmagene option in accordance with the 2019 Plan and the terms of the stock option agreement by which such option is evidenced.
Accordingly, from and after the first effective time: (a) each outstanding Inmagene stock option assumed by Ikena may be exercised solely for shares of Ikena common stock; (b) the number of shares of Ikena common stock subject to each outstanding Inmagene stock option assumed by Ikena will be determined by multiplying (i) the number of shares of Inmagene ordinary shares that were subject to such Inmagene stock option assumed by Ikena, as in effect immediately prior to the first effective time, by (ii) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Ikena common stock; (c) the per share exercise price of each Inmagene stock option assumed by Ikena will be determined by dividing (i) the per share exercise price of such Inmagene stock option, as in effect immediately prior to the first effective time, by (ii) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent; and (d) any restriction on the exercise of any Inmagene stock option assumed by Ikena will otherwise continue in full force and effect and the term, exercisability, vesting schedule, acceleration rights and other terms and conditions of such Inmagene stock option will otherwise remain unchanged.
Each Inmagene stock option assumed by Ikena will, in accordance with its terms, continue to be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split (including the proposed reverse stock split), consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of Ikena common stock subsequent to the first effective time. In addition, the Ikena board or a committee thereof will succeed to the authority and responsibility of the Inmagene board or any committee thereof with respect to any Inmagene stock option assumed by Ikena.
Ikena will file with the SEC, as soon as reasonably practicable after the first effective time, a registration statement on Form S-8 (or any successor form), if available for use by Ikena, relating to the shares of Ikena common stock issuable with respect to the Inmagene stock options assumed by Ikena in accordance with the terms of the Merger Agreement.
Treatment of Ikena Equity Awards
Each share of Ikena common stock issued and outstanding at the time of the Merger will remain issued and outstanding, and, subject to the proposed reverse stock split and any acceleration provided for in connection with the Merger, will be unaffected by the Merger.
Prior to the closing, the Ikena board will adopt appropriate resolutions and take all other actions necessary and appropriate to provide that the vesting of each unexpired, unexercised and unvested Ikena option will be accelerated in full, effective as of immediately prior to the first effective time, contingent on the occurrence of the closing, and (a) each unexpired, unexercised and fully vested 2021 Ikena option will automatically be cancelled and extinguished as of the first effective time and, in exchange therefor, each former holder of any such 2021 Ikena option will have the right to receive from Ikena or the surviving company a number of shares of Ikena common stock equal to the Option Value (as defined below) and (b) each unexpired, unexercised and fully vested Ikena option granted under the 2016 Stock Incentive Plan (each, a “2016 Ikena Option”) will remain outstanding pursuant to its terms, unless the holder of such 2016 Ikena Option will have agreed for such 2016 Ikena Option to be cancelled and extinguished as of the first effective time and, in exchange therefor, each former holder of any such 2016 Ikena Option will have the right to receive from Ikena or the surviving company a number of shares of Ikena common stock equal to the Option Value.

2025 Equity Incentive Plan and 2025 Employee Stock Purchase Plan
Prior to the first effective time, the Ikena board will adopt the 2025 Equity Incentive Plan and 2025 Employee Stock Purchase Plan, subject to the closing and effective as of the second effective time, and will include provisions in the registration statement for the stockholders of Ikena to approve the 2025 Equity Incentive Plan and 2025 Employee Stock Purchase Plan. Subject to the approval of the 2025 Equity Incentive Plan and 2025 Employee Stock Purchase Plan by the stockholders of Ikena prior to the first effective time, Ikena will file with the SEC, promptly after the second effective time and at Inmagene’s expense, a registration statement on Form S-8 (or any successor form), if available for use by Ikena, relating to the shares of Ikena common stock issuable with respect to the 2025 Equity Incentive Plan and 2025 Employee Stock Purchase Plan.
The forms of the 2025 Equity Incentive Plan and 2025 Employee Stock Purchase Plan are attached to this proxy statement/prospectus as Annex J and Annex K, respectively.
Employee Benefits
Ikena will comply with the terms of any employment, severance, retention, change of control, or similar payment obligations in the agreements set forth in the Ikena disclosure schedule, subject to the terms and provisions of such agreements.
Regulatory Approvals
Neither Ikena nor Inmagene is required to make any filings or to obtain approvals or clearances from any antitrust regulatory authorities in the United States or other countries to consummate the Merger. In the United States, Ikena and Inmagene must comply with applicable federal and state securities laws and the Nasdaq rules in connection with the issuance of shares of Ikena common stock in the Merger, including the filing with the SEC of this proxy statement/prospectus and the required stockholder approval for the resulting “change of control” of Ikena under the Nasdaq rules.
Nasdaq Listing
Ikena common stock is currently listed on Nasdaq under the symbol “IKNA.” Pursuant to the Merger Agreement, Ikena has agreed to (a) use commercially reasonable efforts to maintain its existing listing on Nasdaq until the first effective time, (b)(i) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the shares of Ikena common stock being issued in the Merger, and (ii) use commercially reasonable efforts to cause such shares to be approved for listing (subject to official notice of issuance) on the Nasdaq market at or prior to the first effective time, and (c) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial Nasdaq Listing Application for the Ikena common stock on Nasdaq and to use commercially reasonable efforts to cause such listing application to be conditionally approved prior to the first effective time.
Each party will reasonably promptly inform the other party of all verbal or written communications between Nasdaq and such party or its representatives. Each party will cooperate with the other party as reasonably requested with respect to the Nasdaq listing application and promptly furnish to such party all information concerning itself, its members and its stockholders that may be reasonably requested in connection with any action contemplated by the foregoing paragraph.
Adoption of Ikena’s Amended and Restated Certificate of Incorporation
Stockholders of record of Ikena common stock on the record date will be asked to approve the adoption of an amendment to Ikena’s charter to effect the reverse stock split. The affirmative votes cast by holders of Ikena common stock entitled to vote at the Ikena annual meeting must exceed the votes cast against by such holders for approval of the adoption of the amendment, as further described in the sections titled “Proposal No. 2—The Reverse Stock Split Proposal.” The Merger is conditioned upon the approval of the Reverse Stock Split Proposal (or the waiver thereof in accordance with the terms of the Merger Agreement).
Copies of the proposed form of certificate of amendment to Ikena’s charter to effect the reverse stock split is attached as Annex I to this proxy statement/prospectus.

Conditions to the Completion of the Merger
Each party’s obligation to complete the Merger is subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the parties, at or prior to the closing, of various conditions, including the following:
•
the registration statement of which this proxy statement/prospectus forms a part will have become effective in accordance with the provisions of the Securities Act and will not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the registration statement that has not been withdrawn;

•
there must not have been issued, and remain in effect, any temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement by any court of competent jurisdiction or other governmental authority of competent jurisdiction, and no law, statute, rule, regulation, ruling or decree will be in effect which has the effect of making the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement illegal;

•
the affirmative vote of a majority of the total votes cast by the holders of Ikena common stock entitled to vote at the Ikena annual meeting, assuming a quorum is present, is required to approve the issuance of Ikena common stock in the Merger, and the affirmative votes cast by holders of Ikena common stock entitled to vote at the Ikena annual meeting must exceed the votes cast against by such holders for approval of the reverse stock split, assuming a quorum is present (collectively, “Required Ikena Stockholder Vote”);

•	certain Inmagene shareholders must have adopted and approved, among other items, the Merger Agreement and the Merger;
•	Nasdaq must have approved the listing of additional shares of Ikena common stock, including the shares to be issued in connection with the Merger; and
•
the subscription agreements evidencing the Ikena concurrent financing must be in full force and effect and provide for cash proceeds of not less than $50 million, which gross proceeds will be received by Ikena immediately prior to or immediately following the closing in connection with the consummation of the First Merger and in accordance with the terms of subscription agreement.

In addition, Inmagene’s obligation to complete the Merger is subject to the satisfaction or waiver by that party of the following additional conditions:
•
the representations and warranties of Ikena and Merger Subs regarding certain matters, including matters related to organization, authority, vote required, certain capitalization and financial advisors in the Merger Agreement must be true and correct in all material respects on the date of the Merger Agreement and on the closing date of the Merger with the same force and effect as if made on the date on which the Merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date;

•
the representations and warranties of Ikena and Merger Subs regarding no Ikena Material Adverse Effect (as defined below) between September 30, 2024 and the date of the Merger Agreement in the Merger Agreement must be true and correct in all respects on the date of the Merger Agreement;

•
the remaining representations and warranties of Ikena and Merger Subs in the Merger Agreement must be true and correct on the date of the Merger Agreement and on the closing date of the Merger with the same force and effect as if made on the date on which the Merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have an Ikena Material Adverse Effect (without giving effect to any references therein to any Ikena Material Adverse Effect or other materiality qualifications);

•
Ikena and Merger Subs must have performed or complied with in all material respects all of such party’s agreements and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the first effective time;

•
Ikena must have delivered certain certificates and other documents required under the Merger Agreement for the completion of the Merger, including (1) a certificate executed by an executive officer of Ikena confirming certain sections of the Merger Agreement have been duly satisfied; (2) written resignations in forms satisfactory to Inmagene, dated as of the closing date and effective as of the closing executed by the officers and directors of Ikena who are not to continue as officers or directors of Ikena, and (3) a certificate signed by the chief financial officer of Ikena in a form reasonably acceptable to Inmagene, setting forth (as of immediately prior to the first effective time) (i) each record holder of Ikena options, (ii) such record holder’s name and address and (iii) the number of shares of Ikena common stock held and/or underlying the Ikena options as of the first effective time for such holder;

•
there will have been no effect that, considered together with all other effects that have occurred, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Ikena (referred to as an “Ikena Material Adverse Effect”); provided, however, that effects arising or resulting from the following will not be taken into account in determining whether there has been an Ikena Material Adverse Effect: (a) the announcement of the Merger Agreement or the pendency of the transactions contemplated under the Merger Agreement, (b) any change in the stock price or trading volume of Ikena common stock (it being understood, however, that any effect causing or contributing to any change in stock price or trading volume of Ikena common stock may be taken into account in determining whether an Ikena Material Adverse Effect has occurred, unless such effects are otherwise excepted from this definition), (c) the taking or any action, or the failure to take any action, by Ikena that is required to comply with the terms of the Merger Agreement, (d) the sale or winding down of the Ikena Legacy Business (as defined in the Merger Agreement) and Ikena’s operations, and the sale, license or other disposition of the Ikena Legacy Assets, (e) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (f) any epidemic or pandemic in the United States or any other country or region in the world, or any escalation of the foregoing, (g) any change in U.S. GAAP or applicable law or the interpretation thereof or (h) general economic or political conditions or conditions generally affecting the industries in which Ikena operates; except, in each case with respect to clauses (e), (f), (g) and (h), to the extent disproportionately affecting Ikena relative to other similarly situated companies in the industries in which Ikena operates;

•	each lock-up agreement to be entered into by certain of Ikena’s continuing directors will continue to be in full force and effect as of immediately following the first effective time; and
•	if the closing date occurs prior to May 1, 2025, Ikena will have at least $95 million in net cash.
In addition, the obligation of Ikena and Merger Subs to complete the Merger is further subject to the satisfaction or waiver of the following conditions:
•
the representations and warranties of Inmagene regarding certain matters, including matters related to organization, authority, vote required, certain capitalization and financial advisors in the Merger Agreement must be true and correct in all material respects on the date of the Merger Agreement and on the closing date of the Merger with the same force and effect as if made on the date on which the Merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date;

•
the representations and warranties of the Company regarding no Inmagene Material Adverse Effect between December 31, 2023 and the date of the Merger Agreement in the Merger Agreement must be true and correct in all respects on the date of the Merger Agreement;

•
the remaining representations and warranties of the Company in the Merger Agreement must be true and correct on the date of the Merger Agreement and on the closing date of the Merger with the same force and effect as if made on the date on which the Merger is to be completed or, if such representations and warranties address matters as of a particular date, then as of that particular date, except in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have an Inmagene Material Adverse Effect (without giving effect to any references therein to any Inmagene Material Adverse Effect or other materiality qualifications);

•
the Company must have performed or complied with in all material respects all of its agreements and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the first effective time;

•
the Company must have delivered certain certificates and other documents required under the Merger Agreement for the completion of the Merger, including a certificate executed by a duly authorized officer of the Company confirming certain sections of the Merger Agreement have been duly satisfied;

•
there will have been no effect that, considered together with all other effects that have occurred, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Inmagene or its subsidiaries, taken as a whole (referred to as an “Inmagene Material Adverse Effect”); provided, however, that effects arising or resulting from the following will not be taken into account in determining whether there has been an Inmagene Material Adverse Effect: (a) the announcement of the Merger Agreement or the pendency of the transactions contemplated under the Merger Agreement, (b) the taking of any action, or the failure to take any action, by Inmagene that is required to comply with the terms of the Merger Agreement, (c) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any epidemic or pandemic in the United States or any other country or region in the world, or any escalation of the foregoing, (e) any change in U.S. GAAP or applicable law or the interpretation thereof, (f) general economic or political conditions or conditions generally affecting the industries in which Inmagene and its subsidiaries operate, or (g) any change in the cash position of Inmagene and its subsidiaries which results from operations in the ordinary course of business (as defined below); except in each case with respect to clauses (c), (d), (e) and (f), to the extent disproportionately affecting Inmagene and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Inmagene and its subsidiaries operate;

•	each lock-up agreement to be entered into by certain of Inmagene’s shareholders will continue to be in full force and effect as of immediately following the first effective time; and
•	the Investor Agreements (as defined in the Merger Agreement) will have been terminated.
“Ordinary course of business” means, in the case of each of Inmagene and Ikena, such actions taken in the ordinary course of its normal operations and consistent with its past practices; provided, however, that during the pre-closing period (as defined below), the ordinary course of business of Ikena shall also include actions required to effect and effecting, in one or more transactions, any Ikena Legacy Transaction in compliance with the Merger Agreement, and the ordinary course of business of Inmagene shall also include actions required to effect and effecting, in one or more transactions, any Inmagene Legacy Transaction in compliance with the Merger Agreement.
Representations and Warranties
The Merger Agreement contains customary representations and warranties of Ikena and Inmagene for a transaction of this type relating to, among other things:
•	corporate organization and power, and similar corporate matters;
•	subsidiaries;
•	authority to enter into the Merger Agreement and the related agreements;
•	votes required for completion of the Merger and approval of the proposals that will come before the Ikena annual meeting and that will be the subject of Inmagene’s shareholders’ consent;
•	non-contravention;
•	capitalization;
•	financial statements and with respect to Ikena, documents filed with the SEC and the accuracy of the information contained in those documents;
•	the absence of material changes or events;
•	the absence of undisclosed liabilities;

•	title to assets;
•	real property and leaseholds;
•	intellectual property;
•	material contracts;
•	regulatory compliance, permits and restrictions;
•	legal proceedings and orders;
•	tax matters;
•	employee and labor matters and benefit plans;
•	environmental matters;
•	insurance;
•	transactions with affiliates;
•	privacy and data security;
•	anti-corruption and sanctions;
•	any brokerage or finder’s fee or other fee or commission in connection with the Merger;
•	with respect to Ikena, the Ikena concurrent financing;
•	with respect to Ikena, the fairness opinion from Leerink Partners; and
•	with respect to Ikena, the valid issuance in the Merger of Ikena common stock and Exchange Act registration.
The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Merger, but their accuracy forms the basis of one of the conditions to the obligations of Ikena and Inmagene to complete the Merger.
No Solicitation
Each party has agreed that, during the period commencing on the date of the Merger Agreement and ending on the earlier of the consummation of the Merger or the termination of the Merger Agreement, neither it nor any of its subsidiaries will, nor will it or any of its subsidiaries authorize any of its representatives to, directly or indirectly: (a) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any “acquisition proposal” or “acquisition inquiry” or take any action that could reasonably be expected to lead to an acquisition proposal or acquisition inquiry, (b) furnish any non-public information regarding it to any person in connection with or in response to an acquisition proposal or acquisition inquiry, (c) engage in discussions or negotiations with any person with respect to any acquisition proposal or acquisition inquiry, (d) approve, endorse or recommend any acquisition proposal, (e) execute or enter into any letter of intent or any contract contemplating or otherwise relating to any acquisition transaction or (f) publicly propose to do any of the foregoing.
An “acquisition inquiry” means, with respect to a party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Inmagene, on the one hand, or Ikena, on the other hand, to the other party) that could reasonably be expected to lead to an acquisition proposal.
An “acquisition proposal” means, with respect to a party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Inmagene or any of its affiliates, on the one hand, or by or on behalf of Ikena or any of its affiliates, on the other hand, to the other party) contemplating or otherwise relating to any acquisition transaction with such party.
An “acquisition transaction” means any transaction or series of related transactions involving (other than an Ikena Legacy Transaction, in the case of Ikena, and an Inmagene Legacy Transaction, in the case of Inmagene, and the Ikena concurrent financing): (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other transaction: (i) in which a party is a constituent entity, (ii) in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a party or any of its subsidiaries or (iii) in which a party or any of its subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries; or (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a party and its subsidiaries, taken as a whole, other than the sale, divestiture and/or winding down of the Ikena Legacy Business (as defined in the Merger Agreement) or the sale, license or other disposition of any or all of the Ikena Legacy Assets by Ikena.
Notwithstanding the foregoing, prior to the approval of the Merger Agreement, as applicable, by either party’s stockholders, such party may furnish non-public information regarding such party and its subsidiaries to, and enter into discussions or negotiations with, any person in response to a bona fide written acquisition proposal by such person which such party’s board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a “superior offer” (and is not withdrawn) if: (a) such party and its representatives will not have breached the solicitation provisions of the Merger Agreement described above in any material respect, (b) such party’s board concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would be inconsistent with such board’s fiduciary duties under applicable law, (c) at least two business days prior to initially furnishing any such nonpublic information to, or entering into discussions with, such person, such party gives the other party written notice of the identity of such person and of such party’s intention to furnish nonpublic information to, or enter into discussions with, such person, (d) such party receives from such person an executed acceptable confidentiality agreement and (e) at least two business days prior to furnishing any such nonpublic information to such person, such party furnishes such nonpublic information to the other party (to the extent such information has not been previously furnished by such party to the other party).
A “superior offer” means an unsolicited bona fide written acquisition proposal (with all references to 20% in the definition of acquisition transaction being treated as references to 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Merger Agreement and (b) is on terms and conditions that Ikena board or Inmagene board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other party to the Merger Agreement to amend the terms of the Merger Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to Ikena’s stockholders or Inmagene’s shareholders, as applicable, than the terms of the transactions contemplated under the Merger Agreement and is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party).
The Merger Agreement also provides that each party will promptly (and in no event later than one business day after such party becomes aware of such acquisition proposal or acquisition inquiry) (i) advise the other of the terms of any acquisition proposal or any acquisition inquiry (including the amount, form or mix of consideration), (ii) if the acquisition proposal or acquisition inquiry is in writing, furnish any written documentation and material correspondence, including any subsequent modifications or amendments, and (iii) if the acquisition proposal or acquisition inquiry is oral, provide a written summary of the material terms thereof. Each party will also keep the other party reasonably and promptly informed with respect to, any acquisition proposal or any acquisition inquiry or any material change or proposed material change to that acquisition proposal or acquisition inquiry (including any revision in the amount, form or mix of consideration) and of all material verbal or written communications related thereto and provide copies or summaries thereof.
Board Recommendation Change
Under the Merger Agreement, subject to certain exceptions described below, Ikena agreed that (i) the Ikena board may not, and may not adopt a resolution by it or a committee thereof to, withhold, amend, withdraw or modify (or publicly propose to withhold, amend, withdraw or modify) the recommendation of Ikena board in a manner adverse to Inmagene and (ii) Ikena board may not fail to recommend against any acquisition proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten business days after the commence of such tender offer or exchange offer (each, an “Ikena board recommendation change”).

However, notwithstanding the foregoing, at any time prior to the approval of the proposals to be considered at the Ikena annual meeting by the necessary vote of Ikena stockholders, if (a) Ikena receives a bona fide written acquisition proposal (not in breach of the Merger Agreement) that has not been withdrawn and after consultation with outside legal counsel and its financial advisor, Ikena board will have determined, in good faith, constitutes a superior offer or (b) an Ikena intervening event will have occurred, Ikena board may make an Ikena board recommendation change if, but only if:
•	in the case of a superior offer:
○
Ikena board determines in good faith, based on the advice of its outside legal counsel, that the failure to make an Ikena board recommendation change would be inconsistent with its fiduciary duties under applicable law; and

○
Ikena has, and has caused its financial advisors and outside legal counsel to, during the required four Business Day notice period, negotiated with Inmagene in good faith to make such adjustments to the terms and conditions of the Merger Agreement so that such acquisition proposal ceases to constitute a superior offer; provided that (a) Inmagene receives written notice from Ikena confirming that Ikena board has determined to change its recommendation during the required notice period, which notice must include a description in reasonable detail of the reasons for such Ikena board recommendation change, the identity of the party making the acquisition proposal, and written copies of any relevant proposed transaction agreements as well as a summary of any oral agreements with any party making a potential superior offer, (b) during any required notice period, Inmagene will be entitled to deliver to Ikena one or more counterproposals to such acquisition proposal and Ikena will, and will cause its representatives to be reasonably available to, negotiate with Inmagene in good faith (to the extent Inmagene desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that the applicable acquisition proposal ceases to constitute a superior offer and (c) in the event of any material change or amendment to any superior offer (including any revision in the amount, form or mix of consideration that Ikena’s stockholders would receive as a result of such potential superior offer), Ikena will be required to provide Inmagene with notice of such material change or amendment and the required notice period will be extended, if applicable, to ensure that at least three business days remain in the required notice period following such notification during which the parties must comply again with the requirements in this provision and Ikena board must not make an Ikena board recommendation change prior to the end of such notice period as so extended (it being understood that there may be multiple extensions); and

•	in the case of an Ikena intervening event:
○
Ikena board determines in good faith, based on the advice of its outside legal counsel, that the failure to make an Ikena board recommendation change would be inconsistent with its fiduciary duties under applicable law; provided that (a) Inmagene receives written notice from Ikena confirming that Ikena board has determined to change its recommendation during the required four business day notice period, which notice will include a description in reasonable detail of the reasons for such Ikena board recommendation change and a description of the Ikena intervening event; (b) during any required notice period, Inmagene will be entitled to deliver to Ikena one or more proposals with respect to the revisions of the terms or conditions of the Merger Agreement and Ikena will, and cause its representatives to be reasonably available to, negotiate with Inmagene in good faith (to the extent Inmagene desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement and (c) in the event of any material changes to the facts and circumstances of the Ikena intervening event, Ikena will be required to provide Inmagene with notice of such material changes and the required notice period will be extended, if applicable, to ensure that at least three business days remain in the required notice following such notification during which the parties will comply again with the requirements in this provision and Ikena board will not make an Ikena board recommendation change prior to the end of such notice period as so extended (it being understood that there may be multiple extensions).

An “Ikena intervening event” means any material effect or material change in circumstances with respect to Ikena that (a) was not known or reasonably foreseeable to Ikena board as of the date of the Merger Agreement (or if known to Ikena board as of such date, the consequences of which were not known or reasonably foreseeable to

Ikena board as of such date) and (b) does not relate to any acquisition proposal; provided, that none of the following, either alone or in combination, will constitute an “Ikena intervening event”: (i) inquiry with respect to a business combination or acquisition or any business combination or acquisition opportunity, (ii) any effect resulting from a breach of the Merger Agreement by Ikena, (iii) the fact, in and of itself, that Ikena exceeds any internal or published projections, estimates or expectations of Ikena’s revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Merger Agreement (provided that the exception in this clause (iii) will not prevent or otherwise affect consideration of any such development or change that causes Ikena meeting or exceeding such metrics from being taken into account in determining whether an Ikena intervening event has occurred), or (iv) any changes after the date of the Merger Agreement in the market price or trading volume of the shares of Ikena common stock (provided that the exception in this clause (iv) will not prevent or otherwise affect consideration of any such development or change that causes such change in market price or trading value from being taken into account in determining whether an Ikena intervening event has occurred).
Under the Merger Agreement, subject to certain exceptions described below, Inmagene agreed that Inmagene board may not withhold, amend, withdraw or modify (or publicly propose to withhold, amend, withdraw or modify) the recommendation of Inmagene board in a manner adverse to Ikena (each, an “Inmagene board recommendation change”). Additionally, Ikena’s obligation to call, give notice of and hold the Ikena annual meeting is not limited or otherwise affected by the commencement, disclosure, announcement or submission of any superior offer or acquisition proposal, or by any withdrawal or modification of the Ikena board recommendation change.
However, notwithstanding the foregoing, at any time prior to the approval of the Merger Agreement by the necessary vote of Inmagene shareholders, if (a) Inmagene receives a bona fide written acquisition proposal (not in breach of the Merger Agreement) that has not been withdrawn and after consultation with outside legal counsel and its financial advisor, Inmagene board will have determined, in good faith, constitutes a superior offer or (b) an Inmagene intervening event will have occurred, Inmagene board may make an Inmagene board recommendation change if, but only if:
•	in the case of a superior offer:
○
Inmagene board determines in good faith, based on the advice of its outside legal counsel, that the failure to make an Inmagene board recommendation change would be inconsistent with its fiduciary duties under applicable law; and

○
Inmagene has, and has caused its financial advisors and outside legal counsel to, during the required four business day notice period, negotiated with Ikena in good faith to make such adjustments to the terms and conditions of the Merger Agreement so that such acquisition proposal ceases to constitute a superior offer; provided that (a) Ikena receives written notice from Inmagene confirming that Inmagene board has determined to change its recommendation during the required notice period, which notice must include a description in reasonable detail of the reasons for such Inmagene board recommendation change, the identity of the party making the acquisition proposal, and written copies of any relevant proposed transaction agreements as well as a summary of any oral agreements with respect to a potential superior offer, (b) during any required notice period, Ikena will be entitled to deliver to Inmagene one or more counterproposals to such acquisition proposal and Inmagene will, and will cause its representatives to be reasonably available to, negotiate with Ikena in good faith (to the extent Ikena desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that the applicable acquisition proposal ceases to constitute a superior offer and (c) in the event of any material change or amendment to any superior offer (including any revision in the amount, form or mix of consideration that Inmagene’s shareholders would receive as a result of such potential superior offer), Inmagene will be required to provide Ikena with notice of such material change or amendment and the required notice period will be extended, if applicable, to ensure that at least three business days remain in the required notice period following such notification during which the parties must comply again with the requirements in this provision and Inmagene board must not make an Inmagene board recommendation change prior to the end of such notice period as so extended (it being understood that there may be multiple extensions); and

•	in the case of an Inmagene intervening event:
○	Inmagene board determines in good faith, based on the advice of its outside legal counsel, that the failure to make an Inmagene board recommendation change would be inconsistent with its fiduciary duties under applicable law; provided that (a) Ikena receives written notice from Inmagene confirming that the Inmagene board has determined to change its recommendation during the required four business day notice period, which notice will include a description in reasonable detail of the reasons for such Inmagene board recommendation change and a description of the Inmagene intervening event; (b) during any required notice period, Ikena will be entitled to deliver to Inmagene one or more proposals with respect to the revisions of the terms or conditions of the Merger Agreement and Inmagene will, and cause its representatives to be reasonably available to, negotiate with Ikena in good faith (to the extent Ikena desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement and (c) in the event of any material changes to the facts and circumstances of the Inmagene intervening event, Inmagene will be required to provide Ikena with notice of such material changes and the required notice period will be extended, if applicable, to ensure that at least three business days remain in the required notice following such notification during which the parties will comply again with the requirements in this provision and Inmagene board will not make an Inmagene board recommendation change prior to the end of such notice period as so extended (it being understood that there may be multiple extensions).
An “Inmagene intervening event” means any material effect or material change in circumstances with respect to Inmagene that (a) was not known or reasonably foreseeable to Inmagene board as of the date of the Merger Agreement (or if known to Inmagene board as of such date, the consequences of which were not known or reasonably foreseeable to Inmagene board as of such date) and (b) does not relate to any acquisition proposal; provided, that none of the following, either alone or in combination, will constitute an “Inmagene intervening event”: (i) inquiry with respect to a business combination or acquisition opportunity, (ii) any effect resulting from a breach of the Merger Agreement by Inmagene, (iii) the fact, in and of itself, that Inmagene exceeds any internal or published projections, estimates or expectations of Inmagene’s revenue, earnings or other financial or operating metrics for any period ending on or after the date of the Merger Agreement (provided that the exception in this clause (iii) will not prevent or otherwise affect consideration of any such development or change that causes Inmagene meeting or exceeding such metrics from being taken into account in determining whether an Inmagene intervening event has occurred).
Inmagene’s obligation to solicit the approval of its shareholders is not limited or otherwise affected by the commencement, disclosure, announcement or submission of any superior offer or acquisition proposal, or by any withdrawal or modification of the Ikena board recommendation change.
Meeting of Ikena’s Stockholders
Ikena is obligated under the Merger Agreement to call, give notice of and hold the Ikena annual meeting to consider and vote to approve: (a) the issuance of shares of Ikena common stock that represent (or are convertible into) more than 20% of the shares of Ikena common stock outstanding immediately prior to the Merger to Inmagene shareholders in connection with the contemplated transactions and pursuant to Nasdaq rules, (b) the change of control of Ikena resulting from the Merger pursuant to Nasdaq rules, (c) the approval and adoption of the 2025 Plan and the ESPP, and (d) if deemed necessary or appropriate by the parties or as otherwise required by applicable law, an amendment to Ikena’s certificate of incorporation to effect the reverse stock split or to approve an increase in the number of authorized shares of Ikena common stock.
The Ikena annual meeting will be held as promptly as practicable after this registration statement, of which this proxy statement/prospectus forms a part, is declared effective under the Securities Act, and in any event no later than forty-five days after the effective date of the registration statement. Ikena has agreed to take reasonable measures to ensure that all proxies solicited in connection with the Ikena annual meeting are solicited in compliance with all applicable law. Ikena’s obligation to call, give notice of and hold the Ikena annual meeting will not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any superior offer or acquisition proposal, or by any Ikena board recommendation change.
Inmagene Shareholder Meeting
The Merger Agreement contemplates that promptly after this registration statement is declared effective under the Securities Act, and in any event no later than five clear business days thereafter, Inmagene will seek to obtain (a) a special resolution of the Inmagene under Sections 60 and 233(6) of the Companies Act (As Revised) of the Cayman Islands (the “CICA”), being (i) a resolution passed by the affirmative vote of the shareholders holding Inmagene capital stock (voting together on an as-converted basis) representing at least two-thirds of the votes cast by the holders of Inmagene capital stock present and voting in person or by proxy at a general meeting at which a quorum is present and of which notice specifying the intention to propose the resolution as a special resolution has been duly given, or (ii) a unanimous written resolution of the Inmagene’s shareholders, (b) the written consent of Engene Inc., (c) the written consent of the holders of a majority of (i) the series seed convertible redeemable participating preferred shares, par value of $0.00005 per share, of Inmagene, each carrying the rights, preferences and privileges as set out in the Inmagene M&A, (ii) the series A convertible redeemable participating preferred shares, par value of $0.00005 per share, in the capital of Inmagene, each carrying the rights, preferences and privileges as set out in the Inmagene M&A, (iii) the series B convertible redeemable participating preferred shares, par value of $0.00005 per share, in the capital of Inmagene, each carrying the rights, preferences and privileges as set out in the Inmagene M&A, (iv) the series C-1 convertible redeemable participating preferred shares, par value of $0.00005 per share, in the capital of Inmagene, each carrying the rights, preferences and privileges as set out in the Inmagene M&A, and (v) the series C-2 convertible redeemable participating preferred shares, par value of $0.00005 per share, of the Company, each carrying the rights, preferences and privileges as set out in the Inmagene M&A, voting together as a single class on an as-converted basis, and (d) the written consent of the holders of a majority of the Inmagene’s ordinary shares (voting together on an as-converted basis) ((a), (b), and (c), “Required Inmagene Shareholder Vote”), for purposes of (a) adopting and approving the Merger Agreement, the First Plan of Merger, the Second Plan of Merger (as defined in the Merger Agreement) and the contemplated transactions, (b) approving the Merger and acknowledging that the approval given thereby is irrevocable and (c) providing any other consents or waivers required by the organizational documents of Inmagene, to consummate the Merger Agreement and the contemplated transactions (the “Inmagene Shareholder Matters”).
Promptly after the date of the Merger Agreement, Inmagene will prepare, in consultation with and subject to the advance review and reasonable approval of Ikena, and cause to be delivered to Inmagene’s shareholders a notice of general meeting and proxy for the purpose of, among other things, obtaining the approval of Inmagene’s shareholders of the Inmagene Shareholder Matters at an extraordinary general meeting of Inmagene’s shareholders to be called and held in accordance with Inmagene’s charter and the CICA (the “Inmagene Shareholder Meeting”). Inmagene will: (i) take all action necessary under applicable law to call, give such notice of and hold the Inmagene Shareholder Meeting to vote on the Inmagene Shareholder Matters, and deliver all materials required under applicable law in connection therewith; and (ii) use its reasonable best efforts to solicit proxies in favor of the Inmagene Shareholder Matters from no less than the requisite majority of Inmagene’s shareholders at the Inmagene Shareholder Meeting, sufficient to approve the Inmagene Shareholder Matters, and will not submit any other proposal to Inmagene’s shareholders in connection with the Inmagene Shareholder Meeting without the prior written consent of Ikena. Inmagene’s obligation to solicit the approval by its shareholders of the Inmagene Shareholder Matters will not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any superior offer or acquisition proposal, or by any Inmagene board recommendation change.
Directors and Officers Following the Merger
Ikena and Inmagene will take all necessary action so that immediately after the first effective time, the combined company will have a seven-member board of directors, with two directors designated by Ikena, three directors designated by Inmagene, one director (who will be independent of the parties) to be mutually agreed upon by the parties, and one member as designated pursuant to the Merger Agreement.
The individuals who are mutually agreed upon by Inmagene and Ikena are appointed to the positions of officers of Ikena, which in the case of the chief executive officer will be a third party not from either Ikena or Inmagene.
Indemnification of Officers and Directors
From the first effective time through the sixth anniversary of the date on which the first effective time occurs, each of Ikena and the combined company agreed to indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the first effective time, a director or officer of Ikena or Inmagene, respectively (referred to as the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Ikena or Inmagene, whether asserted or claimed prior to, at or after the first effective time, in each case, to the fullest extent permitted under Ikena’s organizational documents or Inmagene’s organizational documents, as applicable, or pursuant to any indemnification agreements between Ikena or Inmagene, as applicable, and such D&O Indemnified Parties. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Ikena and the combined company, jointly and severally, upon receipt by Ikena or the combined company from the D&O Indemnified Party of a request for such advancement; provided that any such person to whom expenses are advanced provides an undertaking to Ikena, to the extent then required by the DGCL or CICA, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Without otherwise limiting the D&O Indemnified Parties’ rights with regards to counsel, following the first effective time, the D&O Indemnified Parties will be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by the D&O Indemnified Parties.
The provisions of Ikena’s charter and bylaws with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Ikena that are presently set forth in Ikena’s charter and bylaws will not be amended, modified or repealed for a period of six years from the first effective time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the first effective time, were officers or directors of Ikena, unless such modification is required by applicable law. The organizational documents of the combined company will contain, and Ikena will cause the combined company’s organizational documents to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in Ikena’s charter and bylaws.
From and after the first effective time, (a) the combined company will fulfill and honor in all respects the obligations of Inmagene to its D&O Indemnified Parties as of immediately prior to the closing pursuant to any indemnification provisions under Inmagene’s organizational documents and pursuant to any indemnification agreements between Inmagene and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the first effective time and (b) Ikena will fulfill and honor in all respects the obligations of Ikena to its D&O Indemnified Parties as of immediately prior to the closing pursuant to any indemnification provisions under Ikena’s organizational documents and pursuant to any indemnification agreements between Ikena and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the first effective time.
From and after the first effective time, Ikena will maintain directors’ and officers’ liability insurance policies, with an effective date as of the closing date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Ikena. In addition, Ikena will purchase, prior to the first effective time, a six-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Ikena’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the first effective time with respect to any claim related to any period of time at or prior to the first effective time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Ikena’s existing policies as of the date of the Merger Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Ikena by reason of him or her serving in such capacity that existed or occurred at or prior to the first effective time (including in connection with the Merger Agreement or the contemplated transactions).
The provisions of this section are intended to be in addition to the rights otherwise available to the current and former officers and directors of Ikena and Inmagene by law, charter, statute, bylaw or agreement, and will operate for the benefit of, and will be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives. In the event Ikena or the combined company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other person and will not be the continuing or combined company or entity of such consolidation or Merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Ikena or the combined company, as the case may be, will succeed to such indemnification obligation.
Appraisal Rights and Dissenters’ Rights
Under the DGCL, Ikena stockholders are not entitled to appraisal rights in connection with the Merger.
Inmagene shares of capital stock that are issued and outstanding immediately prior to the first effective time and with respect to which the holder thereof has Dissenter’s Rights in accordance with Section 238 of the CICA will as of the first effective time be cancelled and cease to exist, and no Dissenting Shareholder will be entitled to receive such number of shares of Ikena common stock calculated by reference to the Exchange Ratio, and will instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them in accordance with the provisions of Section 238 of the CICA.
All shares of Inmagene capital stock held by Dissenting Shareholders who have failed to comply with Section 238(5) of the CICA, or who effectively have withdrawn or lost their Dissenter’s Rights in respect of such Inmagene shares of capital stock under Section 238 of the CICA will thereupon be deemed to no longer be Dissenting Shares and will be and be deemed to have been cancelled and cease to exist, as of the first effective time, in consideration of the right of the holder thereof to receive its share of the merger consideration for the applicable class of Inmagene shares held, without any interest thereon. Inmagene will give Ikena prompt written notice of any notices of objection, notices of approval, notices of dissent, demands for appraisal, demands for fair value or written offers under Section 238 of the CICA received by Inmagene, attempted withdrawals of such Dissenter’s Rights or demands or offers and any other instruments or proceedings served pursuant to the CICA or applicable law and received by Inmagene relating to the transactions contemplated by the Merger Agreement or its shareholders’ Dissenter’s Rights. Inmagene will not, without Ikena’s prior written consent (not to be unreasonably withheld, conditioned or delayed) or as otherwise required by applicable law or order, voluntarily make any payment with respect to, or settle or offer to settle, or approve any withdrawal of, any such Dissenter’s Rights or demands, or agree to do any of the foregoing.
Covenants; Conduct of Business Pending the Merger
Ikena has agreed that, except as expressly contemplated or permitted by the Merger Agreement (including actions in connection with the Ikena concurrent financing) or the Ikena disclosure schedule, as required by applicable law, or unless Inmagene otherwise consents in writing (not to be unreasonably withheld, delayed or conditioned), during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the first effective time (the “pre-closing period”), Ikena will use commercially reasonable efforts to conduct its business and operations in the ordinary course of business and in material compliance with all applicable law. Ikena has also agreed that, subject to certain limited exceptions, without the consent of Inmagene (not to be unreasonably withheld, delayed or conditioned), it will not, during the pre-closing period:
•
except to effect the Excess Dividend (if any), declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Ikena common stock from terminated employees, directors or consultants of Ikena);

•
sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (a) any capital stock or other security (except for Ikena common stock issued upon the valid exercise or settlement of outstanding Ikena options), (b) any option, warrant or right to acquire any capital stock or any other security or (c) any instrument convertible into or exchangeable for any capital stock or other security of Ikena;

•	form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;
•
except as required to give effect to anything in contemplation of the closing (including, if applicable, the reverse stock split), amend any of its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, share subdivision, share consolidation or similar transaction except, for the avoidance of doubt, the contemplated transactions;

•
(a) other than with respect to the Loan Agreement, lend money to any person, (b) incur or guarantee any indebtedness for borrowed money, other than in the ordinary course of business, (c) guarantee any debt securities of others or (d) make any capital expenditure or commitment in excess of $1 million;

•
other than as required under the terms of any Ikena employee plan in effect as of December 23, 2024 or applicable law, (a) adopt, establish or enter into any Ikena employee plan, (b) cause or permit any Ikena employee plan to be amended other than in order to make amendments for the purposes of Section 409A of the Code, (c) increase, amend, or pay any existing, or award any new bonus, incentive compensation, equity, profit-sharing or similar payment, compensation, or benefit to any individual independent contractor, consultant, temporary employee, leased employee, or other contingent worker (each, a

“contingent worker”), current or former employee, officer or director of Ikena or any of its subsidiaries (each, an “Ikena associate”) or other person, (d) increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any Ikena associate or other person or (e) increase or amend any existing, or award any new, severance, retention, or change of control benefits offered to any Ikena associate or other person;
•
hire any employee or engage any contingent worker, other than to fill vacancies that may arise during the pre-closing period as a result of the voluntary termination of any employee’s and/or contingent worker’s service relationship with Ikena whose annual base salary is or is expected to be less than $200,000 per year;

•	enter into any material transaction;
•	acquire any material asset;
•	sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any encumbrance with respect to such assets or properties;
•
make, change or revoke any material tax election; file any amendment making any material change to any tax return or adopt or change any material accounting method in respect of taxes; enter into any tax closing agreement, settle any income or other material tax claim or assessment, submit any voluntary disclosure application, enter into any tax allocation, tax sharing or similar agreement, other than customary contracts entered into in the ordinary course of business, including with vendors, customers, lenders, or landlords, the principal subject matter of which is not taxes, or consent to any extension or waiver of the limitation period applicable to or relating to any tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

•	other than in the ordinary course of business and as permitted under the Merger Agreement, enter into, amend in any material respect or terminate any material contract;
•	terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;
•	sell, assign, transfer, license, sublicense or otherwise dispose of any material Ikena intellectual property rights (other than pursuant to non-exclusive licenses in the ordinary course of business);
•
initiate or settle any legal proceeding or other claim or dispute involving or against Ikena or any of its subsidiaries in excess of $1 million in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and that do not impose any material restrictions on the operations or businesses of Ikena or any equitable relief on, or the admission of wrongdoing by, Ikena; provided that Ikena may not waive, settle or compromise any pending or threatened transaction litigation without the prior written approval of Inmagene;

•	delay or fail to repay when due any material obligation, including accounts payable and accrued expenses;
•	forgive any loans to any person, including its employees, officers, directors or affiliates; or
•	agree, resolve or commit to do any of the foregoing.
In addition, notwithstanding any provision in the Merger Agreement to the contrary, Ikena may engage in an Ikena Legacy Transaction, provided, however, that any such Ikena Legacy Transaction will require, to the extent consistent with applicable laws, the prior written consent of Inmagene (which consent will not be unreasonably withheld, conditioned or delayed) if such Ikena Legacy Transaction would create any post-disposition liabilities or indemnity obligations for Ikena following the closing.

Inmagene has agreed that, except as expressly contemplated or permitted by the Merger Agreement or the Inmagene disclosure schedule, as required by applicable law, or unless Ikena otherwise consents in writing (not to be unreasonably withheld, delayed or conditioned), during the pre-closing period, Inmagene will, and will cause its subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the ordinary course of business and in material compliance with all applicable law. Inmagene has also agreed that, subject to certain limited exceptions, without the consent of Ikena (not to be unreasonably withheld, conditioned or delayed), it will not, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the termination of the Merger Agreement and the first effective time:
•
declare, accrue, set aside or pay any dividend or make any other distribution in respect of any share capital; or repurchase, redeem or otherwise reacquire any shares of Inmagene or other securities (except for Inmagene ordinary shares from terminated employees, directors or consultants of Inmagene);

•
except as required to give effect to anything in contemplation of the completion of the Merger, amend any of its or its respective subsidiaries’ organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the contemplated transactions;

•
sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (a) any capital stock, share capital or other security of Inmagene or any of its subsidiaries (except for Inmagene ordinary shares issued upon the valid exercise of Inmagene options), (b) any option, warrant or right to acquire shares, any capital stock or any other security or (c) any instrument convertible into or exchangeable for any capital stock, share capital or other security of Inmagene or any of its subsidiaries;

•	form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;
•
(a) lend money to any person, (b) incur or guarantee any indebtedness for borrowed money, other than in the ordinary course of business, (c) guarantee any debt securities of others or (d) make any capital expenditure or commitment in excess of $1 million;

•
other than as required under the terms of any Inmagene employee plan in effect of as December 23, 2024 or applicable law: (a) adopt, establish or enter into any Inmagene employee plan, (b) cause or permit any existing employee plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (c) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to any existing Inmagene employee plan), or, other than to an employee newly hired in the ordinary course of business and broad-based increases in base compensation that are in the ordinary course of business, materially increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees, or contingent workers or (d) materially increase the severance or change of control benefits offered to any current or former employee, contingent worker, officer or director of Inmagene or any of its subsidiaries;

•	enter into any material transaction outside the ordinary course of business;
•
acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any encumbrance with respect to such assets or properties, except in the ordinary course of business;

•	sell, assign, transfer, license, sublicense or otherwise dispose of any material Inmagene intellectual property (other than pursuant to non-exclusive licenses in the ordinary course of business);
•
make, change or revoke any material tax election; file any amendment making any material change to any tax return or adopt or change any material accounting method in respect of taxes; enter into any tax closing agreement, settle any income or other material tax claim or assessment, submit any voluntary disclosure application, enter into any tax allocation, tax sharing or similar agreement, other than customary contracts entered into in the ordinary course of business, including with vendors, customers, lenders, or landlords, the principal subject matter of which is not taxes, or consent to any extension or waiver of the limitation period applicable to or relating to any tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

•	other than in the ordinary course of business, enter into, amend in any material respect or terminate any material contract;
•	terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;
•
waive, settle or compromise any pending or threatened legal proceeding against Inmagene, other than waivers, settlements or agreements (a) for an amount not in excess of $1 million in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (b) that do not impose any material restrictions on the operation or business of Inmagene or any equitable relief on, or the admission of wrongdoing by, Inmagene;

•	delay or fail to repay when due any material obligation, including accounts payable and accrued expenses, other than in the ordinary course of business;
•	forgive any loans to any person, including its employees, officers, directors or affiliates; or
•	agree, resolve or commit to do any of the foregoing.
Inmagene Legacy Transaction
Notwithstanding any provision in the Merger Agreement to the contrary, prior to the closing of the Merger, Inmagene may engage in an Inmagene Legacy Transaction (i.e., the sale, license, transfer, spinout, divestiture or other monetization transaction (i.e., a royalty transaction) or other disposition of any Inmagene legacy assets other than IMG-007); provided, that any such Inmagene Legacy Transaction would require, to the extent consistent with applicable laws, the prior written consent of Ikena (such consent not to be unreasonably withheld, conditioned or delayed) if such Inmagene Legacy Transaction would create any post- disposition liabilities or indemnity obligations for the combined company following the closing.
Other Agreements
Inmagene Audited Financial Statements
As promptly as reasonably practicable following the date of the Merger Agreement (but in any event by March 31, 2025), Inmagene agreed to use commercially reasonable efforts to furnish to Ikena (i) audited financial statements for each of its fiscal years required to be included in this registration statement (the “Inmagene Audited Financial Statements”) and (ii) unaudited interim financial statements for each interim period completed prior to closing required to be included in this registration statement or any periodic report due prior to the closing if Inmagene were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Inmagene Interim Financial Statements,” together with Inmagene Audited Financial Statements, “Required Inmagene Financials”), which will comply in form and substance with all requirements necessary to be included in a registration statement on Form S-4 filed with the SEC, including being compliant with the standards of the Public Company Accounting Oversight Board and (x) in the case of Inmagene Audited Financial Statements covered by clause (i), having been audited by a nationally-recognized independent accounting firm including, without limitation, those listed on the Inmagene Disclosure Schedule, which audit process is complete subject only to delivery of the applicable audit report at filing of the registration statement and (y) in the case of Inmagene Interim Financial Statements covered by clause (ii), having been reviewed by a nationally-recognized independent accounting firm pursuant to the applicable review standards.
Expenses
Except as set forth in the Merger Agreement, all fees and expenses incurred in connection with the contemplated transactions will be paid by the party incurring such expense, whether or not the first Merger is consummated.
Reasonable Best Efforts
Each of Ikena and Inmagene has agreed to use reasonable best efforts to cooperate with the other and consummate the contemplated transactions in the most expeditious manner practicable. Each party will (i) promptly make all filings and other submissions and give all notices required to be made and given by such party to any governmental authority in connection with the contemplated transactions, (ii) use reasonable best efforts to obtain each consent (if any) required to be obtained by such party in connection with the contemplated transactions or for any such contract to remain in full force and effect, (iii) use reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the contemplated transactions and (iv) use reasonable best efforts to satisfy the conditions precedent to the consummation of the Merger Agreement described in further detail in the section of this registration statement titled “The Merger Agreement—Conditions to the Completion of the Merger.”
Termination
The Merger Agreement may be terminated prior to the first effective time:
•	by mutual written consent of Ikena and Inmagene;
•
by either Ikena or Inmagene if the Merger is not consummated by July 31, 2025 (the “End Date”); provided, however, that the Merger Agreement may not be terminated pursuant to this paragraph if Ikena’s or Inmagene’s action or failure to act has been a principal cause of the failure of the First Merger to occur on or before the End Date and such action or failure to act constitutes a breach of the Merger Agreement, provided, further, that either party may extend the End Date for an additional 60 calendar days in the event that the SEC has not declared this registration statement of which this proxy statement/prospectus forms a part effective by the date which is sixty (60) calendar days prior to the End Date;

•
by either Ikena or Inmagene if a court of competent jurisdiction or other governmental authority issues a final and nonappealable order, or takes any other action that permanently restrains, enjoins or otherwise prohibits the contemplated transactions;

•
by Ikena if the Required Inmagene Shareholder Vote has not been obtained within five business days of the registration statement of which this proxy statement/prospectus forms a part becoming effective; provided, however, that once the Required Inmagene Shareholder Vote has been obtained, Ikena may not terminate the Merger Agreement pursuant to this provision;

•
by either Ikena or Inmagene if the Ikena annual meeting (including any adjournments and postponements thereof) is held and completed and not all of (i) the issuance of Ikena common stock that represent (or are convertible into) more than 20% of the shares of Ikena common stock outstanding immediately prior to the Merger to the Inmagene shareholders in connection with the contemplated transactions, pursuant to the Nasdaq rules; (ii) the change of control of Ikena resulting from the Merger pursuant to the Nasdaq rules; (iii) the approval and adoption of the 2025 Plan and the ESPP; and (iv) if deemed necessary or appropriate by the parties or as otherwise required by applicable law, an amendment to Ikena’s certificate of incorporation to effect the reverse stock split or to approve an increase in the number of authorized shares of Ikena common stock are not approved by the Required Ikena Stockholder Vote; provided, however, that the right to terminate the Merger Agreement will not be available to Ikena where the failure to obtain such approval is caused by the action or failure to act of Ikena and such action or failure to act constitutes a material breach by Ikena of the Merger Agreement;

•
by Inmagene (prior to Ikena obtaining the Required Ikena Stockholder Vote) if any of the following circumstances (each of the following, referred to as an “Ikena triggering event”) occurs: (a) upon any Ikena board recommendation change or if Ikena board approves, endorses or recommends any acquisition proposal, (b) if Ikena enters into any contract relating to any acquisition proposal (other than an acceptable confidentiality agreement) or (c) upon Ikena’s willful and material breach of its non-solicitation covenants contained in the Merger Agreement;

•
by Ikena (prior to Inmagene obtaining the Required Inmagene Shareholder Vote) if any of the following circumstances (each of the following, referred to as an “Inmagene triggering event”) occurs: (a) upon any Inmagene board recommendation change or if Inmagene board approves, endorses or recommends any acquisition proposal, (b) if Inmagene enters into any contract relating to any acquisition proposal (other than an acceptable confidentiality agreement) or (c) upon Inmagene’s willful and material breach of its non-solicitation covenants contained in the Merger Agreement;

•
by Inmagene, upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement by Ikena or Merger Subs or if any representation or warranty of Ikena or Merger Subs becomes inaccurate, in either case, such that the closing conditions would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided that Inmagene is not then in material breach of any representation, warranty, covenant or agreement under the

Merger Agreement; provided, further, that if such inaccuracy in Ikena’s or Merger Subs’ representations and warranties or breach by Ikena or Merger Subs is curable by Ikena or Merger Subs, then the Merger Agreement will not terminate pursuant to this provision as a result of such particular breach or inaccuracy until the earlier of (a) the expiration of a 30-day period commencing upon delivery of written notice from Inmagene to Ikena or Merger Subs of such breach or inaccuracy and its intention to terminate or (b) Ikena or Merger Subs (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Inmagene to Ikena or Merger Subs of such breach or inaccuracy and its intention to terminate (it being understood that the Merger Agreement will not terminate as a result of such particular breach or inaccuracy if such breach by Ikena or Merger Subs is cured prior to such termination becoming effective);
•
by Ikena, upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement by Inmagene or if any representation or warranty of Inmagene becomes inaccurate, in either case, such that the closing conditions would not be satisfied as of the time of such breach or as of the time such representation or warranty will have become inaccurate; provided that Ikena is not then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement; provided, further, that if such inaccuracy Inmagene’s representations and warranties or breach by Inmagene is curable by Inmagene then the Merger Agreement will not as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Ikena to Inmagene of such breach or inaccuracy and its intention to terminate or (ii) Inmagene ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Inmagene to Ikena or Merger Subs of such breach or inaccuracy and its intention to terminate (it being understood that this Agreement will not terminate as a result of such particular breach or inaccuracy if such breach by Inmagene is cured prior to such termination becoming effective);

•
by Ikena, if the Required Inmagene Financials have not been provided by Inmagene to Ikena on or before March 31, 2025; provided, however, that the right to terminate the Merger Agreement pursuant to this termination right will only be available to Ikena if the action or failure to act (or the timing of such actions or failures) of Inmagene has been the principal cause of the failure to provide the Required Inmagene Financials on or before March 31, 2025; or

•	by Inmagene, if Ikena fails to make a validly requested term loan advance under the Loan Agreement within one Business Day of certain conditions of the Loan Agreement being satisfied.
The party desiring to terminate the Merger Agreement will give the other party written notice of such termination, specifying the provisions of the Merger Agreement pursuant to which such termination is made and the basis therefor described in reasonable detail.
Termination Fee
Ikena must pay Inmagene a termination fee of $5.0 million if the Merger Agreement is terminated:
•	by Inmagene because an Ikena triggering event has occurred, or
•
(a) by Ikena or Inmagene because of failure to close by the End Date or because of the failure to obtain the Required Ikena Stockholder Vote, or by Inmagene because Ikena or Merger Subs have breached any of their representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of Ikena or Merger Subs has become inaccurate, in either case such that the conditions to the completion of the Merger would not be satisfied as of the time of such breach or inaccuracy, subject to a 30-day cure period, (b) at any time after the date of the Merger Agreement and prior to the Ikena annual meeting an acquisition proposal with respect to Ikena has been publicly announced, disclosed or otherwise communicated to Ikena board (and has not been withdrawn) and (c) within nine months after the date of such termination, Ikena enters into a definitive agreement with respect to a Subsequent Transaction.

“Subsequent Transaction” means any acquisition transaction (with all references to 20% in the definition of acquisition transaction being treated as references to 50% for these purposes).
If the Merger Agreement is terminated by Inmagene because (a) an Ikena triggering event has occurred or (b) Ikena or Merger Subs has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of Ikena or Merger Subs has become inaccurate, in either case such that the conditions to the completion of the Merger would not be satisfied as of the time of such breach or inaccuracy, subject to a 30-day cure period, Ikena will reimburse Inmagene for all reasonable out-of-pocket fees and expenses incurred by Inmagene in connection with the contemplated transactions, up to a maximum of $1 million (credited against the payment of any termination fee), by wire transfer of same-day funds within five business days following the date on which Inmagene submits to Ikena true and correct copies of reasonable documentation supporting such expenses.
Inmagene must pay Ikena a termination fee of $4.5 million if the Merger Agreement is terminated:
•	by Inmagene because an Ikena triggering event has occurred, or
•
(a) by Ikena or Inmagene because of failure to close by the End Date or by Ikena because of the failure to obtain the Required Inmagene Shareholder Vote, or because Inmagene has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of Inmagene has become inaccurate, in either case such that the conditions to the completion of the Merger would not be satisfied as of the time of such breach or inaccuracy, subject to a 30-day cure period, (b) at any time after the date of the Merger Agreement and before obtaining the Required Inmagene Shareholder Vote, an acquisition proposal with respect to Inmagene has been publicly announced, disclosed or otherwise communicated to Inmagene board (and has not been withdrawn), and (c) within nine months after the date of such termination, Inmagene enters into a definitive agreement with respect to a Subsequent Transaction.

If the Merger Agreement is terminated by Ikena because an Inmagene triggering event has occurred or because Inmagene has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of Inmagene has become inaccurate, in either case such that the conditions to the completion of the Merger would not be satisfied as of the time of such breach or inaccuracy, subject to a 30-day cure period, Inmagene will reimburse Ikena for all reasonable out-of-pocket fees and expenses incurred by Ikena in connection with the contemplated transactions, up to a maximum of $1 million (credited against the payment of any termination fee), by wire transfer of same-day funds within five business days following the date on which Ikena submits to Inmagene true and correct copies of reasonable documentation supporting such expenses. Any expense reimbursement will be in addition to, and not reduce, the payment of a termination fee by Ikena, if applicable.
Amendment
The Merger Agreement may be amended at any time with the approval of Inmagene, Merger Subs and Ikena, except that after the Merger Agreement has been adopted and approved by a party’s stockholders, no amendment which by law requires further approval by the stockholders of that party will be made without such further stockholder approval.

AGREEMENTS RELATED TO THE MERGER
Support Agreements
Concurrently with the execution of the Merger Agreement, (i) certain shareholders of Inmagene (solely in their respective capacities as Inmagene shareholders) holding approximately 76.14% of the outstanding Inmagene shares have entered into the Inmagene support agreements to vote all of their Inmagene shares in favor of the adoption and approval of the Merger Agreement and the contemplated transactions and against any alternative acquisition proposals and (ii) certain stockholders of Ikena holding approximately 25.80% of the outstanding shares of Ikena common stock have entered into Ikena support agreements with Ikena and to vote all of their shares of Ikena common stock in favor of (i) the issuance of shares of Ikena common stock that represent (or are convertible into) more than 20% of the shares of Ikena common stock outstanding immediately prior to the Merger to the securityholders of Inmagene in connection with the contemplated transactions, pursuant to the Nasdaq rules, (ii) the change of control of Ikena resulting from the Merger pursuant to the Nasdaq rules, (iii) the approval and adoption of the 2025 Plan and the ESPP, and (iv) if deemed necessary or appropriate by the parties or as otherwise required by applicable law, an amendment to Ikena’s certificate of incorporation to effect the reverse stock split or to approve an increase in the number of authorized shares of Ikena common stock, and against any alternative acquisition proposals. The support agreements shall terminate if the Merger Agreement is terminated or if the board of directors or any committee of the board of either Ikena or Inmagene withholds, amends, withdraws or modifies its recommendation in a manner adverse to the other party or adopts, approves or recommends (or publicly proposes to adopt, approve or recommend) any other acquisition proposal.
Lock-Up Agreements
Concurrently with the execution of the Merger Agreement, certain executive officers, directors and greater than 5% stockholders of Inmagene have entered into Lock-Up Agreements pursuant to which, subject to specified exceptions, they have agreed not to transfer their shares of Ikena common stock (other than shares purchased in the Ikena concurrent financing) for the 180-day period following the second effective time. Concurrently with the closing, certain directors of Ikena who are continuing in such capacity will enter into Lock-Up Agreements.
The Inmagene shareholders who have executed Lock-Up Agreements as of February 28, 2025, owned in the aggregate, approximately 54.16% of the shares of Inmagene’s outstanding capital stock.
Subscription Agreements and Registration Rights Agreement
Concurrently with the execution and delivery of the Merger Agreement, Ikena entered into subscription agreements with the lead investor, Deep Track Master Fund, and certain other existing and new investors of Ikena, and certain existing investors of Inmagene, pursuant to which such investors have agreed to purchase Ikena common stock at a purchase price per share equal to the Aggregate Valuation divided by Post-Closing Ikena Shares, representing an aggregate purchase price of $75.0 million, in the Ikena concurrent financing. Pursuant to the subscription agreements with each of Omega Fund and OPI VI, each of whom are affiliated with current directors of Ikena, Omega Fund has agreed to purchase $8 million of shares of Ikena common stock and OPI VI has agreed to purchase $2.5 million of shares of Ikena common stock. The Ikena concurrent financing is expected to be consummated immediately following the second effective time. The closing of the Merger is conditioned on the subscription agreements being in full force and effect and providing for cash proceeds of not less than $50 million, which gross proceeds will be received by Ikena immediately prior to or immediately following the closing in accordance with the terms of the subscription agreements.
The subscription agreements contain customary representations and warranties of Ikena and also contain customary representations and warranties of the purchasers party thereto.
Each purchaser’s obligation to purchase shares of Ikena common stock from Ikena and Ikena’s obligation to sell the shares of Ikena common stock to each purchaser pursuant to the subscription agreements are subject to the satisfaction or waiver of certain conditions, including:
•
each of Ikena’s and the purchasers’ representations and warranties in the subscription agreements being true and correct in all material respects on and as of the closing date for the Ikena concurrent financing, subject to certain exceptions;

•
Ikena and each of the purchasers having performed and complied in all material respects with all covenants, agreements, obligations and conditions required to be performed or complied with by each of them;

•
in the case of the purchasers’ obligation to purchase shares of Ikena common stock, the purchase of and payment for the shares of Ikena common stock shall not be prohibited or enjoined by any law or governmental or court order or regulation, and no such prohibition shall have been threatened in writing;

•
in the case of the purchasers’ obligation to purchase shares of Ikena common stock, the delivery of a compliance certificate by the chief executive officer of Ikena, a customary certificate by the secretary of Ikena, and a customary opinion from counsel for Ikena;

•
in the case of the purchasers’ obligation to purchase shares of Ikena common stock, the Ikena common stock shall be listed on Nasdaq and shall have not been suspended as of the closing date for the Ikena concurrent financing by the SEC or Nasdaq, subject to certain exceptions, nor shall such suspension have been threatened;

•
in the case of the purchasers’ obligation to purchase shares of Ikena common stock, the Company having filed a notification form for the listing of the additional shares of Ikena common stock on Nasdaq, and Nasdaq shall not have objected to such notice and the transactions contemplated by the subscription agreements;

•	all registrations, qualifications, permits and approvals, if any, required under applicable state securities laws having been obtained;
•	the Merger becoming effective;
•	the purchasers shall purchase at least $50 million shares of Ikena common stock at the closing of the Ikena concurrent financing;
•	in the case of the purchasers’ obligation to purchase shares of Ikena common stock, the registration rights agreement having been executed and delivered to the purchasers;
•
in the case of the purchasers’ obligation to purchase shares of Ikena common stock, the directors and executive officers of Ikena who are continuing in such roles following the closing date of Ikena concurrent financing having executed and delivered a Lock-Up Agreement; and

•	in the case of the purchasers’ obligation to purchase shares of Ikena common stock, there shall not have occurred any material adverse effect that is continuing.
The subscription agreements may be changed, waived, discharged or terminated only by a written instrument executed by Ikena and the purchasers holding, or having the right to purchase at the closing of the Ikena concurrent financing, a majority of the shares purchased or to be purchased in the Ikena concurrent financing (the “requisite concurrent financing purchasers”), subject to certain exceptions. The subscription agreements may be terminated upon the earlier to occur of (i) such date and time that the Merger Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of Ikena and the requisite concurrent financing purchasers, (iii) if on the closing date of the Ikena concurrent financing, any of the closing conditions have not been satisfied waived, and, as a result thereof, the transactions contemplated by the subscription agreements are not consummated, and (iv) if the closing of the Ikena concurrent financing has not occurred by July 31, 2025 (as such date may be extended in accordance with the Merger Agreement as in effect on the date of the subscription agreements). Ikena will immediately contribute the proceeds from the Ikena concurrent financing to Merger Sub II (which Inmagene will be merged into) as a capital contribution to fund the development of IMG-007, Inmagene's anti-OX40 monoclonal antibody asset, and for working capital and general corporate purposes. The form of subscription agreement is filed as Exhibit 10.26 to the registration statement of which this proxy statement/prospectus is a part, and the foregoing description of the subscription agreements is qualified in its entirety by reference thereto.
The subscription agreements also provide that Ikena and the investors participating in the Ikena concurrent financing will enter into a registration rights agreement at the closing of the Ikena concurrent financing, pursuant to which, among other things, the combined company will agree to provide for the registration and resale of certain shares of Ikena common stock that are held by the investors participating in the Ikena concurrent financing from time to time pursuant to Rule 415.
Pursuant to the registration rights agreement, the combined company will agree to prepare and file a registration statement covering the resale of the Ikena common stock within 45 days of the closing of the Merger pursuant to Rule 415, and to use its commercially reasonable efforts to keep such registration statement continuously effective under the Securities Act until the earlier of (a) such time as all of the registrable securities covered thereby have been publicly sold, or (b) the date that all registrable securities covered thereby may be sold by non-affiliates without volume or manner-of-sale restrictions pursuant to Rule 144, and without the requirement for the combined company to be in compliance with the applicable current public information requirement under Rule 144.
The registration rights agreement also provides that the combined company will pay certain expenses relating to such registrations and indemnify the applicable securityholders against certain liabilities. The registration rights set forth in the registration rights agreement shall terminate in their entirety upon the earlier to occur of (a) the date that is three years from the date the registration statement is first declared effective by the SEC and (b) such time as there are no registrable securities. The form of registration rights agreement is attached as Exhibit A to the form of subscription agreement filed as Exhibit 10.26 to the registration statement of which this proxy statement/prospectus is a part, and the foregoing description of the registration rights agreement is qualified in its entirety by reference thereto.
Ikena Contingent Value Rights Agreement
Immediately prior to the first effective time, Ikena and the designated rights agent are expected to enter into the Ikena CVR Agreement, pursuant to which Ikena shareholders of record as of the close of business on the last business day prior to the day on which the first effective time occurs will receive one Ikena CVR for each outstanding share of Ikena common stock held by such stockholder on such date.
Pursuant to the Ikena CVR Agreement, each Ikena CVR holder will be entitled to certain rights to receive (i) 100% of the Ikena CVR Payments made to Ikena, such as milestone, royalty or earnout payments, received under any disposition agreements related to the Ikena CVR Assets, including pursuant to any out-license agreements, entered into prior to the closing date of the Merger Agreement and (ii) 90% of the net proceeds, if any, received by Ikena as a result of Ikena CVR Payments received under any disposition agreements related to the Ikena CVR Assets entered into during the Disposition Period. Such proceeds are subject to certain permitted deductions, including for applicable tax payments, certain expenses incurred by Ikena or its affiliates, and losses incurred or reasonably expected to be incurred by Ikena or its affiliates due to a third-party proceeding in connection with a disposition and certain wind-down costs.
During and following the Disposition Period, the combined company has no obligation to attempt to sell or dispose of the Ikena CVR Assets.
The Ikena CVR Payments, if any, will become payable to the designated rights agent for subsequent distribution to the Ikena CVR holders. In the event that no such proceeds are received during the CVR Term (as defined in the Ikena CVR Agreement), holders of the Ikena CVRs will not receive any payment pursuant to the Ikena CVR Agreement. There can be no assurance that any Ikena CVR holders will receive any Ikena CVR Payments.
The right to the contingent payments contemplated by the Ikena CVR Agreement is a contractual right only and is not transferable, except in the limited circumstances specified in the Ikena CVR Agreement. The Ikena CVRs are not evidenced by a certificate or any other instrument and are not registered with SEC. The Ikena CVRs do not have any voting or dividend rights and do not represent any equity or ownership interest in Ikena or any of its respective affiliates. No interest will accrue on any amounts payable in respect of the Ikena CVRs.
Inmagene Contingent Value Rights Agreement
Immediately prior to the first effective time, Ikena, Inmagene and the designated rights agent are expected to enter into the Inmagene CVR Agreement, pursuant to which Inmagene shareholders of record as of the close of business on the last business day prior to the day on which the first effective time occurs will receive one Inmagene CVR for each outstanding Inmagene share held by such shareholder on such date.
Pursuant to the Inmagene CVR Agreement, each Inmagene CVR holder will be entitled to certain rights to receive (i) 100% of the net proceeds, if any, received by Ikena as a result of contingent payments made to Ikena under any disposition agreement related to the programs and projects controlled by Inmagene any time prior to the closing date of the Merger (other than its anti-OX40 monoclonal antibody asset, IMG-007), which agreement is entered into prior to the closing of the Merger and (ii) 90% of the net proceeds, if any, received by Ikena as a result of Inmagene CVR Payments received under any disposition agreement related to the Inmagene CVR Assets entered into during the Disposition Period. Such proceeds are subject to certain permitted deductions, including for applicable tax payments, certain expenses incurred by Ikena or its affiliates, and losses incurred or reasonably expected to be incurred by Ikena or its affiliates due to a third-party proceeding in connection with a disposition.

During and following the Disposition Period, the combined company has no obligation to attempt to sell or dispose of the Inmagene CVR Assets.
The Inmagene CVR Payments, if any, will become payable to the designated rights agent for subsequent distribution to the Inmagene CVR holders. In the event that no such proceeds are received during the CVR Term, holders of Inmagene CVRs will not receive any payment pursuant to the Inmagene CVR Agreement. There can be no assurance that any Inmagene CVR holders will receive any Inmagene CVR Payments.
The right to the contingent payments contemplated by the Inmagene CVR Agreement is a contractual right only and is not transferable, except in the limited circumstances specified in the Inmagene CVR Agreement. The Inmagene CVRs are not evidenced by a certificate or any other instrument and are not registered with SEC. The Inmagene CVRs do not have any voting or dividend rights and do not represent any equity or ownership interest in Ikena, Inmagene or any of their respective affiliates. No interest will accrue on any amounts payable in respect of the Inmagene CVRs.
Loan and Security Agreement
On December 23, 2024, Ikena entered into the Loan Agreement with Inmagene, pursuant to which Ikena has agreed to lend to Inmagene up to $22.5 million, consisting of (i) a term loan of $7.5 million, which was funded in December 2024 and (ii) additional term loans in increments of $7.5 million, subject to certain drawdown conditions.
The Term Loan Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to 6.0% per annum, and may be prepaid at any time without premium or penalty. The Term Loan Advances shall be secured by all assets held or owned by Inmagene Biopharmaceuticals in respect of anti-OX40 monoclonal antibody asset, IMG-007. If the Merger Agreement is terminated, the Term Loan Advances shall mature and the Loan Agreement shall terminate on the date that is six months following the termination of the Merger Agreement. Upon consummation of the Merger, all Obligations (as defined in the Loan Agreement) shall be automatically forgiven and the Loan Agreement shall terminate. Any Term Loan Advances, including any interest accrued therewith, shall be added to Ikena’s net cash for purposes of the Merger Agreement, including the calculation of the Exchange Ratio and the closing conditions.
The Loan Agreement contains customary covenants that, among other things, restrict, subject to certain exceptions, the ability of Inmagene and its subsidiaries to grant liens on their assets, incur indebtedness, sell assets, engage in acquisitions, mergers or consolidations, or pay dividends and make other restricted payments. The Loan Agreement also contains certain customary affirmative covenants and events of default. The occurrence and continuance of an event of default after the termination of the Merger Agreement will enable Ikena to accelerate the loans.

IKENA EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE
Unless otherwise indicated or the context otherwise requires, references in this section to “Ikena,” the “Company,” “we,” “us,” “our” and other similar terms refer to Ikena and its subsidiaries.
Executive Officers
The following table identifies our executive officers, and sets forth their current positions at Ikena Oncology, Inc., and their ages as of February 28, 2025.

Name	Position Held with Ikena Oncology, Inc.	Officer Since	Age
Mark Manfredi, Ph.D.	President, Chief Executive Officer and Director	2017	54
Jotin Marango, M.D., Ph.D.	Chief Financial Officer, Chief Operating Officer, Head of Corporate Development and Treasurer	2022	45

You should refer to “Proposal No. 3—The Director Election Proposal—Directors Continuing in Office” for information about our Chief Executive Officer, Mark Manfredi, Ph.D. Biographical information for our other executive officer, as of February 28, 2025, is set forth below.
Jotin Marango, M.D., Ph.D. has served as our Chief Financial Officer and Head of Corporate Development since April 2022 and as our Chief Operating Officer since July 2024. Prior to this, he served as senior vice president, chief business officer at Aptose Biosciences Inc. (Nasdaq: APTO) from June 2019 to April 2022 and also as their chief financial officer from May 2021 to April 2022. Before that, from September 2017 to April 2019, Dr. Marango worked as an equity research analyst at Roth Capital Partners covering small and mid-cap biotechnology companies focused on hematology, oncology and rare diseases. Dr. Marango also served as chief operating officer at the Samuel Waxman Cancer Research Foundation from 2012 to 2015, where he oversaw venture philanthropy initiatives in therapeutic development. Through his education and career, Dr. Marango has solidified a passion for working in oncology and facilitating growth for businesses looking to make a difference in cancer research. Dr. Marango holds a B.A. in Chemistry with Honors from Harvard University and earned his M.D. and Ph.D. from the Mount Sinai School of Medicine of New York University.
Family Relationships and Arrangements
There are no family relationships between or among any of our directors or executive officers. The principal occupation and employment during the past five years of each of our directors and executive officers was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of Ikena. There is no arrangement or understanding between any of our directors or executive officers and any other person or persons pursuant to which he or she is to be selected as a director or executive officer.
There are no material legal proceedings to which any of our directors or executive officers is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us.
Director Nomination Process
Our nominating and corporate governance committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by the Ikena board and recommending such persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate.
The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by management, recruiters, members of the committee and the Ikena board. The qualifications, qualities and skills that our nominating and corporate governance committee believes must be met by a committee-recommended nominee for a position on the Ikena board are as follows:
•	Nominees should demonstrate high standards of personal and professional ethics and integrity.
•	Nominees should have proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment.

•	Nominees should have skills that are complementary to those of the existing board.
•	Nominees should have the ability to assist and support management and make significant contributions to our success.
•
Nominees should have an understanding of the fiduciary responsibilities that are required of a member of the Ikena board and the commitment of time and energy necessary to diligently carry out those responsibilities.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates. Any such recommendations should be submitted to our Corporate Secretary at our principal executive offices no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary of the date of the preceding year’s annual meeting and should include appropriate biographical and background material to allow the nominating and corporate governance committee to properly evaluate the potential director candidate and the number of shares of our stock beneficially owned by the stockholder proposing the candidate. Stockholder recommendations should be addressed to Ikena Oncology, Inc., 645 Summer Street, Suite 101, Boston, MA 02210, Attention: Corporate Secretary. Assuming that biographical and background material has been provided on a timely basis and includes appropriate information, any recommendations received from stockholders will be evaluated in the same manner as potential nominees proposed by the nominating and corporate governance committee. If the Ikena board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included on our proxy card for the next annual meeting of stockholders. Ikena stockholders also have the right under Ikena’s Bylaws to directly nominate director candidates. See the section of this proxy statement/prospectus titled “Stockholder Proposals” for a discussion of submitting stockholder proposals.
Director Independence
Our common stock is listed on Nasdaq. Under the Nasdaq listing rules, independent directors must comprise a majority of a listed company’s board of directors within 12 months from the date of listing. In addition, the Nasdaq listing rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent within 12 months from the date of listing. Audit committee members must also satisfy additional independence criteria, including those set forth in Rule 10A-3 under the Exchange Act, and compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under Nasdaq listing rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries, other than compensation for board service; or (2) be an affiliated person of the listed company or any of its subsidiaries.
In order to be considered independent for purposes of Rule 10C-1, the board of directors must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director, and whether the director is affiliated with the company or any of its subsidiaries or affiliates.
In March 2025, the Ikena board undertook a review of the composition of the Ikena board and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, the Ikena board has determined that Owen Hughes, Iain Dukes, D.Phil, Maria Koehler, M.D., David Bonita, M.D., Richard Wooster, Ph.D., Jean-François Formela, M.D. and Otello Stampacchia, Ph.D. are independent directors, including for purposes of Nasdaq and the SEC rules. In making that determination, the Ikena board considered the relationships that each director has with us and all other facts and circumstances the Ikena board deemed relevant in determining independence, including the potential deemed beneficial ownership of our capital stock by each director and respective affiliations, including non-employee directors that are affiliated with certain of our major stockholders. Mark Manfredi, Ph.D. is not an independent director under these rules because he is currently employed as the chief executive officer and president of our company.
Board Committees
The Ikena board has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operate pursuant to a charter adopted by the Ikena board. We believe that the composition and functioning of all of our committees comply with the applicable requirements of Nasdaq, the Sarbanes-Oxley Act of 2002 and SEC rules and regulations that are applicable to us.
The full text of our audit committee charter, compensation committee charter and nominating and corporate governance charter is posted on the investor relations portion of our website at www.ikenaoncology.com. We do not incorporate the information contained on, or accessible through, our corporate website into this proxy statement/prospectus, and you should not consider it a part of this proxy statement/prospectus.
Audit Committee
Jean-François Formela, M.D., Owen Hughes and Iain Dukes, D.Phil. currently serve on the audit committee, which is chaired by Mr. Hughes. The Ikena board has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined in the rules of the SEC and the applicable Nasdaq rules, and each has sufficient knowledge in financial and auditing matters to serve on the audit committee. The Ikena board has designated Mr. Hughes as an “audit committee financial expert,” as defined under the applicable rules of the SEC. During the fiscal year ended December 31, 2024, the audit committee met four times. The report of the audit committee is included in this proxy statement/prospectus under “Report of the Audit Committee.” The audit committee’s responsibilities include:
•	appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm;
•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;
•
reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;
•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•
recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;
•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;
•	reviewing quarterly earnings releases; and
•
reviewing our company’s information security and technology risks (including cybersecurity), including high-level review of the threat landscape facing our company and our company’s strategy to mitigate cybersecurity risks and potential breaches.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Compensation Committee
David P. Bonita, M.D., Jean-François Formela, M.D., and Owen Hughes currently serve on the compensation committee, which is chaired by Dr. Bonita. The Ikena board has determined that each member of the compensation committee is “independent” as defined in the applicable Nasdaq rules. During the fiscal year ended December 31, 2024, the compensation committee met four times. The compensation committee’s responsibilities include:
•	reviewing and approving the corporate goals and objectives relevant to the compensation of our chief executive officer;
•
evaluating the performance of our chief executive officer in light of such corporate goals and objectives and based on such evaluation, recommending to the Ikena board the compensation of our chief executive officer;

•	determining the compensation of our other executive officers and other company executives;
•	overseeing and administering our compensation and similar plans;
•
reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters and evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;

•	retaining and approving the compensation of any compensation advisors;
•	reviewing and approving the grant of equity-based awards;
•	reviewing and recommending to the Ikena board the compensation of our directors; and
•	preparing our compensation committee report if and when required by SEC rules, if and when required, to be included in our annual proxy statement.
Nominating and Corporate Governance Committee
David P. Bonita, M.D., Iain D. Dukes, D.Phil. and Otello Stampacchia, Ph.D. currently serve on the nominating and corporate governance committee, which is chaired by Dr. Stampacchia. The Ikena board has determined that each member of the nominating and corporate governance committee is “independent” as defined in the applicable Nasdaq rules. During the fiscal year ended December 31, 2024, the nominating and corporate governance committee did not meet. The nominating and corporate governance committee’s responsibilities include:
•	developing and recommending to the Ikena board criteria for board and committee membership;
•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;
•	reviewing the composition of the Ikena board to ensure that it is composed of members containing the appropriate skills and expertise to advise us;
•	identifying individuals qualified to become members of the Ikena board;
•	recommending to the Ikena board the persons to be nominated for election as directors and to each of the board’s committees;
•	reviewing and recommending to the Ikena board appropriate corporate governance guidelines; and
•	overseeing the evaluation of the Ikena board.
The nominating and corporate governance committee considers candidates for board membership suggested by its members and the chief executive officer. Additionally, in selecting nominees for directors, the nominating and corporate governance committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the Ikena board.
Identifying and Evaluating Director Nominees. The Ikena board is responsible for filling vacancies on the Ikena board and for nominating candidates for election by the Ikena stockholders each year in the class of directors whose term expires at the relevant annual meeting. The Ikena board delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the Ikena board, and of management, will be requested to take part in the process as appropriate.

Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the Ikena board. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the Ikena board approval to fill a vacancy or as director nominees for election to the Ikena board by the Ikena stockholders each year in the class of directors whose term expires at the relevant annual meeting.
Board Meetings and Director Attendance at the 2024 Annual Meeting of Stockholders
During the fiscal year ended December 31, 2024, the full Ikena board met 12 times.
Directors are responsible for attending the annual meeting of stockholders to the extent practicable. All members of the Ikena board attended our annual meeting of stockholders in 2024.
Policy on Trading, Pledging and Hedging of Ikena Securities
We have adopted an insider trading policy governing the purchase, sale and other dispositions of our securities by our directors, officers and employees that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the Nasdaq listing standards that are applicable to us. Our insider trading policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K, filed on March 6, 2025.
Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in Ikena securities. Our insider trading policy expressly prohibits derivative transactions of Ikena common stock by our executive officers, directors, employees, consultants and designated contractors. Our insider trading policy expressly prohibits purchases of any derivative securities that provide the economic equivalent of ownership.
Board Leadership Structure and Board’s Role in Risk Oversight
Owen Hughes is the current Chair of the Ikena board. We believe that separating the positions of chief executive officer and chair of the Ikena board allows our chief executive officer to focus on our day-to-day business, while allowing a chair of the board members to lead the Ikena board in its fundamental role of providing advice to and independent oversight of management. The Ikena board recognizes the time, effort and energy that the chief executive officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chair, particularly as the Ikena board’s oversight responsibilities continue to grow. While our bylaws and corporate governance guidelines do not require that our chair and chief executive officer positions be separate, the Ikena board believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance. Risk is inherent to every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations, strategic direction and intellectual property. Management is responsible for the day-to-day management of risks we face, while the Ikena board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Ikena board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
The role of the Ikena board in overseeing the management of our risks is conducted primarily through committees of the Ikena board, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees. The full Ikena board (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us and the steps we take to manage them. When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chair of the relevant committee reports on the discussion to the full Ikena board during the committee reports portion of the next board meeting. This enables the Ikena board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

IKENA EXECUTIVE AND DIRECTOR COMPENSATION
Unless otherwise indicated or the context otherwise requires, references in this section to “Ikena,” the “Company,” “we,” “us,” “our” and other similar terms refer to Ikena and its subsidiaries.
Executive Compensation
Ikena’s named executive officers for the year ended December 31, 2024 are:
•	Mark Manfredi, Ph.D., our President and Chief Executive Officer;
•	Jotin Marango, M.D., Ph.D., our Chief Financial Officer, Chief Operating Officer and Head of Corporate Development; and
•	Caroline Germa, M.D., our former Chief Medical Officer.
2024 Summary Compensation Table
The following table presents the compensation awarded to, earned by or paid to each of our named executive officers for the years indicated.

	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Mark Manfredi, Ph.D. President and Chief Executive Officer	2024	569,000	284,500	334,016	14,694	1,202,210
	2023	569,000	227,600	429,946	14,094	1,240,640
Jotin Marango, M.D., Ph.D. Chief Financial Officer, Chief Operating Officer and Head of Corporate Development	2024	456,133	353,000	701,248	813	1,511,194
	2023	431,400	144,951	205,202	769	782,322
Caroline Germa, M.D.(4) Former Chief Medical Officer	2024	418,590	450,000	656,815	14,471	1,539,875

(1)
Amounts represent discretionary cash bonuses earned in 2024 and 2023 and paid in 2025 and 2024, respectively, pursuant to the Company’s cash incentive plan based on the achievement of certain corporate and individual performance milestones. For Dr. Marango, the amounts also represents retention bonuses he received in 2024, in an amount equal to $82,500 paid to him in July 2024, and $82,500 paid to him upon the execution of the Merger Agreement. In addition, the amount reported for Dr. Germa also represent (i) a one-time “sign on bonus” of $150,000 that was paid during the 2024 fiscal year pursuant to her employment agreement, and (ii) a one-time retention bonus paid to Dr. Germa in 2024 in an amount equal to $100,000.

(2)
The amounts reported represent the aggregate grant date fair value of the stock option awards granted to the named executive officers during fiscal year 2024 and 2023, calculated in accordance with ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures. The assumptions used in calculating the grant date fair values of the awards reported in this column are set forth in the notes to our consolidated financial statements. The amounts reported in this column reflect the accounting cost for the stock options and does not correspond to the actual economic value that may be received upon exercise of the stock option or any sale of any of the underlying shares of common stock.

(3)
Amounts represent the Company’s matching contributions under its 401(k) plan and life insurance premiums paid. For calendar year 2024, the following amounts represent Company paid life insurance premiums: $848 for Dr. Manfredi, $813.26 for Dr. Marango, and $670 for Dr. Germa. The following amounts represent the Company’s matching contributions under its 401(k) plan: $13,800 for Dr. Manfredi, and $13,800 for Dr. Germa.

(4)
Dr. Germa commenced employment on February, 29, 2024, and her annual base salary was pro-rated accordingly for 2024. Dr. Germa’s target bonus was not pro-rated, consistent with the terms of her employment agreement. Dr. Germa’s employment with the Company terminated as of February 3, 2025.

Overview
Our board of directors and compensation committee review compensation annually for all employees, including our executives. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders, and a long-term commitment to the Company. We target a general competitive position, based on independent third-party benchmark analytics to inform the mix of compensation, base salary, bonus, or long-term incentives.

Our compensation committee discharges our board of directors’ responsibilities relating to compensation of our directors and executives, oversees the Company’s overall compensation structure, policies, and programs, and reviews our processes and procedures for the consideration and determination of director and executive compensation.
Base Salaries
Our named executive officers each receive a base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Base salaries are reviewed annually, typically in connection with our annual performance review process, approved by our board of directors or the compensation committee, and may be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, and experience.
For fiscal year 2024, the annual base salary for each of Dr. Manfredi, Dr. Marango and Dr. Germa were $569,000, $444,400 and $500,000, respectively. On July 8, 2024, our board of directors approved the increase of Dr. Marango’s salary to $470,000 in connection with his appointment as Chief Operating Officer, which became effective on July 15, 2024.
Bonuses
For the fiscal year ended December 31, 2024, each named executive officer was eligible to earn an annual discretionary cash bonus based on the achievement of certain corporate and individual performance milestones. The target annual bonus for each of Dr. Manfredi, Dr. Marango and Dr. Germa, for the fiscal year ended December 31, 2024 were 50%, 40%, and 40% of annual base salary, respectively. With respect to the fiscal year ended December 31, 2024, our compensation committee approved a payout of cash bonuses in an amount of 100% of target for each of the named executive officers.
In July 2024, we entered into Retention Agreements with each of our named executive officers. Pursuant to his Retention Agreement, Dr. Manfredi is eligible to receive a one-time discretionary bonus of $300,000 paid upon the closing of a material transaction involving the Ikena. Dr. Marango’s Retention Agreement provides for payment of his retention bonus in three installments, with $82,500 paid on July 15, 2025, $82,500 paid at the time of the signing of the Merger Agreement, and a final payment of $85,000 upon the closing of a material transaction involving Ikena (including the Merger). Pursuant to Dr. Germa’s Retention Agreement, she received a retention bonus amount of $100,000, $33,300 of which was paid on July 15, 2024, and the remainder $66,700 was paid upon the successful completion of certain pre-established activities, as determined by Dr. Manfredi.
In order to be eligible to receive the retention bonus, each executive officer must be actively employed on the scheduled pay date; provided, however, that should we choose to terminate the executive’s employment earlier, and provided such termination does not arise out of a violation of our Code of Business Conduct and Ethics, the remaining amount would be paid in full on the date that such termination became effective.
On January 10, 2025, our board of directors approved amendments to our the Retention Agreements with Dr. Manfredi and Dr. Marango to provide that, in addition to the existing payment terms above, each of Dr. Manfredi and Dr. Marango will be entitled to receive their retention bonuses upon a termination (i) occurring for any reason after the Initial Filing so long as such individual remained employed through the date of the Initial Filing with the SEC or (ii) by us without cause prior to the Initial Filing.
Equity Compensation
Our equity grant program is intended to align the interests of our named executive officers with those of our stockholders and to motivate them to make important contributions to our performance. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. These equity awards are a key aspect of our compensation philosophy and serve to align the interests of our executive officers with our stockholders, as they are tied to future increases in the value of our stock. Further, we believe that equity awards with a time-based vesting feature promote retention because this feature incentivizes our named executive officers to remain in our employment during the vesting period. In 2024, we granted stock options to each of our named executive officers, as reflected in the “Outstanding Equity Awards at 2024 Fiscal Year End Table” below.

Perquisites
We generally do not provide perquisites to our executive officers, including our named executive officers.
Ikena Oncology, Inc. 401(k) Plan
We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. We make a 401(k) employer matching contribution of 4% of an employee’s elective deferral up to 6% of the employees eligible compensation up to a maximum matching contribution of $13,800 per year. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. Our 401(k) plan is intended to qualify for favorable tax treatment under Section 401(a) of the Code, and contains a cash or deferred feature that is intended to meet the requirements of Section 401(k) of the Code. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
Executive Employment Arrangements
Dr. Mark Manfredi
In March 2021, we entered into the Manfredi Agreement with Dr. Manfredi. In the event that Dr. Manfredi’s service with us is terminated without “cause” or for “good reason” (in each case, as defined in the Manfredi Agreement), on or within 12 months after the closing of a “change in control” (as defined in the Manfredi Agreement), Dr. Manfredi will be entitled to the following severance benefits, subject to Dr. Manfredi executing a separation agreement and it becoming effective, (i) a lump-sum payment equal to 1.5 times the sum of (a) Dr. Manfredi’s then-current base salary or the base salary in effect immediately prior to the change in control, if higher, plus (b) Dr. Manfredi’s annual target bonus for the then-current year; (ii) immediate acceleration of all time-based stock options and other stock-based awards subject to time-based vesting held by Dr. Manfredi, effective as of the later of the date of termination or the effective date of the separation agreement and release; and (iii) up to 18 months of the employer portion of COBRA premium payments.
In the event that Dr. Manfredi’s service with us is terminated without “cause” or for “good reason” (in each case, as defined in the Manfredi Agreement), other than in connection with a “change in control,” Dr. Manfredi would be entitled to the following severance benefits, subject to Dr. Manfredi executing a separation agreement and release and it becoming effective: (i) payments equal to 12 months of Dr. Manfredi’s then-current base salary and (ii) up to 12 months of the employer portion of COBRA premium payments.
On January 10, 2025, our board of directors approved an amendment to the Manfredi Agreement which provides for certain additional benefits to Dr. Manfredi upon termination in the event that his employment is terminated without “cause” or he resigns for any reason during the “change in control period” (in each case, as defined in the Manfredi Agreement). Under such circumstances, all time-based stock options and awards held by Dr. Manfredi will accelerate as of the later of the date of his termination or a “change in control” (the “Manfredi Accelerated Vesting Date”). The termination or forfeiture of any unvested stock options or awards will also be delayed until the Manfredi Accelerated Vesting Date if such awards do not otherwise vest pursuant to a separation agreement and release.
Dr. Jotin Marango
In April 2022, we entered into the Marango Agreement with Dr. Marango. In the event that Dr. Marango’s service with us is terminated “without cause” or for “good reason” (in each case, as defined in the Marango Agreement), on or within 45 days immediately preceding or 12 months after the closing of a “change in control” (as defined in the Marango Agreement), Dr. Marango will be entitled to the following severance benefits, subject to Dr. Marango executing a separation agreement and it becoming effective, (i) a lump-sum payment equal to the sum of (a) Dr. Marango’s then-current base salary or the base salary in effect immediately prior to the “change in control,” if higher, plus (b) Dr. Marango’s annual target bonus for the then-current year or the target bonus in effect immediately prior to the “change in control,” if higher; and (ii) up to 12 months of the employer portion of COBRA premium payments.
In the event that Dr. Marango’s service with us is terminated without “cause” or for “good reason” (in each case, as defined in the Marango Agreement), other than in connection with a “change in control” (as defined in the

Marango Agreement), Dr. Marango will be entitled to the following severance benefits, subject to Dr. Marango executing a separation agreement and release and it becoming effective: (i) a lump-sum payment equal to nine months of Dr. Marango’s then-current base salary and (ii) up to 9 months of the employer portion of COBRA premium payments.
On January 10, 2025, our board of directors approved an amendment to the Marango Agreement which provides for certain additional benefits to Dr. Marango upon termination in the event that his employment is terminated by us without “cause” or Dr. Marango resigns for any reason during the “change in control period” (in each case, as defined in the Marango Agreement). Under such circumstances, all time-based stock options and awards held by Dr. Marango will accelerate as of the Marango Accelerated Vesting Date. The termination or forfeiture of any unvested stock options or awards will also be delayed until the Marango Accelerated Vesting Date if such awards do not otherwise vest pursuant to a separation agreement and release.
Dr. Caroline Germa
In February 2024, we entered into the Germa Agreement with Dr. Germa. In the event that Dr. Germa’s service with us is terminated “without cause” or for “good reason” (in each case, as defined the Germa Agreement), on or within three months preceding or 12 months after the closing of a “change in control” (as defined in the Germa Agreement), Dr. Germa will be entitled to the following severance benefits, subject to Dr. Germa executing a separation agreement and it becoming effective, (i) a lump sum payment equal to the sum of (a) 15 months of Dr. Germa’s then-current base salary or the base salary in effect immediately prior to the “change in control,” if higher, plus (b) Dr. Germa’s annual target bonus for the then-current year or the target bonus in effect immediately prior to the “change in control,” if higher, (ii) immediate acceleration of all time-based stock options and other stock-based awards subject to time-based vesting held by Dr. Germa, effective as of the later of the date of termination or the effective date of the separation agreement and release, and (iii) up to 15 months of the employer portion of COBRA premium payments.
In the event that Dr. Germa’s service with us is terminated without “cause” or for “good reason” (in each case, as defined in the Germa Agreement), other than in connection with a “change in control” (as defined in the Germa Agreement), Dr. Germa will be entitled to the following severance benefits, subject to Dr. Germa executing a separation agreement and release and it becoming effective: (i) payment equal to 12 months of Dr. Germa’s then-current base salary, (ii) immediate acceleration of the portion of Dr. Germa’s unvested time-based equity awards that would become vested had Dr. Germa maintained a continuous service relationship through the first anniversary of the date of termination, and (iii) up to 12 months of the employer portion of COBRA premium payments.
Upon the occurrence of a change of control, all payments and benefits received by the executive officers in connection with a change of control that constitute “excess parachute payments” under Section 280G of the Code will be subject to a modified economic cutback treatment such that the “excess parachute payments” to be received by the executive will either be (i) paid in full or (ii) reduced below such executive officer’s threshold amount under Section 280G of the Code in order to avoid triggering the excise tax that would otherwise be payable on such “excess parachute payment” amounts.
Dr. Germa entered into the Germa Separation Agreement with the Company on February 13, 2025. Pursuant to the terms of the Germa Separation Agreement, Dr. Germa’s employment terminated effective February 3, 2025, and in exchange for a general release of claims, she became entitled to receive (i) a lump sum payment in an amount equal to 12 months of her base salary, (ii) up to 12 months of the employer portion of COBRA premium payments, and (iii) immediate acceleration of the portion of her outstanding unvested time-based equity awards that would have become vested had she maintained a continuous service relationship through the first anniversary of the date of her separation (or the effective date of her separation agreement, if later). In addition, the Germa Separation Agreement provides that in the event a “change in control” occurs within three months of her separation date, she would be eligible for the additional payments set forth in the Germa Agreement, as described above.
Dr. Germa entered into a consulting agreement with the Company on February 4, 2025, pursuant to which she agreed to provide consulting, advisory and related services to and for the Company until July 31, 2025. Pursuant to such agreement, Dr. Germa will receive a consulting fee of $600 per hour (not to exceed 40 hours per month without prior approval of the Company) and shall continue to earn and vest on her stock option awards. The consulting agreement can be terminated by either party upon not less than 30 days notice.

Compensation Risk Assessment
We believe that although a portion of the compensation provided to our executive officers and other employees is performance-based, our executive compensation program does not encourage excessive or unnecessary risk taking. This is primarily due to the fact that our compensation programs are designed to encourage our executive officers and other employees to remain focused on both short-term and long-term strategic goals, in particular in connection with our pay-for-performance compensation philosophy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.
Outstanding Equity Awards at Fiscal 2024 Year-End
The following table sets forth information regarding outstanding equity awards held by our named executive officers as of the end of fiscal year 2024:

	Option Awards(1)
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable(2)	Number of Securities Underlying Unexercised Options Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexcercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Mark Manfredi, Ph.D.	—	95,305	—	—	1.15	8/23/2026
	—	158,843	—	—	2.93	2/19/2028
	—	151,279	—	—	2.15	12/17/2028
	—	204,529	—	—	4.15	3/19/2029
	2/12/2021	890,660	38,726	—	7.87	2/11/2031
	1/1/2022	174,197	64,703	—	9.76	2/2/2032
	1/1/2023	105,416	114,584	—	2.62	1/2/2033
	1/1/2024	—	320,000	—	1.36	1/31/2034
Jotin Marango, M.D., Ph.D.	4/25/2022	264,799	132,400	—	5.88	4/24/2032
	1/1/2023	50,312	54,688	—	2.62	1/2/2033
	1/1/2024	—	181,000	—	1.36	1/31/2034
	—	—	—	400,000	1.70	7/14/2034
Caroline Germa, M.D.	2/29/2024	120,645(3)	458,455	—	1.47	2/28/2034

(1)
Each of the outstanding equity awards in the table above that was granted prior to our initial public offering in March 2021 was granted pursuant to our 2016 Stock Incentive Plan, as amended (“2016 Plan”). Each of the outstanding equity awards listed in the table above is subject to accelerated vesting in the event of certain terminations following a change in control, as described above in the “Executive Employment Arrangements” section.

(2)
Unless otherwise noted, all options in the table above vest as follows: 25% of the total shares underlying the option vest on the first anniversary date of the vesting commencement date and the remainder vest over the next three years in equal monthly installments on the last day of each succeeding calendar month (with the option becoming fully vested on the fourth anniversary of the vesting commencement date), subject to continued service to us through the applicable vesting date.

(3)
Option vests as follows: 12.5% of the total shares underlying the option vest on the six month anniversary date of the vesting commencement date and the remainder vest over the next three and a half years in equal monthly installments on the last day of each succeeding calendar month (with the option becoming fully vested on the fourth anniversary of the vesting commencement date), subject to continued service to us through the applicable vesting date.

Director Compensation
The following table presents the total compensation for each person who served as a non-employee member of our board of directors and received compensation for such service during fiscal year 2024. Other than as set forth in the table below, we did not pay any compensation, make any additional equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our board of directors in fiscal year 2024. Directors who also serve as employees received no additional compensation for their service as directors. During fiscal year 2024, Mark Manfredi, Ph.D., our President and Chief Executive Officer, was a member of our board of directors, as well as an employee, and received no additional compensation for his services as a director. See the section titled “2024 Summary Compensation Table” for more information about his compensation in fiscal year 2024.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
David Bonita, M.D.	49,000	23,337	72,337
Iain Dukes, D.Phil.	46,500	23,337	69,837
Jean-François Formela, M.D.	47,500	23,337	70,837
Otello Stampacchia, Ph.D.	43,000	23,337	66,337
Maria Koehler, M.D., Ph.D.	35,000	23,337	58,337
Richard Wooster, Ph.D.	35,000	23,337	58,337
Owen Hughes	85,000	23,337	108,337

(1)
The amounts reflect the grant date fair value of stock options granted in 2024 in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification Topic 718, Compensation–Stock Compensation, or ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-based vesting conditions. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our consolidated financial statements. The amounts reported in this column reflect the accounting cost for these stock options and do not correspond to the actual economic value that may be received by our non-employee directors upon the exercise of such options.

(2)	Non-employee directors who served on our board of directors during 2024 had the following stock options outstanding as of December 31, 2024 and held no shares of restricted stock:

Name	Aggregate Number of Shares Subject to Stock Options
David Bonita, M.D.	61,878
Iain Dukes, D.Phil.	308,298
Jean-François Formela, M.D.	61,878
Otello Stampacchia, Ph.D.	61,878
Maria Koehler, M.D., Ph.D.	88,716
Richard Wooster, Ph.D.	77,659
Owen Hughes	70,080

Non-Employee Director Compensation Policy
In December 2022, the compensation committee recommended, and the board of directors approved, pursuant to recommendations from our retained compensation consultant, Aon Radford, based on benchmarking against peer companies, an amended and restated non-employee director compensation policy, which became effective on December 15, 2022. The table below depicts the compensation elements of our Amended and Restated Non-Employee Director Compensation Policy:

Annual Retainer for Board Membership
Annual service on the Board of Directors	$35,000
Additional Annual Retainer for Committee Membership
Annual service as member of the Audit Committee (other than Chair)	$7,500
Annual service as Chair of the Audit Committee	$15,000
Annual service as member of the Compensation Committee (other than Chair)	$5,000

Annual service as Chair of the Compensation Committee	$10,000
Annual service as member of the Nominating and Corporate Governance Committee (other than Chair)	$4,000
Annual service as Chair of the Nominating and Corporate Governance Committee	$8,000
Additional Annual Retainer for Non-Executive Chair of the Board
Annual service as Chair of the Board of Directors	$30,000

Under our Amended and Restated Non-Employee Director Compensation Policy, upon initial election to our board of directors, each non-employee director will be granted an option to purchase 35,040 shares of our common stock, referred to herein as the Initial Grant. Furthermore, our Amended and Restated Non-Employee Director Compensation Policy provides that, on the date of each of our annual meeting of stockholders, each non-employee director who will continue as a non-employee director following such meeting will be granted an annual option to purchase 17,520 shares of our common stock, referred to herein as the Annual Award. Each Annual Award vests in full on the earlier of (i) the first anniversary of the grant date or (ii) our next annual meeting of stockholders, subject to such director’s continued service to us through the applicable vesting date, unless otherwise determined by our board of directors. The Initial Grants vest in equal annual installments over three years from the date of grant, subject to such director’s continued service to us through the applicable vesting dates. Such awards are subject to full accelerated vesting upon the sale of the Company, subject to such director’s continued service to us through the date of such sale. In addition, aggregate amount of cash and equity compensation paid to any non-employee director in a calendar year may not exceed $1 million for the first year of service, and $750,000 for each year of service thereafter (or such other limits as may be set forth in our 2021 Stock Option and Incentive Plan (“2021 Plan”) or any similar provision of a successor plan). The above-described cash retainers are paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter. No additional compensation is paid for attending individual meetings of the board of directors. Employee directors receive no additional compensation for their service as a director. We reimburse all reasonable out-of-pocket expenses incurred by directors for their attendance at meetings of our board of directors or any committee thereof. In addition, on January 10, 2025, our board of directors approved additional retainer payments to the Chairman of the Board, Owen Hughes in the amount of $300,000, with $100,000 paid immediately and $200,000 to be paid at the closing of the Merger.

INMAGENE EXECUTIVE AND DIRECTOR COMPENSATION
This section provides an overview of Inmagene’s executive compensation programs as they relate to the executive officers named below who, with the exception of Dr. Wang, are expected to become executive officers of the combined company (“named executive officers”), including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.
•	Jonathan Jian Wang, Ph.D., MBA, Inmagene Chief Executive Officer and Director;
•	Yufang Lu, M.D., Ph.D., Inmagene Chief Medical Officer; and
•	Erin Butler, Inmagene Vice President, Finance and Administration
2024 Summary Compensation Table
The following table presents all of the compensation awarded to or earned by or paid to Inmagene’s named executive officers during the fiscal years ended December 31, 2024 and 2023.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Jonathan Jian Wang, Ph.D., MBA(4) Chief Executive Officer	2024	477,000	―	―	143,100	6,566	626,666
	2023	471,375	―	―	135,000	2,856	610,356
Yufang Lu, M.D., Ph.D.(5) Chief Medical Officer	2024	442,800	―	342,441	129,602	15,959	930,802
	2023	363,323	―	1,440,547	115,516	12,371	1,931,757
Erin Butler(6) Vice President, Finance and Administration	2024	300,000	―	―	79,772	12,371	392,143
	2023	62,500	―	118,878	18,986	88	200,452

(1)
The amounts reported represent the aggregate grant date fair value of the share option awards granted during the years ended December 31, 2023 and 2024, respectively, calculated in accordance with FASB ASC 718 for share-based compensation transactions. The assumptions used in calculating the grant date fair value of the share options reported in this column are set forth in Note 9 to Inmagene’s consolidated financial statements for the years ended December 31, 2023 and 2024, respectively, included elsewhere in this proxy statement/prospectus. These amounts do not correspond to the actual economic value that may be received by Inmagene’s named executive officers upon the exercise of the share options or any sale of the underlying ordinary shares.

(2)
Represents performance-based cash bonuses earned in the applicable fiscal year and paid in the following fiscal year. See “—Non-Equity Incentive Plan Compensation” below for a description of the material terms of the program pursuant to which this compensation was awarded.

(3)
Represents (i) matching employer contributions to a 401(k) plan equal to $4,760 for Dr. Wang, $13,187 for Dr. Lu, and $11,741 for Ms. Butler during the year ended December 31, 2024, and (ii) life insurance premiums paid by Inmagene on behalf of its named executive officers.

(4)	Dr. Wang also serves as a member of the Inmagene board but does not receive any additional compensation for his service as a director.
(5)	Dr. Lu commenced employment with Inmagene as Chief Medical Officer in February 2023.
(6)	Ms. Butler commenced employment with Inmagene as Vice President, Finance and Administration in October 2023.
Narrative Disclosure to Summary Compensation Table
The Inmagene board reviews compensation annually for all employees, including its named executive officers. In making compensation determinations, Inmagene considers compensation for comparable positions in the market, individual performance as compared to its expectations and objectives, its desire to motivate its employees to achieve short- and long-term results that are in the best interests of its shareholders and a long-term commitment to its company.
The Inmagene board has historically determined its executive officers’ compensation and has typically reviewed and discussed management’s proposed compensation with its chief executive officer for all executives other than its chief executive officer. Based on those discussions and its discretion, its board of directors then approved the compensation of each executive officer. Following the completion of this Merger, the compensation committee will determine its executive officers’ compensation in accordance with the terms of its written charter.
Annual Base Salary
Base salaries for Inmagene executive officers are initially established through arm’s-length negotiations at the time of the executive officer’s hiring, taking into account such executive officer’s qualifications, experience, the scope of such executive officer’s responsibilities and competitive market compensation paid by other companies for similar positions within the industry and geography. Base salaries are reviewed periodically, typically in connection with Inmagene’s annual review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, experience and adjustments to reflect cost of living increases. In making decisions regarding salary increases, Inmagene may also draw upon the experience of members of the Inmagene board with executives at other companies.
The 2024 annual base salaries for Inmagene’s named executive officers are set forth in the table below:

Name	Base Salary ($)
Jonathan Jian Wang, Ph.D., MBA	477,000
Yufang Lu, M.D., Ph.D.	444,960
Erin Butler	300,000

Non-Equity Plan Compensation
In addition to base salaries, the named executive officers are eligible to receive annual performance-based cash bonuses, which are designed to provide appropriate incentives to our executives to achieve defined annual corporate goals and to reward our executives for individual achievement towards these goals. The performance-based bonus generally is based on the extent to which we achieved the specified corporate goals that our board of directors established. After the end of the year, the board of directors review our performance against the established corporate goals and approve the extent to which we achieved such goals.
Under the terms of the offer letter agreements described below, Dr. Wang, Dr. Lu, and Ms. Butler were all eligible to receive an annual performance-based bonus for 2024 equal to, at target, 30% of earned salary based on our achievement of certain performance goals.
The annual performance-based bonus opportunities are based on personal performance and the extent to which we achieved corporate goals relating to capital raising, partner and grant funding and progress with clinical development for the fiscal years ending December 31, 2023 and 2024. The corporate goals were established so that target attainment is not assured. Instead, our executives are required to demonstrate significant effort, dedication, and achievement to attain payment for performance at target or above.
In February 2025, the Inmagene board reviewed performance results against the corporate goals, along with individual performance, and approved to authorize payout for the 2024 performance-based bonuses. As a result, the named executive officers received the following performance-based bonuses for 2024: Dr. Wang – $143,100; Dr. Lu – $129,602 and Ms. Butler – $79,772. These amounts are listed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
Equity-Based Incentive Awards
Inmagene’s equity award program is the primary vehicle for offering long-term incentives to its executive officers. Inmagene believes that equity awards provide its executives with a strong link to its long-term performance, creates an ownership culture and helps to align the interests of its executives and its shareholders. To date, Inmagene has used share option grants for this purpose because it believes they are an effective means by which to align the long-term interests of its executive officers with those of its shareholders. Inmagene believes that its equity awards are an important retention tool for its executive officers, as well as for its other employees. Grants to its executive officers and other employees have historically been made at the discretion of the Inmagene board and chief executive officer and are not made at any specific time period during a year.
Vesting of equity awards are generally tied to continuous services and serves as an additional retention measure. Our executives may have been awarded an initial new hire grant upon commencement of service and may have received additional grants, as the Inmagene board deemed appropriate, in order to incentivize and/or reward such executives.

Outstanding Equity Awards as of December 31, 2024
The following table provides information regarding outstanding equity awards held by Inmagene’s named executive officers as of December 31, 2024.

			Option Awards(1)(2)
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price Per Share ($)	Option Expiration Date
Jonathan Jian Wang, Ph.D., MBA	—	—	—	—	—	—
Yufang Lu, M.D., Ph.D.	2/27/2023	2/27/2023	—	12,500,000(3)	0.0876	2/26/2033
	7/14/2023	7/14/2023	—	9,000,000(4)	0.014	7/13/2033
	3/21/2024	3/21/2024	—	1,505,000(3)	0.014	3/20/2034
	6/14/2024	6/14/2024	—	2,000,000(3)	0.014	6/13/2034
Erin Butler	10/16/2023	10/16/2023	—	1,250,000(3)	0.014	10/16/2033

(1)	All of the option awards were granted under the 2019 Plan, the terms of which plan are described below under “—Equity Benefit Plans—2019 Stock Incentive Plan.”
(2)
Vested option awards are exercisable upon the consummation of (i) an initial public offering (“IPO”) of the Company, (ii) a Corporate Transaction (as defined in the 2019 Plan), or (ii) a Change in Control, unless approved the Administrator.

(3)
Share option awards vest over a period of four years with 25% of the shares underlying the option vesting on the one-year anniversary of the vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to continued service through each vesting date.

(4)
5,000,000 shares shall vest in four years, of which 25% percent shall vest on July 1, 2024 and 1/48th of the shares vesting on a monthly basis thereafter. 1,000,000 shares shall vest at the end of the first anniversary following Dr. Lu’s physical move to San Diego, her living in San Diego and working in Inmagene’s San Diego office on a full-time basis (“Qualified Move”). The remaining 3,000,000 shares shall vest in equal annual installments over the following three years after the first anniversary of a Qualified Move to San Diego.

Awards held by certain of Inmagene named executive officers are eligible for accelerated vesting under specified circumstances. Please see the subsection titled “—Potential Payments and Benefits Upon Termination or Change in Control” below for a description of such potential acceleration.
Employment Agreements
Below are descriptions of Inmagene’s employment arrangements with its named executive officers. For a discussion of the severance pay and other benefits to be provided in connection with a termination of employment and/or a change in control under the arrangements with its named executive officers, see the subsection titled “—Potential Payments and Benefits upon Termination or Change in Control” below. The employment of each of Inmagene’s named executive officers is “at will” and may be terminated at any time.
Jonathan Jian Wang, Ph.D., MBA. On December 26, 2022, Inmagene and Dr. Wang entered into an offer letter, pursuant to which he was entitled to an initial annual base salary of $330,000 and an annual target performance bonus of 30% of his annual base salary based on achievement of certain performance objectives.
Yufang Lu, M.D., Ph.D. On December 11, 2022, Inmagene and Dr. Lu entered into an offer letter, pursuant to which she was entitled to an initial base salary of $432,000 and an annual target performance bonus of 30% of her annual base salary based on achievement of certain performance objectives. In addition, Dr. Lu was granted an option to purchase 12,500,000 Inmagene ordinary shares under the 2019 Plan which vest over a period of four years with 25% of the shares underlying the option vesting on the one-year anniversary of the vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to continued service through each vesting date.
Erin Butler. On October 11, 2023, Inmagene and Ms. Butler entered into an offer letter, pursuant to which she was entitled to an initial annual base salary of $300,000 and an annual target performance bonus of 30% of her annual base salary based on achievement of certain performance objectives. In addition, Ms. Butler was granted an option to purchase 500,000 Inmagene ordinary shares under the 2019 Plan which vest over a period of four years with 25% of the shares underlying the option vesting on the one-year anniversary of the vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to continued service through each vesting date.
Potential Payments and Benefits upon Termination or Change in Control
Regardless of the manner in which a named executive officer’s service terminates, each named executive officer is entitled to receive amounts earned during his term of service, including unpaid salary.
Dr. Wang. On March 6, 2025, Inmagene and Dr. Wang entered into a severance rights agreement. Under the terms of the agreement, if Dr. Wang is terminated without cause or resigns for good reason (in each case as defined in the agreement), then he will be entitled to severance payments equal to ten months of continued base salary, employer paid medical benefits for up to ten months following termination, and additionally, if such termination or resignation occurs upon or within 12 months of a change in control, full acceleration of his equity awards, provided that in either case, he executes an effective release of claims.
Dr. Lu. On October 8, 2024, Inmagene and Dr. Lu entered into a severance rights agreement. Under the terms of the agreement, if Dr. Lu is terminated without cause or resigns for good reason (in each case as defined in the agreement), then she will be entitled to severance payments equal to six months of continued base salary, employer paid medical benefits for up to six months following termination, and additionally, if such termination or resignation occurs upon or within 12 months of a change in control, full acceleration of her equity awards, provided that in either case, she executes an effective release of claims.
Ms. Butler. On October 21, 2024, Inmagene and Ms. Butler entered into a severance rights agreement. Under the terms of the agreement, if Ms. Butler is terminated without cause or resigns for good reason (in each case as defined in the agreement), then she will be entitled to severance payments equal to four months of continued base salary, employer paid medical benefits for up to six months following termination, and additionally, if such termination or resignation occurs upon or within 12 months of a change in control, full acceleration of her equity awards, provided that in either case, she executes an effective release of claims.
Inmagene’s named executive officers’ share options granted prior to this Merger are subject to the terms of the 2019 Plan; a description of the termination and change in control provisions in the 2019 Plan and options granted thereunder is provided below under “—Equity Benefit Plans —2019 Stock Incentive Plan.”
Retirement Benefits
Inmagene maintains a tax-qualified 401(k) retirement plan that provides eligible U.S. employees, including the named executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Pursuant to the terms of such 401(k) plan, each participant may contribute a portion of his or her eligible compensation or the statutory limit, which was $23,000 for calendar year 2024. Participants who are 50 years old or older can also make “catch-up” contributions, which in calendar year 2024 was up to an additional $7,500, above the statutory limit. Participant contributions are held and invested, pursuant to the participant’s instructions, by the plan’s trustee. During 2024, we provided matching contributions of $4,760 to Dr. Wang, $13,187 to Dr. Lu, and $11,741 to Ms. Butler.
Inmagene does not maintain, and none of the Inmagene named executive officers is eligible to participate in, any defined benefit pension plan or nonqualified deferred compensation plan. The Inmagene board may elect to provide Inmagene’s officers, including the named executive officers, and other employees with additional benefits in the future if it determines that doing so is in Inmagene’s best interests.
Other Compensation and Benefits
All of Inmagene’s current named executive officers are eligible to participate in its employee benefit plans, in each case on the same basis as all of its other employees. These employee benefit plans include medical, dental, vision, short- and long-term disability and life and accidental dismemberment insurance plans. Inmagene pays the premiums for the life and accidental dismemberment insurance plans for certain of its named executive officers. Inmagene otherwise generally does not provide perquisites or personal benefits to its named executive officers.
Equity Benefit Plans
Inmagene believes that its ability to grant equity-based awards is a valuable and necessary compensation tool that aligns the long-term financial interests of Inmagene’s employees, consultants and directors with the financial interests of its shareholders. In addition, it believes that its ability to grant equity-based awards helps Inmagene to attract, retain and motivate employees, consultants and directors, and encourages them to devote their best efforts to its business and financial success. The principal features of its equity incentive plan are summarized below. The summary is qualified in its entirety by reference to the actual text of the 2019 Plan, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part.
2019 Stock Incentive Plan
In December 2019, Inmagene adopted the 2019 Plan, to attract and retain the best available personnel, to provide additional incentives to employees, directors and consultants of Inmagene, and to promote the success of Inmagene’s business. As of the date of this proxy statement/prospectus, the maximum aggregate number of ordinary shares of Inmagene that may be granted under Inmagene’s 2019 Plan is 346,468,640 ordinary shares. As of the date of this proxy statement/prospectus, awards to purchase a total of 159,453,977 ordinary shares have been granted and are outstanding, excluding awards that were forfeited or cancelled after the relevant grant dates.
Types of Awards. Inmagene’s 2019 Plan provides for the grant of options, stock appreciation rights (“SARs”), dividend equivalent rights, sales or bonuses of restricted shares, restricted share units or similar rights to employees, directors, and consultants. Employees who are U.S. taxpayers may also be granted incentive stock options (“ISOs”).
Plan Administration. Inmagene’s chief executive officer will administer the 2019 Plan, and we sometimes refer to the chief executive officer as the administrator. The administrator will determine, among other things, whether and to what extent awards will be granted, the type and number of awards to be granted to each participant, the fair market value of an ordinary share, and the terms and conditions of each award granted including, but not limited to, vesting schedule, purchase provisions, rights of first refusal, forfeiture provisions, form of payment upon settlement, payment contingencies, and satisfaction of performance criteria.
In addition, subject to the terms of the 2019 Plan, the administrator also has the power to modify outstanding awards under the 2019 Plan without consent, provided that any such modification does not adversely affect a grantee’s rights in any material respect without such grantee’s written consent.
Award Agreement. Awards granted under the 2019 Plan are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which may include the term of an award and the provisions applicable in the event that the grantee’s employment or service terminates.
Stock Options and SARs. The administrator determines the exercise price for options and SARs, within the terms and conditions of the 2019 Plan, provided that, for U.S. taxpayers, the exercise price of an option or SAR generally cannot be less than 100% of the fair market value per share on the date of grant. Options and SARs granted under the 2019 Plan vest at the rate specified in the applicable award agreement as determined by the administrator.
U.S. Tax Limitations on ISOs. For U.S. taxpayers, no ISO may be granted to any person who, at the time of the grant, owns or is deemed to own shares possessing more than 10% of Inmagene’s total combined voting power or that of any of Inmagene’s subsidiaries or affiliates unless the option exercise price is at least 110% of the fair market value per share on the date of grant.
Consideration. Awards may be granted in consideration for any form of legal consideration that may be acceptable to the administrator. Acceptable consideration includes, but is not limited to, (i) cash, (ii) check, (iii) in the event of the first to occur of an initial public offering or a corporate transaction if the same class of securities of the successor corporation issuable in such corporate transaction will have been sold to the public pursuant to registration statement under the Securities Act on or prior to the date of such corporate transaction, (A) the surrender of shares or delivery of a form of attestation of ownership of shares or (B) in the case of options, payment through a broker-dealer or (iv) any combination of the foregoing.
Exercisability. Awards granted under the 2019 Plan shall be exercisable at such times and under such conditions as determined by the administrator and set forth in the award agreement. The administrator may determine that the award shall not be exercised prior to the occurrence of, among other things, an initial public offering of Inmagene’s securities on an international recognized securities exchange or a corporate transaction or change in control (as defined below). Additionally, the administrator may include in the award agreement a provision whereby the grantee may elect to exercise a portion or all of the award prior to full vesting of the award, subject to approval by the administrator. No option shall be exercisable after the expiration of ten years after the effective date of grant of such option.

Transfer Restrictions. Subject to applicable laws, awards granted under the 2019 Plan shall be transferrable by will and by the laws of descent and distribution and during the lifetime of the grantee, only to the extent and in the manner approved by the administrator.
Corporate Transactions. The following applies to awards under the 2019 Plan in the event of a corporate transaction (including a corporate transaction which is also a change in control), unless otherwise provided in a grantee’s award agreement or other written agreement with Inmagene.
In the event of a corporate transaction, to the extent approved by the administrator, any stock awards outstanding under the 2019 Plan may be assumed or replaced by any successor entity (or its parent company) immediately prior to the date of the corporate transaction. For the portion of each award that is not assumed or replaced, then such portion will become automatically fully vested and exercisable and released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value), subject to grantee’s continuous service with Inmagene through the effective date of the corporate transaction. Any portion of the award that is not assumed or replaced will be terminated to the extent not exercised prior to the consummation of the corporate transaction. If the successor entity (or its parent company) does not assume or replace any awards, all outstanding awards will terminate.
Under Inmagene’s 2019 Plan, a corporate transaction is defined to include: (i) a merger, amalgamation, consolidation or other business combination of Inmagene in which we are not the surviving entity, or any other transaction or series of transactions, as a result of which Inmagene’s shareholders immediately prior to such transaction or series of transactions will cease to own a majority of the voting power of the surviving entity immediately after consummation of such transaction or series of transactions, except for a transaction the principal purpose of which is to change the state in which Inmagene is incorporated; (ii) the sale, transfer, exclusive license or other disposition of all or substantially all of the assets of Inmagene or any of Inmagene’s subsidiaries or affiliates; (iii) Inmagene’s complete liquidation or dissolution; (iv) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which Inmagene is the surviving entity but (A) the ordinary shares outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than 50% of the total combined voting power of Inmagene’s outstanding securities are transferred from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the administrator determines shall not be a corporate transaction; and (v) an acquisition in a single or series of related transactions by any person or related group of persons (other than Inmagene or by an employee benefit plan that Inmagene sponsors) of beneficial ownership of securities possessing more than 50% of the total combined voting power of Inmagene’s outstanding securities, but excluding any such transaction or series of related transactions that the administrator determines shall not be a corporate transaction.
Change in Control. Unless otherwise provided in a grantee’s award agreement or other written agreement with Inmagene, upon a change in control, to the extent approved by the administrator, each outstanding award will automatically become fully vested and exercisable and released from any repurchase or forfeiture rights (other than repurchase right exercisable at fair market value), subject to grantee’s continuous service with Inmagene through the effective date of the change in control.
Under Inmagene’s 2019 Plan, a change in control is defined to include: (i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by Inmagene or by an employee benefit plan sponsored by Inmagene or by an affiliate of Inmagene) of beneficial ownership of securities, together with the securities held by such person(s), constituting more than 50% of the total combined voting power of Inmagene’s outstanding securities pursuant to a tender or exchange offer made directly to Inmagene’s shareholders; or (ii) the entry into, amendment of or termination of any contract or a series of contracts which shall result in the same change-of-control effect described in the foregoing subsection (i). For the avoidance of doubt, a transaction will not constitute a change in control if: (i) its sole purpose is to change the jurisdiction of Inmagene’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held Inmagene securities immediately before such transaction.
Termination and Amendment. Unless terminated earlier or extended by Inmagene’s board of directors, the 2019 Plan has a term of ten years. Unless otherwise determined by the administrator in good faith, the suspension or termination of the 2019 Plan shall not materially adversely affect any rights under the awards already granted pursuant to the 2019 Plan.

Non-Employee Director Compensation
None of Inmagene’s directors received cash compensation or any equity awards in the year ended December 31, 2024 for services rendered to Inmagene, with the exception of Dr. Wang for his compensation as Inmagene’s Chief Executive Officer. Dr. Wang is a named executive officer and his compensation is provided in the “―Summary Compensation Table” above.

PROPOSAL NO. 1—THE NASDAQ STOCK ISSUANCE PROPOSAL
General
At the Ikena annual meeting, Ikena stockholders will be asked to approve the issuance of shares of Ikena common stock to (i) the securityholders of Inmagene, pursuant to the terms of the Merger Agreement, and (ii) certain investors in the Ikena concurrent financing, pursuant to the terms of the subscription agreements, which will (a) represent more than 20% of the shares of Ikena common stock outstanding immediately prior to the Merger and (b) result in the change of control of Ikena, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively.
Immediately after the First Merger, based on the estimated Exchange Ratio, it is expected that (i) the Inmagene securityholders immediately before the First Merger will own approximately 55.6% of the aggregate number of shares of the combined company’s common stock and (ii) Ikena securityholders immediately before the First Merger will own approximately 44.4% of the aggregate number of shares of the combined company’s common stock, in each case, on a fully diluted basis calculated using the treasury stock method. Immediately after the Merger and the Ikena concurrent financing, based on the estimated Exchange Ratio, it is expected that (i) the Inmagene securityholders immediately before the First Merger will own approximately 43.5% of the aggregate number of shares of the combined company’s common stock, (ii) Ikena securityholders immediately before the First Merger will own approximately 34.6% of the aggregate number of shares of the combined company’s common stock, in the case of clause (i) and this clause (ii), on a fully diluted basis calculated using the treasury stock method, and (iii) the investors in the Ikena concurrent financing will own approximately 21.9% of the aggregate number of shares of the combined company’s common stock. The Exchange Ratio, and the aforementioned pro forma ownerships, will be adjusted to, among other things, (i) account for the effect of the proposed reverse stock split, and (ii) reflect a dollar-to-dollar adjustment to the extent that Ikena’s net cash is less than or greater than $100 million (and as a result, Ikena securityholders could own more or less of the combined company). To the extent that, following the final determination of net cash, the amount of the Ikena Valuation (as defined below) exceeds $122 million, then prior to the closing, Ikena has the right to distribute the excess of the amount by which the Ikena Valuation exceeds $122 million to stockholders of Ikena as of a record date prior to the closing.
The terms of, reasons for and other aspects of the Merger Agreement, the Merger and the issuance of Ikena common stock in the Merger are described in detail in the other sections in this proxy statement/prospectus. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus.
Reason for the Proposal
Under Nasdaq Listing Rule 5635(a)(1), a company listed on Nasdaq is required to obtain stockholder approval prior to the issuance of common stock, among other things, in connection with the acquisition of another company’s stock, if the number of shares of common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. The potential issuance of the shares of Ikena common stock in the Merger and the Ikena concurrent financing exceeds the 20% under the Nasdaq Listing Rules and, based on the estimated Exchange Ratio, is expected to represent an aggregate of approximately 65.2% of Ikena’s common stock following the Merger. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(a)(1), Ikena must obtain the approval of Ikena stockholders for the issuance of these shares of common stock in the Merger and the Ikena concurrent financing.
Under Nasdaq Listing Rule 5635(b), a company listed on Nasdaq is required to obtain stockholder approval prior to an issuance of stock that will result in a “change of control” of the listed company. Nasdaq has determined that the Merger constitutes a “change of control” of the listed company. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(b), Ikena must obtain the approval of Ikena stockholders of the change of control of Ikena resulting from the Merger.
Required Vote
The affirmative vote of a majority of the total votes cast by the holders of Ikena common stock entitled to vote at the Ikena annual meeting, assuming a quorum is present, is required to approve the Nasdaq Stock Issuance Proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on the Nasdaq Stock Issuance Proposal.

The Merger is conditioned upon the approval of the Nasdaq Stock Issuance Proposal (or the waiver thereof in accordance with the terms of the Merger Agreement). Notwithstanding the approval of the Nasdaq Stock Issuance Proposal, if the Merger is not consummated for any reason, the actions contemplated by the Nasdaq Stock Issuance Proposal will not be effected.
Certain of Ikena’s stockholders and Inmagene’s shareholders have agreed to vote any shares of common stock owned by them in favor of (i) the issuance of shares of Ikena common stock that represent (or are convertible into) more than 20% of the shares of Ikena common stock outstanding immediately prior to the Merger to the securityholders of Inmagene in connection with the contemplated transactions, pursuant to the Nasdaq rules, (ii) the change of control of Ikena resulting from the Merger pursuant to the Nasdaq rules, (iii) the approval and adoption of the 2025 Plan and the ESPP and (iv) if deemed necessary or appropriate by the parties or as otherwise required by applicable law, an amendment to Ikena’s certificate of incorporation to effect the reverse stock split or to approve an increase in the number of authorized shares of Ikena common stock, and against any alternative acquisition proposals. See “Agreements Related to the Merger—Support Agreements” for more information.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Nasdaq Stock Issuance Proposal.
THE IKENA BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE NASDAQ STOCK ISSUANCE PROPOSAL

PROPOSAL NO. 2—THE REVERSE STOCK SPLIT PROPOSAL
General
At the Ikena annual meeting, Ikena stockholders will be asked to approve an amendment to Ikena’s charter that will implement a reverse stock split of the issued and outstanding shares of Ikena common stock at a ratio in the range between 1:    to 1:   inclusive, with the final ratio to be mutually agreed to by Ikena and Inmagene, for the purposes of maintaining compliance with Nasdaq listing standards. Upon the effectiveness of such amendment to Ikena’s charter to effect the reverse stock split (the “reverse stock split effective time”), the issued and outstanding shares of Ikena common stock immediately prior to the reverse stock split effective time will be reclassified into a smaller number of shares such that an Ikena stockholder will own a ratio ranging from one new share of Ikena common stock for every    to    shares of issued common stock held by such stockholder immediately prior to the reverse stock split effective time, as specified. Based upon the reverse stock split ratio selected by Ikena and Inmagene, proportionate adjustments will be made to the per share exercise price, and/or the number of shares issuable upon the exercise or vesting of all then outstanding Ikena stock options, which will result in a proportional decrease in the number of shares of Ikena common stock reserved for issuance upon exercise or vesting of such stock options, and a proportional increase in the exercise price of all such stock options.
The proposed form of certificate of amendment to Ikena’s charter, a copy of which is attached as Annex I to this proxy statement/prospectus, will affect the reverse stock split but will not change the number of authorized shares of Ikena common stock or Ikena preferred stock, or the par value of Ikena common stock or Ikena preferred stock.
The Ikena board may determine to effect the reverse stock split, if it is approved by the stockholders, even if the other proposals to be acted upon at the meeting are not approved, including the Nasdaq Stock Issuance Proposal. In addition, notwithstanding approval of this proposal by Ikena stockholders, the Ikena board may, in its sole discretion, abandon the proposed amendment and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split, as permitted under Section 242(c) of the DGCL.
Reasons for the Proposal
The Ikena board approved the proposal approving the amendment to Ikena’s charter effecting the reverse stock split for the following reasons:
•
the Ikena board believes effecting the reverse stock split will result in an increase in the minimum bid price of Ikena’s common stock, thereby increasing the ability of the combined company to satisfy the Nasdaq initial listing requirements for the combined company common stock and reducing the risk of a delisting of Ikena common stock from Nasdaq in the future;

•	the Ikena board believes a higher stock price may help generate investor interest in Ikena and ultimately the combined company and help Ikena attract and retain employees;
•	the Ikena board believes a higher stock price may increase trading volume in Ikena common stock and facilitate future financings by the combined company;
•
the Ikena board believes that the resulting increase in the number of authorized and unissued shares available for future issuance will facilitate the issuance of shares to the stockholders of Inmagene pursuant to the Merger Agreement, as described in the Nasdaq Stock Issuance Proposal, and ultimately the consummation of the Merger, and the issuance of shares to the investors in the Ikena concurrent financing pursuant to the subscription agreements; and

•	the Ikena board believes that a range of reverse stock split ratios provides it with the most flexibility to achieve the desired results of the reverse stock split.
Requirements for Listing on Nasdaq
Ikena common stock is listed on The Nasdaq Global Market under the symbol “IKNA.” Ikena has filed an initial listing application pursuant to the terms of the Merger Agreement for the combined company with Nasdaq.
According to the Nasdaq rules, an issuer must, in a case such as this, apply for initial inclusion following a transaction whereby the issuer combines with a non-Nasdaq entity, resulting in a change of control of the issuer and potentially allowing the non-Nasdaq entity to obtain a Nasdaq listing. Accordingly, the listing standards of Nasdaq will require Ikena to have, among other things, a $4.00 per share minimum bid price for a certain number of trading days preceding the closing of the Merger. Therefore, the reverse stock split may be necessary in order to consummate the Merger.
In addition, it is a condition to the closing of the Merger that the shares of Ikena common stock to be issued in the Merger pursuant to the Merger Agreement having been approved for listing on Nasdaq.
One of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in Ikena’s management being able to issue more shares without further stockholder approval. The reverse stock split will not affect the number of authorized shares of Ikena capital stock, which will continue to be authorized pursuant to Ikena’s charter.
Potential Increased Investor Interest
The closing price of the Ikena common stock on    , 2025, as reported on The Nasdaq Global Market, was $    per share. An investment in Ikena common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide research coverage of lower priced stocks. Also, the Ikena board believes that most investment funds are reluctant to invest in lower priced stocks.
There are risks associated with the reverse stock split, including that the reverse stock split may not result in an increase in the per share price of Ikena common stock at the levels expected or at all.
Ikena cannot predict whether the reverse stock split will increase the market price for Ikena common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:
•
the market price per share of Ikena common stock after the reverse stock split will rise in proportion to the reduction in the number of shares of Ikena common stock outstanding before the reverse stock split;

•	the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;
•	the reverse stock split will result in a per share price that will increase the ability of Ikena to attract and retain employees;
•	the market price per share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq for continued listing;
•	the reverse stock split will or increase trading volume in Ikena common stock and facilitate future financings by the combined company; or
•
the market price per share will achieve and maintain the $4.00 minimum bid price requirement for a sufficient period of time for the combined company’s common stock to be approved for listing by Nasdaq.

The market price of Ikena common stock will also be based on the performance of Ikena, and after the Merger, on the performance of the combined company, and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of Ikena common stock declines, the percentage decline as an absolute number and as a percentage of the overall market capitalization of Ikena may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of Ikena common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.
Principal Effects of the Reverse Stock Split
The reverse stock split will be realized simultaneously for all shares of Ikena common stock and Ikena options outstanding immediately prior to the reverse stock split effective time. The reverse stock split will affect all holders of shares of Ikena common stock outstanding immediately prior to the reverse stock split effective time uniformly and each such stockholder will hold the same percentage of Ikena common stock outstanding immediately following the reverse stock split as that stockholder held immediately prior to the reverse stock split, except for immaterial adjustments that may result from the treatment of fractional shares as described below. The reverse stock split will not change the par value of Ikena common stock or preferred stock and will not reduce the number of authorized shares of Ikena common stock or preferred stock. Ikena common stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. The reverse stock split will not affect Ikena continuing to be subject to the periodic reporting requirements of the Exchange Act.
Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates
If the Ikena stockholders approve the amendment to Ikena’s charter effecting the reverse stock split, and if the Ikena board still believes that a reverse stock split is in the best interests of Ikena and its stockholders, Ikena will file the certificate of amendment to Ikena’s charter with the Secretary of State of the State of Delaware at such time as the Ikena board has determined to be the appropriate reverse stock split effective time. The Ikena board may delay effecting the reverse stock split without resoliciting stockholder approval.
Beginning at the reverse stock split effective time, each stock certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.
Beneficial Owners of Common Stock. Upon the implementation of the reverse stock split, Ikena intends to treat shares held by stockholders in “street name” (i.e., through a bank, broker, custodian or other nominee), in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding Ikena common stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares. If a stockholder holds shares of Ikena common stock with a bank, broker, custodian or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker, custodian or other nominee.
Registered Holders of Common Stock in Book-Entry Form. Ikena’s registered holders of common stock hold their shares electronically in book-entry form with Ikena’s transfer agent, Computershare Trust Company, N.A. These stockholders do not hold physical stock certificates evidencing their ownership of Ikena common stock. However, they are provided with a statement reflecting the number of shares of Ikena common stock registered in their accounts. No action needs to be taken to receive post-reverse stock split shares or payment in lieu of fractional shares, if applicable. If a stockholder is entitled to post-reverse stock split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of Ikena common stock held following the reverse stock split.
Fractional Shares
No fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be reclassified, will be entitled to a cash payment in lieu thereof at a price equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of the common stock on Nasdaq on the date of the filing of the certificate of amendment to Ikena’s charter effecting the reverse stock split. For the foregoing purposes, all shares of common stock held by a holder will be aggregated (thus resulting in no more than one fractional share per holder). The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.
Ikena stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Ikena is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by Ikena or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.
Potential Anti-Takeover Effect
Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Ikena board or contemplating a tender offer or other transaction for the combination of Ikena with another company, the Reverse Stock Split Proposal is not being proposed in response to any effort of which Ikena is aware to accumulate shares of Ikena common stock or obtain control of Ikena, other than in connection with the Merger and the Ikena concurrent financing, nor is it part of a plan by management to recommend a similar amendment to the Ikena board and stockholders. Other than the proposals being submitted to the Ikena stockholders for their consideration at the Ikena annual meeting, the Ikena board does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of Ikena. For more information, please see the section titled “Risk Factors—Risks Related to the Combined Company” beginning on page 144.
Material U.S. Federal Income Tax Consequences of the Reverse Stock Split
The following is a discussion of the material U.S. federal income tax consequences of the reverse stock split that are applicable to U.S. holders (which, for purposes of this discussion, has the same meaning as in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) of Ikena common stock. This discussion does not purport to be a complete analysis of all potential tax consequences and is based upon current provisions of the Code, existing Treasury regulations, judicial decisions and published rulings and administrative pronouncements of the IRS, all in effect as of the date hereof and all of which are subject to differing interpretations or change. Any such change or differing interpretation, which may be retroactive, could alter the tax consequences to holders of Ikena common stock as described in this summary.
This discussion assumes that any cash distributed pursuant to a cash dividend will be treated for U.S. federal income tax purposes as separate and distinct from the reverse stock split.
Additionally, this discussion does not address all U.S. federal income tax consequences relevant to holders of Ikena common stock. In addition, it does not address consequences relevant to holders of Ikena common stock that are subject to particular U.S. or non-U.S. tax rules, including, without limitation, to holders of Ikena common stock that are:
•	persons who do not hold their Ikena common stock as a “capital asset” within the meaning of Section 1221 of the Code;
•	brokers, dealers or traders in securities, banks, insurance companies, other financial institutions or mutual funds;
•	real estate investment trusts; regulated investment companies; tax-exempt organizations or governmental organizations;
•	pass-through entities such as partnerships, S corporations, disregarded entities for federal income tax purposes and limited liability companies (and investors therein);
•	subject to the alternative minimum tax provisions of the Code;
•	persons who hold their shares as part of a hedge, wash sale, synthetic security, conversion transaction or other integrated transaction;
•	persons that have a functional currency other than the U.S. dollar;
•	traders in securities who elect to apply a mark-to-market method of accounting;
•	persons who hold shares of Ikena common stock that may constitute “qualified small business stock” under Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;
•	persons who acquired their shares of Ikena stock in a transaction subject to the gain rollover provisions of Section 1045 of the Code;
•
persons subject to special tax accounting rules as a result of any item of gross income with respect to Ikena stock being taken into account in an “applicable financial statement” (as defined in the Code);

•	persons deemed to sell Ikena common stock under the constructive sale provisions of the Code;
•
persons who acquired their shares of Ikena common stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or through the exercise of a warrant or conversion rights under convertible instruments; and

•	expatriates or former citizens or long-term residents of the United States.

Holders of Ikena common stock subject to particular U.S. or non-U.S. tax rules, including those that are described in the preceding paragraph, are urged to consult their own tax advisors regarding the consequences to them of the reverse stock split.
If an entity that is treated as a partnership for U.S. federal income tax purposes (or any other pass-through entity) holds Ikena stock, the U.S. federal income tax treatment of a partner in the partnership or other pass- through entity will generally depend upon the status of the partner, the activities of the partnership or other pass- through entity and certain determinations made at the partner level. If you are a partner of a partnership or other pass-through entity holding Ikena common stock, you should consult your tax advisors regarding the tax consequences of the Merger.
In addition, the following discussion does not address (a) any tax consequences of transactions effectuated before, after or at the same time as the reverse stock split, whether or not they are in connection with the reverse stock split, except as specifically provided below; (b) the tax consequences of the reverse stock split under state, local and foreign tax laws; (c) any U.S. federal non-income tax consequences of the reverse stock split, including estate, gift or other tax consequences; or (d) the Medicare contribution tax on net investment income. No ruling from the IRS has been or will be requested in connection with the reverse stock split. Ikena stockholders should be aware that the IRS could adopt a position contrary to that set forth in this discussion and which could be sustained by a court.
STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Tax Consequences of the Reverse Stock Split
The proposed reverse stock split should constitute a “recapitalization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. As a result, a U.S. holder should not recognize gain or loss upon the proposed reverse stock split, except with respect to cash received in lieu of a fractional share of Ikena common stock, as discussed below. A U.S. holder’s aggregate adjusted tax basis in the shares of Ikena common stock received pursuant to the proposed reverse stock split should equal the aggregate adjusted tax basis of the shares of the Ikena common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of Ikena common stock), and such U.S. holder’s holding period in the shares of Ikena common stock received should include the holding period in the shares of Ikena common stock surrendered. U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Ikena common stock surrendered to the shares of Ikena common stock received in a recapitalization pursuant to the proposed reverse stock split. U.S. holders of shares of Ikena common stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.
Cash in Lieu of Fractional Shares
A U.S. holder that receives cash in lieu of a fractional share of Ikena common stock pursuant to the proposed reverse stock split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of Ikena common stock surrendered that is allocated to such fractional share of Ikena common stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. holder’s holding period for Ikena common stock surrendered exceeded one year at the reverse stock split effective time.
Information Reporting and Backup Withholding
Payments of cash made in lieu of a fractional share of Ikena common stock may, under certain circumstances, be subject to information reporting and backup withholding. To avoid backup withholding, each holder of Ikena common stock that does not otherwise establish an exemption should furnish its taxpayer identification number and comply with the applicable certification procedures.
Backup withholding is not an additional tax. Any amounts withheld will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Holders of Ikena common stock should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Required Vote
The affirmative votes cast by holders of Ikena common stock entitled to vote at the Ikena annual meeting must exceed the votes cast against by such holders to approve the Reverse Stock Split Proposal, assuming a quorum is present. Abstentions and broker non-votes will have no effect on the outcome of the vote on the Reverse Stock Split Proposal.
The Merger is conditioned upon the approval of the Reverse Stock Split Proposal (or the waiver thereof in accordance with the terms of the Merger Agreement). If the Merger is not consummated for any reason, the actions contemplated by the Reverse Stock Split Proposal may still be effected if the Reverse Stock Split Proposal is approved.
Certain of Ikena and Inmagene’s stockholders have agreed to vote any shares of common stock owned by them in favor of (i) the issuance of shares of Ikena common stock that represent (or are convertible into) more than 20% of the shares of Ikena common stock outstanding immediately prior to the Merger to the securityholders of Inmagene in connection with the contemplated transactions, pursuant to the Nasdaq rules, (ii) the change of control of Ikena resulting from the Merger pursuant to the Nasdaq rules, (iii) the approval and adoption of the 2025 Plan and the ESPP and (iv) if deemed necessary or appropriate by the parties or as otherwise required by applicable law, an amendment to Ikena’s certificate of incorporation to effect the reverse stock split or to approve an increase in the number of authorized shares of Ikena common stock, and against any alternative acquisition proposals. See “Agreements Related to the Merger—Support Agreements” for more information.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Reverse Stock Split Proposal.
THE IKENA BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE REVERSE STOCK SPLIT PROPOSAL

PROPOSAL NO. 3—THE DIRECTOR ELECTION PROPOSAL
General
The Ikena board currently consists of eight members. In accordance with the terms of Ikena’s charter and Ikena’s bylaws, its board is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:
•	the Class I directors are Iain Dukes, D.Phil., Maria Koehler, M.D., Ph.D. and Otello Stampacchia, Ph.D., and their terms will expire at the Ikena annual meeting;
•	the Class II directors are David P. Bonita, M.D., Jean-François Formela, M.D. and Richard Wooster, Ph.D., and their terms will expire at Ikena’s 2026 annual meeting; and
•	the Class III directors are Owen Hughes and Mark Manfredi, Ph.D., and their terms will expire at Ikena’s 2027 annual meeting.
Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the Ikena annual meeting in the year in which their term expires.
Ikena’s charter and Ikena’s bylaws provide that the authorized number of directors may be changed only by resolution of the Ikena board. Ikena’s charter also provides that its directors may be removed only for cause by the affirmative vote of the holders of at least two thirds (2/3) or more of the outstanding shares then entitled to vote in an annual election of directors, and that any vacancy on its board, including a vacancy resulting from an increase in the size of the board, may be filled only by vote of a majority of our directors then in office.
The Ikena board has nominated Iain Dukes, D.Phil., Maria Koehler, M.D., Ph.D. and Otello Stampacchia for re-election as Class I directors at the Ikena annual meeting.
The proxies will be voted in favor of the nominees unless a contrary specification is made in the proxy. The nominees have consented to serve as Ikena’s directors if elected. However, if the nominees are unable to serve or for good cause will not serve as a director, the proxies will be voted for the election of such substitute nominee as the Ikena board may designate.
Ikena stockholders should understand, however, that if the Merger is consummated, the effect of the approval of the director nominees named in the Director Election Proposal will be limited because the composition of the Ikena board will be reconstituted upon completion of the Merger in accordance with the Merger Agreement. Immediately following the Merger, the combined company’s board of directors will be fixed at seven members, consisting of two members designated by Ikena and three members designated by Inmagene, one member (who will be independent of the parties) to be mutually agreed upon by the parties, and one member as designated by Deep Track Master Fund, the lead investor in the Ikena concurrent financing. All of Ikena’s current directors, other than     and     , are expected to resign from their positions as directors of Ikena, effective as of the first effective time.
Nominees for Election as Class I Directors
The following table identifies Ikena’s director nominees and sets forth their principal occupation and business experience during the last five years and their ages as of February 28, 2025.

Name	Positions and Offices Held with Ikena Oncology, Inc.	Director Since	Class and Year in Which Term Will Expire	Age
Iain D. Dukes, D.Phil.	Director	2016	Class I—2025	66
Maria Koehler, M.D., Ph.D.	Director	2021	Class I—2025	68
Otello Stampacchia, Ph.D.	Director	2020	Class I—2025	55

Class I Directors (Term Expires at the Ikena Annual Meeting)
Iain D. Dukes, D.Phil. has served as a member of the Ikena board since November 2016. Dr. Dukes is a venture partner at OrbiMed Advisors LLC, which he joined in August 2016. Dr. Dukes has served as the chief executive officer of Viriom Inc. since February 2019, the executive chair of Angiex Inc. since February 2020 and the chief executive officer of Eilean Therapeutics LLC since July 2022. In June 2018, Dr. Dukes co-founded Theseus

Pharmaceuticals, Inc. (Nasdaq: THRX) and served as its chairman until its sale to Concentra Biosciences, LLC in December 2023. In September 2017, Dr. Dukes co-founded Kartos Therapeutics, Inc. and currently serves as president. Dr. Dukes previously served as senior vice president and head of business development and licensing for Merck Research Laboratories (“Merck”) from August 2013 through May 2016. Prior to joining Merck, Dr. Dukes was vice president of External Research & Development at Amgen, Inc. from August 2010 to August 2013. From October 2017 to July 2020, Dr. Dukes was a board member and chairman of KaNDy Therapeutics Limited, which was acquired by Bayer AG in September 2020. From January 2020 to June 2020, Dr. Dukes served as supervisory board member of Themis BioScience GmbH, until it was acquired by Merck & Co. Dr. Dukes also co-founded Telios Pharmaceuticals, Inc., where he serves as president. Dr. Dukes currently serves on the boards of directors of NeRRe Therapeutics Limited, Rathlin Therapeutics Limited and ENYO Pharma SA. Since August 2016, Dr. Dukes has also served as chair of the board of directors of Iovance Biotherapeutics Inc. (Nasdaq: IOVA). Since April 2024, Dr. Dukes has served as executive chairman of Traws Pharma, Inc. (Nasdaq: TRAW). He previously served on the board of directors of ReViral Limited until its acquisition by Pfizer Inc. (“Pfizer”) in June 2022. Dr. Dukes holds Master of Jurisprudence and Doctor of Philosophy degrees from the University of Oxford, a Master of Science degree in Cardiovascular Studies from the University of Leeds and a Bachelor of Science degree in Pharmacology from the University of Bath. Ikena believes that Dr. Dukes is qualified to serve as a member of the Ikena board because of his extensive experience in the pharmaceutical industry, including his service in senior management roles.
Maria Koehler, M.D., Ph.D., has served on the Ikena board since April 2021. Dr. Koehler is a board-certified hematologist/oncologist and has more than 20 years of pharmaceutical and biotechnology experience. Since May 2019, Dr. Koehler has been chief medical officer at Repare Therapeutics, Inc. (Nasdaq: RPTX) (“Repare”), a public precision oncology company. Prior to joining Repare, Dr. Koehler was chief medical officer at Bicycle Therapeutics Limited (Nasdaq: BCYC), a public biopharmaceutical company, from September 2017 to April 2019, and before that had roles of increasing responsibility at Pfizer from 2009 through 2017, most recently as vice president of Oncology Strategy, Innovation and Collaborations. Prior to joining Pfizer, Dr. Koehler was the group leader for the Medicine Development Center of GlaxoSmithKline Oncology. Prior to that, Dr. Koehler was a senior medical director for oncology research and development at AstraZeneca plc. She has also served as the clinical director of Bone Marrow Transplantation at University Hospital in Pittsburgh as well as the director of the Bone Marrow Transplant Program and associate professor at St. Christopher’s Hospital in Philadelphia. Dr. Koehler earned an M.D., and a Ph.D. in Toxicology from Silesian School of Medicine, Katowice, Poland. She received her initial training in immunology/oncology at the University of Heidelberg in Heidelberg, Germany, and additional training at St. Jude Children’s Research Hospital in the department of virology and molecular biology. Dr. Koehler currently serves on the boards of directors of Abdera Therapeutics, Inc. and Remix Therapeutics, Inc. and previously served on the boards of directors of Celyad Oncology SA (formerly Nasdaq: CYAD) and Silverback Therapeutics, Inc. (formerly Nasdaq: SBTX). Ikena believes Dr. Koehler is qualified to serve on the Ikena board because of her management experience in the biopharmaceuticals industry and her biotech oncology experience in clinical drug development.
Otello Stampacchia, Ph.D. has served as a member of the Ikena board since December 2020. Dr. Stampacchia is founder, managing director and member of the investment committee at Omega Funds LLC. Dr. Stampacchia currently serves on the boards of directors of several private companies. Dr. Stampacchia previously served on the board of directors of Kronos Bio, Inc. (Nasdaq: KRON), Median Technologies, Inc., Nuvation Bio, Inc. (NYSE: NUVB) and Replimune Group, Inc. (Nasdaq: REPL). Prior to founding Omega in January 2004, Dr. Stampacchia was a Partner at AlpInvest Partners (now part of The Carlyle Group). Before AlpInvest Partners, he was the portfolio manager of the Lombard Odier Immunology Fund, an investment vehicle in Geneva, Switzerland, investing in public and private healthcare companies worldwide. Previously, Dr. Stampacchia was a member of the HealthCare corporate finance and M&A team at Goldman Sachs. Before Goldman Sachs, he helped co-found the healthcare investment activities at Index Securities (now Index Ventures). Dr. Stampacchia received a Masters of Science in Plant Genetics from the University of Pavia, a Masters of Science in Molecular Biology, a Doctorate of Philosophy in Molecular Biology from the University of Geneva and a Doctorate of Philosophy in Biotechnology from European Union Strasbourg. Ikena believes Dr. Stampacchia is qualified to serve on the Ikena board because of his venture capital experience in the life sciences industry and his service on the boards of directors of other public and private life sciences companies.

Required Vote
The affirmative vote of a plurality of the votes properly cast by the holders of Ikena common stock entitled to vote at the Ikena annual meeting, assuming a quorum is present, is required for the election of each director nominated via the Director Election Proposal. “WITHHOLD” votes and broker non-votes will have no effect on the outcome of the vote on the Director Election Proposal.
The Merger is not conditioned upon the approval of the Director Election Proposal.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Director Election Proposal.
THE IKENA BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR
NOMINEES NAMED IN THE DIRECTOR ELECTION PROPOSAL
Directors Continuing in Office
The following table identifies Ikena’s continuing directors and sets forth their principal occupation and business experience during the last five years and their ages as of February 28, 2025.

Name	Positions and Offices Held with Ikena Oncology, Inc.	Director Since	Class and Year in Which Term Will Expire	Age
David P. Bonita, M.D.	Director	2016	Class II—2026	49
Jean-François Formela, M.D.	Director	2016	Class I—2026	68
Richard Wooster, Ph.D.	Director	2022	Class II—2026	60
Owen Hughes	Chair of Ikena’s Board and Director	2022	Class III—2027	50
Mark Manfredi, Ph.D.	Chief Executive Officer and Director	2017	Class III—2027	54

Class II Directors (Term Expires at Ikena’s 2026 Annual Meeting)
David P. Bonita, M.D. has served as a member of the Ikena board since March 2016. Dr. Bonita is a member of OrbiMed Advisors LLC, an investment firm. Dr. Bonita currently serves on the boards of directors of Acutus Medical Inc. (Nasdaq: AFIB), Prelude Therapeutics, Inc. (Nasdaq: PRLD), Repare and Third Harmonic Bio, Inc. (Nasdaq: THRD), as well as several private companies. Dr. Bonita also previously served on the board of directors of Tricida, Inc. (Nasdaq: TCDAQ). Prior to OrbiMed, Dr. Bonita worked as a corporate finance analyst in the healthcare investment banking groups of Morgan Stanley and UBS. He received his B.A. in biology from Harvard University and his joint M.D./M.B.A. from Columbia University. Ikena believes that Dr. Bonita is qualified to serve on the Ikena board based on his roles on several public and private boards of directors as well as his extensive experience in investing in healthcare companies.
Jean-François Formela, M.D. has served as a member of the Ikena board and as a member of Ikena’s audit committee since March 2016. Dr. Formela is currently a partner at Atlas Venture and focuses on novel drug discovery approaches and therapeutics. Dr. Formela joined Atlas Venture in 1993 to build the U.S. life sciences franchise. Dr. Formela is a director and co-founder of IFM Therapeutics, Inc., Korro Bio, Inc. (Nasdaq: KRRO), Triveni Bio, Inc., Scorpion Therapeutics, Inc. and Sail Bio, Inc. Dr. Formela also previously served on the boards of directors of Intellia Therapeutics, Inc. (Nasdaq: NTLA), Translate Bio, Inc. (Nasdaq: TBIO), Spero Therapeutics, Inc. (Nasdaq: SPRO) and F-Star Therapeutics, Inc. (Nasdaq: FSTX). Dr. Formela is a member of the Mass General Brigham Innovation Advisory Board and a former trustee of the Boston Institute of Contemporary Art. Dr. Formela received his Doctor of Medicine from Paris University School of Medicine and his Master of Business Administration from Columbia University. Ikena believes Dr. Formela’s experience in the life sciences industry, as well as his practice of medicine, provides him with the qualifications and skills to serve as a director of the Ikena board.
Richard Wooster, Ph.D., has served as a member of the Ikena board since January 2022. Dr. Wooster also serves on the board of directors of Illuminating Drug Discovery Limited. Since September 2024, Dr. Wooster has served as the chief scientific officer of Slingshot Therapeutics Limited, and an executive partner of Syncona Investment Management Limited. He also currently serves on the board of directors of Slingshot Therapeutics Holdings Limited, Slingshot Therapeutics Limited, Apini Therapeutics Limited, and Kesmalea Therapeutics Limited. From April 2019 to October 2021, Dr. Wooster served as the chief scientific officer of Translate Bio, Inc. (Nasdaq: TBIO). Prior to that, from March 2015 to April 2019, Dr. Wooster served as the president of Research and Development and chief scientific officer at Tarveda Therapeutics, Inc. (“Tarveda”), a biopharmaceutical company (formerly known as Blend Therapeutics, Inc.). From May 2013 until March 2015, he acted as the chief scientific officer of Tarveda and as its president from January 2014 to March 2015. Prior to joining Tarveda, Dr. Wooster was vice president and discovery performance unit head in Oncology at GlaxoSmithKline plc, a pharmaceutical company. During his academic career, Dr. Wooster discovered the breast cancer susceptibility gene BRCA2, was one of the founders of the Cancer Genome Project at the Welcome Trust Sanger Institute where mutations in BRAF were first discovered and developed the COSMIC mutation database and website. Dr. Wooster received a BSc in Biochemistry and a Ph.D. in drug metabolizing enzymes from the University of Dundee, Scotland. Ikena believes Dr. Wooster is qualified to serve on the Ikena board based on his experience in drug discovery and development and his management experience in the life sciences industry.
Class III Directors (Term Expires at Ikena’s 2027 Annual Meeting)
Owen Hughes has served as Chair of the Ikena board and as a member of Ikena’s audit committee and compensation committee since December 2022. Mr. Hughes has served as the chief executive officer of XOMA Royalty Corporation (Nasdaq: XOMA) (“XOMA”), since January 2024, where he previously served as executive chair and interim chief executive officer since January 2023. His operational experience includes prior roles as chief executive officer of Sail Bio, Inc., chief executive officer, co-founder and member of the board of directors of Cullinan Oncology (Nasdaq: CGEM) as well as chief business officer and head of corporate development at Intarcia Therapeutics, Inc. Mr. Hughes also has 15 years in healthcare finance experience, including roles as director at Bain Capital, LP and portfolio manager at Pyramis Global Advisors LLC, a Fidelity Investments Company. Mr. Hughes currently serves on the board of directors of XOMA and C4 Therapeutics, Inc. (Nasdaq: CCCC). He was the former chair of Radius Health, Inc. (formerly Nasdaq: RDUS) and lead independent director of Translate Bio, Inc. (formerly Nasdaq: TBIO) until their sale to Gurnet Point Capital and Sanofi SA (Nasdaq: SNY), respectively. Mr. Hughes also previously served on the board of directors of FS Development Corp. II (Nasdaq: FSDC). Mr. Hughes holds a Bachelor’s in History from Dartmouth College. Ikena believes that Mr. Hughes is qualified to serve on the Ikena board based on his extensive business and professional experience in the life sciences sector, including his service in significant leadership roles at several biopharmaceutical companies.
Mark Manfredi, Ph.D. is a founding member of Ikena Oncology and has served as Ikena’s President and Chief Executive Officer, and as a member of the Ikena board since December 2017. Previously, Dr. Manfredi served as Ikena’s Chief Scientific Officer from March 2016 until December 2017. Prior to that, from April 2015 to September 2017, Dr. Manfredi was an in-house oncology expert at Atlas Venture, a company that has founded multiple biotechnology companies and Dr. Manfredi currently serves as an advisor to Atlas Venture. Concurrently, from April 2015 to April 2016, Dr. Manfredi was the chief scientific officer of Raze Therapeutics, Inc., a biotechnology company focused on oncology therapeutics that target key metabolic pathways. He also previously held roles of increasing responsibility at Millennium Pharmaceuticals, Inc., as well as its parent company, Takeda Pharmaceutical Company (NYSE: TAK) from April 2001 to April 2015. Dr. Manfredi holds a Bachelor of Science in Zoology from the University of Rhode Island and a Doctorate of Philosophy from Boston College. Ikena believes that Dr. Manfredi is qualified to serve as Ikena’s President and Chief Executive Officer and as a member of the Ikena board because of his significant scientific and industry knowledge, as well as valuable experience gained from prior service as President and Chief Executive Officer.

PROPOSAL NO. 4—THE AUDITOR RATIFICATION PROPOSAL
General
Ikena’s stockholders are being asked to ratify the appointment by the audit committee of the Ikena board (the “audit committee”) of Ernst & Young LLP as Ikena’s independent registered public accounting firm for the fiscal year ending December 31, 2025, provided that PricewaterhouseCoopers LLP is expected to be appointed for the fiscal year if the Merger is completed. Ernst & Young LLP has served as Ikena’s independent registered public accounting firm since 2019.
The audit committee is solely responsible for selecting Ikena’s independent registered public accounting firm for the fiscal year ending December 31, 2025. Stockholder approval is not required to appoint Ernst & Young LLP as Ikena’s independent registered public accounting firm. However, the Ikena board believes that submitting the appointment of Ernst & Young LLP to the stockholders for ratification is good corporate governance. If Ikena’s stockholders do not ratify this appointment, the audit committee will reconsider whether to retain Ernst & Young LLP. If the selection of Ernst & Young LLP is ratified, the audit committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of Ikena and its stockholders.
A representative of Ernst & Young LLP is expected to be present at the Ikena annual meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from Ikena’s stockholders.
Principal Accountant Fees and Services
We incurred the following fees from Ernst & Young LLP for the audit of the financial statements and for other services provided during the years ended December 31, 2024 and 2023.

	2024	2023
Audit fees(1)	$571,100	$969,750
Audit-Related fees	$—	$—
Tax fees(2)	$—	$—
All other fees(3)	$—	$—
Total fees	$571,100	$969,750

(1)
Audit fees consist of fees billed for the audit of Ikena’s annual financial statements, the review of Ikena’s interim financial statements and services in connection with securities offerings, including registration statements, comfort letters and consents.

(2)	Tax fees consist of fees for tax compliance, advice and tax planning and includes fees for tax return preparation.
(3)	Other fees consist of the annual subscription fee for Ernst & Young LLP’s online accounting research tool.
Audit Committee Pre-Approval Policy and Procedures
The audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy provides that Ikena will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the audit committee or the engagement is entered into pursuant to the pre-approval procedure described below.
From time to time, the audit committee may pre-approve specified types of services that are expected to be provided to Ikena by its independent registered public accounting firm during the next 12 months. Any such pre-approval details the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.
During the 2024 and 2023 fiscal years, no services were provided to Ikena by Ernst & Young LLP other than in accordance with the pre-approval policies and procedures described above.

REPORT OF THE AUDIT COMMITTEE
The audit committee is appointed by the Ikena board to assist the Ikena board in fulfilling its oversight responsibilities with respect to (1) the integrity of our financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements, (2) the qualifications, independence, and performance of our independent registered public accounting firm, (3) the performance of our internal audit function, if any, and (4) other matters as set forth in the charter of the audit committee approved by the Ikena board.
Management is responsible for the preparation of our financial statements and the financial reporting process, including its system of internal control over financial reporting and its disclosure controls and procedures. The independent registered public accounting firm is responsible for performing an audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and issuing a report thereon. The audit committee’s responsibility is to monitor and oversee these processes.
In connection with these responsibilities, the audit committee reviewed and discussed with management and the independent registered public accounting firm the audited financial statements of Ikena Oncology, Inc. for the fiscal year ended December 31, 2023. The audit committee also discussed with the independent registered public accounting firm the matters required to be discussed by the PCAOB’s Auditing Standard No. 1301, Communication with Audit Committees. In addition, the audit committee received written communications from the independent registered public accounting firm confirming their independence as required by the applicable requirements of the PCAOB and has discussed with the independent registered public accounting firm their independence.
Based on the reviews and discussions referred to above, the audit committee recommended to the Ikena board that the audited financial statements of Ikena Oncology be included in our 2024 Annual Report, that was filed with the SEC. The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.
THE AUDIT COMMITTEE OF THE BOARD OF
DIRECTORS OF IKENA ONCOLOGY, INC.
Owen Hughes, Chair
Jean-François Formela, M.D.
Iain Dukes, D.Phil.
March 6, 2025
Required Vote
The affirmative vote of a majority of the votes properly cast for and against by the holders of Ikena common stock entitled to vote at the Ikena annual meeting is required to approve the Auditor Ratification Proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on the Auditor Ratification Proposal.
The Merger is not conditioned upon the approval of the Auditor Ratification Proposal.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Auditor Ratification Proposal.
THE IKENA BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE AUDITOR RATIFICATION PROPOSAL

PROPOSAL NO. 5—THE 2025 PLAN PROPOSAL
General
Ikena stockholders are also being asked to consider and vote upon the 2025 Plan Proposal to approve the combined company’s 2025 Equity Incentive Plan, which we refer to herein as the “2025 Plan.” The Ikena board approved the 2025 Plan on    , 2025, subject to stockholder approval at the Ikena annual meeting. If stockholders approve the 2025 Plan Proposal, the 2025 Plan will become effective on the consummation of the Merger. If the 2025 Plan is not approved by the stockholders, it will not become effective and no awards will be granted thereunder. The 2025 Plan is described in more detail below.
The summary is qualified in its entirety by reference to the text of the 2025 Plan, a copy of which is attached as Annex J to the accompanying proxy statement/prospectus. Ikena stockholders should refer to the 2025 Plan for a more complete and detailed information about the terms and conditions of the 2025 Plan.
2025 Equity Incentive Plan
The 2025 Plan is a successor to and continuation of Ikena’s 2021 Stock Option and Incentive Plan, as amended from time to time, which is referred to herein as the “2021 Plan.” Once the 2025 Plan becomes effective, no further grants will be made under the 2021 Plan.
Eligibility. Any individual who is an employee of the combined company or any of its affiliates, or any person who provides services to the combined company or its affiliates, including consultants and members of the board of directors, is eligible to receive awards under the 2025 Plan at the discretion of the administrator.
Types of Awards. The 2025 Plan provides for the grant of incentive stock options (ISOs) to employees of the combined company, including employees of any parent or subsidiary of the combined company, and for the grant of nonstatutory stock options (NSOs), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of stock awards to employees, directors, and consultants of the combined company, including employees and consultants of affiliates.
Authorized Shares. Initially, the maximum number of shares of common stock that may be issued under the 2025 Plan after it becomes effective will not exceed    shares, which is the sum of (i)     new shares, plus (ii) up to    shares of common stock subject to outstanding stock awards granted under the 2021 Plan that, on or after the 2025 Plan becomes effective that (A) expire or otherwise terminate prior to exercise or settlement; (B) are not issued because the stock award or any portion thereof is settled in cash; (C) are forfeited or repurchased because of the failure to vest; or (D) are reacquired or withheld to satisfy a tax withholding obligation or the purchase or exercise price if any, as such shares becomes available from time to time. In addition, the number of shares of common stock reserved for issuance under the 2025 Plan will automatically increase on January 1 of each calendar year, starting on January 1, 2026 (assuming the 2025 Plan becomes effective in 2025) through January 1, 2035, in an amount equal to    % of the total number of shares of the combined company’s capital stock outstanding on the last day of the calendar month before the date of each automatic increase, or a lesser number of shares determined by our board of directors. The maximum number of shares of common stock that may be issued on the exercise of ISOs under the 2025 Plan is      .
Shares subject to stock awards granted under the 2025 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under the 2025 Plan. Additionally, shares become available for future grant under the 2025 Plan if they were issued stock awards under the 2025 Plan and we repurchase them or they are forfeited. This includes shares used to pay the exercise price of a stock award or to satisfy the tax withholding obligations related to a stock award.
Plan Administration. The combined company’s board of directors, or a duly authorized committee of the board of directors, will administer the 2025 Plan. We sometimes refer to our board of directors, or the applicable committee with the power to administer our equity incentive plans, as the administrator. The administrator may also delegate to one or more persons or bodies the authority to (i) designate employees (other than officers) to receive specified awards, and (ii) determine the number of shares subject to such awards. Such persons or bodies may not grant a stock award to themselves and neither the board nor any committee may delegate authority to any person or body (who is not a member of the board or such body that is not comprised solely of members of the board) the authority to determine the fair market value of the combined company’s common stock for purposes of the 2025 Plan.

The administrator has the authority to determine the terms of awards, including recipients, the exercise, purchase or strike price of awards, if any, the number of shares subject to each award, the fair market value of a share of common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise or settlement of the award and the terms of the award agreements for use under the 2025 Plan.
In addition, subject to the terms of the 2025 Plan, the administrator also has the power to modify outstanding awards under the 2025 Plan, including the authority to reprice any outstanding option or stock appreciation right, cancel and re-grant any outstanding option or stock appreciation right in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any materially adversely affected participant.
Stock Options. ISOs and NSOs are granted under stock option agreements adopted by the administrator. The administrator determines the exercise price for stock options, within the terms and conditions of the 2025 Plan, provided that the exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of common stock on the date of grant. Options granted under the 2025 Plan vest at the rate specified in the stock option agreement as determined by the administrator.
Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of the combined company’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the combined company’s total combined voting power or that of any of our affiliates unless (i) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant; and (ii) the option is not exercisable after the expiration of five years from the date of grant.
Restricted Stock Unit Awards. Restricted stock units are granted under restricted stock unit award agreements adopted by the administrator. Restricted stock units may be granted in consideration for the participant’s services to the combined company. If any consideration is to be paid at the time of grant of the restricted stock units, as determined by the combined company’s board of directors, any form of legal consideration that may be acceptable to the combined company’s board of directors and permissible under applicable law will be permissible. A restricted stock unit may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the administrator, or in any other form of consideration set forth in the restricted stock unit agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited once the participant’s continuous service ends for any reason.
Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements adopted by the administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, past services to the combined company, or any other form of legal consideration that may be acceptable to the combined company’s board of directors and permissible under applicable law. The administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with the combined company ends for any reason, any or all of the shares of the combined company’s common stock held by the participant that have not vested as of the date the participant terminates service with the combined company may be received by the combined company through a forfeiture condition or a repurchase right.
Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation grant agreements adopted by the administrator. The administrator determines the purchase price or strike price for a stock appreciation right, which generally cannot be less than 100% of the fair market value of the combined company’s common stock on the date of grant. A stock appreciation right granted under the 2025 Plan vests at the rate specified in the stock appreciation right agreement as determined by the administrator.
Performance Awards. The 2025 Plan permits the grant of performance-based stock and cash awards. The administrator may structure awards so that the shares of our stock, cash, or other property will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period. The performance criteria that will be used to establish such performance goals may be based on any one of, or combination of, the following as determined by the administrator: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin

(including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales, annual recurring revenue or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholder’s equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the U.S. Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the administrator.
The performance goals may be based on a company-wide basis, with respect to one or more business units, divisions, affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise (i) in the award agreement at the time the award is granted or (ii) in such other document setting forth the performance goals at the time the goals are established, the combined company’s board of directors will appropriately make adjustments in the method of calculating the attainment of performance goals as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the combined company achieved performance objectives at targeted levels during the balance of a performance period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of our common stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under our bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the combined company’s board of directors retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of the goals. The performance goals may differ from participant to participant and from award to award.
Other Stock Awards. The administrator may grant other awards based in whole or in part by reference to the combined company’s common stock. The administrator will set the number of shares under the stock award and all other terms and conditions of such awards.
Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid to any non-employee director with respect to any calendar year that begins on or after the effective date of this offering, including stock awards granted and cash fees paid by the combined company to such non-employee director, will not exceed $750,000 in total value, or in the event such non-employee director is first appointed or elected to the board during such calendar year, $1 million in total value (in each case, calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes).
Changes to Capital Structure. In the event there is a specified type of change in our capital structure, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (i) the class and maximum number of shares reserved for issuance under the 2025 Plan, (ii) the class and maximum number of shares by which the share reserve may increase automatically each year, (iii) the class and maximum number of shares that may be issued on the exercise of ISOs, and (iv) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards.
Corporate Transactions. The following applies to stock awards under the 2025 Plan in the event of a corporate transaction, unless otherwise provided in a participant’s stock award agreement or other written agreement with the combined company or one of its affiliates or unless otherwise expressly provided by the administrator at the time of grant.

In the event of a corporate transaction, any stock awards outstanding under the 2025 Plan may be assumed, continued or substituted for by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by the combined company with respect to the stock award may be assigned to the successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the transaction (contingent upon the effectiveness of the transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the transaction, and any reacquisition or repurchase rights held by the combined company with respect to such stock awards will lapse (contingent upon the effectiveness of the transaction). With respect to performance awards with multiple vesting levels depending on performance level, unless otherwise provided by an award agreement or by the administrator, the award will accelerate at 100% of target. If the surviving or acquiring corporation (or its parent company) does not assume, continue or substitute for such stock awards, then with respect to any such stock awards that are held by persons other than current participants, such awards will terminate if not exercised (if applicable) prior to the effective time of the transaction, except that any reacquisition or repurchase rights held by the combined company with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the transaction. The administrator is not obligated to treat all stock awards or portions of stock awards in the same manner and is not obligated to take the same actions with respect to all participants.
In the event a stock award will terminate if not exercised prior to the effective time of a transaction, the administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the value of the property the participant would have received upon the exercise of the stock award over (ii) any exercise price payable by such holder in connection with such exercise.
Under the 2025 Plan, a corporate transaction is defined to include the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) a sale or disposition of all or substantially all of the consolidated assets of the combined company and its subsidiaries; (ii) a sale or disposition of more than 50% of the combined company’s outstanding securities; (iii) a merger, consolidation or similar transaction where the combined company does not survive the transaction; and (iv) a merger or consolidation where the combined company does survive the transaction but the shares of the combined company’s common stock outstanding before such transaction are converted or exchanged into other property by virtue of the transaction.
Change in Control. In the event of a change in control, as defined under the 2025 Plan, awards granted under the 2025 Plan will not receive automatic acceleration of vesting and exercisability, although this treatment may be provided for in an award agreement.
Under the 2025 Plan, a change in control is defined to include: (i) the acquisition by any person or company of more than 50% of the combined voting power of the combined company’s then outstanding stock; (ii) a consummated merger, consolidation or similar transaction in which the combined company’s stockholders immediately before the transaction do not own, directly or indirectly, more than 50% of the combined voting power of the surviving entity (or the parent of the surviving entity); (iii) a consummated sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the combined company and its subsidiaries other than to an entity more than 50% of the combined voting power of which is owned by the combined company’s stockholders; and (iv) an unapproved change in the majority of the board of directors.
Transferability. A participant may not transfer stock awards under the 2025 Plan other than by will, the laws of descent and distribution, or as otherwise provided under the 2025 Plan.
Plan Amendment or Termination. The combined company’s board of directors has the authority to amend, suspend, or terminate the 2025 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Certain material amendments also require the approval of the combined company’s stockholders. No ISOs may be granted after the tenth anniversary of the date the combined company’s board of directors adopted the 2025 Plan. No stock awards may be granted under the 2025 Plan while it is suspended or after it is terminated.

U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and the combined company with respect to participation in the 2025 Plan, which will not become effective until the date of the closing of the Merger. No awards will be issued under the 2025 Plan prior to the date of the closing of the Merger. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant or exercise of an award or the disposition of stock acquired under the 2025 Plan. The 2025 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. The combined company’s ability to realize the benefit of any tax deductions described below depends on the combine company’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of the combined company’s tax reporting obligations.
Nonstatutory Stock Options. Generally, there is no taxation upon the grant of a nonstatutory stock option. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by the combined company or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the combined company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant.
Incentive Stock Options. The 2025 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. Under the Code, a participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the participant’s tax basis in that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised. The combined company is not allowed a tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired upon exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, the combined company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant, subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and provided that either the employee includes that amount in income or the combined company timely satisfies its reporting requirements with respect to that amount.
Restricted Stock Awards. Generally, the recipient of a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the recipient generally will not recognize income until the restrictions constituting a substantial risk of forfeiture lapse, at which time the recipient will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient for the stock. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the combined company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock award.
Restricted Stock Unit Awards. Generally, the recipient of a restricted stock unit award will generally recognize ordinary income at the time the stock is delivered equal to the excess, if any, of (i) the fair market value of the stock received over any amount paid by the recipient in exchange for the stock or (ii) the amount of cash paid to the participant. The recipient’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the combined company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the restricted stock unit award.
Stock Appreciation Rights. Generally, the recipient of a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise. Subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the combined company will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.
Tax Consequences to the Combined Company
Compensation of Covered Employees. The ability of the combined company to obtain a deduction for amounts paid under the 2025 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits the combined company’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.
Golden Parachute Payments. The ability of the combined company (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2025 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.
New Plan Benefits
The awards, if any, that will be made to eligible persons under the 2025 Plan are subject to the discretion of the combined company’s board of directors. Therefore, Ikena cannot currently determine the benefits or number of shares subject to awards that may be granted in the future nor may it determine the amounts that would have been granted in the last completed fiscal year if the 2025 Plan had been in effect.
Registration with the SEC
If the 2025 Plan is approved by Ikena stockholders and becomes effective, the combined company intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2025 Plan as soon as reasonably practicable after the combined company becomes eligible to use such form.

Required Vote
The affirmative vote of a majority of the total votes cast by the holders of Ikena common stock entitled to vote at the Ikena annual meeting, assuming a quorum is present, is required to approve the 2025 Plan Proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on the 2025 Plan Proposal.
The 2025 Plan Proposal is conditioned on the consummation of the Merger. The closing of the Merger is conditioned on the approval (or waiver, as applicable) of the Nasdaq Stock Issuance Proposal and the Reverse Stock Split Proposal at the Ikena annual meeting. Therefore, if the Nasdaq Stock Issuance Proposal and the Reverse Stock Split Proposal are not approved and the Merger is not consummated, the 2025 Plan Proposal will have no effect, even if approved by Ikena stockholders.
THE IKENA BOARD UNANIMOUSLY RECOMMENDS THAT THE IKENA STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE 2025 PLAN PROPOSAL
When you consider the recommendation of the Ikena board in favor of approval of the 2025 Plan, you should keep in mind that certain of Ikena’s directors and officers have interests in the 2025 Plan that are different from in addition to, or in conflict with your interests as a stockholder, including, among other things, the existence of financial and personal interests, which may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Ikena and its stockholders and what he, she or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Ikena’s officers have interests in the Merger that may conflict with your interests as a stockholder. See the section titled “The Merger—Interests of Ikena’s Directors and Executive Officers in the Merger” for a further discussion of these considerations.

PROPOSAL NO. 6—THE ESPP PROPOSAL
General
Ikena’s stockholders are also being asked to consider and vote upon the ESPP Proposal to approve the combined company’s 2025 Employee Stock Purchase Plan, which we refer to herein as the “ESPP.” The Ikena board approved the ESPP on    , 2025, subject to stockholder approval at the Ikena annual meeting. If Ikena stockholders approve the ESPP Proposal, the ESPP will become effective on the consummation of the Merger. If the ESPP is not approved by the stockholders, it will not become effective. The ESPP is described in more detail below.
The summary is qualified in its entirety by reference to the text of the ESPP, a copy of which is attached as Annex K to the accompanying proxy statement/prospectus. Ikena stockholders should refer to the ESPP for a more complete and detailed information about the terms and conditions of the ESPP.
2025 Employee Stock Purchase Plan
Purpose. The purpose of the ESPP is to provide a means by which eligible employees of the combined company and certain designated companies may be given an opportunity to purchase shares of the combined company’s common stock following the closing of the Merger.
The ESPP will include two components. One component will be designed to allow eligible U.S. employees to purchase ordinary shares in a manner that may qualify for favorable tax treatment under Section 423 of the Code. The other component will permit the grant of purchase rights that do not qualify for such favorable tax treatment in order to allow deviations necessary to permit participation by eligible employees who are foreign nationals or employed outside of the U.S. while complying with applicable foreign laws.
Share Reserve. Following this offering, the ESPP authorizes the issuance of shares of the combined company’s common stock under purchase rights granted to employees or to employees of any of the combined company’s designated affiliates. The number of shares of common stock reserved for issuance will not exceed    and will automatically increase on January 1 of each calendar year, beginning on January 1, 2026 (assuming the ESPP becomes effective in 2025) through January 1, 2035, by the lesser of (i) % of the total number of shares of the combined company’s capital stock outstanding on the last day of the calendar month before the date of the automatic increase, and (ii)    shares; provided that before the date of any such increase, the combined company’s board of directors may determine that such increase will be less than the amount set forth in clauses (i) and (ii). As of the date hereof, no shares of common stock have been purchased under the ESPP.
Administration. The combined company’s board of directors, or a duly authorized committee thereof, will administer the ESPP. The board may delegate concurrent authority to administer the ESPP to a committee of the board. The ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of common stock on specified dates during such offerings. Under the ESPP, the combined company may specify offerings with durations of not more than 27 months and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of common stock will be purchased for employees participating in the offering. An offering under the ESPP may be terminated under certain circumstances.
Payroll Deductions. Generally, all regular employees, including executive officers, employed by the combined company or by any designated affiliates, will be eligible to participate in the ESPP and to contribute, normally through payroll deductions, up to a maximum percentage of their earnings (as defined in the ESPP) or up to a set dollar amount for the purchase of common stock under the ESPP. Unless otherwise determined by the combined company’s board of directors, common stock will be purchased for the accounts of employees participating in the ESPP at a price per share that is at least the lesser of (i) 85% of the fair market value of a share of common stock on the first date of an offering; or (ii) 85% of the fair market value of a share of common stock on the date of purchase.
Limitations. Employees may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the board of directors, including: (i) customary employment with the combined company or an affiliate for more than 20 hours per week and more than five months per calendar year; or (ii) continuous employment with the combined company or an affiliate for a minimum period of time (not to exceed two years). No employee may purchase shares under the ESPP at a rate in excess of $25,000 worth of common stock based on the fair market value per share of common stock at the beginning of an offering for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of the outstanding capital stock of the combined company measured by vote or value under Section 424(d) of the Code.
Changes to Capital Structure. In the event that there occurs a change in the combined company’s capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or similar transaction, the board of directors will make appropriate adjustments to: (i) the number of shares reserved under the ESPP; (ii) the maximum number of shares by which the share reserve may increase automatically each year; (iii) the number of shares and purchase price of all outstanding purchase rights; and (iv) the number of shares that are subject to purchase limits under ongoing offerings.
Corporate Transactions. In the event of certain significant corporate transactions, including the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events: (i) a sale of all or substantially all of the combined company’s assets; (ii) a sale or disposition of more than 50% of the combined company’s outstanding securities; (iii) a merger or consolidation where the combined company does not survive the transaction; and (iv) a merger or consolidation where the combined company does survive the transaction but the shares of the combined company’s common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction, any then-outstanding rights to purchase the combined company’s stock under the ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue, or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of the combined company’s common stock within ten business days before such corporate transaction, and such purchase rights will terminate immediately after such purchase.
ESPP Amendment or Termination. The board of directors has the authority to amend or terminate the ESPP, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. The combined company will obtain stockholder approval of any amendment to the ESPP as required by applicable law or listing requirements.
U.S. Federal Income Tax Consequences
The following is a summary of the principal U.S. federal income tax consequences to participants and the combined company with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on his or her particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of the combined company’s common stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.
423 Component of the ESPP
Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.
A participant will be taxed on amounts withheld for the purchase of shares of the combined company’s common stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.
If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.

If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.
Non-423 Component
A participant will be taxed on amounts withheld for the purchase of shares of the combined company’s common stock as if such amounts were actually received. Under the Non-423 Component, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. If the participant is employed by the combined company or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.
There are no U.S. federal income tax consequences to the combined company by reason of the grant or exercise of rights under the ESPP. The combined company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above (subject to the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations).
New Plan Benefits
Participation in the ESPP is voluntary and each eligible employee will make his or her own decision regarding whether and to what extent to participate in the ESPP. Therefore, Ikena cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided. In addition, Ikena cannot determine the benefits or number of shares subject to awards that would have been received by any service provider of Ikena if the ESPP had been in effect.
Registration with the SEC
If the ESPP is approved by Ikena stockholders and becomes effective, the combined company intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the ESPP as soon as reasonably practicable after the combined company becomes eligible to use such form.
Required Vote
The affirmative vote of a majority of the total votes cast by the holders of Ikena common stock entitled to vote at the Ikena annual meeting, assuming a quorum is present, is required to approve the ESPP Proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on the ESPP Proposal.
The ESPP Proposal is conditioned on the consummation of the Merger. The closing of the Merger is conditioned on the approval (or waiver, as applicable) of the Nasdaq Stock Issuance Proposal and the Reverse Stock Split Proposal at the Ikena annual meeting. Therefore, if the Nasdaq Stock Issuance Proposal and the Reverse Stock Split Proposal are not approved and the Merger is not consummated, the ESPP Proposal will have no effect, even if approved by Ikena stockholders.
THE IKENA BOARD UNANIMOUSLY RECOMMENDS THAT THE IKENA STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL

When you consider the recommendation of the Ikena board in favor of approval of the ESPP, you should keep in mind that certain of Ikena’s directors and officers have interests in the ESPP that are different from, in addition to, or in conflict with, your interests as a stockholder, including, among other things, the existence of financial and personal interests, which may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Ikena and its stockholders and what he, she or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Ikena’s officers have interests in the Merger that may conflict with your interests as a stockholder. See the section titled “The Merger—Interests of Ikena’s Directors and Executive Officers in the Merger” for a further discussion of these considerations.

PROPOSAL NO. 7—THE ADJOURNMENT PROPOSAL
General
If Ikena fails to receive a sufficient number of votes to approve the Nasdaq Stock Issuance Proposal and/or the Reverse Stock Split Proposal, Ikena may propose to adjourn the Ikena annual meeting, for a period of not more than 60 days, for the purpose of soliciting additional proxies to approve the Nasdaq Stock Issuance Proposal and/or the Reverse Stock Split Proposal. Ikena currently does not intend to propose adjournment at the Ikena annual meeting if there are sufficient votes to approve the Nasdaq Stock Issuance Proposal and/or the Reverse Stock Split Proposal.
If a quorum is not present at the Ikena annual meeting, under Ikena’s bylaws, the chair of the Ikena annual meeting will have the power to adjourn the Ikena annual meeting until a quorum is present or represented.
Required Vote
The affirmative vote of a majority of the votes properly cast for and against by the holders of Ikena common stock entitled to vote on at the Ikena annual meeting is required to approve the Adjournment Proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on the Adjournment Proposal.
The Merger is not conditioned upon the approval of the Adjournment Proposal.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Adjournment Proposal.
THE IKENA BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE ADJOURNMENT PROPOSAL, IF NECESSARY

IKENA’S BUSINESS
Unless otherwise indicated or the context otherwise requires, references in this section to “Ikena,” the “Company,” “we,” “us,” “our” and other similar terms refer to Ikena and its subsidiaries.
Overview
We are historically a targeted oncology company focused on developing differentiated therapies for patients in need that target nodes of cancer growth, spread, and therapeutic resistance. In May 2024, after an in-depth assessment of the value proposition of our programs for both patients and company stakeholders, we announced our intention to seek strategic alternatives for the business in an effort to maximize value for shareholders. At that time, we discontinued development of IK-930, our selective Hippo pathway inhibitor. While dedicating our efforts towards this corporate strategy, we allocated resources to continue the development of our RAS pathways program, IK-595. IK-595 is a molecular glue designed to trap MEK and RAF in an inactive complex to more completely inhibit RAS signals than existing inhibitors.
Following a comprehensive review of strategic options, including a variety of transaction types, in December 2024, we announced the signing of the Merger Agreement with Inmagene. The transactions contemplated by the Merger Agreement are expected to close in mid-2025 (the “Closing”). The transaction was approved by the boards of directors of both Ikena and Inmagene and our board of directors resolved to recommend approval of the Merger Agreement and other related matters to our stockholders. The Closing is subject to approval by our stockholders, as well as other customary closing conditions, including the effectiveness of a registration statement filed with the SEC in connection with the transaction. If the merger is completed, the combined company will operate under the name “ImageneBio, Inc.” If the merger is completed, the business of Inmagene will continue as the business of the combined company and will be centered around advancing Inmagene’s lead product candidate, IMG-007, in AD and additional immunology and inflammatory indications. All Ikena programs that remain following the closing of the merger (our legacy programs) will be subject to CVRs that will be held by current Ikena investors when issued.
Our Lead Program: IK-595, a Dual MEK-RAF Inhibitor
IK-595 is a molecular glue designed to trap MEK and all three RAF isoforms in an inactive complex to more completely inhibit RAS signals than existing pathway inhibitors. In the second half of 2024, we continued to collect data from targeted patients in our ongoing Phase 1 clinical program in RAS and RAF mutant cancers. Fifty-one patients have been enrolled and treated with IK-595 in the dose escalation to date.
Targeting in the RAS Pathway and MEK Inhibition in Cancer
The RAS pathway is implicated in at least half a million new cancer diagnoses each year in the United States alone. Ten of the twenty most common cancers worldwide are associated with RAS pathway mutations, representing a major unmet need for new and innovative approaches in the pathway.

10 of the 20 Most Common Cancers Worldwide are Associated with RAS Pathway Mutations

Pancreatic Ductal Adenocarcinoma
Colorectal Adenocarcinoma
Multiple Myeloma
Lung Adenocarcinoma
Skin Cutaneous Melanoma
Uterine Corpus Endometroid Sarcoma
Uterine Carcinosarcoma
Thyroid Carcinoma
Acute Myeloid Leukemia
Bladder Urothelial Carcinoma
Gastric Adenocarcinoma
Cervical Adenocarcinoma
Head and Neck Squamous Cell Carcinoma
Diffuse Large B Cell Lymphoma
0
20
40
60
80
100
Frequency of RAS Mutation2
Top 20 Cancer
%KRAS
%NRAS
%HRAS

Cox. Nature Reviews Drug Discovery (2014); World Cancer Research Fund International
IK-595 is a dual MEK-RAF inhibitor designed to trap MEK and RAF in an inactive complex. The RAS-RAF-MEK-ERK cascade (MAPK pathway) regulates cell proliferation, differentiation, survival and therapeutic resistance. Activating mutations in this pathway are known to drive tumorigenesis in a large number of patient populations. Targeting MEK and RAF has the potential to benefit patients across a plethora of indications, including RAS and RAF-altered cancers, as monotherapy and when combined with other therapies.

Existing drugs targeting MEK, classified as kinase inhibitors, are limited by insufficient pathway inhibition and narrow therapeutic window. Therefore, these drugs are only currently addressing BRAF type I mutant cancer patients and NF1 mutant neurofibroma patients. One of the well-known mechanisms of resistance to existing MEK inhibitors in RAS mutant populations is through a CRAF-mediated bypass. Upon MEK inhibition with approved inhibitors, CRAF kinase activity can be reactivated through ERK mediated negative feedback control. CRAF function independent of its kinase activity also mediates resistance to MEK and RAF kinase inhibitors. These two important CRAF roles in tumorigenesis and therapeutic resistance are significant factors in why existing MEK inhibitors, including the four FDA approved therapies, are insufficient for serving the large patient populations with RAS or RAF gene alterations.

MEK's role in driving ERK-mediated tumor growth
RASm
A/B-RAF
CRAF
CRAF (kinase-independent)
MEK 1/2
ERK 1/2
First gen MEK inhibitors trigger CRAF mediated pathway reactivation
RASm
A/B-RAF
CRAF
CRAF
MEK 1/2
CRAF bypass
1st gen MEKi
ERK 1/2

Our Solution, IK-595
IK-595 is a clinical stage, potent, oral, small molecule MEK-RAF molecular glue, which is designed to more comprehensively inhibit MAPK signaling than existing treatments, while achieving a broader therapeutic window for patients. Through its ability to stabilize MEK-RAF interaction, including CRAF, IK-595 aims to prevent both CRAF bypass and kinase-independent CRAF activity.

IK-595 is currently being evaluated in a Phase I clinical trial in RAS and RAF mutant cancers. The first patient was treated with IK-595 in December 2023 and a total of 51 patients with advanced tumors and MAPK alterations have been enrolled and treated.
We have generated a robust preclinical dataset supporting IK-595 as a potentially durable therapeutic solution for multiple cancer types linked to the RAS pathway, expanding the potential populations that could benefit from existing MEK inhibitors. These studies demonstrate and include:
•	Potent inhibition capabilities of IK-595 through multiple biochemical and cellular potency assays;
•	IK-595’s ability to stabilize MEK and RAF, including CRAF, which we believe is key to differentiation in the class;
•	IK-595’s inhibition of MEK kinase activity;
•	Durable inhibition of phosphorylated ERK and downstream target gene expression;
•	IK-595’s preclinical anti-tumor efficacy in RAS and RAF altered cancer cell lines;
•	Potential synergy of IK-595 in combination with other targeted therapies in vitro, including in combination with KRAS G12C-inhibitors, EGFR inhibitors, PI3K inhibitors, chemotherapy and others; and
•	IK-595 has been designed to have shorter half-life in humans to enable differentiated dosing strategies.
IK-595 Clinical Development Strategy
We have explored multiple dosing schedules in our ongoing Phase 1 clinical trial (NCT06270082) of IK-595 in patients with RAS and RAF mutant cancers at each dose level. The first patient in the Phase 1 clinical program was dosed in December 2023 and a total of 51 patients with advanced tumors and MAPK alterations have been enrolled and treated to date.
Our Additional Legacy Programs
In December 2024, we entered into a global exclusive license agreement with Foundery Immune Studio, LLC, an immunotherapy focused venture firm, which encompasses three assets: clinical-stage programs PY314, a TREM2 antagonist, and PY159, a TREM1 antagonist; and IND-ready PY265, a MARCO antagonist. We are eligible to receive up to $1.0 billion in regulatory and commercial milestones, commercial royalties, and have a right to proceeds from future strategic transactions. We did not receive an upfront payment as part of this transaction.
Our IK-175 aryl hydrocarbon receptor (“AHR”) antagonist program that was partnered with Bristol-Myers Squibb Company (“Bristol-Myers Squibb”) completed its Phase 1 clinical trial in late 2023. Initial results shared in November 2022 demonstrate encouraging, durable, anti-tumor activity in stage 1 of both the monotherapy and combination arms in urothelial carcinoma patients. In January 2024, we announced that Bristol-Myers Squibb did not opt into the program. In March 2025 we entered into an asset sale agreement with a venture capital firm for the sale of IK-175, pursuant to which we received a cash payment of $0.4 million.
In November 2024, we entered into an asset sale agreement with the same venture capital firm for the sale of our preclinical AHR agonist, pursuant to which we received a cash payment of $1.5 million.
In March 2025, we entered into an agreement to assign intellectual property to the University of Texas (“UT”) for a solely-owned patent family related to IK-412, our preclinical kynurenine targeting program. We are eligible to receive a portion of UT’s milestone payments or license fees generated from the assigned intellectual property, together with UT’s other intellectual property related to IK-412. We did not receive an upfront payment as part of this transaction.
As previously disclosed in May 2024, after an in-depth assessment of our programs, we discontinued development of IK-930, our selective Hippo pathway inhibitor, but may pursue strategic business development opportunities for this program in the future, including out-licensing.
Competition
The biotechnology and pharmaceutical industries are characterized by rapid innovation of new technologies, fierce competition, and strong defense of intellectual property. While we believe that our pipeline and our knowledge, experience, and scientific resources provide us with competitive advantages, we face competition from major pharmaceutical and biotechnology companies, academic institutions, governmental agencies, and public and private research institutions, among others.
We compete in segments of pharmaceuticals and biotechnology, and there are other companies focusing on structural biology-guided chemistry-based drug design to develop therapies in the fields of cancer and other diseases. These companies include divisions of large pharmaceutical companies and biotechnology companies of various sizes. Any product candidates that we successfully develop and commercialize will compete with currently approved therapies and new therapies that may become available in the future from segments of the pharmaceutical, biotechnology and other related markets that pursue targeted oncology therapeutics. Key product features that would affect our ability to effectively compete with other therapeutics include the efficacy, safety, and convenience of our products.
Our competitors may obtain regulatory approval of their products more rapidly than we may or may obtain patent protection or other intellectual property rights that limit our ability to develop or commercialize our product candidates. Our competitors may also develop drugs that are more effective, more convenient, more widely used and less costly or have a better safety profile than our products and these competitors may also be more successful than us in manufacturing and marketing their products.
Furthermore, we also face competition more broadly across the market for cost-effective and reimbursable cancer treatments. The most common methods of treating patients with cancer are surgery, radiation and drug therapy, including chemotherapy, hormone therapy and targeted drug therapy or a combination of such methods. There are a variety of available drug therapies marketed for cancer. In many cases, these drugs are administered in combination to enhance efficacy. While our product candidates, if any are approved, may compete with these existing drug and other therapies, to the extent they are ultimately used in combination with or as an adjunct to these therapies, our product candidates may not be competitive with them. Some of these drugs are branded and subject to patent protection, and others are available on a generic basis. Insurers and other third-party payors may also encourage the use of generic products or specific branded products. We expect that if our product candidates are approved, they will be priced at a significant premium over competitive generic, including branded generic, products. As a result, obtaining market acceptance of, and gaining significant share of the market for, any of our product candidates that we successfully introduce to the market will pose challenges. In addition, many companies are developing new therapeutics, and we cannot predict what the standard of care will be as our product candidates progress through clinical development.
IK-595
In addition to approved MEK1/2 inhibitors (Mekinist®, Mektovi®, Cotellic®, Koselugo®), those pending review with the FDA, including SpringWorks’ mirdametinib and Verastem’s MEK/RAF inhibitor, avutometinib (VS-6766), we are aware of the following IND-ready and clinical-stage MEK1/2 inhibitors: Nested Therapeutics, DayOne Biopharma’s pimasertib, KeChow Pharma’s tunlametinib (HL-085), Sino Biopharmaceutical’s TQB-3234, Fosun Pharma’s FCN-159, Recursion’s REC-4881, and Lupin’s LNP3794. Additional MEK/RAF-targeted agents include Immuneering’s IMM-1-104, and IMM-6-415. Pan-RAF inhibitors include DayOne Biopharma’s tovorafenib (DAY-101), Erasca’s naporafenibum (LXH-254), BeiGene’s lifirafenib (BGB-283), Genentech’s belvarafenib, Kinnate Biopharma’s exarafenib (KIN-2787), Jazz Pharma’s JZP-815, and Deciphera’s DCC-3084.
License and Collaboration Agreements
Master Collaboration Agreement with Bristol-Myers Squibb
In January 2019, we entered into our collaboration agreement with Celgene Corporation (acquired by Bristol-Myers Squibb in November 2019) (the “Bristol-Myers Squibb Collaboration Agreement”) under which Bristol-Myers Squibb could elect in its sole discretion to exclusively license rights to develop and commercialize compounds (and products and diagnostic products containing such compounds) that modulate the activity of two collaboration targets, kynurenine and AHR, excluding AHR agonists other than inverse agonists (the “Collaboration Candidates”), known as IK-175 and IK-412. The Bristol-Myers Squibb Collaboration Agreement triggered an upfront payment of $95.0 million, which consisted of approximately $80.5 million in cash and an equity investment of approximately $14.5 million for which we issued 14,545,450 shares of our Series A-1 Preferred Stock pursuant to a separate stock purchase agreement. The series A-1 shares automatically converted into common stock upon the completion of our IPO.

On a program-by-program basis, through the completion of a Phase 1b clinical trial for each of IK-175 and IK-412, Bristol-Myers Squibb had the exclusive right with respect to such Collaboration Candidate to a worldwide exclusive license with us to develop, commercialize and manufacture the compound (and products and diagnostic products containing such compounds) underlying such Collaboration Candidate. The Collaboration Candidates were eligible for opt-in through early 2024. On January 17, 2024, Bristol-Myers Squibb notified us of its decision not to opt-in on the IK-175 program. In addition, Bristol-Myers Squibb did not provide an opt-in exercise for the IK-412 program. As a result, we regained full global rights to the IK-175 and IK-412 programs.
Intellectual Property
We seek to protect the intellectual property and proprietary technology that we consider important to our business, including by pursuing patent applications that cover our product candidates and future products, and methods of using the same, as well as any other relevant inventions and improvements that we believe to be commercially important to the development of our business. We also rely on trade secrets, know-how and continuing technological innovation to develop and maintain our proprietary and intellectual property position. Our commercial success depends, in part, on our ability to obtain, maintain, enforce and protect our intellectual property and other proprietary rights for the technology, inventions and improvements we consider important to our business, and to defend any patents we may own or in-license in the future, prevent others from infringing any patents we may own or in-license in the future, preserve the confidentiality of our trade secrets, and operate without infringing, misappropriating or otherwise violating the valid and enforceable patents and proprietary rights of third parties.
Patent Protection
As with other biotechnology and pharmaceutical companies, our ability to maintain and solidify our proprietary and intellectual property position for our product candidates, future products, and proprietary technologies will depend on our success in obtaining effective patent claims and enforcing those claims if granted. However, our pending patent applications, and any patent applications that we may in the future file or license from third parties, may not result in the issuance of patents and any issued patents we may obtain do not guarantee us the right to practice our technology or commercialize our product candidates. We also cannot predict the breadth of claims that may be allowed or enforced in any patents we may own or in-license in the future. Any issued patents that we may own or in-license in the future may be challenged, invalidated, circumvented, or have the scope of their claims narrowed. In addition, because of the extensive time required for clinical development and regulatory review of a product candidate we may develop, it is possible that, before any of our product candidates can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby limiting the protection such patent would afford the respective product and any competitive advantage such patent may provide.
The term of individual patents depends upon the date of filing of the patent application, the date of patent issuance, and the legal term of patents in the countries in which they are obtained. In most countries, including the United States, the patent term is 20 years from the earliest filing date of a non-provisional patent application. In the United States, a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the USPTO in examining and granting a patent, or may be shortened if a patent is terminally disclaimed over an earlier expiring patent. The term of a patent claiming a new drug product may also be eligible for a limited patent term extension when FDA approval is granted, provided statutory and regulatory requirements are met. The term extension period granted on a patent covering a product is typically one-half the time between the effective date of a clinical investigation involving human beings is begun and the submission date of an application, plus the time between the submission date of an application and the ultimate approval date. The term extension period cannot be longer than five years, and the term extension period may not extend the patent term beyond 14 years from the date of FDA approval. Only one patent applicable to an approved product is eligible for the extension, and only those claims covering the approved product, a method for using it, or a method for manufacturing it may be extended. Additionally, the application for the extension must be submitted prior to the expiration of the patent in question. A patent that covers multiple products for which approval is sought can only be extended in connection with one of the approvals. The USPTO reviews and approves the application for any patent term extension in consultation with the FDA. In the future, if our product candidates receive approval by the FDA, we expect to apply for patent term extensions on any issued patents covering those products, depending upon the length of the clinical studies for each product and other factors. There can be no assurance that our pending patent applications, and any patent applications that we may in the future file or license from third parties, will issue or that we will benefit from any patent term extension or favorable adjustments to the terms of any patents we may own or in-license in the future. In addition, the actual protection afforded by a patent varies on a product-by-product basis, from country-to-country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent. Patent term may be inadequate to protect our competitive position on our products for an adequate amount of time.
The patents and patent applications have claims relating to our current product candidates, methods of use and manufacturing processes, as well as claims directed to potential future products and developments.
MEK Inhibitor Patent Families
As of February 12, 2025, we solely own three patent families related to MEK inhibitors, compositions thereof, and methods of their use. Any U.S. or foreign patents that issue from these patent families, if granted and all appropriate maintenance fees paid, are expected to expire from 2042 to 2044, not including any patent term adjustment, patent term extension or supplementary protection certificate (“SPC”). These patent families are described in more detail below.
•
We have one MEK patent family directed to a first collection of MEK inhibitors, compositions thereof, and methods of their use. As of February 12, 2025, this MEK patent family contains one pending U.S. application, and pending applications in foreign jurisdictions, such as Europe, Japan, China, Australia, Canada, India, and South Korea. Any U.S. or foreign patents that issue from this MEK patent family, if granted and all appropriate maintenance fees paid, are expected to expire in 2042, not including any patent term adjustment, patent term extension, or SPC.

•
We have one MEK patent family directed to a second collection of MEK inhibitors, compositions thereof, and methods of their use. As of February 12, 2025, this MEK patent family contains one issued U.S. patent, one pending U.S. non-provisional application, and pending applications in foreign jurisdictions, such as Europe, Japan, China, Australia, Canada, India, South Korea, Argentina and Taiwan. The issued U.S. patent includes composition of matter claims encompassing IK-595. Our issued U.S. patent and any U.S. or foreign patents that issue in the future from this MEK patent family, if granted and all appropriate maintenance fees paid, are expected to expire in 2043, not including any patent term adjustment, patent term extension, or SPC.

•
We have one MEK patent family directed to combinatorial methods of using MEK inhibitors. As of February 12, 2025, this MEK patent family contains one pending PCT application. Any U.S. or foreign patents that issue from this MEK patent family, if granted and all appropriate maintenance fees paid, are expected to expire in 2044, not including any patent term adjustment, patent term extension, or SPC.

Our current lead MEK inhibitor, IK-595, is covered by our solely owned U.S. patent with composition of matter claims, which is expected to expire in 2043, not including any patent term adjustment, patent term extension, or SPC. Our current lead MEK inhibitor, IK-595, compositions thereof, and methods of the use, are also covered by our solely owned pending U.S. and foreign patent applications, whereby any U.S. or foreign patents that, if granted and all appropriate maintenance fees paid, are expected to expire from 2043 to 2044, not including any patent term adjustment, patent term extension, or SPC.
Trade Secret Protection
In addition to patents, we rely on unpatented trade secrets, know-how and continuing technological innovation to develop and maintain our competitive position. However, trade secrets and confidential know-how are difficult to protect. In particular, we anticipate that with respect to the building of our compound library, our trade secrets and know-how will over time be disseminated within the industry through independent development and public presentations describing the methodology. We seek to protect our proprietary information, in part, by executing confidentiality agreements with our collaborators and scientific advisors and non-competition, non-solicitation, confidentiality and invention assignment agreements with our employees and consultants. We have also executed agreements requiring assignment of inventions with selected consultants, scientific advisors and collaborators. The confidentiality agreements we enter into are designed to protect our proprietary information and the agreements or clauses requiring assignment of inventions to us are designed to grant us ownership of technologies that are developed through our relationship with the respective counterparty. We cannot guarantee that we will have executed such agreements with all applicable employees and contractors, or that these agreements will afford us adequate protection of our intellectual property and proprietary information rights. In addition, our trade secrets and/or confidential know-how may become known or be independently developed by a third party or misused by any collaborator to whom we disclose such information. These agreements may also be breached, and we may not have an adequate remedy for any such breach. Despite any measures taken to protect our intellectual property, unauthorized parties may attempt to copy aspects of our products or to obtain or use information that we regard as proprietary. Although we take steps to protect our proprietary information, third parties may independently develop the same or similar proprietary information or may otherwise gain access to our proprietary information. As a result, we may be unable to meaningfully protect our trade secrets and proprietary information. For more information regarding the risks related to our intellectual property, please see “Risk Factors—Risks Related to Our Intellectual Property.”
Trademark Protection
We have obtained registered trademarks with the USPTO for the IKENA and IKENA ONCOLOGY word marks for services. We have pending applications for trademark protection with the USPTO for the IKENA and IKENA ONCOLOGY word marks for goods.
Commercialization
Subject to receiving marketing approvals, we would expect to commence commercialization activities by building a focused sales and marketing organization in the United States to sell our products. The responsibilities of the marketing organization would include developing educational initiatives with respect to approved products and establishing relationships with researchers and practitioners in relevant fields of medicine. Outside the United States, we expect to enter into distribution and other marketing arrangements with third parties for any of our product candidates that obtain marketing approval.
Manufacturing
We do not have any manufacturing facilities. We currently rely, and expect to continue to rely, on third parties for the manufacture of our product candidates as well as for clinical testing and commercial manufacture if our product candidates receive marketing approval.
All of our drug candidates are small molecules and are manufactured in synthetic processes from available starting materials. The chemistry appears amenable to scale-up and does not currently require unusual equipment in the manufacturing process. If we continue to progress the development of our product candidates, we expect to rely on contract manufacturing facilities for our product candidate production needs.
If necessary, we expect to rely on third parties for the manufacture of companion diagnostics for our products, which are assays or tests to identify an appropriate patient population. Depending on the technology solutions we choose, we may rely on multiple third parties to manufacture and sell a single test.
Governmental Regulation
The FDA and other regulatory authorities at federal, state and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, recordkeeping, approval, advertising, promotion, marketing, post-approval monitoring and post-approval reporting of drugs. We, along with our vendors, CROs, clinical investigators, and CMOs will be required to navigate the various preclinical, clinical, manufacturing and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval of our product candidates. The process of obtaining regulatory approvals of drugs and ensuring subsequent compliance with appropriate federal, state, local and foreign statutes and regulations requires the expenditure of substantial time and financial resources.
In the United States, where we are initially focusing our drug development, the FDA regulates drug products under the Federal Food, Drug, and Cosmetic Act, as amended (“FD&C Act”), and its implementing regulations. Drugs are also subject to other federal, state and local statutes and regulations. If we fail to comply with applicable FDA or other requirements at any time with respect to product development, clinical testing, approval or any other regulatory requirements relating to product manufacture, processing, handling, storage, quality control, safety, marketing, advertising, promotion, packaging, labeling, export, import, distribution, or sale, we may become subject to administrative or judicial sanctions or other legal consequences. These sanctions or consequences could include, among other things, the FDA’s refusal to approve pending applications, issuance of clinical holds for ongoing studies, suspension or withdrawal of approved applications, warning or untitled letters, product withdrawals or recalls, product seizures, relabeling or repackaging, total or partial suspensions of manufacturing or distribution, injunctions, fines, civil penalties or criminal prosecution.
Our product candidates must be approved for therapeutic indications by the FDA before they may be marketed in the United States. For drug product candidates regulated under the FD&C Act, FDA must approve a NDA. The process generally involves the following:
•	completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with GLP requirements;
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completion of the manufacture, under cGMP conditions, of the drug substance and drug product that the sponsor intends to use in human clinical trials along with required analytical and stability testing;

•	submission to the FDA of an IND which must become effective before clinical trials may begin and must be updated annually and when certain changes are made;
•	approval by an IRB or independent ethics committee at each clinical trial site before each trial may be initiated;
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performance of adequate and well-controlled clinical trials in accordance with applicable IND regulations, GCP requirements and other clinical trial-related regulations to establish the safety and efficacy of the investigational product for each proposed indication;

•	preparation and submission to the FDA of an NDA;
•	a determination by the FDA within 60 days of its receipt of an NDA to file the application for review;
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satisfactory completion of one or more FDA pre-approval inspections of the manufacturing facility or facilities where the drug will be produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug product’s identity, strength, quality and purity;

•	satisfactory completion of FDA audit of the clinical trial sites that generated the data in support of the NDA;
•	payment of user fees for FDA review of the NDA; and
•	FDA review and approval of the NDA, including, where applicable, consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug in the United States.
Preclinical Studies and Clinical Trials for Drugs
Before testing any drug in humans, the product candidate must undergo rigorous preclinical testing. Preclinical studies include laboratory evaluations of product chemistry, formulation and stability, as well as in vitro and animal studies to assess safety and in some cases to establish the rationale for therapeutic use. The conduct of preclinical studies is subject to federal and state regulation and requirements, including GLP requirements for safety/toxicology studies. The results of the preclinical studies, together with manufacturing information and analytical data, must be submitted to the FDA as part of an IND.
An IND is a request for authorization from the FDA to administer an investigational product to humans and must become effective before clinical trials may begin. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. The IND also includes the results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational product. Some long-term preclinical testing may continue after the IND is submitted. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions about the conduct of the clinical trial, including concerns that human research subjects will be exposed to unreasonable health risks, and imposes a full or partial clinical hold. FDA must notify the sponsor of the grounds for the hold and any identified deficiencies must be resolved before the clinical trial can begin. Submission of an IND may result in the FDA not allowing clinical trials to commence or not allowing clinical trials to commence on the terms originally specified in the IND. A clinical hold can also be imposed once a trial has already begun, thereby halting the trial until the deficiencies articulated by FDA are corrected.

The clinical stage of development involves the administration of the product candidate to healthy volunteers or patients under the supervision of qualified investigators, who generally are physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirements that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria and the parameters and criteria to be used in monitoring safety and evaluating effectiveness. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by an IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable compared to the anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed. The FDA, the IRB, or the sponsor may suspend or discontinue a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trials to public registries. Information about clinical trials, including results for clinical trials other than Phase 1 investigations, must be submitted within specific timeframes for publication on www.ClinicalTrials.gov, a clinical trials database maintained by the National Institutes of Health.
A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, FDA will nevertheless accept the results of the study in support of an NDA if the study was conducted in accordance with GCP requirements, and the FDA is able to validate the data through an onsite inspection if deemed necessary.
Clinical trials to evaluate therapeutic indications to support NDAs for marketing approval are typically conducted in three sequential phases, which may overlap.
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Phase 1—Phase 1 clinical trials involve initial introduction of the investigational product in a limited population of healthy human volunteers or patients with the target disease or condition. These studies are typically designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, excretion the side effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.

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Phase 2—Phase 2 clinical trials typically involve administration of the investigational product to a limited patient population with a specified disease or condition to evaluate the drug’s potential efficacy, to determine the optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks.

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Phase 3—Phase 3 clinical trials typically involve administration of the investigational product to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval and physician labeling. Generally, two adequate and well-controlled Phase 3 trials are required by the FDA for approval of an NDA.

In March 2022, the FDA released final guidance titled “Expansion Cohorts: Use in First-In-Human Clinical Trials to Expedite Development of Oncology Drugs and Biologics,” which outlines how drug developers can utilize an adaptive trial design commonly referred to as a seamless trial design in early stages of oncology drug development (i.e., the first-in-human clinical trial) to compress the traditional three phases of trials into one continuous trial called an expansion cohort trial. Information to support the design of individual expansion cohorts are included in IND applications and assessed by FDA. Expansion cohort trials can potentially bring efficiency to drug development and reduce development costs and time.
Post-approval trials, sometimes referred to as Phase 4 clinical trials or post-marketing studies, may be conducted after initial marketing approval. These trials are used to gain additional experience from the treatment of patients in the intended therapeutic indication and are commonly intended to generate additional safety data regarding use of the product in a clinical setting. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of NDA approval.

Progress reports detailing the results of the clinical trials, among other information, must be submitted at least annually to the FDA. Written IND safety reports must be submitted to the FDA and the investigators fifteen days after the trial sponsor determines the information qualifies for reporting for serious and unexpected suspected adverse events, findings from other studies or animal or in vitro testing that suggest a significant risk for human volunteers and any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must also notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction as soon as possible but in no case later than seven calendar days after the sponsor’s initial receipt of the information.
Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the product candidate and finalize a process for manufacturing the drug product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and manufacturers must develop, among other things, methods for testing the identity, strength, quality and purity of the final drug product. Additionally, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.
U.S. Marketing Approval for Drugs
Assuming successful completion of the required clinical testing, the results of the preclinical studies and clinical trials, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA package requesting approval to market the product for one or more indications. An NDA is a request for approval to market a new drug for one or more specified indications and must contain proof of the drug’s safety and efficacy for the requested indications. The marketing application is required to include both negative and ambiguous results of preclinical studies and clinical trials, as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational drug to the satisfaction of the FDA. FDA must approve an NDA before a drug may be marketed in the United States.
The FDA reviews all submitted NDAs to ensure they are sufficiently complete to permit substantive review before it accepts them for filing and may request additional information rather than accepting the NDA for filing. The FDA must make a decision on accepting an NDA for filing within 60 days of receipt, and such decision could include a refusal to file by the FDA. Once the submission is accepted for filing, the FDA begins an in-depth substantive review of the NDA. The FDA reviews an NDA to determine, among other things, whether the product is safe and effective for the indications sought and whether the facility in which it is manufactured, processed, packaged or held meets standards designed, including cGMP requirements, designed to assure and preserve the product’s continued identity, strength, quality and purity. Under the goals and polices agreed to by the FDA under the Prescription Drug User Fee Act (“PDUFA”), the FDA targets ten months, from the filing date, in which to complete its initial review of a new molecular entity NDA and respond to the applicant, and six months from the filing date of a new molecular entity NDA for priority review. The FDA does not always meet its PDUFA goal dates for standard or priority NDAs and the review process is often extended by FDA requests for additional information or clarification.
Further, under PDUFA, as amended, each NDA must be accompanied by a substantial user fee. The FDA adjusts the PDUFA user fees on an annual basis. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.
The FDA also may require submission of a REMS if it believes that a risk evaluation and mitigation strategy is necessary to ensure that the benefits of the drug outweigh its risks. A REMS can include use of risk evaluation and mitigation strategies like medication guides, physician communication plans, assessment plans, and/or elements to assure safe use, such as restricted distribution methods, patient registries, special monitoring or other risk-minimization tools.

The FDA may refer an application for a novel drug to an advisory committee. An advisory committee is a panel of independent experts, including clinicians and other scientific experts, which reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.
Before approving an NDA the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and are adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA may inspect one or more clinical trial sites to assure compliance with GCP and other requirements and the integrity of the clinical data submitted to the FDA.
After evaluating the NDA and all related information, including the advisory committee recommendation, if any, and inspection reports regarding the manufacturing facilities and clinical trial sites, the FDA may issue an approval letter, or, in some cases, a Complete Response Letter. A Complete Response Letter indicates that the review cycle of the application is complete and the application is not ready for approval. A Complete Response Letter generally contains a statement of specific conditions that must be met in order to secure final approval of the NDA except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the Complete Response Letter without first conducting required inspections, testing submitted product lots, and/or reviewing proposed labeling. In issuing the Complete Response Letter, the FDA may require additional clinical or preclinical testing or recommend other actions, such as requests for additional information or clarification, that the applicant might take in order for the FDA to reconsider the application. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval. If and when those conditions have been met to the FDA’s satisfaction, the FDA will typically issue an approval letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications.
Even if the FDA approves a product, depending on the specific risk(s) to be addressed it may limit the approved indications for use of the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies, including Phase 4 clinical trials, be conducted to further assess a product’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution and use restrictions or other risk management mechanisms under a REMS, which can materially affect the potential market and profitability of the product. The FDA may prevent or limit further marketing of a product based on the results of post-marketing studies or surveillance programs. After approval, some types of changes to the approved product, such as adding new indications, manufacturing changes, and additional labeling claims, are subject to further testing requirements and FDA review and approval.
Orphan Drug Designation and Exclusivity
Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is a disease or condition with either a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 individuals in the United States when there is no reasonable expectation that the cost of developing and making the product available in the United States for the disease or condition will be recovered from sales of the product. Orphan drug designation must be requested before submitting an NDA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process, though companies developing orphan products are eligible for certain incentives, including tax credits for qualified clinical testing and waiver of application fees.
If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to a seven-year period of marketing exclusivity during which the FDA may not approve any other applications to market the same therapeutic agent for the same indication, except in limited circumstances, such as a subsequent product’s showing of clinical superiority over the product with orphan exclusivity or where the original applicant cannot produce sufficient quantities of product. Competitors, however, may receive approval of different therapeutic agents for the indication for which the orphan product has exclusivity or obtain approval for the same therapeutic agent for a different indication than that for which the orphan product has exclusivity. Orphan product exclusivity could block the approval of one of our products for seven years if a competitor obtains approval for the same therapeutic agent for the same indication before we do, unless we are able to demonstrate that our product is clinically superior. If an orphan designated product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan exclusivity. Further, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or the manufacturer of the approved product is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.
Expedited Development and Review Programs for Drugs
The FDA maintains several programs intended to facilitate and expedite development and review of new drugs to address unmet medical needs in the treatment of serious or life-threatening diseases or conditions. These programs include fast track designation, breakthrough therapy designation, priority review and accelerated approval, and the purpose of these programs is to either expedite the development or review of important new drugs to get them to patients more quickly than standard FDA review timelines typically permit.
A new drug is eligible for fast track designation if it is intended to treat a serious or life-threatening disease or condition and demonstrates the potential to address unmet medical needs for such disease or condition. Fast track designation applies to the combination of the product candidate and the specific indication for which it is being studied. Fast track designation provides increased opportunities for sponsor interactions with the FDA during preclinical and clinical development, in addition to the potential for rolling review once a marketing application is filed. Rolling review means that the FDA may review portions of the marketing application before the sponsor submits the complete application.
In addition, a new drug may be eligible for breakthrough therapy designation if it is intended to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug alone or in combination with one or more other drugs may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. Breakthrough therapy designation provides all the features of fast track designation in addition to intensive guidance on an efficient product development program beginning as early as Phase 1, and FDA organizational commitment to expedited development, including involvement of senior managers and experienced review staff in a cross-disciplinary review, where appropriate.
Any product submitted to the FDA for approval, including a product with fast track or breakthrough therapy designation, may also be eligible for additional FDA programs intended to expedite the review and approval process, including priority review designation and accelerated approval. A product is eligible for priority review, once an NDA is submitted, if the product that is the subject of the marketing application has the potential to provide a significant improvement in safety or effectiveness in the treatment, diagnosis or prevention of a serious disease or condition. Under priority review, the FDA’s goal date to take action on the marketing application is six months compared to ten months for a standard review.
Products are eligible for accelerated approval if they are designed to treat a serious or life-threatening disease or condition and can be shown to have an effect on a surrogate endpoint that is reasonably likely to predict clinical benefit, or an effect on a clinical endpoint that can be measured earlier than an effect on irreversible morbidity or mortality, which is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments.
Accelerated approval is usually contingent on a sponsor’s agreement to conduct, in a diligent manner, adequate and well-controlled additional post-approval confirmatory trials to verify and describe the product’s clinical benefit. Under the FDORA, the FDA is now permitted to require that such trials be underway prior to approval or within a specific time period after accelerated approval is granted. Additionally, under the FDORA, the FDA has increased authority for expedited procedures to withdraw approval of a drug or an indication approved under accelerated approval if, for example, the confirmatory trial fails to verify the predicted clinical benefit of the product. In addition, for products being considered for accelerated approval, the FDA generally requires, unless otherwise informed by the Agency, that all advertising and promotional materials intended for dissemination or publication within 120 days of marketing approval be submitted to the agency for review during the pre-approval review period. After the 120-day period has passed, all advertising and promotional materials must be submitted at least 30 days prior to the intended time of initial dissemination or publication.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or the time period for FDA review or approval may not be shortened. Furthermore, fast track designation, breakthrough therapy designation, priority review and accelerated approval do not change the scientific or medical standards for approval or the quality of evidence necessary to support approval, though they may expedite the development or review process.
Pediatric Information and Pediatric Exclusivity
Under the Pediatric Research Equity Act (“PREA”), certain NDAs and certain NDA supplements must contain data that can be used to assess the safety and efficacy of the product candidate for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of pediatric data or full or partial waivers. The FD&C Act requires that a sponsor who is planning to submit a marketing application for a product candidate that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration submit an initial Pediatric Study Plan (“PSP”) within 60 days of an end-of-Phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the Phase 3 or Phase 2/3 study. The initial PSP must include an outline of the pediatric study or studies that the sponsor plans to conduct, including study objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed-upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from preclinical studies, early phase clinical trials and/or other clinical development programs. Unless otherwise required by regulation, PREA does not apply to a drug for an indication for which orphan designation has been granted, except that PREA will apply to an original NDA for a new active ingredient that is orphan-designated if the drug is a molecularly targeted cancer product intended for the treatment of an adult cancer and is directed at a molecular target that FDA determines to be substantially relevant to the growth or progression of a pediatric cancer.
A drug can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.
U.S. Post-approval Requirements for Drugs
Drugs manufactured or distributed pursuant to FDA approvals are subject to continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, reporting of adverse experiences with the product, complying with promotion and advertising requirements, which include restrictions on promoting products for unapproved uses or patient populations (known as “off-label use”) and limitations on industry-sponsored scientific and educational activities. Although physicians may prescribe approved products for off-label uses, manufacturers may not market or promote such uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, including not only by company employees but also by agents of the company or those speaking on the company’s behalf, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including investigation by federal and state authorities. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties, including liabilities under the FCA where products obtain reimbursement under federal health care programs. Promotional materials for approved drugs must be submitted to the FDA in conjunction with their first use or first publication. Further, if there are any modifications to the drug, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new NDA supplement, which may require the development of additional data or preclinical studies and clinical trials.
The FDA may impose a number of post-approval requirements as a condition of approval of an NDA. For example, the FDA may require post-market testing, including Phase 4 clinical trials, and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization. In addition, manufacturers and their subcontractors involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMPs, which impose certain procedural and documentation requirements on sponsors and their CMOs. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon us and any third party manufacturers that a sponsor may use. Manufacturers and manufacturers’ facilities are also required to comply with applicable product tracking and tracing requirements. Accordingly, manufacturers must continue to expend time money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance. Failure to comply with statutory and regulatory requirements may subject a manufacturer to possible legal or regulatory action, such as warning letters, suspension of manufacturing, product seizures, injunctions, civil penalties or criminal prosecution. There is also a continuing, annual program user fee for any marketed product.
The FDA may withdraw approval of a product if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information, requirements for post-market studies or clinical trials to assess new safety risks, or imposition of distribution or other restrictions under a REMS. Other potential consequences include, among other things:
•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;
•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases or other communications containing warnings or other safety information about the product;
•	fines, warning letters or holds on post-approval clinical trials;
•	refusal of the FDA to approve applications or supplements to approved applications, or suspension or withdrawal of product approvals;
•	product seizure or detention, or refusal to permit the import or export of products;
•	injunctions or the imposition of civil or criminal penalties; and
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consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs; or mandated modification of promotional materials and labeling and issuance of corrective information.

Regulation of Companion Diagnostics
Companion diagnostics identify patients who are most likely to benefit from a particular therapeutic product; identify patients likely to be at increased risk for serious side effects as a result of treatment with a particular therapeutic product; or monitor response to treatment with a particular therapeutic product for the purpose of adjusting treatment to achieve improved safety or effectiveness. Companion diagnostics are regulated as medical devices by the FDA. In the United States, the FD&C Act, and its implementing regulations, and other federal and state statutes and regulations govern, among other things, medical device design and development, preclinical and clinical testing, premarket clearance or approval, registration and listing, manufacturing, labeling, storage, advertising and promotion, sales and distribution, export and import, and post-market surveillance. Unless an exemption or FDA exercise of enforcement discretion applies, diagnostic tests generally require marketing clearance or approval from the FDA prior to commercialization. The two primary types of FDA marketing authorization applicable to a medical device are clearance of a premarket notification (“510(k)”) and approval of a PMA.
To obtain 510(k) clearance for a medical device, or for certain modifications to devices that have received 510(k) clearance, a manufacturer must submit a premarket notification demonstrating that the proposed device is substantially equivalent to a previously cleared 510(k) device or to a pre-amendment device that was in commercial distribution before May 28, 1976 (a “predicate device”) for which the FDA has not yet called for the submission of a PMA. In making a determination that the device is substantially equivalent to a predicate device, the FDA compares the proposed device to the predicate device and assesses whether the subject device is comparable to the predicate device with respect to intended use, technology, design and other features which could affect safety and effectiveness. If the FDA determines that the subject device is substantially equivalent to the predicate device, the subject device may be cleared for marketing. The 510(k) premarket notification pathway generally takes from three to 12 months from the date the application is completed, but can take significantly longer.

A PMA must be supported by valid scientific evidence, which typically requires extensive data, including technical, preclinical, clinical and manufacturing data, to demonstrate to the FDA’s satisfaction the safety and effectiveness of the device. For diagnostic tests, a PMA typically includes data regarding analytical and clinical validation studies. As part of its review of the PMA, the FDA will conduct a pre-approval inspection of the manufacturing facility or facilities to ensure compliance with the quality system regulation (“QSR”), which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures. The FDA’s review of an initial PMA is required by statute to take between six to ten months, although the process typically takes longer, and may require several years to complete. If the FDA evaluations of both the PMA and the manufacturing facilities are favorable, the FDA will either issue an approval letter or an approvable letter, which usually contains a number of conditions that must be met in order to secure the final approval of the PMA. If the FDA’s evaluation of the PMA or manufacturing facilities is not favorable, the FDA will deny the approval of the PMA or issue a not approvable letter. A not approvable letter will outline the deficiencies in the application and, where practical, will identify what is necessary to make the PMA approvable. Once granted, PMA approval may be withdrawn by the FDA if compliance with post-approval requirements, conditions of approval or other regulatory standards is not maintained or problems are identified following initial marketing.
In August 2014, the FDA issued a final guidance document addressing the development and approval process for “In Vitro Companion Diagnostic Devices.” According to the guidance document, for novel therapeutic products that depend on the use of a diagnostic test and where the diagnostic device could be essential for the safe and effective use of the corresponding therapeutic product, the companion diagnostic device should be developed and approved or cleared contemporaneously with the therapeutic, although the FDA recognizes that there may be cases when contemporaneous development may not be possible. However, in cases where a drug cannot be used safely or effectively without the companion diagnostic, the FDA’s guidance indicates it will generally not approve the drug without the approval or clearance of the diagnostic device. The FDA also issued a draft guidance in July 2016 setting forth the principles for co-development of an in vitro companion diagnostic device with a therapeutic product. The draft guidance describes principles to guide the development and contemporaneous marketing authorization for the therapeutic product and its corresponding in vitro companion diagnostic.
In January 2024, the FDA announced its intention to initiate the reclassification process for most in vitro diagnostics, including companion diagnostics. Further, the FDA indicated that in addition to the reclassification process, the FDA will continue taking a risk-based approach in the initial classification of individual in vitro diagnostics to determine whether a new test may be classified into Class II through the de novo classification process. In so doing, the FDA indicated that it may regulate most future companion diagnostics as Class II devices, which would likely entail less onerous development, approval, and post-market regulatory requirements than what is required for Class III medical devices and diagnostics that are subject to the PMA pathway.
Once cleared or approved, the companion diagnostic device must adhere to post-marketing requirements including the requirements of the FDA’s QSR, adverse event reporting, recalls and corrections along with product marketing requirements and limitations. Like drug makers, companion diagnostic makers are subject to unannounced FDA inspections at any time during which the FDA will conduct an audit of the product(s) and the company’s facilities for compliance with its authorities.
Other Regulatory Matters
Following product approval, where applicable, the manufacturing, sales, promotion and other activities around product candidates and/or commercialization are also subject to regulation by numerous regulatory authorities in the United States in addition to the FDA. Regulatory agencies with authority over product candidates may include, and are not limited to, the CMS other divisions of the HHS, the Department of Justice, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments and governmental agencies.
Other Healthcare Laws
Healthcare providers, physicians, and third-party payors, both governmental and commercial, will play a primary role in the recommendation and prescription of any products for which we obtain marketing approval. Our business operations and any current or future arrangements with third-party payors, healthcare providers and physicians may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we develop, market, sell and distribute any drugs for which we obtain marketing approval. In the United States, these laws include, without limitation, state and federal anti-kickback, false claims, physician transparency, price reporting, consumer protection and patient data privacy and security laws and regulations.
The scope and enforcement of each of these laws is uncertain and subject to rapid change in the current environment of healthcare reform, especially in light of the lack of applicable precedent and regulations. Federal and state enforcement bodies continue to scrutinize interactions between healthcare companies and healthcare providers and increase investigations, prosecutions, convictions and significant settlements in the healthcare industry. It is possible that governmental authorities will conclude that our business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations. If our operations are found to be in violation of any of these laws or any other related governmental regulations that may apply to us, we may be subject to significant civil, criminal and administrative penalties, damages, fines, imprisonment, disgorgement, exclusion from government funded healthcare programs, such as Medicare and Medicaid, reputational harm, additional oversight and reporting obligations if we become subject to a corporate integrity agreement or similar settlement to resolve allegations of non-compliance with these laws and the curtailment or restructuring of our operations. If any of the physicians or other healthcare providers or entities with whom we expect to do business are found not to be in compliance with applicable laws, they may be subject to similar actions, penalties and sanctions. Ensuring business arrangements comply with applicable healthcare laws, as well as responding to possible investigations by government authorities, can be time- and resource-consuming and can divert a company’s attention from its business.
Insurance Coverage and Reimbursement
In the U.S. and markets in other countries, patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Thus, even if a product candidate is approved, sales of the product will depend, in part, on the extent to which third-party payors, including government health programs in the U.S. such as Medicare and Medicaid, commercial health insurers and managed care organizations, provide coverage, and establish adequate reimbursement levels for, the product. In the U.S., the principal decisions about reimbursement for new medicines are typically made by CMS, an agency within the HHS. CMS decides whether and to what extent a new medicine will be covered and reimbursed under Medicare and private payors tend to follow CMS to a substantial degree. No uniform policy of coverage and reimbursement for drug products exists among third-party payors. Therefore, coverage and reimbursement for drug products can differ significantly from payor to payor. The process for determining whether a third-party payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved. Factors payors consider in determining reimbursement are based on whether the product is, among other considerations:
•	a covered benefit under its health plan;
•	safe, effective and medically necessary;
•	appropriate for the specific patient;
•	cost-effective; and
•	neither experimental nor investigational.
In order to secure coverage and reimbursement for any product that might be approved for sale, a company may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product, which will require additional expenditure above and beyond the costs required to obtain FDA or other comparable regulatory approvals. Additionally, companies may also need to provide discounts to purchasers, private health plans or government healthcare programs. Nonetheless, product candidates may not be considered medically necessary or cost effective. A decision by a third-party payor not to cover a product could reduce physician utilization once the product is approved and have a material adverse effect on sales, our operations and financial condition. Additionally, a third-party payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage and reimbursement for the product, and the level of coverage and reimbursement can differ significantly from payor to payor.

The containment of healthcare costs has become a priority of federal, state and foreign governments, and the prices of products have been a focus in this effort. Governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit a company’s revenue generated from the sale of any approved products. Coverage policies and third-party payor reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which a company or its collaborators receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.
Current and Future Healthcare Reform Legislation
In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could impact our ability to sell our products profitably. In particular, in 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 was enacted, which, among other things, subjected biologic products to potential competition by lower-cost biosimilars; addressed a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected; increased the minimum Medicaid rebates owed by most manufacturers under the Medicaid Drug Rebate Program; extended the Medicaid Drug Rebate program to utilization of prescriptions of individuals enrolled in Medicaid managed care organizations; subjected manufacturers to new annual fees and taxes for certain branded prescription drugs; created a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% (later increased to 70%, effective as of January 1, 2019) point-of-sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer’s outpatient drugs to be covered under Medicare Part D; and provided incentives to programs that increase the federal government’s comparative effectiveness research. Furthermore in August 2022, the Inflation Reduction Act was enacted, which among other things: allows for the Centers for Medicare & Medicaid Services to impose price controls for certain single-source drugs and biotherapeutics reimbursed under Medicare Part B and Part D.
Outside the United States, ensuring coverage and adequate payment for a product also involves challenges. Pricing of prescription pharmaceuticals is subject to government control in many countries. Pricing negotiations with government authorities can extend well beyond the receipt of regulatory approval for a product and may require a clinical trial that compares the cost-effectiveness of a product to other available therapies. The conduct of such a clinical trial could be expensive and result in delays in commercialization.
In the European Union (“EU”), pricing and reimbursement schemes vary widely from country to country. Some countries provide that products may be marketed only after a reimbursement price has been agreed upon. Some countries may require the completion of additional studies that compare the cost-effectiveness of a particular product candidate to currently available therapies or so-called health technology assessments, in order to obtain reimbursement or pricing approval. For example, the EU provides options for its Member States to restrict the range of products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. EU Member States may approve a specific price for a product or may instead adopt a system of direct or indirect controls on the profitability of the company placing the product on the market. Other Member States allow companies to fix their own prices for products, but monitor and control prescription volumes and issue guidance to physicians to limit prescriptions. Recently, many countries in the EU have increased the amount of discounts required on pharmaceuticals and these efforts could continue as countries attempt to manage healthcare expenditures, especially in light of the severe fiscal and debt crises experienced by many countries in the EU. The downward pressure on healthcare costs in general, particularly prescription products, has become intense. As a result, increasingly high barriers are being erected to the entry of new products. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various EU Member States, and parallel trade, i.e., arbitrage between low-priced and high-priced Member States, can further reduce prices. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any products, if approved in those countries.
Compliance with Other Federal and State Laws or Requirements; Changing Legal Requirements
If any products that we may develop are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. Products must meet applicable child-resistant packaging requirements under the U.S. Poison Prevention Packaging Act. Manufacturing, labeling, packaging, distribution, sales, promotion and other activities also are potentially subject to federal and state consumer protection and unfair competition laws, among other requirements to which we may be subject.
The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive recordkeeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.
The failure to comply with any of these laws or regulatory requirements may subject firms to legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in criminal prosecution, fines or other penalties, injunctions, exclusion from federal healthcare programs, requests for recall, seizure of products, total or partial suspension of production, denial or withdrawal of product approvals, relabeling or repackaging, or refusal to allow a firm to enter into supply contracts, including government contracts. Any claim or action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Prohibitions or restrictions on marketing, sales or withdrawal of future products marketed by us could materially affect our business in an adverse way.
Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing arrangements; (ii) additions or modifications to product labeling or packaging; (iii) the recall or discontinuation of our products; or (iv) additional recordkeeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.
Other U.S. Environmental, Health and Safety Laws and Regulations
We may be subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. From time to time and in the future, our operations may involve the use of hazardous and flammable materials, including chemicals and biological materials, and may also produce hazardous waste products. Even if we contract with third parties for the disposal of these materials and waste products, we cannot completely eliminate the risk of contamination or injury resulting from these materials. In the event of contamination or injury resulting from the use or disposal of our hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.
We maintain workers’ compensation insurance to cover us for costs and expenses that we may incur due to injuries to our employees, but this insurance may not provide adequate coverage against potential liabilities. However, we do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us.
In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. Current or future environmental laws and regulations may impair our research, development or production efforts. In addition, failure to comply with these laws and regulations may result in substantial fines, penalties or other sanctions.
Government Regulation of Drugs Outside of the United States
To market any product outside of the United States, we would need to comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy and governing, among other things, clinical trials, marketing authorization, manufacturing, commercial sales and distribution of our products. For instance, in the UK and the EU, medicinal products must be authorized for marketing by using either the centralized authorization procedure or national authorization procedures.
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Centralized procedure—The centralized procedure provides for the grant of a single marketing authorization by the European Commission that is valid throughout the EU, and in the additional countries of the EEA. Pursuant to Regulation (EC) No. 726/2004, the centralized procedure is compulsory for specific products, including for medicines produced by certain biotechnological processes, products designated as orphan medicinal products, advanced therapy medicinal products (gene therapy, somatic cell therapy and tissue engineered products) and products with a new active substance indicated for the treatment of certain diseases, which includes products for the treatment of cancer. For medicines that do not fall within one of the mandatory categories, an applicant still has the option of submitting an application for a centralized marketing authorization to the EMA as long as the medicine concerned contains a new active substance not yet authorized in the EU, is a significant therapeutic, scientific or technical innovation, or if its authorization would be in the interest of public health in the EU. If pursuing a marketing authorization of a product candidate for a therapeutic indication under the centralized procedure, the EMA’s CHMP is responsible for conducting an initial assessment of whether a product meets the required quality, safety and efficacy requirements, and whether a product has a positive benefit/risk ratio. Under the centralized procedure the maximum timeframe for the evaluation of a MAA by the EMA is 210 days, excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP. Clock stops may extend the timeframe of evaluation of an MAA considerably beyond 210 days. Where the CHMP gives a positive opinion, it provides the opinion together with supporting documentation to the European Commission, who makes the final decision to grant a marketing authorization, which is issued within 67 days of receipt of the EMA’s recommendation. Accelerated assessment might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of major public health interest, particularly from the point of view of therapeutic innovation. The timeframe for the evaluation of an MAA under the accelerated assessment procedure is 150 days, excluding clock stops, but it is possible that the CHMP may revert to the standard time limit for the centralized procedure if it determines that the application is no longer appropriate to conduct an accelerated assessment.
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National authorization procedures—There are also two other possible routes to authorize products for therapeutic indications in several countries, which are available for products that fall outside the scope of the centralized procedure:

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Decentralized procedure—Using the decentralized procedure, an applicant may apply for simultaneous authorizations in more than one EU Member State for a medicinal product that has not yet been authorized in any EU Member State and that does not fall within the mandatory scope of the centralized procedure.

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Mutual recognition procedure—In the mutual recognition procedure, a medicine is first authorized in one EU Member State, in accordance with the national procedures of that country. Following this, additional marketing authorizations can be sought from other EU Member States in a procedure whereby the countries concerned recognize the validity of the original, national marketing authorization.

In both cases, as with the centralized procedure, the competent authorities of the EU Member States assess the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy before granting the marketing authorization.
In the EU, new products for therapeutic indications that are authorized for marketing (i.e., innovator products) qualify for eight years of data exclusivity and an additional two years of market exclusivity upon marketing authorization. The data exclusivity period prevents generic applicants from referencing the preclinical and clinical trial data contained in the dossier of the innovator product when applying for a generic marketing authorization in the EU during a period of eight years from the date on which the innovator product was first authorized in the EU. The additional two-year period of market exclusivity period prevents a successful generic applicant from commercializing its product in the EU until ten years have elapsed from the initial authorization of the reference product in the EU. The overall ten-year period can be extended to a maximum of 11 years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with currently approved therapies. There is no guarantee that a product will be considered by the EMA to be a new chemical entity, and products may not qualify for data exclusivity. Even if a product is considered to be a new chemical entity so that the innovator gains the prescribed period of data exclusivity, another company could nevertheless also market another version of the product if such company obtained a marketing authorization based on an MAA with a complete and independent data package of pharmaceutical tests, preclinical tests and clinical trials.
The criteria for designating an “orphan medicinal product” in the EU are similar in principle to those in the United States. Under Article 3 of Regulation (EC) 141/2000, in the EU a medicinal product may be designated as an orphan medicinal product if it meets the following criteria: (1) it is intended for the diagnosis, prevention or treatment of a life-threatening or chronically debilitating condition; (2) either (a) such condition affects no more than five in 10,000 persons in the EU when the application is made, or (b) it is unlikely that the product, without the benefits derived from orphan status, would generate sufficient return in the EU to justify the investment needed for its development; and (3) there exists no satisfactory method of diagnosis, prevention or treatment of such condition, or if such a method exists, the product will be of a significant benefit to those affected by that condition. Orphan medicinal products are eligible for financial incentives such as reduction of fees or fee waivers and are, upon grant of a marketing authorization, entitled to ten years of market exclusivity for the approved therapeutic indication. During this ten-year orphan market exclusivity period, no MAA shall be accepted, and no marketing authorization shall be granted for a similar medicinal product. A “similar medicinal product” is defined as a medicinal product containing a similar active substance or substances as contained in an authorized orphan medicinal product, and which is intended for the same therapeutic indication. The ten-year market exclusivity may be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for orphan designation, for example, if the product is sufficiently profitable not to justify maintenance of market exclusivity. Market exclusivity may also be revoked in very select cases, such as if (i) it is established that a similar medicinal product is safer, more effective or otherwise clinically superior than the authorized product; (ii) the marketing authorization holder of the authorized product consents to such revocation; or (iii) the marketing authorization holder of the authorized product cannot supply enough orphan medicinal product. An orphan medicinal product can also obtain an additional two years of market exclusivity in the EU for pediatric studies. The application for orphan designation must be submitted before the application for marketing authorization. The applicant will receive a fee reduction for the MAA if the orphan designation has been granted, but not if the designation is still pending at the time the marketing authorization is submitted. Orphan designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.
Prior to obtaining a marketing authorization in the EU, applicants must demonstrate compliance with all measures included in an EMA-approved pediatric investigation plan (“PIP”) covering all subsets of the pediatric population, unless the EMA has granted a product-specific waiver, a class waiver, or a deferral for one or more of the measures included in the PIP. The respective requirements for all marketing authorization procedures are laid down in Regulation (EC) No 1901/2006, the so-called Pediatric Regulation. This requirement also applies when a company wants to add a new indication, pharmaceutical form or route of administration for a medicine that is already authorized. The Pediatric Committee of the EMA (“PDCO”) may grant deferrals for some medicines, allowing a company to delay development of the medicine for children until there is enough information to demonstrate its effectiveness and safety in adults. The PDCO may also grant waivers when development of a medicine for children is not needed or is not appropriate, such as for diseases that only affect the elderly population. Before an MAA can be filed, or an existing marketing authorization can be amended, the EMA determines that companies actually comply with the agreed studies and measures listed in each relevant PIP. If an applicant obtains a marketing authorization in all EU Member States, or a marketing authorization granted in the centralized procedure by the European Commission, and the study results for the pediatric population are included in the product information, even when negative, the medicine is then eligible for an additional six-month period of qualifying patent protection through extension of the term of the SPC, provided an application for such extension is made at the same time as filing the SPC application for the product, or at any point up to two years before the SPC expires, even where the trial results are negative. In the case of orphan medicinal products, a two year extension of the orphan market exclusivity may be available. This pediatric reward is subject to specific conditions and is not automatically available when data in compliance with the PIP are developed and submitted.
In May 2017, the EU adopted the Regulation (EU) 2017/746 on in vitro diagnostic medical devices (“IVDR”) which became applicable on 26 May 2022 and repealed Directive 98/79/EC on in vitro diagnostic medical devices. Devices that comply with the requirements of the IVDR are entitled to bear the CE conformity marking, indicating that the device conforms to the general safety and performance requirements of the IVDR, and, accordingly, can be commercially distributed throughout the EU (in-vitro diagnostic medical devices cannot be marketed in the EU without a CE Mark). The method of assessing conformity varies depending on the class of the product, but normally involves a third-party assessment by a “Notified Body.” This third-party assessment may consist of an audit of the manufacturer’s quality system and specific testing of the manufacturer’s product.
Similar to the United States, the various phases of non-clinical and clinical research in the EU are subject to significant regulatory controls.
In April 2014, the Clinical Trials Regulation, (EU) No 536/2014 (Clinical Trials Regulation) was adopted which replaced the Clinical Trials Directive 2001/20/EC. The Clinical Trials Regulation was entered into application on January 31, 2022 and is directly applicable in all the EU Member States (meaning no national implementing legislation in each Member State is required). The transitory provisions of the Clinical Trials Regulation provide that, by January 31, 2025, all ongoing clinical trials must have transitioned to the EU Clinical Trials Regulation. The Clinical Trials Regulation aims to simplify and streamline the approval of clinical trials in the EU. The main characteristics of the regulation include: a streamlined application procedure via a single-entry point, through the Clinical Trials Information System, (“CTIS”); a single set of documents to be prepared and submitted for the application as well as simplified reporting procedures for clinical trial sponsors; and a harmonized procedure for the assessment of applications for clinical trials, which is divided in two parts (Part I contains scientific and medicinal product documentation and Part II contains the national and patient-level documentation). Part I is assessed by a coordinated review by the competent authorities of all EU Member States in which an application for authorization of a clinical trial has been submitted (Member States concerned) of a draft report prepared by a Reference Member State. Part II is assessed separately by each Member State concerned. Strict deadlines have been established for the assessment of clinical trial applications. The role of the relevant ethics committees in the assessment procedure will continue to be governed by the national law of the concerned EU Member State. However, overall related timelines will be defined by the Clinical Trials Regulation.
The aforementioned EU rules are generally applicable in the EEA.
Reform of the Regulatory Framework in the European Union
The European Commission introduced legislative proposals in April 2023 that, if implemented, will replace the current regulatory framework in the EU for all medicines (including those for rare diseases and for children). The European Commission has provided the legislative proposals to the European Parliament and the European Council for their review and approval, and, in April 2024, the European Parliament proposed amendments to the legislative proposals. Once the European Commission’s legislative proposals are approved (with or without amendment), they will be adopted into EU law.
Government Regulation of Data Collection Outside of the United States
Internationally, numerous jurisdictions have their own data security and privacy legal frameworks with which we will be required to comply if we conduct clinical trials in those jurisdictions or otherwise conduct business in those jurisdictions. We conduct clinical trials, and plan to conduct future clinical trials, in the EEA and the UK and therefore will collect personal data from data subjects in the EEA and the UK, and we will be subject to additional privacy restrictions. The collection, use, storage, disclosure, transfer or other processing of personal data in the EEA and UK is governed by the EU GDPR, with regards to the EEA, and the UK GDPR, with regards to the UK, as well as applicable national data protection legislation and requirements in force within the EEA Member States and the UK (including the UK Data Protection Act 2018). The GDPR applies to the processing of personal data by any company established in the EEA/UK and to companies established outside the EEA/UK to the extent they process personal data in connection with the offering of goods or services to data subjects in the EEA/UK or the monitoring of the behavior of data subjects in the EEA/UK. The GDPR enhances data protection obligations for controllers of personal data, including stringent requirements relating to ensuring an appropriate legal basis or conditions applies to the processing of personal data, the consent (if required) of data subjects, expanded disclosures about how personal data is used, enhanced requirements for securing personal data, requirements to conduct data protection assessments for “high risk” processing, limitations on retention of personal data, mandatory data breach notification and “privacy by design” requirements, and creates direct obligations on service providers acting as processors. The GDPR also imposes strict rules on the transfer of personal data outside of the EEA to countries that do not ensure an adequate level of protection, like the United States in certain circumstances. Failure to comply with the requirements of the GDPR and the related national data protection laws of the EA Member States, (which may deviate slightly from the GDPR) and the UK, may result in fines of up to 4% of a company’s global revenue for the preceding financial year, or €20 million (£17.5 million for the UK), whichever is greater. Moreover, the GDPR grants data subjects and non-profit associations the right to lodge complaints with supervisory authorities, seek judicial remedies, and claim material and non-material damages resulting from infringement of the GDPR. Given the strict nature of its data protection obligations, maintaining compliance with the GDPR will require significant time, resources and expense, and we may be required to put in place additional controls and processes ensuring compliance the GDPR.
In addition, many jurisdictions outside of Europe are also considering and/or have enacted comprehensive data protection legislation. Compliance with these and any other applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms ensuring compliance with the new data protection rules. In addition, should we utilize third party distributors outside of the United States, compliance with such foreign governmental regulations would generally be the responsibility of such distributors, who may be independent contractors over whom we have limited control. If we fail to comply with any such laws or regulations, we may face significant fines and penalties that could adversely affect our business, financial condition and results of operations.
Brexit and the Regulatory Framework in the United Kingdom
The UK formally left the EU on January 31, 2020, and, the EU and the UK have concluded a trade and cooperation agreement (“TCA”) which was provisionally applicable since January 1, 2021 and has been formally applicable since May 1, 2021. The TCA includes specific provisions concerning pharmaceuticals, which include the mutual recognition of GMP, inspections of manufacturing facilities for medicinal products and GMP documents issued, but does not provide for wholesale mutual recognition of UK and EU pharmaceutical regulations. At present, the UK has implemented EU legislation on the marketing, promotion and sale of medicinal products through the Human Medicines Regulations 2012 (as amended). The regulatory regime in the UK therefore aligns in many ways with current EU regulations, however it is likely that these regimes will diverge significantly in the future now that the UK’s regulatory system is independent from the EU and the TCA does not provide for mutual recognition of UK and EU pharmaceutical legislation. However, notwithstanding that there is no wholesale recognition of EU pharmaceutical legislation under the TCA, under a new international recognition procedure which was put in place by the MHRA on January 1, 2024, the MHRA may take into account decisions on the approval of a marketing authorization from the EMA (and certain other regulators) when considering an application for a UK marketing authorization.
As a result of the Northern Ireland protocol, following Brexit, the EMA remained responsible for approving novel medicines for supply in Northern Ireland under the EU centralized procedure, and a separate authorization was required to supply the same medicine in Great Britain (England, Wales and Scotland). On February 27, 2023, the UK government and the European Commission announced a political agreement in principle to replace the Northern Ireland Protocol with a new set of arrangements, known as the “Windsor Framework.” The Windsor Framework was approved by the EU-UK Joint Committee on March 24, 2023, and the medicines aspects of the Windsor Framework have applied since January 1, 2025. This new framework fundamentally changes the existing system under the Northern Ireland Protocol, including with respect to the regulation of medicinal products in the UK. In particular, the MHRA is now responsible for approving all medicinal products destined for the UK market (i.e., Great Britain and Northern Ireland), and the EMA no longer has any role in approving medicinal products destined for Northern Ireland under the EU centralized procedure. A single UK-wide marketing authorization will be granted by the MHRA for all novel medicinal products to be sold in the UK, enabling products to be sold in a single pack and under a single authorization throughout the UK. In addition, the new arrangements require all medicines placed on the UK market to be labeled “UK only,” indicating they are not for sale in the EU.
Human Capital
As of February 28, 2025, we had ten full-time employees, of which three have M.D. or Ph.D. degrees. Within our workforce, three employees are engaged in research and development and seven are engaged in business development, finance, legal, human resources, and general management and administration. None of our employees are represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good. Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purposes of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards.
Available Information
Our website address is https://www.ikenaoncology.com/. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, including exhibits, proxy and information statements and amendments to those reports filed or furnished pursuant to Sections 13(a), 14, and 15(d) of the Exchange Act, are available through the “Investors” portion of our website free of charge as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information on our website is not part of this proxy statement/prospectus or any of our other securities filings unless specifically incorporated by reference. In addition, our filings with the SEC may be accessed through the SEC’s Interactive Data Electronic Applications system at www.sec.gov. All statements made in any of our securities filings, including all forward-looking statements or information, are made as of the date of the document in which the statement is included, and we do not assume or undertake any obligation to update any of those statements or documents unless we are required to do so by law.

Our code of conduct, corporate governance guidelines and the charters of our audit committee, compensation committee and nominating and corporate governance committee are available through the “Corporate Governance” portion of our website.
Properties and Facilities
Our corporate headquarters is located in Boston, Massachusetts where we lease and occupy 20,752 square feet of office, laboratory and animal care space. The lease (the “Boston lease”), commenced on February 19, 2021, and the term is expected to expire on May 31, 2026.
We also lease 28,029 square feet of office and laboratory space in San Francisco, California, which is currently subleased by third parties. The lease (the “San Francisco lease”), was acquired in the acquisition of Pionyr Immunotherapeutics, Inc. on August 4, 2023 and is expected to expire on April 30, 2027.
We believe the Boston lease is sufficient for our needs for the foreseeable future.
Legal Proceedings
From time to time, we may become involved in litigation or other legal proceedings. We are not currently a party to any litigation or legal proceedings that, in the opinion of our management, are probable to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on our business, financial condition, results of operations and prospects because of defense and settlement costs, diversion of management resources and other factors.

INMAGENE’S BUSINESS
Unless otherwise indicated or the context otherwise requires, references in this section to “Inmagene,” the “Company” “we,” “us,” “our” and other similar terms refer to Inmagene and its subsidiaries.
Inmagene Overview
We are a clinical-stage biopharmaceutical company focused on developing innovative and differentiated therapies for immunological and inflammatory (“I&I”) diseases. Our lead asset IMG-007 is a non-depleting anti-OX40 monoclonal antibody which binds specifically to OX40 receptor on activated T cells to block their binding to OX40L without killing them. IMG-007 is being developed to potentially treat multiple I&I disorders, and initially being evaluated in atopic dermatitis (“AD”). In January 2025, we reported that in our Phase 2a AD POC trial, four-week treatment with IMG-007 resulted in a rapid onset, marked, and durable clinical activity based on multiple outcome measures. In addition, durable inhibition of serum inflammatory markers of diverse T helper (“Th”) cells, including Th1, Th2 and Th17 cells, were observed. IMG-007 was overall well-tolerated. The integrated clinical and pharmacodynamic activities as well as the well-tolerated profile have provided sufficient information to guide further clinical development.
We have chosen I&I as a focus because this therapeutic area has a large and growing unmet medical need affecting hundreds of millions of patients worldwide. The global immunology market is expected to grow from approximately $103 billion in 2024 to approximately $257 billion by 2032. Many I&I diseases are chronic, often lasting for many years or even a lifetime.
Since I&I diseases often have overlapping pathogenic mechanisms, some I&I drugs have been able to treat multiple diseases and increase revenues via indication expansion. For example, some I&I drugs have been able to expand into approximately ten indications and generate over $200 billion in total sales. This “pipeline-in-a-program” strategy is what we have adopted.
Striving to create differentiated drugs based on identified targets, Inmagene has assembled a management team composed of industry veterans with extensive experience at various pharmaceutical and biotechnology companies and proven track records in the discovery and development of I&I therapeutics. Since inception, Inmagene has raised approximately $140 million of financing.
We have developed an innovative therapeutic candidate, IMG-007, which targets the OX40 receptor for the treatment of various I&I conditions. As the first step to build a “pipeline-in-a-program,” our initial goal is to demonstrate a differentiated clinical profile and competitive dose regimen of IMG-007 in moderate-to-severe AD. We have achieved POC for IMG-007 in AD in a Phase 2a study and plan to commence a Phase 2b dose-finding AD study in the second quarter of 2025. However, POC does not provide a guarantee of clinical effectiveness. OX40-OX40L signaling is important in driving the pathogenesis of a spectrum of I&I diseases and we plan to explore additional indications with IMG-007 including AA, asthma and chronic obstructive pulmonary disease (“COPD”). We license the technology underlying IMG-007 from Hutchmed pursuant to the Hutchmed Agreement and we rely on Wuxi Biologics, pursuant to the Cell Line License, to supply the active pharmaceutical ingredients and drug product for IMG-007.
The potential advantages of inhibiting OX40-OX40L signaling to treat I&I diseases
OX40 is a cell-surface receptor primarily expressed by activated T cells. It binds to the OX40L expressed by antigen presenting cells and other immune cells. OX40-OX40L signaling is important in T cell activation, expansion, and survival, playing an important role in the pathogenesis of various I&I diseases. Aberrant OX40-OX40L signaling can contribute to the development of autoimmune diseases by promoting excessive T cell activation and persistent tissue inflammation. Elevated OX40L and OX40 expressions have been observed in affected tissues across various I&I diseases, including AD, AA, asthma and others.
Blocking OX40-OX40L signaling may restore and rebalance immune homeostasis via suppressing various effector (such as Th1, Th2, Th17, and Th22) and memory T-cells while restoring regulatory T cells (“Tregs”), thereby potentially impeding escalation of inflammation and future disease flares. This approach has potential advantages over the currently available biologic treatments, such as DUPIXENT® (dupilumab), in treating AD patients, including its potential to treat a diverse range of clinical phenotypes and to allow for less frequent dosing for long-term maintenance treatment.

Inhibiting OX40-OX40L signaling suppresses multiple pathogenic pathways and thus may treat a diverse range of clinical phenotypes of AD. The currently available biologic treatments primarily target the Th2 pathway, but AD is a heterogenous disease also driven by multiple other pathways, including Th1, Th17 and Th22 pathways. Despite the success of dupilumab, which inhibits the Th2 pathway, approximately 35% of patients treated with dupilumab are reported to be refractory or discontinue treatment due to adverse reactions, such as conjunctivitis, dry eyes, and dupilumab facial dermatitis.
In addition, inhibiting OX40-OX40L signaling using antagonistic monoclonal antibodies (“mAbs”) targeting OX40 or OX40L have shown, in early phase clinical trials, sustained clinical activity results, lasting for months even after the treatment cessation, which are being further evaluated in late phase trials. Demonstration of clinical activity does not mean that this approach is effective or will be found to be effective. This characteristic suggests the potential for longer disease remission periods allowing less frequent dosing for long term maintenance treatment and a potential shift towards disease modification versus symptomatic control alone.
IMG-007’s potential competitive advantages
Utilizing mAbs targeting either the OX40 receptor or OX40L to block the OX40-OX40L signaling is a potentially viable approach to treat moderate-to-severe AD. Examples of such antibodies in development are rocatinlimab (Amgen), an anti-OX40 mAb with an enhanced antibody-dependent cellular cytotoxicity (“ADCC”) function, and amlitelimab (Sanofi), an anti-OX40L mAb. ADCC is a cytotoxic effector mechanism by which an antibody binds to and kills its antigen expressing cells through engaging its Fc region with immune effector cells, primarily natural killer (“NK”) cells. Rocatinlimab was engineered in its Fc region for an enhanced ADCC intended to deplete OX40-expressing T cells.
IMG-007, our lead drug candidate, has been designed to have the potential for a differentiated profile. It is the only non-depleting anti-OX40 mAb in clinical development and due to bioengineering of its Fc region with N297A mutations, IMG-007 has a silenced ADCC function and an extended half-life, further differentiating it from the class.
Additionally, IMG-007 targets the OX40 receptor, instead of OX40L, so that it can potentially block the OX40-OX40L signaling in both circulation and tissues, while anti-OX40L mAbs would function primarily in tissues, which is difficult for antibody drugs to access. In our Phase 2a study of IMG-007 for the treatment of moderate-to-severe AD, we observed rapid onset and marked clinical activity in patients potentially as a result of this feature.
Sustained clinical activity after discontinuation of treatment has been shown in clinical trials of rocatinlimab, amlitelimab and IMG-007. This unique characteristic of the anti-OX40 or anti-OX40L class suggests the potential for longer disease remission periods or a shift towards disease modification versus symptomatic control alone. The sustained clinical response may be due to the durable pharmacodynamic (“PD”) effect of blocking the OX40-OX40L signaling, possibly influencing immune memory, which would allow less frequent dosing of OX40-OX40L antagonists for the long-term maintenance therapy in AD.
IMG-007’s ADCC function has been silenced to minimize certain side effects due to T cell cytotoxicity. IMG-007 has been well-tolerated, with no reports of pyrexia or chills to date in clinical trials, which is potentially due to a silenced ADCC function.
Coupled with its sustained clinical activity demonstrated, IMG-007’s extended half-life will enable us to explore its potential to be dosed at convenient dosing intervals, such as every 12 weeks (“Q12W”) or every 24 weeks (“Q24W”) for the maintenance therapy, offering a meaningful differentiation from currently available therapies with dose frequency of every two weeks (“Q2W”) or every four weeks (“Q4W”).
Our Pipeline
Pipeline overview
Our pipeline focuses on IMG-007, a novel non-depleting anti-OX40 IgG1 mAb bioengineered with Fc N297A mutations to abolish ADCC. IMG-007 is designed to specifically bind to OX40 and block the interaction between OX40 and OX40L, thereby blocking the OX40-OX40L signaling. Biologics blocking the OX40-OX40L signaling pathway, such as rocatinlimab (an ADCC-enhanced anti-OX40 mAb) and amlitelimab (an anti-OX40L mAb), have shown clinical activities in AD. We are developing IMG-007 for immune-mediated diseases, initially moderate-to-severe AD. We have completed a Phase 2a POC study in adult AD patients and are planning a Phase 2b dose-finding study in patients with moderate-to-severe AD.

OX40 as an emerging molecular target for inflammatory diseases
OX40 (also known as CD134 and OX40 receptor) is a costimulatory molecule and is expressed primarily on activated T cells, including effector T cells, memory T cells and regulatory T cells, while sparing naïve CD4+ and CD8+ T cells, or most resting memory T cells. OX40L is expressed primarily on antigen presenting cells (“APCs”), including dendritic cells, macrophages, and activated B cells, which are mostly tissue resident cells. OX40L expression is also found on various other tissue resident cells, including mast cells, endothelial cells, smooth muscle cells, and activated NK cells.
During initial antigen recognition, professional APCs provide the OX40L signal to activate OX40-expressing T cells. The activated OX40-expressing T cells can migrate through circulation to peripheral tissues where they interact with various OX40L-expressing resident cells during the effector phase, such as B cells, NK cells, mast cells, endothelial cells, and smooth muscle cells, which results in a complex inflammatory milieu through OX40-OX40L signaling (Figure 1).
Figure 1: OX40 is a co-stimulatory receptor that amplifies tissue inflammation

The key function of OX40-OX40L signaling is to promote the expansion and prolong the survival of T cells (Figure 2). During the effector phase, activated T cells differentiate into various subtypes of T cells which include:
○	Th1, Th2, Th17 and Th22 cells which mediate Type 1, 2, and 3 inflammation;
○
Activated memory T cells, which are long living and can provide faster and stronger immune responses upon re-exposure to antigens. Activated memory T cells are thought to be critical in driving disease chronicity; and

○	CD8+T cells which exhibit cytotoxic functions to eliminate infected or abnormal cells.
Importantly, OX40-OX40L signaling attenuates regulatory T cells, which are protective T cells that help maintain immune tolerance and prevent autoimmunity. In addition to regulating the expansion of various T cell subtypes, OX40-OX40L signaling increases the production of proinflammatory cytokines, chemokines, alarmins, and other mediators. In short, the OX40-OX40L signaling dysregulates the immune response of various T cell subsets and amplifies tissue inflammation.

Figure 2: OX40-OX40L signaling dysregulates multiple subsets of T cells

Emerging nonclinical and clinical evidence have shown that OX40-OX40L signaling plays an important role in the pathogenesis of a spectrum of I&I diseases, such as AD and AA. We have prioritized AD as our initial lead indication.
About Atopic Dermatitis
AD is the most common subtype of eczema that affects individuals of all ages, races and geographies, including 10-20% of children and 3% of adults worldwide. The prevalence of AD in adults in the US is estimated to be approximately 7.3%, or approximately 19.3 million patients in 2025. Across the UK and Europe, prevalence is estimated at approximately 4.4%, or approximately 25 million AD adult patients in 2025. Approximately 35% of all AD patients have moderate-to-severe disease, eligible for biologic treatment.
AD usually begins in early childhood. The cardinal skin features of AD are intense itch and localized or disseminated erythema (skin redness) and induration/papulation (raised rash) that may be accompanied by excoriations (scratch marks), erosions (skin wound), or skin oozing. An itch scratch cycle is established which leads to aggravated and chronic lesions with lichenification (skin thickening with exaggerated skin lines) and dry scales. At a given time, all types of skin lesions can coexist. Most AD patients have a comorbidity or prior history of atopic inflammatory conditions, such as asthma and food allergies. AD is also associated with a spectrum of non-inflammatory comorbidities, such as vitiligo, cardiovascular and psychiatric disorders.
The etiologies of AD include epidermal barrier defects as well as dysregulation of the innate and adaptive immune systems, which result in a series of inflammatory responses involving complex cytokines and chemokines. Activated effector T cells are central to the acute and chronic inflammation in AD, including Th1, Th2, Th17 and Th22 cells and effector memory T cells. In addition, regulatory T cells are downregulated in AD lesions. These diverse subsets of T cells are all OX40 expressing cells, which would allow the OX40-OX40L antagonist class to target a broader range of pathways implicated in pathophysiology of AD as compared to primarily Th2-targeting therapies currently available on the market. The global biologics market size for the treatment of AD is expected to grow from an estimated $11.6 billion in 2024 to $21.6 billion by 2030.
Clinical outcomes for assessing disease activity and severity in atopic dermatitis trials
In clinical trials of AD patients, objective outcome measures for disease activity/severity include the Eczema Area and Severity Index (“EASI”), Investigator’s Global Assessments (“IGA”), Body Surface Arae (“BSA”) involvement, and Scoring of Atopic Dermatitis (“SCORAD”). A summary of each of these objective outcome measures is provided below.
The EASI is a validated composite scoring system assessed by the investigator based on the body area involved in each of the four body regions (head and neck, upper limbs, lower limbs, and trunk) and the average severity of each of the four key signs of AD (erythema, edema/papulation, excoriation, and lichenification) based on a 4-point scale of 0 (none), 1 (mild), 2 (moderate), and 3 (severe). The total EASI score ranges from 0 (clear or no eczema) to 72 (maximum severity), with higher scores indicating more severe and/or extensive disease.
The IGA is intended to assess the global severities of key inflammatory clinical signs of AD, including erythema, induration/papulation, and oozing/crusting. It is typically based on a 5-point scale of clear (0), almost clear (1), mild (2), moderate (3) and severe (4).

The BSA assessment estimates the extent of disease or skin involvement with respect to AD and is expressed as a percentage of total body surface. The percent BSA affected by AD is determined by the investigator using the rule of nines. The score ranges from 0% (no involvement) to 100%, with higher scores indicating more extensive disease.
The validated SCORAD index uses the rule of nines to assess disease extent and evaluates six clinical characteristics to determine disease severity: (1) erythema, (2) edema/papulation, (3) oozing/crusts, (4) excoriation, (5) lichenification, and (6) dryness. The SCORAD index also assesses subjective symptoms of pruritus and sleep loss. These three domains (extent of disease [Part A], disease severity [Part B], and subjective symptoms [Part C]) combine to give a maximum possible score of 103. The objective SCORAD (“O-SCORAD”) consists of the extent and the severity items, with a score ranging from 0 to 83, with higher scores indicating more severe and/or extensive disease.
Current treatments for AD and their limitations
There is no cure for AD and it is currently managed through symptom control and flare prevention. Currently, topical agents, such as corticosteroids and calcineurin inhibitors, are the pharmacological agents for the management of mild-to-moderate AD. Many AD patients, especially those with moderate-to-severe AD, fail to show adequate clinical responses to topical agents or develop skin side effects that limit their further use.
Phototherapy, such as that with broadband ultra-violet (“UV”), narrow-band UVB, or UVA1, is a treatment option in adult or adolescent patients. However, modest efficacy, the need for multiple office visits, and potential long-term safety concerns associated with UV exposure limit the overall use of phototherapy and its use in younger patients.
Several mAbs have been approved by the FDA for the treatment of moderate-to-severe AD, including DUPIXENT® (dupilumab), ADBRY® (tralokinumab-ldrm), EBGLYSS™ (lebrikizumab-lbkz) and NEMLUVIO® (nemolizumab-ilto). A summary of the molecular targets, approved indications and dose regimens of the currently approved biologics in AD is provided in Table 1.
Table 1: Molecular targets, indications and dose regimens for FDA approved biologics for the treatment of moderate-to-severe AD in adults

Drug	Molecular target	Indication	Dose regimen for induction and maintenance therapy (adults)
DUPIXENT® (dupilumab)[1]	IL-4Rα	Moderate-to-severe AD, can be used with or without topical corticosteroids.	Loading with 2 injections, followed by 1 injection Q2W
ADBRY® (tralokinumab-ldrm)[2]	IL-13		Loading with 4 injections, followed by two injections Q2W
EBGLYSS™ (lebrikizumab-lbkz)[3]	IL-13		Loadings with 2 injections, followed by 1 injection Q2W until adequate clinical response is achieved, then maintenance dose of 1 injection Q4W
NEMLUVIO® (nemolizumab-ilto)[4]	IL-31	Moderate-to-severe AD, can be used in combination with topical corticosteroids and/or calcineurin inhibitors	Loading with 2 injections, followed by 1 injection Q4W, if patients achieve clear or almost clear skin after 16 weeks, maintenance dose of 1 injection Q8W

1.
DUPIXENT® (dupilumab) prescribing information. 2. ADBRY® (tralokinumab-ldrm) prescribing information. 3. EBGLYSS™ (lebrikizumab-lbkz) prescribing information. 4. NEMLUVIO® (nemolizumab-ilto) prescribing information.

These drugs are associated with certain side effects. A summary of their key clinical safety information is provided in Table 2a.

Table 2a: On-label clinical safety of FDA approved biologics for the treatment of moderate-to-severe AD in adults

Drug	Most common (≥1%) adverse reactions	Warnings and Precautions
DUPIXENT® (dupilumab)[1]	Injection site reactions, conjunctivitis, blepharitis, oral herpes, keratitis, eye pruritus, other herpes simplex virus infection, dry eye, and eosinophilia.	• Hypersensitivity • Conjunctivitis and Keratitis • Parasitic (Helminth) Infections • Vaccinations
ADBRY® (tralokinumab-ldrm)[2]	Upper respiratory tract infections, conjunctivitis, injection site reactions, and eosinophilia.
EBGLYSS™ (lebrikizumab-lbkz)[3]	Conjunctivitis, injection site reactions, and herpes zoster.
NEMLUVIO® (nemolizumab-ilto)[4]	Headache including (migraine), arthralgia, urticaria, and myalgia.	• Hypersensitivity • Vaccinations

1.
DUPIXENT® (dupilumab) prescribing information. 2. ADBRY® (tralokinumab-ldrm) prescribing information. 3. EBGLYSS™ (lebrikizumab-lbkz) prescribing information. 4. NEMLUVIO® (nemolizumab-ilto) prescribing information.

A summary of on-label clinical efficacy of the approved biologics for induction therapy in AD is provided in Table 2b.
Table 2b. On-label clinical efficacy of FDA approved biologics for the treatment of moderate-to-severe AD in adults

Drug	% Patients achieving IGA 0/1 response at week 16 (monotherapy in adults)	% Patients achieving EASI-75 response at week 16 (monotherapy in adults)	% Patients achieving EASI-90 response at week 16 (monotherapy in adults)
DUPIXENT (dupilumab)	SOLO1: 38% vs 10% (PBO-adjusted 28%) SOLO2: 36% vs 9% (PBO-adjusted 27%)	SOLO1: 51% vs 15% (PBO-adjusted 36%) SOLO2: 44% vs 12% (PBO-adjusted 32%)	SOLO1: 36% vs 8% (PBO-adjusted 28%) SOLO2: 30% vs 7% (PBO-adjusted 23%)
ADBRY (tralokinumab)	ECZTRA1: 16% vs 7% (PBO-adjusted 9%) ECZTRA2: 22% vs 11% (PBO-adjusted 11%)	ECZTRA1: 25% vs 13% (PBO-adjusted 12%) ECZTRA2: 33% vs 11% (PBO-adjusted 22%)	Not applicable
EBGLYSS (lebrikizumab)	Advocate1: 43% vs 13% (PBO-adjusted 30%) Advocate2: 33% vs 11% (PBO-adjusted 22%)	Advocate1: 59% vs 16% (PBO-adjusted 43%) Advocate2: 52% vs 18% (PBO-adjusted 34%)	Advocate1: 38% vs 9% (PBO-adjusted 29%) Advocate2: 31% vs 10% (PBO-adjusted 21%)
NEMLUVIO (nemolizumab)	Not applicable	Not applicable	Not applicable

1.
DUPIXENT® (dupilumab) prescribing information. 2. ADBRY® (tralokinumab-ldrm) prescribing information. 3. EBGLYSS™ (lebrikizumab-lbkz) prescribing information. 4. NEMLUVIO® (nemolizumab-ilto) prescribing information.

2.	Placebo-adjust effect (“PBO-adjusted”) denotes a treatment effect after accounting for the placebo effect by subtracting the placebo effect from the overall treatment effect.
For patients who failed biologic agents or when use of those therapies is inadvisable, approved oral JAK inhibitors, which include CIBINQO® (abrocitinib), RINVOQ® (upadacitinib) and OLUMIANT® (baricitinib), are available. JAK inhibitors, however, have significant safety concerns (carrying black box warnings) and require routine safety monitoring.
The most successful approved therapy for the treatment of AD is DUPIXENT. Despite its success, many patients continue to have difficulties managing the disease, with approximately 35% of patients reporting to be refractory or discontinuing treatment due to adverse reactions. Moreover, based on Sanofi’s report, DUPIXENT’s market penetration rate is only approximately 8%, while it is projected to increase to approximately 25% over the next decade. The market has been projected to grow rapidly due to the high unmet need and competitive entrants with different mechanisms of action.

The approved biologic agents have the following limitations:
○
They narrowly inhibit the Th2 pathway, which may explain their suboptimal efficacy and safety profiles. Since AD presents a diverse clinical course and presentation due to heterogenous molecular profiles, targeted biologics that modulate broader T cell pathways without increased safety risks are desirable.

○
They require frequent injections, typically every two or four weeks. Since AD is a chronic relapsing disease that requires long-term management, targeted biologics that require less frequent dosing, especially for long-term maintenance therapy, are desirable.

Rationale for targeting OX40-OX40L signaling for the treatment of AD
Dysregulated T cells, including Th1, Th2, Th17, Th22, effector memory T cells, and regulatory T cells, all of which express OX40, are key drivers of AD pathogenesis. The expression of OX40 by circulating activated skin-homing CD4+ T cells is increased in AD patients, and OX40+ and OX40L+ cells are co-located within the dermis, indicating local activity of OX40-OX40L signaling.
Monoclonal antibodies blocking the OX40-OX40L signaling are emerging broad-targeting biologics potentially for the treatment of moderate-to-severe AD. Anti-OX40 (e.g., rocatinlimab) or Anti-OX40L (e.g., amlitelimab) mAbs have shown clinical activities in the disease with durable clinical activity results even after treatment discontinuation.
IMG-007 – Inmagene’s differentiated solution
IMG-007 potently and specifically blocks OX40-OX40L signaling
IMG-007 is a novel non-depleting anti-OX40 IgG1mAb bioengineered with Fc N297A mutations to abolish ADCC (Figure 3). IMG-007 has been designed to specifically bind to OX40 and block the interaction between OX40 and OX40L, thereby blocking the OX40-OX40L signaling.
Figure 3: Schematic structure of IMG-007

We have conducted the following pre-clinical studies to evaluate IMG-007’s characteristics. The kinetics of IMG-007’s binding to human OX40 was evaluated using surface plasmon resonance (“SPR”) Biacore 8K (Cytiva). IMG-007’s binding capacity to OX40 and other tumor necrosis factor receptor (“TNFR”) superfamily members were evaluated by an enzyme linked immunosorbent assay (“ELISA”). The results showed that IMG-007 binds to OX40 with high affinity (KD=1.79 nM) but only has minimal binding to other TNFR superfamily members.
IMG-007’s effect on OX40-OX40L interactions was assessed by ELISA. The inhibitory effect of IMG-007 on OX40L-induced NFκB activation in HEK293-OX40-Luc reporter cells was also measured. IMG-007 inhibited, in a dose-dependent manner, OX40-OX40L protein-protein interactions (Figure 4) and OX40L-induced NFκB activation in HEK293-OX40-Luc cells in vitro (Figure 5). In these assays, IMG-007 was as potent as a rocatinlimab analogue and more potent than a telazorlimab analogue. Of note, telazorlimab is an IgG1 anti-OX40 mAb that was previously evaluated in patients with moderate-to-severe AD.

Figure 4: IMG-007 inhibited OX40-OX40L protein-protein interaction

Figure 5: IMG-007 inhibited OX40L-induced NFκB activation in HEK293-OX40-Luc cells

IMG-007 exhibited in vivo activity in a mouse model of Graft-versus-Host Disease (“GvHD”)
A prophylactic acute xeno-GvHD model in NCG mice was employed to evaluate the in vivo activity of IMG-007 on the disease activity and inhibitory effect on human T cell reconstitution and activation. GvHD is relevant since it is a T cell-driven disease. In this study, IMG-007 demonstrated improvements in animal survival time (Figure 6A), body weight (Figure 6B), and clinical symptoms (Figure 6C) by suppressing T cell reconstitution (Figure 6D) and activation (Figure 6E) in vivo.

Figure 6. IMG-007 exhibited protective effect in an acute xeno-GvHD mouse model

A
Percent survival (%)
Days post hPBMC graft
MST (days)
TBI only
TBI + Isotype
TBI + hPBMC + Isotype 31.5
TBI + hPBMC + IMG-007 >87 **
B
Relative body weight (%)
Days post hPBMC graft
TBI only
TBI+ Isotype
TBI+ hPBMC+ Isotype
TBI+ hPBMC+ IMG-007
C
Clinical GvHD score
Days post hPBMC graft
TBI only
TBI + Isotype
TBI + hPBMC + Isotype
TBI + hPBMC + IMG-007
D
Human CD45⁺/ total CD45⁺ (%, Day 14 from blood)
TBI+ Isotype
TBI + hPBMC+ Isotype
TBI + hPBMC+ IMG-007
**
E
Serum hIFN-γ level (pg/mL)
TBI+ Isotype
TBI + hPBMC+ Isotype
TBI + hPBMC+ IMG-007

A-C. Animal survival time (A), body weight (B) and clinical GvHD symptoms (C) in the modeled acute xeno-GvHD mice. D-E. Human CD45+ cells (mainly T cell) reconstitution (D) and human IFNγ level (E) in the blood of the modeled acute xeno-GvHD mice. N = 6 per group. Data are presented as mean ± SD in B and C, mean ± SEM in D and E.
TBI = total body irradiate, MST = medium survival time, ** p < 0.01 vs. TBI + hPBMC + Isotype group analyzed by Log-rank test in A and unpaired t test in D.
IMG-007 has been designed to silence the ADCC function to improve tolerability
We have conducted the following studies to evaluate if IMG-007’s ADCC function has been silenced as designed. IMG-007 exhibited minimal binding affinity to the Fcγ receptors in vitro and did not induce cytokine release in pre-clinical studies.
IMG-007’s ADCC effects were evaluated by measuring the cytotoxicity to HEK293T-Luc-OX40 cells with fluorescence-activated cell sorting. A non-OX40 targeting antibody with identical Fc portion to IMG 007 was included as an isotype (negative) control. The study results showed that IMG-007 did not induce any ADCC up to the highest concentration tested (20 μg/mL), whereas the GRB 830 (a wild type IgG1 which is ADCC competent) analogue exhibited dose-related ADCC effects (Figure 7).
Figure 7: IMG-007 did not exhibit T cell cytotoxicity in vitro

IMG-007 showed minimal binding affinity to Fcγ receptors
A SPR assay was performed to test the binding affinities of IMG-007 to the recombinant human Fc gamma receptors (“FcγRs”). IMG-007 showed a lower affinity for FcγRI with a KD of 60.09 nM and no binding to other FcγRs included in the assay (including FcRs IIA, IIIA, IIB/C, and IIIB) (Figure 8). As expected, the mutation in the Fc region of IMG-007 resulted in a markedly decreased affinity for FcγRs.
Figure 8: IMG-007 exhibited minimal binding to Fcγ receptors

FcγRI
FcγRIIA
FcγRIIIA(V176)
Response unit
K_D = 60.9 nM
Low response
Low response
FcγRIIIA(F176)
FcγRIIB
FcγRIIIB
Response unit
Low response
Low response
Low response

Results are shown as sensorgrams using the appropriate kinetic model; response unit (Y-axis) proportionally increases with the concentrations (shown in colors) indicates specific binding as shown for FcγRI.
The effect of IMG-007 on inducing cytokine release was tested in an in vitro system by using human peripheral blood mononuclear cells (“PBMCs”) from ten healthy human donors. Recovered PBMC were treated with three concentrations (5 nM, 100 nM, and 2000 nM) of the test article for six and 48 hours under both solid phase format (coating antibody on plate) and a solution format (soluble antibody in buffer). Test articles included IMG-007, isotype (a non-OX40 targeting antibody with identical Fc portion to IMG 007) as a negative control, a GBR 830 analogue as a reference, and OKT3 (an anti-CD3 targeting antibody which stimulates T-cells) as a positive control. The culture supernatants were collected and measured for levels of ten proinflammatory cytokines including IFN-γ, IL-1β, IL-2, IL-4, IL 6, IL-8, IL-10, IL-12p70, IL-13, and TNF-α.
As shown in Figure 9A (solid format) and Figure 9B (solution format), cells treated with the positive control OKT3 showed a high level of cytokine release versus low level for the isotype negative control, which reflected the basal level of these cytokines in the test system. IMG-007 showed a comparable level of cytokine release as the isotype negative control. The GBR 830 analogue exhibited some degree of dose dependent release of cytokine, which may represent a basal level of ADCC due to wild-type IgG1 antibody. The absence of cytokine release from IMG-007 treatment may be due to the Fc modifications in IMG-007 intended to abolish Fc effector function.

Figure 9: IMG-007 did not induce cytokine release in vitro
A: Cytokine release assay using a solid phase format from PBMCs of ten healthy human donors

B: Cytokine release assay using a solution format from PBMCs of ten healthy human donors

Results are shown as heat maps where the colors represent the percentile value of cytokine levels: high level in red and lower level in blue.
IMG-007 clinical development
IMG-007 clinical trials and results
To date, IMG-007 has been observed to be generally well-tolerated in current and previous clinical trials.
Inmagene has performed four clinical trials with IMG-007:
•
Study 1 was a Phase 1 randomized, double-blind, placebo-controlled, single ascending dose study to assess the safety and pharmacokinetic (“PK”) profile of IMG-007 intravenous (“IV”) in healthy participants. The primary objective was to evaluate the safety and tolerability of single IV doses of IMG-007 in healthy participants as measured by treatment emergent adverse events (“TEAEs”), safety laboratory, vital sign, physical examination and electrocardiogram (“ECG”) parameters. The key secondary objective was to characterize the PK properties of a single dose of IMG-007 in healthy participants as measured by serum concentration profile and PK parameters. This study was conducted in Australia. In the study, 30 participants received a single IV infusion, ranging from 1 mg to 600 mg, and 14 participants received placebo. Participants were followed up for up to 18 weeks.

•
Study 2 was a Phase 1 randomized, double-blind, placebo-controlled, single ascending dose study to assess the safety and PK profile of IMG-007 SC in healthy participants. The primary objective was to evaluate the safety and tolerability of single SC doses of IMG-007 in healthy participants as measured by TEAEs, safety laboratory, vital sign, physical examination and ECG parameters. The key secondary objective was to characterize the PK properties of a single dose of IMG-007 in healthy participants as measured by serum concentration profile and PK parameters. This study was conducted in Australia. In the study, 16 participants received a single SC injection of 150 mg or 600 mg, and four participants received placebo. Participants were followed up for up to 18 weeks.

•
Study 3 was a Phase 2a study to evaluate the safety, PK, efficacy and PD effect of multiple IV doses of IMG-007 in adult participants with moderate-to-severe AD. The primary objective was to evaluate the safety and tolerability of multiple IV doses of IMG-007 in adult participants with moderate-to-severe AD as measured by TEAEs, safety laboratory, vital sign, physical examination and ECG parameters. The key secondary objective was to assess clinical activity as measured by EASI at Week 12 Further evaluations of clinical activity included improvements of EASI, O-SCORAD and Body Surface Area (“BSA”) scores by study visit up to Week 24. A total of 13 participants were enrolled from six centers in the U.S. and Canada. Participants received up to three IV infusions of 300 mg over four weeks and were followed up for up to 24 weeks.
•
Study 4 was a Phase 2a study to evaluate the safety, PK, efficacy and PD effect of multiple IV doses of IMG-007 in adult participants with severe AA. The primary objective was to evaluate the safety and tolerability of multiple IV doses of IMG-007 in adult participants with severe AA as measured by TEAEs, safety laboratory, vital sign, physical examination and ECG parameters. The key secondary objective was to assess clinical activity as measured by the Severity of Alopecia Tool (“SALT”) at Week 16. Further evaluations of clinical activity included improvements of SALT score by study visit up to Week 36. The SALT score is a validated composite scoring system assessed by the investigator based on the percentage of terminal hair loss in each of the four scalp areas (top, back, right and left). The SALT score ranges from 0 to 100, with higher scores indicating more severe hair loss. A total of 29 participants were enrolled from 11 centers in the U.S. and Canada. Among the 29 enrolled, six participants received up to three IV infusions of 300 mg over four weeks (Cohort 1) and 23 patients received up to three IV infusions of 600 mg over four weeks (Cohort 2). Participants were followed up to Week 24. Sixteen patients in Cohort 2 also participated in an optional extended follow-up period up to Week 36.

Safety and Tolerability
In summary, a total of 84 healthy adults or adults with AD or AA have received IMG-007 treatment. Based on the cumulative safety data so far, IMG-007 has been generally well-tolerated. No SAEs have been reported to date. There have been no reports of pyrexia or chills and no evidence of hypersensitivity reactions, which may be due to the silenced ADCC function in IMG-007. Pyrexia and chills are common symptoms of cytokine releases due to cytotoxicity.
In the Phase 1 single IV dose study (Study 1), a total of 33 of 44 (77.3%) participants reported at least one TEAEs, including 73.3% participants in the combined IMG-007 group and 85.7% participants in the placebo group. No SAEs were reported. All TEAEs were mild or moderate. There were no reports of pyrexia or chills. The TEAEs by preferred term (“PT”) occurring in two or more participants in the combined IMG-007 group versus the placebo group are presented in Table 3. There were no TEAEs occurring more frequently in IMG-007 than the placebo group, except for isolated COVID-19 cases (16.7% in the IMG-007 versus 0% in the placebo group) with no dose-related trend or clinically significant changes in levels of total leukocytes or lymphocytes among participants who contracted COVID-19. It was observed that 64.3% of participants in the placebo group versus 46.7% of participants in the IMG-007 group had a prior history of COVID-19. Separately, there were no increased incidences of other infection types observed in the IMG-007 groups compared to the placebo group. There were no clinically significant trends over time in the safety laboratory results, vital signs, physical examination, or ECG findings in the IMG-007 versus the placebo group.

Table 3: TEAEs occurring in two or more participants (Study 1)

In this study, cytokine (TNF-α, IL-6, IFN-γ) test was collected at six hours, Days two, four, six and eight post doses. Overall, there were no meaningful differences in the mean cytokine levels between the IMG-007 and placebo group.
In the Phase 1 single SC dose study (Study 2), 16 participants received a single SC injection of IMG-007, 150 mg or 600 mg, and four participants received placebo. In total, 93.8% participants reported at least one TEAE, including 91.7% participants in the combined IMG-007 group and 100% participants in the placebo group. There were no SAEs. All TEAEs were mild or moderate except for one participant in the 150 mg group who had a TEAE of Grade 3 (severe) “liver function test abnormal” according to common terminology criteria for adverse events Version 5.0, in the absence of a concurrent increase in total bilirubin or any clinical symptoms. Injection site reactions, including injection site erythema, pain and pruritus, were the most commonly reported AEs and occurred more frequently in the placebo group (75%) than the IMG-007 group (25%). All reported ISRs were mild. Other than ISRs, TEAEs by PT occurred in two or more participants in the combined IMG-007 group versus the placebo group are presented in Table 4. There were no TEAEs occurring more frequently in IMG-007 than the placebo group, except for TEAEs of acne and pruritus, which showed no dose related trend. No clinically significant trends over time in the safety laboratory results, vital signs, physical examination, or ECG findings in the IMG-007 versus the placebo group were observed.
Table 4: TEAEs occurring in two or more participants (Study 2)

In the Phase 2a multiple dose study (Study 3) in participants with AD who received up to three IV doses of IMG-007 300 mg over four weeks, nine of 13 (69.2%) participants reported at least one TEAE. There were no SAEs. All TEAEs were mild or moderate except for one severe AE of AD flare (PT of dermatitis atopic) in a participant with erythrodermic AD. TEAEs by PT occurring in at least two participants were dermatitis atopic (four of 13 [30.8%] participants), urticaria (two of 13 [15.4%] participants), and hypertension (two of 13 [15.4%] participants). There were no clinically significant trends over time in the safety laboratory results, vital signs, physical examination, or ECG findings in the IMG-007 versus the placebo group.
The Phase 2a multiple dose study in AA (Study 4) enrolled a total of 29 participants, among them six participants received up to three IV infusions of IMG-007 300 mg over four weeks and 23 patients received up to three IV infusions of IMG-007 600 mg over four weeks. Twenty two of 29 enrolled participants (75.9%) reported at least one TEAE, including three of six participants (50.0%) in the IMG-007 300 mg group and 19 of 23 participants (82.6%) in the 600 mg group. No SAEs were reported in any treatment group. All TEAEs were of mild or moderate in intensity. TEAEs by PT occurring in at least two participants in any treatment group were headache (four [13.8%]), hypertension (two [6.9%]), nasopharyngitis (three [10.3%]), and streptococcal infection (two [6.9%]). There were no clinically significant trends over time in safety laboratory results, vital signs, physical examinations, or ECG findings.

Pharmacokinetics in Humans
IMG-007 has an extended half-life
In the Phase 1 single IV dose study of IMG-007 (Study 1), a total of 30 participants received a single IV dose of IMG-007, ranging from 1 to 600 mg. IMG-007 exhibited target-mediated drug disposition with non-linear PK at lower doses (≤ 30 mg) and linear PK at higher doses (100 mg to 600 mg) (Figure 10). Clearance was higher at lower doses but approached a constant value of 0.107 to 0.166 L/day at higher doses. A single dose of IMG-007 at projected therapeutic dose levels of 300 to 600 mg maintained the projected target level (1.2 μg/ml) needed for blocking OX40-OX40L signaling in circulation for the entire follow-up period of 18 weeks. At projected therapeutic dose levels (300-600 mg), IMG-007 IV demonstrated a mean terminal half-life of 31 days.
Figure 10: Serum concentration vs time profile of IMG-007 following single IV Dose (Semi-log Scale)

Based on data from a Phase 1 study in healthy adults. N=2 for dose groups 1-10 mg, N=6 for dose groups 30-600 mg. The data show Mean ± Standard Deviation
1.	EC90: The 90% maximal effective concentration for the inhibition of OX40-OX40L signaling is ~1.2 ug/mL based on in-vitro assays. Inmagene data on file.
In the Phase 1 single SC dose study of IMG-007 (Study 2), a total of 16 adult healthy participants were enrolled, of whom 12 received a single SC dose of IMG-007 (150 mg or 600 mg). Serum concentrations were maintained above the projected target level (1.2 μg/ml) needed for blocking OX40-OX40L signaling in circulation for the entire follow-up period of 18 weeks (Figure 11). A single SC dose of 600 mg IMG-007 has demonstrated a mean terminal half-life of 34.7 days.
Figure 11: Concentration-time profile of a single SC dose of IMG-007

Based on data from a Phase 1 study in healthy adults. N=6 in each dose group. The data show Mean ± Standard Deviation 1. EC90: The 90% maximal effective concentration for the inhibition of OX40-OX40L signaling is ~1.2 ug/mL based on in-vitro assays. Inmagene data on file.

Clinical Activity in Atopic Dermatitis
IMG-007 showed early signs of and durable clinical activity in adults with moderate-to-severe AD in Phase 2a POC study.
The Phase 2a POC study (Study 3) evaluated the safety, PK and efficacy of IV doses of IMG-007 in adults with moderate-to-severe AD. A total of 13 participants were enrolled from six centers in the U.S. and Canada. Baseline key disease characteristics included mean EASI score of 29.5, mean BSA of 52.0%, and 61.5% patients had IGA score of 3 (moderate) and 38.5% had IGA score of 4 (severe).
Administration of three doses of IMG-007 at week zero, two, and four resulted in rapid onset of clinical activity which was maintained after the last dose at week four as measured by percent changes in the EASI score (Figure 12a), O-SCORAD (Figure 12b) and BSA scores (Figure 12c). The proportion of participants who achieved ≥ 75% reduction from baseline in EASI (“EASI-75”) or ≥ 90% reduction from baseline in EASI (“EASI-90”) is presented in Figure 13.
Figure 12a: Percent (%) change from baseline in EASI over time in IMG-007 Phase 2a study in adults with moderate-to-severe AD

% change from baseline in EASI score
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Figure 12b: Percent (%) change from baseline in O-SCORAD over time in IMG-007 Phase 2a study in adults with moderate-to-severe AD

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Figure 12c: Percent (%) change from baseline in BSA over time in IMG-007 Phase 2a study in adults with moderate-to-severe AD

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The above charts show Mean ± Standard Error
N=13. Mixed-effect model with repeated measures (MMRM) were utilized for the analysis
EASI: Eczema Area and Severity Index; EASI is a composite scoring system used in clinical trials to measure the extent (area) and severity of atopic eczema (dermatitis)
SCORAD: SCORing Atopic Dermatitis; O-SCOARD: Objective SCOARD. SCORAD and O-SCORAD are composite scoring systems used in clinical trials to measure the extent and severity of AD
BSA: Body Surface Area; BSA is a tool used in clinical trials to measure the extent of AD
Source: Inmagene data on file. Shen Y et al. Revolutionizing Atopic Dermatitis (RAD) annual conference 2024; Shen Y et al, the European Academy of Dermatology and Venereology (EADV) annual conference 2024
Figure 13: Proportion of participants who achieved EASI-75 or EASI-90 response in IMG-007 Phase 2a study in adults with moderate-to-severe AD

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N=13; Patients who received rescue therapies were counted as “non-responders.” Last observation carried forward (LOCF) imputation was used for missing data, except for missing data that arises following study discontinuation with reason ‘lack of efficacy’ (none in the study).

IMG-007 has demonstrated marked and durable inhibition of inflammatory biomarkers in adults with moderate-to-severe AD in a Phase 2a trial
In the IMG-007 Phase 2a study, durable inhibitions of serum inflammatory markers of diverse Th cells, including Th1, Th2 and Th17 cells, were observed for up to 24 weeks (Figure 14, Figure 15).
Figure 14: Th1, Th2, Th17 biomarkers were reduced to healthy ranges by IMG-007 treatment in Phase 2a POC study

* p<0.05 ** p<0.01; Two-way ANOVA with Dunnett’s multiple comparisons test; SEM: standard error of the mean
N numbers at baseline, wk16, and 24 were 13, 6 and 6, respectively.
Post-systemic rescue treatment results were censored from the analysis.
Olink Target48 panel was used for detection of serum proteins including those related to signaling of Th1 (IL27, CXCL9, IL1B, IL18, CXCL10, IFNG, CCL3, CXCL8, CCL4, CXCL11), Th2 (CCL2, CCL8, IL4, CCL11, IL13, CCL13, CCL19,CCL7. CCL17 by ELISA) and Th17 (CXCL12, IL17F, MMP12, IL17C, IL17A, CSF2).
Classification of Th1/2/17 cytokines/chemokines was primarily based on Pavel A B, Guttman-Yassky E, Allergy 2021;76(1): 314-325
Median and 90th percentile levels of each protein in healthy subjects’ serum were derived from validation data of Olink Target48 Cytokine panel and kit information of Human CCL17/TARC Quantikine ELISA.
Th: T helper
Figure 15: Inhibition of Th1, Th2 and Th17 serum biomarkers by IMG-007 treatment in Phase 2a POC study

FC: fold change, Log10 (FC vs Baseline): Log10 transform of fold change vs baseline
Ns at baseline, wk 1, 4, 16, and 24 were 13, 12, 11, 6 and 6, respectively
Post-systemic rescue treatment results were censored from the analysis
ELISA assay for CCL17 and OLINK T48 panels were used for quantification of serum protein levels
Classification of Th1/2/17 cytokines/chemokines was primarily based on Pavel A B, Guttman-Yassky E, Allergy 2021;76(1): 314-325
The observed clinical activity and biomarker data that resulted from a short 4-week treatment, as well as the generally well-tolerated profile, suggest that the ADCC silencing of IMG-007 has retained desired biological activity of OX40 blockade while improving the tolerability.

Clinical Activity in Alopecia Areata
Preliminary clinical activity signal was observed in IMG-007’s Phase 2a AA study
The Phase 2a POC study (Study 4) evaluated the safety, PK and efficacy of IV doses of IMG-007 in adults with severe AA. A total of 29 patients were enrolled from 11 centers in the U.S. and Canada, including 6 patients in Cohort 1 who received up to three IV doses of 300 mg over four weeks (Baseline, Week 2 and 4) and 23 patients in Cohort 2 who received up to three IV doses of 600 mg over four weeks. Patients were followed up to Week 24. Sixteen patients in Cohort 2 also participated in an optional extended follow-up period up to Week 36.
Key disease characteristics at baseline included a mean duration of current AA episode of 3.0 years and a mean SALT score of 80.4. Nine of 29 (31%) enrolled patients had baseline SALT scores of 95 or greater.
A 4-week treatment with IMG-007 resulted in a dose-related clinical activity of hair regrowth. Patients in Cohort 1 did not show a meaningful reduction from baseline (a mean of 1.1%) in SALT score at Week 24. Patients in Cohort 2 showed a mean reduction from baseline in SALT score of 14.3% at Week 24 and 21.7% at Week 36, which did not plateau by Week 36, approximately eight months after the last dose (Figure 16). At Week 36, 25% of patients in Cohort 2 achieved 30% or greater reduction from baseline in SALT score (“SALT30”).
Figure 16: Improvement in SALT score after 4-week treatment with IMG-007 in Phase 2a study in adults with severe AA (Baseline SALT score 50-100)

Least square (“LS”) mean percentage change from baseline in SALT is estimated from the mixed model repeated measure (“MMRM”). Data is presented as mean (“SE”).
All assessments after the start date of prohibited medication were set to missing. All the collected data available after treatment discontinuation were included in the analysis.
Non-responder imputation was performed for all scheduled visits following patient discontinuation from the study with the reason “lack of efficacy”.
LOCF approach was used for all missing visits, except for missing data that arises following study discontinuation with reason “lack of efficacy”.
The number of participants in the 600 mg group was 23 at weeks 16 and 24, and 16 at week 36.

In Cohort 2, patients who had a baseline SALT score of 50 to less than 95 showed a greater degree of improvement compared to that in patients with a baseline SALT score of 95 or greater (Figure 17).
Figure 17: Four-week treatment with 600 mg led to a deeper improvement in patients with baseline SALT score 50 - < 95 than in patients with baseline SALT score 95 - 100

Figures showing data for Cohort 2 patients who received 600 mg over 4 weeks. Least square (“LS”) mean percentage change from baseline in SALT is estimated from the mixed model repeated measure (“MMRM”). Data is presented as mean (“SE”).
All assessments after the start date of prohibited medication were set to missing. All the collected data available after treatment discontinuation were included in the analysis.
Non-responder imputation was performed for all scheduled visits following patient discontinuation from the study with the reason “lack of efficacy”.
LOCF approach was used for all missing visits, except for missing data that arises following study discontinuation with reason “lack of efficacy”.
For the figure on the right showing SALT30 response, the number of participants in the 600 mg group with baseline SALT of 95-100 was 6 at weeks 16 and 24, and 5 at weeks 36. The number of participants in the 600 mg group with baseline SALT of 50 to < 95 was 17 at weeks 16 and 24, and 11 at week 36.
IMG-007 treatment showed marked and durable inhibition of inflammatory markers in adults with severe AA in a Phase 2a trial
In the Phase 2a AA study, scalp biopsy samples were collected at Baseline and Week 16 for the evaluation of inflammatory biomarkers.
At baseline, patients showed activations of inflammatory markers of Th1, Th2, and CD8+ T cells in the AA lesional scalp, compared to the non-lesional scalp. A four-week treatment with three doses of 600 mg IMG-007 resulted in a marked inhibition of inflammatory markers of Th1, Th2 and CD8+ T cells at Week 16, approximately three months after the last dose (Figure 18).
Figure 18: Inhibition of inflammatory markers of Th1, Th2 and CD8+ T cells in the scalp after 4-week treatment with IMG-007 (Cohort 2) in adult AA patients in Phase 2a POC study

1.	Kim M, et al. Allergy, 2024, 79(12): 3401-3414; Guttman-Yassky E, et al. JACI, 2022, 149(4): 1318-1328; Fuentes-Duculan J, et al. Experimental Dermatology, 2016, 25(4): 282-286.

2.	Data from 4 participants who used prohibited medications have been censored (after the start of the prohibited use).
* p<0.05, ** p<0.01, unpaired T-test; SEM: standard error of the mean
For lesional scalp expression results (600mg), Ns at Baseline and wk16 were 23 and 17, respectively. Non-lesional scalp gene expression levels were measured in the corresponding non-lesional tissues, n=14.
Bulk RNAseq was used to measure gene expression levels in Th1 (CXCL9, CXCL10, CXCL11, CXCR3, IFNG, IL12RB1, CCL3, CCL4), Th2 (IL13, CCL13, CCL26, CCL17, IL4, CCL19, CCL8, CCL2, OSM, IL13RA2) and CD8+ T cells (GZMB, GZMA, CD8A, PRF1, KLRC1, CCL5, CXCR6).
Future clinical development
IMG-007 Phase 2b AD study
We plan to initiate a Phase 2b dose-finding study (named ADAPTIVE trial) to evaluate the efficacy and safety of various dose regimens of IMG-007 SC formulation in adult participants with active moderate-to-severe AD who have had inadequate response to and/or who are intolerant of topical AD therapy. Participants who have received prior systemic agents, such as biologics and JAK inhibitors, will be permitted as long as they meet predefined eligibility criteria for washout of the prior medications. This is a monotherapy study during which topical and systemic AD medications will be prohibited.
The ADAPTIVE trial will consist of a 20-week Double-blind Placebo-controlled Treatment Period and a 32-week Double-blind Active Treatment Period (Figure 19).
Figure 19: IMG-007 Phase 2b study schema

The primary analysis will be data up to Week 20. The primary efficacy endpoint will be the percentage change in EASI from baseline to Week 20. The key secondary efficacy endpoints include the percentage change in EASI from baseline to Week 16, the proportion (%) of patients achieving EASI-75 at Weeks 16 & 20, respectively, the proportion (%) of patients achieving IGA 0/1 and ≥ 2-point reduction from baseline at Weeks 16 & 20, reflectively, and the incidence of treatment-emergent adverse events.
We plan to commence the randomized placebo-controlled Phase 2b trial in adult patients with moderate-to-severe AD in the second quarter of 2025. This dose ranging study will provide data to inform the design and selection of optimal dose regimen(s) for future Phase 3 trials. The current projection of the primary data readout for this Phase 2b study is expected in the fourth quarter of 2026.
Potential future indications
Since OX40-OX40L signaling is important in the pathogenesis of a spectrum of I&I diseases, IMG-007 has the potential to treat not only AD, but also other I&I diseases, such as AA, asthma and COPD.
Alopecia areata
AA is a prevalent autoimmune disease characterized by hair loss involving the scalp, face, and/or body. Approximately 2% of the human population have the risk of the disease during their lifetime, most commonly starting before the age of 30. The typical lesion is a non-scarring, hairless, circular patch on the scalp, evolving to multiple patches, but extensive forms can progress to a total loss of scalp or body hair. While data is limited and there is a lack of country-specific prevalence studies, based on the 0.2% US prevalence, an estimated approximately 10.8 million people worldwide have been diagnosed with AA. Reliable estimates for the total AA market are limited, but available source projects it at approximately $3.5 billion in 2025, growing to approximately $6.9 billion by 2034.
Current treatment options for AA are limited. They include topical, intralesional, and systemic agents. Topical treatments (e.g., topical corticosteroids) have limited efficacy and are not suitable for large areas or long-term use. Intralesional corticosteroids are also not applicable for large areas and chronic use. Oral corticosteroids and conventional immunosuppressants are used off-label, with limited evidence from randomized controlled trials regarding their benefit/risk profiles in AA patients. These immunosuppressive agents are also associated with significant side effects that prevent their long-term use. Although oral JAK inhibitors have recently been approved by the FDA for severe AA, potential serious safety risks (Table 6) would limit its use for chronic management of AA.
Table 6: On-label clinical safety of FDA approved JAK inhibitors for the treatment of severe AA

1.	OLUMIANT Prescribing information. 2. LITFULO Prescribing information. 3. LEQSELVI Prescribing information.
There remains a significant unmet need for safe and effective novel targeted systemic therapies for long-term treatment of AA. Currently, there are no biologics approved for the treatment of AA. IMG-007 is the first anti-OX40-OX40L mAb that has been evaluated in a clinical trial for the treatment of AA.
Asthma
Asthma is a chronic inflammatory respiratory condition, affecting millions of people worldwide. It is characterized by chronic airway inflammation, airway hyperresponsiveness, and various degrees of airflow obstruction in the lungs, leading to symptoms such as wheezing, coughing, chest tightness, and shortness of breath, often triggered by allergens, pathogens or physical activity. Chronic airway inflammation may lead to airway subepithelial fibrosis, mucus hyperproduction, and remodeling. Like AD, asthma is primarily a T-cell driven disease involving activated effector T cells including various types of Th cells (Th1, Th2, Th9 and Th17) and memory T cells. Reduced regulatory T cells have also been implicated. Currently FDA approved biologics target the Th2 pathway or an epithelial alarmin cytokine thymic stromal lymphopoietin (“TLSP”). Since asthma patients present diverse clinical phenotypes and molecular endotypes, there remain needs for agents that target broader subtypes of T cells, which are key pathogenic drivers of asthma.
Emerging evidence from animal models of asthma and clinical translational research in asthma patients supports an important role of OX40-OX40L signaling in the pathogenesis of asthma. Both amlitelimab and rocatinlimab are being evaluated in Phase 2 studies in severe asthma patients. Considering IMG-007’s nondepleting and half-life extended characteristics, there is a potential for IMG-007 to be a differentiated therapeutic for the treatment of all subtypes of severe asthma.
Chronic obstructive pulmonary disease
COPD is a chronic inflammatory respiratory disease that affect millions of people worldwide and is a leading cause of death. It is characterized by persistent airway inflammation, airflow obstruction and irreversible airway structural damages. Symptoms include shortness of breath, chronic cough, wheezing, sputum production, and progressive worsening symptoms and disability over time if not adequately treated. COPD is driven by chronic airway inflammation and structural changes. The immunopathogenic mechanisms of COPD are not well understood; however, are thought to also involve diverse subtypes of T cells including activated Th1, Th2, and Th17, and attenuated regulatory T cells. DUPIXENT was the first Th2-targeting biologics approved for eosinophilic COPD. There are tremendous unmet needs in the treatment of COPD. Agents blocking the OX40-OX40L signaling represent potential therapeutics in the treatment of all subtypes of COPD.
In addition to AA, asthma and COPD, hidradenitis suppurativa, systemic sclerosis and Celiac disease may be potential future indications to explore.
Competition
The biopharma industry is characterized by intense competition and rapid, continuing innovation. While we believe that our program, development experience and scientific knowledge provide us with competitive advantages, we face competition from major pharmaceutical and biotechnology companies, academic institutions, governmental agencies and public and private research institutions, among others. Any product candidates that we successfully develop and commercialize will compete with existing therapies and new therapies that may become available in the future. Many of the companies with which we are competing or will compete against in the future have greater financial and technical human resources than we do, as well as equal or greater experience in the discovery and development of product candidates, obtaining FDA and other regulatory approvals of products, and the commercialization of those products.
We believe the key competitive factors that will affect the development and commercial success of our product candidates, if approved, will be efficacy, safety, and tolerability profile, convenience of dosing, and, if approved, pricing, and coverage by governmental and third-party payors. Specifically, there are several companies developing or marketing treatments that are approved or may be approved in the future for the same indications and/or disease as our IMG-007.
There are several approved products for moderate-to-severe AD, such as DUPIXENT® (dupilumab), an IL-4Rα mAb marketed by Sanofi/Regeneron, ADBRY® (tralokinumab-ldrm), an IL-13 mAb marketed by Leo Pharmaceuticals, and EBGLYSS™ (lebrikizumab-lbkz), an IL-13 mAb marketed by Eli Lilly. There are several approved treatments that target JAK1 and/or JAK2 to treat AD, including CIBINQO® (abrocitinib) marketed by Pfizer, RINVOQ® (upadacitinib) by AbbVie and OLUMIANT® (baricitinib) by Eli Lilly.
These approved products have all demonstrated clinically significant efficacy results. However, none of these products target the OX40-OX40L pathway, and as such, we consider the key competitors to be the therapeutic candidates targeting the same or substantially similar mechanism of action.
Blocking OX40-OX40L versus Th2 signaling
Blocking OX40-OX40L signaling have two important advantages over blocking Th2 pathway alone by having the potential:
•	To address more diverse clinical phenotypes by blocking not only Th2, but also Th1, Th17, Th22, and activated memory T cells, and help restore regulatory T cells (Table 7)
•
To provide longer disease remission periods or a shift towards disease modification versus symptomatic control alone by influencing immune memory. This would also allow for less frequent dosing regimens for long-term maintenance therapy

Table 7: Potential advantages of blocking OX40-OX40L signaling versus blocking Th2 signaling only

IMG-007 has demonstrated potential for a differentiated profile
Clinical stage monoclonal antibodies targeting OX40 or OX40L for the AD indication include rocatinlimab, an anti-OX40 receptor mAb with an enhanced ADCC in development by Amgen, amlitelimab, an anti-OX40L mAb in development by Sanofi, STAR-0310, an anti-OX40 mAb by Astria Therapeutics, and APG990, an anti-OX40L mAb by Apogee Therapeutics. Only rocatinlimab and amlitelimab are ahead of IMG-007 in development and have reported results of their clinical trials which are summarized below.
Key characteristics of anti-OX40 and anti-OX40L mAbs in late-stage clinical development
IMG-007 is designed to be a non-depleting IgG1 subclass anti-OX40 mAb with a silenced ADCC function by Fc N297A mutations.
Rocatinlimab is an IgG1 anti-OX40 mAb with an enhanced ADCC by Fc defucosylation intended to OX40-expressing T cells. Amlitelimab, an IgG4 anti-OX40L mAb that has inherently minimal ADCC function.
OX40 is primarily expressed by activated T cells present in both blood and tissues while OX40L is primarily expressed by immune cells in tissues. Therefore, an anti-OX40 mAb (e.g., IMG-007) can engage its target in both blood and tissues whereas an anti-OX40L mAb (e.g., amlitelimab) acts predominantly in tissues. IMG-007 has the potential to be more efficient in inhibiting OX40-OX40L signaling than an anti-OX40L mAb because the former can function in both blood and tissues but the latter primarily in the tissues, which are generally more difficult for an mAb to access due to its relatively large molecular size.
Half-life data for anti-OX40 and anti-OX40L mAbs in late-stage clinical development
In a Phase 1 study in healthy adults, a single SC dose of 3 mg/kg rocatinlimab demonstrated a mean half-life ranging from 7.4 days in Japanese to 12.0 days in Caucasian participants, which is markedly shorter than the average half-life for IgG1 antibodies.
In a Phase 1 study in healthy adults, a single IV dose of 4 mg/kg amlitelimab on Day 1 followed with 2 mg/kg on Days 4 and 8 demonstrated a mean half-life of 20.3 days, which is consistent with the average half-life for IgG4 antibodies.
Clinical activity of anti-OX40 and anti-OX40L mAbs in late-stage clinical development
In a Phase 2b study in patients with moderate-to-severe AD, continuous treatment over 18 weeks with SC doses of rocatinlimab 300 mg Q2W resulted in a mean percent change of EASI of 61.1%; 54% patients achieved the EASI-75 response at Week 16.
In a Phase 2b study in patients with moderate-to-severe AD, continuous treatment over 24 weeks with SC doses of amlitelimab 500 mg loading on Day 1 followed with 250 mg Q4W resulted in a mean percent change of EASI of 61.6%; 40.3% patients achieved the EASI-75 response at Week 16.
Additionally, in the Phase 3 maintenance studies, rocatinlimab Q4W and Q8W regimens are being explored whereas Q4W and Q12W regimens are being explored for amlitelimab.

Tolerability profiles of anti-OX40 and anti-OX40L mAbs in late-stage clinical development
In clinical trials of rocatinlimab, pyrexia and chills are commonly reported adverse events by healthy volunteers and patients. In its Phase 2b dose-finding study in AD patients, there appeared to be a dose-related increase in the incidences of pyrexia and chills, which may be due to T cell depletion resulting from the enhanced ADCC function.
Amlitelimab has shown an overall well-tolerated profile based on clinical trials reported to date, which may be due to minimal ADCC function since it is an IgG4 isotype.
IP Overview
Our future commercial success depends in part on our ability to obtain, maintain and protect intellectual property and other proprietary rights for our current and future product candidates, to operate without infringing, misappropriating or otherwise violating the intellectual property and proprietary rights of others, and to prevent others from infringing, misappropriating or otherwise violating our intellectual property and proprietary rights. We seek to protect our proprietary position by, among other methods, filing or exclusively in-licensing patent applications related to our technology, inventions and improvements that are important to the development and implementation of our business. We also rely on trade secrets, know-how, continuing technological innovation and potential future in-licensing of intellectual property to develop and maintain our position.
As for the therapeutic product candidate we are developing and seeking to commercialize, we have pursued composition and therapeutic method of use patents, formulation patents, and therapeutic use patents on novel indications. Our therapeutic product candidate is a biologic, and more particularly a monoclonal antibody, so we intended to seek protection for amino acid and nucleotide sequences, and other claims conventionally used to protect aspects of therapeutic biological agents. We may also seek future patent protection, either alone or jointly with our collaborators, as our collaboration agreement may dictate.
Our patent portfolio as of April 16, 2025 consists of four patent families. The first patent family is licensed from Hutchmed under the Hutchmed Agreement is directed to the composition of matter of the molecule of IMG-007. This patent family includes one provisional and one non-provisional patent application followed by national stage filings in United States, Argentina, Australia, Brazil, Canada, Chili, China, Eurasia, Europe, Indonesia, Israel, India, Japan, Korea, Mexico, Malaysia, New Zealand, Peru, Philippines, Singapore, South Africa, Hong Kong and Taiwan. The United States and Taiwan patents have been granted in 2024. We would expect these patents to expire in 2041, without considering any possible patent term adjustment or extensions. If the remaining patent applications mature into one or more issued patents, we expect those patents to expire in 2041-2043, absent any applicable patent term extensions.
The second patent family is owned by Inmagene and is directed to intravenous formulation of IMG-007. This family of patents includes two provisional and one non-provisional applications, followed by national stage patent applications in United States, Australia, Brazil, Canada, China, Israel, Japan, Mexico, Chile, Peru, Singapore, Malaysia, Philippines, New Zealand, Europe, India, Indonesia, Korea, South Africa, Eurasia and Taiwan. If these patent applications mature into one or more issued patents, we would expect those patents to expire in 2042-2044, absent any applicable patent term extensions.
The third patent family is owned by Inmagene and is directed to methods of using IMG-007. This family includes one provisional and one non-provisional patent application. If the non-provisional patent application matures into one or more issued patents (assuming additional national stage patent filings), we would expect those patents to expire in 2044, absent any applicable patent term extensions.
The fourth patent family is also owned by Inmagene and is directed to subcutaneous formulation of IMG-007 and includes one provisional application. If this provisional patent application is pursued non-provisionally and mature into an issued patent, we would expect this patent to expire in 2045, absent any applicable patent term extensions.
Provisional patent applications are not eligible to become issued patents until, among other things, we file a non-provisional patent application within 12 months of filing of one or more of our related provisional patent applications. Moreover, PCT patent applications are not eligible to become an issued patent until, among other things, we file one or more national stage patent applications within, depending on the country, 30 to 32 months of the PCT application’s priority date in the countries in which we seek patent protection. If we do not timely file any non-provisional patent applications or national stage patent applications, we may lose our priority date with respect to our provisional patent applications or PCT patent applications and any patent protection on the inventions disclosed in our provisional patent applications. While we intend to timely file non-provisional patent applications relating to our provisional patent applications and national stage patent applications relating to our PCT patent applications, we cannot predict whether any such patent applications will result in the issuance of patents that provide us with any competitive advantage.
Individual issued patents extend for varying periods depending on the date of filing of the patent application or the date of patent issuance and the legal term of patents in the countries in which they are obtained. Generally, utility patents issued for applications filed in the United States are granted a term of 20 years from the earliest effective filing date of a non-provisional patent application. The term of a patent, and the protection it affords, is therefore limited and once the patent term of our issued patents have expired, we may face competition, including other competing technologies. Because of the extensive time required for clinical development and regulatory review of a drug we may develop, it is possible that, before any of our product candidates can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby reducing any advantage of any such patent.
In addition, in certain instances, a U.S. patent term can be extended to recapture a portion of the term effectively lost as a result of FDA regulatory review period or delay by the USPTO in issuing the patent. However, with respect to patent term extensions granted as a result of the FDA regulatory review period, the restoration period cannot be longer than five years, the total patent term including the restoration period must not exceed 13 years following FDA approval, only one patent applicable to each regulatory review period may be extended and only those claims covering the approved drug or a method for using it may be extended. We may not receive an extension if we fail to exercise due diligence during the testing phase or regulatory review process, fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Moreover, the length of the extension could be less than we request. There can be no assurance that we will benefit from any patent term extension or favorable adjustment to the term of any of our patents.
The duration of foreign patents varies in accordance with provisions of applicable local law but typically is also 20 years from the earliest effective filing date. However, the actual protection afforded by a patent varies on a product-by-product basis, from country to country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.
If we do not adequately protect our intellectual property, third parties, including our competitors, may be able to use our technologies to produce and market drugs or diagnostic and/or prognostic products in direct competition with us and erode our competitive advantage. The patent positions of biotechnology and pharmaceutical products and processes like those we may develop and commercialize are generally uncertain and involve complex legal and factual questions that may diminish our ability to protect our intellectual property. For more information regarding risks related to our intellectual property, see “Risk Factors—Inmagene Risk Factors—Risks Related to Our Intellectual Property.”
Rapidly evolving patent laws in the United States and elsewhere make it difficult to predict the breadth of claims that may be allowed or enforced in our patents. Moreover, patent offices in general can require that patent applications concerning pharmaceutical and/or biotechnology-related inventions be limited or narrowed substantially to cover only the specific innovations exemplified in the patent application, thereby limiting the scope of protection against competitive challenges. Thus, even if we are able to obtain patents, the patents may be substantially narrower than anticipated.
Our ability to maintain and defend our intellectual property and proprietary position for our products, product candidates and other technologies will depend on our success in obtaining effective claims and enforcing those claims once granted. We do not know whether any of the patent applications that we may file or license from third parties will result in the issuance of any patents. The issued patents that we own or license may receive in the future, or license from third parties may be challenged, invalidated, held unenforceable, narrowed or circumvented, and the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages against third parties, including our competitors, with similar technology. Furthermore, third parties, including our competitors, may be able to independently develop and commercialize similar drugs or products, or duplicate our technology, business model or strategy without infringing our patents.

Trade Secrets
We also rely upon unpatented trade secrets and know-how and continuing technological innovation to develop, protect and maintain our competitive position and aspects of our business that are not amenable to, or that we do not presently consider appropriate for, patent protection and prevent competitors from reverse engineering or copying our technologies. However, the foregoing rights are difficult to protect. We seek to protect our proprietary information, in part, using confidentiality agreements with our commercial partners, collaborators, employees and consultants and invention assignment agreements with our employees. We also have confidentiality agreements or invention assignment agreements with our commercial partners and selected consultants. These agreements are designed to protect our proprietary information and, in the case of the invention assignment agreements, to grant us ownership of technologies that are developed through a relationship with a third party. These agreements may be breached, and we may not have adequate remedies for any breach. There can be no assurance that these agreements will provide meaningful protection for our trade secrets or other intellectual property or proprietary information. In addition, our trade secrets may otherwise become known or be independently discovered by third parties, including our competitors. To the extent that our partners, collaborators, employees and consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. For more information regarding risks related to our trade secrets, see “Risk Factors—Risks Related to Our Intellectual Property.”
Data privacy and security
In the ordinary course of our business, we and the third parties with whom we work process personal and sensitive data. Accordingly, we are subject to numerous data privacy and security obligations, including federal, state, local, and foreign laws, regulations, guidance, and industry standards related to data privacy and security. For example, the EU GDPR, the UK GDPR, Australia’s Privacy Act, and China’s PIPL impose strict requirements for processing personal data. Obligations related to data privacy and security (and individuals' data privacy expectations) are quickly changing, becoming increasingly stringent, and creating uncertainty. Additionally, these obligations may be subject to differing applications and interpretations, which may be inconsistent or conflict among jurisdictions. Cyber-attacks, malicious internet-based activity, online and offline fraud, and other similar activities threaten the confidentiality, integrity, and availability of our sensitive information and information technology systems, and those of the third parties with whom we work (including our current and future CROs). Such threats are prevalent, continue to rise, are increasingly difficult to detect and come from a variety of sources, including traditional computer “hackers,” threat actors, “hacktivists,” organized criminal threat actors, personnel, sophisticated nation states and nation-state supported actors, including via advanced persistent threat intrusions. If we (or the third parties with whom we work) experience a security incident or are perceived to have experienced a security incident, we could face adverse consequences.
See the section titled “Risk Factors–Imagene Risk Factors―Risks Related to Government Regulation” and “Risk Factors―Imagene Risk Factors―Risks Related to our Industry and Business” for additional information about the laws and regulations to which we may become subject and about the risks to our business associated with such laws and regulation.
Manufacturing
We do not own or operate and currently have no plans to establish any manufacturing facilities. We rely on and expect to continue to rely on third-party CDMOs for the manufacturing of our product candidate and related raw materials for clinical development, as well as for the commercial manufacturing of any of our product candidate that receive marketing approval in the future. We currently solely rely on Wuxi Biologics to provide biological development and manufacturing services. We believe there are multiple sources for all of the materials required for the manufacturing of our product candidate and development program and may in the future engage additional CDMOs to provide biological development and manufacturing services. As our product candidate advances through development, we expect to enter into longer-term commercial supply agreements with key suppliers and manufacturers to fulfill and secure our production needs. If our current CDMO becomes unavailable to us for any reason, we believe that there are a number of potential replacements, and we will need to identify and qualify such replacements.
We also rely on CDMOs to perform all chemistry, manufacturing, and controls activities. Our agreements with CDMOs may obligate them to develop or transfer upstream and downstream processes, develop or transfer drug product manufacturing processes, develop or transfer suitable analytical methods for release and stability testing and qualify these methods for use with our product candidates, produce drug substance for preclinical testing, and produce drug substance or drug product under cGMP for use in clinical trials among other activities. In addition, we rely on CDMOs to operate facilities that meet regulatory requirements for production and testing of clinical and commercial products and to work closely with us to validate manufacturing processes prior to commercial launch. We qualify CDMOs prior to initiation of cGMP regulated activities and periodically thereafter as part of the supplier qualification program. We oversee CDMOs by performing technical and quality assurance review and/or approval of cGMP documentation, establishing quality agreements to define responsibilities and expectations for goods and services, and observing production and testing activities as a person-in-plant, among other activities.
Sales and Marketing
As our product candidate advances through development, we expect to establish a commercial strategy which will be focused on maximizing the value of our product by either entering into collaborations with commercial stage pharmaceutical companies or building an in-house commercial organization and retaining commercialization rights to our product candidate in full or in certain therapeutics indications or geographies.
Summary of License and Collaboration Agreements
Hutchmed Collaboration, Option and License Agreement
In January 2021, we entered into the Hutchmed Agreement, pursuant to which Hutchmed granted us the exclusive option to the worldwide license with the right to sublicense to develop, manufacture and commercialize several licensed compounds including humanized antagonistic OX40 receptor mAb (IMG-007) (the “Licensed Compounds”) for the treatment or prevention of all diseases and conditions except oncology. The exclusive option was granted on a Licensed Compound-by-Licensed Compound basis, exercisable at Inmagene’s sole discretion upon payment of an option exercise fee in cash or the issuance of Inmagene ordinary shares.
On February 2, 2024, we exercised the option under the Hutchmed Agreement by entering into a share subscription agreement to issue 140,636,592 Inmagene ordinary shares to Hutchmed and obtained an exclusive, worldwide, royalty-bearing license with the right to sublicense through multiple tiers, under certain patents and know-how controlled by Hutchmed and Hutchmed’s right, title and interest in the joint intellectual property to develop, manufacture and commercialize any product that contains, incorporates, or otherwise includes the humanized OX40 antagonistic monoclonal antibody (anti-OX40 mAb) (“Licensed Product”).
Under the Hutchmed Agreement, we are required to pay an aggregate of up to $92.5 million for each Licensed Product upon the achievement of various development, regulatory and commercialization milestones with respect to such Licensed Product, $20.0 million of which would be due prior to the first approval of a Licensed Product in the United States, and an aggregate of up to $135.0 million for each Licensed Compound upon the achievement of various worldwide aggregate cumulative annual net sales milestones for the Licensed Products that contain such Licensed Compound. We are also obligated to pay tiered royalty rates in the high single-digit to low tens percentages to Hutchmed on a Licensed Compound-by-Licensed Compound basis for net sales of such Licensed Compounds worldwide, subject to reduction in certain circumstances. Royalties will be payable on a Licensed Product-by-Licensed Product and country-by-country basis for a period commencing upon the first commercial sale of the Licensed Product in such country and continuing until the later of (a) the expiration of all valid patent claims or regulatory exclusivity covering the Licensed Product in such country and (b) 10 years after such first commercial sale.
The Hutchmed Agreement will remain in effect until the expiration of all royalty payment obligations on a country-by-country and Licensed Product-by-Licensed Product basis, and may be earlier terminated by either party for the other party’s uncured material breach or insolvency. In addition, Hutchmed may terminate the Hutchmed Agreement if we challenge any of the licensed patents, or terminate the Hutchmed Agreement with respect to a particular Licensed Compound if we do not conduct any material development or commercialization activities for a specified period of time after we exercise the applicable exclusive option, and we have the right to terminate the Hutchmed Agreement for convenience upon advance notice to Hutchmed. For more information on the patent family licensed from Hutchmed under the Hutchmed Agreement, see the section titled “Inmagene Business—IP Overview.”
Cell Line License Agreement with WuXi Biologics
In February 2021, we and WuXi Biologics (Hong Kong) Limited (“WuXi Biologics”) entered into a Cell Line License Agreement (the “Cell Line License Agreement”). Under the Cell Line License Agreement, we received a non-exclusive, worldwide, conditionally sublicensable license to certain of WuXi Biologics’ know-how, cell line, biological materials and media and feeds (the “WuXi Biologics Licensed Technology”) to make, have made, use, sell and import certain therapeutic products produced through the use of the cell line licensed by WuXi Biologics under the Cell Line License Agreement (the “WuXi Biologics Licensed Products”). Specifically, the WuXi Biologics Licensed Technology is used to manufacture a component of our IMG-007 program. In consideration of the license, we agreed to pay WuXi Biologics a non-refundable license fee of $150,000. Additionally, if we manufacture all of our commercial supplies of WuXi Biologics Licensed Products with a manufacturer other than WuXi Biologics or its affiliates, we are required to make royalty payments to WuXi Biologics in an amount equal a fraction of a single digit percentage of global net sales of WuXi Biologics Licensed Products manufactured by a third-party manufacturer. The Cell Line License Agreement will continue indefinitely unless terminated (i) by us upon a certain time period’s prior written notice and our payment of all undisputed amounts due to WuXi Biologics through the effective date of termination, (ii) by either party for a material breach by the other party that remains uncured for certain a period of time after written notice, or (iii) by WuXi Biologics if we fail to make a payment and such failure continues for a certain period of time after receiving notice of such failure.
Human Resources and Facilities
Employees
As of February 28, 2025, we had 25 full-time employees and no part-time employees. Of these employees, 15 are engaged in research and development. We consider our relationship with our employees to be good. We are committed to recruiting talents necessary for our long-term success, including but not limited to, clinical, scientific, development, technical operations, regulatory, finance, and other functions.
Facilities
We lease approximately 2,596 square feet of office space in San Diego, California. We believe that our existing facilities will meet our current and near-term needs, and that suitable additional space will be available as and when needed.
Legal Proceedings
From time to time, we may become involved in litigation or other legal proceedings. We are not currently a party to any litigation or legal proceedings that, in the opinion of our management, are probable to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on our business, financial condition, results of operations and prospects because of defense and settlement costs, diversion of management resources and other factors.
Relevant law and regulations
U.S. Biologic Development Process
In the United States, the FDA regulates biologics under the federal Food, Drug, and Cosmetic Act, the Public Health Service Act (“PHSA”) and their implementing regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. The process required by the FDA before a biologic may be marketed in the United States generally involves the following:
•	completion of preclinical laboratory tests, animal studies and formulation studies in accordance with FDA’s GLP requirements and other applicable regulations;
•	submission to the FDA of an IND application which must become effective before human clinical trials may begin;
•	approval by an independent IRB or ethics committee at each clinical site before each trial may be initiated;
•	performance of adequate and well-controlled human clinical trials in accordance with GCPs to establish the safety, purity and potency of the proposed biologic for its intended use;
•	preparation of and submission to the FDA of a BLA after completion of all pivotal trials;
•	a determination by the FDA within 60 days of its receipt of a BLA to file the application for review
•	satisfactory completion of an FDA advisory committee review, if applicable;

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satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with cGMP requirements to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity, and of selected clinical investigation sites to assess compliance with GCPs; and

•	FDA review and approval of the BLA to permit commercial marketing of the product for particular indications for use in the United States.
The preclinical developmental stage generally involves laboratory evaluations of chemistry, formulation and stability, as well as studies to evaluate the product candidate’s toxicity in animals, in an effort to support subsequent clinical testing. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations.
Prior to beginning the first clinical trial with a product candidate in the United States, the trial sponsor must submit an IND to the FDA. An IND is a request for authorization from the FDA to administer an investigational drug to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical trials. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology and PD characteristics of the product candidate, chemistry, manufacturing and controls information, and any available human data or literature to support the use of the product candidate. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.
Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control, in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring subject safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. While the IND is active, progress reports summarizing the results of the clinical trials and pre-clinical studies performed since the last progress report, among other information, must be submitted at least annually to the FDA, and written IND safety reports must be submitted to the FDA and investigators for serious and unexpected suspected adverse events, findings from other studies suggesting a significant risk to humans exposed to the same or similar drugs, findings from animal or in vitro testing suggesting a significant risk to humans, and any clinically important increased incidence of a serious suspected adverse reaction compared to that listed in the protocol or investigator brochure.
Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site and must monitor the study until completed. Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical trial sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study, and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing clinical trials and clinical trial results to public registries, including clinicaltrials.gov.
Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:
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Phase 1: The product candidate is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, tolerability, absorption, metabolism, distribution and clearance of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness.

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Phase 2: The product candidate is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal doses, dose administration schedules and to identify and characterize treatment emergent signs and symptoms and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

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Phase 3: The product candidate is administered to an expanded patient population to further evaluate dose, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval.

In some cases, the FDA may require, or sponsors may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product. These so-called Phase 4 studies, may be conducted after initial marketing approval, and may be used to gain additional experience from the treatment of patients in the intended therapeutic indication. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of a BLA.
Concurrent with clinical trials, companies usually complete additional pre-clinical studies and must also develop additional information about the chemistry and physical characteristics of the drug and finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, the manufacturer must develop methods for testing the identity, strength, quality and purity of the final drug. In addition, appropriate packaging must be selected and tested, and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.
In addition, during the development of a new drug, sponsors are given opportunities to meet with the FDA at certain points. These points may be prior to submission of an IND, at the end of Phase 2, and before a BLA is submitted. Meetings at other times may be requested. These meetings can provide an opportunity for the sponsor to share information about the data gathered to date, for the FDA to provide advice, and for the sponsor and the FDA to reach agreement on the next phase of development. Sponsors typically use the meetings at the end of the Phase 2 trial to discuss Phase 2 clinical results and present plans for the pivotal Phase 3 clinical trials that they believe will support approval of the product candidate.
FDA Review & Approval Process
Following successful completion of clinical trials, data are analyzed to assess whether the investigational product is safe and effective for the proposed indicated use or uses. The results of pre-clinical studies and clinical trials for a particular product candidate are then submitted to the FDA as part of a BLA, along with proposed labeling, chemistry and manufacturing information to ensure product quality and other relevant data. A BLA is a request for approval to market the biologic for one or more specified indications and must contain proof of safety, purity and potency. An application may include both negative and ambiguous results of pre-clinical studies and clinical trials, as well as positive findings. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including trials initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety, purity and potency of an investigational product to the satisfaction of the FDA. FDA approval of a BLA must be obtained before a biologic may be marketed in the United States.
Under the PDUFA, a BLA must be accompanied by a user fee. The FDA adjusts the PDUFA user fees on an annual basis. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on BLAs for products designated as orphan drugs, unless the BLA also includes a non-orphan indication.
The FDA reviews all submitted BLAs before it accepts them for filing, and may request additional information rather than accepting the BLA for filing. The FDA must make a decision on accepting a BLA for filing within 60 days of receipt, and such decision could include a refusal to file by the FDA. Once and if the submission is accepted for filing, the FDA begins an in-depth review of the BLA. Under the goals and policies agreed to by the FDA under PDUFA, the FDA targets ten months, from the filing date, in which to complete its initial review of an original BLA and respond to the applicant, and six months from the filing date of an original BLA designated for priority review. The FDA does not always meet its PDUFA goal dates for standard and priority BLAs, and the review process is often extended by FDA requests for additional information or clarification. Before approving a BLA, the FDA will conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether they comply with cGMP requirements. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. The FDA also may audit data from clinical trials to ensure compliance with GCP requirements and confirm such data are intended to evaluate the integrity of clinical data. Additionally, the FDA may refer applications for novel products or products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions, if any. The FDA is not bound by recommendations of an advisory committee, but it considers such recommendations when making decisions on approval. The FDA likely will reanalyze the clinical trial data, which could result in extensive discussions between the FDA and the applicant during the review process. After the FDA evaluates a BLA, it will issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A Complete Response Letter indicates that the review cycle of the application is complete, and the application will not be approved in its present form. A Complete Response Letter usually describes all of the specific deficiencies in the BLA identified by the FDA. The Complete Response Letter may require the applicant to obtain additional clinical data, including the potential requirement to conduct additional pivotal Phase 3 clinical trial(s) and to complete other significant and time-consuming requirements related to clinical trials, or to conduct additional pre-clinical studies or manufacturing activities. If a Complete Response Letter is issued, the applicant may either resubmit the BLA, addressing all of the deficiencies identified in the letter, or withdraw the application or request an opportunity for a hearing. Even if such requested data and information are submitted, the FDA may decide that the BLA does not satisfy the criteria for approval.
Orphan Drug Designation and Exclusivity
Under the Orphan Drug Act, the FDA may grant orphan designation to a biological product intended to treat a rare disease or condition, which is a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making the product available in the United States for this type of disease or condition will be recovered from sales of the product.
Orphan drug designation must be requested before submitting a BLA. After the FDA grants orphan drug designation, the identity of the product candidate and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.
If a product candidate that has orphan drug designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same product for the same indication for seven years from the date of such approval, except in limited circumstances, such as a showing of clinical superiority to such product by means of greater effectiveness, greater safety or providing a major contribution to patient care or in instances of supply issues. Competitors, however, may receive approval of either a different product for the same indication or the same product for a different indication but that could be used off-label in the orphan indication. Orphan drug exclusivity also could block the approval of one of our product candidates for seven years if a competitor obtains approval before we do for the same product, as defined by the FDA, for the same indication we are seeking approval, or if our such product candidate is determined to be contained within the scope of the competitor’s product for the same indication or disease. If we pursue marketing approval for an indication broader than the orphan drug designation we have received, we may not be entitled to orphan drug exclusivity. Orphan drug status in the EU has similar, but not identical, requirements and benefits.
Other Expedited Development and Review Programs
A sponsor may seek to develop and obtain approval of its product candidates under programs designed to accelerate the development, FDA review and approval of product candidates that meet certain criteria. For example, the FDA has a Fast Track program that is intended to expedite or facilitate the process for reviewing new drugs and biologics that are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the condition. Fast Track designation applies to both the product and the specific indication for which it is being studied. For a Fast Track-designated biological product, the FDA may consider sections of the BLA for review on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the application, the FDA agrees to accept sections of the application and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the application. The sponsor can request the FDA to designate the product for Fast Track status any time before receiving BLA approval, but ideally no later than the pre-BLA meeting.
A product submitted to the FDA for marketing authorization, including under a Fast Track program, may be eligible for other types of FDA programs intended to expedite development or review, such as priority review. Priority review means that, for an original BLA, the FDA sets a target date for FDA action on the marketing application at six months after accepting the application for filing as opposed to ten months. A product is eligible for priority review if it is designed to treat a serious or life-threatening disease condition and, if approved, would provide a significant improvement in safety and effectiveness compared to available therapies. If criteria are not met for priority review, the application for an original BLA is subject to the standard FDA review period of ten months after FDA accepts the application for filing. Priority review designation does not change the scientific/medical standard for approval or the quality of evidence necessary to support approval.
Additionally, a biologic may be eligible for designation as a breakthrough therapy if the product candidate is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening condition and preliminary clinical evidence indicates that the product candidate may demonstrate substantial improvement over currently approved therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. If the FDA designates a breakthrough therapy, it may take actions appropriate to expedite the development and review of the application, which may include holding meetings with the sponsor and the review team throughout the development of the therapy; providing timely advice to, and interactive communication with, the sponsor regarding the development of the product candidate to ensure that the development program to gather the preclinical and clinical data necessary for approval is as efficient as practicable; assigning a cross disciplinary project lead for the FDA review team to facilitate an efficient review of the development program and to serve as a scientific liaison between the review team and the sponsor; and considering alternative clinical trial designs when scientifically appropriate, which may result in smaller trials or more efficient trials that require less time to complete and may minimize the number of patients exposed to a potentially less efficacious treatment. Breakthrough therapy designation comes with the benefits of Fast Track designation, which means that the sponsor may file sections of the BLA for review on a rolling basis if certain conditions described above are satisfied.
Even if a product candidate qualifies for one or more of these programs, the FDA may later decide that the product candidate no longer meets the conditions for qualification or the time period for FDA review or approval may not be shortened. Furthermore, Fast Track designation, priority review, and breakthrough therapy designation do not change the standards for approval.
Pediatric Information and Pediatric Exclusivity
Under the PREA, certain BLAs and certain supplements to a BLA must contain data to assess the safety and efficacy of the product candidate for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product candidate is safe and effective. The FDA may grant deferrals for submission of pediatric data or full or partial waivers. A sponsor who is planning to submit a marketing application for a biologic that includes a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration must submit an initial PSP, within 60 days of an end-of-Phase 2 meeting or, if there is no such meeting, as early as practicable before the initiation of the Phase 3 or Phase 2/3 trial. The initial PSP must include an outline of the pediatric trial or studies that the sponsor plans to conduct, including trial objectives and design, age groups, relevant endpoints and statistical approach, or a justification for not including such detailed information, and any request for a deferral of pediatric assessments or a full or partial waiver of the requirement to provide data from pediatric studies along with supporting information. The FDA and the sponsor must reach an agreement on the PSP. A sponsor can submit amendments to an agreed-upon initial PSP at any time if changes to the pediatric plan need to be considered based on data collected from pre-clinical studies, early phase clinical trials and other clinical development programs.
A biologic product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.

Post-Marketing Requirements
Following approval of a new product, the manufacturer and the approved product are subject to continuing regulation by the FDA, including, among other things, monitoring and record-keeping activities, reporting of adverse experiences, complying with promotion and advertising requirements, which include restrictions on promoting products for unapproved uses or patient populations (known as “off-label use”) and limitations on industry sponsored scientific and educational activities. Although physicians may prescribe legally available products for off-label uses, manufacturers may not market or promote such uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including investigation by federal and state authorities. Prescription drug promotional materials must be submitted to the FDA in conjunction with their first use or first publication. Further, if there are any modifications to the product, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new BLA or BLA supplement, which may require the development of additional data or pre-clinical studies and clinical trials.
The FDA may also place other conditions on approvals including the requirement for a REMS, to assure the safe use of the product. If the FDA concludes a REMS is needed, the FDA will not approve the BLA without the sponsor’s submission of a proposed REMS, and FDA approval thereof. REMS could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products. Product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following initial marketing.
FDA regulations require that products be manufactured in specific approved facilities and in accordance with cGMP regulations. We rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of our products in accordance with cGMP regulations. These manufacturers must comply with cGMP regulations that require, among other things, quality control and quality assurance, the maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. Manufacturers and other entities involved in the manufacture and distribution of approved biologics are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP requirements and other laws. Manufacturers and other parties involved in the drug supply chain for prescription drug products must also comply with product tracking and tracing requirements and for notifying the FDA of counterfeit, diverted, stolen and intentionally adulterated products or products that are otherwise unfit for distribution in the United States. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. The discovery of violative conditions, including failure to conform to cGMP regulations, could result in enforcement actions, and the discovery of problems with a product after approval may result in restrictions on a product, manufacturer or holder of an approved BLA, including recall.
Once an approval is granted, the FDA may issue enforcement letters or revoke the approval of the product if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Corrective action could delay product distribution and require significant time and financial expenditures. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among others:
•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;
•	fines, warning letters, or untitled letters;
•	clinical holds on clinical trials;
•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product approvals;
•	product seizure or detention, or refusal to permit the import or export of products;

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;
•	mandated modification of promotional materials and labeling and the issuance of corrective information;
•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or
•	injunctions or the imposition of civil or criminal penalties.
Biosimilars and Exclusivity
An abbreviated approval pathway for biological products shown to be similar to, or interchangeable with, an FDA-licensed reference biological product was created by the Biologics Price Competition and Innovation Act of 2009. This amendment to the PHSA, in part, attempts to minimize duplicative testing. Biosimilarity, which requires that the biological product be highly similar to the reference product notwithstanding minor differences in clinically inactive components and that there be no clinically meaningful differences between the product and the reference product in terms of safety, purity and potency, can be shown through analytical studies, animal studies and a clinical trial or trials. Interchangeability requires that a biological product be biosimilar to the reference product and that the product can be expected to produce the same clinical results as the reference product in any given patient and, for products administered multiple times to an individual, that the product and the reference product may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biological product without such alternation or switch.
The FDA will not accept an application for a biosimilar or interchangeable product based on the reference biological product until four years after the date of first licensure of the reference product, and the FDA will not approve an application for a biosimilar or interchangeable product based on the reference biological product until 12 years after the date of first licensure of the reference product. “First licensure” typically means the initial date the particular product at issue was licensed in the United States. Date of first licensure does not include the date of licensure of (and a new period of exclusivity is not available for) a biological product if the licensure is for a supplement for the biological product or for a subsequent application by the same sponsor or manufacturer of the biological product (or licensor, predecessor in interest, or other related entity) for a change (not including a modification to the structure of the biological product) that results in a new indication, route of administration, dosing schedule, dosage form, delivery system, delivery device or strength, or for a modification to the structure of the biological product that does not result in a change in safety, purity, or potency. Therefore, one must determine whether a new product includes a modification to the structure of a previously licensed product that results in a change in safety, purity, or potency to assess whether the licensure of the new product is a first licensure that triggers its own period of exclusivity. Whether a subsequent application, if approved, warrants exclusivity as the “first licensure” of a biological product is determined on a case-by-case basis with data submitted by the sponsor.
Other United States Healthcare Laws
Healthcare providers and third-party payors in the United States and elsewhere play a primary role in the recommendation and prescription of pharmaceutical products. Arrangements with third-party payors and customers can expose pharmaceutical supply to broadly applicable fraud and abuse and other healthcare laws and regulations, including, without limitation:
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The federal Anti-Kickback Statute, which prohibits, among other things, knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, either the referral of an individual, or the purchase, lease, order or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under the Medicare and Medicaid programs, or other federal healthcare programs. A person or entity can be found guilty of violating the statute without actual knowledge of the statute or specific intent to violate it. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the FCA. The Anti-Kickback Statute has been interpreted to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers, and formulary managers on the other. There are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, but such exceptions and safe harbors are drawn narrowly and require strict compliance in order to offer protection;

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The federal civil and criminal false claims laws, including the FCA, and civil monetary penalty laws, which prohibit any person or entity from, among other things, knowingly presenting, or causing to be presented, a false, fictitious or fraudulent claim for payment to, or approval by, the federal government or knowingly making, using or causing to be made or used a false record or statement, including providing inaccurate billing or coding information to customers or promoting a product off-label, material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the federal government. In addition, manufacturers can be held liable under the FCA even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery;

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HIPAA, which created federal criminal statutes that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false statements in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity can be found guilty of violating HIPAA without actual knowledge of the statute or specific intent to violate it;

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HIPAA, as amended by HITECH, and their respective implementing regulations, which impose, among other things, specified requirements relating to the privacy, security and transmission of individually identifiable health information held by covered entities and their business associates as well as their covered subcontractors. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions;

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The federal legislation commonly referred to as the Physician Payments Sunshine Act, created under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “ACA”), and its implementing regulations, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the CMS, information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists, and chiropractors) and certain other practitioners, including physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, and certified nurse midwives, and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members.

•	Federal government price reporting laws, which require us to calculate and report complex pricing metrics in an accurate and timely manner to government programs;
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Analogous state laws and regulations, including: state anti-kickback and false claims laws, which may apply to our business practices, including, but not limited to, research, distribution, sales and marketing arrangements and claims involving healthcare items or services reimbursed by any third-party payor, including private insurers; state laws that require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the U.S. federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state and local laws that require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; state laws that require the reporting of information related to drug pricing; state and local laws requiring the registration of pharmaceutical sales representatives; and state laws governing the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts; and

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The distribution of pharmaceutical products is subject to additional requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The failure to comply with any of these laws or regulatory requirements subjects companies to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, possible exclusion from participation in federal and state funded healthcare programs, contractual damages and the curtailment or restricting of our operations, as well as additional reporting obligations and oversight if a company becomes subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws. Any action for violation of these laws, even if successfully defended, could cause a pharmaceutical company to incur significant legal expenses and divert management’s attention from the operation of the business.
Health Reform
In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. For example, in March 2010, the ACA was passed, which substantially changed the way healthcare is financed by both governmental and private insurers, and continues to significantly impact the U.S. pharmaceutical industry.
Since its enactment, there have been judicial, congressional and executive challenges to the ACA. In addition, there have been a number of health reform initiatives by the Biden administration that have impacted the ACA. For example, on August 16, 2022, President Biden signed IRA into law, which among other things, extends enhanced subsidies for individuals purchasing health insurance coverage in ACA marketplaces through plan year 2025. The IRA also eliminates the “donut hole” under the Medicare Part D program beginning in 2025 by significantly lowering the beneficiary maximum out-of-pocket cost through a newly established manufacturer discount program. It is unclear how the healthcare reform initiatives of the second Trump administration or other efforts, if any, to challenge, repeal or replace the ACA will impact the pharmaceutical industry and our business.
Additionally, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. presidential executive orders, congressional inquiries and proposed and enacted federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. For example, the IRA, among other things, (1) directs HHS to negotiate the price of certain high expenditure, single-source biologics that have been on the market for at least 11 years covered under Medicare (the “Medicare Drug Price Negotiation Program”) and (2) imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation. These provisions began to take effect progressively starting in fiscal year 2023. On August 15, 2024, HHS announced the agreed-upon price of the first ten drugs that were subject to price negotiations, although the Medicare Drug Price Negotiation Program is currently subject to legal challenges. On January 17, 2025, HHS selected fifteen additional products covered under Part D for price negotiation in 2025. Each year thereafter more Part B and Part D products will become subject to the Medicare Drug Price Negotiation Program.
At the state level, legislatures have increasingly passed legislation and implemented regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products and which suppliers will be included in their prescription drug and other healthcare programs. This could reduce the ultimate demand for a particular product or put pressure on product pricing, which could negatively affect a company’s business, financial condition, results of operations and prospects.
Coverage and Reimbursement
Sales of our products, when and if approved, will depend, in part, on the extent to which our products will be covered by third-party payors, such as federal, state, and foreign government health programs, commercial insurance and managed healthcare organizations. In the United States, no uniform policy of coverage and reimbursement for drug or biological products exists, and coverage and reimbursement can differ significantly from payor to payor.

Accordingly, decisions for any of our products, if approved, will be made on a payor-by-payor basis, and factors payors consider in determining the extent of coverage and amount of reimbursement are based on whether the product is:
•	a covered benefit under its health plan;
•	safe, effective and medically necessary;
•	appropriate for the specific patient;
•	cost-effective; and
•	neither experimental nor investigational.
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In the United States, for example, principal decisions about reimbursement for new products are typically made by CMS, which decides whether and to what extent a new product will be covered and reimbursed under Medicare. Private third-party payors often follow CMS’s decisions regarding coverage and reimbursement to a substantial degree. However, one third-party payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage for the product As a result, coverage determination is often a time-consuming and costly process that will require a company to provide scientific and clinical support for the use of its products to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained.

The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost containment programs to limit the growth of government-paid health care costs, including price-controls, restrictions on reimbursement and requirements for substitution of biosimilars for branded prescription drugs. Adoption of general controls and measures, coupled with the tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for pharmaceutical drugs.
Assuming coverage is obtained for a given product by a third-party payor, the resulting reimbursement payment rates may not be adequate or may require co-payments that patients find unacceptably high. Further, coverage policies and third-party payor reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained, less favorable coverage policies and reimbursement rates may be implemented in the future. Patients who are prescribed medications for the treatment of their conditions, and their prescribing physicians, generally rely on third-party payors to reimburse all or part of the costs associated with their prescription drugs. Patients are unlikely to use products unless coverage is provided, and reimbursement is adequate to cover all or a significant portion of the cost of prescribed products.
In addition, in most foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing and reimbursement vary widely from country to country. For example, the EU provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product, or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. Historically, products launched in the EU do not follow price structures of the United States and generally prices tend to be substantially lower.

IKENA MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The following discussion and analysis of Ikena's financial condition and results of operations should be read together with Ikena's consolidated financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. This discussion and other parts of this proxy statement/prospectus contain forward-looking statements that involve risks and uncertainties, such as statements regarding Ikena's plans, objectives, expectations, intentions and projections. Ikena's actual results could differ materially from those described in or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the “Risk Factors” section of this proxy statement/prospectus.
Unless otherwise indicated or the context otherwise requires, references in this section to “Ikena,” the “Company,” “we,” “us,” “our” and other similar terms refer to Ikena and its subsidiaries.
We have historically been a clinical stage, targeted oncology company, focused on developing differentiated therapies for patients in need that target nodes of cancer growth, spread, and therapeutic resistance. Our approach has been to target both cancer-driving targets and mechanisms of resistance to other therapies. Our program in the RAS pathway, IK-595, is a molecular glue designed to trap MEK and RAF in an inactive complex, more completely inhibiting RAS signals than existing inhibitors. Since we commenced operations in 2016, we have advanced multiple product candidates into clinical development. We have not had any products approved for sale and have not generated any revenue from product sales.
On January 17, 2024, our board of directors approved a plan to reduce our workforce by approximately 35% and discontinue discovery efforts. The workforce reduction was designed to align our workforce with our strategy to focus on our clinical stage, targeted oncology programs, IK-930 and IK-595. In connection with the workforce reduction, we terminated 20 employees. We also sold laboratory equipment related to our discovery efforts. The workforce reduction and discontinuation of discovery efforts are referred to as the “January Restructuring” and were completed by March 31, 2024.
On May 28, 2024, we announced our intention to explore, review and evaluate strategic options. Based on a review of clinical data to date, available resources, and our strategic priorities, we discontinued development of IK-930, a selective TEAD1 small molecule inhibitor of the Hippo signaling pathway. Our board of directors also approved the May Restructuring. The May Restructuring resulted in the termination of 18 employees through September 30, 2024.
In June 2024, our board of directors approved up to $1.3 million of retention payments to employees, subject to remaining actively employed with us. In January 2025, our board of directors approved up to an additional $0.5 million of retention payments to employees, subject to remaining actively employed with us through the applicable payment date.
After a comprehensive review of strategic alternatives, on December 23, 2024, we entered into the Merger Agreement with Merger Sub I and Merger Sub II, our direct, wholly owned subsidiaries, and Inmagene, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub I will merge with and into Inmagene, with Inmagene surviving as our direct, wholly owned subsidiary (the “Surviving Entity,” and such transaction, the First Merger) and immediately after the First Merger, the Surviving Entity will merge with and into Merger Sub II with Merger Sub II surviving as our direct, wholly owned subsidiary (such transaction, the “Second Merger”). If the Merger is completed, the business of the combined company will be centered around advancing Inmagene’s lead product candidate, IMG-007, in AD and additional immunology and inflammatory indications.
Concurrently with the execution of the Merger Agreement, we entered into subscription agreements with certain accredited investors, pursuant to which they have agreed to purchase, immediately following the Merger, shares of our common stock for an aggregate purchase price of approximately $75.0 million. The consummation of the Ikena concurrent financing is conditioned upon the satisfaction or waiver of the conditions set forth in the Merger Agreement and in the Subscription Agreements. The Merger and Ikena concurrent financing are expected to close in mid-2025.
Concurrently with the execution of the Merger Agreement, we also entered into the Loan Agreement with Inmagene, pursuant to which we will lend to Inmagene up to $22.5 million, consisting of (i) an initial term loan of $7.5 million, which was funded in December 2024 and (ii) additional term loans in increments of $7.5 million, subject to certain drawdown conditions, which are collectively referred to as the “Term Loan Advances.” The Term Loan Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to 6.0% per annum, and may be prepaid at any time without premium or penalty. The Term Loan Advances shall be secured by certain Inmagene assets in respect of its anti-OX40 monoclonal antibody asset, IMG-007. If the Merger Agreement is terminated, the Term Loan Advances shall mature and the Loan Agreement shall terminate on the date that is six months following the termination of the Merger Agreement. Upon consummation of the Merger, all unpaid Term Loan Advances and accrued interest shall be automatically forgiven and the Loan Agreement shall terminate.
Immediately prior to the effective time of the First Merger, we are expected to enter into the CVR Agreement with the Rights Agent pursuant to which our pre-Merger common stockholders will receive one CVR for each outstanding share of our common stock held by such stockholder on such date. Pursuant to the CVR Agreement, each CVR holder will be entitled to receive (i) 100% of the net proceeds, if any, received by us as a result of CVR Payments made to us, such as milestone, royalty or earnout payments, received under any disposition agreements related to the CVR Assets entered into prior to the closing date of the Merger including pursuant to any out-license agreements entered into prior to the execution of the Merger Agreement and (ii) 90% of the net proceeds, if any, received by us as a result of CVR Payments received under any disposition agreement related to the CVR Assets, including but not limited to, IK-595, entered into after the closing date of the Merger and prior to the first anniversary of the Merger closing. Such proceeds will be subject to certain permitted deductions, including for applicable tax payments, certain expenses incurred by us or our affiliates, and losses incurred or reasonably expected to be incurred by us or our affiliates due to a third-party proceeding in connection with a disposition and certain wind-down costs. The CVR Payments, if any, will become payable to the Rights Agent for subsequent distribution to the CVR holders. In the event that no such proceeds are received during the term of the CVRs, holders of the CVRs will not receive any payment pursuant to the CVR Agreement. There can be no assurance that any CVR holders will receive any CVR Payments.
Our future operations are highly dependent on the success of the Merger or another strategic alternative and there can be no assurances that the Merger or any other strategic transaction will be successfully consummated or lead to increased stockholder value. If the strategic review process is unsuccessful, our board of directors may decide to pursue a dissolution and liquidation.
In parallel, clinical development of IK-595, our dual MEK-RAF inhibitor has continued. The RAS pathway is implicated in at least half a million new cancer diagnoses each year in the United States alone. Our goal is to achieve deep and sustained responses through targeting the pathway on multiple levels and leveraging the biology of known resistance mechanisms in our therapeutic design. We nominated IK-595 as our development candidate in our RAS pathway program in November 2022. IK-595 is designed to robustly inhibit MEK-RAF by gluing MEK and the RAFs (A, B, and C) in an inactive complex, thus more completely inhibiting RAS signals than existing inhibitors. IK-595’s potential ability to complex CRAF, in particular, has been shown in preclinical models to prevent a well-recognized signaling bypass mechanism that cancer cells employ to drive therapeutic resistance to other MEK and RAF drugs in this class. In addition, trapping CRAF in an inactive complex has been shown in preclinical models to prevent the kinase independent anti-apoptotic function in RAS and RAF mutant cancers, a mechanism that cannot be addressed with first generation MEK inhibitors or pan-RAF inhibitors. We are developing IK-595 as an oral therapy, with a half-life designed to enable a pharmacokinetic profile that we believe can be potentially superior to other pathway inhibitors, with the goal of optimizing the therapeutic window for patients. We treated the first patient in the dose escalation Phase 1 study of IK-595 in December 2023. In May 2024, we reported the observation of promising early pharmacokinetics and pharmacodynamics activity, with dose dependent exposure and target modulation measured in the blood. A total of 51 patients with advanced tumors and MAPK alterations have been enrolled and treated to date. We are actively exploring strategic options for the continued development of IK-595.
We have continued to divest and explore strategic alternatives related to data, technology and other intellectual property rights related to our historical business that were not in active development and which we do not consider material. Through the date of this filing, we have sold assets and out-licensed technologies for a combination of up-front payments totaling $1.9 million and potential contingent milestone payments and future royalties.
Financial Operations
Since inception, we have incurred significant operating losses. Our net losses were $49.2 million and $68.2 million for the years ended December 31, 2024 and 2023, respectively. As of December 31, 2024, we had an accumulated deficit of $331.6 million.

We expect to continue to incur costs and expenditures in connection with consummating the Merger and the continued process of exploring strategic options for the continued development of IK-595 and certain other legacy programs. There can be no assurance, however, that we will be able to successfully consummate any particular strategic transaction, including the Merger. The process of continuing to evaluate strategic transactions and pursuing the Merger may be very costly, time-consuming and complex, and we have incurred, and may in the future incur, significant costs related to these processes, such as legal, accounting and advisory fees and expenses and other related charges.
Should we continue to progress the development of our product candidates, our ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of one or more product candidates. In addition, we will incur substantial research and developments costs and other expenditures to develop such product candidates, particularly as we:
•	advance the development of our product candidate pipeline;
•	initiate and continue research and clinical development of product candidates;
•	maintain, expand and protect our intellectual property portfolio;
•	acquire or in-license additional product candidates and technologies;
•	maintain infrastructure and facilities to support the needs of our operations and research and development activities;
•	continue to establish agreements with CROs and CMOs in connection with our preclinical studies and clinical trials;
•	require the manufacture of larger quantities of our product candidate for clinical development and potential commercialization;
•	seek marketing approvals for our product candidates that successfully complete clinical trials, if any;
•	establish a sales, marketing, and distribution infrastructure to commercialize any products for which we may obtain marketing approval; and
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add operational, financial and management information systems and personnel to support our research and development programs, any future commercialization efforts, and our continued operations as a public company.

As a result, should we continue to progress the development of our product candidates, we will need substantial additional funding to support our continuing operations and pursue our strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through the sale of equity instruments, debt financings, or other capital sources, which may include collaborations with other companies or other strategic transactions. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, reduce or eliminate the development and commercialization of one or more of our product candidates.
If we continue to progress the development of our product candidates, we will not generate revenue from product sales unless and until we successfully complete clinical development and obtain marketing approval for our product candidates. The lengthy process of securing marketing approvals for new drugs requires the expenditure of substantial resources. Any delay or failure to obtain regulatory approvals would materially adversely affect the development efforts of our product candidates and our business overall. Because of the numerous risks and uncertainties associated with product development, we are unable to predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate revenue from product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

Components of our Results of Operations
Revenue
We have not generated any revenue from product sales and do not expect to generate any revenue from the sale of products in the foreseeable future. All of our revenue has been derived from the Bristol-Myers Squibb Collaboration Agreement.
Collaboration Agreement and Stock Purchase Agreement with Bristol-Myers Squibb
In January 2019, we entered into the Bristol-Myers Squibb Collaboration Agreement with Celgene Corporation (which was acquired by Bristol-Myers Squibb in November 2019), pursuant to which Bristol-Myers Squibb could elect in its sole discretion to exclusively license rights to develop and commercialize compounds (and products and diagnostic products containing such compounds) that modulate the activity of two collaboration targets, kynurenine and AHR, excluding AHR agonists for inverse agonists, known as IK-412 and IK-175, respectively. On a program-by-program basis, through the earlier of January 2024 or the completion of a Phase 1b clinical trial for each of IK-175 and IK-412, Bristol-Myers Squibb had the exclusive option to exclusively license to develop, commercialize and manufacture the relevant product candidate worldwide. Concurrent with the execution of the Bristol-Myers Squibb Collaboration Agreement, we entered into a stock purchase agreement with Celgene Corporation (now Bristol-Myers Squibb) in November 2019 (the “Stock Purchase Agreement”), pursuant to which we issued Celgene Corporation 14,545,450 shares of Series A-1 preferred stock.
Bristol-Myers Squibb paid a total of $95.0 million in aggregate upfront consideration related to the Bristol-Myers Squibb Collaboration Agreement and Stock Purchase Agreement. The IK-412 and IK-175 programs were eligible for opt-in through early 2024. On January 17, 2024, Bristol-Myers Squibb notified us of its decision not to opt-in on the IK-175 program. In addition, Bristol-Myers Squibb did not provide an opt-in exercise for the IK-412 program. As a result, we regained full global rights to the IK-175 and IK-412 programs.
Operating Expenses
Research and Development Expenses
Research and development expenses consist primarily of costs incurred for our research and development activities. These efforts and costs include external research and development costs, personnel costs, consultants, supplies, license fees and facility-related expenses. We expense research and development costs as incurred. These expenses include:
•	employee-related expenses, including salaries, related benefits and stock-based compensation expense, for employees engaged in research and development functions;
•	expenses incurred under agreements with CROs, which are primarily engaged to support our clinical trials;
•
expenses incurred under agreements with CMOs, which are primarily engaged to provide drug substance and drug product for our preclinical research and development programs in support of clinical studies, nonclinical studies and other scientific development services;

•	the cost of acquiring and manufacturing nonclinical study materials, including manufacturing registration and validation batches;
•	facilities, depreciation and other expenses, which include direct and allocated expenses for rent and maintenance of facilities and insurance;
•	acquisition of in-process research and development assets that have no alternative future use;
•	costs related to compliance with quality and regulatory requirements; and
•	payments made under third-party licensing agreements.
Advance payments that we make for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. Such amounts are recognized as an expense as the goods are delivered or the related services are performed, or until it is no longer expected that the goods will be delivered or the services rendered.
Research and development activities have historically been central to our business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We expect that our research and development expenses would increase substantially in connection with clinical development activities in the future if we continue to progress the development of our product candidates. At this time, we cannot accurately estimate or know the nature, timing and costs of the efforts that would be necessary to complete the clinical development of, or obtain regulatory approval for, any product candidates.
This is due to the numerous risks and uncertainties associated with product development and commercialization, including the following:
•	our ability to attract and retain key research and development personnel as necessary;
•	our ability to successfully develop, obtain regulatory approval for, and then successfully commercialize product candidates;
•	our successful enrollment in and completion of clinical trials, including our ability to generate positive data from any such trials;
•	the size and cost of any future clinical trials for product candidates in our pipeline;
•	the costs associated with the development of any programs we identify in-house or acquire through collaborations and other arrangements and the success of such collaborations;
•	the terms and timing of any additional collaborations, license or other arrangement, including the timing of any payments thereunder;
•
our ability to establish and maintain agreements and operate with third-party manufacturers for clinical supply for our clinical trials and commercial manufacturing, if any of our product candidates are approved;

•	costs related to manufacturing of our product candidates or to account for any future changes in our manufacturing plans;
•
our ability to obtain and maintain patents, trade secret, and other intellectual property protection and regulatory exclusivity for our product candidates, both in the United States and internationally;

•	our ability to obtain and maintain third-party insurance coverage and adequate reimbursement for our product candidates, if and when approved;
•	the acceptance of our product candidates, if approved, by patients, the medical community and third-party payors;
•	effectively competing with other products if our product candidates are approved;
•
the impact of any business interruptions to our operations, including the timing and enrollment of patients in our clinical trials, or to those of our manufacturers, suppliers, or other vendors resulting from pandemics or similar public health crisis; and

•	our ability to maintain a continued acceptable safety profile for our therapies following approval.
A change in the outcome of any of these variables with respect to the development of our product candidates could significantly change the costs and timing associated with the development of that product candidate. We may never succeed in obtaining regulatory approval for any of our product candidates.
General and Administrative Expenses
General and administrative expenses consist primarily of salaries and other related costs, including stock-based compensation, for personnel in executive, finance, and administrative functions. General and administrative expenses also include direct and allocated facility-related costs as well as professional fees for legal, patent, consulting, investor and public relations, accounting, auditing, tax services, and insurance costs. We expect our general and administrative expenses to decrease in the future due to our previous workforce reductions and reduced level of business activities. We do expect to incur significant costs, however, related to the Merger, including legal, accounting and advisory expenses and other related charges.
Restructuring and Other Charges
Restructuring and other charges consist of costs incurred related to the Restructurings including employee-related costs and impairment of assets held for sale.

Other Income (Expense)
Other income (expense) consists of investment income and other income (expense). Investment income consists of interest earned on invested cash balances. Other income (expense) consists of miscellaneous income (expense) unrelated to our core operations.
Income Tax (Expense) Benefit
Income tax (expense) benefit is based on our estimate of taxable income, applicable income tax rates, net research and development tax credits, net operating loss carryforwards, changes in valuation allowance estimates and deferred income taxes.
Results of Operations
Comparison of the Years Ended December 31, 2024 and 2023
The following table summarizes our results of operations (dollars in thousands):

	Year Ended December 31,
	2024	2023	$Change	% Change
Collaboration revenue	$—	$9,160	$(9,160)	(100)%
Operating expenses:
Research and development	30,875	59,652	(28,777)	(48)%
General and administrative	23,679	24,925	(1,246)	(5)%
Restructuring and other charges	4,419	—	4,419	100%
Total operating expenses	58,973	84,577	(25,604)	(30)%
Loss from operations	(58,973)	(75,417)	16,444	(22)%
Other income, net	9,891	7,089	2,802	40%
Loss before income taxes	(49,082)	(68,328)	19,246	(28)%
Income tax benefit (expense)	(152)	162	(314)	(194)%
Net loss	$(49,234)	$(68,166)	$18,932	(28)%

Collaboration Revenue
Collaboration revenue was related to the Bristol-Myers Squibb Collaboration Agreement for the IK-175 and IK-412 programs which was executed in January 2019. The decrease in revenue during the year ended December 31, 2024, as compared to 2023, was due to completion of research activities under the collaboration in 2023.
Research and Development Expenses
The following table summarizes our research and development expenses (dollars in thousands):

	Year Ended December 31,
	2024	2023	$Change	% Change
Direct research and development expenses by program:
IK-930	$8,684	$11,608	$(2,924)	(25)%
IK-595	9,682	8,068	1,614	20%
IK-175	480	2,677	(2,197)	(82)%
Discovery and other programs	1,092	10,218	(9,126)	(89)%
Unallocated expense:
Personnel related (including stock-based compensation)	8,186	19,571	(11,385)	(58)%
Other research and development cost	2,751	7,510	(4,759)	(63)%
Total research and development expenses	$30,875	$59,652	$(28,777)	(48)%

Research and development expense decreased by $28.8 million from $59.7 million for the year ended December 31, 2023 to $30.9 million for the year ended December 31, 2024 primarily due to the prioritization of our clinical stage program, IK-595, and the discontinuation of our discovery efforts. Personnel related expenses decreased by $11.4 million primarily due to reductions in our headcount. Other research and development costs decreased by $4.8 million primarily due to the discontinuation of early discovery efforts. Costs incurred in our discovery and other programs decreased by $9.1 million due to prioritization of our clinical stage programs and a refund of manufacturing costs and close-out credits from the final close-out of the Pionyr clinical studies. Costs related to IK-930 decreased by $2.9 million due to timing of manufacturing activities, completion of patient enrollment and wind down of the clinical trial. Costs related to IK-175 decreased by $2.2 million due to completion of the clinical trial. Costs related to IK-595 increased by $1.6 million primarily due to increased clinical costs, partially offset by a decrease in manufacturing and preclinical costs as we advanced IK-595 into the clinic.
General and Administrative Expenses
The following table summarizes our general and administrative expenses (dollars in thousands):

	Year Ended December 31,
	2024	2023	$Change	% Change
General and administrative	$23,679	$24,925	$(1,246)	(5)%

The decrease in general and administrative expense from the year ended December 31, 2023 to the year ended December 31, 2024 of $1.2 million was primarily attributable to a decrease in personnel related costs due to reductions in our headcount and decreases in insurance costs, partially offset by increased facility costs and costs relating to the Merger.
Restructuring and Other Charges
For the year ended December 31, 2024, restructuring and other charges primarily included employee separation costs of $2.4 million, retention expense of $1.0 million and non-cash charges for the modification of certain equity awards of $0.3 million related to the Restructurings. Restructuring and other charges also included an impairment of property and equipment held for sale of $0.7 million, which was subsequently sold.
Other Income (Expense)
Investment income was $7.4 million and $7.1 million for the years ended December 31, 2024 and 2023, respectively.
Other income (expense), net consisted of other income of $1.5 million recorded in connection with our asset sale, including intellectual property related to our AHR agonist, and sublease income of $1.0 million related to our Pionyr lease. Other income (expense), net was not significant for the year ended December 31, 2023.
Income Tax Benefit (Expense)
Income tax expense of $0.2 million for the year ended December 31, 2024 related primarily to state income taxes. Income tax benefit of $0.2 million for the year ended December 31, 2023 was due to the acquisition of Pionyr, partially offset by state income taxes.
Liquidity and Capital Resources
Sources of Liquidity
Since our inception, we have not generated any revenue from product sales and have incurred significant operating losses. We have not yet commercialized any products and we do not expect to generate revenue from sales of any product candidates for several years, if ever. To date, we have financed our operations primarily through private placements of preferred stock, from upfront payments from the Bristol-Myers Squibb Collaboration Agreement, from the sale of common stock in our IPO and URO, and most recently, through the acquisition of Pionyr. As of December 31, 2024, we had cash, cash equivalents and marketable securities of $124.4 million.

Cash Flows
The following table summarizes our sources and uses of cash (in thousands):

	Year Ended December 31,
	2024	2023
Net cash used in operating activities	$(46,004)	$(79,743)
Net cash provided by (used in) investing activities	(34,903)	64,144
Net cash provided by financing activities	—	75,980
Net increase (decrease) in cash, cash equivalents and restricted cash	$(80,907)	$60,381

Operating Activities
Cash flows from operating activities are greatly influenced by our use of cash for operating expenses and working capital requirements to support the business. We have historically experienced negative cash flows from operating activities as we invested in developing our platform, drug discovery efforts, and related infrastructure.
During the year ended December 31, 2024, operating activities used $46.0 million of cash, primarily resulting from our net loss of $49.2 million and net cash used by changes in our operating assets and liabilities of $4.0 million, partially offset by net non-cash charges of $7.2 million, which included an impairment for assets held for sale of $0.7 million. Net cash used by changes in our operating assets and liabilities for the year ended December 31, 2024, consisted primarily of a $3.7 million decrease in accounts payable and accrued expenses and a $3.2 million decrease in operating lease liabilities, partially offset by a $2.4 million decrease in deposits and other assets and a $0.4 million decrease in prepaid expenses and other current assets.
During the year ended December 31, 2023, operating activities used $79.7 million of cash, primarily resulting from our net loss of $68.2 million and net cash used by changes in our operating assets and liabilities of $21.7 million, partially offset by net non-cash charges of $10.1 million. Net cash used by changes in our operating assets and liabilities for the year ended December 31, 2023, consisted primarily of a decrease of $9.2 million in deferred revenue, a $10.5 million net decrease in accounts payable and accrued expenses, a $2.1 million decrease in operating lease liabilities and a $1.8 million increase in deposits and other assets, partially offset by a $1.8 million decrease in prepaid expenses and other current assets.
Investing Activities
During the year ended December 31, 2024, net cash used in investing activities was $34.9 million, primarily due to purchases of marketable securities of $88.3 million and funding a note receivable in connection with the Merger Agreement of $7.5 million, partially offset by the proceeds from maturities of marketable securities of $60.5 million.
During the year ended December 31, 2023, net cash provided by investing activities was $64.1 million, primarily due to proceeds from maturities of marketable securities of $154.6 million, partially offset by purchases of marketable securities of $90.1 million.
Financing Activities
During the year ended December 31, 2023, net cash provided by financing activities was $76.0 million, primarily due to proceeds from the issuance of common stock in our URO of $37.4 million, net of offering costs, cash and cash equivalents acquired in connection with the acquisition of Pionyr of $40.0 million, net of issuance costs partially offset by the cash consideration paid in connection with the acquisition of Pionyr of $0.9 million and the repurchase of common stock of $0.7 million.
Funding Requirements
We expect to continue to incur costs associated with seeking strategic alternatives as well as expenses for the foreseeable future in connection with our continuing activities. In addition, if we continue to progress the development of our product candidates and if we obtain marketing approval for IK-595 or any of our other product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing, and distribution. Furthermore, we expect to continue to incur costs associated with operating as a public company, including costs of accounting, audit, legal, regulatory, and tax-related services associated with maintaining compliance with exchange listing and SEC requirements, director and officer insurance costs, and investor and public relations costs. Accordingly, we may need to obtain additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce, or eliminate our research and development or future commercialization efforts.
Concurrently with the execution of the Merger Agreement, we also entered into the Loan Agreement with Inmagene, pursuant to which we will lend to Inmagene up to $22.5 million, consisting of (i) an initial term loan of $7.5 million, which was funded in December 2024 and (ii) additional term loans in increments of $7.5 million, subject to certain drawdown conditions, which are collectively referred to as the “Term Loan Advances.” The Term Loan Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to 6.0% per annum, and may be prepaid at any time without premium or penalty. The Term Loan Advances shall be secured by certain Inmagene assets in respect of its anti-OX40 monoclonal antibody asset, IMG-007. If the Merger Agreement is terminated, the Term Loan Advances shall mature and the Loan Agreement shall terminate on the date that is six months following the termination of the Merger Agreement. Upon consummation of the Merger, all unpaid Term Loan Advances and accrued interest shall be automatically forgiven and the Loan Agreement shall terminate.
As of December 31, 2024, we had cash, cash equivalents, and marketable securities of $124.4 million. Based upon our current operating plan, we believe that, if the Merger is not consummated, our cash, cash equivalents and marketable securities as of December 31, 2024 will enable us to fund our operating expenses, notes to Inmagene and capital expenditure requirements for at least 12 months following the date of this filing. Our belief with respect to our ability to fund operations is based on estimates that are subject to risks, uncertainties and assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Because our resource requirements could change depending on the outcome of our ongoing strategic alternative review process, we are unable to estimate the exact amount of our working capital requirements. In addition to factors related to the exploration of strategic options for the continued development of IK-595 and certain other legacy programs, if the Merger is not consummated or if we continue to progress the development of our product candidates, our future operating and capital requirements may depend on many other factors, including:
•	the scope and cost to continue and execute clinical trials for our clinical programs;
•	the costs, timing, and outcome of regulatory review of our product candidates;
•	our ability to establish and maintain collaborations on favorable terms, if at all;
•	the achievement of milestones or occurrence of other developments that trigger payments under any collaboration agreements we might have at such time;
•	the costs and timing of future commercialization activities, including product sales, marketing, manufacturing and distribution, for our product candidates for which we receive marketing approval;
•	the amount of revenue, if any, received from commercial sales of our product candidates, should our product candidates receive marketing approval;
•	the costs of preparing, filing, and prosecuting patent applications, obtaining, maintaining, and enforcing our intellectual property rights, and defending intellectual property-related claims;
•	the in-licensing or acquisition of assets in line with our strategy;
•	our headcount and associated costs, as we pursue our research and development activities; and
•	the costs of operating as a public company.
If the Merger is not consummated, until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements and other strategic transactions. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, our stockholders’ ownership interests may be diluted, and the terms of these securities may include liquidation or other preferences that could adversely affect our stockholders’ rights. Any debt financing, if available, may involve agreements that include restrictive covenants that limit our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends, that could adversely impact our ability to conduct our business.

If we raise funds through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.
On April 27, 2022, we filed a shelf registration statement on Form S-3 (“Shelf”), with the SEC, which covers the offering, issuance, and sale by us of up to an aggregate of $300.0 million of our common stock, preferred stock, debt securities, warrants and/or units of any combination thereof. We simultaneously entered into a sales agreement with Jefferies LLC, as sales agent, to provide for the issuance and sale by us of up to $100.0 million of our common stock from time to time in “at-the-market” offerings under the Shelf, which we refer to as the ATM Program. The Shelf was declared effective by the SEC on May 5, 2022. As of the date hereof, no sales have been made pursuant to the ATM Program.
Contractual Obligations
As described above, we have agreed to lend to Inmagene up to $22.5 million pursuant to the Loan Agreement, of which $7.5 million was funded in December 2024 and the remainder is anticipated to be funded by mid-2025.
We have a non-cancelable operating lease agreement for our office, lab, and animal care facility space in our Boston, Massachusetts corporate headquarters. We expect the total future minimum lease payments from December 31, 2024 to lease expiration in May 2026 to be $2.8 million. Additionally, in connection with the acquisition of Pionyr, we acquired an operating lease agreement for office and laboratory space in San Francisco, California which we subleased to third parties in April 2024. We expect total future minimum lease payments from December 31, 2024 to lease expiration in April 2027 to be $5.3 million. We expect to receive fixed minimum payments of $2.0 million during this same period. Our total future minimum lease payments for each of the next five years and in total are included in Note 13 to our financial statements included elsewhere in this proxy statement/prospectus.
We enter into contracts in the normal course of business with CROs and CMOs for clinical trials, preclinical research studies and testing, manufacturing and other services and products for operating purposes. These contracts typically do not contain any minimum purchase commitments and are generally cancelable by us, typically upon prior notice of 30 days. Payments due upon cancelation typically consist only of payments for services provided and expenses incurred up to the date of cancelation.
We may incur potential contingent payments upon our achievement of clinical, regulatory, and commercial milestones, as applicable, or that we may be required to make royalty payments under license agreements we have entered into with various entities pursuant to which we have in-licensed certain intellectual property. Due to the uncertainty of the achievement and timing of the events requiring payment under these agreements, the amounts to be paid by us are not fixed or determinable at this time.
Critical Accounting Policies and Use of Estimates
Our management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities in our consolidated financial statements during the reporting periods. These items are monitored and analyzed by us for changes in facts and circumstances, and material changes in these estimates could occur in the future. We base our estimates on historical experience, known trends and events, and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Changes in estimates are reflected in reported results for the period in which they become known. Actual results may differ materially from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in the Notes to our consolidated financial statements included elsewhere in this proxy statement/prospectus, we believe the following accounting policies to be the most critical in understanding the judgments and estimates we use in preparing our consolidated financial statements:
Accrued Research and Development Expenses
As part of the process of preparing our consolidated financial statements, we are required to estimate our accrued research and development expenses. This process involves reviewing open contracts and purchase orders, communicating with our applicable personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual costs. The majority of our service providers invoice us in arrears for services performed, on a pre-determined schedule or when contractual milestones are met; however, some require advance payments. We make estimates of our accrued expenses as of each balance sheet date in the consolidated financial statements based on facts and circumstances known to us at that time. We periodically confirm the accuracy of these estimates with the service providers and make adjustments, if necessary. Examples of estimated accrued research and development expenses include fees paid to:
•	vendors, including research laboratories, in connection with preclinical development activities;
•	CROs and investigative sites in connection with preclinical studies; and
•	CMOs in connection with drug substance and drug product formulation of preclinical studies.
We base the expense recorded related to external research and development on our estimates of the services received and efforts expended pursuant to quotes and contracts with multiple CMOs and CROs that supply, conduct and manage nonclinical studies on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the expense. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, we adjust the accrual or the amount of prepaid expenses accordingly. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period. To date, there have not been any material adjustments to our prior estimates of accrued research and development expenses.
Stock-Based Compensation
We account for stock-based compensation awards in accordance with ASC 718, Compensation—Stock Compensation (ASC 718). ASC 718 requires all stock-based payments, including grants of stock options, to be recognized in the consolidated statement of operations and comprehensive loss based on their grant date fair values. We estimate the fair value of each stock option grant using the Black-Scholes option-pricing model. Calculating the fair value of stock-based awards requires that we make subjective assumptions.
Pursuant to ASC 718, we measure stock-based awards at fair value on the date of grant and recognize the corresponding stock-based compensation expense of those awards on a straight-line basis over the requisite service period, which is generally the vesting period of the respective award. We have historically granted stock options with exercise prices equivalent to the fair value of our common stock as of the date of grant.
The Black-Scholes option-pricing model uses the following inputs: the fair value of our common stock, the expected volatility of our common stock, the expected term of our stock options, the risk-free interest rate for a period that approximates the expected term of our stock options and our expected dividend yield. Due to the lack of a public market for our common stock and a lack of company-specific historical and implied volatility data, we have based our computation of expected volatility on the historical volatility of a representative group of public companies with similar characteristics to us, including stage of product development, life science industry focus, length of trading history and similar vesting provisions. The historical volatility data is calculated based on a period of time commensurate with the expected term assumption. We will continue to apply this process until a sufficient amount of historical information regarding the volatility of our own stock price becomes available or until circumstances change, such that the identified entities are no longer representative companies. In the latter case, more suitable, similar entities whose share prices are publicly available would be utilized in the calculation. We use the simplified method as prescribed by the SEC Staff Accounting Bulletin No. 107, Share-Based Payment, to calculate the expected term for options granted to employees as we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. Under this approach, the weighted-average expected option term is presumed to be the average of the contractual term (ten years) and the vesting term (generally four years) of our stock options. We utilize this method due to lack of historical exercise data and the “plain-vanilla” nature of our stock-based awards. The expected term is applied to the stock option grant group as a whole, as we do not expect substantially different exercise or post-vesting termination behavior among our employee population. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. The expected dividend yield is assumed to be zero as we have never paid cash dividends and have no current plans to pay any cash dividends on our common stock. The fair value of each restricted common stock award is estimated on the date of grant based on the fair value of our common stock on that same date.
Emerging Growth Company
In April 2012, the JOBS Act, was enacted. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for new or revised accounting standards during the period in which we remain an emerging growth company; however, we may adopt certain new or revised accounting standards early.
We will remain an emerging growth company until the earliest to occur of: (1) the last day of the fiscal year in which we have more than $1.235 billion in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates; (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; and (4) the last day of the fiscal year ending after the fifth anniversary of our IPO.
We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies until the fiscal year following the determination that our voting and non-voting common stock held by non-affiliates is more than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenues are more than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is more than $700.0 million measured on the last business day of our second fiscal quarter.

INMAGENE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of Inmagene’s financial condition and results of operations should be read together with Inmagene’s consolidated financial statements and the related notes appearing elsewhere in this proxy statement/prospectus. This discussion and other parts of this proxy statement/prospectus contain forward-looking statements that involve risks and uncertainties, such as statements regarding Inmagene's plans, objectives, expectations, intentions and projections. Inmagene’s actual results could differ materially from those described in or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the “Risk Factors” section of this proxy statement/prospectus.
Unless otherwise indicated or the context otherwise requires, references in this section to “Inmagene,” the “Company,” “we,” “us,” “our” and other similar terms refer to Inmagene and its subsidiaries.
Overview
We are a clinical-stage biopharmaceutical company focused on developing innovative and differentiated therapies for immunological and inflammatory (“I&I”) diseases. Our lead asset IMG-007 is a non-depleting anti-OX40 monoclonal antibody, which binds specifically to OX40 receptor on activated T cells to block their binding to OX40L without killing them. IMG-007 is being developed to potentially treat multiple I&I disorders, and initially being evaluated in atopic dermatitis (“AD”). In January 2025, we reported that in our Phase 2a AD POC trial, four-week treatment with IMG-007 result in a rapid onset, marked, and durable clinical activity based on multiple outcome measures. In addition, durable inhibition serum inflammatory markers of diverse Th cells, including Th1, Th2 and Th17 cells, were observed. IMG-007 was overall well-tolerated.
Since inception, we have devoted substantially all of our resources to advancing the development of our portfolio of programs, organizing and staffing the Company, business planning, raising capital, and providing general and administrative support for these operations. We do not have any programs approved for sale and have not generated any revenue from product sales. To date, we have funded our operations primarily with proceeds from the issuance of preferred shares, licensing agreements, and term loans.
We have incurred operating losses since inception. Our ability to generate product revenue sufficient to achieve profitability will depend heavily on the successful development and eventual commercialization of any programs we may develop. We generated net losses of $36.6 million for the year ended December 31, 2024. As of December 31, 2024, we had an accumulated deficit of $179.9 million. We expect to continue to incur significantly increased expenses for the foreseeable future if and as we:
•	advance our research and development and discovery-related development of existing and future IMG-007 programs, including potential expansion into additional indications;
•	seek and identify additional research programs and product candidates, and initiate discovery-related activities and preclinical studies for those programs;
•	complete future preclinical studies for our pipeline;
•	pursue investigational new drug applications or comparable foreign applications that allow commencement of our planned clinical trials or future clinical trials for any programs we may develop;
•	initiate enrollment and successfully complete clinical trials;
•
pursue positive results from our ongoing and future clinical trials that support a finding of safety and effectiveness, an acceptable risk-benefit profile in the intended populations and a competitive efficacy, safety and half-life profile;

•	hire research and development, clinical, manufacturing and commercial personnel;
•	add operational, financial and management information systems and personnel;
•	experience any delays, challenges, or other issues associated with the preclinical and clinical development of our programs, including with respect to our regulatory strategies;
•
develop, maintain and enhance a sustainable, scalable, reproducible and transferable clinical and cGMP capabilities through a third-party or our own manufacturing facility for the programs we may develop;

•	seek, obtain and maintain regulatory approvals for any product candidates for which we successfully complete clinical trials;
•	establish a sales, marketing and distribution infrastructure to commercialize any programs for which we may obtain regulatory approval;
•	generate revenue from commercial sales of product candidates for which we receive regulatory approval, if any;
•	maintain the safety, tolerability and efficacy profile of any product we may develop in additional indications following approval in one indication;
•
maintain, expand, enforce, defend and protect our intellectual property portfolio and other intellectual property protection or regulatory exclusivity for any products we may develop and defend any intellectual property-related claims;

•	further acquire or in-license product candidates or programs, intellectual property and technologies;
•	maintain our current collaboration and establish and maintain any future collaborations, including making milestone, royalty or other payments thereunder; and
•
incur additional costs of operating as a public company, including increased costs of audit, legal, regulatory and tax-related services associated with maintaining compliance with an exchange listing and SEC requirements, director and officer insurance premiums and investor and public relations costs.

Any changes in the outcome of any of these variables with respect to the development of programs that we may identify could mean a significant change in the costs and timing associated with the development of such programs. For example, if the FDA or another comparable regulatory authority were to require us to conduct clinical trials beyond those that we currently anticipate will be required to complete clinical development and obtain regulatory approval of one or more of our product candidates, or if we experience significant delays in our preclinical studies or clinical trials, we would be required to expend significant additional financial resources and time to advance and complete clinical development. We may never obtain regulatory approval for IMG-007 or any future product candidate.
We will not generate revenue from product sales unless and until we successfully initiate and complete clinical development and obtain regulatory approval for IMG-007 and any future product candidates. If we obtain regulatory approval for IMG-007 or any future product candidate and do not enter into a commercialization partnership, we expect to incur significant expenses related to developing our commercialization capability to support product sales, manufacturing, marketing, and distribution.
As a result of all the foregoing, we expect to need substantial additional funding to support our continued operations and growth strategy. Until such a time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through the sale of equity, debt financings or other capital sources, including collaborations with other companies or other strategic transactions. We may be unable to raise additional funds or enter into such other agreements on favorable terms, or at all. If we fail to raise capital or enter into such agreements as, and when, needed, we may have to significantly delay, scale back or discontinue the development and commercialization of IMG-007 or any future product candidate.
Because of the numerous risks associated with product development, we are unable to accurately predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.
See the sections titled “—Liquidity and Capital Resources” below and “Risk Factors—Risks Related to Inmagene—Risks Related to Our Limited Operating History, Financial Position and Need for Additional Capital.”
Recent Developments
On December 23, 2024, Ikena, Merger Sub I, Merger Sub II and Inmagene entered into the Merger Agreement, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub I will merge with and into Inmagene, with Inmagene surviving as a wholly owned subsidiary of Ikena, and immediately after, the surviving entity will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of Ikena. In connection with the Merger, Ikena will change its corporate name to “ImageneBio, Inc.” and Merger Sub II will change its name to “Imagene Biopharmaceuticals.” The combined company will be led by individuals mutually agreed upon by Inmagene and Ikena (and not from either Inmagene or Ikena in the case of the chief executive officer).
Pursuant to the terms of the Merger Agreement, prior to the closing of the Merger we may engage in the sale, license, transfer, spinout, divestiture or other monetization transaction (i.e., a royalty transaction) or other disposition of any of our pre-Merger assets other than IMG-007. We plan to consummate an Inmagene Legacy Transaction with respect to the non-IMG-007 programs and projects controlled by Inmagene immediately prior to, and contingent upon, the Merger. As a result, following the Inmagene Legacy Transaction and the Merger, IMG-007, a non-depleting anti-OX40 monoclonal antibody, for the treatment of AD and other potential indications, will be the only product candidate of the combined company in clinical development and the only product candidate the combined company plans to initially develop.
Impact of General Economic Risk Factors on Inmagene’s Operations
Uncertainty in the global economy presents significant risks to our business. We are subject to continuing risks and uncertainties in connection with the current macroeconomic environment, including elevated and fluctuating inflation, fluctuating interest rates, new or increased tariffs and other barriers to trade, changes to fiscal and monetary policy, changes in government regulatory policies, or government budget dynamics (particularly in the pharmaceutical and biotech areas), geopolitical factors, and supply chain disruptions. While we are closely monitoring the impact of the current macroeconomic and geopolitical conditions on all aspects of our business, including the impacts on participants in any future clinical trials and our employees, suppliers, vendors and business partners and our future access to capital, the ultimate extent of the impact on our business remains highly uncertain and will depend on future developments and factors that continue to evolve. Most of these developments and factors are outside of our control and could exist for an extended period of time. We will continue to evaluate the nature and extent of the potential impacts to our business, results of operations, liquidity and capital resources. For additional information, see the section titled “Risk Factors—Risks Related to Inmagene—Risks Related to Our Industry and Business.”
Components of Results of Operations
Licensing Revenue
We have not generated any revenue from product sales. Our revenue has been derived from upfront license payments under collaboration and license agreements.
Operating Expenses
Our operating expenses consist of (i) research and development expenses and (ii) general and administrative expenses.
Research and Development
Research and development expenses consist primarily of costs incurred in connection with the research and development of our programs. These expenses include:
•	external research and development expenses incurred under arrangements with third parties, such as CROs, consultants, members of our scientific and therapeutic advisory boards, and CMOs;
•	employee-related expenses, including salaries, benefits, travel, and share-based compensation;
•
facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent and maintenance of facilities, depreciation of leasehold improvements and equipment, and laboratory supplies;

•	license and sub-license fees; and
•	gains and losses on disposal of research and development property and equipment.

We expense research and development costs as incurred. Costs of certain activities are recognized based on an evaluation of the progress to completion of specific tasks. However, payments made prior to the receipt of goods or services that will be used or rendered for future research and development activities are deferred and capitalized as research and development prepaid expenses on our consolidated balance sheets. The capitalized amounts are recognized as expense as the goods are delivered or services are performed.
General and Administrative
General and administrative expenses consist primarily of personnel-related expenses, including salaries, bonuses, benefits, and share-based compensation, for individuals in our executive, finance, operations, human resources, business development and other administrative functions. Other significant general and administrative expenses include legal fees relating to corporate matters and patent-related activities, allocated facilities and other overhead costs, including insurance and information technology, and professional and consulting fees associated with accounting, audit, tax and investor and public relations.
We expect our general and administrative expenses to increase over the next several years as we continue our research and development activities, prepare for potential commercialization of IMG-007 and any future product candidates, as well as expand our operations and begin operating as a public company following the Merger. These increases will likely include increases related to the hiring of additional personnel and legal, regulatory and other fees and services associated with maintaining compliance with listing rules and SEC requirements, director and officer insurance premiums and investor relations costs associated with being a public company.
Interest Income
Interest income consists of interest earned on cash and cash equivalents and short-term investments.
Other Income, Net
Other income, net primarily relates to government assistance in the form of grants for qualifying property and equipment, and gains and losses resulting from foreign currency transactions which are denominated in currencies other than the functional currency.
Income Taxes
We have recorded income tax provision for certain national and local jurisdictions for the years ended December 31, 2024 and 2023. We have recorded a full valuation allowance against its net deferred tax assets at each balance sheet date, as we believe that it is not more likely than not that no benefit will be realized due to its cumulative losses generated to date and expectation of future losses.
Results of Operations
Comparison of the Years Ended December 31, 2024 and December 31, 2023
The following table summarizes our results of operations for the years ended December 31, 2024 and 2023 (in thousands):

	Years Ended December 31,
	2024	2023	Change	Change %
Licensing revenue	$3,500	$7,962	$(4,462)	(56)%
Operating expenses:
Research and development	32,109	21,926	10,183	46%
General and administrative	8,391	7,961	430	5%
Total operating expenses	40,500	29,887	10,613	36%
Loss from operations	(37,000)	(21,925)	(15,075)	(69)%
Other income (expense):
Interest income	374	1,194	(820)	(69)%
Other income (expense), net	71	(137)	208	152%
Total other income, net	445	1,057	(612)	(58)%

	Years Ended December 31,
	2024	2023	Change	Change %
Loss before income taxes	(36,555)	(20,868)	(15,687)	(75)%
Provision for income taxes	(13)	(280)	267	95%
Net loss	$(36,568)	$(21,148)	$(15,420)	(73)%

Licensing Revenue
Licensing revenue for the year ended December 31, 2024, was $3.5 million compared to $8.0 million for the year ended December 31, 2023. For the year ended December 31, 2024, we recognized revenue of $3.5 million for a nonrefundable upfront payment from the IMG-013 Agreement (as defined in Note 12 to our audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus). For the year ended December 31, 2023, licensing revenue included a $7.0 million upfront payment from the Celexor Agreement (as defined in Note 12 to our audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus) and the receipt of 1,223,300 shares of Celexor’s Bio, Inc.’s (“Celexor’s”) Series Seed-2 preferred shares valued at $0.9 million.
Research and Development Expenses
Research and development expense for the year ended December 31, 2024, was $32.1 million compared to $21.9 million for the year ended December 31, 2023. The increase of $10.2 million was primarily due to $14.0 million of non-cash research and development expense for the issuance of ordinary shares related to the Hutchmed Agreement and a $1.2 million loss on the disposal of lab equipment, partially offset by a decrease of $2.6 million in clinical and other outside services related to reduced clinical trial activity for our active research programs and a $2.1 million decrease in compensation and related costs resulting from decreased headcount.
General and Administrative Expenses
General and administrative expense for the year ended December 31, 2024 was $8.4 million compared to $8.0 million for the year ended December 31, 2023. The increase of $0.4 million was primarily due to a $1.8 million increase in consulting and professional services costs, partially offset by a $0.9 million decrease in depreciation and amortization and a $0.3 million decrease in lease costs.
Interest Income
Interest income for the year ended December 31, 2024 was $0.4 million compared to $1.2 million for the year ended December 31, 2023. The decrease of $0.8 million was primarily due to a decrease in the invested balance of our short-term investments.
Other Income, Net
Other income, net for the year ended December 31, 2024 was $0.1 million compared to ($0.1) million for the year ended December 31, 2023. The change of $0.2 million was primarily due to a reduction in foreign exchange losses for transactions denominated in a foreign currency.
Liquidity and Capital Resources
Sources of Liquidity
We have incurred recurring losses and negative cash flows from operations since our inception. For the year ended December 31, 2024, we incurred a net loss of $36.6 million and used $21.3 million of cash in operating activities. As of December 31, 2024, we had an accumulated deficit of $179.9 million and cash and cash equivalents of $12.1 million.
Since inception, we have devoted substantially all of our resources to advancing the development of our portfolio of programs, organizing and staffing the Company, business planning, raising capital, and providing general and administrative support for these operations. Current and future programs will require significant research and development efforts, including preclinical and clinical trials, and regulatory approvals for commercialization. These efforts require significant amounts of additional capital, adequate personnel, and infrastructure. Even if our development efforts are successful, it is uncertain when, if ever, we will realize significant revenue from product sales. If we obtain regulatory approval for any of our product candidates and start to generate revenue, we expect to incur significant expenses related to developing our internal commercialization capability to support product sales, marketing, and distribution.
As a result, we will need substantial additional funding to support our operating activities as we advance our potential product candidates through development, seek regulatory approval, and prepare for and, if any of our product candidates are approved, proceed to commercialization. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operating activities through a combination of equity offerings, government of private party grants, debt financings and license and collaboration agreements. Adequate funding may not be available to us on acceptable terms, or at all.
Concurrent with the execution of the Merger Agreement, Ikena entered into subscription agreements with certain investors to which Ikena agreed to issue and sell to investors shares of Ikena common stock for gross proceeds of $75.0 million. The Ikena concurrent financing will close immediately after the second effective time (as described under the terms of the subscription agreements). The net proceeds from the Ikena concurrent financing are expected to advance the combined company’s discovery and clinical phase pipeline, business development activities, working capital, and other general corporate purposes.
Concurrent with the execution of the Merger Agreement, Inmagene and Ikena entered into the Loan Agreement, pursuant to which Ikena has agreed to lend up to $22.5 million in Term Loan Advances in increments of at least $7.5 million, subject to certain drawdown conditions, of which the first advance of $7.5 million was funded in December 2024. The Term Loan Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to 6.0% per annum. The Term Loan Advances are secured by all assets of Inmagene and its subsidiaries in respect of anti-OX40 monoclonal antibody asset, IMG-007. If the Merger Agreement is terminated, the Term Loan Advances shall mature and the Loan Agreement shall terminate on the date that is six months following the termination of the Merger Agreement. Upon consummation of the Merger, all Obligations (as defined in the Loan Agreement) shall be automatically forgiven, the Loan Agreement shall terminate. Any proceeds we receive under the Loan Agreement may only be used to fund certain development activities related to IMG-007.
Based on our current development plans and related assumptions, we believe that our cash position upon completion of the Merger and the Ikena concurrent financing will be sufficient to fund our operating expenses and capital expenditure requirements through 2027.
If we are unable to obtain additional funding, we will assess our capital resources and may be required to delay, reduce the scope of, or eliminate some or all of our planned operations, which may have a material adverse effect on our business, financial condition, results of operations, and ability to operate as a going concern. Our audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus do not include any adjustments that may result if we are not able to continue as a going concern.
Cash Flows
Comparison of the Years Ended December 31, 2024 and December 31, 2023
The following table sets forth a summary of the net cash flow activity for the years ended December 31, 2024, and 2023 (in thousands):

	Years Ended December 31,
	2024	2023
Net cash used in operating activities	$(21,319)	$(18,233)
Net cash provided by (used in) investing activities	11,123	(10,454)
Net cash provided by financing activities	6,906	150
Effects of exchange rates on cash and cash equivalents	87	(148)
Net decrease in cash and cash equivalents	$(3,203)	$(28,685)

Operating Activities
Net cash used in operating activities for the year ended December 31, 2024 was $21.3 million, consisting primarily of net loss incurred during the period of $36.6 million and a net change of $1.5 million in our operating assets and liabilities, partially offset by non-cash charges of $16.8 million. The non-cash charges included $14.0 million in non-cash research and development expense for issuance of ordinary shares related to Hutchmed, $1.3 million in loss on sale of property and equipment, $1.1 million of depreciation and amortization expense, and $0.4 million of amortization of ROU assets. The net change in operating assets and liabilities primarily related to a $1.1 million decrease in accrued expenses and other current liabilities, a $0.5 million decrease in accounts payable, and a $0.4 million decrease in operating lease liabilities, partially offset by a $0.5 million decrease in deferred grant revenue.
Net cash used in operating activities for the year ended December 31, 2023 was $18.2 million, consisting primarily of net loss incurred during the period of $21.1 million, partially offset by $2.0 million in non-cash charges and a net change of $0.9 million in our operating assets and liabilities. The non-cash charges included $2.4 million in depreciation and amortization and $0.7 million of amortization of right-of-use assets, partially offset by $0.9 million of non-cash licensing consideration related to the Celexor Agreement. The net change in operating assets and liabilities primarily related to a $3.9 million increase in accounts payable, partially offset by a $2.3 million decrease in accrued expenses and other current liabilities and a $0.6 million decrease in operating lease liabilities.
Investing Activities
Net cash provided by investing activities for the year ended December 31, 2024 was $11.1 million and was primarily due to $10.1 million proceeds from the maturities and sales of short-term investments and $1.0 million in proceeds on the sale of property and equipment.
Net cash used in investing activities for the year ended December 31, 2023 was $10.5 million and was primarily due to purchases of $20.2 million of short-term investments and purchases of property and equipment of $0.3 million, partially offset by $10.0 million of proceeds from maturities and sales of short-term investments.
Financing Activities
Net cash provided by financing activities for the year ended December 31, 2024 was $6.9 million. This was attributed to $7.5 million in proceeds from the Loan Agreement, partially offset by $0.6 million in deferred offering costs related to the proposed Merger.
Net cash provided by financing activities for the year ended December 31, 2023 was $0.2 million and was comprised of $0.2 million in proceeds received from share option exercises.
Future Funding Requirements
We will need to raise additional capital to continue to fund our future operations. Our future capital requirements will depend on many factors, including:
•	the costs and timing of the Merger.
•	our ability to successfully consummate the Merger.
•	the costs and timing of any future product development efforts.
•	the costs associated with retaining key personnel and consultants and hiring additional personnel if needed.
•	the terms and timing of establishing and maintaining collaborations, licenses and other similar arrangements.
•	the timing and amount of the milestone or other payments we must make to any future licensors, if we enter into any license agreements.
•	the costs and timing of establishing or securing sales and marketing capabilities if a product candidate is approved.
•	our ability to achieve sufficient market acceptance, coverage and adequate reimbursement from third- party payors and adequate market share and revenue for any approved products.
•	patients’ ability and willingness to pay out-of-pocket costs for any approved products in the absence of coverage and/or adequate reimbursement from third-party payors; and
•	costs associated with any products or technologies that we may in-license or acquire.
Based on our expectations of continuing operating losses for the foreseeable future, as of March 18, 2025, the date that our financial statements are available to be issued, we have concluded there is substantial doubt about its ability to continue as a going concern for at least twelve months from the date the financial statements are available to be issued. Given our recurring losses from operations and negative cash flows, and based on our current operating plan, there is substantial doubt about our ability to continue as a going concern. We plan to address this deficiency by raising funds from the Merger, from subsequent public or private offerings of equity or debt securities and other funding sources. In the event we do not complete the Merger, we plan to seek additional funding through equity offerings or debt financings, credit or loan facilities, strategic alliances and licensing arrangements. However, we may be unable to enter into arrangements when needed on favorable terms or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our shareholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our ordinary shareholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise funds through collaborations, or other similar arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us and/or may reduce the value of our ordinary shares. Our failure to raise capital or enter into such other arrangements when needed could have a negative impact on our financial condition and on our ability to pursue our business plans and strategies. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate its product development or future commercialization efforts or grant rights to develop and market its product candidates even if we would otherwise prefer to develop and market such candidates itself.
Contractual Obligations and Other Commitments
We enter into contracts in the normal course of business with suppliers, CROs, CMOs, and clinical trial sites. These agreements provide for termination at the request of either party generally with less than one-year notice and, therefore, we believe that our non-cancelable obligations under these agreements are not material. We do not currently expect any of these agreements to be terminated and did not have any non-cancelable obligations under these agreements as of December 31, 2024 and 2023.
We have milestones, royalties, and/or other payments due to third parties under our existing license and collaboration agreements. See Note 11 to our audited consolidated financial statements appearing elsewhere in this proxy statement/prospectus. We cannot estimate when such payments will be due and none of these events were probable to occur as of December 31, 2024 and 2023.
Lease Obligations
As of December 31, 2024, we have two existing leases for office facilities in the United States and China. These leases are classified as operating lease agreements that expire at various dates from November 2025 through December 2026. Our leases do not include options to terminate prior to the expiration date.
The United States lease agreement contains scheduled rent increases over the lease term. Under the terms of the lease agreements, we are responsible for certain property management fees, taxes, and common area maintenance expenses.
Our operating lease costs were $0.5 million and $0.8 million for the years ended December 31, 2024, and 2023, respectively.
Term Loan
Concurrent with the execution of the Merger Agreement, we received $7.5 million of the initial Term Loan Advance in December 2024. The Term Loan Advances shall bear interest, on the outstanding daily balance thereof, at a rate of 6.0% per annum, and may be prepaid at any time without premium or penalty.
Under the Loan Agreement, we can draw an additional $15.0 million in Term Loan Advances in increments of at least $7.5 million, subject to certain drawdown conditions. We recorded the initial Term Loan Advance as a current liability as the initial Term Loan Advance will mature and become due and payable six months from the termination of the Merger Agreement should the Merger be terminated. Upon consummation of the Merger, if the Merger is completed, all unpaid Obligations (as defined in the Loan Agreement), including the loan principal and any accrued but unpaid interest, will be automatically forgiven. We did not incur any loan fees to establish this loan. As of December 31, 2024, we included the $7.5 million outstanding balance from the initial Term Loan Advance within Term loan on our consolidated balance sheet appearing elsewhere in this proxy statement/prospectus.

Critical Accounting Estimates
Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements which have been prepared in accordance with GAAP. Our significant accounting policies are more fully described in Note 2 to our consolidated financial statements appearing elsewhere in this proxy statement/prospectus. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, expenses and the related disclosures of contingent liabilities in our consolidated financial statements and accompanying notes. We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and judgments on an ongoing basis. Actual results may differ significantly from these estimates under different assumptions, judgments or conditions.
There have been no significant changes in our critical accounting policies and estimates during the twelve months ended December 31, 2024 as compared to the twelve months ended December 31, 2023.
Research and Development Expenses
Our research and development expenses include estimates of our expenses resulting from obligations under contracts with vendors, consultants and CROs in connection with conducting research and development activities. The financial terms of these contracts are subject to negotiations, which vary from contract to contract and may result in payment flows that do not match the periods over which materials or services are provided under such contracts. We reflect research and development expenses in our consolidated financial statements by matching those expenses with the period in which services and efforts are expended. We account for these expenses according to the progress of the preclinical or clinical study as measured by the timing of various aspects of the study or related activities. We determine clinical trial cost estimates through review of the underlying contracts along with preparation of financial models taking into account discussions with research and other key personnel and outsider service providers as to the progress of studies or other services being conducted. During the course of a study, we adjust our rate of expense recognition if actual results differ from estimates on a cumulative catch-up basis.
Share-Based Compensation
We measure share-based compensation expense for all share-based awards with service-based and performance-based vesting conditions at the grant date based on the fair value measurement of the award. Compensation expense for those awards is recognized over the requisite service period, which is generally the vesting period of the respective award. We use the straight-line method to record the expense of awards with service-based vesting conditions. We use the graded-vesting method to record the expense of awards with both service-based and performance-based vesting conditions, commencing when achievement of the performance condition becomes probable. Expense is adjusted for actual forfeitures of unvested awards as they occur. We calculate the fair value measurement of share options using the Black-Scholes-Merton option-pricing valuation model (“Black-Scholes model”). The Black- Scholes model requires the use of subjective and complex assumptions, which determine the fair value of share-based awards, including the option’s expected term and the price volatility of the underlying shares. We calculate the fair value of options granted by using the Black-Scholes model with assumptions below.
•
Fair value of ordinary shares: The fair value of our ordinary shares is determined on a periodic basis, as determined by the Inmagene board, with the assistance of an independent third-party valuation expert. These valuations are determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Technical Practice Aid (Valuation of Privately-Held-Company Equity Securities Issued as Compensation). The assumptions underlying these valuations represent management’s best estimates, which involved inherent uncertainties and the application of significant levels of management judgment. Management considers, among other things, our business, financial condition and results of operations, including related industry trends affecting its operations; the likelihood of achieving a liquidity event, such as an IPO, or sale, given prevailing market conditions; the lack of marketability of our ordinary shares; the market performance of comparable publicly traded companies; and U.S. and global economic and capital market conditions.

•
Risk-free interest rate: We base the risk-free interest rate assumption on the U.S. Treasury’s rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued.

•
Expected volatility: The expected volatility assumption is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the clinical stage biopharmaceutical industry.

•
Expected term: The expected term represents the period of time that options are expected to be outstanding. Because we do not have historical exercise behavior, it determines the expected term assumption using the simplified method, which is an average of the contractual term of the option and its vesting period.

•	Expected dividend yield: We base the expected dividend yield assumption on the fact that it has never paid cash dividends and has no present intention to pay cash dividends.
Recent Accounting Pronouncements
For this information, refer to Note 2 to our Consolidated Financial Statements, included herein.
Off-Balance Sheet Arrangements
During the periods presented, we did not have, nor do we currently have, any off-balance sheet arrangements as defined in the rules and regulations of the SEC.

MANAGEMENT FOLLOWING THE MERGER
Executive Officers and Directors
The combined company’s board of directors will initially be fixed at seven members, consisting of two members designated by Ikena and three members designated by Inmagene, one member (who will be independent of the parties) to be mutually agreed upon by the parties, and one member as designated by Deep Track Master Fund, the lead investor in the Ikena concurrent financing. The staggered structure of the current Ikena board will remain in place for the combined company following the completion of the Merger.
The Ikena board has determined that each of the directors, other than   , meet the Nasdaq independence requirements.
The following table sets forth the name, age and position of each of the individuals who are expected to serve as executives and directors of the combined company as of February 28, 2025:

Name	Age	Position
Executive Officers:
		Chief Executive Officer
Erin Butler	46	Vice President, Finance and Administration (Principal Accounting Officer)
Yufang Lu, M.D., Ph.D.	61	Chief Medical Officer
Non-Employee Directors:

Each executive officer will serve at the discretion of the combined company’s board of directors and hold office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the proposed combined company’s directors or executive officers.
All of Ikena’s current directors, other than     and     , are expected to resign from their positions as directors of Ikena, effective as of the first effective time.
Executive Officers
Erin Butler. Ms. Butler has served as Inmagene’s Vice President of Finance and Administration since April 2024 and will serve as Vice President of Finance and Administration (Principal Accounting Officer) of the combined company. Prior to her appointment, Ms. Butler served as Inmagene’s Vice President, Corporate Controller since October 2023. Prior to joining Inmagene, from March 2022 to May 2023, Ms. Butler was Vice President, Finance and Administration at Armata Pharmaceuticals, Inc. and from September 2017 to February 2022 she served as its Senior Director, Corporate Controller. Prior to joining Armata Pharmaceuticals, Ms. Butler held accounting and finance leadership positions of increasing responsibility with AmpliPhi Biosciences, Inc., Inovio, Inc., and Apricus Biosciences, Inc. Ms. Butler began her career as an auditor for Deloitte and Touche, LLP, a public accounting firm. Ms. Butler has extensive experience in all aspects of financial and administrative operations and has led or participated in equity multiple financing, M&A transactions, IPOs, system implementations, clinical trial accounting oversight, as well as private and public financial reporting. She holds a B.S. in Business Administration, Accounting from San Diego State University.
Yufang Lu, M.D., Ph.D. Dr. Lu has served as Chief Medical Officer of Inmagene since 2023 and will serve as Chief Medical Officer of the combined company. Dr. Lu has more than 20 years of experience in drug development and medical affairs. She has successfully led clinical development for both small molecules and biologics across diverse therapeutic areas, including gastroenterology, dermatology, allergy, and rheumatology. Prior to Inmagene, Dr. Lu was Vice President of Clinical Development at Celldex Therapeutics between 2020 and 2023, where she drove the advancement of innovative immunology assets, including barzovolimab. When at Regeneron Pharmaceuticals, Inc. as an Executive Director in Medical Affairs Immunology between 2016 and 2020, she led cross-functional medical teams, in collaboration with Sanofi, in the global launches of Dupixent® in atopic dermatitis and asthma. Earlier in her career, she held roles in clinical development and medical affairs at Celgene, Eisai US, and GlaxoSmithKline. Dr. Lu received her Bachelor of Medicine degree from Nanjing Medical University with clinical training in Dermatology and a PhD in Toxicology with a specialization in Cellular & Molecular Toxicology from Texas A&M University.
Non-Employee Directors

Composition of the Board of Directors
The Ikena board currently consists of eight members, divided into three staggered classes, with one class to be elected at each annual meeting to serve for a three-year term. The staggered structure of the board of directors will remain in place for the combined company following the completion of the Merger. The combined company’s board of directors will initially be fixed at seven members, consisting of two members designated by Ikena and three members designated by Inmagene, one member (who will be independent of the parties) to be mutually agreed upon by the parties, and one member as designated by Deep Track Master Fund, the lead investor in the Ikena concurrent financing.
Committees of the Board of Directors
The Ikena board has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operate pursuant to a charter adopted by the board of directors. Following the completion of the Merger, the combined company’s board will continue to have an audit committee, a compensation committee, and a nominating and corporate governance committee. The combined company’s board may also establish other committees from time to time to assist the combined company and its board.
Audit Committee
The primary purpose of Ikena’s audit committee is to discharge the responsibilities of the Ikena board with respect to its accounting, financial, and other reporting and internal control practices and to oversee its independent registered accounting firm. Specific responsibilities of Ikena’s audit committee include:
•	appointing, approving the compensation of, and assessing the independence of the independent registered public accounting firm of Ikena;
•	overseeing and evaluating Ikena’s internal audit functions;
•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by the independent registered public accounting firm of Ikena;
•	reviewing the overall audit plan with the independent registered public accounting firm of Ikena and members of management responsible for preparing its financial statements;
•
reviewing and discussing with management and the independent registered public accounting firm the annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by Ikena;

•	coordinating the oversight and reviewing the adequacy of Ikena’s internal control over financial reporting;
•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•
recommending, based upon the audit committee’s review and discussions with management and the independent registered public accounting firm of Ikena, whether its audited financial statements shall be included in its Annual Report on Form 10-K;

•	monitoring the integrity of the financial statements of Ikena and its compliance with legal and regulatory requirements as they relate to financial statements and accounting matters;

•	preparing the audit committee report required by SEC rules to be included in the annual proxy statement of Ikena;
•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;
•	overseeing Ikena’s risk assessment processes and procedures, and discussing risk exposures and associated mitigation plans; and
•	reviewing quarterly earnings releases.
The audit committee of the combined company is expected to retain these duties and responsibilities following the completion of the Merger.
Following the consummation of the Merger, the members of the audit committee are expected to be,    and    .     is expected to be the chair of the audit committee and    is a financial expert under the rules of the SEC. To qualify as independent to serve on the combined company’s audit committee, listing standards of Nasdaq and the applicable SEC rules require that a director not accept any consulting, advisory or other compensatory fee from the combined company, other than for service as a director, or be an affiliated person of the combined company. Ikena and Inmagene believe that, following the completion of the Merger, the composition of the audit committee will comply with the applicable requirements of the rules and regulations of Nasdaq and the SEC.
Compensation Committee
The primary purpose of Ikena’s compensation committee is to discharge the responsibilities of the board of directors to oversee its compensation policies, plans and programs and to review and determine the compensation to be paid to its executive officers, directors and other senior management, as appropriate.
Specific responsibilities of the Ikena compensation committee include:
•	annually reviewing and approving the corporate goals and objectives relevant to the compensation of Ikena’s chief executive officer;
•
evaluating the performance of Ikena’s chief executive officer in light of such corporate goals and objectives and, based on such evaluation, recommending to the board of directors the compensation of Ikena’s chief executive officer;

•	determining and approving the compensation of Ikena’s other executive officers;
•	determining the Ikena’s compensation philosophy and overseeing how that philosophy is implemented in compensation for both executive officers and employees of Ikena;
•	overseeing and administering Ikena’s compensation and similar plans;
•
reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters and evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable Nasdaq rules;

•	retaining and approving the compensation of any compensation advisors;
•	reviewing and approving the grant of equity-based awards;
•	reviewing and recommending to the board of directors the compensation of Ikena’s directors; and
•	preparing the compensation committee report required by SEC rules, if and when required, to be included in Ikena’s annual proxy statement.
The compensation committee of the combined company is expected to retain these duties and responsibilities following completion of the Merger.
Following the consummation of the Merger, the members of the compensation committee are expected to be    ,     and    .      is expected to be the chair of the compensation committee. Each member of the combined company’s compensation committee will be a “non-employee” director within the meaning of

Rule 16b-3 of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of Nasdaq. Ikena and Inmagene believe that, following the completion of the Merger, the composition of the compensation committee will comply with the applicable requirements of the rules and regulations of Nasdaq and the SEC.
Nominating and Corporate Governance Committee
The primary purpose of Ikena’s nominating and corporate governance committee is to discharge the responsibilities of the Ikena board with respect to board composition, oversight of Ikena’s corporate governance guidelines, and the annual evaluation of the board, its committees, and management. Specific responsibilities of Ikena’s nominating and corporate governance committee include:
•	developing and recommending to the board of directors criteria for board and committee membership;
•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;
•	reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise Ikena;
•	identifying individuals qualified to become members of the board of directors;
•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;
•	reviewing and recommending to the board of directors appropriate corporate governance guidelines;
•	overseeing the evaluation of the Ikena board; and
•	reviewing and discussing with the board of directors corporate succession plans for Ikena’s chief executive officer and other key officers.
The nominating and corporate governance committee of the combined company is expected to retain these duties and responsibilities following completion of the Merger.
Following the consummation of the Merger, the members of the nominating and corporate governance committee are expected to be    ,     and    .     is expected be the chair of the Nominating and Corporate Governance Committee. Ikena and Inmagene believe that, after the completion of the Merger, the composition the nominating and corporate governance committee will meet the requirements for independence under, and the functioning of such nominating and corporate governance committee will comply with, any applicable requirements of the rules and regulations of Nasdaq and the SEC.
Compensation Committee Interlocks and Insider Participation
Each member of the compensation committee following the closing of the Merger will be a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of Nasdaq. None of the proposed combined company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who is proposed to serve on the combined company’s board of directors or compensation committee following the completion of the Merger.
Director Compensation
Under Ikena’s director compensation program, Ikena pays its non-employee directors a cash retainer for service on the Ikena board and for service on each committee on which the director is a member. The chairman of each committee receives a higher retainer for such service. These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director is not serving on the Ikena board. The fees paid to non-employee directors for service on the board and for service on each committee of the Ikena board on which the director is a member are as follows:

Board of Directors:	Annual Retainer
Members (other than chair)	$35,000
Additional retainer for chair	$30,000

Board of Directors:	Annual Retainer
Audit Committee:
Members (other than chair)	$7,500
Retainer for chair	$15,000
Compensation Committee:
Members (other than chair)	$5,000
Retainer for chair	$10,000
Nominating and Corporate Governance Committee:
Members (other than chair)	$4,000
Retainer for chair	$8,000

Ikena also reimburses its non-employee directors for reasonable out-of-pocket expenses incurred by directors in connection with their attendance at meetings of the Ikena board or any committee thereof.
In addition, each new non-employee director elected to the Ikena board will be granted an option to purchase 35,040 shares of Ikena’s common stock on the date of such director’s election or appointment to the board of directors, which will vest in the following manner, subject to the director’s continued service on the Ikena board through such vesting date: in equal monthly installments over three years from the grant date. On the date of each Ikena annual meeting, each non-employee director will be granted an additional option to purchase 17,520 shares of Ikena’s common stock, which will vest in the following manner, subject to the director’s continued service on the Ikena board through such vesting date: in full upon the earlier to occur of the first anniversary of the date of grant or the date of the next annual meeting, unless otherwise determined by the Ikena board.
This program is intended to provide a total compensation package that enables Ikena to attract and retain qualified and experienced individuals to serve as directors and to align Ikena’s directors’ interests with those of Ikena’s stockholders.
Following completion of the Merger, these director compensation policies may be re-evaluated by the combined company and may be subject to change.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
OF THE COMBINED COMPANY
In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, with Ikena’s and Inmagene’s directors and executive officers, including those discussed in the sections titled “Management Following the Merger,” “Ikena Executive and Director Compensation and Corporate Governance” and “Inmagene Executive and Director Compensation,” the following is a description of each transaction involving Ikena since January 1, 2022, each transaction involving Inmagene since January 1, 2022 and each currently proposed transaction in which:
•	either Ikena or Inmagene has been or is to be a participant;
•	the amounts involved exceeded or will exceed the lesser of $120,000 and 1% of the average of Ikena’s or Inmagene’s total assets at year-end for the last two completed fiscal years, as applicable; and
•
any of Ikena’s or Inmagene’s directors, executive officers or holders of more than 5% of Ikena’s capital stock or Inmagene’s shares, or an affiliate or immediate family member of the foregoing persons, had or will have a direct or indirect material interest.

Ikena Transactions
Certain Relationships and Transactions
Other than the compensation agreements and other arrangements described under “Ikena Executive and Director Compensation and Corporate Governance” in this proxy statement/prospectus and the transactions described below, since January 1, 2022, there has not been and there is not currently proposed, any transaction or series of similar transactions to which Ikena was, or will be, a party in which the amount involved exceeded, or will exceed, $120,000 (or, if less, 1% of the average of Ikena’s total assets amounts at December 31, 2024 and 2023) and in which any director, executive officer, holder of five percent or more of any class of Ikena’s capital stock or any member of the immediate family of, or entities affiliated with, any of the foregoing persons, had, or will have, a direct or indirect material interest.
Agreements Related to the Merger
Support Agreements
Concurrently with the execution of the Merger Agreement, certain stockholders of Ikena holding approximately 25.80% of the outstanding shares of Ikena common stock entered into support agreements with Ikena and to vote all of their shares of Ikena common stock in favor of (a) the issuance of shares of Ikena common stock that represent (or are convertible into) more than 20% of the shares of Ikena common stock outstanding immediately prior to the Merger to the securityholders of Inmagene in connection with the contemplated transactions, pursuant to the Nasdaq rules, (b) the change of control of Ikena resulting from the Merger pursuant to the Nasdaq rules, (c) the approval and adoption of the 2025 Plan and the ESPP, and (d) if deemed necessary or appropriate by the parties or as otherwise required by applicable law, an amendment to Ikena’s certificate of incorporation to effect the reverse stock split or to approve an increase in the number of authorized shares of Ikena common stock, and against any alternative acquisition proposals. For additional information regarding the support agreements, see the section titled “Agreements Related to the Merger—Support Agreements.”
Lock-Up Agreements
Concurrently with the closing of the Merger, certain directors of Ikena who are continuing in such capacity will enter into Lock-Up Agreements. For additional information regarding the Lock-Up Agreements, see the section titled “Agreements Related to the Merger—Lock-Up Agreements.”
Subscription Agreements and Registration Rights Agreement
Concurrently with the execution and delivery of the Merger Agreement, certain investors holding five percent or more of Ikena’s capital stock, some of which are affiliates of current Ikena directors, entered into subscription agreements with Ikena, pursuant to which such investors have agreed to purchase Ikena common stock at a purchase price per share equal to the Aggregate Valuation divided by Post-Closing Ikena Shares, representing an aggregate purchase price of $75.0 million, in the Ikena concurrent financing. The Ikena concurrent financing is expected to be consummated immediately following the second effective time. Ikena and the investors participating in the Ikena concurrent financing have also agreed to enter into the registration rights agreement at the closing of the Ikena concurrent financing, pursuant to which, among other things, the combined company will agree to provide for the registration and resale of certain shares of Ikena common stock that are held by the investors participating in the Ikena concurrent financing from time to time pursuant to Rule 415. The closing of the Ikena concurrent financing is conditioned upon the satisfaction or waiver of the conditions set forth in the subscription agreements and of each of the conditions to the closing of the Merger. For additional information regarding these agreements, see the section titled “Agreements Related to the Merger—Subscription Agreements and Registration Rights Agreement.”
2023 Pionyr Acquisition
In August 2023, Ikena acquired Pionyr Immunotherapeutics, Inc. (“Pionyr”) in accordance with the terms of the Agreement and Plan of Merger (the “Pionyr Merger Agreement”), dated August 4, 2023 (the “Pionyr Acquisition”). Under the terms of the Pionyr Merger Agreement, at the closing of the Pionyr Acquisition, Ikena acquired all of Pionyr’s assets, including approximately $48.0 million in net cash at the time of closing, and Ikena issued the holders of Pionyr common stock a total of 1,800,652 shares of Ikena common stock (including 153,121 shares of Ikena’s non-voting common stock) at the purchase price of $7.15 per share and 4,153,439 shares of Ikena Series A preferred stock, also at the purchase price of $7.15 per share, each share of which was subsequently converted into one share of Ikena common stock at a special meeting of Ikena stockholders held on October 11, 2023 (the “2023 Ikena Special Meeting”).
OrbiMed Advisors LLC (“OrbiMed”), a five percent holder of Ikena’s common stock and a related party of Ikena, was previously a stockholder of Pionyr. In connection with the Pionyr Acquisition, OrbiMed was allocated 153,121 shares of Ikena non-voting common stock and 353,192 shares of Ikena Series A preferred stock, which converted to shares of Ikena common stock pursuant to stockholder approval obtained at the 2023 Ikena Special Meeting.
Agreements with Stockholders
In connection with Ikena’s Series B convertible preferred stock financing, Ikena entered into investors’ rights, voting and right of first refusal and co-sale agreements containing registration rights, information rights, voting rights and rights of first refusal, among other things, with certain holders of Ikena preferred stock and certain holders of Ikena common stock. These stockholder agreements terminated upon the closing of Ikena’s initial public offering in March 2021, except for the registration rights granted under the investors’ rights agreement.
Indemnification Agreements
In connection with Ikena’s initial public offering in March 2021, Ikena entered into agreements to indemnify its directors and executive officers. These agreements, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on our behalf or that person’s status as a member of our Board of Directors to the maximum extent allowed under Delaware law.
Policies for Approval of Related Party Transactions
The Ikena board reviews and approves transactions with directors, officers and holders of five percent or more of its voting securities and their affiliates, each a related party. In connection with Ikena’s initial public offering in March 2021, Ikena adopted a written related party transactions policy that provides that such transactions must be approved by the audit committee of the Ikena board. This policy became effective on the date on which the registration statement related to Ikena’s initial public offering was declared effective by the SEC. Pursuant to this policy, the audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between Ikena and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of Ikena common stock, in each case since the beginning of the most recently completed year, and their immediate family members.

Inmagene Transactions
Agreements Related to the Merger
Support Agreements
Concurrently with the execution of the Merger Agreement, certain shareholders of Inmagene (solely in their respective capacities as Inmagene shareholders) holding approximately 76.14% of the outstanding Inmagene shares, including certain of our greater than 5% shareholders and entities affiliated with Dr. Wang and Mr. Yu, have entered into support agreements with Ikena and Inmagene to vote all of their Inmagene shares in favor of the adoption and approval of the Merger Agreement and the contemplated transactions and against any alternative acquisition proposals. The support agreements shall terminate if the Merger Agreement is terminated or if the Inmagene board or any committee of the Inmagene board withholds, amends, withdraws or modifies its recommendation in a manner adverse to the other party or adopts, approves or recommends (or publicly proposes to adopt, approve or recommend) any other acquisition proposal.
Lock-Up Agreements
Concurrently with the execution of the Merger Agreement, certain executive officers, directors and their affiliates, and greater than 5% stockholders of Inmagene have entered into Lock-Up Agreements with Ikena and Inmagene, pursuant to which, subject to specified exceptions, they have agreed not to transfer their shares of Ikena common stock (other than shares purchased in the Ikena concurrent financing) for the 180-day period following the second effective time.
The Inmagene shareholders who have executed Lock-Up Agreements as of February 28, 2025, owned in the aggregate, approximately 54.16% of the shares of Inmagene’s outstanding capital stock.
Shareholders’ Agreement
On March 8, 2021, Inmagene, certain of its subsidiaries and certain of its shareholders, including its greater than 5% shareholders and entities affiliated with our executive officers and directors, entered into the Inmagene SHA, pursuant to which Inmagene’s shareholders were granted certain rights, including pre-emptive rights, rights of first refusal, co-sale rights, drag-along rights, board designation rights and registration rights. The Inmagene SHA will be terminated upon completion of the Merger.
Hutchmed Agreements
Collaboration, Option and License Agreement
In January 2021, Inmagene entered into a collaboration, option and license agreement with Hutchmed, which was subsequently amended in April 2023 and December 2023, pursuant to which Hutchmed granted Inmagene the exclusive option to the worldwide license with the right to sublicense to develop, manufacture and commercialize several licensed compounds including humanized antagonistic OX40 receptor mAb (IMG-007) for the treatment or prevention of all diseases and conditions except oncology. The exclusive option was granted on a Licensed Compound-by-Licensed Compound basis, exercisable at Inmagene’s sole discretion upon payment of an option exercise fee in cash or the issuance of Inmagene ordinary shares.
On February 2, 2024, Inmagene exercised the option under the Hutchmed Agreement by entering into a share subscription agreement to issue 140,636,592 Inmagene ordinary shares to Hutchmed and obtained an exclusive, worldwide, royalty-bearing license with the right to sublicense through multiple tiers, under certain patents and know-how controlled by Hutchmed and Hutchmed’s right, title and interest in the joint intellectual property to develop, manufacture and commercialize any product that contains, incorporates, or otherwise includes the humanized OX40 antagonistic monoclonal antibody (anti-OX40 mAb).
Under the Hutchmed Agreement, Inmagene is required to pay an aggregate of up to $92.5 million for each Licensed Product upon the achievement of various development, regulatory and commercialization milestones with respect to such Licensed Product, $20.0 million of which would be due prior to the first approval of a Licensed Product in the United States, and an aggregate of up to $135.0 million for each Licensed Compound upon the achievement of various worldwide aggregate cumulative annual net sales milestones for the Licensed Products that contain such Licensed Compound. Inmagene is also obligated to pay high single-digit to low double-digit royalties to Hutchmed on a Licensed Compound-by-Licensed Compound basis for net sales of such Licensed Compounds worldwide, subject to reduction in certain circumstances. Royalties will be payable on a Licensed Product-by-Licensed Product and country-by-country basis.

The Hutchmed Agreement will remain in effect until the expiration of all royalty payment obligations on a country-by-country and Licensed Product-by-Licensed Product basis, and may be earlier terminated by either party for the other party’s uncured material breach or insolvency. In addition, Hutchmed may terminate the Hutchmed Agreement if Inmagene challenges any of the licensed patents, or terminate the Hutchmed Agreement with respect to a particular Licensed Compound if Inmagene does not conduct any material development or commercialization activities for a specified period of time after Inmagene exercises the applicable exclusive option, and Inmagene has the right to terminate the Hutchmed Agreement for convenience upon advance notice to Hutchmed.
Subscription Agreement
On February 2, 2024, Inmagene entered into a share subscription agreement (the “Hutchmed subscription agreement”) with Hutchmed, pursuant to which Hutchmed was issued 140,636,592 Inmagene ordinary shares upon exercise of the option granted to Hutchmed pursuant to the Hutchmed Agreement. Pursuant to the Hutchmed subscription agreement, Hutchmed was granted the right to appoint one observer to the Inmagene board and was granted certain rights under the Inmagene SHA, including pre-emptive rights, rights of first refusal, co-sale rights and registration rights. The rights granted to Hutchmed under the Hutchmed subscription agreement will terminate upon termination of Inmagene SHA upon completion of the Merger.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
On December 23, 2024, Inmagene entered into the Merger Agreement with Ikena and Merger Sub I and Merger Sub II, pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub I will merge with and into Inmagene, with Inmagene surviving as a wholly owned subsidiary of Ikena and the surviving corporation of the First Merger, and, immediately following the First Merger and as part of the same overall transaction, Inmagene will merge with and into Merger Sub II, with Merger Sub II being the surviving entity of the Second Merger. The Merger is expected to close in the first half of 2025 following the effectiveness of this registration statement of which this proxy statement/prospectus forms a part and receipt of approval by the shareholders of Inmagene and the stockholders of Ikena. In connection with the Merger, Merger Sub II will change its corporate name to “Imagene Biopharmaceuticals” and Ikena will change its name to “ImageneBio, Inc.” Ikena following the Merger is referred to herein as the “combined company.” The combined company will be led by certain members of Inmagene’s management team and will remain focused on developing IMG-007, a non-depleting anti-OX40 monoclonal antibody, for the treatment of atopic dermatitis.
At the first effective time, upon the terms and subject to the conditions set forth in the Merger Agreement, (i) any Inmagene ordinary shares and Inmagene preferred shares held as treasury shares immediately prior to the first effective time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor and (ii) each Inmagene share outstanding immediately prior to the first effective time (excluding shares to be canceled pursuant to (i) and excluding Dissenting Shares) shall be canceled and converted solely into the right to receive such number of shares of Ikena common stock calculated by reference to the Exchange Ratio.
The Exchange Ratio is currently estimated to be approximately 0.037259 shares of Ikena common stock for each Inmagene share immediately prior to the first effective time and does not give effect to the proposed reverse stock split of the Ikena common stock. Under the Exchange Ratio formula in the Merger Agreement, immediately following the closing of the First Merger and prior to the closing of the Ikena concurrent financing, on a pro forma basis and based upon the number of shares of Ikena common stock expected to be issued in the Merger and subject to certain other assumptions (including Ikena net cash of $100 million), the Inmagene securityholders immediately before the First Merger will own approximately 55.6% of the combined company’s common stock and the Ikena securityholders immediately prior to the First Merger will own approximately 44.4% of the combined company’s common stock, in each case, on a fully diluted basis calculated using the treasury stock method. Under the Exchange Ratio formula in the Merger Agreement, following the closing of the Merger and the Ikena concurrent financing, on a pro forma basis and based upon the number of shares of Ikena common stock expected to be issued in the Merger and subject to certain other assumptions, including Ikena assigned value of $120 million and Ikena net cash of $100 million and an Ikena concurrent financing of $75 million the Inmagene securityholders immediately prior to the First Merger will own approximately 43.5% of the combined company’s common stock, the Ikena securityholders immediately prior to the First Merger will own approximately 34.6% of the combined company’s common stock, in each case of Inmagene and Ikena, on a fully diluted basis calculated using the treasury stock method, and the investors in the Ikena concurrent financing will own approximately 21.9% of the combined company’s common stock. Ikena’s valuation will be adjusted on a dollar-for-dollar basis to the extent that Ikena’s net cash is less than or greater than $100 million. In no event shall Ikena’s valuation exceed $122 million. If so, then prior to closing, Ikena has the right to distribute the excess of the amount by which Ikena’s valuation exceeds $122 million to stockholders of Ikena as of a record date prior to closing.
Immediately prior to the first effective time, Ikena and the designated rights agent are expected to enter into a CVR Agreement, pursuant to which Ikena stockholders of record as of the close of business on the last business day prior to the day on which the first effective time occurs will receive one contingent value right for each outstanding share of Ikena common stock held by such stockholder on such date.
Pursuant to the Ikena CVR Agreement, each Ikena CVR holder will be entitled to certain rights to receive (i) 100% of the net proceeds, if any, received by Ikena as a result of contingent payments made to Ikena, such as milestone, royalty or earnout payments, received under any disposition agreements related to Ikena CVR Assets, entered into prior to the closing of the Merger including pursuant to any out-license agreements entered into prior to the execution of the Merger Agreement and (ii) 90% of the net proceeds, if any, received by Ikena as a result of Ikena CVR Payments received under any disposition agreements related to the Ikena CVR Assets, including but not limited to, IK-595, entered into during the Disposition Period. Such proceeds are subject to certain permitted deductions, including for applicable tax payments, certain expenses incurred by Ikena or its affiliates, and losses incurred or reasonably expected to be incurred by Ikena or its affiliates due to a third-party proceeding in connection with a disposition and certain wind-down costs.
Additionally, each Ikena CVR holder will be entitled to 90% of the net proceeds, if any, received by Ikena as a result of Ikena CVR Payments received under any disposition agreement related to the Ikena CVR Assets entered into during the Disposition Period. During and following the Disposition Period, the combined company has no obligation to attempt to sell or dispose of the Ikena CVR Assets.
Immediately prior to the first effective time, Inmagene and the designated rights agent are expected to enter into a Contingent Value Rights Agreement, pursuant to which Inmagene shareholders of record as of the close of business on the last business day prior to the day on which the first effective time occurs will receive one contingent value right for each outstanding Inmagene share held by such shareholder on such date.
Pursuant to the Inmagene CVR Agreement, each Inmagene CVR holder will be entitled to certain rights to receive (i) 100% of the net proceeds, if any, received by Ikena as a result of contingent payments made to Ikena, such as milestone, royalty or earnout payments, received under any disposition agreements related to the programs and projects controlled by Inmagene any time prior to the closing date of the Merger (other than its anti-OX40 monoclonal antibody asset, IMG-007), as may be further developed by or on behalf of Ikena after the closing of the Merger, entered into prior to the closing of the Merger and (ii) 90% of the net proceeds, if any, received by Ikena as a result of Inmagene CVR Payments received under any disposition agreements related to the Inmagene CVR Assets entered into during the Disposition Period. Such proceeds are subject to certain permitted deductions, including for applicable tax payments, certain expenses incurred by Ikena or its affiliates, and losses incurred or reasonably expected to be incurred by Ikena or its affiliates due to a third-party proceeding in connection with a disposition.
Additionally, each Inmagene CVR holder will be entitled to 90% of the net proceeds, if any, received by Ikena as a result of Inmagene CVR Payments received under any disposition agreement related to the Inmagene CVR Assets entered into during the Disposition Period. During and following the Disposition Period, the combined company has no obligation to attempt to sell or dispose of the Inmagene CVR Assets.
Any Ikena CVR Payments and/or Inmagene CVR Payments could materially change the combined company’s research and development activities as the legacy in-process research and development assets excluded from the Merger will not be pursued by the combined company. However, the Ikena CVR Agreement and Inmagene CVR Agreement are not reflected in the following unaudited pro forma condensed combined financial statements as the value of the CVRs distributed to the respective shareholders is not expected to be significant at the time of the closing of the Merger and the potential future changes in value are unable to be determined at this time. Furthermore, an Inmagene Legacy Transaction, if any, is not reflected in the following unaudited pro forma condensed combined financial statements as the consummation of such transaction, if any, is uncertain and not a condition of the Merger Agreement.
The following unaudited pro forma condensed combined financial information gives effect to the Merger, which is expected to be accounted for as a reverse recapitalization under U.S. GAAP. For further details related to the accounting for the Merger, please see Notes 1 and 3 below. All share amounts have been adjusted to reflect the estimated Exchange Ratio of 0.037259 shares of Ikena common stock for each Inmagene share, unless otherwise stated.
The unaudited pro forma condensed combined balance sheet combines the historical balance sheets of Ikena and Inmagene as of December 31, 2024 and depicts the accounting of the transactions prepared pursuant to Article 11 of Regulation S-X (the “pro forma balance sheet transaction accounting adjustments”). The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 for Ikena and Inmagene depict the pro forma transaction accounting adjustments assuming that those adjustments were made as of January 1, 2024 (the “pro forma statements of operations transaction accounting adjustments”).
This unaudited pro forma condensed combined financial information and related notes have been derived from and should be read in conjunction with:
•
the historical audited consolidated financial statements of Inmagene as of December 31, 2024 and for the year ended December 31, 2024, and the related notes included elsewhere in this proxy statement/prospectus;

•	the historical audited consolidated financial statements of Ikena as of and for the year ended December 31, 2024, and the related notes included elsewhere in this proxy statement/prospectus;

•
the sections titled “Ikena Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Inmagene Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information relating to Ikena and Inmagene included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information is based on the assumptions and pro forma adjustments that are described in the accompanying notes. The pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed including but not limited to additional financing, additional direct and incremental offering costs and the proposed reverse stock split. Adjustments have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final accounting, expected to be completed after the closing, may occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations in the future periods or the result that actually would have been realized had Ikena and Inmagene been a combined organization during the specified periods. The actual results reported in periods following the Merger may differ significantly from those reflected in the unaudited condensed combined pro forma financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF DECEMBER 31, 2024
(In thousands, except share and per share amounts)

	Historical
	5(A) Ikena Oncology, Inc.	5(B) Inmagene Biopharmaceuticals	Transaction Accounting Adjustments	Notes	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$39,393	$12,118	$(4,090)	5(a)	$197,664
			(5,614)	5(b)
			84,993	5(f)
			74,500	5(j)
			(3,636)	5(k)
Marketable Securities	84,993	—	(84,993)	5(f)	—
Prepaid expenses and other current assets	2,783	350	(1,730)	5(c)	1,403
Total current assets	127,169	12,468	59,430		199,067
Non-current assets:
Property and equipment, net	593	8	(593)	5(d)	8
Right-of-use asset	3,635	547	(2,362)	5(g)	1,820
Other non-current assets	10,113	2,899	(1,335)	5(c)	2,289
			(7,500)	5(h)
			(1,888)	5(k)
Total assets	$ 141,510	$ 15,922	$ 45,752		$ 203,184
Liabilities, Redeemable Convertible Preferred Shares and Stockholders’ Deficit
Current liabilities:
Accounts payable	$897	$5,290	$—		$6,187
Accrued expenses and other current liabilities	6,097	3,460	(1,294)	5(k)	8,263
Deferred revenue, current	—	650			650
Term Loan	—	7,500	(7,500)	5(h)	—
Lease liabilities, current	3,784	309	—		4,093
Total current liabilities	10,778	17,209	(8,794)		19,193
Long term liabilities:					—
Lease liabilities, noncurrent	3,737	239	—		3,976
Other long-term liabilities	1,061	—	—		1,061
Total liabilities	15,576	17,448	(8,794)		24,230
Redeemable convertible preferred shares:
Inmagene Series Seed convertible preferred shares – $.00005 par value	—	919	(919)	5(i)	—
Inmagene Series B convertible preferred shares – $.00005 par value	—	28,966	(28,966)	5(i)	—
Inmagene Series C convertible preferred shares – $.00005 par value	—	81,714	(81,714)	5(i)	—
Inmagene Series C2 convertible preferred shares – $.00005 par value	—	47,440	(47,440)	5(i)	—
Stockholders’ equity (deficit):
Ikena preferred stock, $0.001 par value	—	—	—		—
Ikena common stock, $0.001 par value	48	—	1	5(e)	141
			61	5(i)

See accompanying notes to the unaudited pro forma condensed combined financial information

	Historical
	5(A) Ikena Oncology, Inc.	5(B) Inmagene Biopharmaceuticals	Transaction Accounting Adjustments	Notes	Pro Forma Combined
			31	5(j)
Inmagene Series A convertible preferred shares – $.00005 par value	—	18,967	(18,967)	5(i)	—
Inmagene ordinary shares – $.00005 par value	—	17	(17)	5(i)	—
Additional paid-in capital	457,437	2,142	244	5(e)	372,062
			(169,558)	5(i)
			74,469	5(j)
			(4,230)	5(k)
			11,558	5(l)
Accumulated other comprehensive loss	68	(1,791)	(68)	5(f)	(1,791)
Accumulated deficit	(331,619)	(179,900)	(4,090)	5(a)	(191,458)
			(5,614)	5(b)
			(3,065)	5(c)
			(593)	5(d)
			(245)	5(e)
			68	5(f)
			(2,362)	5(g)
			(11,558)	5(l)
			347,520	5(i)
Total stockholders' equity (deficit)	125,934	(160,565)	213,585		178,954
Total liabilities, redeemable convertible preferred shares and stockholders’ deficit	$141,510	$15,922	$45,752		$203,184

See accompanying notes to the unaudited pro forma condensed combined financial information

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMEBR 31, 2024
(In thousands, except share and per share amounts)

	Historical
	6(A) Ikena Oncology, Inc.	6(B) Inmagene Biopharmaceuticals	Transaction Accounting Adjustments	Notes	Pro Forma Combined	Notes
Revenue	$—	$3,500	—		$3,500
Operating expenses:
Research and development	30,875	32,109	849	6(a)	75,446
			2,434	6(b)
			171	6(c)
			108	6(e)
			8,900	6(f)
General and administrative	23,679	8,391	3,241	6(a)	41,418
			631	6(b)
			319	6(c)
			2,362	6(d)
			137	6(e)
			2,658	6(f)
Restructuring and other charges	4,419	—	—		4,419
Total operating expenses	58,973	40,500	21,810		121,283
Loss from operations	(58,973)	(37,000)	(21,810)		(117,783)
Other income (expense):
Investment income	7,373	—	68	6(g)	7,441
Interest income	—	374	—		374
Other (expense) income	2,518	71	—		2,589
Total other income (expense), net	9,891	445	68		10,404
Loss before income taxes	(49,082)	(36,555)	(21,742)		(107,379)
Income tax benefit (expense)	(152)	(13)	—		(165)
Net loss	$(49,234)	$(36,568)	$(21,742)		$(107,544)
Less: Accretion of redeemable convertible preferred shares	—	11,816	(11,816)	6(h)	—
Net loss attributable to common stockholders or ordinary shareholders	$(49,234)	$(48,384)	$(9,926)		$(107,544)
Loss per share– basic and diluted:
Common stock or Ordinary shares	$(1.02)	$(0.07)			$(0.79)	6(i)
Series A convertible preferred shares	$—	$(0.07)
Weighted average shares used to compute basic and diluted loss per share:
Common stock or Ordinary shares	48,258,111	391,403,349			135,934,389	6(i)
Series A convertible preferred shares	—	326,079,495			—

See accompanying notes to the unaudited pro forma condensed combined financial information

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.	Description of the Merger
On December 23, 2024, Inmagene entered into the Merger Agreement with Ikena and the Merger Subs, pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub I will merge with and into Inmagene, with Inmagene surviving as a wholly owned subsidiary of Ikena and the surviving corporation of the First Merger, and, immediately following the First Merger and as part of the same overall transaction, Inmagene will merge with and into Merger Sub II, with Merger Sub II being the surviving entity of the Second Merger. The Merger is expected to close in the first half of 2025 following the effectiveness of the registration statement of which this proxy statement/prospectus forms a part and receipt of approval by the shareholders of Inmagene and stockholders of Ikena. In connection with the Merger, Merger Sub II will change its corporate name to “Imagene Biopharmaceuticals” and Ikena will change its name to “ImageneBio, Inc.” Ikena following the Merger is referred to herein as the “combined company.”
Subject to the terms and conditions of the Merger Agreement, at the first effective time:
(a)	any Inmagene shares held as treasury shares immediately prior to the first effective time will be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;
(b)
each Inmagene share outstanding immediately prior to the first effective time (excluding Inmagene shares held as treasury shares and Dissenting Shares) will be automatically converted solely into the right to receive a number of validly issued, fully paid and nonassessable shares of Ikena common stock equal to the Exchange Ratio; and

(c)
each then-outstanding option to purchase Inmagene shares will be converted into an option to purchase Ikena common stock, with the number of shares and exercise price being appropriately adjusted to reflect the Exchange Ratio between Ikena common stock and Inmagene shares, determined in accordance with the Merger Agreement.

For purposes of calculating the Exchange Ratio, (1) shares of Ikena common stock underlying Ikena stock options outstanding as of immediately prior to the first effective time with an exercise price that is less than $2.3647 (subject to certain adjustments) will be deemed to be outstanding, and (2) all Inmagene shares underlying outstanding Inmagene options will be deemed to be outstanding.
At closing, subject to the terms and conditions of the Merger Agreement, each unexpired and unexercised Ikena option will be accelerated in full. Each such Ikena option granted under the Ikena 2021 Stock Option and Incentive Plan will receive shares of Ikena common stock equal to the (a) product of (x) the aggregate number of shares of Ikena common stock underlying such Ikena option multiplied by (y) (i) amount by which the Ikena In-the-Money Price exceeds the exercise price on such options divided by (b) the Ikena In-the-Money Price. Each such Ikena option granted under the 2016 Stock Incentive Plan will remain outstanding pursuant to its terms, unless the holder of such 2016 Ikena Option enters into an agreement with Ikena to have their 2016 Ikena Option cancelled and extinguished as of the first effective time in exchange for the right to receive a number of shares of Ikena common stock equal to the Option Value.
Under the Exchange Ratio formula in the Merger Agreement, following the closing of the Merger and the Ikena concurrent financing, on a pro forma basis and based upon the number of shares of Ikena common stock expected to be issued in the Merger and subject to certain other assumptions, including Ikena assigned value of $120 million and Ikena net cash of $100 million and an Ikena concurrent financing of $75 million, the Inmagene securityholders immediately prior to the First Merger will own approximately 43.5% of the combined company’s common stock, the Ikena securityholders will own approximately 34.6% of the combined company’s common stock, in each case of Inmagene and Ikena, on a fully diluted basis, and the investors in the Ikena concurrent financing will own approximately 21.9% of the combined company’s common stock. Ikena’s valuation will be adjusted on a dollar-for-dollar basis to the extent that Ikena’s net cash is less than or greater than $100 million. In no event shall Ikena’s valuation exceed $122 million. If so, then prior to closing, Ikena has the right to distribute the excess of the amount by which Ikena’s valuation exceeds $122 million to its stockholders as of a record date prior to the closing.

The following table summarizes the pro forma number of fully-diluted common stock of the combined company outstanding following the consummation of the Transactions:

Equity Capitalization Summary (fully diluted basis)	Pro Forma (Assuming Ikena net cash of $100.0 million)
Upon Consummation of the Merger and Ikena concurrent financing	Number of Shares Owned	% Ownership
Inmagene shareholders(1)	61,713,256	43.50%
Ikena stockholders	49,129,516	34.63%
Investors participating in the Ikena concurrent financing	31,016,105	21.87%
Total common stock of the combined company	141,858,877	100.0%

(1)
The number of shares owned by Inmagene shareholders upon consummation of the Merger includes 5,924,488 share options, based on 159,003,977 Inmagene ordinary shares options outstanding as of December 31, 2024 and the estimated Exchange Ratio of 0.037259.

Consummation of the Merger is subject to certain closing conditions, including, among other things, (1) the affirmative vote of a majority of the total votes cast by the holders of Ikena common stock entitled to vote at the Ikena annual meeting, assuming a quorum is present, is required to approve the issuance of Ikena common stock in the Merger, and the affirmative votes cast by holders of Ikena common stock entitled to vote at the Ikena annual meeting must exceed the votes cast against by such holders for approval of the reverse stock split, assuming a quorum is present, (2) certain Inmagene shareholders must have adopted and approved, among other items, the Merger Agreement and the Merger, (3) Nasdaq must have approved the listing of additional shares of Ikena common stock, including the shares to be issued in connection with the Merger, (4) the registration statement of which this proxy statement/prospectus forms a part will have become effective in accordance with the provisions of the Securities Act and will not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the registration statement that has not been withdrawn, (5) Ikena having a minimum of $95 million in net cash if closing date occurs prior to May 1, 2025, (6) each lock-up agreement to be entered into by certain of Inmagene’s shareholders will continue to be in full force and effect as of immediately following the first effective time, (7) the Investor Agreements (as defined in the Merger Agreement) will have been terminated, and (8) the subscription agreements evidencing the Ikena concurrent financing must be in full force and effect and provide for cash proceeds of not less than $50 million, which gross proceeds will be received by Ikena immediately prior to or immediately following the closing in connection with the consummation of the First Merger and in accordance with the terms of subscription agreement. Each party’s obligation to consummate the Merger is also subject to other specified customary conditions, including regarding the accuracy of the representations and warranties of the other party, subject to applicable materiality qualifications, and the performance in all material respects by the other party of its obligations under the Merger Agreement required to be performed on or prior to the date of Closing. The Merger Agreement contains certain termination rights of each of Ikena and Inmagene. Upon termination of the Merger Agreement under specified circumstances, Ikena may be required to pay Inmagene a termination fee of $5 million and/or reimburse Inmagene’s expenses up to a maximum of $1 million (credited against the payment of any termination fee), and Inmagene may be required to pay Ikena a termination fee of $4.5 million and/or reimburse Ikena’s expenses up to a maximum of $1 million (credited against the payment of any termination fee).
At the first effective time, the combined company board is expected to consist of seven members, three of whom will be designated by Inmagene, two of whom will be designated by Ikena, one of whom will be mutually agreed to by Inmagene and Ikena, and one of whom will be designated by Deep Track Master Fund, the lead investor in the Ikena concurrent financing.
On December 23, 2024, Ikena entered into the subscription agreements with certain accredited investors. Pursuant to the subscription agreements, and subject to the terms and conditions therein, immediately following the second effective time, Ikena will consummate a private placement through the sale and issuance of shares of Ikena common stock at a purchase price per share equal to the Aggregate Valuation divided by Post-Closing Ikena Shares, for an aggregate purchase price of $75 million. The Ikena concurrent financing is exempt from registration pursuant to Section 4(a)(2) of the Securities Act, and Rule 506 of Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering.
At the closing of the Ikena concurrent financing, in connection with the subscription agreements, Ikena has agreed to enter into a registration rights agreement with the investors participating in the Ikena concurrent financing providing for the registration under the Securities Act of resales of the shares of Ikena common stock sold in the Ikena concurrent financing. The consummation of the Ikena concurrent financing is conditioned upon the satisfaction or waiver of the conditions set forth in the Merger Agreement and in the subscription agreements.
Concurrent with the execution of the Merger Agreement, Ikena and Inmagene entered into the Loan Agreement, pursuant to which Ikena has agreed to loan up to $22.5 million in Term Loan Advances of at least $7.5 million with the first Term Loan Advance occurring within three days of the execution of the Loan Agreement (together with the Merger, each of the other transactions contemplated by the Merger Agreement and the Ikena concurrent financing, the “Transactions”). The Term Loan Advances shall bear interest, on the outstanding daily balance thereof, at a rate of 6.0% per annum, and may be prepaid at any time without premium or penalty. The Term Loan Advances shall be secured by all assets held or owned by Inmagene Biopharmaceuticals in respect of anti-OX40 monoclonal antibody asset, IMG-007. If the Merger Agreement is terminated, the Term Loan Advances shall mature and the Loan Agreement shall terminate on the date that is six months following the termination of the Merger Agreement. Upon consummation of the Merger, all Obligations (as defined in the Loan Agreement) shall be automatically forgiven and the Loan Agreement shall terminate.
2.	Basis of Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the Transactions. The unaudited pro forma condensed combined statement of operations data for the year ended December 31, 2024 gives effect to the Transactions as if they had been consummated on January 1, 2024. The unaudited pro forma condensed combined balance sheet as of December 31, 2024 gives effect to the Transactions and combines the historical balance sheets of Ikena and Inmagene as if the Transactions had been consummated on December 31, 2024.
The unaudited pro forma condensed combined financial information is based on management’s current best estimate of the assumptions and adjustments that are described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and is analyzed, and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary accounting conclusions and estimates and the final accounting conclusions and amounts may occur as a result of, among other reasons: (i) changes in initial assumptions in the determination of the accounting acquirer and related accounting, (ii) changes in the amount of Ikena’s net cash to be assumed at closing, and (iii) other changes in Ikena’s assets and liabilities, which are expected to be completed after the closing, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position.
3.	Accounting for the Merger
The unaudited pro forma condensed combined financial information gives effect to the Merger, which will be accounted for under U.S. GAAP as a reverse recapitalization of Ikena by Inmagene, as the transaction is, in essence, the issuance of equity for Ikena’s net assets, which will primarily consist of nominal non-operating assets and liabilities and therefore Ikena is viewed as a public shell company as of the date of the Merger. Under this method of accounting, Inmagene will be considered the accounting acquirer for financial reporting purposes. This determination is based on the expectations that, immediately following the Merger:
•
Upon the Merger, Inmagene is not a variable interest entity as it has sufficient equity at risk in order to fund its next development milestones based on the proceeds from the Ikena concurrent financing which Ikena will immediately contribute to Merger Sub II (which Inmagene will be merged into) as a capital contribution;

•	Inmagene shareholders will own a majority of the voting rights in the combined company through existing ownership;
•	Inmagene’s largest shareholder will retain the largest interest in the combined company (8.3%);
•	Inmagene will designate three of the seven members of the combined company board;
•	Certain members of Inmagene’s executive management team will become the management of the combined company; and

•	The combined company will be renamed “ImageneBio, Inc.”
As a result of Inmagene being the accounting acquirer, Inmagene’s assets and liabilities will be recorded at their pre-combination carrying amounts. Ikena’s assets and liabilities will be measured and recognized at their fair values as of the effective time of the Merger, which are expected to approximate the carrying value of the acquired non-operating assets and liabilities, with no goodwill or other intangible assets recorded. Any difference between the consideration transferred and the fair value of the net assets of Ikena following the determination of the actual consideration transferred for Ikena will be reflected as an adjustment to additional paid-in capital. For periods prior to the closing, the historical financial statements of Inmagene shall become the historical financial statements of the combined company.
4.	Shares of Ikena common stock, Preferred Shares, and Options Issued to Inmagene Shareholders upon the Closing of the Merger
At closing, all outstanding Inmagene shares will be exchanged for shares of Ikena common stock based on the preliminary estimated Exchange Ratio of 0.037259 shares of Ikena common stock for each Inmagene share, determined in accordance with the terms of the Merger Agreement. The estimated number of shares of Ikena common stock that Ikena expects to issue to Inmagene’s shareholders assumes Ikena’s net cash is $100 million and is determined as follows:

Shares of Inmagene ordinary shares outstanding as of December 31, 2024	462,105,898
Shares of Inmagene preferred shares outstanding as of December 31, 2024	1,035,177,195
Total Inmagene shares outstanding prior to the first effective time	1,497,283,093
Estimated Exchange Ratio	0.037259
Estimated shares of Ikena common stock to be issued to Inmagene shareholders upon the first effective time	55,788,768

If Ikena’s net cash is $95 million upon the closing of the Merger, then the estimated number of shares of Ikena common stock that Ikena expects to issue to Inmagene’s shareholders is determined as follows:

Shares of Inmagene ordinary shares outstanding as of December 31, 2024	462,105,898
Shares of Inmagene preferred shares outstanding as of December 31, 2024	1,035,177,195
Total Inmagene shares outstanding prior to the first effective time	1,497,283,093
Estimated Exchange Ratio	0.038807
Estimated shares of Ikena common stock to be issued to Inmagene shareholders upon the first effective time	58,105,065

If Ikena’s net cash is $102 million upon the closing of the Merger, then the estimated number of shares of Ikena common stock that Ikena expects to issue to Inmagene’s shareholders is determined as follows:

Shares of Inmagene ordinary shares outstanding as of December 31, 2024	462,105,898
Shares of Inmagene preferred shares outstanding as of December 31, 2024	1,035,177,195
Total Inmagene shares outstanding prior to the first effective time	1,497,283,093
Estimated Exchange Ratio	0.035781
Estimated shares of Ikena common stock to be issued to Inmagene shareholders upon the first effective time	53,574,286

5.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2024
The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
Pro forma notes:
5(A)	Derived from the audited consolidated balance sheet of Ikena as of December 31, 2024.
5(B)	Derived from the audited consolidated balance sheet of Inmagene as of December 31, 2024.

Pro forma Balance Sheet Transaction Accounting Adjustments:
5(a)
To reflect preliminary estimated incremental compensation expense of $4.1 million related to severance payments and retention bonuses resulting from pre-existing employment agreements or from approval from the Ikena board that is expected to be incurred upon the closing and is a one-time expense directly attributed to the Merger. There were no severance payments owed and unpaid by Ikena at December 31, 2024. The pro forma adjustment is reflected as a decrease in cash of $4.1 million for the severance and retention-bonus payments made subsequent to December 31, 2024, and an increase to accumulated deficit of $4.1 million.

5(b)
To reflect preliminary estimated transaction costs of $5.6 million not yet reflected in the historical financial statements, expected to be incurred on a one-time basis by Ikena in connection with the Merger, such as advisory, legal and auditor fees, and a Directors and Officers (“D&O”) tail policy, as an increase in accumulated deficit.

5(c)
To reflect the one-time derecognition of $3.1 million of Ikena’s prepaid expenses and other assets primarily related to prepaid research and development expenses of discontinued research and development activities and prepaid insurance related to Ikena’s current D&O insurance policy that will be fully utilized at the closing. The adjustment consists of $1.7 million included in prepaid expenses and other current assets and $1.3 million included in other non-current assets.

5(d)	To reflect the one-time derecognition of property and equipment of $0.6 million that was acquired for Ikena's operations prior to the Merger and is expected to have no value to the combined company.
5(e)
To reflect Ikena’s one-time stock-based compensation expense of $0.2 million in general and administrative expense related to the excess fair value of Ikena options over the fair value of the original award for Ikena in-the-money options that will be converted to 871,405 shares of Ikena common stock immediately prior to the Merger pursuant to the terms of the Merger Agreement, resulting in an increase in Ikena common stock at par value and a corresponding increase in additional paid-in capital of $0.2 million in the unaudited pro forma condensed combined balance sheet.

5(f)
To reflect the liquidation of $85.0 million of Ikena’s marketable securities into cash prior to the Merger. The $0.1 million in unrealized gains on marketable securities previously recorded in accumulated other comprehensive income, has been reclassified as realized gains in accumulated deficit due to the release of investments as well as an adjustment to investment income in the unaudited pro forma condensed combined statement of operations, refer to 6(g).

5(g)
To reflect the anticipated impairment of Ikena’s right-of-use asset related to an office lease for $2.4 million to be incurred upon the closing and is a one-time expense directly attributed to the Merger as Inmagene expects to abandon this lease.

5(h)
To reflect on a one-time basis, pursuant to the Loan Agreement, the forgiveness of the $7.5 million Term Loan Advance from Ikena to Inmagene, which is automatically forgiven upon the closing of the Merger, as a decrease in other non-current assets and a corresponding decrease in term loan. See Note 1.

5(i)
To reflect the one-time recapitalization of Inmagene, pursuant to the Merger Agreement, through the contribution of 462,105,898 Inmagene ordinary shares and 1,035,177,195 Inmagene convertible preferred shares, in exchange for the issuance of 55,788,768 shares of Ikena common stock, reflecting the estimated Exchange Ratio of 0.037259, reserving 5,924,488 shares of Ikena common stock for Inmagene options outstanding, and to reflect the derecognition of the accumulated deficit of Ikena, with a net reduction of $169.6 million reflected in additional paid-in capital.

The derecognition of accumulated deficit of Ikena of $347.5 million is determined as follows (in thousands):

Accumulated Deficit of Ikena as of December 31, 2024	$(331,619)
Compensation expense related to Ikena severance and bonus retention payments, see Note 5(a)	(4,090)
Preliminary estimated transaction costs of Ikena, see Note 5(b)	(5,614)
Derecognition of Ikena prepaid expenses and prepaid insurance, see Note 5(c)	(3,065)
Derecognition of Ikena property plant and equipment, see Note 5(d)	(593)

One-time stock-based compensation expense related to in-the-money Ikena options, see Note 5(e)	(245)
Recognition of previously unrealized gains upon liquidation of Ikena’s marketable securities, see Note 5(f)	68
Ikena office impairment, see Note 5(g)	(2,362)
Total adjustment to derecognize the accumulated deficit of Ikena	$(347,520)

5(j)
To reflect the issuance of 31,016,105 shares of Ikena common stock pursuant to the Ikena concurrent financing entered into concurrently with the execution of the Merger Agreement, for aggregate proceeds of $75.0 million. The net proceeds of $74.5 million are net of one-time estimated transaction costs deemed to be direct and incremental costs of the Ikena concurrent financing in the amount of approximately $0.5 million. The issuance of shares in connection with the Ikena concurrent financing is recorded as the issuance of Ikena common stock at par value, with the remaining amount recorded to additional paid-in capital.

5(k)
To reflect one-time preliminary estimated transaction costs of $4.2 million that are expected to be incurred by Inmagene in connection with the Merger, such as advisory, legal and auditor fees, as a decrease in cash and a corresponding reduction to additional paid-in capital. $0.6 million of these costs have been paid and are included in other non-current assets in Inmagene’s historical balance sheet as of December 31, 2024. $1.3 million of these costs have been incurred but not paid and are included in other non-current assets and accrued expenses and other current liabilities. Upon closing, such costs will be derecognized from other non-current assets, and $3.6 million will be paid in cash. As the Merger will be accounted for as a reverse recapitalization equivalent to the issuance of equity for the net assets, primarily cash, of Ikena, these direct and incremental costs are treated as a reduction of the net proceeds received within additional paid-in capital.

5(l)
To reflect Inmagene’s one-time share-based compensation expense of $11.6 million related to pre-existing grant agreements which limit the exercisability of awards until certain corporate transactions occur, which will be triggered by the Merger. Inmagene’s 2019 Plan allows for, at the determination of the Chief Executive Officer, accelerated vesting of unvested awards immediately prior to the effective date of the Merger. These pro forma financial statements do not include any adjustment for the potential impact of accelerated vesting of such awards. The unrecognized share-based compensation expense for unvested awards was $3.8 million as of December 31, 2024.

6.	Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
Pro forma notes:
6(A)	Derived from the audited consolidated statement of operations of Ikena as of December 31, 2024.
6(B)	Derived from the audited consolidated statement of operations of Inmagene as of December 31, 2024.
Inmagene and Ikena recorded minimal provision or benefit for income taxes during the year ended December 31, 2024, because each company expects to incur a pre-tax loss in 2024, and each company maintains a full valuation allowance on its deferred tax assets. Accordingly, no pro forma adjustments have an impact on associated income tax.
Pro forma Statements of Operations Transaction Accounting Adjustments:
6(a)
To reflect one-time preliminary estimated incremental compensation expense of $4.1 million related to severance payments and retention bonus that is expected to be incurred upon the closing, assuming that the adjustment described in Note 5(a) was made on January 1, 2024.

6(b)
To reflect the one-time derecognition of $3.1 million of Ikena’s prepaid research and development expenses related to discontinued research and development activities, and prepaid insurance related to Ikena’s current D&O insurance policy that will be fully utilized at the closing, assuming that the adjustment described in Note 5(c) was made on January 1, 2024.

6(c)	To reflect the one-time derecognition of Ikena’s depreciation expense of $0.5 million, with $0.2 million attributable to research and development expense and $0.3 million attributable to general and administrative expense, related to assets that will be fully depreciated prior to the closing and expected to have no value, assuming that the adjustment described in Note 5(d) was made on January 1, 2024.
6(d)
To reflect the one-time anticipated impairment of Ikena’s right-of-use asset for $2.4 million related to an office lease assuming that the adjustment described in Note 5(g) was made on January 1, 2024.

6(e)
To reflect Ikena’s one-time stock-based compensation expense of $0.2 million, reflected in research and development expense and general and administrative expense related to the excess fair value of stock options over the fair value of the original award for Ikena’s in-the-money options, assuming that the adjustment described in Note 5(e) was made on January 1, 2024.

6(f)
To reflect Inmagene’s one-time share-based compensation expense of $11.6 million related to pre-existing grant agreements which limit the exercisability of awards until certain corporate transactions occur, which will be triggered by the Merger, assuming that the adjustment described in Note 5(l) was made on January 1, 2024. Inmagene’s 2019 Plan allows for, at the determination of the Chief Executive Officer, accelerated vesting of unvested awards immediately prior to the effective date of the Merger. These pro forma financial statements do not include any adjustment for the potential impact of accelerated vesting of such awards. The unrecognized share-based compensation expense for unvested awards was $3.8 million as of December 31, 2024.

6(g)
To reflect $0.1 million in one-time unrealized gains on marketable securities previously recorded in accumulated other comprehensive income, due to the release of investments expected to occur upon consummation of the Merger, assuming that the adjustment described in Note 5(f) was made on January 1, 2024.

6(h)	To reflect the one-time derecognition of the accretion of Inmagene’s redeemable convertible preferred shares, assuming that the adjustment described in Note 5(i) was made on January 1, 2024.
6(i)
The pro forma combined basic and diluted net loss per share has been adjusted to reflect the pro forma net loss for the year ended December 31, 2024. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the estimated total number of shares of common stock or ordinary shares of the combined company for the period presented. For periods in which Ikena, Inmagene, or the combined company reported a net loss, diluted loss per share is the same as basic loss per share, since dilutive common stock or ordinary shares are not assumed to have been issued as their effect would be anti-dilutive.

For the year ended December 31, 2024, the pro forma weighted average shares have been calculated as follows:

Basic and Diluted
Net loss attributable to ordinary shareholders	$(107,544)
Historical weighted average number of Ikena common stock outstanding	48,258,111
Shares of Ikena common stock issued in connection with the conversion of Ikena’s in-the-money options immediately prior to the first effective time, assuming consummation of the Merger as of January 1, 2024, see Note 5(e).	871,405
Estimated shares of Ikena common stock expected to be issued to Inmagene shareholders upon the first effective time, assuming consummation of the Merger as of January 1, 2024 see Note 5(i)(l).	55,788,768
Estimated shares of Ikena common stock issued in connection with the subscription agreements, assuming consummation of the Merger and Ikena concurrent financing as of January 1, 2024, see Note 5(j).	31,016,105
Pro forma combined weighted average of common stock outstanding	135,934,389
Net loss per share attributable to stockholders	$(0.79)

(1)
Represents the estimated shares of Ikena common stock expected to be issued to Inmagene shareholders at the first effective time, excluding the outstanding Inmagene share options at the first effective time that will be converted into the right to receive 5,924,488 shares of Ikena common stock, based on 159,003,977 Inmagene ordinary share options outstanding as of December 31, 2024, and the estimated Exchange Ratio of 0.037259.

DESCRIPTION OF IKENA CAPITAL STOCK
The following description of Ikena capital stock and provisions of Ikena’s charter and Ikena’s bylaws are summaries and are qualified by reference to such charter and bylaws and applicable provisions of the DGCL. Copies of Ikena’s charter and Ikena’s bylaws are filed as exhibits to the registration statement of which this proxy statement/prospectus is a part.
General
Ikena’s authorized capital stock consists of 150,000,000 shares of Ikena common stock, par value $0.001 per share, including 8,000,000 shares of non-voting common stock, par value $0.001 per share, or the Ikena non-voting common stock, and 10,000,000 shares of undesignated preferred stock, par value $0.001 per share, or the Ikena preferred stock.
Common Stock and Non-Voting Common Stock
The holders of Ikena common stock and Ikena non-voting common stock have identical rights subject to two exceptions. First, except as otherwise expressly provided in Ikena’s charter or as required by applicable law, on any matter that is submitted to a vote by Ikena’s stockholders, holders of Ikena common stock are entitled to one vote per share of Ikena common stock, and holders of Ikena non-voting common stock are not entitled to any votes per share of Ikena non-voting common stock, including for the election of directors. Second, holders of Ikena common stock have no conversion rights, while holders of Ikena non-voting common stock shall have the right to convert each share of Ikena non-voting common stock into one share of Ikena common stock at such holder’s election, provided that as a result of such conversion, such holder, together with its affiliates and any members of a Schedule 13(d) group with such holder, would not beneficially own in excess of 9.99% of Ikena common stock immediately prior to and following such conversion, unless otherwise expressly provided for in Ikena’s charter. However, this ownership limitation may be increased or decreased to any other percentage designated by such holder of Ikena non-voting common stock upon 61 days’ notice to Ikena.
Holders of Ikena common stock and Ikena non-voting common stock are entitled to receive ratably any dividends declared by the Ikena board out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding Ikena preferred stock. Ikena common stock and Ikena non-voting common stock have no preemptive rights or other subscription rights or redemption or sinking fund provisions.
In the event of Ikena’s liquidation, dissolution or winding up, holders of Ikena common stock and Ikena non-voting common stock will be entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of any outstanding preferred stock.
Preferred Stock
The Ikena board has the authority, from time to time, without further action by its stockholders, to issue up to 10,000,000 shares of Ikena preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of Ikena common stock. The issuance of Ikena preferred stock could adversely affect the voting power of holders of Ikena common stock and the likelihood that such holders will receive dividend payments and payments upon Ikena’s liquidation. In addition, the issuance of Ikena preferred stock could have the effect of delaying, deferring or preventing a change in control of the company or other corporate action.
Anti-Takeover Effects of Ikena’s Charter, Ikena’s Bylaws and Delaware Law
Ikena’s charter and Ikena’s bylaws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of Ikena and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Ikena board rather than pursue non-negotiated takeover attempts.
Section 203 of the Delaware General Corporation Law
Ikena is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•	before the stockholder became interested, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances, but not the outstanding voting stock owned by the interested stockholder; or

•
at or after the time the stockholder became interested, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:
•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, lease, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•
subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

COMPARISON OF RIGHTS OF HOLDERS OF IKENA CAPITAL STOCK
AND INMAGENE CAPITAL STOCK
If the Merger is completed, Inmagene shareholders will receive shares of Ikena common stock, pursuant to the terms of the Merger Agreement. Immediately prior to the closing of the Merger, assuming that Proposal No. 2 is approved by Ikena’s stockholders, Ikena’s charter will be amended to effect the reverse stock split, as set forth in the form of certificate of amendment attached as Annex I to this proxy statement/prospectus. In addition, after the completion of the Merger, Ikena’s charter will be amended to change its corporate name to “ImageneBio, Inc.”
Ikena is incorporated under the laws of the State of Delaware, and the rights of Ikena stockholders are generally governed by the DGCL. Inmagene is an exempted company incorporated with limited liability under the laws of the Cayman Islands, and the rights of Inmagene shareholders are generally governed by the CICA, Inmagene M&A and Inmagene SHA. Upon completion of the Merger, Inmagene shareholders will become Ikena stockholders, and their rights will be governed by the DGCL, Ikena’s bylaws and Ikena’s charter, as amended.
The material differences between the current rights of Inmagene shareholders under the CICA, Inmagene M&A and Inmagene SHA and their rights as Ikena stockholders after the Merger under Ikena’s charter and Ikena’s bylaws, both as will be in effect immediately following the completion of the Merger, are summarized below. The summary below does not purport to be complete and is subject to, and qualified in its entirety by reference to, the DGCL, CICA and the governing corporate instruments that are subject to amendment in accordance with their terms. You should carefully read this entire document and the other referenced documents, including the governing corporate instruments, for a more complete understanding of the differences between being a stockholder of Ikena or shareholder of Inmagene before the Merger and being a stockholder of the combined company following the completion of the Merger. For more information on how to obtain these documents, see the section titled “Where You Can Find More Information” beginning on page 391 of this proxy statement/prospectus.

Ikena	Inmagene
Organizational Documents

The rights of Ikena stockholders are governed by Ikena’s charter, Ikena’s bylaws and the DGCL.	The rights of Inmagene shareholders are governed by the CICA, Inmagene M&A and Inmagene SHA.

Authorized Capital Stock

Ikena is authorized to issue two classes of capital stock which are designated, respectively, “common stock” and “undesignated preferred stock.” The total number of shares that Ikena is authorized to issue is 160,000,000, of which 150,000,000 shares are common stock, par value $0.001 per share, including 8,000,000 shares designated as non-voting common stock, par value $0.001 per share, and 10,000,000 shares are undesignated preferred stock, par value $0.001 per share. The number of authorized shares of Ikena undesignated preferred stock and common stock may from time to time be increased or decreased (but not below the number of shares of such class then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of Ikena entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Inmagene’s authorized share capital is $1,000,000 divided into (i) 18,721,541,692 ordinary shares, par value $0.00005 per share, (ii) 71,428,571 series Seed convertible redeemable participating preferred shares, par value $0.00005 per share, (iii) 326,079,495 series A participating preferred shares, par value $0.00005 per share, (iv) 239,156,361 series B convertible redeemable participating preferred shares, par value $0.00005 per share, (v) 290,202,451 series C-1 convertible redeemable participating preferred shares, par value $0.00005 per share, and (vi) 351,591,430 series C-2 convertible redeemable participating preferred shares, par value $0.00005 per share. The authorized share capital may from time to time be increased by resolution passed by a simple majority of the votes cast by the holders of Inmagene shares on an as-converted basis, and may from time to time be decreased by resolution passed by a two-thirds majority of votes cast by the holders of Inmagene shares on an as-converted basis. The approval of the Inmagene board, including the prior written approval of at least two Investor Directors (as defined below) is also required to increase or decreased the authorized share capital of Inmagene.

Ikena	Inmagene
Common Stock/Ordinary Shares

Ikena’s authorized common stock entitled to vote consists of 142,000,000 shares of common stock, par value $0.001 per share.	As of February 28, 2025, Inmagene had 462,105,898 Inmagene ordinary shares, par value $0.00005 per share, issued and outstanding and entitled to vote.

Each holder of such of Ikena common stock is entitled to one vote for each such share held of record on the applicable record date on each matter voted on at a meeting of stockholders.	Each holder of Inmagene ordinary shares is entitled to one vote for each such share held on the applicable record date on each matter voted on at an extraordinary general meeting of the shareholders.

Preferred Stock/Preferred Shares

Ikena’s authorized preferred stock consists of 10,000,000 shares of undesignated preferred stock. No shares of Ikena undesignated preferred stock are currently outstanding.
As of February 28, 2025, Inmagene had (i) 71,428,571 series Seed convertible redeemable participating preferred shares, par value $0.00005 per share, (ii) 326,079,495 series A participating preferred shares, par value $0.00005 per share, (iii) 239,156,361 series B convertible redeemable participating preferred shares, par value $0.00005 per share, (v) 270,636,854 series C-1 convertible redeemable participating preferred shares, par value $0.00005 per share, and (vi) 127,875,914 series C-2 convertible redeemable participating preferred shares, par value $0.00005 per share, issued and outstanding and entitled to vote.

Each holder of Inmagene preferred shares is entitled to such number of votes as equals the whole number of Inmagene ordinary shares into which such holder’s collective Inmagene preferred shares are convertible immediately after the close of business on the record date on each matter voted on at an extraordinary general meeting of the shareholders or by written consent.

Number and Qualification of Directors

The number of Ikena directors is fixed from time to time by resolution of the Ikena board. The Ikena board currently consists of eight members. No decrease in the authorized number of directors constituting the Ikena board will shorten the term of any incumbent director. Directors of Ikena need not be stockholders of Ikena.
The authorized number of Inmagene directors is fixed at up to five directors. Directors of Inmagene need not be shareholders of Inmagene.

Structure of Board of Directors; Term of Directors; Election of Directors

Other than any directors elected by the separate vote of the holders of any series of Ikena undesignated preferred stock, the Ikena board is divided into three classes, designated as Class I, Class II and Class III, respectively. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the Ikena board. At the first annual meeting of

The Inmagene board consists of (i) one director appointed by the Lead Investor (as defined in the Inmagene SHA), (ii) one director appointed by the holders of a majority of Inmagene’s series Seed preferred shares, (iii) one director appointed by Vertex Ventures China IV, L.P., (iv) Kexiang Zhou (collectively, the “Investor Directors”), and (v) one director appointed by the holders of a majority of

Ikena	Inmagene
stockholders following the effectiveness of Ikena’s IPO, the term of office of the Class I directors expired and Class I directors were elected for a full term of three years. At the second annual meeting of stockholders following Ikena’s IPO, the term of office of the Class II directors expired and Class II directors were elected for a full term of three years. At the third annual meeting of stockholders following Ikena’s IPO, the term of office of the Class III directors expired and Class III directors were elected for a full term of three years. At each succeeding annual meeting of stockholders, directors are elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing, directors elected to each class hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.
Inmagene’s ordinary shares. Directors of Inmagene hold office until their successors are duly elected or qualified or until their earlier resignation, death or removal.

Removal of Directors

Subject to the rights of the holders of any series of Ikena undesignated preferred stock to elect directors, or except as otherwise provided by the DGCL or Ikena’s charter, any director may be removed from office at any time, but only with cause and only by the affirmative vote of the holders of not less than two thirds (2/3) of the outstanding shares of capital stock of Ikena entitled to vote at an election of directors.

Any director of Inmagene elected by a specified group of shareholders may be removed from office, either for or without cause, only by the affirmative vote of such group, given at a special meeting of shareholders duly called or by an action by written consent, unless otherwise agreed to by such shareholders.

No decrease in the authorized number of directors constituting the Ikena board will shorten the term of any incumbent director. In the event of a vacancy in the board of directors, the remaining directors, except as otherwise provided by law, shall exercise the powers of the full board of directors until the vacancy is filled.

Vacancies on the Board of Directors

Any director may resign at any time by electronic transmission or upon notice in writing to Ikena Chairman of the board of directors, if one is elected, President or Secretary. Such resignation shall be effective upon receipt, unless the resignation otherwise provides. Subject to the rights of the holders of any series of Ikena undesignated preferred stock, any vacancies and any newly created directorships resulting from any increase in the number of directors, will be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, even if less than

The office of a director may be vacated if such director gives notice in writing to Inmagene, such director dies, becomes bankrupt or makes any arrangement or composition with such director’s creditors generally, or such director is found to be or becomes of unsound mind. Any vacancies on the Inmagene board of any director elected by a specified group of shareholders may be filled only by the affirmative vote of such group, given at a special meeting of shareholders duly called or by an action by written consent, unless otherwise agreed to by such shareholders.

Ikena	Inmagene
a quorum, and not by the stockholders. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor is elected and qualified or until his or her earlier resignation, death or removal.

Stockholder Action by Written Consent

No action may be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with Ikena’s bylaws, and no action may be taken by the stockholders by written consent in lieu of a meeting.

Subject to any protective provisions held by preferred shareholders of Inmagene, any action may be taken by Inmagene’s shareholders by written consent in lieu of an extraordinary general meeting. Any action by written consent must be signed by all of Inmagene’s shareholders entitled to vote.

Quorum

Unless otherwise provided by law or Ikena’s charter or Ikena’s bylaws, at each meeting of stockholders the holders of a majority of the outstanding shares of stock entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum for the transaction of business. If a quorum fails to attend any meeting, the presiding officer of the meeting or the holders of a majority of the shares entitled to vote who are present at the meeting may adjourn the meeting. The stockholders present at a duly constituted meeting may continue to transact business until adjournment notwithstanding the withdrawal of enough stockholders to reduce the voting shares below a quorum.

The holders of a majority of the aggregate voting power of all of Inmagene’s ordinary shares entitled to notice of and to attend and vote at a general meeting of shareholders (including the Inmagene preferred shares on an as-converted basis) present in person or by proxy shall be a quorum. No business may be transacted at any extraordinary general meeting unless a quorum is present at the time when the meeting proceeds to business. If a quorum is not present at any extraordinary general meeting, the shareholders (or their proxies) holding a majority of the aggregate voting power of all the Inmagene shares represented at such meeting may adjourn the meeting from time to time until a quorum shall be present; provided that if notice of such meeting was given in accordance with the Inmagene M&A and a quorum is not present within one hour from the time appointed for the meeting solely because of the absence of any shareholder, then such meeting shall be adjourned to the seventh business day at the same place and time (or such other time as the Inmagene directors may determine) with notice being given at least three business days prior to such adjourned meeting, and, if at the adjourned meeting a quorum is not present within one half hour from the time appointed for the meeting solely because of the absence of any shareholder, then the presence of such shareholder shall not be required at such adjourned meeting for the purposes of establishing a quorum.

Special Meetings of Stockholders

Special meetings of stockholders may be called only by the Ikena board acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office and special meetings of stockholders may not be called by any other person or

Extraordinary general meetings of shareholders may be called only by the directors of Inmagene and must be called by the directors of Inmagene upon a requisition of Inmagene shareholders holding (i) a majority of the voting power of Inmagene’s ordinary shares or (ii) a majority of the voting

Ikena	Inmagene
persons. The Ikena board will determine the time and place, if any, of such special meeting. Only those matters set forth in the notice of the special meeting shall be considered or acted upon at such special meeting.
power of the series Seed preferred shares (on an as-converted basis).

Notice of Stockholder Meetings

Notice of all meetings of Ikena stockholders shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present and vote at such meeting, and, in the case of a special meeting, the purpose or purposes of the meeting, shall be given not less than ten nor more than sixty days before the meeting to each stockholder entitled to vote thereat and to each stockholder who, under Ikena’s charter or Ikena’s bylaws is entitled to such notice. If mailed, notice is given when deposited in the mail, postage prepaid, directed to such stockholder at such stockholder’s address as it appears in Ikena’s records. Without limiting the manner by which notice may otherwise be effectively given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

At least five business days’ notice shall be given of any extraordinary general meeting unless such notice is waived either before, at or after such meeting by the Inmagene shareholders holding a majority the voting power of the Inmagene ordinary shares entitled to attend and vote thereat (including the Inmagene preferred shares on an as-converted basis). Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, day and hour of the meeting and the general nature of the business and shall be given in the manner set forth in the Inmagene M&A or in such other many, if any, as may be prescribed by the Company. The accidental omission to give notice of an extraordinary general meeting to, or the non-receipt of notice of an extraordinary general meeting by any person entitled to receive notice shall not invalidate the proceedings of that meeting. An extraordinary general meeting will be deemed to have been fully convened, whether or not notice has been given, if so agreed by the Inmagene shareholders holding a majority of the aggregate voting power of the Inmagene ordinary shares entitled to attend and vote thereat (including the Inmagene preferred shares on an as converted basis).

Advance Notice Requirements for Stockholder Proposals

Nominations of persons for election to the Ikena board and the proposal of business other than nominations to be considered by the stockholders may be made at an Ikena annual meeting only (i) by or at the direction of the Ikena board or (ii) by any stockholder of Ikena who is a stockholder of record at the time of giving notice provided for in Ikena’s bylaws, who is entitled to vote at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in Ikena’s bylaws. For the avoidance of doubt, the foregoing clause (ii) is the exclusive means for a stockholder to make director nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Exchange Act) before an Ikena annual meeting.
Not applicable.

Ikena	Inmagene
Amendment of Certificate of Incorporation/Inmagene M&A

The affirmative vote of the majority of the outstanding shares of capital stock entitled to vote, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose, will be required to amend certain provisions of Ikena’s charter.

The Inmagene M&A may be amended by resolution passed by a two-thirds majority of votes cast by the holders of Inmagene shares on an as-converted basis. The rights attached to any class of shares shall not be varied without consent in writing of holders of at least two thirds of the issued shares of that class. Any amendment of the Inmagene M&A that may adversely affect the Inmagene preferred shares or the rights thereon shall additionally require the approval of the Inmagene board, including the prior written approval of at least two Investor Directors.

Notwithstanding any other provisions of Ikena’s charter or Ikena’s bylaws, or any provision of law which might otherwise permit a lesser vote or no vote, stockholders may vote to amend Ikena’s charter pursuant to Section 242 of the DGCL.

Amendment of Bylaws

Ikena’s bylaws may be amended or repealed by the stockholders or the board of directors. The affirmative vote of at least 75% of the outstanding shares of capital stock entitled to vote, voting together as a single class, is required to amend or repeal Ikena’s bylaws; provided, however, that if the Ikena board recommend that stockholders approve such amendment or repeal, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class. The Ikena board also has the power to amend or repeal Ikena’s bylaws by the affirmative vote of a majority of the directors then in office.
Not applicable.

Limitation on Director Liability

The liability of the Ikena directors to Ikena or its stockholders for monetary damages is and will be eliminated to the fullest extent under applicable law. If applicable law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to Ikena will be eliminated or limited to the fullest extent permitted by applicable law as so amended. Any amendment, repeal or modification of applicable law shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a director at the time of such amendment, repeal or modification.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Ikena	Inmagene
Indemnification

To the fullest extent permitted by applicable law, Ikena is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of Ikena (and any other persons to which applicable law permits Ikena to provide indemnification) through provisions of Ikena’s bylaws, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended to authorize broader indemnification rights than such law permitted Ikena to provide prior to such amendment, then the liability of a director to Ikena will be eliminated or limited to the fullest extent permitted by applicable law as so amended.

To the maximum extent permitted by applicable law and any indemnification agreement, the directors, officers and any trustee acting in relation to any of the affairs of Inmagene and their heirs, executors, administrators and personal representatives shall be indemnified out of the assets of Inmagene for all costs, charges, losses, damages and expenses that they shall or may incur or sustain by reason of any act done or omitted in or about the execution of their respective duties, subject to certain exceptions.

Conversion Rights

Each holder of shares of Ikena’s non-voting common stock has the right to convert each share of non-voting common stock into one share of voting common stock at such holder’s election by providing written notice to Ikena, subject to certain beneficial ownership limitations and other conditions.

The holders of Inmagene preferred shares have the right to convert their Inmagene preferred shares at any time after the date of issuance into Inmagene ordinary shares at a conversion ratio equal to the quotient of the applicable issue price divided by the then effective applicable conversion price, which ratio shall initially be 1:1, subject to adjustment. In addition, each class of Inmagene preferred shares shall automatically be converted into ordinary shares at the conversion ratio upon the earlier of (i) a qualified IPO and (ii) the date specified by written consent or agreement of the holders of 66% of such class of Inmagene preferred shares.

Right of First Refusal

Ikena does not have a right of first refusal in place.
The holders of Inmagene’s preferred shares have a right of first refusal for certain transfers of Inmagene ordinary shares held by certain shareholders of Inmagene, which are waivable by the affirmative vote of the holders of the majority of Inmagene preferred shares (voting together as a single class and on an as-converted basis).

Right of Co-Sale

Ikena does not have a right of co-sale in place.
To the extent an Inmagene preferred shareholder does not exercise its right of first refusal to purchase the Inmagene ordinary shares offered for transfer by certain shareholders of Inmagene, such Inmagene preferred shareholders have a right of co-sale to participate in such sale on the same terms and conditions of such specified Inmagene shareholders as specified in the transfer notice.

Ikena	Inmagene
Preemptive Rights

Ikena stockholders do not have preemptive rights. Thus, if additional shares of Ikena common stock are issued, the current holders of Ikena common stock will own a proportionately smaller interest in a larger number of outstanding shares of common stock to the extent that they do not participate in the additional issuance.

Subject to certain restrictions, if Inmagene proposes to offer or sell certain new equity securities prior to a qualified IPO, Inmagene must first offer such securities to Inmagene’s preferred shareholder who will have the right to purchase up to such holder’s pro rata share of such new securities.

Distributions to Stockholders

Dividends upon Ikena capital stock, subject to the provisions of Ikena’s charter and applicable law, if any, may be declared and paid or set apart for payment by the Ikena board. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of Ikena’s charter and applicable law. The Ikena board may fix a record date for the determination of holders of Ikena common stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date may not be more than 60 days prior to the date fixed for the payment thereof.

The board of directors has discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, Inmagene shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by the Inmagene board. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that Inmagene may pay a dividend out of either profit or a share premium account, provided that in no circumstances may a dividend be paid if this would result in Inmagene being unable to pay its debts as they fall due in the ordinary course of business. Dividends out of funds legally available in that fiscal year may be declared to be distributed among all of Inmagene’s shareholders in proportion to the number of ordinary shares issuable to each such holder had all their preferred shares been converted to ordinary shares on a fully-diluted basis, as of the record date fixed for determining those entitled to receive such distribution.

Exclusive Forum

Ikena’s bylaws provide that unless it consents in writing to an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Ikena, (ii) any action asserting a claim of breach of or based on a fiduciary duty owed by any current or former director, officer or other employee of Ikena to Ikena or Ikena’s stockholders, (iii) any action asserting a claim against Ikena or any current or former director, officer or other employee or stockholder of the Ikena arising pursuant to any provision of the DGCL or Ikena’s charter or Ikena’s bylaws, or (iv) any action asserting a claim against Ikena or any current or former director or officer or other employee of Ikena governed by the internal affairs doctrine. Unless Ikena consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities
Not applicable.

Ikena	Inmagene
Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of Ikena will be deemed to have notice of and to have consented to the forum selection provision of Ikena’s bylaws.

Registration Rights

Under Ikena’s Fourth Amended and Restated Investors’ Rights Agreement (the “Ikena IRA”), certain holders of Ikena’s capital stock that are party to the Ikena IRA, have certain registration rights, including the right to demand that Ikena file a registration statement, so called “demand” registration rights, or request that their shares be covered by a registration statement that Ikena is otherwise filing, so-called “piggyback” registration rights. The registration rights granted under the Ikena IRA will terminate upon the earlier of (i) a deemed liquidation event, as defined in Ikena’s charter, (ii) at such time after Ikena’s IPO when all registrable securities could be sold under Rule 144 of the Securities Act or a similar exemption without limitation during a three- month period without registration or (iii) the fifth anniversary of Ikena’s IPO.

Holders of Inmagene preferred shares that are party to the Inmagene SHA have certain registration rights, including the right to demand that Inmagene file a registration statement, so called “demand” registration rights, or request that their shares be covered by a registration statement that Inmagene is otherwise filing, so-called “piggyback” registration rights. The demand registration rights granted under the Inmagene SHA may be exercised at any time after the earlier of (i) five years after the closing of Inmagene’s series C preferred share financing and (ii) six months after the closing of a qualified IPO, and shall terminate on the earlier of (i) five years after the closing of qualified IPO and (ii) with respect to a particular holder, the date on which such holder has sold all of such holder’s registrable securities.

Stock Transfer Restrictions Applicable to Stockholders

Shares of Ikena are transferable in the manner prescribed by the DGCL.
Inmagene shares are generally transferable provided the proposed transferee agrees in writing to be bound to the Inmagene SHA as if it were an investor thereunder, except that up to 25% of the Inmagene ordinary shares held by certain specified Inmagene shareholders may not be transferred (other that certain permitted transfers) without the consent of a majority of the Investor Directors and subject to the rights or first refusal, co-sale and other transfer restrictions set forth in the Inmagene SHA.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMBINED COMPANY COMMON STOCK
Pursuant to Rule 144, a person who has beneficially owned restricted combined company common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of the combined company at the time of, or at any time during the three months preceding, a sale and (ii) combined company is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as combined company was required to file reports) preceding the sale.
Persons who have beneficially owned restricted combined company common stock shares for at least six months but who are affiliates of combined company at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•	1% of the total number of combined company common stock then outstanding; or
•	the average weekly reported trading volume of the combined company common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates of combined company under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about the combined company.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
We anticipate that following the consummation of the Merger, the combined company will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

PRINCIPAL STOCKHOLDERS OF IKENA
The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of Ikena common stock as of February 28, 2025 by:
•	each of Ikena’s directors;
•	each of Ikena’s named executive officers;
•	all of Ikena’s current directors and executive officers as a group; and
•	each person, or group of affiliated persons, who is known by Ikena to beneficially own greater than 5.0% of Ikena’s common stock.
The column entitled “Percentage of Voting Shares” under “Shares Beneficially Owned” below is based on a total of 41,889,525 voting shares of Ikena common stock outstanding as of February 28, 2025, and excludes 6,368,586 non-voting shares of Ikena common stock outstanding on that date. As of February 28, 2025, all outstanding non-voting shares of Ikena common stock were beneficially owned by entities affiliated with OrbiMed Advisors LLC.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to Ikena common stock. Shares of Ikena common stock subject to options that are currently exercisable or exercisable within 60 days of February 28, 2025 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of Ikena common stock beneficially owned by them, subject to community property laws, where applicable.

	Shares beneficially owned
Name and address of beneficial owner(1)	Number of Voting Shares	Number of Non-Voting Shares	Percentage of Voting Shares
> 5% Stockholders:
Entities affiliated with Atlas Venture(2)	5,018,178	—	11.98%
Blue Owl Capital Holdings LP(3)	4,091,118	—	9.77%
Entities affiliated with Biotechnology Value Fund, L.P.(4)	4,006,564	—	9.56%
BML Investment Partners, L.P.(5)	3,585,866	—	8.56%
Entities affiliated with OrbiMed Advisors LLC(6)	3,539,358	6,368,586	8.45%
Deep Track Capital, LP(7)	2,515,513	—	6.01%
Omega Fund VI, L.P.(8)	2,249,123	—	5.37%
Named Executive Officers and Directors:
Mark Manfredi, Ph.D.(9)	1,957,198	—	4.46%
Jotin Marango, M.D., Ph.D.(10)	413,523	—	*
Caroline Germa, M.D.(11)	156,839	—	*
David P. Bonita, M.D.(12)	42,121	—	*
Iain D. Dukes, D.Phil.(13)	68,959	—	*
Jean-François Formela, M.D.(14)	42,121	—	*
Maria Koehler, M.D.(15)	68,959	—	*
Otello Stampacchia, Ph.D.(16)	42,121	—	*
Richard Wooster, Ph.D.(17)	60,139	—	*
Owen Hughes(18)	40,880	—	*
All current executive officers and directors as a group (9 persons)(19)	2,953,936	—	6.59%

*	Represents beneficial ownership of less than one percent.
(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Ikena Oncology, Inc., 645 Summer Street, Suite 101, Boston, MA 02210.
(2)
Information herein is based on the Schedule 13D filed with the SEC on February 11, 2022 by (i) Atlas Venture Fund X, L.P., a Delaware limited partnership (“Atlas X”), (ii) Atlas Venture Associates X, L.P., a Delaware limited partnership (“AVA X LP”), (iii) Atlas Venture Associates X, LLC, a Delaware limited liability company (“AVA X LLC” and together with Atlas X and AVA X LP, the “Fund X Reporting

Persons”), (iv) Atlas Venture Fund XI, L.P., a Delaware limited partnership (“Atlas XI”), (v) Atlas Venture Associates XI, L.P., a Delaware limited partnership (“AVA XI LP”), (vi) Atlas Venture Associates XI, LLC, a Delaware limited liability company (“AVA XI LLC” and together with Atlas XI and AVA XI LP, the “Fund XI Reporting Persons”) (vii) Atlas Venture Opportunity Fund I, L.P., a Delaware limited partnership (“AVOF”), (viii) Atlas Venture Associates Opportunity I, L.P., a Delaware limited partnership (“AVAO LP”) and (ix) Atlas Venture Associates Opportunity I, LLC, a Delaware limited liability company (“AVAO LLC” and together with AVOF and AVAO LP, the “Opportunity Fund Reporting Persons” and together with the Fund X Reporting Persons and Fund XI Reporting Persons, the “Atlas Reporting Persons”). Atlas X is the record owner of 2,901,609 shares of common stock. AVA X LP is the general partner of Atlas X and AVA X LLC is the general partner of AVA X LP. Each of Atlas X, AVA X LP and AVA X LLC has shared voting and dispositive power over the shares held by Atlas X. As such, each of Atlas X, AVA X LP and AVA X LLC may be deemed to beneficially own the shares held by Atlas X. Atlas XI is the record owner of 1,241,935 shares of Common Stock. AVA XI LP is the general partner of Atlas XI and AVA XI LLC is the general partner of AVA XI LP. Each of Atlas XI, AVA XI LP and AVA XI LLC has shared voting and dispositive power over the shares held by Atlas XI. As such, each of Atlas XI, AVA XI LP and AVA XI LLC may be deemed to beneficially own the shares held by Atlas XI. AVOF is the record owner of 874,634 shares of Common Stock. AVAO LP is the general partner of AVOF and AVAO LLC is the general partner of AVAO LP. Each of AVOF, AVAO LP and AVAO LLC has shared voting and dispositive power over the shares held by AVOF. As such, each of AVOF, AVAO LP and AVAO LLC may be deemed to beneficially own the shares held by AVOF. The address of the principal place of business of each of the Atlas Reporting Persons is c/o 300 Technology Square, 8th Floor, Cambridge, MA 02139.
(3)
Information herein is based on the Schedule 13G filed with the SEC on November 14, 2024 by Blue Owl Capital Holdings LP (“Blue Owl”). Consists of 4,091,118 shares held by Blue Owl. The principal business address for Blue Owl is 399 Park Avenue, New York, NY 10022.

(4)
Information herein is based on the Schedule 13G/A filed with the SEC on February 14, 2025 by Biotechnology Value Fund, L.P. (“BVF”). Consists of (i) 2,066,854 shares beneficially owned by BVF, (ii) 1,669,108 shares beneficially owned by BVF2 and (iii) 208,765 shares beneficially owned by Trading Fund OS. BVF GP, as the general partner of BVF, may be deemed to beneficially own the 2,066,854 shares beneficially owned by BVF. BVF2 GP, as the general partner of BVF2, may be deemed to beneficially own the 1,669,108 shares beneficially owned by BVF2. Partners OS, as the general partner of Trading Fund OS, may be deemed to beneficially own the 208,765 shares beneficially owned by Trading Fund OS. BVF GPH, as the sole member of each of BVF GP and BVF2 GP, may be deemed to beneficially own the 3,735,962 shares beneficially owned in the aggregate by BVF and BVF2. Partners, as the investment manager of BVF, BVF2 and Trading Fund OS, and the sole member of Partners OS, may be deemed to beneficially own the 4,006,564 shares beneficially owned in the aggregate by BVF, BVF2 and Trading Fund OS and held in a certain Partners managed account (the “Partners Managed Account”), including 61,837 shares held in the Partners Managed Account. BVF Inc., as the general partner of Partners, may be deemed to beneficially own the 4,769,164 shares beneficially owned by Partners. Mr. Lampert, as a director and officer of BVF Inc., may be deemed to beneficially own the 4,006,564 shares beneficially owned by BVF Inc. BVF GP disclaims beneficial ownership of the shares beneficially owned by BVF. BVF2 GP disclaims beneficial ownership of the shares beneficially owned by BVF2. Partners OS disclaims beneficial ownership of the shares beneficially owned by Trading Fund OS. BVF GPH disclaims beneficial ownership of the shares beneficially owned by BVF and BVF2. Each of Partners, BVF Inc. and Mr. Lampert disclaims beneficial ownership of the shares beneficially owned by BVF, BVF2 and Trading Fund OS and held in the Partners Managed Account. The address of the principal business office of BVF, BVF GP, BVF2, BVF2 GP, BVF GPH, and Partners is 44 Montgomery St., 40th Floor, San Francisco, California 94104 and the address of the principal business office of Trading Fund OS and Partners OS is PO Box 309 Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(5)
Information herein is based on the Schedule 13G/A filed with the SEC on February 14, 2025 by BML Investment Partners, L.P. (“BML”) and Braden M. Leonard. Consists of 3,585,866 shares held by BML and 60,000 shares held by Mr. Leonard. Mr. Leonard is the managing member of BML Capital Management, LLC, which is the sole general partner of BML. Mr. Leonard is deemed to be the indirect owner of 3,585,866 shares held by BML and has shared voting and dispositive power with respect thereto. The principal business address for each of these entities and individuals is 65 East Cedar Street, Suite 2, Zionville, IN 46077.

(6)
Information herein is based on the Schedule 13D/A filed with the SEC on September 21, 2023 and the Form 4/A filed with the SEC on September 21, 2023 by OrbiMed Advisors LLC (“OrbiMed Advisors”), OrbiMed Capital GP VI LLC (“OrbiMed GP”), OrbiMed Genesis GP LLC (“OrbiMed Genesis GP”), and OrbiMed Capital LLC (“OrbiMed Capital”) (collectively, the “Reporting Persons”), except that the number of non-voting shares of common stock as disclosed on the Schedule 13D/A has been revised in the table above because it exceeds the number of non-voting shares outstanding by one share. OrbiMed Advisors has shared voting and dispositive power over 2,542,303 voting shares of common stock, comprised of: (a) 2,451,289 voting shares of common stock held by OrbiMed Private Investments VI, LP (“OPI VI”), of which 353,192 shares were acquired in connection with Ikena’s acquisition of Pionyr, and over which OrbiMed GP has shared voting and dispositive power, and (b) 91,014 voting shares of common stock held by OrbiMed Genesis Master Fund, L.P. (“OrbiMed Genesis”), over which OrbiMed Genesis GP has shared voting and dispositive power. Worldwide Healthcare Trust PLC (“WWH”) holds 997,055 voting shares of common stock, which may be deemed to be beneficially owned by OrbiMed Capital. Additionally, OPI VI holds 5,582,144 shares of non-voting common stock, OrbiMed Genesis holds 157,288 shares of non-voting common stock, and WWH holds 629,155 shares of non-voting common stock. OrbiMed GP is the general partner of OPI VI, pursuant to the terms of the limited partnership agreement of OPI VI, and OrbiMed Advisors is the managing member of OrbiMed GP, pursuant to the terms of the limited liability company agreement of OrbiMed GP. As a result, OrbiMed Advisors and OrbiMed GP share power to direct the vote and disposition of the shares held by OPI VI and may be deemed directly or indirectly, including by reason of their mutual affiliation, to be the beneficial owners of the shares held by OPI VI. OrbiMed Advisors exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and W. Carter Neild, each of whom disclaims beneficial ownership of the shares held by OPI VI. OrbiMed Genesis GP is the general partner of OrbiMed Genesis, pursuant to the terms of the limited partnership agreement of OrbiMed Genesis, and OrbiMed Advisors is the managing member of OrbiMed Genesis GP, pursuant to the terms of the limited liability company agreement of OrbiMed Genesis GP. As a result, OrbiMed Advisors and OrbiMed Genesis GP share power to direct the vote and disposition of the shares held by OrbiMed Genesis and may be deemed, directly or indirectly, including by reason of their mutual affiliation, to be the beneficial owners of the shares held by OrbiMed Genesis. OrbiMed Advisors exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and W. Carter Neild, each of whom disclaims beneficial ownership of the shares held by OrbiMed Genesis. OrbiMed Capital is the investment advisor of WWH. As a result, OrbiMed Capital has the power to direct the vote and disposition of the shares held by WWH and may be deemed directly or indirectly, including by reason of mutual affiliation, to be the beneficial owner of the shares held by WWH. OrbiMed Capital exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and W. Carter Neild, each of whom disclaims beneficial ownership of the shares held by WWH. The principal business address of each of these entities and individuals is c/o OrbiMed Advisors LLC, 601 Lexington Avenue 54th Floor, New York, NY 10022.

(7)
Information herein based on the Schedule 13G filed with the SEC on February 14, 2025 by Deep Track Capital, LP (“Deep Track”), Deep Track Master Fund and David Kroin, who each have shared voting and shared dispositive power with respect to the 2,515,513 shares. David

Kroin is the managing member of Deep Track Master Fund and may be considered a control person of Deep Track. The address of Deep Track is 200 Greenwich Ave, 3rd Floor, Greenwich, CT 06830. The address of Deep Track Master Fund is c/o Walkers Corporate Limited, 190 Elgin Ave, George Town, KY1-9001, Cayman Islands. The address of David Kroin is c/o Deep Track Capital, LP, 200 Greenwich Ave, 3rd Floor, Greenwich, CT 06830.
(8)
Information herein is based on the Schedule 13G/A filed with the SEC on February 14, 2024 by Omega Fund VI, L.P. (“Omega Fund”), Omega Fund VI GP, L.P. (“Omega GP”), Omega Fund VI GP Manager, Ltd. (“Omega Ltd”), Claudio Nessi (“Nessi”), Otello Stampacchia (“Stampacchia”), and Anne-Mari Paster (“Paster”) (together, the “Omega Reporting Persons”). Omega Ltd serves as the general partner of Omega GP, which serves as the general partner of Omega Fund, and each of Omega GP and Omega Ltd may be deemed to own beneficially the shares held by Omega Fund. Nessi, Stampacchia, and Paster are the directors of Omega Ltd and may be deemed to beneficially own the shares held by Omega Fund. Each of the Omega Reporting Persons disclaims beneficial ownership of the shares of common stock held by Omega Fund except to the extent of his, her or its pecuniary interest therein. The address of the principal business office of each of the Omega Reporting Persons is c/o Omega Fund Management, LLC, 888 Boylston Street, Suite 1111, Boston, MA 02199.

(9)	Consists of options to purchase 1,957,198 shares of Ikena common stock that are exercisable within 60 days of February 28, 2025.
(10)	Consists of options to purchase 413,523 shares of Ikena common stock that are exercisable within 60 days of February 28, 2025.
(11)	Consists of options to purchase 156,839 shares of Ikena common stock that are exercisable within 60 days of February 28, 2025.
(12)	Consists of options to purchase 42,121 shares of Ikena common stock that are exercisable within 60 days of February 28, 2025.
(13)	Consists of options to purchase 286,874 shares of Ikena common stock that are exercisable within 60 days of February 28, 2025.
(14)	Consists of options to purchase 42,121 shares of Ikena common stock that are exercisable within 60 days of February 28, 2025.
(15)	Consists of options to purchase 68,959 shares of Ikena common stock that are exercisable within 60 days of February 28, 2025.
(16)	Consists of options to purchase 42,121 shares of Ikena common stock that are exercisable within 60 days of February 28, 2025.
(17)	Consists of options to purchase 60,139 shares of Ikena common stock that are exercisable within 60 days of February 28, 2025.
(18)	Consists of options to purchase 40,880 shares of Ikena common stock that are exercisable within 60 days of February 28, 2025.
(19)
Consists of options to purchase 2,953,936 shares of Ikena common stock that are exercisable within 60 days of February 28, 2025, and excludes options to purchase shares of Ikena common stock held by Dr. Germa, who is not a current executive officer.

PRINCIPAL SHAREHOLDERS OF INMAGENE
The following table sets forth certain information known to Inmagene regarding beneficial ownership of Inmagene shares as of February 28, 2025, for:
•	each person or group of affiliated persons known by Inmagene to be the beneficial owner of more than five percent of the Inmagene shares;
•	each of Inmagene’s executive officers;
•	each of Inmagene’s directors; and
•	all of Inmagene’s executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Under those rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power with respect to the securities as well as any ordinary shares that the individual or entity has the right to acquire within 60 days of February 28, 2025 through the exercise of share options or other rights. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, Inmagene believes, based on the information provided to Inmagene, that the persons and entities named in the table below have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them.
Each individual or entity shown on the table has furnished information with respect to beneficial ownership. Unless otherwise indicated, the address for each beneficial owner is c/o Inmagene Biopharmaceuticals, 12526 High Bluff Drive, Suite 345, San Diego, CA 92130.
The percentage of beneficial ownership prior to the Merger and the Ikena concurrent financing in the table below is based on 1,497,283,093 Inmagene ordinary shares deemed to be outstanding as of February 28, 2025, assuming the conversion of all outstanding Inmagene preferred shares into Inmagene ordinary shares.

Name of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percentage of Shares Beneficially Owned (%)
Greater than 5% Holders:
Engene Inc.(1)	318,313,306	21.26%
Entities affiliated with SCVC(2)	147,220,346	9.83%
Hutchmed Limited(3)	140,636,592	9.39%
Shanghai Heyao Information Technology Partnership (Limited Partnership)(4)	120,134,551	8.02%
Wings Special Opportunities Fund SPC on behalf of and for the account of Wings Healthcare Technology Fund I SP(5)	90,444,155	6.04%
Entities affiliated with HighLight Capital(6)	82,177,521	5.49%
Vertex Ventures China IV, L.P.(7)	79,909,047	5.34%
Directors and Named Executive Officers:
Jonathan Jian Wang, Ph.D., MBA(8)	453,611,047	30.30%
Yufang Lu, M.D., Ph.D.	—	—
Erin Butler	—	—
Guoliang Yu(9)	14,285,714	*
Tianran Liu	—	—
Jing Wang	—	—
Kexiang Zhou	—	—
All directors and executive officers as a group (7 persons)(10)	467,896,761	31.25%

*	Represents beneficial ownership of less than 1%.
(1)
Represents 318,313,306 ordinary shares held by Engene Inc., a corporation incorporated in British Virgin Islands. The registered address of Engene Inc. is Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands. Engene Inc. is controlled by Jonathan Jian Wang.

(2)
Represent 147,220,346 ordinary shares issuable upon the conversion of (i) 85,810,393 series A preferred shares and 28,538,945 series B preferred shares held by JT International Capital Management Limited (“JT International Capital”), a corporation incorporated in Cayman Islands and (ii) 22,323,265 series C-1 preferred shares and 10,547,743 series C-2 preferred shares held by SCVC One Limited (“SCVC One”), a corporation incorporated British Virgin Islands. The registered address of JT International Capital is Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands. The registered address of SCVC One is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands. JT International is controlled by JT Investment Fund SPC South China Venture Capital Healthcare Fund SP (“SCVC Healthcare”). SCVC One is controlled by JT Investment Fund SPC SCVC Life Science Fund I SP (“SCVC Life Science”). JT International Financial Limited is the fund manager of both SCVC Healthcare and SCVC Life Science, and is wholly-owned by Nice Wealth International Holdings Limited, which is in turn wholly-owned by Mr. Ping Hing Tsoi.

(3)
Represents 140,636,592 ordinary shares held by Hutchmed Limited. The address for Hutchmed is Building 4, 720 Cailun Road, Zhangjiang High Tech Park, Shanghai, China 201203. Hutchmed is an indirect subsidiary of and controlled by HUTCHMED (China) Limited (Nasdaq: HCM).

(4)
Represent 120,134,551 ordinary shares issuable upon the conversion of 120,134,551 series A preferred shares held by Shanghai Heyao Information Technology Partnership (Limited Partnership) (“Shanghai Heyao”), a limited partnership incorporated in PRC. The registered address of Shanghai Heyao is Floor 5, Building 7, No. 3601, Dongfang Road, Pudong New District, Shanghai, PRC. The voting and investment power of shares held by Shanghai Heyao is exercised by Ying Liu.

(5)
Represent 90,444,155 ordinary shares issuable upon the conversion of 90,444,155 series A preferred shares held by Wings Special Opportunities Fund SPC on behalf of and for the account of Wings Healthcare Technology Fund I SP, a Segregated Portfolio Company incorporated in Cayman Islands. The registered address of Wings Special Opportunities Fund SPC on behalf of and for the account of Wings Healthcare Technology Fund I SP is Harneys Fiduciary (Cayman) Limited of 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. The voting and investment power of shares held by Wings Special Opportunities Fund is exercised by Chu Pui Lam.

(6)
Represent 82,177,521 ordinary shares issuable upon the conversion of (i) 41,856,123 series C-1 preferred shares and 19,777,018 series C-2 preferred shares held by HLC Healthcare HK Limited, a corporation incorporated in Hong Kong, (ii) 11,161,633 series C-1 preferred shares and 5,273,871 series C-2 preferred shares held by Galaxy Alpha L.P., a limited partnership incorporated in Cayman Islands, and (iii) 2,790,408 series C-1 preferred shares and 1,318,468 series C-2 preferred shares held by Magic Hat L.P., a limited partnership incorporated in Cayman Islands. The registered address of HLC Healthcare HK Limited is Suite 603, 6/F, Laws Commercial Plaza, 788 Cheung Sha Wan Road, Kowloon, Hong Kong. The registered address of Galaxy Alpha L.P. is Maricorp Services Ltd., P.O. Box 2075, #31 the Strand, 46 Canal Point Drive, Grand Cayman KY1-1105, Cayman Islands. The registered address of Magic Hat L.P. is Maricorp Services Ltd., P.O. Box 2075, #31 the Strand, 46 Canal Point Drive, Grand Cayman KY1-1105, Cayman Islands. HLC Healthcare HK Limited is controlled by HLC Partners III L.P., whose general partner is HLC GP III Company Limited (“HLC GP”). HLC GP is wholly owned by Mr. Stephen Hui Wang. HLC GP also acts as the general partner of Galaxy Alpha L.P. and Magic Hat L.P.. The voting and investment power of shares held by HLC Healthcare HK Limited, Galaxy Alpha L.P. and Magic Hat L.P. is exercised by Mr. Stephen Hui Wang.

(7)
Represent 79,909,047 ordinary shares issuable upon the conversion of 79,909,047 series B preferred shares held by Vertex Ventures China IV, L.P. (“VVCIV”), a limited partnership incorporated in Cayman Islands. The registered address of Vertex Ventures China IV, L.P. is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Vertex China GP IV Ltd (“VCGP”) is the general partner of Vertex Ventures China GP IV, L.P. which in turn, acts as the general partner of VVCIV. VCGP is deemed to have the dispositive and voting power over the shares held by VVCIV whereby the divestment and voting decisions require the majority approval of the members of the investment committee established by VCGP comprised Tay Choon Chong and Tham Sin Hui, each of whom disclaims beneficial ownership of the shares held by VVCIV.

(8)
Represent (i) 318,313,306 ordinary shares held by Engene Inc., a corporation incorporated in British Virgin Islands, (ii) 47,142,857 series seed preferred shares held by Dr. Wang and (iii) an aggregate of 88,154,884 Inmagene shares over which Dr. Wang holds a power of attorney to exercise sole voting power over such shares. The registered address of Engene Inc. is Trident Chambers, P.O. Box 146, Road Town, Tortola, British Virgin Islands. Engene Inc. is controlled by Jonathan Jian Wang.

(9)	Represents 14,285,714 series seed preferred shares held by the Guoliang Yu and Yingfei Wei Family Trust, of which Mr. Yu is the trustee.
(10)	Represents the Inmagene shares listed in footnotes (8) and (9) above.

PRINCIPAL STOCKHOLDERS OF THE COMBINED COMPANY
The following table sets forth certain information regarding beneficial ownership of the combined company’s common stock immediately after consummation of the Merger and the Ikena concurrent financing, assuming the consummation of the Merger occurred on February 28, 2025, for each stockholder expected by Ikena and Inmagene to become the beneficial owner of more than 5% of the combined company’s outstanding common stock, each person expected to be a named executive officer of the combined company, each person expected to be a director of the combined company, and all of the combined company’s expected directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Under those rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power with respect to the securities as well as any ordinary shares that the individual or entity has the right to acquire within 60 days of February 28, 2025 through the exercise of stock options or other rights. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as noted by footnote, and subject to community property laws where applicable, Ikena and Inmagene believe, based on the information provided to Ikena and Inmagene, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of combined company common stock shown as beneficially owned by them.
Each individual or entity shown on the table has furnished information with respect to beneficial ownership. Unless otherwise indicated, the address for each beneficial owner is c/o Inmagene Biopharmaceuticals, 12526 High Bluff Drive, Suite 345, San Diego, CA 92130.
The table lists applicable percentage ownership based on      shares of combined company common stock expected to be outstanding immediately following the consummation of the Merger and the Ikena concurrent financing, and prior to giving effect to the anticipated reverse stock split. The number of shares beneficially owned includes shares of combined company common stock that each person has the right to acquire within 60 days, including upon the exercise of stock options and the vesting of restricted stock units. These stock options and restricted stock units shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of the combined company’s common stock expected to be owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of the combined organization’s common stock expected to be owned by any other person.

Immediately after the First Merger, based on the estimated Exchange Ratio, it is expected that (i) the Inmagene securityholders immediately before the First Merger will own approximately 55.6% of the aggregate number of shares of the combined company’s common stock and (ii) Ikena securityholders immediately before the First Merger will own approximately 44.4% of the aggregate number of shares of the combined company’s common stock, in each case, on a fully diluted basis calculated using the treasury stock method. Immediately after the Merger and the Ikena concurrent financing, based on the estimated Exchange Ratio, it is expected that (i) the Inmagene securityholders immediately before the First Merger will own approximately 43.5% of the aggregate number of shares of the combined company’s common stock, (ii) Ikena securityholders immediately before the First Merger will own approximately 34.6% of the aggregate number of shares of the combined company’s common stock, in the case of clause (i) and this clause (ii), on a fully diluted basis calculated using the treasury stock method, and (iii) the investors in the Ikena concurrent financing will own approximately 21.9% of the aggregate number of shares of the combined company’s common stock. The Exchange Ratio, and the aforementioned pro forma ownerships, will be adjusted to, among other things, (i) account for the effect of the proposed reverse stock split, and (ii) reflect a dollar-to-dollar adjustment to the extent that Ikena’s net cash is less than or greater than $100 million To the extent that, following the final determination of net cash, the amount of the Ikena Valuation exceeds $122 million, then prior to the closing, Ikena has the right to distribute the excess of the amount by which the Ikena Valuation exceeds $122 million to stockholders of Ikena as of a record date prior to the closing.. The table below assumes that, based on Ikena’s and Inmagene’s capitalization as of February 28, 2025, the Exchange Ratio was estimated to be equal to approximately 0.037259, prior to giving effect to the anticipated reverse stock split.

Name of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percentage of Shares Beneficially Owned (%)
Greater than 5% Holders:
%
%
%
Directors and Named Executive Officers:
%
%
%
%
%
%
%
%
%
%
%
%
All directors and current executive officers as a group (10 persons)		%

*	Represents beneficial ownership of less than 1%.

LEGAL MATTERS
Goodwin Procter LLP, Boston, Massachusetts, will pass upon the validity of Ikena’s common stock offered by this proxy statement/prospectus.

EXPERTS
The financial statements of Ikena Oncology, Inc. as of December 31, 2024 and 2023, and for each of the years then ended, incorporated by reference in this proxy statement/prospectus, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of Inmagene Biopharmaceuticals as of December 31, 2024 and December 31, 2023 and for each of the two years in the period ended December 31, 2024 included in this proxy statement/prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to Inmagene’s ability to continue as a going concern as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
Ikena is subject to the informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC electronically, and the SEC maintains a website that contains Ikena’s filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at www.sec.gov.
Ikena also makes available free of charge on or through its website at www.ikenaoncology.com, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after Ikena electronically files such material with or otherwise furnishes it to the SEC. The website addresses for the SEC and Ikena are inactive textual references and except as specifically incorporated by reference into this proxy statement/prospectus, information on or accessible from those websites is not part of this proxy statement/prospectus.
Ikena has filed with the SEC a registration statement on Form S-4, of which this proxy statement/ prospectus is a part, under the Securities Act to register the shares of Ikena common stock to be issued to Inmagene shareholders in the Merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Ikena, as well as a proxy statement of Ikena for its annual meeting. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Ikena and Ikena common stock.
Ikena has supplied all information contained in this proxy statement/prospectus relating to Ikena and Inmagene has supplied all information contained in this proxy statement/prospectus relating to Inmagene.
If you would like to request documents from Ikena or Inmagene, please send a request in writing or by telephone to either Ikena or Inmagene at the following addresses:

Ikena Oncology, Inc. 645 Summer Street, Suite 101 Boston, MA 02210 Attn: Corporate Secretary Tel: (857) 273-8342 Email: rcohen@ikenaoncology.com	Inmagene Biopharmaceuticals 12526 High Bluff Drive, Suite 345 San Diego, CA 92130 Attn: SVP of Corporate and Business Development Tel: (858) 345-6265 Email: vardanyana@inmagenebio

Ikena stockholders may submit a written request for a copy of Ikena’s most recently filed Annual Report on Form 10-K to the above address or email address, which will be provided without charge.
If you are an Ikena stockholder and would like additional copies, without charge, of this proxy statement/prospectus or if you have questions about the Merger, including the procedures for voting your shares, you should contact Ikena’s proxy solicitor, MacKenzie Partners, at the following address, telephone number or email address:
7 Penn Plaza
New York, New York 10001
Call Toll Free: (800) 322-2885
Email: proxy@mackenziepartners.com

STOCKHOLDER PROPOSALS
A stockholder who would like to have a proposal considered for inclusion in Ikena’s (or, if following the closing of the Merger, the combined company’s) 2026 proxy statement must submit the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it is received by Ikena (or, if following the closing of the Merger, the combined company) no later than   . However, if the date of the 2026 annual meeting is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before Ikena (or, if following the closing of the Merger, the combined company) begins to print and send its proxy statement for the 2026 annual meeting. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to Ikena Oncology, Inc., 645 Summer Street, Suite 101, Boston, MA 02210, Attention: Corporate Secretary, or, if sent following the closing of the Merger, to the combined company at ImageneBio, Inc., 12526 High Bluff Drive, Suite 345, San Diego, CA 92130, Attention: Corporate Secretary.
If a stockholder wishes to propose a nomination of persons for election to the Ikena board (or, if following the closing of the Merger, the combined company’s board) or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in Ikena’s (or, if following the closing of the Merger, the combined company’s) proxy statement and proxy card, Ikena’s (or, if following the closing of the Merger, the combined company’s) bylaws establish an advance notice procedure for such nominations and proposals. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to Ikena’s Corporate Secretary (or, if following the closing of the Merger, the combined company’s Corporate Secretary) of the stockholder’s intention to bring such business before the meeting.
The required notice must be in writing and received by Ikena’s Corporate Secretary at Ikena’s principal executive offices (or, if following the closing of the Merger, the combined company’s Corporate Secretary at the combined company’s principal executive officers) not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the Ikena annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. For stockholder proposals to be brought before the 2026 annual meeting, the required notice must be received by Ikena’s Corporate Secretary at Ikena’s principal executive offices (or, if following the closing of the Merger, the combined company’s Corporate Secretary at the combined company’s principal executive officers) no earlier than   and no later than  . Stockholder proposals and the required notice should be addressed to Ikena Oncology, Inc., 645 Summer Street, Suite 101, Boston, MA 02210, Attention: Corporate Secretary or, if sent following the closing of the Merger, to the combined company at ImageneBio, Inc., 12526 High Bluff Drive, Suite 345, San Diego, CA 92130, Attention: Corporate Secretary.
Any stockholder recommendation for a director nominee must be submitted to Ikena (or, if following the closing of the Merger, the combined company) not less than 60 calendar days prior to the date on which Ikena’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. To comply with the universal proxy rules, stockholders who intend to solicit proxies for the 2026 annual meeting in support of director nominees other than Ikena’s nominees (or, if following the closing of the Merger, the combined company’s nominees) must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than    .

Communication with the Ikena Board
Any interested party with concerns about Ikena may report such concerns to the Ikena board or the chair of the Ikena board or the Chair of Ikena’s nominating and corporate governance committee, by submitting a written communication to the attention of such director at the following address:
c/o Ikena Oncology, Inc.
645 Summer Street, Suite 101
Boston, Massachusetts 02210
United States
You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier or other interested party.
A copy of any such written communication may also be forwarded to Ikena’s legal counsel and a copy of such communication may be retained for a reasonable period of time. The director may discuss the matter with Ikena’s legal counsel, with independent advisors, with non-management directors, or with Ikena’s management, or may take other action or no action as the director determines in good faith, using reasonable judgment and applying his or her own discretion.
Communications may be forwarded to other directors if they relate to important substantive matters and include suggestions or comments that may be important for other directors to know. In general, communications relating to corporate governance and longterm corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.
Ikena’s audit committee oversees the procedures for the receipt, retention and treatment of complaints received by Ikena regarding accounting, internal accounting controls, or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls or auditing matters. Ikena has also established a toll-free telephone number for the reporting of such activity, which is (877) 900-2988.
Householding of Proxy Statement/Prospectus
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
In connection with the Ikena annual meeting, a number of brokers with account holders who are Ikena stockholders will be “householding” Ikena’s proxy materials. A single proxy statement or a single notice will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once the stockholder has received notice from his or her broker that the broker will be “householding” communications to the stockholder’s address, “householding” will continue until the stockholder are notified otherwise or until the stockholder revokes his or her consent. If, at any time, the stockholder no longer wishes to participate in “householding” and would prefer to receive a separate copy of these documents, please notify the broker or Ikena. Direct the written request to Ikena Oncology, Inc., 645 Summer Street, Suite 101, Boston, MA 02210, Attention: Corporate Secretary. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

IKENA ONCOLOGY, INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended December 31, 2024 and 2023

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Ikena Oncology, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Ikena Oncology, Inc. (the Company) as of December 31, 2024 and 2023, the related consolidated statements of operations and comprehensive loss, redeemable convertible preferred stock and stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2019.

Boston, Massachusetts
March 6, 2025

IKENA ONCOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$39,393	$119,894
Marketable securities	84,993	55,571
Prepaid expenses and other current assets	2,783	3,197
Total current assets	127,169	178,662
Property and equipment, net	593	2,335
Right-of-use asset	3,635	5,686
Deposits and other assets	10,113	5,409
Total assets	$141,510	$192,092
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$897	$2,066
Accrued expenses and other current liabilities	6,097	8,581
Operating lease liability	3,784	3,558
Total current liabilities	10,778	14,205
Long-term portion of operating lease liability	3,737	7,180
Other long-term liabilities	1,061	950
Total liabilities	15,576	22,335
Commitments and contingencies (Note 15)
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized as of December 31, 2024 and 2023; No shares issued and outstanding as of December 31, 2024 and 2023	—	—
Common stock, $0.001 par value, 150,000,000 shares authorized and 48,258,111 shares issued and outstanding as of December 31, 2024 and 2023	48	48
Additional paid-in capital	457,437	452,142
Accumulated other comprehensive income (loss)	68	(48)
Accumulated deficit	(331,619)	(282,385)
Total stockholders’ equity	125,934	169,757
Total liabilities and stockholders’ equity	$141,510	$192,092

The accompanying notes are an integral part of these consolidated financial statements.

IKENA ONCOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2024	2023
Collaboration revenue	$—	$9,160
Operating expenses:
Research and development	30,875	59,652
General and administrative	23,679	24,925
Restructuring and other charges	4,419	—
Total operating expenses	58,973	84,577
Loss from operations	(58,973)	(75,417)
Other income (expense):
Investment income	7,373	7,111
Other income (expense), net	2,518	(22)
Total other income, net	9,891	7,089
Loss before income taxes	(49,082)	(68,328)
Income tax benefit (expense)	(152)	162
Net loss	$(49,234)	$(68,166)

Other comprehensive income:
Unrealized gain on marketable securities	116	715
Total comprehensive loss	$(49,118)	$(67,451)

Net loss per share:
Net loss per share, basic and diluted	$(1.02)	$(1.63)
Weighted-average common shares outstanding, basic and diluted	48,258,111	41,735,081

The accompanying notes are an integral part of these consolidated financial statements.

IKENA ONCOLOGY, INC.
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
(in thousands, except share amounts)

	Series A Non-Voting Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance as of December 31, 2022	—	$—	36,257,493	$36	$361,915	$(763)	$(214,219)	$146,969
Issuance of preferred stock in connection with the acquisition, net of issuance costs of $991	4,153,439	32,545	—	—	—	—	—	—
Conversion of preferred stock to common stock	(4,153,439)	(31,886)	4,153,439	4	31,883	—	—	31,887
Issuance of common stock in connection with the acquisition, net of issuance costs of $430	—	—	1,800,652	2	14,109	—	—	14,111
Cash consideration paid to settle Pionyr restricted stock units, stock options and unaccredited stockholders	—	(659)	—	—	(285)	—	—	(285)
Issuance of common stock for underwritten registered offering, net of offering costs of $2,605	—	—	6,110,000	6	37,415	—	—	37,421
Repurchase of common stock	—	—	(97,500)	—	(663)	—	—	(663)
Exercise of stock options	—	—	34,027	—	136	—	—	136
Stock-based compensation expense	—	—	—	—	7,632	—	—	7,632
Other comprehensive income	—	—	—	—	—	715	—	715
Net loss	—	—	—	—	—	—	(68,166)	(68,166)
Balance as of December 31, 2023	—	—	48,258,111	48	452,142	(48)	(282,385)	169,757
Stock-based compensation expense	—	—	—	—	5,295	—	—	5,295
Other comprehensive income	—	—	—	—	—	116	—	116
Net loss	—	—	—	—	—	—	(49,234)	(49,234)
Balance as of December 31, 2024	—	$—	48,258,111	$48	$457,437	$68	$(331,619)	$125,934

The accompanying notes are an integral part of these consolidated financial statements.

IKENA ONCOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(49,234)	$(68,166)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	490	1,020
Net accretion of discounts on marketable securities	(1,468)	(2,023)
Stock-based compensation expense	5,295	7,632
Non-cash operating lease expense	2,051	1,714
Loss on disposal of property and equipment	99	5
Impairment of right-of-use asset	—	1,744
Impairment of assets held for sale	742	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	390	1,835
Deposits and other assets	2,390	(1,824)
Accounts payable	(1,169)	(2,870)
Accrued expenses and other current liabilities	(2,484)	(7,660)
Operating lease liabilities	(3,217)	(2,087)
Deferred revenue	—	(9,160)
Other long-term liabilities	111	97
Net cash used in operating activities	(46,004)	(79,743)
Cash flows from investing activities:
Purchases of property and equipment	—	(414)
Proceeds from sale of property and equipment	435	—
Purchases of marketable securities	(88,298)	(90,052)
Proceeds from maturities of marketable securities	60,460	154,610
Amounts loaned under note receivable	(7,500)	—
Net cash provided by (used in) investing activities	(34,903)	64,144
Cash flows from financing activities:
Cash and cash equivalents acquired in connection with the acquisition of Pionyr, net of issuance costs paid	—	40,030
Cash consideration paid in connection with the acquisition of Pionyr	—	(944)
Proceeds from issuance of common stock for underwritten registered offering, net of offering costs	—	37,421
Repurchase of common stock	—	(663)
Proceeds from exercise of stock options	—	136
Net cash provided by financing activities	—	75,980
Net increase (decrease) in cash, cash equivalents and restricted cash	(80,907)	60,381
Cash, cash equivalents and restricted cash, beginning of period	121,172	60,791
Cash, cash equivalents and restricted cash, end of period	$40,265	$121,172
Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets:
Cash and cash equivalents	$39,393	$119,894
Restricted cash included in deposits and other assets	872	1,278
Cash, cash equivalents and restricted cash, end of period	$40,265	$121,172

The accompanying notes are an integral part of these consolidated financial statements.

IKENA ONCOLOGY, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. NATURE OF BUSINESS AND BASIS OF PRESENTATION
Ikena Oncology, Inc. (the “Company”) is a clinical stage targeted oncology company, focused on developing differentiated therapies for patients in need that target nodes of cancer growth, spread, and therapeutic resistance. The Company’s approach has been to target both cancer-driving targets and mechanisms of resistance to other therapies.
In August 2023, the Company acquired Pionyr Immunotherapeutics, Inc., a Delaware corporation (“Pionyr”) in accordance with the terms of the Agreement and Plan of Merger (the “Pionyr Merger Agreement”). Under the terms of the Pionyr Merger Agreement, at the closing of the acquisition, the Company acquired all of Pionyr’s assets (the “Acquisition”).
In May 2024, after a review of the Company’s business, programs, resources and capabilities, including anticipated costs and timelines, the Company announced the decision to conduct a comprehensive review of strategic alternatives. As part of the strategic review process, the Company explored potential strategic alternatives that included, without limitation, an acquisition, merger, business combination or other transactions, as well as strategic transactions related to its product candidates and related assets. The Company also sold certain intellectual property rights related to its preclinical AHR agonist in November 2024 (see Note 17). The Company has continued to divest and explore strategic alternatives related to data, technology and other intellectual property rights related to the Company’s historical business that were not in active development and which the Company does not consider material.
On December 23, 2024, following a comprehensive review of strategic alternatives, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with Insight Merger Sub I (“Merger Sub I”) and Insight Merger Sub II (“Merger Sub II”), its direct, wholly owned subsidiaries and Inmagene Biopharmaceuticals (“Inmagene”), pursuant to which among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub I will merge with and into Inmagene, with Inmagene surviving as a direct, wholly owned subsidiary of the Company (the “Surviving Entity,” and such transaction, the “First Merger”) and immediately after the First Merger, the Surviving Entity will merge with and into Merger Sub II with Merger Sub II surviving as a direct, wholly owned subsidiary of the Company (such transaction, the “Second Merger,” and together with the First Merger, the “Merger”). Immediately prior to the effective time of the First Merger, the Company is expected to enter into a Contingent Value Rights Agreement with a rights agent pursuant to which the Company’s pre-Merger common stockholders will receive one contingent value right (each, a “CVR”) for each outstanding share of common stock held by such stockholder on such date. The Merger was unanimously approved by the board of directors of the Company, and the board of directors resolved to recommend approval of the Merger Agreement to the stockholders of the Company. The closing is subject to approval by the stockholders and Inmagene’s stockholders, as well as other customary closing conditions. If the Merger is completed, the business of Inmagene will continue as the business of the combined company.
Concurrently with the execution of the Merger Agreement, the Company also agreed to lend to Inmagene up to $22.5 million, of which $7.5 million was funded in December 2024 (see Note 14).
The Company’s future operations are highly dependent on the success of the Merger and there can be no assurances that the Merger or any other strategic transaction will be successfully consummated. If the strategic review process is unsuccessful, the board of directors may decide to pursue a dissolution and liquidation. In addition, if the Company were to continue development efforts, the Company would be subject to a number of risks similar to other early-stage life science companies, including, but not limited to, successful development of its product candidates, raising additional capital with favorable terms, protection of proprietary technology and market acceptance of any approved future products. The successful development of product candidates requires substantial working capital, which may not be available to the Company on favorable terms or at all.
The accompanying consolidated financial statements have been prepared on the basis of continuity of operations, realization of assets and the satisfaction of liabilities and commitments in the ordinary course of business. Since inception, the Company has incurred operating losses, including a net loss of $49.2 million for the year ended December 31, 2024. As of December 31, 2024, the Company had an accumulated deficit of $331.6 million. As of the issuance date of these consolidated financial statements, the Company expects that its cash and cash equivalents will be sufficient to fund its operating expenses, notes to Inmagene and capital expenditure requirements for at least the next 12 months from the issuance date of the consolidated financial statements.

The Company expects to continue to incur costs and expenditures in connection with the Merger. There can be no assurance, however, that the Company will be able to successfully consummate any particular strategic transaction, including the Merger. The process of continuing to evaluate strategic alternatives and pursuing the Merger may be very costly, time-consuming and complex, and the Company has incurred, and may in the future incur, significant costs related to these processes, such as legal, accounting and advisory fees and expenses and other related charges. Should the Company continue to progress the development of product candidates, it will need to obtain substantial additional funding in connection with continuing operations, particularly as the Company advances its preclinical activities and clinical trials for its product candidates in development. If the Company is unable to raise capital when needed, or on attractive terms, it could be forced to delay, reduce or eliminate its research or drug development programs or any future commercialization efforts. There is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all.
The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such a time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that the Company no longer is an emerging growth company or affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of the Company’s financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates and judgments are based on historical information and other market-specific or various relevant assumptions, including in certain circumstances, future projections, that management believes to be reasonable under the circumstances. Actual results could differ materially from estimates. Significant estimates and assumptions reflected in these consolidated financial statements include but are not limited to the accruals for research and development expenses and collaboration revenue.
Segment Information
The Company manages its operations as a single segment for the purposes of assessing performance and making operating decisions. The Company is focused on developing differentiated therapies for patients in need that target nodes of cancer growth, spread, and therapeutic resistance by targeting both cancer-driving targets and mechanisms of resistance to other therapies.
Concentration of Credit Risk and of Significant Suppliers
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, and marketable securities. Cash and cash equivalents are deposited with federally insured financial institutions in the United States and may, at times, exceed federally insured limits. The Company places marketable securities with a highly rated financial institution. As of December 31, 2024, the Company has not experienced any credit related losses on its cash, cash equivalents or marketable securities.

The Company is dependent on third-party manufacturers to supply products for its research and development activities. In particular, the Company relies and expects to continue to rely on a small number of manufacturers to supply it with its requirements for the active pharmaceutical ingredients and formulated drugs related to the Company’s programs. These programs could be adversely affected if a third-party manufacturer is unable to successfully carry out their contractual obligations or meet expected deadlines. If a third-party manufacturer needs to be replaced, the Company may not be able to complete its program development on its anticipated timelines and may incur additional expenses as a result.
Fair Value of Financial Instruments
Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:
•	Level 1—Quoted prices in active markets for identical assets or liabilities.
•
Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•
Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The Company’s cash equivalents, restricted cash and marketable securities are carried at fair value, determined according to the fair value hierarchy described above (see Note 3). The carrying amounts of the Company’s accounts payable and accrued expenses approximate their fair values due to the short-term nature of these liabilities. The Company recognizes transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer.
Cash Equivalents
The Company considers all short-term, highly liquid investments with original maturities of 90 days or less at acquisition date to be cash equivalents.
Marketable Securities
The Company invests its excess cash balances in marketable securities and classifies its investments as available-for-sale based on facts and circumstances present at the time it purchased the securities. At each balance sheet date presented, the Company classified all of its investments in marketable securities as available-for-sale and as current assets as they represent the investment of funds available for current operations. The Company reports available-for-sale securities at fair value at each balance sheet date and includes any unrealized holding gains and losses (the adjustment to fair value) in accumulated other comprehensive loss, a component of stockholders’ equity. Realized gains and losses are determined using the specific identification method and are included in other income (expense). If any adjustment to fair value reflects a decline in the value of the marketable securities, the Company considers all available evidence to evaluate if an impairment loss exists, and if so, adjusts the investment to market value through a charge to its consolidated statements of operations and comprehensive loss.
Restricted Cash
As of December 31, 2024 and 2023, the Company maintained restricted cash totaling $0.9 million and $1.3 million, respectively, held in the form of a money market account as collateral for the Company’s facility lease obligations. This balance is included within deposits and other assets on the consolidated balance sheets.
Property and Equipment
Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful life of each asset. Lab equipment is depreciated over five years. Electronic equipment and software are depreciated over three years. Leasehold improvements are amortized over the shorter of their useful life or lease term. When an item is sold or retired, the costs and related accumulated depreciation are eliminated, and the resulting gain or loss, if any, is credited or charged to income in the consolidated statements of operations and comprehensive loss. Repairs and maintenance costs are expensed as incurred.
Assets Held for Sale
The Company classifies assets as held for sale when the following conditions are met: (1) management has committed to a plan to sell, (2) the assets are available for immediate sale in their present condition, (3) the Company has initiated an active program to identify a buyer, (4) it is probable that a sale will occur within one year, (5) the assets are actively marketed for sale at a reasonable price in relation to their current fair value, and (6) there is a low likelihood of significant changes to the plan or that the plan will be withdrawn. If all of the criteria are met as of the balance sheet date, the assets are presented separately in the consolidated balance sheets as held for sale at the lower of the carrying amount or fair value less costs to sell. The assets are then no longer depreciated or amortized while classified as held for sale.
Long-Lived Assets
Long-lived assets consist of property and equipment and right-of-use assets. The Company reviews the recoverability of its long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable, based on undiscounted cash flows. If such assets are considered to be impaired, an impairment loss is recognized and is measured as the amount by which the carrying amount of the assets exceed their estimated fair value, which is measured based on the projected discounted future net cash flows arising from the assets. In connection with its restructuring in 2024, the Company recorded an impairment of property and equipment held for sale (see Note 16). During the year ended December 31, 2023, the Company recorded a right-of-use asset impairment of $1.7 million.
Income Taxes
The Company utilizes the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities using the enacted statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Recognition of deferred tax assets is limited to amounts for which, in the opinion of management, realization is considered more likely than not in future periods.
Revenue Recognition
The Company has generated revenue from a collaboration agreement as well as service agreements with related parties.
To determine revenue recognition, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. At contract inception the Company assesses the goods or services promised within each contract and determine those that are performance obligations, then assesses whether each promised good or service is distinct. When the Company offers options for additional goods or services, such as to receive a license for intellectual property or for additional goods or services, the Company evaluates whether such options contain material rights that should be treated as additional performance obligations. Once performance obligations are identified, the Company then recognizes as revenue the amount of the transaction price that the Company allocated to the respective performance obligation when (or as) each performance obligation is satisfied, either at a point in time or over time. If the performance obligation is satisfied over time, the Company recognizes revenue based on the use of an input method.
Amounts received prior to revenue recognition are recorded as deferred revenue. Amounts expected to be recognized as revenue within the 12 months following the balance sheet date are classified as current portion of deferred revenue in the accompanying consolidated balance sheets. Amounts not expected to be recognized as revenue within the 12 months following the balance sheet date are classified as deferred revenue, net of current portion.

Research and Development Expense
Research and development costs are expensed as incurred. Research and development expenses are comprised of costs incurred in performing research and development activities, including salaries, stock-based compensation and benefits, facilities costs, depreciation, third-party license fees, acquisition of technology, and external costs of outside vendors engaged to conduct preclinical development activities and trials.
Stock-Based Compensation
The Company’s stock-based compensation program grants awards that may include stock options, restricted stock awards, restricted stock units, and other stock-based awards. The fair values of stock option grants are estimated as of the date of grant using a Black-Scholes option valuation model. The fair values of restricted stock awards and restricted stock units are based on the fair value of the Company’s common stock on the date of grant. The estimated fair values of the awards are expensed over the requisite service period, which is generally the vesting period of the award. For service-based awards that are subject to graded vesting, the Company has elected to recognize compensation expense for these awards on a straight-line basis. The Company accounts for forfeitures as they occur. The Company classifies stock-based compensation expense in its consolidated statements of operations and comprehensive loss in the same manner in which the award recipient’s salary and related costs are classified or in which the award recipient’s service payments are classified.
The Company’s expected stock price volatility assumption is based on volatilities of similar entities whose share or option prices are publicly available. The Company uses the simplified method to estimate the expected life assumption. The risk-free interest rate is based on the yield of U.S. Treasury securities consistent with the expected life of the option. No dividend yield was assumed as the Company does not intend to pay dividends on its common stock.
Leases
The Company accounts for leases under ASC Topic 842, Leases (“ASC 842”). In accordance with ASC 842, the Company accounts for a contract as a lease when it has the right to control the asset for a period of time while obtaining substantially all of the asset’s economic benefits. The Company determines if an arrangement is a lease or contains an embedded lease at inception. For arrangements that meet the definition of a lease, the Company determines the initial classification and measurement of its right-of-use asset and lease liability at the lease commencement date and thereafter if modified. The lease term includes any renewal options that the Company is reasonably assured to exercise. The present value of lease payments is determined by using the interest rate implicit in the lease, if that rate is readily determinable; otherwise, the Company uses its estimated secured incremental borrowing rate for that lease term. The Company’s policy is to not record leases with an original term of twelve months or less on its consolidated balance sheets and recognizes those lease payments in the income statement on a straight-line basis over the lease term.
In addition to rent, the leases may require the Company to pay additional costs, such as utilities, maintenance and other operating costs, which are generally referred to as non-lease components. The Company has elected to not separate lease and non-lease components. Only the fixed costs for lease components and their associated non-lease components are accounted for as a single lease component and recognized as part of a right-of-use asset and lease liability. Rent expense for operating leases is recognized on a straight-line basis over the reasonably assured lease term based on the total lease payments and is included in operating expense in the consolidated statements of operations.
Comprehensive Income (Loss) and Accumulated Other Comprehensive Income (Loss)
Comprehensive income (loss) is comprised of the net income (loss) as well as other changes in stockholders’ equity that result from transactions and economic events other than those with stockholders. The Company’s only elements of other comprehensive income (loss) are unrealized gains (losses) on marketable securities.
Accumulated other comprehensive income (loss) on the consolidated balance sheets consists of unrealized gains (losses) on marketable securities.
Net Income (Loss) Per Share
Basic net income (loss) per common share is computed by dividing the net income (loss) by the weighted average number of shares of common stock outstanding for the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period, including potential dilutive common shares assuming the dilutive effect of outstanding stock options. For periods in which the Company reported a net loss, diluted net loss per common share is the same as basic net loss per common share, since dilutive common shares are not assumed to have been issued if their affect is anti-dilutive.
The Company has voting and non-voting classes of common stock. As more fully described in Note 8, the rights of the holders of voting and non-voting common stock are identical, except with respect to voting. Each share of non-voting common stock is convertible into one share of voting common stock at the option of the holder upon written notice. The Company allocates undistributed income (losses) attributable to common stock between the common stock classes on a one-to-one basis when computing net income (loss) per share. As a result, basic and diluted net income (loss) per share of voting and non-voting common stock are equivalent.
The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share for the periods indicated because including them would have had an anti-dilutive effect:

	December 31,
	2024	2023
Options to purchase common stock	7,678,058	7,088,261
Total	7,678,058	7,088,261

Recently Adopted Accounting Pronouncements
In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires public entities to disclose information about their reportable segments’ significant expenses and other segment items on an interim and annual basis. Public entities with a single reportable segment are required to apply the disclosure requirements in ASU 2023-07, as well as all existing segment disclosures and reconciliation requirements in ASC 280 on an interim and annual basis. ASU 2023-07 was effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted this guidance as of January 1, 2024, and as the adoption related to disclosure only, the impact of adoption did not have a material impact on its consolidated financial position or results of operations.
Recently Issued Accounting Pronouncements
In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses. The amendments in ASU 2024-03 address investor requests for more detailed expense information and require additional disaggregated disclosures in the notes to financial statements for certain categories of expenses that are included on the face of the income statement. This guidance is effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating this guidance to determine the impact it may have on its consolidated financial statements.
From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its consolidated financial statements and disclosures.

3. FAIR VALUE MEASUREMENTS
The following tables present information about the Company’s financial assets measured or disclosed at fair value by level within the fair value hierarchy (in thousands):

	December 31, 2024	Quoted Prices in Active Markets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash equivalents:
Money market funds	$34,793	$34,793	$—	$—
Marketable securities:
U.S. treasury securities	27,004	—	27,004	—
Corporate debt securities	57,989	—	57,989	—
Total assets	$119,786	$34,793	$84,993	$—

	December 31, 2023	Quoted Prices in Active Markets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash equivalents:
Money market funds	$53,613	$53,613	$—	$—
Marketable securities:
Corporate debt securities	55,571	—	55,571	—
Total assets	$109,184	$53,613	$55,571	$—

During the years ended December 31, 2024 and 2023, there were no transfers into or out of Level 3.
4. MARKETABLE SECURITIES
The following tables summarize the Company’s marketable securities (in thousands):

	December 31, 2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. treasury securities	$26,985	$19	$—	$27,004
Corporate debt securities	57,940	84	(35)	57,989
Total	$84,925	$103	$(35)	$84,993

	December 31, 2023
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Corporate debt securities	$55,624	$27	$(80)	$55,571
Total	$55,624	$27	$(80)	$55,571

In accordance with the Company's investment policy, it places investments in investment grade securities with high credit quality issuers, and generally limits the amount of credit exposure to any one issuer. The Company evaluates securities for impairment at the end of each reporting period. Factors considered include whether a decline in fair value below the amortized cost basis is due to credit-related factors or non-credit-related factors, the financial condition and near-term prospects of the issuer, and the Company’s intent and ability to hold the investment to allow for an anticipated recovery in fair value. As of December 31, 2024 and 2023, there were no allowances for credit losses recorded.

The Company classifies its investments in marketable securities as available-for-sale and as current assets as they represent the investment of funds available for current operations. The following table summarizes the fair value of the Company’s available-for-sale securities by contractual maturity (in thousands):

December 31, 2024
Due in one year or less	$70,636
Due after one year through two years	14,357
Total	$84,993

5. PROPERTY AND EQUIPMENT, NET
Property and equipment consisted of the following (in thousands):

	December 31,
	2024	2023
Property and equipment:
Leasehold improvements	$1,219	$1,219
Electronic equipment and software	408	454
Furniture and fixtures	411	411
Lab equipment	—	2,988
Total property and equipment	2,038	5,072
Less: accumulated depreciation	(1,445)	(2,737)
Property and equipment, net	$593	$2,335

During the year ended December 31, 2024, the Company sold or disposed of lab and other equipment with a gross book value of $3.0 million and accumulated depreciation of $1.8 million. The Company received proceeds of $0.4 million and recorded an impairment on assets held for sale of $0.7 million and a loss on disposal of $0.1 million.
Depreciation expense for the years ended December 31, 2024 and 2023 was $0.5 million and $1.0 million, respectively.
6. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
Accrued expenses and other current liabilities consist of the following (in thousands):

	December 31,
	2024	2023
Employee compensation	$1,730	$3,311
Research and development expenses	1,935	3,964
Professional fees	2,409	1,221
Other	23	85
Total	$6,097	$8,581

7. COLLABORATION AGREEMENT AND STOCK PURCHASE AGREEMENT WITH BRISTOL-MYERS SQUIBB
The Company has a 2019 collaboration agreement and associated stock purchase agreement (collectively the “Agreements”) with Celgene Corporation (acquired by Bristol-Myers Squibb), whereby the Company carried out initial research and development activities with the goal of identifying and developing drug candidates for certain cancer types. Bristol-Myers Squibb paid the Company a total of $95.0 million in aggregate upfront consideration related to the collaboration and stock purchase under the Agreements, of which $78.7 million was allocated to the collaboration. The Company was eligible to receive $50.0 million, in case of an exercise of an option with respect to IK-175, and $40.0 million, in case of an exercise of an option with respect to IK-412. Upon the exercise of the delivery of each license, the Company would have been eligible to receive up to $450.0 million in milestone payments, as well as a tiered royalty on worldwide sales from the high single to low teen digits.

The Company determined that the Bristol-Myers Squibb Collaboration Agreement represented a contract with a customer to be accounted for in accordance with ASC 606. The Company identified two performance obligations; research and development services for each of IK-175 and IK-412. The options to receive worldwide development and commercialization licenses for the two targets and the option to receive manufacturing services in the future were determined to not provide any material rights to the customer and were therefore not considered to be performance obligations. The arrangement also contains certain de minimis items, including participation on joint oversight committees. The Company identified $78.7 million of total transaction price representing the upfront consideration allocated to the revenue arrangement. Additional consideration to be paid to the Company upon exercise of a right to receive a license or potential milestone and royalty payments were excluded from the transaction price as they relate to amounts that can only be achieved subsequent to the exercise of an options and are outside of the initial contact term.
The Company recognized revenue related to each of its performance obligations as the research and development services were performed. The Company recognized revenue related to research and development services performed using an input method by calculating costs incurred at each period end relative to total costs expected to be incurred. The Company recognized revenue of $9.2 million during the year ended December 31, 2023 that was included in deferred revenue at December 31, 2022, at which time the full amount of the transaction price had been recognized as the Company completed the performance obligations as of December 31, 2023.
On January 17, 2024, Bristol-Myers Squibb notified the Company of its decision not to opt-in on the IK-175 program. In addition, Bristol-Myers Squibb did not provide an opt-in exercise for the IK-412 program. As a result, the Company has regained full global rights to the IK-175 and IK-412 programs. Deferred revenue related to the collaboration had been fully recognized prior to December 31, 2023, as all obligations under the Agreements had been completed.
8. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Common Stock
As of December 31, 2024 and 2023, the Company had 150,000,000 shares of common stock authorized, of which 48,258,111 were issued and outstanding as of December 31, 2024 and 2023, of which 41,889,525 shares were voting common stock and 6,368,586 shares were non-voting common stock.
Voting: The holders of shares of voting common stock are entitled to one vote for each share of voting common stock held at all meetings of stockholders and written action in lieu of meetings; there is no cumulative voting. The holders of outstanding shares of voting common stock shall be entitled to elect two directors of the Company. Shares of non-voting common stock are convertible into shares of voting common stock on a 1:1 basis, upon written notice by the holder, subject to notice periods for certain holders.
Dividends: The holders of both classes of common stock are entitled to receive dividends, if and when declared by the Board of Directors. No dividends have been declared or paid by the Company since its inception.
Liquidation: After payment to the holders of shares of Preferred Stock of their liquidation preferences, the remaining assets of the Company are distributed to the holders of both classes of common stock.
Preferred Stock
On August 4, 2023, the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Convertible Preferred Stock (“Certificate of Designation”) with the Secretary of State of the State of Delaware in connection with the Acquisition, which provided for the issuance of shares of Series A Preferred Stock. Pursuant to the Acquisition, the Company agreed to issue 4,153,439 shares of Series A Preferred Stock to Pionyr stockholders. The Company agreed to hold a special meeting of stockholders to submit the approval of the conversion of the Series A Preferred Stock into shares of common stock, pursuant to which each share of Series A Preferred Stock would be convertible into one share of voting common stock, provided, however, that if such stockholder already held shares of the Company’s non-voting common stock prior to the conversion, such holder would receive shares of non-voting common stock in lieu of shares of voting common stock to the extent the issuance of shares of voting common stock to such holder would result in such holder, when aggregated with its affiliates for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, beneficially owning more than 9.99% of the Company’s voting common stock. If stockholders had not approved the conversion of the Series A Preferred Stock into common stock by February 4, 2024 (six (6) months from the closing of the Acquisition), then, upon any attempted conversion, holders of Series A Preferred Stock may have thereafter required the Company to repurchase the Series A Preferred Stock at the then-current fair value of the underlying common stock.
The Company classified convertible preferred stock as temporary equity in the accompanying consolidated statement of Redeemable Convertible Preferred Stock and Stockholders’ Equity due to terms that allowed for redemption of the shares in cash upon certain events that are outside of the Company’s control, including failure to obtain stockholder approval of the conversion of the Series A Preferred Stock. The Company did not accrete the value of the convertible preferred stock to the redemption values since a liquidation event was not considered probable prior to the conversion date.
The Series A Preferred Stock was subsequently converted to shares of the Company’s common stock pursuant to stockholder approval at a special meeting of stockholders held on October 11, 2023.
9. ACQUISITION OF PIONYR
On August 4, 2023, the Company acquired Pionyr. Under the terms of the Pionyr Acquisition Agreement, the Company issued to the stockholders of Pionyr 1,800,652 shares of the Company’s common stock (including 153,121 shares of the Company’s non-voting common stock), and 4,153,439 shares of Series A Preferred Stock, which was a newly designated series of preferred stock that is intended to have economic rights equivalent to the Company’s common stock, but with only limited voting rights. The Series A Preferred Stock converted to shares of the Company’s common stock pursuant to stockholder approval at a special meeting of stockholders held on October 11, 2023.
The Company accounted for the Pionyr acquisition as a capitalization transaction to acquire the cash, cash equivalents and marketable securities of Pionyr. Under the recapitalization accounting model, the assets acquired and liabilities assumed were recognized at their fair value on August 4, 2023. The equity issued by the Company was recognized on the basis of the net fair value of the assets acquired and liabilities assumed. Cash consideration transferred and transaction costs incurred attributable to the Acquisition were reflected as reductions to equity. The Company incurred $1.3 million of transaction costs that were direct and incremental to the Acquisition.
In connection with the acquisition of Pionyr, the Company issued one CVR to the former Pionyr stockholders for each share of Pionyr stock held at closing (the “Pionyr CVR”). The Pionyr CVR entitles the holder to receive 50% of net proceeds, outside of royalties, for any potential monetization of Pionyr legacy programs within two years. The Company evaluated the Pionyr CVR to determine if it qualified as a derivative under ASC 815, Derivatives and Hedging (“ASC 815”). For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and re-valued at each reporting date with changes in fair value recorded as other income or expense for each reporting period. The Company determined that the contingent payments under the Pionyr CVR qualified for the scope exception under ASC 815, and as such, did not qualify as a derivative liability but is accounted for as a contingent liability. The Company did not record a liability for contingent payments that would be payable under the Pionyr CVR as receipt of such payments was not considered probable or estimable.
In December 2024, the Company licensed certain Pionyr legacy program assets for future contingent payments (see Note 17).
As of December 31, 2024 and 2023, the contingent consideration cannot be reasonably estimated, and the contingency was not resolved.
10. STOCK-BASED COMPENSATION
The Company has outstanding awards under its 2016 Stock Incentive Plan, as amended (the “2016 Plan”), but is no longer granting awards under this plan. The Company’s 2021 Stock Incentive Plan (the “2021 Plan” and, together with the 2016 Plan, the “Plans”) allows the Company to make equity-based and cash-based incentive awards to officers, employees, directors and consultants. The number of shares initially reserved under the 2021 Plan was 3,119,514 shares of the Company’s common stock. Additionally, shares of the Company’s common stock subject to outstanding awards under the 2016 Plan that expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right will be added back to the shares of common stock available for issuance under the 2021 Plan. The 2021 Plan contains an “evergreen” provision, which allows for an annual increase in the number of shares of common stock available for issuance under the 2021 Plan on the first day of each fiscal year during the period beginning in fiscal year 2022. The annual increase in the number of shares shall be equal to 4% of the number of shares of common stock outstanding on the immediately preceding December 31; or such lesser number of shares as determined by the Administrator as provided in the 2021 Plan. On January 1, 2024, the number of shares of common stock available for issuance under the 2021 Plan increased by 1,930,324 shares as a result of the automatic increase provision of the 2021 Plan. As of December 31, 2024, 4,753,782 shares of common stock remain available for future issuance under the 2021 Plan.
The vesting periods for equity awards, which generally are four years, are determined by the Company’s board of directors. The contractual term for stock option awards is ten years.
The Company recorded stock-based compensation expense in the following expense categories of its consolidated statements of operations and comprehensive loss (in thousands):

	Year Ended December 31,
	2024	2023
Research and development	$1,655	$3,937
General and administrative	3,377	3,695
Restructuring and other charges	263	—
Total	$5,295	$7,632

As of December 31, 2024, the total unrecognized stock-based compensation balance for outstanding awards was $3.9 million, which is expected to be recognized over a weighted average period of 2.2 years.
The following table summarizes stock option activity for the year ended December 31, 2024:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (thousands)
Outstanding as of December 31, 2023	7,088,261	$6.35	6.92	$94
Granted	2,377,173	1.48
Exercised	—	—
Cancelled or forfeited	(1,787,376)	5.57
Outstanding as of December 31, 2024	7,678,058	$5.02	6.25	$426
Vested or expected to vest as of December 31, 2024	7,678,058	$5.02	6.25	$426
Options exercisable as of December 31, 2024	4,851,096	$6.43	4.78	$77

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those stock options that had exercise prices lower than the fair value of the Company’s common stock. No options were exercised during the year ended December 31, 2024. The aggregate intrinsic value of options exercised during the year ended December 31, 2023 was $0.1 million.
The weighted-average grant date fair value of the stock options granted during the years ended December 31, 2024 and 2023 was $1.13 per share and $2.34 per share, respectively. The fair value of each option award granted is estimated on the date of grant using the Black-Scholes option pricing model and assumptions input into the model. The following table presents, on a weighted average basis, the assumptions used in the model to determine the grant-date fair value of stock options granted:

	Year Ended December 31,
	2024	2023
Risk-free interest rate	4.18%	4.00%
Expected dividend yield	0%	0%
Expected option term (in years)	5.88	6.04
Expected stock price volatility	91.99%	87.00%

Employee Stock Purchase Plan
On March 20, 2021, the Company’s stockholders approved the 2021 Employee Stock Purchase Plan (the “ESPP”), which became effective on March 30, 2021. The ESPP initially provides participating employees with the opportunity to purchase up to an aggregate of 346,613 shares of the Company’s common stock. An annual increase in the number of shares of common stock reserved and available for issuance under the ESPP shall be equal to 1% of the number of shares of common stock outstanding on the immediately preceding December 31; and such lesser number of shares as determined by the Administrator as provided in the ESPP. As of December 31, 2024, no shares have been purchased by employees under the ESPP.
11. EMPLOYEE BENEFIT PLAN
The Company has a defined-contribution savings plan covering all eligible U.S. employees under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). Contributions to the plan by the Company totaled $0.4 million and $0.5 million for the years ended December 31, 2024 and 2023, respectively. Employees can designate the investment of their 401(k) accounts into several mutual funds. Administrative costs of the plan for each of the years ended December 31, 2024 and 2023, were immaterial.
12. INCOME TAXES
The components of income tax expense (benefit) were as follows (in thousands):

	Year Ended December 31,
	2024	2023
Current
Federal	$34	$(237)
State	118	68
Total current provision (benefit)	$152	$(169)

The effective income tax rate differed from the amount computed by applying the federal statutory rate to the Company’s loss before income taxes as follows:

	Year Ended December 31,
	2024	2023
Tax effected at statutory rate	21.0%	21.0%
State taxes	(0.3)	6.4
Stock compensation	(1.3)	(1.2)
Non-deductible expenses	(0.9)	(0.6)
Federal research and development credits	2.9	4.2
Other	(0.1)	0.4
Change in valuation allowance	(21.6)	(30.0)
Total	(0.3)%	0.2%

The Company’s total deferred tax assets are as follows (in thousands):

	December 31,
	2024	2023
Deferred tax asset:
Federal net operating loss carryforward	$40,218	$29,529
State net operating loss carryforward	13,145	8,581
R&D credit carryforwards	16,339	14,589
Capitalized start-up costs	176	196
Accruals and reserves	492	802
Stock-based compensation	2,444	2,381
Lease liability	2,078	2,934
Capitalized R&E	38,007	44,366
Total deferred tax asset	112,899	103,378

	December 31,
	2024	2023
Deferred tax liability:
Fixed assets	$(140)	$(603)
Right-of-use asset	(1,004)	(1,554)
Total deferred tax liability	(1,144)	(2,157)
Net deferred tax asset and liability before valuation allowance	111,755	101,221
Valuation allowance	(111,755)	(101,221)
Net deferred tax asset	$—	$—

The Company’s 2024 income tax provisions related primarily to state income taxes. The Company’s 2023 income tax benefit related the current year acquisition of Pionyr, offset partially by state income taxes. ASC 740 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more-likely-than-not that some portion or all the deferred tax assets will not be realized. The Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. Based on this, the Company has provided a valuation allowance for the full amount of the net deferred tax assets as the realization of the deferred tax assets is not determined to be more likely than not. During 2024, the valuation allowance increased by $10.5 million primarily due to the Company's book loss for the period. During 2023, the valuation allowance increased by $41.2 million primarily due to the Company's book loss for the period and the Pionyr acquisition.
As of December 31, 2024, the Company had approximately $191.5 million and $205.5 million of federal and state operating loss carryforwards, respectively. The federal net operating losses are not subject to expiration, other than $0.7 million that are subject to expire in 2037, and the state net operating losses begin to expire in 2039. As of December 31, 2024, the Company also has federal and state research and development tax credit carryforwards of approximately $13.1 million and $3.2 million respectively, to offset future income taxes, which will begin to expire in 2025. Carryforwards are available to reduce future taxable income, if any, subject to certain annual limitations. The use of carryforwards to reduce table income may also be subject to limitation based upon changes in the ownership of the company's ultimate parent. Carryforwards are subject to review and possible adjustment by the appropriate taxing authorities.
Uncertain Tax Positions
ASC 740 prescribes the accounting for uncertainty in income taxes recognized in the consolidated financial statements. The Company regularly assesses the outcome of potential examinations in each of the taxing jurisdictions when determining the adequacy of the amount of unrecognized tax benefit recorded. The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit which is more likely than not to be realized upon ultimate settlement. The Company recognizes interest and penalties related to unrecognized tax positions in its provision for (benefit from) income taxes line of its consolidated statements of operations and comprehensive loss.
The aggregate changes in the balance of gross unrecognized tax benefits were as follows (dollars in thousands):

	Year Ended December 31,
	2024	2023
Balance at the beginning of the year	$949	$—
Beginning balance adjustment	—	927
Increases related to tax positions taken from prior years	59	22
Ending balance	$1,008	$949

As of December 31, 2024, $1.0 million of the unrecognized tax benefits, if recognized, would impact the Company’s effective tax rate. A portion of the unrecognized tax benefit may be reduced in 2025 due to the schedule lapse in the statute of limitations. The Company recognized an immaterial amount of interest related to uncertain tax positions in income taxes during 2024.
As of December 31, 2023, the balance was adjusted by $0.9 million related to the acquisition of Pionyr.

The Company files U.S. federal and state income tax returns and is generally subject to income tax examinations by these authorities for all tax years after December 31, 2021. Currently, no federal or state income tax returns are under examination by the respective income tax authorities.
13. LEASE OBLIGATIONS
The Company leases office and laboratory space in Boston, Massachusetts under a non-cancelable operating lease that expires in May 2026. In connection with its acquisition of Pionyr, the Company acquired a non-cancelable operating lease for office and laboratory space in San Francisco, California, that expires in April 2027. In April 2024, the Company entered into three sublease agreements with third parties for the use of office and laboratory space in San Francisco, California. Total fixed payments to be received by the Company through April 2027 under the three sublease agreements amount to $2.5 million. For the year ended December 31, 2024, the Company recorded other income of $1.0 million related to its subleases.
The Company’s lease agreements require the Company to maintain cash letters of credit to secure their obligations under the leases of $0.9 million and $1.3 million as of December 31, 2024 and 2023, respectively. Restricted cash held as collateral for these letters of credit are included in deposits and other assets on the consolidated balance sheets.
The components of the lease costs under ASC 842 were as follows (in thousands):

	Year Ended December 31,
	2024	2023
Operating lease costs	$2,758	$2,316
Variable lease costs	1,540	889
Total lease costs	$4,298	$3,205

Variable lease cost primarily related to operating expenses, parking, taxes and insurance associated with the Company's operating leases.
Supplemental disclosure of cash flow information related to the Company’s leases were as follows (in thousands):

	Year Ended December 31,
	2024	2023
Cash paid for amounts included in the measurement of operating lease liability	$4,079	$2,534

The weighted-average remaining lease terms and discount rates related to the Company's leases were as follows:

	December 31,
	2024	2023
Weighted-average remaining lease term - operating leases (in years)	2.0	3.0
Weighted-average discount rate - operating leases	7.8%	7.8%

Because the interest rate implicit in the leases was not readily determinable, the Company’s estimated incremental borrowing rate was used to calculate the present value of the leases. In determining its incremental borrowing rate, the Company considered its credit quality and assessed interest rates available in the market for similar borrowings, adjusted for the impact of collateral over the term of the leases.
The future minimum lease payments for the Company’s operating lease as of December 31, 2024, were as follows (in thousands):

Years ending December 31,
2025	$4,212
2026	3,171
2027	720
Total minimum lease payments	8,103
Less: imputed interest	(582)
Total operating lease liability	$7,521

The following table represents operating lease liabilities on the consolidated balance sheets (in thousands):

December 31, 2024
Operating lease liability	$3,784
Long-term portion of operating lease liability	3,737
Total operating lease liability	$7,521

14. MERGER AGREEMENT AND LOAN AND SECURITY AGREEMENT
Concurrently with the execution of the Merger Agreement, the Company also entered into a Loan and Security Agreement (the “Loan Agreement”) with Inmagene, pursuant to which the Company will lend to Inmagene up to $22.5 million, consisting of (i) an initial term loan of $7.5 million, which was funded in December 2024 and (ii) additional term loans in increments of $7.5 million, subject to certain drawdown conditions (collectively, the “Term Loan Advances”). The Term Loan Advances shall bear interest, on the outstanding daily balance thereof, at a rate equal to 6.0% per annum, and may be prepaid at any time without premium or penalty. The Term Loan Advances shall be secured by certain Inmagene assets in respect of its anti-OX40 monoclonal antibody asset, IMG-007. If the Merger Agreement is terminated, the Term Loan Advances shall mature and the Loan Agreement shall terminate on the date that is six months following the termination of the Merger Agreement. Upon consummation of the Merger, all unpaid Term Loan Advances and accrued interest shall be automatically forgiven and the Loan Agreement shall terminate. As of December 31, 2024, the Company has recorded a long-term note receivable of $7.5 million. Issuance costs related to the Loan Agreement were not material. Interest income related to the note receivable was not material for the year ended December 31, 2024. The Company does not believe there is any impairment to the note receivable due to its secured position by the assets of Inmagene’s anti-OX40 monoclonal antibody asset, IMG-007, and its expectation that the amount will be recoverable.
15. COMMITMENTS AND CONTINGENCIES
Leases
The Company's commitments under its leases are described in Note 13.
License Agreements
UT Austin
The Company had an exclusive patent license agreement (the “UT Austin License”) entered into in 2015, to license certain technologies and intellectual property rights from the University of Texas at Austin (the “University”), an entity affiliated with a director of the Company at the time of the agreement. The Company was required to pay License Maintenance fees annually of less than $0.1 million. Additionally, the Company would have been required to make additional milestone payments to the University upon meeting certain development milestones in the aggregate of $4.7 million during the term of the UT Austin License, and to pay the University royalties as defined in the UT Austin License on any commercialized product sales related to the licensed technology in a percentage in the low single digits. The Company was also responsible for reimbursing the University for certain patent-related costs incurred on its behalf. A Notice of Termination was sent by the Company in March 2024 and the UT Austin License was terminated as of June 27, 2024, at which time all assets were returned to the University and no further costs will be incurred by the Company in connection with the UT Austin License.
Arrys
The Company acquired in-process research and development in 2018 on an Arrys Therapeutics, Inc.’s (“Arrys”) immune-oncology candidate based on the intellectual property associated with Arrys’ AskAt License as part of the Company’s acquisition of Arrys. The AskAt License was intended to be used by the Company in its future development of therapeutic drug candidates for eventual clinical development and commercialization. The Company would have been obligated to make milestone payments to AskAt upon meeting certain development and sales milestones during the term of the AskAt License as well as royalties on any commercialized product sales related to the licensed technology. The AskAt Agreement was terminated as of March 20, 2024 and all assets were returned to AskAt. No further costs will be incurred by the Company in connection with the AskAt License.

Other Agreements
The Company is also party to various agreements, principally relating to licensed technology, that require future payments relating to milestones not met as of December 31, 2024 or royalties on future sales of specified products that have not yet occurred as of December 31, 2024.
Contingent Value Rights
In connection with the acquisition of Pionyr on August 4, 2023, the Company issued one Pionry CVR to the former Pionyr stockholders for each share of Pionyr stock held at closing (see Note 9). The Pionyr CVR entitles the holder to receive 50% of net proceeds, outside of royalties, for any potential monetization of Pionyr legacy programs within two years. As of December 31, 2024 and 2023, the contingent consideration cannot be reasonably estimated, and the contingency was not resolved.
16. RESTRUCTURING AND OTHER CHARGES
On January 17, 2024, the board of directors of the Company approved a plan to reduce the Company’s workforce by approximately 35% and discontinue discovery efforts. The workforce reduction was designed to align the Company’s workforce with its strategy to focus on its clinical stage, targeted oncology programs, IK-930 and IK-595. The workforce reduction and discontinuation of discovery efforts are referred to as the “January Restructuring” and were completed by March 31, 2024. In connection with the workforce reduction, the Company terminated 20 employees. During the first quarter of 2024, the Company recorded severance charges in connection with the workforce reduction, consisting of cash expenditures for employee separation costs of $1.6 million, which were paid by June 30, 2024, and non-cash charges of $0.3 million for the modification of certain equity awards. In March 2024, the Company committed to a plan to sell laboratory equipment related to its discovery efforts and therefore classified the net amount of assets held for sale of $0.4 million in prepaid expenses and other current assets on the consolidated balance sheets as of March 31, 2024. The assets held for sale were carried at the lower of the carrying amount or fair value, less costs to sell, and were sold in the second quarter of 2024.
On May 23, 2024, the board of directors of the Company approved a plan to discontinue the clinical development of IK-930, continue clinical development of IK-595 and reduce its current workforce by approximately 53% (the “May Restructuring” and together with the January Restructuring, the “Restructurings”). The board of directors also approved a process to explore, review and evaluate a range of potential strategic options for the Company. The May Restructuring resulted in the termination of 18 employees through September 30, 2024. During the year ended December 31, 2024, the Company recorded severance expense in connection with the May Restructuring of $0.9 million, which were paid by December 31, 2024.
In June 2024, the board of directors of the Company approved up to $1.3 million of retention payments to employees, subject to remaining actively employed with the Company through specified dates. The retention payments are expensed as services are performed. During the year ended December 31, 2024, the Company recorded retention expense of $1.0 million, which were paid by December 31, 2024.
The Company’s Restructuring and other charges and balance of its Restructuring liability, which was included in accrued employee compensation, consisted of the following for the year ended December 31, 2024 (in thousands):

	Year Ended December 31, 2024
	Employee Related Payments	Non-cash Compensation	Asset Impairments	Total
Accrued balance at December 31, 2023	$—	$—	$—	$—
Expense	3,414	263	742	4,419
Payments	(3,414)	—	—	(3,414)
Non-cash	—	(263)	(742)	(1,005)
Accrued balance at December 31, 2024	$—	$—	$—	$—

17. ASSET SALE AND LICENSE AGREEMENT
On November 8, 2024, the Company entered into an asset purchase agreement for its IK-1259 and IK-0714 technology, including intellectual property, which was not in active development, for cash consideration of $1.5 million. The Company accounted for the disposal as an asset sale. As the Company had no recorded value for the assets sold, the $1.5 million was recognized as other income during the year ended December 31, 2024 as the asset sales were unrelated to the Company’s core operations.
On December 3, 2024, the Company entered into a license agreement related to certain legacy Pionyr programs for potential future payments for the achievement of certain regulatory and commercial milestones, commercial royalties, and a portion of proceeds from future strategic transactions. The potential milestone payments that the Company is eligible to receive were excluded from the transaction price as they were fully constrained by uncertain events. Additionally, the Company has not recognized any amounts for potential proceeds from future strategic transactions or commercial royalties as the events giving rise to such payments have not occurred or are probable of occurring. Any payments received by the Company under this license agreement will be subject to the Pionyr CVR (see Note 9).
18. SEGMENT INFORMATION
The Company manages its operations as a single segment for the purposes of assessing performance and making operating decisions. Operating segments are defined as components of an enterprise for which separate financial information is regularly evaluated by the Company’s chief operating decision maker, or decision-making group (the “CODM”), in deciding how to allocate resources and assess performance. The CODM of the Company is the Chief Executive Officer. The CODM assesses performance and allocates resources based on the Company’s consolidated statements of operations and comprehensive loss and the Company’s operations are managed on a consolidated basis to decide where to allocate and invest additional resources within the business.
As a single reportable segment entity, the Company’s segment performance measure is net loss. In addition to the significant expense categories included within consolidated net loss presented in the consolidated statements of operations and comprehensive loss, see below for disaggregated amounts that comprise research and development expenses (in thousands):

	Year Ended December 31,
	2024	2023
Research and development
Direct research and development expenses by program:
IK-930	$8,684	$11,608
IK-595	9,682	8,068
IK-175	480	2,677
Discovery and other programs	1,092	10,218
Unallocated expense:
Personnel related (including stock-based compensation)	8,186	19,571
Other research and development cost	2,751	7,510
Total research and development expenses	$30,875	$59,652

Other segment information such as non-cash stock-based compensation or depreciation and amortization or interest expense are not provided to the CODM but are included in net loss. Such amounts are detailed in the Company’s consolidated statements of operations and consolidated loss or in its consolidated statements of cash flows. See the consolidated financial statements for other segment financial information regarding.
Asset information is not regularly provided to the CODM for assessing performance and allocating resources other than consolidated cash, cash equivalents and marketable debt securities, which can be found on the Company’s consolidated balance sheets.
All long-lived assets of the Company are held in the United States.

19. RELATED PARTY
The Company had a license agreement with the University, which was affiliated with a director of the Company at the time of the license agreement. During each of the years ended December 31, 2024 and 2023 the Company recorded expenses in connection with University license fees and certain patent-related costs incurred on its behalf of $0.1 million. The license agreement was terminated in 2024 (see Note 15).
OrbiMed Advisors LLC (“OrbiMed”), a related party of the Company, was previously a stockholder of Pionyr. In connection with the Pionyr acquisition, OrbiMed was allocated 153,121 shares of non-voting common stock and 353,192 shares of Series A Preferred Stock, which converted to common stock pursuant to stockholder approval at a special meeting of stockholders held on October 11, 2023. As of December 31, 2024, OrbiMed beneficially owned approximately 8.45% of the Company’s voting common stock outstanding.

INMAGENE BIOPHARMACEUTICALS

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Inmagene Biopharmaceuticals
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Inmagene Biopharmaceuticals and its subsidiaries (the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive loss, of redeemable convertible preferred shares and shareholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Substantial Doubt about the Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred recurring losses and negative cash flows from operations since inception that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
San Diego, California
March 18, 2025
We have served as the Company's auditor since 2024.

INMAGENE BIOPHARMACEUTICALS
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	As of December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$12,118	$15,321
Short-term investments	—	10,151
Prepaid expenses and other current assets	350	427
Total current assets	12,468	25,899
Non-current assets:
Property and equipment, net	8	3,334
Operating lease right-of-use assets, net	547	947
Other non-current assets	2,899	1,065
Total assets	$15,922	$31,245
Liabilities, Redeemable Convertible Preferred Shares and Shareholders’ Deficit
Current liabilities:
Accounts payable	$5,290	$5,875
Accrued expenses and other current liabilities	3,460	3,130
Deferred revenue, current	650	71
Lease liabilities, current	309	418
Term loan	7,500	—
Total current liabilities	17,209	9,494
Non-current liabilities:
Lease liabilities, non-current	239	565
Deferred revenue, non-current	—	71
Total liabilities	17,448	10,130
Commitments and contingencies (Note 11)
Redeemable convertible preferred shares:
Series Seed redeemable convertible preferred shares - $0.00005 par value; 71,428,571 shares authorized, issued and outstanding as of December 31, 2024 and 2023; liquidation preference of $1,000 as of December 31, 2024 and 2023	919	785
Series B redeemable convertible preferred shares - $0.00005 par value, 239,156,361 shares authorized, issued and outstanding as of December 31, 2024 and 2023; liquidation preference of $29,943 and $27,842 as of December 31, 2024 and 2023, respectively	28,966	26,825
Series C-1 redeemable convertible preferred shares - $0.00005 par value; 290,202,451 shares authorized, and 270,636,854 issued and outstanding as of December 31, 2024 and 2023; liquidation preference of $83,507 and $77,429 as of December 31, 2024 and 2023, respectively	81,714	75,859
Series C-2 redeemable convertible preferred shares - $0.00005 par value; 351,591,430 shares authorized, and 127,875,914 issued and outstanding as of December 31, 2024 and 2023; liquidation preference of $49,125 and $45,478 as of December 31, 2024 and 2023, respectively	47,440	43,754
Total redeemable convertible preferred shares	159,039	147,223
Shareholders’ deficit:
Series A convertible preferred shares - $0.00005 par value; 326,079,495 shares authorized, issued and outstanding as of December 31, 2024 and 2023	18,967	18,967
Ordinary shares - $0.00005 par value, 18,721,541,692 shares authorized as of December 31, 2024 and 2023; 462,105,898 and 321,469,306 shares issued and outstanding as of December 31, 2024 and 2023, respectively	17	10
Additional paid-in capital	2,142	—
Accumulated deficit	(179,900)	(143,332)
Accumulated other comprehensive loss	(1,791)	(1,753)
Total shareholders' deficit	(160,565)	(126,108)
Total liabilities, redeemable convertible preferred shares and shareholders’ deficit	$15,922	$31,245

The accompanying notes are an integral part of these consolidated financial statements

INMAGENE BIOPHARMACEUTICALS
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share amounts)

	Year Ended December 31,
	2024	2023
License revenue	$3,500	$7,962
Operating expenses:
Research and development	32,109	21,926
General and administrative	8,391	7,961
Total operating expenses	40,500	29,887
Loss from operations	(37,000)	(21,925)

Other income (expense):
Interest income	374	1,194
Other income (expense), net	71	(137)
Total other income, net	445	1,057
Loss before income taxes	(36,555)	(20,868)
Provision for income taxes	(13)	(280)
Net loss	(36,568)	(21,148)
Less: Accretion of redeemable convertible preferred shares	11,816	10,890
Net loss attributable to ordinary shareholders	$(48,384)	$(32,038)
Loss per ordinary share– basic and diluted:
Ordinary shares	$(0.07)	$(0.05)
Series A convertible preferred shares	$(0.07)	$(0.05)
Weighted average shares used to compute basic and diluted loss per share:
Ordinary shares	391,403,349	320,910,402
Series A convertible preferred shares	326,079,495	326,079,495

Comprehensive loss:
Net loss	$(36,568)	$(21,148)
Other comprehensive loss:
Foreign currency translation adjustment	(38)	(136)
Total comprehensive loss	$(36,606)	$(21,284)

The accompanying notes are an integral part of these consolidated financial statements

INMAGENE BIOPHARMACEUTICALS
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIT
(In thousands, except share data)

	Redeemable Convertible Preferred Shares
	Series Seed Preferred Shares		Series B Preferred Shares		Series C-1 Preferred Shares		Series C-2 Preferred Shares		Total Redeemable Convertible Preferred Shares	Series A Preferred Shares		Ordinary shares		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders' Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount		Shares	Amount	Shares	Amount
Balance at January 1, 2023	71,428,571	$ 671	239,156,361	$ 24,847	270,636,854	$ 70,452	127,875,914	$ 40,363	$ 136,333	326,079,495	$ 18,967	318,469,306	$ 10	$—	$(111,444)	$ (1,617)	$(94,084)
Issuance of ordinary shares upon exercise of share options	—	—	—	—	—	—	—	—		—	—	3,000,000	—	150	—	—	150
Accretion of Redeemable Convertible Preferred Shares to redemption value	—	114	—	1,978	—	5,407	—	3,391	10,890	—	—	—	—	(150)	(10,740)	—	(10,890)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—		—	—	—	—	—	—	(136)	(136)
Net loss	—	—	—	—	—	—	—	—		—	—	—	—	—	(21,148)	—	(21,148)
Balance at December 31, 2023	71,428,571	785	239,156,361	26,825	270,636,854	75,859	127,875,914	43,754	147,223	326,079,495	18,967	321,469,306	10	—	(143,332)	(1,753)	(126,108)
Issuance of ordinary shares pursuant to Hutchmed Agreement	—	—	—	—	—	—	—	—		—	—	140,636,592	7	13,958	—	—	13,965
Accretion of Redeemable Convertible Preferred Shares to redemption value	—	134	—	2,141	—	5,855	—	3,686	11,816	—	—	—	—	(11,816)	—	—	(11,816)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—		—	—	—	—	—	—	(38)	(38)
Net loss	—	—	—	—	—	—	—	—		—	—	—	—	—	(36,568)	—	(36,568)
Balance at December 31, 2024	71,428,571	$ 919	239,156,361	$ 28,966	270,636,854	$ 81,714	127,875,914	$ 47,440	$ 159,039	326,079,495	$ 18,967	462,105,898	$ 17	$2,142	$ (179,900)	$ (1,791)	$ (160,565)

The accompanying notes are an integral part of these consolidated financial statements

INMAGENE BIOPHARMACEUTICALS
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(36,568)	$(21,148)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,137	2,406
Amortization of right-of-use assets	389	689
Loss on sale of property and equipment	1,274	1
Unrealized gain on short-term investments	—	(137)
Non-cash licensing consideration related to the Celexor Agreement	—	(942)
Non-cash research and development expense for issuance of ordinary shares related to the Hutchmed Agreement	13,965	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(77)	100
Other non-current assets	54	—
Accounts payable	(523)	3,886
Accrued expenses and other current liabilities	(1,055)	(2,300)
Deferred revenue	510	(139)
Operating lease liabilities	(425)	(649)
Net cash used in operating activities	(21,319)	(18,233)
Cash flows from investing activities:
Purchases of property and equipment	—	(305)
Proceeds on disposal of property and equipment	972	2
Purchases of short-term investments	—	(20,151)
Maturities and sales of short-term investments	10,151	10,000
Net cash provided by (used in) investing activities	11,123	(10,454)
Cash flows from financing activities:
Proceeds from exercise of share options	—	150
Proceeds from term loan	7,500	—
Payment of deferred offering costs	(594)	—
Net cash provided by financing activities	6,906	150
Effects of exchange rates on cash and cash equivalents	87	(148)
Net decrease in cash and cash equivalents	(3,203)	(28,685)
Cash and cash equivalents, beginning of year	15,321	44,006
Cash and cash equivalents, end of year	$12,118	$15,321

Supplemental disclosure of cash flow information:
Cash paid for income taxes, net	$221	$118
Supplemental disclosure of non-cash investing and financing information:
Accretion of redeemable convertible preferred shares	$11,816	$10,890
Remeasurement of lease liability and right-of-use asset upon modification	$—	$629
Deferred offering costs in accrued expenses and other current liabilities	$1,294	$—

The accompanying notes are an integral part of these consolidated financial statements

 INMAGENE BIOPHARMACEUTICALS
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Organization
Description of Business
Inmagene Biopharmaceuticals (collectively, with its consolidated subsidiaries, the “Company”) is a clinical stage biopharmaceutical company focused on developing innovative and differentiated therapies for immunological and inflammatory diseases. The Company’s lead asset IMG-007, a non-depleting anti-OX40 monoclonal antibody, is in two global Phase 2a clinical trials in atopic dermatitis and alopecia areata. The Company was incorporated in the Cayman Islands in 2019 and is headquartered in San Diego, California.
Liquidity and Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.
The Company has incurred recurring losses and negative cash flows from operations since its inception. For the year ended December 31, 2024, the Company incurred a net loss of $36.6 million and used $21.3 million of cash in operating activities. As of December 31, 2024, the Company had an accumulated deficit of $179.9 million and cash and cash equivalents of $12.1 million.
Since inception, the Company has devoted substantially all of its resources to advancing the development of its portfolio of programs, organizing and staffing the Company, business planning, raising capital, and providing general and administrative support for these operations. Current and future programs will require significant research and development efforts, including preclinical and clinical trials, and regulatory approvals for commercialization. These efforts require significant amounts of additional capital, adequate personnel, and infrastructure. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales. If the Company obtains regulatory approval for its product candidate or any future product candidates and starts to generate revenue, it expects to incur significant expenses related to developing its internal commercialization capability to support product sales, marketing, and distribution.
As a result, the Company will need substantial additional funding to support its operating activities as it advances its potential product candidate or any future product candidates through development, seeks regulatory approval and prepares for and, if its product candidate or any future product candidates are approved, proceeds to commercialization. Until such time as the Company can generate significant revenue from product sales, if ever, the Company expects to finance its operating activities through a combination of equity offerings, government or private party grants, debt financings and license and collaboration agreements. Adequate funding may not be available to the Company on acceptable terms, or at all. Management expects that existing cash and cash equivalents are not sufficient to fund its current operating plan for at least the next 12 months from the date these consolidated financial statements are available to be issued.
If the Company is unable to obtain additional funding, the Company will assess its capital resources and may be required to delay, reduce the scope of, or eliminate some or all of its planned operations, which may have a material adverse effect on the Company’s business, financial condition, results of operations, and ability to operate as a going concern. The financial statements do not include any adjustments that may result if the Company is not able to continue as a going concern.
On December 23, 2024, Ikena Oncology, Inc. (“Ikena”), and the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Cayman Merger Sub I, a wholly owned subsidiary of Ikena will merge with and into the Company, with the Company continuing as a wholly owned subsidiary of Ikena and the surviving corporation of the merger (the “First Merger”). Immediately following the effective time of the First Merger (the “first effective time”) and as part of the same overall transaction, the Company will merge with Cayman Merger Sub II, a wholly-owned subsidiary of Ikena (“Merger Sub II”) and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Merger”), with Merger Sub II being the surviving entity of the Second Merger. In connection with the Merger, Merger Sub II will change its corporate name to “Imagene Biopharmaceuticals” and Ikena will change its name to “ImageneBio, Inc.” Ikena, following the Merger, is referred to herein as the “Combined Company.” The Combined

Company will be led by the Company’s management team and will remain focused on developing IMG-007, a non-depleting anti-OX40 monoclonal antibody, for the treatment of atopic dermatitis.
Concurrent with the execution of the Merger Agreement, Ikena entered into subscription agreements with certain investors to which Ikena agreed to issue and sell to such investors shares of Ikena’s common stock for gross proceeds of $75.0 million (the “Subscription Agreements”), which will immediately follow the closing of the Second Merger. Ikena will immediately contribute the proceeds from the Ikena concurrent financing to Merger Sub II (which Inmagene will be merged into) as a capital contribution to fund the development of IMG-007 and for working capital and general corporate purposes.
Concurrent with the execution of the Merger Agreement, the Company and Ikena entered into a Loan and Security Agreement (the “Loan Agreement”), pursuant to which Ikena has agreed to loan the Company up to $22.5 million in term loans of at least $7.5 million (collectively, the “Term Loan Advances”), with the first Term Loan Advance occurring within three days of the execution of the Loan Agreement. The Term Loan Advances shall bear interest, on the outstanding daily balance thereof, at a rate of 6.0% per annum, and may be prepaid at any time without premium or penalty. The Term Loan Advances shall be secured by all assets held or owned by Inmagene Biopharmaceuticals in respect of anti-OX40 monoclonal antibody asset, IMG-007. If the Merger Agreement is terminated, the Term Loan Advances shall mature and the Loan Agreement shall terminate on the date that is six months following the termination of the Merger Agreement. Upon consummation of the Merger, all obligations (as defined in the Loan Agreement) shall be automatically forgiven and the Loan Agreement shall terminate. Any Term Loan Advances, including any interest accrued therewith, shall be added to Ikena’s net cash for purposes of the Merger Agreement, including the calculation of the Exchange Ratio and the closing conditions.
Immediately prior to the first effective time, Ikena, Inmagene and the designated rights agent are expected to enter into a Contingent Value Rights Agreement (the “Inmagene CVR Agreement”), pursuant to which Inmagene shareholders of record as of the close of business on the last business day prior to the day on which the first effective time occurs will receive one contingent value right (each, an “Inmagene CVR”) for each outstanding Inmagene share held by such shareholder on such date. Pursuant to the Inmagene CVR Agreement, each Inmagene CVR holder will be entitled to certain rights to receive (i) 100% of the net proceeds, if any, received by Ikena as a result of contingent payments (“Inmagene CVR Payments”) made to Ikena under any disposition agreement related to the programs and projects controlled by Inmagene any time prior to the closing date of the Merger (other than its anti-OX40 monoclonal antibody asset, IMG-007) (the “Inmagene CVR Asset”) which is entered into prior to the closing of the Merger and (ii) 90% of the net proceeds, if any, received by Ikena as a result of Inmagene CVR Payments received under any disposition agreements related to the Inmagene CVR Assets entered into after the closing date of the Merger and prior to the first anniversary of the closing of the Merger. Such proceeds are subject to certain permitted deductions, including for applicable tax payments, certain expenses incurred by Ikena or its affiliates, and losses incurred or reasonably expected to be incurred by Ikena or its affiliates due to a third-party proceeding in connection with a disposition.
These agreements (other than the Loan Agreement) are subject to the satisfaction of certain conditions, and there are no assurances that such conditions will be achieved nor that such financing or other strategic transactions will be available on acceptable terms, or at all. Based on management’s expectation of continuing operating losses for the foreseeable future, as of March 18, 2025, the date the Company’s financial statements are available to be issued, the Company has concluded there is substantial doubt about its ability to continue as a going concern.
2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and as amended by Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).
The consolidated financial statements include the accounts of Inmagene Biopharmaceuticals and its wholly owned subsidiaries, which include Inmagene Biopharmaceuticals (Hangzhou) Co., Ltd., Inmagene Biopharmaceuticals Limited, Inmagene Biopharmaceuticals Technology (Shanghai) Co., Ltd., Inmagene LLC, Inmagene PTE LTD, Inmagene PTY LTD, Inmagene Inc., InmageneBio Inc., Inmagene Biopharmaceuticals Technology (Beijing) Co., Ltd., Inmagene Biopharmaceuticals (Wuhan) Co., Ltd., OrigeneBio Inc., and Origene Biopharmaceuticals. All intercompany balances and transactions have been eliminated upon consolidation.

Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, accrued research and development expenses, share-based compensation, the fair value of ordinary and redeemable convertible preferred shares, and the amount and timing of revenue recognition. The Company bases its estimates on historical experience, known trends and other factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates as there are changes in facts, circumstances, and experience. Changes in estimates are recorded in the period in which they become known. Actual results may differ from those estimates or assumptions.
Foreign Currency
Generally, the functional currency of the Company’s international subsidiaries is the local currency. The Company translates the financial statements of these subsidiaries to U.S. dollars using month-end rates of exchange for assets and liabilities, and average rates of exchange for revenue and expenses. Translation gains and losses are recorded in accumulated other comprehensive loss as a component of shareholders’ deficit.
Gains and losses resulting from foreign currency transactions, which are denominated in currencies other than the functional currency, are included in other income (expense), net, in the consolidated statements of operations and comprehensive loss. Foreign exchange gains and losses were insignificant for the years ended December 31, 2024 and 2023.
Cash and Cash Equivalents
The Company considers all time deposits, money market accounts and highly liquid investments with original maturity of three months or less from the date of purchase to be cash and cash equivalents. Cash and cash equivalents are recorded at cost, which approximates fair value.
Short-term Investments
Short-term investments consist of investments with original maturities greater than 90 days from the date of purchase. The Company classifies investments with maturities greater than 90 days and less than one year as short-term, based on the liquid nature of the securities and because such short-term investments represent the investment of cash that is available for current operations.
Off-Balance Sheet Risks and Concentrations of Credit Risk
The Company has no significant off-balance sheet risk such as foreign exchange contracts, option contracts, or other foreign hedging arrangements. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions, which, at times, may exceed federally insured limits. The Company is exposed to credit risk in the event of a default by the financial institutions holding its cash to the extent recorded on the consolidated balance sheets.
Property and Equipment, Net
The Company records its property and equipment at cost, net of accumulated depreciation and amortization. Depreciation and amortization expense is recognized using the straight-line method over the estimated useful life of each asset, as follows:

Estimated useful life
Lab equipment	5 years
Furniture and fixtures	5 years
Computer equipment	3 years
Leasehold improvements	Shorter of the estimated useful life or the life of the lease

Upon the sale or disposal of property and equipment, the cost and related accumulated depreciation are removed from the consolidated balance sheets, and any resulting gain or loss is reflected within operating expenses, in the consolidated statements of operations and comprehensive loss. The Company recognized $1.3 million in losses related to the sale of property and equipment during the year ended December 31, 2024. There was an insignificant gain related to the sale of property and equipment recognized during the year ended December 31, 2023. Routine expenditures for repairs and maintenance are expensed as incurred.
Impairment of Long-Lived Assets
The carrying value of long-lived assets, including property and equipment and operating lease right-of-use assets, are reviewed for impairment whenever events or changes in circumstances indicate that the asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable when the total of estimated future undiscounted cash flows, expected to result from the use of the asset and its eventual disposition, are less than the asset’s carrying amount. Impairment, if any, would be assessed using discounted cash flows or other appropriate measures of fair value. The Company has not recognized any impairment losses for the years ended December 31, 2024 and 2023.
Leases
At contract inception, the Company determines if an arrangement is or contains a lease in accordance with ASC 842, Leases (“ASC 842”). A lease conveys the right to control the use of an identified asset for a period of time in exchange for consideration. Once determined to be a lease, the Company determines whether the lease is an operating or finance lease at lease commencement. For each lease, the Company records a right-of-use (“ROU”) asset and lease liability, which are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, an incremental borrowing rate (“IBR”) based on the information available at commencement date is used in determining the present value of lease payments. The Company’s lease terms may include options to extend or terminate the lease when it’s reasonably certain that the option will be exercised. Lease expense for operating lease payments is recognized on a straight-line basis over the lease term.
The Company has elected, as an accounting policy, to account for each lease component and non-lease components as a single lease component. This will result in the initial and subsequent measurement of the balances of the ROU asset and lease liability being greater than if the policy election was not applied.
Variable lease payments associated with the Company’s leases are recognized when the event, activity, or circumstance in the lease agreement on which those payments are assessed occurs. Variable lease payments are presented in the Company’s consolidated statements of operations and comprehensive loss in the same line item as the expense arising from fixed lease payments for operating leases.
The Company has elected, as an accounting policy, to recognize lease payments on a straight-line basis over the lease term and expense variable lease payments as incurred for leases with an initial term of twelve months or less. Leases with an initial term of 12 months or less are not recorded on the balance sheet. The Company evaluates classification of operating or finance lease at inception based on certain tests. The tests include whether; (1) the lease transfers ownership of the underlying asset to the lessee by the end of the term; (2) the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise; (3) the lease term is for a major part of the remaining economic life of the underlying asset; (4) the present value of the sum of the lease payments and any residual value guaranteed by the lessee, that is not already included in the lease payments equals or exceeds substantially all of the fair value of the underlying asset; or (5) the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. In order to be classified as a finance lease, any one of the above criteria must be met. If no criteria are met, the lease shall be classified as an operating lease.
Deferred Offering Costs
The Company capitalizes certain legal, professional, accounting, and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After the consummation of an equity financing, these costs are recorded as a reduction of the proceeds from the offering, either as a reduction of the carrying value of the preferred stock or in stockholders’ deficit as a reduction of additional paid-in capital generated as a result of the offering. Should the in-process equity financing be abandoned, the deferred offering costs would be expensed immediately as a charge to operating expenses in the consolidated statement of operations and comprehensive loss. Deferred offering costs of $1.9 million were recorded in other non-current assets in the consolidated balance sheet as of December 31, 2024. There were no deferred offering costs as of December 31, 2023.

Equity Securities
The Company holds equity securities of Celexor, as defined in Note 11. The equity securities, recorded within other non-current assets on the consolidated balance sheets, do not have a readily determinable fair value and therefore the fair value measurement alternative has been elected to measure the securities at cost less impairment, if any. The Company determined that it does not have significant influence over Celexor. During the years ended December 31, 2024 and 2023, the Company did not recognize any impairment losses on equity securities.
Fair Value Measurements
Certain assets and liabilities are carried at fair value under U.S. GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.
Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:
Level 1: Quoted prices in active markets for identical assets or liabilities.
Level 2: Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3: Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies, and similar techniques.
The Company records cash and cash equivalents, other current assets, accounts payable, accrued expenses and other current liabilities, and short-term portion of lease liabilities at historical amounts. The Company believes that the carrying values of these instruments approximate their fair values due to their short-term maturities and market interest rates, if applicable. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.
Redeemable Convertible Preferred Shares
The Company’s Series Seed redeemable convertible preferred shares, Series B redeemable convertible preferred shares, Series C-1 redeemable convertible preferred shares, and Series C-2 redeemable convertible preferred shares are classified outside of shareholders’ equity (deficit) as mezzanine equity because the shares will become redeemable at any time on or after August 30, 2027. The Company recorded the redeemable convertible preferred shares at fair value on the dates of issuance, net of issuance costs.
The Company determined that the redeemable convertible preferred shares are probable of becoming redeemable at a future date and, as required, adjusted the carrying values of its redeemable convertible preferred shares. The Company has elected to accrete changes in the redemption value over the period from the date of issuance to the earliest date of redemption.
Series A Convertible Preferred Shares
The Company has classified the Series A convertible preferred shares within shareholders’ deficit on its consolidated balance sheets because the Series A convertible preferred shares are not redeemable by the holder under any circumstances. The Series A convertible preferred shares are considered a class of ordinary shares as they are substantially identical to the ordinary shares, and with respect to mergers or similar transactions, holders of Series A convertible preferred shares must receive the same type and amount of consideration as holders of ordinary shares.
Revenue Recognition
The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”), which applies to all contracts with customers, except for elements of certain contracts that are within the scope of other standards, such as collaboration arrangements.

Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. A customer is a party that has contracted with an entity to obtain goods or services that are an output of the entity’s ordinary activities in exchange for consideration. To determine revenue recognition for arrangements that an entity determines are within the scope of ASC 606, the Company performs the following five steps:
(i)	Identify the contract(s) with a customer;
(ii)	Identify the performance obligations in the contract, including whether they are distinct;
(iii)	Determine the transaction price, including the constraint on variable consideration;
(iv)	Allocate the transaction price to the performance obligations in the contract; and
(v)	Recognize revenue when (or as) the Company satisfies each performance obligation.
The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract and determines those that are performance obligations and assesses whether each promised good or service is distinct. A performance obligation is a promise in an agreement to transfer a distinct good or service to the customer. If a promised good or service is not distinct, it is combined with other promised goods or services into a performance obligation.
The total consideration which the Company expects to collect in exchange for the Company’s goods or services is an estimate and may be fixed or variable. The Company constrains the estimated variable consideration when it assesses it is probable that a significant reversal in the amount of cumulative revenue recognized may occur in future periods. The transaction price is re-evaluated, including the estimated variable consideration included in the transaction price and all constrained amounts, in each reporting period and as uncertain events are resolved or other changes in circumstances occur. Revenue is recognized when performance obligations in the contracts are satisfied, in the amount reflecting the expected consideration to be received from the goods or services transferred to the customers. Consideration received in advance is recorded as deferred revenue and is recognized when or as the related performance obligation is satisfied.
The principal activities from which the Company generates revenue include licensing agreements and collaboration agreements. License revenue primarily represents amounts earned under agreements that license the Company’s intellectual property to other companies. Consideration under these contracts generally includes a nonrefundable upfront payment, development, regulatory and commercial milestones and royalties based on net sales of approved products. Collaboration revenue primarily represents amounts earned under strategic collaboration arrangements with third parties for research and other licenses, development, and commercialization of certain product candidates. Under such arrangements, consideration typically includes fixed consideration in the form of an upfront payment and variable consideration in the form of potential development, regulatory, and commercial milestone payments, license fees, funding of research and development services and preclinical and clinical material, and royalties on net sales of licensed products. See Note 12, “Collaborative Arrangements and Licensing Agreements” for further detail.
Licenses of Intellectual Property
If the Company determines the license to intellectual property is distinct from the other performance obligations identified in the agreement and the licensee can use and benefit from the license, the Company recognizes revenue from the estimated transaction price that is allocated to the license. Licensing arrangements are analyzed to determine whether the promised goods or services, which may include licenses, transfer of know-how, transfer of materials, research and development services and governance committee services, are distinct or whether they must be accounted for as part of a combined performance obligation. If the license is considered not to be distinct, the license would then be combined with other promised goods or services as a combined performance obligation. If the Company is involved in a governance committee, it assesses whether its involvement constitutes a separate performance obligation. When governance committee services are determined to be separate performance obligations, the Company determines the fair value to be allocated to this promised service.

Collaboration Arrangements
At contract inception, the Company analyzes the collaboration arrangements to assess whether such arrangements involve joint operating activities performed by parties that are both active participants in the activities and exposed to significant risks and rewards dependent on the commercial success of such activities and therefore within the scope of ASC 808, Collaborative Arrangements (“ASC 808”). ASC 808 does not address the recognition and measurement of collaborative arrangements and instead refers companies to use other authoritative accounting literature. For collaboration arrangements within the scope of ASC 808 that contain multiple elements, the Company first determines if any element of the collaboration reflects a vendor-customer relationship and is therefore within the scope of ASC 606.
Milestone Payments
At the inception of each agreement that includes milestone payments, the Company evaluates whether the milestones are considered probable of being achieved and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the value of the associated milestone is included in the transaction price. For milestones that the Company does not deem to be probable of being achieved, the associated milestone payments are fully constrained, and the value of the milestone is excluded from the transaction price with no revenue being recognized. For example, milestone payments that are not within the Company’s or a collaboration partner’s control, such as regulatory-related accomplishments, are not considered probable of being achieved until those accomplishments have been communicated by the relevant regulatory authority. Once the assessment of probability of achievement becomes probable, the Company recognizes revenue for the milestone payment. At each reporting date, the Company assesses the probability of achievement of each milestone under the current license and collaboration agreements. The Company has not recognized any revenue for milestone payments for the years ended December 31, 2024 and 2023, as the achievement of each milestone under the current license and collaboration agreements was not considered probable as of the reporting date.
Royalties
For agreements with sales-based royalties, including milestone payments based on the level of sales, where the license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (a) when the related sales occur, or (b) when the performance obligation, to which some or all of the royalty has been allocated, has been satisfied (or partially satisfied). The Company has not recognized any sales-based royalty revenue for the years ended December 31, 2024 and 2023, as there are no license agreements with related sales outstanding.
Research and Development
All research and development costs, including internal and contract research costs, are expensed as incurred. Research and development costs consist of costs incurred in performing discovery and development activities, including clinical trial costs, manufacturing of clinical material, costs associated with preclinical studies, personnel costs, share-based compensation, depreciation and allocated facility costs, license fees and funding of outside contracted research. All costs associated with the initial research term and with the research and development program prior to regulatory approval will be expensed as research and development costs as they are incurred. Once the Company has achieved regulatory approval for commercialization, all payments associated with the acquisition of the license shall be assessed for possible capitalization. Future milestone payments related to the license shall be recorded when the underlying targets have been met.
General and Administrative
General and administrative expenses consist primarily of salaries and employee-related costs, including benefits and share-based compensation, for personnel in the Company’s executive and administrative functions. Additional general and administrative costs include professional fees for legal, accounting, auditing, tax, and consulting services, as well as allocated facility and office expenses. General and administrative costs are expensed as incurred.
Term Loan
The Term Loan Advances are initially recorded as the proceeds received by the Company. There are no debt issuance costs or discounts being amortized to interest expense.

Patent Costs
All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recoverability of the expenditure. Amounts incurred are classified as general and administrative expenses in the consolidated statements of operations and comprehensive loss.
Share-Based Compensation
The Company measures share-based compensation expense for all share-based awards with service-based and performance-based vesting conditions at the grant date based on the fair value measurement of the award. Compensation expense for those awards is recognized over the requisite service period, which is generally the vesting period of the respective award. For performance-based share options, the Company will assess the probability of performance conditions being achieved at each reporting date and will record a cumulative catch-up adjustment to share-based compensation in the period that the performance condition becomes probable of being achieved. Any remaining unrecognized share-based compensation expense would be recognized using the graded-vesting method over the remaining requisite service period. The amount of share-based compensation expense recognized in any one period related to performance-based share options can vary based on the achievement or anticipated achievement of the performance conditions. The Company uses the straight-line method to record the expense of awards with service-based vesting conditions. The Company uses the graded-vesting method to record the expense of awards with both service-based and performance-based vesting conditions, commencing when achievement of the performance condition becomes probable. Expense is adjusted for actual forfeitures of unvested awards as they occur. The Company calculates the fair value measurement of share options using the Black-Scholes-Merton option-pricing valuation model (“Black-Scholes model”). The Black-Scholes model requires the use of subjective and complex assumptions, which determine the fair value of share-based awards, including the option’s expected term, underlying share price, and the price volatility of the underlying shares. The Company calculates the fair value of options granted by using the Black-Scholes model with assumptions below.
•
Fair value of ordinary shares: The fair value of the Company’s ordinary share is determined on a periodic basis, as determined by the Board of Directors (“Board”), with the assistance of an independent third-party valuation expert. These valuations are determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Technical Practice Aid (Valuation of Privately-Held-Company Equity Securities Issued as Compensation). The assumptions underlying these valuations represent management’s best estimates, which involved inherent uncertainties and the application of significant levels of management judgment. Management considers, among other things, the Company’s business, financial condition and results of operations, including related industry trends affecting its operations; the likelihood of achieving a liquidity event, such as an initial public offering (“IPO”), or sale, given prevailing market conditions; the lack of marketability of the Company’s ordinary share; the market performance of comparable publicly traded companies; and U.S. and global economic and capital market conditions.

•
Risk-free interest rate: The Company bases the risk-free interest rate assumption on the U.S. Treasury’s rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued.

•
Expected volatility: The expected volatility assumption is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the clinical stage biopharmaceutical industry.

•
Expected term: The expected term represents the period of time that options are expected to be outstanding. Because the Company does not have historical exercise behavior, it estimates the expected term assumption considering various factors, including the contractual term of the option and its vesting period.

•	Expected dividend yield: The Company bases the expected dividend yield assumption on the fact that it has never paid cash dividends and has no present intention to pay cash dividends.
Government Assistance
From time to time, the Company will receive government assistance in the form of grants and tax credits from government agencies in certain jurisdictions in which it operates. U.S. GAAP does not have specific accounting guidance covering agreements between government and business entities. The Company applies International Accounting Standards 20, Accounting for Government Grants and Disclosure of Government Assistance (“IAS 20”),

by analogy when accounting for government assistance. Under IAS 20, grants are recognized when there is reasonable assurance the conditions of the grant will be met, and the grant will be received. Reimbursements the Company receives for qualifying property and equipment meet the definition of grants related to assets as the primary purpose for reimbursements is to fund the purchase and construction of property and equipment to support research and development. Reimbursements received prior to the asset being placed into service are recognized as deferred revenue in the consolidated balance sheets when there is reasonable assurance the conditions of the grant will be met. When the property and equipment is placed into service, the grant income is recognized over the useful life of the asset as other income in the consolidated statement of operations and comprehensive loss. As of December 31, 2024 and 2023, the Company has deferred revenue of $0.7 million and $0.1 million, respectively. For the years ended December 31, 2024 and 2023, the Company recognized $0.1 million and $0.1 million, respectively, in other (expense) income, net on the consolidated statement of operations and comprehensive loss.
Interest Income
Interest income consists of interest earned on cash and cash equivalents and short-term investments.
Income Taxes
The Company accounts for income taxes in accordance with ASC 740, Income Taxes (“ASC 740”), under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statement and tax bases of assets and liabilities by using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.
Deferred tax assets are recognized to the extent that the Company believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If the Company determines that it would be able to realize deferred tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.
The Company records uncertain tax positions in accordance with ASC 740 on the basis of a two-step process in which (i) the Company determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (ii) for those tax positions that meet the more-likely-than-not recognition threshold, the Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority.
Interest and penalties related to unrecognized tax benefits are recognized on the income tax expense line in the consolidated statements of operations and comprehensive loss. As of December 31, 2024 and 2023, no accrued interest or penalties are included in the consolidated balance sheets.
Defined Contribution Plan
The Company has a 401(k)-retirement plan for its employees, which is designed to be qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan within statutory and 401(k) plan limits. The Company made an insignificant amount of matching contributions during the years ended December 31, 2024 and 2023.
Comprehensive Loss
Comprehensive loss is comprised of net loss and foreign currency translation adjustment.
Net Loss Per Share
The Company applies the two-class method to compute basic and diluted net loss per share attributable to ordinary shareholders when it has issued shares that meet the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires loss available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to share in the earnings as if all loss for the period had been distributed. The Company’s redeemable convertible preferred shares participate in any dividends declared by the Company and are therefore considered to be participating securities. The participating securities are not required to participate in the losses of the Company, and therefore during periods of loss there is no allocation required under the two-class method.
The Company has two classes of ordinary shares outstanding - ordinary shares and Series A convertible preferred shares. Basic net loss per share attributable to ordinary shareholders is computed by allocating the undistributed earnings for each period to each class on a proportionate basis. Net loss per share is computed by dividing the net loss attributable to each class of ordinary share by the weighted average number of ordinary shares of each class outstanding for the period. The two-class method is expected to yield the same basic loss per share for ordinary share and Series A convertible preferred shares as there are no differences in dividend rights between the two classes. Diluted net loss attributable to ordinary shareholders is computed by adjusting net loss per share attributable to ordinary shareholders based on the potential impact of dilutive securities. Diluted net loss per share attributable to ordinary shareholders is computed by dividing the diluted net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding for the period, including potential dilutive ordinary shares. For purpose of this calculation, outstanding options to purchase ordinary shares and shares of convertible preferred shares as converted to ordinary shares are considered potential dilutive ordinary shares. The Company generated a net loss in all periods presented, and therefore the basic and diluted net loss per share attributable to ordinary shareholders is the same as the inclusion of the potentially dilutive securities would be anti-dilutive. The following potentially dilutive securities have been excluded from the computation of diluted weighted-average shares outstanding, as the effect of including these securities would have been anti-dilutive:

	As of December 31,
	2024	2023
Share options to purchase ordinary shares	159,003,977	153,789,602
Redeemable convertible preferred shares (as converted to ordinary shares)	709,097,700	709,097,700
Total potentially dilutive securities	868,101,677	862,887,302

Recently Adopted Accounting Standards
In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280) —Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which expands disclosures about a public entity’s reportable segments and requires more enhanced information about a reportable segment’s expenses, interim segment profit or loss, and how a public entity’s chief operating decision maker (“CODM”) uses reported segment profit or loss information in assessing segment performance and allocating resources. ASU 2023-07 was effective for SEC filers for annual periods beginning after December 15, 2023, and interim periods beginning after December 15, 2024. The adoption of this standard for the year ended December 31, 2024 did not have a material impact on the Company’s consolidated financial results but resulted in enhanced disclosures as included in Note 13, Segment Information.
Recently Issued Accounting Pronouncements Not Yet Adopted
In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740)—Improvements to Income Tax Disclosures (“ASU 2023-09”), which is intended to enhance the transparency and decision usefulness of income tax disclosures. The amendments in ASU 2023-09 provide for enhanced income tax information primarily through changes to the income taxes paid information. ASU 2023-09 is effective for the Company for annual periods beginning after December 15, 2024. Early adoption is permitted. The Company is currently assessing the impact of this standard on its consolidated financial statements and related disclosures but does not expect it to be material.
In November 2024, the FASB issued ASU No. 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40). The amendments increase disclosure requirements primarily through enhanced disclosures about types of expenses (including purchases of inventory, employee compensation, depreciation, and amortization) in commonly presented expense captions. The ASU is effective for fiscal years beginning after December 15, 2026, and is required to be applied prospectively with the option for retrospective application. Early adoption is permitted. The Company is currently evaluating the impact that this guidance will have on the disclosures on its consolidated financial statements.

3.	Fair Value Measurements
A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company did not have any financial instruments recorded at fair value at December 31, 2024. The financial instruments measured at fair value on a recurring basis at December 31, 2023 in the accompanying consolidated balance sheets consist of the following (in thousands):

	Fair value measurement as of December 31, 2023
	Level 1	Level 2	Level 3	Total
Assets
Certificate of deposit	$—	$10,151	$—	$10,151
Total	$—	$10,151	$—	$10,151

There have been no transfers between fair value levels during the years ended December 31, 2024 and 2023.
4. Balance Sheet Components
Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets as of December 31, 2024 and 2023, consisted of the following (in thousands):

	As of December 31,
	2024	2023
Prepaid foreign consumption tax	$81	$98
Prepaid research and development costs	57	—
Other receivables	83	223
Prepaid other	129	106
Prepaid expenses and other current assets	$350	$427

Other Non-Current Assets
Other non-current assets as of December 31, 2024 and 2023, consisted of the following (in thousands):

	As of December 31,
	2024	2023
Deferred offering costs	$1,888	$—
Non-current deposits	69	123
Investment in Celexor	942	942
Other non-current assets	$2,899	$ 1,065

Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities as of December 31, 2024 and 2023, consisted of the following (in thousands):

	As of December 31,
	2024	2023
Accrued research and development costs	$654	$785
Accrued compensation	931	1,006
Accrued professional fees	485	322
Accrued financing cost	1,294	—
Accrued other	96	880
Foreign consumption tax payable	—	137
Accrued expenses and other current liabilities	$3,460	$3,130

5. Property and Equipment, Net
Property and equipment, net, as of December 31, 2024 and 2023, consisted of the following (in thousands):

	As of December 31,
	2024	2023
Lab equipment	$—	$3,063
Computer equipment	53	57
Furniture and fixtures	61	68
Leasehold improvements	227	3,298
	341	6,486
Less: accumulated depreciation and amortization	(333)	(3,152)
Property and equipment, net	$8	$3,334

Depreciation and amortization expense was $1.1 million and $2.4 million for the years ended December 31, 2024 and 2023, respectively.
6. Leases
As of December 31, 2024, the Company had two existing leases for office facilities in the United States and China. The China lease agreement included an option to renew the lease for an additional three years, which the Company exercised in October 2023 and was deemed a modification to the lease term. The Company’s leases do not include options to terminate prior to the expiration date.
These leases are classified as operating lease agreements that expire at various dates from November 2025 through December 2026. The United States lease agreement contains scheduled rent increases over the lease term. Under the terms of the lease agreements, the Company is responsible for certain property management fees, taxes, and common area maintenance expenses.
Based on the lack of readily available inputs to determine the rate implicit in its lease, the Company elected to develop and utilize the appropriate IBR. The Company determined the rate used by estimating the approximate interest rate based on similar terms and payments, and in an economic environment where the leased assets are located.
As of December 31, 2024 and 2023, the weighted-average remaining lease term and discount rate related to the operating lease ROU assets and related lease liabilities were as follows:

	As of December 31,
	2024	2023
Weighted-average remaining lease term — operating leases (in years)	1.8	2.5
Weighted-average discount rate — operating leases	10.58%	10.47%

Operating lease cost was $0.5 million and $0.8 million for the years ended December 31, 2024 and 2023, respectively. Variable lease cost and short-term lease costs were insignificant for the years ended December 31, 2024 and 2023.
Supplemental cash flow information related to the operating leases was as follows (in thousands):

	As of December 31,
	2024	2023
Cash paid for operating leases	$ 513	$ 712

The following table sets forth the remaining maturities of operating lease liabilities as of December 31, 2024 (in thousands):

2025	$310
2026	246
Total future minimum lease payments	556
Less: amount of lease payments representing interest	(8)
Total lease liabilities	548
Less: lease liabilities, current	(309)
Lease liabilities, non-current	$239

7. Term Loan
In connection with the execution of the Merger Agreement, the Company received $7.5 million of the initial Term Loan Advance in December 2024. The Term Loan Advances shall bear interest, on the outstanding daily balance thereof, at a rate of 6.0% per annum, and may be prepaid at any time without premium or penalty. Under the Loan Agreement, the Company can draw an additional $15.0 million in Term Loan Advances in increments of at least $7.5 million, subject to certain drawdown conditions. The Company recorded the initial Term Loan Advance as a current liability as the initial Term Loan Advance will mature and become due and payable six months from the termination of the Merger Agreement, should the Merger be terminated. Upon consummation of the Merger, if the Merger is completed, all unpaid Obligations (as defined in the Loan Agreement), including the loan principal and any accrued but unpaid interest, will be automatically forgiven. The Company did not incur any fees or other issuance costs to establish this loan. As of December 31, 2024, the Company has included the $7.5 million outstanding balance from the initial Term Loan Advance within Term loan on the consolidated balance sheet.
8. Convertible Preferred Shares and Redeemable Convertible Preferred Shares
Convertible preferred shares and redeemable convertible preferred shares consisted of the following (in thousands, except share and per share amounts):

	As of December 31, 2024
	Shares Authorized	Shares Issued and Outstanding	Issuance price per share	Carrying Value	Liquidation Preference
Convertible preferred shares
Series A	326,079,495	326,079,495	$0.0583	$18,967	$—
Total convertible preferred shares	326,079,495	326,079,495		$18,967	$—
Redeemable convertible preferred shares
Series Seed	71,428,571	71,428,571	$0.0070	$919	$1,000
Series B	239,156,361	239,156,361	0.0876	28,966	29,943
Series C-1	290,202,451	270,636,854	0.2240	81,714	83,507
Series C-2	351,591,430	127,875,914	0.2844	47,440	49,125
Total redeemable convertible preferred shares	952,378,813	709,097,700		$159,039	$163,575

	As of December 31, 2023
	Shares Authorized	Shares Issued and Outstanding	Issuance price per share	Carrying Value	Liquidation Preference
Convertible preferred shares
Series A	326,079,495	326,079,495	$0.0583	$18,967	$—
Total convertible preferred shares	326,079,495	326,079,495		$18,967	$—

	As of December 31, 2023
	Shares Authorized	Shares Issued and Outstanding	Issuance price per share	Carrying Value	Liquidation Preference
Redeemable convertible preferred shares
Series Seed	71,428,571	71,428,571	$0.0070	$785	$1,000
Series B	239,156,361	239,156,361	0.0876	26,825	27,842
Series C-1	290,202,451	270,636,854	0.2240	75,859	77,429
Series C-2	351,591,430	127,875,914	0.2844	43,754	45,478
Total redeemable convertible preferred shares	952,378,813	709,097,700		$147,223	$151,749

Series Seed Preferred Shares
The Company previously issued 71,428,571 shares of Series Seed redeemable convertible preferred shares (the “Series Seed”) for total gross proceeds of $0.5 million less Series Seed issuance fees of $0.1 million.
Series A Preferred Shares
The Company previously issued a total of 326,079,495 shares of Series A convertible preferred shares (the “Series A”) for total gross proceeds of $19.0 million less immaterial issuance fees.
Series B Preferred Shares
The Company previously issued a total of 239,156,361 shares of Series B redeemable convertible preferred shares (the “Series B”) for total gross proceeds of $21.0 million less Series B issuance fees of $0.1 million.
Series C Preferred Shares
The Company previously issued a total of 270,636,854 shares of Series C-1 redeemable convertible preferred shares (“Series C-1”) for total gross proceeds of $60.6 million less Series C-1 issuance fees of $1.1 million.
In conjunction with the achievement of certain milestones, the Company issued a total of 127,875,914 shares of Series C-2 redeemable convertible preferred shares (“Series C-2”) for total gross proceeds of $36.4 million less Series C-2 issuance fees of $0.6 million.
Collectively, the Series C-1 Preferred Shares and Series C-2 Preferred Shares shall be referred to as the Series C Preferred Shares.
The key terms of the Convertible Preferred Shares and Redeemable Convertible Preferred Shares (collectively, the “Preferred Shares”) are as follows:
Conversion rights
Each share of Preferred Shares shall be convertible, at the option of the holder, at any time, into such number of ordinary shares as is determined by dividing the original issue price by the applicable conversion price in effect at the time of conversion. The conversion price shall initially be equal to the applicable original issue price of each series of Preferred Shares. The conversion prices are subject to adjustments for share splits, combinations, ordinary share dividends, distributions, capital reorganization and certain dilutive equity issuances. As of December 31, 2024 and 2023, each series of Preferred Shares were convertible into ordinary shares on a one-for-one basis.
Each share of Preferred Shares shall automatically be converted, based on the then-effective conversion price applicable to the relevant series of Preferred Shares upon the earlier of (i) the closing of an IPO that resulted in an offering of at least $600 million and aggregate gross proceeds of at least $60 million, or (ii) the date specified by written consent of the holders of sixty-six percent (66%) of such class of Preferred Shares.
Voting rights
The holders of each series of Preferred Shares are entitled to vote on all matters and shall have the number of votes equal to the number of ordinary shares of into which the Preferred Shares are convertible.

The authorized number of directors on the Board shall be up to five directors including one director appointed by the Series C lead investor, one director appointed by the Series Seed holders and one director appointed by the Series B lead investor.
Dividend rights
There are no specific dividends related to each series of Preferred Shares. If the Company declares a dividend on shares of more than one class or series of capital shares, the dividend payable to the holders of Preferred Shares will be in proportion to the number of ordinary shares issuable to each holder had all Preferred Shares been converted on a fully-diluted basis. As of December 31, 2024, no dividends have been declared or paid on the Company’s Preferred Shares.
Redemption rights
The Series A preferred shareholders are not entitled to any redemption rights.
The Series Seed preferred shares are redeemable at the holders’ option at any time on or after the earlier of: (i) the seventh (7th) anniversary of August 30, 2020, or (ii) any material breach of the agreements entered into in connection with the Series Seed Purchase Agreement. The redemption price of the Series Seed preferred shares are equal to (a) 200% of the Series Seed original issue price, plus (b) an amount equal to a rate of return of 10% per annum of the original issue price of the Series Seed preferred shares calculated from the original issue date through the redemption date, plus (c) all declared or accrued but unpaid dividends, proportionally adjusted for any share splits, share dividends, combinations, recapitalizations, or similar transactions.
The Series B and Series C preferred shares are redeemable at the holders’ option at any time on or after the earlier of: (i) the seventh (7th) anniversary of August 30, 2020, or (ii) any material breach of the agreements entered into in connection with the Series B Purchase Agreement or the Series C Purchase Agreement, respectively. The redemption price of Series B and Series C preferred shares are equal to (a) 100% of the respective Series B or Series C preferred shares original issue price, plus (b) an amount equal to a rate of return of 10% per annum of the original issue price of the Series B or Series C preferred shares calculated from the original issue date through the redemption date of the respective Series B or Series C preferred shares, plus (c) all declared or accrued but unpaid dividends, proportionally adjusted for any share splits, share dividends, combinations, recapitalizations, or similar transactions.
Liquidation preference
The Series A preferred shareholders are not entitled to any liquidation preference.
In the event of any voluntary or involuntary liquidation, dissolution, winding up of the Company, or Trade Sale defined as (a) a merger, consolidation, or other corporate transaction which results in the Company’s shareholders before the transaction owning less than 50% of the voting power after the transaction or which results in greater than 50% of the voting power being transferred or (b) the sale, transfer, or lease of substantially all of the assets or intellectual property of the Company, first, the holders of shares of Series C preferred shares then outstanding shall be entitled to an amount per share equal to the sum of (i) the original issue price of the preferred shares, (ii) an amount equal to a rate of return of 10% per annum of the original issue price of the preferred shares, and (iii) all accrued but unpaid dividends. Second, the holders of shares of Series B preferred shares then outstanding shall be entitled to an amount per share equal to the sum of (i) the original issue price of the preferred shares, (ii) an amount equal to a rate of return of 10% per annum of the original issue price of the preferred shares, and (iii) all accrued but unpaid dividends. If the amount that a holder of Series B preferred shares would receive would be greater than 3.5 times the Series B original issue price of the preferred shares, then the holders of Series B preferred shares would only be entitled to the remaining assets and funds of the Company available for distribution, distributed ratably on an as-converted basis, after paying in full the aggregate Series C shareholders and the aggregate Series Seed shareholders. Third, the shares of Series Seed preferred shares then outstanding shall be entitled to an amount per share equal to 200% of the original issue price of the Series Seed preferred shares, plus any dividends declared but unpaid. Fourth, after paying in full the aggregate Series C preferred shareholders, the aggregate Series B preferred shareholders, and the aggregate Series Seed preferred shareholders, the remaining assets and funds of the Company available for distribution shall be distributed ratably among all investors according to the relative number of ordinary shares held by such investor, on an as-converted basis.
If the assets of the Company available for distribution are insufficient to pay the holders the full amount they are entitled, the holders of Preferred Shares shall share ratably in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable were paid in full.

9. Ordinary Shares
The Company’s certificate of incorporation, as amended and restated, authorizes the Company to issue 18,721,541,692 ordinary shares, $0.00005 par value. As of December 31, 2024, 462,105,898 ordinary shares of were issued and outstanding. Each ordinary share entitles the holder to one vote, together with the holders of Preferred Shares on an as-converted basis, on all matters submitted to the shareholders for a vote. The holders of ordinary shares are entitled to receive dividends, if any, as declared by the Company’s Board of Directors, in proportion to the number of ordinary shares issuable to each holder of Preferred Shares.
As of December 31, 2024, the Company had reserved ordinary shares for future issuances as follows:

2024
Series Seed Preferred Shares, as converted to ordinary	71,428,571
Series A Preferred Shares, as converted to ordinary	326,079,495
Series B Preferred Shares, as converted to ordinary	239,156,361
Series C-1 Preferred Shares, as converted to ordinary	270,636,854
Series C-2 Preferred Shares, as converted to ordinary	127,875,914
Outstanding ordinary share options	159,003,977
Ordinary shares available for grant under the Plan	205,187,482
Total	1,399,368,654
10. Share-Based Compensation
In 2019, the Board of Directors approved the adoption of the 2019 Shares Incentive Plan (the “Plan”). As of December 31, 2024, 367,347,459 ordinary shares were authorized for issuance under the Plan. The Plan provides for the grant of incentive and non-qualified share options, restricted share units, and restricted share awards to employees, officers, directors, consultants and advisors of the Company. As of December 31, 2024, there were 205,187,482 shares reserved and available for future issuance under the Plan.
Share option valuation
The fair value of each award granted is estimated on the date of grant using the Black-Scholes model. In determining the fair value of share options granted, the following weighted average assumptions were used for the years ended December 31, 2024 and 2023:

	2024	2023
Expected dividend yield	0.00%	0.00%
Expected volatility	99.92%	94.11%
Risk-free interest rate	3.95%	3.86%
Expected term (in years)	6.02	5.54
Summary of share options
The Company granted share options where vesting was subject to service and performance-based criteria. The service condition is typically a four-year service vesting period, and the exercise of the share options is contingent upon consummation of certain transactions of the Company such as a change in control, corporate transaction, or Initial Public Offering. A Corporate Transaction includes specific events in which the Company undergoes a merger or reverse merger, the sale of substantially all assets, a liquidation or dissolution, or an acquisition, resulting in either a change of control or the loss of majority voting power by its shareholders. The Company also granted certain share options with vesting that is determined based on the achievement of certain corporate and individual milestones. The recognition of expense for these share options is further dependent upon the achievement of certain milestones. In addition, the Plan allows for the acceleration of vesting of certain awards to the extent approved by the administrator of the Plan. The Company’s share option activity for the year ended December 31, 2024 is summarized as follows:

	Shares	Weighted Average Exercise Price (per share)	Weighted Average Remaining Contractual Life (in Years)	Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2023	153,789,602	$ 0.02	7.18	$ 14,276
Granted	27,486,250	0.01
Exercised	—	—

	Shares	Weighted Average Exercise Price (per share)	Weighted Average Remaining Contractual Life (in Years)	Aggregate Intrinsic Value (in thousands)
Cancelled/forfeited	(22,271,875)	0.03
Outstanding as of December 31, 2024	159,003,977	$ 0.02	6.46	$ 13,288
Exercisable as of December 31, 2024	—	$—	—	$—
Vested and expected to vest as of December 31, 2024	159,003,977	$0.02	6.46	$13,288

The aggregate intrinsic value of share options is calculated as the difference between the exercise price of the share options and the estimated fair value of the ordinary shares for options that had exercise prices lower than the fair value of the Company’s ordinary shares at the end of the period.
The weighted average grant-date fair value of share options granted during the years ended December 31, 2024 and 2023 was $0.10 and $0.08 per share, respectively.
Share-based compensation expense
As of December 31, 2024 and 2023, the Company determined that the performance conditions related to the exercisability and vesting of the share options granted were not probable of achievement based on the relevant facts and circumstances. Therefore, during the years ended December 31, 2024 and 2023, the Company recorded no share-based compensation expense for awards granted under the Plan. As of December 31, 2024, unrecognized share-based compensation expense for awards that are not exercisable until a change in control, IPO or Corporate Transaction was $15.4 million.
For the year ended December 31, 2024, the Company recorded $14.0 million in research and development expense related to the issuance of ordinary shares on the consolidated statements of operations and comprehensive loss. See Note 12, “Collaborative Arrangements and Licensing Agreements” for detail on the issuance of ordinary shares related to the Hutchmed Agreement.
11. Commitments and Contingencies
Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. The Company believes there is no litigation pending or loss contingencies that could have, either individually or in the aggregate, a material impact on the Company’s consolidated financial statements.
The Company enters into contracts in the normal course of business with third-party contract organizations for clinical trials, preclinical studies, manufacturing and other services and products for operating purposes. These contracts generally provide for termination following a certain period after notice and therefore the Company believes that its non-cancelable obligations under these agreements are not material.
12. Collaborative Arrangements and Licensing Agreements
Collaborative Arrangements
IMG-013 and IMG-008 Agreements
On July 12, 2024, the Company entered into separate Exclusive License and Collaboration Agreements to license Inmagene’s anti-IL-7Ra antibody (“IMG-013 Agreement”) and anti-IL-36R antibody (“IMG-008 Agreement”) to a third party. The Company determined that the IMG-008 Agreement and IMG-013 Agreement should be accounted for as separate contracts with a customer in accordance with ASC 606.
IMG-013 Agreement
Under the IMG-013 Agreement, the Company agreed to grant to a third party an exclusive royalty-bearing worldwide license to exploit patents, patent applications, and Inmagene know-how which would address immune disorders where Inmagene’s anti-IL-7Ra antibody (IMG-013) is involved. The license term commenced upon receipt of the upfront payment and will continue until such time as there are no remaining payment obligations due to the Company.

Under the IMG-013 Agreement, the Company was entitled to receive a $3.5 million non-refundable upfront cash payment, which the Company received in the third quarter of 2024. The Company is eligible to receive up to $63.0 million in payments under the IMG-013 Agreement based on development and regulatory milestones for the first indication and may be eligible to receive additional payments for subsequent indications, and up to $285.0 million in payments based on sales-based milestones. The Company may also receive additional payments based on mid-single-digit sales-based royalties. None of the payments under the IMG-013 Agreement are refundable.
The Company concluded that the promises included the license of intellectual property and technology transfer and these promises should be combined into a single performance obligation.
In order to determine the transaction price, the Company evaluated all the payments to be received during the duration of the contract. Fixed consideration exists in the form of the $3.5 million upfront payment. Development, regulatory, and sales-based milestones and royalties were considered variable consideration. The potential milestone payments were excluded from the transaction price at the outset of the arrangement because (i) all development and regulatory milestone payments did not meet the criteria for inclusion using the most-likely-amount method due to the uncertainties of research and development and (ii) the Company recognizes sales-based royalties and milestone payments as revenue at the later of the occurrence of the related sales or the date upon which the performance obligation has been satisfied under the sales-based royalty exception as the license is the predominant item to which the sales-based royalties and milestones relate. The Company will re-evaluate the transaction price, including the estimated variable consideration included in the transaction price and all constrained amounts, in each reporting period and as uncertain events are resolved or other changes in circumstances occur. The Company determined that the initial transaction price consists of the upfront payment which is allocated to the one performance obligation. The transaction price allocated to the one performance obligation was recognized upon grant of license and transfer of technology in the third quarter of 2024.
For the year ended December 31, 2024, the Company recognized $3.5 million of license revenue in the consolidated statement of operations and comprehensive loss related to the non-refundable upfront payment from the IMG-013 Agreement.
IMG-008 Agreement
Under the IMG-008 Agreement, the Company agreed to grant to a third party an exclusive royalty-bearing worldwide license to exploit patents, patent applications, and Inmagene know-how which would address immune disorders where Inmagene’s anti-IL-36R antibody (IMG-008) is involved. The license term will commence upon receipt of the upfront payment and will continue until such time as there are no remaining payment obligations due to the Company.
Under the IMG-008 Agreement, the Company was initially entitled to receive a $6.5 million non-refundable upfront cash payment from IMG-008, Inc, no later than September 9, 2024. The Company was also eligible to receive up to $86.5 million in payments under the IMG-008 Agreement based on development and regulatory milestones for the first indication and may be eligible to receive additional payments for subsequent indications, and up to $285.0 million in payments based on sales-based milestones. The Company may also receive additional payments based on mid-single-digit sales-based royalties.
The Company and the third party entered into an amendment of the IMG-008 Agreement, whereby the Company extended the payment period for the upfront payment in exchange for a non-refundable $0.7 million deposit of the upfront payment, which was received by the Company in the third quarter of 2024 and is reflected as deferred revenue on the consolidated balance sheet as of December 31, 2024.
Celexor
On September 28, 2023, the Company entered into an Exclusive License and Collaboration Agreement (the “Celexor Agreement”) with Celexor Bio, Inc. (“Celexor”). The Company granted Celexor an exclusive royalty-bearing license to develop, manufacture, and commercialize any and all products and associated products utilizing Inmagene’s IMG-018, a monoclonal antibody targeting immunoglobulin-like transcript 7. The license term commenced upon the execution of the Celexor Agreement and will continue until such time as there are no remaining payment obligations due to the Company.
Under the Celexor Agreement, the Company received an upfront payment of $7.0 million and 1,223,300 shares of Celexor’s Series Seed-2 Preferred Shares valued at $0.9 million from Celexor. The Company is eligible to receive up to $112.0 million in payments based on development and regulatory milestones, and up to $175.0 million in payments based on sales-based milestones. The Company may also receive additional payments based on mid-single-digit sales-based royalties. None of the payments under the Celexor Agreement are refundable. The Company determined the Celexor Agreement should be accounted for as a contract with a customer under ASC 606.
The Company concluded that the promises included the license of intellectual property and technology transfer, and these promises should be combined into a single performance obligation.
In order to determine the transaction price, the Company evaluated all of the payments to be received over the duration of the contract. Fixed consideration exists in the form of the upfront payment and Celexor Series Seed-2 Preferred Shares received. Development, regulatory, and sales-based milestones and royalties were considered variable consideration. The potential milestone payments were excluded from the transaction price at the outset of the arrangement because (i) all development and regulatory milestone payments did not meet the criteria for inclusion using the most-likely-amount method due to the uncertainties of research and development and (ii) the Company recognizes sales-based royalties and milestone payments as revenue at the later of the occurrence of the related sales or the date upon which the performance obligation has been satisfied under the sales-based royalty exception as the license is the predominant item to which the sales-based royalties and milestones relate. The Company will re-evaluate the transaction price, including the estimated variable consideration included in the transaction price and all constrained amounts, in each reporting period and as uncertain events are resolved or other changes in circumstances occur. The Company determined that the initial transaction price consists of the upfront payment of $7.0 million and the receipt of Celexor’s Series Seed-2 Preferred Shares which were valued at $0.9 million, which is allocated to the single performance obligation. The transaction price allocated to the single performance obligation was recognized upon grant of license and transfer of technology which occurred in the fourth quarter of 2023.
For the year ended December 31, 2023, the Company recognized $7.9 million of license revenue related to the Celexor Agreement in the consolidated statements of operations and comprehensive loss. The Celexor shares were recorded as an other non-current asset in the consolidated balance sheets.
Licensing Agreements
Kissei
On August 5, 2021, the Company entered into a Collaboration and Sublicense Agreement (the “Kissei Agreement”) with Kissei Pharmaceutical Co., Ltd. (“Kissei”) relating to Kissei’s proprietary compound fostamatinib disodium hexahydrate, which has been approved by the FDA for the treatment of chronic immune thrombocytopenia. The compound is also under development for the treatment of autoimmune hemolytic anemia, IgA nephropathy, and potentially other indications.
Under the Kissei Agreement, the Company received a co-exclusive license to develop in China, Hong Kong, Taiwan, and Macau (“Inmagene Territory”) all products and associated products utilizing its proprietary compound fostamatinib disodium hexahydrate. The Company received an exclusive license to commercialize any and all products and associated products utilizing fostamatinib disodium hexahydrate in the Inmagene territory, excluding Taiwan. Kissei will be responsible for the manufacturing and supply of all fostamatinib disodium hexahydrate products for development and commercialization and shall be the exclusive manufacturer and supplier for the Company under the Kissei Agreement.
Under the terms of the Kissei Agreement, the Company paid to Kissei a $1.0 million upfront payment and Kissei is eligible to receive up to $40.0 million in payments based on development and regulatory milestones and up to $12 million in payments based on sales-based milestones in the Inmagene Territory. Additionally, if the Company fails to submit a clinical trial notification filed with the National Medical Products Administration (“NMPA”) for a pivotal clinical trial or a new drug application to NMPA before the second anniversary of the Kissei Agreement effective date, then Inmagene shall pay to Kissei $2.0 million within 30 days after such anniversary (“NMPA Payment”). None of the payments under the Kissei Agreement are refundable.
The Company will bear all development costs for joint development work pertaining to the Inmagene Territory and Kissei will bear all development costs for joint development work pertaining to outside the Inmagene Territory.

On December 20, 2023, the Company and Kissei entered into an agreement to terminate the Kissei Agreement, which was effective as of December 13, 2023. As part of this termination, the parties mutually agreed to release and discharge the other party from all obligations, claims, demands, and causes of action including, but not limited to, the $2.0 million NMPA Payment from the Kissei Agreement.
Hutchmed Limited
On January 5, 2021, the Company entered into a Collaboration, Option and License Agreement (the “Hutchmed Agreement”) with Hutchmed Limited (“Hutchmed”), formerly known as Hutchison MediPharma Limited. The Company entered into the Hutchmed Agreement as a strategic partnership to further develop four novel preclinical drug candidates discovered by Hutchmed for the potential treatment of multiple immunological diseases – OX40 (CD134) antagonistic monoclonal antibody (anti-OX40 mAB), BTK (Bruton tyrosine kinase) inhibiter (BTK HMPL-727), RIPK1 HMPL-662, and CSF-1R HMPL-958.
Under the terms of the Hutchmed Agreement, the Company received an exclusive, royalty-free, worldwide license to perform research and development and for use in regulatory filings, at the Company’s expense. Further, on a licensed product-by-licensed product basis, the Company received the option to obtain an exclusive, worldwide, royalty-bearing license to further develop, manufacture and commercialize, with Hutchmed retaining first right to co-commercialization in mainland China (each a “License Option”).
Upon exercise of each License Option, the Company will pay a $20 million fee per licensed compound, or, if exercise and payment is made within three years of execution of the Hutchmed Agreement, the Company may elect to pay the option exercise fee in ordinary shares pursuant to a share subscription agreement at a price to be agreed to by both parties. Following the Company’s decision to exercise the License Option, Hutchmed will be eligible to receive up to $92.5 million in development and regulatory milestones for each drug candidate that is licensed. Additionally, Hutchmed is eligible to receive up to $135 million in additional sales-based milestones and tiered sales-based royalties ranging from high-single-digit to low-double-digit percentages. None of the payments under the Hutchmed Agreement are refundable.
In April 2023, the Company entered into an amendment to the Hutchmed Agreement which terminated portions of the Hutchmed Agreement related to the RIPK1 HMPL-662 compound, and extended the Company’s deadline for License Option exercise by an additional year to allow time for additional research to be performed on two of the remaining targets.
On October 16, 2023, the Company exercised the License Option for (a) anti-OX40 mAB, and (b) the BTK (Bruton tyrosine kinase) inhibiter. The Company elected to pay Hutchmed the option exercise fee in the form of ordinary shares pursuant to the financial provisions of the Hutchmed Agreement. The License Option rights to CSF-1R HMPL-958 were not exercised and have expired under the terms of the Hutchmed Agreement.
In February 2024, the Company and Hutchmed entered into a share subscription agreement whereby the Company issued 140,636,592 of ordinary shares for satisfaction of the option exercise fees for the two licensed compounds. For the year ended December 31, 2024, the Company recorded $14.0 million in research and development expenses related to the issuance of ordinary shares on the consolidated statements of operations and comprehensive loss.
Affibody
On April 29, 2020, the Company entered into a License and Collaboration Agreement (the “Affibody Agreement”) with Affibody AB (“Affibody”). The Company entered into the Affibody Agreement as a strategic partnership to develop and commercialize Affibody’s ABY-035, a bispecific molecule targeting Interleukin-17A, for multiple auto-immune diseases.
Under the Affibody Agreement, the Company received an exclusive license to develop and commercialize any and all products and associated products utilizing ABY-035 in mainland China, Hong Kong, Taiwan, Macau, and South Korea (“Inmagene Territory”), a non-exclusive license to Affibody’s proprietary platform that is necessary or useful to develop and commercialize the licensed products in the Inmagene Territory and development activities in the Asia Pacific region, excluding Japan. Affibody will be responsible for the manufacturing and supply of ABY-035 for development and commercialization worldwide and is not precluded from additional collaboration and licensing agreements in territories not covered by the Affibody Agreement.

Under the terms of the Affibody Agreement, the Company paid a $10.0 million upfront payment and Affibody is eligible to receive up to $37.5 million in payments based on development and regulatory milestones and up to $178.0 million in payments based on sales-based milestones, plus tiered sales-based royalties ranging from high-single-digit to low-double-digit percentages in the Inmagene Territory.
Additionally, Inmagene will share the global development costs of select clinical trials and be eligible to receive from Affibody up to $36.0 million in payments relating to certain global development, regulatory and sales-based milestones and tiered low-single-digit sales-based royalties on net sales outside of the Inmagene Territory.
None of the payments under the Affibody Agreement are refundable. See Note 15, “Subsequent Events” for detail on the termination of the Affibody Agreement.
13. Segment Information
The Company operates and manages its business as a single operating and reportable segment for the purpose of assessing performance and making operating decisions. The Company’s chief executive officer, who is the CODM, reviews the Company’s financial information on an aggregated basis for purposes of evaluating financial performance and allocating resources. The CODM assesses operating performance as compared to planned activities for the operating segment and decides how to allocate resources based on net loss that also is reported on the consolidated statement of operations and comprehensive loss. The Company derives license revenue primarily in the United States from research and development collaborations and manages the business activities on a consolidated basis.
In addition, the CODM is regularly provided the following significant segment financial information to assist in segment performance evaluation, resource allocation, and decision-making (in thousands):

	For the year ended December 31,
	2024	2023
Research and Development
Clinical research and outside services	$12,666	$15,275
Compensation and related	4,001	6,113
Consulting and professional services	2	—
Other research and development expenses(a)	15,440	538
Total research and development expense	$32,109	$21,926
General and Administrative
Compensation and related	$2,645	2,602
Consulting and professional services	3,152	1,351
Other general and administrative expenses(b)	2,594	4,008
Total general and administrative expense	$8,391	$7,961
(a)
Other research and development expenses include depreciation and amortization expense, losses on sale of property and equipment of $1.3 million for the year ended December 31, 2024, non-cash research and development expense for issuance of ordinary shares related to the Hutchmed Agreement of $14.0 million for the year ended December 31, 2024, and certain departmental expenses.

(b)	Other general and administrative expenses include depreciation expense, amortization expense, and certain departmental expenses.
The table below is a summary of the Company’s geographic information for property and equipment, net (in thousands):

	As of December 31,
	2024	2023
China	$—	$ 3,321
United States	8	13
Total property and equipment, net	$8	$ 3,334

14. Income Taxes
The Company is subject to taxation in the United States, China, Hong Kong, Australia, and Singapore. Loss before income taxes was as follows (in thousands):

	Year Ended December 31,
	2024	2023
U.S. operations (domestic)	$7,941	$11,280
Non-U.S. operations (foreign)	28,614	9,588
Loss before provision for income taxes	$36,555	$20,868
The significant components of the provision for income taxes are as follows:

	Year Ended December 31,
	2024	2023
Current expense:
Federal	$—	$221
State	13	19
Foreign	—	40
Total current expense:	13	280
Deferred expense:
Federal	—	—
State	—	—
Foreign	—	—
Total deferred expense:	—	—

Total income tax provision:	$13	$280

A reconciliation of the provision for income taxes to the amount computed by applying the statutory federal income tax rate to the net loss is summarized as follows (in thousands):

	Year Ended December 31,
	2024	2023
Domestic statutory rate	21%	21%
Foreign rate differential	(9)%	4%
China R&D deduction	0%	12%
Nondeductible expenses	(1)%	0%
Non-deductible intellectual property rights	0%	6%
Tax credits	1%	2%
Change in valuation allowance	(12)%	(46)%
Total	0%	(1)%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and operating losses and tax credit carryforwards. The Company has established a valuation allowance against net deferred tax assets due to the uncertainty that such assets will be realized. The Company periodically evaluates the recoverability of the deferred tax assets. At such time as it is determined that it is more likely than not that the deferred tax asset will be realized, the valuation allowance will be reduced. The significant components of the Company's deferred tax assets and liabilities for the years ended December 31, 2024 and 2023 are shown below (in thousands):

	Year Ended December 31,
	2024	2023
Deferred tax assets
Net operating losses	$26,334	$23,957
Intellectual property sale	3,405	3,405
Capitalized R&D	4,185	2,915
Other	994	438
Total deferred tax assets	34,918	30,715
Less: valuation allowance	(34,779)	(30,590)
Total net deferred tax assets	139	125

	Year Ended December 31,
	2024	2023
Deferred tax liabilities
Operating lease right-of-use assets	(139)	(58)
Other	—	(67)
Total deferred tax liabilities	(139)	(125)

Total net deferred taxes	$—	$—

The valuation allowance increased by $4.0 million and by $10.0 million for the years ended December 31, 2024 and 2023, respectively, primarily due to the net operating losses carryforwards and research and development credits.
The following table summarizes the Company’s net operating losses and tax credit carryforwards by jurisdiction (in thousands):

	Amount at December 31, 2024	Amount at December 31, 2023	Year expiration begins
Net operating losses:
U.S. federal	$1,688	$—	Indefinite
U.S. state	9,084	1,772	2041
Australia	959	—	Indefinite
Hong Kong	920	902	Indefinite
Other China	99,555	95,291	2025

Tax credits:
U.S. federal	$671	$255	2043
U.S. state	316	247	Indefinite

The net operating loss carryforwards and the research tax credit carryforwards are subject to an annual limitation under Section 382 and 383 of the Internal Revenue Code of 1986, and similar state provisions due to ownership change limitations that have occurred which will limit the amount of net operating loss and tax credit carryforwards that can be utilized to offset future taxable income and tax, respectively. In general, an ownership change, as defined by Section 382 and 383, results from transactions increasing ownership of certain shareholders or public groups in the shares of the corporation by more than 50 percentage points over a three-year period. The Company has not completed an IRC Section 382/383 analysis regarding the limitation of net operating loss and research and development credit carryforwards. If a change in ownership were to have occurred, net operating loss and tax credit carryforwards could be eliminated or restricted. If restricted, the reduction to tax attribute utilization could generate additional tax liability. If eliminated, the related asset would be removed from the deferred tax asset schedule with a corresponding reduction in the valuation allowance. Due to the existence of the full valuation allowance, limitations created by ownership changes, if any, related to the Company’s operations in the United States will not impact the Company’s effective tax rate.
The Company recognizes a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits, and uncertain income tax positions must meet a more likely than not recognition threshold to be recognized. The Company recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the consolidated statement of operations and comprehensive loss. As of December 31, 2024, and December 31, 2023, the Company accrued no material interest and penalties.
The following table summarizes the changes to the Company’s gross unrecognized tax benefits (in thousands):

Unrecognized tax benefit	Amount
Balance at December 31, 2022	$ 123
Additions based on tax positions related to the current year	115
Additions based on tax positions of prior years	—

Unrecognized tax benefit	Amount
Reductions for tax positions of prior years	—
Settlements	—
Balance at December 31, 2023	238
Additions based on tax positions related to the current year	75
Additions based on tax positions of prior years	—
Reductions for tax positions of prior years	—
Settlements	—
Balance at December 31, 2024	$ 313

The Company estimates that there will be no material change in its uncertain tax position in the next 12 months. The Company files income tax returns in the United States, Hong Kong, China, Singapore, and Australia. Due to the Company’s losses incurred, the Company is subject to income tax examination by tax authorities since inception. As of December 31, 2024, the Company is not currently under examination by any federal, state, or foreign taxing authorities. The Company has not recorded deferred income taxes with respect to basis differences between financial statement and income tax investment amounts in its subsidiaries because the Company considers them to be indefinitely reinvested as of December 31, 2023 and 2024. It is currently not practicable to determine the hypothetical amount of tax that might be payable if the underlying basis differences were realized.
15. Subsequent Events
The Company evaluated subsequent events occurring subsequent to December 31, 2024 through March 18, 2025, the date the consolidated financial statements were available for issuance.
On January 9, 2025, the Company entered into an agreement with Affibody to terminate the Affibody Agreement effective as of January 10, 2025. In accordance with the terms of the Affibody Agreement, all corresponding licenses or sublicenses were terminated, and the Company agreed to wind down any ongoing studies for any compounds subject to the Affibody Agreement.
Events Subsequent to Original Issuance of Financial Statements (Unaudited)
In connection with the reissuance of the financial statements, the Company has evaluated subsequent events through April 21, 2025, the date the financial statements were available to be reissued.
In April 2025, the Company received a $7.5 million Term Loan Advance. Total Term Loan Advances received as of the reissuance of the financial statements is $15.0 million.

Annex A
AGREEMENT AND PLAN OF MERGER

among:

IKENA ONCOLOGY, INC.;

INSIGHT MERGER SUB I;

INSIGHT MERGER SUB II; and
INMAGENE BIOPHARMACEUTICALS

Dated as of December 23, 2024

A-i

A-ii

A-iii

Exhibits:

Exhibit A	Form of Insight Stockholder Support Agreement
Exhibit B	Form of Company Support Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Subscription Agreement
Exhibit E	Form of Loan Agreement
Exhibit F	Form of Insight CVR Agreement
Exhibit G	Form of Company CVR Agreement
Exhibit H	Form of 2025 Equity Incentive Plan
Exhibit I	Form of 2025 Employee Stock Purchase Plan
Exhibit J	Form of First Plan of Merger
Exhibit K	Form of Second Plan of Merger

A-iv

AGREEMENT AND PLAN OF MERGER
This Agreement And Plan Of Merger (this “Agreement”) is made and entered into as of December 23, 2024, by and among Ikena Oncology, Inc., a Delaware corporation (“Insight”), INSIGHT MERGER SUB I, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Insight (“Merger Sub I”), Insight Merger Sub II, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Insight (“Merger Sub II” and, collectively with Merger Sub I, “Merger Subs”), and Inmagene Biopharmaceuticals, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1.
Recitals
A. Insight, Merger Sub I and the Company intend to effect a merger of Merger Sub I with and into the Company, pursuant to which Merger Sub I will cease to exist and will be struck off the Register of Companies by the Registrar of Companies in the Cayman Islands (the “Registrar of Companies”), with the Company surviving such merger as a direct, wholly owned subsidiary of Insight (the “First Merger”), and as part of the same overall transaction, immediately after the First Merger, the First Surviving Company (as defined below) will merge with and into Merger Sub II, pursuant to which the First Surviving Company will cease to exist and will be struck off the Register of Companies by the Registrar of Companies, with Merger Sub II surviving such merger as a direct, wholly owned subsidiary of Insight (the “Second Merger” and, collectively with the First Merger, as appropriate, the “Merger”), in each case, in accordance with this Agreement, the First Plan of Merger or Second Plan of Merger, as applicable, and the Companies Act (As Revised) of the Cayman Islands (the “CICA”).
B. Each of the Parties, and any Affiliate thereof, intend that the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a tax free “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement will constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3 (the “Intended Tax Treatment”).
C. The Insight Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Insight and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Insight Common Stock to the shareholders of the Company pursuant to the terms of this Agreement and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Insight vote to approve the Insight Stockholder Matters and such other actions as contemplated by this Agreement.
D. The Merger Sub I Board has (i) determined that the Contemplated Transactions are fair to and in the commercial interests of Merger Sub I, (ii) approved and declared advisable this Agreement, the First Plan of Merger (as defined below) and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole shareholder of Merger Sub I vote to approve the First Merger, adopt this Agreement and the First Plan of Merger and thereby approve the Contemplated Transactions.
E. The Merger Sub II Board has (i) determined that the Contemplated Transactions are fair to and in the commercial interests of Merger Sub II, (ii) approved and declared advisable this Agreement, the Second Plan of Merger (as defined below) and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole shareholder of Merger Sub II vote to approve the Second Merger, adopt this Agreement and the Second Plan of Merger and thereby approve the Contemplated Transactions.
F. The Company Board has (i) determined that the Contemplated Transactions are fair to and in the commercial interests of the Company, (ii) approved and declared advisable this Agreement, the First Plan of Merger and Second Plan of Merger and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of the Company vote to approve the Merger adopt this Agreement and the First Plan of Merger and Second Plan of Merger and thereby approve the Contemplated Transactions.
G. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, the officers and directors of Insight (solely in their capacity as stockholders of Insight) and the other stockholders of Insight listed on Section A of the written disclosure schedule delivered by Insight to the Company (the “Insight Disclosure Schedule”) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit A (the “Insight Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Insight in favor of the Insight Stockholder Matters and such other actions as contemplated therein.
H. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Insight’s willingness to enter into this Agreement, the officers and directors of the Company (solely in their capacity as shareholders of the Company) and other shareholders (together with their Affiliates) of the Company listed on Section A of the written disclosure schedule delivered by the Company to Insight (the “Company Disclosure Schedule”) are executing support agreements in favor of Insight in substantially the form attached hereto as Exhibit B (the “Company Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their Company Shares in favor of the Contemplated Transactions.
I. Prior to or concurrently with the closing of the Merger and as a condition and inducement to Insight’s willingness to enter into this Agreement, the officers, directors and 5% or greater shareholders (together with their Affiliates) of the Company listed on Section A of the Company Disclosure Schedule will be executing lock-up agreements in substantially the form attached hereto as Exhibit C (collectively, the “Company Lock-Up Agreements”).
J. Concurrently with the closing of the Merger and as a condition and inducement to the Company’s willingness to enter into this Agreement, those directors of Insight that will be continuing following the Closing (together with their Affiliates) will be executing lock-up agreements in substantially the form attached hereto as Exhibit C (collectively, the “Insight Lock-Up Agreements”).
K. Contemporaneously with the execution and delivery of this Agreement, certain investors have executed the Subscription Agreement in substantially the form attached hereto as Exhibit D, pursuant to which such investors will, subject to the terms and conditions set forth therein, subscribe and purchase a number of shares of Insight Common Stock immediately following the Second Effective Time in connection with the Concurrent Financing.
L. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, Insight and the Company have entered into the Loan and Security Agreement in substantially the form attached hereto as Exhibit E (the “Loan Agreement”), pursuant to which Insight will provide certain bridge financing to the Company.

Agreement
The Parties, intending to be legally bound, agree as follows:
Section 1. Definitions and Interpretative Provisions.
1.1 Definitions.
(a) For purposes of the Agreement (including this Section 1):
“2025 Equity Incentive Plan” means an equity incentive plan of Insight in substantially the form attached hereto as Exhibit H, reserving for issuance a number of shares of Insight Common Stock to be mutually agreed upon by the Company and Insight (such agreement not to be unreasonably withheld, conditioned or delayed by either party).
“2025 ESPP” means an “employee stock purchase plan” of Insight in substantially the form attached hereto as Exhibit I, reserving for issuance a number of shares of Insight Common Stock to be mutually agreed upon by the Company and Insight (such agreement not to be unreasonably withheld, conditioned or delayed by either party).
“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement, except such confidentiality agreement need not contain any non-solicitation or no hire provisions. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with Insight relating to a potential Acquisition Proposal on terms that are not materially less restrictive than the Confidentiality Agreement with respect to the scope of coverage and restrictions on disclosure and use shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.
“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Insight, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.
“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Insight or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.
“Acquisition Transaction” means any transaction or series of related transactions involving (other than an Insight Legacy Transaction, in the case of Insight or a Company Legacy Transaction, in the case of the Company, and the Concurrent Financing):
(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other transaction: (i) in which a Party is a constituent Entity, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries or (iii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or
(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole, other than the sale, divestiture and/or winding down of the Insight Legacy Business or the sale, license or other disposition of any or all of the Insight Legacy Assets by Insight.
“Affiliate” shall have the meaning given to such term in Rule 145 under the Securities Act.
“Allocation Certificate” shall have the meaning set forth in Section 6.16(a).

“Anti-Corruption Laws” means (i) the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986 and all other applicable Laws of similar effect, and the related rules, regulations and published interpretations thereunder, (ii) all applicable anti-money laundering laws, and the related rules, regulations and published interpretations thereunder, and (iii) all applicable anti-terrorism financing laws, and the related rules, regulations and published interpretations thereunder.
“Anticipated Closing Date” means the anticipated Closing Date, as agreed upon by Insight and the Company at least fifteen (15) days prior to the Insight Stockholder Meeting (the “Determination Date”).
“Business Day” means any day other than a day on which banks in the State of New York or in the Cayman Islands are authorized or obligated to be closed.
“Cash” means the aggregate amount of Insight unrestricted cash.
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Part 6 of Title I of ERISA, and as amended.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Associate” means any current or former employee, Contingent Worker, officer or director of the Company or any of its Subsidiaries.
“Company Board” means the board of directors of the Company.
“Company Charter” shall mean the Company’s Fourth Amended and Restated Memorandum and Articles of Association adopted by special resolution on March 8, 2021 and in effect immediately prior to the First Effective Time.
“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a party, (b) by which the Company or any of its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation or (c) under which the Company or any of its Subsidiaries has acquired or may acquire any right or interest.
“Company Employee Plan” means any Employee Plan that the Company or any of its Subsidiaries sponsors, maintains, administers, or contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through, or may reasonably be expected to have any Liability under or to such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).
“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.6(a), 3.6(c), 3.6(e) and 3.20.
“Company Intervening Event” means any material Effect or material change in circumstances with respect to the Company that (a) was not known or reasonably foreseeable to the Company Board as of the date of this Agreement (or if known to the Company Board as of the date hereof, the consequences of which were not known or reasonably foreseeable to the Company Board as of the date of this Agreement) and (b) does not relate to any Acquisition Proposal; provided, that none of the following, either alone or in combination, shall constitute a “Company Intervening Event”: (i) any inquiry with respect to a business combination or acquisition opportunity, (ii) any Effect resulting from a breach of this Agreement by the Company or (iii) the fact, in and of itself, that the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement (provided that the exception in this clause (iii) shall not prevent or otherwise affect consideration of any such development or change that causes the Company meeting or exceeding such metrics from being taken into account in determining whether a Company Intervening Event has occurred).
“Company IP Rights” means all Intellectual Property owned, licensed, or controlled by the Company or its Subsidiaries that is necessary for or used in the operation of the business of the Company and its Subsidiaries as presently conducted.

“Company IP Rights Agreement” means any instrument or agreement governing, related to or pertaining to any Company IP Rights.
“Company Legacy Assets” means all assets, technology and Intellectual Property of the Company as they existed at any time prior to the date of this Agreement that are primarily used in or primarily related to any of the Company’s programs or projects other than IMG-007.
“Company Legacy Transaction” shall have the meaning set forth in Section 5.2(c).
“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of the Agreement or the pendency of the Contemplated Transactions, (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of the Agreement, (c) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any epidemic or pandemic in the United States or any other country or region in the world, or any escalation of the foregoing, (e) any change in U.S. GAAP or applicable Law or the interpretation thereof, (f) general economic or political conditions or conditions generally affecting the industries in which the Company and its Subsidiaries operate, or (g) any change in the cash position of the Company and its Subsidiaries which results from operations in the Ordinary Course of Business; except in each case with respect to clauses (c), (d), (e) and (f), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.
“Company Options” means all issued and outstanding options to purchase Company Ordinary Shares (whether or not vested) held by any Person.
“Company Ordinary Shares” means the ordinary shares, par value of $0.00005 per share, in the capital of the Company, each carrying the rights as set out in the Company Charter.
“Company Registered IP” means all Company IP Rights that are owned or licensed by the Company that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing, but excluding (a) any non-customized software that (i) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (ii) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or any of its Subsidiaries’ products or services and (b) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents, products or other materials or services, in each case under consulting agreements, material transfer agreements, laboratory services agreements, vendor agreements, clinical trial related agreements, or supply agreements.
“Company Series A Preferred Shares” means the series A convertible redeemable participating preferred shares, par value of $0.00005 per share, in the capital of the Company, each carrying the rights, preferences and privileges as set out in the Company Charter.
“Company Series B Preferred Shares” means the series B convertible redeemable participating preferred shares, par value of $0.00005 per share, in the capital of the Company, each carrying the rights, preferences and privileges as set out in the Company Charter.
“Company Series C-1 Preferred Shares” means the series C-1 convertible redeemable participating preferred shares, par value of $0.00005 per share, in the capital of the Company, each carrying the rights, preferences and privileges as set out in the Company Charter.

“Company Series C-2 Preferred Shares” means the series C-2 convertible redeemable participating preferred shares, par value of $0.00005 per share, of the Company, each carrying the rights, preferences and privileges as set out in the Company Charter.
“Company Series Seed Preferred Shares” means the series Seed convertible redeemable participating preferred shares, par value of $0.00005 per share, of the Company, each carrying the rights, preferences and privileges as set out in the Company Charter.
“Company Shares” means the Company Ordinary Shares, the Company Series Seed Preferred Shares, the Company Series A Preferred Shares, the Company Series B Preferred Shares, the Company Series C-1 Preferred Shares and the Company Series C-2 Preferred Shares.
“Company Support Agreements” shall have the meaning set forth in the recitals.
“Company Triggering Event” shall be deemed to have occurred: (a) upon any Company Board Adverse Recommendation Change (as defined below) or if the Company Board approved, endorsed or recommended any Acquisition Proposal, (b) if the Company shall have entered into any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.4) or (c) upon willful and material breach of the Company’s obligations set forth in Section 5.4.
“Company Unaudited Interim Balance Sheet” means the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of September 30, 2024 provided to Insight prior to the date of the Agreement.
“Concurrent Financing” means the purchase by certain investors of shares of Insight Common Stock in a private placement or placements, to be consummated immediately following the Second Effective Time.
“Confidentiality Agreement” means the Confidentiality Agreement dated August 29, 2024, between the Company and Insight.
“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
“Contemplated Transactions” means the Merger and the other transactions contemplated by the Agreement, including the Concurrent Financing, the Reverse Stock Split (if applicable) and the adoption of the 2025 Equity Incentive Plan and the 2025 ESPP.
“Contingent Worker” shall mean any individual independent contractor, consultant, temporary employee, leased employee, or other contingent worker.
“Contract” means, with respect to any Person, any written or oral agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature, in each case as amended, to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.
“Determination Date” shall have the meaning set forth in the definition of “Anticipated Closing Date.”
“Dissenter’s Rights” has the meaning set forth in Section 2.9(a).
“DGCL” means the General Corporation Law of the State of Delaware.
“Effect” means any effect, change, event, circumstance, or development.
“Employee Plan” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, equity incentive plans, stock purchase plans, bonus (including annual bonus and retention bonus) or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors.
“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
“Entity” means any corporation (including any non-profit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.
“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any Entity, any other entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes such Entity.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Agent” means an exchange agent to be mutually agreed between Insight and the Company at least fifteen (15) days prior to the Insight Stockholder Meeting.
“Exchange Ratio” means, subject to Section 2.5(f), the following ratio (rounded to six decimal places): the quotient obtained by dividing (a) the Company Merger Shares by (b) the Company Outstanding Shares, in which:
•	“Aggregate Valuation” means the sum of (i) the Company Valuation, plus (ii) the Insight Valuation.
•	“Company Allocation Percentage” means the quotient (rounded to two decimal places) determined by dividing (i) the Company Valuation by (ii) the Aggregate Valuation.
•	“Company Merger Shares” means the product determined by multiplying (i) the Post-Closing Insight Shares by (ii) the Company Allocation Percentage.
•
“Company Outstanding Shares” means the total number of Company Ordinary Shares outstanding immediately prior to the First Effective Time expressed on a fully diluted and as-converted to Company Ordinary Shares basis, and assuming, without limitation or duplication, the issuance of Company Ordinary Shares in respect of all Company Options, or other rights to receive such shares that will be outstanding immediately after the First Effective Time, calculated using the treasury stock method. For clarity, no shares to be issued in connection with the Concurrent Financing shall be included in the Company Outstanding Shares.

•	“Company Valuation” means $150,000,000.
•	“Insight Allocation Percentage” means the quotient (rounded to two decimal places) determined by dividing (i) the Insight Valuation by (ii) the Aggregate Valuation.
•
“Insight Outstanding Shares” means, the total number of shares of Insight Common Stock outstanding immediately prior to the First Effective Time expressed on a fully diluted and as-converted to Insight Common Stock basis, and assuming, without limitation or duplication, the issuance of shares of Insight Common Stock in respect of all Insight Options or other rights to receive such shares with an exercise price that is less than the Insight In-the-Money Price, calculated using the treasury stock method (and for the avoidance of doubt, “as-converted basis” as used above shall refer to the shares to be issued in accordance with Section 6.6). For clarity, no shares issued in connection with the Concurrent Financing shall be included in the Insight Outstanding Shares.

•
“Insight Valuation” means the sum of (i) $120,000,000, minus (ii) the amount (if any) by which Insight’s Net Cash is less than Target Net Cash, plus (iii) the amount (if any) by which Insight’s Net Cash exceeds Target Net Cash; provided, that in no event shall the Insight Valuation exceed $122,000,000. To the extent that, following the final determination of Net Cash, the amount of the Insight Valuation exceeds $122,000,000, then prior to the Closing, Insight has the right to distribute the excess of the amount by which the Insight Valuation exceeds $122,000,000 to stockholders of Insight as of a record date prior to the Closing (the “Excess Dividend”).

•	“Post-Closing Insight Shares” mean the quotient determined by dividing (i) the Insight Outstanding Shares by (ii) the Insight Allocation Percentage.
•	“Target Net Cash” means $100,000,000.
Set forth on Section 1.1 of the Insight Disclosure Schedule is an illustrative example of Exchange Ratio calculations.
“Exclusivity Agreement” means the letter agreement dated October 8, 2024, between the Company and Insight, as amended by that certain letter agreement dated November 9, 2024.
“Federal Health Care Program” means any federal health program as defined in 42 U.S.C. § 1320a-7b(f), including Medicare, Medicaid, TRICARE, CHAMPVA, and state healthcare programs (as defined therein).
“First Merger Articles” has the meaning set forth in Section 2.4(a)(i).
“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, supra-national, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, board, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court, judicial body, arbitral body (whether public or private) or other tribunal, and for the avoidance of doubt, any Tax authority) or (d) self-regulatory organization (including Nasdaq).
“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, clearance, registration, qualification, approval or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.
“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.
“Health Care Laws” means all applicable Laws and implementing regulations pertaining to U.S. health care regulatory matters to the extent applicable, including as amended from time to time,

any such Law pertaining to: (a) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), the Public Health Service Act (42 U.S.C. §262 et seq.) and the regulations promulgated thereunder, (b) any Federal Health Care Program, including those pertaining to providers of goods or services that are paid for by any Federal Health Care Program, including, the False Claims Act, as amended (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), the Federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Kickback Act of 1986 (41 U.S.C. §§ 51-58), the federal Stark Law (42 U.S.C. § 1395nn), the federal False Statements Statute (42 U.S.C. § 1320a-7b(a)), the Exclusion Law (42 U.S.C. § 1320a-7), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), the Federal Program Fraud Civil Remedies Act (31 U.S.C. §§3801-3812), HIPAA (as defined below), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a and 1320a-7b), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), (c) Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the Medicare and Medicaid Program Integrity Provisions (42 U.S.C. §1320a-7k(d)), (d) any and all applicable Laws pertaining to pharmaceutical, biological and medical device products, (e) any and all other applicable comparable state Laws, and (f) all regulations promulgated pursuant to the foregoing, each of (a) through (f) as amended or modified from time to time.
“HIPAA” means the following, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder: (i) the Health Insurance Portability and Accountability Act of 1996; and (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009).
“IMG-007” means the Company’s anti-OX40 monoclonal antibody asset, IMG-007.
“Insight Associate” means any current or former employee, Contingent Worker, officer or director of Insight or any of its Subsidiaries.
“Insight Board” means the board of directors of Insight.
“Insight Common Stock” means the common stock, $0.001 par value per share, of Insight.
“Insight Contract” means any Contract: (a) to which Insight or any of its Subsidiaries is a party, (b) by which Insight or any of its Subsidiaries is or may become bound or under which Insight or any of its Subsidiaries has, or may become subject to, any obligation or (c) under which Insight or any of its Subsidiaries has acquired or may acquire any right or interest.
“Insight Employee Plan” means any Employee Plan that Insight or any of its Subsidiaries sponsors, maintains, administers, or contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through, or may reasonably be excepted to have any Liability under or to such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer, director or other service provider of Insight or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).
“Insight Fundamental Representations” means the representations and warranties of Insight and Merger Subs set forth in Sections 4.1, 4.3, 4.4, 4.6(a), 4.6(b), 4.6(d) and 4.22.
“Insight Intervening Event” means any material Effect or material change in circumstances with respect to Insight that (a) was not known or reasonably foreseeable to the Insight Board as of the date of this Agreement (or if known to the Insight Board as of the date hereof, the consequences of which were not known or reasonably foreseeable to the Insight Board as of the date of this Agreement) and (b) does not relate to any Acquisition Proposal; provided, that none of the following, either alone or in combination, shall constitute a “Insight Intervening Event”: (i) inquiry with respect to a business combination or acquisition or any business combination or acquisition opportunity, (ii) any Effect resulting from a breach of this Agreement by Insight, (iii) the fact, in and of itself, that Insight exceeds any internal or published projections, estimates or expectations of Insight’s revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement (provided that the exception in this clause (iii) shall not prevent or otherwise affect consideration of any such development or change that causes Insight meeting or exceeding such metrics from being taken into account in determining whether an Insight Intervening Event has occurred), or (iv) any changes after the date of this Agreement in the market price or trading volume of the shares of Insight Common Stock (provided that the exception in this clause (iv) shall not prevent or otherwise affect consideration of any such development or change that causes such change in market price or trading value from being taken into account in determining whether an Insight Intervening Event has occurred).
“Insight In-the-Money Price” means $2.3647.
“Insight IP Rights” means all Intellectual Property owned, licensed or controlled by Insight that is necessary for the operation of the business of Insight as presently conducted.
“Insight Legacy Assets” means all assets, technology and Intellectual Property of Insight as they existed at any time prior to the date of this Agreement that are primarily used in or primarily related to (a) Insight’s targeted oncology programs, IK-930 and IK-595, (b) Insight’s kynurenine degrading enzyme program, IK-412, (c) Insight’s antibody assets PY314, PY159, and PY265, and (d) Insight’s aryl hydrocarbon receptor antagonist program, IK-175.
“Insight Legacy Business” means the business of Insight as conducted immediately prior to the date of this Agreement.
“Insight Legacy Proceeds” means the aggregate value of any cash consideration (a) received by Insight for all Insight Legacy Transactions prior to the First Effective Time or (b) held in escrow in respect of any Insight Legacy Transaction and payable to Insight as of the First Effective Time solely to the extent such escrow will be released subject only to the consummation of the Merger, plus the value of any obligations of Insight assumed by a third party in any such Insight Legacy Transaction that have been deducted from Net Cash, minus the value of any cash payment or contractual obligations or Liabilities of Insight incurred as a result of such Insight Legacy Transactions (including Taxes accrued or payable by Insight that are attributable to such Insight Legacy Transactions), minus the value of any Liabilities of the Insight Legacy Business retained by Insight in any such Insight Legacy Transactions.
“Insight Legacy Transaction” shall have the meaning set forth in Section 5.1(c).
“Insight Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Insight Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Insight; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been an Insight Material Adverse Effect: (a) the announcement of the Agreement or the pendency of the Contemplated Transactions, (b) any change in the stock price or trading volume of Insight Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Insight Common Stock may be taken into account in determining whether an Insight Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (c) the taking of any action, or the failure to take any action, by Insight that is required to comply with the terms of the Agreement, (d) the sale or winding down of the Insight Legacy Business and Insight’s operations, and the sale, license or other disposition of the Insight Legacy Assets, (e) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (f) any epidemic or pandemic in the United States or any other country or region in the world, or any escalation of the foregoing, (g) any change in U.S. GAAP or applicable Law or the interpretation thereof or (h) general economic or political conditions or conditions generally affecting the industries in which Insight operates; except, in each case with respect to clauses (e), (f), (g) and (h), to the extent disproportionately affecting Insight relative to other similarly situated companies in the industries in which Insight operates.
“Insight Options” means options or other rights to purchase shares of Insight Common Stock (whether or not vested) held by any Person.
“Insight Registered IP” means all Insight IP Rights that are owned or licensed to Insight that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing, but excluding (a) any non-customized software that (i) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (ii) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Insight’s or any of its Subsidiaries’ products or services and (b) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents, products or other materials or services, in each case under consulting agreements, material transfer agreements, laboratory services agreements, vendor agreements, clinical trial related agreements, or supply agreements.
“Insight Stockholder Support Agreements” shall have the meaning set forth in the recitals.
“Insight Transaction Payroll Taxes” means the employer portion of any payroll, employment or similar Taxes incurred in connection with the transactions described in Section 6.6 of this Agreement.
“Insight Triggering Event” shall be deemed to have occurred: (a) upon any Insight Board Adverse Recommendation Change or if the Insight Board approved, endorsed or recommended any Acquisition Proposal, (b) if Insight shall have entered into any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.4) or (c) upon willful and material breach of Insight’s obligations set forth in Section 5.4.
“Insight Unaudited Interim Balance Sheet” means the unaudited balance sheet of Insight as of September 30, 2024, included in Insight’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024, as filed with the SEC.
“Intellectual Property” means (a) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof, (c) copyrights, including registrations and applications for registration thereof, (d) software, including all source code, object code and related documentation, formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not and (e) all United States and foreign rights arising under or associated with any of the foregoing.
“IRS” means the United States Internal Revenue Service.
“Key Employee” means, with respect to the Company or Insight, an executive officer of such Party or any employee of such Party that reports directly to the board of directors of such Party or to the Chief Executive Officer, the Chief Financial Officer, the Vice President, Finance and Administration, or other similar executive officers, as applicable, of such Party.
“Knowledge” means, with respect to an individual, that such individual is actually aware of the relevant fact, or that such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities. Any Person that is an Entity shall have Knowledge if any executive officer or director of such Person as of the date such knowledge is imputed has or should reasonably be expected to have Knowledge of such fact or other matter. With respect to matters involving Intellectual Property rights, Knowledge requires consultation with external intellectual property counsel but does not require that such Persons conduct or have conducted or obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any intellectual property clearance searches, and no knowledge of any third party intellectual property that would have been revealed by such inquiries, opinions or searches will be imputed to such Persons.
“Labor Agreement” means any collective bargaining agreement or other Contract with any labor union, labor organization, or works council.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, decision, act, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).
“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.
“Merger Sub I Board” means the board of directors of Merger Sub I.
“Merger Sub I Written Resolution” means a unanimous written resolution of Insight, as Merger Sub I’s sole shareholder, to approve the Merger, the First Plan of Merger and the Contemplated Transactions.
“Merger Sub II Board” means the board of directors of Merger Sub II.
“Merger Sub II Written Resolution” means a unanimous written resolution of Insight, as Merger Sub II’s sole shareholder, to approve the Merger, the Second Plan of Merger and the Contemplated Transactions.
“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) of ERISA.
“Multiple Employer Plan” means a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.
“Multiple Employer Welfare Arrangement” means a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
“Nasdaq” means The Nasdaq Stock Market.
“Net Cash” means as of the Determination Time and, as applicable, determined in a manner consistent with the manner in which such items were historically determined (and in event consistent with U.S. GAAP) and in accordance with Insight’s audited financial statements and unaudited interim balance sheet (without duplication), (i) Insight’s and its subsidiaries’ Cash, cash equivalents, restricted cash and marketable securities; provided, that if the Determination Date is on or after May 1, 2025, the Determination Date, solely for purposes of this clause (i), shall be April 30, 2025, plus (ii) accounts, interest and other receivables and deposits (including any Tax refund claims pending as of the date of this Agreement), plus (iii) any Cash or cash equivalents drawn from under the Loan Agreement and interest accrued with respect thereto, minus (iv) all of Insight’s Transaction Costs that are unpaid as of the Determination Time, minus (v) all accounts payable and expenses accrued under U.S. GAAP (other than accrued expenses which are included in Insight’s Transaction Costs), including any such accounts payable (other than as set forth on Section 1.1-A of the Insight Disclosure Schedule) or expenses accrued under U.S. GAAP associated with the termination of any Insight Contracts which were in effect prior to the First Effective Time (even if the applicable expenses are due and payable after the First Effective Time), less any prepaid amounts available to reduce such payments, minus (vi) amounts attributable to future payments under Insight Contracts which will be payable after the First Effective Time, minus (vii) all payables or obligations required by U.S. GAAP to be on Insight’s balance sheet related to Insight’s lease obligations (net of payments to be received by Insight relating to the property subject to such lease obligation under the sublease agreements listed on Section 4.11 of the Insight Disclosure Schedule), minus (viii) all unpaid short and long-term Liabilities accrued under U.S. GAAP by Insight prior to the First Effective Time or relating to the winding down of Insight’s prior research and development activities, including with respect to any Insight Legacy Transaction, plus (ix) all prepaid Insight expenses of the types set forth on Section 1.1-B of the Insight Disclosure Schedule, minus (x) fifty percent (50%) of the aggregate costs for obtaining the D&O tail insurance policy under Section 6.8(d), plus (xi) the amount of any Insight Legacy Proceeds received for all Insight Legacy Transactions in accordance with Section 5.1(c). Net Cash will be deducted by the amount, if any, by which Insight’s aggregate operating costs incurred on and after May 1, 2025 exceed the product of $600,000 multiplied by the number of months (prorated for partial months) between and including May 1, 2025 and the Closing Date. For the avoidance of doubt, the above aggregate operating costs incurred on and after May 1, 2025 will exclude (a) any expenses which have already been deducted in the determination of Net Cash, including but not limited to Transaction Costs and lease obligations and (b) any non-cash expenses.
“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement, or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or other Governmental Authority.
“Ordinary Course of Business” means, in the case of each of the Company and Insight, such actions taken in the ordinary course of its normal operations and consistent with its past practices; provided, however, that during the Pre-Closing Period, the Ordinary Course of Business of Insight shall also include (i) actions required to effect and effecting, in one or more transactions, any Insight Legacy Transaction in compliance with Section 5.1(c), and the Ordinary Course of Business of Company shall also include actions required to effect and effecting, in one or more transactions, any Company Legacy Transaction in compliance with Section 5.2(c).
“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Party” or “Parties” means the Company, Merger Subs and Insight.
“Permitted Encumbrance” means (a) any liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith and for which adequate reserves have been made on the Company Unaudited Interim Balance Sheet or the Insight Unaudited Interim Balance Sheet, as applicable, in accordance with U.S. GAAP (b) minor liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or any of its Subsidiaries or Insight, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law and (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies.
“Person” means any individual, Entity or Governmental Authority.
“Personal Data” means any data or information in any medium relating to an identified or identifiable individual and any other data or information that constitutes personal information or personally identifiable information under any applicable Law and includes, but is not limited to, a natural person’s first and last name, home or other physical address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or other government-issued identification number, biometric information, credit card or other financial information, or customer or account number, IP address, cookie information or other unique identifiers. An identifiable individual is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his/her physical, physiological, mental, economic, cultural or social identity. Personal Data shall include Protected Health Information as defined under the Health Insurance Portability and Accountability Act of 1996 as amended at 45 CFR 164.103.
“Preferred Majority” means the holders of a majority of the Company Series Seed Preferred Shares, the Company Series A Preferred Shares, the Company Series B Preferred Shares, the Company Series C-1 Preferred Shares and the Company Series C-2 Preferred Shares (voting together as a single class on an as-converted basis).

“Privacy Laws” means (a) all Laws relating to the processing of Personal Data, data privacy, data or cyber security, breach notification, or data localization; and (b) all Governmental Authorities’ legally binding regulatory guidelines and published interpretations.
“Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives.
“Reverse Stock Split” means a reverse stock split of all outstanding shares of Insight Common Stock at a reverse stock split ratio mutually agreed to by Insight and the Company that is effected by Insight for the purpose of maintaining compliance with Nasdaq listing standards.
“Sanctioned Country” means any country or region subject to economic sanctions or trade restrictions of the United States that broadly prohibit or restrict dealings with such country or region (currently including Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions in Ukraine).
“Sanctioned Person” means any Person subject to economic sanctions, trade restrictions or similar restrictions under any Sanctions Laws, including (a) any Person identified in any sanctions list maintained by the U.S. government, including (i) the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), (ii) the U.S. Department of Commerce, Bureau of Industry and Security, and (iii) the U.S. Department of State; (b) any Person located, organized or resident in, or a government instrumentality of, any Sanctioned Country; and (c) any Person directly or indirectly owned fifty percent (50%) or more by, or acting for the benefit or on behalf of, a Person described in the Specially Designated Nationals and Blocked Persons list maintained by OFAC or the foregoing clause (b).
“Sanctions Laws” means economic and trade sanctions or embargoes administered or enforced by the United States, including by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the Bureau of Industry and Security of the U.S. Commerce Department, and the U.S. Department of State, and those administered by the European Union or any EU member state and His Majesty’s Treasury of the United Kingdom, as applicable.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
“SEC” means the United States Securities and Exchange Commission.
“Second Merger Articles” has the meaning set forth in Section 2.4(b)(i).
“Securities Act” means the Securities Act of 1933.
“Subscription Agreement” means the Subscription Agreement entered into among Insight and the investors in the Concurrent Financing, pursuant to which such investors have agreed to purchase the number of shares of Insight Common Stock set forth therein.
“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).
An Entity shall be deemed to be a “Subsidiary” of a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.
“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Agreement, (b) is on terms and conditions that the Insight Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other Party to the Agreement to amend the terms of the Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to Insight’s stockholders or the Company’s shareholders, as applicable, than the terms of the Contemplated Transactions, and (c) is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party).
“Tax” means any U.S. federal, state or local, non-U.S. or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, customs duty, alternative or add-on minimum or other tax of any kind whatsoever, and including any fine, penalty, addition to tax or interest imposed by a Governmental Authority with respect thereto, whether disputed or not.
“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
“Transaction Costs” means with respect to Insight, the sum of (a) the cash cost of any change of control payments, transaction bonus payments, severance or other payments that are or would become due to any current or former employee, director or officer of Insight and its Subsidiaries (regardless of whether as a result of a “single” or “double” trigger), (b) the cash cost of any retention payments that are or become due to any employee of Insight and its Subsidiaries at or prior to the First Effective Time or as a result of the Merger or the Contemplated Transactions, (c) the cash cost of any payments (whether absolute, contingent or otherwise) that are or may be due to any former employee of Insight pursuant to a consulting agreement with Insight, (d) subject to Section 10.3(a), any costs, fees and expenses incurred by Insight and its Subsidiaries in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Contemplated Transactions, including the maximum amount of brokerage fees and commissions, finders’ fees and financial advisory fees, any fees and expenses of counsel or accountants payable by Insight and its Subsidiaries, (e) 50% of the fees paid to the SEC in connection with filing the Registration Statement, the Proxy Statement and any amendments and supplements thereto, and any expenses in connection with the printing, mailing and distribution of the Registration Statement, the Proxy Statement and any amendments and supplements thereto, and (f) the employer portion of any payroll, employment or similar Taxes incurred in connection with the payments described in the foregoing clauses (a) through (c), including the Insight Transaction Payroll Taxes.
“Transaction Litigation” means any Legal Proceeding (including any class action or derivative litigation) asserted, threatened in writing or commenced by, on behalf of or in the name of, against or otherwise involving Insight, the Insight Board, any committee thereof or any of Insight’s directors or officers, in each case to the extent relating directly or indirectly to this Agreement, the Merger or any of the Contemplated Transactions or disclosures of a party relating to the Contemplated Transactions (including any such Legal Proceeding based on allegations that Insight’s entry into this Agreement or the terms and conditions of this Agreement or any of the Contemplated Transactions constituted a breach of the fiduciary duties of any member of the Insight Board or any officer of Insight).
“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1998, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and group employment losses.
(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
2016 Insight Option	6.6(a)
2021 Insight Option	6.6(a)

Term	Section
AAA	2.8(e)
Accounting Firm	2.8(e)
Agreement	Preamble
Capitalization Date	4.6(a)
Certification	4.7(a)
CICA	Recitals
Closing	2.3
Closing Date	2.3
Company	Preamble
Company 409A Plan	3.17(f)
Company Audited Financial Statements	6.1(e)
Company Board Adverse Recommendation Change	6.2(d)
Company Board Recommendation	6.2(c)
Company CVR	2.14(a)
Company CVR Agreement	2.14(a)
Company Disclosure Schedule	Recitals
Company Financials	3.7(a)
Company Interim Financial Statements	6.1(e)
Company Lock-Up Agreements	Recitals
Company Material Contract	3.13(b)
Company Plan	3.6(c)
Company Real Estate Leases	3.11
Company Required S-4 Information	6.1(d)
Company Certificate	2.6
Company Support Agreement	Recitals
Company Termination Fee	10.3(b)
Costs	6.8(a)
D&O Indemnified Parties	6.8(a)
Dissenting Shareholders	2.9(a)
Dissenting Shares	2.9(a)
End Date	10.1(b)
FDA	3.14(d)
First Effective Time	2.3
First Surviving Company	2.1(a)
Form S-4	6.1(a)
Insight	Preamble
Insight 409A Plan	4.17(h)
Insight CVR	2.13(a)
Insight CVR Agreement	2.13(a)
Insight Board Adverse Recommendation Change	6.3(b)
Insight Board Recommendation	6.3(b)
Insight Disclosure Schedule	Recitals
Insight ESPP	4.6(c)
Insight Material Contract	4.13
Insight Real Estate Leases	4.11
Insight Scheduled Permits	4.14(f)
Insight SEC Documents	4.7(a)
Insight Stock Plans	4.6(c)
Insight Stockholder Matters	6.3(a)
Insight Stockholder Meeting	6.3(a)

Term	Section
Insight Stockholder Support Agreement	Recitals
Insight Termination Fee	10.3(c)
Intended Tax Treatment	Recitals
Investor Agreements	6.14
Liability	3.9
Loan Agreement	Recitals
Merger	Recitals
Merger Sub I	Preamble
Merger Sub II	Preamble
Minimum Cash	9.6
Notice Period	6.2(d)
Option Value	6.6(a)
Pre-Closing Period	5.1(a)
Proxy Statement	6.1(a)
Registration Statement	6.1(a)
Required Company Shareholder Vote	3.4
Required Insight Stockholder Vote	4.4
Reverse Stock Split	6.18
Scheduled Permits	3.14(f)
Second Effective Time	2.3(c)
Second Surviving Company	2.1(b)
Notice of Meeting	6.2(b)
U.S. GAAP	3.7(a)

1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with U.S. GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a Business Day. Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of Business Day and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin, or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Company Disclosure Schedule or Insight Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 3 or Section 4, respectively. The disclosures in any section or subsection of the Company Disclosure Schedule or the Insight Disclosure Schedule shall qualify other sections and subsections in Section 3 or Section 4, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, (a) that prior to 5:00 p.m. Pacific Time on the date that is one (1) Business Day prior to the date of this Agreement, a copy of such material has been posted to and made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions or (b) delivered by or on behalf of a Party or its Representatives to the other Party or its Representatives via electronic mail or in hard copy form at least one (1) Business Day prior to the execution of this Agreement.
Section 2. Description of Transaction.
2.1 The Merger.
(a) Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the CICA, at the First Effective Time, Merger Sub I shall be merged with and into the Company, and the separate corporate existence of Merger Sub I shall cease. The Company will continue as the surviving company in the First Merger (the “First Surviving Company”).
(b) Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the CICA, at the Second Effective Time, the First Surviving Company shall be merged with and into Merger Sub II, and the separate corporate existence of the First Surviving Company shall cease. Merger Sub II will continue as the surviving company in the Second Merger (the “Second Surviving Company”).
2.2 Effects of the Merger.
(a) At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Plan of Merger and in the applicable provisions of the CICA. Without limiting the generality of the foregoing, at the First Effective Time (i) all the properties, rights, privileges, powers and franchises of each of the Company and Merger Sub I shall immediately vest in the First Surviving Company, (ii) all debts, liabilities and duties of each of the Company and Merger Sub I shall become the debts, liabilities and duties of the First Surviving Company, and (iii) all the rights, privileges, immunities, powers and franchises of the Company (as the First Surviving Company) shall continue unaffected by the Merger, in each case, in accordance with the provisions of the CICA and as provided in this Agreement. As a result of the First Merger, the Company will become a direct wholly owned subsidiary of Insight.
(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Plan of Merger and in the applicable provisions of the CICA. Without limiting the generality of the foregoing, at the Second Effective Time (i) all the properties, rights, privileges, powers and franchises of each of the First Surviving Company and Merger Sub II shall immediately vest in the Second Surviving Company, and (ii) all debts, liabilities and duties of each of the First Surviving Company and Merger Sub II shall become the debts, liabilities and duties of the Second Surviving Company, in each case, in accordance with the provisions of the CICA and as provided in this Agreement.
2.3 Closing; Effective Time.
(a) Unless this Agreement is earlier terminated pursuant to the provisions of Section 10.1, and subject to the satisfaction or waiver of the conditions set forth in Sections 7, 8 and 9, the consummation of the Merger (the “Closing”) shall take place remotely, as promptly as practicable (but in no event later than the second (2nd) Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 7, 8 and 9, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Insight and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.”
(b) The Parties shall cause the First Merger to be consummated and become effective under the CICA by executing and filing with the Registrar of Companies a plan of merger, in substantially the form attached hereto as Exhibit J (the “First Plan of Merger”) and other documents as requested under Section 233(9) of the CICA and making any other filings, recordings or publication required to be made by the Company or Merger Sub I, in such forms as are required by, and executed in accordance with the applicable provisions of the CICA including under Section 233(9) of the CICA. The Parties shall request that the Registrar of Companies to issue a certificate evidencing the effectiveness of the First Merger in accordance with Section 233(12) of the CICA on the date specified in the First Plan of Merger. The First Merger shall become effective on the date the First Plan of Merger is registered by the Registrar of Companies or at such later date as may be specified in the First Plan of Merger in accordance with the CICA and with the consent of Insight and the Company (the time as of which the First Merger becomes effective being referred to as the “First Effective Time”).
(c) Immediately following the First Effective Time and as part of the same overall transaction, the First Surviving Company and Merger Sub II shall duly execute and cause to be filed with the Registrar of Companies a plan of merger, in substantially the form attached hereto as Exhibit H (the “Second Plan of Merger”), and other documents as requested under Section 233(9) of the CICA and making any other filings, recordings or publication required to be made by the First Surviving Company or Merger Sub II, in such forms as are required by, and executed in accordance with the applicable provisions of the CICA including under Section 233(9) of the CICA. The Parties shall request that the Registrar of Companies issue a certificate evidencing the effectiveness of the Second Merger in accordance with Section 233(12) of the CICA on the date specified in the Second Plan of Merger. The Second Merger shall become effective on the date the Second Plan of Merger is registered by the Registrar of Companies or at such later date as may be specified in the Second Plan of Merger in accordance with the CICA and with the consent of Insight and the Company (the “Second Effective Time”).
2.4 Memorandum and Articles of Association; Certificate of Incorporation and Bylaws; Directors and Officers.
(a) At the First Effective Time:
(i) the memorandum and articles of association (as amended, restated and/or supplemented from time to time) of the First Surviving Company shall be amended and restated in the First Merger to read as set forth on Exhibit A to the First Plan of Merger (the “First Merger Articles”), until thereafter amended, restated and/or supplemented as provided by the CICA and such memorandum and articles of association;
(ii) the certificate of incorporation of Insight shall be identical to the certificate of incorporation of Insight immediately prior to the First Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at or prior to the First Effective Time, Insight shall file an amendment to its certificate of incorporation to (i) change the name of Insight to ImageneBio Inc., (ii) if deemed necessary or appropriate by the parties, effect the Reverse Stock Split and (iii) make such other changes as contemplated herein or as are mutually agreeable to Insight and the Company;
(iii) the directors and officers of Insight, each to hold office in accordance with the certificate of incorporation and bylaws of Insight, shall be the individuals set forth in Section 6.13; and
(iv) the directors and officers of the First Surviving Company, each to hold office in accordance with the First Merger Articles, shall be the directors and officers of the Company in place immediately prior to the First Effective Time.
(b) At the Second Effective Time:
(i) the memorandum and articles of association (as amended, restated and/or supplemented from time to time) of the Second Surviving Company shall be amended and restated in the Second Merger to read as set forth on Exhibit A to the Second Plan of Merger (the “Second Merger Articles”), until thereafter amended, restated and/or supplemented as provided by the CICA and such memorandum and articles of association; and
(ii) the directors and officers of the Second Surviving Company, each to hold office in accordance with the Second Merger Articles, shall be the directors and officers of Insight as set forth in Section 6.13, after giving effect to the provisions of Section 6.13.

2.5 Conversion of Shares.
(a) At the First Effective Time, on the terms and subject to the conditions set forth herein and in the First Plan of Merger, by virtue of the Merger and without any further action on the part of Insight, Merger Subs, the Company or any shareholder of the Company or Insight:
(i) any Company Shares held as treasury shares immediately prior to the First Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; and
(ii) subject to Section 2.5(c), each Company Share outstanding immediately prior to the First Effective Time (excluding shares to be canceled pursuant to Section 2.5(a)(i) and excluding Dissenting Shares) shall be canceled and converted solely into the right to receive such number of shares of Insight Common Stock calculated by reference to the Exchange Ratio (the “Merger Consideration”).
(b) If any Company Shares outstanding immediately prior to the First Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, then the shares of Insight Common Stock issued in exchange for such Company Shares will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Insight Common Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the First Effective Time, Insight is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.
(c) No fractional shares of Insight Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued, with no cash being paid for any fractional share eliminated by such rounding.
(d) All Company Options outstanding immediately prior to the First Effective Time under the Company Plan shall be treated in accordance with Section 6.5.
(e) Each ordinary share, $1.00 par value per share, of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable ordinary share, $1.00 par value per share, of the First Surviving Company. Each certificate of Merger Sub I representing ownership and the register of members of the First Surviving Company shall be updated promptly after the First Effective Time to reflect such conversion.
(f) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Insight, the First Surviving Company, Merger Sub II or their respective shareholders, each ordinary share, $1.00 par value per share, of the First Surviving Company issued and outstanding immediately prior to the Second Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto and the sole ordinary share of Merger Sub II shall continue to exist as the only issued and outstanding share capital of the Second Surviving Company.
(g) If, between the date of this Agreement and the First Effective Time, the outstanding Company Shares or shares of Insight Common Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any share or stock dividend, subdivision, reclassification, recapitalization, split (including any Reverse Stock Split to the extent such split has not previously been taken into account in calculating the Exchange Ratio), combination or exchange of shares or stock or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Shares, Company Options and Insight Common Stock with the same economic effect as contemplated by this Agreement prior to such share or stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or stock or other like change; provided, however, that nothing herein will be construed to permit the Company or Insight to take any action with respect to Company Shares or Insight Common Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.
2.6 Closing of the Company’s Register of Members. At the First Effective Time: (a) all Company Shares outstanding immediately prior to the First Effective Time shall be treated in accordance with Section 2.5(a), and all holders of certificates representing Company Shares that were outstanding immediately prior to the First Effective Time shall cease to have any rights as shareholders of the Company and (b) the register of members of the Company shall be closed with respect to transfer of any Company Shares outstanding immediately prior to the First Effective Time. No further transfer of any such Company Shares shall be reflected on the Company’s register of members after the First Effective Time. If, after the First Effective Time, a valid certificate previously representing any Company Shares outstanding immediately prior to the First Effective Time (a “Company Certificate”) is presented to the Exchange Agent or to Insight or the Second Surviving Company, such Company Certificate shall be canceled and shall be exchanged as provided in Sections 2.5 and 2.8.
2.7 Surrender of Certificates.
(a) At the First Effective Time, Insight shall deposit with the Exchange Agent evidence of book-entry shares representing the shares of Insight Common Stock issuable pursuant to Section 2.5(a) in exchange for Company Shares.
(b) Promptly after the First Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of Company Shares that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal, if requested by the Exchange Agent, in customary form and containing such provisions as Insight may reasonably request (including a provision confirming that delivery of Company Certificates shall be effected, and risk of loss and title to Company Certificates shall pass, only upon delivery of such Company Certificates to the Exchange Agent) and (ii) instructions for effecting the surrender of Company Certificates in exchange for book-entry shares of Insight Common Stock. Upon surrender (including electronic surrender) of a Company Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal (if applicable) and such other documents as may be reasonably required by the Exchange Agent or Insight: (A) the holder of such Company Certificate shall be entitled to receive in exchange therefor book-entry shares representing the Merger Consideration (in a number of whole shares of Insight Common Stock) that such holder has the right to receive pursuant to the provisions of Section 2.5(a) and (B) the Company Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.7(b), each Company Certificate shall be deemed, from and after the First Effective Time, to represent only the right to receive book-entry shares of Insight Common Stock representing the Merger Consideration. If any Company Certificate shall have been lost, stolen or destroyed, Insight may, in its discretion and as a condition precedent to the delivery of any shares of Insight Common Stock, require the owner of such lost, stolen or destroyed Company Certificate to provide an applicable affidavit with respect to such Company Certificate and post a bond indemnifying Insight against any claim suffered by Insight related to the lost, stolen or destroyed Company Certificate or any Insight Common Stock issued in exchange therefor as Insight may reasonably request.
(c) No dividends or other distributions declared or made with respect to Insight Common Stock with a record date after the First Effective Time shall be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Insight Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Certificate or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 2.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).
(d) Any shares of Insight Common Stock deposited with the Exchange Agent that remain undistributed to holders of Company Certificates as of the date that is 180 days after the Closing Date shall be delivered to Insight upon demand, and any holders of Company Certificates who have not theretofore surrendered their Company Certificates in accordance with this Section 2.7 shall thereafter look only to Insight for satisfaction of their claims for Insight Common Stock and any dividends or distributions with respect to shares of Insight Common Stock.
(e) Each of the Exchange Agent, Insight and the Second Surviving Company (and, in each case, any Affiliate thereof) shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld from such consideration under the Code or under any other applicable Law. The applicable payor shall provide commercially reasonable notice to any holder of Company Shares upon becoming aware of any such withholding obligation attributable to any consideration payable in respect of Company Shares, including a reasonably detailed explanation for such withholding obligation, and the Parties shall cooperate with each other to the extent reasonable to obtain reduction of or relief from such withholding. To the extent such amounts are so deducted or withheld, and remitted to the appropriate Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
(f) No Party shall be liable to any holder of any Company Certificate or to any other Person with respect to any shares of Insight Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.
2.8 Calculation of Net Cash.
(a) No later than the Determination Date, Insight will deliver to the Company a schedule (the “Closing Schedule”) setting forth, in reasonable detail, Insight’s good faith, estimated calculation of Net Cash (the “Closing Calculations” and the date of delivery of such schedule being the “Delivery Date”) as of the close of business on the last Business Day prior to the Anticipated Closing Date (the “Determination Time”) prepared and certified by Insight’s Chief Financial Officer. Insight shall make available to the Company, as reasonably requested by the Company, the work papers and back-up materials used or useful in preparing the Closing Schedule and, if reasonably requested by the Company, Insight’s accountants and counsel at reasonable times and upon reasonable notice. The Closing Calculations shall include Insight’s determination, as of the Determination Time, of the defined terms in Section 1.1(a) necessary to calculate the Exchange Ratio. Set forth on Section 2.8(a) of the Insight Disclosure Schedule is an illustrative example of Net Cash calculations calculated on a hypothetical basis as of the date described therein.
(b) No later than three (3) Business Days after the Delivery Date (the last day of such period, the “Response Date”), the Company shall have the right to dispute any part of the Closing Calculations by delivering a written notice to that effect to Insight (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Closing Calculations and will be accompanied by reasonably detailed materials supporting the basis for such revisions.
(c) If, on or prior to the Response Date, the Company notifies Insight in writing that it has no objections to the Closing Calculations or, if on the Response Date, the Company fails to deliver a Dispute Notice as provided in Section 2.8(b), then the Closing Calculations as set forth in the Closing Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Determination Time for purposes of this Agreement.
(d) If the Company delivers a Dispute Notice on or prior to the Response Date, then Representatives of Insight and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Net Cash, which agreed upon Net Cash shall be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Determination Time for purposes of this Agreement.
(e) If Representatives of Insight and the Company are unable to negotiate an agreed-upon determination of Net Cash as of the Determination Time pursuant to Section 2.8(d) within three (3) Business Days after delivery of the Dispute Notice (or such other period as Insight and the Company may mutually agree upon), then any remaining disagreements as to the calculation of Net Cash shall be referred to an independent auditor of recognized national standing jointly selected by Insight and the Company. If the parties are unable to select an independent auditor within five (5) Business Days, then either Insight or the Company may thereafter request that the Boston, Massachusetts Office of the American Arbitration Association (“AAA”) make such selection (either the independent auditor jointly selected by both parties or such independent auditor selected by the AAA, the “Accounting Firm”). Insight and the Company shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Closing Schedule and the Dispute Notice, and Insight and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) Business Days of accepting its selection. Insight and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Insight and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Net Cash made by the Accounting Firm shall be made in writing delivered to each of Insight and the Company, shall be final and binding on Insight and the Company and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Net Cash at the Determination Time for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 2.8(e). The fees and expenses of the Accounting Firm shall be allocated between Insight and the Company in the same proportion that the disputed amount of the Net Cash that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Net Cash amount. If this Section 2.8(e) applies as to the determination of the Net Cash at the Determination Time described in Section 2.8(a), upon resolution of the matter in accordance with this Section 2.8(e), the Parties shall not be required to determine Net Cash again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Insight and the Company may request a redetermination of Net Cash if the Closing Date is more than thirty (30) days after the Anticipated Closing Date.
2.9 Dissenters’ Rights.
(a) Notwithstanding any provisions of this Agreement to the contrary and to the extent available under the CICA, Company Shares that are issued and outstanding immediately prior to the First Effective Time and with respect to which the holder thereof has validly exercised and not effectively withdrawn or lost such holder’s right to dissent from the Merger (the “Dissenter’s Rights”) in accordance with Section 238 of the CICA (collectively, the “Dissenting Shares,” and holders of Dissenting Shares collectively being referred to as “Dissenting Shareholders”) shall as of the First Effective Time be cancelled and cease to exist, and no Dissenting Shareholder shall be entitled to receive any Merger Consideration, and shall instead be entitled to receive only the payment of the fair value of such Dissenting Shares held by them in accordance with the provisions of Section 238 of the CICA.
(b) All Company Shares held by Dissenting Shareholders who shall have failed to comply with Section 238(5) of the CICA, or who effectively shall have withdrawn or lost their Dissenter’s Rights in respect of such Company Shares under Section 238 of the CICA shall thereupon be deemed to no longer be Dissenting Shares and shall be and be deemed to have been cancelled and cease to exist, as of the First Effective Time, in consideration of the right of the holder thereof to receive its share of the Merger Consideration for the applicable class of Company Shares held, without any interest thereon, in the manner provided in Section 2.5. The Company shall give Insight prompt written notice of any notices of objection, notices of approval, notices of dissent, demands for appraisal, demands for fair value or written offers under Section 238 of the CICA received by the Company, attempted withdrawals of such Dissenter’s Rights or demands or offers and any other instruments or proceedings served pursuant to the CICA or applicable Law and received by the Company relating to the transactions contemplated hereby or its shareholders’ Dissenter’s Rights. The Company shall not, without Insight’s prior written consent (not to be unreasonably withheld, conditioned or delayed) or as otherwise required by applicable Law or Order, voluntarily make any payment with respect to, or settle or offer to settle, or approve any withdrawal of, any such Dissenter’s Rights or demands, or agree to do any of the foregoing.
(c) In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to Section 238(2) of the CICA and in accordance with Section 238(3) of the CICA, the Company shall serve written notice of the authorization and approval of this Agreement, the First Plan of Merger, the Second Plan of Merger and the Contemplated Transactions, including the Merger, on such shareholders pursuant to Section 238(4) of the CICA within twenty (20) days of obtaining the Required Company Shareholder Vote.
2.10 Agreement of Fair Value. The Parties respectively agree that the Merger Consideration represents the fair value of Company Shares for purposes of Section 238(8) of the CICA.
2.11 Further Action. If, at any time after the Second Effective Time, any further action is determined by the Second Surviving Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Second Surviving Company with full right, title and possession of and to all rights and property of the

First Surviving Company, then the officers and directors of the Second Surviving Company shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Subs, in the name of the First Surviving Company and otherwise) to take such action.
2.12 Tax Consequences. For United States federal (and applicable state and local) income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties (i) adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, (ii) agree to file and retain such information with respect to the Merger as shall be required under Treasury Regulations Section 1.368-3, and (iii) agree to file all Tax Returns with respect to the Merger on a basis consistent with, and take no position (whether in audits, Tax Returns or otherwise) inconsistent with, such intended treatment unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.
2.13 Insight Contingent Value Right.
(a) Holders of Insight Common Stock of record as of immediately prior to the First Effective Time shall be entitled to one contractual contingent value right (an “Insight CVR”) issued by Insight subject to and in accordance with the terms and conditions of the Insight CVR Agreement, attached hereto as Exhibit F (the “Insight CVR Agreement”), for each share of Insight Common Stock held by such holders. Notwithstanding anything herein to the contrary, the Parties shall be entitled to modify the Insight CVR Agreement, prior to the execution thereof, to accommodate any reasonable comments by the Insight Rights Agent (as defined in the Insight CVR Agreement).
(b) At or prior to the First Effective Time, Insight shall authorize and duly adopt, execute and deliver, and will ensure that Insight Rights Agent execute and deliver, the Insight CVR Agreement, subject to any reasonable revisions to the Insight CVR Agreement that are requested by the Insight Rights Agent (provided that such revisions are not, individually or in the aggregate, detrimental or adverse, taken as a whole, to any holder of an Insight CVR). Insight and the Company shall cooperate, including by making changes to the form of Insight CVR Agreement, as necessary to shall ensure that the Insight CVRs are, and Insight shall not issue or distribute any Insight CVRs unless such issuance and distribution is, not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.
(c) Insight and the Insight Rights Agent shall, at or prior to the First Effective Time, duly authorize, execute and deliver the Insight CVR Agreement.
2.14 Company Contingent Value Right.
(a) Holders of Company Shares of record as of immediately prior to the First Effective Time shall be entitled to one contractual contingent value right (a “Company CVR”) issued by Insight subject to and in accordance with the terms and conditions of the Company CVR Agreement, attached hereto as Exhibit G (the “Company CVR Agreement”), for each share of Insight Common Stock issuable pursuant to Section 2.5(a) to such holders in exchange for Company Shares. Notwithstanding anything herein to the contrary, the Parties shall be entitled to modify the Company CVR Agreement, prior to the execution thereof, to accommodate any reasonable comments by the Company Rights Agent (as defined in the Company CVR Agreement).
(b) At or prior to the First Effective Time, Insight shall authorize and duly adopt, execute and deliver, and will ensure that Company Rights Agent executes and delivers, the Company CVR Agreement, subject to any reasonable revisions to the Company CVR Agreement that are requested by the Company Rights Agent (provided that such revisions are not, individually or in the aggregate, detrimental or adverse, taken as a whole, to any holder of a Company CVR). The Company and Insight shall cooperate, including by making changes to the form of Company CVR Agreement, as necessary to shall ensure that the Company CVRs are, and Insight shall not issue or distribute any Company CVRs unless such issuance and distribution is, not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws.
(c) Insight and the Company Rights Agent shall, at or prior to the First Effective Time, duly authorize, execute and deliver the Company CVR Agreement.

Section 3. Representations and Warranties of the Company.
Except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Insight and Merger Subs as follows:
3.1 Due Organization; Subsidiaries.
(a) The Company is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Company has the requisite corporate power to own, lease and operate its assets and properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualification or license necessary to the Company’s business as currently conducted, except for those jurisdictions where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b) Each of the Company’s Subsidiaries is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound.
(c) Each of the Company’s Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.
(d) The Company has no Subsidiaries, except for the Entities identified in Section 3.1(c) of the Company Disclosure Schedule; and neither the Company nor any of the Entities identified in Section 3.1(c) of the Company Disclosure Schedule owns any shares, capital stock of, or any equity, ownership or profit-sharing interest of any nature in, or controls directly or indirectly, any other Entity other than the Entities identified in Section 3.1(c) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries is and or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Neither the Company nor any of its Subsidiaries has, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.
3.2 Organizational Documents. The Company has delivered to Insight accurate and complete copies of the Company Charter and the Organizational Documents of each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in breach or violation of the Company Charter or its Organizational Documents, as applicable, in any material respect.
3.3 Authority; Binding Nature of Agreement. The Company and each of its Subsidiaries have all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Company Board has (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its shareholders, (b) approved and declared advisable this Agreement, the First Plan of Merger, the Second Plan of Merger and the Contemplated Transactions and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the shareholders of the Company vote to approve the Merger, adopt this Agreement and the First Plan of Merger and the Second Plan of Merger and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Insight and Merger Subs, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.4 Vote Required. The approval and authorization of the Merger, the First Plan of Merger, the Second Plan of Merger and the Contemplated Transactions requires (a) a special resolution of the Company under Sections 60 and 233(6) of the CICA, being (i) a resolution passed by the affirmative vote of the shareholders holding Company Shares (voting together on an as-converted basis) representing at least two-thirds of the votes cast by the holders of Company Shares present and voting in person or by proxy at a general meeting at which a quorum is present and of which notice specifying the intention to propose the resolution as a special resolution has been duly given, or (ii) a unanimous written resolution of the Company’s shareholders, (b) the written consent of Engene Inc., (c) the written consent of the Preferred Majority and (d) the written consent of the holders of a majority of the Company Ordinary Shares (voting together on an as-converted basis) (the “Required Company Shareholder Vote”). The Required Company Shareholder Vote is the only vote of the holders of any class or series of Company Shares necessary to adopt and approve this Agreement, the First Plan of Merger and the Second Plan of Merger and approve the Contemplated Transactions.
3.5 Non-Contravention; Consents.
(a) Subject to compliance with any applicable antitrust Law, obtaining the Required Company Shareholder Vote, the filing of the First Plan of Merger and the Second Plan of Merger with the Registrar of Companies pursuant to the CICA, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):
(i) contravene, conflict with or result in a violation of any of the provisions of the Company Charter;
(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which the Company or its Subsidiaries, or any of the assets owned or used by the Company or its Subsidiaries, is subject;
(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or its Subsidiaries;
(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract, (C) accelerate the maturity or performance of any Company Material Contract or (D) cancel, terminate or modify any term of any Company Material Contract, except in the case of any non-material breach, default, penalty or modification; or
(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or its Subsidiaries (except for Permitted Encumbrances).
(b) Except for (i) the Required Company Shareholder Vote, (ii) the filing of the First Plan of Merger and the Second Plan of Merger with the Registrar of Companies pursuant to the CICA and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, neither the Company nor any of its Subsidiaries was, is, or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.
3.6 Capitalization.
(a) The authorized share capital of the Company as of the date of this Agreement is $1,000,000 divided into (i) 18,721,541,692 Company Ordinary Shares, of which 462,105,898 shares are issued and are outstanding as of the date of this Agreement, (ii) 71,428,571 Company Series Seed Shares, of which 71,428,571 shares are issued and are outstanding as of the date of this Agreement, (iii) 326,079,495 Company Series A Shares, of which 326,079,495 shares are issued and are outstanding as of the date of this Agreement, (iv) 239,156,361 Company Series B Shares, of which 239,156,361 shares are issued and are outstanding as of the date of this Agreement, (v) 290,202,451 Company Series C-1 Shares, of which 270,636,854 shares are issued and are outstanding as of the date of this Agreement, and (vi) 351,591,430 Company Series C-2 Shares, of which 127,875,914 shares are issued and are outstanding as of the date of this Agreement.
(b) All of the outstanding Company Shares and all outstanding securities of the Subsidiaries as set out in Section 3.6(b) of the Company Disclosure Schedule have been duly authorized and validly issued and are fully paid and nonassessable and are free of any Encumbrances. None of the outstanding Company Shares is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding Company Shares is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling or otherwise disposing of (or granting any option or similar right with respect to), any Company Shares. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Shares or other securities. Section 3.6(b) of the Company Disclosure Schedule accurately and completely lists all repurchase rights held by the Company with respect to Company Ordinary Shares (including shares issued pursuant to the exercise of Company Options) and specifies which of those repurchase rights are currently exercisable. There are no declared or accrued but unpaid dividends with respect to any Company Shares.
(c) Except for the Company’s 2019 Stock Incentive Plan (the “Company Plan”), which has been duly authorized, approved and adopted by the Company Board and is in full force and effect, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the date of this Agreement, the Company has reserved 488,816,765 Company Ordinary Shares for issuance under the Company Plan, of which 121,469,306 shares have been issued and are currently outstanding, 159,003,977 have been reserved for issuance upon exercise of Company Options granted under the Company Plan, and 208,343,482 Company Ordinary Shares remain available for future issuance pursuant to the Company Plan. Section 3.6(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the optionee, (ii) the number of Company Ordinary Shares subject to such Company Option at the time of grant, (iii) the exercise price of such Company Option, (iv) the date on which such Company Option was granted, and (v) the applicable vesting schedule. The Company has made available to Insight an accurate and complete copy of the Company Plan and forms of all stock option agreements approved for use thereunder. Except as set forth in Section 3.6(d) of the Company Disclosure Schedule, no vesting of Company Options will accelerate in connection with the closing of the Contemplated Transactions. The terms of the Company Plan permit the treatment of Company Options as provided therein without the consent or approval of any holder of Company Options or any other Person other than the Company Board.
(d) Except for the outstanding Company Options, or as set forth on Section 3.6(d) of the Company Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares or other securities of the Company or any of its Subsidiaries, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares or other securities of the Company or any of its Subsidiaries, (iii) shareholder or stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares or other securities of the Company or any of its Subsidiaries. There are no outstanding or authorized share of stock appreciation, phantom shares or stock, profit participation or other similar rights with respect to the Company or any of its Subsidiaries.
(e) All outstanding Company Shares, Company Options and other securities of the Company have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.
(f) With respect to Company Options granted pursuant to the Company Plan, (i) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), and the award agreement governing such grant (if any) was duly executed and delivered by each party thereto, (ii) each Company Option grant was made in all material respects in accordance with the terms of the Company Plan and all other applicable Law, (iii) the relevant exercise price applicable to each Company Option was not less than the par value of each class of Company Share into which such Company Option was or were to be exercisable in accordance with its respective terms of issue and (iv) the per share exercise price of each Company Option was not less than the fair market value of a Company Share on the applicable Grant Date determined in a manner consistent with Section 409A of the Code.
3.7 Financial Statements.
(a) Section 3.7(a) of the Company Disclosure Schedule includes true and complete copies of (i) the Company’s unaudited consolidated balance sheets at December 31, 2022 and December 31, 2023, (ii) the Company’s unaudited consolidated statements of income and cash flow for the years ended December 31, 2022 and December 31, 2023, (iii) the Company Unaudited Interim Balance Sheet and (iv) the Company’s unaudited statements of income and cash flow for the nine months ended September 30, 2024 (collectively, the “Company Financials”). The Company Financials (A) were prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) (except that the Company Financials may not have notes thereto and other presentation items that may be required by U.S. GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (B) fairly present, in all material respects, the financial position and operating results of the Company and its consolidated Subsidiaries as of the dates and for the periods indicated therein.
(b) Each of the Company and its Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and its Subsidiaries in conformity with U.S. GAAP and to maintain accountability of the Company’s and its Subsidiaries’ assets, (iii) access to the Company’s and its Subsidiaries’ assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for the Company’s and its Subsidiaries’ assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. The Company and each of its Subsidiaries maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP.
(c) Section 3.7(c) of the Company Disclosure Schedule lists, and the Company has delivered to Insight accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company or any of its Subsidiaries since January 1, 2022.
(d) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of any executive officer of the Company, the Company Board or any committee thereof. Neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company, any of its Subsidiaries, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.
3.8 Absence of Changes. Except as set forth on Section 3.8 of the Company Disclosure Schedule, between December 31, 2023 and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required consent of Insight pursuant to Section 5.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9 Absence of Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), in each case, of a type required to be reflected or reserved for on a balance sheet prepared in accordance with U.S. GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Company Unaudited Interim Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by the Company or its Subsidiaries since the date of the Company Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of the Company or any of its Subsidiaries under Company Contracts, (d) Liabilities incurred in connection with a Company Legacy Transaction or the Contemplated Transactions and (e) Liabilities listed in Section 3.9 of the Company Disclosure Schedule.
3.10 Title to Assets. Each of the Company and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Company Unaudited Interim Balance Sheet and (b) all other assets reflected in the books and records of the Company or any of its Subsidiaries as being owned by the Company or such Subsidiary. All of such assets are owned or, in the case of leased assets, leased by the Company or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.
3.11 Real Property; Leasehold. Neither the Company nor any of its Subsidiaries owns or has ever owned any real property. The Company has made available to Insight (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.
3.12 Intellectual Property.
(a) Section 3.12(a) of the Company Disclosure Schedule is an accurate, true and complete listing of all Company Registered IP.
(b) Section 3.12(b) of the Company Disclosure Schedule accurately identifies all material Company Contracts pursuant to which Company IP Rights are licensed to the Company or any of its Subsidiaries (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or any of its Subsidiaries’ products or services, (B) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents, products or other materials or services, in each case under consulting agreements, material transfer agreements, laboratory services agreements, vendor agreements, clinical trial related agreements, or supply agreements, (C) any confidential information provided under confidentiality agreements and (D) agreements between Company and its employees in Company’s standard form thereof) (each such material Company Contract, a “Company In-bound License”). Each Person who is or was an employee or contractor of a licensor to the Company or any of its Subsidiaries and who is or was involved in the creation or development (including those listed as an inventor thereof) of (i) any material Company IP Rights non-exclusively licensed to the Company (solely to the Knowledge of the Company) and (ii) any material Company IP Rights exclusively licensed to the Company, in each case (i) and (ii), purported to be owned by the licensor, has either (I) signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to the licensor or (II) otherwise assigned such Intellectual Property to the licensor by operation of law applicable in the country or region with respect to such Person.
(c) Section 3.12(c) of the Company Disclosure Schedule accurately identifies each Company Contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP Rights (other than (i) any confidential information provided under confidentiality agreements, (ii) any Company IP Rights non-exclusively licensed to academic collaborators, suppliers or service providers (including under clinical trial related agreements) for the sole purpose of enabling such academic collaborator, supplier or service providers to supply materials or provide services for the Company’s benefit or in the case of academic institutions, to perform research, and (iii) any Company IP Rights non-exclusively licensed to a third party under material transfer agreements where the license is ancillary to the use of the transferred materials by such third party) (each such material Company Contract, a “Company Out-bound License”).
(d) Subject to any license or covenant not to sue granted by the Company or any of its Subsidiaries under any Company IP Rights and except for agreements entered into in the Ordinary Course of Business by the Company or any of its Subsidiaries, neither the Company nor any of its Subsidiaries is bound by, and no Company IP Rights that are owned by the Company or any of its Subsidiaries are subject to, any Company Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or any of its Subsidiaries to use, exploit, assert, or enforce anywhere in the world any Company IP Rights that are owned by the Company or any of its Subsidiaries.
(e) The Company or one of its Subsidiaries exclusively owns all right, title, and interest to and in Company IP Rights (subject to any license or covenant not to sue granted by the Company or any of its Subsidiaries under any Company Out-bound License or under Company IP Rights granted in the Ordinary Course of Business by the Company or any of its Subsidiaries, and other than (i) Company IP Rights licensed to the Company or one of its Subsidiaries under the Company In-bound Licenses, (ii) Company IP Rights that are jointly owned by the Company or one of its Subsidiaries and another Person as identified in Section 3.12(e) of the Company Disclosure Schedule, (iii) any non-customized software that (A) is licensed to the Company or any of its Subsidiaries solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing, or distribution of, any of the Company’s or any of its Subsidiaries’ products or services, (iv) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents, products or other materials or services, in each case under consulting agreements, material transfer agreements, laboratory services agreements, vendor agreements, clinical trial related agreements, or supply agreements, (v) any confidential information provided under confidentiality agreements and (vi) agreements between Company and its employees in Company’s standard form thereof), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:
(i) All documents and instruments necessary to register or apply for or renew registration of (A) Company Registered IP that is owned by the Company or any of its Subsidiaries, (B), to the Knowledge of the Company, Company Registered IP that is licensed to the Company or any of its Subsidiaries (other than Company Registered IP covered in clause (C)), and (C) material Company Registered IP that is exclusively licensed to the Company or any of its Subsidiaries, in each case of (A), (B), and (C) have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.
(ii) Each Person who is or was an employee or contractor of the Company or any of its Subsidiaries and who is or was involved in the creation or development of any Company IP Rights purported to be owned by the Company has signed a valid, enforceable agreement containing confidentiality provisions protecting trade secrets and confidential information of the Company and its Subsidiaries, and either (A) such signed agreement contains a present assignment of such Intellectual Property to the Company or such Subsidiary or (B) such Person otherwise assigns such Intellectual Property to the Company or such Subsidiary by operation of law applicable in the country or region with respect to such Person.
(iii) To the Knowledge of the Company, no current or former stockholder, officer, director, or employee of the Company or any of its Subsidiaries has any claim, right (whether or not currently exercisable), or interest to or in any Company IP Rights purported to be owned by the Company. To the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or such Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning Company IP Rights purported to be owned by the Company or confidentiality provisions protecting trade secrets and confidential information comprising Company IP Rights purported to be owned by the Company.

(iv) Other than under any clinical trial agreement with clinical sites that are affiliated with or owned by Governmental Authority, no funding, facilities, or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company IP Rights in which the Company or any of its Subsidiaries has an ownership interest. No Person who was involved in, or who contributed to, the creation or development of any Company IP Rights has performed services for any Governmental Authority in a manner that would affect Company’s rights in the Company IP Rights.
(v) The Company and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company or such Subsidiary holds, or purports to hold, as confidential or a trade secret. To the Knowledge of the Company, there has been no unlawful, accidental or unauthorized access to or use or disclosure of any confidential information or trade secrets of the Company that the Company intended to maintain as confidential or a trade secret.
(vi) Neither the Company nor any of its Subsidiaries has assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP Rights to any other Person.
(vii) To the Knowledge of the Company, the Company IP Rights constitute all material Intellectual Property necessary for the Company and its Subsidiaries to conduct its business as currently conducted and planned to be conducted.
(f) The Company has delivered or made available to Insight, a complete and accurate copy of all Company In-bound Licenses and Company Out-bound Licenses. With respect to each of Company In-bound Licenses and Company Out-bound Licenses: (i) each such agreement is valid, binding on, enforceable against the Company or its Subsidiaries, as applicable, in accordance with its terms, subject to the Enforceability Exceptions, (ii) the Company has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) neither the Company nor its Subsidiaries, and to the Knowledge of the Company, no other party to any such agreement, is in breach or default thereof in any material respect.
(g) To the Knowledge of the Company, the manufacture, marketing, license, sale, offering for sale, importation, use or intended use or other disposal of any product or technology as currently licensed or sold or under development by the Company or any of its Subsidiaries (i) does not violate any Company Material Contract between Company or its Subsidiaries and any third party, and (ii) does not infringe or misappropriate any Intellectual Property of any other Person. To the Knowledge of the Company, no third party is infringing upon any Patents owned by Company within the Company IP Rights or is in violation of any Company Material Contract with the Company or its Subsidiaries under which Company has out-licensed any Company IP Rights.
(h) As of the date of this Agreement, Company is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, offer for sale, license or dispose of any Company Registered IP, other than in the ordinary course of prosecution and maintenance of such Company Registered IP. Neither the Company nor any of its Subsidiaries has received any written notice asserting that Company or any of its Subsidiaries have infringed, misappropriated or otherwise violated any Intellectual Property of any Person and the Company does not have any specific reason to believe that any such notice may be forthcoming. The Company has not received any notice disputing the inventorship or ownership or the validity or enforceability of any material Company IP Rights, and to the Knowledge of the Company there are no circumstances that would reasonably support such a claim. None of the Company IP Rights is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority that limits the ability of the Company to exploit any Company IP Rights.
(i) Each item of Company IP Rights that is Company Registered IP owned by the Company or any of its Subsidiaries is and at all times has been filed and maintained in compliance with all applicable Law and all filings, payments, and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline. To the Knowledge of the Company, all Company Registered IP that is issued or granted is valid and enforceable.
(j) To the Knowledge of the Company, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company or any of its Subsidiaries conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company or any of its Subsidiaries has or purports to have an ownership interest has been impaired as determined by the Company or any of its Subsidiaries in accordance with U.S. GAAP.
(k) Except as set forth in Section 3.12(b) or Section 3.12(c) of the Company Disclosure Schedule or as contained in license, distribution and service agreements entered into in the Ordinary Course of Business by the Company or any of its Subsidiaries, (i) neither the Company nor any of its Subsidiaries is bound by any Contract the primary purpose of which is to indemnify, defend, hold harmless, or reimburse any other Person with respect to any infringement, misappropriation, or similar claim relating to Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole and (ii) neither the Company nor any of its Subsidiaries has ever assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property, which assumption, agreement or responsibility remains in force as of the date of this Agreement.
(l) Neither the Company nor any of its Subsidiaries is party to any Company IP Rights Agreement that, as a result of such execution, delivery and performance of this Agreement, will cause the grant to any third party of any license or other right to any Company IP Rights, result in breach of, default under or termination of such Contract with respect to any Company IP Rights, or impair the right of the Company or the Second Surviving Company and its Subsidiaries to use, sell or license or enforce any Company IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
3.13 Agreements, Contracts and Commitments.
(a) Section 3.13 of the Company Disclosure Schedule identifies each Company Contract that is in effect as of the date of this Agreement (other than any Company Employee Plan or the Subscription Agreement) and is:
(i) a Company Contract the primary purpose of which is agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;
(ii) a Company Contract where any of the Company’s assets and properties is currently bound, which, pursuant to the express terms thereof, require annual obligations of payment by, or annual payments to, the Company in excess of $500,000;
(iii) a Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;
(iv) each Company Contract with a current Company Associate (A) requiring payments by the Company in excess of $200,000 pursuant to its express terms relating to the employment of, or the performance of services by such Company Associate or (B) that is not terminable by the Company or its Subsidiaries on thirty (30) calendar days’ or less notice without payment of severance, termination payment or other liability, except to the extent general principles of wrongful termination Law may limit the Company’s, its Subsidiaries or such successor’s ability to terminate employees at will;
(v) a Company Real Estate Lease;
(vi) a Company Contract disclosed in or required to be disclosed in Section 3.12(b) or Section 3.12(c) of the Company Disclosure Schedule;
(vii) a Company Contract containing (A) any covenant limiting the freedom of the Company, its Affiliates or the Second Surviving Company to engage in any line of business or compete with any

Person, or limiting the development, manufacture or distribution of the Company’s products or services, (B) any most-favored pricing arrangement, (C) any exclusivity provision, (D) any non-solicitation provision, or (E) any grant of any option to any Intellectual Property, in each case to the benefit of the counterparty thereto;
(viii) a Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company or its Affiliates in connection with the Contemplated Transactions;
(ix) a Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $50,000 or creating any material Encumbrances with respect to any assets of the Company or any of its Subsidiaries or any loans or debt obligations with officers or directors of the Company;
(x) a Company Contract relating to capital expenditures and requiring payments by the Company or any of its Subsidiaries after the date of this Agreement in excess of $50,000 pursuant to its express terms and not cancelable without financial penalty;
(xi) each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $500,000 pursuant to its express terms relating to: (A) any distribution agreement, (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company, or (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company, in each case, except for Company Contracts entered into in the Ordinary Course of Business;
(xii) a Labor Agreement;
(xiii) each Company Contract providing for severance, termination compensation, retention or stay pay, change in control payments, or transaction-based bonuses; or
(xiv) a Company Contract under which a third party would be entitled to receive a license or have any other rights in Intellectual Property primarily used in or primarily related to IMG-007 at the time of or immediately after the First Effective Time.
(b) The Company has delivered or made available to the Insight accurate and complete copies of all Company Contracts described in clauses (i)-(xiv) of the immediately preceding sentence (any such Company Contract, a “Company Material Contract”), including all amendments thereto. There are no Company Material Contracts that are not in written form. Neither the Company nor any if Subsidiaries has, nor to the Company’s Knowledge as of the date of this Agreement, has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Company Material Adverse Effect. As to the Company and its Subsidiaries, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating or has a right pursuant to the terms of any Company Material Contract or any other material term or provision of any Company Material Contract.
3.14 Compliance; Permits; Restrictions.
(a) The Company and each of its Subsidiaries are, and since January 1, 2022, have complied in all material respects with, are not in violation in any material respect of, and have not received any written notices of violation with respect to, applicable Law.

(b) The Company and each of its Subsidiaries are and, since January 1, 2022, have been in compliance in all material respects with all Health Care Laws applicable to the Company. Since January 1, 2022, the Company has not received any notice alleging any material violation with respect to any applicable Health Care Laws. There are no restrictions upon the Company and any of its Subsidiaries that have resulted from conduct in violation of any Health Care Law.
(c) The Company and each of its Subsidiaries are not currently and have not, since January 1, 2022, been: (i) a party to the terms of a corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or similar agreement imposed by the Office of Inspector General of the Department of Health and Human Services or any other Governmental Authority; (ii) subject of any pending third party audit, other than routine customer audits, or investigation; (iii) named as a defendant in any action under the federal False Claims Act or any state equivalent; or (iv) subject to any search warrant, subpoena, or civil investigative demand from any Governmental Authority with respect to any alleged violation of Law by the Company, and no such enforcement, regulatory or administrative proceeding is pending or threatened.
(d) The Company product candidates are being, and, since January 1, 2022, have been, developed, tested, manufactured, labeled, distributed and stored, as applicable, in compliance with the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and Public Health Service Act (42 U.S.C. § 262 et seq.), as amended, and applicable regulations promulgated by the U.S. Food and Drug Administration (“FDA”) and comparable applicable Laws outside of the United States, including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices, as applicable, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the extent the foregoing representation and warranty is made with respect to activities conducted by third parties, such representation and warranty is made solely to the Knowledge of the Company.
(e) Since January 1, 2022, the Company has not (i) made an untrue statement of a material fact or a fraudulent statement to the FDA, (ii) failed to disclose a material fact required to be disclosed to the FDA or (iii) failed to make a statement to the FDA, in each such case, related to the business of the Company, that, at the time such statement was made or such disclosure or statement was not made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any Governmental Authority to invoke any similar policy, except for any act or statement or failure to make a statement that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2022, the Company and any of its directors, officers, employees, or to the Knowledge of the Company, its contractors, have not been excluded from participation in any Federal Health Care Program or, to the Knowledge of the Company, engaged in any conduct for which the Company or any of its directors, officers, employees, or contractors could be excluded from participating in any Federal Health Care Program under 42 U.S.C. 1320a-7.
(f) The Company or one of its Subsidiaries, respectively, holds each of the licenses, certificates, clearances, approvals, permits or other authorizations or registrations set forth in Section 3.14(f) of the Company Disclosure Schedule (the “Scheduled Permits”). The Scheduled Permits represent all the licenses, certificates, clearances, approvals, permits or other authorizations or registrations required for the Company to comply in all material respects with all Laws, including Health Care Laws, and all such Scheduled Permits are valid and in full force and effect. The Company and its Subsidiaries have not received any written notice or other written communication, any oral notice or other oral communication from any Governmental Authority regarding (i) any actual or possible violation of applicable Law or any Scheduled Permit or any failure to comply with any term or requirement of any Scheduled Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Scheduled Permit.
3.15 Legal Proceedings; Orders.
(a) There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding: (i) that involves the Company or any of its Subsidiaries,

any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company or its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.
(b) There is no Order to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject. To the Knowledge of the Company, no officer or other Key Employee of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of the Company or any of its Subsidiaries or to any material assets owned or used by the Company or any of its Subsidiaries.
3.16 Tax Matters.
(a) The Company and each of its Subsidiaries have timely filed (taking into account automatic extensions of time to file) all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary is subject to taxation by that jurisdiction.
(b) All material Taxes due and owing by the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been paid. Since the date of the Company Unaudited Interim Balance Sheet, neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice, other than in connection with the transactions contemplated by this Agreement.
(c) The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
(d) There are no Encumbrances for material Taxes (other than Permitted Encumbrances) upon any of the assets of the Company or any of its Subsidiaries.
(e) No deficiencies for material Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries (or any of their predecessors) has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.
(f) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date.
(g) Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary Contracts entered into in the Ordinary Course of Business, including with vendors, customers, lenders, or landlords, the principal subject matter of which is not Taxes.
(h) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is the Company). Neither the Company nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than the Company and any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee or successor.
(i) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(j) Neither the Company nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).
(k) Neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.
(l) The Company is not an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.
(m) Neither the Company nor any of its Subsidiaries, has taken or agreed to take, any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the Knowledge of the Company, no facts or circumstances exist that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
3.17 Employee and Labor Matters; Benefit Plans.
(a) Neither the Company nor any of its Subsidiaries is, or has ever been, a party to, bound by, or has a duty to bargain under, any Labor Agreement, and there are no labor organizations representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company or its Subsidiaries. There is not and has never been any strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute or any threat thereof, affecting the Company or any of its Subsidiaries.
(b) Section 3.17(b) of the Company Disclosure Schedule lists all material Company Employee Plans. True, complete and correct copies of the following documents, with respect to each Company Employee Plan, where applicable, have previously been made available to Insight: (i) all documents embodying or governing such Company Employee Plan (or for unwritten Company Employee Plans a written description of the material terms of such Company Employee Plan) and any funding medium for the Company Employee Plan; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) the last three years of non-discrimination testing results; and (vii) all non-routine correspondence to and from any governmental agency.
(c) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan or the exempt status of any related trust or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification.
(d) Each Company Employee Plan has been established, administered, maintained and operated in compliance, in all material respects, with its terms and all applicable Law, including the Code, ERISA, and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan. All payments and/or contributions required to have been made with respect to all Company Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable Law. The Company Employee Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code. No Company Employee Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan, and to the Knowledge of the Company, there is no reasonable basis for any such litigation or proceeding.
(e) Neither the Company nor any of its ERISA Affiliates has ever maintained, contributed to, or been required to contribute to (i) any employee benefit plan that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither the Company nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA that has not been paid in full. No Company Employee Plan provides for medical or other welfare benefits beyond termination of service or retirement, other than pursuant to (i) COBRA or an analogous state law requirement or (ii) continuation coverage through the end of the month in which such termination or retirement occurs. Neither the Company nor any of its Subsidiaries sponsors or maintains any self-funded medical or long-term disability employee benefit plan. No Company Employee Plan is subject to any Law of a foreign jurisdiction outside of the United States.
(f) No Company Options or other equity-based awards issued or granted by the Company are subject to the requirements of Code Section 409A. Each Company Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “Company 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any Company 409A Plan is or, when made in accordance with the terms of the Company 409A Plan, will be subject to the penalties of Code Section 409A(a)(1).
(g) The Company and each of its Subsidiaries is, and at all times during the past five (5) years has been, in compliance in all material respects with all applicable federal, state and local laws, rules and regulations respecting labor and employment matters, including, without limitation, employment practices, terms and conditions of employment, worker classification, Tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, work authorization and immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work. The Company and each of its Subsidiaries, in each case, with respect to the Company Associates has at all times: (i) withheld and reported all material amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, and not been liable for any arrears, Taxes or penalty for failure to comply with any of the foregoing, (ii) paid all wages, salaries, wage premiums, commissions, bonuses, severance payments, expense reimbursements, fees and other compensation that has come due and payable to such Company Associates under applicable Laws, Contracts, or benefit plans or policies, and (iii) not been liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are, and during the past five (5) years have been, no actions, suits, claims, administrative matters or other Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to any Company Associates, employment agreement, Company Employee Plan (other than routine claims for benefits) or other labor or employment matter. To the Knowledge of the Company, there are, and during the past five (5) years have been, no pending or threatened claims or actions against the Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. Neither the Company nor any Subsidiary thereof is or has ever been a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.
(h) Neither the Company nor any of its Subsidiaries has or at any time during the past five (5) years has had any material liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee or (ii) any employee currently or formerly classified as exempt from overtime wages under applicable wage and hour Law.
(i) Within the past three (3) years, neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act, issued any notification of a plant closing or mass layoff required by the WARN Act, or incurred any liability or obligation under the WARN Act that remains unsatisfied.
(j) Neither the Company nor any of its Subsidiaries is, nor has the Company or any of its Subsidiaries been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no, and for the past five (5) years has been no, claim, labor dispute, grievance or other Legal Proceeding pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any labor or employment matter, including, without limitation, any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Company Associate, including charges of unfair labor practices or discrimination complaints.
(k) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any of its employees for excise Taxes paid pursuant to Section 4999 or Section 409A of the Code.
(l) Neither the Company nor any of its Subsidiaries is a party to any Contract that could, due to the Merger (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries, or (ii) result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to the Company of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.
(m) In the last three (3) years, (i) there have been no reported internal or external complaints accusing any supervisory or managerial employee of the Company or any of its Subsidiaries of sexual harassment, harassment, discrimination, or retaliation, and no investigations as to any such matters and (ii) there has been no settlement of, or payment arising out of or related to, any claim, litigation or complaint with respect to sexual harassment, harassment, discrimination, or retaliation.
(n) Neither the Company nor any of its Subsidiaries is a government contractor or subcontractor for any purposes of any law with respect to the terms and conditions of employment.
(o) To the Knowledge of the Company, (i) none of the Company’s employees or Contingent Workers is subject to any noncompete, nonsolicit, nondisclosure, confidentiality, employment, consulting or other Contract that restricts or prohibits the performance of duties for or services to the Company and (ii) none of the Company’s employees or Contingent Workers is in violation of any noncompete, nonsolicit, nondisclosure, confidentiality, or other such obligation owed to the Company.
(p) The consummation of the Contemplated Transactions will not (i) entitle any employee or Contingent Worker of the Company to severance pay, unemployment compensation, bonus payment or any other payment, (ii) accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such employee or Contingent Worker or (iii) entitle any such employee or Contingent Worker to terminate, shorten or otherwise change the terms of the employee’s employment.
3.18 Environmental Matters. Since January 1, 2022, the Company and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received since January 1, 2022, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is not in compliance with any Environmental Law and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company or any of its Subsidiaries has received since January 1, 2022, any written notice or other communication relating to property owned or leased at any time by the Company or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither the Company nor any of its Subsidiaries has any material liability under any Environmental Law.
3.19 Insurance. The Company has made available to Insight accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and each of its Subsidiaries. Each of such insurance policies is in full force and effect and the Company and each of its Subsidiaries are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2022, neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company and each of its Subsidiaries have provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against the Company or any of its Subsidiaries for which the Company or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company or any of its Subsidiaries of its intent to do so.
3.20 No Financial Advisors. Except as set forth on Section 3.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.
3.21 Transactions with Affiliates. Section 3.21 of the Company Disclosure Schedule describes any material transactions or relationships, since January 1, 2022, between, on one hand, the Company or any of its Subsidiaries and, on the other hand, any (a) executive officer or director of the Company or any of its Subsidiaries or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding Company Shares or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company or its Subsidiaries) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.
3.22 Privacy and Data Security. The Company complies and, since January 1, 2022, has complied in all material respects with all applicable Privacy Laws and the applicable terms of any Company Contracts relating to privacy, security, collection or use of Personal Data of any individuals (including, without limitation, clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with the Company in connection with the operation of the Company’s business. To the Knowledge of the Company, the Company has implemented and maintains reasonable written policies and procedures, satisfying, in all material respects, the requirements of applicable Privacy Laws concerning the privacy, security, collection and use of Personal Data (the “Privacy Policies”) and, since January 1, 2022, has complied in all material respects with the same, except for such noncompliance as has not, to the Knowledge of the Company, had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, as of the date hereof, no claims have been asserted or threatened against the Company by any Person alleging a violation of applicable Privacy Laws, Privacy Policies and/or terms of any Company Contracts relating to privacy, security, collection or use of Personal Data of any individuals. To the Knowledge of the Company, since January 1, 2022, there have been no material data security incidents, Personal Data breaches related to Personal Data of any individuals or Company data in the custody or control of the Company or any service provider acting on behalf of the Company, in each case where such data security incident or Personal data breach would result in a notification obligation to any Person under applicable Privacy Law or pursuant to the terms of any applicable Company Contract.
3.23 Anti-Corruption.
(a) In the past five (5) years, neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), has directly or indirectly (i) given any funds (whether of the Company or otherwise) for unlawful contributions, unlawful gifts or unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to, or otherwise unlawfully provided anything of value to, any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or solicited or accepted any such payment or thing of value, or (iii) violated any provision of any Anti-Corruption Law. In the past five (5) years, neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), has not received any written communication (or, to the Knowledge of the Company, any other communication) by a Governmental Authority that alleges any of the foregoing. The Company has disclosed to Insight any and all allegations to the Knowledge of the Company that have been made of any potential wrongdoing by the Company or by any director, officer, employee, agent or representative of the Company (acting in the capacity of a director, officer, employee, agent or representative of the Company) with respect to any Anti-Corruption Law.
(b) There are not, and in the past five (5) years, there have not been, any Legal Proceedings with respect to any Anti-Corruption Law pending or, to the Knowledge of the Company, threatened in writing against the Company, any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company). In the past five (5) years, neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement, omission or other potential violation or liability arising under or relating to any Anti-Corruption Law.
3.24 Sanctions Law. In the past five (5) years, neither the Company nor any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company), (a) has been in violation of any Sanctions Laws, or (b) has been or was charged by any Governmental Authority with or has made any voluntary disclosure or paid any fine or penalty to any Governmental Authority concerning, or has been investigated for, a violation of any Sanctions Laws. There are not, and in the past five (5) years, there have not been, any Legal Proceedings, allegations, investigations or inquiries by any Governmental Authority concerning any actual or suspected violations of any Sanctions Law pending or to the Knowledge of the Company threatened in writing against the Company, any director or officer or, to the Knowledge of the Company, any employee of the Company (acting in the capacity of a director, officer or employee of the Company) or, to the Knowledge of the Company, any representative or agent of the Company (acting in the capacity of a representative or agent of the Company). Neither the Company nor any director, officer or employee of any of the Company, is a Sanctioned Person. In the past five (5) years, the Company has not engaged in, directly or indirectly, any unlawful transactions with or unlawful investments in any Sanctioned Person or Sanctioned Country.
3.25 No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Insight nor any other person on behalf of Insight makes any express or implied representation or warranty with respect to Insight or with respect to any other information provided to the Company, any of its Subsidiaries or shareholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Insight set forth in Section 4 (in each case as qualified and limited by the Insight Disclosure Schedule)) none of the Company, its Subsidiaries or any of their respective Representatives or shareholders, has relied on any such information (including the accuracy or completeness thereof).
Section 4. Representations and Warranties of Insight and Merger Subs.
Except (i) as set forth in the Insight Disclosure Schedule or (ii) as disclosed in the Insight SEC Documents filed with the SEC before the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Insight SEC Documents shall be deemed to be disclosed in a section of the Insight Disclosure Schedule only to the extent that is readily apparent from a reading of such Insight SEC Document that is applicable to such section or subsection of the Insight Disclosure Schedule, Insight and Merger Subs represent and warrant to the Company as follows:
4.1 Due Organization; Subsidiaries.
(a) Each of Insight and each of its Subsidiaries, other than Merger Subs, is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate or similar power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound, except, solely with respect to Insight’s Subsidiaries, as would not, individually or in the aggregate, reasonably be expected to have an Insight Material Adverse Effect.
(b) Each of Merger Sub I and Merger Sub II is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of Merger Sub I and Merger Sub II was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.
(c) Insight is licensed and qualified to do business and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have an Insight Material Adverse Effect.
(d) Except as set forth on Section 4.1(d) of the Insight Disclosure Schedule, Insight has no Subsidiaries other than Merger Subs and Insight does not own any shares of capital stock of, or any equity ownership or profit-sharing interest of any nature in, or control directly or indirectly, any other Entity other than Merger Subs. Insight is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Insight has not agreed and is not obligated to make, nor is Insight bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Insight has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.
4.2 Organizational Documents. Insight has delivered to the Company accurate and complete copies of Insight’s Organizational Documents. Insight is not in breach or violation of its Organizational Documents in any material respect.
4.3 Authority; Binding Nature of Agreement. Each of Insight and Merger Subs has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Insight Board (at meetings duly called and held) has: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Insight and its stockholders, (b) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Insight Common Stock to the stockholders of the Company pursuant to the terms of this Agreement, (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Insight vote to approve the Contemplated Transactions, including the issuance of shares of Insight Common Stock to the shareholders of the Company and, if deemed necessary or appropriate by the parties, an amendment to Insight’s certificate of incorporation to effect the Reverse Stock Split pursuant to the terms of this Agreement. The Merger Sub I Board has: (i) duly determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub I, (ii) deemed advisable and approved this Agreement, the First Plan of Merger and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole shareholder of Merger Sub I vote to adopt this Agreement and the First Plan of Merger and thereby approve the Contemplated Transactions. The Merger Sub II Board has: (i) duly determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub II, (ii) deemed advisable and approved this Agreement, the Second Plan of Merger and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the sole shareholder of Merger Sub II vote to adopt this Agreement and the Second Plan of Merger and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Insight and Merger Subs and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Insight and Merger Subs, enforceable against each of Insight and Merger Subs in accordance with its terms, subject to the Enforceability Exceptions.
4.4 Vote Required. The affirmative vote of a majority of (a) the shares of Insight Common Stock properly cast is the only vote of the holders of any class or series of Insight’s capital stock necessary to approve the proposals set forth in Sections 6.3(a)(i) and (ii), including the issuance of shares of Insight Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and (b) if deemed necessary or appropriate by Insight and the Company, the shares of Insight Common Stock entitled to vote thereon is the only vote of the holders of any class or series of Insight’s capital stock necessary to approve an amendment to Insight’s certificate of incorporation to effect the Reverse Stock Split and approve the proposal set forth in 6.3(a)(iv) (such vote in the foregoing clauses (a) and (b) collectively, the “Required Insight Stockholder Vote”).
4.5 Non-Contravention; Consents.
(a) Subject to compliance with any applicable antitrust Law, obtaining the Required Insight Stockholder Vote, the Merger Sub I Written Resolution (as defined below), the Merger Sub II Written Resolution (as defined below) and the filing of each of the First Plan of Merger and Second Plan of Merger with the Registrar of Companies pursuant to the CICA, neither (x) the execution, delivery or performance of this Agreement by Insight or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):
(i) contravene, conflict with or result in a violation of any of the provisions of the respective Organizational Documents of Insight or Merger Subs;
(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Insight or any of the assets owned or used by Insight, is subject;
(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Insight;
(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Insight Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Insight Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Insight Material Contract, (C) accelerate the maturity or performance of any Insight Material Contract or (D) cancel, terminate or modify any term of any Insight Material Contract, except in the case of any non-material breach, default, penalty or modification; or
(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Insight (except for Permitted Encumbrances).
(b) Except for (i) any Consent set forth on Section 4.5 of the Insight Disclosure Schedule under any Insight Material Contract, (ii) the Required Insight Stockholder Vote, (iii) the Merger Sub I Written Resolution, (iv) the Merger Sub II Written Resolution, (v) the filing of the First Plan of Merger and the Second Plan of Merger with the Registrar of Companies pursuant to the CICA and (vi) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, Insight was not, is not, and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) The Insight Board has taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Insight Stockholder Support Agreements and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, any Insight Stockholder Support Agreements or any of the other Contemplated Transactions.
4.6 Capitalization.
(a) The authorized capital stock of Insight consists of (i) 150,000,000 shares of Insight Common Stock, par value $0.001 per share of which 48,258,411 shares are issued and outstanding as of December 13, 2024 (the “Capitalization Date”), which includes 8,000,000 shares of non-voting Insight Common Stock, par value $0.0001 per share, of which 6,368,586 shares are issued and outstanding as of the Capitalization Date, and (ii) 10,000,000 shares of undesignated preferred stock, par value $0.001 per share, of which no shares are issued and outstanding as of the Capitalization Date. Insight does not hold any shares of its capital stock in its treasury.
(b) All of the outstanding shares of Insight Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and are free of any Encumbrances. None of the outstanding shares of Insight Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Insight Common Stock is subject to any right of first refusal in favor of Insight. Except as contemplated herein, there is no Insight Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Insight Common Stock. Insight is not under any obligation, nor is Insight bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Insight Common Stock or other securities. Section 4.6(b) of the Insight Disclosure Schedule accurately and completely describes all repurchase rights held by Insight with respect to shares of Insight Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.
(c) Except for the Insight 2016 Stock Incentive Plan and the Insight 2021 Stock Option and Incentive Plan (each as amended and collectively, the “Insight Stock Plans”) and the Insight 2021 Employee Stock Purchase Plan (as amended, the “Insight ESPP”), and except as set forth on Section 4.6(c) of the Insight Disclosure Schedule, Insight does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the Capitalization Date, Insight has reserved 13,147,972 shares of Insight Common Stock for issuance under the Insight Stock Plans, of which 13,147,972 shares have been issued and are currently outstanding, 8,103,554 shares have been reserved for issuance upon exercise of Insight Options and 4,328,286 shares remain available for future issuance pursuant to the Insight Stock Plans. As of the date of this Agreement, Insight has reserved 346,613 shares of Insight Common Stock for future issuance pursuant to the Insight ESPP. Section 4.6(c) of the Insight Disclosure Schedule sets forth the following information with respect to each Insight Option outstanding as of the date of this Agreement, as applicable: (i) the name of the holder, (ii) the number of shares of Insight Common Stock subject to such Insight Option at the time of grant, (iii) the number of shares of Insight Common Stock subject to such Insight Option as of the date of this Agreement, (iv) the exercise price of such Insight Option, (v) the date on which such Insight Option was granted, (vi) the applicable vesting schedule, including any acceleration provisions and the number of vested and unvested shares as of the date of this Agreement, (vii) the date on which such Insight Option expires and (viii) whether such Insight Option is intended to be an “incentive stock option” (as defined in the Code) or a non-qualified stock option. Except as set forth on Section 4.6(c) of the Insight Disclosure Schedule, no vesting of Insight Options will accelerate in connection with the closing of the Contemplated Transactions, except as contemplated by this Agreement. Insight has made available to the Company accurate and complete copies of equity incentive plans pursuant to which Insight has equity-based awards, the forms of all award agreements evidencing such equity-based awards and evidence of board and stockholder approval of the Insight Stock Plans and any amendments thereto.
(d) Except for the outstanding Insight Options or as set forth on Section 4.6(d) of the Insight Disclosure Schedule, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Insight, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Insight, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Insight is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Insight. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Insight.
(e) All outstanding shares of Insight Common Stock, and all outstanding shares underlying Insight Options and other securities of Insight, including securities reserved pursuant to the Insight ESPP, have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.
(f) With respect to Insight Options granted pursuant to the Insight Stock Plans, (i) each grant was duly authorized no later than the date on which the grant was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Insight Board (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes or written consents and the award agreement covering such grant (if any) was duly executed and delivered by each party thereto, (ii) each Insight Option grant was made in all material respects in accordance with the terms of the Insight Stock Plan pursuant to which it was granted and, to the Knowledge of Insight, all other applicable Law and regulatory rules or requirements.
4.7 SEC Filings; Financial Statements.
(a) Insight has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports, schedules, exhibits and other documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act since January 1, 2022 (the “Insight SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Insight SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and, to Insight’s Knowledge, as of the time they were filed, none of the Insight SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Insight SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 4.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.
(b) The financial statements (including any related notes) contained or incorporated by reference in the Insight SEC Documents: (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with U.S. GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Insight as of the respective dates thereof and the results of operations and cash flows of Insight for the periods covered thereby. Other than as expressly disclosed in the Insight SEC Documents filed prior to the date hereof, there has been no material change in Insight’s accounting methods or principles that would be required to be disclosed in Insight’s financial statements in accordance with U.S. GAAP. The books of account and other financial records of Insight and each of its Subsidiaries are true and complete in all material respects.

(c) Insight’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of Insight, “independent” with respect to Insight within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of Insight, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.
(d) Except as set forth on Section 4.7(d) of the Insight Disclosure Schedule, Insight has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Insight Common Stock on Nasdaq. Insight has not disclosed any unresolved comments in the Insight SEC Documents.
(e) Since January 1, 2022, there have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of Insight, the Insight Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.
(f) Except as set forth on Section 4.7(f) of the Insight Disclosure Schedule, Insight is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the applicable listing and governance rules and regulations of Nasdaq.
(g) Insight maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Insight maintains records that in reasonable detail accurately and fairly reflect Insight’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with U.S. GAAP, (iii) that receipts and expenditures are made only in accordance with authorizations of management and the Insight Board and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Insight’s assets that could have a material effect on Insight’s financial statements. Insight has evaluated the effectiveness of Insight’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Insight SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Insight has disclosed to Insight’s auditors and the Audit Committee of the Insight Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Insight’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Insight’s or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Insight SEC Documents filed prior to the date hereof, Insight has not identified any material weaknesses in the design or operation of Insight’s internal control over financial reporting.
(h) Insight’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Insight in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Insight’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the Certifications and such disclosure controls and procedures are reasonably effective. Insight has carried out the evaluation of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(i) As of the date hereof and as of the date of effectiveness of the Registration Statement, Insight qualifies and will qualify, as applicable, as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K as promulgated under the Securities Act and an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act.
4.8 Absence of Changes. Except as set forth on Section 4.8 of the Insight Disclosure Schedule, between the date of the Insight Unaudited Interim Balance Sheet and the date of this Agreement, Insight has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Insight Material Adverse Effect or (b) action, event or occurrence that would have required consent of the Company pursuant to Section 5.1(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.
4.9 Absence of Undisclosed Liabilities. As of the date of this Agreement, Insight does not have any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with U.S. GAAP, except for: (a) Liabilities disclosed, reflected or reserved against in the Insight Unaudited Interim Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Insight since the date of the Insight Unaudited Interim Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement, or violation of Law), (c) Liabilities for performance of obligations of Insight under Insight Contracts, (d) Liabilities incurred in connection with an Insight Legacy Transaction or the Contemplated Transactions and (e) Liabilities described in Section 4.9 of the Insight Disclosure Schedule.
4.10 Title to Assets. Insight owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all assets reflected on the Insight Unaudited Interim Balance Sheet and (b) all other assets reflected in the books and records of Insight as being owned by Insight. All of such assets are owned or, in the case of leased assets, leased by Insight free and clear of any Encumbrances, other than Permitted Encumbrances.
4.11 Real Property; Leasehold. Except as listed in Section 4.11 of the Insight Disclosure Schedule, Insight does not own and has never owned any real property. Insight has made available to the Company (a) an accurate and complete list of all real properties with respect to which Insight directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Insight and (b) copies of all leases under which any such real property is possessed (the “Insight Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder.
4.12 Intellectual Property.
(a) Section 4.12(a) of the Insight Disclosure Schedule is an accurate, true and complete listing of all Insight Registered IP.
(b) Section 4.12(b) of the Insight Disclosure Schedule accurately identifies all material Insight Contracts pursuant to which Insight IP Rights are licensed to Insight (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Insight products or services, (B) any Intellectual Property licensed on a non-exclusive basis ancillary to the purchase or use of equipment, reagents, products or other materials or services, in each case under consulting agreements, material transfer agreements, laboratory services agreements, vendor agreements, clinical trial related agreements, or supply agreements, (C) any confidential information provided under confidentiality agreements and (D) agreements between Insight and its employees in Insight’s standard form thereof) (each material Insight Contract, an “Insight In-bound License”).
(c) Section 4.12(c) of the Insight Disclosure Schedule accurately identifies each Insight Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Insight IP Rights (other than (i) any confidential information provided under confidentiality agreements, (ii) any Insight IP Rights non-exclusively licensed to academic collaborators, suppliers or service providers (including under clinical trial related agreements) for the sole purpose of enabling such academic collaborator, supplier or service providers to supply materials or provide services for Insight’s benefit or in the case of academic institutions, to perform research, and (iii) any Insight IP Rights non-exclusively licensed to a third party under material transfer agreements where the license is ancillary to the use of the transferred materials by such third party) (each such material Insight Contract, an “Insight Out-bound License”).
(d) Insight has delivered or made available to the Company, a complete and accurate copy of all Insight In-bound Licenses and Insight Out-bound Licenses. With respect to each of Insight In-bound Licenses and Insight Out-bound Licenses: (i) each such agreement is valid, binding on, enforceable against Insight or its Subsidiaries, as applicable, in accordance with its terms, subject to the Enforceability Exceptions, (ii) Insight has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) neither Insight nor its Subsidiaries, and to the Knowledge of Insight, no other party to any such agreement, is in breach or default thereof in any material respect.
(e) To the Knowledge of Insight, neither the manufacture, marketing, license, sale, offering for sale, importation, use or intended use or other disposal of any product or technology as currently licensed or sold or under development by Insight (i) violates any Insight Material Contract, nor (ii) infringes or misappropriates any Intellectual Property of any other Person. To the Knowledge of Insight, no third party is infringing upon any Patents owned by Insight within the Insight IP Rights, or violating any license or agreement with Insight relating to any Insight IP Rights or is in violation of any Insight Material Contract under which Company has out-licensed any Insight IP Rights.
(f) As of the date of this Agreement, Insight is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, offer for sale, license or dispose of any Insight Registered IP, other than ordinary course of prosecution and maintenance of such Insight Registered IP. Insight has not received any written notice asserting that Insight has infringed or misappropriated or violated the rights of any other Person.
(g) To the Knowledge of Insight, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by Insight conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person except as would not have an Insight Material Adverse Effect. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Insight has or purports to have an ownership interest has been impaired as determined by Insight in accordance with U.S. GAAP.
(h) Except as set forth in the Contracts listed on Section 4.12(b) or Section 4.12(c) of the Insight Disclosure Schedule or as contained in license, distribution and service agreements entered into in the Ordinary Course of Business by Insight (i) Insight is not bound by any Contract the primary purpose of which is to indemnify, defend, hold harmless, or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim relating to Intellectual Property which is material to Insight taken as a whole and (ii) Insight has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property, which assumption, agreement or responsibility remains in force as of the date of this Agreement.
4.13 Agreements, Contracts and Commitments.
(a) Section 4.13 of the Insight Disclosure Schedule identifies each Insight Contract, other than any Insight Employee Plan, that is in effect as of the date of this Agreement and is:
(i) a material contract as defined in Item 601(b)(10) of Regulation S-K as promulgated under the Securities Act;
(ii) a Contract to which Insight is a party or by which any of its assets and properties is currently bound, which, pursuant to the express terms thereof, require annual obligations of payment by, or annual payments to, Insight in excess of $500,000;

(iii) a Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity;
(iv) a Contract with any current Insight Associate (A) requiring payments by Insight in excess of $150,000 in annual base compensation or (B) that is not terminable by Insight or its Subsidiaries on thirty (30) calendar days’ or less notice without payment of severance, termination payment or other liability, except to the extent general principles of wrongful termination Law may limit Insight’s, its Subsidiaries or such successor’s ability to terminate employees at will;
(v) an Insight Real Estate Lease or a Contract disclosed in or required to be disclosed in Section 4.12(b) or Section 4.12(c) of the Insight Disclosure Schedule;
(vi) a Contract providing for severance, termination compensation, retention or stay pay, change in control payments or transaction-based bonuses;
(vii) a Labor Agreement;
(viii) a Contract containing (A) any covenant limiting the freedom of Insight, its Affiliates or the Second Surviving Company to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of the Insight’s products or services, (B) any most-favored pricing arrangement, (C) any exclusivity provision, (D) any non-solicitation provision, or (E) any grant of any option to any Intellectual Property, in each case to the benefit of the counterparty thereto;
(ix) a Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Insight or its Affiliates in connection with the Contemplated Transactions;
(x) a Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $50,000 or creating any material Encumbrances with respect to any assets of Insight or any of its Subsidiaries or any loans or debt obligations with officers or directors of Insight;
(xi) a Contract relating to capital expenditures and requiring payments by Insight or any of its Subsidiaries after the date of this Agreement in excess of $50,000 pursuant to its express terms and not cancellable without financial penalty;
(xii) a Contract under which a third party would be entitled to receive a license or have any other rights in Intellectual Property of the Company, Insight or any of their Affiliates at the time of or immediately after the First Effective Time; or
(xiii) a Contract which would give rise to or otherwise result in proxy statement disclosure pursuant to Item 404 of Regulation S-K.
(b) Insight has delivered or made available to the Company accurate and complete copies of all Contracts to which Insight is a party or by which it is bound of the type described in clauses (i)-(xiii) of the immediately preceding sentence (any such Contract, a “Insight Material Contract”), including all amendments thereto. There are no Insight Material Contracts that are not in written form. Insight has not nor, to Insight’s Knowledge as of the date of this Agreement, has any other party to an Insight Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Insight Material Contract in such manner as would permit any other party to cancel or terminate any such Insight Material Contract, or would permit any other party to seek damages which would reasonably be expected to have an Insight Material Adverse Effect. As to Insight, as of the date of this Agreement, each Insight Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating or has a right pursuant to the terms of any Insight Material Contract to change, any material amount paid or payable to Insight under any Insight Material Contract or any other material term or provision of any Insight Material Contract.

4.14 Compliance; Permits; Restrictions.
(a) Insight is, and since January 1, 2022, has complied in all material respects with, is not in violation in any material respect of, and has not received any written notices of violation with respect to, applicable Law.
(b) Insight is and, since January 1, 2022, has been in compliance in all material respects with all Health Care Laws applicable to Insight. Since January 1, 2022, Insight has not received any notice alleging any material violation with respect to any applicable Health Care Laws. There are no restrictions upon Insight that have resulted from conduct in violation of any Health Care Law.
(c) Insight is not currently and has not, since January 1, 2022, been: (i) a party to the terms of a corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or similar agreement imposed by the Office of Inspector General of the Department of Health and Human Services or any other Governmental Authority; (ii) subject of any pending third party audit, other than routine customer audits, or investigation; (iii) named as a defendant in any action under the federal False Claims Act or any state equivalent; or (iv) subject to any search warrant, subpoena, or civil investigative demand from any Governmental Authority with respect to any alleged violation of Law by Insight, and no such enforcement, regulatory or administrative proceeding is pending or threatened.
(d) The Insight product candidates are being, and, since January 1, 2022, have been, developed, tested, manufactured, labeled, distributed and stored, as applicable, in compliance with the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and Public Health Service Act (42 U.S.C. § 262 et seq.), as amended, and applicable regulations promulgated by the FDA and comparable applicable Laws outside of the United States, including those requirements relating to current good manufacturing practices, good laboratory practices and good clinical practices, as applicable, except in each case as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Insight Material Adverse Effect. To the extent the foregoing representation and warranty is made with respect to activities conducted by third parties, such representation and warranty is made solely to the Knowledge of Insight.
(e) Since January 1, 2022, Insight has not (i) made an untrue statement of a material fact or a fraudulent statement to the FDA, (ii) failed to disclose a material fact required to be disclosed to the FDA or (iii) failed to make a statement to the FDA, in each such case, related to the business of Insight, that, at the time such statement was made or such disclosure or statement was not made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any Governmental Authority to invoke any similar policy, except for any act or statement or failure to make a statement that has not had, and would not reasonably be expected to have, individually or in the aggregate, an Insight Material Adverse Effect. Since January 1, 2022, Insight and any of its directors, officers, employees, or to the Knowledge of Insight, its contractors, have not been excluded from participation in any Federal Health Care Program or, to the Knowledge of Insight, engaged in any conduct for which Insight or any of its directors, officers, employees, or contractors could be excluded from participating in any Federal Health Care Program.
(f) Insight and its Subsidiaries hold the respective licenses, certificates, clearances, approvals, permits or other authorizations or registrations set forth in Section 4.14(f) of the Insight Disclosure Schedule (the “Insight Scheduled Permits”). The Insight Scheduled Permits represent all the licenses, certificates, clearances, approvals, permits or other authorizations or registrations required for Insight to comply in all material respects with all Laws, including Health Care Laws, and all such Insight Scheduled Permits are valid and in full force and effect. Insight and its Subsidiaries have not received any written notice or other written communication, any oral notice or other oral communication from any Governmental Authority regarding (i) any actual or possible violation of applicable Law or any Insight Scheduled Permit or any failure to comply with any term or requirement of any Insight Scheduled Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Insight Scheduled Permit.

4.15 Legal Proceedings; Orders.
(a) Except as set forth in Section 4.15 of the Insight Disclosure Schedule, there is no pending Legal Proceeding and, to the Knowledge of Insight, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Insight or any Insight Associate (in his or her capacity as such) or any of the material assets owned or used by Insight or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.
(b) There is no Order to which Insight, or any of the material assets owned or used by Insight is subject. To the Knowledge of Insight, no officer or other Key Employee of Insight is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the business of Insight or to any material assets owned or used by Insight.
4.16 Tax Matters.
(a) Each of Insight and Merger Subs has timely filed (taking into account automatic extensions of time to file) all federal income Tax Returns and other material Tax Returns that they were required to file under applicable Law. All such Tax Returns were correct and complete in all material respects and have been prepared in material compliance with all applicable Law. Subject to exceptions as would not be material, no written claim has ever been made by a Governmental Authority in a jurisdiction where Insight does not file Tax Returns that Insight is subject to taxation by that jurisdiction.
(b) All material Taxes due and owing by Insight (whether or not shown on any Tax Return) have been paid. Since the date of the Insight Unaudited Interim Balance Sheet, Insight has not incurred any material Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past custom and practice, other than in connection with the transactions contemplated by this Agreement.
(c) Each of Insight and Merger Subs has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
(d) There are no Encumbrances for material Taxes (other than Permitted Encumbrances) upon any of the assets of Insight.
(e) No deficiencies for material Taxes with respect to Insight have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of a material amount of Taxes of Insight. Insight has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.
(f) Insight is not a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary Contracts entered into in the Ordinary Course of Business, including with vendors, customers, lenders, or landlords, the principal subject matter of which is not Taxes.
(g) Insight has never been a (i) member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Insight) or (ii) party to any joint venture, partnership, or other arrangement that is treated as a partnership for U.S. federal income Tax purposes. Insight does not have any Liability for the Taxes of any Person (other than Insight and Merger Subs) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee or successor.
(h) Insight has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.
(i) Insight has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).
(j) Insight does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(k) Insight is not an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.
(l) Insight has not taken, or agreed to take, any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the Knowledge of Insight, no facts or circumstances exist that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.
4.17 Employee and Labor Matters; Benefit Plans.
(a) Neither Insight nor any of its Subsidiaries is, or has ever been, a party to, bound by, or has a duty to bargain under, any Labor Agreement, and there are no labor organizations representing or, to the Knowledge of Insight, purporting to represent or seeking to represent any employees of Insight or its Subsidiaries. There is not and has never been any strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute or any threat thereof, affecting Insight or any of its Subsidiaries.
(b) Section 4.17(b) of the Insight Disclosure Schedule lists all material Insight Employee Plans. True, complete and correct copies of the following documents, with respect to each Insight Employee Plan, where applicable, have previously been made available to the Company: (i) all documents embodying or governing such Insight Employee Plan (or for unwritten Insight Employee Plans a written description of the material terms of such Insight Employee Plan) and any funding medium for the Insight Employee Plan; (ii) the most recent IRS determination or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description (or other descriptions provided to employees) and all modifications thereto; (vi) the last three years of non-discrimination testing results; and (vii) all non-routine correspondence to and from any governmental agency.
(c) Each Insight Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of Insight, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Insight Employee Plan or the exempt status of any related trust or require corrective action to the IRS or Employee Plan Compliance Resolution System to maintain such qualification.
(d) Each Insight Employee Plan has been established, administered, maintained and operated in compliance, in all material respects, with its terms and all applicable Law, including the Code ERISA and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Insight, threatened with respect to any Insight Employee Plan. All payments and/or contributions required to have been made with respect to all Insight Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Insight Employee Plan and applicable Law. The Company Employee Plans satisfy in all material respects the minimum coverage, affordability and non-discrimination requirements under the Code. No Company Employee Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Insight, threatened with respect to any Insight Employee Plan, and to the Knowledge of Insight, there is no reasonable basis for any such litigation or proceeding.
(e) Neither Insight nor any of its ERISA Affiliates has ever maintained, contributed to, or been required to contribute to (i) any employee benefit plan that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither Insight nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA that has not been paid in full.
(f) Except as set forth in Section 4.17(f) of the Insight Disclosure Schedule, no Insight Employee Plan provides for medical or other welfare benefits beyond termination of service or retirement, other than pursuant to (i) COBRA or an analogous state law requirement or (ii) continuation coverage through the end of the month in which such termination or retirement occurs. Neither Insight nor any of its Subsidiaries sponsors or maintains any self-funded medical or long-term disability benefit plan.
(g) No Insight Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.
(h) No Insight Options or other equity-based awards issued or granted by Insight are subject to the requirements of Code Section 409A. Each Insight Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “Insight 409A Plan”) complies in all material respects, in both form and operation, with the requirements of Code Section 409A and the guidance thereunder. No payment to be made under any Insight 409A Plan is or, when made in accordance with the terms of the Insight 409A Plan, will be subject to the penalties of Code Section 409A(a)(1).
(i) Insight and each of its Subsidiaries is, and at all times during the past five (5) years has been, in compliance in all material respects with all applicable federal, state and local laws, rules and regulations respecting labor and employment matters, including, without limitation, employment practices, terms and conditions of employment, worker classification, Tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, work authorization and immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work. Insight and each of its Subsidiaries, in each case, with respect to the Insight Associates has at all times: (i) withheld and reported all material amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, and not been liable for any arrears, Taxes or penalty for failure to comply with any of the foregoing, (ii) paid all wages, salaries, wage premiums, commissions, bonuses, severance payments, expense reimbursements, fees and other compensation that has come due and payable to such Insight Associates under applicable Laws, Contracts, or benefit plans or policies, and (iii) not been liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are, and during the past five (5) years have been, no actions, suits, claims, administrative matters or other Legal Proceedings pending or, to the Knowledge of Insight, threatened against Insight or any of its Subsidiaries relating to any Insight Associate, employment agreement, Insight Employee Plan (other than routine claims for benefits) or other labor or employment matter. To the Knowledge of Insight, there are, and during the past five (5) years have been, no pending or threatened claims or actions against Insight, any of its Subsidiaries, any Insight trustee or any trustee of any Subsidiary under any workers’ compensation policy or long-term disability policy. Neither Insight nor any Subsidiary thereof is or has ever been a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state, or local agency or Governmental Authority with respect to employment practices.
(j) Neither Insight nor any of its Subsidiaries has or at any time during the past five (5) years has had any material liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee or (ii) any employee currently or formerly classified as exempt from overtime wages under applicable wage and hour Law.
(k) Within the past three (3) years, neither Insight nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act, issued any notification of a plant closing or mass layoff required by the WARN Act, or incurred any liability or obligation under the WARN Act that remains unsatisfied.
(l) Neither Insight nor any of its Subsidiaries is, nor has Insight or any of its Subsidiaries been, engaged in any unfair labor practice within the meaning of the National Labor Relations Act. There is no, and for the past five (5) years has been no, claim, labor dispute, grievance or other Legal Proceeding pending or, to the Knowledge of Insight, threatened or reasonably anticipated relating to any labor or employment matter, including, without limitation, any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any Insight Associate, including charges of unfair labor practices or discrimination complaints.
(m) There is no contract, agreement, plan or arrangement to which Insight or any of its Subsidiaries is a party or by which it is bound to compensate any of its employees for excise Taxes paid pursuant to Section 4999 or Section 409A of the Code.
(n) Except as set forth in Section 4.17(n) of the Insight Disclosure Schedule, neither Insight nor any of its Subsidiaries is a party to any Contract that could, due to the Merger (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, officer, director or other service provider of Insight or any of its Subsidiaries or (ii) result in the receipt or retention by any person who is a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to the Company of any payment or benefit that is or could be characterized as a “parachute payment” (within the meaning of Section 280G of the Code), determined without regard to the application of Section 280G(b)(5) of the Code.
(o) In the last three (3) years, (i) there have been no reported internal or external complaints accusing any supervisory or managerial employee of Insight or any of its Subsidiaries of sexual harassment, harassment, discrimination, or retaliation, and no investigations as to any such matters and (ii) there has been no settlement of, or payment arising out of or related to, any claim, litigation or complaint with respect to sexual harassment, harassment, discrimination, or retaliation.
(p) Neither Insight nor any of its Subsidiaries is a government contractor or subcontractor for any purposes of any law with respect to the terms and conditions of employment.
(q) To the Knowledge of Insight, (i) no Insight Associate is subject to any noncompete, nonsolicit, nondisclosure, confidentiality, employment, consulting or other Contract that restricts or prohibits the performance of duties for or services to Insight and (ii) no Insight Associate is in violation of any noncompete, nonsolicit, nondisclosure, confidentiality, or other such obligation owed to the Company.
(r) The consummation of the Contemplated Transactions will not (i) entitle any Insight Associate to severance pay, unemployment compensation, bonus payment or any other payment, (ii) accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such Insight Associate or (iii) entitle any such Insight Associate to terminate, shorten or otherwise change the terms of their employment or contract engagement.
4.18 Environmental Matters. Since January 1, 2022, Insight has complied with all applicable Environmental Laws, which compliance includes the possession by Insight of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in an Insight Material Adverse Effect. Insight has not received since January 1, 2022, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Insight is not in compliance with any Environmental Law, and, to the Knowledge of Insight, there are no circumstances that may prevent or interfere with Insight’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have an Insight Material Adverse Effect. To the Knowledge of Insight: (i) no current or prior owner of any property leased or controlled by Insight has received since January 1, 2022, any written notice or other communication relating to property owned or leased at any time by Insight, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Insight is not in compliance with or violated any Environmental Law relating to such property and (ii) Insight has no material liability under any Environmental Law.
4.19 Insurance. Insight has made available to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Insight and Merger Subs. Each of such insurance policies is in full force and effect and Insight and Merger Subs are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2022, Insight has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Insight and Merger Subs has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Insight for which Insight has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Insight of its intent to do so.
4.20 Transactions with Affiliates. Except as set forth in the Insight SEC Documents filed prior to the date of this Agreement, since the date of Insight’s last proxy statement filed in 2024 with the SEC, no event has occurred that would be required to be reported by Insight pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 4.20 of the Insight Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of Insight as of the date of this Agreement.
4.21 Subscription Agreement. Neither Insight nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the Concurrent Financing other than as set forth in the Subscription Agreement. The Subscription Agreement is in full force and effect and represents a valid, binding and enforceable obligation of Insight and, to the Knowledge of Insight, of each other party thereto, subject to the Enforceability Exceptions. Neither Insight nor, to the Knowledge of Insight, shall any other party thereto be unable to satisfy on a timely basis any term of the Subscription Agreement. There are no conditions precedent related to the consummation of the Concurrent Financing contemplated by the Subscription Agreement, other than the satisfaction or waiver of the conditions expressly set forth in the Subscription Agreement. To the Knowledge of Insight, the proceeds of the Concurrent Financing will be made available to Insight concurrently with the consummation of the Merger.
4.22 No Financial Advisors. Other than Leerink Partners LLC (“Leerink Partners”), no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Insight. Insight has provided to the Company accurate and complete copies of all agreements under which any such fees, commissions or other amounts have been paid or may become payable and all indemnification and other agreements related to the engagement of Leerink Partners.
4.23 Valid Issuance. The Insight Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.
4.24 Privacy and Data Security. Insight and its Subsidiaries comply and, since January 1, 2022, have complied in all material respects with all applicable Privacy Laws and the applicable terms of any Insight Contracts relating to privacy, security, collection or use of Personal Data of any individuals (including, without limitation, clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with Insight or any of its Subsidiaries in connection with the operation of Insight’s or its Subsidiaries’ business. To the Knowledge of Insight, Insight has implemented and maintains reasonable Privacy Policies, satisfying, in all material respects, the requirements of applicable Privacy Laws concerning the privacy, security, collection and use of Personal Data and has since January 1, 2022, complied in all material respects with its Privacy Policies, except for such noncompliance as has not, to the Knowledge of Insight, had, and would not reasonably be expected to have, individually or in the aggregate, an Insight Material Adverse Effect. To the Knowledge of Insight, as of the date hereof, no claims have been asserted or threatened against Insight by any Person alleging a violation of applicable Privacy Laws, Privacy Policies and/or terms of any Insight Contracts relating to privacy, security, collection or use of Personal Data of any individuals. To the Knowledge of Insight, since January 1, 2022, there have been no material data security incidents or Personal Data breaches related to Personal Data or Insight data in the custody or control of Insight or any service provider acting on behalf of Insight or its Subsidiaries, in each case where such data security incident or Personal Data breach would result in a notification obligation to any Person under applicable Privacy Law or pursuant to the terms of any applicable Insight Contract.
4.25 Anti-Corruption.
(a) In the past five (5) years, neither Insight nor Merger Subs, nor any director or officer or, to the Knowledge of Insight, any employee of Insight or Merger Subs (acting in the capacity of a director, officer or employee of Insight or Merger Subs) or, to the Knowledge of Insight or Merger Subs, any representative or agent of Insight or Merger Subs (acting in the capacity of a representative or agent of Insight or Merger Subs), has directly or indirectly (i) given any funds (whether of Insight or Merger Subs or otherwise) for unlawful contributions, unlawful gifts or unlawful entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to, or otherwise unlawfully provided anything of value to, any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or solicited or accepted any such payment or thing of value, or (iii) violated any provision of any Anti-Corruption Law. For the past five (5) years, neither Insight nor Merger Subs, nor any director or officer or, to the Knowledge of Insight, any employee of Insight or Merger Subs (acting in the capacity of a director, officer or employee of Insight or Merger Subs) or, to the Knowledge of Insight, any representative or agent of Insight or Merger Subs (acting in the capacity of a representative or agent of Insight or Merger Subs), has not received any written communication (or, to the Knowledge of Insight, any other communication) by a Governmental Authority that alleges any of the foregoing. Insight has disclosed to the Company any and all allegations to the Knowledge of Insight that have been made of any potential wrongdoing by Insight, Merger Subs, or by any director, officer, employee, agent or representative of Insight or Merger Subs (acting in the capacity of a director, officer, employee, agent or representative of Insight or Merger Subs) with respect to any Anti-Corruption Law.
(b) There are not, and for the past five (5) years, there have not been, any Legal Proceedings with respect to any Anti-Corruption Law pending or, to the Knowledge of Insight, threatened in writing against Insight, Merger Subs, any director or officer or, to the Knowledge of Insight, any employee of Insight or Merger Subs (acting in the capacity of a director, officer or employee of Insight or Merger Subs) or, to the Knowledge of Insight, any representative or agent of Insight or Merger Subs (acting in the capacity of a representative or agent of Insight or Merger Subs). For the past (5) years, neither Insight nor Merger Subs, nor any director or officer or, to the Knowledge of Insight, any employee of Insight or Merger Subs (acting in the capacity of a director, officer or employee of Insight or Merger Subs) or, to the Knowledge of Insight, any representative or agent of Insight or Merger Subs (acting in the capacity of a representative or agent of Insight or Merger Subs), has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement, omission or other potential violation or liability arising under or relating to any Anti-Corruption Law.
4.26 Sanctions Law. For the past (5) years, neither Insight nor Merger Subs, nor any director or officer or, to the Knowledge of Insight, any employee of Insight nor Merger Subs (acting in the capacity of a director, officer or employee of Insight or Merger Subs) or, to the Knowledge of Insight, any representative or agent of Insight nor Merger Subs (acting in the capacity of a representative or agent of Insight nor Merger Subs), (a) has been in violation of any Sanctions Laws, or (b) has been or was charged by any Governmental Authority with or has made any voluntary disclosure or paid any fine or penalty to any Governmental Authority concerning, or has been investigated for, a violation of any Sanctions Laws. There are not, and for the past (5) years, there have not been, any Legal Proceedings, allegations, investigations or inquiries by a Governmental Authority concerning any actual or suspected violations of any Sanctions Law pending or to the Knowledge of Insight threatened in writing against Insight, any director or officer or, to the Knowledge of Insight, any employee of Insight nor Merger Subs (acting in the capacity of a director, officer or employee of Insight nor Merger Subs) or, to the Knowledge of Insight, any representative or agent of Insight nor Merger Subs (acting in the capacity of a representative or agent of Insight nor Merger Subs). Neither Insight nor Merger Subs, nor any director, officer or employee of any of Insight or Merger Subs, is a Sanctioned Person. For the past (5) years, neither Insight nor Merger Subs has engaged in, directly or indirectly, any unlawful transactions with or unlawful investments in any Sanctioned Person or Sanctioned Country.
4.27 Opinion of Financial Advisor. The Insight Board has received the opinion of Leerink Partners, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to Insight. It is agreed and understood that such opinion is for the benefit of the Insight Board and may not be relied upon by the Company. Insight will make available to the Company signed copies of such opinion as soon as possible following the date of this Agreement. Such opinion has not been withdrawn, revoked or otherwise modified.

4.28 No Other Representations or Warranties. Insight hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Insight, Merger Subs or Insight’s stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of the Company set forth in Section 3 (in each case as qualified and limited by the Company Disclosure Schedule)) none of Insight, Merger Subs or any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).
Section 5. Certain Covenants of the Parties.
5.1 Operation of Insight’s Business.
(a) Except (i) as expressly contemplated or permitted by this Agreement (including actions in connection with the Concurrent Financing), (ii) as set forth on Section 5.1(a) of the Insight Disclosure Schedule, (iii) as required by applicable Law, or (iv) unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10 and the Second Effective Time (the “Pre-Closing Period”), Insight shall, subject to Section 5.1(b), use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business.
(b) Except (w) as expressly contemplated or permitted by this Agreement (including actions in connection with the Concurrent Financing), (x) as set forth in Section 5.1(b) of the Insight Disclosure Schedule, (y) as required by applicable Law, or (z) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Insight shall not:
(i) except to effect the Excess Dividend (if any), declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Insight Common Stock from terminated employees, directors or consultants of Insight);
(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Insight Common Stock issued upon the valid exercise or settlement of outstanding Insight Options as applicable, and shares of Insight Common Stock issuable under the Insight ESPP), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;
(iii) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;
(iv) except as required to give effect to anything in contemplation of the Closing (including, if applicable, the Reverse Stock Split), amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, share subdivision, share consolidation or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;
(v) (A) other than with respect to the Loan Agreement, lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of $1,000,000;
(vi) other than as required under the terms of any Insight Employee Plan in effect as of the date hereof or applicable Law, (A) adopt, establish or enter into any Insight Employee Plan, (B) cause or permit any Insight Employee Plan to be amended other than in order to make amendments for the purposes of Section 409A of the Code, (C) increase, amend, or pay any existing, or award any new bonus, incentive compensation, equity, profit-sharing or similar payment, compensation, or benefit to any Insight Associate or other Person, (D) increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any Insight Associate or other Person or (E) increase or amend any existing, or award any new, severance, retention, or change of control benefits offered to any Insight Associate or other Person;
(vii) hire any employee or engage any Contingent Worker, other than to fill vacancies that may arise during the Pre-Closing Period as a result of the voluntary termination of any employee’s and/or Contingent Worker’s service relationship with the Company whose annual base salary is or is expected to be less than $200,000 per year;
(viii) enter into any material transaction;
(ix) acquire any material asset;
(x) sell, lease or otherwise irrevocably dispose of any of its material assets or properties, or grant any Encumbrance with respect to such assets or properties;
(xi) make, change or revoke any material Tax election, file any amendment making any material change to any Tax Return or adopt or change any material accounting method in respect of Taxes, enter into any Tax closing agreement, settle any income or other material Tax claim or assessment, submit any voluntary disclosure application, enter into any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary Contracts entered into in the Ordinary Course of Business, including with vendors, customers, lenders, or landlords, the principal subject matter of which is not Taxes, or consent to any extension or waiver of the limitation period applicable to or relating to any Tax claim or assessment, other than any such extension or waiver that is obtained in the Ordinary Course of Business;
(xii) other than in the Ordinary Course of Business and as permitted under Section 5.1(c), enter into, amend in any material respect or terminate any Insight Material Contract;
(xiii) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;
(xiv) sell, assign, transfer, license, sublicense or otherwise dispose of any material Insight IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);
(xv) initiate or settle any Legal Proceeding or other claim or dispute involving or against Insight or any Subsidiary of Insight in excess of $1,000,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and that do not impose any material restrictions on the operations or businesses of Insight or any equitable relief on, or the admission of wrongdoing by, Insight; provided that Insight may not waive, settle or compromise any pending or threatened Transaction Litigation without the prior written approval of the Company;
(xvi) delay or fail to repay when due any material obligation, including accounts payable and accrued expenses;
(xvii) forgive any loans to any Person, including its employees, officers, directors or Affiliates; or
(xviii) agree, resolve or commit to do any of the foregoing.
Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Insight prior to the First Effective Time. Prior to the First Effective Time, Insight shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.
(c) Notwithstanding any provision herein to the contrary (including the foregoing provisions of this Section 5.1), Insight may engage in the sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) and/or winding down of the Insight Legacy Business and/or the sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) or other disposition of any Insight Legacy Assets (each, an “Insight Legacy Transaction”); provided, that any such Insight Legacy Transaction shall require, to the extent consistent with applicable Laws, the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) if such Insight Legacy Transaction would create any post-disposition Liabilities or indemnity obligations for Insight following the Closing.
5.2 Operation of the Company’s Business.
(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.2(a) of the Company Disclosure Schedule, (iii) as required by applicable Law, or (iv) unless Insight shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period the Company shall, and shall cause its Subsidiaries to, subject to Section 5.2(b), use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business.
(b) Except (w) as expressly contemplated or permitted by this Agreement, (x) as set forth in Section 5.2(b) of the Company Disclosure Schedule, (y) as required by applicable Law, or (z) with the prior written consent of Insight (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:
(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any share capital; or repurchase, redeem or otherwise reacquire any Company Shares or other securities (except for Company Ordinary Shares from terminated employees, directors or consultants of the Company);
(ii) except as required to give effect to anything in contemplation of the Closing, amend any of the Company Charter or its respective Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;
(iii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock, share capital or other security of the Company or any of its Subsidiaries (except for Company Ordinary Shares issued upon the valid exercise of Company Options), (B) any option, warrant or right to acquire shares, any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock, share capital or other security of the Company or any of its Subsidiaries;
(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;
(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, other than in the Ordinary Course of Business, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of $1,000,000;
(vi) other than as required under the terms of any Company Employee Plan in effect as of the date hereof or applicable Law: (A) adopt, establish or enter into any Company Employee Plan, (B) cause or permit any Company Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations pursuant to any Company Employee Plan), or, other than to an employee newly hired in the Ordinary Course of Business and broad-based increases in base compensation that are in the Ordinary Course of Business, materially increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees, or Contingent Workers or (D) materially increase the severance or change of control benefits offered to any Company Associate;
(vii) enter into any material transaction outside the Ordinary Course of Business;
(viii) acquire any material asset or sell, lease or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(ix) sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);
(x) make, change or revoke any material Tax election, file any amendment making any material change to any Tax Return or adopt or change any material accounting method in respect of Taxes, enter into any Tax closing agreement, settle any income or other material Tax claim or assessment, submit any voluntary disclosure application, enter into any Tax allocation, Tax sharing or similar agreement (including indemnity agreements), other than customary Contracts entered into in the Ordinary Course of Business, including with vendors, customers, lenders, or landlords, the principal subject matter of which is not Taxes, or consent to any extension or waiver of the limitation period applicable to or relating to any Tax claim or assessment, other than any such extension or waiver that is obtained in the Ordinary Course of Business;
(xi) other than in the Ordinary Course of Business, enter into, amend in any material respect or terminate any Company Material Contract;
(xii) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;
(xiii) waive, settle or compromise any pending or threatened Legal Proceeding against the Company, other than waivers, settlements or agreements (A) for an amount not in excess of $1,000,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of the Company or any equitable relief on, or the admission of wrongdoing by, the Company;
(xiv) delay or fail to repay when due any material obligation, including accounts payable and accrued expenses, other than in the Ordinary Course of Business;
(xv) forgive any loans to any Person, including its employees, officers, directors or Affiliates; or
(xvi) agree, resolve or commit to do any of the foregoing.
Nothing contained in this Agreement shall give Insight, directly or indirectly, the right to control or direct the operations of the Company prior to the First Effective Time. Prior to the First Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.
(c) Notwithstanding any provision herein to the contrary (including the foregoing provisions of this Section 5.2), the Company may engage in the sale, license, transfer, spinout, divestiture or other monetization transaction (i.e., a royalty transaction) or other disposition of any Company Legacy Assets (each, a “Company Legacy Transaction”); provided, that any such Company Legacy Transaction shall require, to the extent consistent with applicable Laws, the prior written consent of Insight (which consent shall not be unreasonably withheld, conditioned or delayed) if such Company Legacy Transaction would create any post-disposition Liabilities or indemnity obligations for Insight following the Closing.
5.3 Access and Investigation.
(a) Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Insight, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (i) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (ii) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request, (iii) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer or other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary and (iv) make available to the other Party copies of any material notice, report or other document filed with or sent to or received from any Governmental Authority in connection with the Contemplated Transactions. Any investigation conducted by either Insight or the Company pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.
(b) Notwithstanding anything herein to the contrary in this Section 5.3, no access or examination contemplated by this Section 5.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.
5.4 No Solicitation.
(a) Each of Insight and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 6.2 and Section 6.3), (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction, or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 5.4 and subject to compliance with this Section 5.4, prior to the approval of this Agreement by a Party’s stockholders or shareholders (i.e., the Required Company Shareholder Vote, in the case of the Company and its Subsidiaries, or the Required Insight Stockholder Vote, in the case of Insight), such Party may furnish non-public information regarding such Party and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which such Party’s board of directors determines in good faith, after consultation with such Party’s financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (which is not withdrawn) if: (A) neither such Party nor any Representative of such Party shall have breached this Section 5.4 in any material respect, (B) the board of directors of such Party concludes in good faith based on the advice of outside legal counsel that the failure to take such action would be inconsistent with the board of directors’ fiduciary duties under applicable Law, (C) at least two (2) Business Days prior to initially furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person, (D) such Party receives from such Person an executed Acceptable Confidentiality Agreement and (E) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party takes any action that, if taken by such Party, would constitute a breach of this Section 5.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.4 by such Party for purposes of this Agreement.
(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one (1) Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) (i) advise the other Party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms (including the amount, form or mix of consideration) thereof), (ii) in the case of a written Acquisition Proposal or Acquisition Inquiry, furnish any written documentation and material correspondence to or from Insight, any of its Subsidiaries or any of their respective Representatives, including any subsequent modifications or amendments, and (iii) in the case of an oral Acquisition Proposal or Acquisition Inquiry, provide a written summary of the material terms thereof. Such Party shall keep the other Party reasonably and promptly informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or amendment or proposed material modification thereto (including any revision in the amount, form or mix of consideration) and of all material verbal or written communications related thereto, together with copies of new written documentation and material correspondence to or from Insight, any of its Subsidiaries or any of their respective Representatives as well as written summaries of any material oral communications.
(c) Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and shall immediately terminate all physical and electronic data room access previously granted to any such Person (other than the Company and its Representatives) and, within two (2) Business Days, request the destruction or return of any nonpublic information provided to such Person.
5.5 Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Insight, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director, officer or Key Employee of such Party, (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case of the foregoing clauses (c) and (d) that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Sections 7, 8 and 9, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Schedule or the Insight Disclosure Schedule for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in Section 7, 8 or 9 has been satisfied. Any failure by either Party to provide notice pursuant to this Section 5.5 shall not be deemed to be a breach for purposes of Section 8.2 or 9.2, as applicable, unless such failure to provide such notice was knowing and intentional.
Section 6. Additional Agreements of the Parties.
6.1 Registration Statement; Proxy Statement.
(a) As promptly as practicable after the date of this Agreement, (i) Insight shall prepare and file with the SEC a proxy statement relating to the Insight Stockholder Meeting to be held in connection with the Contemplated Transactions (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and (ii) Insight, in cooperation with the Company, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which the Proxy Statement shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Insight Common Stock to be issued by virtue of the Merger in exchange for Company Ordinary Shares. Each of Insight and the Company shall use their commercially reasonable efforts to cause the Registration Statement to be declared effective as promptly as practicable (including responding promptly to any comments or requests of the SEC or its staff related to the Registration Statement), and shall take all or any action required under any applicable federal, state, securities and other Laws in connection with the issuance of shares of Insight Common Stock pursuant to the Merger. Each of the Parties shall furnish all information concerning itself and their Affiliates, as applicable, to the other Parties as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. Insight shall provide the Company with copies of any written comments, and shall inform the Company of any oral comments, that Insight receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the Company a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff and any amendment to the Registration Statement in response thereto prior to filing such amendment. If Insight or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) Insight, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement.
(b) Insight covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by or on behalf of the Company or its Subsidiaries to Insight for inclusion in the Registration Statement (including the Company Financials) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Insight makes no covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the Company or its Subsidiaries or any of their Representatives for inclusion therein.
(c) Insight shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Insight’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. If Insight, Merger Subs or the Company become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and, in the case of the Company, shall cooperate with Insight in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to Insight stockholders.
(d) The Company shall reasonably cooperate with Insight and provide, and cause its Representatives to provide, Insight and its Representatives, with all true, correct and complete information regarding the Company or its Subsidiaries that is required by Law to be included in the Registration Statement or reasonably requested by Insight to be included in the Registration Statement (collectively, the “Company Required S-4 Information”). Without limiting the foregoing, the Company will use commercially reasonable efforts to cause to be delivered to Insight a consent letter of the Company’s independent accounting firm, dated no more than two (2) Business Days before the date on which the Registration Statement is filed with the SEC (and reasonably satisfactory in form and substance to Insight), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.
(e) As promptly as reasonably practicable following the date of this Agreement (but in any event by March 31, 2025 (the “Due Date”)), (i) the Company will use commercially reasonable efforts to furnish to Insight audited financial statements for each of its fiscal years required to be included in the Registration Statement (the “Company Audited Financial Statements”) and (ii) the Company will use commercially reasonable efforts to furnish to Insight unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”, together with Company Audited Financial Statements, “Required Company Financials”), which will comply in form and substance with all requirements necessary to be included in a registration statement on Form S-4 filed with the SEC, including being compliant with the standards of the Public Company Accounting Oversight Board and (x) in the case of Company Audited Financial Statements covered by clause (i), having been audited by a nationally-recognized independent accounting firm including, without limitation, those listed on Section 6.1(e) of the Company Disclosure Schedule, which audit process is complete subject only to delivery of the applicable audit report at filing of the Registration Statement and (y) in the case of Company Interim Financial Statements covered by clause (ii), having been reviewed by a nationally-recognized independent accounting firm pursuant to the applicable review standards. Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Registration Statement and prepared in accordance with U.S. GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.
(f) The Company and Insight shall each bear 50% of the fees paid to the SEC in connection with filing the Registration Statement, the Proxy Statement and any amendments and supplements thereto, and any expenses in connection with the printing, mailing and distribution of the Registration Statement, the Proxy Statement and any amendments and supplements thereto.
6.2 Company Shareholder Meeting.
(a) Promptly after the Registration Statement has been declared effective under the Securities Act, and in any event no later than five (5) clear Business Days thereafter, the Company shall seek to obtain the Required Company Shareholder Vote pursuant to Section 60 of the CICA, for purposes of (i) adopting and approving this Agreement, the First Plan of Merger and the Second Plan of Merger and the Contemplated Transactions, (ii) approving the Merger and acknowledging that the approval given thereby is irrevocable and (iii) providing any other consents or waivers required by the Company Charter, to consummate this Agreement and the Contemplated Transactions (such matters described in clauses (i) through (iii), the “Company Shareholder Matters”).
(b) Promptly after the execution and delivery of this Agreement, the Company shall prepare, in consultation with and subject to the advance review and reasonable approval of Insight, and cause to be delivered to the Company’s shareholders a notice of general meeting and proxy (the “Notice of Meeting”) for the purpose of, among other things, obtaining the approval of the Company’s shareholders of the Company Shareholder Matters at an extraordinary general meeting of the Company’s shareholders to be called and held in accordance with the Company Charter and the CICA (the “Company Shareholder Meeting”). The Company shall: (i) take all action necessary under applicable Law to call, give such notice of and hold the Company Shareholder Meeting to vote on the Company Shareholder Matters, and deliver all materials required under applicable Law in connection therewith; and (ii) use its reasonable best efforts to solicit proxies in favor of the Company Shareholder Matters from no less than the requisite majority of the Company’s shareholders at the Company Shareholder Meeting, sufficient to approve the Company Shareholder Matters, and shall not submit any other proposal to the Company’s shareholders in connection with the Company Shareholder Meeting without the prior written consent of Insight. The Company shall ensure that all proxies solicited in connection with the Company Shareholder Meeting are solicited in compliance with applicable Laws and upon receipt of the Required Company Shareholder Vote, the Company shall, promptly thereafter, deliver written evidence thereof to Insight. The Company shall set a record date for Persons entitled to notice of, and to vote at, the Company Shareholder Meeting. Each of Insight and the Company agree to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of such Party or its counsel, may be required or appropriate for inclusion in the Notice of Meeting, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Notice of Meeting. All materials (including any amendments thereto) submitted to the shareholders of the Company in accordance with this Section 6.2(b) shall be subject to Insight’s advance review and reasonable approval.
(c) The Company agrees that, subject to Section 6.2(d): (i) the Company Board shall recommend that the Company’s shareholders vote to adopt and approve this Agreement and the Contemplated Transactions and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 6.2(a) (the recommendation of the Company Board that the Company’s shareholders adopt and approve this Agreement being referred to as the “Company Board Recommendation”) and (ii) the Company Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Company Board shall not publicly propose to withhold, amend, withdraw or modify the Company Board Recommendation) in a manner adverse to Insight, and no resolution by the Company Board or any committee thereof to withhold, amend, withdraw or modify the Company Board Recommendation in a manner adverse to Insight or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed.
(d) Notwithstanding anything to the contrary contained in Section 6.2(c), and subject to compliance with Section 5.4 and Section 6.2, if at any time prior to obtaining the Required Company Shareholder Vote, (x) the Company receives a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a breach of Section 5.4) from any Person that has not been withdrawn and after consultation with outside legal counsel and its financial advisor, the Company Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer or (y) as a result of a Company Intervening Event, the Company Board may withhold, amend, withdraw or modify the Company Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Company Board Recommendation) in a manner adverse to Insight (collectively, a “Company Board Adverse Recommendation Change”) if, but only if,
(i) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (i) the Company Board determines in good faith, based on the advice of its outside legal counsel that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would be inconsistent with its fiduciary duties under applicable Law (after taking into account, if applicable, such alterations of the terms and conditions of this Agreement agreed to by Insight) and (ii) the Company has, and has caused its financial advisors and outside legal counsel to, during the Notice Period (as defined below), negotiate with Insight in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer; provided that (A) Insight receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least four (4) Business Days in advance of the Company Board Adverse Recommendation Change (the “Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Company Board Adverse Recommendation Change, the identity of the party making the Acquisition Proposal, and written copies of any relevant proposed transaction agreements with respect to a potential Superior Offer, and a summary of material terms and conditions of the Acquisition Proposal that are not in writing, in accordance with Section 5.4(b); (B) during any Notice Period, Insight shall be entitled to deliver to the Company one or more counterproposals to such Acquisition Proposal and the Company will, and cause its Representatives to be reasonably available to, negotiate with Insight in good faith (to the extent Insight desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer; and (C) in the event of any material change or amendment to any potential Superior Offer (including any revision in the amount, form or mix of consideration the Company’s shareholders would receive as a result of such potential Superior Offer), the Company shall be required to provide Insight with notice of such material change or amendment, in accordance with Section 5.4(b), and the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.2(d) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions); or
(ii) in the case of an Company Intervening Event, in response to such Company Intervening Event, the Company Board determines in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would be inconsistent with its fiduciary duties under applicable Law (after taking into account, if applicable, such alterations of the terms and conditions of this Agreement agreed to by Insight); provided, that (x) Insight receives written notice from the Company confirming that the Company Board has determined to change its recommendation during the Notice Period, which notice shall include a description in reasonable detail of the reasons for such Company Board Adverse Recommendation Change and a description of the Company Intervening Event; (y) during any Notice Period, Insight shall be entitled to deliver to the Company one or more proposals with respect to the revisions of the terms or conditions of this Agreement and the Company will, and cause its Representatives to be reasonably available to, negotiate with Insight in good faith (to the extent Insight desires to negotiate)

to make such adjustments in the terms and conditions of this Agreement and (z) in the event of any material changes to the facts and circumstances of the Company Intervening Event, the Company shall be required to provide Insight with notice of such material changes, and the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.2(d)(ii) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).
(e) The Company’s obligation to solicit the approval by its shareholders of the Company Shareholder Matters in accordance with Section 6.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any Company Board Adverse Recommendation Change.
6.3 Insight Stockholder Meeting; No Change of Recommendation.
(a) Insight shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Insight Common Stock to consider and vote to approve:
(i) the issuance of Insight Common Stock that represent (or are convertible into) more than twenty percent (20%) of the shares of Insight Common Stock outstanding immediately prior to the Merger to the Company shareholders in connection with the Contemplated Transactions, pursuant to the Nasdaq rules;
(ii) the change of control of Insight resulting from the Merger pursuant to the Nasdaq rules;
(iii) the approval and adoption of the 2025 Equity Incentive Plan and the 2025 ESPP (the “Equity Plan Proposal”); and
(iv) if deemed necessary or appropriate by the parties or as otherwise required by applicable Law, an amendment to Insight’s certificate of incorporation to effect the Reverse Stock Split or to approve an increase in the number of authorized shares of Insight Common Stock (the matters contemplated by the clauses 6.3(a)(i), (ii) and (iv) are referred to as the “Insight Stockholder Matters”, and such meeting, the “Insight Stockholder Meeting”).
The Insight Stockholder Meeting shall be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, and in any event no later than forty-five (45) days after the effective date of the Registration Statement. Insight shall take reasonable measures to ensure that all proxies solicited in connection with the Insight Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Insight Stockholder Meeting, or a date preceding the date on which the Insight Stockholder Meeting is scheduled, Insight reasonably believes that (A) it will not receive proxies sufficient to obtain the Required Insight Stockholder Vote, whether or not a quorum would be present or (B) it will not have sufficient shares of Insight Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Insight Stockholder Meeting, Insight may postpone or adjourn, or make one or more successive postponements or adjournments of, the Insight Stockholder Meeting as long as the date of the Insight Stockholder Meeting is not postponed or adjourned more than an aggregate of ten (10) calendar days in connection with any postponements or adjournments, provided, however, that more than one such postponement or adjournment shall not be permitted without the Company’s prior written consent.
(b) Insight agrees that, subject to Section 6.3(c): (i) the Insight Board shall recommend that the holders of Insight Common Stock vote to approve the Insight Stockholder Matters and the Equity Plan Proposal and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 6.3(a) above, (ii) the Proxy Statement shall include a statement to the effect that the Insight Board recommends that Insight’s stockholders vote to approve the Insight Stockholder Matters and the Equity Plan Proposal (the recommendation of the Insight Board being referred to as the “Insight Board Recommendation”) and (iii) (1) the Insight Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Insight Board shall not publicly propose to withhold, amend, withdraw or modify the Insight Board Recommendation) in a manner adverse to the Company, (2) no resolution by the

Insight Board or any committee thereof to withhold, amend, withdraw or modify the Insight Board Recommendation in a manner adverse to the Company or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed, and (3) the Insight Board shall not fail to recommend against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer (any failure to take any of the actions set forth in the clauses (i) through (iii) or any action that is prohibited to be taken in the clauses (i) through (iii), collectively, an “Insight Board Adverse Recommendation Change”).
(c) Notwithstanding anything to the contrary contained in Section 6.3(b), and subject to compliance with Section 5.4 and Section 6.3, if at any time prior to the approval of the Insight Stockholder Matters by the Required Insight Stockholder Vote, (i) Insight receives a bona fide written Acquisition Proposal (which Acquisition Proposal did not arise out of a breach of Section 5.4) from any Person that has not been withdrawn and after consultation with outside legal counsel and its financial advisor, the Insight Board shall have determined, in good faith, that such Acquisition Proposal is a Superior Offer or (ii) as a result of an Insight Intervening Event, the Insight Board may make an Insight Board Adverse Recommendation Change if, but only if:
(i) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (A) the Insight Board determines in good faith, based on the advice of its outside legal counsel that the failure to withhold, amend, withdraw or modify the Insight Board Recommendation would be inconsistent with its fiduciary duties under applicable Law (after taking into account, if applicable, such alterations of the terms and conditions of this Agreement agreed to by the Company); and (B) Insight has, and has caused its financial advisors and outside legal counsel to, during the Notice Period, negotiate with the Company in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer; provided, that (x) the Company receives written notice from Insight confirming that the Insight Board has determined to change its recommendation during the Notice Period, which notice shall include a description in reasonable detail of the reasons for such Insight Board Adverse Recommendation Change, the identity of the party making the Acquisition Proposal, and written copies of any relevant proposed transaction agreements with respect to a potential Superior Offer and a summary of material terms and conditions of the Acquisition Proposal that are not in writing, in accordance with Section 5.4(b), (y) during any Notice Period, the Company shall be entitled to deliver to Insight one or more counterproposals to such Acquisition Proposal and Insight will, and cause its Representatives to be reasonably available to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer; and (z) in the event of any material change or amendment to any potential Superior Offer (including any revision in the amount, form or mix of consideration the Insight’s stockholders would receive as a result of such potential Superior Offer), Insight shall be required to provide the Company with notice of such material change or amendment, in accordance with Section 5.4(b), and the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.3(c) and the Insight Board shall not make an Insight Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).
(ii) in the case of an Insight Intervening Event, in response to such Insight Intervening Event, the Insight Board determines in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Insight Board Recommendation would be inconsistent with its fiduciary duties under applicable Law (after taking into account, if applicable, such alterations of the terms and conditions of this Agreement agreed to by the Company); provided that (1) the Company receives written notice from Insight confirming that the Insight Board has determined to change its recommendation during the Notice Period, which notice shall include a description in reasonable detail of the reasons for such Insight Board Adverse Recommendation Change and a description of the Insight Intervening Event; (2) during any Notice Period, the Company shall be entitled to deliver to the Insight one or more proposals with respect to the revisions of the terms or conditions of this Agreement and Insight will, and cause its Representatives to be reasonably available to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement and (3) in the event of any material changes to the facts and circumstances of the Insight Intervening Event, Insight shall be required to provide the Company with notice of such material changes, and the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.3(c)(ii) and the Insight Board shall not make an Insight Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions).
(d) Nothing contained in this Agreement shall prohibit Insight or the Insight Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided however, that any disclosure made by Insight or the Insight Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Insight is unable to take a position with respect to the bidder’s tender offer unless the Insight Board determines in good faith, after consultation with its outside legal counsel, that such statement would be inconsistent with its fiduciary duties under applicable Law.
(e) Insight’s obligation to call, give notice and hold the Insight Stockholder Meeting in accordance with Section 6.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, or by any withdrawal or modification of the Insight Board Recommendation.
6.4 Efforts; Regulatory Approvals.
(a) The Parties shall use reasonable best efforts to cooperate with the other and consummate the Contemplated Transactions in the most expeditious manner practicable. Without limiting the generality of the foregoing, each Party: (i) shall promptly make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party to any Governmental Authority in connection with the Contemplated Transactions, (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use reasonable best efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (iv) shall use reasonable best efforts to satisfy the conditions precedent to the consummation of this Agreement.
6.5 Treatment of Company Options.
(a) Subject to Section 6.5(c) and except as set out in Section 5.2(b)(vi) of the Company Disclosure Schedule, at the First Effective Time, each Company Option that is outstanding and unexercised immediately prior to the First Effective Time under the Company Plan, whether or not vested, shall be converted into and become an option to purchase Insight Common Stock, and Insight shall assume the Company Plan and each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the Company Plan and the terms of the stock option agreement by which such Company Option is evidenced. All rights with respect to Company Ordinary Shares under Company Options assumed by Insight shall thereupon be converted into rights with respect to Insight Common Stock in a manner consistent with the requirements of the Code and applicable Treasury Regulations, including Treasury Regulation Section 1.409A-1(b)(5)(D) (each such Company Option, an “Assumed Option”). Accordingly, from and after the First Effective Time: (i) each Assumed Option may be exercised solely for shares of Insight Common Stock, (ii) the number of shares of Insight Common Stock subject to each Assumed Option shall be determined by multiplying (A) the number of Company Ordinary Shares that were subject to such Company Option, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Insight Common Stock, (iii) the per share exercise price for the Insight Common Stock issuable upon exercise of each Assumed Option shall be determined by dividing (A) the per share exercise price of Company Ordinary Share subject to such Company Option, as in effect immediately prior to the First Effective Time, by (B) the Exchange Ratio and rounding the resulting exercise price up to the nearest whole cent and (iv) any restriction on the exercise of any Assumed Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that: (A) to the extent provided under the terms of a Company Option or Company Plan, such Assumed Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Insight Common Stock subsequent to the First Effective Time and (B) the post-Closing Insight Board or a committee thereof shall succeed to the authority and responsibility of the Company Board or any committee thereof with respect to each Company Option assumed by Insight. Notwithstanding anything to the contrary in this Section 6.5(a), the conversion and/or assumption of each Company Option (regardless of whether such option qualifies as an “incentive stock option” within the meaning of Section 422 of the Code) into an option to purchase shares of Insight Common Stock shall be made in a manner consistent with Treasury Regulations Section 1.424-1, such that the conversion of a Company Option shall not constitute a “modification” of such Company Option for purposes of Section 409A or Section 424 of the Code.
(b) Insight shall file with the SEC, as soon as reasonably practicable after the First Effective Time, a registration statement on Form S-8, if available for use by Insight, relating to the shares of Insight Common Stock issuable with respect to Company Options assumed by Insight in accordance with Section 6.5(a).
(c) Prior to the First Effective Time, the Company shall take all actions that may be necessary (under the Company Plans and otherwise) to effectuate the provisions of this Section 6.5 and to ensure that, from and after the First Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 6.5.
6.6 Treatment of Insight Options.
(a) Subject to Section 6.18, and the provisions of this Section 6.6(a), prior to the Closing, the Insight Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that the vesting of each unexpired, unexercised and unvested Insight Option shall be accelerated in full effective as of immediately prior to the First Effective Time, contingent on the occurrence of the Closing, and each unexpired, unexercised and fully vested Insight Option (i) granted under the Insight 2021 Stock Option and Incentive Plan (each, a “2021 Insight Option”) shall automatically be cancelled and extinguished as of the First Effective Time and, in exchange therefor, each former holder of any such 2021 Insight Option shall have the right to receive from Insight or the Surviving Company a number of shares of Insight Common Stock equal to the Option Value and (ii) each Insight Option granted under the 2016 Stock Incentive Plan (each, a “2016 Insight Option”) shall remain outstanding pursuant to its terms, unless the holder of such 2016 Insight Option shall have agreed for such 2016 Insight Option to be cancelled and extinguished as of the First Effective Time and, in exchange therefor, each former holder of any such 2016 Insight Option shall have the right to receive from Insight or the Surviving Company a number of shares of Insight Common Stock equal to the Option Value. For purposes of this Section 6.6(a), with respect to each Insight Option, the “Option Value” is equal to (A) the product of (x) the aggregate number of shares of Insight Common Stock subject to or underlying such Insight Option multiplied by (y) (i) the Insight In-the-Money Price, minus (ii) the exercise or strike price of the Insight Option, divided by (B) the Insight In-The-Money Price. As of the First Effective Time, each unexpired and unexercised Insight Option with a per share exercise price or strike price that is equal to or greater than the Insight In-the-Money Price shall be cancelled for no consideration. Notwithstanding anything herein to the contrary, the tax withholding obligations required by Law for each holder receiving shares of Insight Common Stock in accordance with the preceding sentence shall be satisfied by Insight withholding from issuance that number of shares of Insight Common Stock calculated by multiplying the required statutory withholding rate for such holder in connection with such issuance by the number of shares of Insight Common Stock to be issued in accordance with the preceding sentence, and rounding up to the nearest whole share and remitting such withholding in cash to the appropriate taxing authorities.
(b) Prior to the First Effective Time, Insight shall take all actions that may be necessary (under any Insight Stock Plan, or otherwise) to effectuate the provisions of this Section 6.6 and to ensure that, from and after the First Effective Time, holders of Insight Options have no rights with respect thereto other than those specifically provided in this Section 6.6.

6.7 Insight Employee Benefits. 6.8 Insight shall comply with its obligations with respect to any severance, retention, change of control or similar payment obligations in the agreements specified on Section 6.7 of the Insight Disclosure Schedule, subject to the terms and provisions of such agreements.
6.8 Indemnification of Officers and Directors.
(a) From the First Effective Time through the sixth anniversary of the date on which the First Effective Time occurs, each of Insight and the Second Surviving Company shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the First Effective Time, a director or officer of Insight or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Insight or of the Company, whether asserted or claimed prior to, at or after the First Effective Time, in each case, to the fullest extent permitted Insight’s Organizational Documents or the Company’s Organizational Documents, as applicable, or pursuant to any indemnification agreements between Insight or the Company, as applicable, and such D&O Indemnified Parties. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Insight and the Second Surviving Company, jointly and severally, upon receipt by Insight or the Second Surviving Company from the D&O Indemnified Party of a request therefor; provided, that any such person to whom expenses are advanced provides an undertaking to Insight, to the extent then required by the DGCL or CICA, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Without otherwise limiting the D&O Indemnified Parties’ rights with regards to counsel, following the First Effective Time, the D&O Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP, or such other counsel selected by the D&O Indemnified Parties.
(b) The provisions of the certificate of incorporation and bylaws of Insight with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Insight that are presently set forth in the certificate of incorporation and bylaws of Insight shall not be amended, modified or repealed for a period of six years from the First Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the First Effective Time, were officers or directors of Insight, unless such modification is required by applicable Law. The Organizational Documents of the Second Surviving Company shall contain, and Insight shall cause the Organizational Documents of the Second Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the Company Charter.
(c) From and after the First Effective Time, (i) the Second Surviving Company shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company Charter and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time and (ii) Insight shall fulfill and honor in all respects the obligations of Insight to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Insight’s Organizational Documents and pursuant to any indemnification agreements between Insight and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the First Effective Time.
(d) From and after the First Effective Time, Insight shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Insight. In addition, Insight shall purchase, prior to the First Effective Time, a six-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Insight’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the First Effective Time with respect to any claim related to any period of time at or prior to the First Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Insight’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Insight by reason of him or her serving in such capacity that existed or occurred at or prior to the First Effective Time (including in connection with this Agreement or the Contemplated Transactions).
(e) The provisions of this Section 6.8 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Insight and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives.
(f) In the event Insight or the Second Surviving Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Insight or the Second Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 6.8. Insight shall cause the Second Surviving Company to perform all of the obligations of the Second Surviving Company under this Section 6.8.
6.9 Disclosure. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any of its Representative to, issue any press release or make any public disclosure or making any announcement to Insight Associates or Company Associates (to the extent not previously issued or made in accordance with this Agreement) regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Insight may make internal announcements to employees and make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Insight in compliance with this Section 6.8. Notwithstanding the foregoing, a Party need not consult with any other Parties in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 6.3(d) or with respect to any Acquisition Proposal, Insight Board Adverse Recommendation Change or Company Board Adverse Recommendation Change, as applicable, or with respect to Insight only, pursuant to Section 6.3(d).
6.10 Listing. At or prior to the First Effective Time, Insight shall (a) use its commercially reasonable efforts to maintain its existing listing on Nasdaq until the First Effective Time and to obtain approval of the listing of the combined corporation on Nasdaq; (b) (i) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the shares of Insight Common Stock being issued in the Merger, and (ii) use its commercially reasonable efforts to cause such shares to be approved for listing (subject to official notice of issuance) on the Nasdaq market at or prior to the First Effective Time; and (c) to the extent required by Nasdaq Marketplace Rule 5110, to file an initial listing application for Insight Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to use commercially reasonably efforts to cause such Nasdaq Listing Application to be conditionally approved prior to the First Effective Time. Each Party will reasonably promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its representatives. The Party not filing the Nasdaq Listing Application will cooperate with the other Party as reasonably requested by such Party with respect to the Nasdaq Listing Application and promptly furnish to such Party all information concerning itself, its members and its shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 6.10. The Company agrees to pay all Nasdaq fees associated with the Nasdaq Listing Application.
6.11 Transaction Litigation. Insight shall promptly notify the Company in writing of, shall keep the Company promptly informed regarding any such Transaction Litigation, and shall give the Company the opportunity to participate in the defense and settlement of, any Transaction Litigation (including by allowing the Company to offer comments or suggestions with respect to such Transaction Litigation, which Insight shall consider in good faith). Insight shall give the Company the opportunity to consult with counsel to Insight regarding the defense and settlement of any such Transaction Litigation, and in any event, Insight shall not settle or compromise or agree to settle or compromise any Transaction Litigation without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Without otherwise limiting the D&O Indemnified Parties’ rights with regard to the right to counsel, and notwithstanding anything to the contrary in any indemnification agreements Insight has entered into, following the First Effective Time, the D&O Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such D&O Indemnified Parties prior to the First Effective Time to defend any Transaction Litigation on behalf of, and to the extent such Transaction Litigation is against, the D&O Indemnified Parties.
6.12 Tax Matters.
(a) Each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment. None of the Parties shall (and each of the Parties shall cause their respective Affiliates not to) take any action, or knowingly fail to take any action, whether before or after the First Effective Time, where such action or failure could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment. Each Party shall promptly notify the other Parties in writing if, before the Closing Date, such Party knows or has reason to believe that the Merger may not qualify for the Intended Tax Treatment (and whether the terms of this Agreement could be reasonably amended in order to facilitate such qualification).
(b) If, in connection with the preparation and filing of the Registration Statement and Proxy Statement, the SEC requests or requires that a tax opinion be prepared and submitted in such connection, Goodwin Procter LLP and Cooley LLP shall use commercially reasonable efforts to cause such tax counsel to furnish such opinion(s), subject to customary assumptions and limitations, to the effect that the Intended Tax Treatment should apply to the Merger (“Tax Opinions”). In connection with the rendering of such Tax Opinions, Insight and the Company shall deliver to tax counsel customary Tax representation letters reasonably satisfactory to such tax counsel, dated and executed as of the date the Registration Statement and Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such tax counsel in connection with the preparation and filing of the Registration Statement and Proxy Statement.
(c) Each of the Parties shall (and shall cause their respective Affiliates to) reasonably cooperate in the preparation, execution and filing of all Tax Returns, and any Tax audit or other proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax audit or other proceeding, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
(d) At least ten Business Days prior to Closing, Insight will provide the Company with its analysis, including reasonable supporting calculations, regarding whether any “disqualified individuals” (within the meaning of Section 280G of the Code) are to receive any “excess parachute payment” within the meaning of Section 280G of the Code in connection with the Contemplated Transactions. The parties will use commercially reasonable efforts to discuss any reasonable objections to such determinations provided and, following such discussions, the parties agree that its tax reporting will be consistent with the determinations absent manifest error.
(e) At or prior to the Closing, the Company shall provide Insight a properly executed certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Insight; provided, however, that Insight’s sole recourse with respect to the failure of the Company to comply with this Section 6.12(e) will be to withhold the appropriate Taxes from the Merger Consideration as required by applicable Law.
6.13 Directors and Officers. The Parties shall take all necessary action so that immediately after the First Effective Time, (i) the Insight Board is comprised of seven (7) members, with two (2) such members designated by Insight prior to the Closing by written notice to the Company; three (3) such members designated by the Company prior to the Closing by written notice to Insight; one (1) such member (who will be independent of the Parties) to be mutually agreed upon by the Parties; and one (1) such member as designated in Section 6.13 of the Company Disclosure Schedule, as may be updated prior to the Closing; and (ii) the individuals who are mutually agreed upon by the Company and Insight are appointed to the positions of officers of Insight (which in the case of the chief executive officer shall be a third party not from either Insight or the Company). If any Person designated as a member of the Company Board is unable or unwilling to serve as a director, as set forth therein, the Party designating such Person (as set forth in this Section 6.13) shall designate an alternative.
6.14 Termination of Certain Agreements and Rights. The Company shall use commercially reasonable efforts to cause any stockholders agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between the Company and any holders of Company Shares, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights (collectively, the “Investor Agreements”), to be terminated immediately prior to or concurrently with the First Effective Time, without any liability being imposed on the part of Insight or the Second Surviving Company.
6.15 Section 16 Matters. Prior to the First Effective Time, Insight shall take all such steps as may be required to cause any acquisitions of Insight Common Stock and any options to purchase Insight Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Insight, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
6.16 Allocation Certificate and Insight Outstanding Shares Certificate.
(a) The Company will prepare and deliver to Insight at least two (2) Business Days following the final determination of Net Cash a certificate signed by a duly authorized officer of the Company in a form reasonably acceptable to Insight setting forth (as of immediately prior to the First Effective Time) (i) each holder of Company Shares or Company Options, (ii) such holder’s name and address, (iii) the number and type of Company Shares held and/or underlying the Company Options as of the Closing Date for each such holder and (iv) the number of shares of Insight Common Stock to be issued to such holder, or to underlie any Insight Option to be issued to such holder, pursuant to this Agreement in respect of the Company Shares or Company Options held by such holder as of immediately prior to the First Effective Time (the “Allocation Certificate”).
(b) Insight will prepare and deliver to the Company at least two (2) Business Days prior to the Closing Date a certificate signed by the Chief Financial Officer of Insight in a form reasonably acceptable to the Company, setting forth (as of immediately prior to the First Effective Time) (i) each record holder of Insight Options, (ii) such record holder’s name and address and (iii) the number of shares of Insight Common Stock held and/or underlying the Insight Options as of the First Effective Time for such holder (the “Insight Outstanding Shares Certificate”).
6.17 Legends. Insight shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Insight Common Stock to be received in the Merger by equityholders of the Company who may be considered “affiliates” of Insight for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Insight Common Stock.
6.18 Reverse Stock Split. If deemed advisable by the Company, Insight shall submit to Insight’s stockholders at the Insight Stockholder Meeting a proposal to approve and adopt an amendment to Insight’s certificate of incorporation to authorize the Insight Board to effect the Reverse Stock Split and shall take such other actions as shall be reasonably necessary to effectuate the Reverse Stock Split.
6.19 Lock-Up Agreements. Prior to the First Effective Time, each of Insight and the Company will use commercially reasonable efforts to cause, the Persons listed on Section A of the Insight Disclosure Schedule and Section A of the Company Disclosure Schedule, respectively, to execute and deliver Lock-Up Agreements substantially in the form attached hereto as Exhibit C.
6.20 Insight SEC Documents. From the date of this Agreement until the Second Effective Time, Insight shall use reasonable best efforts to timely file with the SEC all Insight SEC Documents. As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each Insight SEC Document filed by Insight with the SEC shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act.

6.21 Insight Vote. Immediately following the execution and delivery of this Agreement, Insight, in its capacity as the sole shareholder of each of Merger Sub I and Merger Sub II, will execute and deliver to the Company written consents approving the First Merger and Second Merger in accordance with the CICA and Merger Sub I and Merger Sub II’s Organizational Documents, as applicable. Insight shall cause Merger Subs to comply with all of its respective obligations under this Agreement and Merger Subs shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.
6.22 2025 Plans.
(a) Prior to the First Effective Time, the Insight Board will adopt the 2025 Equity Incentive Plan, subject to the Closing and effective as of the Second Effective Time, and will include provisions in the Registration Statement for the stockholders of Insight to approve the 2025 Equity Incentive Plan. Subject to the approval of the 2025 Equity Incentive Plan by the stockholders of Insight prior to the First Effective Time, Insight shall file with the SEC, promptly after the Second Effective Time and at the Company’s expense, a registration statement on Form S-8 (or any successor form), if available for use by Insight, relating to the shares of Insight Common Stock issuable with respect to the 2025 Equity Incentive Plan.
(b) Prior to the First Effective Time, the Insight Board will adopt the 2025 ESPP, subject to the Closing and effective as of the Second Effective Time, and will include provisions in the Registration Statement for the stockholders of Insight to approve the 2025 ESPP. Subject to the approval of the 2025 ESPP by the stockholders of Insight prior to the First Effective Time, Insight shall file with the SEC, promptly after the Second Effective Time and the Company’s expense, a registration statement on Form S-8 (or any successor form), if available for use by Insight, relating to the shares of Insight Common Stock issuable with respect to the 2025 ESPP.
Section 7. Conditions Precedent to Obligations of Each Party. The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:
7.1 Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and shall not be subject to any stop order or proceeding (or threatened proceeding by the SEC) seeking a stop order with respect to the Registration Statement that has not been withdrawn.
7.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Contemplated Transactions shall have been issued by any court of competent jurisdiction or other Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.
7.3 Shareholder Approval. (a) Insight shall have obtained the Required Insight Stockholder Vote, and (b) the Company shall have obtained the Required Company Shareholder Vote.
7.4 Nasdaq Listing. The approval of the listing of the additional shares of Insight Common Stock on Nasdaq shall have been obtained and the shares of Insight Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on Nasdaq.
7.5 Effectiveness of Subscription Agreement. The Subscription Agreement evidencing the Concurrent Financing shall be in full force and effect and provide for cash proceeds of not less than $50,000,000, which gross proceeds will be received by Insight immediately prior to or immediately following the Closing in connection with the consummation of the First Merger and in accordance with the terms of Subscription Agreement.
Section 8. Additional Conditions Precedent to Obligations of Insight and Merger Subs. The obligations of Insight and Merger Subs to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Insight, at or prior to the Closing, of each of the following conditions:
8.1 Accuracy of Representations. The Company Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in material all respects as of such date). The representations and warranties of the Company set forth in Section 3.8(a) shall have been true and correct in all respects as of the date of this Agreement. The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the representations and warranties set forth in Section 3.8(a)) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).
8.2 Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the First Effective Time.
8.3 Closing Certificate. Insight shall have received a certificate executed a duly authorized officer of the Company certifying (a) that the conditions set forth in Sections 8.1, 8.2 and 8.4 have been duly satisfied and (b) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 6.16 is true and accurate in all respects as of the Closing Date.
8.4 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.
8.5 Company Lock-Up Agreements. Insight shall have received the Company Lock-Up Agreements from the officers, directors and 5% or greater shareholders (together with their Affiliates) of the Company, each of which will continue to be in full force and effect as of immediately following the First Effective Time.
8.6 Termination of Investor Agreements. The Investor Agreements shall have been terminated.
Section 9. Additional Conditions Precedent to Obligation of the Company. The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:
9.1 Accuracy of Representations. Each of the Insight Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct in material all respects as of such date). The representations and warranties of Insight set forth in Section 4.8(a) shall have been true and correct in all respects as of the date of this Agreement. The representations and warranties of Insight and Merger Subs contained in this Agreement (other than the Insight Fundamental Representations and the representations and warranties set forth in Section 4.8(a)) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be true and correct would not reasonably be expected to have an Insight Material Adverse Effect (without giving effect to any references therein to any Insight Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Insight Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

9.2 Performance of Covenants. Insight and Merger Subs shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the First Effective Time.
9.3 Documents. The Company shall have received the following documents, each of which shall be in full force and effect:
(a) a certificate executed by an executive officer of Insight confirming that the conditions set forth in Sections 9.1, 9.2 and 9.4 have been duly satisfied;
(b) written resignations in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Insight who are not to continue as officers or directors of Insight pursuant to Section 6.13 hereof; and
(c) the Insight Outstanding Shares Certificate.
9.4 No Insight Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Insight Material Adverse Effect that is continuing.
9.5 Insight Lock-Up Agreements. The Company shall have received the Insight Lock-Up Agreements from those directors of Insight that will be continuing following the Closing (together with their Affiliates), each of which will continue to be in full force and effect as of immediately following the First Effective Time.
9.6 Minimum Cash. If the Closing Date occurs prior to May 1, 2025, Insight will have at least $95,000,000 in Net Cash (“Minimum Cash”).
Section 10. Termination.
10.1 Termination. This Agreement may be terminated prior to the First Effective Time (whether before or after approval of the Company Shareholder Matters by the Required Company Shareholder Vote and whether before or after approval of the Insight Stockholder Matters by the Required Insight Stockholder Vote, unless otherwise specified below):
(a) by mutual written consent of Insight and the Company;
(b) by either Insight or the Company if the First Merger shall not have been consummated by July 31, 2025 (subject to possible extension as provided in this Section 10.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the Company, on the one hand, or Insight, on the other hand, if such Party’s action or failure to act has been a principal cause of the failure of the First Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; provided, further, however, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is sixty (60) calendar days prior to the End Date, then either the Company or Insight shall be entitled to extend the End Date for an additional sixty (60) calendar days;
(c) by either Insight or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;
(d) by Insight if the Required Company Shareholder Vote shall not have been obtained within five (5) Business Days of the Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided, however, that once the Required Company Shareholder Vote has been obtained, Insight may not terminate this Agreement pursuant to this Section 10.1(d);
(e) by either Insight or the Company if (i) the Insight Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Insight’s stockholders shall have taken a final vote on the Insight Stockholder Matters and (ii) the Insight Stockholder Matters shall not have been approved at the Insight Stockholder Meeting (or at any adjournment or postponement thereof) by the Required Insight Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to Insight where the failure to obtain the Required Insight Stockholder Vote shall have been caused by the action or failure to act of Insight and such action or failure to act constitutes a material breach by Insight of this Agreement;

(f) by the Company (within ten (10) Business Days of notice of the applicable the occurrence of an Insight Triggering Event and prior to the approval of the Insight Stockholder Matters by the Required Insight Stockholder Vote) if an Insight Triggering Event shall have occurred;
(g) by Insight (within ten (10) Business Days of notice of the applicable the occurrence of a Company Triggering Event and prior to the approval of the Company Shareholder Matters by the Required Company Shareholder Vote) if a Company Triggering Event shall have occurred;
(h) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Insight or Merger Subs or if any representation or warranty of Insight or Merger Subs shall have become inaccurate, in either case, such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the representations and warranties or breach by Insight or Merger Subs is curable by Insight or Merger Subs, then this Agreement shall not terminate pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from the Company to Insight or Merger Subs of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(h) and (ii) Insight or Merger Subs (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to Insight or Merger Subs of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(h) as a result of such particular breach or inaccuracy if such breach by Insight or Merger Subs is cured prior to such termination becoming effective);
(i) by Insight, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that Insight is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then this Agreement shall not terminate pursuant to this Section 10.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30)-day period commencing upon delivery of written notice from Insight to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(i) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Insight to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 10.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective); or
(j) by Insight, if the Required Company Financials have not been provided by the Company to Insight on or before the Due Date; provided, however, that the right to terminate this Agreement under this Section 10.1(j) shall only be available to Insight if the action or failure to act (or the timing of such actions or failures) of the Company has been the principal cause of the failure to provide the Required Company Financials on or before the Due Date.
(k) By the Company, if Insight fails to make a validly requested Term Loan advance under the Loan Agreement within one (1) Business Day of the conditions in Sections 3(a), (b), and (c) of the Loan Agreement being satisfied.
The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.
10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 10.2, Section 10.3, and Section 11, and the provisions of the Confidentiality Agreement, shall survive the termination of this

Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 10.3 shall not relieve any Party of any liability for intentional fraud or for any willful and material breach of any representation or warranty, or any willful and material breach of any covenant, obligation or other provision contained in this Agreement.
10.3 Expenses; Termination Fees.
(a) Except as set forth in this Section 10.3 and Section 6.10 all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the First Merger is consummated.
(b) If this Agreement is terminated (i) by the Company pursuant to Section 10.1(f) (or, at the time this Agreement is terminated, the Company had the right to terminate this Agreement pursuant to Section 10.1(f)), or (ii) (A) by either the Company or Insight pursuant to Section 10.1(b) or Section 10.1(e) or by the Company pursuant to Section 10.1(h), (B) at any time after the date of this Agreement and prior to the Insight Stockholder Meeting an Acquisition Proposal with respect to Insight shall have been publicly announced, disclosed or otherwise communicated to the Insight Board (and shall not have been withdrawn) and (C) within nine (9) months after the date of such termination, Insight enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then Insight shall pay to the Company, within five (5) Business Days after termination (or, in the case of clause (ii), upon the earlier to occur of such entry into a definitive agreement and the consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $5,000,000 (the “Company Termination Fee”).
(c) If this Agreement is terminated (i) by Insight pursuant to Section 10.1(g) (or at the time this Agreement is terminated, Insight had the right to terminate this Agreement pursuant to Section 10.1(g)), or (ii) (A) by the Company or Insight pursuant to Section 10.1(b) or by Insight pursuant to or Section 10.1(d) or Section 10.1(i), (B) at any time after the date of this Agreement and before obtaining the Required Company Shareholder Vote, an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board (and shall not have been withdrawn) and (C) within nine (9) months after the date of such termination, the Company enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then the Company shall pay to Insight, within five (5) Business Days after termination (or, in the case of clause (ii), upon the earlier to occur of such entry into a definitive agreement and the consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $4,500,000 (the “Insight Termination Fee”).
(d) If this Agreement is terminated by the Company pursuant to Section 10.1(f) or Section 10.1(h), Insight shall reimburse the Company for all reasonable and documented out-of-pocket fees and expenses incurred by the Company in connection with this Agreement and the Contemplated Transactions, up to a maximum of $1,000,000, by wire transfer of same-day funds within five (5) Business Days following the date on which the Company submits to Insight true and correct copies of reasonable documentation supporting such expenses (“Company Expense Reimbursement”). Any Company Expense Reimbursement shall be credited against the payment of the Company Termination Fee, if applicable.
(e) If this Agreement is terminated by Insight pursuant to Section 10.1(g) or Section 10.1(i), the Company shall reimburse Insight for all reasonable out-of-pocket fees and expenses incurred by Insight in connection with this Agreement and the Contemplated Transactions, up to a maximum of $1,000,000, by wire transfer of same-day funds within five (5) Business Days following the date on which Insight submits to the Company true and correct copies of reasonable documentation supporting such expenses (“Insight Expense Reimbursement”). Any Insight Expense Reimbursement shall be credited against the payment of the Insight Termination Fee, if applicable.
(f) If either Party fails to pay when due any amount payable by it under this Section 10.3, then (i) such Party shall reimburse the other Party for reasonable and documented costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 10.3 and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by the Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.
(g) The Parties agree that, subject to Section 10.2, the payment of the fees and expenses set forth in this Section 10.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in clauses (b), (c), (d) and (e) of this Section 10.3, it being understood that in no event shall either Insight or the Company be required to pay the individual fees or damages payable pursuant to this Section 10.3 on more than one occasion. Subject to Section 10.2, following the payment of the Company Termination Fee or the Insight Termination Fee, as applicable, by Insight or the Company, respectively, (i) such Party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the other Party giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such Party or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, shareholder, director, officer, employee, Subsidiary, Affiliate, agent or other representative of such Party) in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (x) the agreements contained in this Section 10.3 are an integral part of the Contemplated Transactions, (y) without these agreements, the Parties would not enter into this Agreement and (z) any amount payable pursuant to this Section 10.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable; provided, however, that nothing in this Section 10.3(g) shall limit the rights of the Parties under Section 11.10.
Section 11. Miscellaneous Provisions.
11.1 Non-Survival of Representations and Warranties. The representations, warranties and covenants of the Company, Insight and Merger Subs contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the First Effective Time, and only the covenants that by their terms survive the First Effective Time and this Section 11 shall survive the First Effective Time.
11.2 Amendment. This Agreement may be amended with the approval of the Company, Merger Subs and Insight at any time (whether before or after obtaining the Required Company Shareholder Vote or before or after obtaining the Required Insight Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s shareholders, no amendment shall be made which by Law requires further approval of such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Subs and Insight.
11.3 Waiver.
(a) Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings (including the Exclusivity Agreement), both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.
11.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws, provided, that to the extent applicable, the effects of the First Merger and Second Merger shall be governed by and in accordance with the CICA and any other matters that as a matter of the laws of the Cayman Islands are required to be governed by the laws of the Cayman Islands shall be governed by, and construed in accordance with, the laws of the Cayman Islands, without regard to laws that may be applicable under conflicts of laws principles that would cause the application of the laws of any jurisdiction other than the Cayman Islands to such matters. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.8 of this Agreement and (f) irrevocably and unconditionally waives the right to trial by jury.
11.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.
11.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Insight or Merger Subs:

Ikena Oncology, Inc.
645 Summer Street, Suite 101
Boston, MA 02210
Attention:	Mark Manfredi
Jotin Marango
Email:	[•]
[•]

with a copy to (which shall not constitute notice):

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:	John T. Haggerty
Email:	jhaggerty@goodwinlaw.com

and

Goodwin Procter LLP
620 Eighth Avenue
New York, NY 10018
United States
Attention:	Amanda J. Gill
Email:	agill@goodwinlaw.com

if to the Company:

Inmagene Biopharmaceuticals
12526 High Bluff Drive
Suite 345
San Diego, CA 92130
Attention:	Jonathan Wang, PhD
Email:	[•]

with a copy to (which shall not constitute notice):

Cooley LLP
10265 Science Center Drive
San Diego, CA 92121-1117
Attention:	Patrick Loofbourrow; Rama Padmanabhan
Email:	loof@cooley.com; padmanabhan@cooley.com

11.8 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.
11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.10 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.
11.11 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 6.13) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
11.12 Representation. Without otherwise limiting the D&O Indemnified Parties’ rights with regard to the right to counsel, and notwithstanding anything to the contrary in any indemnification agreements Insight has entered into, following the First Effective Time, the D&O Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such D&O Indemnified Parties prior to the First Effective Time to defend any Transaction Litigation on behalf of, and to the extent such Transaction Litigation is against, the D&O Indemnified Parties.
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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

IKENA ONCOLOGY, INC.

By:	/s/ Mark Manfredi, Ph.D.
Name:	Mark Manfredi, Ph.D.
Title:	Chief Executive Officer

INSIGHT MERGER SUB I

By:	/s/ Owen Hughes
Name:	Owen Hughes
Title:	Director

INSIGHT MERGER SUB II

By:	/s/ Owen Hughes
Name:	Owen Hughes
Title:	Director

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

INMAGENE BIOPHARMACEUTICALS

By:	/s/ Jonathan Wang, PhD
Name:	Jonathan Wang, PhD
Title:	Chief Executive Officer

Exhibit A
Ikena Oncology, Inc.

SUPPORT AGREEMENT
THIS SUPPORT AGREEMENT (this “Agreement”), dated as of December 23, 2024, is made by and among Ikena Oncology, Inc., a Delaware corporation (“Insight”), Inmagene Biopharmaceuticals, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (the “Company”), and the undersigned holders (each a “Stockholder”) of shares of capital stock of Insight.
WHEREAS, Insight, Merger Sub I, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and a wholly owned subsidiary of Insight (“Merger Sub I”), Merger Sub II, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and a wholly owned subsidiary of Insight (“Merger Sub II”), and the Company, have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub I with and into the Company, and the merger of the Company with and into Merger Sub II (the “Merger”);
WHEREAS, each Stockholder beneficially owns and has sole voting power with respect to (or to direct the voting of) the number of shares of Insight Common Stock and/or holds Insight Options to acquire the number of shares of Insight Common Stock indicated opposite such Stockholder’s name on Schedule 1 attached hereto (the “Shares”);
WHEREAS, as an inducement and a condition to the willingness of the Company to enter into the Merger Agreement, each Stockholder has agreed to enter into and perform this Agreement; and
WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.
NOW, THEREFORE, in consideration of, and as a condition to, the Company entering into the Merger Agreement, each Stockholder, Insight and the Company agree as follows:
1. Agreement to Vote Shares. Each Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of Insight or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Insight, with respect to the Merger, the Merger Agreement or any Acquisition Proposal, such Stockholder shall:
(a) appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;
(b) from and after the date hereof until the Expiration Date, vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered), as applicable, covering all of the Shares and any New Shares that Stockholder shall be entitled to so vote: (i) in favor of the Insight Stockholder Matters; (ii) against any Acquisition Proposal or Acquisition Inquiry, or any agreement, transaction, matter or action that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger and any of the other Contemplated Transactions; (iii) against each of the following actions (other than with respect to an Insight Legacy Transaction or the Merger and the other Contemplated Transactions): (A) any extraordinary corporate transaction, such as a merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange or other business combination involving Insight, (B) any sale, lease, sublease, license, sublicense or transfer of a material portion of the assets of Insight that would reasonably be expected to impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger and any of the other Contemplated Transactions, (C) any reorganization, recapitalization, dissolution or liquidation of Insight or any of its Affiliates, (D) any amendment to Insight’s Organizational Documents, which amendment would reasonably be expected to impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger and any of the other Contemplated Transactions, and (E) any material change in the capitalization of Insight or Insight’s corporate structure; and (iv) to approve any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Insight Stockholder Matters. Such Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the First Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Section 10 thereof or otherwise, (c) such date and time as an Insight Board Adverse Recommendation Change is made in accordance with Section 6.3(c) of the Merger Agreement, or (d) the mutual written agreement of the parties to terminate this Agreement.
3. Additional Acquisitions. Each Stockholder agrees that any shares of capital stock or other equity securities of Insight that such Stockholder acquires or with respect to which such Stockholder otherwise acquires sole or shared voting power (including any proxy) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any Insight Options or otherwise, including, without limitation, by gift, succession, in the event of a stock split or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.
4. Agreement to Retain Shares. From and after the date hereof until the Expiration Date, each Stockholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 5(c) below)) any Shares or any New Shares, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any Shares or New Shares, or (d) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder’s obligations under this Agreement. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Notwithstanding the foregoing, each Stockholder may make (1) transfers by will or by operation of Law pursuant to a qualified domestic relations order or in connection with a divorce settlement or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee, (2) with respect to such Stockholder’s Insight Options which expire on or prior to the Expiration Date, transfers, sale, or other disposition of Shares to Insight, or in broker-assisted cashless exercises, as payment for the (i) exercise price of such Stockholder’s Insight Options and (ii) taxes applicable to the exercise of such Stockholder’s Insight Options, (3) if such Stockholder is a partnership or limited liability company, a transfer to one or more partners or members of such Stockholder or to an Affiliated corporation, trust or other Entity under common control with such Stockholder, or if such Stockholder is a trust, a transfer to a beneficiary, provided, that in each such case the applicable transferee has agreed in writing to be bound by the terms and conditions of this Agreement, (4) transfers to another holder of Insight Common Stock that has signed a voting agreement in the same form as this Agreement, and (5) transfers, sales or other dispositions as the Company may otherwise agree in writing in its sole discretion. If any voluntary or involuntary transfer of any Shares or New Shares covered hereby shall occur (including a transfer or disposition permitted by (1)-(5) of this Section 4, sale by a Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares or New Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee has not executed a counterpart hereof or joinder hereto.
5. Representations and Warranties of Stockholder. Each Stockholder hereby, severally but not jointly, represents and warrants to Insight and the Company as follows:
(a) If such Stockholder is an Entity: (i) such Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of such Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby by such Stockholder have been duly authorized by all necessary action on the part of such Stockholder and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. If such Stockholder is an individual, such Stockholder has the legal capacity to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b) this Agreement has been duly executed and delivered by or on behalf of such Stockholder and, to such Stockholder’s knowledge and assuming this Agreement constitutes a valid and binding agreement of the Company and Insight, constitutes a valid and binding agreement with respect to such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;
(c) such Stockholder beneficially owns the number of Shares indicated opposite such Stockholder’s name on Schedule 1, which constitute all of the Shares owned by the Stockholder as of the date hereof. Such Stockholder will own any New Shares, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;
(d) to the knowledge of such Stockholder, the execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of his, her or its obligations hereunder and the compliance by such Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, Contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which such Stockholder is a party or by which such Stockholder is bound, or any Law, statute, rule or regulation to which such Stockholder is subject or, in the event that such Stockholder is a corporation, partnership, trust or other Entity, any bylaw or other Organizational Document of such Stockholder; except for any of the foregoing as would not reasonably be expected to prevent or delay the performance by such Stockholder of his, her or its obligations under this Agreement in any material respect;
(e) the execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or regulatory authority by such Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of his, her or its obligations under this Agreement in any material respect;
(f) no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Insight or the Company in respect of this Agreement based upon any Contract made by or on behalf of such Stockholder; and
(g) as of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to prevent or delay the performance by such Stockholder of his, her or its obligations under this Agreement in any material respect.
6. Irrevocable Proxy. Subject to the penultimate sentence of this Section 6, by execution of this Agreement, each Stockholder does hereby appoint the Company and any of its designees with full power of substitution and resubstitution, as such Stockholder’s true and lawful attorney and irrevocable proxy to vote and exercise all voting and related rights, including the right to sign such Stockholder’s name (solely in its capacity as a stockholder) to any Stockholder consent, if Stockholder is unable to perform or otherwise does not perform his, her or its obligations under this Agreement, with respect to the Shares and New Shares solely with respect to the matters set forth in Section 1 hereof. Each Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date, hereby revokes any proxy previously granted by such Stockholder with respect to the Shares and New Shares and represents that none of such previously-granted proxies are irrevocable. The Stockholder hereby affirms that the proxy set forth in this Section 6 is given in connection with, and granted in consideration of, and as an inducement to the Company, Insight, Merger Sub I and Merger Sub II to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 1. The irrevocable proxy and power of attorney granted herein shall survive the death or incapacity of such Stockholder and the obligations of such Stockholder shall be binding on such Stockholder’s heirs, personal representatives, successors, transferees and assigns. Each Stockholder hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Shares and New Shares with respect to the matters set forth in Section 1 until after the Expiration Date. With respect to any Shares and New Shares that are owned beneficially by the Stockholder but are not held of record by the Stockholder (other than shares beneficially owned by the Stockholder that are held in the name of a bank, broker or nominee), the Stockholder shall take all action necessary to cause the record holder of such Shares to grant the irrevocable proxy and take all other actions provided for in this Section 6 with respect to such Shares and New Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date.
7. No Solicitation. From and after the date hereof until the Expiration Date, each Stockholder shall not, directly or indirectly, (a) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry regarding Insight or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry regarding Insight, (b) furnish any non-public information regarding Insight to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry regarding Insight, (c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry regarding Insight, (d) approve, endorse or recommend any Acquisition Proposal, (e) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction regarding Insight (subject to Section 5.4 of the Merger Agreement), (f) take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry regarding Insight, (g) initiate a stockholders’ vote or action by consent of the Insight’s stockholders with respect to an Acquisition Proposal or Acquisition Inquiry regarding Insight, (h) except by reason of this Agreement, become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of Insight that takes any action in support of an Acquisition Proposal or Acquisition Inquiry regarding Insight or (i) propose or agree to do any of the foregoing. In the event that such Stockholder is a corporation, partnership, trust or other Entity, it shall not permit any of its Subsidiaries or Affiliates to, nor shall it authorize any officer, director or other Representative of such Stockholder or any of its Subsidiaries or Affiliates to, undertake any of the actions contemplated by this Section 7.
8. No Legal Actions. Each Stockholder will not in its capacity as a stockholder of Insight bring, commence, institute, maintain, prosecute or voluntarily aid any Legal Proceeding which (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by such Stockholder, either alone or together with the other voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement and the Contemplated Transactions by the Insight Board, constitutes a breach of any fiduciary duty of the Insight Board or any member thereof.
9. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of Insight and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity, and each of the parties waives any bond, surety or other security that might be required of any other party with respect thereto. Each of the parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity.
10. Directors and Officers. This Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a stockholder of Insight and/or holder of Insight Options and not in such Stockholder’s capacity as a director, officer or employee of Insight or any of its Subsidiaries or in such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director and/or officer of Insight in the exercise of his or her fiduciary duties consistent with the terms of the Merger Agreement as a director and/or officer of Insight or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of Insight or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.
11. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Insight or the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to such Stockholder, and the Company does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Insight or exercise any power or authority to direct such Stockholder in the voting of any of the Shares, except as otherwise provided herein.
12. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve any party from liability for any fraud or for any willful and material breach of this Agreement prior to termination hereof.
13. Further Assurances. Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Insight may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Contemplated Transactions.
14. Disclosure. Each Stockholder hereby agrees that Insight and the Company may publish and disclose in the Registration Statement, any prospectus filed with any regulatory authority in connection with the Contemplated Transactions and any related documents filed with such regulatory authority and as otherwise required by Law, such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Registration Statement or prospectus or in any other filing made by Insight or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Contemplated Transactions, all subject to prior review and an opportunity to comment by Stockholder’s counsel. Prior to the Closing, each Stockholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the Contemplated Transactions, without the prior written consent of Insight and the Company, provided that the foregoing shall not limit or affect any actions taken by such Stockholder (or any affiliated officer or director of such Stockholder) that would be permitted to be taken by such Stockholder, Insight or the Company pursuant to the Merger Agreement; provided, further, that the foregoing shall not effect any actions of Stockholder the prohibition of which would be prohibited under applicable Law.
15. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient: (i) to the Company or Insight, as applicable, in accordance with Section 11.7 of the Merger Agreement, and (ii) to each Stockholder at his, her or its address or email address (providing confirmation of transmission) set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).
16. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
17. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other parties’ prior written consent shall be void and of no effect.
18. No Waivers. No waivers of any breach of this Agreement extended by the Company or Insight to such Stockholder shall be construed as a waiver of any rights or remedies of the Company or Insight, as applicable, with respect to any other stockholder of Insight who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of Stockholder or any other such stockholder of Insight. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
19. Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the state of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or Legal Proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the state of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or Legal Proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 19, (iii) waives any objection to laying venue in any such action or Legal Proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or Legal Proceeding shall be effective if notice is given in accordance with Section 15 of this Agreement.
20. Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or Legal Proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.
21. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Insight Board has approved, for purposes of any applicable anti-takeover Laws and regulations and any applicable provision of the certificate of incorporation of Insight, the Merger Agreement and the Contemplated Transactions, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.
22. Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by electronic transmission via “.pdf” shall be sufficient to bind the parties to the terms and conditions of this Agreement.

23. Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto; provided, however, that the rights or obligations of any Stockholder may be waived, amended or otherwise modified in a writing signed by Insight, the Company and such Stockholder.
24. Fees and Expenses. Except as otherwise specifically provided herein, the Merger Agreement or any other agreement contemplated by the Merger Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.
25. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (i) it has read and fully understood the Merger Agreement, including the provisions relating to the payment and allocation of the consideration to be paid to stockholders of Insight as well as holders of Insight Options, this Agreement and the implications and consequences thereof; (ii) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (iii) it is fully aware of the legal and binding effect of this Agreement. The Stockholder has had an opportunity to review with its own tax advisors the tax consequences of the Merger and the Contemplated Transactions. The Stockholder understands that it must rely solely on its advisors and not on any statements or representations made by Insight, the Company or any of their respective agents or representatives. The Stockholder understands that such Stockholder (and not Insight, the Company or the Second Surviving Company) shall be responsible for such Stockholder’s tax liability that may arise as a result of the Merger or the Contemplated Transactions. The Stockholder understands and acknowledges that Insight, the Company, Merger Sub I and Merger Sub II are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.
26. Definition of Merger Agreement. For purposes of this Agreement, the term “Merger Agreement” refers to such agreement as amended or modified, solely to the extent such amendments or modifications (a) do not (i) change the form of consideration or (ii) change the Exchange Ratio in a manner adverse to such Stockholder, or (b) have otherwise been agreed to in writing by such Stockholder.
27. Construction.
(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d) Except as otherwise indicated, all references in this Agreement to “Sections,” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement, respectively.
(e) The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
[Remainder of Page has Intentionally Been Left Blank]

EXECUTED as of the date first above written.

[STOCKHOLDER]
Signature

Signature Page to Insight Support Agreement

EXECUTED as of the date first above written.

IKENA ONCOLOGY, INC.

By:
Name:
Title:

INMAGENE BIOPHARMACEUTICALS

By:
Name:
Title:

Signature Page to Insight Support Agreement

SCHEDULE 1

Name, Address and Email Address of Stockholder	Shares of Insight Common Stock	Insight Options

Exhibit B
INMAGENE BIOPHARMACEUTICALS
SUPPORT AGREEMENT
THIS SUPPORT AGREEMENT (this “Agreement”), dated as of December 23, 2024, is made by and among Ikena Oncology, Inc., a Delaware corporation (“Insight”), Inmagene Biopharmaceuticals, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (the “Company”), and the undersigned holders (each a “Shareholder”) of share capital of the Company.
WHEREAS, the Company, Insight, Insight Merger Sub I, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and a wholly owned subsidiary of Insight (“Merger Sub I”), and Insight Merger Sub II, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and a wholly owned subsidiary of Insight (“Merger Sub II”), have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub I with and into the Company (the “First Merger”), and the merger of the Company with and into Merger Sub II;
WHEREAS, each Shareholder beneficially owns and has sole voting power with respect to (or to direct the voting of) the number of Company Shares and/or holds Company Options to acquire the number of Company Shares indicated opposite such Shareholder’s name on Schedule 1 attached hereto (the “Shares”);
WHEREAS, as an inducement and a condition to the willingness of Insight to enter into the Merger Agreement, each Shareholder has agreed to enter into and perform this Agreement; and
WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.
NOW, THEREFORE, in consideration of, and as a condition to, Insight entering into the Merger Agreement, each Shareholder, Insight and the Company agree as follows:
1. Agreement to Vote Shares. Each Shareholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the Shareholders of the Company or any adjournment or postponement thereof with respect to the First Merger, the Merger Agreement or any Acquisition Proposal, such Shareholder shall:
(a) appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;
(b) from and after the date hereof until the Expiration Date, vote (or cause to be voted) covering all of the Shares and any New Shares that Shareholder shall be entitled to so vote: (i) in favor of (A)(1) adopting and approving the Merger Agreement, the First Plan of Merger and the Contemplated Transactions, (2) approving the First Merger and acknowledging that the approval given thereby is irrevocable and (3) providing any other consents or waivers required by the Company Charter to consummate the Merger Agreement and the Contemplated Transactions and (B) waiving any notice that may have been or may be required relating to the First Merger or other Contemplated Transactions; (ii) against any Acquisition Proposal or Acquisition Inquiry, or any agreement, transaction, matter or action that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the First Merger and any of the other Contemplated Transactions; (iii) against each of the following actions (other than with respect to a Company Legacy Transaction or the First Merger and the other Contemplated Transactions): (A) any extraordinary corporate transaction, such as a merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange or other business combination involving the Company, (B) any sale, lease, sublease, license, sublicense or transfer of a material portion of the assets of the Company that would reasonably be expected to impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the First Merger and any of the other Contemplated Transactions, (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any of its Affiliates, (D) any amendment to the Company’s Organizational Documents, which amendment would reasonably be expected to impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the First Merger and any of the other Contemplated Transactions, and (E) any material change in the capitalization of the Company or the Company’s corporate structure; and (iv) to approve any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Company Shareholder Matters. Such Shareholder shall not take or commit or agree to take any action inconsistent with the foregoing.
2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the First Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Section 10 thereof or otherwise, (c) such date and time as a Company Board Adverse Recommendation Change is made in accordance with Section 6.2(d) of the Merger Agreement, or (d) the mutual written agreement of the parties to terminate this Agreement.
3. Additional Acquisitions. Each Shareholder agrees that any Company Shares or other equity securities of the Company that such Shareholder acquires or with respect to which such Shareholder otherwise acquires sole or shared voting power (including any proxy) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any Company Options or otherwise, including, without limitation, by gift, succession, in the event of a share subdivision or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.
4. Agreement to Retain Shares. From and after the date hereof until the Expiration Date, each Shareholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 5(c) below)) any Shares or any New Shares, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any Shares or New Shares, or (d) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing such Shareholder’s obligations under this Agreement. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Notwithstanding the foregoing, each Shareholder may make (1) transfers by will or by operation of Law pursuant to a qualified domestic relations order or in connection with a divorce settlement or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee, (2) with respect to such Shareholder’s Company Options which expire on or prior to the Expiration Date, transfers, sale, or other disposition of Shares to the Company as payment for the (i) exercise price of such Shareholder’s Company Options and (ii) taxes applicable to the exercise of such Shareholder’s Company Options, (3) if such Shareholder is a partnership or limited liability company, a transfer to one or more partners or members of such Shareholder or to an Affiliated corporation, trust or other Entity under common control with such Shareholder, or if such Shareholder is a trust, a transfer to a beneficiary, provided, that in each such case the applicable transferee has agreed in writing to be bound by the terms and conditions of this Agreement, (4) transfers to another holder of Company Shares that has signed a voting agreement in the same form as this Agreement, and (5) transfers, sales or other dispositions as the Company may otherwise agree in writing in its sole discretion. If any voluntary or involuntary transfer of any Shares or New Shares covered hereby shall occur (including a transfer or disposition permitted by (1)-(5) of this Section 4, sale by a Shareholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares or New Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee has not executed a counterpart hereof or joinder hereto.
5. Representations and Warranties of Shareholder. Each Shareholder hereby, severally but not jointly, represents and warrants to Insight and the Company as follows:
(a) If such Shareholder is an Entity: (i) such Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) such Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of such Shareholder’s obligations hereunder and the consummation of the transactions contemplated hereby by such Shareholder have been duly authorized by all necessary action on the part of such Shareholder and no other proceedings on the part of such Shareholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. If such Shareholder is an individual, such Shareholder has the legal capacity to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;

(b) this Agreement has been duly executed and delivered by or on behalf of such Shareholder and, to such Shareholder’s knowledge and assuming this Agreement constitutes a valid and binding agreement of the Company and Insight, constitutes a valid and binding agreement with respect to such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;
(c) such Shareholder beneficially owns the number of Shares indicated opposite such Shareholder’s name on Schedule 1, which constitute all of the Shares owned by the Shareholder as of the date hereof. Such Shareholder will own any New Shares, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;
(d) to the knowledge of such Shareholder, the execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of his, her or its obligations hereunder and the compliance by such Shareholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, Contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which such Shareholder is a party or by which such Shareholder is bound, or any Law, statute, rule or regulation to which such Shareholder is subject or, in the event that such Shareholder is a corporation, partnership, trust or other Entity, any bylaw or other Organizational Document of such Shareholder; except for any of the foregoing as would not reasonably be expected to prevent or delay the performance by such Shareholder of his, her or its obligations under this Agreement in any material respect;
(e) the execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or regulatory authority by such Shareholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Shareholder of his, her or its obligations under this Agreement in any material respect;
(f) no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Insight or the Company in respect of this Agreement based upon any Contract made by or on behalf of such Shareholder; and
(g) as of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of such Shareholder, threatened against such Shareholder that would reasonably be expected to prevent or delay the performance by such Shareholder of his, her or its obligations under this Agreement in any material respect.
6. Irrevocable Proxy. Subject to the penultimate sentence of this Section 6, by execution of this Agreement, each Shareholder does hereby appoint the Company and any of its designees with full power of substitution and resubstitution, as such Shareholder’s true and lawful attorney and irrevocable proxy to vote and exercise all voting and related rights, including the right to sign such Shareholder’s name (solely in its capacity as a Shareholder) to any Shareholder consent, if Shareholder is unable to perform or otherwise does not perform his, her or its obligations under this Agreement, with respect to the Shares and New Shares solely with respect to the matters set forth in Section 1 hereof. Each Shareholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date, hereby revokes any proxy previously granted by such Shareholder with respect to the Shares and New Shares and represents that none of such previously-granted proxies are irrevocable. The Shareholder hereby affirms that the proxy set forth in this Section 6 is given in connection with, and granted in consideration of, and as an inducement to the Company, Insight, Merger Sub I and Merger Sub II to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Shareholder under Section 1. The irrevocable proxy and power of attorney granted herein shall survive the death or incapacity of such Shareholder and the obligations of such Shareholder shall be binding on such Shareholder’s heirs, personal representatives, successors, transferees and assigns. Each Shareholder hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Shares and New Shares with respect to the matters set forth in Section 1 until after the Expiration Date. With respect to any Shares and New Shares that are owned beneficially by the Shareholder but are not held of record by the Shareholder, the Shareholder shall take all action necessary to cause the record holder of such Shares to grant the irrevocable proxy and take all other actions provided for in this Section 6 with respect to such Shares and New Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date.
7. No Solicitation. From and after the date hereof until the Expiration Date, each Shareholder shall not, directly or indirectly, (a) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry regarding the Company or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry regarding the Company, (b) furnish any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry regarding the Company, (c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry regarding the Company, (d) approve, endorse or recommend any Acquisition Proposal, (e) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction regarding the Company (subject to Section 5.4 of the Merger Agreement), (f) take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry regarding the Company, (g) initiate a Shareholders’ vote or action by consent of the Company’s Shareholders with respect to an Acquisition Proposal or Acquisition Inquiry regarding the Company, (h) except by reason of this Agreement, become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Acquisition Proposal or Acquisition Inquiry regarding the Company or (i) propose or agree to do any of the foregoing. In the event that such Shareholder is a corporation, partnership, trust or other Entity, it shall not permit any of its Subsidiaries or Affiliates to, nor shall it authorize any officer, director or other Representative of such Shareholder or any of its Subsidiaries or Affiliates to, undertake any of the actions contemplated by this Section 7.
8. No Legal Actions. Each Shareholder will not in its capacity as a Shareholder of the Company bring, commence, institute, maintain, prosecute or voluntarily aid any Legal Proceeding which (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by such Shareholder, either alone or together with the other voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement and the Contemplated Transactions by the Company Board, constitutes a breach of any fiduciary duty of the Company Board or any member thereof.
9. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of Insight and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity, and each of the parties waives any bond, surety or other security that might be required of any other party with respect thereto. Each of the parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity.
10. Directors and Officers. This Agreement shall apply to each Shareholder solely in such Shareholder’s capacity as a Shareholder of the Company and/or holder of Company Options and not in such Shareholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in such Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Shareholder to attempt to) limit or restrict a director and/or officer of the Company in the exercise of his or her fiduciary duties consistent with the terms of the Merger Agreement as a director and/or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.
11. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Insight or the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to such Shareholder, and the Company shall not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company, or exercise any power or authority to direct such Shareholder in the voting of any of the Shares, except as otherwise provided herein.
12. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve any party from liability for any fraud or for any willful and material breach of this Agreement prior to termination hereof.
13. Further Assurances. Each Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Insight may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Contemplated Transactions.
14. Disclosure. Each Shareholder hereby agrees that Insight and the Company may publish and disclose in the Registration Statement, any prospectus filed with any regulatory authority in connection with the Contemplated Transactions and any related documents filed with such regulatory authority and as otherwise required by Law, such Shareholder’s identity and ownership of Shares and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Registration Statement or prospectus or in any other filing made by Insight or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Contemplated Transactions, all subject to prior review and an opportunity to comment by Shareholder’s counsel. Prior to the Closing, each Shareholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the Contemplated Transactions, without the prior written consent of Insight and the Company, provided that the foregoing shall not limit or affect any actions taken by such Shareholder (or any affiliated officer or director of such Shareholder) that would be permitted to be taken by such Shareholder, Insight or the Company pursuant to the Merger Agreement; provided, further, that the foregoing shall not effect any actions of Shareholder the prohibition of which would be prohibited under applicable Law.
15. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient: (i) to the Company or Insight, as applicable, in accordance with Section 11.7 of the Merger Agreement, and (ii) to each Shareholder at his, her or its address or email address (providing confirmation of transmission) set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).
16. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
17. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other parties’ prior written consent shall be void and of no effect.
18. No Waivers. No waivers of any breach of this Agreement extended by the Company or Insight to such Shareholder shall be construed as a waiver of any rights or remedies of the Company or Insight, as applicable, with respect to any other Shareholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such Shareholder or with respect to any subsequent breach of Shareholder or any other such Shareholder of the Company. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
19. Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the state of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or Legal Proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the state of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or Legal Proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 19, (iii) waives any objection to laying venue in any such action or Legal Proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or Legal Proceeding shall be effective if notice is given in accordance with Section 15 of this Agreement.
20. Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or Legal Proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.
21. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover Laws and regulations and any applicable provision of the Company Charter, the Merger Agreement and the Contemplated Transactions, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.
22. Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by electronic transmission via “.pdf” shall be sufficient to bind the parties to the terms and conditions of this Agreement.
23. Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto; provided, however, that the rights or obligations of any Shareholder may be waived, amended or otherwise modified in a writing signed by Insight, the Company and such Shareholder.
24. Fees and Expenses. Except as otherwise specifically provided herein, the Merger Agreement or any other agreement contemplated by the Merger Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

25. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (i) it has read and fully understood the Merger Agreement, including the provisions relating to the payment and allocation of the consideration to be paid to Shareholders of the Company as well as holders of Company Options, this Agreement and the implications and consequences thereof; (ii) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (iii) it is fully aware of the legal and binding effect of this Agreement. The Shareholder has had an opportunity to review with its own tax advisors the tax consequences of the First Merger and the Contemplated Transactions. The Shareholder understands that it must rely solely on its advisors and not on any statements or representations made by Insight, the Company or any of their respective agents or representatives. The Shareholder understands that such Shareholder (and not Insight, the Company or the Second Surviving Company) shall be responsible for such Shareholder’s tax liability that may arise as a result of the First Merger or the Contemplated Transactions. The Shareholder understands and acknowledges that Insight, the Company, Merger Sub I and Merger Sub II are entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.
26. Definition of Merger Agreement. For purposes of this Agreement, the term “Merger Agreement” refers to such agreement as amended or modified, solely to the extent such amendments or modifications (a) do not (i) change the form of consideration or (ii) change the Exchange Ratio in a manner adverse to such Shareholder, or (b) have otherwise been agreed to in writing by such Shareholder.
27. Construction.
(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d) Except as otherwise indicated, all references in this Agreement to “Sections,” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement, respectively.
(e) The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
[Remainder of Page has Intentionally Been Left Blank]

EXECUTED as of the date first above written.

[SHAREHOLDER]
Signature

Signature Page to Company Support Agreement

EXECUTED as of the date first above written.

IKENA ONCOLOGY, INC.

By:
Name:
Title:

INMAGENE BIOPHARMACEUTICALS

By:
Name:
Title:

Signature Page to Company Support Agreement

SCHEDULE 1

Name, Address and Email Address of Shareholder

Number of Company Ordinary Shares	Number of Company Options

Number of Company Series Seed Preferred Shares

Number of Company Series A Preferred Shares

Number of Company Series B Preferred Shares

Number of Company Series C-1 Preferred Shares

Number of Company Series C-2 Preferred Shares

Exhibit C
LOCK-UP AGREEMENT
[DATE]
Ikena Oncology, Inc.
645 Summer Street, Suite 101
Boston, MA, 02210
Ladies and Gentlemen:
The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) understands that Ikena Oncology, Inc., a Delaware corporation (“Insight”), has entered into an Agreement and Plan of Merger, dated as of December 23, 2024 (as the same may be amended from time to time, the “Merger Agreement”) with Insight Merger Sub I, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Insight, Insight Merger Sub II, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Insight, and Inmagene Biopharmaceuticals, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
As a condition and inducement to each of the parties to enter into the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, the undersigned will not, during the period commencing upon the Closing and ending on the date that is 180 days after the Closing Date (the “Restricted Period”):
(i) offer, pledge, sell, contract to sell, sell any option, warrant, or contract to purchase, purchase any option, warrant, or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Insight Common Stock or any securities convertible into or exercisable or exchangeable for Insight Common Stock (including without limitation, (a) Insight Common Stock or such other securities of Insight which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC, (b) securities of Insight which may be issued upon exercise of a stock option or warrant or settlement of a restricted stock unit and (c) Insight Common Stock or such other securities of Insight to be issued to the undersigned in connection with the Merger, in each case, that are currently or hereafter owned of record or beneficially (including holding as a custodian) by the undersigned (collectively, the “Undersigned’s Shares”), or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition;
(ii) enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares regardless of whether any such transaction described in clause (i) above or this clause (ii) is to be settled by delivery of Insight Common Stock or other securities, in cash or otherwise; or
(iii) make any demand for, or exercise any right with respect to, the registration of any shares of Insight Common Stock or any security convertible into or exercisable or exchangeable for Insight Common Stock (other than such rights set forth in the Merger Agreement).
The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:
(a) transfers of the Undersigned’s Shares:
(i) if the undersigned is a natural person, (A) to any person related to the undersigned by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the direct or indirect benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of Law, (C) as a bona fide gift or a charitable contribution, as such term is described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (D) by operation of Law pursuant to a qualified domestic order or in connection with a divorce settlement or (E) to any partnership, corporation or limited liability company which is controlled by the undersigned and/or by any of the undersigned’s Family Members;

(ii) if the undersigned is a corporation, partnership or other Entity, (A) to another corporation, partnership, or other Entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities under common control or management with the undersigned or (B) as a distribution or dividend to equity holders, current or former general or limited partners, members or managers (or to the estates of any of the foregoing), as applicable, of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders); or
(iii) if the undersigned is a trust, to any grantors or beneficiaries of the trust;
provided that, in the case of any transfer or distribution pursuant to this clause (a)(i) or (a)(iii), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to Insight a lock-up agreement in the form of this Lock-Up Agreement with respect to the shares of Insight Common Stock or such other securities that have been so transferred or distributed;
(b) the exercise of an option to purchase Insight Common Stock (including a net or cashless exercise of an option to purchase Insight Common Stock), and any related transfer of shares of Insight Common Stock to Insight for the purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options; provided that, for the avoidance of doubt, the underlying shares of Insight Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;
(c) the disposition (including a forfeiture or repurchase) to Insight of any shares of restricted stock granted pursuant to the terms of any employee benefit plan or restricted stock purchase agreement or any other transfer of securities of Insight to Insight pursuant to arrangements under which Insight has the option to repurchase such securities;
(d) transfers to Insight in connection with the net settlement of any restricted stock unit or other equity award that represents the right to receive in the future shares of Insight Common Stock settled in Insight Common Stock to pay any tax withholding obligations; provided that, for the avoidance of doubt, the underlying shares of Insight Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;
(e) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Insight Common Stock; provided that, such plan does not provide for any transfers of Insight Common Stock during the Restricted Period;
(f) transfers or sales by the undersigned of shares of Insight Common Stock purchased by the undersigned on the open market following the Closing Date;
(g) pursuant to a bona-fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Insight’ capital stock involving a change of control of Insight, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Shares shall remain subject to the restrictions contained in this Lock-Up Agreement;
(h)  pursuant to an order of a court or regulatory agency;
(i) sales or other transfers with the prior written consent of Insight; or
(j) transfers by the undersigned of Insight Common Stock, if any, purchased from Insight immediately following the Effective Time pursuant to the Subscription Agreement.
and provided, further, that, with respect to each of (a), (b), (c), (d) and (e) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under Section 16 of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Restricted Period (other than (i) any exit filings or public announcements that may be required under applicable federal and state securities Laws or (ii) in respect of a required filing under the Exchange Act in connection with the exercise of an option to purchase Insight Common Stock or in connection with the net settlement of any restricted stock unit or other equity award that represents the right to receive in the future shares of Insight Common Stock settled in Insight Common Stock that would otherwise expire during the Restricted Period, provided that reasonable notice shall be provided to Insight prior to any such filing).

Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of Insight. In furtherance of the foregoing, the undersigned agrees that Insight and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. Insight may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Insight Common Stock:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.
The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.
The undersigned understands that if the Merger Agreement is terminated for any reason or the Closing does not occur by July 31, 2025, the undersigned shall be released from all obligations under this Lock-Up Agreement. The undersigned understands that Insight and the Company are proceeding with the Contemplated Transactions in reliance upon this Lock-Up Agreement.
Any and all remedies herein expressly conferred upon Insight or the Company will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity, and the exercise by Insight or the Company of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage would occur to Insight and/or the Company in the event that any provision of this Lock-Up Agreement was not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that Insight and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Insight or the Company is entitled at Law or in equity, and the undersigned waives any bond, surety or other security that might be required of Insight or the Company with respect thereto.
In the event that any holder of Insight’ securities that are subject to a substantially similar agreement entered into by such holder, other than the undersigned, is permitted by Insight to sell or otherwise transfer or dispose of shares of Insight Common Stock for value other than as permitted by this or a substantially similar agreement entered into by such holder, the same percentage of shares of Insight Common Stock held by the undersigned shall be immediately and fully released on the same terms from any remaining restrictions set forth herein (the “Pro-Rata Release”); provided, however, that such Pro-Rata Release shall not be applied unless and until permission has been granted by Insight to an equity holder or equity holders to sell or otherwise transfer or dispose of all or a portion of such equity holders shares of Insight Common Stock in an aggregate amount in excess of 1% of the number of shares of Insight Common Stock originally subject to a substantially similar agreement.
Upon the release of any of the Undersigned’s Shares from this Lock-Up Agreement, Insight will cooperate with the undersigned to facilitate the timely preparation and delivery of certificates or book entry notations representing the Undersigned Shares without the restrictive legend above or the withdrawal of any stop transfer instructions.
This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the Laws of the state of Delaware, without regard to the conflict of Laws principles thereof.
This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by Insight, the Company and the undersigned by facsimile or electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this Lock-Up Agreement.
(Signature Page Follows)

Very truly yours,

Print Name of Stockholder:	[ ]

Signature (for individuals):

Signature (for entities):

By:
Name:
Title:

Accepted and Agreed
By Ikena Oncology, Inc.:

By:
Name:
Title:

Accepted and Agreed by
Inmagene
Biopharmaceuticals

By:
Name:
Title:

[Signature Page to Lock-up Agreement]

Exhibit D
SUBSCRIPTION AGREEMENT
This Subscription Agreement (this “Agreement”) is made and entered into as of December 23, 2024 (the “Effective Date”) by and among Ikena Oncology, Inc., a Delaware corporation (the “Company”), and the purchasers listed on the signature pages hereto (each a “Purchaser” and together the “Purchasers”). Certain terms used and not otherwise defined in the text of this Agreement are defined in SECTION 9 hereof.
RECITALS
WHEREAS, the Company and the Purchasers are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “1933 Act”), and Rule 506 of Regulation D promulgated by the United States Securities and Exchange Commission (the “Commission”) under the 1933 Act;
WHEREAS, the Company desires to sell to the Purchasers, and the Purchasers desire, severally and not jointly, to purchase from the Company, up to $75,000,000 of shares of Common Stock, par value $0.001 (the “Common Stock”) at a purchase price equal to the Purchase Price (defined below), each in accordance with the terms and provisions of this Agreement; and
WHEREAS, the Company is party to that certain Agreement and Plan of Merger by and among the Company, Insight Merger Sub I, Insight Merger Sub II, and Inmagene Biopharmaceuticals (“Inmagene”), dated as of the date hereof (the “Merger Agreement”), pursuant to which Insight Merger Sub I will merge with and into Inmagene, with Inmagene surviving and becoming a wholly owned subsidiary of the Company and immediately following such merger, Inmagene will merger with and into Insight Merger Sub II, with Insight Merger Sub II surviving and becoming a wholly owned subsidiary of the Company (the “Merger”).
NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:
SECTION 1. Authorization of Shares. The Company has authorized the sale and issuance of shares of Common Stock on the terms and subject to the conditions set forth in this Agreement. The shares of Common Stock sold hereunder at the Closing (as defined below) shall be referred to as the “Shares.”
SECTION 2. Sale and Purchase of the Shares.
2.01 Closing. Upon the terms and subject to the conditions herein contained, the Company agrees to sell to each Purchaser, and each Purchaser agrees to purchase from the Company, at a closing (the “Closing” and the date of the Closing, the “Closing Date”) to occur immediately following the Second Effective Time (as such term is defined in the Merger Agreement), that number of Shares set forth opposite such Purchaser’s name on the Schedule of Purchasers under the heading “Closing Shares” for the purchase price to be paid by each Purchaser set forth opposite such Purchaser’s name on the Schedule of Purchasers.
2.02 Payment of Purchase Price; Delivery of Shares. Upon not less than three (3) Business Days’ written notice from (or on behalf of) the Company to each Purchaser (the “Closing Notice”) of the anticipated Closing Date and wire instructions for delivery of such Purchaser’s applicable purchase price set forth opposite such Purchaser’s name on the Schedule of Purchasers, at or prior to the Closing, each Purchaser will pay the applicable purchase price set forth opposite such Purchaser’s name on the Schedule of Purchasers by wire transfer of immediately available funds in accordance with such wire instructions provided by (or on behalf of) the Company in the Closing Notice. If the Closing does not occur within three (3) Business Days after the expected Closing Date, unless otherwise agreed by the Company and such Purchaser, the Company shall promptly (but no later than one (1) Business Day thereafter) return to each Purchaser by wire transfer of immediately available funds to the account specified by such Purchaser all funds previously paid by such Purchaser to the Company in respect of the purchase price for Shares to be purchased hereunder (if any). On the Closing Date, the Company will (a) cause its transfer agent to issue the Shares in book-entry form, free and clear of all restrictive and other legends (except as expressly provided in Section 7) and the Company shall provide evidence of such issuance from the Company’s transfer agent on or as soon as reasonably practicable following the Closing Date to each Purchaser.

SECTION 3. Representations and Warranties of the Purchasers. Each Purchaser, severally and not jointly, represents and warrants to the Company and Leerink Partners LLC (the “Placement Agent”) that the statements contained in this SECTION 3 are true and correct as of the Effective Date, and will be true and correct as of the Closing Date:
3.01 Organization and Existence. The Purchaser is a duly incorporated or organized and validly existing corporation, limited partnership, limited liability company or other legal entity, has all requisite corporate, partnership or limited liability company power and authority to enter into and consummate the transactions contemplated by this Agreement and to carry out its obligations hereunder and thereunder, and to invest in the Shares pursuant to this Agreement, and is in good standing under the laws of the jurisdiction of its incorporation or organization.
3.02 Validity. The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate, partnership, limited liability or similar actions, as applicable, on the part of such Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes a valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
3.03 Brokers. There is no broker, investment banker, financial advisor, finder or other Person which has been retained by or is authorized to act on behalf of the Purchaser who might be entitled to any fee or commission for which the Company or any of its subsidiaries (including Inmagene following the Effective Time) will be liable in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby.
3.04 Investment Representations and Warranties. The Purchaser understands and agrees that the offering and sale of the Shares has not been registered under the 1933 Act or any applicable state securities laws and is being made in reliance upon federal and state exemptions for transactions not involving a public offering which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein.
3.05 Acquisition for Own Account; No Control Intent. The Purchaser is acquiring the Shares for its own account for investment and not with a view towards distribution in a manner which would violate the 1933 Act or any applicable state or other securities laws. The Purchaser is not party to any agreement providing for or contemplating the distribution of any of the Shares. The Purchaser has no present intent to effect a “change of control” of the Company as such term is understood under the rules promulgated pursuant to Section 13(d) of the 1934 Act.
3.06 No General Solicitation. The Purchaser is not purchasing the Shares as a result of any advertisement, article, notice or other communication regarding the Shares published in any newspaper, magazine or similar media or broadcast over television, radio or the internet or presented at any seminar or any other general solicitation or general advertisement. The purchase of the Shares has not been solicited by or through anyone other than the Company or, on the Company’s behalf, the Placement Agent.
3.07 Ability to Protect Its Own Interests and Bear Economic Risks. The Purchaser has the capacity to protect its own interests in connection with the transactions contemplated by this Agreement and is capable of evaluating the merits and risks of the investment in the Shares. The Purchaser is able to bear the economic risk of an investment in the Shares and is able to sustain a loss of all of its investment in the Shares without economic hardship, if such a loss should occur. Purchaser has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.
3.08 Accredited Investor. The Purchaser is an “accredited investor” as that term is defined in Rule 501(a) under the 1933 Act.
3.09 Access to Information. The Purchaser has been given access to Company documents, records, and other information, and has had adequate opportunity to ask questions of, and receive answers from, the Company’s officers, employees, agents, accountants and representatives concerning the Company’s business, operations, financial condition, assets, liabilities and all other matters relevant to its investment in the Shares.

The Purchaser is relying exclusively on its own investment analysis and due diligence (including professional advice it deems appropriate) with respect to the execution, delivery and performance of this Agreement, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company, including but not limited to all business, legal, regulatory, accounting, credit and tax matters. The Purchaser further acknowledges that there have not been and such Purchaser hereby agrees that it is not relying on and has not relied on, any statements, representations, warranties, covenants or agreements made to such Purchaser by or on behalf of the Company, Inmagene, the Placement Agent, or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties and covenants of the Company expressly set forth in this Agreement. The Purchaser hereby acknowledges and agrees that (a) the Placement Agent is acting solely as the agent of the Company in this placement of the Shares and is not acting as underwriter or in any other capacity and is not and shall not be construed as fiduciary for the Purchaser, the Company, Inmagene or any other person or entity in connection with this placement of the Shares, and (b) the Placement Agent will have no responsibility with respect to (i) any representations, warranties or agreements made by any person or entity under or in connection with the transactions contemplated by this Agreement or any of the documents furnished pursuant thereto or in connection therewith, or the execution, legality, validity or enforceability (with respect to any person) thereof, or (ii) the business, affairs, financial condition, operations, properties or prospects of, or any other matter concerning the Company, Inmagene or the transactions contemplated by this Agreement. No disclosure or offering document has been prepared by the Placement Agent or any its affiliates in connection with the offer and sale of the Shares. The Purchaser understands that an investment in the Shares bears significant risk and represents that it has had the opportunity to review the SEC Reports (as defined below), which serve to qualify certain of the Company representations set forth below.
3.10 Restricted Securities. The Purchaser understands that the Shares will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a private placement under Section 4(a)(2) of the 1933 Act and that under such laws and applicable regulations such Shares may be resold without registration under the 1933 Act only in certain limited circumstances.
3.11 Short Sales. Between the time the Purchaser learned about the offering contemplated by this Agreement and the public announcement of the offering, the Purchaser has not engaged in any short sales (as defined in Rule 200 of Regulation SHO under the 1934 Act (“Short Sales”)) or similar transactions with respect to the Common Stock or any securities exchangeable or convertible for Common Stock, nor has the Purchaser, directly or indirectly, caused any Person to engage in any Short Sales or similar transactions with respect to the Common Stock.
3.12 Tax Advisors. The Purchaser has had the opportunity to review with the Purchaser’s own tax advisors the federal, state and local tax consequences of its purchase of the Shares set forth opposite such Purchaser’s name on the Schedule of Purchasers, where applicable, and the transactions contemplated by this Agreement. The Purchaser is relying solely on the Purchaser’s own determination as to tax consequences or the advice of such tax advisors and not on any statements or representations of the Company or any of its agents and understands that the Purchaser (and not the Company) shall be responsible for the Purchaser’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.
SECTION 4. Representations and Warranties by the Company. Assuming the accuracy of the representations and warranties of the Purchasers set forth in SECTION 3 and except as set forth in the reports, schedules, forms, statements and other documents filed or furnished by the Company with or to the Commission pursuant to the 1934 Act since January 1, 2023 (collectively, the “SEC Reports”), which disclosures serve to qualify these representations and warranties in their entirety, the Company represents and warrants to the Purchasers and the Placement Agent that the statements contained in this SECTION 4 are true and correct as of the Effective Date, and will be true and correct as of the Closing Date:
4.01 SEC Reports. Since January 1, 2023, the Company has timely filed all of the reports, schedules, forms, statements and other documents required to be filed by the Company with the Commission pursuant to the reporting requirements of the 1934 Act. The SEC Reports, at the time they were filed with the Commission, (a) complied as to form in all material respects with the applicable requirements of the 1934 Act and the 1934 Act Regulations and (b) did not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. There are no outstanding or unresolved comments from the SEC staff with respect to the SEC Reports. To the Company’s knowledge, none of the SEC Reports are the subject of an ongoing SEC review.
4.02 Independent Accountants. The accountants who certified the audited consolidated financial statements of the Company included in the SEC Reports are independent public accountants as required by the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations, and the Public Company Accounting Oversight Board.
4.03 Financial Statements. The consolidated financial statements included or incorporated by reference in the SEC Reports, together with the related notes, comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing, and present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries as of and at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the periods specified; and said financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved, except in the case of unaudited, interim financial statements, subject to normal year-end audit adjustments and the exclusion of certain footnotes. Except as set forth in the financial statements filed prior to the date of this Agreement, pursuant to that certain Loan and Security Agreement, dated as of the Effective Date, by and between the Company and Inmagene (the “Loan Agreement”), as set forth in the Registration Statement (as defined in the Merger Agreement) and as contemplated by the other Contemplated Transactions (as defined in the Merger Agreement), the Company has not incurred any liabilities, contingent or otherwise, except (i) those incurred in the ordinary course of business, consistent with past practices since the date of such financial statements or (ii) liabilities not required under GAAP to be reflected in the financial statements, in either case, none of which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect (as defined below).
4.04 No Material Adverse Change in Business. Except as otherwise stated or disclosed in the SEC Reports, since September 30, 2024, (a) there has been no Material Adverse Effect, other than any such change arising from steps taken by the Company after September 30, 2024 to terminate personnel, to amend or terminate contracts, and to discontinue or wind-down certain business activities or as otherwise contemplated by the Contemplated Transactions, (b) there have been no transactions entered into by the Company or any of its subsidiaries, other than those in the ordinary course of business and except as contemplated in this Agreement, the Merger Agreement, the Loan Agreement and by the other Contemplated Transactions, which are material with respect to the Company and its subsidiaries considered as one enterprise, and (c) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock, except as contemplated by the Insight CVR Agreement (as defined in the Merger Agreement) and the Company CVR Agreement (as defined in the Merger Agreement).
4.05 Good Standing of the Company. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has corporate power and authority to own, lease and operate its properties and to conduct its business as disclosed in the SEC Reports and to enter into and perform its obligations under this Agreement; and the Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.
4.06 Good Standing of Subsidiaries. Each subsidiary of the Company has been duly incorporated or organized and is validly existing in good standing under the laws of the jurisdiction of its incorporation or organization, has corporate or similar power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Reports and is duly qualified to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect. All of the issued and outstanding capital stock or share capital of each subsidiary has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity. None of the outstanding shares of capital stock of any subsidiary were issued in violation of the preemptive or similar rights of any securityholder of such subsidiary. For the avoidance of doubt, for purposes of this SECTION 4, the term “subsidiary” and “subsidiaries” shall only include Inmagene from and after the Effective Time.
4.07 Capitalization. As of the date hereof, the Company has an authorized capitalization as set forth in the SEC Reports. The outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. None of the outstanding shares of capital stock of the Company were issued in violation of the preemptive or other similar rights of any securityholder of the Company which have not been waived. Except as set forth in this Agreement, the SEC Reports or the Merger Agreement, the Company is presently not under any obligation, and has not granted any rights, to register under the 1933 Act any of the Company’s presently outstanding securities or any of its securities that may hereafter be issued that have not expired or been satisfied or waived.
4.08 Validity; Valid Issuance. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The Shares are, subject to obtaining the Required Insight Stockholder Vote (as defined in the Merger Agreement), duly authorized and, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free and clear of any liens or other restrictions, other than restrictions on transfer under applicable state and federal securities laws or such restrictions as the Purchaser has agreed to in writing with the Company, will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s certificate of incorporation or bylaws or the Delaware General Corporation Law, and the holder of the Shares shall be entitled to all rights accorded to a holder of Common Stock as set forth in the Company’s certificate of incorporation and bylaws.
4.09 Absence of Violations, Defaults and Conflicts. Subject to obtaining the Required Insight Stockholder Vote, neither the Company nor any of its subsidiaries is (a) in violation of its certificate of incorporation, bylaws or similar organizational document, except, for such violations that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (b) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound or to which any of the properties or assets of the Company or any subsidiary is subject (collectively, “Agreements and Instruments”), except for such defaults that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or (c) in violation of any law, statute, rule, regulation, judgment, order, writ or decree of any arbitrator, court, governmental body, regulatory body, administrative agency or other authority, body or agency having jurisdiction over the Company or any of its subsidiaries or any of their respective properties, assets or operations (each, a “Governmental Entity”), except for such violations that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The execution, delivery and, subject to obtaining the Required Insight Stockholder Vote, the performance of this Agreement, the Registration Rights Agreement and the consummation of the transactions contemplated herein (including the issuance and sale of the Shares) and compliance by the Company with its obligations hereunder and thereunder do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Repayment Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any properties or assets of the Company or any subsidiary pursuant to, the Agreements and Instruments (except for such conflicts, breaches, defaults or Repayment Events or liens, charges or encumbrances that would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect), nor will such action result in any violation of (i) the provisions of the certificate of incorporation, bylaws or similar organizational document of the Company or any of its subsidiaries or (ii) any applicable law, statute, rule, regulation, judgment, order, writ or decree of any Governmental Entity, except in the case of clause (ii) for such violations as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse

Effect. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any Person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.
4.10 Absence of Proceedings. There is no action, suit, proceeding, inquiry or, to the knowledge of the Company, investigation before or brought by any Governmental Entity now pending or, to the knowledge of the Company, threatened in writing, against or affecting the Company or any of its subsidiaries, which would reasonably be expected to result in a Material Adverse Effect, or which would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement or the Merger Agreement or the performance by the Company of its obligations hereunder and thereunder.
4.11 Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity is necessary or required for the performance by the Company of its obligations hereunder, in connection with the offering, issuance, or sale of the Shares hereunder or the consummation of the transactions contemplated by this Agreement, except such as have been already obtained or as may be required by the rules and regulations of Nasdaq, state securities laws or the China Securities Regulatory Commission (if applicable).
4.12 Possession of Licenses and Permits. The Company and its subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Entities necessary to conduct the business now operated by them, except where the failure so to possess would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Company and its subsidiaries are in compliance with the terms and conditions of all Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect.
4.13 Title to Property. Except as disclosed in the SEC Reports, the Company and its subsidiaries do not own any real property. The Company and its subsidiaries have title to all tangible personal property owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except such as (a) are described in the SEC Reports, or (b) do not, singly or in the aggregate, materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company or any of its subsidiaries; and all of the leases and subleases material to the business of the Company and its subsidiaries, considered as one enterprise, and under which the Company or any of its subsidiaries holds properties described in the SEC Reports, are in full force and effect, and neither the Company nor any such subsidiary has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the Company or any subsidiary under any of the leases or subleases mentioned above, or affecting or questioning the rights of the Company or such subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease. The foregoing is subject to the sublease, termination or expiration of any real property leases of the Company in accordance with their terms or by the Company.
4.14 Intellectual Property. The Company and its subsidiaries own or possess the right to use all patents, patent applications, inventions, licenses, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information or procedures), trademarks, service marks, trade names, domain names, copyrights, and other intellectual property, and registrations and applications for registration of any of the foregoing (collectively, “Intellectual Property”) necessary to conduct their business as presently conducted and currently contemplated to be conducted in the future as described in the SEC Reports and the Registration Statement and, to the knowledge of the Company, neither the Company nor any of its subsidiaries, whether through their respective products and services or the conduct of their respective businesses, has infringed, misappropriated, conflicted with or otherwise violated, or is currently infringing, misappropriating, conflicting with or otherwise violating, and none of the Company or its subsidiaries have received any heretofore unresolved communication or notice of infringement of, misappropriation of, conflict with or violation of, any Intellectual Property of any other Person, other than as described in the SEC Reports or the Registration Statement or as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its subsidiaries has received any communication or notice (in each case that has not been resolved) alleging that by conducting their business as described in the SEC Reports or the Registration Statement, such parties would infringe, misappropriate, conflict with, or violate, any of the Intellectual Property of any other Person. The Company knows of no infringement, misappropriation or violation by others of Intellectual Property owned by or licensed to the Company or its subsidiaries which would reasonably be expected to result in a Material Adverse Effect. The Company and its subsidiaries have taken all reasonable steps necessary to secure their interests in such Intellectual Property from their employees and contractors and to protect the confidentiality of all of their confidential information and trade secrets. To the knowledge of the Company, none of the Intellectual Property employed by the Company or its subsidiaries has been obtained or is being used by the Company or its subsidiaries in violation of any contractual obligation binding on the Company or any of its subsidiaries or, to the knowledge of the Company, any of their respective officers, directors or employees, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Intellectual Property owned or exclusively licensed by the Company or its subsidiaries is free and clear of all liens, encumbrances, defects or other restrictions (other than non-exclusive licenses granted in the ordinary course of business), except those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its subsidiaries are not subject to any judgment, order, writ, injunction or decree of any court or any Governmental Entity, nor has the Company or any of its subsidiaries entered into or become a party to any agreement made in settlement of any pending or threatened litigation, which materially restricts or impairs their use of any Intellectual Property.
4.15 Absence of Litigation. As of the date hereof, there is no action, suit, proceeding, arbitration, claim, investigation, charge, complaint or inquiry pending or, to the Company’s knowledge, threatened in writing against the Company or any of its subsidiaries which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect, nor are there any orders, writs, injunctions, judgments or decrees outstanding of any court or government agency or instrumentality and binding upon the Company or any of its subsidiaries that have had or would reasonably be expected to have a Material Adverse Effect. As of the date hereof, neither the Company nor any subsidiary, nor to the knowledge of the Company, any director or officer of the Company or any subsidiary, is, or within the last ten (10) years has been, the subject of any action involving a claim of violation of or liability under federal or state securities laws relating to the Company or such subsidiary or a claim of breach of fiduciary duty relating to the Company or such subsidiary.
4.16 Accounting Controls and Disclosure Controls. The Company has established and maintains disclosure controls and procedures (as defined under Rule 13a-15 and 15d-15 under the 1934 Act Regulations) which are (a) reasonably designed to ensure that material information relating to the Company, including its subsidiaries, is made known to the Company’s principal executive officer and principal financial officer by others within those entities and (b) have been evaluated by management of the Company for effectiveness as of the end of the Company’s most recent fiscal quarter. Since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially adversely affected, or is reasonably likely to materially adversely affect, the Company’s internal control over financial reporting.
4.17 Compliance with the Sarbanes-Oxley Act. The Company is in compliance in all material respects with all provisions of the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder or implementing the provisions thereof that are in effect and with which the Company is required to comply.
4.18 Payment of Taxes. All United States federal income tax returns of the Company and its subsidiaries required by law to be filed have been filed and all material amounts of income taxes shown by such returns or otherwise assessed, which are due and payable, have been paid, except assessments against which appeals have been or will be promptly taken and as to which adequate reserves have been provided. No assessment in connection with United States federal tax returns has been made against the Company. The Company and its subsidiaries have filed all other tax returns that are required to have been filed by them through the date hereof or have timely requested extensions thereof pursuant to applicable foreign, state, local or other law except insofar as the failure to file such returns would not reasonably be expected to result in a Material Adverse Effect and has paid all taxes due pursuant to such returns or all taxes due and payable pursuant to any assessment received by the Company and its subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been established by the Company or its subsidiaries and except where the failure to pay such taxes would not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Company in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or reassessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not reasonably be expected to result in a Material Adverse Effect.
4.19 Investment Company Act. The Company is not required, and upon the issuance and sale of the Shares will not be required, to register as an “investment company” under the Investment Company Act of 1940, as amended.
4.20 Regulatory Matters. Except as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (a) neither the Company nor any of its subsidiaries has received any FDA Form 483, notice of adverse finding, warning letter or other correspondence or notice from the U.S. Food and Drug Administration (“FDA”) or any other Governmental Entity alleging or asserting noncompliance with any Applicable Laws (as defined in clause (b) below); (b) the Company and each of its subsidiaries is and since January 1, 2023 has been in compliance with statutes, laws, ordinances, rules and regulations, as applicable, related to the ownership, testing, development, manufacture, packaging, processing, use, distribution, labeling, storage, import, export or disposal of any product manufactured or distributed by the Company, including without limitation, the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301, et seq., similar laws of other Governmental Entities and the regulations promulgated pursuant to such laws (collectively, “Applicable Laws”); (c) neither the Company nor any of its subsidiaries has received written notice of any ongoing claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Entity or third party alleging that any product, operation or activity is in violation of any Applicable Laws or has any actual knowledge that any such Governmental Entity or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (d) neither the Company nor any of its subsidiaries has received written notice that any Governmental Entity has taken, is taking or intends to take action to limit, suspend, modify or revoke any Governmental Licenses necessary to carry on the Company’s business as now conducted; and (e) the Company and each of its subsidiaries has filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws and that, to the Company’s knowledge, all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete, correct and not misleading on the date filed (or were corrected or supplemented by a subsequent submission). Neither the Company, any subsidiary nor, to the Company’s knowledge, any of their respective directors, officers or employees has been the subject of an FDA debarment proceeding. Neither the Company nor any subsidiary has been or is now subject to FDA’s Application Integrity Policy. To the Company’s knowledge, neither the Company, any subsidiary nor any of its directors, officers or employees, has made, or caused the making of, any false statements on, or material omissions from, any other records or documentation prepared or maintained to comply with the requirements of the FDA or any other Governmental Entity. Neither the Company, any subsidiary nor, to the Company’s knowledge, any of their respective directors, officers or employees, have with respect to each of the following statutes, or regulations promulgated thereto, as applicable: (i) knowingly and willfully engaged in activities which are prohibited, cause for civil penalties, or constitute the basis for mandatory or permissive exclusion from any Federal Health Care Program under 42 U.S.C. §§ 1320a-7b; (ii) knowingly and willfully engaged in any activities that would implicate the Federal False Claims Act, 31 U.S.C. § 3729.
4.21 Research, Studies and Tests. The research, nonclinical and clinical studies and tests conducted by or, to the knowledge of the Company, on behalf of the Company and its subsidiaries have been and, if still pending, are being conducted in all material respects in accordance with experimental protocols, procedures and controls pursuant to all Applicable Laws; the descriptions of the results of such research, nonclinical and clinical studies and tests contained in the SEC Reports are accurate and complete in all material respects and fairly present in all material respects the data derived from such research, nonclinical and clinical studies, and tests; the Company is not aware of any research, nonclinical or clinical studies or tests, the results of which the Company believes reasonably call into question the research, nonclinical or clinical study or test results described or referred to in the SEC Reports when viewed in the context in which such results are described; and neither the Company nor, to the knowledge of the Company, any of its subsidiaries has received any written notices or written correspondence from any Governmental Entity that will require the termination, suspension or material modification of any research, nonclinical or clinical study or test conducted by or on behalf of the Company or its subsidiaries, as applicable.
4.22 Private Placement. Neither the Company nor its subsidiaries, nor any Person acting on its or their behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security under any circumstances that would require registration under the 1933 Act of the Shares being sold pursuant to this Agreement. Assuming the accuracy of the representations and warranties of the Purchasers contained in SECTION 3 hereof, the issuance of the Shares is exempt from registration under the 1933 Act.
4.23 Brokers and Finders. Except the Placement Agent, no broker, finder, commission agent, placement agent or arranger has been engaged in connection with the sale of the Shares.
4.24 Reliance by Purchasers and Placement Agent. The Company acknowledges that the Placement Agent and each Purchaser will rely upon the truth and accuracy of, and the Company’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Company set forth in this Agreement.
4.25 No Disqualification Events. Neither the Company nor any of its (i) predecessors, (ii) affiliates, (iii) directors, (iv) executive officers, (v) beneficial owners of 20% or more of its outstanding voting equity securities (calculated on the basis of voting power), (vi) promoters or (vii) investment managers (including any of such investment managers’ directors, executive officers or officers participating in the placement contemplated by this Agreement) or general partners or managing members of such investment managers (including any of such general partners’ or managing members’ directors, executive officers or officers participating in the placement contemplated by this Agreement) (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to the disqualification provisions of Rule 506(d)(1)(i-viii) of Regulation D under the Securities Act (a “Disqualification Event”). The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Purchasers a copy of any disclosure provided thereunder.
4.26 Other Covered Persons. Other than the Placement Agent(s), the Company is not aware of any person (other than any Issuer Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Securities.
4.27 Employee Benefits. Except as would not be reasonably likely to result in a Material Adverse Effect, each employee benefit plan (as defined in Section 3(3) of U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all other employee benefit programs or arrangements, including, without limitation, any such programs or arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options or other stock-based compensation, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, maintained by the Company or to which the Company or any of its subsidiaries is obligated to contribute for employees or former employees of the Company and its subsidiaries, have has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the U.S. Internal Revenue Code of 1986, as amended, the Patient Protection and Affordable Care Act of 2010, as amended, and other applicable laws, rules and regulations. The Company and its subsidiaries are in compliance with all applicable federal, state and local laws, rules and regulations regarding employment, except for any failures to comply that are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect. There is no labor dispute, strike or work stoppage against the Company or its subsidiaries pending or, to the knowledge of the Company, threatened which may interfere with the business activities of the Company, except where such dispute, strike or work stoppage is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.
4.28 Nasdaq Stock Market. The issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the 1934 Act and are listed for trading on Nasdaq. Except as set forth in the SEC Reports, the Company is in compliance with all listing requirements of Nasdaq applicable to the Company except where such failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the

Company by Nasdaq or the Commission, respectively, to prohibit or terminate the listing of the Common Stock on the Nasdaq or to deregister the Common Stock under the 1934 Act. The Company has taken no action that is designed to terminate the registration of the Common Stock under the 1934 Act.
4.29 No Additional Agreements. There are no agreements or understandings between the Company, on one hand, and any Purchaser (in their capacity as such), on the other hand, with respect to the transactions contemplated by this Agreement.
4.30 Anti-Bribery and Anti-Money Laundering Laws; Sanctions. Each of the Company, its subsidiaries and, to the knowledge of the Company, any of their respective officers, directors, supervisors, managers, agents, or employees (in each case, in their respective capacities as such), are and, in the past five (5) years, have been in compliance with: (a) applicable anti-bribery laws, including but not limited to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, or any other applicable anti-bribery or anti-corruption law, rule or regulation of similar purposes and scope, (b) applicable anti-money laundering laws, including, but not limited to, applicable federal, state, international, foreign or other laws or regulations regarding anti-money laundering, including, without limitation, Title 18 US. Code sections 1956 and 1957, the Patriot Act and the Bank Secrecy Act, all as amended, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder, or (c) except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, any laws with respect to import and export control and economic sanctions, including the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and economic sanctions regulations and executive orders administered by the U.S. Department of the Treasury Office of Foreign Asset Control.
4.31 Cybersecurity. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the Company and its subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases owned by the Company and its subsidiaries (collectively, “IT Systems”) are reasonably adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company and its subsidiaries as currently conducted and, to the Company’s knowledge, are free and clear of all material Trojan horses, time bombs, malware and other malicious code. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the Company and its subsidiaries have implemented and maintained commercially reasonable physical, technical and administrative controls designed to maintain and protect the confidentiality, integrity, availability, privacy and security of all confidential data used or maintained in connection with their respective businesses, in the possession or control of the Company or its subsidiaries (“Confidential Data”), and Personal Data (as defined below), and the integrity, availability, redundancy and security of all IT Systems. “Personal Data” means the following data used in connection with the Company’s and its subsidiaries’ businesses and in their possession or control: (a) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or other tax identification number, driver’s license number, passport number, credit card number or bank information; (b) any information that would qualify as “protected health information” under the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act (collectively, “HIPAA”); and (c) any information that would qualify as “personal data,” “personal information” (or similar term) under applicable laws governing the processing of Personal Data, data privacy, data or cyber security, breach notification or data localization and all legally binding regulatory guidelines issued by Governmental Entities, each as applicable to the Company and its subsidiaries processing of Personal Data (“Privacy Laws”). To the Company’s knowledge, except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, during the past three (3) years, there have been no breaches or unauthorized uses of or accesses to the Company’s IT Systems, Confidential Data, or Personal Data that would require notification to an impacted natural person or Governmental Entity under governing Privacy Laws.
4.32 Compliance with Privacy Laws. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the Company and its subsidiaries are, and at all prior times during the past three (3) years were, in material compliance with all governing Privacy Laws. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the Company and its subsidiaries have in place, comply with, and take all commercially reasonable steps designed to comply in all material respects with their written and publicly communicated applicable policies and procedures governing data privacy and security, and the processing of Personal Data and Confidential Data (the “Privacy Statements”).
4.33 Transactions with Affiliates and Employees. No relationship, direct or indirect, exists between or among the Company, on the one hand, and any director, officer, stockholder, customer or supplier of the Company, on the other hand, which is required to be described in the SEC Reports or the Registration Statement that is not so described or will not be so described in accordance with the 1934 Act or the 1933 Act (as applicable).
SECTION 5. Covenants.
5.01 Further Assurances. At or prior to the Closing, each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this Agreement, subject to the terms and conditions hereof and compliance with applicable law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof.
5.02 Disclosure of Transactions and Other Material Information. The Company shall, on or before 9:00 a.m., New York City time, on the Business Day immediately following the Effective Date (the “Disclosure Deadline”), issue one or more press releases (the “Press Release”) and/or file with the Commission a Current Report on Form 8-K (collectively with the Press Release, the “Disclosure Document”), which Current Report on Form 8-K shall include as exhibits this Agreement, the Merger Agreement, the company presentation dated November 2024 provided to the Purchasers in connection with the offering, and the Press Release, disclosing any material nonpublic information within the meaning of the federal securities laws that the Company, Inmagene or their respective officers, directors, employees, agents or any other Person, including the Placement Agent, acting at their direction or on their behalf has provided to the Purchasers in connection with the transactions contemplated by this Agreement or the Merger Agreement prior to the filing of the Disclosure Document (which includes, for the avoidance of doubt, the material terms of the transactions contemplated hereby, the material terms of the Merger Agreement and the transactions contemplated thereby and any other material non-public information made available in the data room). The Company represents and warrants that, from and after the issuance of the Disclosure Document, no Purchaser shall be in possession of any material nonpublic information received from the Company, Inmagene or their respective officers, directors, employees, agents, or any other Person, including the Placement Agent, acting at their direction or on their behalf. Subject to the foregoing, and other than the Registration Statement, the SEC Reports, any other filings required under the 1934 Act and any press releases issued in connection with the transactions contemplated hereby or by the Merger Agreement, neither the Company nor any Purchaser shall issue any press releases or any other public statements with respect to the transactions contemplated hereby. Notwithstanding the foregoing, and unless otherwise agreed to in writing by the Company and the Purchasers, the Company shall not publicly disclose the name of any Purchaser or an Affiliate of any Purchaser, or include the name of any Purchaser or an Affiliate of any Purchaser in any press release or any filing with the Commission or any regulatory agency or Nasdaq, without the prior written consent of such Purchaser (not to be unreasonably withheld, conditioned or delayed), except to the extent such disclosure is required by law, at the request of the staff of the Commission or regulatory agency or under the regulations of Nasdaq, provided that the Company shall use commercially reasonable efforts to provide the Purchaser with prior written notice of and a reasonable opportunity to review such legally required disclosure.
5.03 Expenses. The Company and each Purchaser is liable for, and will pay, its own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, including, without limitation, attorneys’ and consultants’ fees and expenses.
5.04 Listing. The Company shall use its best efforts to take all steps necessary to maintain the listing of its Common Stock on Nasdaq and, in accordance therewith, will use its best efforts to comply in all material respects with the Company’s reporting, filing and other obligations under the rules and regulations of Nasdaq, and to obtain approval of the listing of the Shares.

5.05 Integration. The Company shall not, and shall use its commercially reasonable efforts to ensure that no affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that will be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Shares to the Purchasers.
5.06 No Amendment or Waiver of Merger Agreement Terms. The Company shall not amend or modify any provision of the Merger Agreement in a manner that would reasonably be expected to materially and adversely affect the benefits that the Purchasers would reasonably expect to receive pursuant to this Agreement without the consent of the Requisite Purchasers (as defined below), it being agreed that any amendment or modification to the definitions of “Aggregate Valuation” and “Post-Closing Insight Shares” shall be deemed materially adverse to the Purchasers.
5.07 No Conflicting Agreements. The Company will not take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the Purchasers under this Agreement or the Registration Rights Agreement.
5.08 Indemnification.
(a) The Company agrees to indemnify and hold harmless each Purchaser and its Affiliates, and their respective directors, officers, trustees, members, managers, employees, investment advisers and agents (collectively, the “Indemnified Persons”), from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable and documented out-of-pocket attorney fees and disbursements and other documented out-of-pocket expenses reasonably incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under this Agreement, and will reimburse any such Indemnified Person for all such amounts solely to the extent such amounts have been finally judicially determined not to have resulted from such Indemnified Person’s breach of its representations, warranties or covenants under this Agreement (if applicable) or any violations by the Purchaser of state or federal securities laws or any conduct by such Purchaser which constitutes fraud, gross negligence, willful misconduct, bad faith or malfeasance.
(b) Any Indemnified Person entitled to indemnification hereunder shall (i) give prompt written notice to the Company of any claim with respect to which it seeks indemnification and (ii) permit the Company to assume the defense of such claim with counsel reasonably satisfactory to the Indemnified Person; provided that any Indemnified Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (a) the Company has agreed in writing to pay such fees or expenses, (b) the Company shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such Indemnified Person or (c) in the reasonable judgment of such Indemnified Person, based upon written advice of its outside legal counsel, a conflict of interest exists between such Indemnified Person and the Company with respect to such claims (in which case, if such Indemnified Person notifies the Company in writing that such Indemnified Person elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such claim on behalf of such Indemnified Person); and provided, further, that the failure of any Indemnified Person to give written notice as provided herein shall not relieve the Company of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the Company in the defense of any such claim or litigation. It is understood that the Company shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such Indemnified Persons. The Company will not, except with the consent of the Indemnified Person, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement unless such judgment or settlement (i) imposes no liability or obligation on, (ii) includes as an unconditional term thereof the giving of a complete, explicit and unconditional release from the party bringing such indemnified claims of all liability of the Indemnified Person in respect of such claim or litigation in favor of, and (iii) does not include any admission of fault, culpability, wrongdoing, or wrongdoing or malfeasance by or on behalf of, the Indemnified Person. The Company shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.
SECTION 6. Conditions of Closing.
6.01 Conditions of the Purchasers’ Obligations at the Closing. The obligations of the Purchasers under SECTION 2 hereof are subject to the fulfillment, at or prior to the Closing, of all of the following conditions, any of which may be waived in whole or in part by the Purchasers in their absolute discretion.
(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement that are not qualified by materiality or similar qualification shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and the representations and warranties of the Company contained in this Agreement that are qualified by materiality or similar qualification shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
(b) Performance. The Company shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date.
(c) No Injunction. The purchase of and payment for the Shares by each Purchaser shall not be prohibited or enjoined by any law or governmental or court order or regulation and no such prohibition shall have been threatened in writing.
(d) Compliance Certificate. The Chief Executive Officer of the Company shall have delivered to the Purchasers at the Closing Date a certificate certifying that the conditions specified in Sections 6.01(a), 6.01(b), 6.01(c), 6.01(g), 6.01(j) and 6.01(m) of this Agreement have been fulfilled.
(e) Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchasers at the Closing Date a certificate certifying (i) the certificate of incorporation, as amended, of the Company; (ii) the bylaws of the Company; and (iii) resolutions of the board of directors of the Company (or an authorized committee thereof) approving this Agreement and the transactions contemplated by this Agreement.
(f) Opinion of Company Counsel. The Purchasers shall have received from Goodwin Procter LLP, counsel for the Company, an opinion, dated as of the Closing, in customary form and substance to be reasonably agreed upon with the Purchasers and addressing such legal matters as the Purchasers and the Company reasonably agree.
(g) Listing Requirements. The Common Stock (i) shall be listed on Nasdaq and (ii) shall not have been suspended (other than one or more temporary suspensions for a duration of less than one full trading day to allow for the dissemination of material news or for similar reasons), as of the Closing Date, by the Commission or Nasdaq from trading thereon nor shall suspension by the Commission or Nasdaq have been threatened, as of the Closing Date, either (A) in writing by the Commission or Nasdaq or (B) by falling below the minimum listing maintenance requirements of the Nasdaq, unless, in the case of any such threatened suspension by the Commission or Nasdaq, the consummation of the Merger and the transactions contemplated under the Merger Agreement and this Agreement would reasonably be expected to cause the Company to comply with the minimum listing maintenance requirements of Nasdaq and thereby address any such written suspension threat by the Commission or Nasdaq. The Company shall have filed with Nasdaq a Notification Form: Listing of Additional Shares for the listing of the Shares on Nasdaq and Nasdaq shall have raised no objection to such notice and the transactions contemplated hereby.
(h) Qualification under State Securities Laws. All registrations, qualifications, permits and approvals, if any, required under applicable state securities laws shall have been obtained for the lawful execution, delivery and performance of this Agreement.

(i) Closing of Merger. The Merger (as defined in the Merger Agreement) shall have become effective.
(j) Minimum Investment. The Purchasers shall purchase at least $50,000,000.00 in Shares at the Closing; provided, however, that if any Purchaser’s failure, inability or unwillingness to purchase at the Closing the Shares that such Purchaser has agreed pursuant to this Agreement to purchase at the Closing is the reason that this condition is not satisfied at the Closing, such Purchaser may not rely on this condition to excuse such failure, inability or unwillingness.
(k) Registration Rights Agreement. The Company shall have delivered the Registration Rights Agreement in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), executed by the Company, to the Purchasers.
(l) Lock-Up Agreements. The officers and directors of the Company who are continuing in such roles following the Closing Date shall have executed an Insight Lock-Up Agreement (as defined in the Merger Agreement) or Company Lock-Up Agreement (as applicable).
(m) Adverse Changes. Since the date hereof, there shall not have occurred any Material Adverse Effect that is continuing.
6.02 Conditions of the Company’s Obligations. The obligations of the Company under SECTION 2 hereof are subject to the fulfillment, at or prior to the Closing, of all of the following conditions, any of which may be waived in whole or in part by the Company in its absolute discretion.
(a) Representations and Warranties. The representations and warranties of the Purchasers contained in this Agreement that are not qualified by materiality or similar qualification shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and the representations and warranties of the Purchasers contained in this Agreement that are qualified by materiality or similar qualification shall be true and correct in all respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date).
(b) Performance. Each Purchaser shall have performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date.
(c) Qualification under State Securities Laws. All registrations, qualifications, permits and approvals, if any, required under applicable state securities laws shall have been obtained for the lawful execution, delivery and performance of this Agreement.
(d) Closing of Merger. The Merger shall have become effective.
(e) Minimum Investment. The Purchasers shall purchase at least $50,000,000 in Shares at the Closing.
SECTION 7. Transfer Restrictions; Restrictive Legend.
7.01 Transfer Restrictions.
(a) Compliance with Laws and Legends. The Purchasers understand that the Company may, as a condition to the transfer of any of the Shares, require that the request for transfer be accompanied by a certificate and/or an opinion of counsel reasonably satisfactory to the Company, to the effect that the proposed transfer does not result in a violation of the 1933 Act, unless such transfer is covered by an effective registration statement or by Rule 144 or Rule 144A under the 1933 Act. It is understood that the certificates or book entries evidencing the Shares may bear substantially the following legend:
“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION

STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS, OR A CERTIFICATE AND/OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”
(b) Removal of Legends. The Company shall use commercially reasonable efforts to cause its transfer agent to remove the legend set forth in Section 7.01(a) and cause its transfer agent to, as applicable, issue book entry statements without such legend or any other legend to the holder of the applicable Shares upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at the Depository Trust Company within two (2) trading days, if (i) such Shares have been sold or transferred pursuant to (x) the plan of distribution set forth in an effective registration statement registering the Shares for resale (the “Resale Registration Statement”) (during such time that such Resale Registration Statement is effective and not withdrawn or suspended) or (y) Rule 144, in each case upon delivery by the Purchaser to the Company, the transfer agent, as applicable, and Company counsel of a customary seller’s representation letter and broker’s representation letter confirming the transfer of Shares in the manner described in this clause (i), together with any other documentation reasonably required by the transfer agent and/or the Depository Trust Company (ii) in the absence of any sale of the Shares, (x) once the Resale Registration Statement has become effective, upon delivery by the Purchaser to the Company of such documentation as the Company and its transfer agent shall reasonably request in form and substance satisfactory to the Company and the transfer agent, including, if so requested, representation letters from the Purchaser and the Purchaser’s broker or (y) following the date that is the one-year anniversary of the Closing Date and if requested by the Purchaser in writing, if such Shares are eligible for sale under Rule 144, without compliance with any of the requirements of such rule, including the current public information requirement and without volume or manner-of-sale restrictions, upon delivery by the Purchaser to the Company, the transfer agent, as applicable, and Company counsel of a customary representation letter from the Purchaser confirming that the requirements set forth in this clause (ii)(y) have been satisfied, together with any other documentation reasonably required by the transfer agent and/or the Depository Trust Company. Any fees (with respect to the transfer agent, Company counsel or otherwise) associated with the issuance of such opinion or the removal of such legend pursuant to the immediately preceding sentence shall be borne by the Company. The Company may not make any notation on its records or give instructions to the transfer agent that enlarge the restrictions on transfer set forth in this Section 7.01(b). Electronic certificates for Shares subject to legend removal hereunder may be transmitted by the transfer agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the Depository Trust Company as directed by the Purchaser.
(c) Acknowledgement. The Purchaser hereunder acknowledges its primary responsibilities under the 1933 Act and accordingly will not sell or otherwise transfer the Shares or any interest therein without complying with the requirements of the 1933 Act. While the Resale Registration Statement remains effective, the Purchaser hereunder may sell the Shares in accordance with (i) the plan of distribution contained in the Resale Registration Statement and if it does so it will comply therewith and with the related prospectus delivery requirements unless an exemption therefrom is available and (ii) the terms of the Registration Rights Agreement.
SECTION 8. Registration, Transfer and Substitution of Certificates for Shares.
8.01 Stock Register; Ownership of Shares. The Company will keep at its principal office, or will cause its transfer agent to keep, a register in which the Company will provide for the registration of transfers of the Shares. The Company may treat the Person in whose name any of the Shares are registered on such register as the owner thereof and the Company shall not be affected by any notice to the contrary. All references in this Agreement to a “holder” of any Shares shall mean the Person in whose name such Shares are at the time registered on such register.
8.02 Replacement of Certificates. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificate representing any of the Shares (if applicable), and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement and surety bond reasonably satisfactory to the Company or, in the case of any such mutilation, upon surrender of such certificate for cancellation at the office of the Company maintained pursuant to Section 8.01 hereof, the Company at its expense will execute and deliver, in lieu thereof, a new certificate representing such Shares, of like tenor.

SECTION 9. Definitions. Unless the context otherwise requires, the terms defined in this SECTION 9 shall have the meanings specified for all purposes of this Agreement. All accounting terms used in this Agreement, whether or not defined in this SECTION 9, shall be construed in accordance with GAAP and such accounting terms shall be determined on a consolidated basis for the Company and each of its subsidiaries.
“1933 Act Regulations” means the rules and regulations promulgated under the 1933 Act.
“1934 Act” means the Securities Exchange Act of 1934, as amended.
“1934 Act Regulations” means the rules and regulations promulgated under the 1934 Act.
“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the 1934 Act.
“Business Day” means any day other than Saturday, Sunday, any day which is a federal legal holiday in the United States or other day on which commercial banks in the City of Boston are authorized or required by law to remain closed.
“Material Adverse Effect” means a material adverse change in the condition, financial or otherwise, or in the earnings or business affairs of the Company and its subsidiaries considered as one enterprise, whether or not arising in the ordinary course of business; provided, however, that a change arising or resulting from the following shall not be taken into account in determining whether there has been a Material Adverse Effect: (a) the announcement of the Merger Agreement or the pendency of the Contemplated Transactions, (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of this Agreement or the Merger Agreement, (c) any natural disaster or any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation or armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any epidemic or pandemic in the United States or any other country or region in the world, or any escalation of the foregoing, (e) any change in GAAP or applicable laws or the interpretation thereof, (f) general economic or political conditions or conditions generally affecting the industries in which the Company and its subsidiaries operate, (g) any change in the cash position of the Company and its subsidiaries which results from operations in the ordinary course of business, (h) any change in the stock price or trading volume of the Common Stock (it being understood, however, that any change causing or contributing to any change in stock price or trading volume of the Common Stock may be taken into account in determining whether a Material Adverse Effect has occurred, unless such changes are otherwise excepted from this definition), (i) the sale or winding down of the Insight Legacy Business (as defined in the Merger Agreement) and the Company’s operations, and the sale, license or other disposition of the Insight Legacy Assets (as defined in the Merger Agreement); except in each case with respect to clauses (c), (d), (e) and (f), to the extent disproportionately affecting the Company and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its subsidiaries operate.
“Nasdaq” means the Nasdaq Stock Market, including the Nasdaq Global Market or such other Nasdaq market on which shares of Common Stock are then listed.
“Person” means any individual, entity or Governmental Entity.
“Purchase Price” means the Aggregate Valuation (as defined in the Merger Agreement) divided by Post-Closing Insight Shares (as defined in the Merger Agreement).
SECTION 10. Miscellaneous.
10.01 Waivers and Amendments. Upon the approval of the Company and the written consent of the Purchasers, the obligations of the Company and the rights of the Purchasers under this Agreement may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely). Neither this Agreement, nor any provision hereof, may be changed, waived, discharged or terminated orally or by course of dealing, but only by an instrument in writing executed by the Company and the Purchasers holding, or having the right to purchase at the Closing, a majority of the Shares purchased or to be purchased hereunder (the “Requisite Purchasers”); provided that (a) prior to the Closing Date, the Schedule of Purchasers shall only be amended by the Company as necessary to insert share numbers once the Purchase Price is finally determined pursuant to the Merger Agreement and (b) any modification, amendment or waiver of any of Sections 5.06, 6.01(g), 6.01(i) or 6.01(m) or this Section 10.01 shall require the written consent of each Purchaser.

10.02 Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered and received hereunder: (a) when delivered, if delivered personally, (b) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) one Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next Business Day delivery, or (d) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 5:00 p.m. Eastern time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below, with respect to the Company, and to the addresses or email addresses set forth on the Schedule of Purchasers with respect to the Purchasers.

If to the Company (on or prior to the Closing Date):

Ikena Oncology, Inc.
645 Summer Street, Suite 101
Boston, MA 02210
Attention: Mark Manfredi, Ph.D.
Email: [•]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: John T. Haggerty and Stephanie Richards
Email: jhaggerty@goodwinlaw.com; srichards@goodwinlaw.com

and

Goodwin Procter LLP
620 Eighth Avenue
New York, New York 10018
United States
Attention: Sarah Ashfaq and Amanda J. Gill
Email: sashfaq@goodwinlaw.com; agill@goodwinlaw.com

If to the Company (following the Closing Date):

Inmagene Biopharmaceuticals
12526 High Bluff Drive, Suite 345
San Diego, CA 92130
Attention: Jonathan Wang, Ph.D.
Email: [•]

with a copy (which shall not constitute notice) to:

Cooley LLP
10265 Science Center Drive
San Diego, CA 92121-1117
Attention: J. Patrick Loofbourrow; Asa Henin
Email: loof@cooley.com; ahenin@cooley.com

or at such other address as the Company or each Purchaser may specify by written notice to the other parties hereto in accordance with this Section 10.02.
10.03 Cumulative Remedies. None of the rights, powers or remedies conferred upon the Purchasers on the one hand or the Company on the other hand shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.
10.04 Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto, the successors and permitted assigns of each Purchaser and the successors of the Company, whether so expressed or not. None of the parties hereto may assign its rights or obligations hereof without the prior written consent of the Company, except that a Purchaser may, without the prior consent of the Company, assign its rights to purchase the Shares hereunder to any of its Affiliates (provided each such Affiliate agrees to be bound by the terms of this Agreement and makes the same representations and warranties set forth in SECTION 3 hereof). This Agreement shall not inure to the benefit of or be enforceable by any other Person.
10.05 Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.
10.06 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflict of law principles. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.
10.07 Survival. The representations and warranties of the Company and the Purchasers contained in SECTION 3 and SECTION 4, respectively, and the agreements and covenants set forth in SECTION 5 and SECTION 10 shall survive the Closing in accordance with their respective terms. Each Purchaser shall be responsible only for its own representations, warranties, agreements and covenants hereunder.
10.08 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.09 Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and, except as set forth below, this agreement supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof. Notwithstanding the foregoing or anything to the contrary in this Agreement, this Agreement shall not supersede any confidentiality or other non-disclosure agreements that may be in place between the Company or any of its subsidiaries and any Purchaser.
10.10 Severability. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such provision shall, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable, and, as modified, shall be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.
10.11 Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under this Agreement are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser under this Agreement. Nothing contained herein, and no action taken by any Purchaser pursuant hereto or thereto, shall be deemed to constitute the Purchasers as, and the Company acknowledges that the Purchasers do not so constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group, and the Company will not assert any such claim with respect to such obligations or the transactions contemplated by this Agreement and the Company acknowledges that the Purchasers are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement. The Company acknowledges and each Purchaser confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors. Each Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.
10.12 Termination. This Agreement shall terminate and be void and of no further force and effect, and all obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time that the Merger Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the Company and the Requisite Purchasers, (c) if, on the Closing Date, any of the conditions of Closing set forth in SECTION 6 have not been satisfied as of the time required hereunder to be so satisfied or waived by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Agreement are not consummated, or (d) if the Closing has not occurred by the End Date (as defined in and as it may be extended in accordance with the Merger Agreement as in effect on the date hereof); provided, however, that (a) this Section 10.12 and the other provisions of SECTION 10 of this Agreement shall survive the termination of this Agreement and shall remain in full force and effect, and (b) the termination of this Agreement shall not relieve any party to this Agreement of any liability for common law fraud or for any Willful Breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement. “Willful Breach” means a deliberate act or deliberate failure to act, taken with the actual knowledge that such act or failure to act would result in or constitute a material breach of this Agreement.
10.13 No Third-Party Beneficiaries. The Placement Agent shall be the third-party beneficiary of the representations and warranties of the Company in SECTION 4 and the representations and warranties of the Purchaser in SECTION 3. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as set forth in this Section 10.13.
10.14 Exculpation of the Placement Agent. Each party hereto agrees, for the express benefit of the Placement Agent, its affiliates and representatives, that, in connection with this Agreement and the transactions contemplated thereby:
(a) Neither the Placement Agent nor any of its affiliates or any of their representatives (i) shall be liable for any improper payment made in accordance with the information provided by the Company; (ii) make any representation or warranty, or has any responsibilities as to the validity, accuracy, value or genuineness of any information, certificates or documentation delivered by or on behalf of the Company pursuant to this Agreement or the Registration Rights Agreement (together, the “Transaction Documents”) or in connection with any of the transactions contemplated by this Agreement or any other Transaction Documents, including any offering or marketing materials; or (iii) shall be liable (x) for any action taken, suffered or omitted by any of them in good faith and reasonably believed to be authorized or within the discretion or rights or powers conferred upon them by this Agreement or any other Transaction Document or (y) for anything which any of them may do or refrain from doing in connection with this Agreement or any other Transaction Document, except for such party’s own gross negligence, willful misconduct or bad faith.
(b) The Placement Agent, its affiliates and representatives shall be entitled to rely on, and shall be protected in acting upon, any certificate, instrument, opinion, notice, letter or any other document or security delivered to any of them by or on behalf of the Company.
10.15 No Liability. Each Purchaser agrees that the Placement Agent shall not be liable to it (including in contract, tort, under federal or state securities laws or otherwise) for any action heretofore or hereafter taken or omitted to be taken by any of it in good faith in connection with the transactions contemplated by this Agreement and the purchase and sale of the Shares hereunder. On behalf of each Purchaser and its affiliates, the Purchaser releases the Placement Agent in respect of any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) or expenses related to the transactions contemplated by this Agreement and the purchase and sale of the Shares hereunder. Each Purchaser agrees not to commence any litigation or bring any claim against the Placement Agent in any court or any other forum which relates to, may arise out of, or is in connection with, the transactions contemplated by this Agreement and the purchase and sale of the Shares hereunder. This undertaking is given freely and after obtaining independent legal advice, except for such party’s own gross negligence, willful misconduct or bad faith.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed as of the Effective Date.

IKENA ONCOLOGY, INC.

By:	/s/ Mark Manfredi
Name:	Mark Manfredi, Ph.D.
Title:	Chief Executive Officer

Schedule I
SCHEDULE OF PURCHASERS

[Intentionally Omitted]

Exhibit A
REGISTRATION RIGHTS AGREEMENT
This REGISTRATION RIGHTS AGREEMENT (the “Agreement”) is made as of [•], 2025 by and among Ikena Oncology, Inc., a Delaware corporation (the “Company”), and the several purchasers signatory hereto (each, a “Purchaser” and collectively, the “Purchasers”).
RECITALS
WHEREAS, the Company and the Purchasers are parties to a Subscription Agreement, dated as of December 23, 2024 (the “Purchase Agreement”), pursuant to which the Purchasers have committed to purchase shares of common stock of the Company; and
WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, and pursuant to the terms of the Purchase Agreement, the parties desire to enter into this Agreement in order to grant certain rights to the Purchasers as set forth below.
NOW, THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
AGREEMENT
Section 1. Certain Definitions. Unless the context otherwise requires, the following terms, for all purposes of this Agreement, shall have the meanings specified in this Section 1.
“Affiliate” has the meaning set forth in Rule 12b-2 of the rules and regulations promulgated under the Exchange Act; provided, however, that for purposes of this Agreement, the Purchasers and their Affiliates, on the one hand, and the Company and its Affiliates, on the other, shall not be deemed to be “Affiliates” of one another.
“Allowed Delay” has the meaning set forth in Section 2.1(b)(ii).
“Board” means the board of directors of the Company.
“Business Day” has the meaning ascribed to such term in the Purchase Agreement.
“Closing Date” has the meaning ascribed to such term in the Purchase Agreement.
“Common Stock” means shares of the common stock, par value $0.001 per share, of the Company.
“Effective Date” means the date that a Registration Statement filed pursuant to Section 2.1(a) is first declared effective by the SEC.
“Effectiveness Deadline” means, with respect to the Resale Registration Statement or New Registration Statement, the forty-fifth (45th) calendar day following the Filing Date for such Resale Registration Statement or New Registration Statement (or, if earlier than such filing date, the Filing Deadline) (or, in the event the SEC reviews and has written comments to the Resale Registration Statement or the New Registration Statement, the ninetieth (90th) calendar day following such Filing Date (or, if earlier than such filing date, the Filing Deadline)); provided, however, that if the Company is notified by the SEC (either orally or in writing, whichever is earlier) that the Resale Registration Statement or the New Registration Statement will not be reviewed or is no longer subject to further review and comments, the Effectiveness Deadline as to such Resale Registration Statement shall be the fifth (5th) Business Day following the date on which the Company is so notified if such date precedes the dates otherwise required above; provided, further, that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the SEC is open for business; provided, further, that if the SEC is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same amount of days that the SEC remains closed for operations and provided, further, that notwithstanding anything herein to the contrary, if the audited financial statements of any acquired company or other entity or pro forma financial statements that are required by the Securities Act to be included in the Resale Registration Statement or New Registration Statement are unavailable as of the Effectiveness Deadline provided for above, the Effectiveness

Deadline shall be delayed until such time as such financial statements are prepared or obtained by the Company, it being understood that such date shall in no event extend beyond the one hundred twentieth (120th) calendar day following the Closing Date.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
“Filing Date” means the date the applicable Resale Registration Statement or New Registration Statement is first filed with the SEC.
“Filing Deadline” means, (i) with respect to the Resale Registration Statement, forty-five (45) days following the Closing Date and (ii) with respect to a New Registration Statement, the later of (A) forty-five (45) days following the Closing Date and (B) forty-five (45) days after the Company determines that filing a New Registration Statement is necessary pursuant to Section 2.1(a).
“FINRA” means the Financial Industry Regulatory Authority.
“Form S-1” means a registration statement on Form S-1 under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC.
“Form S-3” means a registration statement on Form S-3 under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.
“Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of Registrable Securities.
“Holder” means any Purchaser owning or having the right to acquire Registrable Securities.
“Liquidated Damages” has the meaning set forth in Section 2.1(c).
“National Exchange” means each of the following, together with any successor thereto: the NYSE American, The New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market and the Nasdaq Capital Market.
“New Registration Statement” has the meaning set forth in Section 2.1(a).
“Participating Holder” means with respect to any registration, any Holder of Registrable Securities covered by the applicable Registration Statement.
“Person” has the meaning ascribed to such term in the Purchase Agreement.
“Prospectus” means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including pre- and post-effective amendments to such Registration Statement, and all other material incorporated by reference in such prospectus.
“Register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.
“Registrable Securities” means the Shares and any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such Shares, provided, that the Holder has completed and delivered to the Company a selling stockholder questionnaire and any other information regarding the Holder and the distribution of the Registrable Securities as the Company may, from time to time, reasonably request for inclusion in a Registration Statement pursuant to applicable law. Notwithstanding the foregoing, Shares or any such Common Stock, as applicable, shall cease to be Registrable Securities for all purposes hereunder upon the earliest to occur of the following: (A) the sale by any Person of such Shares or any such Common Stock, as applicable, pursuant to a registration statement under the Securities Act or under Rule 144 (in which case, only such Shares or any such Common Stock, as applicable, sold shall cease to be Registrable Securities), (B) such Shares or any such Common Stock, as applicable, becoming eligible for sale by the Holder pursuant to Rule 144 without restriction and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) or (C) such Shares or any shares of Common Stock cease to be outstanding.
“Registration Expenses” has the meaning set forth in Section 2.2.
“Registration Statement” means any registration statement of the Company that covers Registrable Securities pursuant to the provisions of this Agreement filed with, or to be filed with, the SEC under the rules and regulations promulgated under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.
“Remainder Registration Statement” has the meaning set forth in Section 2.1.
“Resale Registration Statement” has the meaning set forth in Section 2.1(a).
“Rule 144” means Rule 144 as promulgated by the SEC under the Securities Act, as such rule may be amended from time to time, or any similar successor rule that may be promulgated by the SEC.
“Rule 145” means Rule 145 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.
“SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.
“SEC Guidance” means any publicly available written guidance, comments, requirements or requests of the SEC staff under the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.
“Shares” means the shares of Common Stock issued pursuant to the Purchase Agreement.
“Transaction Documents” means this Agreement and the Purchase Agreement, all exhibits and schedules thereto and hereto and any other documents or agreement executed in connection with the transactions contemplated hereunder or thereunder.
Section 2. Registration Rights.
2.1. Resale Registration.
(a) Registration Statements. On or prior to the date of the Filing Deadline, the Company shall prepare and file with the SEC a Registration Statement on Form S-1 (or, if Form S-3 is then available to the Company, on Form S-3) for the resale of the Registrable Securities pursuant to an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (the “Resale Registration Statement”). Such Resale Registration Statement shall, subject to the limitations of Form S-1 (or Form S-3, if available), include the aggregate amount of Registrable Securities to be registered therein and shall contain (except if otherwise required pursuant to written comments received from the SEC upon a review of such Resale Registration Statement) the “Plan of Distribution” in substantially the form attached hereto as Annex A. To the extent the staff of the SEC does not permit all of the Registrable Securities to be registered on the Resale Registration Statement filed pursuant to this Section 2.1(a) or for any other reason any Registrable Securities are not then included in a Registration Statement filed under this Agreement, the Company shall (i) inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the Resale Registration Statement as required by the SEC and/or (ii) withdraw the Resale Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the SEC, on Form S-1 (or Form S-3, if available) or such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall be obligated to use its commercially reasonable efforts to advocate with the SEC for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, the Compliance and Disclosure Interpretation Securities Act Rules No. 612.09. Notwithstanding

any other provision of this Agreement and subject to the payment of any liquidated damages that may be required to be paid pursuant to Section 2.1(c), if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the SEC for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will first be reduced by Registrable Securities not acquired pursuant to the Purchase Agreement, and second by Registrable Securities represented by Shares (applied, in the case that some Shares may be registered, to the Holders on a pro rata basis based on the total number of unregistered Shares held by such Holders, subject to a determination by the SEC that certain Holders must be excluded or must be reduced first based on the number of Shares held by such Holders). In the event the Company amends the Resale Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by SEC or SEC Guidance provided to the Company or to registrants of securities in general, one or more Registration Statements on Form S-1 (or Form S-3, if available) or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Registration Statement, as amended, or the New Registration Statement (the “Remainder Registration Statement”) and use commercially reasonable efforts to have such Remainder Registration Statement(s) to become effective as promptly as practicable after the filing thereof, but in any event no later than ninety (90) calendar days after the filing of such Remainder Registration Statement (the “Additional Effectiveness Deadline”); provided, however, that if the Company is notified by the SEC (either orally or in writing, whichever is earlier) that the Remainder Registration Statement will not be reviewed or is no longer subject to further review and comments, the Additional Effectiveness Deadline as to such Remainder Registration Statement shall be the fifth (5th) Business Day following the date on which the Company is so notified if such date precedes the dates otherwise required above; provided further, that if the Additional Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Additional Effectiveness Deadline shall be extended to the next Business Day on which the SEC is open for business. In no event shall any Participating Holder be identified as a statutory underwriter in the Registration Statement unless in response to a comment or request from the staff of the SEC or another regulatory agency; provided, however, that if the SEC requests that a Participating Holder be identified as a statutory underwriter in the Registration Statement, such Holder will have an opportunity to withdraw from the Registration Statement,.
(b) Effectiveness.
(i) The Company shall use commercially reasonable efforts to have the Resale Registration Statement or New Registration Statement declared effective as soon as practicable but in no event later than the Effectiveness Deadline (including filing with the SEC a request for acceleration of effectiveness in accordance with Rule 461 promulgated under the Securities Act), and shall use its commercially reasonable efforts to keep the Resale Registration Statement or New Registration Statement continuously effective under the Securities Act until the earlier of (A) such time as all of the Registrable Securities covered by such Registration Statement have been publicly sold by the Holders or (B) the date that all Registrable Securities covered by such Registration Statement may be sold by non-affiliates without volume or manner-of-sale restrictions pursuant to Rule 144, without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as determined by counsel to the Company pursuant to a written opinion letter to such effect, addressed and reasonably acceptable to the Company’s transfer agent (the “Effectiveness Period”); provided that the Company will not be obligated to update the Registration Statement and no sales may be made under the applicable Registration Statement during any Allowed Delay (as defined below) of which the Holders have received notice. The Company shall notify the Purchasers by e-mail as promptly as reasonably practicable after any Registration Statement is declared effective and shall simultaneously provide the Purchasers with copies of any related Prospectus to be used in connection with the sale or other disposition of the securities covered thereby.
(ii) On no more than two (2) occasions and for not more than a total of thirty (30) consecutive days or a total of not more than ninety (90) days, in each case, in any twelve (12) month period, the Company may suspend the use of any Prospectus included in any Registration Statement contemplated by this Section 2 in the event that the Company determines, in good faith and upon the advice of legal counsel, that such suspension is necessary to (A) delay the disclosure of material non-public information concerning the Company, which the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Board, upon the advice of legal counsel, to cause the Registration Statement to comply with applicable disclosure requirements or (B) amend or supplement the Registration Statement or the related Prospectus so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the Prospectus in light of the circumstances under which they were made, not misleading (an “Allowed Delay”); provided, that the Company shall promptly (1) notify each Purchaser in writing of the commencement of and the reasons for an Allowed Delay, but shall not (without the prior written consent of a Purchaser) disclose to such Purchaser any material non-public information giving rise to an Allowed Delay, (2) advise the Purchasers in writing to cease all sales under the Registration Statement until the end of the Allowed Delay and (3) use commercially reasonable efforts to terminate an Allowed Delay as promptly as reasonably practicable.
(c) If: (i) the Resale Registration Statement is not filed with the SEC on or prior to the Filing Deadline, (ii) the Resale Registration Statement or the New Registration Statement, as applicable, is not declared effective by the SEC (or otherwise does not become effective) for any reason on or prior to the Effectiveness Deadline, (iii) after its Effective Date and other than for an Allowed Delay, (A) such Registration Statement ceases for any reason (including without limitation by reason of a stop order, or the Company’s failure to update the Registration Statement), to remain continuously effective as to all Registrable Securities included in such Registration Statement or (B) the Company suspends the use of the Prospectus contained in the Registration Statement, (iv) an Allowed Delay applicable to a required Registration Statement exceeds the length of the Allowed Delay, (v) the Company fails to satisfy the current public information requirement pursuant to Rule 144(c)(1) (or Rule 144(i)(2), if applicable) as a result of which the Holders who are not affiliates are unable to sell Registrable Securities without restriction under Rule 144 (or any successor thereto) and fails to cure any such failure to satisfy the requirements of Rule 144(c)(1) (or Rule 144(i)(2), if applicable) within 10 Business Days following the date upon which the Holder notifies the Company in writing that such Holder is unable to sell Registrable Securities as a result thereof, or (vi) following the date that is one (1) year following the Closing Date, the Common Stock is not listed on a National Exchange, or trading of the Common Stock is suspended or halted for more than three (3) consecutive Business Days (any such failure or breach in clauses (i) through (vi) above being referred to as an “Event,” and, for purposes of clauses (i), (ii), (iii), (v) or (vi), the date on which such Event occurs, or for purposes of clause (iv) the date on which such Allowed Delay is exceeded, being referred to as an “Event Date”), then in addition to any other rights the Holders may have hereunder or under applicable law, on each such Event Date and on each monthly anniversary of each such Event Date (if the applicable Event shall not have been cured by such date) until the earlier of (1) the applicable Event is cured or (2) the Registrable Securities are eligible for resale pursuant to Rule 144 without manner of sale or volume restrictions and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), the Company shall pay to each Holder an amount in cash, as partial liquidated damages and not as a penalty (“Liquidated Damages”), equal to one percent (1.0%) of the aggregate purchase price paid by such Holder pursuant to the Purchase Agreement for any unregistered Registrable Securities then held by such Holder on the Event Date. The parties agree that (1) notwithstanding anything to the contrary herein or in the Purchase Agreement, no Liquidated Damages shall be payable with respect to any period after the expiration of the Effectiveness Period (it being understood that this sentence shall not relieve the Company of any Liquidated Damages accruing prior to the Effectiveness Deadline) and in no event shall, the aggregate amount of Liquidated Damages payable to a Holder exceed, in the aggregate, five percent (5.0%) of the aggregate purchase price paid by such Holder pursuant to the Purchase Agreement and (2) in no event shall the Company be liable in any thirty (30) day period for Liquidated Damages under this Agreement in excess of one percent (1.0%) of the aggregate purchase price paid by the Holders pursuant to the Purchase Agreement. If the Company fails to pay any Liquidated Damages pursuant to this Section 2.1(c) in full within ten (10) Business Days after the date payable, the Company will pay interest thereon at a rate of one percent (1.0%) per month (or such lesser maximum amount that is permitted to be paid by applicable law)

to the Holder, accruing daily from the date such Liquidated Damages are due until such amounts, plus all such interest thereon, are paid in full. The Liquidated Damages pursuant to the terms hereof shall apply on a daily pro-rata basis for any portion of a month prior to the cure of an Event, except in the case of the first Event Date. The Company shall not be liable for Liquidated Damages under this Agreement as to any Registrable Securities which are not permitted by the SEC to be included in a Registration Statement due solely to SEC Guidance from the time that it is determined that such Registrable Securities are not permitted to be registered until such time as the provisions of this Agreement as to the Remainder Registration Statements required to be filed hereunder are triggered, in which case the provisions of this Section 2.1(c) shall once again apply, if applicable. In such case, the Liquidated Damages shall be calculated to only apply to the percentage of Registrable Securities which are permitted in accordance with SEC Guidance to be included in such Registration Statement. The Effectiveness Deadline for a Registration Statement shall be extended without default or Liquidated Damages hereunder in the event that the Company’s failure to obtain the effectiveness of such Registration Statement on a timely basis results from the failure of a Purchaser to timely provide the Company with information requested by the Company and necessary to complete the Registration Statement in accordance with the requirements of the Securities Act (in which the Effectiveness Deadline would be extended with respect to Registrable Securities held by such Purchaser).
(d) In the event that Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (i) register the resale of the Registrable Securities on Form S-1 or another appropriate form reasonably acceptable to the Holder and (ii) undertake to register the Registrable Securities on Form S-3 promptly after such form is available, provided that the Company shall maintain the effectiveness of the Registration Statement then in effect until such time as a Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the SEC.
2.2. Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement shall be paid by the Company, other than any transfer tax or underwriting discounts or commissions deducted from the proceeds in respect of any sale of the Registrable Securities, including (a) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC, FINRA or any other regulatory authority, (b) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws (including fees and disbursements of counsel for the underwriters in connection with “Blue Sky” qualifications of the Registrable Securities), (c) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses and Free Writing Prospectuses), (d) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any special audit and cold comfort letters required by or incident to such performance), (e) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (f) all fees and expenses incurred in connection with the listing of Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (g) any reasonable fees and disbursements of underwriters customarily paid by issuers of securities, (h) all fees and expenses of any special experts or other Persons retained by the Company in connection with any registration, and (i) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties). All such expenses are referred to herein as “Registration Expenses.”
2.3. Company Obligations. The Company will use commercially reasonable efforts to effect the registration of the Registrable Securities in accordance with the terms hereof, and pursuant thereto the Company will:
(a) prepare the required Registration Statement including all exhibits and financial statements required under the Securities Act to be filed therewith, and before filing a Registration Statement, Prospectus or any Free Writing Prospectus, or any amendments or supplements thereto, (i) provide copies to permit each Participating Holder to review copies of all documents prepared to be filed and a reasonable opportunity to provide comments thereon (it being acknowledged and agreed that if a Participating Holder does not object to or comment on the aforementioned documents, then the Participating Holder shall be deemed to have consented to and approved the use of such documents), provided that, with respect to the filing of the initial Registration Statement, the Company shall provide such Registration Statement for review by the Participating Holders at least five (5) Business Days prior to filing;
(b) if the Registration Statement is subject to review by the SEC, use its commercially reasonable efforts to promptly respond to all comments, diligently pursue resolution of any comments to the satisfaction of the SEC and file all amendments and supplements to such Registration Statement as may be required to respond to comments from the SEC and otherwise to enable such Registration Statement to be declared effective;
(c) file with the SEC a Registration Statement relating to the Registrable Securities including all exhibits and financial statements required by the SEC to be filed therewith, and use commercially reasonable efforts to cause such Registration Statement to become effective under the Securities Act;
(d) prepare and file with the SEC such pre- and post-effective amendments to such Registration Statement, supplements to the Prospectus and such amendments or supplements to any Free Writing Prospectus as may be necessary to keep such registration effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;
(e) notify the Participating Holders by facsimile or email as promptly as practicable after notice thereof is received by the Company (i) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or Free Writing Prospectus or any amendment or supplement thereto has been filed (provided, that the Company will not have any obligation to provide any document pursuant to this clause that is available on the SEC’s EDGAR website), (ii) of any written comments by the SEC or any request by the SEC for amendments or supplements to such Registration Statement, Prospectus or Free Writing Prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC preventing or suspending the use of any preliminary or final Prospectus or any Free Writing Prospectus or the initiation or threatening of any proceedings for such purposes, (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction and (v) of the receipt by the Company of any notification with respect to the initiation or threatening of any proceeding for the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction;
(f) promptly notify the Participating Holders, at any time prior to the end of the Effectiveness Period, when the Company becomes aware of the happening of any event as a result of which the Registration Statement, the Prospectus included in such Registration Statement (as then in effect) or any Free Writing Prospectus contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus, any preliminary Prospectus or any Free Writing Prospectus, in light of the circumstances under which they were made) not misleading, when any Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason it shall be necessary during such time period to amend or supplement such Registration Statement, Prospectus or Free Writing Prospectus in order to comply with the Securities Act and, in either case as promptly as reasonably practicable thereafter, prepare and file with the SEC and furnish without charge to the Participating Holders an amendment or supplement to such Registration Statement, Prospectus or Free Writing Prospectus which shall correct such misstatement or omission or effect such compliance;
(g) promptly incorporate in a Prospectus supplement, Free Writing Prospectus or post-effective amendment to the applicable Registration Statement such information as the Participating Holders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities, and make all required filings of such Prospectus supplement, Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, Free Writing Prospectus or post-effective amendment;

(h) furnish to each Participating Holder, if requested by the Participating Holder, without charge, one (1) conformed copy of the applicable Registration Statement and any amendment or post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference) (other than any portion thereof which contains information for which the Company has sought confidential treatment), except if such documents are available on the SEC’s EDGAR website;
(i) deliver to each Participating Holder, if requested by the Participating Holder, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus), any Free Writing Prospectus and any amendment or supplement thereto as such Participating Holder may reasonably request (it being understood that the Company consents to the use of such Prospectus, any Free Writing Prospectus and any amendment or supplement thereto by such Participating Holder in connection with the offering and sale of the Registrable Securities thereby) and such other documents as such Participating Holder may reasonably request in order to facilitate the disposition of the Registrable Securities by such Participating Holder (other than any portion thereof which contains information for which the Company has sought confidential treatment);
(j) on or prior to the date on which the Registration Statement is declared effective, use its commercially reasonable efforts to register or qualify, and cooperate with the Participating Holders and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction of the United States as any Participating Holder or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such registration or qualification in effect for such period as required by this Agreement, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;
(k) use its commercially reasonable efforts to cause the Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Participating Holders to consummate the disposition of such Registrable Securities;
(l) enter into such customary agreements (including underwriting agreements) and take all such other actions as the Participating Holders reasonably request in order to expedite or facilitate the registration and disposition of such Registrable Securities;
(m) for any Participating Holder that is required under applicable securities laws to be described as an “underwriter” in a Registration Statement, obtain for delivery to such Participating Holder (i) an opinion or opinions from counsel for the Company dated the effective date of the Registration Statement or, in the event of an underwritten offering, the date of the closing under the underwriting agreement, and (ii) in the event of any underwritten offering, a “comfort” letter signed by the independent public accountants who have certified the Company’s financial statements included in, or incorporated by reference into, the Registration Statement, on such date or dates as may be required under the underwriting agreement, in each case in customary form, scope and substance, which opinions and auditor comfort letters shall be reasonably satisfactory to such Participating Holders or underwriters, as the case may be, and their respective counsel;
(n) cooperate with each Participating Holder participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA or any other securities regulatory authority;
(o) use its commercially reasonable efforts to comply with all applicable securities laws and, if any Holders are required under applicable securities laws to be described as an “underwriter” in a Registration Statement, make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

(p) provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement from and after a date not later than the effective date of such Registration Statement;
(q) use commercially reasonable efforts to cause all Registrable Securities covered by the Registration Statement to be listed on each securities exchange on which any of the Common Stock is then listed or quoted and on each inter-dealer quotation system on which any of the Common Stock is then quoted;
(r) if any Participating Holders are required under applicable securities laws to be described as an “underwriter” in a Registration Statement, in connection with such Participating Holders’ due diligence requirements, if any, make available, during normal business hours, for inspection and review by the Participating Holders, advisors to and representatives of the Participating Holders (collectively, “Inspectors”) (who may or may not be affiliated with the Participating Holders and who are reasonably acceptable to the Company), all financial and other records, all SEC Reports (as defined in the Purchase Agreement) and other filings with the SEC, and all other corporate documents and properties of the Company as may be reasonably deemed necessary for the purpose of establishing a due diligence defense to underwriter liability under the Securities Act, and cause the Company’s officers, directors and employees, within a reasonable time period, to supply all such information reasonably requested by the Inspectors in connection with such Registration Statement (including, without limitation, in response to all questions and other inquiries reasonably made or submitted by any of them), prior to and from time to time after the filing and effectiveness of the Registration Statement for the sole purpose of enabling the Inspectors to conduct initial and ongoing due diligence with respect to the Company and the accuracy of such Registration Statement; and
(s) with a view to making available to the Purchasers the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the SEC that may at any time permit the Purchasers to sell shares of Common Stock to the public without registration, the Company covenants and agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until the earlier of (A) the date as all of the Registrable Securities may be sold without restriction by the Holders thereof pursuant to Rule 144 and without the requirement for the Company to be in compliance with the current public information requirement under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), or any other rule of similar effect or (B) such date as all of the Registrable Securities shall have been resold; (ii) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and (iii) furnish to each Purchaser upon request, as long as such Purchaser owns any Registrable Securities, (A) a written statement by the Company that, if true, it has complied with the reporting requirements of the Exchange Act, (B) a copy of the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q, and (C) such other information as may be reasonably requested in order to avail such Purchaser of any rule or regulation of the SEC that permits the selling of any such Registrable Securities without registration.
All such information made available or provided pursuant to this Section 2.3 shall be treated as confidential information and shall not be disclosed by the Participating Holders or Inspectors to any other Person other than, in the case of a Participating Holder, such Participating Holder’s respective officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors and authorized agents (collectively, the “Holder Representatives”); provided, that, each such Holder Representative shall be informed that such confidential information is strictly confidential and shall be subject to confidentiality restrictions in favor of the disclosing Participating Holder with respect to the confidential information disclosed by the Participating Holder to such Holder Representative. Notwithstanding anything to the contrary herein, the foregoing restrictions shall not prevent the disclosure by a Participating Holder of any information (x) that is required to be disclosed by order of a court of competent jurisdiction, administrative body or other Governmental Entity (as defined in the Purchase Agreement), or by subpoena, summons or legal process, or by law, rule or regulation or (y) that is publicly available (other than by a breach of such Participating Holder’s or Inspector’s confidentiality obligations to the Company), provided that, to the extent permitted by applicable law, in the event a Participating Holder or Holder Representative is required to make a disclosure pursuant to clause (x) hereof, it shall provide to the Board prompt notice of such disclosure (other than any such disclosure required by any administrative body or other Governmental Entity in the exercise of its regulatory or other oversight authority with respect to such Participating Holder or Holder Representative). The confidentiality obligations herein shall, with respect to any particular Participating Holder, expire on the second (2nd) anniversary of the date on which such Purchaser ceases to hold any Shares.
2.4. Obligations of the Holders.
(a) Each Holder shall furnish in writing to the Company such information regarding itself, the Registrable Securities held by it and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may reasonably request. At least five (5) Business Days prior to the first anticipated filing date of any Registration Statement, the Company shall notify each Holder of the information the Company requires from such Holder if such Holder elects to have any of its Registrable Securities included in the Registration Statement. A Holder shall provide such information to the Company at least three (3) Business Days prior to the first anticipated filing date of such Registration Statement if such Holder elects to have any of its Registrable Securities included in the Registration Statement. Each Holder acknowledges and agrees that the information in the selling shareholder questionnaire or request for further information as described in this Section 2.4(a) will be used by the Company in the preparation of the Registration Statement and hereby consents to the inclusion of such information in the Registration Statement, subject to its right to review the Registration Statement as provided herein. The Company shall not be obligated to file more than one post-effective amendment or supplement in any sixty (60) day period following the date such Registration Statement is declared effective for the purposes of naming Holders as selling security holders who are not named in such Registration Statement at the time of effectiveness.
(b) Each Holder, by its acceptance of the Registrable Securities agrees to cooperate with the Company as reasonably requested by the Company in connection with the preparation and filing of a Registration Statement hereunder, unless such Holder has notified the Company in writing of its election to exclude all of its Registrable Securities from such Registration Statement. The Company may require each selling Holder to furnish the Company a certified statement as to (i) the number of shares of Common Stock beneficially owned by such Holder or any Affiliate thereof, (ii) any FINRA affiliations, (iii) any natural persons who have the power to vote or dispose of the Common Stock and (iv) any other information as may be requested by the SEC, FINRA or any state securities commission.
(c) Each Holder agrees that, upon receipt of any notice from the Company of either (i) the commencement of an Allowed Delay pursuant to Section 2.1(b) or (ii) the happening of an event pursuant to Section 2.3(e) and Section 2.3(f) hereof, such Holder will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities, until the Holder is advised by the Company that such dispositions may again be made.
2.5. Indemnification.
(a) Indemnification by the Company. The Company will indemnify and hold harmless each Holder and its officers, directors, members, employees, advisors and agents, successors and assigns, and each other Person, if any, who controls such Holder within the meaning of the Securities Act, against any losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket attorney fees) (or actions in respect thereof), joint or several, to which any of them may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or reasonable and documented out-of-pocket expenses (or actions in respect thereof) arise out of or are based upon: (i) any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement, any preliminary Prospectus or final Prospectus, or any amendment or supplement thereof or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading; (ii) any “Blue Sky” application or other document executed by the Company specifically for that purpose or based upon written information furnished by the Company filed in any state or other jurisdiction in order to qualify any or all of the Registrable Securities under the securities laws thereof (any such application, document or information herein called a “Blue Sky Application”); (iii) the omission or alleged omission to state in a Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made; (iv) any violation by the Company or its agents of any rule or regulation promulgated under the Securities Act applicable to the Company or its agents and relating to action or inaction required of the Company in connection with such registration; or (v) any failure to register or qualify the Registrable Securities included in any such Registration Statement in any state where the Company or its agents has affirmatively undertaken or agreed in writing that the Company will undertake such registration or qualification on a Holder’s behalf and will reimburse such indemnified person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case if and only to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon (x) an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Holder or any such controlling person in writing specifically for use in such Registration Statement or Prospectus, (y) the use by a Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that such Prospectus is outdated or defective or (z) a Holder’s (or any other indemnified Person’s) failure to send or give a copy of the Prospectus or supplement (as then amended or supplemented), if required, pursuant to Rule 172 under the Securities Act (or any successor rule) to the Persons asserting any untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such Person if such statement or omission was corrected in such Prospectus or supplement.
(b) Indemnification by the Holders. Each Holder agrees, severally and not jointly, to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors, officers, employees, stockholders, agents, successors and assigns and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses (including reasonable and documented out-of-pocket attorney fees) (or actions in respect thereof) arising out of or based upon any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact required to be stated in the Registration Statement or Prospectus or preliminary Prospectus or amendment or supplement thereto or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, to the extent, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is contained in any information furnished in writing by or on behalf of such Holder to the Company specifically for inclusion in such Registration Statement or Prospectus or amendment or supplement thereto. In no event shall the liability of a Holder be greater in amount than the dollar amount of the net proceeds received by such Holder upon the sale of the Registrable Securities included in the Registration Statement giving rise to such indemnification obligation.
(c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that, subject to the preceding sentence, any Person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (a) the indemnifying party has agreed to pay such fees or expenses, or (b) in the reasonable judgment of any such Person, based upon written advice of its counsel, a conflict of interest exists between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation or that would require an admission of guilt.
(d) Contribution. If for any reason the indemnification provided for in the preceding paragraphs (a) and (b) is unavailable to an indemnified party or insufficient to hold it harmless, other than as expressly specified therein, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations. No Person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any Person not guilty of such fraudulent misrepresentation. In no event shall the contribution obligation of a Holder be greater in amount than the dollar amount of the net proceeds received by it upon the sale of the Registrable Securities giving rise to such contribution obligation.
2.6. Termination of Registration Rights. The registration rights provided to the Holders under Section 2 shall terminate in their entirety upon the earlier to occur of: (a) the date that is three (3) years from the Effective Date; or (b) at such time as there are no Registrable Securities. Notwithstanding the foregoing, Section 2, Section 2.5 and Section 3 shall survive the termination of such registration rights.
Section 3. Miscellaneous.
3.1. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
3.2. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successor and assigns of the parties hereto (other than the rights of any Holder under Section 2 hereof, which shall not be assignable and shall not inure to the benefit of any successor or assign of a Holder). The Company may not assign its rights or obligations hereunder except with the prior written consent of each Holder. Each Holder may assign their respective rights hereunder (other than the rights of any Holder under Section 2 hereof, which shall not be assignable and shall not inure to the benefit of any successor or assign of a Holder) in the manner and to the Persons permitted under the Purchase Agreement.
3.3. Entire Agreement; Amendment. This Agreement and the other Transaction Documents constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Any previous agreements among the parties relative to the specific subject matter hereof are superseded by this Agreement. Neither this Agreement nor any provision hereof may be amended, changed, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, change, waiver, discharge or termination is sought.
3.4. Notices. All notices and other communications provided for or permitted hereunder shall be made as set forth in Section 10.02 of the Purchase Agreement.
3.5. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.
3.6. Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
3.7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
3.8. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and that all remedies, either under this Agreement, by law or otherwise, shall be cumulative and not alternative.
3.9. Consents. Any permission, consent, or approval of any kind or character under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.
3.10. SPECIFIC PERFORMANCE. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH ITS SPECIFIC INTENT OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS, WITHOUT BOND, TO PREVENT OR CURE BREACHES OF THE PROVISIONS OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED BY LAW OR EQUITY, AND ANY PARTY SUED FOR BREACH OF THIS AGREEMENT EXPRESSLY WAIVES ANY DEFENSE THAT A REMEDY IN DAMAGES WOULD BE ADEQUATE.
3.11. Construction of Agreement. No provision of this Agreement shall be construed against either party as the drafter thereof.
3.12. Section References. Unless otherwise stated, any reference contained herein to a Section or subsection refers to the provisions of this Agreement.
3.13. Variations of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require.
[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

Ikena Oncology, Inc.

By:	/s/ Mark Manfredi, Ph.D.
Name:	Mark Manfredi, Ph.D.
Title:	Chief Executive Officer

Annex A

PLAN OF DISTRIBUTION

[Intentionally Omitted]

Exhibit E
INMAGENE BIOPHARMACEUTICALS, AS BORROWER

AND

IKENA ONCOLOGY, INC., AS LENDER

LOAN AND SECURITY AGREEMENT

This Loan And Security Agreement is entered into as of December 23, 2024, by and among Inmagene Biopharmaceuticals, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (the “Borrower”), the Guarantors from time to time party hereto, and Ikena Oncology, Inc. (the “Lender”).
Recitals
Borrower wishes to obtain Term Loan Advances from the Lender, and the Lender desires to make Term Loan Advances to Borrower. This Agreement sets forth the terms on which the Lender will make such Term Loan Advances to Borrower, and Borrower will repay the amounts owing to the Lender.
Agreement
The parties to this Agreement agree as follows:
1. Definitions And Construction.
1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:
“Advance Request Form” means an advance request form in substantially the form of Exhibit A attached hereto.
“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.
“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.
“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which the Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.
“Borrower” has the meaning given in the preamble hereto.
“Borrower’s Books” means all books and records of Borrower including: ledgers; records concerning any assets or liabilities of Borrower, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of New York are authorized or required to close.
“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (c) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.
“Change in Control” means any of the following (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended from time to time, and any successor statute), shall have, individually or collectively, acquired through one or more transactions, direct or indirect beneficial ownership or Control of fifty (50%) or more on a fully diluted basis of Borrower or any of its Subsidiaries, (ii) the direct or indirect sale by Borrower or any of its Subsidiaries of all or substantially all of such Borrower’s or such Subsidiary’s assets, whether held directly by Borrower or through any of its Subsidiaries, relating to the property in one transaction or in a series of related transactions (excluding sales to Borrower or any of its Subsidiaries), or (iii) any Subsidiary of Borrower who owns, possesses or maintains any OX40 Assets ceases to be a direct or indirect wholly-owned Subsidiary of Borrower except when such Subsidiary transfers such OX40 Assets to Borrower or any other Subsidiary.
“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation, or application thereof by any governmental authority; or (c) compliance by the Lender with any request, guideline, requirement or directive (whether or not having the force of law) of any governmental authority made or issued after the date of this Agreement.
“Closing Date” means December 23, 2024.
“Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“Collateral” means the OX40 Assets and any books and records related thereto, in each case, owned or held by Borrower.
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, capital lease, dividend, letter of credit or other obligation of another Person; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall, without duplication of the primary obligation, be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Lender in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.
“Daily Balance” means the amount of the Term Loan Advances owed at the end of a given day.
“Default Rate” has the meaning assigned in Section 2.2(b).
“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, Section 17-220 of the Delaware Revised Uniform Limited Partnership Act for limited partnerships formed under Delaware law, or any analogous action taken pursuant to any other applicable laws or regulations with respect to any corporation, limited liability company, partnership or other entity.
“Dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.
“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.
“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations, official guidance or interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreements (or related legislation or official administrative rules or practices) implementing any of the foregoing.
“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year (or such other date as updated by Borrower in accordance with Section 7.2).
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.
“Government Authority” means any domestic, federal, territorial, tribal, state or local government, governmental authority or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any agency, department, board, branch, commission or instrumentality of any of the foregoing or any court, arbitrator or similar tribunal or forum, having jurisdiction over Borrower or any of its Subsidiaries.
“Governing Body” means, with respect to any Person that is a corporation, its board of directors, with respect to any Person that is a limited liability company, its board of managers, board of members or similar governing body, and with respect to any other Person that is another form of a legal entity, such Person’s governing body in accordance with its organizational documents.
“Indebtedness” means all indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not more than sixty (60) days past due), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.
“Indemnified Person” is defined in Section 13.2(a).
“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of Borrower to the Lender under this Agreement, provided, however, that Indemnified Taxes shall not include any of the following Taxes imposed on or with respect to the Lender (or any assignee) or required to be withheld or deducted from a payment to the Lender (or any assignee): (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender (or any assignee) being organized under the laws of, or having its principal office or, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) imposed as a result of a present or former connection between the Lender (or any assignee) and the jurisdiction imposing such Tax, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender (or any assignee, as applicable) with respect to an applicable interest under this Agreement pursuant to a law in effect on the date on which (i) the Lender (or any assignee) acquires such interest in this Agreement or (ii) the Lender (or any assignee) changes its lending office, and (c) any U.S. federal withholding Taxes imposed under FATCA.
“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, receivership or other relief.
“Intellectual Property” means all rights, titles, and interests in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.
“Inventory” means all inventory in which Borrower or any of its Subsidiaries has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower or any of its Subsidiaries, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.
“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.
“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
“Lender Expenses” means all: (a) reasonable and documented out-of-pocket costs or expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents, (b) reasonable and documented out-of-pocket Collateral audit fees, and (c) the Lender’s reasonable and documented out-of-pocket attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including reasonable and documented out-of-pocket fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.
“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
“Loan Documents” means, collectively, this Agreement (including all schedules, exhibits and annexes attached hereto), the Pledge Agreement, any subordination agreement, any guaranty, note or related security agreements, any agreement identified therein as a “Loan Document”, and any other agreement entered into in connection with this Agreement, all as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Material Adverse Effect” means (i) a material adverse effect on (a) the business operations, condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries, taken as a whole, (b) the ability of Borrower to repay its Obligations or to otherwise perform their obligations under the Loan Documents, (c) the value, perfection, or priority of the Lender’s security interests in the Collateral, or (d) the ability of the Lender to enforce any of its rights or remedies with respect to the Obligations, or (ii) any Material Adverse Effect (as defined in the Merger Agreement).
“Material License” means that certain Collaboration, Option and License Agreement, dated as of January 5, 2021, by and between Inmagene Biopharmaceuticals and Hutchison MediPharma Limited, a Chinese Company organized under the laws of the People’s Republic of China.
“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of December 23, 2024, among the Lender, Insight Merger Sub I, Insight Merger Sub II, and Borrower.
“Obligations” means all debt, principal, interest, Lender Expenses and other amounts owed to the Lender by Borrower pursuant to this Agreement or any other Loan Document, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that the Lender may have obtained by assignment or otherwise.
“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.
“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“OX40 Assets” means, collectively, all assets held by Borrower or any Subsidiary in respect of anti-OX40 monoclonal antibody asset, IMG-007, including, but not limited to the Material License.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Patriot Act” The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
“Permitted Indebtedness” means:
(a) Indebtedness of Borrower in favor of the Lender arising under this Agreement or any other Loan Document;
(b) Indebtedness existing on the Closing Date and disclosed in Schedule 1;
(c) unsecured Indebtedness to trade creditors incurred in the ordinary course of business that is not more than sixty (60) days past due;
(d) intercompany indebtedness;
(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(f) to the extent constituting Indebtedness, obligations in respect of netting services or overdraft protection or otherwise in connection with deposit or securities accounts in the ordinary course of business;
(g) Indebtedness owing to insurance carries and incurred to finance insurance premiums of Borrower or any of its Subsidiaries in the ordinary course of business not to exceed the amount necessary to finance insurance premiums for the then-current year;
(h) to the extent constituting Indebtedness, Permitted Investments;
(i) Indebtedness incurred in the ordinary course in respect of surety bonds, performance bonds, appeal bond, fidelity bonds and bonds required pursuant to licensing or insurance requirements incurred in the ordinary course of business;
(j) Indebtedness incurred in connection with business credit cards not to exceed Twenty Five Thousand Dollars ($25,000) in the aggregate at any time;
(k) Unsecured indebtedness in any amount so long as 66.6667% of the proceeds of such Indebtedness are used to prepay the Obligations hereunder;
(l) Indebtedness owed to any Person (including obligations in respect to letters of credit, bankers acceptances or similar instruments issued for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case, incurred in the ordinary course of business; and
(m) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (l) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or any of its Subsidiaries, as the case may be.
“Permitted Investment” means:
(a) Investments existing on the Closing Date disclosed in Schedule 2;
(b) Investments consisting of cash and Cash Equivalents;
(c) Investments accepted in connection with Transfers permitted by Section 7.1;

(d) Investments (i) among Subsidiaries of Borrower, (ii) by a Subsidiary of Borrower in Borrower and (iii) investments by Borrower in a Subsidiary, so long as the proceeds are used for Eligible Uses;
(e) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
(f) Investments consisting of the creation and ownership of Subsidiaries to the extent that Borrower has complied with Section 7.7 of this Agreement with respect to such Subsidiaries;
(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; and
(i) Investments received in connection with Transfers permitted by Section 7.1.
“Permitted Liens” means the following:
(a) Liens existing on the Closing Date and disclosed in Schedule 3 or arising under this Agreement or the other Loan Documents;
(b) Liens for Taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided that no such Lien relates to Taxes, fees, assessments or other governmental charges or levies in excess of Twenty Five Thousand Dollars ($25,000) in the aggregate in any Fiscal Year;
(c) customary Liens of any bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any Deposit Account or Securities Account of Borrower or any of its Subsidiaries;
(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business and that are not delinquent or remain payable without penalty or that are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed pursuant to ERISA);
(f) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein and do not interfere with the ordinary conduct of the business;
(g) (i) non-exclusive licenses of Intellectual Property and (ii) licenses of Intellectual Property that is not material to the business of Borrower or its Subsidiaries, in each case, granted to their customers or commercial partners in the ordinary course of business and which do not interfere with the ordinary conduct of the business;
(h) servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by applicable laws and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business;
(i) Liens arising from attachments or judgments, orders or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;
(j) Liens on deposits securing real property leases;

(k) statutory liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons, provided, they have no priority over any of the Lender’s security interests (other than statutory liens having priority as a matter of law); and
(l) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (k) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the priority of the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.
“Responsible Officer” means each of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Vice President, Treasurer, Secretary or any other officer designated in writing to the Lender as an authorized officer of Borrower.
“Restricted Payment” is defined in Section 7.6.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.
“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) fifty percent (50%) or more of the capital stock, membership units or other securities which by the terms thereof has the ordinary voting power to elect or control the Governing Body, at the time as of which any determination is being made, is owned by Borrower, directly or indirectly, or through an Affiliate.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Advance” means each advance under Section 2.1(a).
“Term Loan Commitment” means the commitment of the Lender to make Term Loan Advances to Borrower in an aggregate principal amount of up to Twenty Two Million Five Hundred Thousand Dollars ($22,500,000).
“Term Loan Maturity Date” means the date that is six (6) months following the termination of the Merger Agreement.
“Trademarks” means any trademark and service mark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto. Notwithstanding anything to the contrary contained in this Agreement, all obligations that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on

February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of the Loan Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP (other than for purposes of the delivery of financial statements prepared in accordance with GAAP).
2. Loan And Terms Of Payment.
2.1 Term Loan Advances.
Borrower promises to pay to the order of the Lender, in Dollars, the outstanding principal amount of all Term Loan Advances and accrued and unpaid interest thereon as and when due in accordance with the terms hereof.
(a) Term Loan Advances.
(i) Subject to and upon the terms and conditions of this Agreement, the Lender agrees to make Term Loan Advances to Borrower upon Borrower’s request in an aggregate principal amount not to exceed the Term Loan Commitment. Each Term Loan Advance shall be in an original principal amount of at least Seven Million Five Hundred Thousand Dollar ($7,500,000) or Seven Million Five Hundred Thousand Dollar ($7,500,000) increments in excess thereof; provided that the initial Loan Advance of Seven Million Five Hundred Thousand Dollar ($7,500,000) shall be made on the date that is three (3) Business Days after the Closing Date (or such shorter period as Lender approves in its sole discretion) without any requirement to provide an Advance Request Form.
(ii) Except as set forth in this Section 2.1(a)(iii) below, Borrower shall repay all unpaid Obligations on the Term Loan Maturity Date, at which time all amounts owing under this Section 2.1(a) and any other amounts owing under this Agreement shall be immediately due and payable. Term Loan Advances, once repaid, may not be reborrowed. Borrower may prepay any Term Loan Advances, in part or in whole, without penalty or premium.
(iii) Upon consummation of the Merger (as defined in the Merger Agreement), all unpaid Obligations shall be automatically forgiven.
(iv) When Borrower desires to obtain a Term Loan Advance after the Closing Date, Borrower shall notify the Lender (which notice shall be irrevocable) by delivery of an Advance Request Form no later than 12:00 p.m. Eastern time at least five (5) Business Days before the day on which such Term Loan Advance is to be made. The notice shall be signed by a Responsible Officer of Borrower.
2.2 Interest Rates, Payments, and Calculations.
(a) Interest Rates. Except as set forth in Section 2.2(b), the Term Loan Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to six percent (6.0%) per annum.
(b) Default Rate. All past due Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five percent (5.0%) above the interest rate applicable immediately prior to the occurrence of the Event of Default (such rate, the “Default Rate”); provided that the Default Rate shall only be imposed as long as any such Event of Default is continuing.
(c) Payments. Payments of principal and interest shall be due and payable in cash, together with accrued and unpaid interest and all other Obligations, on the Term Loan Maturity Date.
(d) Withholding. All payments by or on account of any obligation of Borrower under any Loan Document shall be free and clear of any Taxes except as required by applicable law, regulation, or international agreement. If at any time any applicable law, regulation or international agreement requires Borrower to make any withholding or deduction for Tax from any such payment or other sum payable hereunder to the Lender, Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority. If such Tax deducted or withheld is an Indemnified Tax, then the sum payable by Borrower shall be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, the Lender receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant governmental authority. Borrower will, upon request, furnish the Lender with proof satisfactory to the Lender indicating that it has made such withholding payment.
(e) Computation. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.
(f) Voluntary Prepayment. Borrower shall have the option to prepay all, or any portion, of any Term Advances under this Agreement without fee or penalty, provided Borrower (A) deliver written notice to Lender of their election to prepay such Term Advances at least five (5) days prior to such prepayment and (B) pay, on the date of such prepayment, (1) with respect to a prepayment in full, all of the outstanding principal with respect to the Term Advances, plus accrued but unpaid interest and all fees, and other sums, including Lender Expenses, if any, that shall have become due and payable hereunder, or (2) with respect to a partial prepayment, a portion of outstanding principal plus accrued but unpaid interest with respect to such outstanding principal.
2.3 Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or the Lender has any obligation to make Term Loan Advances under this Agreement. Notwithstanding the foregoing, the Lender shall have the right to terminate its obligation to make Term Loan Advances under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, the Lender’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.
3. Conditions Of Loans.
3.1 Conditions Precedent to Initial Term Loan Advance. The obligation of the Lender to make the initial Term Loan Advance under this Agreement is subject to the condition precedent that the Lender shall have received, in form and substance satisfactory to the Lender, the following:
(a) duly executed counterparts of this Agreement and the other Loan Documents to be entered into on the Closing Date;
(b) a secretary’s certificate, executed by a Responsible Officer of Borrower, containing and certifying as to the accuracy of its (i) formation documents, as certified by the Secretary of State (or equivalent agency) of its jurisdiction of organization no earlier than thirty (30) days prior to the Closing Date (ii) governing documents, (iii) resolutions authorizing the transactions contemplated hereby, and (iv) incumbency;
(c) a long-form certificate of good standing (to the extent available) of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization and the Secretary of State (or equivalent agency) of each other jurisdiction where Borrower is qualified to do business, in each case no earlier than thirty (30) days prior to the Closing Date; and
(d) UCC National Form Financing Statements, naming Borrower as a debtor, in form fit to be filed with the Secretary of State or equivalent agent of Borrower’s jurisdiction of organization on the Closing Date.
3.2 Conditions Precedent to all Term Loan Advances. The obligation of the Lender to make Term Loan Advances, including the initial Term Loan Advance (except for clause (a) with respect to the initial Term Loan Advance which shall not be required), is further subject to the following conditions:
(a) timely receipt by the Lender of the Advance Request Form as provided in Section 2.1;
(b) no less than five (5) Business Days prior to the proposed borrowing date, the Lender shall have received an itemized list detailing each use in excess of $100,000 of the previously funded Term Loan Advance and such itemized list demonstrates that all such uses constituted Eligible Uses;
(c) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Advance Request Form and on the effective date of such Term Loan Advance as though made at and as of each such date (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representation and warranties will have been true and correct in all material respects as of such earlier date), and no Default or Event of Default shall have occurred and be continuing, or would exist after giving effect to such Term Loan Advance. The making of such Term Loan Advance shall be deemed to be a representation and warranty by Borrower on the date of such Term Loan Advance as to the accuracy of the facts referred to in this Section 3.2.
If the conditions set forth in Sections 3.2(a), 3.2(b) and 3.2(c) set forth above have been satisfied but Lender has failed to make the requested Term Loan Advance within one Business Day of the date required hereunder, Borrower shall have no recourse or right of action against Lender to enforce Lender’s obligations to fund hereunder and its sole rights shall be limited to terminating the Merger Agreement pursuant to Section 10.1(k) thereof and the rights in Section 13.10 hereof.
4. Creation Of Security Interest; Senior Debt Status.
4.1 Grant of Security Interest. Borrower grants and pledges to the Lender a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of its covenants and duties under the Loan Documents. Such security interest constitutes a valid, first priority security interest in the presently existing or hereafter acquired Collateral; provided, that (A) in the case of Collateral in which a security interest is capable of being perfected by the filing of a Uniform Commercial Code financing statement, an appropriate financing statement naming the Lender as secured party has been filed under the Uniform Commercial Code as in effect in the applicable jurisdiction of organization of the debtor owning such Collateral, and (B) in the case of Collateral consisting of registered (or applications for registration of) Intellectual Property, both (i) the financing statements contemplated by the preceding clause (A) have been filed with respect to the owner of such Intellectual Property and (ii) an appropriate notice of the Lender’s security interest has been recorded in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, with respect to such Intellectual Property registration (or application).
4.2 Right to Inspect. The Lender (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice and during the normal business hours of Borrower but no more often than once per calendar quarter (unless an Event of Default has occurred and is continuing), to inspect the Collateral to verify the condition of, or any other matter relating to, the Collateral, as determined by the Lender in its reasonable discretion.
4.3 Status as Senior Debt. The Obligations constitute “senior indebtedness” as defined in any applicable documentation evidencing subordinated Indebtedness of Borrower.
5. Representations And Warranties.
Borrower represents and warrants as follows:
5.1 Due Organization and Qualification. Borrower is a corporation, limited liability company, limited partnership or other legal entity, as applicable, duly existing under the laws of its jurisdiction of incorporation or formation, as applicable, and qualified and licensed to do business in (a) its jurisdiction of incorporation or formation, as applicable, and (b) any other jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, in each case, other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect.
5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s organizational documents, nor will they constitute an event of default under any Company Material Contract (as defined in the Merger Agreement) to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any Company Material Contract to which it is a party or by which it is bound in such a manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Material Adverse Effect.
5.3 No Encumbrances. Borrower and its Subsidiaries has good and marketable title to the Collateral or OX40 Assets, as applicable, free and clear of Liens other than Permitted Liens.

5.4 Intellectual Property; Licenses. Other than as expressly approved by the Lender in writing, no Intellectual Property constituting OX40 Assets has been abandoned, forfeited or dedicated to the public, and neither Borrower nor any of its Subsidiaries has knowledge of any infringements on any Intellectual Property constituting OX40 Assets. The Material License is in full force and effect and enforceable in accordance with its terms.
5.5 Name; Locations. Except as disclosed on Schedule 5.5 attached hereto, Borrower has not done business under any name other than those names specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated on Schedule 5.5 attached hereto. All of Borrower’s physical Collateral (other than Inventory or Equipment in transit, out for repairs or testing or mobile equipment in the possession of Borrower’s employees or agents) is located only at a location set forth on Schedule 5.5 attached hereto.
5.6 Litigation. Except as set forth in Schedule 5.6, there are no actions or proceedings pending by or against Borrower or any of its Subsidiaries before any court or administrative agency in which an adverse decision would be reasonably expected to have a Material Adverse Effect.
5.7 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower that the Lender has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower and its Subsidiaries consolidated and, if applicable, consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or, if applicable, the consolidating financial condition of Borrower and its Subsidiaries since the date of the most recent of such financial statements submitted to the Lender.
5.8 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.
5.9 Regulatory Compliance. Borrower has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could reasonably be expected to result in Borrower incurring any material liability. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which would reasonably be expected to have a Material Adverse Effect.
5.10 Environmental Condition. Except as disclosed in Schedule 5.10, none of Borrower’s properties or assets has ever been used by Borrower or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with all applicable laws and regulations; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower; and Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.
5.11 Taxes. Borrower has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein, except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as any reserve or other appropriate provision as GAAP requires has been made therefor and (b) where such taxes do not, individually or in the aggregate, exceed Twenty Five Thousand Dollars ($25,000).

5.12 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments and Subsidiaries in existence as of the date hereof.
5.13 Government Consents. Borrower has obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary for the continued operation of Borrower’s business as currently conducted.
5.14 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to the Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by Lender that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.
5.15 Compliance.
(a) Neither Borrower nor or any of its directors, officers or employees, or to the knowledge of Borrower, any agent for Borrower that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. Neither the transactions contemplated by this Agreement nor the use of Term Loan Advance provided hereunder will violate Anti-Corruption Laws or applicable Sanctions.
(b) To Borrower’s knowledge, neither Borrower, nor any Affiliate of Borrower or any of its agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. To Borrower’s knowledge, neither Borrower, nor to the any of its Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.
6. Affirmative Covenants.
Borrower shall do all of the following:
6.1 Good Standing. Borrower shall maintain its and each of its Subsidiaries’ (a) corporate existence and, to the extent such concept is applicable, good standing in its jurisdiction of incorporation or formation, as applicable, and (b) maintain qualification to do business in each jurisdiction in which it is required under all applicable laws and regulations except, in the case of clause (b) above, where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.
6.2 Compliance.
(a) Borrower shall maintain, and shall cause its Subsidiaries to maintain, compliance in all material respects with all applicable laws, rules or regulations (including any law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and shall, or cause its Subsidiaries to, obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of Borrower’s or such Subsidiary’s business.
(b) Borrower has implemented and shall maintain in effect policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions.

(c) Borrower shall not, nor shall Borrower permit any Subsidiary or Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Borrower shall not, nor shall Borrower permit any Subsidiary or Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.
6.3 ERISA. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.
6.4 [RESERVED]
6.5 Equipment. Borrower shall keep, and shall cause its Subsidiaries to keep, all Equipment constituting OX40 Assets, if any, in good and marketable condition, free from all material defects (other than ordinary wear and tear) except for any such Equipment for which adequate reserves have been made.
6.6 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment (or obtain extensions for such payments) of all material federal, state, and local Taxes required of it by law, and Borrower will make, and will cause each Subsidiary to make, timely payment (or obtain extensions for such payments) of all material Tax payments and withholding Taxes required of it by all applicable laws, regulations and international treaties, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income Taxes; provided that Borrower may not make any payment if (a) the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower or (b) such taxes do not, individually or in the aggregate, exceed Twenty Five Thousand Dollars ($25,000).
6.7 [RESERVED]
6.8 Intellectual Property and Material License Rights. Borrower shall (i) give the Lender notice within thirty (30) days following the filing of any applications or registrations of Intellectual Property with the United States Copyright Office or United States Patent and Trademark Office, as applicable, if such Intellectual Property would constitute Collateral, including the title of such Intellectual Property rights being applied for or to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) following the filing of any such applications or registrations, shall execute such documents as the Lender may reasonably request for the Lender to maintain its perfection in such Intellectual Property rights being applied for or to be registered by Borrower, and upon the request of the Lender, shall file such documents simultaneously with the filing of any such applications or registrations. Following filing any such applications or registrations with the United States Copyright Office or United States Patent and Trademark Office, as applicable, Borrower shall within thirty (30) days of such filing provide the Lender with (i) a copy of such applications or registrations, (ii) evidence of the filing of any documents requested by the Lender to be filed for the Lender to maintain the perfection and priority of its security interest in such Intellectual Property rights, and (iii) the date of such filing. Borrower shall ensure that at all times the Material License remains in full force and effect.
6.9 Use of Proceeds. Borrower shall use the proceeds of the Term Loan Advances only for the following purposes (collectively, “Eligible Uses”): with respect to all Term Loan Advances, purposes either set forth in the budget attached hereto as Exhibit B (the “Budget”) in amounts not to exceed the amount set forth therein by more than 50% of such amount with respect to any specific line item, or for any other purpose that the Lender may expressly consent to in writing. For purposes of determining whether the Term Loan Advances have been used in accordance with the Budget, the parties shall reference the full amount in the Budget for the then current month despite such calculation being made prior to month-end.

6.10 Compliance with Merger Agreement Covenants. Until the Merger Agreement is irrevocably terminated, Borrower shall ensure continued compliance at all times with all covenants and obligations of Borrower contained in Section 5 of the Merger Agreement solely as needed to satisfy the closing conditions set forth in Section 8.1 and 8.2 of the Merger Agreement.
6.11 [Reserved].
6.12 Further Assurances. At any time and from time to time Borrower shall, and shall cause each Subsidiary to, execute and deliver such further instruments and take such further action as may reasonably be requested by the Lender to effect the purposes of this Agreement.
7. Negative Covenants.
Following termination of the Merger Agreement (except as expressly noted), Borrower will not do any of the following:
7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (including, without limitation, by the formation of any Subsidiary or pursuant to a Division) (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its OX40 Assets, other than: (a) Transfers of any Inventory in the ordinary course of business; (b) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (c) Transfers of worn-out or obsolete Equipment which was not financed by the Term Loan Advances; or (d) Transfers consisting of Permitted Liens or Permitted Investments; provided that in no circumstances shall Borrower or its Subsidiaries Transfer any OX40 Assets except to Borrower regardless of whether the Merger Agreement is then in effect. For the avoidance of doubt, Borrower shall in no event be prohibited under this Agreement from engaging in or effecting a Company Legacy Transaction (as defined in the Merger Agreement) pursuant to Section 5.2(c) of the Merger Agreement.
7.2 Change in Business; Change in Control or Executive Office. (a) Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower or such Subsidiary, as applicable, or any business substantially similar or related thereto (or incidental thereto); (b) cease to conduct business in the manner conducted by Borrower or such Subsidiary as of the Closing Date in all material respects; (c) suffer or permit a Change in Control; (d) without thirty (30) days prior written notification to the Lender, relocate its chief executive office or state of incorporation or change its legal name; or (e) change the date on which the Fiscal Year ends.
7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division); provided that a Subsidiary may (a) merge or consolidate into another Subsidiary or into Borrower, or (b) dissolve or liquidate so long as all of such Subsidiary’s assets are transferred to Borrower.
7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness. Notwithstanding the foregoing, regardless of whether the Merger Agreement is then in effect, Borrower and its Subsidiaries shall not permit any Indebtedness which is senior in (x) right of payment or (y) lien priority to the Obligations with respect to the OX40 Assets, in each case, other than Permitted Liens.
7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to (x) any of its Collateral, (y) any OX40 Assets owned by its Subsidiaries or (z) any other asset except, in each case of clauses (x)-(z), for Permitted Liens, or agree with any Person other than the Lender not to grant a security interest in, or otherwise encumber, any of its Collateral or OX40 Assets, or permit any Subsidiary to do so, except as is otherwise permitted by Section 7.1 and the definition of “Permitted Liens” herein and, in the case of clauses (x) and (y), regardless of whether the Merger Agreement is then in effect.
7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock (each of the foregoing, a “Restricted Payment”), or permit any of its Subsidiaries to do so, provided that Borrower may (i) repurchase the stock of former employees or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase and the aggregate amount of all such repurchases does not exceed Twenty Thousand Dollars ($20,000) in any Fiscal Year, or (ii) make nominal payments of cash in lieu of issuing fractional shares.
7.7 Investments. (a) Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or (b) suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.
7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any of its Subsidiaries except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) reasonable and customary fees paid to members of the board of directors of Borrower and its Subsidiaries, (iii) reasonable and customary employment arrangements with executive officers approved by Borrower’s board of directors, and (iv) any transactions that constitute Permitted Indebtedness, Permitted Investments and/or Permitted Liens between Borrowers or between Borrowers and their Subsidiaries.
7.9 Compliance. (a) Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Term Loan Advance for such purpose; or (b) fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could reasonably be expected to have a Material Adverse Effect, or a material adverse effect on the Collateral or OX40 Assets or the priority of the Lender’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.
8. Events Of Default.
Following termination of the Merger Agreement (other than in the case of an Event of Default under Section 8.5), any one or more of the following events shall constitute an event of default by Borrower under this Agreement (each an “Event of Default”).
8.1 Payment Default. If Borrower fails to pay, when due, any of the Obligations and such payment has not been made within 3 business days following written notice of such failure;
8.2 Covenant Default.
(a) If Borrower fails to perform any obligation under Section 6.1 or 6.6 or violates any of the covenants contained in Article 7 and, in each case, such failure has not been remedied within 3 business days following written notice of such failure; or
(b) If Borrower fails or neglects to perform or observe any other material term, provision, condition or covenant contained in this Agreement, or in any of the Loan Documents, and as to any default (other than those specified in this Article 8) under such other term, provision, condition or covenant that can be cured, has failed to cure such default within twenty (20) days after Borrower receives written notice thereof or Borrower or any of its Subsidiaries becomes aware;
8.3 [RESERVED]
8.4 Attachment. If any portion of Borrower’s Collateral or the OX40 Assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower or any of its Subsidiaries who own OX40 Assets is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s Collateral or such Subsidiary’s OX40 Assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s Collateral or such Subsidiary’s OX40 Assets by the United

States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and, in each case, the same is not paid within ten (10) days after Borrower or such Subsidiary receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower or such Subsidiary;
8.5 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within forty-five (45) days;
8.6 Other Agreements. If there is a default or other failure to perform under any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount, individually or in the aggregate, in excess Fifty Thousand Dollars ($50,000) or which could have a Material Adverse Effect provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purpose of this Agreement upon Lender receiving written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (i) Lender has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto, (ii) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (iii) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could be materially less advantageous to Borrower as determined by the Lender in its reasonable discretion;
8.7 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days;
8.8 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any Loan Document, certificate or other writing delivered to the Lender by any Responsible Officer pursuant to this Agreement or to induce the Lender to enter into this Agreement or any other Loan Document; provided, however, such misrepresentation or misstatement may be remedied within ten (10) Business Days of the earlier of the date when Borrower receives written notice of such misrepresentation or misstatement or Borrower becomes aware of such misrepresentation or misstatement;
9. Lender’s Rights And Remedies.
9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, the Lender may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:
(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by the Lender);
(b) Make such payments and do such acts as the Lender considers necessary or reasonable to protect its security interest in the Collateral. Borrower agree to assemble the Collateral if the Lender so requires, and to make the Collateral available to the Lender as the Lender may designate that is reasonably convenient to the Lender and Borrower. Borrower authorize the Lender to peaceably enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in the Lender’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants the Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender’s rights or remedies provided herein, at law, in equity, or otherwise;
(c) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. The Lender is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, any Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with the Lender’s exercise of its rights under this Section 9.1, any Borrower’s rights under all licenses and all franchise agreements shall inure to the Lender’s benefit;
(d) Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as the Lender determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order the Lender deems appropriate;
(e) The Lender may credit bid and purchase at any public sale;
(f) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower and
(g) Exercise all rights and remedies available to the Lender under the Loan Documents or at law or equity, including all remedies provided under the Code or any applicable law.
9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints the Lender (and any of the Lender’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) dispose of any Collateral; (b) [RESERVED]; (c) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; or (d) exercise any other rights afforded to the Lender hereunder or under law with respect to the Collateral. The appointment of the Lender as Borrower’s attorney in fact, and each and every one of the Lender’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and the Lender’s obligation to provide Term Loan Advances hereunder is terminated.
9.3 [Reserved].
9.4 Lender Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then the Lender may make payment of the same or any part thereof. Any amounts so paid or deposited by the Lender shall constitute Lender Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by the Lender shall not constitute an agreement by the Lender to make similar payments in the future or a waiver by the Lender of any Event of Default under this Agreement.
9.5 Lender’s Liability for Collateral. So long as Lender complies with reasonable lender practices, the Lender shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.
9.6 Remedies Cumulative. The Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. The Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender of one right or remedy shall be deemed an election, and no waiver by the Lender of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by the Lender shall constitute a waiver, election, or acquiescence by it. No waiver by the Lender shall be effective unless made in a written document signed on behalf of the Lender and then shall be effective only in the specific instance and for the specific purpose for which it was given.
9.7 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by the Lender on which Borrower may in any way be liable.
10. Notices. All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, or email address indicated below. The Lender or Borrower may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:		Inmagene Biopharmaceuticals, on behalf of Borrower
12526 High Bluff Drive, Ste. 345
San Diego, CA 92130
Attn: Jonathan Wang, Ph.D., MBA
Email: [•]

With a copy (which shall not constitute notice) to:

Cooley LLP
10265 Science Center Drive
San Diego, CA 92121-1117 Attn: Patrick Loofbourrow;
Rama Padmanabhan
Email: loof@cooley.com;
padmanabhan@cooley.com

If to Lender:		Ikena Oncology, Inc.
645 Summer Street, Suite 101
Boston, MA 02210
	Attention:	Mark Manfredi
Jotin Marango
	Email:	[•]
[•]

With a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attn: Reid Bagwell
Email: RBagwell@goodwinlaw.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.
11. Governing Law. This Agreement shall be deemed to have been made under and shall be governed by the laws of the State of New York (without regard to choice of law principles except as set forth in Sections 5-1401 and 5-1402 of the New York General Obligations Law) in all respects, including matters of construction, validity and performance, and that none of its terms or provisions may be waived, altered, modified or amended except as the Lender may consent thereto in writing duly signed for and on its behalf.
12. Jurisdiction And Jury Trial Waiver.
12.1 Each party hereby irrevocably consents that any suit, legal action or proceeding against a party or any of its properties with respect to any of the rights or obligations arising directly or indirectly under or relating to this Agreement or any other Loan Document may be brought in any jurisdiction, including, without limitation, any New York state or United States Federal Court located in the southern district of New York, as the other party may elect, and by execution and delivery of this Agreement, each party hereby irrevocably submits to and accepts with regard to any such suit, legal action or proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereby irrevocably consent to the service of process in any such suit, legal action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to such party at its address set forth herein. The foregoing shall not limit the right of the other party to serve process in any other manner permitted by law or to bring any suit, legal action or proceeding or to obtain execution of judgment in any other jurisdiction.
12.2 The parties hereby irrevocably waive any objection which Borrower may now or hereafter have to the laying of venue of any suit, legal action or proceeding arising directly or indirectly under or relating to this Agreement or any other Loan Document in any state or federal court located in any jurisdiction, including without limitation, any state or federal court located in the southern district of New York chosen by the Lender in accordance with this Section 12 and hereby further irrevocably waive any claim that a court located in the southern district of New York is not a convenient forum for any such suit, legal action or proceeding.
12.3 The parties hereby irrevocably agree that any suit, legal action or proceeding commenced by the other party with respect to any rights or obligations arising directly or indirectly under or relating to this Agreement or any other Loan Document (except as expressly set forth therein to the contrary) shall be brought exclusively in any New York state or United States Federal Court located in the southern district of New York.
12.4 The parties hereby waive any defense or claim based on marshaling of assets or election or remedies or guaranties.
12.5 Borrower and the Lender (by its entry into this Agreement) hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to any obligation of Borrower or this Agreement or any other Loan Document.
13. General Provisions.
13.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without the Lender’s prior written consent, which consent may be granted or withheld in the Lender’s reasonable discretion. The Lender shall have the right without the consent of or notice to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, the Lender’s obligations, rights and benefits hereunder to any Affiliate of the Lender.
13.2 Indemnification.
(a) Borrower shall defend, indemnify and hold harmless the Lender and its Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of the Lender and its Affiliates (each, an “Indemnified Person”) against: (i) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (ii) all losses or Lender Expenses in any way suffered, incurred, or paid by the Lender as a result of or in any way arising out of, following, or consequential to transactions between the Lender and Borrower whether under this Agreement, or otherwise contemplated by the Loan Documents (including without limitation reasonable and documented out-of-pocket attorneys’ fees and expenses), except for losses caused by such Indemnified Person’s gross negligence or willful misconduct. All amounts due under this Section 13.2 shall be payable promptly after demand therefor.
(b) To the fullest extent permitted by applicable law, each of the Loan Parties and the Lender shall not assert, and the parties hereby waive, any claim against any party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) or any loss of profits arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan Advance, or the use of the proceeds thereof.
13.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
13.5 Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.
13.6 Counterparts/Acceptance. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.
13.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or the Lender has any obligation to make Term Loan Advances to Borrower. The obligations of Borrower to indemnify Indemnified Persons with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against the Lender have run.
13.8 Confidentiality. In handling any confidential information the Lender and all employees and agents of the Lender, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (a) to the subsidiaries or affiliates of the Lender in connection with their present or prospective business relations with Borrower, (b) to prospective transferees or purchasers of any interest in the Term Loan Advances, (c) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (d) as may be required in connection with the examination, audit or similar investigation of the Lender and (e) as the Lender may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (i) is in the public domain or in the knowledge or possession of the Lender when disclosed to the Lender, or becomes part of the public domain after disclosure to the Lender through no fault of the Lender; or (ii) is disclosed to the Lender by a third party, provided the Lender does not have actual knowledge that such third party is prohibited from disclosing such information.
13.9 Increased Costs. If any Change in Law shall impose, modify, or make applicable any Taxes (except federal, state, or local income or franchise taxes imposed on the Lender), reserve requirements, liquidity requirements, capital adequacy requirements, Federal Deposit Insurance Corporation (FDIC) deposit insurance premiums or assessments, or other obligations which would (A) increase the cost to the Lender for extending, maintaining or funding the Term Loan Advances, (B) reduce the amounts payable to the Lender under this Agreement, or (C) reduce the rate of return on the Lender’s capital as a consequence of the Lender’s obligations with respect to the Term Loan Advances, then Borrower agrees to pay the Lender such additional amounts as will compensate the Lender therefor, within five (5) days after the Lender’s written demand for such payment. The Lender’s demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by Borrower, which explanation and calculations shall be conclusive in the absence of manifest error.
13.10 Release of Collateral. Without limiting the rights of the parties with respect to any other circumstance, if the Merger Agreement is terminated pursuant to Section 10.1(k) of the Merger Agreement, Lender will cooperate with Borrower to provide customary payoff and release documents to evidence the release of Collateral in connection with any transaction by Borrower (which may be in the form of a financing, out-license or otherwise) so long as such transaction provides sufficient proceeds to pay in full all amounts outstanding under this Agreement including any principal and interest. For avoidance of doubt, Lender will not be obligated to release any Collateral prior to such payment in full (but shall provide customary payoff and release documents providing for automatic release upon payment in full under such circumstances as set forth in this Section 13.10).
BY SIGNING THIS DOCUMENT EACH PARTY TO THIS AGREEMENT REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN ALL PARTIES TO THIS AGREEMENT, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE

PARTIES TO THIS AGREEMENT, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF ANY OF THE PARTIES TO THIS AGREEMENT.
BY SIGNING THIS DOCUMENT EACH PARTY TO THIS AGREEMENT REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN ALL PARTIES TO THIS AGREEMENT, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES TO THIS AGREEMENT, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF ANY OF THE PARTIES TO THIS AGREEMENT.
[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

INMAGENE BIOPHARMACEUTICALS

By:

Name:

Title:

IKENA ONCOLOGY, INC.

By:

Name:

Title:

EXHIBIT A

ADVANCE REQUEST FORM

EXHIBIT B

BUDGET

Exhibit F
FORM OF INSIGHT CONTINGENT VALUE RIGHTS AGREEMENT
THIS CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of [•], is entered into by and among Ikena Oncology, Inc., a Delaware corporation (“Insight”), and Computershare Inc., a Delaware corporation (“Computershare”), and its wholly owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company (collectively, as “Rights Agent”).
RECITALS
A. Insight, Insight Merger Sub I, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Insight, Insight Merger Sub II, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Insight, and Inmagene Biopharmaceuticals, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (the “Company”) and the other parties thereto, have entered into an Agreement and Plan of Merger, dated as of December 23, 2024 (the “Merger Agreement”).
B. Pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, Insight has agreed to provide to the Holders (as defined herein) contingent value rights as hereinafter described.
C. The parties have done all things reasonably necessary to make the contingent value rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of Insight and to make this Agreement a valid and binding agreement of Insight, in accordance with its terms.
NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:
ARTICLE 1
DEFINITIONS
Section 1.1 Definitions.
Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement. The following terms have the meanings ascribed to them as follows:
“Acting Holders” means, at the time of determination, the Holders of at least 40% of the outstanding CVRs, as reflected on the CVR Register.
“Assignee” has the meaning set forth in Section 7.5.
“Calendar Quarter” means the successive periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect; provided, however that (a) the first Calendar Quarter shall commence on the date of this Agreement and shall end on the first [•] thereafter, and (b) the last Calendar Quarter shall commence on the first day after the full Calendar Quarter immediately preceding the effective date of the termination or expiration of this Agreement and shall end on the effective date of the termination or expiration of this Agreement.
“Change of Control” means (a) the acquisition in one transaction or a series of related transactions, by any Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) of the securities of Insight possessing more than 50% of the total combined voting power of all outstanding securities of Insight (provided, however, that a Change of Control will not result upon such acquisition of ownership if such acquisition occurs as a result of: (i) a public offering of Insight’s securities or any financing transaction or series of financing transactions, in each case for bona fide financing purposes or (ii) a merger or consolidation involving Insight where the holders of the outstanding voting securities of the Insight immediately prior to such merger or consolidation (taken in the aggregate) possess beneficial ownership of 50% or more of the total combined voting power of all outstanding voting securities of Insight, the surviving entity, the acquiring entity or a parent or holding company of the acquiring entity, immediately after such merger or consolidation); or (b) the sale, transfer, exclusive license or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Insight (on a consolidated basis), except for a transaction in which the holders of the outstanding voting securities of Insight immediately prior to such transaction(s) (taken in the aggregate) receive as a distribution with respect to securities of Insight more than 50% of the total combined voting power of all outstanding voting securities of the acquiring entity or a parent or holding company of the acquiring entity immediately after such transaction(s).

“Common Stock” means the common stock, $0.001 par value, of Insight.
“CVR” means a contingent contractual right of Holders to receive CVR Payments pursuant to the Merger Agreement and this Agreement.
“CVR Payment” means a cash payment equal to (i) ninety percent (90%) of the Net Proceeds received by Insight in a given CVR Payment Period to the extent such payment relates to a Disposition Agreement entered into after the Closing Date, if any, with the remaining ten percent (10%) being retained by Insight, (ii) one hundred percent (100%) of the Net Proceeds received by Insight to the extent such payment relates to a Disposition Agreement entered into prior to the Closing Date (other than agreements covered by clause (iii)), or (iii) one hundred percent (100%) of the Net Proceeds received by Insight to the extent such payment relates to a Disposition Agreement entered into prior to the Closing Date with respect to the Pionyr Assets that exceed the aggregate amounts payable by Insight to the holders of contingent value rights pursuant to that certain Contingent Value Rights Agreement, by and between Insight and Computershare, dated as of August 4, 2023; provided, that with respect to clauses (i), (ii) and (iii), Insight, in its reasonable discretion as resolved by the Insight Board, may withhold from any CVR Payment to provide for the satisfaction of indemnity obligations or other potential post-disposition Liabilities under any Disposition Agreement in excess of any escrow fund established therein, in each case to the extent not already deducted as Permitted Deductions; provided, further, that any such withheld Net Proceeds shall be distributed (net of any Permitted Deductions satisfied therefrom) to the Holders no later than the CVR Payment Period in which occurs the extinction of any such indemnity obligations or other post-disposition Liabilities.
“CVR Payment Amount” means with respect to each CVR Payment and each Holder, an amount equal to such CVR Payment divided by the total number of CVRs and then multiplied by the total number of CVRs held by such Holder as reflected on the CVR Register.
“CVR Payment Period” means a period equal to two (2) consecutive Calendar Quarters (or portion thereof) beginning on the Effective Time of the Merger and ending on March 31 or September 30 of any given calendar year during the CVR Term (provided, that if the last CVR Payment Period would end subsequent to the expiration of the CVR Term, such CVR Payment Period will end on the Termination Date).
“CVR Payment Statement” means, for a given CVR Payment Period during the CVR Term, a written statement of Insight, signed on behalf of Insight, setting forth in reasonable detail the calculation of the applicable CVR Payment for such CVR Payment Period.
“CVR Register” has the meaning set forth in Section 2.3(b).
“CVR Term” means the period beginning on the Closing and ending upon the tenth (10th) anniversary of this Agreement; provided that, solely with respect to any Disposition Agreement set forth on Schedule 1.1, the CVR Term shall extend until the latest date that Insight may earn a contingent, earnout, milestone or similar payment pursuant to such Disposition Agreement if (i) the first patient has been dosed in a registrational trial of an asset covered by such Disposition Agreement before the second (2nd) anniversary of this Agreement or (ii) FDA approval of an NDA for an asset covered by such Disposition Agreement has been received by Insight before the fifth (5th) anniversary of this Agreement.
“Disposition” means the sale, exclusive license, transfer or other disposition of any Insight CVR Asset (including any such sale or disposition of equity securities in any Subsidiary established by Insight to hold any right, title or interest in or to any Insight CVR Asset), in each case during the Disposition Period.
“Disposition Agreement” means a definitive written agreement providing for a transaction or series of transactions between Insight or its Affiliates and any Person who is not an Affiliate of Insight regarding a Disposition.
“Disposition Period” means the period beginning on the execution date of the Merger Agreement and ending on the first anniversary of the Closing Date.
“Gross Proceeds” means, without duplication, the sum of all cash consideration and all cash proceeds from the sale of non-cash consideration of any kind that is paid to Insight or any of its Affiliates, or is received by Insight or any of its Affiliates, during the CVR Term with respect to a Disposition, solely as such consideration relates to an Insight CVR Asset.
“Holder” means, at the relevant time, a Person in whose name CVRs are registered in the CVR Register.

“Insight CVR Assets” means (a) Insight’s targeted oncology programs, IK-930 and IK-595, (b) Insight’s kynurenine degrading enzyme program, IK-412, (c) Insight’s antibody assets PY314, PY159, and PY265 (the “Pionyr Assets”), (d) Insight’s aryl hydrocarbon receptor antagonist program, IK-175 and (e) any other assets used or owned by Insight prior to the Closing.
“Liability” means any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise.
“Loss” has the meaning set forth in Section 3.2(g).
“Net Proceeds” means, for any CVR Payment Period, Gross Proceeds minus Permitted Deductions, all as calculated, to the extent in accordance with GAAP, in a manner consistent with Insight’s accounting practices and the most recently filed annual audited financial statements with the SEC, except as otherwise set forth herein. For clarity, to the extent Permitted Deductions exceed Gross Proceeds for any CVR Payment Period, any excess Permitted Deductions shall be applied against Gross Proceeds in subsequent CVR Payment Periods.
“Notice” has the meaning set forth in Section 7.1.
“Officer’s Certificate” means a certificate signed by the chief executive officer or the chief financial officer of Insight, in their respective official capacities.
“Party” means Insight or the Rights Agent.
“Permitted Deductions” means the sum of:
(a) any applicable Tax (including any applicable value added or sales taxes) imposed on Gross Proceeds and payable by Insight or any of its Affiliates (regardless of whether the due date for such Taxes arises during or after the Disposition Period) and, without duplication, any income or other similar Taxes payable by Insight or any of its Affiliates that would not have been incurred by Insight or any of its Affiliates but for the Gross Proceeds; provided that, for purposes of calculating income Taxes incurred by Insight or its Affiliates in respect of the Gross Proceeds, any such income Taxes shall be computed based on the gain recognized by Insight or its Affiliates from the Disposition after reduction for any net operating loss carryforwards or other Tax attributes of Insight or its Affiliates as of the Closing Date that are available to offset such gain after taking into account any limits of the usability of such attributes, including under Section 382 of the Code as determined by Insight’s tax advisers (and for the sake of clarity such income taxes shall be calculated without taking into account any net operating losses or other tax attributes generated by Insight or its Affiliates after the Closing Date);
(b) any reasonable and documented expenses incurred by Insight or any of its Affiliates to preserve or ready the Insight CVR Assets for sale or in respect of its performance of this Agreement following the Closing Date or in respect of its performance of any Contract in connection with any Insight CVR Asset, including any damages, liabilities arising under any Contract or Disposition Agreement, including any incurred in litigation or other dispute resolution therefor, and any costs related to the prosecution, maintenance or enforcement by Insight or any of its Subsidiaries of intellectual property rights (but excluding any costs related to a breach of this Agreement, including costs incurred in litigation or dispute resolution in respect of the same);
(c) any reasonable and documented expenses incurred or accrued by Insight or any of its Affiliates in connection with the negotiation, entry into and closing of any Disposition of any Insight CVR Asset or the sale of any marketable securities received in any Disposition, including any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation thereto, including such fee disclosed in Schedule 1.2;
(d) any Losses incurred or reasonably expected to be incurred by Insight or any of its Affiliates arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with any Disposition, including indemnification obligations of Insight or any of its Affiliates set forth in any Disposition Agreement;
(e) any proceeds in consideration for a Disposition pursuant to a Disposition Agreement included in the final determination of the Net Cash of Insight in accordance with the Merger Agreement (for the purpose of avoiding overpayment of any duplicative amounts);

(f) any Liabilities borne by Insight or any of its Affiliates pursuant to Contracts related to Insight CVR Assets, including costs arising from the termination thereof; and
(g) any amounts payable to the Rights Agent in connection with the distribution of any CVR Payment Amount.
“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) as provided in Section 2.6.
“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become the Rights Agent pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.
ARTICLE 2
CONTINGENT VALUE RIGHTS
Section 2.1 Holders of CVRs; Appointment of Rights Agent.
(a) The CVRs represent the rights of Holders to receive contingent CVR Payments pursuant to this Agreement. The initial Holders will be the holders of Common Stock as of immediately prior to the Effective Time (excluding, for the avoidance of doubt, those shares of Common Stock issued in respect of the Concurrent Investment). One CVR will be issued with respect to each share of Common Stock that is outstanding as of immediately prior to the Effective Time.
(b) Insight hereby appoints the Rights Agent to act as Rights Agent for Insight in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment.
Section 2.2 Non-transferable.
The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposal that is not a Permitted Transfer shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.
Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.
(a) The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument. Holders’ rights and obligations in respect of CVRs derive solely from this Agreement.
(b) The Rights Agent shall create and maintain a register (the “CVR Register”) for the purpose of registering CVRs and Permitted Transfers. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions to the Rights Agent from Insight. The CVR Register will initially show one position for Cede & Co. representing shares of Common Stock held by DTC on behalf of the street holders of the shares of Common Stock held by such Holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly or indirectly to the street name holders with respect to transfers of CVRs. With respect to any payments or issuances to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of shares Common Stock by sending one lump-sum payment or issuance to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments or shares of Common Stock by DTC to such street name holders.
(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines or procedures, including a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed and properly completed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this

Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Insight and Rights Agent shall not be responsible for, and may require evidence of payment of a sum sufficient to cover (or evidence that such Taxes and charges are not applicable), any stamp, documentary, registration, or other Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Insight and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register and any transfer not duly registered in the CVR Register shall be void.
(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form, promptly record the change of address in the CVR Register. The Acting Holders may, without duplication, make a written request to the Rights Agent for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register. Upon receipt of such written request from the Acting Holders, the Rights Agent shall promptly deliver a copy of such list to the Acting Holders.
(e) Insight will provide written instructions to the Rights Agent for the distribution of CVRs to holders of Common Stock as of immediately prior to the Effective Time (the “Record Time”). Subject to the terms and conditions of this Agreement and Insight’s prompt confirmation of the Effective Time, the Rights Agent shall effect the distribution of the CVRs, less any applicable tax withholding, to each holder of Common Stock as of the Record Time by the mailing of a statement of holding reflecting such CVRs.
Section 2.4 Payment Procedures.
(a) No later than forty-five (45) days following the end of each CVR Payment Period during the CVR Term, Insight shall deliver to the Rights Agent a CVR Payment Statement for such CVR Payment Period. Concurrent with the delivery of each CVR Payment Statement, on the terms and conditions of this Agreement, Insight shall pay the Rights Agent in U.S. dollars an amount equal to one-hundred percent (100%) of the Net Proceeds (if any) (subject to the proviso in the definition of the term “CVR Payment”) for the applicable CVR Payment Period; provided, however, that in the event that the aggregate CVR Payment on any CVR Payment Statement shall be less than $1,000,000, no CVR Payment Amount shall be due and instead such CVR Payment shall be added to subsequent CVR Payments until: (i) the aggregate CVR Payment shall be at least $1,000,000 or (ii) final CVR Payment Period. Such amount of Net Proceeds will be transferred by wire transfer of immediately available funds to an account designated in writing by the Rights Agent not less than ten (10) Business Days prior to the date of the applicable payment. Upon receipt of the wire transfer referred to in the foregoing sentence, the Rights Agent shall promptly (and in any event, within ten (10) Business Days) pay, by check mailed, first-class postage prepaid, to the address each Holder set forth in the CVR Register at such time or by other method of deliver as specified by the applicable Holder in writing to the Rights Agent, an amount equal to such Holder’s CVR Payment Amount. The Rights Agent shall, upon any Holder’s request in writing and as soon as practicable after receipt of a CVR Payment Statement under this Section 2.4(a), send such Holder at its registered address a copy of such statement. For the avoidance of doubt Insight shall have no further liability in respect of the relevant CVR Payment upon delivery of such CVR Payment in accordance with this Section 2.4(a) and the satisfaction of each of Insight’s obligations set forth in this Section 2.4(a).
(b) The Rights Agent shall solicit from each Holder an IRS Form W-9 or applicable IRS Form W-8 at such time or times as is necessary to permit any payment under this Agreement to be made without U.S. federal backup withholding. That notwithstanding, Insight shall be entitled to deduct and withhold and hereby authorizes the Rights Agent to deduct and withhold, any tax or similar governmental charge or levy, that is required to be deducted or withheld under applicable law from any amounts payable pursuant to this Agreement (“Withholding Taxes”). To the extent the amounts are so withheld by Insight or the Rights Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. In the event Insight becomes aware that a payment under this Agreement is subject to Withholding Taxes (other than U.S. federal backup withholding), Insight shall use commercially reasonable efforts to provide written notice to the Rights Agent and the Rights Agent shall use commercially reasonable efforts to provide written notice of such Withholding Taxes to the applicable Holders and a reasonable opportunity for the Holder to provide any necessary Tax forms, including an IRS Form W-9 or appropriate IRS Form W-8, as applicable, in order to reduce such withholding amounts; provided that the time period for payment of a CVR Payment by the Rights Agent set forth in Section 2.4(a) will be extended by a period equal to any delay caused by the Holder providing such forms. For the avoidance of doubt, in the event that notice has been provided to an applicable Holder pursuant to this Section 2.4(b), no further notice shall be required to be given for any future payments of such Withholding Tax. Insight will use commercially reasonable efforts to provide withholding and reporting instructions in writing (email being sufficient) to the Rights Agent from time to time as relevant, and upon reasonable request of the Rights Agent. The Rights Agent shall have no responsibilities with respect to tax withholding, reporting or payment except specifically instructed by Insight.
(c) Any portion of a CVR Payment that remains undistributed to the Holders six (6) months after the end of an applicable CVR Payment Period (including by means of uncashed checks or invalid addresses on the CVR Register) will be delivered by the Rights Agent to Insight or a person nominated in writing by Insight (with written notice thereof from Insight to the Rights Agent), and any Holder will thereafter look only to Insight for payment of such CVR Payment (which shall be without interest).
(d) If any CVR Payment (or portion thereof) remains unclaimed by a Holder two (2) years after the end of an applicable CVR Payment Period (or immediately prior to such earlier date on which such CVR Payment would otherwise escheat to or become the property of any Governmental Authority), such CVR Payment (or portion thereof) will, to the extent permitted by applicable Law, become the property of Insight and will be transferred to Insight or a person nominated in writing by Insight (with written notice thereof from Insight to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor. Neither Insight nor the Rights Agent will be liable to any Person in respect of a CVR Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law. In addition to and not in limitation of any other indemnity obligation herein, Insight agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Insight, a public office or a person nominated in writing by Insight.
Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest.
(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs to any Holder.
(b) The CVRs will not represent any equity or ownership interest in Insight or in any constituent company to the Merger. The sole right of the Holders to receive property hereunder is the right to receive CVR Payments, if any, in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Insight.
(c) Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the CVRs, any rights or obligations of any kind or nature whatsoever as a stockholder or member of Insight or any of its subsidiaries either at law or in equity. The rights of any Holder and the obligations of Insight and its Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.
(d) It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Insight’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. Each Holder acknowledges that it is highly possible that no Disposition will occur prior to the expiration of the Disposition Period and that there will not be any Gross Proceeds that may be the subject of a CVR Payment Amount. It is further acknowledged and agreed that neither Insight nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(d) is an essential and material term of this Agreement.
Section 2.6 Ability to Abandon CVR.
A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to Insight or a Person nominated in writing by Insight (with written notice thereof from Insight to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Insight of such transfer and cancellation. Nothing in this Agreement is intended to prohibit Insight or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.
ARTICLE 3
THE RIGHTS AGENT
Section 3.1 Certain Duties and Responsibilities.
(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith, fraud or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, except in the case of willful misconduct, bad faith or fraud of the Rights Agent, any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by Insight to the Rights Agent (but not including reimbursable expenses and other charges) during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought. Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.
(b) The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Insight or the Company. The Rights Agent may (but shall not be required to) enforce all rights of action under this Agreement and any related claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent may be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.
Section 3.2 Certain Rights of Rights Agent.
(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.
(b) The Rights Agent may rely and will be protected by Insight in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by or on behalf of Insight or, with respect to Section 2.3(d), the Acting Holders.
(c) Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, fraud, gross negligence or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) on its part, not incur any liability and shall be held harmless by Insight for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.
(d) The Rights Agent may engage and consult with counsel of its selection, and the advice or opinion of such counsel will, in the absence of bad faith, fraud, gross negligence or willful misconduct (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.
(e) Any permissive rights of the Rights Agent hereunder will not be construed as a duty.
(f) The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.
(g) Insight agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s willful misconduct, bad faith, fraud or gross negligence; provided that this Section 3.2(g) shall not apply with respect to income, receipt, franchise or similar Taxes levied against the Rights Agent by a Governmental Authority.
(h) Insight agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder as set forth in Exhibit A and agreed upon in writing by the Rights Agent and Insight on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and documented out-of-pocket expenses and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including all stamp and transfer Taxes (and excluding for the avoidance of doubt, any income, receipt, franchise or similar Taxes levied against the Rights Agent by a Governmental Authority) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that Insight will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.4(a), Section 2.4(b) or Section 3.2(g), if Insight is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.
(i) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.
(j) The Rights Agent shall have no responsibility to Insight, any holders of CVRs, any holders of shares of Common Stock or any other Person for interest or earnings on any moneys held by the Rights Agent pursuant to this Agreement.
(k) The Rights Agent shall not be subject to, nor be required to comply with, or determine if any Person has complied with, the Merger Agreement or any other agreement between or among any Insight, the Company or Holders, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.
(l) Subject to applicable Law, (i) the Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of Insight or the Company or become peculiarly interested in any transaction in which such parties may be interested, or contract with or lend money to such parties or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement, and (ii) nothing herein will preclude the Rights Agent from acting in any other capacity for Insight or for any other Person.
(m) In the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent shall, as soon as practicable, provide notice to Insight, and the Rights Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Insight or any Holder or any other Person for refraining from taking such action, unless the Rights Agent receives written instructions from Insight or such Holder or other Person which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the Rights Agent.
(n) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to Insight or the Company resulting from any such act, default, neglect or misconduct, absent willful misconduct, bad faith, fraud or gross negligence (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.
(o) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by Insight only.

(p) The Rights Agent shall act hereunder solely as agent for Insight and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by Insight, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Insight.
(q) The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.
(r) The Rights Agent shall not be liable or responsible for any failure of Insight to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.
(s) The obligations of Insight and the rights of the Rights Agent under this Section 3.2, Section 3.1. and Section 2.4 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.
(t) The Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice hereunder but has not received written notice of such event, and the Rights Agent will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing.
(u) The Rights Agent will have no liability and shall be held harmless by Insight in respect of the validity of this Agreement and the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Insight), nor shall it be responsible for any breach by Insight of any covenant or condition contained in this Agreement.
Section 3.3 Resignation and Removal; Appointment of Successor.
(a) The Rights Agent may resign at any time by written notice to Insight. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least thirty (30) days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.
(b) Insight will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least thirty (30) days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).
(c) If the Rights Agent resigns, is removed or becomes incapable of acting, Insight will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if Insight fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.
(d) Insight will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 7.2. Each notice will include the name and address of the successor Rights Agent. If Insight fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Insight.
(e) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, Insight will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.

(f) The Rights Agent will reasonably cooperate with Insight and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.
Section 3.4 Acceptance of Appointment by Successor.
Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to Insight and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of Insight or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.
ARTICLE 4
COVENANTS
Section 4.1 List of Holders.
Insight will furnish or cause to be furnished to the Rights Agent, in such form as Insight receives from Insight’s transfer agent (or other agent performing similar services for Insight), the names and addresses of the Holders within fifteen (15) Business Days following the Closing Date.
Section 4.2 Obligations of Public Company.
(a) Notwithstanding anything herein to the contrary, (a) Insight and its Affiliates shall have the power and right to control all aspects of their businesses and operations (and all of their assets and products, including, subject to Section 4.2(b), with respect to (i) managing, directing and controlling the exploitation of the Insight CVR Assets in all respects and (ii) conducting any sale process (including engagement of advisors) with respect to any Insight CVR Assets), and subject to Insight’s compliance with the terms of this Agreement, Insight and its Affiliates may exercise or refrain from exercising such power and right as it may deem appropriate and in the best overall interests of Insight and its Affiliates and its and their stockholders, rather than the interest of the Holders, (b) none of Insight or any of its Affiliates (or any directors, officer, employee, or other representative of the foregoing) owes any fiduciary duty or similar duty or any other implied duties (including the implied covenant of good faith and fair dealing) to any Holder in respect of the CVRs or the Insight CVR Assets, (c) except as specifically provided in Section 4.2(b), Insight shall have no obligation to operate, use, sell, transfer, convey, license, develop, commercialize or otherwise exploit in any particular manner any of its or its Affiliates’ business or operations (or any of their assets or products) or to negotiate or enter into any agreement, including any Disposition Agreement, including in order to obtain, maximize or expedite the receipt of any Gross Proceeds or minimize Permitted Deductions, and (d) following the Disposition Period, Insight shall be permitted to take any action in respect of the Insight CVR Assets in order to satisfy any wind-down and termination Liabilities of the Insight CVR Assets.
(b) Insight will allocate reasonable resources to reasonably maintain the Insight CVR Assets during the Disposition Period; provided, that Insight will not in any event be required to exceed the Expense Reserve in maintaining the Insight CVR Assets.
(c) None of Insight or any of its Affiliates shall have any obligation or liability whatsoever to any Person relating to or in connection with any action, or failure to act, with respect to the sale of the Insight CVR Assets, except for the obligation to make CVR Payment Amounts to the Holders of CVRs pursuant to this Agreement.
(d) Except for the obligations to the Rights Agent set forth in Section 2.3(b), neither Insight nor its Subsidiaries will have any responsibility or liability whatsoever to any Person other than the Holders.
(e) Solely with respect to the sale of an Insight CVR Asset and for up to twelve (12) months after receipt thereof, Insight will use commercially reasonable efforts to sell any securities listed on a U.S. national exchange (subject to any restrictions associated with such securities received as consideration for such sale); provided, that Insight will have no liability for its failure to monetize any such non-cash consideration received.
Section 4.3 Prohibited Actions.

Unless approved by the Insight Board, prior to the end of the Disposition Period, Insight shall not grant any lien, security interest, pledge or similar interest in any Insight CVR Assets or any Net Proceeds.
Section 4.4 Books and Records.
Until the end of the CVR Term, Insight shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to support the applicable CVR Payments, if any, payable hereunder in accordance with the terms specified in this Agreement.
Section 4.5 Audits.
Until the Termination Date and for a period of one (1) year thereafter, Insight shall keep complete and accurate records in sufficient detail to support the accuracy of the payments due hereunder. The Acting Holders shall have the right to cause an independent accounting firm reasonably acceptable to Insight to audit such records for the sole purpose of confirming payments for a period covering not more than the date commencing with the first CVR Payment Period in which Insight or its Affiliates receives Gross Proceeds and ending on the last day of the CVR Term. Insight may require such accounting firm to execute a reasonable confidentiality agreement with Insight prior to commencing the audit. The accounting firm shall disclose to Rights Agent or the Acting Holders, as applicable, only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared, and in no event shall Insight be required to provide any Tax returns or any other Tax information it deems confidential to the Acting Holders or any other party. Such audits may be conducted during normal business hours upon reasonable prior written notice to Insight, but no more than frequently than once per year. No accounting period of Insight shall be subject to audit more than one time by the Acting Holders, as applicable. Adjustments (including remittances of underpayments or overpayments disclosed by such audit) shall be made by Insight to reflect the results of such audit, which adjustments shall be paid promptly following receipt of an invoice therefor. Whenever such an adjustment is made, Insight shall promptly prepare a certificate setting forth such adjustment, and a brief, reasonably detailed statement of the facts, computation and methodology accounting for such adjustment to the extent not already reflected in the audit report and promptly file with the Rights Agent a copy of such report and promptly deliver to the Rights Agent a revised CVR Payment Statement for the relevant CVR Payment Period. The Rights Agent shall be fully protected in relying on any such report and on any adjustment or statement therein contained and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of any such adjustment or any such event unless and until it shall have received such report. The Acting Holders, as applicable, shall bear the full cost and expense of such audit unless such audit discloses an underpayment by Insight of twenty percent (20%) or more of the CVR Payment due under this Agreement, in which case Insight shall bear the full cost and expense of such audit. The Rights Agent shall be entitled to rely on any audit report delivered by the independent accounting firm pursuant to this Section 4.5.
ARTICLE 5
AMENDMENTS
Section 5.1 Amendments Without Consent of Holders or Rights Agent.
(a) Insight, at any time and from time to time, may (without the consent of any Person, including the Holders, other than the Rights Agent, with such consent not to be unreasonably withheld, conditioned or delayed) enter into one or more amendments to this Agreement for any of the following purposes:
(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;
(ii) subject to Section 6.1, to evidence the succession of another person to Insight and the assumption of any such successor of the covenants of Insight outlined herein in a transaction contemplated by Section 6.1;
(iii) to add to the covenants of Insight such further covenants, restrictions, conditions or provisions as Insight and the Rights Agent will consider to be for the protection and benefit of the Holders; provided that in each case, such provisions do not adversely affect the interests of the Holders;
(iv) to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(v) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws;
(vi) as may be necessary or appropriate to ensure that Insight is not required to produce a prospectus or an admission document in order to comply with applicable Law;
(vii) to cancel the CVRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.6, or (ii) following a transfer of such CVRs to Insight or its Affiliates in accordance with Section 2.2 or Section 2.3;
(viii) as may be necessary or appropriate to ensure that Insight complies with applicable Law; or
(ix) to effect any other amendment to this Agreement for the purpose of adding, eliminating or changing any provisions of this Agreement, provided that, in each case, such additions, eliminations or changes do not adversely affect the interests of the Holders.
(b) Promptly after the execution by Insight of any amendment pursuant to this Section 5.1, Insight will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.
Section 5.2 Amendments with Consent of Holders.
(a) In addition to any amendments to this Agreement that may be made by Insight without the consent of any Holder pursuant to Section 5.1, with the consent of the Acting Holders (whether evidenced in a writing or taken at a meeting of the Holders), Insight and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.
(b) Promptly after the execution by Insight and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Insight will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.
Section 5.3 Effect of Amendments.
Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of Insight which states that the proposed supplement or amendment is in compliance with the terms of this Article 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.
ARTICLE 6
CONSOLIDATION, MERGER, SALE OR CONVEYANCE
Section 6.1 Change of Control.
Prior to the Termination Date, Insight shall not consummate a Change of Control without the consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed), unless:
(a) the Person that is the relevant transferee, assignee, acquiror, delegate or other successor (including by operation of law) in such Change of Control (the “Surviving Person”) shall assume or succeed to the obligations on all CVRs (when and as due hereunder); and
(b) Insight has delivered to the Rights Agent an Officer’s Certificate stating that such Change of Control complies with this Article 6 and that all conditions precedent herein provided for relating to such Change of Control have been complied with.

Section 6.2 Successor Substituted.
Upon the consummation of any Change of Control in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of Insight under this Agreement with the same effect as if the Surviving Person had been named as Insight herein.
ARTICLE 7
MISCELLANEOUS
Section 7.1 Notices to Rights Agent and to Insight.
All notices, requests and other communications (each, a “Notice”) to any party hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder when sent (a) fees prepaid, via a reputable international overnight courier service in the case of delivery in person, by FedEx or other internationally recognized overnight courier service or (b) on the date sent in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to the Rights Agent, to:
Computershare Trust Company, N.A.
Computershare Inc.
150 Royall Street
Canton, MA 02021

if to Insight, to:

ImageneBio, Inc.
[Address]
[City, State ZIP]
Attention: [•]
Email: [•]

with a copy, which shall not constitute notice, to:

[Counsel]
[Address]
[City, State ZIP]
Attention: [•]
Email: [•]

or to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto.
Section 7.2 Notice to Holders.
All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.
Section 7.3 Entire Agreement.
As between Insight and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.
Section 7.4 Merger or Consolidation or Change of Name of Rights Agent.
Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 7.4.
Section 7.5 Successors and Assigns.
This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, Insight and the Rights Agent and their respective successors and assigns. Except for assignments pursuant to Section 7.4, the Rights Agent may not assign this Agreement without Insight’s prior written consent. Subject to Section 5.1(a)(ii) and Article 6 hereof, Insight may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom Insight is merged or consolidated, or any entity resulting from any merger or consolidation to which Insight shall be a party (each, an “Assignee”); provided, that in connection with any assignment to an Assignee, Insight shall agree to remain liable for the performance by Insight of its obligations hereunder (to the extent Insight exists following such assignment). Insight or an Assignee may not otherwise assign this Agreement without the prior consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed). Any attempted assignment of this Agreement in violation of this Section 7.5 will be void ab initio and of no effect.
Section 7.6 Benefits of Agreement; Action by Acting Holders.
Nothing in this Agreement, express or implied, will give to any Person (other than Insight, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of Insight, the Rights Agent, the Holders and their permitted successors and assigns. The Holders will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.
Section 7.7 Governing Law.
This Agreement and the CVRs will be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflicts of law rules of such state.
Section 7.8 Jurisdiction.
In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, and appellate courts thereof; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.8; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.1 or Section 7.2 of this Agreement.
Section 7.9 WAIVER OF JURY TRIAL.
EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY

UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.
Section 7.10 Severability Clause.
In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written Notice to Insight.
Section 7.11 Counterparts; Effectiveness.
This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).
Section 7.12 Termination.
This Agreement will automatically terminate and be of no further force or effect and, except as provided in Section 3.2, the parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor, upon the earliest to occur of (a) the expiration of the CVR Term, (b) the expiration of all payment obligations under the Disposition Agreements, or (c) the delivery of a written notice of termination duly executed by Insight and the Acting Holders (such date, the “Termination Date”). The termination of this Agreement will not affect or limit the right of Holders to receive the CVR Payments under Section 2.4 to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement until such CVR Payments, if any, have been made, if applicable.
Section 7.13 Funds.
All funds received by Rights Agent under this Agreement that are to be distributed or applied by Rights Agent in the performance of services hereunder (the “Funds”) shall be held by Computershare, as agent for Insight, and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Insight. Until paid pursuant to the terms of this Agreement, the Rights Agent shall cause Computershare to hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall, in the absence of bad faith, gross negligence, fraud or willful misconduct (each as determined by a final, non-appealable judgment of a court of competent jurisdiction) on its part, have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits.

Section 7.14 Further Assurance by Insight.
Insight agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required or requested by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.
Section 7.15 Construction.
(a) For purposes of this Agreement, whenever the context requires: singular terms will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.
(b) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”
(c) The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.
(d) Unless stated otherwise, “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section of this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.
(e) A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.
(f) Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified. The parties hereto and Insight have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and Insight and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.
(g) All references herein to “$” are to United States Dollars.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

IKENA ONCOLOGY, INC.

By:
Name:
Title:

COMPUTERSHARE TRUST
COMPANY, N.A. and
COMPUTERSHARE INC.,

On behalf of both entities

By:
Name:
Title:

Exhibit G
FORM OF COMPANY CONTINGENT VALUE RIGHTS AGREEMENT
THIS CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of [•], is entered into by and among Ikena Oncology, Inc., a Delaware corporation (“Insight”), and Computershare Inc., a Delaware corporation (“Computershare”), and its wholly owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company (collectively, as “Rights Agent”).
RECITALS
A. Insight, Insight Merger Sub I, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Insight, Insight Merger Sub II, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Insight, and Inmagene Biopharmaceuticals, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (the “Company”) and the other parties thereto, have entered into an Agreement and Plan of Merger, dated as of December 23, 2024 (the “Merger Agreement”).
B. Pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, Insight has agreed to provide to the Holders (as defined herein) contingent value rights as hereinafter described.
C. The parties have done all things reasonably necessary to make the contingent value rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of Insight and to make this Agreement a valid and binding agreement of Insight, in accordance with its terms.
NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:
ARTICLE 1
DEFINITIONS
Section 1.1 Definitions.
Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement. The following terms have the meanings ascribed to them as follows:
“Acting Holders” means, at the time of determination, the Holders of at least 25% of the outstanding CVRs, as reflected on the CVR Register.
“Assignee” has the meaning set forth in Section 7.5.
“Calendar Quarter” means the successive periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect; provided, however, that (a) the first Calendar Quarter shall commence on the date of this Agreement and shall end on the first [•] thereafter, and (b) the last Calendar Quarter shall commence on the first day after the full Calendar Quarter immediately preceding the effective date of the termination or expiration of this Agreement and shall end on the effective date of the termination or expiration of this Agreement.
“Change of Control” means (a) the acquisition in one transaction or a series of related transactions, by any Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) of the securities of Insight possessing more than 50% of the total combined voting power of all outstanding securities of Insight (provided, however, that a Change of Control will not result upon such acquisition of ownership if such acquisition occurs as a result of: (i) a public offering of Insight’s securities or any financing transaction or series of financing transactions, in each case for bona fide financing purposes or (ii) a merger or consolidation involving Insight where the holders of the outstanding voting securities of the Insight immediately prior to such merger or consolidation (taken in the aggregate) possess beneficial ownership of 50% or more of the total combined voting power of all outstanding voting securities of Insight, the surviving entity, the acquiring entity or a parent or holding company of the acquiring entity, immediately after such merger or consolidation); or (b) the sale, transfer, exclusive license or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Insight (on a consolidated basis), except for a transaction in which the holders of the outstanding voting securities of Insight immediately prior to such transaction(s) (taken in the aggregate) receive as a distribution with respect to securities of Insight more than 50% of the total combined voting power of all outstanding voting securities of the acquiring entity or a parent or holding company of the acquiring entity immediately after such transaction(s).

“Company CVR Assets” means the programs and projects controlled by Company or any of its Affiliates any time prior to the date of this Agreement (other than IMG-007), as may be further developed by or on behalf of Insight after the date of this Agreement.
“Company Shares” means the Company Ordinary Shares, the Company Series Seed Preferred Shares, the Company Series A Preferred Shares, the Company Series B Preferred Shares, the Company Series C-1 Preferred Shares and the Company Series C-2 Preferred Shares, in each case as defined in the Merger Agreement.
“CVR” means a contingent contractual right of Holders to receive CVR Payments pursuant to the Merger Agreement and this Agreement.
“CVR Payment” means a payment equal to (i) ninety percent (90%) of the Net Proceeds received by Insight in a given CVR Payment Period to the extent such payment relates to a Disposition Agreement entered into after the Closing Date, if any, with the remaining ten percent (10%) being retained by Insight, or (ii) one hundred percent (100%) of the Net Proceeds received by Insight to the extent such payment relates to a Disposition Agreement entered into prior to the Closing Date; provided, that with respect to clauses (i) and (ii), Insight, in its reasonable discretion as resolved by the Insight Board, may withhold from any CVR Payment to provide for the satisfaction of indemnity obligations or other potential post-disposition Liabilities under any Disposition Agreement in excess of any escrow fund established therein, in each case to the extent not already deducted as Permitted Deductions; provided, further, that any such withheld Net Proceeds shall be distributed (net of any Permitted Deductions satisfied therefrom) to the Holders no later than the CVR Payment Period in which occurs the extinction of any such indemnity obligations or other post-disposition Liabilities.
“CVR Payment Amount” means with respect to each CVR Payment and each Holder, an amount equal to such CVR Payment divided by the total number of CVRs and then multiplied by the total number of CVRs held by such Holder as reflected on the CVR Register.
“CVR Payment Period” means a period equal to two (2) consecutive Calendar Quarters (or portion thereof) beginning on the Effective Time of the Merger and ending on March 31 or September 30 of any given calendar year during the CVR Term (provided, that if the last CVR Payment Period would end subsequent to the expiration of the CVR Term, such CVR Payment Period will end on the Termination Date).
“CVR Payment Statement” means, for a given CVR Payment Period during the CVR Term, a written statement of Insight, signed on behalf of Insight, setting forth in reasonable detail the calculation of the applicable CVR Payment for such CVR Payment Period.
“CVR Register” has the meaning set forth in Section 2.3(b).
“CVR Term” means the period beginning on the Closing and ending upon the tenth (10th) anniversary of this Agreement; provided that, solely with respect to any Disposition Agreement set forth on Schedule 1.1, the CVR Term shall extend until the latest date that Insight may earn a contingent, earnout, milestone or similar payment pursuant to such Disposition Agreement if (i) the first patient has been dosed in a registrational trial of an asset covered by such Disposition Agreement before the second (2nd) anniversary of this Agreement or (ii) FDA approval of an NDA for an asset covered by such Disposition Agreement has been received by Insight before the fifth (5th) anniversary of this Agreement.
“Disposition” means the sale, exclusive license, transfer or other disposition of all or any portion of a Company CVR Asset (including any such sale or disposition of equity securities in any Subsidiary established to hold any right, title or interest in or to any Company CVR Asset), in each case during the Disposition Period.
“Disposition Agreement” means a definitive written agreement providing for a transaction or series of transactions between Insight or its Affiliates and any Person who is not an Affiliate of Insight regarding a Disposition.
“Disposition Period” means the period beginning on the execution date of the Merger Agreement and ending on the first anniversary of the Closing Date.
“Gross Proceeds” means, without duplication, the sum of all cash consideration and all equity consideration of any kind that is paid to, or received by, Insight or any of its Affiliates, during the CVR Term with respect to all Dispositions, solely as such consideration relates to each and every Company CVR Asset. The value of any equity securities constituting Gross Proceeds shall be determined as follows: (i) if a value was ascribed to any such securities in connection with such Disposition, such value so ascribed or (ii) if no value was ascribed, then the value of securities that have no established public market, shall be the fair market value, as determined by the Board of Directors of Insight, thereof as of the date of payment to, or receipt by, Insight or its relevant Affiliate.
“Holder” means, at the relevant time, a Person in whose name CVRs are registered in the CVR Register.
“Liability” means any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise.
“Loss” has the meaning set forth in Section 3.2(g).
“Net Proceeds” means, for any CVR Payment Period, Gross Proceeds minus Permitted Deductions, all as calculated, to the extent in accordance with GAAP, in a manner consistent with Insight’s accounting practices and the most recently filed annual audited financial statements with the SEC, except as otherwise set forth herein. For clarity, to the extent Permitted Deductions exceed Gross Proceeds for any CVR Payment Period, any excess Permitted Deductions shall be applied against Gross Proceeds in subsequent CVR Payment Periods.
“Notice” has the meaning set forth in Section 7.1.
“Officer’s Certificate” means a certificate signed by the chief executive officer or the chief financial officer of Insight, in their respective official capacities.
“Party” means Insight or the Rights Agent.
“Permitted Deductions” means the sum of:
(a) any applicable Tax (including any applicable value added or sales taxes) imposed on Gross Proceeds and payable by Insight or any of its Affiliates (regardless of whether the due date for such Taxes arises during or after the Disposition Period) and, without duplication, any income or other similar Taxes payable by Insight or any of its Affiliates that would not have been incurred by Insight or any of its Affiliates but for the Gross Proceeds; provided that, for purposes of calculating income Taxes incurred by Insight or its Affiliates in respect of the Gross Proceeds, any such income Taxes shall be computed based on the gain recognized by Insight or its Affiliates from the Disposition after reduction for any net operating loss carryforwards or other Tax attributes of Insight or its Affiliates as of the Closing Date that are available to offset such gain after taking into account any limits of the usability of such attributes, including under Section 382 of the Code as determined by Insight’s tax advisers (and for the sake of clarity such income taxes shall be calculated without taking into account any net operating losses or other tax attributes generated by Insight or its Affiliates after the Closing Date);
(b) any reasonable and documented expenses incurred by Insight or any of its Affiliates to develop or otherwise ready the Company CVR Assets for sale or in respect of its performance of this Agreement following the Closing Date or in respect of its performance of any Contract in connection with any Company CVR Asset, including any damages or liabilities arising under any Contract or Disposition Agreement, including any incurred in litigation or other dispute resolution therefor, and any costs related to the prosecution, maintenance or enforcement by Insight or any of its Subsidiaries of intellectual property rights (but excluding any costs related to a breach of this Agreement, including costs incurred in litigation or dispute resolution in respect of the same);
(c) any reasonable and documented expenses incurred or accrued by Insight or any of its Affiliates in connection with the negotiation, entry into and closing of any Disposition of any Company CVR Asset, including any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation thereto;
(d) any Losses incurred or reasonably expected to be incurred by Insight or any of its Affiliates arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with any Disposition, including indemnification obligations of Insight or any of its Affiliates set forth in any Disposition Agreement;
(e) any Liabilities borne by Insight or any of its Affiliates pursuant to Contracts related to Company CVR Assets, including costs arising from the termination thereof; and

(f) any amounts payable to the Rights Agent in connection with the distribution of any CVR Payment Amount.
“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) as provided in Section 2.6.
“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become the Rights Agent pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.
ARTICLE 2
CONTINGENT VALUE RIGHTS
Section 2.1 Holders of CVRs; Appointment of Rights Agent.
(a) The CVRs represent the rights of Holders to receive contingent CVR Payments pursuant to this Agreement. The initial Holders will be the holders of Company Shares as of immediately prior to the Effective Time. One CVR will be issued with respect to each Company Share that is outstanding as of immediately prior to the Effective Time.
(b) Insight hereby appoints the Rights Agent to act as Rights Agent for Insight in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment.
Section 2.2 Non-transferable.
The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposal that is not a Permitted Transfer shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.
Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.
(a) The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument. Holders’ rights and obligations in respect of CVRs derive solely from this Agreement.
(b) The Rights Agent shall create and maintain a register (the “CVR Register”) for the purpose of registering CVRs and Permitted Transfers. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions to the Rights Agent from Insight.
(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines or procedures, including a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed and properly completed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Insight and Rights Agent shall not be responsible for, and may require evidence of payment of a sum sufficient to cover (or evidence that such Taxes and charges are not applicable), any stamp, documentary, registration, or other Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Insight and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register and any transfer not duly registered in the CVR Register shall be void.

(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form, promptly record the change of address in the CVR Register. The Acting Holders may, without duplication, make a written request to the Rights Agent for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register. Upon receipt of such written request from the Acting Holders, the Rights Agent shall promptly deliver a copy of such list to the Acting Holders.
(e) Insight will provide written instructions to the Rights Agent for the distribution of CVRs to holders of Company Shares as of immediately prior to the Effective Time (the “Record Time”). Subject to the terms and conditions of this Agreement and Insight’s prompt confirmation of the Effective Time, the Rights Agent shall effect the distribution of the CVRs, less any applicable tax withholding, to each holder of Company Shares as of the Record Time by the mailing of a statement of holding reflecting such CVRs.
Section 2.4 Payment Procedures.
(a) No later than forty-five (45) days following the end of each CVR Payment Period during the CVR Term, Insight shall deliver to the Rights Agent a CVR Payment Statement for such CVR Payment Period. Concurrent with the delivery of each CVR Payment Statement, on the terms and conditions of this Agreement, Insight shall pay the Rights Agent in U.S. dollars an amount equal to one-hundred percent (100%) of the Net Proceeds (if any) (subject to the proviso in the definition of the term “CVR Payment”) for the applicable CVR Payment Period; provided, however, that in the event that the aggregate CVR Payment on any CVR Payment Statement shall be less than $1,000,000, no CVR Payment Amount shall be due and instead such CVR Payment shall be added to subsequent CVR Payments until: (i) the aggregate CVR Payment shall be at least $1,000,000 or (ii) final CVR Payment Period. Such amount of Net Proceeds will be transferred by wire transfer of immediately available funds to an account designated in writing by the Rights Agent not less than ten (10) Business Days prior to the date of the applicable payment. Upon receipt of the wire transfer referred to in the foregoing sentence, the Rights Agent shall promptly (and in any event, within ten (10) Business Days) pay, by check mailed, first-class postage prepaid, to the address each Holder set forth in the CVR Register at such time or by other method of deliver as specified by the applicable Holder in writing to the Rights Agent, an amount equal to such Holder’s CVR Payment Amount. The Rights Agent shall, upon any Holder’s request in writing and as soon as practicable after receipt of a CVR Payment Statement under this Section 2.4(a), send such Holder at its registered address a copy of such statement. For the avoidance of doubt Insight shall have no further liability in respect of the relevant CVR Payment upon delivery of such CVR Payment in accordance with this Section 2.4(a) and the satisfaction of each of Insight’s obligations set forth in this Section 2.4(a).
(b) The Rights Agent shall solicit from each Holder an IRS Form W-9 or applicable IRS Form W-8 at such time or times as is necessary to permit any payment under this Agreement to be made without U.S. federal backup withholding. That notwithstanding, Insight shall be entitled to deduct and withhold and hereby authorizes the Rights Agent to deduct and withhold, any tax or similar governmental charge or levy, that is required to be deducted or withheld under applicable law from any amounts payable pursuant to this Agreement (“Withholding Taxes”). To the extent the amounts are so withheld by Insight or the Rights Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. In the event Insight becomes aware that a payment under this Agreement is subject to Withholding Taxes (other than U.S. federal backup withholding), Insight shall use commercially reasonable efforts to provide written notice to the Rights Agent and the Rights Agent shall use commercially reasonable efforts to provide written notice of such Withholding Taxes to the applicable Holders and a reasonable opportunity for the Holder to provide any necessary Tax forms, including an IRS Form W-9 or appropriate IRS Form W-8, as applicable, in order to reduce such withholding amounts; provided that the time period for payment of a CVR Payment by the Rights Agent set forth in Section 2.4(a) will be extended by a period equal to any delay caused by the Holder providing such forms. For the avoidance of doubt, in the event that notice has been provided to an applicable Holder pursuant to this Section 2.4(b), no further notice shall be required to be given for any future payments of such Withholding Tax. Insight will use commercially reasonable efforts to provide withholding and reporting instructions in writing (email being sufficient) to the Rights Agent from time to time as relevant, and upon reasonable request of the Rights Agent. The Rights Agent shall have no responsibilities with respect to tax withholding, reporting or payment except specifically instructed by Insight.

(c) Any portion of a CVR Payment that remains undistributed to the Holders six (6) months after the end of an applicable CVR Payment Period (including by means of uncashed checks or invalid addresses on the CVR Register) will be delivered by the Rights Agent to Insight or a person nominated in writing by Insight (with written notice thereof from Insight to the Rights Agent), and any Holder will thereafter look only to Insight for payment of such CVR Payment (which shall be without interest).
(d) If any CVR Payment (or portion thereof) remains unclaimed by a Holder two (2) years after the end of an applicable CVR Payment Period (or immediately prior to such earlier date on which such CVR Payment would otherwise escheat to or become the property of any Governmental Authority), such CVR Payment (or portion thereof) will, to the extent permitted by applicable Law, become the property of Insight and will be transferred to Insight or a person nominated in writing by Insight (with written notice thereof from Insight to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor. Neither Insight nor the Rights Agent will be liable to any Person in respect of a CVR Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law. In addition to and not in limitation of any other indemnity obligation herein, Insight agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Insight, a public office or a person nominated in writing by Insight.
Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest.
(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs to any Holder.
(b) The CVRs will not represent any equity or ownership interest in Insight or in any constituent company to the Merger. The sole right of the Holders to receive property hereunder is the right to receive CVR Payments, if any, in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Insight.
(c) Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the CVRs, any rights or obligations of any kind or nature whatsoever as a stockholder or member of Insight or any of its subsidiaries either at law or in equity. The rights of any Holder and the obligations of Insight and its Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.
(d) It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Insight’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. Each Holder acknowledges that it is highly possible that no Disposition will occur prior to the expiration of the Disposition Period and that there will not be any Gross Proceeds that may be the subject of a CVR Payment Amount. It is further acknowledged and agreed that neither Insight nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(d) is an essential and material term of this Agreement.
Section 2.6 Ability to Abandon CVR.
A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to Insight or a Person nominated in writing by Insight (with written notice thereof from Insight to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Insight of such transfer and cancellation. Nothing in this Agreement is intended to prohibit Insight or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.
ARTICLE 3
THE RIGHTS AGENT
Section 3.1 Certain Duties and Responsibilities.
(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith, fraud or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, except in the case of willful misconduct, bad faith or fraud of the Rights Agent, any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by Insight to the Rights Agent (but not including reimbursable expenses and other charges) during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought. Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.
(b) The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Insight or the Company. The Rights Agent may (but shall not be required to) enforce all rights of action under this Agreement and any related claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent may be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.
Section 3.2 Certain Rights of Rights Agent.
(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.
(b) The Rights Agent may rely and will be protected by Insight in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by or on behalf of Insight or, with respect to Section 2.3(d), the Acting Holders.
(c) Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, fraud, gross negligence or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) on its part, not incur any liability and shall be held harmless by Insight for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.
(d) The Rights Agent may engage and consult with counsel of its selection, and the advice or opinion of such counsel will, in the absence of bad faith, fraud, gross negligence or willful misconduct (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.
(e) Any permissive rights of the Rights Agent hereunder will not be construed as a duty.
(f) The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.
(g) Insight agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s willful misconduct, bad faith, fraud or gross negligence; provided that this Section 3.2(g) shall not apply with respect to income, receipt, franchise or similar Taxes levied against the Rights Agent by a Governmental Authority.

(h) Insight agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder as set forth in Exhibit A and agreed upon in writing by the Rights Agent and Insight on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and documented out-of-pocket expenses and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including all stamp and transfer Taxes (and excluding for the avoidance of doubt, any income, receipt, franchise or similar Taxes levied against the Rights Agent by a Governmental Authority) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that Insight will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.4(a), Section 2.4(b) or Section 3.2(g), if Insight is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.
(i) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.
(j) The Rights Agent shall have no responsibility to Insight, any holders of CVRs, any holders of Company Shares or any other Person for interest or earnings on any moneys held by the Rights Agent pursuant to this Agreement.
(k) The Rights Agent shall not be subject to, nor be required to comply with, or determine if any Person has complied with, the Merger Agreement or any other agreement between or among any Insight, the Company or Holders, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.
(l) Subject to applicable Law, (i) the Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of Insight or the Company or become peculiarly interested in any transaction in which such parties may be interested, or contract with or lend money to such parties or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement, and (ii) nothing herein will preclude the Rights Agent from acting in any other capacity for Insight or for any other Person.
(m) In the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent shall, as soon as practicable, provide notice to Insight, and the Rights Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Insight or any Holder or any other Person for refraining from taking such action, unless the Rights Agent receives written instructions from Insight or such Holder or other Person which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the Rights Agent.
(n) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to Insight or the Company resulting from any such act, default, neglect or misconduct, absent willful misconduct, bad faith, fraud or gross negligence (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.
(o) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by Insight only.
(p) The Rights Agent shall act hereunder solely as agent for Insight and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by Insight, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Insight.
(q) The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer

Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.
(r) The Rights Agent shall not be liable or responsible for any failure of Insight to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.
(s) The obligations of Insight and the rights of the Rights Agent under this Section 3.2, Section 3.1. and Section 2.4 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.
(t) The Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice hereunder but has not received written notice of such event, and the Rights Agent will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing.
(u) The Rights Agent will have no liability and shall be held harmless by Insight in respect of the validity of this Agreement and the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Insight), nor shall it be responsible for any breach by Insight of any covenant or condition contained in this Agreement.
Section 3.3 Resignation and Removal; Appointment of Successor.
(a) The Rights Agent may resign at any time by written notice to Insight. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least thirty (30) days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.
(b) Insight will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least thirty (30) days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).
(c) If the Rights Agent resigns, is removed or becomes incapable of acting, Insight will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if Insight fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.
(d) Insight will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 7.2. Each notice will include the name and address of the successor Rights Agent. If Insight fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Insight.
(e) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, Insight will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.
(f) The Rights Agent will reasonably cooperate with Insight and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.
Section 3.4 Acceptance of Appointment by Successor.
Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to Insight and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of Insight or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.
ARTICLE 4
COVENANTS
Section 4.1 List of Holders.
Insight will furnish or cause to be furnished to the Rights Agent, in such form as Insight receives from Insight’s transfer agent (or other agent performing similar services for Insight), the names and addresses of the Holders within fifteen (15) Business Days following the Closing Date.
Section 4.2 Obligations of Public Company.
(a) Notwithstanding anything herein to the contrary, (a) Insight and its Affiliates shall have the power and right to control all aspects of their businesses and operations (and all of their assets and products, including, subject to Section 4.2(b), with respect to (i) managing, directing and controlling the exploitation of the Company CVR Assets in all respects and (ii) conducting any sale process (including engagement of advisors) with respect to any Company CVR Assets), and subject to Insight’s compliance with the terms of this Agreement, Insight and its Affiliates may exercise or refrain from exercising such power and right as it may deem appropriate and in the best overall interests of Insight and its Affiliates and its and their stockholders, rather than the interest of the Holders, (b) none of Insight or any of its Affiliates (or any directors, officer, employee, or other representative of the foregoing) owes any fiduciary duty or similar duty or any other implied duties (including the implied covenant of good faith and fair dealing) to any Holder in respect of the CVRs or the Company CVR Assets, (c) except as specifically provided in Section 4.2(b), Insight shall have no obligation to operate, use, sell, transfer, convey, license, develop, commercialize or otherwise exploit in any particular manner any of its or its Affiliates’ business or operations (or any of their assets or products) or to negotiate or enter into any agreement, including any Disposition Agreement, including in order to obtain, maximize or expedite the receipt of any Gross Proceeds or minimize Permitted Deductions, and (d) following the Disposition Period, Insight shall be permitted to take any action in respect of the Company CVR Assets in order to satisfy any wind-down and termination Liabilities of the Company CVR Assets.
(b) Insight will allocate reasonable resources to reasonably maintain the Company CVR Assets during the Disposition Period.
(c) None of Insight or any of its Affiliates shall have any obligation or liability whatsoever to any Person relating to or in connection with any action, or failure to act, with respect to the sale of the Company CVR Assets, except for the obligation to make CVR Payment Amounts to the Holders of CVRs pursuant to this Agreement.
(d) Except for the obligations to the Rights Agent set forth in Section 2.3(b), neither Insight nor its Subsidiaries will have any responsibility or liability whatsoever to any Person other than the Holders.
Section 4.3 Prohibited Actions.
Unless approved by the Insight Board, prior to the end of the Disposition Period, Insight shall not grant any lien, security interest, pledge or similar interest in any Company CVR Assets or any Net Proceeds.
Section 4.4 Books and Records.
Until the end of the CVR Term, Insight shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to support the applicable CVR Payments, if any, payable hereunder in accordance with the terms specified in this Agreement.
Section 4.5 Audits.
Until the Termination Date and for a period of one (1) year thereafter, Insight shall keep complete and accurate records in sufficient detail to support the accuracy of the payments due hereunder. The Acting Holders shall have the right to cause an independent accounting firm reasonably acceptable to Insight to audit such records for the sole purpose of confirming payments for a period covering not more than the date commencing with the first CVR Payment Period in which Insight or its Affiliates receives Gross Proceeds and ending on the last day of the CVR Term. Insight may require such accounting firm to execute a reasonable confidentiality agreement with Insight prior to commencing the audit. The accounting firm shall disclose to Rights Agent or the Acting Holders, as applicable, only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared, and in no event shall Insight be required to provide any Tax returns or any other Tax information it deems confidential to the Acting Holders or any other party. Such audits may be conducted during normal business hours upon reasonable prior written notice to Insight, but no more than frequently than once per year. No accounting period of Insight shall be subject to audit more than one time by the Acting Holders, as applicable. Adjustments (including remittances of underpayments or overpayments disclosed by such audit) shall be made by Insight to reflect the results of such audit, which adjustments shall be paid promptly following receipt of an invoice therefor. Whenever such an adjustment is made, Insight shall promptly prepare a certificate setting forth such adjustment, and a brief, reasonably detailed statement of the facts, computation and methodology accounting for such adjustment to the extent not already reflected in the audit report and promptly file with the Rights Agent a copy of such report and promptly deliver to the Rights Agent a revised CVR Payment Statement for the relevant CVR Payment Period. The Rights Agent shall be fully protected in relying on any such report and on any adjustment or statement therein contained and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of any such adjustment or any such event unless and until it shall have received such report. The Acting Holders, as applicable, shall bear the full cost and expense of such audit unless such audit discloses an underpayment by Insight of twenty percent (20%) or more of the CVR Payment due under this Agreement, in which case Insight shall bear the full cost and expense of such audit. The Rights Agent shall be entitled to rely on any audit report delivered by the independent accounting firm pursuant to this Section 4.5.
ARTICLE 5
AMENDMENTS
Section 5.1 Amendments Without Consent of Holders or Rights Agent.
(a) Insight, at any time and from time to time, may (without the consent of any Person, including the Holders, other than the Rights Agent, with such consent not to be unreasonably withheld, conditioned or delayed) enter into one or more amendments to this Agreement for any of the following purposes:
(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;
(ii) subject to Section 6.1, to evidence the succession of another person to Insight and the assumption of any such successor of the covenants of Insight outlined herein in a transaction contemplated by Section 6.1;
(iii) to add to the covenants of Insight such further covenants, restrictions, conditions or provisions as Insight and the Rights Agent will consider to be for the protection and benefit of the Holders; provided that in each case, such provisions do not adversely affect the interests of the Holders;
(iv) to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;
(v) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws;
(vi) as may be necessary or appropriate to ensure that Insight is not required to produce a prospectus or an admission document in order to comply with applicable Law;
(vii) to cancel the CVRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.6, or (ii) following a transfer of such CVRs to Insight or its Affiliates in accordance with Section 2.2 or Section 2.3;
(viii) as may be necessary or appropriate to ensure that Insight complies with applicable Law; or
(ix) to effect any other amendment to this Agreement for the purpose of adding, eliminating or changing any provisions of this Agreement, provided that, in each case, such additions, eliminations or changes do not adversely affect the interests of the Holders.

(b) Promptly after the execution by Insight of any amendment pursuant to this Section 5.1, Insight will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.
Section 5.2 Amendments with Consent of Holders.
(a) In addition to any amendments to this Agreement that may be made by Insight without the consent of any Holder pursuant to Section 5.1, with the consent of the Acting Holders (whether evidenced in a writing or taken at a meeting of the Holders), Insight and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.
(b) Promptly after the execution by Insight and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Insight will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.
Section 5.3 Effect of Amendments.
Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of Insight which states that the proposed supplement or amendment is in compliance with the terms of this Article 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.
ARTICLE 6
CONSOLIDATION, MERGER, SALE OR CONVEYANCE
Section 6.1 Change of Control.
Prior to the Termination Date, Insight shall not consummate a Change of Control without the consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed), unless:
(a) the Person that is the relevant transferee, assignee, acquiror, delegate or other successor (including by operation of law) in such Change of Control (the “Surviving Person”) shall assume or succeed to the obligations on all CVRs (when and as due hereunder); and
(b) Insight has delivered to the Rights Agent an Officer’s Certificate stating that such Change of Control complies with this Article 6 and that all conditions precedent herein provided for relating to such Change of Control have been complied with.
Section 6.2 Successor Substituted.
Upon the consummation of any Change of Control in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of Insight under this Agreement with the same effect as if the Surviving Person had been named as Insight herein.

ARTICLE 7
MISCELLANEOUS
Section 7.1 Notices to Rights Agent and to Insight.
All notices, requests and other communications (each, a “Notice”) to any party hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder when sent (a) fees prepaid, via a reputable international overnight courier service in the case of delivery in person, by FedEx or other internationally recognized overnight courier service or (b) on the date sent in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to the Rights Agent, to:

Computershare Trust Company, N.A.
Computershare Inc.
150 Royall Street
Canton, MA 02021

if to Insight, to:

ImageneBio Inc.
[Address]
[City, State ZIP]
Attention: [•]
Email: [•]

with a copy, which shall not constitute notice, to:

[Counsel]
[Address]
City, State ZIP]
Attention: [•]
Email: [•]

or to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto.
Section 7.2 Notice to Holders.
All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.
Section 7.3 Entire Agreement.
As between Insight and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.
Section 7.4 Merger or Consolidation or Change of Name of Rights Agent.
Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 7.4.
Section 7.5 Successors and Assigns.
This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, Insight and the Rights Agent and their respective successors and assigns. Except for assignments pursuant to Section 7.4, the Rights Agent may not assign this Agreement without Insight’s prior written consent. Subject to Section 5.1(a)(ii) and Article 6 hereof, Insight may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom Insight is merged or consolidated, or any entity resulting from any merger or consolidation to which Insight shall be a party (each, an “Assignee”); provided, that in connection with any assignment to an Assignee, Insight shall agree to remain liable for the performance by Insight of its obligations hereunder (to the extent Insight exists following such assignment). Insight or an Assignee may not otherwise assign this Agreement without the prior consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed). Any attempted assignment of this Agreement in violation of this Section 7.5 will be void ab initio and of no effect.
Section 7.6 Benefits of Agreement; Action by Acting Holders.
Nothing in this Agreement, express or implied, will give to any Person (other than Insight, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of Insight, the Rights Agent, the Holders and their permitted successors and assigns. The Holders will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.
Section 7.7 Governing Law.
This Agreement and the CVRs will be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflicts of law rules of such state.
Section 7.8 Jurisdiction.
In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, and appellate courts thereof; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.8; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.1 or Section 7.2 of this Agreement.
Section 7.9 WAIVER OF JURY TRIAL.
EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.

Section 7.10 Severability Clause.
In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written Notice to Insight.
Section 7.11 Counterparts; Effectiveness.
This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).
Section 7.12 Termination.
This Agreement will automatically terminate and be of no further force or effect and, except as provided in Section 3.2, the parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor, upon the earliest to occur of (a) the expiration of the CVR Term, (b) the expiration of all payment obligations under the Disposition Agreements, or (c) the delivery of a written notice of termination duly executed by Insight and the Acting Holders (such date, the “Termination Date”). The termination of this Agreement will not affect or limit the right of Holders to receive the CVR Payments under Section 2.4 to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement until such CVR Payments, if any, have been made, if applicable.
Section 7.13 Funds.
All funds received by Rights Agent under this Agreement that are to be distributed or applied by Rights Agent in the performance of services hereunder (the “Funds”) shall be held by Computershare, as agent for Insight, and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Insight. Until paid pursuant to the terms of this Agreement, the Rights Agent shall cause Computershare to hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall, in the absence of bad faith, gross negligence, fraud or willful misconduct (each as determined by a final, non-appealable judgment of a court of competent jurisdiction) on its part, have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits.
Section 7.14 Further Assurance by Insight.
Insight agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required or requested by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

Section 7.15 Construction.
(a) For purposes of this Agreement, whenever the context requires: singular terms will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.
(b) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”
(c) The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.
(d) Unless stated otherwise, “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section of this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.
(e) A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.
(f) Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified. The parties hereto and Insight have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and Insight and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.
(g) All references herein to “$” are to United States Dollars.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

IKENA ONCOLOGY, INC.

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A. and COMPUTERSHARE INC.,

On behalf of both entities

By:
Name:
Title:

Exhibit H
Ikena Oncology, Inc.
2025 Equity Incentive Plan
Adopted By The Board Of Directors: [   ], 202
Approved By The Stockholders: [   ], 202
1. General.
(a) Successor to and Continuation of Prior Plan. The Plan is the successor to and continuation of the Prior Plan. As of the Effective Date, (i) no additional awards may be granted under the Prior Plan; (ii) any Returning Shares will become available for issuance pursuant to Awards granted under this Plan; and (iii) all outstanding awards granted under the Prior Plan will remain subject to the terms of the Prior Plan (except to the extent such outstanding awards result in Returning Shares that become available for issuance pursuant to Awards granted under this Plan). All Awards granted under this Plan will be subject to the terms of this Plan.
(b) Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.
(c) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.
(d) Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.
2. Shares Subject To The Plan.
(a) Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed [   ]shares, which is the sum of: (i) [   ] new shares, plus (ii) up to [   ] Returning Shares, as such shares become available from time to time. In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2026 and ending on (and including) January 1, 2035, in an amount equal to [   ] percent (   %) of the total number of shares of Capital Stock outstanding on December 31 of the preceding year; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.
(b) Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [   ] shares.
(c) Share Reserve Operation.
(i) Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
(ii) Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock); (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.
(iii) Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.
3. Eligibility And Limitations.
(a) Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.
(b) Specific Award Limitations.
(i) Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).
(ii) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
(iii) Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (1) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (2) the Option is not exercisable after the expiration of five years from the date of grant of such Option.
(iv) Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A or unless such Awards otherwise comply with the requirements of Section 409A.
(c) Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).
(d) Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (1) $750,000 in total value or (2) in the event such Non-Employee Director is first appointed or elected to the Board during such calendar year, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.
4. Options And Stock Appreciation Rights.
Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(a) Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.
(b) Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.
(c) Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:
(i) by cash or check, bank draft or money order payable to the Company;
(ii) pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the U.S. Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;
(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;
(iv) if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or
(v) in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.
(d) Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.

(e) Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:
(i) Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.
(ii) Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.
(f) Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the applicable Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.
(g) Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.
(h) Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):
(i) three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);
(ii) 12 months following the date of such termination if such termination is due to the Participant’s Disability;
(iii) 12 months following the date of such termination if such termination is due to the Participant’s death; or
(iv) 12 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).
Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.
(i) Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).
(j) Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the U.S. Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the U.S. Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.
(k) Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.
5. Awards Other Than Options And Stock Appreciation Rights.
(a) Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(i) Form of Award.
(1) Restricted Stock Awards: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (A) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (B) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.
(2) RSU Awards: An RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Award Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).
(ii) Consideration.
(1) Restricted Stock Awards: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) services to the Company or an Affiliate, or (C) any other form of consideration as the Board may determine and permissible under Applicable Law.
(2) RSU Awards: Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.
(iii) Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.
(iv) Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (1) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and the Participant will have no further right, title or interest in the Restricted Stock Award, the shares of Common Stock subject to the Restricted Stock Award, or any consideration in respect of the Restricted Stock Award and (2) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.
(v) Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.
(vi) Settlement of RSU Awards. An RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.
(b) Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.
(c) Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.
6. Adjustments Upon Changes In Common Stock; Other Corporate Events.
(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a); (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b); and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.
(b) Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.
(c) Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction, except as set forth in Section 11, unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.
(i) Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume, continue or substitute the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.
(ii) Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed, continued or substituted in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code.
(iii) Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.
(iv) Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.
(d) Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.
(e) No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company, the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any Change in Control, any Corporate Transaction, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
7. Administration.
(a) Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.
(b) Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i) To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.
(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.
(iii) To settle all controversies regarding the Plan and Awards granted under it.
(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.
(v) To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock, including any Corporate Transaction, for reasons of administrative convenience.
(vi) To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.
(vii) To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(viii) To submit any amendment to the Plan for stockholder approval.
(ix) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(x) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
(xi) To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are non-U.S. nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant non-U.S. jurisdiction).
(xii) To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.
(c) Delegation to Committee.
(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with the Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
(ii) Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.
(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
(e) Delegation to Other Person or Body. The Board or any Committee may delegate to one or more persons or bodies the authority to do one or more of the following to the extent permitted by Applicable Law: (i) designate recipients, other than Officers, of Awards, provided that no person or body may be delegated authority to grant an Award to themself; (ii) determine the number of shares subject to such Awards; and (iii) determine the terms of such

Awards; provided, however, that the Board or Committee action regarding such delegation will fix the terms of such delegation in accordance with Applicable Law, including without limitation Sections 152 and 157 of the Delaware General Corporation Law. Unless provided otherwise in the Board or Committee action regarding such delegation, each Award granted pursuant to this section will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, with any modifications necessary to incorporate or reflect the terms of such Award. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to any person or body (who is not a Director or that is not comprised solely of Directors, respectively) the authority to determine the Fair Market Value.
8. Tax Withholding
(a) Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate arrangements to satisfy the Tax-Related Items withholding obligations, if any, of the Company and/or an Affiliate that arise in connection with the grant, vesting, exercise or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.
(b) Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any Tax-Related Items withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the U.S. Federal Reserve Board; or (vi) by such other method as may be set forth in the Award Agreement.
(c) No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law, the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the U.S. Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the U.S. Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the U.S. Internal Revenue Service.
(d) Withholding Indemnification. The Company and/or its Affiliate may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in a Participant’s jurisdiction. In the event of overwithholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock) or, if not refunded, the Participant may seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or its Affiliate. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount. Further, if the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the

Participant will be deemed to have been issued the full number of shares subject to the Award, notwithstanding that a number of the shares is held back solely for the purpose of paying the Tax-Related Items.
9. Miscellaneous.
(a) Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
(b) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.
(c) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
(d) Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.
(e) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will (unless otherwise required under Applicable Law) and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without Cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the U.S. state or non-U.S. jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.
(f) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.
(g) Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.
(h) Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
(i) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.
(j) Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.
(k) Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of a Restricted Stock Award and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.
(l) Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
(m) Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.
(n) Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(o) Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.
10. Covenants Of The Company.
The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.
11. Additional Rules For Awards Subject To Section 409A.
(a) Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.
(b) Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.
(i) If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date; or (ii) the 60th day that follows the applicable vesting date.
(ii) If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six-month period.
(iii) If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under U.S. Treasury Regulations Section 1.409A-3(a)(4).
(c) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.

(i) Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:
(1) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.
(2) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.
(ii) Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.
(1) In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.
(2) If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.
(3) The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.
(d) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.
(i) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.
(ii) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.
(e) If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:
(i) Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.
(ii) The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in U.S. Treasury Regulations Section 1.409A-3(j)(4)(ix).
(iii) To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provide that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.
(iv) The provisions in this subsection (e) for delivery of the shares in respect of the settlement of an RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.
12. Severability.
If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
13. Termination Of The Plan.
The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date; or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14. Definitions.
As used in the Plan, the following definitions apply to the capitalized terms indicated below:
(a) “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.
(b) “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee, as applicable.
(c) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(d) “Applicable Law” means the Code and any applicable U.S and non-U.S. securities, exchange, control, tax, federal, state, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).
(e) “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).
(f) “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.
(g) “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.
(h) “Capital Stock” means each and every class of common stock of the Company, regardless of the number of votes per share.
(i) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Adoption Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(j) “Cause” has the meaning ascribed to such term in any written agreement between a Participant and the Company or any Affiliate of the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or in each case the equivalent in any relevant jurisdiction; (iii) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company or any Affiliate of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company or any Affiliate of the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company or any Affiliate of the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s

Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or any Affiliate of the Company or such Participant for any other purpose.
(k) “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Acquiring Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the Acquiring Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(iv) individuals who, on the Adoption Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.
(l) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(m) “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.
(n) “Common Stock” means the common stock of the Company.
(o) “Company” means Ikena Oncology, Inc., a Delaware corporation, and as of the Effective Date, shall mean ImageneBio, Inc., a Delaware corporation, and any successor corporation thereto.
(p) “Compensation Committee” means the Compensation Committee of the Board.
(q) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
(r) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by Applicable Law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Company or an Affiliate, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by Applicable Law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under U.S. Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).
(s) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i) a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;
(ii) a sale or other disposition of at least 50% of the outstanding securities of the Company;
(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.
(t) “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.
(u) “Director” means a member of the Board.
(v) “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(w) “Effective Date” means the date of the closing of the transactions contemplated by that Agreement and Plan of Merger, dated [DATE], between the Ikena Oncology, Inc., Insight Merger Sub I, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Ikena Oncology, Inc., Insight Merger Sub II, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Ikena Oncology, Inc., and Inmagene Biopharmaceuticals, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands.
(x) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(y) “Employer” means the Company or the Affiliate that employs the Participant.
(z) “Entity” means a corporation, partnership, limited liability company or other entity.
(aa) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(bb) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company, or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.
(cc) “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:
(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
(ii) If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.
(iii) In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(dd) “Governmental Body” means any: (i) nation, state, commonwealth, canton, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) U.S. or non-U.S. federal, state, local, municipal, or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).
(ee) “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.
(ff) “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
(gg) “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised; (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.
(hh) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(ii) “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, or (ii) the terms of any Non-Exempt Severance Arrangement.
(jj) “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.
(kk) “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder)) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under U.S. Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.
(ll) “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.
(mm) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(nn) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(oo) “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.
(pp) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(qq) “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Option, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.
(rr) “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.
(ss) “Own,” “Owned,” “Owner,” or “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(tt) “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
(uu) “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.
(vv) “Performance Criteria” means one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; relative stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales, annual recurring revenue or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the U.S. Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.
(ww) “Performance Goals” means, for a Performance Period, one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Award.
(xx) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.
(yy) “Plan” means this Ikena Oncology, Inc. 2025 Equity Incentive Plan, as amended from time to time.
(zz) “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day-to-day operations of the Plan and the Company’s other equity incentive programs.
(aaa) “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).
(bbb) “Prior Plan” means the Ikena Oncology, Inc. 2021 Stock Option and Incentive Plan, as amended from time to time.
(ccc) “Prospectus” means the document containing the Plan information specified in Section 10(a) of the Securities Act.
(ddd) “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(eee) “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.
(fff) “Returning Shares” means shares subject to outstanding stock awards granted under the Prior Plan and that following the Effective Date: (A) are not issued because such stock award or any portion thereof expires or otherwise terminates without all of the shares covered by such stock award having been issued; (B) are not issued because such stock award or any portion thereof is settled in cash; (C) are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares; (D) are withheld or reacquired to satisfy the exercise, strike or purchase price; or (E) are withheld or reacquired to satisfy a tax withholding obligation.
(ggg) “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(hhh) “RSU Award Agreement” means a written or electronic agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award grant. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.
(iii) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(jjj) “Rule 405” means Rule 405 promulgated under the Securities Act.
(kkk) “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.
(lll) “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.
(mmm) “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and U.S. Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
(nnn) “Securities Act” means the U.S. Securities Act of 1933, as amended.
(ooo) “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).
(ppp) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.
(qqq) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.
(rrr) “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant.
(sss) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.
(ttt) “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.
(uuu) “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(vvv) “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

Exhibit I
Ikena Oncology, Inc.

2025 Employee Stock Purchase Plan

Adopted By The Board Of Directors: [  ], 202

Approved By The Stockholders: [  ], 202
Effective Date: [  ], 2025
1. General; Purpose
(a) The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.
(b) The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes grants of Purchase Rights under the Non-423 Component that do not meet the requirements of an Employee Stock Purchase Plan. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. In addition, the Company may make separate Offerings which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan or the requirements of an Employee Stock Purchase Plan to the extent the Offering is made under the 423 Component), and the Company will designate which Designated Company is participating in each separate Offering.
(c) The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.
2. Administration.
(a) The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).
(b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i) To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).
(ii) To designate from time to time (A) which Related Corporations will be eligible to participate in the Plan as Designated 423 Companies, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Companies, (C) which Affiliates or Related Corporations may be excluded from participation in the Plan, and (D) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings)
(iii) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.
(iv) To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.
(v) To suspend or terminate the Plan at any time as provided in Section 12.
(vi) To amend the Plan at any time as provided in Section 12.
(vii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company, its Related Corporations and Affiliates, and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.

(viii) To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are non-U.S. nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Company, do not have to comply with the requirements of Section 423 of the Code.
(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan and any applicable Offering Document to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee (or its delegate) and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee (or a delegate of the Committee), the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
(d) All determinations, interpretations and constructions made by the Board will not be subject to review by any person and will be final, binding and conclusive on all persons.
3. Shares Of Common Stock Subject To The Plan.
(a) Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [  ] shares of Common Stock, plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of up to ten years, commencing on January 1, 2026 and ending on (and including) January 1, 2035, in an amount equal to the lesser of (x) [  ] percent (  %) of the total number of shares of Capital Stock outstanding on December 31st of the preceding calendar year, and (y) [  ] shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.
(b) If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.
(c) The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.
4. Grant Of Purchase Rights; Offering.
(a) The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.
(b) If a Participant has more than one Purchase Right outstanding under the Plan, unless such Participant otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of such Participant’s Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.
(c) The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.
5. Eligibility.
(a) Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company, the Related Corporation or the Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may (unless prohibited by Applicable Law) require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may provide (unless prohibited by Applicable Law) that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude (unless prohibited by Applicable Law) from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company, a Related Corporation or an Affiliate, or a subset of such highly compensated employees.
(b) The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:
(i) the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;
(ii) the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and
(iii) the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, the individual will not receive any Purchase Right under that Offering.
(c) No Employee will be eligible for the grant of any Purchase Rights under the 423 Component if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.
(d) As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds U.S. $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.
(e) Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.
(f) Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.
6. Purchase Rights; Purchase Price.
(a) On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage of earnings (as such concept is defined in the Offering Document) or with a maximum dollar amount, but in either case as so specified by the Board in the Offering Document, during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.
(b) The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.
(c) In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.
(d) The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by the Board prior to commencement of an Offering and will not be less than the lesser of:
(i) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or
(ii) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.
7. Participation; Withdrawal; Termination.
(a) An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified in the Offering, an enrollment form provided by the Company or a Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be held separately or deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first practicable payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase such Participant’s Contributions. If payroll deductions are impermissible or problematic under Applicable Law or if specifically provided in the Offering and to the extent permitted by Section

423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.
(b) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company or a Company Designee. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of such Participant’s accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon such Participant’s eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.
(c) Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of such individual’s accumulated but unused Contributions.
(d) Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component for the remainder of the Offering. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.
(e) During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company and valid under Applicable Law, by a beneficiary designation as described in Section 10.
(f) Unless otherwise specified in the Offering or required by Applicable Law, the Company will have no obligation to pay interest on Contributions.
8. Exercise Of Purchase Rights.
(a) On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.
(b) Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be held in such Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such next Offering, in which case such amount will be distributed to such Participant after the final Purchase Date without interest (unless the payment of interest is otherwise required by Applicable Law). If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock is at least equal to the amount required to purchase one (1) whole share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).
(c) No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. and non-U.S. federal, state and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to

Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).
9. Covenants Of The Company.
The Company will seek to obtain from each U.S. and non-U.S. federal, state or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.
10. Designation Of Beneficiary.
(a) The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.
(b) If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
11. Adjustments Upon Changes In Common Stock; Corporate Transactions.
(a) In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.
(b) In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.
12. Amendment, Termination Or Suspension Of The Plan.
(a) The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.

(b) The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.
(c) Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.
13. Tax Qualification; Tax Withholding.
(a) Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.
(b) Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation or Affiliate, to enable the Company, the Related Corporation or the Affiliate to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company, a Related Corporation or an Affiliate; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.
(c) The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

14. Effective Date Of Plan.
The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.
15. Miscellaneous Provisions.
(a) Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.
(b) A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).
(c) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment or service contract, as applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ or service of the Company, a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment or service of a Participant.
(d) The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflict of laws rules.
(e) If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.
(f) If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.
16. Definitions.
As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a) “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(b) “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(c) “Applicable Law” means the Code and any applicable U.S. and non-U.S. securities, exchange control, tax, federal, state, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the New York Stock Exchange, NASDAQ Stock Market or the Financial Industry Regulatory Authority).
(d) “Board” means the Board of Directors of the Company.
(e) “Capital Stock” means each and every class of common stock of the Company, regardless of the number of votes per share.
(f) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards

Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(g) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(h) “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).
(i) “Common Stock” means the common stock of the Company.
(j) “Company” means Ikena Oncology Inc., a Delaware corporation, and as of the Effective Date, shall mean ImageneBio, Inc., a Delaware corporation, and any successor corporation thereto
(k) “Contributions” means the payroll deductions, contributions made by Participants in case payroll deductions are impermissible or problematic under Applicable Law and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into the Participant’s account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions or other contributions and, with respect to the 423 Component, to the extent permitted by Section 423.
(l) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;
(ii) a sale or other disposition of more than 50% of the outstanding securities of the Company;
(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(m) “Designated 423 Company” means any Related Corporation selected by the Board as participating in the 423 Component.
(n) “Designated Company” means any Designated Non-423 Company or Designated 423 Company, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.
(o) “Designated Non-423 Company” means any Related Corporation or Affiliate selected by the Board as participating in the Non-423 Component.
(p) “Director” means a member of the Board.
(q) “Effective Date” means the date of the closing of the transactions contemplated by that Agreement and Plan of Merger, dated [DATE], between Ikena Oncology, Inc, Insight Merger Sub I, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Ikena Oncology, Inc., Insight Merger Sub II, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Ikena Oncology, Inc, and Inmagene Biopharmaceuticals, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands.
(r) “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(s) “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(t) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.
(u) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
(v) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.
(ii) In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code
(iii) Notwithstanding the foregoing, for any Offering that commences on the IPO Date, the Fair Market Value of the shares of Common Stock on the Offering Date will be the price per share at which shares are first sold to the public in the Company’s initial public offering as specified in the final prospectus for that initial public offering.
(w) “Governmental Body” means any: (i) nation, state, commonwealth, canton, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) U.S. or non-U.S. federal, state, local, municipal or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the New York Stock Exchange, the NASDAQ Stock Market and the Financial Industry Regulatory Authority).
(x) “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(y) “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.
(z) “Offering Date” means a date selected by the Board for an Offering to commence.
(aa) “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.
(bb) “Participant” means an Eligible Employee who holds an outstanding Purchase Right.
(cc) “Plan” means this Ikena Oncology, Inc. 2024 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.
(dd) “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(ee) “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.
(ff) “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.
(gg) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.
(hh) “Securities Act” means the U.S. Securities Act of 1933, as amended.
(ii) “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.
(jj) “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

Exhibit J
DATED      2025

INMAGENE BIOPHARMACEUTICALS

AND
INSIGHT MERGER SUB I

PLAN OF MERGER

Floor 4, Willow House, Cricket Square
Grand Cayman KY1-9010
Cayman Islands
campbellslegal.com

PLAN OF MERGER
THIS PLAN OF MERGER is made on      2025 pursuant to the provisions of Part XVI of the Companies Act (as revised) of the Cayman Islands (the “Act”) by:
(1)
INMAGENE BIOPHARMACEUTICALS, an exempted company incorporated with limited liability under the laws of the Cayman Islands with registered number 349629 and having its registered office at Aequitas International Management Ltd., Grand Pavilion Commercial Centre, Suite 24, 802 West Bay Road, P.O. Box 10281, Grand Cayman KY1-1003, Cayman Islands (the “Surviving Company”); and

(2)
INSIGHT MERGER SUB I, an exempted company incorporated with limited liability under the laws of the Cayman Islands with registered number 416365 and having its registered office at Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands (“Merger Sub I” and together with the Surviving Company, the “Constituent Companies”).

WHEREAS:
(A)
The respective boards of directors of each of the Constituent Companies have approved the merger of the Constituent Companies, with the Surviving Company continuing as the surviving company (the “Merger”), upon the terms and subject to the conditions of (i) the Merger Agreement dated 23 December 2024 between inter alia the Surviving Company and Merger Sub I, as Annexure I to this Plan of Merger (the “Merger Agreement”), and (ii) this Plan of Merger, prepared, and to be filed with the Cayman Islands registrar of companies (“Registrar”), pursuant to and in accordance with the provisions of Part XVI of the Act.

(B)
The shareholders of each of the Surviving Company and Merger Sub I have approved and adopted this Plan of Merger on the terms and subject to the conditions set forth herein and in accordance with the Act.

(C)	Each of the Surviving Company and Merger Sub I wish to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Act.
IT IS AGREED THAT:
1.	Capitalised terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement.
2.	The Constituent Companies are the constituent companies (as defined in the Act).
3.	The surviving company (as defined in the Act) that results from the merger of the Constituent Companies (the “Merger”) shall be the Surviving Company.
4.	The registered office of Merger Sub I is at Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands.
5.
The registered office of the Surviving Company is, and following the Effective Date (as defined below) shall remain, at Aequitas International Management Ltd., Grand Pavilion Commercial Centre, Suite 24, 802 West Bay Road, P.O. Box 10281, Grand Cayman KY1-1003, Cayman Islands.

6.
In accordance with sections 233(13) and 234 of the Act, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar or such later date on which the Constituent Companies agree and notify the Registrar accordingly in accordance with the Act (the “Effective Date”).

7.
Merger Sub I has, immediately prior to the Effective Date, an authorised share capital of US$50,000.00 divided into 50,000 ordinary shares having a par value of US$1.00 each, of which 1 ordinary share has been issued and are outstanding.

8.
The Surviving Company has, immediately prior to the Effective Date, an authorised share capital of US$1,000,000 divided into (i) 18,721,541,692 ordinary shares of par value US$0.00005 each, (ii) 71,428,571 series Seed convertible redeemable participating preferred shares of par value US$0.00005 each, 326,079,495 series A convertible redeemable participating preferred shares of par value US$0.00005 each, (iv) 239,156,361 series B convertible redeemable participating preferred shares of par value US$0.00005 each, (v) 290,202,451 series C-1 convertible redeemable participating preferred shares of par value US$0.00005 each, and (vi) 351,591,430 series C-2 convertible redeemable participating preferred shares of par value US$0.00005 each, of which 462,105,898 ordinary shares, 71,428,571 series Seed convertible redeemable participating preferred shares, 326,079,495 series A convertible redeemable participating preferred shares, 239,156,361 series B convertible redeemable participating preferred shares, 270,636,854 series C-1 convertible redeemable participating preferred shares and 127,875,914 series C-2 convertible redeemable participating preferred shares, have been issued and are outstanding.
9.
Upon the Merger, the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company and the Surviving Company shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

10.
The terms and conditions of the Merger, including the manner and basis of converting shares in each Constituent Company into shares in the Surviving Company or into other property are set out in the Merger Agreement.

11.
The Fourth Amended and Restated Memorandum and Articles of Association of the Surviving Company immediately prior to the Merger, attached at Annexure II to this Plan of Merger (the “A&R M&As”), shall be the Memorandum and Articles of Association of the Surviving Company after the Merger.

12.	The rights and restrictions attaching to the shares in the Surviving Company on the Effective Date are set out in the A&R M&As.
13.	No director of any of the Constituent Companies will receive any amount or benefit paid or payable consequent upon the Merger.
14.	Neither of the Constituent Companies has any fixed or floating secured creditors as at the date of this Plan of Merger.
15.	The names and addresses of the directors of the Surviving Company with effect from the Effective Date are as follows:

Name	Address
[•]	[•]

16.	The Merger has been approved by each of the Constituent Companies in accordance with Sections 233(6) of the Act.
17.
At any time prior to the Effective Date, this Plan of Merger may be amended in writing with the approval of the board of directors of both the Surviving Company and Merger Sub I and Merger Sub I shall effect any changes to this Plan of Merger as the Merger Agreement or this Plan of Merger may expressly authorize the boards of directors of both the Surviving Company and Merger Sub I to effect in their discretion.

18.
At any time prior to the Effective Date, this Plan of Merger may be terminated by the boards of directors of both the Surviving Company and Merger Sub I in accordance with the terms and conditions of the Merger Agreement.

19.
This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.

20.	This Plan of Merger and the rights and obligations of the Constituent Companies hereunder shall be governed by and construed in accordance with the laws of the Cayman Islands.
[Signature page follows]

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SURVIVING COMPANY

For and on behalf of
INMAGENE BIOPHARMACEUTICALS

Name:
Title: Director

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

MERGING COMPANIES

For and on behalf of
INSIGHT MERGER SUB I

Name: Owen Patrick Hughes Jr.
Title: Director

ANNEXURE I

MERGER AGREEMENT

ANNEXURE II

FOURTH AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION
OF
SURVIVING COMPANY

Exhibit K
DATED                  2025

INSIGHT MERGER SUB II

AND
INMAGENE BIOPHARMACEUTICALS

PLAN OF MERGER

Floor 4, Willow House, Cricket Square
Grand Cayman KY1-9010
Cayman Islands
campbellslegal.com

PLAN OF MERGER
THIS PLAN OF MERGER is made on      2025 pursuant to the provisions of Part XVI of the Companies Act (as revised) of the Cayman Islands (the “Act”) by:
(1)
INSIGHT MERGER SUB II, an exempted company incorporated with limited liability under the laws of the Cayman Islands with registered number 416368 and having its registered office at Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands (the “Surviving Company”); and

(2)
INMAGENE BIOPHARMACEUTICALS, an exempted company incorporated with limited liability under the laws of the Cayman Islands with registered number 349629 and having its registered office at Aequitas International Management Ltd., Grand Pavilion Commercial Centre, Suite 24, 802 West Bay Road, P.O. Box 10281, Grand Cayman KY1-1003, Cayman Islands (“Inmagene” and together with the Surviving Company, the “Constituent Companies”).

WHEREAS:
(A)
The respective boards of directors of each of the Constituent Companies have approved the merger of the Constituent Companies, with the Surviving Company continuing as the surviving company (the “Merger”), upon the terms and subject to the conditions of (i) the Merger Agreement dated 23 December 2024 between inter alia the Surviving Company and Inmagene, as Annexure I to this Plan of Merger (the “Merger Agreement”), and (ii) this Plan of Merger, prepared, and to be filed with the Cayman Islands registrar of companies (the “Registrar”), pursuant to and in accordance with the provisions of Part XVI of the Act.

(B)	The shareholders of each of the Surviving Company and Inmagene have approved and adopted this Plan of Merger on the terms and subject to the conditions set forth herein and in accordance with the Act.
(C)	Each of the Surviving Company and Inmagene wish to enter into this Plan of Merger pursuant to the provisions of Part XVI of the Act.
IT IS AGREED THAT:
1.	Capitalised terms not otherwise defined in this Plan of Merger shall have the meanings given to them in the Merger Agreement.
2.	The Constituent Companies are the constituent companies (as defined in the Act).
3.	The surviving company (as defined in the Act) that results from the merger of the Constituent Companies (the “Merger”) shall be the Surviving Company.
4.
The registered office of the Inmagene is at Aequitas International Management Ltd., Grand Pavilion Commercial Centre, Suite 24, 802 West Bay Road, P.O. Box 10281, Grand Cayman KY1-1003, Cayman Islands.

5.
The registered office of the Surviving Company is, and following the Effective Date (as defined below) shall remain at, Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands.

6.
In accordance with sections 233(13) and 234 of the Act, the Merger shall be effective on the date that this Plan of Merger is registered by the Registrar or such later date on which the Constituent Companies agree and notify the Registrar accordingly in accordance with the Act (the “Effective Date”).

7.
Inmagene has, immediately prior to the Effective Date, an authorised share capital of US$1,000,000 divided into (i) 18,721,541,692 ordinary shares of par value US$0.00005 each, (ii) 71,428,571 series Seed convertible redeemable participating preferred shares of par value US$0.00005 each, 326,079,495 series A convertible redeemable participating preferred shares of par value US$0.00005 each, (iv) 239,156,361 series B convertible redeemable participating preferred shares of par value US$0.00005 each, (v) 290,202,451 series C-1 convertible redeemable participating preferred shares of par value US$0.00005 each, and (vi) 351,591,430 series C-2 convertible redeemable participating preferred shares of par value US$0.00005 each, of which 1 ordinary share has been issued and is outstanding.

8.
The Surviving Company has, immediately prior to the Effective Date, an authorised share capital of US$50,000.00 divided into 50,000 ordinary shares having a par value of US$1.00 each, of which 1 ordinary share has been issued and are outstanding.

9.
Upon the Merger, the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company and the Surviving Company shall be liable for and subject, in the same manner as the Constituent Companies, to all mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

10.
The terms and conditions of the Merger, including the manner and basis of converting shares in each Constituent Company into shares in the Surviving Company or into other property are set out in the Merger Agreement.

11.
The Memorandum and Articles of Association of the Surviving Company immediately prior to the Merger, attached at Annexure II to this Plan of Merger (the “M&As”), shall be the Memorandum and Articles of Association of the Surviving Company after the Merger.

12.	The rights and restrictions attaching to the shares in the Surviving Company on the Effective Date are set out in the M&As.
13.	No director of any of the Constituent Companies will receive any amount or benefit paid or payable consequent upon the Merger.
14.	Neither of the Constituent Companies has any fixed or floating secured creditors as at the date of this Plan of Merger.
15.	The names and addresses of the directors of the Surviving Company with effect from the Effective Date are as follows:

Name	Address
Owen Patrick Hughes Jr.

16.	The Merger has been approved by each of the Constituent Companies in accordance with Sections 233(6) of the Act.
17.
At any time prior to the Effective Date, this Plan of Merger may be amended in writing with the approval of the board of directors of both the Surviving Company and Inmagene and the Surviving Company shall effect any changes to this Plan of Merger as the Merger Agreement or this Plan of Merger may expressly authorize the boards of directors of both the Surviving Company and Inmagene to effect in their discretion.

18.
At any time prior to the Effective Date, this Plan of Merger may be terminated by the boards of directors of both the Surviving Company and Inmagene in accordance with the terms and conditions of the Merger Agreement.

19.
This Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing any such counterpart.

20.	This Plan of Merger and the rights and obligations of the Constituent Companies hereunder shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Signature page follows]
IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

SURVIVING COMPANY

For and on behalf of
INSIGHT MERGER SUB II

Name: Owen Patrick Hughes Jr.
Title: Director

IN WITNESS whereof this Plan of Merger has been entered into by the parties on the day and year first above written.

INMAGENE

For and on behalf of
INMAGENE BIOPHARMACEUTICALS

Name:
Title: Director

ANNEXURE I

MERGER AGREEMENT

ANNEXURE II

MEMORANDUM AND ARTICLES OF ASSOCIATION OF
THE SURVIVING COMPANY

Annex B

December 23, 2024
The Board of Directors
Ikena Oncology, Inc.
645 Summer Street, Suite 101
Boston, MA 02210
Ladies and Gentlemen:
You have requested our opinion as to the fairness, from a financial point of view, to Ikena Oncology, Inc., a Delaware corporation (“Ikena”), of the Exchange Ratio (as defined below) proposed to be paid by Ikena pursuant to the terms of the Agreement and Plan of Merger (the “Agreement”) to be entered into by and among Ikena, Insight Merger Sub I, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Ikena (“Merger Sub I”), Insight Merger Sub II, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Ikena (“Merger Sub II” and, collectively with Merger Sub I, “Merger Subs”), and Inmagene Biopharmaceuticals Co. Ltd., an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (the “Company”). The Agreement provides for the acquisition by Ikena of the Company through the merger of Merger Sub I with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger, followed immediately and as part of the same overall transaction by the merger of the Company with and into Merger Sub II (the “Second Merger” and collectively with the Merger, the “Mergers”), with Merger Sub II continuing as the surviving company in the Second Merger and as a wholly owned subsidiary of Ikena. Capitalized terms used but not defined herein have the meanings set forth in the Agreement.
At the First Effective Time, on the terms and subject to the conditions set forth in the Agreement and in the First Plan of Merger, by virtue of the Merger and without any further action on the part of Ikena, Merger Subs, the Company or any shareholder of the Company or Ikena: (i) any Company Shares held as treasury shares immediately prior to the First Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor; and (ii) each Company Share outstanding immediately prior to the First Effective Time (excluding treasury shares and Dissenting Shares) shall be canceled and converted solely into the right to receive such number of shares of Ikena Common Stock calculated by reference to the Exchange Ratio.
The number of shares of Ikena Common Stock to be received by holders of Company Shares (other than treasury shares and Dissenting Shares) in the Merger (the “Exchange Ratio”) is derived from the agreed relative valuations of the Company and Ikena as set forth in the Agreement. As used herein: (i) “Dissenting Shares” means any Company Shares that are issued and outstanding immediately prior to the First Effective Time and with respect to which the holder thereof has validly exercised and not effectively withdrawn or lost such holder’s right to dissent from the Merger in accordance with Section 238 of the Companies Act (As Revised) of the Cayman Islands.
The Exchange Ratio is subject to certain adjustments set forth in the Agreement; we express no opinion as to any such adjustments. The Mergers and the other transactions summarized above are collectively referred to herein as the “Transaction.” The terms and conditions of the Transaction are more fully set forth in the Agreement.
We have been engaged by Ikena to act as its exclusive financial advisor in connection with the Transaction and we will receive a fee from Ikena for providing such services, a portion of which is payable upon delivery of this opinion and the remaining (and principal) portion of which is contingent upon consummation of the Transaction. In addition, Ikena has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.
BOSTON | CHARLOTTE | CHICAGO | LOS ANGELES | MIAMI | NASHVILLE | NEW YORK |SAN FRANCISCO          LEERINK.COM

The Board of Directors
Ikena Oncology, Inc.
December 23, 2024

Leerink Partners LLC is a full-service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. We are serving as a placement agent to Ikena in connection with the PIPE financing that Ikena is conducting in connection with the Transaction, and we will receive a fee in connection therewith. In the ordinary course of business, we may, in the future, provide investment banking services to Ikena, the Company or their respective affiliates and would expect to receive customary fees for the rendering of such services. In the ordinary course of our trading and brokerage activities, we have in the past held and may in the future hold positions, for our own account or the accounts of our customers, in equity, debt or other securities of Ikena, the Company or their respective affiliates.
Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain the independence of our research department and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Ikena, the Company and the Transaction and other participants in the Transaction that differ from the views of our investment banking personnel.
In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement, as provided to us by Ikena on December 22, 2024; (ii) Ikena’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed by Ikena with the Securities and Exchange Commission (the “SEC”); (iii) Ikena’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 2024, as filed by Ikena with the SEC; (iv) certain Current Reports on Form 8-K, as filed by Ikena with, or furnished by Ikena to, the SEC; (v) certain internal information, primarily related to expense forecasts, relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Ikena, as furnished to us by the management of Ikena; and (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts relating to the Company prepared by management of Ikena, as furnished to, and approved for use by, us for purposes of our analysis (the “Company Forecast”) (collectively, the “Internal Data”). We have also conducted discussions with members of the senior management of Ikena and the Company and their respective advisors and representatives regarding such Internal Data as well as the past and current business, operations, financial condition and prospects of each of Ikena and the Company. We also conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have been advised by Ikena, and have assumed, at your direction, that the Internal Data (including, without limitation, the Company Forecast) has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Ikena and the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data (including, without limitation, the Company Forecast) or the assumptions on which it is based. As you are aware, Ikena’s management did not provide us with, and we did not otherwise have access to, financial forecasts regarding Ikena’s business, other than the expense forecasts described above. Accordingly, we did not perform a discounted cash flow analysis or any multiples-based analysis with respect to Ikena. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Ikena or the Company, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of Ikena or the Company.
We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the last version reviewed by us. We have also assumed, at your direction, that the representations and warranties made by the Company and Ikena and the Merger Subs in the Agreement are and will continue to be true and correct in all respects material to our analysis. We have assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course

The Board of Directors
Ikena Oncology, Inc.
December 23, 2024

of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of Ikena or the Company, or their respective abilities to pay their obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency, or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters. We express no view or opinion as to the price or range of prices at which the shares of stock or other securities or instruments of Ikena or any third party may trade at any time, including subsequent to the announcement or consummation of the Transaction.
We express no view as to, and our opinion does not address, Ikena’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Ikena or in which Ikena might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to Ikena of the Exchange Ratio proposed to be paid by Ikena pursuant to the terms of the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any class of securities, creditors or other constituencies of Ikena, the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Ikena, the Company or any other party, or class of such persons in connection with the Transaction, whether relative to the Exchange Ratio proposed to be paid by Ikena pursuant to the terms of the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of Ikena or the Company as to whether or how such stockholder should vote with respect to the Transaction or otherwise act with respect to the Transaction or any other matter.
Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Ikena (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. This opinion has been authorized by the Leerink Partners LLC Fairness Opinion Review Committee.
Based upon and subject to the foregoing, including the various assumptions, qualifications and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio proposed to be paid by Ikena pursuant to the terms of the Agreement is fair, from a financial point of view, to Ikena.

Very truly yours,

/s/ Leerink Partners LLC

Annex C
INMAGENE BIOPHARMACEUTICALS

FORM OF SUPPORT AGREEMENT
THIS SUPPORT AGREEMENT (this “Agreement”), dated as of December 23, 2024, is made by and among Ikena Oncology, Inc., a Delaware corporation (“Insight”), Inmagene Biopharmaceuticals, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (the “Company”), and the undersigned holders (each a “Shareholder”) of share capital of the Company.
WHEREAS, the Company, Insight, Insight Merger Sub I, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and a wholly owned subsidiary of Insight (“Merger Sub I”), and Insight Merger Sub II, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and a wholly owned subsidiary of Insight (“Merger Sub II”), have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub I with and into the Company (the “First Merger”), and the merger of the Company with and into Merger Sub II;
WHEREAS, each Shareholder beneficially owns and has sole voting power with respect to (or to direct the voting of) the number of Company Shares and/or holds Company Options to acquire the number of Company Shares indicated opposite such Shareholder’s name on Schedule 1 attached hereto (the “Shares”);
WHEREAS, as an inducement and a condition to the willingness of Insight to enter into the Merger Agreement, each Shareholder has agreed to enter into and perform this Agreement; and
WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.
NOW, THEREFORE, in consideration of, and as a condition to, Insight entering into the Merger Agreement, each Shareholder, Insight and the Company agree as follows:
1. Agreement to Vote Shares. Each Shareholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the Shareholders of the Company or any adjournment or postponement thereof with respect to the First Merger, the Merger Agreement or any Acquisition Proposal, such Shareholder shall:
(a) appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;
(b) from and after the date hereof until the Expiration Date, vote (or cause to be voted) covering all of the Shares and any New Shares that Shareholder shall be entitled to so vote: (i) in favor of (A)(1) adopting and approving the Merger Agreement, the First Plan of Merger and the Contemplated Transactions, (2) approving the First Merger and acknowledging that the approval given thereby is irrevocable and (3) providing any other consents or waivers required by the Company Charter to consummate the Merger Agreement and the Contemplated Transactions and (B) waiving any notice that may have been or may be required relating to the First Merger or other Contemplated Transactions; (ii) against any Acquisition Proposal or Acquisition Inquiry, or any agreement, transaction, matter or action that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the First Merger and any of the other Contemplated Transactions; (iii) against each of the following actions (other than with respect to a Company Legacy Transaction or the First Merger and the other Contemplated Transactions): (A) any extraordinary corporate transaction, such as a merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange or other business combination involving the Company, (B) any sale, lease, sublease, license, sublicense or transfer of a material portion of the assets of the Company that would reasonably be expected to impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the First Merger and any of the other Contemplated Transactions, (C) any reorganization, recapitalization, dissolution or liquidation of the Company or any of its Affiliates, (D) any amendment to the Company’s Organizational Documents, which amendment would reasonably be expected to impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the First Merger and any of the other Contemplated Transactions, and (E) any material change in the capitalization of the Company or the Company’s corporate structure; and (iv) to approve any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Company Shareholder Matters. Such Shareholder shall not take or commit or agree to take any action inconsistent with the foregoing.
2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the First Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Section 10 thereof or otherwise, (c) such date and time as a Company Board Adverse Recommendation Change is made in accordance with Section 6.2(d) of the Merger Agreement, or (d) the mutual written agreement of the parties to terminate this Agreement.
3. Additional Acquisitions. Each Shareholder agrees that any Company Shares or other equity securities of the Company that such Shareholder acquires or with respect to which such Shareholder otherwise acquires sole or shared voting power (including any proxy) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any Company Options or otherwise, including, without limitation, by gift, succession, in the event of a share subdivision or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.
4. Agreement to Retain Shares. From and after the date hereof until the Expiration Date, each Shareholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 5(c) below)) any Shares or any New Shares, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any Shares or New Shares, or (d) take any action that would make any representation or warranty of such Shareholder contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing such Shareholder’s obligations under this Agreement. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Notwithstanding the foregoing, each Shareholder may make (1) transfers by will or by operation of Law pursuant to a qualified domestic relations order or in connection with a divorce settlement or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee, (2) with respect to such Shareholder’s Company Options which expire on or prior to the Expiration Date, transfers, sale, or other disposition of Shares to the Company as payment for the (i) exercise price of such Shareholder’s Company Options and (ii) taxes applicable to the exercise of such Shareholder’s Company Options, (3) if such Shareholder is a partnership or limited liability company, a transfer to one or more partners or members of such Shareholder or to an Affiliated corporation, trust or other Entity under common control with such Shareholder, or if such Shareholder is a trust, a transfer to a beneficiary, provided, that in each such case the applicable transferee has agreed in writing to be bound by the terms and conditions of this Agreement, (4) transfers to another holder of Company Shares that has signed a voting agreement in the same form as this Agreement, and (5) transfers, sales or other dispositions as the Company may otherwise agree in writing in its sole discretion. If any voluntary or involuntary transfer of any Shares or New Shares covered hereby shall occur (including a transfer or disposition permitted by (1)-(5) of this Section 4, sale by a Shareholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares or New Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee has not executed a counterpart hereof or joinder hereto.
5. Representations and Warranties of Shareholder. Each Shareholder hereby, severally but not jointly, represents and warrants to Insight and the Company as follows:
(a) If such Shareholder is an Entity: (i) such Shareholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) such Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of such Shareholder’s obligations hereunder and the consummation of the transactions contemplated hereby by such Shareholder have been duly authorized by all necessary action on the part of such Shareholder and no other proceedings on the part of such Shareholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. If such Shareholder is an individual, such Shareholder has the legal capacity to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby;
(b) this Agreement has been duly executed and delivered by or on behalf of such Shareholder and, to such Shareholder’s knowledge and assuming this Agreement constitutes a valid and binding agreement of the Company and Insight, constitutes a valid and binding agreement with respect to such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;
(c) such Shareholder beneficially owns the number of Shares indicated opposite such Shareholder’s name on Schedule 1, which constitute all of the Shares owned by the Shareholder as of the date hereof. Such Shareholder will own any New Shares, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;
(d) to the knowledge of such Shareholder, the execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of his, her or its obligations hereunder and the compliance by such Shareholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, Contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which such Shareholder is a party or by which such Shareholder is bound, or any Law, statute, rule or regulation to which such Shareholder is subject or, in the event that such Shareholder is a corporation, partnership, trust or other Entity, any bylaw or other Organizational Document of such Shareholder; except for any of the foregoing as would not reasonably be expected to prevent or delay the performance by such Shareholder of his, her or its obligations under this Agreement in any material respect;
(e) the execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or regulatory authority by such Shareholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Shareholder of his, her or its obligations under this Agreement in any material respect;
(f) no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Insight or the Company in respect of this Agreement based upon any Contract made by or on behalf of such Shareholder; and
(g) as of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of such Shareholder, threatened against such Shareholder that would reasonably be expected to prevent or delay the performance by such Shareholder of his, her or its obligations under this Agreement in any material respect.
6. Irrevocable Proxy. Subject to the penultimate sentence of this Section 6, by execution of this Agreement, each Shareholder does hereby appoint the Company and any of its designees with full power of substitution and resubstitution, as such Shareholder’s true and lawful attorney and irrevocable proxy to vote and exercise all voting and related rights, including the right to sign such Shareholder’s name (solely in its capacity as a Shareholder) to any Shareholder consent, if Shareholder is unable to perform or otherwise does not perform his, her or its obligations under this Agreement, with respect to the Shares and New Shares solely with respect to the matters set forth in Section 1 hereof. Each Shareholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date, hereby revokes any proxy previously granted by such Shareholder with respect to the Shares and New Shares and represents that none of such previously-granted proxies are irrevocable. The Shareholder hereby affirms that the proxy set forth in this Section 6 is given in connection with, and granted in consideration of, and as an inducement to the Company, Insight, Merger Sub I and Merger Sub II to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Shareholder under Section 1. The irrevocable proxy and power of attorney granted herein shall survive the death or incapacity of such Shareholder and the obligations of such Shareholder shall be binding on such Shareholder’s heirs, personal representatives, successors, transferees and assigns. Each Shareholder hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Shares and New Shares with respect to the matters set forth in Section 1 until after the Expiration Date. With respect to any Shares and New Shares that are owned beneficially by the Shareholder but are not held of record by the Shareholder, the Shareholder shall take all action necessary to cause the record holder of such Shares to grant the irrevocable proxy and take all other actions provided for in this Section 6 with respect to such Shares and New Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date.
7. No Solicitation. From and after the date hereof until the Expiration Date, each Shareholder shall not, directly or indirectly, (a) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry regarding the Company or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry regarding the Company, (b) furnish any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry regarding the Company, (c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry regarding the Company, (d) approve, endorse or recommend any Acquisition Proposal, (e) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction regarding the Company (subject to Section 5.4 of the Merger Agreement), (f) take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry regarding the Company, (g) initiate a Shareholders’ vote or action by consent of the Company’s Shareholders with respect to an Acquisition Proposal or Acquisition Inquiry regarding the Company, (h) except by reason of this Agreement, become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company that takes any action in support of an Acquisition Proposal or Acquisition Inquiry regarding the Company or (i) propose or agree to do any of the foregoing. In the event that such Shareholder is a corporation, partnership, trust or other Entity, it shall not permit any of its Subsidiaries or Affiliates to, nor shall it authorize any officer, director or other Representative of such Shareholder or any of its Subsidiaries or Affiliates to, undertake any of the actions contemplated by this Section 7.
8. No Legal Actions. Each Shareholder will not in its capacity as a Shareholder of the Company bring, commence, institute, maintain, prosecute or voluntarily aid any Legal Proceeding which (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by such Shareholder, either alone or together with the other voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement and the Contemplated Transactions by the Company Board, constitutes a breach of any fiduciary duty of the Company Board or any member thereof.
9. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of Insight and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity, and each of the parties waives any bond, surety or other security that might be required of any other party with respect thereto. Each of the parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity.
10. Directors and Officers. This Agreement shall apply to each Shareholder solely in such Shareholder’s capacity as a Shareholder of the Company and/or holder of Company Options and not in such Shareholder’s capacity as a director, officer or employee of the Company or any of its Subsidiaries or in such Shareholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Shareholder to attempt to) limit or restrict a director and/or officer of the Company in the exercise of his or her fiduciary duties consistent with the terms of the Merger Agreement as a director and/or officer of the Company or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of the Company or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.
11. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Insight or the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to such Shareholder, and the Company shall not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company, or exercise any power or authority to direct such Shareholder in the voting of any of the Shares, except as otherwise provided herein.
12. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve any party from liability for any fraud or for any willful and material breach of this Agreement prior to termination hereof.
13. Further Assurances. Each Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Insight may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Contemplated Transactions.
14. Disclosure. Each Shareholder hereby agrees that Insight and the Company may publish and disclose in the Registration Statement, any prospectus filed with any regulatory authority in connection with the Contemplated Transactions and any related documents filed with such regulatory authority and as otherwise required by Law, such Shareholder’s identity and ownership of Shares and the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Registration Statement or prospectus or in any other filing made by Insight or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Contemplated Transactions, all subject to prior review and an opportunity to comment by Shareholder’s counsel. Prior to the Closing, each Shareholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the Contemplated Transactions, without the prior written consent of Insight and the Company, provided that the foregoing shall not limit or affect any actions taken by such Shareholder (or any affiliated officer or director of such Shareholder) that would be permitted to be taken by such Shareholder, Insight or the Company pursuant to the Merger Agreement; provided, further, that the foregoing shall not effect any actions of Shareholder the prohibition of which would be prohibited under applicable Law.
15. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient: (i) to the Company or Insight, as applicable, in accordance with Section 11.7 of the Merger Agreement, and (ii) to each Shareholder at his, her or its address or email address (providing confirmation of transmission) set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).
16. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
17. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other parties’ prior written consent shall be void and of no effect.
18. No Waivers. No waivers of any breach of this Agreement extended by the Company or Insight to such Shareholder shall be construed as a waiver of any rights or remedies of the Company or Insight, as applicable, with respect to any other Shareholder of the Company who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such Shareholder or with respect to any subsequent breach of Shareholder or any other such Shareholder of the Company. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
19. Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the state of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or Legal Proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the state of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or Legal Proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 19, (iii) waives any objection to laying venue in any such action or Legal Proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or Legal Proceeding shall be effective if notice is given in accordance with Section 15 of this Agreement.
20. Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or Legal Proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.
21. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Company Board has approved, for purposes of any applicable anti-takeover Laws and regulations and any applicable provision of the Company Charter, the Merger Agreement and the Contemplated Transactions, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.
22. Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by electronic transmission via “.pdf” shall be sufficient to bind the parties to the terms and conditions of this Agreement.
23. Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto; provided, however, that the rights or obligations of any Shareholder may be waived, amended or otherwise modified in a writing signed by Insight, the Company and such Shareholder.
24. Fees and Expenses. Except as otherwise specifically provided herein, the Merger Agreement or any other agreement contemplated by the Merger Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

25. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (i) it has read and fully understood the Merger Agreement, including the provisions relating to the payment and allocation of the consideration to be paid to Shareholders of the Company as well as holders of Company Options, this Agreement and the implications and consequences thereof; (ii) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (iii) it is fully aware of the legal and binding effect of this Agreement. The Shareholder has had an opportunity to review with its own tax advisors the tax consequences of the First Merger and the Contemplated Transactions. The Shareholder understands that it must rely solely on its advisors and not on any statements or representations made by Insight, the Company or any of their respective agents or representatives. The Shareholder understands that such Shareholder (and not Insight, the Company or the Second Surviving Company) shall be responsible for such Shareholder’s tax liability that may arise as a result of the First Merger or the Contemplated Transactions. The Shareholder understands and acknowledges that Insight, the Company, Merger Sub I and Merger Sub II are entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.
26. Definition of Merger Agreement. For purposes of this Agreement, the term “Merger Agreement” refers to such agreement as amended or modified, solely to the extent such amendments or modifications (a) do not (i) change the form of consideration or (ii) change the Exchange Ratio in a manner adverse to such Shareholder, or (b) have otherwise been agreed to in writing by such Shareholder.
27. Construction.
(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d) Except as otherwise indicated, all references in this Agreement to “Sections,” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement, respectively.
(e) The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
[Remainder of Page has Intentionally Been Left Blank]

EXECUTED as of the date first above written.

[SHAREHOLDER]

Signature

Signature Page to Company Support Agreement

EXECUTED as of the date first above written.

IKENA ONCOLOGY, INC.

By:
Name:
Title:

INMAGENE BIOPHARMACEUTICALS

By:
Name:
Title:

Signature Page to Company Support Agreement

SCHEDULE 1

Name, Address and Email Address of Shareholder

Number of Company	Ordinary Shares	Number of Company Options

Number of Company	Series Seed Preferred Shares

Number of Company	Series A Preferred Shares

Number of Company	Series B Preferred Shares

Number of Company	Series C-1 Preferred Shares

Number of Company	Series C-2 Preferred Shares

Annex D
Ikena Oncology, Inc.
FORM OF SUPPORT AGREEMENT
THIS SUPPORT AGREEMENT (this “Agreement”), dated as of December 23, 2024, is made by and among Ikena Oncology, Inc., a Delaware corporation (“Insight”), Inmagene Biopharmaceuticals, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (the “Company”), and the undersigned holders (each a “Stockholder”) of shares of capital stock of Insight.
WHEREAS, Insight, Merger Sub I, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and a wholly owned subsidiary of Insight (“Merger Sub I”), Merger Sub II, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and a wholly owned subsidiary of Insight (“Merger Sub II”), and the Company, have entered into an Agreement and Plan of Merger, dated of even date herewith (the “Merger Agreement”), providing for the merger of Merger Sub I with and into the Company, and the merger of the Company with and into Merger Sub II (the “Merger”);
WHEREAS, each Stockholder beneficially owns and has sole voting power with respect to (or to direct the voting of) the number of shares of Insight Common Stock and/or holds Insight Options to acquire the number of shares of Insight Common Stock indicated opposite such Stockholder’s name on Schedule 1 attached hereto (the “Shares”);
WHEREAS, as an inducement and a condition to the willingness of the Company to enter into the Merger Agreement, each Stockholder has agreed to enter into and perform this Agreement; and
WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.
NOW, THEREFORE, in consideration of, and as a condition to, the Company entering into the Merger Agreement, each Stockholder, Insight and the Company agree as follows:
1. Agreement to Vote Shares. Each Stockholder agrees that, prior to the Expiration Date (as defined in Section 2 below), at any meeting of the stockholders of Insight or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Insight, with respect to the Merger, the Merger Agreement or any Acquisition Proposal, such Stockholder shall:
(a) appear at such meeting or otherwise cause the Shares and any New Shares (as defined in Section 3 below) to be counted as present thereat for purposes of calculating a quorum;
(b) from and after the date hereof until the Expiration Date, vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered), as applicable, covering all of the Shares and any New Shares that Stockholder shall be entitled to so vote: (i) in favor of the Insight Stockholder Matters; (ii) against any Acquisition Proposal or Acquisition Inquiry, or any agreement, transaction, matter or action that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger and any of the other Contemplated Transactions; (iii) against each of the following actions (other than with respect to an Insight Legacy Transaction or the Merger and the other Contemplated Transactions): (A) any extraordinary corporate transaction, such as a merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange or other business combination involving Insight, (B) any sale, lease, sublease, license, sublicense or transfer of a material portion of the assets of Insight that would reasonably be expected to impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger and any of the other Contemplated Transactions, (C) any reorganization, recapitalization, dissolution or liquidation of Insight or any of its Affiliates, (D) any amendment to Insight’s Organizational Documents, which amendment would reasonably be expected to impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger and any of the other Contemplated Transactions, and (E) any material change in the capitalization of Insight or Insight’s corporate structure; and (iv) to approve any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval of the Insight Stockholder Matters. Such Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.
2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the First Effective Time, (b) such date and time as the Merger Agreement shall be terminated pursuant to Section 10 thereof or otherwise, (c) such date and time as an Insight Board Adverse Recommendation Change is made in accordance with Section 6.3(c) of the Merger Agreement, or (d) the mutual written agreement of the parties to terminate this Agreement.
3. Additional Acquisitions. Each Stockholder agrees that any shares of capital stock or other equity securities of Insight that such Stockholder acquires or with respect to which such Stockholder otherwise acquires sole or shared voting power (including any proxy) after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any Insight Options or otherwise, including, without limitation, by gift, succession, in the event of a stock split or as a dividend or distribution of any Shares (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.
4. Agreement to Retain Shares. From and after the date hereof until the Expiration Date, each Stockholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of any Liens (as defined in Section 5(c) below)) any Shares or any New Shares, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto (other than this Agreement), (c) enter into any Contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of any Liens) any Shares or New Shares, or (d) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder’s obligations under this Agreement. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Notwithstanding the foregoing, each Stockholder may make (1) transfers by will or by operation of Law pursuant to a qualified domestic relations order or in connection with a divorce settlement or other transfers for estate-planning purposes, in which case this Agreement shall bind the transferee, (2) with respect to such Stockholder’s Insight Options which expire on or prior to the Expiration Date, transfers, sale, or other disposition of Shares to Insight, or in broker-assisted cashless exercises, as payment for the (i) exercise price of such Stockholder’s Insight Options and (ii) taxes applicable to the exercise of such Stockholder’s Insight Options, (3) if such Stockholder is a partnership or limited liability company, a transfer to one or more partners or members of such Stockholder or to an Affiliated corporation, trust or other Entity under common control with such Stockholder, or if such Stockholder is a trust, a transfer to a beneficiary, provided, that in each such case the applicable transferee has agreed in writing to be bound by the terms and conditions of this Agreement, (4) transfers to another holder of Insight Common Stock that has signed a voting agreement in the same form as this Agreement, and (5) transfers, sales or other dispositions as the Company may otherwise agree in writing in its sole discretion. If any voluntary or involuntary transfer of any Shares or New Shares covered hereby shall occur (including a transfer or disposition permitted by (1)-(5) of this Section 4, sale by a Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Shares or New Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee has not executed a counterpart hereof or joinder hereto.
5. Representations and Warranties of Stockholder. Each Stockholder hereby, severally but not jointly, represents and warrants to Insight and the Company as follows:
(a) If such Stockholder is an Entity: (i) such Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, organized or constituted, (ii) such Stockholder has all necessary power and authority to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (iii) the execution and delivery of this Agreement, performance of such Stockholder’s obligations hereunder and the consummation of the transactions contemplated hereby by such Stockholder have been duly authorized by all necessary action on the part of such Stockholder and no other proceedings on the part of such Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. If such Stockholder is an individual, such Stockholder has the legal capacity to execute and deliver this Agreement, to perform such Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby;
(b) this Agreement has been duly executed and delivered by or on behalf of such Stockholder and, to such Stockholder’s knowledge and assuming this Agreement constitutes a valid and binding agreement of the Company and Insight, constitutes a valid and binding agreement with respect to such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of Law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally;
(c) such Stockholder beneficially owns the number of Shares indicated opposite such Stockholder’s name on Schedule 1, which constitute all of the Shares owned by the Stockholder as of the date hereof. Such Stockholder will own any New Shares, free and clear of any liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;
(d) to the knowledge of such Stockholder, the execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of his, her or its obligations hereunder and the compliance by such Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, Contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which such Stockholder is a party or by which such Stockholder is bound, or any Law, statute, rule or regulation to which such Stockholder is subject or, in the event that such Stockholder is a corporation, partnership, trust or other Entity, any bylaw or other Organizational Document of such Stockholder; except for any of the foregoing as would not reasonably be expected to prevent or delay the performance by such Stockholder of his, her or its obligations under this Agreement in any material respect;
(e) the execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or regulatory authority by such Stockholder except for applicable requirements, if any, of the Exchange Act, and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Stockholder of his, her or its obligations under this Agreement in any material respect;
(f) no investment banker, broker, finder or other intermediary is entitled to a fee or commission from Insight or the Company in respect of this Agreement based upon any Contract made by or on behalf of such Stockholder; and
(g) as of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder that would reasonably be expected to prevent or delay the performance by such Stockholder of his, her or its obligations under this Agreement in any material respect.
6. Irrevocable Proxy. Subject to the penultimate sentence of this Section 6, by execution of this Agreement, each Stockholder does hereby appoint the Company and any of its designees with full power of substitution and resubstitution, as such Stockholder’s true and lawful attorney and irrevocable proxy to vote and exercise all voting and related rights, including the right to sign such Stockholder’s name (solely in its capacity as a stockholder) to any Stockholder consent, if Stockholder is unable to perform or otherwise does not perform his, her or its obligations under this Agreement, with respect to the Shares and New Shares solely with respect to the matters set forth in Section 1 hereof. Each Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date, hereby revokes any proxy previously granted by such Stockholder with respect to the Shares and New Shares and represents that none of such previously-granted proxies are irrevocable. The Stockholder hereby affirms that the proxy set forth in this Section 6 is given in connection with, and granted in consideration of, and as an inducement to the Company, Insight, Merger Sub I and Merger Sub II to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 1. The irrevocable proxy and power of attorney granted herein shall survive the death or incapacity of such Stockholder and the obligations of such Stockholder shall be binding on such Stockholder’s heirs, personal representatives, successors, transferees and assigns. Each Stockholder hereby agrees not to grant any subsequent powers of attorney or proxies with respect to any Shares and New Shares with respect to the matters set forth in Section 1 until after the Expiration Date. With respect to any Shares and New Shares that are owned beneficially by the Stockholder but are not held of record by the Stockholder (other than shares beneficially owned by the Stockholder that are held in the name of a bank, broker or nominee), the Stockholder shall take all action necessary to cause the record holder of such Shares to grant the irrevocable proxy and take all other actions provided for in this Section 6 with respect to such Shares and New Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date.
7. No Solicitation. From and after the date hereof until the Expiration Date, each Stockholder shall not, directly or indirectly, (a) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry regarding Insight or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry regarding Insight, (b) furnish any non-public information regarding Insight to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry regarding Insight, (c) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry regarding Insight, (d) approve, endorse or recommend any Acquisition Proposal, (e) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction regarding Insight (subject to Section 5.4 of the Merger Agreement), (f) take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry regarding Insight, (g) initiate a stockholders’ vote or action by consent of the Insight’s stockholders with respect to an Acquisition Proposal or Acquisition Inquiry regarding Insight, (h) except by reason of this Agreement, become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of Insight that takes any action in support of an Acquisition Proposal or Acquisition Inquiry regarding Insight or (i) propose or agree to do any of the foregoing. In the event that such Stockholder is a corporation, partnership, trust or other Entity, it shall not permit any of its Subsidiaries or Affiliates to, nor shall it authorize any officer, director or other Representative of such Stockholder or any of its Subsidiaries or Affiliates to, undertake any of the actions contemplated by this Section 7.
8. No Legal Actions. Each Stockholder will not in its capacity as a stockholder of Insight bring, commence, institute, maintain, prosecute or voluntarily aid any Legal Proceeding which (i) challenges the validity or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by such Stockholder, either alone or together with the other voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement and the Contemplated Transactions by the Insight Board, constitutes a breach of any fiduciary duty of the Insight Board or any member thereof.
9. Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of Insight and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity, and each of the parties waives any bond, surety or other security that might be required of any other party with respect thereto. Each of the parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity.
10. Directors and Officers. This Agreement shall apply to each Stockholder solely in such Stockholder’s capacity as a stockholder of Insight and/or holder of Insight Options and not in such Stockholder’s capacity as a director, officer or employee of Insight or any of its Subsidiaries or in such Stockholder’s capacity as a trustee or fiduciary of any employee benefit plan or trust. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall (or require Stockholder to attempt to) limit or restrict a director and/or officer of Insight in the exercise of his or her fiduciary duties consistent with the terms of the Merger Agreement as a director and/or officer of Insight or in his or her capacity as a trustee or fiduciary of any employee benefit plan or trust or prevent or be construed to create any obligation on the part of any director and/or officer of Insight or any trustee or fiduciary of any employee benefit plan or trust from taking any action in his or her capacity as such director, officer, trustee and/or fiduciary.

11. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Insight or the Company any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to such Stockholder, and the Company does not have authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Insight or exercise any power or authority to direct such Stockholder in the voting of any of the Shares, except as otherwise provided herein.
12. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve any party from liability for any fraud or for any willful and material breach of this Agreement prior to termination hereof.
13. Further Assurances. Each Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as the Company or Insight may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Contemplated Transactions.
14. Disclosure. Each Stockholder hereby agrees that Insight and the Company may publish and disclose in the Registration Statement, any prospectus filed with any regulatory authority in connection with the Contemplated Transactions and any related documents filed with such regulatory authority and as otherwise required by Law, such Stockholder’s identity and ownership of Shares and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement and may further file this Agreement as an exhibit to the Registration Statement or prospectus or in any other filing made by Insight or the Company as required by Law or the terms of the Merger Agreement, including with the SEC or other regulatory authority, relating to the Contemplated Transactions, all subject to prior review and an opportunity to comment by Stockholder’s counsel. Prior to the Closing, each Stockholder shall not, and shall use its reasonable best efforts to cause its representatives not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the Contemplated Transactions, without the prior written consent of Insight and the Company, provided that the foregoing shall not limit or affect any actions taken by such Stockholder (or any affiliated officer or director of such Stockholder) that would be permitted to be taken by such Stockholder, Insight or the Company pursuant to the Merger Agreement; provided, further, that the foregoing shall not effect any actions of Stockholder the prohibition of which would be prohibited under applicable Law.
15. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. New York City time, otherwise on the next succeeding Business Day, in each case to the intended recipient: (i) to the Company or Insight, as applicable, in accordance with Section 11.7 of the Merger Agreement, and (ii) to each Stockholder at his, her or its address or email address (providing confirmation of transmission) set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).
16. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
17. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this

Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such party without the other parties’ prior written consent shall be void and of no effect.
18. No Waivers. No waivers of any breach of this Agreement extended by the Company or Insight to such Stockholder shall be construed as a waiver of any rights or remedies of the Company or Insight, as applicable, with respect to any other stockholder of Insight who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of Stockholder or any other such stockholder of Insight. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.
19. Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the state of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws. In any action or Legal Proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the state of Delaware or to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or Legal Proceeding shall be heard and determined exclusively in accordance with clause (i) of this Section 19, (iii) waives any objection to laying venue in any such action or Legal Proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, and (v) agrees that service of process upon such party in any such action or Legal Proceeding shall be effective if notice is given in accordance with Section 15 of this Agreement.
20. Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or Legal Proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.
21. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a Contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Insight Board has approved, for purposes of any applicable anti-takeover Laws and regulations and any applicable provision of the certificate of incorporation of Insight, the Merger Agreement and the Contemplated Transactions, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.
22. Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by electronic transmission via “.pdf” shall be sufficient to bind the parties to the terms and conditions of this Agreement.
23. Amendment. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed on behalf of each party hereto; provided, however, that the rights or obligations of any Stockholder may be waived, amended or otherwise modified in a writing signed by Insight, the Company and such Stockholder.
24. Fees and Expenses. Except as otherwise specifically provided herein, the Merger Agreement or any other agreement contemplated by the Merger Agreement to which a party hereto is a party, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.
25. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties. Each of the parties hereby acknowledges, represents and warrants that (i) it has read and fully understood the Merger Agreement, including the provisions relating to the payment and allocation of the consideration to be paid to stockholders of Insight as well as holders of Insight Options, this Agreement and the implications and consequences thereof; (ii) it has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of its own choice, or it has made a voluntary and informed decision to decline to seek such counsel; and (iii) it is fully aware of the legal and binding effect of this Agreement. The Stockholder has had an opportunity to review with its own tax advisors the tax consequences of the Merger and the Contemplated Transactions. The Stockholder understands that it must rely solely on its advisors and not on any statements or representations made by Insight, the Company or any of their respective agents or representatives. The Stockholder understands that such Stockholder (and not Insight, the Company or the Second Surviving Company) shall be responsible for such Stockholder’s tax liability that may arise as a result of the Merger or the Contemplated Transactions. The Stockholder understands and acknowledges that Insight, the Company, Merger Sub I and Merger Sub II are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.
26. Definition of Merger Agreement. For purposes of this Agreement, the term “Merger Agreement” refers to such agreement as amended or modified, solely to the extent such amendments or modifications (a) do not (i) change the form of consideration or (ii) change the Exchange Ratio in a manner adverse to such Stockholder, or (b) have otherwise been agreed to in writing by such Stockholder.
27. Construction.
(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d) Except as otherwise indicated, all references in this Agreement to “Sections,” and “Schedules” are intended to refer to Sections of this Agreement and Schedules to this Agreement, respectively.
(e) The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
[Remainder of Page has Intentionally Been Left Blank]

EXECUTED as of the date first above written.

[STOCKHOLDER]

Signature

Signature Page to Insight Support Agreement

EXECUTED as of the date first above written.

IKENA ONCOLOGY, INC.

By:
Name:	Mark Manfredi, Ph.D.
Title:	President and Chief Executive Officer

INMAGENE BIOPHARMACEUTICALS

By:
Name:	Jonathan Wang
Title:	Chief Executive Officer

Signature Page to Insight Support Agreement

SCHEDULE 1

Name, Address and Email Address of Stockholder	Shares of Insight Common Stock	Insight Options

Annex E
FORM OF LOCK-UP AGREEMENT
[DATE]
Ikena Oncology, Inc.
645 Summer Street, Suite 101
Boston, MA, 02210
Ladies and Gentlemen:
The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement”) understands that Ikena Oncology, Inc., a Delaware corporation (“Insight”), has entered into an Agreement and Plan of Merger, dated as of December 23, 2024 (as the same may be amended from time to time, the “Merger Agreement”) with Insight Merger Sub I, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Insight, Insight Merger Sub II, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Insight, and Inmagene Biopharmaceuticals, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.
As a condition and inducement to each of the parties to enter into the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, the undersigned will not, during the period commencing upon the Closing and ending on the date that is 180 days after the Closing Date (the “Restricted Period”):
(i) offer, pledge, sell, contract to sell, sell any option, warrant, or contract to purchase, purchase any option, warrant, or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Insight Common Stock or any securities convertible into or exercisable or exchangeable for Insight Common Stock (including without limitation, (a) Insight Common Stock or such other securities of Insight which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC, (b) securities of Insight which may be issued upon exercise of a stock option or warrant or settlement of a restricted stock unit and (c) Insight Common Stock or such other securities of Insight to be issued to the undersigned in connection with the Merger, in each case, that are currently or hereafter owned of record or beneficially (including holding as a custodian) by the undersigned (collectively, the “Undersigned’s Shares”), or publicly disclose the intention to make any such offer, sale, pledge, grant, transfer or disposition;
(ii) enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares regardless of whether any such transaction described in clause (i) above or this clause (ii) is to be settled by delivery of Insight Common Stock or other securities, in cash or otherwise; or
(iii) make any demand for, or exercise any right with respect to, the registration of any shares of Insight Common Stock or any security convertible into or exercisable or exchangeable for Insight Common Stock (other than such rights set forth in the Merger Agreement).

The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:
(a) transfers of the Undersigned’s Shares:
(i) if the undersigned is a natural person, (A) to any person related to the undersigned by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the direct or indirect benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of Law, (C) as a bona fide gift or a charitable contribution, as such term is described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (D) by operation of Law pursuant to a qualified domestic order or in connection with a divorce settlement or (E) to any partnership, corporation or limited liability company which is controlled by the undersigned and/or by any of the undersigned’s Family Members;
(ii) if the undersigned is a corporation, partnership or other Entity, (A) to another corporation, partnership, or other Entity that is an affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities under common control or management with the undersigned or (B) as a distribution or dividend to equity holders, current or former general or limited partners, members or managers (or to the estates of any of the foregoing), as applicable, of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders); or
(iii) if the undersigned is a trust, to any grantors or beneficiaries of the trust;
provided that, in the case of any transfer or distribution pursuant to this clause (a)(i) or (a)(iii), such transfer is not for value and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to Insight a lock-up agreement in the form of this Lock-Up Agreement with respect to the shares of Insight Common Stock or such other securities that have been so transferred or distributed;
(b) the exercise of an option to purchase Insight Common Stock (including a net or cashless exercise of an option to purchase Insight Common Stock), and any related transfer of shares of Insight Common Stock to Insight for the purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options; provided that, for the avoidance of doubt, the underlying shares of Insight Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;
(c) the disposition (including a forfeiture or repurchase) to Insight of any shares of restricted stock granted pursuant to the terms of any employee benefit plan or restricted stock purchase agreement or any other transfer of securities of Insight to Insight pursuant to arrangements under which Insight has the option to repurchase such securities;
(d) transfers to Insight in connection with the net settlement of any restricted stock unit or other equity award that represents the right to receive in the future shares of Insight Common Stock settled in Insight Common Stock to pay any tax withholding obligations; provided that, for the avoidance of doubt, the underlying shares of Insight Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;
(e) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Insight Common Stock; provided that, such plan does not provide for any transfers of Insight Common Stock during the Restricted Period;
(f) transfers or sales by the undersigned of shares of Insight Common Stock purchased by the undersigned on the open market following the Closing Date;
(g) pursuant to a bona-fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Insight’ capital stock involving a change of control of Insight, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Shares shall remain subject to the restrictions contained in this Lock-Up Agreement;
(h) pursuant to an order of a court or regulatory agency;
(i) sales or other transfers with the prior written consent of Insight; or

(j) transfers by the undersigned of Insight Common Stock, if any, purchased from Insight immediately following the Effective Time pursuant to the Subscription Agreement.
and provided, further, that, with respect to each of (a), (b), (c), (d) and (e) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under Section 16 of the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with such transfer or disposition during the Restricted Period (other than (i) any exit filings or public announcements that may be required under applicable federal and state securities Laws or (ii) in respect of a required filing under the Exchange Act in connection with the exercise of an option to purchase Insight Common Stock or in connection with the net settlement of any restricted stock unit or other equity award that represents the right to receive in the future shares of Insight Common Stock settled in Insight Common Stock that would otherwise expire during the Restricted Period, provided that reasonable notice shall be provided to Insight prior to any such filing).
Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of Insight. In furtherance of the foregoing, the undersigned agrees that Insight and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. Insight may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Insight Common Stock:
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.
The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.
The undersigned understands that if the Merger Agreement is terminated for any reason or the Closing does not occur by July 31, 2025, the undersigned shall be released from all obligations under this Lock-Up Agreement. The undersigned understands that Insight and the Company are proceeding with the Contemplated Transactions in reliance upon this Lock-Up Agreement.
Any and all remedies herein expressly conferred upon Insight or the Company will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity, and the exercise by Insight or the Company of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage would occur to Insight and/or the Company in the event that any provision of this Lock-Up Agreement was not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that Insight and the Company shall be entitled to an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Insight or the Company is entitled at Law or in equity, and the undersigned waives any bond, surety or other security that might be required of Insight or the Company with respect thereto.
In the event that any holder of Insight’ securities that are subject to a substantially similar agreement entered into by such holder, other than the undersigned, is permitted by Insight to sell or otherwise transfer or dispose of shares of Insight Common Stock for value other than as permitted by this or a substantially similar agreement entered into by such holder, the same percentage of shares of Insight Common Stock held by the undersigned shall be immediately and fully released on the same terms from any remaining restrictions set forth herein (the “Pro-Rata Release”); provided, however, that such Pro-Rata Release shall not be applied unless and until permission has been granted by Insight to an equity holder or equity holders to sell or otherwise transfer or dispose of all or a portion of such equity holders shares of Insight Common Stock in an aggregate amount in excess of 1% of the number of shares of Insight Common Stock originally subject to a substantially similar agreement.
Upon the release of any of the Undersigned’s Shares from this Lock-Up Agreement, Insight will cooperate with the undersigned to facilitate the timely preparation and delivery of certificates or book entry notations representing the Undersigned Shares without the restrictive legend above or the withdrawal of any stop transfer instructions.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the Laws of the state of Delaware, without regard to the conflict of Laws principles thereof.
This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by Insight, the Company and the undersigned by facsimile or electronic transmission in .pdf format shall be sufficient to bind such parties to the terms and conditions of this Lock-Up Agreement.
(Signature Page Follows)

Very truly yours,

Print Name of Stockholder:	[ ]

Signature (for individuals):

Signature (for entities):

By:
Name:
Title:

Accepted and Agreed
By Ikena Oncology, Inc.:

By:
Name:
Title:

Accepted and Agreed by
Inmagene
Biopharmaceuticals

By:
Name:
Title:

[Signature Page to Lock-up Agreement]

Annex F
INMAGENE BIOPHARMACEUTICALS, AS BORROWER

AND

IKENA ONCOLOGY, INC., AS LENDER

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is entered into as of December 23, 2024, by and among Inmagene Biopharmaceuticals, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (the “Borrower”), the Guarantors from time to time party hereto, and Ikena Oncology, Inc. (the “Lender”).
RECITALS
Borrower wishes to obtain Term Loan Advances from the Lender, and the Lender desires to make Term Loan Advances to Borrower. This Agreement sets forth the terms on which the Lender will make such Term Loan Advances to Borrower, and Borrower will repay the amounts owing to the Lender.
AGREEMENT
The parties to this Agreement agree as follows:
1. DEFINITIONS AND CONSTRUCTION.
1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:
“Advance Request Form” means an advance request form in substantially the form of Exhibit A attached hereto.
“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.
“Anti-Terrorism Laws” means any laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.
“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which the Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.
“Borrower” has the meaning given in the preamble hereto.
“Borrower’s Books” means all books and records of Borrower including: ledgers; records concerning any assets or liabilities of Borrower, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of New York are authorized or required to close.
“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; and (c) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.
“Change in Control” means any of the following (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended from time to time, and any successor statute), shall have, individually or collectively, acquired through one or more transactions, direct
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or indirect beneficial ownership or Control of fifty (50%) or more on a fully diluted basis of Borrower or any of its Subsidiaries, (ii) the direct or indirect sale by Borrower or any of its Subsidiaries of all or substantially all of such Borrower’s or such Subsidiary’s assets, whether held directly by Borrower or through any of its Subsidiaries, relating to the property in one transaction or in a series of related transactions (excluding sales to Borrower or any of its Subsidiaries), or (iii) any Subsidiary of Borrower who owns, possesses or maintains any OX40 Assets ceases to be a direct or indirect wholly-owned Subsidiary of Borrower except when such Subsidiary transfers such OX40 Assets to Borrower or any other Subsidiary.
“Change in Law” means the occurrence after the date of this Agreement of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation, or application thereof by any governmental authority; or (c) compliance by the Lender with any request, guideline, requirement or directive (whether or not having the force of law) of any governmental authority made or issued after the date of this Agreement.
“Closing Date” means December 23, 2024.
“Code” means the Uniform Commercial Code as in effect from time to time in the State of New York.
“Collateral” means the OX40 Assets and any books and records related thereto, in each case, owned or held by Borrower.
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, capital lease, dividend, letter of credit or other obligation of another Person; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall, without duplication of the primary obligation, be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Lender in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.
“Daily Balance” means the amount of the Term Loan Advances owed at the end of a given day.
“Default Rate” has the meaning assigned in Section 2.2(b).
“Division” means, in reference to any Person which is an entity, the division of such Person into two (2) or more separate Persons, with the dividing Person either continuing or terminating its existence as part of such division, including, without limitation, as contemplated under Section 18-217 of the Delaware Limited Liability Company Act for limited liability companies formed under Delaware law, Section 17-220 of the Delaware Revised Uniform Limited Partnership Act for limited partnerships formed under Delaware law, or any analogous action taken pursuant to any other applicable laws or regulations with respect to any corporation, limited liability company, partnership or other entity.
“Dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.
“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
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“Event of Default” has the meaning assigned in Article 8.
“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations, official guidance or interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the IRC as of the date of this Agreement (or any amended or successor version described above) and any intergovernmental agreements (or related legislation or official administrative rules or practices) implementing any of the foregoing.
“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year (or such other date as updated by Borrower in accordance with Section 7.2).
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.
“Government Authority” means any domestic, federal, territorial, tribal, state or local government, governmental authority or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any agency, department, board, branch, commission or instrumentality of any of the foregoing or any court, arbitrator or similar tribunal or forum, having jurisdiction over Borrower or any of its Subsidiaries.
“Governing Body” means, with respect to any Person that is a corporation, its board of directors, with respect to any Person that is a limited liability company, its board of managers, board of members or similar governing body, and with respect to any other Person that is another form of a legal entity, such Person’s governing body in accordance with its organizational documents.
“Indebtedness” means all indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and not more than sixty (60) days past due), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.
“Indemnified Person” is defined in Section 13.2(a).
“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by or on account of any obligation of Borrower to the Lender under this Agreement, provided, however, that Indemnified Taxes shall not include any of the following Taxes imposed on or with respect to the Lender (or any assignee) or required to be withheld or deducted from a payment to the Lender (or any assignee): (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender (or any assignee) being organized under the laws of, or having its principal office or, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) imposed as a result of a present or former connection between the Lender (or any assignee) and the jurisdiction imposing such Tax, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender (or any assignee, as applicable) with respect to an applicable interest under this Agreement pursuant to a law in effect on the date on which (i) the Lender (or any assignee) acquires such interest in this Agreement or (ii) the Lender (or any assignee) changes its lending office, and (c) any U.S. federal withholding Taxes imposed under FATCA.
“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, receivership or other relief.
“Intellectual Property” means all rights, titles, and interests in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent
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permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.
“Inventory” means all inventory in which Borrower or any of its Subsidiaries has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower or any of its Subsidiaries, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.
“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.
“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
“Lender Expenses” means all: (a) reasonable and documented out-of-pocket costs or expenses (including reasonable and documented out-of-pocket attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents, (b) reasonable and documented out-of-pocket Collateral audit fees, and (c) the Lender’s reasonable and documented out-of-pocket attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including reasonable and documented out-of-pocket fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.
“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.
“Loan Documents” means, collectively, this Agreement (including all schedules, exhibits and annexes attached hereto), the Pledge Agreement, any subordination agreement, any guaranty, note or related security agreements, any agreement identified therein as a “Loan Document”, and any other agreement entered into in connection with this Agreement, all as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Material Adverse Effect” means (i) a material adverse effect on (a) the business operations, condition (financial or otherwise) or prospects of Borrower or any of its Subsidiaries, taken as a whole, (b) the ability of Borrower to repay its Obligations or to otherwise perform their obligations under the Loan Documents, (c) the value, perfection, or priority of the Lender’s security interests in the Collateral, or (d) the ability of the Lender to enforce any of its rights or remedies with respect to the Obligations, or (ii) any Material Adverse Effect (as defined in the Merger Agreement).
“Material License” means that certain Collaboration, Option and License Agreement, dated as of January 5, 2021, by and between Inmagene Biopharmaceuticals and Hutchison MediPharma Limited, a Chinese Company organized under the laws of the People’s Republic of China.
“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of December 23, 2024, among the Lender, Insight Merger Sub I, Insight Merger Sub II, and Borrower.
“Obligations” means all debt, principal, interest, Lender Expenses and other amounts owed to the Lender by Borrower pursuant to this Agreement or any other Loan Document, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that the Lender may have obtained by assignment or otherwise.
“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.
“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.
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“OX40 Assets” means, collectively, all assets held by Borrower or any Subsidiary in respect of anti-OX40 monoclonal antibody asset, IMG-007, including, but not limited to the Material License.
“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Patriot Act” The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).
“Permitted Indebtedness” means:
(a) Indebtedness of Borrower in favor of the Lender arising under this Agreement or any other Loan Document;
(b) Indebtedness existing on the Closing Date and disclosed in Schedule 1;
(c) unsecured Indebtedness to trade creditors incurred in the ordinary course of business that is not more than sixty (60) days past due;
(d) intercompany indebtedness;
(e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(f) to the extent constituting Indebtedness, obligations in respect of netting services or overdraft protection or otherwise in connection with deposit or securities accounts in the ordinary course of business;
(g) Indebtedness owing to insurance carries and incurred to finance insurance premiums of Borrower or any of its Subsidiaries in the ordinary course of business not to exceed the amount necessary to finance insurance premiums for the then-current year;
(h) to the extent constituting Indebtedness, Permitted Investments;
(i) Indebtedness incurred in the ordinary course in respect of surety bonds, performance bonds, appeal bond, fidelity bonds and bonds required pursuant to licensing or insurance requirements incurred in the ordinary course of business;
(j) Indebtedness incurred in connection with business credit cards not to exceed Twenty Five Thousand Dollars ($25,000) in the aggregate at any time;
(k) Unsecured indebtedness in any amount so long as 66.6667% of the proceeds of such Indebtedness are used to prepay the Obligations hereunder;
(l) Indebtedness owed to any Person (including obligations in respect to letters of credit, bankers acceptances or similar instruments issued for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case, incurred in the ordinary course of business; and
(m) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (l) above; provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or any of its Subsidiaries, as the case may be.
“Permitted Investment” means:
(a) Investments existing on the Closing Date disclosed in Schedule 2;
(b) Investments consisting of cash and Cash Equivalents;
(c) Investments accepted in connection with Transfers permitted by Section 7.1;
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(d) Investments (i) among Subsidiaries of Borrower, (ii) by a Subsidiary of Borrower in Borrower and (iii) investments by Borrower in a Subsidiary, so long as the proceeds are used for Eligible Uses;
(e) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;
(f) Investments consisting of the creation and ownership of Subsidiaries to the extent that Borrower has complied with Section 7.7 of this Agreement with respect to such Subsidiaries;
(g) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(h) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; and
(i) Investments received in connection with Transfers permitted by Section 7.1.
“Permitted Liens” means the following:
(a) Liens existing on the Closing Date and disclosed in Schedule 3 or arising under this Agreement or the other Loan Documents;
(b) Liens for Taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided that no such Lien relates to Taxes, fees, assessments or other governmental charges or levies in excess of Twenty Five Thousand Dollars ($25,000) in the aggregate in any Fiscal Year;
(c) customary Liens of any bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any Deposit Account or Securities Account of Borrower or any of its Subsidiaries;
(d) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business and that are not delinquent or remain payable without penalty or that are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(e) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed pursuant to ERISA);
(f) leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein and do not interfere with the ordinary conduct of the business;
(g) (i) non-exclusive licenses of Intellectual Property and (ii) licenses of Intellectual Property that is not material to the business of Borrower or its Subsidiaries, in each case, granted to their customers or commercial partners in the ordinary course of business and which do not interfere with the ordinary conduct of the business;
(h) servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by applicable laws and encumbrances consisting of zoning or building restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business;
(i) Liens arising from attachments or judgments, orders or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;
(j) Liens on deposits securing real property leases;
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(k) statutory liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other Persons, provided, they have no priority over any of the Lender’s security interests (other than statutory liens having priority as a matter of law); and
(l) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (k) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the priority of the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase;
“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.
“Responsible Officer” means each of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Vice President, Treasurer, Secretary or any other officer designated in writing to the Lender as an authorized officer of Borrower.
“Restricted Payment” is defined in Section 7.6.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom.
“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) fifty percent (50%) or more of the capital stock, membership units or other securities which by the terms thereof has the ordinary voting power to elect or control the Governing Body, at the time as of which any determination is being made, is owned by Borrower, directly or indirectly, or through an Affiliate.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan Advance” means each advance under Section 2.1(a).
“Term Loan Commitment” means the commitment of the Lender to make Term Loan Advances to Borrower in an aggregate principal amount of up to Twenty Two Million Five Hundred Thousand Dollars ($22,500,000).
“Term Loan Maturity Date” means the date that is six (6) months following the termination of the Merger Agreement.
“Trademarks” means any trademark and service mark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto. Notwithstanding anything to the contrary contained in this Agreement, all obligations that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on
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February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of the Loan Documents (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP (other than for purposes of the delivery of financial statements prepared in accordance with GAAP).
2. LOAN AND TERMS OF PAYMENT.
2.1 Term Loan Advances.
Borrower promises to pay to the order of the Lender, in Dollars, the outstanding principal amount of all Term Loan Advances and accrued and unpaid interest thereon as and when due in accordance with the terms hereof.
(a) Term Loan Advances.
(i) Subject to and upon the terms and conditions of this Agreement, the Lender agrees to make Term Loan Advances to Borrower upon Borrower’s request in an aggregate principal amount not to exceed the Term Loan Commitment. Each Term Loan Advance shall be in an original principal amount of at least Seven Million Five Hundred Thousand Dollar ($7,500,000) or Seven Million Five Hundred Thousand Dollar ($7,500,000) increments in excess thereof; provided that the initial Loan Advance of Seven Million Five Hundred Thousand Dollar ($7,500,000) shall be made on the date that is three (3) Business Days after the Closing Date (or such shorter period as Lender approves in its sole discretion) without any requirement to provide an Advance Request Form.
(ii) Except as set forth in this Section 2.1(a)(iii) below, Borrower shall repay all unpaid Obligations on the Term Loan Maturity Date, at which time all amounts owing under this Section 2.1(a) and any other amounts owing under this Agreement shall be immediately due and payable. Term Loan Advances, once repaid, may not be reborrowed. Borrower may prepay any Term Loan Advances, in part or in whole, without penalty or premium.
(iii) Upon consummation of the Merger (as defined in the Merger Agreement), all unpaid Obligations shall be automatically forgiven.
(iv) When Borrower desires to obtain a Term Loan Advance after the Closing Date, Borrower shall notify the Lender (which notice shall be irrevocable) by delivery of an Advance Request Form no later than 12:00 p.m. Eastern time at least five (5) Business Days before the day on which such Term Loan Advance is to be made. The notice shall be signed by a Responsible Officer of Borrower.
2.2 Interest Rates, Payments, and Calculations.
(a) Interest Rates. Except as set forth in Section 2.2(b), the Term Loan Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to six percent (6.0%) per annum.
(b) Default Rate. All past due Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five percent (5.0%) above the interest rate applicable immediately prior to the occurrence of the Event of Default (such rate, the “Default Rate”); provided that the Default Rate shall only be imposed as long as any such Event of Default is continuing.
(c) Payments. Payments of principal and interest shall be due and payable in cash, together with accrued and unpaid interest and all other Obligations, on the Term Loan Maturity Date.
(d) Withholding. All payments by or on account of any obligation of Borrower under any Loan Document shall be free and clear of any Taxes except as required by applicable law, regulation, or international agreement. If at any time any applicable law, regulation or international agreement requires Borrower to make any withholding or deduction for Tax from any such payment or other sum payable hereunder to the Lender, Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority. If such Tax deducted or withheld is an Indemnified Tax, then the sum payable by Borrower shall be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, the Lender receives
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a net sum equal to the sum which it would have received had no withholding or deduction been required, and Borrower shall pay the full amount withheld or deducted to the relevant governmental authority. Borrower will, upon request, furnish the Lender with proof satisfactory to the Lender indicating that it has made such withholding payment.
(e) Computation. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.
(f) Voluntary Prepayment. Borrower shall have the option to prepay all, or any portion, of any Term Advances under this Agreement without fee or penalty, provided Borrower (A) deliver written notice to Lender of their election to prepay such Term Advances at least five (5) days prior to such prepayment and (B) pay, on the date of such prepayment, (1) with respect to a prepayment in full, all of the outstanding principal with respect to the Term Advances, plus accrued but unpaid interest and all fees, and other sums, including Lender Expenses, if any, that shall have become due and payable hereunder, or (2) with respect to a partial prepayment, a portion of outstanding principal plus accrued but unpaid interest with respect to such outstanding principal.
2.3 Term. This Agreement shall become effective on the Closing Date and, subject to Section 13.7, shall continue in full force and effect for so long as any Obligations remain outstanding or the Lender has any obligation to make Term Loan Advances under this Agreement. Notwithstanding the foregoing, the Lender shall have the right to terminate its obligation to make Term Loan Advances under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, the Lender’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.
3. CONDITIONS OF LOANS.
3.1 Conditions Precedent to Initial Term Loan Advance. The obligation of the Lender to make the initial Term Loan Advance under this Agreement is subject to the condition precedent that the Lender shall have received, in form and substance satisfactory to the Lender, the following:
(a) duly executed counterparts of this Agreement and the other Loan Documents to be entered into on the Closing Date;
(b) a secretary’s certificate, executed by a Responsible Officer of Borrower, containing and certifying as to the accuracy of its (i) formation documents, as certified by the Secretary of State (or equivalent agency) of its jurisdiction of organization no earlier than thirty (30) days prior to the Closing Date (ii) governing documents, (iii) resolutions authorizing the transactions contemplated hereby, and (iv) incumbency;
(c) a long-form certificate of good standing (to the extent available) of Borrower certified by the Secretary of State (or equivalent agency) of Borrower’s jurisdiction of organization and the Secretary of State (or equivalent agency) of each other jurisdiction where Borrower is qualified to do business, in each case no earlier than thirty (30) days prior to the Closing Date; and
(d) UCC National Form Financing Statements, naming Borrower as a debtor, in form fit to be filed with the Secretary of State or equivalent agent of Borrower’s jurisdiction of organization on the Closing Date.
3.2 Conditions Precedent to all Term Loan Advances. The obligation of the Lender to make Term Loan Advances, including the initial Term Loan Advance (except for clause (a) with respect to the initial Term Loan Advance which shall not be required), is further subject to the following conditions:
(a) timely receipt by the Lender of the Advance Request Form as provided in Section 2.1;
(b) no less than five (5) Business Days prior to the proposed borrowing date, the Lender shall have received an itemized list detailing each use in excess of $100,000 of the previously funded Term Loan Advance and such itemized list demonstrates that all such uses constituted Eligible Uses;
(c) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Advance Request Form and on the effective date of such Term Loan Advance as though made at and as of each such date (except to the extent such representations and
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warranties specifically relate to an earlier date, in which case such representation and warranties will have been true and correct in all material respects as of such earlier date), and no Default or Event of Default shall have occurred and be continuing, or would exist after giving effect to such Term Loan Advance. The making of such Term Loan Advance shall be deemed to be a representation and warranty by Borrower on the date of such Term Loan Advance as to the accuracy of the facts referred to in this Section 3.2.
If the conditions set forth in Sections 3.2(a), 3.2(b) and 3.2(c) set forth above have been satisfied but Lender has failed to make the requested Term Loan Advance within one Business Day of the date required hereunder, Borrower shall have no recourse or right of action against Lender to enforce Lender’s obligations to fund hereunder and its sole rights shall be limited to terminating the Merger Agreement pursuant to Section 10.1(k) thereof and the rights in Section 13.10 hereof.
4. CREATION OF SECURITY INTEREST; SENIOR DEBT STATUS.
4.1 Grant of Security Interest. Borrower grants and pledges to the Lender a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of its covenants and duties under the Loan Documents. Such security interest constitutes a valid, first priority security interest in the presently existing or hereafter acquired Collateral; provided, that (A) in the case of Collateral in which a security interest is capable of being perfected by the filing of a Uniform Commercial Code financing statement, an appropriate financing statement naming the Lender as secured party has been filed under the Uniform Commercial Code as in effect in the applicable jurisdiction of organization of the debtor owning such Collateral, and (B) in the case of Collateral consisting of registered (or applications for registration of) Intellectual Property, both (i) the financing statements contemplated by the preceding clause (A) have been filed with respect to the owner of such Intellectual Property and (ii) an appropriate notice of the Lender’s security interest has been recorded in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, with respect to such Intellectual Property registration (or application).
4.2 Right to Inspect. The Lender (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice and during the normal business hours of Borrower but no more often than once per calendar quarter (unless an Event of Default has occurred and is continuing), to inspect the Collateral to verify the condition of, or any other matter relating to, the Collateral, as determined by the Lender in its reasonable discretion.
4.3 Status as Senior Debt. The Obligations constitute “senior indebtedness” as defined in any applicable documentation evidencing subordinated Indebtedness of Borrower.
5. REPRESENTATIONS AND WARRANTIES.
Borrower represents and warrants as follows:
5.1 Due Organization and Qualification. Borrower is a corporation, limited liability company, limited partnership or other legal entity, as applicable, duly existing under the laws of its jurisdiction of incorporation or formation, as applicable, and qualified and licensed to do business in (a) its jurisdiction of incorporation or formation, as applicable, and (b) any other jurisdiction in which the conduct of its business or its ownership of property requires that it be so qualified, in each case, other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Material Adverse Effect.
5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s organizational documents, nor will they constitute an event of default under any Company Material Contract (as defined in the Merger Agreement) to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any Company Material Contract to which it is a party or by which it is bound in such a manner as would permit any other party to cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Material Adverse Effect.
5.3 No Encumbrances. Borrower and its Subsidiaries has good and marketable title to the Collateral or OX40 Assets, as applicable, free and clear of Liens other than Permitted Liens.
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5.4 Intellectual Property; Licenses. Other than as expressly approved by the Lender in writing, no Intellectual Property constituting OX40 Assets has been abandoned, forfeited or dedicated to the public, and neither Borrower nor any of its Subsidiaries has knowledge of any infringements on any Intellectual Property constituting OX40 Assets. The Material License is in full force and effect and enforceable in accordance with its terms.
5.5 Name; Locations. Except as disclosed on Schedule 5.5 attached hereto, Borrower has not done business under any name other than those names specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated on Schedule 5.5 attached hereto. All of Borrower’s physical Collateral (other than Inventory or Equipment in transit, out for repairs or testing or mobile equipment in the possession of Borrower’s employees or agents) is located only at a location set forth on Schedule 5.5 attached hereto.
5.6 Litigation. Except as set forth in Schedule 5.6, there are no actions or proceedings pending by or against Borrower or any of its Subsidiaries before any court or administrative agency in which an adverse decision would be reasonably expected to have a Material Adverse Effect.
5.7 No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower that the Lender has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower and its Subsidiaries consolidated and, if applicable, consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or, if applicable, the consolidating financial condition of Borrower and its Subsidiaries since the date of the most recent of such financial statements submitted to the Lender.
5.8 Solvency, Payment of Debts. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.
5.9 Regulatory Compliance. Borrower has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could reasonably be expected to result in Borrower incurring any material liability. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which would reasonably be expected to have a Material Adverse Effect.
5.10 Environmental Condition. Except as disclosed in Schedule 5.10, none of Borrower’s properties or assets has ever been used by Borrower or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with all applicable laws and regulations; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower; and Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.
5.11 Taxes. Borrower has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein, except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as any reserve or other appropriate provision as GAAP requires has been made therefor and (b) where such taxes do not, individually or in the aggregate, exceed Twenty Five Thousand Dollars ($25,000).
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5.12 Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments and Subsidiaries in existence as of the date hereof.
5.13 Government Consents. Borrower has obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary for the continued operation of Borrower’s business as currently conducted.
5.14 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to the Lender contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by Lender that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.
5.15 Compliance.
(a) Neither Borrower nor or any of its directors, officers or employees, or to the knowledge of Borrower, any agent for Borrower that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. Neither the transactions contemplated by this Agreement nor the use of Term Loan Advance provided hereunder will violate Anti-Corruption Laws or applicable Sanctions.
(b) To Borrower’s knowledge, neither Borrower, nor any Affiliate of Borrower or any of its agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. To Borrower’s knowledge, neither Borrower, nor to the any of its Affiliates or agents, acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.
6. AFFIRMATIVE COVENANTS.
Borrower shall do all of the following:
6.1 Good Standing. Borrower shall maintain its and each of its Subsidiaries’ (a) corporate existence and, to the extent such concept is applicable, good standing in its jurisdiction of incorporation or formation, as applicable, and (b) maintain qualification to do business in each jurisdiction in which it is required under all applicable laws and regulations except, in the case of clause (b) above, where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.
6.2 Compliance.
(a) Borrower shall maintain, and shall cause its Subsidiaries to maintain, compliance in all material respects with all applicable laws, rules or regulations (including any law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and shall, or cause its Subsidiaries to, obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of Borrower’s or such Subsidiary’s business.
(b) Borrower has implemented and shall maintain in effect policies and procedures designed to ensure compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Borrower, its Subsidiaries and their respective officers and employees and, to the knowledge of Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions.
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(c) Borrower shall not, nor shall Borrower permit any Subsidiary or Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists. Borrower shall not, nor shall Borrower permit any Subsidiary or Affiliate to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.
6.3 ERISA. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect.
6.4 [RESERVED]
6.5 Equipment. Borrower shall keep, and shall cause its Subsidiaries to keep, all Equipment constituting OX40 Assets, if any, in good and marketable condition, free from all material defects (other than ordinary wear and tear) except for any such Equipment for which adequate reserves have been made.
6.6 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment (or obtain extensions for such payments) of all material federal, state, and local Taxes required of it by law, and Borrower will make, and will cause each Subsidiary to make, timely payment (or obtain extensions for such payments) of all material Tax payments and withholding Taxes required of it by all applicable laws, regulations and international treaties, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income Taxes; provided that Borrower may not make any payment if (a) the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower or (b) such taxes do not, individually or in the aggregate, exceed Twenty Five Thousand Dollars ($25,000).
6.7 [RESERVED]
6.8 Intellectual Property and Material License Rights. Borrower shall (i) give the Lender notice within thirty (30) days following the filing of any applications or registrations of Intellectual Property with the United States Copyright Office or United States Patent and Trademark Office, as applicable, if such Intellectual Property would constitute Collateral, including the title of such Intellectual Property rights being applied for or to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) following the filing of any such applications or registrations, shall execute such documents as the Lender may reasonably request for the Lender to maintain its perfection in such Intellectual Property rights being applied for or to be registered by Borrower, and upon the request of the Lender, shall file such documents simultaneously with the filing of any such applications or registrations. Following filing any such applications or registrations with the United States Copyright Office or United States Patent and Trademark Office, as applicable, Borrower shall within thirty (30) days of such filing provide the Lender with (i) a copy of such applications or registrations, (ii) evidence of the filing of any documents requested by the Lender to be filed for the Lender to maintain the perfection and priority of its security interest in such Intellectual Property rights, and (iii) the date of such filing. Borrower shall ensure that at all times the Material License remains in full force and effect.
6.9 Use of Proceeds. Borrower shall use the proceeds of the Term Loan Advances only for the following purposes (collectively, “Eligible Uses”): with respect to all Term Loan Advances, purposes either set forth in the budget attached hereto as Exhibit B (the “Budget”) in amounts not to exceed the amount set forth therein by more than 50% of such amount with respect to any specific line item, or for any other purpose that the Lender may expressly consent to in writing. For purposes of determining whether the Term Loan Advances have been used in accordance with the Budget, the parties shall reference the full amount in the Budget for the then current month despite such calculation being made prior to month-end.
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6.10 Compliance with Merger Agreement Covenants. Until the Merger Agreement is irrevocably terminated, Borrower shall ensure continued compliance at all times with all covenants and obligations of Borrower contained in Section 5 of the Merger Agreement solely as needed to satisfy the closing conditions set forth in Section 8.1 and 8.2 of the Merger Agreement.
6.11 [Reserved].
6.12 Further Assurances. At any time and from time to time Borrower shall, and shall cause each Subsidiary to, execute and deliver such further instruments and take such further action as may reasonably be requested by the Lender to effect the purposes of this Agreement.
7. NEGATIVE COVENANTS.
Following termination of the Merger Agreement (except as expressly noted), Borrower will not do any of the following:
7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (including, without limitation, by the formation of any Subsidiary or pursuant to a Division) (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its OX40 Assets, other than: (a) Transfers of any Inventory in the ordinary course of business; (b) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; (c) Transfers of worn-out or obsolete Equipment which was not financed by the Term Loan Advances; or (d) Transfers consisting of Permitted Liens or Permitted Investments; provided that in no circumstances shall Borrower or its Subsidiaries Transfer any OX40 Assets except to Borrower regardless of whether the Merger Agreement is then in effect. For the avoidance of doubt, Borrower shall in no event be prohibited under this Agreement from engaging in or effecting a Company Legacy Transaction (as defined in the Merger Agreement) pursuant to Section 5.2(c) of the Merger Agreement.
7.2 Change in Business; Change in Control or Executive Office. (a) Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower or such Subsidiary, as applicable, or any business substantially similar or related thereto (or incidental thereto); (b) cease to conduct business in the manner conducted by Borrower or such Subsidiary as of the Closing Date in all material respects; (c) suffer or permit a Change in Control; (d) without thirty (30) days prior written notification to the Lender, relocate its chief executive office or state of incorporation or change its legal name; or (e) change the date on which the Fiscal Year ends.
7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary or pursuant to a Division); provided that a Subsidiary may (a) merge or consolidate into another Subsidiary or into Borrower, or (b) dissolve or liquidate so long as all of such Subsidiary’s assets are transferred to Borrower.
7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness. Notwithstanding the foregoing, regardless of whether the Merger Agreement is then in effect, Borrower and its Subsidiaries shall not permit any Indebtedness which is senior in (x) right of payment or (y) lien priority to the Obligations with respect to the OX40 Assets, in each case, other than Permitted Liens.
7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to (x) any of its Collateral, (y) any OX40 Assets owned by its Subsidiaries or (z) any other asset except, in each case of clauses (x)-(z), for Permitted Liens, or agree with any Person other than the Lender not to grant a security interest in, or otherwise encumber, any of its Collateral or OX40 Assets, or permit any Subsidiary to do so, except as is otherwise permitted by Section 7.1 and the definition of “Permitted Liens” herein and, in the case of clauses (x) and (y), regardless of whether the Merger Agreement is then in effect.
7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock (each of the foregoing, a “Restricted Payment”), or permit any of its Subsidiaries to do so, provided that Borrower may (i) repurchase the stock of former employees
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or consultants pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase and the aggregate amount of all such repurchases does not exceed Twenty Thousand Dollars ($20,000) in any Fiscal Year, or (ii) make nominal payments of cash in lieu of issuing fractional shares.
7.7 Investments. (a) Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or (b) suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.
7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower or any of its Subsidiaries except for (i) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person, (ii) reasonable and customary fees paid to members of the board of directors of Borrower and its Subsidiaries, (iii) reasonable and customary employment arrangements with executive officers approved by Borrower’s board of directors, and (iv) any transactions that constitute Permitted Indebtedness, Permitted Investments and/or Permitted Liens between Borrowers or between Borrowers and their Subsidiaries.
7.9 Compliance. (a) Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Term Loan Advance for such purpose; or (b) fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could reasonably be expected to have a Material Adverse Effect, or a material adverse effect on the Collateral or OX40 Assets or the priority of the Lender’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.
8. EVENTS OF DEFAULT.
Following termination of the Merger Agreement (other than in the case of an Event of Default under Section 8.5), any one or more of the following events shall constitute an event of default by Borrower under this Agreement (each an “Event of Default”).
8.1 Payment Default. If Borrower fails to pay, when due, any of the Obligations and such payment has not been made within 3 business days following written notice of such failure;
8.2 Covenant Default.
(a) If Borrower fails to perform any obligation under Section 6.1 or 6.6 or violates any of the covenants contained in Article 7 and, in each case, such failure has not been remedied within 3 business days following written notice of such failure; or
(b) If Borrower fails or neglects to perform or observe any other material term, provision, condition or covenant contained in this Agreement, or in any of the Loan Documents, and as to any default (other than those specified in this Article 8) under such other term, provision, condition or covenant that can be cured, has failed to cure such default within twenty (20) days after Borrower receives written notice thereof or Borrower or any of its Subsidiaries becomes aware;
8.3 [RESERVED]
8.4 Attachment. If any portion of Borrower’s Collateral or the OX40 Assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower or any of its Subsidiaries who own OX40 Assets is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s Collateral or such Subsidiary’s OX40 Assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower’s Collateral or such Subsidiary’s OX40 Assets by the United
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States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and, in each case, the same is not paid within ten (10) days after Borrower or such Subsidiary receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower or such Subsidiary;
8.5 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within forty-five (45) days;
8.6 Other Agreements. If there is a default or other failure to perform under any agreement to which Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount, individually or in the aggregate, in excess Fifty Thousand Dollars ($50,000) or which could have a Material Adverse Effect provided, however, that the Event of Default under this Section 8.6 caused by the occurrence of a breach or default under such other agreement shall be cured or waived for purpose of this Agreement upon Lender receiving written notice from the party asserting such breach or default of such cure or waiver of the breach or default under such other agreement, if at the time of such cure or waiver under such other agreement (i) Lender has not declared an Event of Default under this Agreement and/or exercised any rights with respect thereto, (ii) any such cure or waiver does not result in an Event of Default under any other provision of this Agreement or any Loan Document; and (iii) in connection with any such cure or waiver under such other agreement, the terms of any agreement with such third party are not modified or amended in any manner which could be materially less advantageous to Borrower as determined by the Lender in its reasonable discretion;
8.7 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days;
8.8 Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any Loan Document, certificate or other writing delivered to the Lender by any Responsible Officer pursuant to this Agreement or to induce the Lender to enter into this Agreement or any other Loan Document; provided, however, such misrepresentation or misstatement may be remedied within ten (10) Business Days of the earlier of the date when Borrower receives written notice of such misrepresentation or misstatement or Borrower becomes aware of such misrepresentation or misstatement;
9. LENDER’S RIGHTS AND REMEDIES.
9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, the Lender may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:
(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by the Lender);
(b) Make such payments and do such acts as the Lender considers necessary or reasonable to protect its security interest in the Collateral. Borrower agree to assemble the Collateral if the Lender so requires, and to make the Collateral available to the Lender as the Lender may designate that is reasonably convenient to the Lender and Borrower. Borrower authorize the Lender to peaceably enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in the Lender’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower’s owned premises, Borrower hereby grants the Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender’s rights or remedies provided herein, at law, in equity, or otherwise;
(c) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. The Lender is hereby granted a license or other right,
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solely pursuant to the provisions of this Section 9.1, to use, without charge, any Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with the Lender’s exercise of its rights under this Section 9.1, any Borrower’s rights under all licenses and all franchise agreements shall inure to the Lender’s benefit;
(d) Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower’s premises) as the Lender determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order the Lender deems appropriate;
(e) The Lender may credit bid and purchase at any public sale;
(f) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower and
(g) Exercise all rights and remedies available to the Lender under the Loan Documents or at law or equity, including all remedies provided under the Code or any applicable law.
9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints the Lender (and any of the Lender’s designated officers, or employees) as Borrower’s true and lawful attorney to: (a) dispose of any Collateral; (b) [RESERVED]; (c) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; or (d) exercise any other rights afforded to the Lender hereunder or under law with respect to the Collateral. The appointment of the Lender as Borrower’s attorney in fact, and each and every one of the Lender’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and the Lender’s obligation to provide Term Loan Advances hereunder is terminated.
9.3 [Reserved].
9.4 Lender Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then the Lender may make payment of the same or any part thereof. Any amounts so paid or deposited by the Lender shall constitute Lender Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by the Lender shall not constitute an agreement by the Lender to make similar payments in the future or a waiver by the Lender of any Event of Default under this Agreement.
9.5 Lender’s Liability for Collateral. So long as Lender complies with reasonable lender practices, the Lender shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.
9.6 Remedies Cumulative. The Lender’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. The Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender of one right or remedy shall be deemed an election, and no waiver by the Lender of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by the Lender shall constitute a waiver, election, or acquiescence by it. No waiver by the Lender shall be effective unless made in a written document signed on behalf of the Lender and then shall be effective only in the specific instance and for the specific purpose for which it was given.
9.7 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by the Lender on which Borrower may in any way be liable.
10. NOTICES. All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given,
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or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, or email address indicated below. The Lender or Borrower may change its mailing or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Inmagene Biopharmaceuticals, on behalf of Borrower 12526 High Bluff Drive, Ste. 345 San Diego, CA 92130
	Attn:	Jonathan Wang, Ph.D., MBA
	Email:	[•]

With a copy (which shall not constitute notice) to:	Cooley LLP 10265 Science Center Drive San Diego, CA 92121-1117
	Attn:	Patrick Loofbourrow;
Rama Padmanabhan
	Email:	loof@cooley.com;
padmanabhan@cooley.com

If to Lender:	Ikena Oncology, Inc. 645 Summer Street, Suite 101 Boston, MA 02210
	Attention:	Mark Manfredi
Jotin Marango
	Email:	[•]
[•]

With a copy (which shall not constitute notice) to:	Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210
	Attn:	Reid Bagwell
	Email:	RBagwell@goodwinlaw.com

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.
11. GOVERNING LAW. This Agreement shall be deemed to have been made under and shall be governed by the laws of the State of New York (without regard to choice of law principles except as set forth in Sections 5-1401 and 5-1402 of the New York General Obligations Law) in all respects, including matters of construction, validity and performance, and that none of its terms or provisions may be waived, altered, modified or amended except as the Lender may consent thereto in writing duly signed for and on its behalf.
12. JURISDICTION AND JURY TRIAL WAIVER.
12.1 Each party hereby irrevocably consents that any suit, legal action or proceeding against a party or any of its properties with respect to any of the rights or obligations arising directly or indirectly under or relating to this Agreement or any other Loan Document may be brought in any jurisdiction, including, without limitation, any New York state or United States Federal Court located in the southern district of New York, as the other party may elect, and by execution and delivery of this Agreement, each party hereby irrevocably submits to and accepts with regard to any such suit, legal action or proceeding, for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereby irrevocably consent to the service of process in any such suit, legal action or proceeding by the mailing of copies thereof by registered or certified
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mail, postage prepaid, return receipt requested, to such party at its address set forth herein. The foregoing shall not limit the right of the other party to serve process in any other manner permitted by law or to bring any suit, legal action or proceeding or to obtain execution of judgment in any other jurisdiction.
12.2 The parties hereby irrevocably waive any objection which Borrower may now or hereafter have to the laying of venue of any suit, legal action or proceeding arising directly or indirectly under or relating to this Agreement or any other Loan Document in any state or federal court located in any jurisdiction, including without limitation, any state or federal court located in the southern district of New York chosen by the Lender in accordance with this Section 12 and hereby further irrevocably waive any claim that a court located in the southern district of New York is not a convenient forum for any such suit, legal action or proceeding.
12.3 The parties hereby irrevocably agree that any suit, legal action or proceeding commenced by the other party with respect to any rights or obligations arising directly or indirectly under or relating to this Agreement or any other Loan Document (except as expressly set forth therein to the contrary) shall be brought exclusively in any New York state or United States Federal Court located in the southern district of New York.
12.4 The parties hereby waive any defense or claim based on marshaling of assets or election or remedies or guaranties.
12.5 Borrower and the Lender (by its entry into this Agreement) hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to any obligation of Borrower or this Agreement or any other Loan Document.
13. GENERAL PROVISIONS.
13.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without the Lender’s prior written consent, which consent may be granted or withheld in the Lender’s reasonable discretion. The Lender shall have the right without the consent of or notice to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, the Lender’s obligations, rights and benefits hereunder to any Affiliate of the Lender.
13.2 Indemnification.
(a) Borrower shall defend, indemnify and hold harmless the Lender and its Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of the Lender and its Affiliates (each, an “Indemnified Person”) against: (i) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (ii) all losses or Lender Expenses in any way suffered, incurred, or paid by the Lender as a result of or in any way arising out of, following, or consequential to transactions between the Lender and Borrower whether under this Agreement, or otherwise contemplated by the Loan Documents (including without limitation reasonable and documented out-of-pocket attorneys’ fees and expenses), except for losses caused by such Indemnified Person’s gross negligence or willful misconduct. All amounts due under this Section 13.2 shall be payable promptly after demand therefor.
(b) To the fullest extent permitted by applicable law, each of the Loan Parties and the Lender shall not assert, and the parties hereby waive, any claim against any party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) or any loss of profits arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan Advance, or the use of the proceeds thereof.
13.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.
13.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
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13.5 Amendments in Writing, Integration. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.
13.6 Counterparts/Acceptance. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.
13.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or the Lender has any obligation to make Term Loan Advances to Borrower. The obligations of Borrower to indemnify Indemnified Persons with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against the Lender have run.
13.8 Confidentiality. In handling any confidential information the Lender and all employees and agents of the Lender, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (a) to the subsidiaries or affiliates of the Lender in connection with their present or prospective business relations with Borrower, (b) to prospective transferees or purchasers of any interest in the Term Loan Advances, (c) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (d) as may be required in connection with the examination, audit or similar investigation of the Lender and (e) as the Lender may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (i) is in the public domain or in the knowledge or possession of the Lender when disclosed to the Lender, or becomes part of the public domain after disclosure to the Lender through no fault of the Lender; or (ii) is disclosed to the Lender by a third party, provided the Lender does not have actual knowledge that such third party is prohibited from disclosing such information.
13.9 Increased Costs. If any Change in Law shall impose, modify, or make applicable any Taxes (except federal, state, or local income or franchise taxes imposed on the Lender), reserve requirements, liquidity requirements, capital adequacy requirements, Federal Deposit Insurance Corporation (FDIC) deposit insurance premiums or assessments, or other obligations which would (A) increase the cost to the Lender for extending, maintaining or funding the Term Loan Advances, (B) reduce the amounts payable to the Lender under this Agreement, or (C) reduce the rate of return on the Lender’s capital as a consequence of the Lender’s obligations with respect to the Term Loan Advances, then Borrower agrees to pay the Lender such additional amounts as will compensate the Lender therefor, within five (5) days after the Lender’s written demand for such payment. The Lender’s demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by Borrower, which explanation and calculations shall be conclusive in the absence of manifest error.
13.10 Release of Collateral. Without limiting the rights of the parties with respect to any other circumstance, if the Merger Agreement is terminated pursuant to Section 10.1(k) of the Merger Agreement, Lender will cooperate with Borrower to provide customary payoff and release documents to evidence the release of Collateral in connection with any transaction by Borrower (which may be in the form of a financing, out-license or otherwise) so long as such transaction provides sufficient proceeds to pay in full all amounts outstanding under this Agreement including any principal and interest. For avoidance of doubt, Lender will not be obligated to release any Collateral prior to such payment in full (but shall provide customary payoff and release documents providing for automatic release upon payment in full under such circumstances as set forth in this Section 13.10).
BY SIGNING THIS DOCUMENT EACH PARTY TO THIS AGREEMENT REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN ALL PARTIES TO THIS AGREEMENT, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES TO THIS AGREEMENT, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF ANY OF THE PARTIES TO THIS AGREEMENT.
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BY SIGNING THIS DOCUMENT EACH PARTY TO THIS AGREEMENT REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN ALL PARTIES TO THIS AGREEMENT, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES TO THIS AGREEMENT, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF ANY OF THE PARTIES TO THIS AGREEMENT.
[Balance of Page Intentionally Left Blank]
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

INMAGENE BIOPHARMACEUTICALS

By:	/s/ Jonathan Wang, PhD
Name:	Jonathan Wang, PhD
Title:	Chief Executive Officer

IKENA ONCOLOGY, INC.

By:	/s/ Mark Manfredi, Ph.D.
Name:	Mark Manfredi, Ph.D.
Title:	Chief Executive Officer

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EXHIBIT A

ADVANCE REQUEST FORM
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EXHIBIT B

BUDGET
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Annex G
FORM OF COMPANY CONTINGENT VALUE RIGHTS AGREEMENT
THIS CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of [•], is entered into by and among Ikena Oncology, Inc., a Delaware corporation (“Insight”), and Computershare Inc., a Delaware corporation (“Computershare”), and its wholly owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company (collectively, as “Rights Agent”).
RECITALS
A. Insight, Insight Merger Sub I, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Insight, Insight Merger Sub II, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Insight, and Inmagene Biopharmaceuticals, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (the “Company”) and the other parties thereto, have entered into an Agreement and Plan of Merger, dated as of December 23, 2024 (the “Merger Agreement”).
B. Pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, Insight has agreed to provide to the Holders (as defined herein) contingent value rights as hereinafter described.
C. The parties have done all things reasonably necessary to make the contingent value rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of Insight and to make this Agreement a valid and binding agreement of Insight, in accordance with its terms.
NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:
ARTICLE 1
DEFINITIONS
Section 1.1 Definitions.
Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement. The following terms have the meanings ascribed to them as follows:
“Acting Holders” means, at the time of determination, the Holders of at least 25% of the outstanding CVRs, as reflected on the CVR Register.
“Assignee” has the meaning set forth in Section 7.5.
“Calendar Quarter” means the successive periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect; provided, however, that (a) the first Calendar Quarter shall commence on the date of this Agreement and shall end on the first [•] thereafter, and (b) the last Calendar Quarter shall commence on the first day after the full Calendar Quarter immediately preceding the effective date of the termination or expiration of this Agreement and shall end on the effective date of the termination or expiration of this Agreement.
“Change of Control” means (a) the acquisition in one transaction or a series of related transactions, by any Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) of the securities of Insight possessing more than 50% of the total combined voting power of all outstanding securities of Insight (provided, however, that a Change of Control will not result upon such acquisition of ownership if such acquisition occurs as a result of: (i) a public offering of Insight’s securities or any financing transaction or series of financing transactions, in each case for bona fide financing purposes or (ii) a merger or consolidation involving Insight where the holders of the outstanding voting securities of the Insight immediately prior to such merger or consolidation (taken in the aggregate) possess beneficial ownership of 50% or more of the total combined voting power of all outstanding voting securities of Insight, the surviving entity, the acquiring entity or a parent or holding company of the acquiring entity, immediately after such merger or consolidation); or (b) the sale, transfer, exclusive license or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Insight (on a consolidated basis), except for a transaction in which the holders of the outstanding voting securities of Insight immediately prior to such transaction(s) (taken in the aggregate) receive as a distribution with respect to securities of Insight more than 50% of the total combined voting power of all outstanding voting securities of the acquiring entity or a parent or holding company of the acquiring entity immediately after such transaction(s).
“Company CVR Assets” means the programs and projects controlled by Company or any of its Affiliates any time prior to the date of this Agreement (other than IMG-007), as may be further developed by or on behalf of Insight after the date of this Agreement.
“Company Shares” means the Company Ordinary Shares, the Company Series Seed Preferred Shares, the Company Series A Preferred Shares, the Company Series B Preferred Shares, the Company Series C-1 Preferred Shares and the Company Series C-2 Preferred Shares, in each case as defined in the Merger Agreement.
“CVR” means a contingent contractual right of Holders to receive CVR Payments pursuant to the Merger Agreement and this Agreement.
“CVR Payment” means a payment equal to (i) ninety percent (90%) of the Net Proceeds received by Insight in a given CVR Payment Period to the extent such payment relates to a Disposition Agreement entered into after the Closing Date, if any, with the remaining ten percent (10%) being retained by Insight, or (ii) one hundred percent (100%) of the Net Proceeds received by Insight to the extent such payment relates to a Disposition Agreement entered into prior to the Closing Date; provided, that with respect to clauses (i) and (ii), Insight, in its reasonable discretion as resolved by the Insight Board, may withhold from any CVR Payment to provide for the satisfaction of indemnity obligations or other potential post-disposition Liabilities under any Disposition Agreement in excess of any escrow fund established therein, in each case to the extent not already deducted as Permitted Deductions; provided, further, that any such withheld Net Proceeds shall be distributed (net of any Permitted Deductions satisfied therefrom) to the Holders no later than the CVR Payment Period in which occurs the extinction of any such indemnity obligations or other post-disposition Liabilities.
“CVR Payment Amount” means with respect to each CVR Payment and each Holder, an amount equal to such CVR Payment divided by the total number of CVRs and then multiplied by the total number of CVRs held by such Holder as reflected on the CVR Register.
“CVR Payment Period” means a period equal to two (2) consecutive Calendar Quarters (or portion thereof) beginning on the Effective Time of the Merger and ending on March 31 or September 30 of any given calendar year during the CVR Term (provided, that if the last CVR Payment Period would end subsequent to the expiration of the CVR Term, such CVR Payment Period will end on the Termination Date).
“CVR Payment Statement” means, for a given CVR Payment Period during the CVR Term, a written statement of Insight, signed on behalf of Insight, setting forth in reasonable detail the calculation of the applicable CVR Payment for such CVR Payment Period.
“CVR Register” has the meaning set forth in Section 2.3(b).
“CVR Term” means the period beginning on the Closing and ending upon the tenth (10th) anniversary of this Agreement; provided that, solely with respect to any Disposition Agreement set forth on Schedule 1.1, the CVR Term shall extend until the latest date that Insight may earn a contingent, earnout, milestone or similar payment pursuant to such Disposition Agreement if (i) the first patient has been dosed in a registrational trial of an asset covered by such Disposition Agreement before the second (2nd) anniversary of this Agreement or (ii) FDA approval of an NDA for an asset covered by such Disposition Agreement has been received by Insight before the fifth (5th) anniversary of this Agreement.
“Disposition” means the sale, exclusive license, transfer or other disposition of all or any portion of a Company CVR Asset (including any such sale or disposition of equity securities in any Subsidiary established to hold any right, title or interest in or to any Company CVR Asset), in each case during the Disposition Period.
“Disposition Agreement” means a definitive written agreement providing for a transaction or series of transactions between Insight or its Affiliates and any Person who is not an Affiliate of Insight regarding a Disposition.
“Disposition Period” means the period beginning on the execution date of the Merger Agreement and ending on the first anniversary of the Closing Date.

“Gross Proceeds” means, without duplication, the sum of all cash consideration and all equity consideration of any kind that is paid to, or received by, Insight or any of its Affiliates, during the CVR Term with respect to all Dispositions, solely as such consideration relates to each and every Company CVR Asset. The value of any equity securities constituting Gross Proceeds shall be determined as follows: (i) if a value was ascribed to any such securities in connection with such Disposition, such value so ascribed or (ii) if no value was ascribed, then the value of securities that have no established public market, shall be the fair market value, as determined by the Board of Directors of Insight, thereof as of the date of payment to, or receipt by, Insight or its relevant Affiliate.
“Holder” means, at the relevant time, a Person in whose name CVRs are registered in the CVR Register.
“Liability” means any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise.
“Loss” has the meaning set forth in Section 3.2(g).
“Net Proceeds” means, for any CVR Payment Period, Gross Proceeds minus Permitted Deductions, all as calculated, to the extent in accordance with GAAP, in a manner consistent with Insight’s accounting practices and the most recently filed annual audited financial statements with the SEC, except as otherwise set forth herein. For clarity, to the extent Permitted Deductions exceed Gross Proceeds for any CVR Payment Period, any excess Permitted Deductions shall be applied against Gross Proceeds in subsequent CVR Payment Periods.
“Notice” has the meaning set forth in Section 7.1.
“Officer’s Certificate” means a certificate signed by the chief executive officer or the chief financial officer of Insight, in their respective official capacities.
“Party” means Insight or the Rights Agent.
“Permitted Deductions” means the sum of:
(a) any applicable Tax (including any applicable value added or sales taxes) imposed on Gross Proceeds and payable by Insight or any of its Affiliates (regardless of whether the due date for such Taxes arises during or after the Disposition Period) and, without duplication, any income or other similar Taxes payable by Insight or any of its Affiliates that would not have been incurred by Insight or any of its Affiliates but for the Gross Proceeds; provided that, for purposes of calculating income Taxes incurred by Insight or its Affiliates in respect of the Gross Proceeds, any such income Taxes shall be computed based on the gain recognized by Insight or its Affiliates from the Disposition after reduction for any net operating loss carryforwards or other Tax attributes of Insight or its Affiliates as of the Closing Date that are available to offset such gain after taking into account any limits of the usability of such attributes, including under Section 382 of the Code as determined by Insight’s tax advisers (and for the sake of clarity such income taxes shall be calculated without taking into account any net operating losses or other tax attributes generated by Insight or its Affiliates after the Closing Date);
(b) any reasonable and documented expenses incurred by Insight or any of its Affiliates to develop or otherwise ready the Company CVR Assets for sale or in respect of its performance of this Agreement following the Closing Date or in respect of its performance of any Contract in connection with any Company CVR Asset, including any damages or liabilities arising under any Contract or Disposition Agreement, including any incurred in litigation or other dispute resolution therefor, and any costs related to the prosecution, maintenance or enforcement by Insight or any of its Subsidiaries of intellectual property rights (but excluding any costs related to a breach of this Agreement, including costs incurred in litigation or dispute resolution in respect of the same);
(c) any reasonable and documented expenses incurred or accrued by Insight or any of its Affiliates in connection with the negotiation, entry into and closing of any Disposition of any Company CVR Asset, including any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation thereto;

(d) any Losses incurred or reasonably expected to be incurred by Insight or any of its Affiliates arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with any Disposition, including indemnification obligations of Insight or any of its Affiliates set forth in any Disposition Agreement;
(e) any Liabilities borne by Insight or any of its Affiliates pursuant to Contracts related to Company CVR Assets, including costs arising from the termination thereof; and
(f) any amounts payable to the Rights Agent in connection with the distribution of any CVR Payment Amount.
“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) as provided in Section 2.6.
“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become the Rights Agent pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.
ARTICLE 2
CONTINGENT VALUE RIGHTS
Section 2.1 Holders of CVRs; Appointment of Rights Agent.
(a) The CVRs represent the rights of Holders to receive contingent CVR Payments pursuant to this Agreement. The initial Holders will be the holders of Company Shares as of immediately prior to the Effective Time. One CVR will be issued with respect to each Company Share that is outstanding as of immediately prior to the Effective Time.
(b) Insight hereby appoints the Rights Agent to act as Rights Agent for Insight in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment.
Section 2.2 Non-transferable.
The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposal that is not a Permitted Transfer shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.
Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.
(a) The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument. Holders’ rights and obligations in respect of CVRs derive solely from this Agreement.
(b) The Rights Agent shall create and maintain a register (the “CVR Register”) for the purpose of registering CVRs and Permitted Transfers. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions to the Rights Agent from Insight.
(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines or procedures, including a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed and properly completed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Insight and Rights Agent shall not be responsible for, and may require evidence of payment of a sum sufficient to cover (or evidence that such Taxes and charges are not applicable), any stamp, documentary, registration, or other Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Insight and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register and any transfer not duly registered in the CVR Register shall be void.
(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form, promptly record the change of address in the CVR Register. The Acting Holders may, without duplication, make a written request to the Rights Agent for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register. Upon receipt of such written request from the Acting Holders, the Rights Agent shall promptly deliver a copy of such list to the Acting Holders.
(e) Insight will provide written instructions to the Rights Agent for the distribution of CVRs to holders of Company Shares as of immediately prior to the Effective Time (the “Record Time”). Subject to the terms and conditions of this Agreement and Insight’s prompt confirmation of the Effective Time, the Rights Agent shall effect the distribution of the CVRs, less any applicable tax withholding, to each holder of Company Shares as of the Record Time by the mailing of a statement of holding reflecting such CVRs.
Section 2.4 Payment Procedures.
(a) No later than forty-five (45) days following the end of each CVR Payment Period during the CVR Term, Insight shall deliver to the Rights Agent a CVR Payment Statement for such CVR Payment Period. Concurrent with the delivery of each CVR Payment Statement, on the terms and conditions of this Agreement, Insight shall pay the Rights Agent in U.S. dollars an amount equal to one-hundred percent (100%) of the Net Proceeds (if any) (subject to the proviso in the definition of the term “CVR Payment”) for the applicable CVR Payment Period; provided, however, that in the event that the aggregate CVR Payment on any CVR Payment Statement shall be less than $1,000,000, no CVR Payment Amount shall be due and instead such CVR Payment shall be added to subsequent CVR Payments until: (i) the aggregate CVR Payment shall be at least $1,000,000 or (ii) final CVR Payment Period. Such amount of Net Proceeds will be transferred by wire transfer of immediately available funds to an account designated in writing by the Rights Agent not less than ten (10) Business Days prior to the date of the applicable payment. Upon receipt of the wire transfer referred to in the foregoing sentence, the Rights Agent shall promptly (and in any event, within ten (10) Business Days) pay, by check mailed, first-class postage prepaid, to the address each Holder set forth in the CVR Register at such time or by other method of deliver as specified by the applicable Holder in writing to the Rights Agent, an amount equal to such Holder’s CVR Payment Amount. The Rights Agent shall, upon any Holder’s request in writing and as soon as practicable after receipt of a CVR Payment Statement under this Section 2.4(a), send such Holder at its registered address a copy of such statement. For the avoidance of doubt Insight shall have no further liability in respect of the relevant CVR Payment upon delivery of such CVR Payment in accordance with this Section 2.4(a) and the satisfaction of each of Insight’s obligations set forth in this Section 2.4(a).
(b) The Rights Agent shall solicit from each Holder an IRS Form W-9 or applicable IRS Form W-8 at such time or times as is necessary to permit any payment under this Agreement to be made without U.S. federal backup withholding. That notwithstanding, Insight shall be entitled to deduct and withhold and hereby authorizes the Rights Agent to deduct and withhold, any tax or similar governmental charge or levy, that is required to be deducted or withheld under applicable law from any amounts payable pursuant to this Agreement (“Withholding Taxes”). To the extent the amounts are so withheld by Insight or the Rights Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. In the event Insight becomes aware that a payment under this Agreement is subject to Withholding Taxes (other than U.S. federal backup withholding), Insight shall use commercially reasonable efforts to provide written notice to the Rights Agent and the Rights Agent shall use commercially reasonable efforts to provide written notice of such Withholding Taxes to the applicable Holders and a reasonable opportunity for the Holder to provide any necessary Tax forms, including an IRS Form W-9 or appropriate IRS Form W-8, as applicable, in order to reduce such withholding amounts;

provided that the time period for payment of a CVR Payment by the Rights Agent set forth in Section 2.4(a) will be extended by a period equal to any delay caused by the Holder providing such forms. For the avoidance of doubt, in the event that notice has been provided to an applicable Holder pursuant to this Section 2.4(b), no further notice shall be required to be given for any future payments of such Withholding Tax. Insight will use commercially reasonable efforts to provide withholding and reporting instructions in writing (email being sufficient) to the Rights Agent from time to time as relevant, and upon reasonable request of the Rights Agent. The Rights Agent shall have no responsibilities with respect to tax withholding, reporting or payment except specifically instructed by Insight.
(c) Any portion of a CVR Payment that remains undistributed to the Holders six (6) months after the end of an applicable CVR Payment Period (including by means of uncashed checks or invalid addresses on the CVR Register) will be delivered by the Rights Agent to Insight or a person nominated in writing by Insight (with written notice thereof from Insight to the Rights Agent), and any Holder will thereafter look only to Insight for payment of such CVR Payment (which shall be without interest).
(d) If any CVR Payment (or portion thereof) remains unclaimed by a Holder two (2) years after the end of an applicable CVR Payment Period (or immediately prior to such earlier date on which such CVR Payment would otherwise escheat to or become the property of any Governmental Authority), such CVR Payment (or portion thereof) will, to the extent permitted by applicable Law, become the property of Insight and will be transferred to Insight or a person nominated in writing by Insight (with written notice thereof from Insight to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor. Neither Insight nor the Rights Agent will be liable to any Person in respect of a CVR Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law. In addition to and not in limitation of any other indemnity obligation herein, Insight agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Insight, a public office or a person nominated in writing by Insight.
Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest.
(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs to any Holder.
(b) The CVRs will not represent any equity or ownership interest in Insight or in any constituent company to the Merger. The sole right of the Holders to receive property hereunder is the right to receive CVR Payments, if any, in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Insight.
(c) Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the CVRs, any rights or obligations of any kind or nature whatsoever as a stockholder or member of Insight or any of its subsidiaries either at law or in equity. The rights of any Holder and the obligations of Insight and its Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.
(d) It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Insight’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. Each Holder acknowledges that it is highly possible that no Disposition will occur prior to the expiration of the Disposition Period and that there will not be any Gross Proceeds that may be the subject of a CVR Payment Amount. It is further acknowledged and agreed that neither Insight nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(d) is an essential and material term of this Agreement.
Section 2.6 Ability to Abandon CVR.
A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to Insight or a Person nominated in writing by Insight (with written notice thereof from Insight to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Insight of such transfer and cancellation. Nothing in this Agreement is intended to prohibit Insight or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.
ARTICLE 3
THE RIGHTS AGENT
Section 3.1 Certain Duties and Responsibilities.
(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith, fraud or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, except in the case of willful misconduct, bad faith or fraud of the Rights Agent, any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by Insight to the Rights Agent (but not including reimbursable expenses and other charges) during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought. Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.
(b) The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Insight or the Company. The Rights Agent may (but shall not be required to) enforce all rights of action under this Agreement and any related claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent may be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.
Section 3.2 Certain Rights of Rights Agent.
(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.
(b) The Rights Agent may rely and will be protected by Insight in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by or on behalf of Insight or, with respect to Section 2.3(d), the Acting Holders.
(c) Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, fraud, gross negligence or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) on its part, not incur any liability and shall be held harmless by Insight for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.
(d) The Rights Agent may engage and consult with counsel of its selection, and the advice or opinion of such counsel will, in the absence of bad faith, fraud, gross negligence or willful misconduct (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.
(e) Any permissive rights of the Rights Agent hereunder will not be construed as a duty.
(f) The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.

(g) Insight agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s willful misconduct, bad faith, fraud or gross negligence; provided that this Section 3.2(g) shall not apply with respect to income, receipt, franchise or similar Taxes levied against the Rights Agent by a Governmental Authority.
(h) Insight agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder as set forth in Exhibit A and agreed upon in writing by the Rights Agent and Insight on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and documented out-of-pocket expenses and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including all stamp and transfer Taxes (and excluding for the avoidance of doubt, any income, receipt, franchise or similar Taxes levied against the Rights Agent by a Governmental Authority) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that Insight will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.4(a), Section 2.4(b) or Section 3.2(g), if Insight is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.
(i) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.
(j) The Rights Agent shall have no responsibility to Insight, any holders of CVRs, any holders of Company Shares or any other Person for interest or earnings on any moneys held by the Rights Agent pursuant to this Agreement.
(k) The Rights Agent shall not be subject to, nor be required to comply with, or determine if any Person has complied with, the Merger Agreement or any other agreement between or among any Insight, the Company or Holders, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.
(l) Subject to applicable Law, (i) the Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of Insight or the Company or become peculiarly interested in any transaction in which such parties may be interested, or contract with or lend money to such parties or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement, and (ii) nothing herein will preclude the Rights Agent from acting in any other capacity for Insight or for any other Person.
(m) In the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent shall, as soon as practicable, provide notice to Insight, and the Rights Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Insight or any Holder or any other Person for refraining from taking such action, unless the Rights Agent receives written instructions from Insight or such Holder or other Person which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the Rights Agent.

(n) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to Insight or the Company resulting from any such act, default, neglect or misconduct, absent willful misconduct, bad faith, fraud or gross negligence (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.
(o) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by Insight only.
(p) The Rights Agent shall act hereunder solely as agent for Insight and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by Insight, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Insight.
(q) The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.
(r) The Rights Agent shall not be liable or responsible for any failure of Insight to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.
(s) The obligations of Insight and the rights of the Rights Agent under this Section 3.2, Section 3.1. and Section 2.4 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.
(t) The Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice hereunder but has not received written notice of such event, and the Rights Agent will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing.
(u) The Rights Agent will have no liability and shall be held harmless by Insight in respect of the validity of this Agreement and the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Insight), nor shall it be responsible for any breach by Insight of any covenant or condition contained in this Agreement.
Section 3.3 Resignation and Removal; Appointment of Successor.
(a) The Rights Agent may resign at any time by written notice to Insight. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least thirty (30) days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.
(b) Insight will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least thirty (30) days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).
(c) If the Rights Agent resigns, is removed or becomes incapable of acting, Insight will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if Insight fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.
(d) Insight will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 7.2. Each notice will include the name and address of the successor Rights Agent. If Insight fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Insight.
(e) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, Insight will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.
(f) The Rights Agent will reasonably cooperate with Insight and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.
Section 3.4 Acceptance of Appointment by Successor.
Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to Insight and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of Insight or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.
ARTICLE 4
COVENANTS
Section 4.1 List of Holders.
Insight will furnish or cause to be furnished to the Rights Agent, in such form as Insight receives from Insight’s transfer agent (or other agent performing similar services for Insight), the names and addresses of the Holders within fifteen (15) Business Days following the Closing Date.
Section 4.2 Obligations of Public Company.
(a) Notwithstanding anything herein to the contrary, (a) Insight and its Affiliates shall have the power and right to control all aspects of their businesses and operations (and all of their assets and products, including, subject to Section 4.2(b), with respect to (i) managing, directing and controlling the exploitation of the Company CVR Assets in all respects and (ii) conducting any sale process (including engagement of advisors) with respect to any Company CVR Assets), and subject to Insight’s compliance with the terms of this Agreement, Insight and its Affiliates may exercise or refrain from exercising such power and right as it may deem appropriate and in the best overall interests of Insight and its Affiliates and its and their stockholders, rather than the interest of the Holders, (b) none of Insight or any of its Affiliates (or any directors, officer, employee, or other representative of the foregoing) owes any fiduciary duty or similar duty or any other implied duties (including the implied covenant of good faith and fair dealing) to any Holder in respect of the CVRs or the Company CVR Assets, (c) except as specifically provided in Section 4.2(b), Insight shall have no obligation to operate, use, sell, transfer, convey, license, develop, commercialize or otherwise exploit in any particular manner any of its or its Affiliates’ business or operations (or any of their assets or products) or to negotiate or enter into any agreement, including any Disposition Agreement, including in order to obtain, maximize or expedite the receipt of any Gross Proceeds or minimize Permitted Deductions, and (d) following the Disposition Period, Insight shall be permitted to take any action in respect of the Company CVR Assets in order to satisfy any wind-down and termination Liabilities of the Company CVR Assets.
(b) Insight will allocate reasonable resources to reasonably maintain the Company CVR Assets during the Disposition Period.

(c) None of Insight or any of its Affiliates shall have any obligation or liability whatsoever to any Person relating to or in connection with any action, or failure to act, with respect to the sale of the Company CVR Assets, except for the obligation to make CVR Payment Amounts to the Holders of CVRs pursuant to this Agreement.
(d) Except for the obligations to the Rights Agent set forth in Section 2.3(b), neither Insight nor its Subsidiaries will have any responsibility or liability whatsoever to any Person other than the Holders.
Section 4.3 Prohibited Actions.
Unless approved by the Insight Board, prior to the end of the Disposition Period, Insight shall not grant any lien, security interest, pledge or similar interest in any Company CVR Assets or any Net Proceeds.
Section 4.4 Books and Records.
Until the end of the CVR Term, Insight shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to support the applicable CVR Payments, if any, payable hereunder in accordance with the terms specified in this Agreement.
Section 4.5 Audits.
Until the Termination Date and for a period of one (1) year thereafter, Insight shall keep complete and accurate records in sufficient detail to support the accuracy of the payments due hereunder. The Acting Holders shall have the right to cause an independent accounting firm reasonably acceptable to Insight to audit such records for the sole purpose of confirming payments for a period covering not more than the date commencing with the first CVR Payment Period in which Insight or its Affiliates receives Gross Proceeds and ending on the last day of the CVR Term. Insight may require such accounting firm to execute a reasonable confidentiality agreement with Insight prior to commencing the audit. The accounting firm shall disclose to Rights Agent or the Acting Holders, as applicable, only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared, and in no event shall Insight be required to provide any Tax returns or any other Tax information it deems confidential to the Acting Holders or any other party. Such audits may be conducted during normal business hours upon reasonable prior written notice to Insight, but no more than frequently than once per year. No accounting period of Insight shall be subject to audit more than one time by the Acting Holders, as applicable. Adjustments (including remittances of underpayments or overpayments disclosed by such audit) shall be made by Insight to reflect the results of such audit, which adjustments shall be paid promptly following receipt of an invoice therefor. Whenever such an adjustment is made, Insight shall promptly prepare a certificate setting forth such adjustment, and a brief, reasonably detailed statement of the facts, computation and methodology accounting for such adjustment to the extent not already reflected in the audit report and promptly file with the Rights Agent a copy of such report and promptly deliver to the Rights Agent a revised CVR Payment Statement for the relevant CVR Payment Period. The Rights Agent shall be fully protected in relying on any such report and on any adjustment or statement therein contained and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of any such adjustment or any such event unless and until it shall have received such report. The Acting Holders, as applicable, shall bear the full cost and expense of such audit unless such audit discloses an underpayment by Insight of twenty percent (20%) or more of the CVR Payment due under this Agreement, in which case Insight shall bear the full cost and expense of such audit. The Rights Agent shall be entitled to rely on any audit report delivered by the independent accounting firm pursuant to this Section 4.5.
ARTICLE 5
AMENDMENTS
Section 5.1 Amendments Without Consent of Holders or Rights Agent.
(a) Insight, at any time and from time to time, may (without the consent of any Person, including the Holders, other than the Rights Agent, with such consent not to be unreasonably withheld, conditioned or delayed) enter into one or more amendments to this Agreement for any of the following purposes:
(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii) subject to Section 6.1, to evidence the succession of another person to Insight and the assumption of any such successor of the covenants of Insight outlined herein in a transaction contemplated by Section 6.1;
(iii) to add to the covenants of Insight such further covenants, restrictions, conditions or provisions as Insight and the Rights Agent will consider to be for the protection and benefit of the Holders; provided that in each case, such provisions do not adversely affect the interests of the Holders;
(iv) to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;
(v) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws;
(vi) as may be necessary or appropriate to ensure that Insight is not required to produce a prospectus or an admission document in order to comply with applicable Law;
(vii) to cancel the CVRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.6, or (ii) following a transfer of such CVRs to Insight or its Affiliates in accordance with Section 2.2 or Section 2.3;
(viii) as may be necessary or appropriate to ensure that Insight complies with applicable Law; or
(ix) to effect any other amendment to this Agreement for the purpose of adding, eliminating or changing any provisions of this Agreement, provided that, in each case, such additions, eliminations or changes do not adversely affect the interests of the Holders.
(b) Promptly after the execution by Insight of any amendment pursuant to this Section 5.1, Insight will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.
Section 5.2 Amendments with Consent of Holders.
(a) In addition to any amendments to this Agreement that may be made by Insight without the consent of any Holder pursuant to Section 5.1, with the consent of the Acting Holders (whether evidenced in a writing or taken at a meeting of the Holders), Insight and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.
(b) Promptly after the execution by Insight and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Insight will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.
Section 5.3 Effect of Amendments.
Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of Insight which states that the proposed supplement or amendment is in compliance with the terms of this Article 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

ARTICLE 6
CONSOLIDATION, MERGER, SALE OR CONVEYANCE
Section 6.1 Change of Control.
Prior to the Termination Date, Insight shall not consummate a Change of Control without the consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed), unless:
(a) the Person that is the relevant transferee, assignee, acquiror, delegate or other successor (including by operation of law) in such Change of Control (the “Surviving Person”) shall assume or succeed to the obligations on all CVRs (when and as due hereunder); and
(b) Insight has delivered to the Rights Agent an Officer’s Certificate stating that such Change of Control complies with this Article 6 and that all conditions precedent herein provided for relating to such Change of Control have been complied with.
Section 6.2 Successor Substituted.
Upon the consummation of any Change of Control in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of Insight under this Agreement with the same effect as if the Surviving Person had been named as Insight herein.
ARTICLE 7
MISCELLANEOUS
Section 7.1 Notices to Rights Agent and to Insight.
All notices, requests and other communications (each, a “Notice”) to any party hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder when sent (a) fees prepaid, via a reputable international overnight courier service in the case of delivery in person, by FedEx or other internationally recognized overnight courier service or (b) on the date sent in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to the Rights Agent, to:

Computershare Trust Company, N.A.
Computershare Inc.
150 Royall Street
Canton, MA 02021

if to Insight, to:

ImageneBio Inc.
[Address]
[City, State ZIP]
Attention: [•]
Email: [•]

with a copy, which shall not constitute notice, to:

[Counsel]
[Address]
City, State ZIP]
Attention: [•]
Email: [•]

or to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 7.2 Notice to Holders.
All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.
Section 7.3 Entire Agreement.
As between Insight and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.
Section 7.4 Merger or Consolidation or Change of Name of Rights Agent.
Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 7.4.
Section 7.5 Successors and Assigns.
This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, Insight and the Rights Agent and their respective successors and assigns. Except for assignments pursuant to Section 7.4, the Rights Agent may not assign this Agreement without Insight’s prior written consent. Subject to Section 5.1(a)(ii) and Article 6 hereof, Insight may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom Insight is merged or consolidated, or any entity resulting from any merger or consolidation to which Insight shall be a party (each, an “Assignee”); provided, that in connection with any assignment to an Assignee, Insight shall agree to remain liable for the performance by Insight of its obligations hereunder (to the extent Insight exists following such assignment). Insight or an Assignee may not otherwise assign this Agreement without the prior consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed). Any attempted assignment of this Agreement in violation of this Section 7.5 will be void ab initio and of no effect.
Section 7.6 Benefits of Agreement; Action by Acting Holders.
Nothing in this Agreement, express or implied, will give to any Person (other than Insight, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of Insight, the Rights Agent, the Holders and their permitted successors and assigns. The Holders will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.
Section 7.7 Governing Law.
This Agreement and the CVRs will be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflicts of law rules of such state.
Section 7.8 Jurisdiction.
In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, and appellate courts thereof; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.8; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.1 or Section 7.2 of this Agreement.
Section 7.9 WAIVER OF JURY TRIAL.
EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.
Section 7.10 Severability Clause.
In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written Notice to Insight.
Section 7.11 Counterparts; Effectiveness.
This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).
Section 7.12 Termination.
This Agreement will automatically terminate and be of no further force or effect and, except as provided in Section 3.2, the parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor, upon the earliest to occur of (a) the expiration of the CVR Term, (b) the expiration of all payment obligations under the Disposition Agreements, or (c) the delivery of a written notice of termination duly executed by Insight and the Acting Holders (such date, the “Termination Date”). The termination of this Agreement will not affect or limit the right of Holders to receive the CVR Payments under Section 2.4 to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement until such CVR Payments, if any, have been made, if applicable.
Section 7.13 Funds.
All funds received by Rights Agent under this Agreement that are to be distributed or applied by Rights Agent in the performance of services hereunder (the “Funds”) shall be held by Computershare, as agent for Insight, and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Insight. Until paid pursuant to the terms of this Agreement, the Rights Agent shall cause Computershare to hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall, in the absence of bad faith, gross negligence, fraud or willful misconduct (each as determined by a final, non-appealable judgment of a court of competent jurisdiction) on its part, have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits.
Section 7.14 Further Assurance by Insight.
Insight agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required or requested by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.
Section 7.15 Construction.
(a) For purposes of this Agreement, whenever the context requires: singular terms will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.
(b) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”
(c) The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.
(d) Unless stated otherwise, “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section of this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.
(e) A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.
(f) Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified. The parties hereto and Insight have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and Insight and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.
(g) All references herein to “$” are to United States Dollars.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

IKENA ONCOLOGY, INC.

By:
Name:
Title:

COMPUTERSHARE TRUST
COMPANY, N.A. and
COMPUTERSHARE INC.,

On behalf of both entities

By:
Name:
Title:

Annex H
FORM OF INSIGHT CONTINGENT VALUE RIGHTS AGREEMENT
THIS CONTINGENT VALUE RIGHTS AGREEMENT (this “Agreement”), dated as of [•], is entered into by and among Ikena Oncology, Inc., a Delaware corporation (“Insight”), and Computershare Inc., a Delaware corporation (“Computershare”), and its wholly owned subsidiary, Computershare Trust Company, N.A., a federally chartered trust company (collectively, as “Rights Agent”).
RECITALS
A. Insight, Insight Merger Sub I, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Insight, Insight Merger Sub II, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Insight, and Inmagene Biopharmaceuticals, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands (the “Company”) and the other parties thereto, have entered into an Agreement and Plan of Merger, dated as of December 23, 2024 (the “Merger Agreement”).
B. Pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, Insight has agreed to provide to the Holders (as defined herein) contingent value rights as hereinafter described.
C. The parties have done all things reasonably necessary to make the contingent value rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of Insight and to make this Agreement a valid and binding agreement of Insight, in accordance with its terms.
NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the proportionate benefit of all Holders, as follows:
ARTICLE 1
DEFINITIONS
Section 1.1 Definitions.
Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement. The following terms have the meanings ascribed to them as follows:
“Acting Holders” means, at the time of determination, the Holders of at least 40% of the outstanding CVRs, as reflected on the CVR Register.
“Assignee” has the meaning set forth in Section 7.5.
“Calendar Quarter” means the successive periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 or December 31, for so long as this Agreement is in effect; provided, however that (a) the first Calendar Quarter shall commence on the date of this Agreement and shall end on the first [•] thereafter, and (b) the last Calendar Quarter shall commence on the first day after the full Calendar Quarter immediately preceding the effective date of the termination or expiration of this Agreement and shall end on the effective date of the termination or expiration of this Agreement.
“Change of Control” means (a) the acquisition in one transaction or a series of related transactions, by any Person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) of the securities of Insight possessing more than 50% of the total combined voting power of all outstanding securities of Insight (provided, however, that a Change of Control will not result upon such acquisition of ownership if such acquisition occurs as a result of: (i) a public offering of Insight’s securities or any financing transaction or series of financing transactions, in each case for bona fide financing purposes or (ii) a merger or consolidation involving Insight where the holders of the outstanding voting securities of the Insight immediately prior to such merger or consolidation (taken in the aggregate) possess beneficial ownership of 50% or more of the total combined voting power of all outstanding voting securities of Insight, the surviving entity, the acquiring entity or a parent or holding company of the acquiring entity, immediately after such merger or consolidation); or (b) the sale, transfer, exclusive license or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Insight (on a consolidated basis), except for a transaction in which the holders of the outstanding voting securities of Insight immediately prior to such transaction(s) (taken in the aggregate) receive as a distribution with respect to securities of Insight more than 50% of the total combined voting power of all outstanding voting securities of the acquiring entity or a parent or holding company of the acquiring entity immediately after such transaction(s).
“Common Stock” means the common stock, $0.001 par value, of Insight.
“CVR” means a contingent contractual right of Holders to receive CVR Payments pursuant to the Merger Agreement and this Agreement.
“CVR Payment” means a cash payment equal to (i) ninety percent (90%) of the Net Proceeds received by Insight in a given CVR Payment Period to the extent such payment relates to a Disposition Agreement entered into after the Closing Date, if any, with the remaining ten percent (10%) being retained by Insight, (ii) one hundred percent (100%) of the Net Proceeds received by Insight to the extent such payment relates to a Disposition Agreement entered into prior to the Closing Date (other than agreements covered by clause (iii)), or (iii) one hundred percent (100%) of the Net Proceeds received by Insight to the extent such payment relates to a Disposition Agreement entered into prior to the Closing Date with respect to the Pionyr Assets that exceed the aggregate amounts payable by Insight to the holders of contingent value rights pursuant to that certain Contingent Value Rights Agreement, by and between Insight and Computershare, dated as of August 4, 2023; provided, that with respect to clauses (i), (ii) and (iii), Insight, in its reasonable discretion as resolved by the Insight Board, may withhold from any CVR Payment to provide for the satisfaction of indemnity obligations or other potential post-disposition Liabilities under any Disposition Agreement in excess of any escrow fund established therein, in each case to the extent not already deducted as Permitted Deductions; provided, further, that any such withheld Net Proceeds shall be distributed (net of any Permitted Deductions satisfied therefrom) to the Holders no later than the CVR Payment Period in which occurs the extinction of any such indemnity obligations or other post-disposition Liabilities.
“CVR Payment Amount” means with respect to each CVR Payment and each Holder, an amount equal to such CVR Payment divided by the total number of CVRs and then multiplied by the total number of CVRs held by such Holder as reflected on the CVR Register.
“CVR Payment Period” means a period equal to two (2) consecutive Calendar Quarters (or portion thereof) beginning on the Effective Time of the Merger and ending on March 31 or September 30 of any given calendar year during the CVR Term (provided, that if the last CVR Payment Period would end subsequent to the expiration of the CVR Term, such CVR Payment Period will end on the Termination Date).
“CVR Payment Statement” means, for a given CVR Payment Period during the CVR Term, a written statement of Insight, signed on behalf of Insight, setting forth in reasonable detail the calculation of the applicable CVR Payment for such CVR Payment Period.
“CVR Register” has the meaning set forth in Section 2.3(b).
“CVR Term” means the period beginning on the Closing and ending upon the tenth (10th) anniversary of this Agreement; provided that, solely with respect to any Disposition Agreement set forth on Schedule 1.1, the CVR Term shall extend until the latest date that Insight may earn a contingent, earnout, milestone or similar payment pursuant to such Disposition Agreement if (i) the first patient has been dosed in a registrational trial of an asset covered by such Disposition Agreement before the second (2nd) anniversary of this Agreement or (ii) FDA approval of an NDA for an asset covered by such Disposition Agreement has been received by Insight before the fifth (5th) anniversary of this Agreement.
“Disposition” means the sale, exclusive license, transfer or other disposition of any Insight CVR Asset (including any such sale or disposition of equity securities in any Subsidiary established by Insight to hold any right, title or interest in or to any Insight CVR Asset), in each case during the Disposition Period.
“Disposition Agreement” means a definitive written agreement providing for a transaction or series of transactions between Insight or its Affiliates and any Person who is not an Affiliate of Insight regarding a Disposition.
“Disposition Period” means the period beginning on the execution date of the Merger Agreement and ending on the first anniversary of the Closing Date.

“Gross Proceeds” means, without duplication, the sum of all cash consideration and all cash proceeds from the sale of non-cash consideration of any kind that is paid to Insight or any of its Affiliates, or is received by Insight or any of its Affiliates, during the CVR Term with respect to a Disposition, solely as such consideration relates to an Insight CVR Asset.
“Holder” means, at the relevant time, a Person in whose name CVRs are registered in the CVR Register.
“Insight CVR Assets” means (a) Insight’s targeted oncology programs, IK-930 and IK-595, (b) Insight’s kynurenine degrading enzyme program, IK-412, (c) Insight’s antibody assets PY314, PY159, and PY265 (the “Pionyr Assets”), (d) Insight’s aryl hydrocarbon receptor antagonist program, IK-175 and (e) any other assets used or owned by Insight prior to the Closing.
“Liability” means any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise.
“Loss” has the meaning set forth in Section 3.2(g).
“Net Proceeds” means, for any CVR Payment Period, Gross Proceeds minus Permitted Deductions, all as calculated, to the extent in accordance with GAAP, in a manner consistent with Insight’s accounting practices and the most recently filed annual audited financial statements with the SEC, except as otherwise set forth herein. For clarity, to the extent Permitted Deductions exceed Gross Proceeds for any CVR Payment Period, any excess Permitted Deductions shall be applied against Gross Proceeds in subsequent CVR Payment Periods.
“Notice” has the meaning set forth in Section 7.1.
“Officer’s Certificate” means a certificate signed by the chief executive officer or the chief financial officer of Insight, in their respective official capacities.
“Party” means Insight or the Rights Agent.
“Permitted Deductions” means the sum of:
(a) any applicable Tax (including any applicable value added or sales taxes) imposed on Gross Proceeds and payable by Insight or any of its Affiliates (regardless of whether the due date for such Taxes arises during or after the Disposition Period) and, without duplication, any income or other similar Taxes payable by Insight or any of its Affiliates that would not have been incurred by Insight or any of its Affiliates but for the Gross Proceeds; provided that, for purposes of calculating income Taxes incurred by Insight or its Affiliates in respect of the Gross Proceeds, any such income Taxes shall be computed based on the gain recognized by Insight or its Affiliates from the Disposition after reduction for any net operating loss carryforwards or other Tax attributes of Insight or its Affiliates as of the Closing Date that are available to offset such gain after taking into account any limits of the usability of such attributes, including under Section 382 of the Code as determined by Insight’s tax advisers (and for the sake of clarity such income taxes shall be calculated without taking into account any net operating losses or other tax attributes generated by Insight or its Affiliates after the Closing Date);
(b) any reasonable and documented expenses incurred by Insight or any of its Affiliates to preserve or ready the Insight CVR Assets for sale or in respect of its performance of this Agreement following the Closing Date or in respect of its performance of any Contract in connection with any Insight CVR Asset, including any damages, liabilities arising under any Contract or Disposition Agreement, including any incurred in litigation or other dispute resolution therefor, and any costs related to the prosecution, maintenance or enforcement by Insight or any of its Subsidiaries of intellectual property rights (but excluding any costs related to a breach of this Agreement, including costs incurred in litigation or dispute resolution in respect of the same);
(c) any reasonable and documented expenses incurred or accrued by Insight or any of its Affiliates in connection with the negotiation, entry into and closing of any Disposition of any Insight CVR Asset or the sale of any marketable securities received in any Disposition, including any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation thereto, including such fee disclosed in Schedule 1.2;

(d) any Losses incurred or reasonably expected to be incurred by Insight or any of its Affiliates arising out of any third-party claims, demands, actions, or other proceedings relating to or in connection with any Disposition, including indemnification obligations of Insight or any of its Affiliates set forth in any Disposition Agreement;
(e) any proceeds in consideration for a Disposition pursuant to a Disposition Agreement included in the final determination of the Net Cash of Insight in accordance with the Merger Agreement (for the purpose of avoiding overpayment of any duplicative amounts);
(f) any Liabilities borne by Insight or any of its Affiliates pursuant to Contracts related to Insight CVR Assets, including costs arising from the termination thereof; and
(g) any amounts payable to the Rights Agent in connection with the distribution of any CVR Payment Amount.
“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) as provided in Section 2.6.
“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become the Rights Agent pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.
ARTICLE 2
CONTINGENT VALUE RIGHTS
Section 2.1 Holders of CVRs; Appointment of Rights Agent.
(a) The CVRs represent the rights of Holders to receive contingent CVR Payments pursuant to this Agreement. The initial Holders will be the holders of Common Stock as of immediately prior to the Effective Time (excluding, for the avoidance of doubt, those shares of Common Stock issued in respect of the Concurrent Investment). One CVR will be issued with respect to each share of Common Stock that is outstanding as of immediately prior to the Effective Time.
(b) Insight hereby appoints the Rights Agent to act as Rights Agent for Insight in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment.
Section 2.2 Non-transferable.
The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposal that is not a Permitted Transfer shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.
Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.
(a) The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument. Holders’ rights and obligations in respect of CVRs derive solely from this Agreement.
(b) The Rights Agent shall create and maintain a register (the “CVR Register”) for the purpose of registering CVRs and Permitted Transfers. The CVR Register will be created, and CVRs will be distributed, pursuant to written instructions to the Rights Agent from Insight. The CVR Register will initially show one position for Cede & Co. representing shares of Common Stock held by DTC on behalf of the street holders of the shares of Common Stock held by such Holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly or indirectly to the street name holders with respect to transfers of CVRs. With respect to any payments or issuances to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of shares Common Stock by sending one lump-sum payment or issuance to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments or shares of Common Stock by DTC to such street name holders.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer in form reasonably satisfactory to the Rights Agent pursuant to its guidelines or procedures, including a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed and properly completed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. Insight and Rights Agent shall not be responsible for, and may require evidence of payment of a sum sufficient to cover (or evidence that such Taxes and charges are not applicable), any stamp, documentary, registration, or other Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of applicable taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Insight and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register and any transfer not duly registered in the CVR Register shall be void.
(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form, promptly record the change of address in the CVR Register. The Acting Holders may, without duplication, make a written request to the Rights Agent for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register. Upon receipt of such written request from the Acting Holders, the Rights Agent shall promptly deliver a copy of such list to the Acting Holders.
(e) Insight will provide written instructions to the Rights Agent for the distribution of CVRs to holders of Common Stock as of immediately prior to the Effective Time (the “Record Time”). Subject to the terms and conditions of this Agreement and Insight’s prompt confirmation of the Effective Time, the Rights Agent shall effect the distribution of the CVRs, less any applicable tax withholding, to each holder of Common Stock as of the Record Time by the mailing of a statement of holding reflecting such CVRs.
Section 2.4 Payment Procedures.
(a) No later than forty-five (45) days following the end of each CVR Payment Period during the CVR Term, Insight shall deliver to the Rights Agent a CVR Payment Statement for such CVR Payment Period. Concurrent with the delivery of each CVR Payment Statement, on the terms and conditions of this Agreement, Insight shall pay the Rights Agent in U.S. dollars an amount equal to one-hundred percent (100%) of the Net Proceeds (if any) (subject to the proviso in the definition of the term “CVR Payment”) for the applicable CVR Payment Period; provided, however, that in the event that the aggregate CVR Payment on any CVR Payment Statement shall be less than $1,000,000, no CVR Payment Amount shall be due and instead such CVR Payment shall be added to subsequent CVR Payments until: (i) the aggregate CVR Payment shall be at least $1,000,000 or (ii) final CVR Payment Period. Such amount of Net Proceeds will be transferred by wire transfer of immediately available funds to an account designated in writing by the Rights Agent not less than ten (10) Business Days prior to the date of the applicable payment. Upon receipt of the wire transfer referred to in the foregoing sentence, the Rights Agent shall promptly (and in any event, within ten (10) Business Days) pay, by check mailed, first-class postage prepaid, to the address each Holder set forth in the CVR Register at such time or by other method of deliver as specified by the applicable Holder in writing to the Rights Agent, an amount equal to such Holder’s CVR Payment Amount. The Rights Agent shall, upon any Holder’s request in writing and as soon as practicable after receipt of a CVR Payment Statement under this Section 2.4(a), send such Holder at its registered address a copy of such statement. For the avoidance of doubt Insight shall have no further liability in respect of the relevant CVR Payment upon delivery of such CVR Payment in accordance with this Section 2.4(a) and the satisfaction of each of Insight’s obligations set forth in this Section 2.4(a).
(b) The Rights Agent shall solicit from each Holder an IRS Form W-9 or applicable IRS Form W-8 at such time or times as is necessary to permit any payment under this Agreement to be made without U.S. federal backup withholding. That notwithstanding, Insight shall be entitled to deduct and withhold and hereby authorizes the Rights Agent to deduct and withhold, any tax or similar governmental charge or levy, that is required to be deducted or withheld under applicable law from any amounts payable pursuant to this Agreement (“Withholding Taxes”). To the extent the amounts are so withheld by Insight or the Rights Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made. In the event Insight becomes aware that a payment under this Agreement is subject to Withholding Taxes (other than U.S. federal backup withholding), Insight shall use commercially reasonable efforts to provide written notice to the Rights Agent and the Rights Agent shall use commercially reasonable efforts to provide written notice of such Withholding Taxes to the applicable Holders and a reasonable opportunity for the Holder to provide any necessary Tax forms, including an IRS Form W-9 or appropriate IRS Form W-8, as applicable, in order to reduce such withholding amounts; provided that the time period for payment of a CVR Payment by the Rights Agent set forth in Section 2.4(a) will be extended by a period equal to any delay caused by the Holder providing such forms. For the avoidance of doubt, in the event that notice has been provided to an applicable Holder pursuant to this Section 2.4(b), no further notice shall be required to be given for any future payments of such Withholding Tax. Insight will use commercially reasonable efforts to provide withholding and reporting instructions in writing (email being sufficient) to the Rights Agent from time to time as relevant, and upon reasonable request of the Rights Agent. The Rights Agent shall have no responsibilities with respect to tax withholding, reporting or payment except specifically instructed by Insight.
(c) Any portion of a CVR Payment that remains undistributed to the Holders six (6) months after the end of an applicable CVR Payment Period (including by means of uncashed checks or invalid addresses on the CVR Register) will be delivered by the Rights Agent to Insight or a person nominated in writing by Insight (with written notice thereof from Insight to the Rights Agent), and any Holder will thereafter look only to Insight for payment of such CVR Payment (which shall be without interest).
(d) If any CVR Payment (or portion thereof) remains unclaimed by a Holder two (2) years after the end of an applicable CVR Payment Period (or immediately prior to such earlier date on which such CVR Payment would otherwise escheat to or become the property of any Governmental Authority), such CVR Payment (or portion thereof) will, to the extent permitted by applicable Law, become the property of Insight and will be transferred to Insight or a person nominated in writing by Insight (with written notice thereof from Insight to the Rights Agent), free and clear of all claims or interest of any Person previously entitled thereto, and no consideration or compensation shall be payable therefor. Neither Insight nor the Rights Agent will be liable to any Person in respect of a CVR Payment delivered to a public official pursuant to any applicable abandoned property, escheat or similar legal requirement under applicable Law. In addition to and not in limitation of any other indemnity obligation herein, Insight agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Insight, a public office or a person nominated in writing by Insight.
Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest.
(a) The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable in respect of CVRs to any Holder.
(b) The CVRs will not represent any equity or ownership interest in Insight or in any constituent company to the Merger. The sole right of the Holders to receive property hereunder is the right to receive CVR Payments, if any, in accordance with the terms hereof. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Insight.
(c) Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the CVRs, any rights or obligations of any kind or nature whatsoever as a stockholder or member of Insight or any of its subsidiaries either at law or in equity. The rights of any Holder and the obligations of Insight and its Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.
(d) It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Insight’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. Each Holder acknowledges that it is highly possible that no Disposition will occur prior to the expiration of the Disposition Period and that there will not be any Gross Proceeds that may be the subject of a CVR Payment Amount. It is further acknowledged and agreed that neither Insight nor its Affiliates owe, by virtue of their obligations under this Agreement, a fiduciary duty or any implied duties to the Holders and the parties hereto intend solely the express provisions of this Agreement to govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that this Section 2.5(d) is an essential and material term of this Agreement.
Section 2.6 Ability to Abandon CVR.
A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights represented by CVRs by transferring such CVR to Insight or a Person nominated in writing by Insight (with written notice thereof from Insight to the Rights Agent) without consideration in compensation therefor, and such rights will be cancelled, with the Rights Agent being promptly notified in writing by Insight of such transfer and cancellation. Nothing in this Agreement is intended to prohibit Insight or its Affiliates from offering to acquire or acquiring CVRs, in private transactions or otherwise, for consideration in its sole discretion.
ARTICLE 3
THE RIGHTS AGENT
Section 3.1 Certain Duties and Responsibilities.
(a) The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith, fraud or gross negligence of the Rights Agent (in each case as determined by a final non-appealable judgment of court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, except in the case of willful misconduct, bad faith or fraud of the Rights Agent, any liability of the Rights Agent under this Agreement will be limited to the amount of annual fees paid by Insight to the Rights Agent (but not including reimbursable expenses and other charges) during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought. Anything to the contrary notwithstanding, in no event will the Rights Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action.
(b) The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Insight or the Company. The Rights Agent may (but shall not be required to) enforce all rights of action under this Agreement and any related claim, action, suit, audit, investigation or proceeding instituted by the Rights Agent may be brought in its name as the Rights Agent and any recovery in connection therewith will be for the proportionate benefit of all the Holders, as their respective rights or interests may appear on the CVR Register.
Section 3.2 Certain Rights of Rights Agent.
(a) The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent.
(b) The Rights Agent may rely and will be protected by Insight in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document reasonably believed by it to be genuine and to have been signed or presented by or on behalf of Insight or, with respect to Section 2.3(d), the Acting Holders.
(c) Whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, fraud, gross negligence or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) on its part, not incur any liability and shall be held harmless by Insight for or in respect of any action taken or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate.
(d) The Rights Agent may engage and consult with counsel of its selection, and the advice or opinion of such counsel will, in the absence of bad faith, fraud, gross negligence or willful misconduct (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction) on the part of the Rights Agent, be full and complete authorization and protection in respect of any action taken or not taken by the Rights Agent in reliance thereon.

(e) Any permissive rights of the Rights Agent hereunder will not be construed as a duty.
(f) The Rights Agent will not be required to give any note or surety in respect of the execution of its powers or otherwise under this Agreement.
(g) Insight agrees to indemnify the Rights Agent for, and to hold the Rights Agent harmless from and against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) suffered or incurred by the Rights Agent and arising out of or in connection with the Rights Agent’s performance of its obligations under this Agreement, including the reasonable and documented costs and expenses of defending the Rights Agent against any claims, charges, demands, actions or suits arising out of or in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder, except to the extent such Loss has been determined by a final non-appealable decision of a court of competent jurisdiction to have resulted from the Rights Agent’s willful misconduct, bad faith, fraud or gross negligence; provided that this Section 3.2(g) shall not apply with respect to income, receipt, franchise or similar Taxes levied against the Rights Agent by a Governmental Authority.
(h) Insight agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder as set forth in Exhibit A and agreed upon in writing by the Rights Agent and Insight on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent for all reasonable and documented out-of-pocket expenses and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including all stamp and transfer Taxes (and excluding for the avoidance of doubt, any income, receipt, franchise or similar Taxes levied against the Rights Agent by a Governmental Authority) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement, except that Insight will have no obligation to pay the fees of the Rights Agent or reimburse the Rights Agent for the fees of counsel in connection with any lawsuit initiated by the Rights Agent on behalf of itself or the Holders, except in the case of any suit enforcing the provisions of Section 2.4(a), Section 2.4(b) or Section 3.2(g), if Insight is found by a court of competent jurisdiction to be liable to the Rights Agent or the Holders, as applicable in such suit.
(i) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.
(j) The Rights Agent shall have no responsibility to Insight, any holders of CVRs, any holders of shares of Common Stock or any other Person for interest or earnings on any moneys held by the Rights Agent pursuant to this Agreement.
(k) The Rights Agent shall not be subject to, nor be required to comply with, or determine if any Person has complied with, the Merger Agreement or any other agreement between or among any Insight, the Company or Holders, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement.
(l) Subject to applicable Law, (i) the Rights Agent and any shareholder, affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of Insight or the Company or become peculiarly interested in any transaction in which such parties may be interested, or contract with or lend money to such parties or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement, and (ii) nothing herein will preclude the Rights Agent from acting in any other capacity for Insight or for any other Person.
(m) In the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent shall, as soon as practicable, provide notice to Insight, and the Rights Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Insight or any Holder or any other Person for refraining from taking such action, unless the Rights Agent receives written instructions from Insight or such Holder or other Person which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the Rights Agent.
(n) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to Insight or the Company resulting from any such act, default, neglect or misconduct, absent willful misconduct, bad faith, fraud or gross negligence (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.
(o) The Rights Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, and all such statements and recitals are and shall be deemed to have been made by Insight only.
(p) The Rights Agent shall act hereunder solely as agent for Insight and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action or default by Insight, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Insight.
(q) The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed.
(r) The Rights Agent shall not be liable or responsible for any failure of Insight to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.
(s) The obligations of Insight and the rights of the Rights Agent under this Section 3.2, Section 3.1. and Section 2.4 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent.
(t) The Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice hereunder but has not received written notice of such event, and the Rights Agent will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing.
(u) The Rights Agent will have no liability and shall be held harmless by Insight in respect of the validity of this Agreement and the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Insight), nor shall it be responsible for any breach by Insight of any covenant or condition contained in this Agreement.
Section 3.3 Resignation and Removal; Appointment of Successor.
(a) The Rights Agent may resign at any time by written notice to Insight. Any such resignation notice shall specify the date on which such resignation will take effect (which shall be at least thirty (30) days following the date that such resignation notice is delivered), and such resignation will be effective on the earlier of (x) the date so specified and (y) the appointment of a successor Rights Agent.
(b) Insight will have the right to remove the Rights Agent at any time by written notice to the Rights Agent, specifying the date on which such removal will take effect. Such notice will be given at least thirty (30) days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).
(c) If the Rights Agent resigns, is removed or becomes incapable of acting, Insight will promptly appoint a qualified successor Rights Agent. Notwithstanding the foregoing, if Insight fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, upon its acceptance of such appointment in accordance with this Section 3.3(c) and Section 3.4, become the Rights Agent for all purposes hereunder.

(d) Insight will give notice to the Holders of each resignation or removal of the Rights Agent and each appointment of a successor Rights Agent in accordance with Section 7.2. Each notice will include the name and address of the successor Rights Agent. If Insight fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent will cause the notice to be mailed at the expense of Insight.
(e) Notwithstanding anything to the contrary in this Section 3.3, unless consented to in writing by the Acting Holders, Insight will not appoint as a successor Rights Agent any Person that is not a stock transfer agent of national reputation or the corporate trust department of a commercial bank.
(f) The Rights Agent will reasonably cooperate with Insight and any successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, but such predecessor Rights Agent shall not be required to make any additional expenditure or assume any additional liability in connection with the foregoing.
Section 3.4 Acceptance of Appointment by Successor.
Every successor Rights Agent appointed hereunder will, at or prior to such appointment, execute, acknowledge and deliver to Insight and to the resigning or removed Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of Insight or the successor Rights Agent, such resigning or removed Rights Agent will execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.
ARTICLE 4
COVENANTS
Section 4.1 List of Holders.
Insight will furnish or cause to be furnished to the Rights Agent, in such form as Insight receives from Insight’s transfer agent (or other agent performing similar services for Insight), the names and addresses of the Holders within fifteen (15) Business Days following the Closing Date.
Section 4.2 Obligations of Public Company.
(a) Notwithstanding anything herein to the contrary, (a) Insight and its Affiliates shall have the power and right to control all aspects of their businesses and operations (and all of their assets and products, including, subject to Section 4.2(b), with respect to (i) managing, directing and controlling the exploitation of the Insight CVR Assets in all respects and (ii) conducting any sale process (including engagement of advisors) with respect to any Insight CVR Assets), and subject to Insight’s compliance with the terms of this Agreement, Insight and its Affiliates may exercise or refrain from exercising such power and right as it may deem appropriate and in the best overall interests of Insight and its Affiliates and its and their stockholders, rather than the interest of the Holders, (b) none of Insight or any of its Affiliates (or any directors, officer, employee, or other representative of the foregoing) owes any fiduciary duty or similar duty or any other implied duties (including the implied covenant of good faith and fair dealing) to any Holder in respect of the CVRs or the Insight CVR Assets, (c) except as specifically provided in Section 4.2(b), Insight shall have no obligation to operate, use, sell, transfer, convey, license, develop, commercialize or otherwise exploit in any particular manner any of its or its Affiliates’ business or operations (or any of their assets or products) or to negotiate or enter into any agreement, including any Disposition Agreement, including in order to obtain, maximize or expedite the receipt of any Gross Proceeds or minimize Permitted Deductions, and (d) following the Disposition Period, Insight shall be permitted to take any action in respect of the Insight CVR Assets in order to satisfy any wind-down and termination Liabilities of the Insight CVR Assets.
(b) Insight will allocate reasonable resources to reasonably maintain the Insight CVR Assets during the Disposition Period; provided, that Insight will not in any event be required to exceed the Expense Reserve in maintaining the Insight CVR Assets.
(c) None of Insight or any of its Affiliates shall have any obligation or liability whatsoever to any Person relating to or in connection with any action, or failure to act, with respect to the sale of the Insight CVR Assets, except for the obligation to make CVR Payment Amounts to the Holders of CVRs pursuant to this Agreement.

(d) Except for the obligations to the Rights Agent set forth in Section 2.3(b), neither Insight nor its Subsidiaries will have any responsibility or liability whatsoever to any Person other than the Holders.
(e) Solely with respect to the sale of an Insight CVR Asset and for up to twelve (12) months after receipt thereof, Insight will use commercially reasonable efforts to sell any securities listed on a U.S. national exchange (subject to any restrictions associated with such securities received as consideration for such sale); provided, that Insight will have no liability for its failure to monetize any such non-cash consideration received.
Section 4.3 Prohibited Actions.
Unless approved by the Insight Board, prior to the end of the Disposition Period, Insight shall not grant any lien, security interest, pledge or similar interest in any Insight CVR Assets or any Net Proceeds.
Section 4.4 Books and Records.
Until the end of the CVR Term, Insight shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail to support the applicable CVR Payments, if any, payable hereunder in accordance with the terms specified in this Agreement.
Section 4.5 Audits.
Until the Termination Date and for a period of one (1) year thereafter, Insight shall keep complete and accurate records in sufficient detail to support the accuracy of the payments due hereunder. The Acting Holders shall have the right to cause an independent accounting firm reasonably acceptable to Insight to audit such records for the sole purpose of confirming payments for a period covering not more than the date commencing with the first CVR Payment Period in which Insight or its Affiliates receives Gross Proceeds and ending on the last day of the CVR Term. Insight may require such accounting firm to execute a reasonable confidentiality agreement with Insight prior to commencing the audit. The accounting firm shall disclose to Rights Agent or the Acting Holders, as applicable, only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared, and in no event shall Insight be required to provide any Tax returns or any other Tax information it deems confidential to the Acting Holders or any other party. Such audits may be conducted during normal business hours upon reasonable prior written notice to Insight, but no more than frequently than once per year. No accounting period of Insight shall be subject to audit more than one time by the Acting Holders, as applicable. Adjustments (including remittances of underpayments or overpayments disclosed by such audit) shall be made by Insight to reflect the results of such audit, which adjustments shall be paid promptly following receipt of an invoice therefor. Whenever such an adjustment is made, Insight shall promptly prepare a certificate setting forth such adjustment, and a brief, reasonably detailed statement of the facts, computation and methodology accounting for such adjustment to the extent not already reflected in the audit report and promptly file with the Rights Agent a copy of such report and promptly deliver to the Rights Agent a revised CVR Payment Statement for the relevant CVR Payment Period. The Rights Agent shall be fully protected in relying on any such report and on any adjustment or statement therein contained and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of any such adjustment or any such event unless and until it shall have received such report. The Acting Holders, as applicable, shall bear the full cost and expense of such audit unless such audit discloses an underpayment by Insight of twenty percent (20%) or more of the CVR Payment due under this Agreement, in which case Insight shall bear the full cost and expense of such audit. The Rights Agent shall be entitled to rely on any audit report delivered by the independent accounting firm pursuant to this Section 4.5.
ARTICLE 5
AMENDMENTS
Section 5.1 Amendments Without Consent of Holders or Rights Agent.
(a) Insight, at any time and from time to time, may (without the consent of any Person, including the Holders, other than the Rights Agent, with such consent not to be unreasonably withheld, conditioned or delayed) enter into one or more amendments to this Agreement for any of the following purposes:
(i) to evidence the appointment of another Person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii) subject to Section 6.1, to evidence the succession of another person to Insight and the assumption of any such successor of the covenants of Insight outlined herein in a transaction contemplated by Section 6.1;
(iii) to add to the covenants of Insight such further covenants, restrictions, conditions or provisions as Insight and the Rights Agent will consider to be for the protection and benefit of the Holders; provided that in each case, such provisions do not adversely affect the interests of the Holders;
(iv) to cure any ambiguity, to correct or supplement any provision in this Agreement that may be defective or inconsistent with any other provision in this Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;
(v) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws;
(vi) as may be necessary or appropriate to ensure that Insight is not required to produce a prospectus or an admission document in order to comply with applicable Law;
(vii) to cancel the CVRs (i) in the event that any Holder has abandoned its rights in accordance with Section 2.6, or (ii) following a transfer of such CVRs to Insight or its Affiliates in accordance with Section 2.2 or Section 2.3;
(viii) as may be necessary or appropriate to ensure that Insight complies with applicable Law; or
(ix) to effect any other amendment to this Agreement for the purpose of adding, eliminating or changing any provisions of this Agreement, provided that, in each case, such additions, eliminations or changes do not adversely affect the interests of the Holders.
(b) Promptly after the execution by Insight of any amendment pursuant to this Section 5.1, Insight will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.
Section 5.2 Amendments with Consent of Holders.
(a) In addition to any amendments to this Agreement that may be made by Insight without the consent of any Holder pursuant to Section 5.1, with the consent of the Acting Holders (whether evidenced in a writing or taken at a meeting of the Holders), Insight and the Rights Agent may enter into one or more amendments to this Agreement for the purpose of adding, eliminating or amending any provisions of this Agreement, even if such addition, elimination or amendment is adverse to the interests of the Holders.
(b) Promptly after the execution by Insight and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Insight will (or will cause the Rights Agent to) notify the Holders in general terms of the substance of such amendment in accordance with Section 7.2.
Section 5.3 Effect of Amendments.
Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Upon the delivery of a certificate from an appropriate officer of Insight which states that the proposed supplement or amendment is in compliance with the terms of this Article 5, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

ARTICLE 6
CONSOLIDATION, MERGER, SALE OR CONVEYANCE
Section 6.1 Change of Control.
Prior to the Termination Date, Insight shall not consummate a Change of Control without the consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed), unless:
(a) the Person that is the relevant transferee, assignee, acquiror, delegate or other successor (including by operation of law) in such Change of Control (the “Surviving Person”) shall assume or succeed to the obligations on all CVRs (when and as due hereunder); and
(b) Insight has delivered to the Rights Agent an Officer’s Certificate stating that such Change of Control complies with this Article 6 and that all conditions precedent herein provided for relating to such Change of Control have been complied with.
Section 6.2 Successor Substituted.
Upon the consummation of any Change of Control in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, and shall assume all of the obligations of Insight under this Agreement with the same effect as if the Surviving Person had been named as Insight herein.
ARTICLE 7
MISCELLANEOUS
Section 7.1 Notices to Rights Agent and to Insight.
All notices, requests and other communications (each, a “Notice”) to any party hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder when sent (a) fees prepaid, via a reputable international overnight courier service in the case of delivery in person, by FedEx or other internationally recognized overnight courier service or (b) on the date sent in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to the Rights Agent, to:

Computershare Trust Company, N.A.
Computershare Inc.
150 Royall Street
Canton, MA 02021

if to Insight, to:

ImageneBio, Inc.
[Address]
[City, State ZIP]
Attention: [•]
Email: [•]

with a copy, which shall not constitute notice, to:

[Counsel]
[Address]
[City, State ZIP]
Attention: [•]
Email: [•]

or to such other address as such party may hereafter specify for the purpose by notice to the other parties hereto.

Section 7.2 Notice to Holders.
All Notices required to be given to the Holders will be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder at such Holder’s address as set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the sending of such Notice, if any, and will be deemed given on the date of mailing. In any case where notice to the Holders is given by mail, neither the failure to mail such Notice, nor any defect in any Notice so mailed, to any particular Holder will affect the sufficiency of such Notice with respect to other Holders.
Section 7.3 Entire Agreement.
As between Insight and the Rights Agent, this Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement, notwithstanding the reference to any other agreement herein, and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.
Section 7.4 Merger or Consolidation or Change of Name of Rights Agent.
Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other shareholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under the provisions of Section 3.3. The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 7.4.
Section 7.5 Successors and Assigns.
This Agreement will be binding upon, and will be enforceable by and inure solely to the benefit of, the Holders, Insight and the Rights Agent and their respective successors and assigns. Except for assignments pursuant to Section 7.4, the Rights Agent may not assign this Agreement without Insight’s prior written consent. Subject to Section 5.1(a)(ii) and Article 6 hereof, Insight may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates or to any Person with whom Insight is merged or consolidated, or any entity resulting from any merger or consolidation to which Insight shall be a party (each, an “Assignee”); provided, that in connection with any assignment to an Assignee, Insight shall agree to remain liable for the performance by Insight of its obligations hereunder (to the extent Insight exists following such assignment). Insight or an Assignee may not otherwise assign this Agreement without the prior consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed). Any attempted assignment of this Agreement in violation of this Section 7.5 will be void ab initio and of no effect.
Section 7.6 Benefits of Agreement; Action by Acting Holders.
Nothing in this Agreement, express or implied, will give to any Person (other than Insight, the Rights Agent, the Holders and their respective permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of Insight, the Rights Agent, the Holders and their permitted successors and assigns. The Holders will have no rights hereunder except as are expressly set forth herein. Except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding at law or in equity with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights.
Section 7.7 Governing Law.
This Agreement and the CVRs will be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflicts of law rules of such state.
Section 7.8 Jurisdiction.
In any action or proceeding between any of the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated hereby, each of the parties hereto: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, and appellate courts thereof; (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 7.8; (c) waives any objection to laying venue in any such action or proceeding in such courts; (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party; and (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 7.1 or Section 7.2 of this Agreement.
Section 7.9 WAIVER OF JURY TRIAL.
EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.
Section 7.10 Severability Clause.
In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, is for any reason determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be impaired or otherwise affected and will continue to be valid and enforceable to the fullest extent permitted by applicable Law. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if an excluded provision shall affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written Notice to Insight.
Section 7.11 Counterparts; Effectiveness.
This Agreement may be signed in any number of counterparts, each of which will be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original. This Agreement will become effective when each party hereto will have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement will have no effect and no party will have any right or obligation hereunder (whether by virtue of any oral or written agreement or any other communication).
Section 7.12 Termination.
This Agreement will automatically terminate and be of no further force or effect and, except as provided in Section 3.2, the parties hereto will have no further liability hereunder, and the CVRs will expire without any consideration or compensation therefor, upon the earliest to occur of (a) the expiration of the CVR Term, (b) the expiration of all payment obligations under the Disposition Agreements, or (c) the delivery of a written notice of termination duly executed by Insight and the Acting Holders (such date, the “Termination Date”). The termination of this Agreement will not affect or limit the right of Holders to receive the CVR Payments under Section 2.4 to the extent earned prior to the termination of this Agreement, and the provisions applicable thereto will survive the expiration or termination of this Agreement until such CVR Payments, if any, have been made, if applicable.
Section 7.13 Funds.
All funds received by Rights Agent under this Agreement that are to be distributed or applied by Rights Agent in the performance of services hereunder (the “Funds”) shall be held by Computershare, as agent for Insight, and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Insight. Until paid pursuant to the terms of this Agreement, the Rights Agent shall cause Computershare to hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Rights Agent shall, in the absence of bad faith, gross negligence, fraud or willful misconduct (each as determined by a final, non-appealable judgment of a court of competent jurisdiction) on its part, have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits.
Section 7.14 Further Assurance by Insight.
Insight agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required or requested by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.
Section 7.15 Construction.
(a) For purposes of this Agreement, whenever the context requires: singular terms will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.
(b) As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”
(c) The headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.
(d) Unless stated otherwise, “Article” and “Section” followed by a number or letter mean and refer to the specified Article or Section of this Agreement. The term “Agreement” and any reference in this Agreement to this Agreement or any other agreement or document includes, and is a reference to, this Agreement or such other agreement or document as it may have been, or may from time to time be, amended, restated, replaced, supplemented or novated and includes all schedules to it.
(e) A period of time is to be computed as beginning on the day following the event that began the period and ending at 4:30 p.m. on the last day of the period, if the last day of the period is a Business Day, or at 4:30 p.m. on the next Business Day if the last day of the period is not a Business Day.
(f) Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, United States, unless otherwise specified. The parties hereto and Insight have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and Insight and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.
(g) All references herein to “$” are to United States Dollars.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed as of the day and year first above written.

IKENA ONCOLOGY, INC.

By:
Name:	Mark Manfredi, Ph.D.
Title:	Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A. and COMPUTERSHARE INC.,

On behalf of both entities

By:
Name:
Title:

Annex I
CERTIFICATE OF AMENDMENT
TO
FIFTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
IKENA ONCOLOGY, INC.
IKENA ONCOLOGY, INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
1. The name of the Corporation is Ikena Oncology, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was March 2, 2016 (the “Original Certificate”). The name under which the Corporation filed the Original Certificate was Kyn Therapeutics Inc. The Fifth Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 18, 2020 (the Fifth Amended and Restated Certificate of Incorporation, as so amended, the “Certificate of Incorporation”).
2. This Certificate of Amendment hereby amends Article IV of the Certificate of Incorporation by adding the following paragraphs after the first paragraph of Article IV, as follows:
“Effective as of [•] p.m. (Eastern Time) on [•], 2025 (such time, the “Effective Time”), a one-for-[•] reverse stock split of the shares of Common Stock, pursuant to which every [•] shares of the Common Stock issued and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and non-assessable share of Common Stock from and after the Effective Time, without any action on the part of the Corporation or the respective stockholders thereof (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu of any fractional shares, if upon aggregating all of the shares of Common Stock held by a record holder immediately following the Reverse Stock Split such holder would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, the Corporation shall pay in cash (without interest) to each such holder an amount equal to the product of such resulting fractional interest in one share of Common Stock multiplied by the closing trading price on The Nasdaq Global Market LLC of a share of Common Stock on the last trading day immediately prior to the date on which the Effective Time occurs (with such price proportionately adjusted to give effect to the Reverse Stock Split).
Each stock certificate or book entry share that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate or book entry share have been combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each stockholder of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined.”
3. The stockholders of the Corporation have duly approved the foregoing amendment in accordance with the provisions of Section 211 and 242 of the General Corporation Law of the State of Delaware.
I-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of this [ ] day of [ ], 2025.

IKENA ONCOLOGY, INC.

By:
Name:
Title:

I-2

Annex J
Ikena Oncology, Inc.
2025 Equity Incentive Plan
Adopted By The Board Of Directors: [   ], 202
Approved By The Stockholders: [   ], 202
1. General.
(a) Successor to and Continuation of Prior Plan. The Plan is the successor to and continuation of the Prior Plan. As of the Effective Date, (i) no additional awards may be granted under the Prior Plan; (ii) any Returning Shares will become available for issuance pursuant to Awards granted under this Plan; and (iii) all outstanding awards granted under the Prior Plan will remain subject to the terms of the Prior Plan (except to the extent such outstanding awards result in Returning Shares that become available for issuance pursuant to Awards granted under this Plan). All Awards granted under this Plan will be subject to the terms of this Plan.
(b) Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.
(c) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.
(d) Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.
2. Shares Subject To The Plan.
(a) Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed [   ]shares, which is the sum of: (i) [   ] new shares, plus (ii) up to [   ] Returning Shares, as such shares become available from time to time. In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2026 and ending on (and including) January 1, 2035, in an amount equal to [   ] percent (   %) of the total number of shares of Capital Stock outstanding on December 31 of the preceding year; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.
(b) Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [   ] shares.
(c) Share Reserve Operation.
(i) Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.
(ii) Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock); (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.
(iii) Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares; (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award; and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.
3. Eligibility And Limitations.
(a) Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.
(b) Specific Award Limitations.
(i) Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).
(ii) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).
(iii) Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (1) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (2) the Option is not exercisable after the expiration of five years from the date of grant of such Option.
(iv) Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A or unless such Awards otherwise comply with the requirements of Section 409A.
(c) Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).
(d) Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any calendar year, including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (1) $750,000 in total value or (2) in the event such Non-Employee Director is first appointed or elected to the Board during such calendar year, $1,000,000 in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.
4. Options And Stock Appreciation Rights.
Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(a) Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.
(b) Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.
(c) Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:
(i) by cash or check, bank draft or money order payable to the Company;
(ii) pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the U.S. Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;
(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;
(iv) if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or
(v) in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.
(d) Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.

(e) Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:
(i) Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.
(ii) Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.
(f) Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the applicable Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.
(g) Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.
(h) Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):
(i) three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);
(ii) 12 months following the date of such termination if such termination is due to the Participant’s Disability;
(iii) 12 months following the date of such termination if such termination is due to the Participant’s death; or
(iv) 12 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).
Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.
(i) Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).
(j) Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the U.S. Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the U.S. Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.
(k) Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.
5. Awards Other Than Options And Stock Appreciation Rights.
(a) Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:
(i) Form of Award.
(1) Restricted Stock Awards: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (A) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (B) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.
(2) RSU Awards: An RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Award Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).
(ii) Consideration.
(1) Restricted Stock Awards: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) services to the Company or an Affiliate, or (C) any other form of consideration as the Board may determine and permissible under Applicable Law.
(2) RSU Awards: Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.
(iii) Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.
(iv) Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (1) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and the Participant will have no further right, title or interest in the Restricted Stock Award, the shares of Common Stock subject to the Restricted Stock Award, or any consideration in respect of the Restricted Stock Award and (2) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.
(v) Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.
(vi) Settlement of RSU Awards. An RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.
(b) Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.
(c) Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.
6. Adjustments Upon Changes In Common Stock; Other Corporate Events.
(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a); (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b); and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.
(b) Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.
(c) Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction, except as set forth in Section 11, unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.
(i) Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume, continue or substitute the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.
(ii) Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed, continued or substituted in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code.
(iii) Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.
(iv) Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.
(d) Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.
(e) No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company, the Board or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any Change in Control, any Corporate Transaction, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
7. Administration.
(a) Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.
(b) Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i) To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.
(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.
(iii) To settle all controversies regarding the Plan and Awards granted under it.
(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.
(v) To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock, including any Corporate Transaction, for reasons of administrative convenience.
(vi) To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.
(vii) To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(viii) To submit any amendment to the Plan for stockholder approval.
(ix) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.
(x) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.
(xi) To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are non-U.S. nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant non-U.S. jurisdiction).
(xii) To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.
(c) Delegation to Committee.
(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with the Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.
(ii) Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.
(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.
(e) Delegation to Other Person or Body. The Board or any Committee may delegate to one or more persons or bodies the authority to do one or more of the following to the extent permitted by Applicable Law: (i) designate recipients, other than Officers, of Awards, provided that no person or body may be delegated authority to grant an Award to themself; (ii) determine the number of shares subject to such Awards; and (iii) determine the terms of such

Awards; provided, however, that the Board or Committee action regarding such delegation will fix the terms of such delegation in accordance with Applicable Law, including without limitation Sections 152 and 157 of the Delaware General Corporation Law. Unless provided otherwise in the Board or Committee action regarding such delegation, each Award granted pursuant to this section will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, with any modifications necessary to incorporate or reflect the terms of such Award. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to any person or body (who is not a Director or that is not comprised solely of Directors, respectively) the authority to determine the Fair Market Value.
8. Tax Withholding
(a) Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate arrangements to satisfy the Tax-Related Items withholding obligations, if any, of the Company and/or an Affiliate that arise in connection with the grant, vesting, exercise or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.
(b) Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any Tax-Related Items withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the U.S. Federal Reserve Board; or (vi) by such other method as may be set forth in the Award Agreement.
(c) No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law, the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the U.S. Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the U.S. Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the U.S. Internal Revenue Service.
(d) Withholding Indemnification. The Company and/or its Affiliate may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including minimum or maximum rates applicable in a Participant’s jurisdiction. In the event of overwithholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock) or, if not refunded, the Participant may seek a refund from the local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or its Affiliate. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount. Further, if the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, the

Participant will be deemed to have been issued the full number of shares subject to the Award, notwithstanding that a number of the shares is held back solely for the purpose of paying the Tax-Related Items.
9. Miscellaneous.
(a) Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.
(b) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.
(c) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.
(d) Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.
(e) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will (unless otherwise required under Applicable Law) and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an Employee with or without notice and with or without Cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the U.S. state or non-U.S. jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.
(f) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.
(g) Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.
(h) Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.
(i) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.
(j) Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.
(k) Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of a Restricted Stock Award and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.
(l) Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
(m) Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.
(n) Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(o) Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.
10. Covenants Of The Company.
The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.
11. Additional Rules For Awards Subject To Section 409A.
(a) Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.
(b) Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.
(i) If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date; or (ii) the 60th day that follows the applicable vesting date.
(ii) If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six-month period.
(iii) If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under U.S. Treasury Regulations Section 1.409A-3(a)(4).
(c) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.

(i) Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:
(1) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.
(2) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.
(ii) Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.
(1) In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.
(2) If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.
(3) The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.
(d) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.
(i) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.
(ii) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.
(e) If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:
(i) Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.
(ii) The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in U.S. Treasury Regulations Section 1.409A-3(j)(4)(ix).
(iii) To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provide that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.
(iv) The provisions in this subsection (e) for delivery of the shares in respect of the settlement of an RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.
12. Severability.
If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
13. Termination Of The Plan.
The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date; or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14. Definitions.
As used in the Plan, the following definitions apply to the capitalized terms indicated below:
(a) “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.
(b) “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee, as applicable.
(c) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(d) “Applicable Law” means the Code and any applicable U.S and non-U.S. securities, exchange, control, tax, federal, state, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).
(e) “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).
(f) “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.
(g) “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.
(h) “Capital Stock” means each and every class of common stock of the Company, regardless of the number of votes per share.
(i) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the Adoption Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(j) “Cause” has the meaning ascribed to such term in any written agreement between a Participant and the Company or any Affiliate of the Company defining such term and, in the absence of such agreement, such term means, with respect to a Participant, the occurrence of any of the following events: (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or in each case the equivalent in any relevant jurisdiction; (iii) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company or any Affiliate of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company or any Affiliate of the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company or any Affiliate of the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s

Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or any Affiliate of the Company or such Participant for any other purpose.
(k) “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Acquiring Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the Acquiring Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(iv) individuals who, on the Adoption Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.
(l) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(m) “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.
(n) “Common Stock” means the common stock of the Company.
(o) “Company” means Ikena Oncology, Inc., a Delaware corporation, and as of the Effective Date, shall mean ImageneBio, Inc., a Delaware corporation, and any successor corporation thereto.
(p) “Compensation Committee” means the Compensation Committee of the Board.
(q) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.
(r) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by Applicable Law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Company or an Affiliate, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by Applicable Law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under U.S. Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).
(s) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i) a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;
(ii) a sale or other disposition of at least 50% of the outstanding securities of the Company;
(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.
(t) “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.
(u) “Director” means a member of the Board.
(v) “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.
(w) “Effective Date” means the date of the closing of the transactions contemplated by that Agreement and Plan of Merger, dated [DATE], between the Ikena Oncology, Inc., Insight Merger Sub I, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Ikena Oncology, Inc., Insight Merger Sub II, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Ikena Oncology, Inc., and Inmagene Biopharmaceuticals, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands.
(x) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(y) “Employer” means the Company or the Affiliate that employs the Participant.
(z) “Entity” means a corporation, partnership, limited liability company or other entity.
(aa) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
(bb) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company, or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.
(cc) “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:
(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.
(ii) If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.
(iii) In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.
(dd) “Governmental Body” means any: (i) nation, state, commonwealth, canton, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) U.S. or non-U.S. federal, state, local, municipal, or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).
(ee) “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.
(ff) “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.
(gg) “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised; (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other Applicable Laws.
(hh) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.
(ii) “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, or (ii) the terms of any Non-Exempt Severance Arrangement.
(jj) “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.
(kk) “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder)) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under U.S. Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.
(ll) “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.
(mm) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.
(nn) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(oo) “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.
(pp) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.
(qq) “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Option, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.
(rr) “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.
(ss) “Own,” “Owned,” “Owner,” or “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
(tt) “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.
(uu) “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.
(vv) “Performance Criteria” means one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; relative stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales, annual recurring revenue or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the U.S. Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.
(ww) “Performance Goals” means, for a Performance Period, one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Award.
(xx) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.
(yy) “Plan” means this Ikena Oncology, Inc. 2025 Equity Incentive Plan, as amended from time to time.
(zz) “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day-to-day operations of the Plan and the Company’s other equity incentive programs.
(aaa) “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).
(bbb) “Prior Plan” means the Ikena Oncology, Inc. 2021 Stock Option and Incentive Plan, as amended from time to time.
(ccc) “Prospectus” means the document containing the Plan information specified in Section 10(a) of the Securities Act.
(ddd) “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(eee) “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.
(fff) “Returning Shares” means shares subject to outstanding stock awards granted under the Prior Plan and that following the Effective Date: (A) are not issued because such stock award or any portion thereof expires or otherwise terminates without all of the shares covered by such stock award having been issued; (B) are not issued because such stock award or any portion thereof is settled in cash; (C) are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares; (D) are withheld or reacquired to satisfy the exercise, strike or purchase price; or (E) are withheld or reacquired to satisfy a tax withholding obligation.
(ggg) “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).
(hhh) “RSU Award Agreement” means a written or electronic agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award grant. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.
(iii) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.
(jjj) “Rule 405” means Rule 405 promulgated under the Securities Act.
(kkk) “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.
(lll) “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.
(mmm) “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and U.S. Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
(nnn) “Securities Act” means the U.S. Securities Act of 1933, as amended.
(ooo) “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).
(ppp) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.
(qqq) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.
(rrr) “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant.
(sss) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.
(ttt) “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.
(uuu) “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(vvv) “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

Annex K
Ikena Oncology, Inc.

2025 Employee Stock Purchase Plan

Adopted By The Board Of Directors: [  ], 202

Approved By The Stockholders: [  ], 202
Effective Date: [  ], 2025
1. General; Purpose
(a) The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.
(b) The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes grants of Purchase Rights under the Non-423 Component that do not meet the requirements of an Employee Stock Purchase Plan. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. In addition, the Company may make separate Offerings which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan or the requirements of an Employee Stock Purchase Plan to the extent the Offering is made under the 423 Component), and the Company will designate which Designated Company is participating in each separate Offering.
(c) The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.
2. Administration.
(a) The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).
(b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:
(i) To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).
(ii) To designate from time to time (A) which Related Corporations will be eligible to participate in the Plan as Designated 423 Companies, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Companies, (C) which Affiliates or Related Corporations may be excluded from participation in the Plan, and (D) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings)
(iii) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.
(iv) To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.
(v) To suspend or terminate the Plan at any time as provided in Section 12.
(vi) To amend the Plan at any time as provided in Section 12.
(vii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company, its Related Corporations and Affiliates, and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.

(viii) To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are non-U.S. nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Company, do not have to comply with the requirements of Section 423 of the Code.
(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan and any applicable Offering Document to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee (or its delegate) and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee (or a delegate of the Committee), the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.
(d) All determinations, interpretations and constructions made by the Board will not be subject to review by any person and will be final, binding and conclusive on all persons.
3. Shares Of Common Stock Subject To The Plan.
(a) Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [  ] shares of Common Stock, plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of up to ten years, commencing on January 1, 2026 and ending on (and including) January 1, 2035, in an amount equal to the lesser of (x) [  ] percent (  %) of the total number of shares of Capital Stock outstanding on December 31st of the preceding calendar year, and (y) [  ] shares of Common Stock. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.
(b) If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.
(c) The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.
4. Grant Of Purchase Rights; Offering.
(a) The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.
(b) If a Participant has more than one Purchase Right outstanding under the Plan, unless such Participant otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of such Participant’s Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.
(c) The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.
5. Eligibility.
(a) Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company, the Related Corporation or the Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may (unless prohibited by Applicable Law) require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may provide (unless prohibited by Applicable Law) that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude (unless prohibited by Applicable Law) from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company, a Related Corporation or an Affiliate, or a subset of such highly compensated employees.
(b) The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:
(i) the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;
(ii) the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and
(iii) the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, the individual will not receive any Purchase Right under that Offering.
(c) No Employee will be eligible for the grant of any Purchase Rights under the 423 Component if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.
(d) As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds U.S. $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.
(e) Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.
(f) Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.
6. Purchase Rights; Purchase Price.
(a) On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage of earnings (as such concept is defined in the Offering Document) or with a maximum dollar amount, but in either case as so specified by the Board in the Offering Document, during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.
(b) The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.
(c) In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.
(d) The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by the Board prior to commencement of an Offering and will not be less than the lesser of:
(i) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or
(ii) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.
7. Participation; Withdrawal; Termination.
(a) An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified in the Offering, an enrollment form provided by the Company or a Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be held separately or deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first practicable payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase such Participant’s Contributions. If payroll deductions are impermissible or problematic under Applicable Law or if specifically provided in the Offering and to the extent permitted by

Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.
(b) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company or a Company Designee. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of such Participant’s accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon such Participant’s eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.
(c) Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of such individual’s accumulated but unused Contributions.
(d) Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component for the remainder of the Offering. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.
(e) During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company and valid under Applicable Law, by a beneficiary designation as described in Section 10.
(f) Unless otherwise specified in the Offering or required by Applicable Law, the Company will have no obligation to pay interest on Contributions.
8. Exercise Of Purchase Rights.
(a) On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.
(b) Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be held in such Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such next Offering, in which case such amount will be distributed to such Participant after the final Purchase Date without interest (unless the payment of interest is otherwise required by Applicable Law). If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock is at least equal to the amount required to purchase one (1) whole share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).
(c) No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. and non-U.S. federal, state and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to

Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).
9. Covenants Of The Company.
The Company will seek to obtain from each U.S. and non-U.S. federal, state or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.
10. Designation Of Beneficiary.
(a) The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.
(b) If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law), to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
11. Adjustments Upon Changes In Common Stock; Corporate Transactions.
(a) In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.
(b) In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.
12. Amendment, Termination Or Suspension Of The Plan.
(a) The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.

(b) The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.
(c) Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.
13. Tax Qualification; Tax Withholding.
(a) Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.
(b) Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation or Affiliate, to enable the Company, the Related Corporation or the Affiliate to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company, a Related Corporation or an Affiliate; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.
(c) The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a Participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

14. Effective Date Of Plan.
The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.
15. Miscellaneous Provisions.
(a) Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.
(b) A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).
(c) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment or service contract, as applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ or service of the Company, a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment or service of a Participant.
(d) The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflict of laws rules.
(e) If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.
(f) If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.
16. Definitions.
As used in the Plan, the following definitions will apply to the capitalized terms indicated below:
(a) “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(b) “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
(c) “Applicable Law” means the Code and any applicable U.S. and non-U.S. securities, exchange control, tax, federal, state, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the New York Stock Exchange, NASDAQ Stock Market or the Financial Industry Regulatory Authority).
(d) “Board” means the Board of Directors of the Company.
(e) “Capital Stock” means each and every class of common stock of the Company, regardless of the number of votes per share.
(f) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards

Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.
(g) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.
(h) “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).
(i) “Common Stock” means the common stock of the Company.
(j) “Company” means Ikena Oncology Inc., a Delaware corporation, and as of the Effective Date, shall mean ImageneBio, Inc., a Delaware corporation, and any successor corporation thereto
(k) “Contributions” means the payroll deductions, contributions made by Participants in case payroll deductions are impermissible or problematic under Applicable Law and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into the Participant’s account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions or other contributions and, with respect to the 423 Component, to the extent permitted by Section 423.
(l) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;
(ii) a sale or other disposition of more than 50% of the outstanding securities of the Company;
(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
(m) “Designated 423 Company” means any Related Corporation selected by the Board as participating in the 423 Component.
(n) “Designated Company” means any Designated Non-423 Company or Designated 423 Company, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.
(o) “Designated Non-423 Company” means any Related Corporation or Affiliate selected by the Board as participating in the Non-423 Component.
(p) “Director” means a member of the Board.
(q) “Effective Date” means the date of the closing of the transactions contemplated by that Agreement and Plan of Merger, dated [DATE], between Ikena Oncology, Inc, Insight Merger Sub I, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Ikena Oncology, Inc., Insight Merger Sub II, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands and direct wholly owned subsidiary of Ikena Oncology, Inc, and Inmagene Biopharmaceuticals, an exempted company with limited liability incorporated and existing under the laws of the Cayman Islands.
(r) “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(s) “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.
(t) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.
(u) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.
(v) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:
(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.
(ii) In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code
(iii) Notwithstanding the foregoing, for any Offering that commences on the IPO Date, the Fair Market Value of the shares of Common Stock on the Offering Date will be the price per share at which shares are first sold to the public in the Company’s initial public offering as specified in the final prospectus for that initial public offering.
(w) “Governmental Body” means any: (i) nation, state, commonwealth, canton, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) U.S. or non-U.S. federal, state, local, municipal or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the New York Stock Exchange, the NASDAQ Stock Market and the Financial Industry Regulatory Authority).
(x) “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.
(y) “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.
(z) “Offering Date” means a date selected by the Board for an Offering to commence.
(aa) “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.
(bb) “Participant” means an Eligible Employee who holds an outstanding Purchase Right.
(cc) “Plan” means this Ikena Oncology, Inc. 2024 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.
(dd) “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(ee) “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.
(ff) “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.
(gg) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.
(hh) “Securities Act” means the U.S. Securities Act of 1933, as amended.
(ii) “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.
(jj) “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

Annex L

SCAN TO
VIEW MATERIALS & VOTE

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V64049-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

IKENA ONCOLOGY, INC.

The board of directors recommends you vote FOR the following proposals:

Nominees:	For	Withhold
3a. Iain Dukes D.Phil.	☐	☐
3b. Maria Koehler, M.D., Ph.D.	☐	☐
3c. Otello Stampacchia, Ph.D.	☐	☐

Note: In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

L-1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of Annual Meeting, Proxy Statement/Prospectus and Ikena's Form 10-K are available at www.proxyvote.com.

V64050-TBD

IKENA ONCOLOGY, INC.
ANNUAL MEETING OF STOCKHOLDERS
, 2025

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Mark Manfredi, Ph.D. and Jotin Marango, M.D., Ph.D., or either of them, as proxies, each with the power to appoint their substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of IKENA ONCOLOGY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at on , virtually at www.virtualshareholdermeeting.com/IKNA2025, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the board of directors' recommendations.

Continued and to be signed on reverse side

L-2

PART II
INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS
Item 20.	Indemnification of Directors and Officers
Section 145 of the DGCL authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.
Ikena has adopted provisions in its charter and bylaws that limit or eliminate the personal liability of Ikena’s directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to Ikena or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:
•	any breach of the director’s duty of loyalty to Ikena or its stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or
•	any transaction from which the director derived an improper personal benefit.
•	These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.
•	In addition, Ikena’s bylaws provide that:
•
Ikena will indemnify its directors, officers and, in the discretion of its board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•
Ikena will advance expenses, including attorneys’ fees, to its directors and, in the discretion of its board of directors, to its officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of Ikena, subject to limited exceptions.

Ikena has entered into indemnification agreements with several of its directors and executive officers. These agreements provide that Ikena will indemnify each of its directors and executive officers to the fullest extent permitted by Delaware law. Ikena will advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director or executive officer in connection with any proceeding in which indemnification is available and Ikena will indemnify its directors and officers for any action or proceeding arising out of that person’s services as a director or officer brought on behalf of Ikena or in furtherance of Ikena’s rights. Additionally, certain of Ikena’s directors may have certain rights to indemnification, advancement of expenses or insurance provided by their affiliates or other third parties, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, Ikena has agreed in the indemnification agreements that Ikena’s obligations to those same directors are primary and any obligation of such affiliates or other third parties to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.
Ikena also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.
Pursuant to the Merger Agreement, from the first effective time through the sixth anniversary of the date on which the first effective time occurs, each of Ikena and the combined company agreed to indemnify and hold harmless each of the D&O Indemnified Parties, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Ikena or Inmagene, whether asserted or claimed prior to, at or after the first effective time, in each case, to the fullest extent permitted under Ikena’s organizational documents or Inmagene’s organizational documents, as applicable, or pursuant to any indemnification agreements between Ikena or Inmagene, as applicable, and such D&O Indemnified Parties. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Ikena and the combined company, jointly and severally, upon receipt by Ikena or the combined company from the D&O Indemnified Party of a request for such advancement; provided that any such person to whom expenses are advanced provides an undertaking to Ikena, to the extent then required by the DGCL or CICA, as applicable, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Without otherwise limiting the D&O Indemnified Parties’ rights with regards to counsel, following the first effective time, the D&O Indemnified Parties will be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by the D&O Indemnified Parties.
The provisions of Ikena’s charter and bylaws with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Ikena that are presently set forth in Ikena’s charter and bylaws will not be amended, modified or repealed for a period of six years from the first effective time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the first effective time, were officers or directors of Ikena, unless such modification is required by applicable law. The organizational documents of the combined company will contain, and Ikena will cause the combined company’s organizational documents to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in Inmagene M&A.
From and after the first effective time, (i) the combined company will fulfill and honor in all respects the obligations of Inmagene to its D&O Indemnified Parties as of immediately prior to the closing pursuant to any indemnification provisions under Inmagene’s M&A and pursuant to any indemnification agreements between Inmagene and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the first effective time and (ii) Ikena will fulfill and honor in all respects the obligations of Ikena to its D&O Indemnified Parties as of immediately prior to the closing pursuant to any indemnification provisions under Ikena’s organizational documents and pursuant to any indemnification agreements between Ikena and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the first effective time.
From and after the first effective time, Ikena will maintain directors’ and officers’ liability insurance policies, with an effective date as of the closing date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Ikena. In addition, Ikena shall purchase, prior to the first effective time, a six-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Ikena’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the first effective time with respect to any claim related to any period of time at or prior to the first effective time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Ikena’s existing policies as of the date of the Merger Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Ikena by reason of him or her serving in such capacity that existed or occurred at or prior to the first effective time (including in connection with the Merger Agreement or the contemplated transactions).
The foregoing provisions of the Merger Agreement are intended to be in addition to the rights otherwise available to the current and former officers and directors of Ikena and Inmagene by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their representatives. In the event Ikena or the combined company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other person and will not be the continuing or combined company or entity of such consolidation or Merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Ikena or the combined company, as the case may be, will succeed to such indemnification obligation.

Item 21.	Exhibits and Financial Statement Schedules
(a)	Exhibit Index
A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.
(b)	Financial Statements
The financial statements filed with this registration statement on Form S-4 are set forth on the Financial Statement Index and is incorporated herein by reference.
Item 22.	Undertakings
(a)	The registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, if a primary offering of securities of the undersigned registrant is deemed to occur pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, and if the securities are deemed to be offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(7)
That every prospectus (i) that is filed pursuant to paragraph (g)(1) of Item 512 of Regulation S-K or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(9)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Exhibit Number	Description
2.1†
Agreement and Plan of Merger and Reorganization, dated as of December 23, 2024, by and among Ikena Oncology, Inc., Insight Merger Sub I, Insight Merger Sub II and Inmagene Biopharmaceuticals (included as Annex A to the proxy statement/prospectus).

2.2
Agreement and Plan of Merger by and among Ikena Oncology, Inc., Arrys Merger Sub, Inc., Arrys Therapeutics, Inc. and OrbiMed Private Investments VI, LP, as stockholder representative, dated as of December 18, 2018 (incorporated by reference to Exhibit 2.1 to Ikena Oncology, Inc.’s Registration Statement on Form S-1 (File No. 333-253919) filed with the Securities and Exchange Commission on March 5, 2021).

2.3†
Agreement and Plan of Merger by and among Ikena Oncology, Inc., AMI Merger Sub, Inc., Amplify Medicines, Inc. and Atlas Venture Fund XL, L.P., as stockholder representative, dated as of October 1, 2020 (incorporated by reference to Exhibit 2.2 to Ikena Oncology, Inc.’s Registration Statement on Form S-1 (File No. 333-253919) filed with the Securities and Exchange Commission on March 5, 2021).

2.4
Agreement and Plan of Merger by and among Ikena Oncology, Inc., Portsmouth Merger Sub I, Inc., Portsmouth Merger Sub II, LLC, Pionyr Immunotherapeutics, Inc. and Fortis Advisors LLC, as securityholder agent, dated as of August 4, 2023 (incorporated by reference to Exhibit 2.1 to Ikena Oncology, Inc.’s Current Report on Form 8-K (File No. 001-40287) filed with the Securities and Exchange Commission on August 7, 2023).

3.1
Fifth Amended and Restated Certificate of Incorporation of Ikena Oncology, Inc. (incorporated by reference to Exhibit 3.1 to Ikena Oncology, Inc.’s Current Report on Form 8-K (File No. 001-40287) filed with the Securities and Exchange Commission on March 30, 2021).

3.2
Amended and Restated Bylaws of Ikena Oncology, Inc. (incorporated by reference to Exhibit 3.2 to Ikena Oncology, Inc.’s Current Report on Form 8-K (File No. 001-40287) filed with the Securities and Exchange Commission on March 30, 2021).

3.3
Certificate of Designations of Series A Non-Voting Convertible Preferred Stock of Ikena Oncology, Inc. (incorporated by reference to Exhibit 3.1 to Ikena Oncology, Inc.’s Current Report on Form 8-K (File No. 001-40287) filed with the Securities and Exchange Commission on August 7, 2023).

4.1
Specimen Common Stock Certificate of Ikena Oncology, Inc. (incorporated by reference to Exhibit 4.1 to Ikena Oncology, Inc.’s Registration Statement on Form S-1/A (File No. 333-253919) filed with the Securities and Exchange Commission on March 22, 2021).

4.2
Fourth Amended and Restated Investors’ Rights Agreement by and among Ikena Oncology, Inc. and certain of its stockholders, dated as of December 18, 2020 (incorporated by reference to Exhibit 4.2 to Ikena Oncology, Inc.’s Registration Statement on Form S-1 (File No. 333-253919) filed with the Securities and Exchange Commission on March 5, 2021).

4.3
Form of Senior Indenture between Ikena Oncology, Inc. and one or more trustees to be named (incorporated by reference to Exhibit 4.5 to Ikena Oncology, Inc.'s Registration Statement on Form S-3 (File No. 333-264517) filed with the Securities and Exchange Commission on April 27, 2022).

4.4
Form of Subordinated Indenture between Ikena Oncology, Inc. and one or more trustees to be named (incorporated by reference to Exhibit 4.6 to Ikena Oncology, Inc.’s Registration Statement on Form S-3 (File No. 333-264517) filed with the Securities and Exchange Commission on April 27, 2022).

5.1**	Opinion of Goodwin Procter LLP, counsel of Ikena Oncology, Inc.

Exhibit Number	Description
10.1***+	Inmagene Biopharmaceuticals 2019 Stock Incentive Plan, and form of stock option notice, and award agreement and restricted stock unit award agreement thereunder.

10.2+	Proposed 2025 Equity Incentive Plan of ImageneBio, Inc. (included as Annex J to the proxy statement/prospectus and incorporated herein by reference).

10.3+	Proposed 2025 Employee Stock Purchase Plan of ImageneBio, Inc. (included as Annex K to the proxy statement/prospectus and incorporated herein by reference).

10.4***+	Form of Indemnification Agreement between ImageneBio, Inc. and each of its directors and executive officers.

10.5***+	Offer Letter, dated December 26, 2022, by and between Inmagene Biopharmaceuticals and Jonathan Wang.

10.6***+	Offer Letter, dated December 11, 2022, by and between Inmagene Biopharmaceuticals and Yufang Lu.

10.7***+	Offer Letter, dated October 10, 2023, by and between Inmagene Biopharmaceuticals and Erin Butler.

10.8***+	Severance Rights Agreement, dated March 6, 2025, by and between Inmagene Biopharmaceuticals and Jonathan Wang.

10.9***+	Severance Rights Agreement, dated October 8, 2024, by and between Inmagene Biopharmaceuticals and Yufang Lu.

10.10***+	Severance Rights Agreement, dated October 21, 2024, by and between Inmagene Biopharmaceuticals and Erin Butler.

10.11***†#
Collaboration, Option and License Agreement, dated January 5, 2021, by and between Inmagene Biopharmaceuticals and HUTCHMED Limited (formerly known as Hutchison MediPharma Limited), as amended on April 21, 2023 and December 15, 2023.

10.12*#	Cell Line License Agreement, dated as of February 26, 2021, by and between Inmagene Biopharmaceuticals and WuXi Biologics (Hong Kong) Limited.

10.13+
2016 Stock Incentive Plan of Ikena Oncology, Inc., and form of award agreements thereunder (incorporated by reference to Exhibit 10.1 to Ikena Oncology, Inc.’s Registration Statement on Form S-1 (File No. 333-253919) filed with the Securities and Exchange Commission on March 5, 2021).

10.14+
2021 Stock Option and Incentive Plan of Ikena Oncology, Inc., and for of award agreements thereunder (incorporated by reference to Exhibit 10.2 to Ikena Oncology, Inc.’s Registration Statement on Form S-1/A (File No. 333-253919) filed with the Securities and Exchange Commission on March 22, 2021).

10.15+
2021 Employee Stock Purchase Plan of Ikena Oncology, Inc. (incorporated by reference to Exhibit 10.3 to Ikena Oncology, Inc.’s Registration Statement on Form S-1/A (File No. 333-253919) filed with the Securities and Exchange Commission on March 22, 2021).

10.16+
Amended and Restated Non-Employee Director Compensation Policy of Ikena Oncology, Inc. (incorporated by reference to Exhibit 10.4 to Ikena Oncology, Inc.’s Annual Report on Form 10-K (File No. 001-40287) filed with the Securities and Exchange Commission on March 14, 2023).

Exhibit Number	Description
10.17+
Form of Indemnification Agreement, between Ikena Oncology, Inc. and each of its directors and executive officers (incorporated by reference to Exhibit 10.5 to Ikena Oncology, Inc.’s Registration Statement on Form S-1/A (File No. 333-253919) filed with the Securities and Exchange Commission on March 22, 2021).

10.18+
Form of Amended and Restated Employment Agreement of Ikena Oncology, Inc. (incorporated by reference to Exhibit 10.6 to Ikena Oncology, Inc.’s Registration Statement on Form S-1/A (File No. 333-253919) filed with the Securities and Exchange Commission on March 22, 2021).

10.19
License Agreement, by and between Ikena Oncology, Inc. and AskAt, Inc., dated as of December 14, 2017, as amended (incorporated by reference to Exhibit 10.7 to Ikena Oncology, Inc.’s Registration Statement on Form S-1 (File No. 333-253919) filed with the Securities and Exchange Commission on March 05, 2021).

10.20
Master Collaboration Agreement, by and between Ikena Oncology, Inc. and Celgene Corporation (now Bristol-Myers Squibb), dated as of January 14, 2019 (incorporated by reference to Exhibit 10.8 to Ikena Oncology, Inc.’s Registration Statement on Form S-1 (File No. 333-253919) filed with the Securities and Exchange Commission on March 5, 2021).

10.21
Patent License Agreement, by and between Ikena Oncology, Inc. and The University of Texas at Austin, on behalf of the Board of Regents of the University of Texas System, dated as of March 29, 2015, as amended (incorporated by reference to Exhibit 10.9 to Ikena Oncology, Inc.’s Registration Statement on Form S-1 (File No. 333-253919) filed with the Securities and Exchange Commission on March 5, 2021).

10.22
Lease Agreement, between Ikena Oncology, Inc. and OPG MP Parcel Owner (DE) LLC, dated July 31, 2020 (incorporated by reference to Exhibit 10.10 to Ikena Oncology, Inc.’s Registration Statement on Form S-1 (File No. 333-253919) filed with the Securities and Exchange Commission on March 5, 2021).

10.23
Contingent Value Rights Agreement, by and between Ikena Oncology, Inc. and Computershare Trust Company N.A., as rights agent, dated as of August 4, 2023 (incorporated by reference to Exhibit 10.1 to Ikena Oncology, Inc.’s Current Report on Form 8-K (File No. 001-40287) filed with the Securities and Exchange Commission on August 7, 2023).

10.24+
Retention Award Agreement, dated July 1, 2024, by and between Ikena Oncology, Inc. and Mark Manfredi, Ph.D. (incorporated by reference to Exhibit 10.10 to Ikena Oncology, Inc.’s Annual Report on Form 10-K (File No. 001-40287) filed with the Securities and Exchange Commission on March 6, 2025).

10.25+
Retention Award Agreement, Dated July 1, 2024, by and between Ikena Oncology, Inc. and Jotin Marango, M.D., Ph.D. (incorporated by reference to Exhibit 10.11 to Ikena Oncology, Inc.’s Annual Report on Form 10-K (File No. 001-40287) filed with the Securities and Exchange Commission on March 6, 2025).

10.26†
Form of Subscription Agreement, dated as of December 23, 2024, by and among Ikena and certain parties thereto (incorporated by reference to Exhibit 10.7 to Ikena Oncology, Inc.’s Current Report on Form 8-K (File No. 001-40287) filed with the Securities and Exchange Commission on December 23, 2024).

10.27†#
Loan and Security Agreement, dated December 23, 2024, by and between Ikena Oncology, Inc. and Inmagene Biopharmaceuticals (incorporated by reference to Exhibit 10.3 to Ikena Oncology, Inc.’s Current Report on Form 8-K (File No. 001-40287) filed with the Securities and Exchange Commission on December 23, 2024).

Exhibit Number	Description
10.28#+
Consulting Agreement, dated February 4, 2025, by and between Ikena Oncology, Inc. and Caroline Germa, M.D. (incorporated by reference to Exhibit 10.17 to Ikena Oncology, Inc.’s Annual Report on Form 10-K (File No. 001-40287) filed with the Securities and Exchange Commission on March 6, 2025).

10.29+
Separation Agreement, dated February 13, 2025, by and between Ikena Oncology, Inc. and Caroline Germa, M.D. (incorporated by reference to Exhibit 10.18 to Ikena Oncology, Inc.’s Annual Report on Form 10-K (File No. 001-40287) filed with the Securities and Exchange Commission on March 6, 2025).

10.30+
Retention Bonus Agreement, dated February 22, 2025, by and between Ikena Oncology, Inc. and Jotin Marango, M.D., Ph.D. (incorporated by reference to Exhibit 10.19 to Ikena Oncology, Inc.’s Annual Report on Form 10-K (File No. 001-40287) filed with the Securities and Exchange Commission on March 6, 2025).

19.1
Insider Trading Policy of Ikena Oncology, Inc. (incorporated by reference to Exhibit 19.1 to Ikena Oncology, Inc.’s Annual Report on Form 10-K (File No. 001-40287) filed with the Securities and Exchange Commission on March 6, 2025).

21.1
List of Subsidiaries of Ikena Oncology, Inc. (incorporated by reference to Exhibit 21.1 to Ikena Oncology, Inc.’s Registration Statement on Form S-1 (File No. 333-253919) filed with the Securities and Exchange Commission on March 5, 2021).

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm of Inmagene Biopharmaceuticals.

23.2*	Consent of Ernst & Young LLP, independent registered public accounting firm of Ikena Oncology, Inc.

23.3**	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1***	Power of Attorney (included on signature page of Form S-4 (No. 333-285881) filed on March 18, 2025).

99.1
Proposed form of Certificate of Amendment of Certificate of Incorporation of Ikena Oncology, Inc.—Reverse Stock Split (included as Annex I to the proxy statement/prospectus and incorporated herein by reference).

99.2*	Consent of Leerink Partners LLC.

99.3**	Consent of to serve as a director of Ikena Oncology, Inc., to be renamed ImageneBio, Inc.

99.4**	Consent of to serve as a director of Ikena Oncology, Inc., to be renamed ImageneBio, Inc.

99.5**	Consent of to serve as a director of Ikena Oncology, Inc., to be renamed ImageneBio, Inc.

99.6**	Consent of to serve as a director of Ikena Oncology, Inc., to be renamed ImageneBio, Inc.

99.7**	Consent of to serve as a director of Ikena Oncology, Inc., to be renamed ImageneBio, Inc.

99.8**	Consent of to serve as a director of Ikena Oncology, Inc., to be renamed ImageneBio, Inc.

99.9**	Consent of to serve as a director of Ikena Oncology, Inc., to be renamed ImageneBio, Inc.

101.INS***	Inline XBRL Instance Document-the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

Exhibit Number	Description
101.SCH***	Inline XBRL Taxonomy Extension Schema Document.

101.CAL***	Inline XBRL Taxonomy Calculation Linkbase Document.

101.DEF***	Inline XBRL Taxonomy Definition Linkbase Document.

101.LAB***	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE***	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101).

107***	Calculation of filing fee table.

*	Filed herewith.
**	To be filed by amendment.
***	Previously filed.
†
The annexes, schedules, and certain exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the Commission upon request.

#
Certain information, schedules and exhibits have been omitted pursuant to Items 601(a)(5) and 601(a)(6) of Regulation S-K, as applicable. A copy of any omitted information, schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

+	Indicates management contract or compensatory plan.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boston, Commonwealth of Massachusetts, on April 21, 2025.

IKENA ONCOLOGY, INC.

By:	/s/ Jotin Marango
Name:	Jotin Marango, M.D., Ph.D.
Title:	Chief Financial Officer, Chief Operating Officer and Head of Corporate Development

Pursuant to the requirements of the Securities Act this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark Manfredi	President and Chief Executive Officer (Principal Executive Officer)	April 21, 2025
Mark Manfredi, Ph.D.

/s/ Jotin Marango	Chief Financial Officer, Chief Operating Officer and Head of Corporate Development (Principal Financial Officer and Principal Accounting Officer)	April 21, 2025
Jotin Marango, M.D., Ph.D.

*	Director	April 21, 2025
Owen Hughes

*	Director	April 21, 2025
David Bonita

*	Director	April 21, 2025
Iain D. Dukes, D.Phil.

*	Director	April 21, 2025
Jean-François Formela, M.D.

*	Director	April 21, 2025
Maria Koehler, M.D., Ph.D.

*	Director	April 21, 2025
Otello Stampacchia, Ph.D.

*	Director	April 21, 2025
Richard Wooster, Ph.D.

*By: /s/ Jotin Marango
Attorney-in-Fact